As filed with the Securities and Exchange Commission on February 12, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

A Paradise Acquisition Corp.(1)
(Exact Name of registrant as specified in its charter)

British Virgin Islands(1)	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
For co-registrants, see “Table of Co-Registrants” on the following page.
Claudius Tsang
Chief Executive Officer
The Sun’s Group Center,
29th Floor, 200 Gloucester Road,
Wan Chai, Hong Kong
Telephone: +852 9583 3199
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
1601 Elm Street, Suite 4360
Dallas
TX 75201
Telephone: +1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Xiaoxi Lin John T. Owen Morrison & Foerster LLP 250 West 55th Street New York, New York 10019-9601 Tel: (212) 468-8000	Emily Tabak Enhanced Ltd c/o Enhanced US LLC 169 Madison Avenue, Suite 15101 New York, NY 10016	Alan J. Fishman Matthew B. Goodman Evan S. Simpson Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel: (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant and co-registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
(1) Prior to the consummation of the Mergers (defined below) described in the proxy statement/prospectus forming part of this registration statement, A Paradise intends to effect the Domestication. Following the Domestication and pursuant to the Business Combination Agreement, (i) Enhanced will merge with and into Merger Sub, with Enhanced continuing as the surviving corporation, and immediately thereafter (ii) Enhanced, as the surviving corporation of the First Merger, will merge with and into A Paradise, with A Paradise continuing as the surviving corporation. All securities being registered will be issued by A Paradise (after the Domestication), the continuing entity following the Business Combination, which will be renamed “Enhanced Group Inc.” upon the consummation of the Mergers, as further described in the proxy statement/prospectus.

TABLE OF CO-REGISTRANTS
Exact Name of Co-Registrant as Specified in its Charter (1) (2)	State or Other Jurisdiction of Incorporation or Organization	Primary Industrial Classification Code Number	I.R.S Employer Identification Number
Enhanced Ltd	Cayman Islands	7990	N/A
_______________________
(1)The Co-Registrant has the following principal executive office:
Enhanced Ltd
c/o Enhanced US LLC
169 Madison Avenue, Suite 15101
New York, New York
10016
(2)The agent for service for the Co-Registrant is:
Enhanced US LLC
169 Madison Avenue, Suite 15101
New York, New York
10016
Attn: Emily Tabak, Chief Legal Officer

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2026
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
A PARADISE ACQUISITION CORP.
(A BRITISH VIRGIN ISLANDS BUSINESS COMPANY)
PROSPECTUS FOR     SHARES OF CLASS A COMMON STOCK OF A PARADISE ACQUISITION CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF TEXAS), THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “ENHANCED GROUP INC.”
IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The A Paradise Board has unanimously approved (1) prior to the consummation of the Mergers described in the proxy statement/prospectus, the Domestication; (2) following the Domestication, each of the Mergers of (x) Merger Sub with and into Enhanced, with Enhanced surviving the First Merger as a wholly owned subsidiary of A Paradise and (y) immediately following the First Merger, Enhanced with and into A Paradise, with A Paradise surviving the Second Merger, in each case, pursuant to the terms of the Business Combination Agreement, attached to this proxy statement/prospectus as Annex A and as more fully described elsewhere in this proxy statement/prospectus; (3) the registration by the Registrar of Companies in the Cayman Islands of the Plan of Merger; and (4) the other transactions contemplated by the Business Combination Agreement and documents related thereto. In connection with the Business Combination, A Paradise will change its name to “Enhanced Group Inc.”
As a result of and upon the effective time of the Domestication, among other things, (A) immediately before the effective time of the Domestication, each then-issued and outstanding A Paradise Class B ordinary share shall convert, on a one-for-one basis, into one A Paradise Class A ordinary share, and (B) at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any A Paradise shareholder as of and immediately prior to the time at which the Second Merger becomes effective, (1) each then-issued and outstanding A Paradise Class A ordinary share shall convert automatically, on a one-for-one basis, into a share of Enhanced Group Class A common stock, (2) A Paradise shall authorize Enhanced Group Class B common stock, the terms of which shall, among other things, provide that each share of Enhanced Group Class B common stock shall carry ten votes, (3) each then-issued and outstanding A Paradise Unit shall convert automatically into one Enhanced Group Unit representing one share of Enhanced Group Class A common stock and an Enhanced Group Right (representing a right to receive one-eighth of one share of Enhanced Group Class A common stock), and (C) at the First Effective Time, each then-issued and outstanding Enhanced Group Unit shall be separated into one share of Enhanced Group Class A common stock and one Enhanced Group Right, which shall convert into one-eighth of one share of Enhanced Group Class A common stock. Accordingly, this proxy statement/prospectus covers (1) Enhanced Group Class A common stock to be issued to the shareholders of A Paradise in the Mergers and (2) Enhanced Group Class A common stock to be issued to the holders of A Paradise Units and A Paradise Rights in the Mergers.
The stock consideration to be issued to holders of Enhanced common shares in the Mergers will consist of an aggregate number of shares of Enhanced Group Class A common stock equal to the quotient obtained by dividing (a) the sum of (i) $1,200,000,000 plus (ii) the aggregate proceeds received at or prior to the Closing from the consummation of the Private Placement Investment, by (b) $10.00. As a result of and upon the Closing, among other things and as described further below, all outstanding Enhanced common shares as of immediately prior to the First Effective Time (other than treasury shares and dissenting shares but including Enhanced common shares issuable in respect of the Private Placement Investment) will be cancelled in exchange for the right to receive shares of Enhanced Group Class A common stock based on the Exchange Ratio. In addition, at the First Effective Time, (i) each Enhanced Option outstanding as of immediately prior to the First Effective Time will be converted into an option to acquire shares of Enhanced Group Class A common stock on substantially the same terms, including with respect to vesting, exercisability and termination-related provisions, except that the number of shares of Enhanced Group Class A common stock will equal the number of Enhanced common shares subject to such option multiplied by the Exchange Ratio, rounded down to the nearest whole share, and the per-share exercise price will equal the prior exercise price divided by the Exchange Ratio, rounded up to the nearest full cent; (ii) each Enhanced Top-Up Award outstanding as of immediately prior to the First Effective Time will be converted into the right to receive shares of Enhanced Group Class A common stock subject to substantially the same terms and conditions as were applicable to such award immediately prior to the First Effective Time; (iii) each Enhanced Consultant Warrant outstanding as of immediately prior to the First Effective Time will be converted into a warrant to acquire shares of Enhanced Group Class A common stock upon substantially the same terms and conditions as are in effect with respect to such warrant immediately prior to the First Effective Time, including with respect to vesting, exercisability and termination-related provisions, except that the number of shares will equal the number of Enhanced common shares subject to such warrant multiplied by the Exchange Ratio, rounded down to the nearest whole share, and the per-share exercise price will equal the prior exercise price divided by the Exchange Ratio, rounded up to the nearest full cent; and (iv) investors in the Private Placement Investment will be issued Enhanced Group SAFE Warrants to purchase additional shares of Enhanced Group Class A common stock equal to 50% of the number of shares of Enhanced Group Class A common stock issued upon conversion of the SAFEs (as defined herein), at the same conversion price.
On November 26, 2025, Enhanced entered into the Private Placement Investment, pursuant to which it issued SAFEs to certain investors in an aggregate amount of approximately $40,000,000. Upon consummation of the Business Combination, all outstanding SAFEs will automatically convert, immediately prior to Closing, into Enhanced common shares based on a $1,200,000,000 post-money valuation cap and Enhanced’s fully diluted capitalization, which shares will be exchanged for shares of Enhanced Group Class A common stock. In addition, upon such conversion, the SAFE investors will receive warrants equal to 50% of the number of shares of Enhanced Group Class A common stock issued to them, exercisable at the applicable SAFE conversion price. These conversions and warrant issuances will increase the number of outstanding shares of Enhanced Group Class A common stock and will result in dilution to the ownership interests of A Paradise’s public shareholders.
Accordingly, this proxy statement/prospectus relates to the issuance by Enhanced Group of 153,841,872 shares of Enhanced Group Class A common stock to be issued, comprising the sum of (a) 29,841,667 shares of Enhanced Group Class A common stock to be issued to holders of A Paradise Class A ordinary shares, A Paradise Units and A Paradise Rights in connection with the Domestication and the Mergers; (b) up to 111,426,045 shares of Enhanced Group Class A common stock issuable to holders of Enhanced common shares as stock consideration in the Mergers (including shares issuable in respect of the Private Placement Investment); (c) up to 10,605,864 shares of Enhanced Group Class A common stock issuable upon the exercise following the Mergers of Enhanced Group Options; and (d) up to 1,968,297 shares of Enhanced Group Class A common stock issuable in respect of Enhanced Group SAFE Warrants to be issued to investors in connection with the Private Placement Investment (as more fully described in “BCA Proposal—Related Agreements—Private Placement Investment SAFE Agreements” all of which assumes the pro forma ownership assumptions and also assumes, for illustrative purposes only, that the Closing had been consummated as of January 31, 2026). In addition, the Co-Founder Holders will receive Enhanced Group Class B common stock as specified in the Allocation Statement. For more information, see sections entitled “The BCA Proposal—General Description of the Business Combination—Business Combination Consideration—Stock Consideration” and “Description of Enhanced Group’s Securities—Authorized Capitalization.”
Upon consummation of the Business Combination, Enhanced Group will adopt a dual-class voting structure such that its common stock will consist of Enhanced Group Class A common stock and Enhanced Group Class B common stock. In connection with the Business Combination, and as described above, the Co-Founder Holders will receive Enhanced Group Class B common stock, carrying ten (10) votes per share on all matters submitted to them for a vote, as specified in the Allocation Statement, while the Enhanced Group Class A common stock will carry one (1) vote per share on all matters submitted to them for a vote. Enhanced Group Class A common stock and Enhanced Group Class B common stock vote together as a single class on all matters submitted to a vote of Enhanced Group’s shareholders, except as may otherwise be required by law. The Enhanced Group Class B common stock will have no rights to dividends, distributions or participation in a liquidation of Enhanced Group, nor any other economic rights. Assuming both a maximum redemptions scenario and a no redemptions scenario, it is anticipated that, immediately after the Closing, Apeiron will, directly and/or through its affiliates, beneficially own 96.8% and 96.5%, respectively, of the voting power of Enhanced Group and, as a result, will have the ability to determine all matters requiring approval by stockholders, including the election of directors, amendments to the Organizational Documents and approval of major corporate transactions. See “Risk Factors—Risks Related to the Company’s Dual Share Class Structure—The Company’s dual-class voting structure may render its Class A common stock ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of its Class A common stock.” Accordingly, Enhanced Group will be a controlled company under Section 303A of the NYSE Listed Company Manual. For so long as Enhanced Group remains as a controlled company under that definition, it will be permitted to elect to rely on certain exemptions from corporate governance rules. As a result, holders of Enhanced Group Class A common stock will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Enhanced Group’s status as a controlled company could cause its securities to look less attractive to certain investors or otherwise harm the trading price. See “Risk Factors—Risks Related to the Company’s Share Class Structure—Because the Company is a “controlled company” as defined in the NYSE listing standards, the Company’s shareholders may not have protection of certain corporate governance requirements which otherwise are required by NYSE’s rules.”

There may be actual or potential material conflicts of interest between or among (i) the Sponsor, its affiliates, A Paradise officers, A Paradise directors, or promoters, Enhanced executive officers or Enhanced directors, and (ii) A Paradise’s unaffiliated public shareholders. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination and a material conflict of interest arising from the interests that the Sponsor and its affiliates, A Paradise’s executive officers and directors, or Enhanced’s executive officers and directors have in the Business Combination. See the sections entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities.” In connection with the Business Combination, Apeiron and the Sponsor entered into a Sponsor Equity Agreement, dated as of November 26, 2025, governing their equity arrangements in connection with the Business Combination. Christian Angermayer, who is expected to be a director of Enhanced Group, is the principal shareholder of Apeiron and may be deemed to have interests in the Business Combination that differ from those of A Paradise’s unaffiliated public shareholders. See the sections entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities.” Enhanced’s executive officers and directors hold, or may receive in connection with the Business Combination, stock-based compensation (including options, restricted stock units, performance awards and warrants) that may become unrestricted and freely tradable following the consummation of the Business Combination (subject to lockups and applicable resale restrictions). Sales of such shares could adversely affect the market price of Enhanced Group common stock. See the sections entitled “The BCA Proposal—The Business Combination Agreement—The Enhanced Group Incentive Plans,” “Executive Compensation,” and “Director Compensation.” For further discussion of potential conflicts of interest between the Sponsor, A Paradise’s executive officers and directors, and A Paradise’s unaffiliated public shareholders, see the sections entitled: “Summary of the Proxy Statement/Prospectus—Interests of A Paradise’s Directors and Executive Officers in the Business Combination,” “Risk Factors—Risks Related to the Business Combination and A Paradise—Since the Sponsor and A Paradise’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Enhanced is appropriate as our initial business combination. Such interests include the fact that the Sponsor will lose its entire investment in A Paradise if a business combination is not completed within the Combination Period. Accordingly, the Sponsor, and executive officers and directors may be incentivized to complete the Business Combination, even on terms less favorable to the A Paradise shareholders, instead of liquidating A Paradise,” “The BCA Proposal—Interests of Certain Persons in the Business Combination,” and “Beneficial Ownership of Securities.” For further discussion of potential conflicts of interest between Enhanced’s executive officers and directors and A Paradise’s unaffiliated public shareholders, see the sections entitled: “Interests of Enhanced’s Directors and Officers in the Business Combination,” and “Beneficial Ownership of Securities.”
Currently, Enhanced is an exempted company incorporated under the laws of the Cayman Islands. After the Business Combination, Enhanced Group will be a holding company primarily administering its business in the U.S. through its subsidiaries. U.S. laws, regulations, and rules may restrict and impose conditions on direct foreign investment in certain types of business. For a summary, see “Information about Enhanced.”
Pursuant to the APAD BVI Charter, A Paradise is providing its public shareholders with the opportunity to redeem all or a portion of their A Paradise Class A ordinary shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding A Paradise Class A ordinary shares that were sold as part of the A Paradise private units in a private placement consummated by A Paradise simultaneously with the closing of A Paradise’s IPO, subject to the limitations described therein. A Paradise estimates that the per-share price at which public shares may be redeemed from cash held in the Trust Account will be approximately $[          ] at the time of the extraordinary general meeting. A Paradise’s public shareholders may elect to redeem their shares even if they vote against any Proposal or do not vote at all. A Paradise has no specified maximum redemption threshold under APAD BVI Charter. Holders of outstanding A Paradise Rights do not have redemption rights in connection with the Business Combination. In addition, the Sponsor and certain other shareholders of A Paradise have agreed not to exercise any redemption rights in connection with the Business Combination, as described immediately below.
A Paradise is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments or postponements of the extraordinary general meeting. Pursuant to the A Paradise Holder Support Agreement and the Letter Agreement, the Initial Shareholders, who as of the Record Date owned 400,000 A Paradise private units and 6,666,667 A Paradise Class B ordinary shares, or approximately 25.9% of the outstanding A Paradise ordinary shares, and CCM, who as of the Record Date owned 200,000 A Paradise private units, or approximately 0.7% of the outstanding A Paradise ordinary shares, have agreed to vote all their shares in favor of the BCA Proposal and the Domestication Proposal, which transactions comprise the Business Combination, and intend to vote for the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.
The following is a summary of the material equity interests, compensation arrangements and other financial benefits received or to be received by the Sponsor and its affiliates in connection with the Business Combination and related financing transactions.

	Interest in Securities	Other Compensation
Sponsor
The Sponsor paid $25,000, or approximately $0.004 per share for its A Paradise Class B ordinary shares purchased in connection with A Paradise’s formation. The Sponsor also paid $4,000,000, or approximately $10.00 per unit for its Private Placement Units purchased in connection with the IPO. The Sponsor currently holds 400,000 Private Placement Units and 6,666,667 A Paradise Class B ordinary shares. At Closing, the Sponsor will hold a total of 7,116,667 shares of Enhanced Group Class A common stock, consisting of such converted from (i) 6,666,667 A Paradise Class A ordinary shares from the A Paradise Class B ordinary shares on a one-to-one basis, (ii) 400,000 A Paradise Class A ordinary shares underlying the Private Placement Units, and (iii) 50,000 A Paradise Class A ordinary shares issuable upon conversion of the private placement rights underlying the Private Placement Units.

At Closing, pursuant to the Business Combination Agreement, Enhanced Group will use cash from the Trust Account to pay A Paradise transaction expenses and to reimburse or pay the Sponsor or its affiliates for any outstanding loans or other obligations of A Paradise to the Sponsor or its affiliates. A Paradise currently estimates that the total amount payable for A Paradise transaction expenses and any outstanding loans or other obligations of A Paradise to the Sponsor is approximately $3,000,000.

The Sponsor intends to transfer an aggregate of 60,000 of its founder shares, or 20,000 each, to A Paradise’s three independent directors, and an aggregate of 25,000 founder shares to A Paradise’s advisor, at the consummation of an initial business combination.

Any finance transaction costs in connection with an intended initial business combination would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such working capital loans may be convertible into units, at a price of $10.00 per unit, upon consummation of an initial business combination. The units would be identical to the Private Placement Units that the Sponsor purchased in connection with the IPO. As of December 31, 2025, no such Working Capital Loans were outstanding.

The non-voting Sponsor investors had purchased, indirectly, through the purchase of non-voting interests in the Sponsor, the Non-Voting Private Placement Units at a price of $10.00 per unit ($1,300,000 in the aggregate). In connection with the non-voting Sponsor investors indirectly purchasing, through the Sponsor, the Non-Voting Private Placement Units allocated to the non-voting sponsor investors in connection with the closing of the IPO, the Sponsor issued the Non-Voting Sponsor Shares at a nominal purchaser price to the non-voting Sponsor investors at the closing of the IPO, reflecting interests in an aggregate of 1,368,421 Founder Shares held by the Sponsor. On December 19, 2025, an affiliate of the Sponsor purchased all of the issued and outstanding Non-Voting Sponsor Shares from the non-voting Sponsor investors.

A Paradise has agreed to reimburse the Sponsor and its affiliates for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of December 31, 2026, A Paradise has not incurred any out-of-pocket expenses and has not reimbursed the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing the Business Combination.

A Paradise is not prohibited from paying any fees (including advisory, consulting, success or finder fees), reimbursements or cash payments to the Sponsor, its officers or directors, or its or their affiliates, for services rendered to A Paradise prior to or in connection with the consummation of A Paradise’s initial business combination.

	Interest in Securities	Other Compensation

In the case that additional A Paradise Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the Closing, the ratio at which the A Paradise Class B ordinary shares convert into A Paradise Class A ordinary shares may be adjusted (unless the holders of a majority of the outstanding A Paradise Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of A Paradise Class A ordinary shares issuable upon conversion of all A Paradise Class B ordinary shares will equal, in the aggregate, 25% of the sum of all ordinary shares issued and outstanding upon completion of the IPO, including pursuant to the over-allotment option, plus all A Paradise Class A ordinary shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued in connection with or in relation to the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination or any private placement-equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company.

A Paradise has agreed to indemnify and hold harmless the A Paradise Indemnified Parties, in each case against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable organizational documents to indemnify such person.

Sponsor Equity Agreement
The Sponsor has entered into a Sponsor Equity Agreement which grants the Sponsor a Put Option and Apeiron a Call Option, at a maximum purchase price for the Put Option and the Call Option in the range of $6,700,000 to $9,000,000 and in the range of $11,000,000 to $15,500,000, respectively, reducing the economic exposure of the Sponsor to trading prices following the Closing. These Put Option and Call Option arrangements have the effect of imposing a floor and cap on the Sponsor’s return in respect of its investment in A Paradise at $1.21 and $2.18 per share of Enhanced Group Class A common stock. Further, Apeiron has already deposited $5,500,000 with the Sponsor, creditable against such call option and put option arrangements, and repayable only in very narrow circumstances.

Additionally, the Sponsor Equity Agreement provides for the payment by the Sponsor to Apeiron of a termination fee of up to $4,875,000 under certain circumstances if the Business Combination Agreement is terminated due to a willful breach by A Paradise or its affiliates, including the Sponsor. The amount of the termination fee is subject to specific milestones relating to the preparation and filing of the proxy statement/registration statement for the Business Combination.

For more information, see “Risk Factors—Risks Related to the Business Combination and A Paradise—A Paradise shareholders will experience immediate dilution as a consequence of, among other transactions, the issuance of Enhanced Group common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that A Paradise’s current shareholders have on the management of Enhanced Group.”
Each shareholder’s vote is very important. Whether or not you plan to participate in the extraordinary general meeting, please submit your proxy card without delay. Shareholders may revoke proxies at any time before they are voted at the extraordinary general meeting. Voting by proxy will not prevent a shareholder from voting at the extraordinary general meeting if such shareholder subsequently chooses to participate in the extraordinary general meeting.
The A Paradise Board has unanimously approved the Business Combination Agreement and the transactions comprising the Business Combination and determined that each of the proposals to be presented at the extraordinary general meeting is in the best interests of A Paradise and its shareholders and recommends that A Paradise shareholders vote “FOR” approval of each of the Proposals. In reaching its determination, the A Paradise Board received and considered the written fairness opinion of Roma, dated November 20, 2025 and the third party valuation report by Migo, dated November 20, 2025, to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications described in the opinion and report, the consideration to be paid by A Paradise pursuant to the Business Combination is fair, from a financial point of view, to A Paradise and its shareholders. The directors of A Paradise did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination Agreement and/or preparing a report concerning the approval of the Business Combination. When you consider the A Paradise Board’s recommendation of these Proposals, you should keep in mind that A Paradise’s directors and officers have interests in the Business Combination that may conflict with or differ from your interests as a shareholder. See “Summary of the Proxy Statement/Prospectus— Interests of Enhanced’s Directors and Officers in the Business Combination” and “Summary of the Proxy Statement/Prospectus— Interests of A Paradise’s Directors and Executive Officers in the Business Combination” for additional information. The Sponsor will receive Enhanced Group Class A common stock in connection with the Business Combination. These securities issuances are expected to result in material dilution of the equity interests of non-redeeming shareholders who hold the securities until the Closing. For more details on the interests of the Sponsor and A Paradise’s officers and directors, see “Risk Factors — Risks Related to the Business Combination and A Paradise —A Paradise shareholders will experience immediate dilution as a consequence of, among other transactions, the issuance of Enhanced Group common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that A Paradise’s current shareholders have on the management of Enhanced Group.”
Enhanced Group will be an “emerging growth company” as defined in the JOBS Act and will therefore be eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.
The accompanying proxy statement/prospectus provides A Paradise shareholders with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of A Paradise shareholders. We encourage you to read the entire accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 116 of the accompanying proxy statement/prospectus.
The A Paradise Units, A Paradise Class A ordinary shares and A Paradise Rights are currently listed on Nasdaq under the symbols “APADU,” “APAD” and “APADR,” respectively. A Paradise will apply for listing, to be effective at the time of the Business Combination, of the Enhanced Group Class A common stock on NYSE under the proposed symbol “ENHA.” It is a condition of the Closing that A Paradise receives confirmation from NYSE that the securities have been conditionally approved for listing on NYSE, but there can be no assurance such listing conditions will be met or that A Paradise will obtain such confirmation from NYSE. As such, A Paradise cannot assure you that the Enhanced Group Class A common stock will be approved for listing on NYSE, or that a viable and active trading market will develop. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination will not close unless the listing condition set forth in the Business Combination Agreement is waived by the applicable parties.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated [               ], 2026, and is first being mailed to A Paradise’s shareholders on or about [               ], 2026.

A PARADISE ACQUISITION CORP.
A British Virgin Islands Business Company
(Company Number 2111310)
The Sun’s Group Center,
29th Floor, 200 Gloucester Road,
Wan Chai,
Hong Kong
Dear A Paradise Acquisition Corp. Shareholders:
You are cordially invited to attend the extraordinary general meeting of A Paradise, company number 2111310, at [               ], on [               ], at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019-9601 or virtually via live webcast at https://www.[               ], or at such other time, on such other date and at such other place to which the meeting may be adjourned.
At the extraordinary general meeting, A Paradise shareholders will be asked to consider and vote upon the BCA Proposal, to, among other things, (i) approve and adopt the Business Combination Agreement and (ii) the registration by the Registrar of Companies in the Cayman Islands of the Plan of Merger. The Business Combination Agreement provides for, among other things, following the Domestication, the mergers of (x) Merger Sub with and into Enhanced, with Enhanced surviving the merger as a wholly owned subsidiary of A Paradise, and (y) Enhanced with and into A Paradise, with A Paradise surviving the merger and changing its name to Enhanced Group Inc., in each case in accordance with the terms and subject to the conditions of the Business Combination Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus.
As a condition to the consummation of the Mergers, the A Paradise Board has unanimously approved the Domestication. As described in this proxy statement/prospectus, A Paradise Class B ordinary shareholders will be asked to consider and vote upon the Domestication Proposal. In connection with the Business Combination, A Paradise will change its name to “Enhanced Group Inc.” As a result of and upon the effective time of the Domestication, among other things, (A) immediately before the effective time of the Domestication, each then-issued and outstanding A Paradise Class B ordinary share shall convert, on a one-for-one basis, into one A Paradise Class A ordinary share, (B) at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any A Paradise shareholder as of and immediately prior to the time at which the Second Merger becomes effective, (1) each then-issued and outstanding A Paradise Class A ordinary share shall convert automatically, on a one-for-one basis, into a share of Enhanced Group Class A common stock, (2) A Paradise shall authorize Enhanced Group Class B common stock, the terms of which shall, among other things, provide that each share of Enhanced Group Class B common stock shall carry ten votes, (3) each then-issued and outstanding A Paradise Unit shall convert automatically into one Enhanced Group Unit representing one share of Enhanced Group Class A common stock and an Enhanced Group Right (representing a right to receive one-eighth of one share of Enhanced Group Class A common stock), and (C) at the First Effective Time, each then-issued and outstanding Enhanced Group Unit shall be separated into one share of Enhanced Group Class A common stock and one Enhanced Group Right, which shall convert into one-eighth of one share of Enhanced Group Class A common stock; and (D) a sufficient number of shares will be authorized to effect the transactions contemplated under the Business Combination Agreement and under the Ancillary Agreements.
You will also be asked to consider and vote upon four separate proposals to approve the material differences between the APAD BVI Charter and the Proposed Organizational Documents. You will also be asked to consider and vote upon the Stock Issuance Proposal, a proposal to approve and adopt the Founder Plan Proposal, a proposal to approve and adopt the Omnibus Incentive Plan Proposal, a proposal to approve and adopt the ESPP Proposal, and, if necessary, a proposal to approve and adopt the Adjournment Proposal. In addition, A Paradise Class B ordinary shareholders will be asked to vote on the Domestication Proposal and the Director Election Proposal. The Business Combination will close only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal are approved at the extraordinary general meeting. Each of these Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not
i

conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
As a result of and upon the Closing, among other things and as described further below, all outstanding Enhanced common shares as of immediately prior to the First Effective Time (other than treasury shares and dissenting shares but including Enhanced shares issuable in respect of the SAFEs entered into pursuant to the Private Placement Investment) will be cancelled in exchange for the right to receive Enhanced Group Class A common stock based on the Exchange Ratio. In addition, at the First Effective Time, (i) each Enhanced Option outstanding as of immediately prior to the First Effective Time will be converted into an option to acquire shares of Enhanced Group Class A common stock on substantially the same terms, including with respect to vesting, exercisability and termination-related provisions, except that the number of shares of Enhanced Group Class A common stock will equal the number of Enhanced common shares subject to such option multiplied by the Exchange Ratio, rounded down to the nearest whole share, and the per-share exercise price will equal the prior exercise price divided by the Exchange Ratio, rounded up to the nearest full cent; (ii) each Enhanced Top-Up Award outstanding as of immediately prior to the First Effective Time will be converted into the right to receive shares of Enhanced Group Class A common stock subject to substantially the same terms and conditions as were applicable to such award immediately prior to the First Effective Time; (iii) each Enhanced Consultant Warrant outstanding as of immediately prior to the First Effective Time will be converted into a warrant to acquire shares of Enhanced Group Class A common stock upon substantially the same terms and conditions as are in effect with respect to such warrant immediately prior to the First Effective Time, including with respect to vesting, exercisability and termination-related provisions, except that the number of shares will equal the number of Enhanced common shares subject to such warrant multiplied by the Exchange Ratio, rounded down to the nearest whole share, and the per-share exercise price will equal the prior exercise price divided by the Exchange Ratio, rounded up to the nearest full cent; and (iv) investors in the Private Placement Investment will be issued Enhanced Group SAFE Warrants to purchase additional shares of Enhanced Group Class A common stock equal to 50% of the number of shares of Enhanced Group Class A common stock issued upon conversion of the SAFEs, at the same conversion price. The Enhanced Group Class A common stock will carry one (1) vote per share while the Enhanced Group Class B common stock will carry ten (10) votes per share. Only the Co-Founder Holders will receive Enhanced Group Class B common stock.
In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the Closing Date. For additional information, see the section entitled “BCA Proposal—Related Agreements” in the accompanying proxy statement/prospectus.
Pursuant to the APAD BVI Charter, a shareholder of public shares, which excludes shares held by the Sponsor, may request that A Paradise redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and A Paradise Rights prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and A Paradise Rights, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “FOR” the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Enhanced Group will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable). For illustrative purposes, as of [          ], 2026 this would have amounted to approximately $[          ] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Enhanced Group Class A common stock that will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of A Paradise—Redemption Rights” in the accompanying proxy statement/

prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
The Sponsor has agreed, among other things, to vote in favor of the Business Combination Agreement and the transactions contemplated thereby, and to waive its redemption rights in connection with the Closing with respect to any A Paradise ordinary shares held by it, in each case, subject to the terms and conditions contemplated by the A Paradise Holder Support Agreement and the Letter Agreement. The A Paradise ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 25.9% of the issued and outstanding A Paradise ordinary shares.
It is anticipated that, upon Closing, A Paradise’s public shareholders would retain an ownership interest of approximately 15% of Enhanced Group; CCM, the Sponsor, officers, directors and other holders of founder shares would retain collectively an ownership interest of approximately 5% in Enhanced Group; and Enhanced Shareholders would own approximately 80% of the outstanding shares of Enhanced Group Class A common stock. These relative percentages are subject to the pro forma assumptions set out at “Share Calculations and Ownership Percentages.” If any of A Paradise’s existing public shareholders exercise their redemption rights, the anticipated aggregate percentage ownership of A Paradise’s existing shareholders will be reduced. See the section entitled “Summary of the Proxy Statement/Prospectus—The Parties to the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
The A Paradise Units, A Paradise Class A ordinary shares and A Paradise Rights are currently listed on Nasdaq under the symbols “APADU,” “APAD” and “APADR,” respectively. A Paradise will apply for listing, to be effective at the time of the Business Combination, of the Enhanced Group Class A common stock on NYSE under the proposed symbol “ENHA.” It is a condition of the Closing that A Paradise receives confirmation from NYSE that the securities have been conditionally approved for listing on NYSE, but there can be no assurance such listing conditions will be met or that A Paradise will obtain such confirmation from NYSE. As such, A Paradise cannot assure you that Enhanced Group’s Class A common stock will be approved for listing on NYSE.
A Paradise’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Summary of the Proxy Statement/Prospectus—Proposals to be Put to the Shareholders of A Paradise at the Extraordinary General Meeting—Interests of A Paradise’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations, and “—Compensation Received by the Sponsor and its Affiliates” for a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Enhanced Group to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.
For more information, see “Risk Factors—Risks Related to the Business Combination and A Paradise—A Paradise shareholders will experience immediate dilution as a consequence of, among other transactions, the issuance of Enhanced Group common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that A Paradise’s current shareholders have on the management of Enhanced Group.”
The Business Combination Agreement provides that the obligations of Enhanced to consummate the Mergers are conditioned on, among other things, the occurrence of the consummation of a private placement resulting in proceeds to Enhanced in an amount equal to at least $40,000,000.
The Business Combination Agreement is also subject to the satisfaction or waiver of certain closing conditions as described in this proxy statement/prospectus, including the absence of a material adverse effect on Enhanced and the approval of the Business Combination Agreement and the transactions contemplated thereby, by (a) the passing of a special resolution by Enhanced Shareholders, (b) the written consent of Apeiron Incubation Limited, and (c) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Enhanced Preferred Shares, voting as a single class and on an as-converted basis, in each case in accordance with the terms and subject to the conditions of Enhanced’s Governing Documents and applicable law. Prior to the First

Effective Time, Enhanced shall effect a conversion, whereby all outstanding Enhanced preferred shares will be converted into Enhanced common shares. Additionally, the Business Combination Agreement requires obtaining all Requisite Regulatory Approvals, including the expiration or termination of all applicable waiting periods under the HSR Act, the effectiveness of this proxy statement/prospectus, the approval for listing of the Enhanced Group Class A common stock on NYSE, and the completion of the Domestication. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.
A Paradise is providing the accompanying proxy statement/prospectus and accompanying proxy card to A Paradise’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by A Paradise’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus.
Whether or not you plan to attend the extraordinary general meeting, all of A Paradise’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 116 of this proxy statement/prospectus.
After careful consideration, the A Paradise Board has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to A Paradise’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the A Paradise Board, you should keep in mind that A Paradise’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Summary of the Proxy Statement/Prospectus—Proposals to be Put to the Shareholders of A Paradise at the Extraordinary General Meeting—Interests of A Paradise’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal will each require the affirmative vote of holders of at least a majority of the issued and outstanding A Paradise ordinary shares represented in person, by virtual attendance or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting or any adjournment thereof. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. As of [          ], 2026, there were 20,600,000 A Paradise Class A ordinary shares and 6,666,667 A Paradise Class B ordinary shares issued and outstanding and entitled to vote. Only holders of A Paradise ordinary shares of record as of the Record Date are entitled to vote at the extraordinary general meeting or any adjournment of the extraordinary general meeting. This proxy statement/prospectus is first being mailed to A Paradise shareholders on or about [          ], 2026. Under the terms of the APAD BVI Charter, only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Domestication Proposal and the Director Election Proposal. Pursuant to the A Paradise Holder Support Agreement and the Letter Agreement, the Sponsor agreed, among other things, to vote their A Paradise Class B ordinary shares and any shares purchased during or after the IPO (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of A Paradise’s initial business combination (including the proposals recommended by the A Paradise Board in connection with such business combination). As of the date of this proxy statement/prospectus, the Sponsor and A Paradise’s directors and executive officers (or their respective affiliates) own 25.9% of the issued and outstanding A Paradise ordinary shares, including 100% of the issued and outstanding A Paradise Class B ordinary shares. Furthermore, pursuant to the Letter Agreement, CCM who, as of the Record Date, owned 200,000 A Paradise private units, or approximately 0.7% of the outstanding A Paradise ordinary shares, has agreed to vote all their shares in favor of the proposals being presented at the extraordinary general meeting. As a result, (i) approval of the Domestication Proposal and Director Election Proposal will not require the affirmative vote of any A Paradise ordinary shares held by the A Paradise public shareholders, and (ii) only 6,366,667 A Paradise ordinary shares held by the A Paradise public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve each of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal is a majority of the votes cast at the extraordinary general meeting at which a quorum is present, assuming the minimum number of ordinary shares required to constitute a quorum is present, no ordinary shares held by the A Paradise public shareholders will be required to vote in favor of any of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, and the ESPP Proposal for it to be approved.
Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will close only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person or virtually.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO A PARADISE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of the A Paradise Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Claudius Tsang
Chief Executive Officer
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
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The accompanying proxy statement/prospectus is dated [               ], 2026 and is first being mailed to shareholders on or about [               ], 2026.

A PARADISE ACQUISITION CORP.
A British Virgin Islands Business Company
(Company Number 2111310)
The Sun’s Group Center,
29th Floor, 200 Gloucester Road,
Wan Chai,
Hong Kong
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [               ], 2026
TO THE SHAREHOLDERS OF A PARADISE ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of A Paradise, will be held at [               ] a.m., Eastern Time, on [               ], 2026, at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019-9601, or virtually via live webcast at https://www.[               ]. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•Proposal No. 1—The BCA Proposal—to consider and vote upon a proposal to adopt the Business Combination Agreement. The Business Combination Agreement provides for, among other things, the mergers of (x) Merger Sub with and into Enhanced, with Enhanced surviving the merger as a wholly owned subsidiary of A Paradise, and (y) Enhanced with and into A Paradise, with A Paradise surviving the merger, in each case, in accordance with the terms and subject to the conditions of the Business Combination Agreement;
•Proposal No. 2—The Domestication Proposal—for holders of A Paradise Class B ordinary shares, to consider and vote upon a proposal to approve the change of A Paradise’s jurisdiction of incorporation by discontinuing as a business company in the British Virgin Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Texas;
•Proposal No. 3—Organizational Documents Proposals—to consider and vote upon the following four separate proposals to approve A Paradise’s Amended and Restated Memorandum and Articles of Association being amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Formation and Proposed Bylaws, upon the effective time of the Domestication, together with the material differences described herein between the APAD BVI Charter and the Proposed Certificate of Formation and the Proposed Bylaws, and the filing with and acceptance by the Secretary of State of Texas of the Proposed Certificate of Conversion in accordance with § 10.155 of the TBOC, attached as Annex C to this proxy statement/prospectus;
•Proposal No. 3a—Organizational Documents Proposal A—to authorize the change in the authorized share capital of A Paradise from 500,000,000 A Paradise Class A ordinary shares, 50,000,000 A Paradise Class B ordinary shares, and 1,000,000 Former preferred shares, to 310,000,000 shares of Enhanced Group Class A common stock, 330,000,000 shares of Enhanced Group Class B common stock, and 100,000,000 shares of Enhanced Group preferred stock and the conversion of each A Paradise Class A ordinary share issued and outstanding immediately before the effective time of the Domestication into a share of Enhanced Group Class A common stock on a one-for-one basis;
•Proposal No. 3b—Organizational Documents Proposal B—to authorize the Enhanced Group Board to issue any or all shares of Enhanced Group preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Enhanced Group Board and as may be permitted by the TBOC;
•Proposal No. 3c—Organizational Documents Proposal C—to provide that (i) holders of shares of Enhanced Group Class A common stock will be entitled to cast one vote per share of Enhanced Group

Class A common stock and (ii) holders of shares of Enhanced Group Class B common stock will be entitled to cast ten votes per share of Enhanced Group Class B common stock, on each matter properly submitted to Enhanced Group shareholders entitled to vote;
•Proposal No. 3d—Organizational Documents Proposal D—to authorize all other changes in connection with the replacement of the APAD BVI Charter with the Proposed Certificate of Formation and the Proposed Bylaws in connection with the Closing (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively), including (1) changing the corporate name from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” in connection with the Business Combination, (2) making Enhanced Group’s corporate existence perpetual, (3) adopting the State of Texas as the exclusive forum for certain stockholder litigation, (4) opting out of the provisions of Section 21.606 of the TBOC and (5) removing certain provisions related to A Paradise’s status as a blank check company that will no longer be applicable upon Closing, all of which the A Paradise Board believes are necessary to adequately address the needs of Enhanced Group after the Business Combination;
•Proposal No. 4—Director Election Proposal—for holders of A Paradise Class B ordinary shares, to consider and vote upon a proposal to elect seven directors who, upon Closing, will be the directors of Enhanced Group;
•Proposal No. 5—The Stock Issuance Proposal—to consider and vote upon a proposal to approve the issuance of shares of Enhanced Group Class A common stock and/or Enhanced Group Class B common stock, as applicable, pursuant to the Business Combination Agreement;
•Proposal No. 6—The Founder Plan Proposal—to consider and vote upon a proposal to approve the Enhanced Group Founder Plan;
•Proposal No. 7—The Omnibus Incentive Plan Proposal—to consider and vote upon a proposal to approve the Enhanced Group Omnibus Incentive Plan;
•Proposal No. 8—The ESPP Proposal—to consider and vote upon a proposal to approve the Enhanced Group Employee Share Purchase Plan; and
•Proposal No. 9—The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.
Each of Proposals No. 1 through 8 is cross-conditioned on the approval of each of the other proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on [               ], 2026 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting. The extraordinary general meeting will also be held virtually and will be conducted via live webcast at the following address: https://www.[               ].
This proxy statement/prospectus and accompanying proxy card are being provided to A Paradise’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend in person or virtually the extraordinary general meeting, all of A Paradise’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 116 of this proxy statement/prospectus.

After careful consideration, the A Paradise Board has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to A Paradise’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the A Paradise Board, you should keep in mind that A Paradise’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Summary of the Proxy Statement/Prospectus—Interests of A Paradise’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the APAD BVI Charter, a public shareholder may request A Paradise that Enhanced Group redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)(x) hold public shares, or (y) if you hold public shares through units, you elect to separate your units into the underlying public shares and A Paradise Rights prior to exercising your redemption rights with respect to the public shares;
(ii)submit a written request to Continental, that Enhanced Group redeem all or a portion of your public shares for cash; and
(iii)deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [          ] p.m., Eastern Time, on [               ], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and A Paradise Rights prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and A Paradise Rights, or if a holder holds units registered in its own name, the holder must contact Continental, directly and instruct them to do so. Public shareholders may elect to redeem their public shares regardless of how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Enhanced Group will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable). For illustrative purposes, as of [               ], 2026 this would have amounted to approximately $[               ] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Enhanced Group Class A common stock that will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of A Paradise—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
The Sponsor has agreed, among other things, to vote in favor of the Business Combination Agreement and the transactions contemplated thereby, and to waive its redemption rights in connection with the consummation of the Business Combination with respect to any A Paradise ordinary shares held by it, in each case, subject to the terms and conditions contemplated by the Letter Agreement and the A Paradise Holder Support Agreement. The A Paradise ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 25.9% of the issued and outstanding A Paradise ordinary shares.

The Business Combination Agreement provides that the obligations of Enhanced to consummate the Mergers are conditioned on, among other things, the occurrence of each of the following with respect to A Paradise and Merger Sub: (i) the accuracy of certain representations and warranties of A Paradise, including that (A) the capitalization representation of A Paradise is true and correct in all but de minimis respects as of the date of the Business Combination Agreement, (B) the Acquiror Fundamental Representations are true and correct in all respects to the extent qualified by materiality and in all material respects to the extent not so qualified as of the Closing Date and (C) all other representations and warranties of A Paradise (disregarding materiality and material adverse effect qualifiers) are true and correct as of the applicable dates except for inaccuracies that would not reasonably be expected to have a material adverse effect; (ii) the performance in all material respects by A Paradise and Merger Sub of all covenants required to be performed by them on or before the Closing; (iii) the delivery to Enhanced of a certificate executed on behalf of A Paradise and Merger Sub certifying the satisfaction of the foregoing representation and warranty and covenant conditions; (iv) the delivery by A Paradise and Merger Sub of executed counterparts to each Ancillary Agreement to which they or any of their respective Affiliates are or will be parties; and (v) the consummation of the Private Placement Investment, resulting in proceeds of at least $40,000,000.
The Business Combination Agreement is also subject to the satisfaction or waiver of certain closing conditions as described in this proxy statement/prospectus including the absence of a material adverse effect on Enhanced and the approval of the Business Combination Agreement and the transactions contemplated thereby, by (a) the passing of a special resolution by Enhanced Shareholders, (b) the written consent of Apeiron Incubation Limited, and (c) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Enhanced preferred shares, voting as a single class and on an as-converted basis, in each case in accordance with the terms and subject to the conditions of Enhanced’s Governing Documents and applicable law. Prior to the First Effective Time, Enhanced shall effect a conversion, whereby all outstanding Enhanced preferred shares will be converted into Enhanced common shares. Additionally, the Business Combination Agreement requires obtaining all Requisite Regulatory Approvals, including the expiration or termination of all applicable waiting periods under the HSR Act, the effectiveness of this proxy statement/prospectus and the approval for listing of the Enhanced Group Class A common stock on NYSE. There can be no assurance that the parties to the Business Combination Agreement would waive any such condition of the Business Combination Agreement.
Each of the BCA Proposal, the Director Election Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the APAD BVI Charter, prior to the consummation of a business combination, only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Domestication Proposal and the Director Election Proposal. The Sponsor and A Paradise’s directors and executive officers (or their respective affiliates) own 25.9% of the issued and outstanding A Paradise ordinary shares, including 100% of the issued and outstanding A Paradise Class B ordinary shares, and have committed to vote their A Paradise ordinary shares in favor of the Business Combination. As a result, (i) approval of the Domestication Proposal and the Director Election Proposal will not require the affirmative vote of any A Paradise ordinary shares held by A Paradise public shareholders, and (ii) only 6,366,667 A Paradise ordinary shares held by the A Paradise public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve each of the Domestication Proposal, Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal is a majority of the votes cast at the extraordinary general meeting at which a quorum is present, assuming the minimum number of ordinary shares required to constitute a quorum is present, no ordinary shares held by the A Paradise public shareholders will be required to vote in favor of any of the Domestication Proposal, Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, and the ESPP Proposal for it to be approved.
Whether or not you plan to attend in person or virtually the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary
x

general meeting. The transactions contemplated by the Business Combination Agreement will close only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each of the other Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Advantage Proxy, our proxy solicitor at: Advantage Proxy P.O. Box 10904 Yakima, WA 98909 Toll Free: 877-870-8565 Collect: 206-870-8565 Email: KSmith@advantageproxy.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of A Paradise Acquisition Corp., [               ], 2026

Claudius Tsang
Chief Executive Officer
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO A PARADISE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “EXTRAORDINARY GENERAL MEETING OF A PARADISE SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

REFERENCES TO ADDITIONAL INFORMATION	1
TRADEMARKS	2
GLOSSARY	3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	22
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF A PARADISE	27
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	56
SELECTED HISTORICAL FINANCIAL INFORMATION OF A PARADISE	107
SELECTED HISTORICAL FINANCIAL INFORMATION OF ENHANCED	109
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	111
COMPARATIVE PER SHARE DATA	114
MARKET PRICE AND DIVIDEND INFORMATION	115
RISK FACTORS	116
EXTRAORDINARY GENERAL MEETING OF A PARADISE	166
BCA PROPOSAL	174
DOMESTICATION PROPOSAL	237
ORGANIZATIONAL DOCUMENTS PROPOSALS	240
ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	243
ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF ENHANCED GROUP AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	245
ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING MULTIPLE CLASSES OF COMMON STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	247
ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS	249
DIRECTOR ELECTION PROPOSAL	251
STOCK ISSUANCE PROPOSAL	253
FOUNDER PLAN PROPOSAL	255
OMNIBUS INCENTIVE PLAN PROPOSAL	260
ESPP PROPOSAL	266
ADJOURNMENT PROPOSAL	270
U.S. FEDERAL INCOME TAX CONSIDERATIONS	271
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	289
INFORMATION ABOUT A PARADISE	300
A PARADISE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	312
INFORMATION ABOUT ENHANCED	321
ENHANCED’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	334
MANAGEMENT OF ENHANCED GROUP FOLLOWING THE BUSINESS COMBINATION	348
EXECUTIVE COMPENSATION	354
DIRECTOR COMPENSATION	358
BENEFICIAL OWNERSHIP OF SECURITIES	359
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	363
COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	367
DESCRIPTION OF ENHANCED GROUP’S SECURITIES	372
SHARES ELIGIBLE FOR FUTURE SALE	377
SHAREHOLDER PROPOSALS AND NOMINATIONS	380
SHAREHOLDER COMMUNICATIONS	380
LEGAL MATTERS	381
EXPERTS	381
DELIVERY OF DOCUMENTS TO SHAREHOLDERS	381
ENFORCEABILITY OF CIVIL LIABILITY	381
WHERE YOU CAN FIND MORE INFORMATION	382
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEXES

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning A Paradise, without charge. Please contact A Paradise’s proxy solicitor:
Advantage Proxy P.O.
Box 10904 Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than [               ], 2026. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about A Paradise and Enhanced. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither A Paradise nor Enhanced has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

TRADEMARKS
This document contains references to trademarks, service marks and trade names belonging to Enhanced or to other entities. Solely for convenience, trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable trademark, service mark or trade name owner or licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, service marks or trade names. Neither A Paradise nor Enhanced intends any use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of A Paradise or Enhanced, as applicable, by, any other companies.

GLOSSARY
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•“1833 HK” are to Ping An Health and Technology;
•“Acquiror Fundamental Representations” are to those certain representations and warranties set forth pursuant to Section 5.1 (Corporate Existence, Power and Organization), Section 5.2 (Corporate Authorization), Section 5.5 (Finders’ Fees) and Section 5.9 (Trust Account) of the Business Combination Agreement;
•“Adjournment Proposal” are to the proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting;
•“Agreement End Date” are to May 15, 2026 (subject to further extension as described in the Business Combination Agreement);
•“Allocation Statement” are to that certain spreadsheet setting forth the allocation of (a) Stock Consideration to which holders of Enhanced common shares will be entitled as of the Closing, (b) the Class B Holders to receive the Domesticated Enhanced Group Class B common stock and the proposed allocation thereof to each such Class B Holder and (c) the entitlements of the holders of warrants to purchase Enhanced Capital Stock;
•“Ancillary Agreements” are to, collectively, the Confidentiality Agreement, the A Paradise Holder Support Agreement, the Enhanced Holder Support Agreement and the SAFE Agreements;
•“Antitrust Division” are to the Antitrust Division of the Department of Justice;
•“APAD BVI Charter” are to A Paradise’s Amended and Restated Memorandum and Articles of Association, as amended or restated on July 30, 2025, governing A Paradise while incorporated as a BVI business company;
•“Apeiron” are to Apeiron Investment Group Limited;
•“Apeiron Holders” are to Apeiron Incubation Limited, Apeiron, Apeiron US Co-Invest II, and Apeiron-Enhanced LP, and PDC Investments;
•“Apeiron/Sponsor NDA” are to that certain Non-Disclosure Agreement between Apeiron and the Sponsor;
•“Appraisal Date” are to September 30, 2025, being the date as of which Migo’s valuation of the fair market value of a 100% controlling equity interest in Enhanced is expressed;
•“A Paradise” or “APAD” are to A Paradise Acquisition Corp., a BVI business company, prior to its domestication as a corporation in the State of Texas;
•“A Paradise Board” are to the board of directors of A Paradise;
•“A Paradise Class A ordinary shares” are to the Class A ordinary shares, no par value, of A Paradise, immediately prior to the Effective Time of the Domestication, and the Class A ordinary shares, no par value, of A Paradise, issued upon the one-for-one conversion of an A Paradise Class B ordinary share immediately prior to the Effective Time of the Domestication, in accordance with applicable law and the Business Combination Agreement, as applicable;
•“A Paradise Class B ordinary shares” are to the Class B ordinary shares, no par value, of A Paradise;

•“A Paradise Holder Support Agreement” are to that certain Acquiror Holder Support Agreement, dated November 26, 2025, by and among the Sponsor, A Paradise, Enhanced and Apeiron, attached to this proxy statement/prospectus as Annex E;
•“A Paradise Indemnified Parties” are to, collectively, the present and former directors and officers of Enhanced and A Paradise and each of their respective subsidiaries and certain other persons affiliated with A Paradise as set forth in the disclosure schedules delivered to Enhanced by A Paradise;
•“A Paradise ordinary shares” are to A Paradise Class A ordinary shares and A Paradise Class B ordinary shares, in each case prior to the Domestication;
•“A Paradise private placement rights” are to the rights included in the A Paradise private units being purchased by the Sponsor and non-voting Sponsor investors in the private placement consummated by A Paradise simultaneously with the closing of A Paradise’s initial public offering;
•“A Paradise private shares” are to the A Paradise Class A ordinary shares included in the A Paradise private units;
•“A Paradise private units” are to any of the 600,000 A Paradise private units sold at a price of $10.00 per unit to the Sponsor and certain of A Paradise directors and executive officers in a private placement consummated by A Paradise simultaneously with the closing of A Paradise’s initial public offering, which remain outstanding as of the date of this proxy statement/prospectus, each consisting of one A Paradise private share and one-eighth of one A Paradise right (less the number of units that have been separated into the underlying A Paradise Class A ordinary shares and underlying rights), or the private units of Enhanced issued as a matter of law upon the conversion thereof at the time of the Domestication, as the context requires;
•“A Paradise public shareholders” and “public shareholders” are to holders of public shares, whether acquired in A Paradise’s initial public offering or acquired in the secondary market;
•“A Paradise public shares” and “public shares” are to the A Paradise Class A ordinary shares (including those that underlie the units) that were offered and sold by A Paradise in its initial public offering and registered pursuant to the IPO Registration Statement or the shares of Enhanced Group Class A common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as the context requires;
•“A Paradise Regulatory Side Letter” are to that certain Regulatory Efforts and Related Matters Letter, dated as of November 26, 2025, a copy of which is attached to this proxy statement/prospectus as Annex R;
•“A Paradise Rights” are to the issued and outstanding rights of A Paradise, each such right initially convertible into one-eighth (1/8) of one A Paradise Class A ordinary share upon Closing;
•“A Paradise securities” are to, together, A Paradise Units, A Paradise Rights and A Paradise Class A ordinary shares;
•“A Paradise Transaction Expenses” are to all accrued and unpaid transaction expenses of A Paradise;
•“A Paradise Transaction Expenses Cap” are to the maximum of $2,050,000 on the amount of transaction expenses of A Paradise that may be paid from the trust or otherwise at Closing;
•“A Paradise Units” are to units issued by A Paradise in its initial public offering, each consisting of one A Paradise Class A ordinary share and one A Paradise Right, which automatically separate upon the Closing (or earlier upon the holder’s election), with the Class A ordinary share becoming one share of Enhanced Group Class A common stock upon the Domestication and each A Paradise Right entitling the holder to receive one-eighth (1/8) of one Enhanced Group Class A common stock in accordance with its terms;

•“A Paradise/Enhanced NDA” are to that certain non-disclosure agreement between A Paradise and Enhanced;
•“ASC” are to the Financial Accounting Standards Board Accounting Standards Codification;
•“ASU” are to the Financial Accounting Standards Board’s Accounting Standards Update;
•“BBG” are to BBG Beteiligungen GmbH, an affiliate of Enhanced’s financial advisor;
•“BCA Proposal” are to the proposal to approve the Business Combination Agreement;
•“Bribery Act” are to the U.K. Bribery Act 2010;
•“Business Combination” are to the Domestication and the Mergers;
•“Business Combination Agreement” are to the Agreement and Plan of Merger, dated as of November 26, 2025, by and among A Paradise, Merger Sub and Enhanced, a copy of which is attached to this proxy statement/prospectus as Annex A, and includes, any future amendments to the Business Combination Agreement;
•“BVI” or “British Virgin Islands” are to the British Virgin Islands;
•“BVI Business Companies Act” are to the BVI Business Companies Act 2004 (as amended);
•“CAGR” are to the compound annual growth rate;
•“Call Option” are to Apeiron’s right to require the Sponsor to sell to Apeiron, up to 100%, and not less than 78%, of the Sponsor Securities, free and clear of liens (other than certain customary restrictions) pursuant to the terms of the Sponsor Equity Agreement;
•“CAPM” are to the Capital Asset Pricing Model;
•“Cayman Companies Act” are to the Companies Act of the Cayman Islands, as revised;
•“CCM” are to Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC;
•“CEO” are to the Chief Executive Officer;
•“CFIUS” are to the Committee on Foreign Investment in the United States;
•“CFO” are to the Chief Financial Officer;
•“Class B Holders” are to, collectively, the Co-Founder Holders and those Persons designated by Apeiron in its sole discretion;
•“Clinical Research Study” are to the clinical research study sponsored by Enhanced and approved by the Abu Dhabi Department of Health IRB;
•“Closing” are to the closing and the consummation of the Business Combination;
•“Closing Date” are to the date on which the Closing actually occurs;
•“Code” are to the U.S. Internal Revenue Code of 1986, as amended;
•“Code of Conduct” are to the written code of conduct A Paradise expects to adopt prior to the Closing;
•“Combination Period” are to the 24-month period after the closing date of A Paradise’s IPO within which A Paradise must complete a business combination;
•“Committee” are to the Compensation Committee of the Enhanced Group Board;

•“Company,” “we,” “us” and “our” are to A Paradise prior to its domestication as a corporation in the State of Texas and to Enhanced Group after its domestication as a corporation incorporated in the State of Texas, unless otherwise indicated in this proxy statement/prospectus;
•“Company Disclosure Letter” are to the disclosure letter delivered to A Paradise and Merger Sub by Enhanced on the date of the Business Combination;
•“Comparable Companies” are to the selected comparable companies;
•“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, and the ESPP Proposal, collectively;
•“Confidentiality Agreement” are to that certain Confidentiality Agreement, dated November 24, 2025, between A Paradise and Enhanced;
•“Continental” are to Continental Stock Transfer & Trust Company, A Paradise’s transfer agent;
•“Co-Founder Holders” are to Apeiron, Maximilian Martin, and those other persons designated by Apeiron in its sole discretion that shall be issued Enhanced Group Class B common stock as specified in the Allocation Statement;
•“CRO” are to the clinical research organization;
•“DaHui” are to DaHui Lawyers LLP;
•“Data and Safety Monitoring Board” or “DSMB” is to a group of independent physicians and scientists who are appointed to monitor the safety and scientific integrity of the Clinical Research Study. The DSMB periodically reviews and evaluate the accumulated study data and make recommendations concerning the continuation, modification or termination of the study. The DSMB has the authority to recommend modification to dosing or suspension of study screening due to safety concerns at any time during the study. If a pausing or stopping rule is met, the DSMB will review the data and make a decision on whether to resume study screening. Additionally, the DSMB may request additional participant level data if specific safety concerns arise;
•“DCF” are to the Discounted Cash Flow;
•“Deposit” are to the amount equal $5,500,000, which Apeiron will pay upon the signing of the Sponsor Equity Agreement;
•“Dilutive Interests” are to, collectively, (1) up to 11,045,651 shares of Enhanced Group Class A common stock issuable in respect of the exercise of the Enhanced Group Options, (2) up to [    ] shares of Enhanced Group Class A common stock expected to be issued in respect of Enhanced Group Top-Up Awards (estimated based on the SAFE Price), (3) 1,953,971 shares of Enhanced Group Class A common stock issuable in respect of the exercise of the Enhanced Group SAFE Warrants and (4) up to [    ] shares of Enhanced Group Class A common stock that are expected to be issuable in respect of the exercise of Enhanced Group Consultant Warrants;
•“Director Election Proposal” are to the proposal to elect Christian Angermayer, Maximilian Martin, James J. Murren, Siddhartha Banthiya, Dr. Juliette Han, Anthony D. Eisenberg and James Simpson, as directors who, upon consummation of the Business Combination, will be the directors of Enhanced Group;
•“DLOM” are to the discount for lack of marketability;
•“Domestication” are to the continuation out of the BVI under Section 184 of the BVI Business Companies Act and a conversion under Section 10.101 of the TBOC, pursuant to which A Paradise’s jurisdiction of incorporation will be changed from the BVI to the State of Texas;

•“Domestication Proposal” are to the proposal to approve the change of A Paradise’s jurisdiction of incorporation by discontinuing as a business company in the BVI and continuing and domesticating as a corporation incorporated under the laws of the State of Texas;
•“DTC” are to The Depository Trust Company;
•“EDE” are to the Emirates Drug Establishment of the U.A.E.;
•“EGS” are to Ellenoff Grossman & Schole LLP, legal counsel to Apeiron;
•“EMA” are to the European Medicines Agency;
•“Employee Share Purchase Plan”, “Enhanced Group Employee Share Purchase Plan”, or “ESPP” are to the Enhanced Group Employee Share Purchase Plan attached to this proxy statement/prospectus as Annex L;
•“Enhanced” are to, unless otherwise specified or the context otherwise requires, Enhanced Ltd (prior to the Business Combination) and/or its subsidiaries, or any of them;
•“Enhanced Activities” are to the business plans of Enhanced with respect to the organization of sporting events or the provision of telehealth, operations, merchandising or other direct to consumer products;
•“Enhanced Athletes” are to athletes under contract with Enhanced who, either in training or in competition, take Performance-Enhancing Substances which are included in the WADA ‘List of prohibited Substances and Methods’;
•“Enhanced Board” are to the board of directors of Enhanced prior to the Business Combination;
•“Enhanced Capital Stock” are to the Enhanced common shares and the Enhanced preferred shares;
•“Enhanced common shares” are to Enhanced common shares, par value $0.00001 per share;
•“Enhanced Consultant Warrants” are to warrants to purchase Enhanced common shares, issued to certain consultants engaged by Enhanced prior to the Business Combination;
•“Enhanced Games” are to a multisport event that combines athletic competition with media content to engage global audiences;
•“Enhanced Group” are to A Paradise after the Domestication and/or the Business Combination, including its name change from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” as applicable;
•“Enhanced Group Board” are to the board of directors of Enhanced Group following the Business Combination;
•“Enhanced Group Capital Stock” are to the shares of Enhanced Group common stock and Enhanced Group preferred stock;
•“Enhanced Group Class A common stock” are to the Class A common stock, par value $0.0001 per share, of A Paradise (after Domestication and/or the Business Combination), which will be entitled to one vote per share;
•“Enhanced Group Class B common stock” are to the Class B common stock, par value $0.0001 per share, of A Paradise (after Domestication and/or the Business Combination), which will be entitled to ten votes per share but do not carry economic rights;
•“Enhanced Group common stock” are to shares of Enhanced Group Class A common stock and Enhanced Group Class B common stock;
•“Enhanced Group Consultant Warrants” are to warrants to acquire shares of Enhanced Group Class A common stock, issued in replacement for the Enhanced Consultant Warrants outstanding immediately prior to the First Effective Time, upon substantially the same terms and conditions as are in effect with respect to such warrant immediately prior to the First Effective Time, including with respect to vesting, exercisability and termination-related provisions;
•“Enhanced Group Options” are to options to acquire shares of Enhanced Group Class A common stock, issued in replacement for the Enhanced Options outstanding immediately prior to the First Effective Time, upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the First Effective Time, including with respect to vesting, exercisability and termination-related provisions;
•“Enhanced Group preferred stock” are to the preferred shares, par value $0.0001, of A Paradise (after Domestication and/or the Business Combination);
•“Enhanced Group Rights” are to the rights of A Paradise (after the Domestication as a corporation incorporated in the State of Texas), with each right representing a right to receive one-eighth of one Enhanced Group Class A common stock;
•“Enhanced Group securities” are to, together, Enhanced Group Class A common stock and Enhanced Group Right;
•“Enhanced Group Top-Up Awards” are to rights to receive shares of Enhanced Group Class A common stock, issued in replacement for the Enhanced Top-Up Awards outstanding immediately prior to the First Effective Time, upon substantially the same terms and conditions as were applicable to such award immediately prior to the First Effective Time;
•“Enhanced Group Unit” are to a unit of A Paradise (after the Domestication as a corporation incorporated in the State of Texas), with each unit representing one share of Enhanced Group Class A common stock and one Enhanced Group Right;
•“Enhanced Group Private Warrants” are to warrants to purchase shares of Enhanced Group Class A common stock, issued in connection with the Private Placement Investment;
•“Enhanced Holder Support Agreement” are to that certain Company Holder Support Agreement, dated November 26, 2025, entered into by and among A Paradise, Enhanced and the Major Enhanced Shareholders, a copy of which is attached to this proxy statement/prospectus as Annex F;
•“Enhanced Material Adverse Effect” are to, pursuant to the Business Combination Agreement, any Event that is, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect to the assets, liabilities (contingent or otherwise), business operations or conditions (financial or otherwise) of Enhanced and its subsidiaries (taken as a whole);
•“Enhanced Options” are to options to purchase Enhanced common shares;
•“Enhanced preferred shares” are to the Series A-1 preferred shares, Series A-2 preferred shares and Series B preferred shares in Enhanced, in addition to any series of preferred shares issued in connection with the conversion of the SAFEs;
•“Enhanced Products” are to the products and services that Enhanced intends to offer through its Live Enhanced platform, a subscription-based direct-to-consumer offering designed to provide clinician-guided protocols, including (i) prescription-based telehealth services (subject to patient eligibility) and (ii) a portfolio of non-prescription nutritional supplements;
•“Enhanced Regulatory Side Letter” are to that certain Regulatory Efforts and Related Matters Letter, dated as of November 26, 2025, a copy of which is attached to this proxy statement/prospectus as Annex S;
•“Enhanced securities” are to, together, Enhanced common shares and Enhanced Warrants;

•“Enhanced Top-Up Awards” are to awards with a set dollar value, to be settled in Enhanced common shares;
•“Enhanced Warrants” are to all existing warrants to purchase shares of Enhanced common shares, other than the Enhanced Consultant Warrants;
•“equity and long term debt” are to the invested capital of A Paradise;
•“Equity Interest” are to the fair market value of 100% equity interest in Enhanced as of September 30, 2025;
•“ESPP Proposal” are to the proposal to approve the ESPP;
•“EU/EEA” are to, together, the European Union and the European Economic Area;
•“Events” are to, collectively, any event, state of facts, development, circumstance, occurrence or effect, each of them an “Event”;
•“Existing Articles” are to the current amended and restated articles of association of A Paradise (as may be amended from time to time);
•“Existing Memorandum” are to the current amended and restated memorandum of association of A Paradise under the BVI Business Companies Act;
•“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•“Exchange Ratio” are to the quotient obtained by dividing (a) 100,000,000 by (b) the number of Aggregate Fully Diluted Enhanced common shares;
•“Excise Tax” are to the 1% tax imposed under Section 4501 of the Code;
•“extraordinary general meeting” are to the extraordinary general meeting of A Paradise at [               ], on [               ], at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019-9601, or virtually via live webcast at https://www.[               ], or at such other time, on such other date and at such other place to which the meeting may be adjourned;
•“Fairness Opinion” are to the fairness opinion Roma delivered;
•“FASB” are to the Financial Accounting Standards Board;
•“Foreign Account Tax Compliance Act” or “FATCA” are to Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder;
•“FCPA” are to the United States Foreign Corrupt Practices Act of 1977, as amended;
•“FDA” are to the United States Food and Drug Administration;
•“Financial Information” are to, collectively, the historical, unaudited financial information, including the projections from Enhanced furnished to Roma by senior management of Enhanced;
•“FINRA” are to the United States Financial Industry Regulatory Authority;
•“First Effective Time” are to the time when the First Plan of Merger (as defined in the Business Combination Agreement) is registered by the Cayman Islands Registrar of Companies, or at such later time (being not later than the 90th day after the date on which the First Plan of Merger is so registered) as may be agreed by A Paradise and Enhanced in writing and specified in the First Plan of Merger;
•“First Merger” are to the merger of Merger Sub with and into Enhanced, with Enhanced surviving the merger as a wholly owned subsidiary of A Paradise;

•“First Outside Date” are to 5:00 p.m. (Eastern Time) on May 15, 2026;
•“F Reorganization” are to a transaction qualifying as a “reorganization” under Section 368(a)(1)(F) of the Code;
•“Form S-1 Shelf” are to the registration statement on Form S-1;
•“Former preferred shares” as to the preferred stock, no par value, of A Paradise authorized under the APAD BVI Charter prior to the Domestication, which will cease to be authorized or outstanding and will not be part of Enhanced Group’s authorized share capital following the Domestication;
•“Founder Plan” or “Enhanced Group Founder Plan” are to the Enhanced Group Founder Plan attached to this proxy statement/prospectus as Annex J;
•“Founder Plan Proposal” are to the proposal to approve the Founder Plan;
•“founder shares” are to the A Paradise Class B ordinary shares purchased by the Sponsor of A Paradise prior to the initial public offering, and the A Paradise Class A ordinary shares that will be issued upon the conversion thereof;
•“FTC” are to the Federal Trade Commission;
•“FY23” are to the period from February 17, 2023 (inception) through December 31, 2023;
•“FY24” are to the year ended December 31, 2024;
•“GAAP” are to accounting principles generally accepted in the United States of America;
•“Glazer Capital” are to Glazer Capital, LLC;
•“Governing Documents” are to the legal document(s) by which any person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of formation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association;
•“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
•“IFRS” are to the International Financial Reporting Standards;
•“Independent Medical Commission” or “IMC” are to a multidisciplinary advisory team comprising of physicians with a broad range of expertise and experience in sports medicine and science, to advise the Principal Investigator in connection with the Clinical Research Study on medical safety protocols, clinical research methodology, adverse event review, athlete medical profiling, eligibility standards, and competition health and safety matters, and Enhanced on medial matters related to athlete eligibility for participation in the 2026 Enhanced Games;
•“Independent Scientific Commission” are to an independent advisory group comprised of scientific, medical, and research experts that provides strategic guidance to Enhanced regarding research strategy and direction, including the design, methodology, and execution of scientific studies, scientific program development, and performance and safety-related initiatives. The Scientific Commission assists Enhanced in shaping research strategy, and helps identify opportunities to disseminate scientific findings to the broader scientific community and the public;
•“Initial public offering” or “IPO” are to A Paradise’s initial public offering that was consummated on July 31, 2025;

•“Initial Shareholders” are to the Sponsor and other holders of the founder shares (if any);
•“Insiders” are to those certain individuals, each of whom is a member of the board of directors and/or management team of A Paradise, who are party to the Letter Agreement, with each such individual an “Insider”;
•“Insider Letter Amendment” are to that certain amendment to that certain letter agreement, dated as of July 29, 2025, by and among the Sponsor, A Paradise and CCM;
•“Interim Period” are to the earlier of the Closing or the termination of the Business Combination Agreement;
•“Investigational Medicinal Product” or “IMP” are to a pharmaceutical or medicinal product containing a Substance that is being studied or tested in a regulated clinical investigation or clinical trial conducted in accordance with applicable laws and ethical standards. IMP may or may not be authorized for general commercial sale for the indication, dosage, or use under investigation at the time of such study;
•“Investment Company Act” are to the Investment Company Act of 1940, as amended;
•“IRB” are to an Institutional Review Board;
•“IPO Registration Statement” are to the Registration Statement on Form S-1 (333-287505) filed by A Paradise in connection with its initial public offering, which became effective on July 29, 2025;
•“IRA” are to that certain Second Amended and Restated Investors’ Rights Agreement, dated as of March 28, 2025;
•“IRS” are to the U.S. Internal Revenue Service;
•“ISOs” are to incentive stock options within the meaning of Sections 421 and 422 of the Code;
•“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012, as amended;
•“KPIs” are to key performance indicators;
•“law” are to any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, Governmental Order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any governmental authority and “laws” are to two or more of the foregoing, or all such laws collectively, as the context requires;
•“Letter Agreement” are to the letter agreement between A Paradise, the Sponsor and A Paradise’s directors and executive officers (or their respective affiliates) dated July 29, 2025, a copy of which is attached to this proxy statement/prospectus as Annex N;
•“Linden” are to Linden Capital L.P.;
•“Lionsgate” are to Lionsgate Alternative Television LLC;
•“Live Enhanced” are to Enhanced Group’s direct-to-consumer, subscription-based lifestyle, health and longevity platform, delivered through digital tools and platforms, through which consumers may access clinician-guided, evidence-based enhancement protocols and virtual clinician-guided coaching, and obtain personalized prescription therapies and over-the-counter supplements;
•“LU US EQUITY” are to Lufax;
•“Major A Paradise Shareholders” are to those certain shareholders of A Paradise listed in Schedule I of and party to the A Paradise Holder Support Agreement;

•“Major Enhanced Shareholders” are to those certain shareholders, directors and executive officers party to that certain Enhanced Holder Support Agreement entered into by and among A Paradise, Enhanced and such shareholders, directors and executive officers in connection with the execution of the Business Combination Agreement;
•“Major Enhanced Stockholders” are to certain shareholders, directors and executive officers of Enhanced;
•“Market-Authorized Product” are to a finished, fully formulated pharmaceutical or medicinal product containing one or more Substances as active ingredients that has been manufactured, packaged, and labeled for human use in accordance with applicable regulatory requirements and approved for commercial sale by a recognized governmental regulatory authority following review of its formulation, dosage form, strength, manufacturing process, and labelling. A Market-Authorized Product may be intended, as approved by the applicable regulatory authority, for administration by a specified route, including oral, injectable, inhaled, or transdermal administration. For the purposes of this definition, recognized regulatory authorities include the FDA, the EMA or a competent national authority of an EU/EEA member state, and the EDE;
•“mark-to-market election” are to an election made by a U.S. Holder of stock in a foreign corporation classified as a PFIC to mark such stock to its market value on an annual basis, provided that such stock is “marketable stock” within the meaning of Section 1296 of the Code;
•“Master Fund” are to Tenor Opportunity Master Fund, Ltd.;
•“Medical Monitor” are to Dr. Leo Nissola, the medical monitor of the Clinical Research Study. The Medical Monitor is an independent physician and shall provide independent medical oversight to the Clinical Research Study as reasonably required in accordance with good clinical practice and applicable regulatory expectations. The Medical Monitor role is expected to be activated on an ad-hoc basis in circumstances where participant cases become complex, involve adverse events or serious adverse events, or otherwise require deeper medical review beyond standard IMC deliberation. In such cases, the Medical Monitor may be requested by the Principal Investigator to provide additional independent review, causality assessment, clinical interpretation, documentation support, or advisory input necessary to support participant safety, regulatory compliance, and study integrity;
•“Merger Sub” are to A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and a direct, wholly owned subsidiary of A Paradise;
•“Mergers” are to, collectively, the First Merger and the Second Merger;
•“Migo” are to Migo Corporation Limited, A Paradise’s valuation advisor;
•“Milestone 1” are to be satisfied if, by December 1, 2025, those portions of this proxy statement/prospectus for which A Paradise is responsible are prepared by A Paradise and are substantially ready for inclusion herein;
•“MoFo” are to Morrison & Foerster, legal counsel to A Paradise;
•“Nasdaq” are to The Nasdaq Global Market or The Nasdaq Stock Market, LLC;
•“NEOs” are to the named executive officers of Enhanced;
•“Non-Enhanced Athletes” are to athletes under contract with Enhanced who, both in training and in competition, refrain from taking Performance-Enhancing Substances which are included in the WADA ‘List of prohibited Substances and Methods’;
•“Non-U.S. Holder” are to a beneficial owner of A Paradise securities, Enhanced Group securities or Enhanced securities (as applicable) who or that is for U.S. federal income tax purposes: (a) a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates; (b) a foreign corporation; or (c) an estate or trust that is not a U.S. Holder;

•“Non-Voting Private Placement Units” are to the aggregate of 130,000 A Paradise private units purchased indirectly by the five non-voting Sponsor investors through the purchase of non-voting interests in the Sponsor, at a price of $10.00 per Unit;
•“non-voting Sponsor investors” are to the five institutional investors (none of whom care affiliated with any member of management, the Sponsor, or any other investor);
•“Non-Voting Sponsor Shares” are to the non-voting shares issued by the Sponsor to the non-voting Sponsor investors in connection with the non-voting Sponsor investors indirectly purchasing, through the Sponsor, the Non-Voting Private Placement Units allocated to the non-voting Sponsor investors in connection with the closing of the IPO, at a nominal purchase price;
•“Non-423 Offering” are to an offering under the ESPP that does not qualify under Section 423 of the Code;
•“Note” are to the agreement of the Sponsor on December 9, 2022 to loan A Paradise up to $300,000 to be used for a portion of the expenses of the IPO;
•“NSOs” are to non-statutory stock options;
•“NYSE” are to the New York Stock Exchange or New York Stock Exchange LLC;
•“Ogier” are to the BVI and Cayman counsel to A Paradise;
•“Omnibus Incentive Plan” or “Enhanced Group Omnibus Incentive Plan” are to the Enhanced Group Omnibus Incentive Plan attached to this proxy statement/prospectus as Annex K;
•“Omnibus Incentive Plan Proposal” are to the proposal to approve the Omnibus Incentive Plan;
•“Opinion Date” are to September 30, 2025, being the date as of which Roma’s opinion and valuation of Enhanced are given;
•“ordinary shares” or “A Paradise ordinary shares” are to the A Paradise Class A ordinary shares and the A Paradise Class B ordinary shares, collectively;
•“Organizational Documents” are to, with respect to any entity, its certificate or articles of incorporation, certificate of formation, memorandum and articles of association, bylaws, trust deed, operating agreement or other similar governing documents, in each case as amended, restated, supplemented or otherwise modified from time to time;
•“Organizational Documents Proposals” are to the four separate proposals to approve the BVI Organizational Documents being amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Formation and Proposed Bylaws of Enhanced Group upon the effective time of the Domestication together with material differences between the APAD BVI Charter and the proposed certificate of formation and bylaws of Enhanced Group;
•“Organizational Documents Proposal A” are to the proposal to authorize the change in the authorized share capital of A Paradise from 500,000,000 A Paradise Class A ordinary shares, 50,000,000 A Paradise Class B ordinary shares, and 1,000,000 A Paradise preferred shares to 310,000,000 shares of Enhanced Group Class A common stock, 330,000,000 Enhanced Group shares of Class B common stock and 100,000,000 shares of Enhanced Group preferred stock, and the conversion of each A Paradise Class A ordinary share issued and outstanding immediately before the effective time of the Domestication into a share of Enhanced Group Class A common stock on a one-for-one basis;
•“Organizational Documents Proposal B” are to the proposal to authorize the Enhanced Group Board to issue any or all shares of Enhanced Group preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the TBOC

•“Organizational Documents Proposal C” are to the proposal to provide that (i) holders of shares of Enhanced Group Class A common stock will be entitled to cast one vote per share of Enhanced Group Class A common stock and (ii) holders of shares of Enhanced Group Class B common stock will be entitled to cast ten votes per share of Enhanced Group Class B common stock, on each matter properly submitted to Enhanced Group shareholders entitled to vote;
•“Organizational Documents Proposal D” are to the proposal to authorize all other changes in connection with the replacement of the APAD BVI Charter with the Proposed Certificate of Formation and the Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively), including (1) changing the corporate name from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” in connection with the Business Combination, (2) making Enhanced Group’s corporate existence perpetual, (3) adopting Texas as the exclusive forum for certain stockholder litigation, (4) opting out of the provisions of Section 21.606 of the TBOC and (5) removing certain provisions related to A Paradise’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the A Paradise Board believes is necessary to adequately address the needs of Enhanced Group after the Business Combination;
•“Original Registration Rights Agreement” are to the registration rights agreement A Paradise entered into with the Sponsor and A Paradise’s independent directors, pursuant to which the Sponsor and A Paradise’s independent directors have customary registration rights, including demand and piggy-back rights with respect to the shares of Enhanced Group Class A common stock held by such parties following the consummation of the Business Combination;
•“Outside Date” are to May 15, 2026, being the initial outside date for consummation of the Business Combination under the Business Combination Agreement;
•“OTC” are to over-the-counter;
•“PCAOB” are to the Public Company Accounting Oversight Board;
•“Performance-Enhancing Substance” or “PES” are to any Substance that directly or indirectly improves, maintains, restores, or modifies human physical, physiological, neurological, or metabolic capacity in a manner intended or reasonably expected to (i) improve athletic performance, training capacity, recovery, or adaptation to physical exertion; or (ii) preserve, delay the decline of, or restore functional capacity, musculoskeletal integrity, metabolic efficiency, or physiological resilience associated with aging, injury, disease, or physical stress. Performance-Enhancing Substances include, without limitation: (a) endogenous compounds occurring naturally within the human body that are extracted, synthesized, or bioidentically manufactured for exogenous administration in tailored dosages to augment, regulate, or preserve physiological function; and (b) synthetic or biosynthetic compounds designed to mimic, amplify, or modify the biological effects of endogenous substances or physiological mechanisms;
•“Performance Enhancement Task Force” or “PETF” are to a specialized advisory group of scientific experts in sports medicine, exercise physiology, pharmacology, and performance science, engaged by Enhanced to advise it on matters related to the safe, effective, and ethical integration of performance enhancement practices in elite sport, and educate athletes on PES. In the Clinical Research Study, the PETF will be responsible for advising the Principal Investigator, who holds exclusive decision-making authority, on all aspects of the study related to the administration, monitoring, and evaluation of PES and practices. Advice regarding enhancement regimens is customized to the specific health profiles, goals, and performance objectives of participating athletes;
•“Permitted Class B Owners” are to, together, Apeiron Incubation Limited and its affiliates or designates, and Maximilian Martin;
•“person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•“PFIC” are to a “passive foreign investment company” within the meaning of Section 1297 of the Code;
•“PIPE” are to a private investment in public equity financing;
•“PIPE Investment” are to the investment by one or more third-party investors in A Paradise Class B Common Stock pursuant to one or more subscription agreements entered into with A Paradise during the Interim Period;
•“Plan of Merger” are to the statutory plan of merger to be filed with the Registrar of Companies in the Cayman Islands pursuant to the Cayman Islands Companies Act (as revised), by and among A Paradise, Merger Sub, and Enhanced, setting forth the terms and conditions of the merger and the manner in which the merger is to be effected;
•“Preferred Stock Conversion” are to the conversion of all outstanding Enhanced preferred shares into Enhanced common shares;
•“Principal Investigator” are to Dr. Ravi Trehan, the principal investigator of the Clinical Research Study;
•“Prior Plan” are to the Enhanced Ltd Incentive Plan under which the Enhanced Options and Enhanced Top-Up Awards were previously, or will be, granted to eligible service providers;
•“Private Placement Investment Agreements” are to the transactions contemplated by the agreements entered into in connection with the Private Placement Investment;
•“pro forma” are to giving pro forma effect to the Business Combination;
•“Projection” are to the underlying assumptions of the financial projections of Enhanced furnished to Migo by the management of Enhanced;
•“proposals” are to, collectively, the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, and “Proposal” means any one of them;
•“Proposed Bylaws” are to the proposed bylaws of Enhanced Group upon the effective date of the Business Combination attached to this proxy statement/prospectus as Annex D;
•“Proposed Certificate of Formation” are to the proposed certificate of formation of Enhanced Group upon the effective date of the Business Combination attached to this proxy statement/prospectus as Annex B;
•“Proposed Certificate of Conversion” are to the proposed certificate of conversion of A Paradise from a Cayman Islands exempted company to a corporation incorporated in the state of Texas and attached to this proxy statement/prospectus as Annex C;
•“Proposed Organizational Documents” are to the Proposed Certificate of Formation and the Proposed Bylaws;
•“Private Placement Investment” are to any equity or debt financing transaction entered into by Enhanced prior to the Closing, including the issuance of simple agreements for future equity (“SAFEs”) to one or more investors pursuant to which such investors are granted rights to receive, in exchange for the payment of a purchase amount, certain preferred or other capital shares of Enhanced (and any related warrants or equity interests) upon the occurrence of specified events and subject to the terms and conditions set forth therein;
•“Put Option” are to the Sponsor’s right to sell to Apeiron up to 100%, and not less than 78%, of the Sponsor Securities, free and clear of liens (other than certain customary restrictions) pursuant to the terms of the Sponsor Equity Agreement;

•“QEF Election” are to the timely and effective election by the U.S. Holder’s to treat A Paradise or Enhanced, as applicable, as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of A Paradise Class A ordinary shares or Enhanced common shares, as applicable, during which A Paradise or Enhanced, as applicable, qualified as a PFIC;
•“Record Date” are to the close of business on [               ], 2026;
•“redemption” are to each redemption of A Paradise Class A ordinary shares or shares of Enhanced Group Class A common stock, as applicable, for cash pursuant to the APAD BVI Charter and the Proposed Organizational Documents;
•“Registration Rights Agreement” are to the registration rights agreement to be entered into at Closing, by and among Enhanced Group, the Sponsor, Apeiron and CCM (included as Annex M to the proxy statement/prospectus);
•“Requisite Regulatory Approvals” are to all consents, registrations, approvals, clearances, permits and authorizations, and all expirations or terminations of waiting periods, that are required to be obtained from any governmental authority under applicable law in connection with the consummation of the transactions contemplated by this Agreement, including all notices, reports, filings and approvals required under the HSR Act (including the expiration or termination of all applicable waiting periods thereunder), and any other antitrust, competition, foreign investment or similar Laws, as well as any other regulatory approvals set forth in the Business Combination Agreement and the Ancillary Agreements;
•“Resale Registration Statement” are to the resale registration statement on Form S-1 to be filed in connection with the consummation of the Business Combination;
•“ROFR and Co-Sale Agreement” are to that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of March 28, 2025, among certain Enhanced Shareholders;
•“Roma” are to Roma Appraisals Limited;
•“Roma Engagement Letter” are to the engagement letter between Roma and A Paradise, dated as of November 13, 2025;
•“RWLV” are to Resorts World Las Vegas;
•“Rule 144” are to Rule 144 under the Securities Act;
•“SAFE Agreements” are to any of the simple agreements for future equity, each, a “SAFE” and collectively, the “SAFEs”, entered into by Enhanced with the SAFE investors, pursuant to the Private Placement Investment;
•“SAFE Price” are to the implied price per share of Enhanced Group Class A common stock used to determine the number of shares issuable to an investor in the Private Placement Investment, which number of shares is calculated by dividing (i) such investor’s purchase amount under the relevant SAFE Agreement by (ii) $1,200,000,000, and multiplying the resulting percentage ownership by the total number of shares of Enhanced Group Class A common stock outstanding immediately following the Closing, including all shares of Enhanced Group Class A common stock issued in the Business Combination and all shares of Enhanced Group Class A common stock issued or issuable upon the conversion of convertible securities in connection with the Business Combination;
•“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002, as amended;
•“SEC” are to the United States Securities and Exchange Commission;
•“Second Merger” are to the merger of Enhanced with and into A Paradise, with A Paradise surviving the merger;

•“Second Outside Date” are to May 25, 2026, being the extended outside date to which Enhanced may elect to extend the Outside Date under the Business Combination Agreement;
•“Securities Act” are to the Securities Act of 1933, as amended;
•“Section 423 Offering” are to an offering under the ESPP that does qualify under Section 423 of the Code for U.S. employees;
•“Series A-1 preferred shares” are to the shares of Series A-1 convertible preferred shares of Enhanced, issued by Enhanced pursuant to its governing documents and applicable financing agreements, which are convertible into Enhanced common shares in accordance with their terms;
•“Series A-2 preferred shares” are to the shares of Series A-2 convertible preferred shares of Enhanced, issued by Enhanced pursuant to its governing documents and applicable financing agreements, which are convertible into Enhanced common shares in accordance with their terms;
•“Series B preferred shares” are to the shares of Series B convertible preferred shares of Enhanced, issued by Enhanced pursuant to its governing documents and applicable financing agreements, which are convertible into Enhanced common shares in accordance with their terms;
•“SFC” are to the Hong Kong Securities & Futures Commission;
•“SPAC Registration Rights Agreement” are to the agreement by and among A Paradise, entered into by A Paradise in connection with the IPO, by and among A Paradise and certain holders of A Paradise’s equity securities;
•“Sponsor” are to A SPAC IV (Holdings) Corp., a BVI business company;
•“Sponsor Equity Agreement” are to that certain separate agreement, dated November 26, 2025, between Apeiron and the Sponsor governing their equity arrangements in connection with the Business Combination;
•“Sponsor Private Placement Units” are to the 400,000 private placement units purchased by the Sponsor in a private placement that closed concurrently with A Paradise’s initial public offering, each consisting of one A Paradise Class A ordinary share and one A Paradise Right, with such securities having the same terms as the public units and rights issued in the IPO except that they (i) were issued in a private placement exempt from registration, (ii) are subject to transfer restrictions, and (iii) are not entitled to redemption from the Trust Account;
•“Sponsor Securities” are to the equity securities then held by the Sponsor in Enhanced Group, including the A Paradise Class B ordinary shares and the A Paradise Units, including securities of Enhanced Group issued in exchange for the A Paradise Class B ordinary shares;
•“start-up year” are to the first taxable year a foreign corporation has gross income for U.S. federal income tax purposes;
•“Stock Consideration” are to the number of shares of Enhanced Group Class A common stock equal to the quotient obtained by dividing (a) the sum of (i) $1,200,000,000 plus (ii) the aggregate proceeds actually received at or prior to the Closing from the consummation of the Private Placement Investment by (b) $10.00;
•“Stock Issuance Proposal” are to the proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of Enhanced Group Class A common stock or Enhanced Group Class B common stock, as applicable, pursuant to the terms of the Business Combination Agreement;

•“Substance” are to any pharmacologically, biologically, metabolically, or otherwise physiologically active ingredient or compound, considered in isolation and without regard to any specific formulation, manufacturing process, dosage form, or route of administration, that is intended or reasonably expected to alter, modulate, or influence human physiological function, performance capacity, recovery processes, or biological adaptation. Substances include, without limitation, hormones, peptides, anabolic or catabolic agents, metabolic modulators, stimulants, analgesics, or other compounds with comparable activity, whether naturally occurring, synthetic, or biosynthetic, but exclude inert excipients, carriers, or inactive formulation components that do not independently exert physiological effects;
•“Sullivan & Cromwell” are to Sullivan & Cromwell LLP, legal counsel to Enhanced;
•“TBOC” are to the Texas Business Organizations Code;
•“Tenor” are to Tenor Capital Management Company, L.P.;
•“Technology and Data Systems” are to, collectively, the real-time and historical performance data, event timing and scoring systems, video and metadata feeds, venue and broadcast integrations, and other third-party platforms and tools;
•“Third Outside Date” are to June 5, 2026, being the further extended outside date to which Enhanced may elect to extend the Second Outside Date under the Business Combination Agreement;
•“Transaction Proposals” are to, collectively, the Condition Precedent Proposals and the Adjournment Proposal;
•“Transaction Support Agreements” are to the agreements entered into between Enhanced and certain Enhanced Shareholders pursuant to which such Enhanced Shareholders may not transfer any of their Enhanced Group Class A common stock other than in accordance with its terms;
•“Treasury Shares” are to any Enhanced common shares held in the treasury of Enhanced, which shall be canceled as part of the First Merger;
•“TRT” are to the testosterone replacement therapy;
•“Trust Account” are to the trust account established at the consummation of A Paradise’s initial public offering at [               ] and maintained by Continental, acting as trustee;
•“Trust Agreement” are to the Investment Management Trust Agreement, dated [               ], by and between A Paradise and Continental, as trustee;
•“Trust Amount” are to the amount of cash and cash equivalents held in A Paradise’s trust account;
•“U.A.E.” are to the United Arab Emirates;
•“U.S.” are to the United States of America;
•“U.S. Holders” are to the beneficial owners of A Paradise securities, Enhanced securities or Enhanced Group securities, as applicable, that, for U.S. federal income tax purposes, are (i) citizens or residents of the United States, (ii) corporations (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate whose the income is subject to U.S. federal income taxation regardless of its source, or (iv) trusts if (a) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has a valid election in place to be treated as a U.S. person;
•“Underwriter Private Placement Units” are to the 200,000 private placement units purchased by CCM on a private placement basis that occurred simultaneously with the consummation of the IPO, which, together with the Sponsor Private Placement Units, constitute the A Paradise private units;

•“Units” are to the 20,000,000 units issued by the Company in its initial public offering consummated on July 31, 2025;
•“USOPC” are to the United States Olympic & Paralympic Committee;
•“Voting Agreement” are to that certain Second Amended and Restated Voting Agreement, dated as of March 28, 2025;
•“WACC” are to the Weighted Average Cost of Capital;
•“WADA” are to the World Anti-Doping Agency;
•“Working Capital Loans” are to any loans made to A Paradise by the Sponsor, its affiliates or A Paradise’s directors or officers, or by any other person agreed to by A Paradise, to fund working capital needs or transaction costs prior to the consummation of the initial business combination, including any amounts that may, at the lender’s option, be converted into units (or other securities) of A Paradise in accordance with the terms of such loans; and
•“10% Shareholder” are to a U.S. Holder who on the date of the Domestication or Mergers, as applicable, beneficially owns (directly or constructively) 10% or more of the total combined voting power of all classes of A Paradise or Enhanced stock, as applicable, entitled to vote or 10% or more of the total value of all classes of A Paradise or Enhanced stock, as applicable.
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to A Paradise Class A ordinary shares, shares of Enhanced Group Class A common stock, or A Paradise Rights include such securities underlying the units.
Share Calculations and Ownership Percentages
Unless otherwise specified (including in the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to Enhanced Group Shareholders following Closing are for illustrative purposes only and assume the following:
•Closing of the Business Combination occurs on March 31, 2026;
•6,666,667 A Paradise Class B ordinary shares held by the Sponsor will be converted into shares of Enhanced Group Class A common stock on a one-to-one basis at Closing;
•400,000 shares of Enhanced Group Class A common stock will be issued to the Sponsor upon conversion of the 400,000 Private Placement Units owned by the Sponsor;
•50,000 shares of Enhanced Group Class A common stock will be issued to the Sponsor upon conversion of the 400,000 A Paradise private placement rights underlying the Private Placement Units owned by the Sponsor;
•225,000 shares of Enhanced Group Class A common stock will be issued to CCM in respect of the 200,000 A Paradise private units held by CCM;
•20,000,000 shares of Enhanced Group Class A common stock will be issued upon conversion of 20,000,000 A Paradise Class A ordinary shares held by other persons, assuming no redemptions;
•2,500,000 shares of Enhanced Group Class A common stock will be issued upon conversion of the A Paradise Rights issued and outstanding at Closing;
•113,643,678 shares of Enhanced Group Class A common stock will be issued to existing Enhanced Shareholders in consideration for their shares of Enhanced issued and outstanding at Closing, of which

47,022,632 shares will be issued to Apeiron Holders and 66,621,046 shares will be issued to other existing Enhanced Shareholders;
•3,936,745 shares of Enhanced Group Class A common stock are to be issued to investors in the Private Placement Investment in respect of $40,002,054 principal amount of SAFEs pursuant to the Private Placement Investment, of which 418,257 shares will be issued to Apeiron Holders and 3,518,488 shares will be issued to other investors in the Private Placement Investment;
•1,968,321 shares of Enhanced Group Class A common stock are to be issued to investors in the Private Placement Investment upon exercise of Enhanced Group SAFE Warrants, which are exercisable at any time following Closing, pursuant to the Private Placement Investment, of which 209,124 shares will be issued to the Apeiron Holders and 1,759,197 shares will be issued to other investors in the Private Placement Investment;
•Up to [    ] shares of Enhanced Group Class A common stock may be issued to holders upon exercise of Enhanced Group Consultant Warrants, which are expected to be exercisable following Closing according to their various vesting schedules;
•Up to 4,040,766 shares of Enhanced Group Class A common stock will be issuable upon exercise of Enhanced Group Options, which are exercisable following Closing according to their various vesting schedules;
•The number of shares of Enhanced Group Class A common stock that will be issuable in connection with Enhanced Group Top-Up Awards is not yet determined;
•No Enhanced Group Options, Enhanced Group Consultant Warrants or Enhanced Group Top-Up Awards have been exercised into, or settled in, shares of Enhanced Group Class A common stock;
•The Co-Founder Holders will hold 292,299,557 (assuming no redemptions) and 254,299,557 (assuming full redemptions) shares of Enhanced Group Class B common stock (representing 100.0% of the issued and outstanding Enhanced Group Class B common stock), which shares are non-economic shares that carry ten (10) votes per share, and as a result, the Co-Founder Holders will control 96.5% (assuming no redemptions) and 97.1% (assuming full redemptions) of the voting power of Enhanced Group;
•There is no exercise of either the put option or the call option pursuant to the Sponsor Equity Agreement;
•There are no other issuances of equity by A Paradise or Enhanced prior to or in connection with the consummation of the Business Combination;
•There are no issuances under the Enhanced Group Omnibus Incentive Plan, the Founder Plan or the ESPP;
•There are no purchases, sales or transfers of equity in A Paradise or Enhanced prior to or in connection with the consummation of the Business Combination, whether in the open market or otherwise;
•Numbers of shares of Enhanced Group Class A common stock have been rounded where appropriate;
•Assumes (i) that no public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account; (ii) that holders of 50% of public shares, or 10,000,000 public shares, will exercise their redemption rights for an aggregate payment of $100 million (based on the estimated per-share redemption price of $10.00 per share) from the Trust Account; and (iii) that all public shareholders, holding 20,000,000 public shares, will exercise their redemption rights for an aggregate payment of $200 million (based on the estimated per-share redemption price of $10.00 per share) from the Trust Account; and
•For each person and group included in the relevant tables herein, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of Enhanced Group common stock as a single class. In respect of matters requiring a shareholder vote, each share of Enhanced Group Class A common stock will be entitled to one (1) vote and each share of Enhanced Group Class B common stock will be entitled to ten (10) votes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the Business Combination, A Paradise and Enhanced Group. Statements that constitute projections, forecasts and other forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When A Paradise and Enhanced Group discuss their strategies or plans, including as they relate to the potential Business Combination, they are making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by, and information currently available to, A Paradise’s management and Enhanced Group’s management.
Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference into this proxy statement/prospectus may include, for example, statements about the following:
•Enhanced Group’s need for additional capital to support growth and the availability of such capital on economically favorable terms;
•potential dilution from future equity issuances or other financings;
•availability of full Private Placement Investment funds for the Business Combination;
•fixed prices under the Sponsor Equity Agreement differing materially from market value at exercise;
•management’s broad discretion over proceeds from the Business Combination and the Private Placement Investment;
•expectations for future operating and financial results and market growth relying on Enhanced Group’s assumptions and analyses;
•Enhanced Group Board and management’s limited experience overseeing and operating a public company;
•the increased costs associated with the additional regulations and requirements as a result of becoming a public company;
•their limited operating history and minimal revenues and the success and timing of the inaugural 2026 Enhanced Games and other planned live events;
•their ability to build and sustain audience, sponsor and media demand for enhancement-based competition and related products;
•dependence on the performance of athletes and acceptance of performance enhancement substances;
•the development and monetization of the Live Enhanced platform;
•their ability to grow market share in their existing markets or any new markets they may enter;
•their ability to respond to general economic conditions, particularly reduced public interests in competitive sports or in the telehealth industry;
•their ability to manage event postponements, cancellations, or material modifications;
•insurance market limitations, exclusions, and increases;

•their ability to manage regulatory compliance, and expand internationally while operating under evolving sports, health, and data-privacy regulations;
•their ability to avoid liability or adverse health outcomes at events or in connection with the Live Enhanced platform;
•their ability to avoid litigation and regulatory proceedings from incumbent sports organizations, competitors, and regulators;
•their ability to comply with evolving data protection, privacy and information security laws and industry standards;
•their share structure may concentrate voting power;
•the Sponsor Equity Agreement with Apeiron;
•their status as a “controlled company” under NYSE rules and its ability to rely on exemptions from certain corporate governance requirements;
•the dual-class voting structure and its effect on the potential eligibility of Enhanced Group Class A common stock for inclusion in stock market indices and for investment by certain institutional investors;
•the valuation of Enhanced not being negotiated through an arm’s length negotiation or a market-tested process;
•the limited circumstances in which public shareholders have rights to the funds in the Trust Account and the fact that, outside those limited redemption or liquidation events, shareholders and right holders may have to sell their securities in the market, potentially at a loss, to liquidate their investment;
•the risk of shareholder litigation and regulatory litigation and the resulting costs and diversion of management’s attention;
•the possibility that redeeming shareholders could be liable to third parties for claims against Enhanced Group with respect to the distributions they receive upon redemption;
•the risks and uncertainties associated with Enhanced becoming a public reporting company through the Business Combination rather than a traditional underwritten initial public offering, including the absence of an independent underwriter due diligence process and the conflicts of interest of the Sponsor;
•the risk that A Paradise’s due diligence investigation of Enhanced may be inadequate, which could result in Enhanced Group shareholders losing some or all of their investment;
•the conflicts of interest created by the Sponsor’s and A Paradise’s directors’ and officers’ incentive to complete the Business Combination within the Combination Period and by the obligation to close by the Agreement End Date, even if the terms are less favorable or no longer in the best interests of public shareholders;
•the potential conflicts of interest arising from A Paradise’s directors’ and executive officers’ discretion to agree to changes to, or waivers of conditions under, the Business Combination, including whether such changes or waivers are in the best interests of A Paradise’s shareholders;
•the potential conflicts of interest arising from A Paradise’s officers’ and directors’ pre-existing fiduciary or contractual obligations to other entities when allocating business opportunities;
•the satisfaction or waiver of certain customary closing conditions of the Mergers, including, among others, (i) the approval of the Business Combination and related agreements and transactions by the shareholders of A Paradise and Enhanced, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any other required regulatory approvals, (iii) the receipt of approval for listing on NYSE of the shares of Enhanced Group Class A common stock to be issued in connection with the Mergers and (iv) the absence of any injunctions;
•the risk that the Business Combination may not close if conditions are not satisfied or waived by the Agreement End Date, resulting in termination-related costs and loss of anticipated benefits;
•the substantial doubt about A Paradise’s ability to continue as a going concern, as expressed in the explanatory paragraph in its independent registered public accounting firm’s report;
•the reliance on third-party data and Enhanced’s own analyses that A Paradise has not independently verified, and the risk that estimates of market opportunity and growth may be inaccurate;
•the risk that the unaudited pro forma condensed combined financial information may not be indicative of Enhanced’s actual financial position or results of operations;
•the absence of indemnification, escrow, price adjustment or other post-closing remedies for A Paradise or A Paradise Shareholders if Enhanced’s representations and warranties in the Business Combination Agreement ultimately prove inaccurate;
•the risk that registering shares for resale and the exercise of registration rights under the Business Combination Agreement may adversely affect the market price of A Paradise’s and Enhanced Group’s securities;
•the ability to obtain and maintain the listing of Enhanced Group Class A common stock on NYSE following the Business Combination;
•Enhanced Group’s public securities’ potential liquidity and trading;
•Enhanced Group’s success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;
•A Paradise’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with A Paradise’s business or in approving the Business Combination;
•the obligation of A Paradise to liquidate and dissolve if they do not complete the Business Combination or another business combination by July 31, 2027, and the risk that public shareholders may receive less on redemption and that the A Paradise Rights will expire;
•the possibility that shareholders may experience delays beyond the stated outside date before receiving redemption proceeds if a liquidation is required, due to legal requirements and the need to provide for creditor claims;
•the sufficiency of the funds available outside the Trust Account to fund operations through July 31, 2027, and their need to obtain additional financing to complete a business combination and avoid liquidation;
•the risk that a shareholder’s decision whether to redeem may not result in a better economic outcome, that procedural requirements may make redemption more difficult, and that shareholders who tender shares for redemption may be unable to sell them when they wish if the Business Combination is not consummated;
•the risk that, prior to the Business Combination, A Paradise may incur charges that negatively affect its financial condition, results of operations and share price;
•the risk that, because A Paradise has no specified maximum redemption threshold, a substantial majority of public shareholders may redeem their shares, potentially preventing consummation of the Business Combination and subjecting A Paradise to the “penny stock” rules;
•the risk that, if a significant number of public shares are redeemed, Enhanced Group common stock may have reduced liquidity after the Business Combination;

•the risk that Nasdaq or NYSE, as applicable, may delist A Paradise’s or Enhanced Group’s securities, which could limit investors’ ability to trade those securities and subject them to additional trading restrictions;
•the risk that A Paradise could be deemed an unregistered investment company under the Investment Company Act based on the nature and duration of its Trust Account investments, the need to shift Trust Account assets into cash to mitigate that risk, and the resulting reduction in interest income and the amount available for redemptions or liquidation;
•the substantial interest held by the Sponsor, which may enable or encourage influence over the shareholder vote on the Business Combination, and the resulting conflict of interest where the Sponsor is incentivized to complete the Business Combination;
•the impact of potential U.S. foreign investment regulations due to the involvement of the Sponsor and the likely involvement of CFIUS;
•the potential imposition of a 1% U.S. federal excise tax on Enhanced Group in connection with redemptions of public shares in the Business Combination;
•the risk that the Domestication may result in adverse tax consequences for A Paradise’s Shareholders and that the Mergers may result in adverse tax consequences for holders of Enhanced common shares;
•the risk that, if the Mergers do not qualify as a “reorganization” under Section 368(a) of the Code, holders of Enhanced common shares may be required to pay substantial U.S. federal income taxes;
•the risk that, after the Business Combination, the rights of holders of Enhanced Group Class A common stock under the TBOC and the Proposed Organizational Documents will differ from, and may be less favorable than, the rights of holders of A Paradise Class A ordinary shares under BVI law and the current memorandum and articles of association;
•the risk that exclusive-forum provisions requiring certain lawsuits to be brought in Texas state courts may limit shareholders’ choice of forum;
•the risk that, if the Adjournment Proposal is not approved and there are insufficient votes to approve the Business Combination and the Domestication, the board will be unable to adjourn the meeting to solicit additional votes and the Business Combination may not be consummated;
•Enhanced Group’s ability to build, operate under and maintain or improve their unproven business model;
•Enhanced Group’s ability to restore their growth and expectations regarding the development and long-term expansion of their business;
•Enhanced Group’s ability to achieve and maintain profitability in the future;
•Enhanced Group’s ability to maintain, expand and be successful in strategic relationships with third parties and partners; potential adverse reactions or changes in relationships with athletes, partners, sponsors, distributors, and regulators resulting from the announcement or completion of the Business Combination;
•Enhanced Group’s ability to remediate existing material weaknesses and implement and maintain an effective system of internal controls over financial reporting;
•Enhanced Group’s ability to develop new services, events, products, features and functionality that meet market needs and achieve market acceptance;
•Enhanced Group’s ability to attract, retain, identify and hire individuals, key management and medical personnel for the roles they seek to fill and staff operations appropriately;
•Enhanced Group’s ability to maintain, protect, assert, and enhance intellectual property rights; and

•other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference into this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on A Paradise or Enhanced Group. There can be no assurance that future developments affecting A Paradise or Enhanced Group will be those that A Paradise or Enhanced have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of A Paradise or Enhanced) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section entitled “Risk Factors” beginning on page 116 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. A Paradise and Enhanced undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any A Paradise shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF A PARADISE
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to A Paradise’s shareholders. A Paradise urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [               ] [a.m., Eastern Time], on [               ], 2026, at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019-9601, or virtually via live webcast. To participate virtually in the extraordinary general meeting, visit https://www.[               ] and enter the control number included on your proxy card. You may register for the meeting as early as [               ] a.m., Eastern Time, on [               ], 2026. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.
Q.    Why am I receiving this proxy statement/prospectus?
A.    You are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination Agreement provides for, among other things, the mergers of (x) Merger Sub with and into Enhanced, with Enhanced surviving the merger as a wholly owned subsidiary of A Paradise, and (y) Enhanced with and into A Paradise, with A Paradise surviving the merger, in each case, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “BCA Proposal” for more detail.
A copy of the Business Combination Agreement and Plan of Merger, along with each of the amendments thereto, is attached to this proxy statement/prospectus as Annex A, and you are encouraged to read it in its entirety.
As a condition to the Mergers, A Paradise will change its jurisdiction of incorporation by effecting a discontinuance under the BVI Business Companies Act and a domestication under Section 10.101 of the TBOC, pursuant to which A Paradise’s jurisdiction of incorporation will be changed from the BVI to the State of Texas. As a result of and upon the effective time of the Domestication, (A) immediately before the effective time of the Domestication, each then-issued and outstanding A Paradise Class B ordinary share shall convert, on a one-for-one basis, into one A Paradise Class A ordinary share, no par value, and (B) at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any A Paradise shareholder as of and immediately prior to the time at which the Second Merger becomes effective, (1) each then-issued and outstanding A Paradise Class A ordinary share shall convert automatically, on a one-for-one basis, into a share of Enhanced Group Class A common stock, (2) A Paradise shall authorize Enhanced Group Class B common stock, the terms of which shall, among other things, provide that each share of Enhanced Group Class B common stock shall carry ten votes, (3) each then-issued and outstanding A Paradise Unit shall convert automatically into one Enhanced Group Unit representing one share of Enhanced Group Class A common stock and an Enhanced Group Right (representing a right to receive one-eighth of one share of Enhanced Group Class A common stock), and (C) at the First Effective Time, each then-issued and outstanding Enhanced Group Unit shall be separated into one share of Enhanced Group Class A common stock and one Enhanced Group Right, which shall convert into one-eighth of one share of Enhanced Group Class A common stock. See the section entitled “Domestication Proposal” for additional information. The provisions of the Proposed Organizational Documents will differ materially from the APAD BVI Charter. Please see the question “What amendments will be made to the current constitutional documents of A Paradise?” below.
SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF A PARADISE AND ENHANCED, IN ITS ENTIRETY.

Q.    What proposals are shareholders of A Paradise being asked to vote upon?
A.    At the extraordinary general meeting, A Paradise is asking holders of ordinary shares to consider and vote upon:
•a proposal to adopt the Business Combination Agreement;
•for holders of A Paradise Class B ordinary shares, a proposal to approve the Domestication;
•the following four separate proposals to approve the material differences between the APAD BVI Charter and the Proposed Organizational Documents:
◦to authorize the change in the authorized share capital of A Paradise from (i) 500,000,000 A Paradise Class A ordinary shares, 50,000,000 A Paradise Class B ordinary shares and 1,000,000 A Paradise preferred shares, to (ii) 310,000,000 shares of Enhanced Group Class A common stock, 330,000,000 shares of Enhanced Group Class B common stock and 100,000,000 shares of Enhanced Group preferred stock, and the conversion of each A Paradise Class A ordinary share issued and outstanding immediately before the effective time of the Domestication into an Enhanced Group Class A common stock on a one-for-one basis;
◦to authorize the Enhanced Group Board to issue any or all shares of Enhanced Group preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors and as may be permitted by the TBOC;
◦to provide that (i) holders of shares of Enhanced Group Class A common stock will be entitled to cast one vote per share of Enhanced Group Class A common stock, and (ii) holders of shares of Enhanced Group Class B common stock will be entitled to cast ten votes per share of Enhanced Group Class B common stock; and
◦to authorize all other changes in connection with the replacement of the APAD BVI Charter with the Proposed Organizational Documents as part of the Domestication and in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively), including (1) changing the corporate name from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” in connection with the Business Combination, (2) making Enhanced Group’s corporate existence perpetual, (3) adopting the State of Texas as the exclusive forum for certain stockholder litigation, (4) opting out of the provisions of Section 21.606 of the TBOC and (5) removing certain provisions related to A Paradise’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the A Paradise Board believes is necessary to adequately address the needs of Enhanced Group after the Business Combination;
•for holders of A Paradise Class B ordinary shares, a proposal to approve the election of four directors, who, upon consummation of the Business Combination, will be the directors of Enhanced Group;
•a proposal to approve, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of Enhanced Group Class A common stock pursuant to the terms of the Business Combination Agreement;
•a proposal to approve the Enhanced Group Founder Plan;
•a proposal to approve the Enhanced Group Omnibus Incentive Plan;
•a proposal to approve the Enhanced Group Employee Share Purchase Plan; and
•a proposal to approve the Adjournment Proposal.

If A Paradise’s shareholders do not approve each of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. The Sponsor’s and A Paradise’s directors and executive officers (or their respective affiliates) own 25.9% of the issued and outstanding A Paradise ordinary shares, including 100% of the issued and outstanding A Paradise Class B ordinary shares. Furthermore, pursuant to the Letter Agreement, CCM who, as of the Record Date, owned 200,000 A Paradise private units, or approximately 0.7% of the outstanding A Paradise ordinary shares, has agreed to vote all their shares in favor of the proposals being presented at the extraordinary general meeting. As a result, (i) approval of the Domestication Proposal and the Director Election Proposal will not require the affirmative vote of any A Paradise ordinary shares held by A Paradise public shareholders, and (ii) only 6,366,667 A Paradise ordinary shares held by the A Paradise public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve each of Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal is a majority of the votes cast at the extraordinary general meeting at which a quorum is present, assuming the minimum number of ordinary shares to constitute a quorum is present, no ordinary shares held by the A Paradise public shareholders will be required to vote in favor of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, and the ESPP Proposal for it to be approved. As a result, public shareholders will have limited ability to influence the outcome of the proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. See the sections entitled “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “Founder Plan Proposal,” “Omnibus Incentive Plan Proposal,” “ESPP Proposal”, “Adjournment Proposal”, and “Risk Factors–Risks Related to the Business Combination and A Paradise–the Sponsor controls a substantial interest in A Paradise and thus may influence certain actions requiring a shareholder vote. The Sponsor and CCM (and its designees) have agreed to vote their shares in favor of the Business Combination, regardless of how A Paradise’s public shareholders vote.”
A Paradise will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of A Paradise should read it carefully.
After careful consideration, the A Paradise Board has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal are in the best interests of A Paradise and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals in each case, if presented at the extraordinary general meeting.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Summary of the Proxy Statement/Prospectus—Interests of A Paradise’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q.    Are the proposals conditioned on one another?
A.    Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q.    Why is A Paradise proposing the Business Combination?
A.    A Paradise was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities. Enhanced and its subsidiaries operate in the sports, health and wellness industries through two main businesses: Enhanced Games and the Live Enhanced platform. The Enhanced Games is a multisport event that combines athletic competition with media content to engage global audiences, while the Live Enhanced platform will provide personalized, clinician-guided wellness and performance programs, digital health tools and related consumer products.
Based on its due diligence investigations of Enhanced and the industries in which it operates, including the financial and other information provided by Enhanced in the course of A Paradise’s due diligence investigations, and based on the A Paradise Board’s evaluation of Enhanced’s growth prospects and expected benefits of Enhanced’s brand, the A Paradise Board believes that the Business Combination with Enhanced is in the best interests of A Paradise and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this, and the A Paradise Board’s belief is based on the due diligence materials provided by Enhanced and subject to uncertainties. See the section entitled “The BCA Proposal—The A Paradise Board’s Reasons for the Approval of the Business Combination” for additional information.
Q.    Did the A Paradise Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.    Yes. Although the APAD BVI Charter does not require A Paradise to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with an initial shareholder, A Paradise retained Migo to provide to the A Paradise Board with a report regarding the valuation of Enhanced, which is based upon and subject to the assumptions, conditions and limitations set forth in the report. See “The BCA Proposal—Reports of Valuation Advisor to A Paradise” and the valuation reports of Migo attached hereto as Annex G for more details.
In addition, A Paradise retained Roma, which delivered a written fairness opinion to the A Paradise Board, dated November 20, 2025, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by A Paradise in the Business Combination pursuant to the terms of the transaction, was fair, from a financial point of view, to the shareholders of A Paradise. See the section entitled “The BCA Proposal—Fairness Opinion of A Paradise’s Financial Advisor” and the fairness opinion of Roma attached hereto as Annex H for more details.
Q.    Will the projections that A Paradise considered when evaluating and recommending the Business Combination be realized?
A.    In performing its financial analyses, A Paradise relied on, among other things, certain information, including the forecasts and financial projections described in the section entitled “BCA Proposal—Fairness Opinion of A Paradise’s Financial Advisor—Certain Projected Information of Enhanced”. Enhanced’s financial projections are inherently subject to significant uncertainties and are based on numerous assumptions regarding future events, many of which are beyond Enhanced or A Paradise’s control—including, but not limited to, market growth, economic conditions, changes in regulations, and the evolution of cross-border relationships, attitudes towards enhancement, among others. These projections were prepared solely by Enhanced’s management. As a result, there can be no assurance that Enhanced’s actual financial results will match the projected figures, and it is likely that actual results for the periods and scenarios covered by the projections will differ, potentially materially, from those forecasts. The projections included in this proxy statement/prospectus are not facts and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information, including in making a decision regarding the Business Combination. The projections and the assumptions underlying them reflect the opinion of Enhanced’s management, based on Enhanced’s business plans at the time the projections were prepared, which was on October 27, 2025, and based on Enhanced’s business plans at the time the projections were approved by the Enhanced Board, which was on October 29, 2025, taking into account the risks and uncertainties of Enhanced’s business, but there can be no assurance that these projections will be realized or that actual results will not be significantly higher or lower than projected. The projections and other forward-looking statements contained in this proxy statement/prospectus are subject to the “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this document and were not prepared with a view toward public disclosure or compliance with GAAP or SEC guidelines.
While presented with numerical specificity, the projections reflect numerous estimates and assumptions with respect to, among other things, the pace of business development, market expansion, partnership development, customer and supplier stability, general business, economic, regulatory, market and financial conditions, other future events and other uncontrollable factors, as well as matters specific to Enhanced’s business, all of which are difficult to predict and many of which are beyond the control of Enhanced and A Paradise. Enhanced believes the assumptions used to derive its projections were at the time made and are as of the date of this proxy statement/prospectus both reasonable and supportable, but subject to significant uncertainties as described below and elsewhere in this proxy statement/prospectus.
For more information, see “Risk Factors—Risks Related to the Business Combination and A Paradise— Certain data and information in this proxy statement/prospectus were obtained from third-party sources or developed by Enhanced and were not independently verified by A Paradise. Certain estimates of market opportunity and growth forecasts included in this proxy statement/prospectus may prove to be inaccurate.”, “Risk Factors—Risks Related to the Business Combination and A Paradise—The expectations for future operating and financial results and market growth of the Company rely in large part upon assumptions and analyses developed by it. If these assumptions or analyses prove to be incorrect, or market conditions change in a way not anticipated, the Company’s actual operating results may be materially different from its anticipated results.”, and “Cautionary Statement Regarding Forward-Looking Statements.”
Q.    Do any of the Sponsor’s, advisors, directors or officers have interests that may conflict with my interests with respect to the Business Combination?
A.    In considering the recommendation of the A Paradise Board to approve the Business Combination Agreement, you should be aware that A Paradise’s executive officers, directors and the Sponsor have interests in the Business Combination that are different from, or in addition to, those of A Paradise shareholders generally, including but not limited to the following:
•Since the Sponsor’s, advisors, executive officers and directors directly or indirectly own A Paradise ordinary shares and A Paradise Rights, they may have a conflict of interest in determining whether a particular target business is appropriate for A Paradise’s initial business combination. These individuals stand to benefit financially if a transaction is completed, which may influence their judgment.
•The Sponsor has entered into a Sponsor Equity Agreement which grants the Sponsor an option to require Apeiron to purchase up to 100%, and Apeiron an option to purchase, up to 100%, but no less than 78%, of the equity securities then held by the Sponsor in Enhanced Group, including the A Paradise Class B ordinary shares and the A Paradise Units, at a maximum purchase price for the Put Option and Call Option in the range of $6,700,000 to $9,000,000 and in the range of $11,000,000 to $15,500,000, respectively, reducing the economic exposure of the Sponsor to trading prices following consummation of the Business Combination. If fully exercised, these put option and call option arrangements have the effect of imposing a floor and cap on the Sponsor’s return in respect of its investment in A Paradise at $1.21 and $2.18 per share of Enhanced Group Class A common stock. Further, Apeiron has already deposited $5,500,000 with the Sponsor, creditable against such call option and put option arrangements, and repayable only in very narrow circumstances.
•Subject to the Put Option and Call Option pursuant to the Sponsor Equity Agreement, the Sponsor intends to transfer an aggregate of 60,000 of its founder shares, or 20,000 each to A Paradise’s three independent directors, plus an additional 25,000 of its founder shares to A Paradise’s advisor, at the consummation of an initial business combination. If A Paradise does not complete its initial business combination, such founder shares will expire and become worthless. Accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate A Paradise’s initial business combination as such compensation will not be received unless A Paradise consummates such business combination.
•If an initial business combination is not completed within the Combination Period within which A Paradise must complete a business combination, A Paradise will be required to liquidate. In such an event:
◦6,666,667 A Paradise Class B ordinary shares held by the Sponsor, which were acquired by the Sponsor prior to A Paradise’s IPO for an aggregate purchase price of approximately $0.004 per share, or $25,000 in the aggregate, will be worthless because the Sponsor is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such A Paradise Class B ordinary shares had an aggregate market value of approximately $[               ] million based on the closing price of the A Paradise Class A ordinary shares of $[               ] per share on Nasdaq as of [               ]. The Sponsor and A Paradise’s executive officers and directors waived their redemption rights and liquidation rights in connection with the purchase of the founder shares and no other consideration was paid for such agreement. Since the Sponsor, its affiliates and promoters, and its advisor, executive officers and directors will lose their entire investment in the A Paradise Class B ordinary shares if its initial business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for A Paradise’s initial business combination.
◦400,000 Private Placement Units purchased by the Sponsor for $4,000,000, will be worthless because the Sponsor is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such Private Placement Units would have an aggregate market value of approximately $[               ] million based on the closing price of $[               ] per Unit on The Nasdaq Global Market as of [               ]. The Sponsor and A Paradise’s executive officers and directors waived their redemption rights and liquidation rights in connection with the purchase of the Private Placement Units and no other consideration was paid for such agreement. Since A Paradise’s advisor, its affiliates and promoters, and its executive officers and directors will lose their entire investment in the Private Placement Units if A Paradise’s initial business combination with Enhanced or another business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for A Paradise’s initial business combination.
•The Sponsor, its affiliates and its advisor, directors and executive officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than to liquidate. The Sponsor and its affiliates, and its advisor, directors and executive officers will retain 7,116,667 ordinary shares upon consummation of the Business Combination, representing ownership interest of approximately 5.3% in Enhanced Group, assuming maximum redemption by public shareholders. Such ordinary shares had an aggregate market value of approximately $[               ], based on the closing price of the A Paradise Class A ordinary shares of $[               ] per share on Nasdaq on [               ].
•The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other A Paradise shareholders experience a negative rate of return in Enhanced Group following the Business Combination. For example, if the share price of the Enhanced Group common stock declined to $5.00 per share after the close of the business combination, A Paradise’s public shareholders who purchased shares in A Paradise’s initial public offering, would have a loss of $5.00 per share, while the Sponsor would have a gain of approximately $4.996 per share because it acquired the founder shares for a nominal amount.
•The Sponsor may make loans from time to time to A Paradise to fund certain capital requirements. If the Sponsor makes any Working Capital Loans, up to $1,500,000 of such loans may be converted into Units, at the price of $10.00 per Unit at the option of the lender. Such Units would be identical to the Private Placement Units. If A Paradise does not complete the Business Combination within the required period, it may use a portion of its working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Business Combination is not consummated and another business combination is not otherwise completed, a conflict of interest may arise as the Working Capital Loans may not be repaid except to the extent there are funds available to A Paradise outside of the Trust Account. As of December 31, 2025, no such Working Capital Loans were outstanding.
•In the event the Sponsor or members of A Paradise’s management team provide loans to A Paradise to finance transaction costs and/or incur expenses on A Paradise’s behalf in connection with the Business Combination, such persons may have a conflict of interest in determining whether the target business is an appropriate business with which to effectuate the Business Combination as such loans may not be repaid and/or such expenses may not be reimbursed unless A Paradise consummates the Business Combination. As of December 31, 2025, there were no loans outstanding.
•In connection with the Closing, there may be payment by A Paradise to the Sponsor, executive officers, directors or advisors, or a member of A Paradise’s management team, for a finder’s fee, advisory fee, consulting fee or success fee in order to effectuate the Closing. If A Paradise agrees to pay the Sponsor, executive officers, directors or advisors, or a member of A Paradise’s management team a finder’s fee, advisory fee, consulting fee or success fee in connection with the Closing, such persons may have a conflict of interest in determining whether the target business is appropriate because any such fee would be payable only upon the Closing. As of December 31, 2025, there are no finder’s, advisory or success fees payable in connection with the Closing.
•If A Paradise is unable to complete an initial business combination within the required time period, the Sponsor may be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by A Paradise for services rendered or contracted for A Paradise. If A Paradise consummates an initial business combination, on the other hand, Enhanced Group will be liable for all such claims.
•A Paradise’s executive officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such executive officers and directors was included by a target business as a condition to any agreement with respect to A Paradise’s initial business combination.
•The Sponsor and A Paradise’s executive officers and directors and their affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on A Paradise’s behalf, such as identifying and investigating possible business targets and business combinations. Unless A Paradise consummates its initial business combination, its executive officers, directors and Insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account and the amount of interest income from the Trust Account that may be released to A Paradise as working capital. If the proposed Business Combination is not completed within the Combination Period, they will not have any claim against the Trust Account for reimbursement. Accordingly, A Paradise may not be able to reimburse these expenses, and the Sponsor and A Paradise’s executive officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of their working capital if the Business Combination or another business combination is not completed within the Combination Period. As of the date of this proxy statement/prospectus, the Sponsor and A Paradise’s executive officers and directors and their affiliates do not have any unpaid reimbursable expenses.
•The Business Combination Agreement provides for the continued indemnification of A Paradise’s current directors and executive officers.
•The exercise of A Paradise’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in A Paradise shareholders’ best interests.
•None of A Paradise’s executive officers or directors is required to commit his or her full time to A Paradise’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities. A Paradise does not intend to have any full-time employees prior to the completion of A Paradise’s initial business combination. Each of A Paradise’s executive officers is engaged in several other business endeavors for which he or she may be entitled to substantial compensation, and A Paradise’s executive officers are not obligated to contribute any specific number of hours per week to A Paradise’s affairs.
•A Paradise’s executive officers and directors may have a consulting relationship with other corporations and may have a conflict of interest including but not limited to allocating his or her time among various business activities.
•In the course of their other business activities, A Paradise’s executive officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to A Paradise as well as the other entities with which they are affiliated. A Paradise’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•The fact that the Sponsor, directors, or executive officers or their affiliates have agreed to vote their A Paradise ordinary shares in favor of the Business Combination. See the section entitled, “Summary of the Proxy Statement/Prospectus—Interests of A Paradise’s Directors and Executive Officers in the Business Combination” for a discussion of these considerations.
•Pursuant to the Registration Rights Agreement to be entered into at Closing in substitution for the Original Registration Rights Agreement, the Sponsor and A Paradise’s independent directors will have customary registration rights, including demand and piggy-back rights with respect to the shares of Enhanced Group Class A common stock held by such parties following the consummation of the Business Combination.
•The Proposed Certificate of Formation will contain a provision expressly electing that Enhanced Group will not be governed by section 21.606 of the TBOC, and therefore, Enhanced Group will not be subject to section 21.606 of the TBOC.
•Pursuant to the Sponsor Equity Agreement, the Sponsor has agreed that for the period that is 90 days from Closing of the Business Combination, it shall not transfer any Enhanced Group Class A common stock without Apeiron’s written consent. In addition, a condition to Closing under the Business Combination Agreement requires that the Sponsor deliver to Enhanced, at the Closing, an executed copy of the Insider Letter Amendment, which shall, among other things, (a) provide for an express exception to the restrictions on the transfer therein for the transfer of securities contemplated by the Sponsor Equity Agreement and (b) extend the lockup period therein with respect to the Sponsor’s equity securities for a period of 12 months following the Closing Date, subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Enhanced Group Class A common stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30-trading-day period commencing after May 24, 2026, Enhanced Group shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations.
As a result of and upon the effective time of the Business Combination, among other things, each of the then-issued and outstanding A Paradise Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Enhanced Group Class A common stock. Certain conflicts of interest arise as a result of this differential between the aggregate investment of the Sponsor and its directors, as compared to A Paradise public shareholders; for more information, see “Risk Factors—Risks Related to the Business Combination and A Paradise—Since the Sponsor and A Paradise’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Enhanced is appropriate as our initial business combination. Such interests include the fact that the Sponsor will lose its entire investment in A Paradise if our business combination is not completed within the Combination Period. Accordingly, the Sponsor, and executive officers and directors may be incentivized to complete the Business Combination, even on terms less favorable to the A Paradise shareholders, instead of liquidating A Paradise.”

The foregoing interests present a risk that the Sponsor and A Paradise’s officers and directors, and their affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with the holders of A Paradise public shares. As such, the Sponsor and A Paradise’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to holders of A Paradise public shares rather than to liquidate.
The conflicts described above may not be resolved in our favor. See the section entitled “Risk Factors – Risks Related to the Business Combination and A Paradise—The exercise of A Paradise’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in A Paradise’s shareholders’ best interest” for details on conflicts of interest.
Q.    What will Enhanced Shareholders receive in return for A Paradise’s acquisition of all of the issued and outstanding equity interests of Enhanced?
A.    The Stock Consideration will consist of a number of shares of Enhanced Group Class A common stock equal to the quotient obtained by dividing (a) the sum of (i) $1,200,000,000 plus (ii) the aggregate proceeds actually received at or prior to the Closing from the consummation of the Private Placement Investment by (b) $10.00. In addition, the Co-Founder Holders will receive Enhanced Group Class B common stock, carrying ten (10) votes per share, as specified in the Allocation Statement. As a result of and upon the Closing, among other things and as described further in the immediately succeeding paragraph, all outstanding Enhanced common shares as of immediately prior to the First Effective Time (other than treasury shares and dissenting shares but including Enhanced shares issuable in respect of the SAFEs entered into pursuant to the Private Placement Investment) will be cancelled in exchange for the right to receive Enhanced Group Class A common stock based on the Exchange Ratio. In addition, at the First Effective Time, (i) each Enhanced Option outstanding as of immediately prior to the First Effective Time will be converted into an Enhanced Group Option, except that the number of shares of Enhanced Group Class A common stock will equal the number of Enhanced common shares subject to such option multiplied by the Exchange Ratio, rounded down to the nearest whole share, and the per-share exercise price will equal the prior exercise price divided by the Exchange Ratio, rounded up to the nearest full cent; (ii) each Enhanced Top-Up Award outstanding as of immediately prior to the First Effective Time will be converted into an Enhanced Group Top-Up Award; (iii) each Enhanced Consultant Warrant outstanding as of immediately prior to the First Effective Time will be converted into an Enhanced Group Consultant Warrant except that the number of shares will equal the number of Enhanced common shares subject to such warrant multiplied by the Exchange Ratio, rounded down to the nearest whole share, and the per-share exercise price will equal the prior exercise price divided by the Exchange Ratio, rounded up to the nearest full cent; and (iv) investors in the Private Placement Investment will be issued Enhanced Group SAFE Warrants to purchase additional shares of Enhanced Group Class A common stock equal to 50% of the number of shares of Enhanced Group Class A common stock issued upon conversion of the SAFEs, at the same conversion price. The Enhanced Group Class A common stock will carry one (1) vote per share while the Enhanced Group Class B common stock will carry ten (10) votes per share. Only certain designated holders (the Co-Founder Holders) as specified in the Business Combination Agreement will receive Enhanced Group Class B common stock. For further details, see the section entitled “The BCA Proposal—General Description of the Business Combination—Business Combination Consideration—Stock Consideration.”
Q.    What equity stake and voting power will current A Paradise shareholders and Enhanced Shareholders hold in Enhanced Group immediately after the consummation of the Business Combination?
A.    It is anticipated that upon completion of the Business Combination, and based on the pro forma assumptions set out at “Share Calculations and Ownership Percentages”, the public shareholders would own 2,500,000 shares of Enhanced Group common stock which represents approximately 1.9% ownership interest of the Enhanced Group; CCM, the Sponsor, advisor, officers, directors and other holders of founder shares will retain collectively 7,341,667 shares of Enhanced Group common stock which represents an ownership interest of approximately 5.5% of the Enhanced Group and the Enhanced shareholders will own [    ] shares of Enhanced Group common stock which represents approximately 92.6% of the Enhanced Group. The Co-Founder Holders will beneficially own all the outstanding Enhanced Group Class B common stock and have control over matters requiring shareholder approval, such as electing directors and approving material mergers, acquisitions or other business combination transactions. These ownership percentages with respect to the Enhanced Group assume the maximum redemption by A Paradise public shareholders of 20,000,000 ordinary shares. If the actual facts are different from these assumptions, the percentage ownership retained by each party in Enhanced Group, and associated voting power, will be different.
The following table illustrates varying ownership levels of Enhanced Group immediately following the Business Combination on a fully diluted basis, including common stock issued pursuant to the Private Placement Investment:

	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Assuming Maximum Redemptions(3)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Initial Shareholders(4)	7,116,667	4.6%	7,116,667	4.9%	7,116,667	5.3%
Public Shareholders(5)	22,500,000	14.6%	12,500,000	8.7%	2,500,000	1.9%
Enhanced Shareholders	118,095,171	76.8%	118,095,171	82.1%	118,095,171	88.2%
Private Placement Investment investors	5,905,034	3.9%	5,905,034	4.1%	5,905,034	4.4%
CCM	225,000	0.1%	225,000	0.2%	225,000	0.2%
Total ordinary shares	153,841,872	100%	143,841,872	100%	133,841,872	100%
__________________
Notes:
(1)Assumes that no public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.
(2)Assumes that holders of 50% of public shares, or 10,000,000 public shares, will exercise their redemption rights for an aggregate payment of $100.7 million (based on the estimated per-share redemption price of $10.07 per share) from the Trust Account.
(3)Assumes that all public shareholders, holding 20,000,000 public shares, will exercise their redemption rights for an aggregate payment of $201.4 million (based on the estimated per-share redemption price of $10.07 per share) from the Trust Account.
(4)Includes (i) 6,666,667 shares converted from the A Paradise Class B ordinary shares on a one-to-one basis, (ii) 400,000 A Paradise Class A ordinary shares underlying the Private Placement Units, and (iii) 50,000 A Paradise Class A ordinary shares issuable upon conversion of the private placement rights underlying the Private Placement Units.
(5)Includes 2,500,000 shares to be issued upon consummation of the Business Combination upon conversion of the A Paradise Rights outstanding.
Based on the foregoing, and solely for illustrative purposes, if a non-redeeming shareholder’s shares were to reflect an implied value of $10.00 per share based on the pro forma equity capitalization of Enhanced Group, Enhanced Group would need to have a total pro forma equity value of at least (i) $1,538,418,720 in the no redemptions scenario, (ii) $1,438,418,720 in the 50% redemptions scenario, and (iii) $1,338,418,720 in the maximum redemptions scenario.
In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the public shares. The actual results may be within the parameters described by the scenarios above. However, there can be no assurance regarding which scenario will be closest to the actual results.
The level of redemptions will impact the aggregate amount of the underwriting fee incurred in connection with A Paradise’s initial public offering. In all redemption scenarios, the effective deferred underwriting fee would be 4% of the cash that remains in the Trust Account following such redemptions.
In addition to the changes in percentage ownership depicted above, shareholders will experience additional dilution to the extent Enhanced Group issues additional shares of Enhanced Group Capital Stock after the closing of the Business Combination. For example, the tables above exclude such number of shares of Enhanced Group Class A common stock that will be reserved and authorized for issuance under the Enhanced Group Founder Plan, the Enhanced Group Omnibus Incentive Plan and the Enhanced Group Employee Share Purchase Plan, which will initially be such number of shares of Enhanced Group Class A common stock representing in the aggregate 12% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately following the Closing.

The following table sets forth information regarding the expected beneficial ownership of Enhanced Group common stock immediately following the consummation of the Business Combination by:
•each person who is expected to beneficially own 5.0% or more of the outstanding Enhanced Group common stock upon consummation of the Business Combination;
•each person who will become a director or named executive officer of Enhanced Group upon consummation of the Business Combination; and
•all of the directors and executive officers of Enhanced Group acting as a group upon consummation of the Business Combination.
Except as otherwise noted herein, the number and percentage of Enhanced Group common stock beneficially owned is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person. Each Enhanced Group Class A common stock is entitled to one (1) vote per share and each holder of Enhanced Group Class B common stock is entitled to ten (10) votes per share.
The expected beneficial ownership of Enhanced Group common stock post-Business Combination shown in the chart below was calculated based on the assumption that (i) none of the parties in the chart below purchase any A Paradise shares in the open market, (ii) there are no other issuances of equity by A Paradise prior to or in connection with the consummation of the Business Combination, (iii) conversion of any A Paradise Rights, and (iv) conversion of the SAFEs and exercise of the Enhanced Group Private Warrants in each case issued pursuant to the Private Placement Investment. The total number of shares of Enhanced Group common stock expected to be outstanding after the consummation of the Business Combination will be (i) assuming no holder of A Paradise Class A ordinary shares exercises its redemption rights under a no redemptions scenario, 446,141,429 shares of Enhanced Group common stock, and (ii) assuming all holders of 20,000,000 A Paradise public shares exercise redemption rights under a maximum redemptions scenario), 388,141,429 shares of Enhanced Group common stock. If the actual facts differ from these assumptions, these amounts will differ.

			Enhanced Group common stock Beneficially Owned Immediately after Closing of the Business Combination
	Pre-Business Combination		No Redemption Scenario				Maximum Redemption Scenario
	Number of A Paradise ordinary shares	% of A Paradise ordinary shares	Enhanced Group Class A common stock	Enhanced Group Class B common stock	% of Total Enhanced Group Class A common stock	% of Voting Power	Enhanced Group Class A common stock	Enhanced Group Class B common stock	% of Total Enhanced Group Class A common stock	% of Voting Power(5)
Directors and Executive Officers(1),(2)
Christian Angermayer(3)	-	-	47,650,013	292,299,557	31.1%	96.5%	47,650,013	254,299,557	35.7%	96.8%
Maximilian Martin	-	-	9,210,804	-	6.0%	0.3%	9,210,804	-	6.9%	0.3%
Aron D’Souza	-	-	7,999,385	-	5.2%	0.3%	7,999,385	-	6.0%	0.3%
Rick Adams	-	-	237,482	-	0.2%	—%	237,482	-	0.2%	—%
Dirk Struycken	-	-	231,086	-	0.2%	—%	231,086	-	0.2%	—%
Alex Lopez	-	-	149,988	-	0.1%	—%	149,988	-	0.1%	—%
James J. Murren	-	-	13,999	-	—%	—%	13,999	-	—%	—%
Siddhartha Banthiya	-	-	-	-	—%	—%	-	-	—%	—%
Emily Tabak	-	-	-	-	—%	—%	-	-	—%	—%
Chris Jones	-	-	-	-	—%	—%	-	-	—%	—%
Dr. Juliette Han	-	-	-	-	—%	—%	-	-	—%	—%
Anthony D. Eisenberg	-	-	-	-	—%	—%	-	-	—%	—%
James Simpson	-	-	-	-	—%	—%	-	-	—%	—%
All executive officers and directors as a Group (10 individuals)	-	-	57,112,298	292,299,557	37.2%	96.9%	57,112,298	254,299,557	42,8%	97.1%

5% Holders of Enhanced Group Post-Business Combination
Christian Angermayer(3)	-	-	47,650,013	292,299,557	31.1%	96.5%	47,650,013	254,299,557	35.7%	96.8%
Maximilian Martin	-	-	9,210,804	-	6.0%	0.3%	9,210,804	-	6.9%	0.3%
Aron D’Souza	-	-	7,999,385	-	5.2%	0.3%	7,999,385	-	6.0%	0.3%
A SPAC IV (Holdings) Corp.(4)	7,066,667	25.9%	7,116,667	-	4.6%	0.2%	7,116,667	-	5.3%	0.3%
__________________
(1)The business address for the directors and executive officers of Enhanced Group will be 169 Madison Avenue, Suite 15101, New York, New York 10016.
(2)Certain other directors, including James J. Murren, Dr. Juliette Han, Anthony D. Eisenberg and James Simpson, do not hold Enhanced Group common stock as at the date of this proxy statement/prospectus.
(3)For purposes of this table, the holdings of Christian Angermayer are deemed to be the holdings of the Apeiron Holders.
(4)Assumes 50,000 shares of Enhanced Group Class A common stock have been issued to the Sponsor upon conversion of the 400,000 A Paradise private placement rights owned by the Sponsor following the Business Combination. Mr. Tsang has voting and dispositive power over the securities held of record by the Sponsor. The business address of the Sponsor is 29/F, The Sun’s Group, 200 Gloucester Road, Wan Chai, Hong Kong.
(5)For each person and group included in this column, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of Enhanced Group common stock as a single class. In respect of matters requiring a shareholder vote, each Enhanced Group Class A common stock will be entitled to one (1) vote and each Enhanced Group Class B common stock will be entitled to ten (10) votes.
The expected beneficial ownership of ordinary shares post-Business Combination under the header “Post-Business Combination— No Redemption Scenario” assumes none of the A Paradise public shares having been redeemed.
The expected beneficial ownership of ordinary shares post-Business Combination under the header “Post-Business Combination—Maximum Redemption Scenario” assumes 20,000,000 A Paradise public shares having been redeemed.
All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Summary of the Proxy Statement/Prospectus—Ownership of Enhanced Group following Business Combination” and, with respect to the determination of the “Maximum

Redemptions”, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Q.    How has the announcement of the Business Combination affected the trading price of the A Paradise Class A ordinary shares?
A.    On November 25, 2025, the trading date before the public announcement of the Business Combination, A Paradise units, Class A ordinary shares and A Paradise Rights closed at $10.18, $10.02 and $0.22, respectively. On [               ], A Paradise units, Class A ordinary shares and A Paradise Rights closed at [          ], [               ] and [               ], respectively.
Q.    Will Enhanced obtain new financing in connection with the Business Combination?
A.    Yes. As described in “Summary of the Proxy Statement/Prospectus— Transaction Summary— Private Placement Investment”, prior to the Business Combination, Enhanced conducted a targeted $40,000,000 private placement of SAFEs, led by Apeiron, which invested alongside other accredited investors. In the event that the Business Combination is consummated, immediately prior to the Closing of the Business Combination, all SAFEs issued in this Private Placement Investment will automatically convert into a number of Enhanced common shares based on a $1.2 billion post-money valuation, which will then be exchanged alongside the other Enhanced common shares for shares of Enhanced Group Class A common stock, giving the SAFE holders their pro rata ownership of Enhanced Group on a fully diluted basis. At the same time, the SAFE investors will receive warrants to purchase additional Enhanced Group Class A common stock equal to 50% of the number of Enhanced Group Class A common stock issued upon conversion, at the same conversion price. In the event that the Business Combination is not consummated, then either (i) if there is no equity financing that is for a minimum amount raised of $30 million (including a minimum amount of $5 million committed by a third-party lead investor) before November 25, 2026, the SAFEs will automatically convert into a number of Enhanced preferred shares equal to the relevant investor’s purchase amount divided by $14.34498, with such shares carrying a liquidation preference senior to Enhanced’s then-outstanding preferred shares, or (ii) if there is an equity financing as described above before November 25, 2026, the SAFEs will automatically convert at the initial closing of such equity financing into a number of Enhanced preferred shares equal to the purchase amount of the relevant investor divided by 70% of the lowest price paid by investors purchasing Enhanced preferred shares in that equity financing.
Q.    Why is A Paradise proposing the Domestication?
A.    The Enhanced Board and A Paradise Board believe that there are significant advantages that will arise as a result of a change of A Paradise’s domicile to Texas. Further, the Enhanced Board and A Paradise Board believe that any direct benefit that the TBOC provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The Enhanced Board and A Paradise Board believe that there are several reasons why a reincorporation in Texas is in the best interests of the Company and its shareholders, including, (i) the business-friendly, predictable and flexible corporate law framework under the TBOC, (ii) the availability of specialized forums for complex commercial disputes, including the recently established Texas Business Court, which is expected to provide enhanced judicial expertise and efficiency, (iii) the alignment of Enhanced Group’s legal domicile with U.S. regulatory expectations and public-company corporate governance standards, (iv) the favorable tax and business environment in Texas, including the absence of a state corporate income tax, (v) the increased ability of Texas corporations to access U.S. capital markets, institutional investors and financing sources familiar with U.S. corporate law, (vi) the simplification of corporate and administrative structures relative to offshore jurisdictions, and (vii) the ability of a Texas domicile to enhance Enhanced Group’s attractiveness to, and retention of, qualified directors, officers and employees. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication”.
To effect the Domestication, A Paradise will apply to the Registrar of Corporate Affairs of the BVI to be discontinued as a business company, together with the necessary accompanying documents, and file a Certificate of

Formation and a Certificate of Domestication with the Secretary of State of the State of Texas, under which A Paradise will be domesticated and continue as a Texas corporation.
The approval of the Domestication Proposal is a condition to the closing of the Mergers under the Business Combination Agreement. The approval of the Domestication Proposal requires a resolution under the BVI Business Companies Act, being the affirmative vote of holders of at least a majority of the A Paradise Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly abstentions and broker non-votes will not have an effect on the outcome of the vote.
Q.    What amendments will be made to the current constitutional documents of A Paradise?
A.    The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, A Paradise’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the APAD BVI Charter, in each case, under the BVI Business Companies Act, with the Proposed Organizational Documents, in each case, under the TBOC, upon the effective time of the Domestication, which differ materially from the APAD BVI Charter in the following respects:

	APAD BVI Charter	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)
The APAD BVI Charter authorizes 551,000,000 shares, consisting of 500,000,000 A Paradise Class A ordinary shares, 50,000,000 A Paradise Class B ordinary shares and 1,000,000 A Paradise preferred shares.

The Proposed Organizational Documents authorize 640,000,000 shares of common stock, consisting of 310,000,000 shares of Enhanced Group Class A common stock, and 330,000,000 shares of Enhanced Group Class B common stock and 100,000,000 shares of Enhanced Group preferred stock.

	See clause 5.1 of the Existing Memorandum.	See Article IV, Section B of the Proposed Certificate of Formation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)
The APAD BVI Charter authorize the issuance of 1,000,000 A Paradise preferred shares with such designation, rights and preferences as may be determined from time to time by the A Paradise Board. Accordingly, the A Paradise Board is empowered under the APAD BVI Charter, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of A Paradise to carry out a conversion of A Paradise Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).

The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof), as the Board may determine.

	See clause 6.2 of the Existing Memorandum and Article 2.2 of the Existing Articles.	See Article IV, Section A(1)(a) of the Proposed Certificate of Formation.

Multiple Classes of Common Stock (Organizational Documents Proposal C)	The APAD BVI Charter provides that the holders of each A Paradise ordinary share is entitled to one vote for each share on each matter properly submitted to the shareholders entitled to vote.
The Proposed Certificate of Formation provides holders of shares of Enhanced Group Class A common stock will be entitled to cast one vote per share of Class A common stock, and holders of shares of Enhanced Group Class B common stock will be entitled to cast ten votes per share of Enhanced Group Class B common stock on each matter properly submitted to the shareholders entitled to vote. Additionally, shares of Enhanced Group Class B common stock are not entitled to dividends, distributions, participation in liquidations or other economic rights.

	See clause 6.1 of the Existing Memorandum.	See Article IV, subsection (A.1) of the Proposed Certificate of Formation.

Corporate Name (Organizational Documents Proposal D)	The APAD BVI Charter provide that the name of the company is “A Paradise Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “Enhanced Group Inc.”

	See clause 1 of the Existing Memorandum.	See Article I of the Proposed Certificate of Formation.

Perpetual Existence (Organizational Documents Proposal D)	The APAD BVI Charter provide that if A Paradise does not consummate a business combination (as defined in the APAD BVI Charter) within 24 months from consummation of the initial public offering, A Paradise will cease all operations except for the purposes of winding-up and will redeem the A Paradise Class A ordinary shares and liquidate A Paradise’s Trust Account.	The Proposed Organizational Documents do not include any provisions relating to Enhanced Group’s ongoing existence; the default under the TBOC is that Enhanced Group has perpetual existence.

	See Article 24.2 of the APAD BVI Charter.	Default rule under the TBOC.

Exclusive Forum (Organizational Documents Proposal D)	The APAD BVI Charter do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Texas (Dallas County) as the exclusive forum for certain stockholder litigation.

See Article VIII, Section A of the Proposed Certificate of Formation.

Takeovers by Interested Shareholders (Organizational Documents Proposal D)	The APAD BVI Charter does not provide restrictions on takeovers of A Paradise by a related shareholder following a business combination.
The Proposed Organizational Documents opt out of Section 21.606 of the TBOC, the “Texas Anti-Takeover Law”, which imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliate shareholders.

See Article IV, Section A(1)(d) of the Proposed Certificate of Formation.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The APAD BVI Charter include various provisions related to A Paradise’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to A Paradise’s status as a blank check company, which no longer will apply upon consummation of the Mergers, as A Paradise will cease to be a blank check company at such time.

See Articles 24-25 of the APAD BVI Charter.

Q.    How will the Business Combination affect my ordinary shares, rights and units?
A.    As a result of and upon the effective time of the Business Combination: (A) immediately before the effective time of the Domestication, each then-issued and outstanding A Paradise Class B ordinary share shall convert, on a one-for-one basis, into one A Paradise Class A ordinary share, and (B) at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any A Paradise shareholder as of and immediately prior to the time at which the Second Merger becomes effective, (1) each then-issued and outstanding A Paradise Class A ordinary share shall convert automatically, on a one-for-one basis, into a share of Enhanced Group Class A common stock, (2) A Paradise shall authorize a new Enhanced Group Class B common stock, the terms of which shall, among other things, provide that each share of Enhanced Group Class B common stock shall carry ten votes, (3) each then-issued and outstanding A Paradise Unit shall convert automatically into one Enhanced Group Unit representing one share of Enhanced Group Class A common stock and an Enhanced Group Right (representing a right to receive one-eighth of one share of Enhanced Group Class A common stock), and (C) at the First Effective Time, each then-issued and outstanding Enhanced Group Unit shall be separated into one share of Enhanced Group Class A common stock and one Enhanced Group Right, which shall convert into one-eighth of one share of Enhanced Group Class A common stock. See“Risk Factors—Risks Related to the Business Combination and A Paradise—The Company’s dual-class voting structure may render its Class A common stock ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of its Class A common stock”.
Q.    What is the quorum requirement for the extraordinary general meeting?
A.    Shareholders representing not less than 50% of the votes of the A Paradise ordinary shares issued and outstanding as of the Record Date and entitled to vote at the extraordinary general meeting must be present in person, by virtual attendance or represented by proxy in order to hold the extraordinary general meeting and conduct business. This is called a quorum. A Paradise ordinary shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present and entitled to vote at the extraordinary general meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the chairman of the A Paradise Board may adjourn the extraordinary general meeting until a quorum is present.
Q.    How will the Initial Shareholders vote?
A.    The Sponsor and CCM (and its designees) have agreed to vote in favor of the Business Combination, regardless of how A Paradise public shareholders vote, pursuant to the Letter Agreement. Furthermore, the Sponsor has agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the A Paradise Holder Support Agreement. As of the date of this proxy statement/prospectus, CCM (and its designees), the Sponsor, A Paradise’s directors and executive officers (or their respective affiliates) own an aggregate of 26.7% of the issued and outstanding A Paradise ordinary shares, including 100% of the issued and outstanding A Paradise Class B ordinary shares, and have committed to vote these shares for the Business Combination as described in the immediately preceding sentence. Under the terms of the APAD BVI Charter, only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Domestication Proposal and the Director Election Proposal. As a result, (i) approval of the Domestication Proposal and the Director Election Proposal will not require the affirmative vote of any A Paradise ordinary shares held by A Paradise public shareholders, and (ii) only 6,366,667 A Paradise ordinary shares held by the A Paradise public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve each of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal is a majority of the votes cast at the extraordinary general meeting at which a quorum is present, assuming the minimum number of ordinary shares required to constitute a quorum is present, no ordinary shares held by the A Paradise public shareholders will be required to vote in favor of any of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, and the ESPP Proposal for it to be approved.

Q.    How many votes do I and others have?
A.    You are entitled to one vote for each A Paradise ordinary share that you held as of the Record Date. As of the close of business on the Record Date, there were 20,600,000 A Paradise Class A ordinary shares and 6,666,667 A Paradise Class B ordinary shares issued and outstanding and entitled to vote at the extraordinary general meeting. Only holders of A Paradise Class B ordinary shares have votes in relation to the Domestication Proposal and the Director Election Proposal, as stated in the APAD BVI Charter.
Q.    Do I have redemption rights?
A.    If you are a holder of public shares, you have the right to request that A Paradise redeems all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
The Sponsor, directors or executive officers or their affiliates, who own securities in A Paradise through the Sponsor have agreed to waive their redemption rights (i) in connection with the consummation of the business combination, (ii) in connection with a shareholder vote to amend the APAD BVI Charter to modify the substance or timing of A Paradise’s obligation to redeem 100% of A Paradise public shares if A Paradise does not complete its initial business combination within the Combination Period and (iii) if A Paradise fails to consummate a business combination within the Combination Period or if A Paradise liquidates prior to the expiration of the Combination Period. However, the Sponsor, directors or executive officers or their affiliates will be entitled to redemption rights with respect to any A Paradise public shares held by them if A Paradise fails to consummate a business combination or liquidate within the Combination Period. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q.    How do I exercise my redemption rights?
A.    If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:
(1)(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and A Paradise Rights prior to exercising your redemption rights with respect to the public shares;
(2)submit a written request to Continental, that Enhanced Group redeem all or a portion of your public shares for cash; and
(3)deliver your public shares to Continental, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [               ] p.m., Eastern Time, on [               ], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and A Paradise Rights prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and A Paradise Rights, or if a holder holds units registered in its own name, the holder must contact Continental, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to A Paradise (net of taxes payable). For illustrative purposes, as of [               ], 2026, this would have amounted to approximately $[               ] per issued and outstanding public share. However, the proceeds deposited in the Trust

Account could become subject to the claims of A Paradise’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of whether they vote for or against the BCA Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any Proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Proposals at the extraordinary general meeting. If you deliver your shares for redemption to Continental, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that Continental return the shares (physically or electronically) to you. You may make such request by contacting Continental, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, prior to the vote taken on the Proposals at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Enhanced Group will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Enhanced Group Class A common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any rights that you may hold.
Q.    If I am a holder of units, can I exercise redemption rights with respect to my units?
A.    No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and A Paradise Rights prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and A Paradise Rights, or if you hold units registered in your own name, you must contact Continental, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, by [               ] p.m., Eastern Time, on [               ], 2026 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.
Q.    If I am a holder of A Paradise Rights, can I exercise redemption rights with respect to my rights?
A.    No. Holders of A Paradise Rights have no redemption rights.
Q.    How may I participate in the extraordinary general meeting virtually?
A.    If you are a shareholder of record as of the Record Date for the extraordinary general meeting, you should receive a proxy card from Continental, containing instructions on how to attend the extraordinary general meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at +1 (917) 262-2373 or email proxy@continentalstock.com. You can pre-register to attend the extraordinary general meeting virtually starting on [               ]. Go to https://[               ], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote. At the start of the extraordinary general meeting, you will need to re-log into https://[               ] using your control number. If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 72 hours prior to the extraordinary general meeting for processing your control number.
Q.    What happens to the funds deposited in the Trust Account after consummation of the Business Combination?
A.    Following the closing of A Paradise’s initial public offering on July 31, 2025, an amount equal to $200,000,000 from the proceeds from A Paradise’s initial public offering and the sale of the A Paradise private units was placed in the Trust Account. As of [               ], the funds in the Trust Account totaled an aggregate amount of $[               ], reflecting interest income of $[               ] for the year ended [               ]. A Paradise estimates that approximately $[          ] per outstanding public A Paradise Class A ordinary share will be paid to the investors exercising their redemption rights. The funds held in the Trust Account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earlier of: (i) the completion of a business combination (including the closing thereof), (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the APAD BVI Charter to modify the substance or timing of A Paradise’s obligation to redeem 100% of the A Paradise Class A ordinary shares if it does not complete a business combination by July 31, 2027, and (iii) the redemption of all A Paradise Class A ordinary shares if it does not complete a business combination by July 31, 2027 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Upon consummation of the Business Combination, the funds deposited in the Trust Account will be released to pay holders of A Paradise public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Enhanced Group following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination”.
Q.    What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?
A.    Enhanced Group public shareholders may vote in favor of the Business Combination and still exercise their redemption rights. The APAD BVI Charter does not provide a specified maximum redemption threshold and the Business Combination Agreement does not require a minimum level of proceeds as a closing condition (other than the requirement that a minimum of $40,000,000 shall have resulted from the consummation of the Private Placement Investment). As a result, A Paradise may be able to complete the Business Combination even though holders of a substantial majority of the A Paradise public shares have redeemed their A Paradise Class A ordinary shares in connection with the Business Combination. Consummating an initial business combination after a substantial amount of redemptions could have an adverse effect the trading market for Enhanced Group’s securities following the closing and Enhanced Group’s business, liquidity, financial condition and operating results may be impacted by the redemption.
Q.    A Paradise shareholders will experience immediate dilution as a consequence of the issuance of Enhanced Group common stock as consideration in the Business Combination and from other dilution sources. Having a minority share position may reduce the influence that the non-redeeming A Paradise shareholders have on the management of Enhanced Group upon closing.
A.    The issuance of Enhanced Group common stock in the Business Combination will dilute the equity interests of the holders of A Paradise public shares and may adversely affect prevailing market prices for the A Paradise public shares upon closing. The holders of A Paradise public shares who do not redeem their A Paradise public shares will experience dilution from a number of sources to varying degrees in connection with and after the

Business Combination. The impact of dilution from the issuance of Enhanced Group common stock in connection with and after the Business Combination on a fully diluted basis is as follows:
•A number of Enhanced Group Class A common stock equal to the quotient obtained by dividing (a) the sum of (i) $1,200,000,000 plus (ii) the aggregate proceeds actually received at or prior to the Closing from the consummation of the Private Placement Investment by (b) $10.00 will be issued as consideration in the Business Combination, valued at $10.00 per share. This issuance represents (a) 80.6% and 92.6%, respectively, of the number of Enhanced Group common stock that will be outstanding following the Closing, under the “no redemptions” scenario and the “maximum redemptions” scenario, and (b) 99.0% and 99.6%, respectively, of the total voting power of Enhanced Group common stock that will be outstanding following the Closing, assuming the “no redemptions” scenario and the “maximum redemptions” scenario.
•6,666,667 A Paradise Class B ordinary shares and 400,000 A Paradise Class A ordinary shares underlying the A Paradise private units currently held by the Sponsor and A Paradise Rights underlying the A Paradise private units entitling the Sponsor to receive 50,000 A Paradise Class A ordinary shares will be converted into Enhanced Group Class A common stock in the Business Combination, valued at $10.00 per share. These shares represent (a) 4.6% and 5.3%, respectively, of the number of Enhanced Group common stock that will be outstanding following the Closing, under the “no redemptions” scenario and the “maximum redemptions” scenario, and (b) 0.2% and 0.3%, respectively, of the total voting power of Enhanced Group common stock that will be outstanding following the Closing, under the “no redemptions” scenario and the “maximum redemptions” scenario.
•Enhanced Group Class A common stock may be issued under the Enhanced Group Founder Plan, the Enhanced Group Omnibus Incentive Plan and the Enhanced Group Employee Stock Purchase Plan, in each case to the eligible participants under each plan, as follows under the “no redemptions” scenario and the “maximum redemptions” scenario, respectively: (a) approximately 7,692,094 shares of Enhanced Group Class A common stock and 6,692,094 shares of Enhanced Group Class A common stock may initially be issued under the Enhanced Group Founder Plan, (b) approximately 7,692,094 shares of Enhanced Group Class A common stock and 6,692,094 shares of Enhanced Group Class A common stock may be issued under the Enhanced Group Omnibus Incentive Plan, and (c) approximately 3,076,837 shares of Enhanced Group Class A common stock and 2,676,837 shares of Enhanced Group Class A common stock may initially be issued under the Enhanced Group Employee Stock Purchase Plan.
Taking into consideration the foregoing sources of dilution, immediately after the consummation of the Business Combination the A Paradise public shareholders will hold (a) 22,500,000 shares of Enhanced Group Class A common stock, or 14.6% of the outstanding Enhanced Group Class A common stock, under the “no redemption” scenario and (b) 2,500,000 shares of Enhanced Group Class A common stock, or 1.9% of the outstanding Enhanced Group Class A common stock, assuming that holders of A Paradise public shares exercise their redemption rights with respect to 20,000,000 A Paradise public shares (the maximum amount of redemption) immediately after the consummation of the Business Combination. Following the Closing, the A Paradise public shareholders will have 0.7% and 0.1%, respectively, of the voting power under the “no redemptions” scenario and the “maximum redemptions” scenario, respectively. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The issuance of additional Enhanced Group Class A common stock, including through any of the potential dilution sources, could have the following effects for holders of A Paradise public shares who elect not to redeem their shares:
•your proportionate ownership interest in Enhanced Group will decrease;
•the relative voting strength of each previously outstanding Enhanced Group Class A common stock will be diminished; and
•the market price of the Enhanced Group Class A common stock may decline.

For more information regarding the ownership levels and voting power in Enhanced Group immediately following the consummation of the Business Combination please see the answer to the question “What equity stake and voting power will current A Paradise shareholders and Enhanced Shareholders hold in Enhanced Group immediately after the consummation of the Business Combination?”.
Q.    Will I be offered a fixed number of the Enhanced Group common stock?
A.    Yes, you will receive a fixed number of shares of Enhanced Group Class A common stock in the Business Combination, rather than Enhanced Group common stock with a fixed market value. Consequently, the market value of Enhanced Group common stock, and of the A Paradise Ordinary Shares at the time of the completion of the Business Combination, may fluctuate significantly from the date of this proxy statement/prospectus, and the Exchange Ratio in the Business Combination might not be reflective of future market price ratios of Enhanced Group common stock relative to A Paradise securities. In addition, the market price of A Paradise ordinary shares may be adversely affected by arbitrage activities occurring prior to the completion of the Business Combination. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, A Paradise ordinary shares before the Business Combination is completed and Enhanced Group common stock after the Business Combination is completed.
Q.    What conditions must be satisfied to complete the Business Combination?
A.    The Business Combination Agreement is subject to the satisfaction or waiver of certain closing conditions as described in this proxy statement/prospectus including the absence of a material adverse effect on Enhanced, the consummation of a private placement transaction that results in proceeds to Enhanced of at least $40,000,000, and the approval of the Business Combination Agreement and the transactions contemplated thereby, by (a) the passing of a special resolution by Enhanced Shareholders, (b) the written consent of Apeiron Incubation Limited, and (c) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Enhanced preferred shares, voting as a single class and on an as-converted basis, in each case in accordance with the terms and subject to the conditions of the Enhanced’s Governing Documents and applicable law. Prior to the First Effective Time, Enhanced shall effect the Preferred Stock Conversion, whereby all outstanding Enhanced preferred shares will be converted into Enhanced common shares. Additionally, the Business Combination Agreement requires obtaining all Requisite Regulatory Approvals, including the expiration or termination of all applicable waiting periods under the HSR Act, the effectiveness of this proxy statement/prospectus and the approval for listing of the Enhanced Group Class A common stock on NYSE.
Another condition to A Paradise’s and Merger Sub’s obligations to consummate the Mergers is the absence of an Enhanced Material Adverse Effect. For more information about conditions to the consummation of the Business Combination, see the section entitled “BCA Proposal—The Business Combination Agreement”.
Q.    When do you expect the Business Combination to be completed?
A.    It is currently expected that the Business Combination will close in the first quarter of 2026. This date depends, among other things, on the approval of the proposals to be put to A Paradise shareholders at the extraordinary general meeting. However, such meeting requires the SEC to declare effective the registration statement of which this proxy statement/prospectus is a part and, if held, could be adjourned if the Adjournment Proposal is adopted by A Paradise’s shareholders at the extraordinary general meeting and A Paradise elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. The Sponsor and A Paradise’s directors and executive officers (or their respective affiliates) own 25.9% of the issued and outstanding A Paradise ordinary shares, including 100% of the issued and outstanding A Paradise Class B ordinary shares, and have committed to vote such shares in favor of the Business Combination. Furthermore, pursuant to the Letter Agreement, CCM who as of the Record Date owned 200,000 A Paradise private units, or approximately 0.7% of the outstanding A Paradise ordinary shares has agreed to vote all their shares in favor of the proposals being presented at the extraordinary general meeting. As a result, (i) approval of the Director Election Proposal and the Domestication Proposal, will not require the affirmative vote of any A Paradise ordinary shares held by A Paradise public shareholders, and (ii) only 6,366,667 A Paradise ordinary shares held by the A

Paradise public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve each of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal is a majority of the votes cast at the extraordinary general meeting at which a quorum is present, assuming the minimum number of ordinary shares to constitute a quorum is present, no ordinary shares held by the A Paradise public shareholders will be required to vote in favor of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, and the ESPP Proposal for it to be approved. If the Business Combination is not completed by the Agreement End Date, then the Business Combination Agreement may be terminated. For a description of the conditions for the completion of the Business Combination, see the section entitled “BCA Proposal—The Business Combination Agreement.”
Q.    What happens if the Business Combination is not consummated?
A.    If A Paradise does not consummate the Business Combination with Enhanced or another target within the Combination Period, then A Paradise’s officers will take all actions necessary in accordance with the laws of the BVI to dissolve and liquidate A Paradise as promptly as reasonably possible. Following dissolution, A Paradise will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), together with any remaining out-of-trust net assets, will be distributed pro rata to holders of A Paradise Class A ordinary shares who acquired such shares in the IPO or aftermarket. The estimated consideration that each A Paradise Class A ordinary share would be paid at liquidation would be approximately $[               ] per share based on amounts on deposit in the Trust Account as of [               ], 2026. The closing price of A Paradise Class A ordinary shares on Nasdaq as of [               ], 2026 was $[               ]. Pursuant to the Letter Agreement, the Sponsor, officers and executive directors have waived their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination.
Q.    Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?
A.    There are no appraisal rights in connection with the Domestication, the Business Combination or the A Paradise Rights under the BVI Business Companies Act or under the TBOC, as applicable.
Q.    What do I need to do now?
A.    A Paradise urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or A Paradise Rights holder. A Paradise’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q.    How do I vote?
A.    If you are a holder of record of ordinary shares on the Record Date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person or virtually, obtain a valid proxy from your broker, bank or nominee.

Q.    If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A    No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q    What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?
A    A Paradise will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the extraordinary general meeting. For purposes of approval, an abstention on any Proposals will have no effect on the vote for the Proposal. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
Q    If I am not going to attend the extraordinary general meeting, should I return my proxy card instead?
A.    Yes. Whether you plan to attend the extraordinary general meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.
Q.    How can I submit a proxy?
A.    You may submit a proxy by (a) visiting https://www.[               ] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [1-800-450-7155] in the U.S. and Canada or [1-857-999-9155] from foreign countries from any touch-tone phone, Conference ID: [               ]# and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.
Q.    When and where will the extraordinary general meeting be held?
A.    The extraordinary general meeting will be held at [               ] [a.m., Eastern Time], on [               ], 2026 at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019-9601 or virtually via live webcast at https://www.[               ] or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.
Q.    Who is entitled to vote at the extraordinary general meeting?
A.    A Paradise has fixed [               ], 2026 as the Record Date for the extraordinary general meeting. If you were a shareholder of A Paradise at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he, she or they are present in person or virtually or is represented by proxy at the extraordinary general meeting.
Q.    What vote is required to approve each proposal at the extraordinary general meeting?
A.    The following votes are required for each proposal at the extraordinary general meeting:
(1)BCA Proposal: The approval of the BCA Proposal requires the affirmative vote of a majority of the A Paradise ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(2)Domestication Proposal: The approval of the Domestication Proposal requires the affirmative vote of holders of a majority of the A Paradise Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the APAD BVI Charter, prior to the consummation of a business combination (as defined therein), only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Domestication Proposal.
(3)Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals A, B, C and D requires the affirmative vote of holders of at least a majority of the A Paradise ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(4)Director Election Proposal: The approval of the Director Election Proposal requires the affirmative vote of a majority of the A Paradise Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the APAD BVI Charter, prior to the consummation of a business combination (as defined therein), only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Director Election Proposal.
(5)Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the A Paradise ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(6)Founder Plan Proposal: The approval of the Founder Plan Proposal requires the affirmative vote of a majority of the A Paradise ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(7)Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the A Paradise ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(8)ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of a majority of the A Paradise ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(9)Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the A Paradise ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Q.    What are the recommendations of the A Paradise Board?
A.    The A Paradise Board believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of A Paradise’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Founder Plan Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting. In reaching its determination that the Business Combination and the other proposals are advisable and in the best interests of A

Paradise and its shareholders, the A Paradise Board received and considered the written fairness opinion of Roma, dated November 20, 2025 and the third-party valuation report by Migo, to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications described in the opinion, the consideration to be paid by A Paradise pursuant to the Business Combination is fair, from a financial point of view, to A Paradise and its shareholders. See “The BCA Proposal—Reports of Valuation Advisor to A Paradise”, the fairness opinion of Roma attached hereto as Annex H and the valuation reports of Migo attached hereto as Annex G for more details. The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Summary of the Proxy Statement/Prospectus—Interests of A Paradise’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q.    What happens if I sell my A Paradise ordinary shares before the extraordinary general meeting?
A.    The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).
Q.    May I change my vote after I have mailed my signed proxy card?
A.    Yes. You may revoke your proxy by executing and returning a later-dated, signed proxy card to A Paradise at A Paradise’s address set forth below so that it is received by A Paradise prior to the vote at the extraordinary general meeting (which is scheduled to take place on [               ], 2026) or attend the extraordinary general meeting in person or virtually and vote, and casting their vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke their proxy that A Paradise’s proxy solicitor receives prior to the extraordinary general meeting, which must be received by A Paradise’s proxy solicitor prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:
Advantage Proxy
P.O. Box 10904
Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
Unless revoked, a proxy will be voted at the extraordinary general meeting in accordance with the shareholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.
Q.    What will happen if I return my proxy card without indicating how to vote?
A.    If you sign and return your proxy card without indicating how to vote on any particular Proposal, the A Paradise Class A ordinary shares represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the extraordinary general meeting and cannot be voted.
Q.    Are Enhanced Shareholders required to approve the Business Combination?
A.    Yes. The Business Combination is conditional on the approval from Enhanced Shareholders for the transactions contemplated by the Business Combination Agreement, including the Mergers, by way of special resolutions, which is a resolution passed at a general meeting by at least two thirds of the votes cast by the Enhanced Shareholders being entitled to vote or a written resolution signed by all Enhanced Shareholders.
Q.    What happens if I fail to take any action with respect to the extraordinary general meeting?
A.    If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder of Enhanced Group. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or rights holder of A Paradise. The Sponsor and A Paradise’s directors and executive officers (or their respective affiliates) own 25.9% of the issued and outstanding A Paradise ordinary shares, and have committed to vote their shares in favor of the Business Combination. As a result, holders of only 6,366,667 A Paradise public shares will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote required to approve the Proposals is a majority of the votes cast at a meeting at which a quorum is present, assuming that the Initial Shareholders and CCM cast their votes at the meeting, and the minimum number of A Paradise Class A ordinary shares to constitute a quorum is present, regardless of how public shareholders vote, A Paradise will receive the requisite stockholder approval for the Business Combination and the transactions contemplated thereby. The Business Combination does not require the approval of a majority of unaffiliated security holders of A Paradise when the minimum number of A Paradise Class A ordinary shares to constitute a quorum is present. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).
Q.    What should I do with my share certificates, right certificates or unit certificates?
A.    Shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, prior to the extraordinary general meeting.
Public shareholders must complete the procedures for electing to redeem their public shares in the manner described above prior to [          ] p.m., Eastern Time, on [          ], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our right holders should not submit the certificates relating to their rights. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their public shares.
Upon the Business Combination, holders of A Paradise Units, A Paradise Class A ordinary shares, A Paradise Class B ordinary shares and A Paradise Rights will receive shares of Enhanced Group Class A common stock and Enhanced Group Rights, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or rights.
Q.    What should I do if I receive more than one set of voting materials?
A.    Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.
Q.    Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A.    A Paradise will pay the cost of soliciting proxies for the extraordinary general meeting. A Paradise has engaged Advantage Proxy to assist in the solicitation of proxies for the extraordinary general meeting. A Paradise has agreed to pay Advantage Proxy a fee of $9,500, plus disbursements (to be paid with non-Trust Account funds). A Paradise will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of A Paradise Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of A Paradise Class A ordinary shares and in obtaining voting instructions from those owners. A Paradise’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q.    Where can I find the voting results of the extraordinary general meeting?
A.    The preliminary voting results will be expected to be announced at the extraordinary general meeting. A Paradise will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.
Q.    Who will manage Enhanced Group after the Business Combination?
A.    As a condition to the closing of the Business Combination, all of the officers and directors of A Paradise will resign. For information on the anticipated management of Enhanced Group, see the section titled “Management of Enhanced Group Following the Business Combination” in this proxy statement/prospectus.
Q.    Who can help answer my questions?
A.    If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference into this proxy statement/prospectus or the enclosed proxy card, you should contact Continental at +1 (917) 262-2373 or email proxy@continentalstock.com.
You also may obtain additional information about A Paradise from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information”. If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [          ] p.m., Eastern Time, on [               ], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com
Q.    What are the U.S. federal income tax consequences of the Domestication?
A.    As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations,” based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations therein, and in the opinion included as Exhibit 8.1 hereto, the Domestication should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders”) are expected to be subject to Section 367(b) of the Code and, as a result:
•A U.S. Holder who is a 10% Shareholder (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—Section 367”) is expected to include in income as a dividend the “all earnings and profits amount” attributable to the A Paradise Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder but whose A Paradise Class A ordinary shares have a fair market value of $50,000 or more is expected to recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder makes a valid election to include in income as a dividend the “all earnings and profits amount” attributable to the A Paradise Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.

•A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder and whose A Paradise Class A ordinary shares have a fair market value of less than $50,000 is not expected to be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and is not expected to be required to include any part of the “all earnings and profits amount” in income.
A Paradise does not expect to have significant cumulative earnings and profits or a significant “all earnings and profits amount” on the date of the Domestication. Section 367 of the Code is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—Section 367”.
Certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication under PFIC rules. The potential application of the PFIC rules to the Domestication is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—PFIC Considerations.” In addition, there can be no assurance that the IRS will not assert that the Domestication is not tax-free to U.S. Holders of A Paradise Right even if it otherwise constitutes a reorganization within the meaning of Section 368(a)(l)(F) of the Code.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to shares of Enhanced Group Class A common stock, U.S. Holders exercising such redemption rights should be subject to the tax consequences of the Domestication, including those discussed below under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication— Section 367” and “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—PFIC Considerations”.
Finally, the Domestication may cause non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Enhanced Group Class A common stock after the Domestication. The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. No assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Domestication does not constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Each holder is urged to consult its tax advisor regarding the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations”.
Q.    What are the U.S. federal income tax consequences of exercising my redemption rights?
A.    The U.S. federal income tax consequences of exercising your redemption rights to receive cash in exchange for Enhanced Group Class A common stock depend on your particular facts and circumstances. It is possible that a U.S. Holder (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders”) that exercises its redemption rights to receive cash in exchange for its Enhanced Group Class A common stock will generally be treated as selling such Enhanced Group Class A common stock, resulting in the recognition of gain or loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Enhanced Group Class A common stock that such U.S. Holder owns or is deemed to own (including through the ownership of Enhanced Group Rights). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders—Redemption of Enhanced Group Class A Common Stock Received in the Domestication.”
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to shares of Enhanced Group Class A common stock, U.S. Holders exercising such redemption rights are expected to be subject to the tax consequences of the Domestication, including those discussed under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—Section 367” and “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—PFIC Considerations”.
All holders considering exercising redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.    What are the U.S. federal income tax consequences of the Mergers?
A.    As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations,” based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations therein and in the opinion included as Exhibit 8.2 hereto, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the Mergers so qualify, U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders”) are expected to be subject to Section 367(b) of the Code and, as a result:
•A U.S. Holder who is a 10% Shareholder (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders—The Mergers—Section 367”) is expected to include in income as a dividend the “all earnings and profits amount” attributable to the Enhanced common shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Mergers, is not a 10% Shareholder but whose Enhanced common shares have a fair market value of $50,000 or more is expected to recognize gain (but not loss) with respect to the Mergers unless such U.S. Holder makes a valid election to include in income as a dividend the “all earnings and profits amount” attributable to the Enhanced common shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Mergers, is not a 10% Shareholder and whose Enhanced common shares have a fair market value of less than $50,000 is not expected to be required to recognize any gain or loss under Section 367 of the Code in connection with the Mergers and is not expected to be required to include any part of the “all earnings and profits amount” in income.
Enhanced does not expect to have significant cumulative earnings and profits or a significant “all earnings and profits amount” on the date of the Mergers. Section 367 of the Code is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Mergers—Section 367.”
Certain U.S. Holders may be subject to adverse tax consequences as a result of the Mergers under PFIC rules. The potential application of the PFIC rules to the Mergers is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Mergers—PFIC Considerations.”
Finally, the Mergers may cause non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Enhanced Group Class A common stock after the Mergers.
The tax consequences of the Mergers are complex and will depend on a holder’s particular circumstances. No assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Mergers, taken together, do not constitute a reorganization within the meaning of Section 368(a) of the Code. Each holder is urged to consult its tax advisor regarding the tax consequences of the Mergers, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Mergers, see the section entitled “U.S. Federal Income Tax Considerations”.
TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGERS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination Agreement, the proposals and the other matters to be considered at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal—The Business Combination Agreement”. For additional information, see the section of this proxy statement/prospectus titled “Where You Can Find More Information” beginning on page 382.
The Parties to the Business Combination
A Paradise
A Paradise is a blank check company incorporated in the BVI on November 9, 2022. A Paradise was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. Although there is no restriction or limitation on what industry or geographic region A Paradise’s target may operate in, it is A Paradise’s intention to pursue prospective targets that are in the leisure and entertainment sector.
The registration statement for A Paradise’s IPO became effective on July 29, 2025. On July 31, 2025, A Paradise consummated the IPO of the Units. Each Unit consists of one A Paradise Class A ordinary share, no par value per share and one right to receive one-eighth (1/8) of one A Paradise Class A ordinary share upon the completion of the initial business combination. The Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $200,000,000.
Simultaneously with the closing of the IPO and the sale of the Units, A Paradise consummated the private placement of the A Paradise private units to the Sponsor and the underwriters, CCM, at a price of $10.00 per A Paradise Private Placement Unit, generating total proceeds of $6,000,000. A Paradise granted the underwriters a 45-day option to purchase up to an additional 3,000,000 Units at the IPO price to cover over-allotments, if any, which expired unexercised on September 12, 2025.
The non-voting Sponsor investors purchased, indirectly, through the purchase of non-voting interests in the Sponsor, Non-Voting Private Placement Units at a price of $10.00 per Unit ($1,300,000 in the aggregate). In connection with the non-voting sponsor investors indirectly purchasing, through the Sponsor, the Non-Voting Private Placement Units allocated to the non-voting Sponsor investors in connection with the closing of the IPO, the Sponsor issued non-voting shares at a nominal purchase price to the non-voting Sponsor investors at the closing of the IPO, reflecting interests in an aggregate of 1,368,421 A Paradise Class B ordinary shares held by the Sponsor.
Transaction costs amounted to $12,645,418 consisting of $4,000,000 of cash underwriting fee which was paid in cash at the closing date of the IPO, $8,000,000 of deferred underwriting fee, and $645,418 of other offering costs. At the IPO date, cash of $1,848,460 was held outside of the Trust Account and is available for the payment of the promissory note, payment of accrued expenses and for working capital purposes.
Following the closing of the IPO on July 31, 2025, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the A Paradise private units was placed in the Trust Account, with Continental acting as trustee. The funds placed in the Trust Account may only be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. Except with respect to dividend and/or interest earned on the funds held in the Trust Account that may be released to A Paradise to pay A Paradise’s tax obligation, if any, the proceeds from the IPO and the sale of A Paradise private units will not be released from the Trust Account until the earliest to occur of (i) the completion of A Paradise’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the APAD BVI Charter to (A) modify the substance or timing of the obligation to redeem 100% of A Paradise’s public shares if A Paradise does not complete the initial business combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity and (iii) the redemption of all of the public shares if A Paradise is unable to complete the initial business combination within the Combination Period, subject to applicable law and as further described in the IPO Registration Statement. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of the public shareholders.
Upon consummation of the Business Combination, the funds deposited in the Trust Account will be released to pay holders of A Paradise public shares who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination, and for working capital and general corporate purposes of Enhanced Group following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination”.
The A Paradise Units, A Paradise Class A ordinary shares and A Paradise Rights are currently listed on Nasdaq under the symbols “APADU,” “APAD” and “APADR”, respectively.
The mailing address of A Paradise’s principal executive office is The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong. Its telephone number is +852 9583 3199.
The following diagram illustrates the organizational structure of A Paradise immediately prior to the Business Combination:

A SPAC IV (Holdings) Corp.
CCM
A Paradise Public Shareholders
25.9%
0.7%
73.4%
A Paradise Acquisition Corp.
100%
A Paradise Merger Sub I Inc.

Merger Sub
Merger Sub is a Cayman Islands exempted company, incorporated on November 18, 2025, and a wholly owned subsidiary of A Paradise. The Merger Sub does not own any material assets or operate any business. Merger Sub was incorporated for purposes of effecting the Mergers.
Enhanced
Enhanced is a growth-stage sports, media, and lifestyle company seeking to redefine human optimization through a new model of athletic competition and consumer engagement. Enhanced operates at the intersection of sport, science, and human optimization, developing products and experiences that integrate elite competition, clinical research, and health and wellness innovation.

Enhanced’s business is organized around two principal offerings: (i) the Enhanced Games, a live, multi-sport competition platform designed to showcase both “Enhanced” and “Non-Enhanced” athletes pursuing world-record performances under medically supervised conditions; and (ii) Live Enhanced, a direct-to-consumer digital and clinician-guided wellness platform offering evidence-based protocols, supplements, and coaching for consumers seeking to improve health, longevity, and well-being.
Enhanced is also sponsoring an IRB-approved Clinical Research Study, being conducted under the oversight of the Abu Dhabi Department of Health IRB, to assess the safety and tolerability of certain approved medical compounds in adult retired athletes. This study, led by independent clinicians and scientists, reflects the Company’s commitment to advancing the evidence base for performance science and athlete safety.
The inaugural Enhanced Games are scheduled for May 2026 at Resorts World Las Vegas. Operating with an asset-light model and supported by strategic partnerships for event production, media distribution, and clinical operations, Enhanced seeks to empower individuals to live “Enhanced” lives and to generate long-term value at the intersection of sport, science, and lifestyle innovation.
Enhanced’s principal executive office is located at 6th Floor Athena Tower, 71 Fort Street, George Town, P.O. Box 1569, Grand Cayman KY1-1110, Cayman Islands. Enhanced’s corporate website address is https://www.enhanced.com/. Enhanced’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference into, and is not considered part of, this proxy statement/prospectus.
The following diagram illustrates the organizational structure of Enhanced immediately prior to the Business Combination:

The following diagram illustrates the post-closing structure of Enhanced Group, including the approximate ownership percentage of each stockholder group:

Post-Closing Structure of Enhanced Group Inc.

Apeiron Holders
(Class A Common Stock)
Pre-Closing shareholders of Enhanced Ltd (Class A Common Stock)
Pre-Closing shareholders of Acquiror (Class A Common Stock)
Apeiron Holders
(Class B Common Stock)
31.0%
49.6%
19.4%
100.00%
100%
Enhanced Group Inc.
100%
100%
Enhanced US LLC
Enhanced Emirates Limited

The following table illustrates the ownership of Enhanced Group immediately following the Business Combination, including the approximate ownership percentage of each listed stockholder or stockholder group by class of Enhanced Group common stock under various redemption scenarios. These ownership percentages are based on the pro forma ownership assumptions described elsewhere in this proxy statement/prospectus and relate only to the Enhanced Group Class A common stock. In addition, as set out in the table below, the Co-Founder Holders will be issued the certain number of shares of Enhanced Group Class B common stock, which are non-economic shares that each carry 10 votes per share, set out in the table below, in each case resulting in the Co-Founder Holders retaining at least 95% of the voting power of Enhanced Group. See “Questions and Answers for Shareholders of A Paradise—What equity stake and voting power will current A Paradise shareholders and

Enhanced Shareholders hold in Enhanced Group immediately after the consummation of the Business Combination?”.

Name of Beneficial Owner	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
Apeiron Holders	47,650,013	10.7%	47,650,013	11.4%	47,650,013	12.3%
Other Enhanced Shareholders	66,621,046	14.9%	66,621,046	16.0%	66,621,046	17.2%
Private Placement Investment Investors(1),(2)	5,277,685	1.2%	5,277,685	1.3%	5,277,685	1.4%
SPAC Public Shareholders	22,500,000	5.0%	12,500,000	3.0%	2,500,000	0.6%
Sponsor Promote (Includes the Sponsor Placement)	7,116,667	1.6%	7,116,667	1.7%	7,116,667	1.8%
Cohen Private Placement	225,000	0.1%	225,000	0.1%	225,000	0.1%
Enhanced Options and Enhanced Top-Up Awards(3)	4,451,461	1.0%	4,451,461	1.1%	4,451,461	1.1%
Enhanced Consultant Warrants(4)	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]
Shares of Enhanced Group Class A common stock held by Enhanced Investors	124,000,205	27.8%	124,000,205	29.7%	124,000,205	31.9%
Shares of Enhanced Group Class A common stock held by SPAC Shareholders	29,841,667	6.7%	19,841,667	4.8%	9,841,667	2.5%
Aggregate Shares of Enhanced Group Class A common stock	153,841,872	34.5%	143,841,872	34.5%	133,841,872	34.5%
Class B common stock (Co-Founder Holders (voting))	292,299,557	65.5%	273,299,557	65.5%	254,299,557	65.5%
Aggregate Shares of Enhanced Group Class A and Class B common stock	446,141,429	100.0%	417,141,429	100.0%	388,141,429	100.0%

Name of Beneficial Owner	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
Directors and Executive Officers of Enhanced Group(5),(6)	# of Shares	% of Enhanced Group(8)	# of Shares	% of Enhanced Group(7)	# of Shares	% of Enhanced Group(7)
Christian Angermayer(7)	47,650,013	31.1%	47,650,013	33.2%	47,650,013	35.7%
Maximilian Martin	9,210,804	6.0%	9,210,804	6.4%	9,210,804	6.9%
Aron D’Souza	7,999,385	5.2%	7,999,385	5.6%	7,999,385	6.0%
Rick Adams	237,482	0.2%	237,482	0.2%	237,482	0.2%
Dirk Struycken	231,086	0.2%	231,086	0.2%	231,086	0.2%
Alex Lopez	149,988	0.1%	149,988	0.1%	149,988	0.1%
James J. Murren	13,999	—%	13,999	—%	13,999	—%
Siddhartha Banthiya	—	—%	—	—%	—	—%
Emily Tabak	—	—%	—	—%	—	—%
Chris Jones	—	—%	—	—%	—	—%
Dr. Juliette Han	—	—%	—	—%	—	—%
Anthony D. Eisenberg	—	—%	—	—%	—	—%
James Simpson	—	—%	—	—%	—	—%
5% of Enhanced Group Class A Common Stock
Christian Angermayer(7)	47,650,013	31.1%	47,650,013	33.2%	47,650,013	35.7%
Maximilian Martin	9,210,804	6.0%	9,210,804	6.4%	9,210,804	6.9%
Aron D'Souza	7,999,385	5.2%	7,999,385	5.6%	7,999,385	6.0%
Sponsor Promote (Includes the Sponsor Placement)	7,116,667	4.6%	7,116,667	5.0%	7,116,667	5.3%
__________________
(1)The investment of the Apeiron Holders in the Private Placement Investment is added to their position and subtracted from total Enhanced Group Class A common stock issued in the Private Placement Investment.
(2)The Co-Founder Holders will hold 100.0% of the issued and outstanding Enhanced Group Class B common stock, and as a result control 95% of the voting power of Enhanced Group.
(3)Includes [    ] shares of Enhanced Group Class A common stock expected to be issued in respect of Enhanced Group Top-Up Awards. This number has been estimated based on the SAFE Price.
(4)Includes shares of Enhanced Group Class A common stock expected to be issued in respect of Enhanced Group Consultant Warrants.
(5)The business address for the directors and executive officers of Enhanced Group will be 169 Madison Avenue, Suite 15101, New York, New York 10016.
(6)Certain other directors, including James J. Murren, Dr. Juliette Han, Anthony D. Eisenberg and James Simpson, do not hold Enhanced Group common stock as at the date of this proxy statement/prospectus.
(7)For purposes of this table, the holdings of Christian Angermayer are deemed to be the holdings of the Apeiron Holders.
(8)Refers to percentage of Enhanced Group Class A common stock. Shares of Enhanced Group Class B common stock are non-economic, and carry ten (10) votes per share.

Transaction Summary
Below is a step-by-step list illustrating the material events relating to the Domestication and Mergers. Each of these events, as well as any conditions to their consummation, is discussed in more detail elsewhere in this proxy statement/prospectus.
•Step 1 – Domestication – No later than one business day before the expected Closing Date, A Paradise will implement the Domestication by effecting a discontinuation under the BVI Business Companies Act and a domestication under §§ 10.101 of the Texas Business Organizations Code, pursuant to which A Paradise’s jurisdiction of incorporation will be changed from the BVI to the State of Texas. For further details, see the section of this proxy statement/prospectus entitled “Domestication Proposal”.
•Step 2 – First Merger – On the Closing Date, Merger Sub will merge with and into Enhanced, with Enhanced surviving as a wholly owned subsidiary of A Paradise. Upon the consummation of the First Merger, each issued and outstanding Enhanced common share will automatically convert into the right to receive a number of shares of Enhanced Group Class A common stock equal to the Exchange Ratio (as defined in the Business Combination Agreement).
•Step 3 – Second Merger – On the Closing Date, immediately after the First Merger, Enhanced will merge with and into A Paradise, with A Paradise surviving and changing its corporate name from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” pursuant to a certificate of merger filed with the Secretary of State of the State of Texas.
Private Placement Investment
On November 25, 2025, Enhanced entered into the Private Placement Investment, pursuant to which it issued the SAFEs to certain investors for aggregate gross proceeds of $40,002,054. Upon consummation of the Business Combination, Enhanced Group Class A common stock and Enhanced SAFE Warrants will be issued to investors in the Private Placement Investment. This issuance represents approximately 3.8% and 4.4%, respectively, of the number of Enhanced Group Class A common stock that will be outstanding following the consummation of the Business Combination, under the “no redemptions” scenario and the “maximum redemptions” scenario. The Private Placement Investment was led by Apeiron and was conducted on a targeted, non-public basis; it was not broadly marketed to other potential investors.
Apeiron and its affiliates collectively invested approximately $4,250,000 in the Private Placement Investment, representing approximately 37.5% of the aggregate amount raised, $7,562,054, or 18.9% was raised from existing Enhanced Shareholders, and the remaining $17,443,235, or 43.6% from other accredited investors unaffiliated with Enhanced, Apeiron, or A Paradise.
Upon consummation of the Business Combination, all outstanding SAFEs issued pursuant to the Private Placement Investment will automatically convert, immediately prior to the closing, into shares of Enhanced Group Class A common stock in accordance with their terms. The number of shares of Enhanced Group Class A common stock to be issued upon conversion will be determined by dividing each SAFE investor’s purchase amount by Enhanced Group’s post-money valuation cap of $1.2 billion, multiplied by the fully diluted capitalization of Enhanced immediately prior to the Business Combination. As a result, the SAFE holders will collectively receive a number of shares of Enhanced Group Class A common stock representing their pro rata ownership percentage in Enhanced Group on a fully diluted basis.
Concurrently with such conversion, Enhanced will issue to the SAFE investors warrants to purchase a number of shares of Enhanced Group Class A common stock equal to 50 percent (50%) of the number of shares received upon conversion of the SAFEs. Each warrant will be exercisable for one share of Enhanced Group Class A common stock at a per-share exercise price equal to the conversion price determined under the SAFE.
In the event that the Business Combination is not consummated, then either (i) if there is no equity financing that is for a minimum amount raised of $30 million (including a minimum amount of $5 million committed by a third-party lead investor) before November 25, 2026, the SAFEs will automatically convert into a number of

Enhanced preferred shares equal to the relevant investor’s purchase amount divided by $14.34498, with such shares carrying a liquidation preference senior to Enhanced’s then-outstanding preferred shares, or (ii) if there is an equity financing as described above before November 25, 2026, the SAFEs will automatically convert at the initial closing of such equity financing into a number of Enhanced preferred shares equal to the purchase amount of the relevant investor divided by 70% of the lowest price paid by investors purchasing Enhanced preferred shares in that equity financing.
In connection with the Private Placement Investment and the Business Combination, all existing Enhanced Shareholders will be required to enter into the Transaction Support Agreements, under which agreements Enhanced Shareholders may not transfer any of their Enhanced Group common stock during the support period (being from signing of the relevant Transaction Support Agreement until the earlier of (i) termination of the Business Combination Agreement or (ii) 18 months after the Closing of the Business Combination), subject to the following releases:
•5% of such Enhanced shareholder’s shares of Enhanced Group common stock shall be released on May 4, 2026;
•50% of such Enhanced shareholder’s shares of Enhanced Group common stock shall be released on the date 12 months after the Closing of the Business Combination; and
•If such Enhanced shareholder participated in the Private Placement Investment, on the earlier of (i) April 27, 2026 and (ii) the date 5 weeks from the Closing of the Business Combination, a number of shares of Enhanced Group common stock shall be released equal to the quotient of (x) (i) four (4) multiplied by (ii) the amount (in U.S. dollars) of the purchase amount provided by the relevant Enhanced shareholder in the Private Placement Investment, divided by (y) $10.00.
The Transaction Support Agreements will include customary exceptions permitting transfers to affiliates, family members, or trusts, or upon death, disability, or termination of employment, as well as in certain approved corporate transactions or with Company consent. On or after May 11, 2026, the Company may, in its discretion, waive or release the lock‑up restrictions and any waiver or limitation granted to any other shareholder will apply to all holders on a pro rata basis.
Proposals to be Put to the Shareholders of A Paradise at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of A Paradise and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will close only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
BCA Proposal
As discussed in this proxy statement/prospectus, A Paradise is asking its shareholders to approve and adopt the Business Combination Agreement, dated as of November 26, 2025, by and among A Paradise, Merger Sub and Enhanced. The Business Combination Agreement provides for, among other things, following the Domestication of A Paradise to the State of Texas as described in the section entitled “Domestication Proposal”, the mergers of (a) Merger Sub with and into Enhanced, with Enhanced surviving the First Merger as a wholly owned subsidiary of A Paradise, and (b) Enhanced with and into A Paradise, with A Paradise surviving the Second Merger, in each case in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this proxy statement/prospectus. For more information about the transactions contemplated by the Business Combination Agreement, see the section of this proxy statement/prospectus entitled “BCA Proposal”.

Stock Consideration
The Stock Consideration will be issued to holders of Enhanced common shares in the Mergers. As a result of and upon the Closing, among other things and as described further below, all outstanding Enhanced common shares as of immediately prior to the First Effective Time (other than treasury shares and dissenting shares but including Enhanced shares issuable in respect of the Private Placement Investment Agreements entered into between Enhanced and existing or other third-party investors in the Private Placement Investment) will be cancelled in exchange for the right to receive the Enhanced Group Class A common stock based on the Exchange Ratio, rounded up to the nearest full cent (as defined in the Business Combination Agreement). In addition, at the First Effective Time, (i) each Enhanced Option outstanding as of immediately prior to the First Effective Time will be converted into an Enhanced Group Option, except that the number of shares of Enhanced Group Class A common stock will equal the number of Enhanced common shares subject to such option multiplied by the Exchange Ratio, rounded up to the nearest full cent, rounded down to the nearest whole share, and the per-share exercise price will equal the prior exercise price divided by the Exchange Ratio; (ii) each Enhanced Top-Up Award outstanding as of immediately prior to the First Effective Time will be converted into an Enhanced Group Top-Up Award; (iii) each Enhanced Consultant Warrant outstanding as of immediately prior to the First Effective Time will be converted into an Enhanced Group Consultant Warrant, except that the number of shares will equal the number of Enhanced common shares subject to such warrant multiplied by the Exchange Ratio, rounded down to the nearest whole share, and the per-share exercise price will equal the prior exercise price divided by the Exchange Ratio and (iv) investors in the Private Placement Investment will be issued Enhanced Group SAFE Warrants to purchase additional shares of Enhanced Group Class A common stock equal to 50% of the number of shares of Enhanced Group Class A common stock issued upon conversion of the SAFEs, at the same conversion price.
Class B Issuance
At the First Effective Time (as defined in the Business Combination Agreement), the Class B Holders will be issued a number of shares of Enhanced Group Class B common stock such that as of immediately following the Closing, the Class B Holders will have at least 95% of the voting power of Enhanced Group Capital Stock on a fully diluted basis.
Closing
In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing will take place at 8:00 a.m., New York time, on the date that is the third business day after the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date”.
Representations and Warranties
The Business Combination Agreement contains representations and warranties of A Paradise, Merger Sub and Enhanced, certain of which are qualified by materiality and material adverse effect standards and may be further modified and limited by the Company Disclosure Letter (as defined in the Business Combination Agreement) and the Acquiror Disclosure Letter (as defined in the Business Combination Agreement). See the section of this proxy statement/prospectus entitled “Material Adverse Effect” below. The representations and warranties of A Paradise are also qualified by information included in public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).
Representations and Warranties of Enhanced
Enhanced has made representations and warranties relating to, among other things:
•company organization;

•due authorization;
•no conflict;
•governmental authorizations and consents;
•capitalization of Enhanced and its subsidiaries;
•financial statements;
•undisclosed liabilities;
•litigation and proceedings;
•legal compliance;
•material contracts;
•company benefit plans;
•labor relations; employees;
•taxes;
•brokers’ fees;
•insurance;
•real property;
•intellectual property;
•environmental matters;
•absence of changes;
•sanctions compliance;
•information supplied;
•corporate records;
•no TID U.S. business; and
•suppliers.
A limited number of the above-listed representations and warranties of Enhanced are identified as fundamental under the terms of the Business Combination Agreement for purposes of the closing condition related to the accuracy and correctness of Enhanced’s representations and warranties, including among others, certain representations and warranties related to Enhanced’s organization, due authorization and brokers’ fees.
Representations and Warranties of A Paradise and Merger Sub
A Paradise and Merger Sub have made representations and warranties relating to, among other things:
•corporate existence, power, and organization;
•corporate authorization;
•governmental authorization;

•non-contravention;
•finders’ fees;
•issuance of shares;
•capitalization;
•information supplied;
•trust account;
•listing;
•reporting company;
•no market manipulation;
•board approval;
•SEC filings and financial statements;
•litigation;
•compliance with laws;
•anti-corruption;
•investment company act;
•tax matters; and
•Acquiror foreign shareholders.
A limited number of the above-listed representations and warranties of A Paradise are identified as fundamental under the Business Combination Agreement for purposes of the closing condition related to the accuracy and correctness of A Paradise’s representations and warranties, including, among others, certain representations and warranties relating to A Paradise’s corporate existence, corporate authorizations, finders’ fees and trust account.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Business Combination Agreement generally will not survive the Closing.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Enhanced are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Business Combination Agreement, certain representations and warranties of A Paradise are qualified in whole or in part by a material adverse effect on A Paradise for purposes of determining whether a breach of such representations and warranties has occurred.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether an Enhanced Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:
A.changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets or industries in which Enhanced or any of its subsidiaries or suppliers has operations or its products or services are sold, including changes, developments, circumstances or facts in or with respect to interest rates or exchange rates for currencies;
B.changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries or markets in which the Enhanced and its subsidiaries operate (including legal and regulatory changes);
C.any loss of, or adverse change, development, circumstance or fact in or with respect to, the relationship of Enhanced or any of its subsidiaries, contractual or otherwise, with customers, governmental authorities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, sponsors, vendors, financing sources, partners or similar relationship or any resulting change, development, circumstance, fact or effect that is directly and proximately caused by the entry into, announcement, pendency or performance of the Business Combination Agreement and the transactions contemplated hereby or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or failed to be taken by A Paradise or any of its affiliates (but in each case only to the extent attributable to such announcement, pendency or performance);
D.changes or developments in or with respect to applicable accounting standards, including GAAP or in any law of general applicability or in the interpretation or enforcement thereof, after the date of the Business Combination Agreement;
E.any failure by Enhanced to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of the Business Combination Agreement and prior to the Closing; provided, that any change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether an Enhanced Material Adverse Effect is occurring or would reasonably be expected to occur;
F.any change, development or effect resulting from acts of war (whether or not declared) sabotage, terrorism, cyberattacks, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (including cyberattacks), any weather or natural disaster, global pandemic outbreak of disease or illness or other public health event or any other force majeure event (except to the extent causing any damage or destruction to or rendering unusable any material facility or property of Enhanced or its subsidiaries), whether or not caused by any person (other than Enhanced, its subsidiaries or any of their respective affiliates or representatives);
G.any actions taken or not taken by Enhanced or its subsidiaries pursuant to the Business Combination Agreement or with A Paradise’s prior written consent or at A Paradise’s instruction or permitted under the Business Combination Agreement;
H.any action not taken by Enhanced or its subsidiaries pursuant to the Business Combination Agreement or with A Paradise’s prior written consent or at A Paradise’s instruction;
I.changes to regimes or sporting regulations relating to Performance-Enhancing Substances, whether through new legislation, reinterpretation of existing rules or shifts in enforcement priorities by any U.S. or non-U.S. national sporting authorities or sports organizations, including the International Olympics Committee, the WADA, World Aquatics f/k/a Fédération Internationale de Natation and USA Swimming Inc; or
J.any matter that is reasonably apparent from the information set forth in the Company Disclosure Letter or from information set forth in any Enhanced financial statements made available to A Paradise or one or more of its representatives.
Any Event referred to in clauses A, B, D, F or I above may be taken into account in determining if an Enhanced Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects Enhanced and its subsidiaries (taken as a whole) relative to other similarly situated companies.

Covenants and Agreements
Enhanced has made covenants relating to, among other things, conduct of business by Enhanced, preparation and delivery of additional financial statements, conversion of Enhanced preferred shares and acquisition proposals.
A Paradise has made covenants relating to, among other things, employee matters, trust account proceeds, listing, no solicitation by A Paradise, A Paradise’s conduct of business, post-closing directors and officers of A Paradise, domestication of A Paradise, indemnification and insurance, A Paradise public filings and shareholder litigation.
Conduct of Business by Enhanced
Enhanced has agreed that from the date of the Business Combination Agreement through the Interim Period, it will, and will cause its subsidiaries to, except as contemplated by the Business Combination Agreement or the Ancillary Agreements (including in connection with the Domestication, the PIPE and the Private Placement Investments), or required by applicable law or governmental authority, or as consented to by A Paradise in writing (which consent will not be unreasonably withheld, conditioned or delayed), or in connection with actions reasonably necessary to execute the Enhanced Activities, (a) conduct their respective businesses in the ordinary course and (b) preserve intact their key business relationships with employees, clients, suppliers and other third parties.
During the Interim Period, except in connection with the Enhanced Activities or the Private Placement Investments, or required by applicable law or reasonably responsive to applicable law or governmental authority, or as consented to by A Paradise in writing (which consent will not be unreasonably withheld, conditioned or delayed), Enhanced has also agreed not to:
•make any change in or amendment to Enhanced or its subsidiaries’ governing documents, other than to correct scrivener’s errors or immaterial or ministerial amendments;
•adopt a plan of liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or any of its subsidiaries;
•acquire assets outside the ordinary course of business from any person with a value or purchase price in any transaction or series of related transactions in excess of $8,000,000, other than acquisitions or other transactions pursuant to contracts to which Enhanced or its subsidiaries are a party that are in effect as of the date hereof or entered into thereafter consistent with the terms hereof;
•acquire any business or person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to contracts to which Enhanced or its subsidiaries are a party that are in effect as of the date hereof or entered into thereafter consistent with the terms hereof;
•merge or consolidate with or acquire any other person or be acquired by any other person;
•other than pursuant to contracts to which Enhanced or its subsidiaries are a party that are in effect as of the date hereof or entered into thereafter consistent with the terms hereof, transfer, sell, lease, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, operations, product lines or businesses, except for (i) transfers, sales, or other dispositions in the ordinary course of business, and (ii) sales, leases, or other dispositions of assets with a fair market value not in excess of $5,000,000 in the aggregate;
•create, issue, sell, pledge, dispose of, grant, transfer, place any lien, enter into any voting agreement or proxy or otherwise encumber, or authorize the creation, issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares or capital stock of Enhanced or its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any such shares or such capital stock, other than a permitted lien;

•reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares or securities convertible or exchangeable into or exercisable for any of its shares;
•declare, set aside, make or pay any dividend or distribution, payable in cash, shares, property or otherwise, with respect to any of its shares or enter into any agreement with respect to the voting of its shares;
•incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Enhanced or its subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business or any equity line of credit, not to exceed $50,000,000 in the aggregate;
•fail to renew or terminate or materially amend or materially modify any material contracts or waive or release any material rights, claims or benefits under any material contracts, other than expirations or non-renewals of any such material contract in the ordinary course of business;
•make any material changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;
•other than with respect to any proceeding in connection with, arising out of or otherwise related to a dispute among the parties in connection with the Business Combination Agreement or any of the Ancillary Agreements, commence or settle any proceeding, except where such settlement is covered by insurance or involves only the payment of monetary damages directly from Enhanced in an amount not more than $2,500,000 in the aggregate;
•sell, assign, license, encumber, abandon or otherwise dispose of, allow to lapse or expire, any material assets of Enhanced or its subsidiaries (including any material intellectual property of Enhanced), other than (i) grants of non-exclusive licenses in the ordinary course of business, (ii) the expiration of any registered intellectual property of Enhanced at the natural end of its statutory term, or (iii) to a subsidiary of Enhanced;
•except in the ordinary course of business, (i) change or revoke any material tax election, (ii) amend any filed material tax return, (iii) change any accounting method for tax purposes or (iv) settle any claim or assessment in respect of a material amount of taxes, in each case, other than as may be appropriate to comply with applicable laws or other than as is not reasonably expected to materially increase any tax liability of Enhanced;
•enter into any material new line of business outside of the business currently conducted by the Company and its subsidiaries as of the date of the Business Combination Agreement;
•amend in a manner materially detrimental to Enhanced, terminate (other than termination or expiration in accordance with its terms), permit to lapse or fail to use commercially reasonable efforts to maintain any material permits required for the conduct of the business as presently conducted;
•suffer or incur any lien on the assets of Enhanced or its subsidiaries, except for permitted liens or the liens incurred in the ordinary course of business; or
•agree to, authorize or commit to or undertake any legally binding obligation to do any of the foregoing.
Conduct of Business of A Paradise
During the Interim Period, A Paradise will, and will cause Merger Sub to, except as contemplated by the Business Combination Agreement or the Ancillary Agreements (including as contemplated by the Domestication, the PIPE, the Private Placement Investment or the A Paradise Share Redemption) or the A Paradise Prospectus, as required by applicable laws or as consented to by Enhanced in writing, (a) use commercially reasonable efforts to operate the business of it and its subsidiaries in the ordinary course of business consistent with past practice and (b) shall not and shall not permit its subsidiaries to:
•change, modify or amend, or seek any approval from the shareholders of A Paradise to change, modify or amend, the Trust Agreement or the governing documents of A Paradise or Merger Sub;
•make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests, split, combine, reclassify or otherwise change any of its capital stock or other equity interests or other than as otherwise required by Governing Documents of A Paradise in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, A Paradise;
•enter into, or permit any of the assets owned or used by it to become bound by, any contract;
•enter into, renew or amend any transaction or contract with an affiliate of A Paradise or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
•incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Enhanced or its subsidiaries or guarantee any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred between A Paradise and Merger Sub;
•make any loans, advances, guarantees or capital contributions to or investments in any person (other than Enhanced or its subsidiaries);
•make any changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;
•offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, A Paradise or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the transactions contemplated by the Business Combination Agreement (including the Private Placement Investment Agreements);
•except in the ordinary course of business or in connection with the Domestication, (i) revoke or change any material tax election, (ii) amend any filed material tax return, (iii) change any accounting method for tax purposes, or (iv) settle any claim or assessment in respect of a material amount of taxes, other than as may be appropriate to comply with applicable laws or other than as is not reasonably expected to materially increase any tax liability on A Paradise;
•fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of A Paradise or its subsidiaries (other than the transactions contemplated by the Business Combination Agreement);
•make any capital expenditures;
•enter into any new line of business outside of the business currently conducted by A Paradise and its Subsidiaries as of the date hereof;
•make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person; or
•agree, authorize or commit to doing any of the foregoing.
Covenants of Enhanced
Pursuant to the Business Combination Agreement, Enhanced has agreed, among other things, to:
•subject to confidentiality obligations (whether contractual, imposed by applicable law or otherwise) that may be applicable to information furnished to Enhanced or any of its subsidiaries by third parties and except for any information that would result in the disclosure of trade secrets or competitively sensitive information or that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford A Paradise and its accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable advance notice during the Interim Period to their properties, books, projections, plans systems, contracts, commitments, tax returns, records, analyses and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Enhanced and its subsidiaries that are in the possession of Enhanced or its subsidiaries as such representatives may reasonably request;
•on or prior to December 5, 2025, provide to A Paradise complete and correct copies of its audited financial statements for fiscal years ended December 31, 2024 and December 31, 2023;
•provide to A Paradise any audited and interim financial statements of Enhanced required to be included in this proxy or any other filings to be made by A Paradise and Enhanced with the SEC, including that (a) Enhanced will prepare for inclusion in this proxy pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC and (b) Enhanced will provide A Paradise within 90 days following the end of Enhanced’s fiscal year ending December 31, 2025, audited financial statements of Enhanced and its subsidiaries;
•during the Interim Period, deliver to A Paradise, within 90 calendar days following the end of each quarterly period, unaudited but reviewed consolidated balance sheets, consolidated income statements and consolidated cash flow statements for the three-month periods ended on such dates, all prepared in conformity with GAAP;
•prior to the First Effective Time, effect the Preferred Share Conversion;
•during the Interim Period, not, and cause its subsidiaries and its and their respective directors, officers and employees not to, and instruct its and their representatives not to, initiate any negotiations, enter into any agreements for certain alternative transactions, grant any release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries.
•obtain and maintain, going forward management liability insurance policies that cover acts, errors and omissions of each director, officer or employee of A Paradise or Merger Sub currently covered by a management liability insurance policy of A Paradise or Merger Sub;
•obtain and maintain insurance policies to be effective from the Closing, that cover each of the A Paradise Indemnified Parties;
•perform and fulfil all obligations under indemnification agreements entered into with certain indemnified parties of A Paradise in accordance with their terms as of the date of the Business Combination Agreement.
Covenants of A Paradise
Pursuant to the Business Combination Agreement, A Paradise has agreed, among other things, to:

•take all necessary actions to cause each employee of Enhanced as of immediately prior to the Closing to continue in employment with Enhanced Group immediately following the Closing;
•recognize, or cause Enhanced to recognize, each continuing employee’s employment or service with Enhanced (including any current or former affiliate or any predecessor) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the continuing employee under all employee benefit plans maintained by Enhanced, A Paradise or an affiliate, including vacation plans or arrangements, 401(k) or other retirement plans and any welfare plans, except to the extent such recognition would result in a duplication of benefits;
•effective as of the Closing and thereafter, cause Enhanced to (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of Enhanced, A Paradise or an affiliate to be waived with respect to continuing employees and their eligible dependents, and (ii) fully credit each continuing employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such continuing employee and their covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Enhanced prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such continuing employee has satisfied the deductible, co-payments or maximum out-of-pocket requirements applicable to such continuing employee and their covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of Enhanced, A Paradise or an affiliate, as if such amounts had been paid in accordance with such plan;
•prior to the Closing Date, approve and adopt (i) the Omnibus Incentive Plan, (ii) the Founder Plan and (iii) the ESPP;
•within two business days following the expiration of the 60-day period following the date A Paradise has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, file an effective registration statement on Form S-8 (or other applicable form) with respect to the Enhanced Group Class A common stock issuable under the Omnibus Incentive Plan and the ESPP, and use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan and the ESPP remain outstanding;
•take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the conditions of the Trust Agreement;
•during the Interim Period, ensure A Paradise remains listed as a public company on the Nasdaq, and shall prepare and submit to NYSE, a listing application, covering the shares of Enhanced Group Class A common stock issuable in the Mergers and the Domestication, and cause the approval for the listing of such shares of Enhanced Group Class A common stock on NYSE;
•during the Interim Period, not, and cause its subsidiaries not to, and instruct and use its commercially reasonable efforts to cause its and their representatives not to, initiate any negotiations, enter into any agreements for certain alternative transactions or knowingly facilitate any such inquiries and to terminate any such negotiations ongoing as of the date of the Business Combination Agreement;
•subject to the terms of A Paradise’s organizational documents, as applicable, take all action within its power as may be necessary or appropriate such that immediately following the First Effective Time the initial officers of A Paradise will be as set forth in the Company Disclosure Letter, which initial officers will serve in such capacity in accordance with the terms of the organizational documents of A Paradise following the First Effective Time;
•subject to approval of A Paradise’s shareholders, cause the Domestication to become effective prior to the First Effective Time (see the section of this proxy statement/prospectus entitled “Domestication Proposal”);

•after the First Effective Time, indemnify and hold harmless the A Paradise Indemnified Parties, in each case against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable organizational documents to indemnify such person;
•during the Interim Period, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;
•during the Interim Period, reasonably cooperate with requests by Enhanced to disclose material events of Enhanced and its subsidiaries on a Form 8-K or as additional soliciting material pursuant to Section 14A of the Securities Act, as applicable, except that A Paradise will have discretion to determine whether any such disclosures will be made;
•in the event that any litigation related to the Business Combination Agreement, any Ancillary Agreement or the transactions contemplated by the Business Combination Agreement or the Ancillary Agreement is brought, or, to the knowledge of A Paradise, threatened in writing, against A Paradise or the A Paradise Board by any of A Paradise’s shareholders prior to the Closing, (a) promptly notify Enhanced of any such litigation and keep Enhanced reasonably informed with respect to the status thereof; and (b) provide Enhanced the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, give due consideration to Enhanced’s advice with respect to such litigation and not to settle any such litigation without the prior written consent of Enhanced;
•cause the SPAC Registration Rights Agreement to be terminated in accordance with its terms; and
•deliver to Enhanced, at the Closing, an executed copy of an amendment to the Insider Letter Amendment, which shall, among other things, (a) provide for an express exception to the restrictions on the transfer therein for the transfer of securities contemplated by the Sponsor Equity Agreement and (b) extend the lockup period therein with respect to the Sponsor’s equity securities for a period of 12 months following the Closing Date, which shall, without limiting the Sponsor’s obligations under the Sponsor Equity Agreement, be subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Enhanced Group Class A common stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30-trading-day period commencing after May 24, 2026, Enhanced Group shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations; provided, that each such release shall be on terms reasonably satisfactory to Enhanced Group.
Joint Covenants of A Paradise and Enhanced
In addition, each of A Paradise and Enhanced has agreed, among other things, to take the actions set forth below:
•each party shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and the other transactions contemplated hereby and to cooperate with the other party in connection with the foregoing, including, without limitation, to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, waivers, permits and other authorizations of all governmental authorities required to consummate the Mergers and the other transactions contemplated by the Business Combination Agreement;
•A Paradise will make available all information and documents related to any operating company or portfolio company of the Sponsor or its affiliates reasonably requested by Enhanced or any governmental authority in connection with the requisite regulatory approvals;
•as promptly as practicable following the date of the Business Combination Agreement (and no later than the date that is 45 days following the date of the Business Combination Agreement), A Paradise and

Enhanced will jointly prepare and file with the SEC this proxy statement/prospectus in connection with the registration under the Securities Act of (a) the shares of Enhanced Group Class A common stock and units comprising such to be issued in exchange for the issued and outstanding shares of A Paradise Class A Common Stock, and in connection with the Domestication, (b) the shares of Enhanced Group Class A common stock that constitute the Stock Consideration and (c) the shares of Enhanced Group Class A Common Stock subject to Enhanced Group Options and Enhanced Group Top-Up Awards;
•A Paradise will, as promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act, (a) disseminate this proxy statement/prospectus to the shareholders of A Paradise, (b) give notice, convene and hold a meeting of the shareholders, in each case in accordance with the governing documents of A Paradise then in effect and Section 710 of the Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (c) solicit proxies from the A Paradise public shareholders to vote in favor of each of the Transaction Proposals, and (d) provide its shareholders with the opportunity to elect to effect a redemption;
•Enhanced will (a) obtain and deliver to A Paradise, shareholder approval of Enhanced, (i) at a meeting of the shareholders of Enhanced, and (ii) in accordance with the terms and subject to the conditions of governing documents of Enhanced, and (b) take all other action necessary or advisable to secure shareholder approval of Enhanced and, if applicable, any additional consents or approvals of its shareholders related thereto;
•at the election of Enhanced, as promptly as practicable following the date after this proxy statement/prospectus is declared effective, Enhanced will prepare and A Paradise will submit or file with the SEC Form S-1 Shelf covering the resale of any A Paradise Class A Common Stock not registered under the Securities Act under this proxy statement/prospectus on a delayed or continuous basis;
•Enhanced and A Paradise will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any acquisitions of shares of Enhanced Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Business Combination Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16b-3 promulgated under the Exchange Act;
•each of Enhanced and A Paradise will, and will cause their respective subsidiaries and affiliates and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any equity financing arrangement the parties to the Business Combination Agreement seek in connection with the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements;
•prior to the date of the Business Combination Agreement and during the Interim Period, Enhanced may enter into one or more Private Placement Investments and, during the Interim Period, A Paradise will, and will cause its subsidiaries, affiliates and representatives to, reasonably cooperate in a timely manner in connection with any Private Placement Investment; and
•during the Interim Period, Enhanced may facilitate and arrange for one or more PIPE Investments, and A Paradise will, and will cause its subsidiaries, affiliates and representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment.

Closing Conditions
The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:
Mutual Conditions
•the approval of each of the Transaction Proposals (as defined in the Business Combination Agreement) will have been obtained by the shareholders of A Paradise on the terms and conditions set forth in the Business Combination Agreement;
•the Enhanced Shareholder Approval will have been obtained;
•the registration statement will have been deemed effective and no stop order or similar order suspending the effectiveness of the registration statement will have been issued and in effect with respect to the registration statement and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;
•all approvals with respect to the Requisite Regulatory Approvals (other than those required under the HSR Act) will have been obtained;
•all waiting periods (and any extensions thereof) applicable to the transactions contemplated by the Business Combination Agreement under the HSR Act will have expired or been terminated early;
•no governmental authority will have enacted, issued, promulgated, enforced or entered any governmental order or law which has become final and non-appealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers;
•the shares of Enhanced Group Class A Common Stock must have been approved for listing on the NYSE; and
•the Domestication will have been completed and a time-stamped copy of the certificate from the Secretary of State of the State of Texas in connection with the Domestication will have been delivered to Enhanced.
Closing Conditions for A Paradise
•certain representations and warranties of Enhanced regarding the capitalization of Enhanced and its subsidiary must be true and correct in all but de minimis respects as of the date of the Business Combination Agreement;
•the representations and warranties of Enhanced regarding organization and qualification, authorization and brokers must be true and correct in all respects if and to the extent qualified by materiality and must be true in all material respects if not so qualified, in each case, as of the Closing, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties must be true and correct in all respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;
•the representation and warranty relating to the absence of an Enhanced Material Adverse Effect since September 30, 2025 to the date of the Business Combination Agreement must be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing;
•the other representations and warranties of Enhanced set forth in the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Enhanced Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Enhanced Material Adverse Effect;
•each of the covenants of Enhanced to be performed as of or prior to the Closing will have been performed in all material respects;
•since the date of the Business Combination Agreement, there must not have occurred an Enhanced Material Adverse Effect that is continuing;
•Enhanced must have performed in all material respects with the covenants required to be performed by it under the Business Combination Agreement;
•A Paradise and Merger Sub must have received a certificate signed on behalf of Enhanced by an officer of Enhanced certifying as to the satisfaction of the conditions described in (a) the bullets set forth under the section entitled “Mutual Conditions” and (b) the first seven bullets in this section; and
•Enhanced must have delivered a counterpart to each of the Ancillary Agreements to which it or any of its affiliates will be a party to A Paradise.
Closing Conditions for Enhanced:
•certain representations and warranties of A Paradise and Merger Sub relating to capitalization must be true and correct in all but de minimis respects as of the date of the Business Combination Agreement, except with respect to such representations and warranties which speak to an earlier date, which representations and warranties must be true and correct in all but de minimis respects at and as of such date;
•the representations and warranties of A Paradise and Merger Sub relating to corporate existence, authorization, finders’ fees and trust account must be true and correct in all but de minimis respects at and as of the date of the Business Combination Agreement;
•the other representations and warranties of A Paradise and Merger Sub (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any other similar qualification or exception) must be true and correct in all respects, in each case as of the Closing, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties must be true and correct in all respects at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;
•A Paradise and Merger Sub must have performed in all material respects with the covenants required to be performed by A Paradise or Merger Sub, as applicable, under the Business Combination Agreement;
•Enhanced must have received a certificate signed on behalf of A Paradise and Merger Sub by an officer of A Paradise certifying as to the satisfaction of the conditions described in (a) the bullets set forth under the section entitled “Mutual Conditions” and (b) the first four bullets in this section;
•A Paradise and Merger Sub must have delivered a counterpart to each of the Ancillary Agreements to which they or any of their affiliates will be a party to Enhanced; and
•the Private Placement Investment must have been consummated and resulted in proceeds to Enhanced of an amount equal to at least $40,000,000.
Termination; Effectiveness
The Business Combination Agreement may be terminated and the Mergers abandoned at any time prior to the Closing:
•by written consent of Enhanced and A Paradise;

•by Enhanced or A Paradise if the Mergers will not have been consummated by the First Outside Date, except that if the Mergers will not have been consummated by the First Outside Date, Enhanced, in its sole discretion, may extend the First Outside Date to the Second Outside Date and if the Mergers will not have been consummated by the Second Outside Date, Enhanced, in its sole discretion may extend the Second Outside Date to the Third Outside Date;
•by Enhanced or A Paradise if any law or governmental order permanently restraining or otherwise prohibiting consummation of the Mergers has been enacted, issued, promulgated, enforced or entered and has become final and non-appealable, unless Enhanced or A Paradise, as applicable, is in breach of the Business Combination Agreement;
•by Enhanced or A Paradise if the A Paradise Shareholder Approval will not have been obtained at the A Paradise extraordinary general meeting or any adjournment or postponement thereof;
•by written notice to Enhanced from A Paradise in the event of certain uncured breaches on the part of Enhanced, unless A Paradise is in breach of the Business Combination Agreement;
•by Enhanced in the event of certain uncured breaches on the part of A Paradise, unless Enhanced is in breach of the Business Combination Agreement; or
•by Enhanced if there has been a modification in recommendation by the A Paradise Board with respect to any of the Transaction Proposals.
In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective representatives or affiliates, other than liability of Enhanced, A Paradise or Merger Sub, as the case may be, for any willful breach of the Business Combination Agreement or any claim based on fraud, willful misconduct or intentional misrepresentations and other than with respect to certain exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Business Combination Agreement.
Waiver; Amendments
No failure or delay by a party in exercising any right, power or privilege under the Business Combination Agreement will operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or privilege under the Business Combination Agreement by a party, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.
Subject to applicable law and certain provisions relating to indemnification and insurance, at any time prior to the First Effective Time, the Business Combination Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment, modification or waiver by A Paradise, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.
Fees and Expenses
If the Closing occurs, A Paradise will, upon the consummation of the Mergers, release proceeds from the trust account, pay or cause to be paid all A Paradise Transaction Expenses and pay or cause to be paid all accrued transaction expenses of Enhanced, except that the A Paradise Transaction Expenses will not exceed the A Paradise Transaction Expenses Cap. Enhanced and A Paradise will exchange written statements listing all estimated accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.
Domestication Proposal
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, A Paradise will ask the holders of A Paradise’s Class B ordinary shares to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is a condition to the consummation of the

Mergers. As a condition to Closing the Mergers, the A Paradise Board has unanimously approved the Domestication Proposal.
The Domestication Proposal, if approved, will authorize a change of A Paradise’s jurisdiction of incorporation from the BVI to the State of Texas. Accordingly, while A Paradise is currently governed by the BVI Business Companies Act, upon the Domestication, A Paradise will be governed by the TBOC. There are differences between BVI corporate law and Texas corporate law as well as the APAD BVI Charter and the Proposed Organizational Documents. Accordingly, A Paradise encourages shareholders to carefully review the information in the section entitled “Comparison of Corporate Governance and Shareholder Rights”.
Immediately prior to the effective time of the Domestication, each then-issued and outstanding A Paradise Class B ordinary share will convert automatically, on a one-for-one basis, into a share of A Paradise Class A ordinary share. As a result of and upon the effective time of the Domestication, (1) each then-issued and outstanding A Paradise Class A ordinary share will convert automatically, on a one-for-one basis, into a share of Enhanced Group Class A common stock; (2) A Paradise will authorize a new class of Enhanced Group Class B Common Stock, which will, among other things, carry ten votes; (3) each then-issued and outstanding A Paradise Unit will convert automatically into a unit of A Paradise, each representing one share of Enhanced Group Class A common stock and a right to receive one-eighth of one share of Enhanced Group Class A common stock at the Closing; and (4) each then-issued and outstanding right of A Paradise will convert automatically into the right to receive one-eighth of share of Enhanced Group Class A common stock at the Closing. For further details, see the section of this proxy statement/prospectus entitled “Domestication Proposal”.
Organizational Documents Proposals
If the BCA Proposal and the Domestication Proposal are approved, A Paradise will ask its shareholders to approve the Organizational Documents Proposals in connection with the replacement of the APAD BVI Charter, under the BVI Business Companies Act, with the Proposed Organizational Documents, under the TBOC. The A Paradise Board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Enhanced Group after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
A.to authorize the adoption of the Proposed Certificate of Formation and Proposed Bylaws and that the currently effective APAD BVI Charter be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Formation and Proposed Bylaws;
B.Proposal No. 3a—Organizational Documents Proposal A—to authorize the change in the authorized share capital of A Paradise from (i) 500,000,000 A Paradise Class A ordinary shares, 50,000,000 A Paradise Class B ordinary shares and 1,000,000 A Paradise preference shares, to (ii) 310,000,000 shares of Enhanced Group Class A common stock, 330,000,000 shares of Enhanced Group Class B Common Stock and 100,000,000 shares of Enhanced Group preferred stock, and the conversion of each A Paradise Class A ordinary share issued and outstanding immediately before the effective time of the Domestication into a share of Enhanced Group Class A common stock on a one-for-one basis;
C.Proposal No. 3b—Organizational Documents Proposal B—to authorize the Enhanced Group Board to issue any or all shares of Enhanced Group preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors and as may be permitted by the TBOC;
D.Proposal No. 3c—Organizational Documents Proposal C—to provide that (i) holders of shares of Enhanced Group Class A common stock will be entitled to cast one vote per share of Enhanced Group Class A common stock, and (ii) holders of shares of Enhanced Group Class B common stock will be entitled to cast ten votes per share of Enhanced Group Class B common stock;

E.Proposal No. 3d—Organizational Documents Proposal D—to authorize all other changes in connection with the replacement of the APAD BVI Charter with the Proposed Certificate of Formation and Proposed Bylaws as part of the Domestication and in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively), including (1) changing the corporate name from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” in connection with the Business Combination, (2) making Enhanced Group’s corporate existence perpetual, (3) adopting Texas as the exclusive forum for certain stockholder litigation, (4) opting out of the provisions of 21.606 of the TBOC and (5) removing certain provisions related to A Paradise’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the A Paradise Board believes is necessary to adequately address the needs of Enhanced Group after the Business Combination.
The Proposed Organizational Documents differ in certain material respects from the APAD BVI Charter, and A Paradise encourages shareholders to carefully review the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of Enhanced Group.
Director Election Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal are approved, A Paradise will ask the holders of A Paradise Class B ordinary shares to approve the Director Election Proposal. For additional information, see the section of this proxy statement/prospectus entitled “Director Election Proposal”.
Stock Issuance Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal are approved, A Paradise’s shareholders are also being asked to approve the Stock Issuance Proposal. For additional information, see the section of this proxy statement/prospectus entitled “Stock Issuance Proposal”.
Founder Plan Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal are approved, A Paradise’s shareholders are also being asked to approve the Founder Plan Proposal. For additional information, see the section of this proxy statement/prospectus entitled “Founder Plan Proposal”.
Omnibus Incentive Plan Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Founder Plan Proposal and the ESPP Proposal are approved, A Paradise’s shareholders are also being asked to approve the Omnibus Incentive Plan Proposal. For additional information, see the section of this proxy statement/prospectus entitled “Omnibus Incentive Plan Proposal”.
ESPP Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Founder Plan Proposal and the Omnibus Incentive Plan Proposal are approved, A Paradise’s shareholders are also being asked to approve the ESPP Proposal. For additional information, see the section of this proxy statement/prospectus entitled “ESPP Proposal”.
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize A Paradise to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the A Paradise Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see the section of this proxy statement/prospectus entitled “Adjournment Proposal”.
The A Paradise Board’s Reasons for the Business Combination
A Paradise was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the A Paradise Board consulted with A Paradise’s management and considered a number of factors. In particular, the A Paradise Board considered, among other things, the following factors, although not weighted or in any order of significance:
•Enhanced and the Business Combination. The A Paradise Board considered the following factors related to Enhanced and the Business Combination:
1.Enhanced’s Growth Prospects. The A Paradise Board considered Enhanced’s strong growth prospects by evolving its flagship events into recurring global spectacles, enhancing market penetration across demographics and regions. This approach, supported by research validation and complemented by direct-to-consumer offerings, enables broader adoption of enhancements, fostering sustained development in the performance sector.
2.Enhanced’s Business Model. The A Paradise Board considered Enhanced’s business model that combines revenue from events with consumer product subscriptions, leveraging flagship activities as acquisition channels. This structure reduces traditional marketing costs, promotes profitability through interconnected segments and supports scalable growth.
3.Enhanced’s Marketing Strategy and Brand Impact. The A Paradise Board considered Enhanced’s marketing strategy to utilize high-profile events and content creation to showcase scientific enhancement benefits, drive engagement and reshape perceptions, strengthening brand identity in competitive environments.
4.Enhanced’s Partnerships. The A Paradise Board considered Enhanced’s collaborations with leading suppliers for event infrastructure and product fulfillment to ensure quality and impact of the sporting events and allow the delivery of individualized direct-to-customer offerings.
5.Experienced and Proven Management Team. The A Paradise Board believes that Enhanced has a management team with extensive experience: a team led by founder and CEO Maximilian Martin, with a track record of owning and operating large-scale operations; Chief Financial Officer Siddhartha Banthiya, with over two decades of experience in finance and leadership experience at various tech-enabled companies, and Rick Adams, who previously served as the Chief of Sport Operations of the United States Olympic & Paralympic Committee. For additional information regarding Enhanced’s executive officers, see the section of this proxy statement/prospectus entitled “Management of Enhanced Group Following the Business Combination—Executive Officers.”
6.Existing Prominent Investors. The A Paradise Board believes that the participation of prominent investors in Enhanced’s prior financing rounds increases its credibility and supports confidence in its long-term strategy. These investors may also broaden the Company’s strategic network and potential partnership opportunities, which could provide access to additional resources and facilitate future growth.
7.Valuation Report. The A Paradise Board considered the results of the valuation report from Migo, an independent third-party, as described above. The A Paradise Board also considered Migo’s experience with valuation for other businesses.

8.Fairness Opinion. The A Paradise Board considered the fairness opinion from Roma, an independent third-party, as described above. The A Paradise Board also considered Roma’s experience with fairness opinions in capital market transactions.
9.Enhanced’s Fundraise in Connection with the Business Combination. The A Paradise Board considered Enhanced’s Private Placement Investment of $40 million at a $1.2 billion valuation. The Board considered that participation by sophisticated investors and existing shareholders reflects a belief in Enhanced’s business model and future prospects. The Board also considered that the Private Placement Investment further supports the reasonableness of the $1.2 billion consideration.
The A Paradise Board also acknowledged several risks and uncertainties. These included but are not limited to the potential business risks, such as Enhanced Group’s failure to execute on its strategies, failure to attract and retain customers, to adapt to a new business environment, to obtain sufficient capital, and to maintain its competitive edge. They considered the impact of current shareholders exercising redemption rights, as well conflicts of interest, including conflicts arising from the Sponsor Equity Agreement. Concerns were raised about the possibility of the deal not closing due to unmet conditions, the lack of a majority position for A Paradise shareholders post-merger, and the concentrated voting power held by Enhanced’s founders, which could significantly influence corporate governance. Other risks included potential litigation and limited recourse for pre-closing breaches by Enhanced. The A Paradise Board also noted the substantial transaction fees and the potential negative impact of the Business Combination announcement on A Paradise’s financial performance and share price.
For a more complete description of the A Paradise Board’s reasons for approving the Business Combination, including other factors and risks considered by the A Paradise Board, see the section of this proxy statement/prospectus entitled “The BCA Proposal—The A Paradise Board’s Reasons for the Approval of the Business Combination”.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see the section of this proxy statement/prospectus entitled “BCA Proposal—Related Agreements”.
A Paradise Holder Support Agreement
In connection with the execution of the Business Combination Agreement, A Paradise entered into the A Paradise Holder Support Agreement, dated as of November 26, 2025, between A Paradise, Enhanced and the Major A Paradise Shareholders, a copy of which is attached to this proxy statement/prospectus as Annex E.
Under the A Paradise Holder Support Agreement, the Major A Paradise Shareholders agree that, among other things, at any meeting of the shareholders of A Paradise and in any action by written consent of the shareholders of A Paradise, the Major A Paradise Shareholders will: (a) approve the Domestication, including the approval of all documents related thereto; (b) approve the changing of A Paradise’s name; and (c) vote all of their shares for the transactions contemplated by the Business Combination Agreement, each upon the effectiveness of this proxy statement/prospectus. The A Paradise Holder Support Agreement also includes lock-up provisions, which restrict the ability of the Major A Paradise Shareholders to transfer the Subject Securities (as defined in the A Paradise Holder Support Agreement) prior to the Closing.
This summary is qualified in its entirety by reference to the full text of the A Paradise Holder Support Agreement.
Enhanced Holder Support Agreement
In connection with the execution of the Business Combination Agreement, A Paradise entered into the Enhanced Holder Support Agreement, dated as of November 26, 2025, among the Major Enhanced Stockholders, and Enhanced, a copy of which is attached to this proxy statement/prospectus as Annex F.

Under the Enhanced Holder Support Agreement, the Major Enhanced Stockholders agree, among other things, that at any meeting of the shareholders and in any action by written consent of the shareholders, such Major Enhanced Stockholders will vote all of their shares for the Business Combination and related transactions upon the effectiveness of this proxy statement/prospectus. The Enhanced Holder Support Agreement also includes lock-up provisions, which restrict the ability of the Major Enhanced Shareholders to transfer shares of Enhanced Capital Stock prior to the Closing, subject certain permitted transfers, as described therein.
This summary is qualified in its entirety by reference to the full text of the Enhanced Holder Support Agreement.
Registration Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, Enhanced Group, certain Enhanced Group shareholders, the Sponsor and CCM will enter into a Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, Enhanced Group will be required to register for resale securities held by the stockholders party thereto. Enhanced Group will have no obligation to facilitate or participate in more than two underwritten offerings in any twelve-month period. In addition, the holders have certain customary “piggyback” registration rights with respect to registrations initiated by Enhanced Group. Enhanced Group will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement. For additional information, see the section of this proxy statement/prospectus entitled “BCA Proposal—Related Agreements—Registration Rights Agreement”.
This summary is qualified in its entirety by reference to the full text of the Registration Rights Agreement.
A Paradise Regulatory Side Letter
In connection with the execution of the Business Combination Agreement, A Paradise, Enhanced and Claudius Tsang entered into that certain A Paradise Regulatory Side Letter. This summary is qualified in its entirety by reference to the full text of the A Paradise Regulatory Side Letter.
Pursuant to the A Paradise Regulatory Side Letter, Claudius Tsang agreed to use reasonable commercial efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement, including preparation and filing of all documentation to effect all necessary filings and obtain as promptly as practicable all consents, registrations, approvals, clearances, permits and authorizations necessary to be obtained from any governmental authority.
Enhanced Regulatory Side Letter
In connection with the execution of the Business Combination Agreement, A Paradise, Enhanced and Christian Angermayer entered into that certain Enhanced Regulatory Side Letter. This summary is qualified in its entirety by reference to the full text of the Enhanced Regulatory Side Letter.
Pursuant to the Regulatory Side Letter, Christian Angermayer agreed to use reasonable commercial efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement, including preparation and filing of all documentation to effect all necessary filings and obtain as promptly as practicable all consents, registrations, approvals, clearances, permits and authorizations necessary to be obtained from any governmental authority.
Sponsor Equity Agreement
In connection with the execution of the Business Combination Agreement, Apeiron and the Sponsor entered into the Sponsor Equity Agreement, which is attached to this proxy statement/prospectus as Annex T. This summary is qualified in its entirety by reference to the full text of the Sponsor Equity Agreement.

Pursuant to the Sponsor Equity Agreement, subject to the closing of the Business Combination, (i) Apeiron granted the Sponsor an option to require Apeiron to purchase up to 100%, and the Sponsor granted Apeiron an option to purchase, up to 100%, but no less than 78%, of the Sponsor Securities, in each case in accordance with the terms and conditions set forth therein, (ii) Apeiron paid the Sponsor a deposit of $5,500,000, which is generally non-refundable and (iii) the parties agreed to certain termination fee arrangements as described below.
Under the terms of the Sponsor Equity Agreement, following the closing of the Business Combination, and during the 90-day period thereafter, the Sponsor will have the right to sell (the “Put Option”) to Apeiron up to 100%, and Apeiron will have the right to require the Sponsor to sell (the “Call Option”) to Apeiron, up to 100% (and not less than 78%) of the Sponsor Securities, free and clear of liens (other than certain customary restrictions). The purchase price for the Sponsor Securities pursuant to the Put Option or Call Option will be determined based on the percentage of the Sponsor Securities delivered, as set forth in the Sponsor Equity Agreement, less the deposit amount previously paid by Apeiron. The maximum purchase price for the Put Option and Call Option are in a range of $6,700,000 to $9,000,000 and in a range of $11,000,000 to $15,500,000, respectively, in each case depending on the percentage of the Sponsor Securities delivered upon exercise of the Put Option or Call Option and, furthermore, in each case less the deposit previously paid by Apeiron. The Put Option and the Call Option may only be exercised during the specified 90-day option period and are subject to certain procedural and closing conditions set forth in the Sponsor Equity Agreement.
The Sponsor Equity Agreement provides for the payment by the Sponsor to Apeiron of a termination fee of up to $4,875,000 under certain circumstances if the Business Combination Agreement is terminated due to a willful breach by A Paradise or its affiliates, including the Sponsor, subject to adjustment based on certain milestones being met in relation to the preparation and filing of this proxy statement/prospectus. Specifically, the termination fee will be reduced (a) to $4,250,000, if those portions of this proxy statement/prospectus for which A Paradise is responsible have been prepared by A Paradise and are substantially ready by Milestone 1 or (b) $4,000,000 if Milestone 1 is reached and either (i) A Paradise, within two weeks of receipt of any comments from the SEC or its staff to this proxy statement/prospectus, responded to such comments for which A Paradise is responsible or (ii) the SEC did not raise any comments in relation to the portions of this proxy statement/prospectus for which A Paradise is responsible.
The Sponsor Equity Agreement further provides that, after excluding the amount of deferred underwriting fee payable by A Paradise to CCM, any estimated A Paradise transaction expenses in excess of the A Paradise Transaction Expenses Cap will be borne by the Sponsor.
The Sponsor Equity Agreement also contains customary representations, warranties and covenants of the parties, including a lock-up on the transfer of the Sponsor Securities during the 90-day option period after consummation of the Business Combination, which lock-up does not permit for early price-based releases. In addition, a condition to Closing under the Business Combination Agreement requires that the Sponsor deliver to Enhanced, at the Closing, an executed copy of the Insider Letter Amendment, which shall, among other things, (a) provide for an express exception to the restrictions on the transfer therein for the transfer of securities contemplated by the Sponsor Equity Agreement and (b) extend the lockup period therein with respect to the Sponsor’s equity securities for a period of 12 months following the Closing Date, subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Enhanced Group Class A common stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30-trading-day period commencing after May 24, 2026, Enhanced Group shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations. The lock-up restrictions set forth in the Insider Letter Amendment are in addition to, and will not be limited by, the lock-up provisions to be set forth in the Sponsor Equity Agreement. The Sponsor Equity Agreement also contains customary covenants relating to regulatory approvals and cooperation, and other customary provisions.
Participation Agreement
In connection with its entry into the Sponsor Equity Agreement, Apeiron entered into a Participation Agreement with BBG, an affiliate of Berenberg Capital Markets LLC, Enhanced’s financial advisor in connection with the

Business Combination, pursuant to which BBG agreed to participate in 33.33% of the economics of the transactions contemplated by the Sponsor Equity Agreement, including the funding of the deposit amount of $5,500,000. Pursuant to the Participation Agreement, BBG will be entitled to (a) 33.33% of the securities acquired by Apeiron pursuant to the Sponsor Equity Agreement and (b) 33.33% of any termination fee payable by the Sponsor to Apeiron under the Sponsor Equity Agreement.
This summary is qualified in its entirety by reference to the full text of the Participation Agreement, which is attached as Annex U.
Private Placement Investment SAFE Agreements
The SAFEs issued pursuant to the Private Placement Investment contemplate that upon consummation of the Business Combination, all outstanding SAFEs issued by Enhanced will automatically convert, immediately prior to the closing into Enhanced common shares, which will then be exchanged alongside the other Enhanced common shares for shares of Enhanced Group Class A common stock. The number of Enhanced common shares to be issued upon conversion and converted into shares of Enhanced Group Class A common stock will be determined by dividing each SAFE investor’s purchase amount by Enhanced Group’s post-money valuation cap of $1.2 billion, multiplied by the fully diluted capitalization of Enhanced immediately prior to the Business Combination. As a result, the SAFE holders will collectively receive a number of shares of Enhanced Group Class A common stock representing their pro rata ownership percentage in Enhanced Group on a fully diluted basis. Concurrently with such conversion, Enhanced Group will also issue to the SAFE investors warrants equal to fifty percent (50%) of the number of shares of Class A common stock received upon conversion, each exercisable for one share of Class B common stock at a per-share price equal to the conversion price determined under the SAFE.
In the event that the Business Combination is not consummated, then either (i) if there is no equity financing that is for a minimum amount raised of $30 million (including a minimum amount of $5 million committed by a third-party lead investor) before November 25, 2026, the SAFEs will automatically convert into a number of Enhanced preferred shares equal to the relevant investor’s purchase amount divided by $14.34498, with such shares carrying a liquidation preference senior to Enhanced’s then-outstanding preferred shares, or (ii) if there is an equity financing as described above before November 25, 2026, the SAFEs will automatically convert at the initial closing of such equity financing into a number of Enhanced preferred shares equal to the purchase amount of the relevant investor divided by 70% of the lowest price paid by investors purchasing Enhanced preferred shares in that equity financing.
Transaction Support Agreements
In connection with the Private Placement Investment, Enhanced undertook to use its commercially reasonable efforts to obtain from existing Enhanced Shareholders Transaction Support Agreements, pursuant to which such Enhanced Shareholders may not transfer any of their Enhanced Group Class A common stock during the support period (being from signing of the relevant Transaction Support Agreement until the earlier of (i) termination of the Business Combination Agreement or (ii) 18 months after the Closing of the Business Combination). Enhanced is in the process of obtaining such Transaction Support Agreements from its Shareholders and, as of February 11, 2026, has obtained such Transaction Support Agreements from [57.01]% of existing Enhanced Shareholders that, based on the unaudited pro forma condensed combined financial information and the assumptions set out therein and elsewhere in this proxy statement/prospectus, including a “no redemptions” scenario, represent 45.95% of Enhanced Group Class A common stock following completion of the Business Combination.
The lock-up arrangement with respect to Enhanced Group Class A common stock to be received by existing Enhanced Shareholders in connection with the Business Combination is subject to the following releases:
•5% of such Enhanced Shareholder’s shares of Enhanced Group Class A common stock shall be released on May 4, 2026;
•50% of such Enhanced Shareholder’s shares of Enhanced Group Class A common stock shall be released on the date 12 months after the Closing of the Business Combination; and

•If such Enhanced Shareholder participated in the Private Placement Investment, on the earlier of (i) April 27, 2026 and (ii) the date 5 weeks from the Closing of the Business Combination, a number of shares of Enhanced Group Class A common stock shall be released equal to the quotient of (x) (i) four (4) multiplied by (ii) the amount (in U.S. dollars) of the purchase amount provided by the relevant Enhanced Shareholder in the Private Placement Investment, divided by (y) $10.00.
Management
Effective immediately as of the Closing, the Enhanced Group Board will have at least seven directors. Effective immediately as of the closing of the Business Combination, all of the executive officers of A Paradise immediately prior to the closing of the Business Combination shall resign and the individuals serving as executive officers of Enhanced Group immediately after the closing of the Business Combination will be the same individuals (in the same offices) as those of Enhanced immediately prior to the closing of the Business Combination. See “Management of Enhanced Group Following the Business Combination)” for additional information.
Ownership of Enhanced Group following Business Combination
As of the date of this proxy statement/prospectus, there are 27,266,667 A Paradise ordinary shares issued and outstanding, which includes 6,666,667 A Paradise Class B ordinary shares and 400,000 A Paradise private units held by the Sponsor, 200,000 A Paradise private units held by CCM, and 20,000,000 A Paradise Class A ordinary shares. As of the date of this proxy statement/prospectus, there is an aggregate of 20,600,000 A Paradise Rights outstanding, which includes the 400,000 A Paradise private placement rights held by the Sponsor, 200,000 A Paradise private placement rights held by CCM, and 20,000,000 A Paradise Rights. Each A Paradise Right entitles the holder thereof to receive one-eighth (1/8) of one A Paradise Class A ordinary share upon consummation of A Paradise’s initial business combination and, following the Domestication, will entitle the holder thereof to receive one-eighth (1/8) of one share of Enhanced Group Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), A Paradise’s fully diluted share capital would be 29,841,667.
It is anticipated that, following the Business Combination and taking into account the pro forma ownership assumptions and assuming the conversion of all Enhanced Warrants into a right to receive shares of Enhanced Group Class A common stock pursuant to the Business Combination Agreement, (1) Enhanced Shareholders (without taking into account any A Paradise public shares held by Enhanced Shareholders prior to the consummation of the Business Combination) are expected to own approximately 93% of the outstanding shares of Enhanced Group common stock and have approximately 99.6% of the total voting power in a scenario where the remaining A Paradise public shareholders redeem the maximum amount, and (2) CCM, the Sponsor and related parties (including the directors of A Paradise and their affiliates) are expected to collectively own, approximately 7% of the outstanding shares of Enhanced Group common stock and have approximately 0.4% of the total voting power in the maximum redemptions scenario.
These percentages assume the pro forma ownership assumptions described elsewhere in this proxy statement/prospectus. The ownership percentages set forth below do not take into account the issuance of any additional shares under the Enhanced Group Founder Plan or the Enhanced Group Omnibus Incentive Plan or conversion of any working capital.
The following charts illustrate the beneficial ownership of Enhanced Group immediately following the Business Combination by:
•Each person who is known to be the beneficial owner of more than 5% of A Paradise ordinary shares or is expected to be the beneficial owner of more than 5% of shares of Enhanced Group Class A common stock post-Business Combination;
•each person who will become a director or named executive officer of Enhanced Group upon consummation of the Business Combination; and
•all executive officers and directors of Enhanced Group acting as a group upon consummation of the Business Combination.

The total number of shares of Enhanced Group common stock expected to be outstanding after the consummation of the Business Combination will be (i) assuming no holder of A Paradise Class A ordinary shares exercises its redemption rights (“no redemptions” scenario), 446,141,429 shares of Enhanced Group common stock, and (ii) assuming all holders of 20,000,000 A Paradise public shares exercise redemption rights (i.e., the “maximum redemptions” scenario), 388,141,429 shares of Enhanced Group common stock. If the actual facts differ from these assumptions, these amounts will differ.

	Post-Business Combination No Redemption Scenario		Post-Business Combination Maximum Redemption Scenario
	Number of shares of Enhanced Group Class A common stock	% of Enhanced Group Class A common stock	Number of shares of Enhanced Group Class A common stock	% of Enhanced Group Class A common stock
Directors and Executive Officers of Enhanced Group Post-Business Combination(1)
Christian Angermayer(2)	47,650,013	31.1%	47,650,013	35.7%
Maximilian Martin	9,210,804	6.0%	9,210,804	6.9%
Rick Adams	237,482	0.2%	237,482	0.2%
Siddhartha Banthiya	—	0.0%	—	0.0%
Emily Tabak	—	0.0%	—	0.0%
Chris Jones	—	0.0%	—	0.0%

All directors and executive officers of Enhanced Group as a group (10 individuals)	57,112,298	37.2%	57,112,298	42.8%

Five Percent Holders of Enhanced Group Post-Business Combination(3)
Apeiron Holders(4)	47,650,013	31.1%	47,650,013	35.7%
Maximilian Martin	9,210,804	6.0%	9,210,804	6.9%
Aron D’Souza	7,999,385	5.2%	7,999,385	6.0%
Sponsor Promote (Includes the Sponsor Placement)	7,116,667	4.6%	7,116,667	5.3%
__________________
(1)Certain other directors, including James J. Murren, Dr. Juliette Han, Anthony D. Eisenberg and James Simpson, do not hold Enhanced Group common stock as at the date of this proxy statement/prospectus.
(2)For purposes of this table, the holdings of Christian Angermayer are deemed to be the holdings of the Apeiron Holders.
(3)The Co-Founder Holders will also hold 100.0% of the issued and outstanding Enhanced Group Class B common stock, which are non-economic shares that carry ten votes per share, and as a result control at least 95% of the voting power of Enhanced Group.
(4)The investment of the Apeiron Holders in the Private Placement Investment is added to their position. Other investors in the Private Placement Investment have been included in the “Other existing Enhanced Shareholders” category.
Date, Time and Place of Extraordinary General Meeting of A Paradise’s Shareholders
The extraordinary general meeting of the shareholders of A Paradise will be held at [               ] [a.m.], Eastern Time, on [               ], 2026, at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019-9601, or virtually via live webcast at https://[               ], to consider and vote upon the proposals to be put to the extraordinary general meeting, including, if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
A Paradise shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [               ], 2026, which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to your beneficially owned shares are properly counted.

Holders of A Paradise Rights do not have voting rights. As of the close of business on the Record Date, there were 27,266,667 A Paradise ordinary shares issued and outstanding, consisting of (i) 20,600,000 A Paradise Class A ordinary shares, of which 20,000,000 were public shares, and (ii) 6,666,667 A Paradise Class B ordinary shares.
Quorum and Vote of A Paradise Shareholders
A quorum of A Paradise shareholders is necessary to hold a valid meeting. A quorum will be present at the A Paradise extraordinary general meeting if a majority of the issued and outstanding A Paradise ordinary shares entitled to vote at the extraordinary general meeting are represented in person or virtually or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. As of the Record Date for the extraordinary general meeting, 13,633,334 ordinary shares would be required to achieve a quorum.
The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and A Paradise’s directors and executive officers (or their respective affiliates) own 25.9% of the issued and outstanding A Paradise ordinary shares, including 100% of the issued and outstanding A Paradise Class B ordinary shares. Furthermore, pursuant to the Letter Agreement, CCM who as of the Record Date owned 200,000 A Paradise private units, or approximately 0.7% of the outstanding A Paradise ordinary shares has agreed to vote all their shares in favor of the proposals being presented at the extraordinary general meeting. As a result, (i) approval of the Domestication Proposal and Director Election Proposal will not require the affirmative vote of any A Paradise ordinary shares held by A Paradise public shareholders, and (ii) only 6,366,667 A Paradise ordinary shares held by the A Paradise public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve each of Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal is a majority of the votes cast at the extraordinary general meeting at which a quorum is present, assuming the minimum number of ordinary shares to constitute a quorum is present, no ordinary shares held by the A Paradise public shareholders will be required to vote in favor any of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, and the ESPP Proposal for it to be approved.
The proposals presented at the extraordinary general meeting require the following votes:
(i)BCA Proposal: The approval of the BCA Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(ii)Domestication Proposal: The approval of the Domestication Proposal requires the affirmative vote of a majority of the A Paradise Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the APAD BVI Charter, prior to the consummation of a business combination (as defined therein), only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Domestication Proposal. A Paradise public shareholders are not entitled to vote on this matter.
(iii)Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(iv)Director Election Proposal: The approval of the Director Election Proposal requires the affirmative vote of a majority of the A Paradise Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the APAD BVI Charter, prior to the consummation of a business combination (as defined therein), only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Director Election Proposal. A Paradise public shareholders are not entitled to vote on this matter.

(v)Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(vi)Founder Plan Proposal: The approval of the Founder Plan Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(vii)Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(viii)ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(ix)Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Redemption Rights
Pursuant to the APAD BVI Charter, a public shareholder may request A Paradise that Enhanced Group redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)(a) hold public shares or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and A Paradise Rights prior to exercising your redemption rights with respect to the public shares;
(ii)submit a written request to Continental, that Enhanced Group redeem all or a portion of your public shares for cash; and
(iii)deliver your public shares to Continental, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [               ][p.m.], Eastern Time, on [               ], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and rights prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and A Paradise Rights, or if a holder holds units registered in its own name, the holder must contact Continental, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Enhanced Group will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account (excluding any amounts then on deposit in the Trust Account that are allocable on a pro rata basis to the A Paradise private shares), calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), but excluding any interest earned on the funds held in the Trust Account that are allocable on a pro rata basis to the A Paradise private shares. For illustrative purposes, as of [               ], 2026, this would have amounted to approximately $[               ] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Enhanced Group Class A common stock that will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of A Paradise—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
The Sponsor and A Paradise’s directors and executive officers (or their respective affiliates) have agreed to vote in favor of the Business Combination, regardless of how A Paradise public shareholders vote, unlike some other blank check companies in which the Initial Shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination. Holders of A Paradise Rights will not have redemption rights with respect to A Paradise Rights.
Appraisal Rights
There are no appraisal rights in connection with the Domestication, the Business Combination or the A Paradise Rights under the BVI Business Companies Act or under the TBOC, as applicable.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. A Paradise has engaged Advantage Proxy to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of A Paradise—Revoking Your Proxy”.
Interests of A Paradise’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the A Paradise Board in favor of approval of the Proposals, including the BCA Proposal, you should keep in mind that the Sponsor and A Paradise’s directors and executive officers have interests that are different from, or in addition to, those of A Paradise shareholders and right holders generally. The Sponsor Equity Agreement provides for put option and call option arrangements, which have the effect of imposing a floor and cap on the Sponsor’s return in respect of its investment in A Paradise at $1.21 and $2.18 per share of Enhanced Group Class A Common stock. Further, Apeiron has already deposited $5,500,000 with the Sponsor, creditable against such call option and put option arrangements, and repayable only in very narrow circumstances, each as explained in the section entitled “BCA Proposal—Related Agreements—Sponsor Equity Agreement”. In addition, the $1.2 billion enterprise valuation prior to the Business Combination Agreement was not the result of a competitive or broadly marketed process involving unaffiliated third parties as it was agreed between Apeiron and the Sponsor, with Enhanced controlled by Apeiron. The A Paradise Board was aware of and considered these interests, among other things, in evaluating and negotiating the Business Combination Agreement and other transaction agreements and in recommending to A Paradise shareholders that they vote in favor of the Proposals presented at the extraordinary general meeting, including the BCA Proposal. A Paradise shareholders should take these interests into account in deciding whether to approve the Proposals, including the BCA Proposal. See the section entitled “Risk Factors—Risks Related to the Business Combination and A Paradise—Since the Sponsor and A Paradise’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Enhanced is appropriate as our initial business combination. Such interests include the fact that the Sponsor will lose its entire investment in A Paradise if a business combination is not completed within the Combination Period. Accordingly, the Sponsor, and executive officers and directors may be incentivized to complete the Business Combination, even on terms less favorable to the A Paradise shareholders, instead of liquidating A Paradise.” for details on conflicts of interest. These interests include, but are not limited to, among other things:
•Since the Sponsor, executive officers and directors directly or indirectly own A Paradise ordinary shares and A Paradise Rights, they may have a conflict of interest in determining whether a particular target business is appropriate for A Paradise’s initial business combination. These individuals stand to benefit financially if transaction is completed, which may influence their judgment.

•The Sponsor has entered into a Sponsor Equity Agreement which grants the Sponsor an option to require Apeiron to purchase up to 100%, and Apeiron an option to purchase, up to 100%, but no less than 78%, of the equity securities then held by the Sponsor in Enhanced Group, including the A Paradise Class B ordinary shares and the A Paradise Units, at a maximum purchase price for the Put Option and Call Option in the range of $6,700,000 to $9,000,000 and in the range of $11,000,000 to $15,500,000, respectively, reducing the economic exposure of the Sponsor to trading prices following consummation of the Business Combination. These put option and call option arrangements have the effect of imposing a floor and cap on the Sponsor’s return in respect of its investment in A Paradise at $1.21 and $2.18 per share of Enhanced Group Class A Common stock. Further, Apeiron has already deposited $5,500,000 with the Sponsor, creditable against such call option and put option arrangements, and repayable only in very narrow circumstances. These arrangements may give rise to actual or perceived conflicts of interest in connection with the negotiation of the Business Combination and the determination of the valuation of Enhanced agreed for the purposes of the Business Combination.
•Subject to the Put Option and Call Option pursuant to the Sponsor Equity Agreement, the Sponsor intends to transfer an aggregate of 60,000 of its founder shares, or 20,000 each to A Paradise’s three independent directors, plus an additional 25,000 of its founder shares to A Paradise’s advisor, at the consummation of an initial business combination. If A Paradise does not complete its initial business combination, such founder shares will expire worthless. Accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate A Paradise’s initial business combination, as such compensation will not be received unless A Paradise consummates such business combination.
•If an initial business combination is not completed within the Combination Period, A Paradise will be required to liquidate. In such event:
◦6,666,667 A Paradise Class B ordinary shares held by the Sponsor, which were acquired by the Sponsor prior to A Paradise’s IPO for an aggregate purchase price of approximately $0.004 per share, or $25,000 in the aggregate, will be worthless because the Sponsor is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such A Paradise Class B ordinary shares had an aggregate market value of approximately $[          ] million based on the closing price of the A Paradise Class A ordinary shares of $[     ] per share on Nasdaq as of [          ]. The Sponsor and A Paradise’s executive officers and directors waived their redemption rights and liquidation rights in connection with the purchase of the founder’s shares and no other consideration was paid for such agreement. Since the Sponsor, its affiliates and promoters, and its executive officers and directors will lose their entire investment in the A Paradise Class B ordinary shares if its initial business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for A Paradise’s initial business combination.
◦400,000 Private Placement Units purchased by the Sponsor for $4,000,000, will be worthless because the Sponsor is not entitled to participate in any redemption of distribution from the Trust Account with respect to such securities. Such Private Placement Units would have an aggregate market value of approximately $[               ] million based on the closing price of $[          ] per Unit on Nasdaq as of [          ]. The Sponsor and A Paradise’s executive officers and directors waived their redemption rights and liquidation rights in connection with the purchase of the Private Placement Units and no other consideration was paid for such agreement. Since the Sponsor, its affiliates and promoters, and its executive officers and directors will lose their entire investment in the Private Placement Units if A Paradise’s initial business combination with Enhanced or another business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for A Paradise’s initial business combination.
•The Sponsor, its affiliates and its directors and executive officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than to liquidate. The Sponsor and its affiliates, and its directors and executive officers will retain 7,116,667 ordinary shares upon consummation of the Business Combination, representing ownership interest of approximately 5.3% in Enhanced Group, assuming maximum redemption by public shareholders. Such ordinary shares had an aggregate market value of approximately $[     ], based on the closing price of the A Paradise Class A ordinary shares of $[    ] per share on Nasdaq on [     ].
•The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other A Paradise shareholders experience a negative rate of return in Enhanced Group following the Business Combination. For example, if the share price of the Enhanced Group common stock declined to $5.00 per share after the close of the business combination, A Paradise’s public shareholders who purchased shares in A Paradise’s initial public offering would have a loss of $5.00 per share, while the Sponsor would have a gain of approximately $4.996 per share because it acquired the founder shares for a nominal amount.
•The Sponsor may make loans from time to time to A Paradise to fund certain capital requirements. If the Sponsor makes any Working Capital Loans, up to $1,150,000 of such loans may be converted into Units, at the price of $10.00 per Unit at the option of the lender. Such Units would be identical to the Private Placement Units. If A Paradise does not complete the Business Combination within the required period, it may use a portion of its working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Business Combination is not consummated and another business combination is not otherwise completed, a conflict of interest may arise as the Working Capital Loans may not be repaid except to the extent there are funds available to A Paradise outside of the Trust Account. As of December 31, 2025, no such Working Capital Loans were outstanding.
•In the event the Sponsor or members of A Paradise’s management team provide loans to A Paradise to finance transaction costs and/or incur expenses on A Paradise’s behalf in connection with the Business Combination, such persons may have a conflict of interest in determining whether the target business is an appropriate business with which to effectuate the Business Combination as such loans may not be repaid and/or such expenses may not be reimbursed unless A Paradise consummates the Business Combination. As of December 31, 2025, there were no loans outstanding.
•In connection with the Closing, there may be payment by A Paradise to the Sponsor, executive officers, directors or advisors, or a member of A Paradise’s management team, for a finder’s fee, advisory fee, consulting fee or success fee in order to effectuate the Closing. If A Paradise agrees to pay the Sponsor, executive officers, directors or advisors, or a member of A Paradise’s management team a finder’s fee, advisory fee, consulting fee or success fee in connection with the Closing, such persons may have a conflict of interest in determining whether the target business is appropriate because any such fee would be payable only upon the Closing. As of December 31, 2025, there are no finder’s, advisory or success fees payable in connection with the Closing.
•If A Paradise is unable to complete an initial business combination within the required time period, the Sponsor may be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by A Paradise for services rendered or contracted for A Paradise. If A Paradise consummates an initial business combination, on the other hand, Enhanced Group will be liable for all such claims.
•A Paradise’s executive officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such executive officers and directors was included by a target business as a condition to any agreement with respect to A Paradise’s initial business combination.
•The Sponsor and A Paradise’s executive officers and directors and their affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on A Paradise’s behalf, such as identifying and investigating possible business targets and business combinations. Unless A Paradise consummates its initial business combination, its executive officers, directors and Insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account and the amount of interest income from the trust account that may be released to A Paradise as working capital. If the proposed Business Combination is not completed within the Combination Period, they will not have any claim against the Trust Account for reimbursement. Accordingly, A Paradise may not be able to reimburse these expenses, and the Sponsor and A Paradise’s executive officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of A Paradise’s working capital if the Business Combination or another business combination is not completed within the Combination Period. As of the date of this proxy statement/prospectus, the Sponsor and A Paradise’s executive officers and directors and their affiliates do not have any unpaid reimbursable expenses.
•The Business Combination Agreement provides for the continued indemnification of A Paradise’s current directors and executive officers.
•The exercise of A Paradise’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in A Paradise shareholders’ best interests.
•None of A Paradise’s executive officers or directors is required to commit his or her full time to A Paradise’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities. A Paradise does not intend to have any full-time employees prior to the completion of A Paradise’s initial business combination. Each of A Paradise’s executive officers is engaged in several other business endeavors for which he or she may be entitled to substantial compensation, and A Paradise’s executive officers are not obligated to contribute any specific number of hours per week to A Paradise’s affairs.
•A Paradise’s executive officers and directors may have a consulting relationship with other corporations and may have a conflict of interest including but not limited to allocating his or her time among various business activities.
•In the course of their other business activities, A Paradise’s executive officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to A Paradise as well as the other entities with which they are affiliated. A Paradise’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•The fact that the Sponsor, directors or executive officers or their affiliates have agreed to vote their A Paradise ordinary shares in favor of the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus—Interests of A Paradise’s Directors and Executive Officers in the Business Combination” for a discussion of these considerations.
•Pursuant to the Registration Rights Agreement to be entered into at Closing in substitution for the Original Registration Rights Agreement, the Sponsor and A Paradise’s independent directors will have customary registration rights, including demand and piggy-back rights with respect to the shares of Enhanced Group Class A common stock held by such parties following the consummation of the Business Combination.
•The Proposed Certificate of Formation will contain a provision expressly electing that Enhanced Group will not be governed by Section 21.606 of the TBOC, and therefore, Enhanced Group will not be subject to section 21.606 of the TBOC.
•Pursuant to the Sponsor Equity Agreement, the Sponsor has agreed that for the period that is 90 days from Closing of the Business Combination, it shall not transfer any Enhanced Group Class A common stock without Apeiron’s written consent. In addition, a condition to Closing under the Business Combination Agreement requires that the Sponsor deliver to Enhanced, at the Closing, an executed copy of the Insider Letter Amendment, which shall, among other things, (a) provide for an express exception to the restrictions on the transfer therein for the transfer of securities contemplated by the Sponsor Equity Agreement and (b) extend the lockup period therein with respect to the Sponsor’s equity securities for a period of 12 months following the Closing Date, subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Enhanced Group Class A common stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30-trading-day period commencing after May 24, 2026, Enhanced Group shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations.
The foregoing interests present a risk that the Sponsor and A Paradise’s officers and directors, and their affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with the holders of A Paradise public shares. As such, the Sponsor and A Paradise’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to holders of A Paradise public shares rather than to liquidate.
The conflicts described above may not be resolved in A Paradise’s favor.
Interests of Enhanced’s Directors and Officers in the Business Combination
Enhanced’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of A Paradise’s securityholders and of Enhanced Shareholders generally. These interests include, among other things, the following:
•Treatment of Enhanced Awards in the Business Combination. Directors and officers of Enhanced currently hold outstanding Enhanced Options and are expected to receive Enhanced Top-Up Awards granted by Enhanced prior to the Closing.  Enhanced Top-Up Awards will generally entitle the holder to shares with a value equal to a fixed dollar amount in 2026.
In connection with the Business Combination, all outstanding Enhanced Options granted prior to the Closing will be converted into Enhanced Group Options that will be subject to same terms and conditions as were in effect for such awards prior to the Closing (including with respect to vesting, exercisability and termination-related provisions). In addition, all Enhanced Top-Up Awards granted prior to the Closing will be converted into Enhanced Group Top-Up Awards, subject to the same terms and conditions as were in effect for such awards prior to the Closing. See the section entitled “The BCA Proposal—General Description of the Business Combination—Business Combination Consideration—Stock Consideration” for more information.
The amounts listed in the table below represent the number of Enhanced common shares underlying Enhanced Options held by each director and executive officer of Enhanced as of February 11, 2026.

Name	Enhanced Options
Maximilian Martin	268,921
Siddhartha Banthiya	75,000
Christian Angermayer	—
James J. Murren	—
Dr. Juliette Han	—
Anthony D. Eisenberg	—
James Simpson	—
Rick Adams	75,000
Chris Jones	50,000
Emily Tabak	75,000
•Director Compensation. Following the Business Combination, Enhanced may implement a compensation program for its non-employee directors in connection with Enhanced’s transition to becoming a publicly traded company.

•Post-Closing Directors and Officers. Certain of Enhanced’s directors and executive officers will serve as officers of Enhanced Group following the consummation of the Business Combination. As such, in the future they will receive any cash or equity-based compensation that the Enhanced Group Board determines to pay to such persons. For additional information, please see “Management of Enhanced Group Following the Business Combination.”
•Indemnification. Upon closing of the Business Combination, Enhanced’s existing directors and officers will be indemnified by and receive coverage under the directors’ and officers’ liability insurance maintained by Enhanced Group after the Mergers and pursuant to the Business Combination Agreement. For additional information about the indemnification and insurance obligations, please see “BCA Proposal—The Business Combination Agreement—Covenants and Agreements—Covenants of A Paradise.”
Dilution
A Paradise shareholders will face immediate dilution in their shareholding due to, among other transactions, the issuance of Enhanced Group Class A common stock and Enhanced Group Class B common stock as consideration for the proposed Business Combination. As a result, A Paradise shareholders will hold a minority position, potentially diminishing their influence over the management of Enhanced Group.
A Paradise’s net tangible book value as of December 31, 2025 was $(7,635,637), or $(0.26) per share, based on 29,841,667 shares of A Paradise Class A and Class B ordinary shares outstanding as of that date.
The following table illustrates the changes in net tangible book value and dilution to existing shareholders at varying redemption levels.

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions
Offering price per share in the initial registered offering	$10.00	$10.00	$10.00

A Paradise’s net tangible book value as of December 31, 2025, as adjusted for redemptions	$194,871,940	$144,042,401	$93,212,863
A Paradise’s shares outstanding, as adjusted for redemptions	29,841,667	24841667	19841667
A Paradise’s net tangible book value per share as of December 31, 2025, as adjusted for redemptions	$6.53	$5.80	$4.70
Dilution per share to the existing A Paradise’s shareholders	$3.47	$4.20	$5.30
Change in net tangible book value per share attributable to A Paradise’s shareholders	$6.79	$6.05	$4.95

	Assuming 75% Redemptions	Assuming Maximum Redemptions
Offering price per share in the initial registered offering	$10.00	$10.00

A Paradise’s net tangible book value as of December 31, 2025, as adjusted for redemptions	$29,675,940	$(8,446,214)
A Paradise’s shares outstanding, as adjusted for redemptions	14,841,667	9,841,667
A Paradise’s net tangible book value per share as of December 31, 2025, as adjusted for redemptions	$2.86	$(0.86)
Dilution per share to the existing A Paradise shareholders	$7.14	$10.86
Change in net tangible book value per share attributable to A Paradise’s shareholders	$3.11	$(0.60)

The following table illustrates the as adjusted net tangible book value to A Paradise’s shareholders and decrease in net tangible book value to A Paradise’s shareholders as a result of transaction costs incurred by A Paradise and funds released from the trust at the Business Combination.

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions
As adjusted net tangible book value per share	$6.53	$5.80	$4.70

Numerator adjustments
A Paradise’s net tangible book value as of December 31, 2025	$(7,635,637)	$(7,635,637)	$(7,635,637)
Transaction costs attributed to A Paradise	(810,577)	(810,577)	(810,577)
Funds released from trust(1)	203,318,154	152,488,616	101,659,077
As adjusted net tangible book value	$194,871,940	$144,042,401	$93,212,863

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions
Denominator adjustments
A Paradise’s Public Shares outstanding	20,000,000	15,000,000	10,000,000
A Paradise Founder Shares outstanding	6,666,667	6,666,667	6,666,667
A Paradise Private Shares outstanding - Sponsor	400,000	400,000	400,000
A Paradise Private Shares outstanding - Representative	200,000	200,000	200,000
A Paradise Public Rights Shares to be issued	2,500,000	2,500,000	2,500,000
A Paradise Private Rights Shares to be issued to Sponsor	50,000	50,000	50,000
A Paradise Private Rights Shares to be issued to Representative	25,000	25,000	25,000
As adjusted total shares outstanding	29,841,667	24,841,667	19,841,667

	Assuming 75% Redemptions	Assuming Maximum Redemptions
As adjusted net tangible book value per share	$2.86	$(0.86)

Numerator adjustments
A Paradise’s net tangible book value as of December 31, 2025	$(7,635,637)	$(7,635,637)
Transaction costs attributed to A Paradise	(810,577)	(810,577)
Funds released from trust(1)	50,829,539	—
As adjusted net tangible book value	$42,383,324	$(8,446,214)

Denominator adjustments
A Paradise’s Public Shares outstanding	5,000,000	—
A Paradise Founder Shares outstanding	6,666,667	6,666,667
A Paradise Private Shares outstanding - Sponsor	400,000	400,000
A Paradise Private Shares outstanding - Representative	200,000	200,000
A Paradise Public Rights Shares to be issued	2,500,000	2,500,000
A Paradise Private Rights Shares to be issued to Sponsor	50,000	50,000
A Paradise Private Rights Shares to be issued to Representative	25,000	25,000
As adjusted total shares outstanding	14,841,667	9,841,667
___________________
(1)The funds released from trust were adjusted under the no redemption scenario for the redemptions of $0, under the 25% redemption scenario for the redemptions of $50,829,539, under 50% redemption scenario for the redemptions of $101,659,077, under 75% redemption scenario for the redemptions of $152,488,616, and under maximum redemption scenario for the redemptions of $203,318,154.
The following table illustrates varying ownership levels of Enhanced Group immediately following the Business Combination on a fully diluted basis, including common stock issued pursuant to the Private Placement Investment:

	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Assuming Maximum Redemptions(3)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Initial Shareholders(4)	7,116,667	4.6%	7,116,667	4.9%	7,116,667	5.3%
Public Shareholders(5)	22,500,000	14.6%	12,500,000	8.7%	2,500,000	1.9%
Enhanced Shareholders	118,095,171	76.8%	118,095,171	82.1%	118,095,171	88.2%
Private Placement Investment investors	5,905,034	3.9%	5,905,034	4.1%	5,905,034	4.4%
CCM	225,000	0.1%	225,000	0.2%	225,000	0.2%
Total ordinary shares	153,841,872	100%	143,841,872	100%	133,841,872	100%
__________________
Notes:
(1)Assumes that no public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.
(2)Assumes that holders of 50% of public shares, or 10,000,000 public shares, will exercise their redemption rights for an aggregate payment of $100.7 million (based on the estimated per-share redemption price of $10.07 per share) from the Trust Account.
(3)Assumes that all public shareholders, holding 20,000,000 public shares, will exercise their redemption rights for an aggregate payment of $201.4 million (based on the estimated per-share redemption price of $10.07 per share) from the Trust Account.
(4)Includes (i) 6,666,667 shares converted from the A Paradise Class B ordinary shares on a one-to-one basis, (ii) 400,000 A Paradise Class A ordinary shares underlying the Private Placement Units, and (iii) 50,000 A Paradise Class A ordinary shares issuable upon conversion of the private placement rights underlying the Private Placement Units.
(5)Includes 2,500,000 shares to be issued upon Closing upon conversion of the A Paradise Rights outstanding.
Based on the foregoing, and solely for illustrative purposes, if a non-redeeming shareholder’s shares were to reflect an implied value of $10.00 per share based on the pro forma equity capitalization of Enhanced Group,

Enhanced Group would need to have a total pro forma equity value of at least (i) $1,538,418,720 in the no redemptions scenario, (ii) $1,438,418,720 in the 50% redemptions scenario, and (iii) $1,338,418,720 in the maximum redemptions scenario.
For more information, see “Risk Factors—Risks Related to the Business Combination and A Paradise—A Paradise shareholders will experience immediate dilution as a consequence of, among other transactions, the issuance of Enhanced Group common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that A Paradise’s current shareholders have on the management of Enhanced Group”.
Compensation Received by the Sponsor and its Affiliates
Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Enhanced Group to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor
The Sponsor paid $25,000, or approximately $0.004 per share for its A Paradise Class B ordinary shares purchased in connection with A Paradise’s formation. The Sponsor also paid $4,000,000, or approximately $10.00 per unit for its Private Placement Units purchased in connection with the IPO. The Sponsor currently holds 400,000 Private Placement Units and 6,666,667 A Paradise Class B ordinary shares. At Closing, the Sponsor will hold a total of 7,116,667 Enhanced Group Class A common stock, consisting of such converted from (i) 6,666,667 A Paradise Class A ordinary shares from the A Paradise Class B ordinary shares on a one-to-one basis, (ii) 400,000 A Paradise Class A ordinary shares underlying the Private Placement Units, and (iii) 50,000 A Paradise Class A ordinary shares issuable upon conversion of the private placement rights underlying the Private Placement Units.

At Closing, pursuant to the Business Combination Agreement, Enhanced Group will use cash from the Trust Account to pay A Paradise transaction expenses and to reimburse or pay the Sponsor or its affiliates for any outstanding loans or other obligations of A Paradise to the Sponsor or its affiliates. A Paradise currently estimates that the total amount payable for A Paradise transaction expenses and any outstanding loans or other obligations of A Paradise to the Sponsor is approximately $3 million.

The Sponsor intends to transfer an aggregate of 60,000 of its founder shares, or 20,000 each, to A Paradise’s three independent directors, and an aggregate of 25,000 founder shares to A Paradise’s advisor, at the consummation of an initial business combination.

Any finance transaction costs in connection with an intended initial business combination would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such working capital loans may be convertible into units, at a price of $10.00 per unit, upon consummation of the initial business combination. The units would be identical to the Private Placement Units that the Sponsor purchased in connection with the IPO. As of December 31, 2025 no such working capital loans were outstanding.

The non-voting sponsor investors had purchased, indirectly, through the purchase of non-voting interests in the Sponsor, an aggregate of 130,000 Non-Voting Private Placement Units at a price of $10.00 per unit ($1,300,000 in the aggregate). In connection with the non-voting Sponsor investors indirectly purchasing, through the Sponsor, the Non-Voting Private Placement Units allocated to the non-voting Sponsor investors in connection with the closing of the IPO, the Sponsor issued Non-Voting Sponsor Shares at a nominal purchaser price to the non-voting Sponsor investors at the closing of the IPO, reflecting interests in an aggregate of 1,368,421 Founder Shares held by the Sponsor. On December 19, 2025, an affiliate of the Sponsor purchased all of the issued and outstanding Non-Voting Sponsor Shares from the non-voting Sponsor investors.

A Paradise has agreed to reimburse the Sponsor and its affiliates for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of December 31, 2025, A Paradise has not incurred any out-of-pocket expenses and has not reimbursed the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing the Business Combination.

A Paradise is not prohibited from paying any fees (including advisory, consulting, success or finder fees), reimbursements or cash payments to the Sponsor, its officers or directors, or its or their affiliates, for services rendered to A Paradise prior to or in connection with the consummation of A Paradise’s initial business combination.

In the case that additional A Paradise Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the Closing, the ratio at which the A Paradise Class B ordinary shares convert into A Paradise Class A ordinary shares may be adjusted (unless the holders of a majority of the outstanding A Paradise Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of A Paradise Class A ordinary shares issuable upon conversion of all A Paradise Class B ordinary shares will equal, in the aggregate, 25% of the sum of all ordinary shares issued and outstanding upon completion of the IPO, including pursuant to the over-allotment option, plus all A Paradise Class A ordinary shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued in connection with or in relation to the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination or any private placement-equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company.

A Paradise has agreed to indemnify and hold harmless the A Paradise Indemnified Parties, in each case against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable organizational documents to indemnify such person.

Sponsor Equity Agreement
The Sponsor has entered into a Sponsor Equity Agreement which grants the Sponsor a Put Option and Apeiron a Call Option, at a maximum purchase price for the Put Option and Call Option in the range of $6,700,000 to $9,000,000 and in the range of $11,000,000 to $15,500,000, respectively, reducing the economic exposure of the Sponsor to trading prices following the Closing. These Put Option and Call Option arrangements have the effect of imposing a floor and cap on the Sponsor’s return in respect of its investment in A Paradise at $1.21 and $2.18 per share of Enhanced Group Class A Common stock. Further, Apeiron has already deposited $5,500,000 with the Sponsor, creditable against such Call Option and Put Option arrangements, and repayable only in very narrow circumstances.

Additionally, the Sponsor Equity Agreement provides for the payment by the Sponsor to Apeiron of a termination fee of up to $4,875,000 under certain circumstances if the Business Combination Agreement is terminated due to a willful breach by A Paradise or its affiliates, including the Sponsor. The amount of the termination fee is subject to specific milestones relating to the preparation and filing of the proxy statement/registration statement for the Business Combination.

Recommendation to Shareholders of A Paradise
The A Paradise Board believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of A Paradise’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Founder Plan Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented at the extraordinary general meeting. In reaching its determination that the Business Combination and the other proposals are advisable and in the best interests of A Paradise and its shareholders, the A Paradise Board received and considered the written fairness opinion of Roma, dated November 20, 2025, to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications described in the opinion, the consideration to be paid by A Paradise pursuant to the Business Combination is fair, from a financial point of view, to A Paradise and its shareholders.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Summary of the Proxy Statement/Prospectus—Interests of A Paradise’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination (i) assuming that no A Paradise Class A ordinary shares are redeemed in connection with the Business Combination, and (ii) assuming maximum redemption. For an illustration of the number of shares and percentage interests outstanding under each scenario see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.
No Redemptions

Sources		Uses
Cash held in Trust Account(1)	$202,045,901	Cash to Enhanced Balance Sheet	$222,372,955
Enhanced Equity Rollover	1,200,000,000	Enhanced Equity Rollover	1,200,000,000
Private Placement Investment	40,002,054	Deferred underwriting fee	8,000,000
		Estimated Fees & Expenses	11,675,000
Total Sources	$1,442,047,955	Total Uses	$1,442,047,955
__________________
(1)As of October 31, 2025.
Maximum Redemptions

Sources		Uses
Cash held in Trust Account(1)	$—	Cash to Enhanced Balance Sheet	$20,327,054
Enhanced Equity Rollover	1,200,000,000	Enhanced Equity Rollover	1,200,000,000
Private Placement Investment	40,002,054	Deferred underwriting fee	8,000,000
		Estimated Fees & Expenses	11,675,000
Total Sources	$1,240,002,054	Total Uses	$1,240,002,054
__________________
(1)As of Closing, reflects the redemption of 20,000,000 A Paradise Units representing the maximum amount of A Paradise Units that can be redeemed.
Estimated fees and expenses in the above tables are comprised of:

	Assuming No Redemption	Assuming Maximum Redemption
Legal fees	$6,615,000	$6,615,000
Advisory fees	550,000	550,000
Other professional fees	475,000	475,000
Offering costs	3,000,000	3,000,000
Other expenses	1,035,000	1,035,000
Total	$11,675,000	$11,675,000
U.S. Federal Income Tax Considerations
See the section entitled “U.S. Federal Income Tax Considerations” for a discussion summarizing the U.S. federal income tax considerations (i) of the Domestication to U.S. Holders (as defined under “U.S. Federal Income Tax Considerations”) of A Paradise securities, (ii) of the exercise of redemption rights by holders of Enhanced Group Class A common stock that are U.S. Holders, (iii) of the Merger to U.S. Holders and Non-U.S. Holders of Enhanced common shares, (iv) of the ownership and disposition of Enhanced Group securities received in the

Domestication, and (v) of the ownership and disposition of Enhanced Group Class A common stock received in the Mergers to U.S. Holders and Non-U.S. Holders.
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of A Paradise as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of A Paradise immediately following the Domestication will be the same as those of A Paradise immediately prior to the Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in FASB ASC 805, A Paradise is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Enhanced issuing stock for the net assets of A Paradise, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Enhanced.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On January 6, 2026, each of Claudius Tsang and Christian Angermayer as the “ultimate parent entity” under the HSR Act of A Paradise and Enhanced, respectively, filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The related HSR Act waiting period expired on February 5, 2026.
At any time before or after consummation of the Business Combination, notwithstanding the expiration or early termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. A Paradise cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, A Paradise cannot assure you as to its result.
Emerging Growth Company and Smaller Reporting Company Status
A Paradise is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in A Paradise’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. A Paradise has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, A Paradise, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of A Paradise’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of A Paradise’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act. We are also a smaller reporting company, as defined in the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a smaller reporting company, which would allow us to continue taking advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.
Enhanced Group’s consolidated revenues remained below $1.235 billion for the year ended December 31, 2024. As a result, we expect Enhanced Group to qualify as an emerging growth company and be eligible for the relief from regulatory requirements provided to emerging growth companies following consummation of the Business Combination on the Closing Date. Enhanced Group may also qualify as a smaller reporting company following consummation of the Business Combination on the Closing Date, if either (i) the market value of Enhanced Group common stock held by non-affiliates is less than $250.0 million or (ii) the annual revenue was less than $100 million during the most recently completed fiscal year and the market value of Enhanced Group common stock held by non-affiliates is less than $700.0 million. For more information, see “Risk Factors—Risks Related to Operating as a Public Company—The Company will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company”.
Summary Risk Factors
In evaluating the proposals to be presented at the A Paradise extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”. These risk factors include, but are not limited to, the following:
Risks relating to Enhanced’s financial and capital needs, including:
•Enhanced will need to raise additional capital to support its growth initiatives, and such capital may not be available on economically favorable terms, if at all.
•Any future equity offerings or other financing arrangements, options, top-up awards and/or warrant exercises may dilute shareholders’ ownership and adversely affect the market price of the Enhanced Group common stock.
•Enhanced’s management will rely on the availability of all of the funds from the Private Placement Investment in connection with the Business Combination.
•Fixed prices under the Sponsor Equity Agreement may diverge from market value at exercise, resulting in value transfers and adverse market perception.
•Enhanced’s management has broad discretion in the use of proceeds from the Business Combination and the Private Placement Investment and may not use them effectively.

•The expectations for future operating and financial results and market growth of Enhanced rely in large part upon assumptions and analyses developed by it.
•Enhanced does not expect to pay cash dividends for the foreseeable future.
Risks relating to operating as a public company, including:
•Enhanced Group’s Board and management have limited public-company experience and may face challenges building an experienced, independent board.
•Enhanced has identified material weaknesses in its internal control over financial reporting, and if it cannot effectively remediate them, experiences additional weaknesses, or otherwise fails to maintain effective internal controls, it may be unable to accurately report its financial condition or results of operations.
•Enhanced Group will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company.
•Enhanced may face challenges identifying and communicating material information due to its novel business and lack of comparable benchmarks.
•The controversial nature of Enhanced Group’s business may limit analyst coverage and institutional interest and negatively affect the trading price and liquidity of its securities.
Risks relating to the Company’s business model, commercial operations and operating market, including:
•Enhanced has an unproven business model, limited operating history and a lack of revenue, and it is difficult to evaluate Enhanced’s prospects.
•The market for Enhanced’s sporting events and related products is unproven, and demand may not develop or be sustained, adversely affecting its business and results.
•Enhanced’s revenue model is unproven and depends on successfully launching and scaling live events and related monetization streams.
•Event postponements, cancellations, or material modifications could leave Enhanced with unrecovered costs, refund obligations, and reduced revenue, and insurance (if any) may not adequately protect against these losses.
•Enhanced athletes and Enhanced Games events may not deliver the expected level of performance or entertainment value, which could materially harm Enhanced’s revenue streams.
•Insurance limitations or rising costs may leave Enhanced underinsured or unable to obtain required coverage, increasing exposure to significant claims and expenses.
•Enhanced’s reliance on third parties for its Live Enhanced services exposes it to significant risks.
Risks relating to Enhanced’s legal and regulatory obligations:
•Evolving laws and regulations on Performance-Enhancing Substances, sporting rules and related licensing could materially affect Enhanced’s ability to stage events and operate its business.
•International expansion would expose Enhanced to complex and evolving laws, and failure to secure or maintain required approvals could prevent it from staging events or offering services abroad.
•Injuries or adverse health outcomes at events or through the Live Enhanced platform could expose Enhanced to significant liability, regulatory scrutiny and reputational harm.

•Enhanced may face litigation and regulatory challenges from incumbent sports bodies, competitors and regulators that could delay or prevent events, force changes to its business model, or harm its financial condition and reputation.
•Failure to comply with evolving data-protection, privacy and cybersecurity laws or to prevent security incidents could lead to regulatory action, significant costs, reputational harm and loss of key partnerships.
Risks relating to health, safety, and ethics of Enhanced’s operations, including:
•The Enhanced Games may require specialized medical personnel, infrastructure and emergency-response capabilities.
•Enhanced’s business depends on the continued service of experienced management and specialized medical talent, and its growth requires it to attract and retain additional qualified personnel.
•Allowing athletes to use Performance-Enhancing Substances, even if included in Market-Authorized Products, poses health, quality-control and regulatory risks that could result in injury, litigation and reputational harm.
•If Enhanced sponsors, funds or otherwise facilitates clinical research studies of Performance-Enhancing Substances, it could face significant liability and regulatory exposure.
•Ethical and public-perception risks regarding performance-enhancing substance use in competitions could reduce participation and viewership, deter partners, prompt increased regulation and materially harm Enhanced’s business.
Risks relating to Enhanced’s competition and industry opposition, including:
•Enhanced will face intense competition from established sports organizations and other entertainment providers. This increased competition could reduce demand for the Enhanced Games and Enhanced’s other products and services.
•Bans or sanctions by traditional sports organizations could deter athletes and key talent, diminishing event appeal and harming Enhanced’s business.
•If venues, broadcasters, sponsors or key providers withdraw or refuse to work with Enhanced due to pressure, regulation or reputational concerns, its events could be delayed or canceled and its business materially harmed.
•Coordinated actions by sports federations, anti-doping and public-health bodies, and advocacy groups could lead to restrictions that limit Enhanced’s operations, increase costs, damage its reputation and impede growth.
•Coordinated advocacy and negative publicity opposing the use of Performance-Enhancing Substances could materially harm Enhanced’s brand, limit acceptance of its events and products.
Risk relating to Enhanced’s future strategic expansions, including:
•Loss or restriction of access to key third-party technology and data systems could disrupt Enhanced’s products, increase costs and lead to disputes.
Risks relating to Enhanced’s share class structure, including:
•Enhanced’s dual-class share structure may concentrate voting power and adversely affect governance and share value.
•Apeiron’s anticipated supermajority ownership and rights under the Sponsor Equity Agreement may further strengthen its influence over Enhanced.

•Enhanced’s dual-class voting structure may render its Class B common stock ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of its Class B common stock.
•As a NYSE “controlled company”, Enhanced Group may rely on governance exemptions that reduce protections available to other listed company shareholders.
•The Domestication may result in adverse tax consequences for holders of A Paradise securities.
•The Mergers may result in adverse tax consequences for holders of Enhanced securities.
•If the Mergers do not qualify as “reorganization” under Section 368(a) of the Code, Enhanced security holders may be required to pay substantial U.S. federal income taxes.
Risks relating to A Paradise and the Business Combination, including:
•Enhanced’s valuation in connection with the Business Combination was not established through an arm’s-length negotiation or a market-tested process, and investors should not rely on that valuation.
•If third parties assert claims against A Paradise, funds in the Trust Account could be reduced and shareholders may receive less than $10.00 per share upon redemption.
•Shareholder litigation and regulatory inquiries and investigations are expensive and could harm A Paradise’s business, financial condition and operating results and could divert management attention.
•Because Enhanced will become public through the Business Combination rather than a traditional underwritten IPO, investors will not benefit from an independent underwriter’s due diligence and may face additional risks, including conflicts of interest involving the Sponsor.
•If A Paradise’s due diligence investigation of Enhanced was inadequate, then A Paradise shareholders following the Business Combination could lose some or all of their investment.
•The Sponsor and A Paradise’s insiders have interests that differ from shareholders and may be motivated to complete the Business Combination to avoid losing their investment, even on less favorable terms.
•A Paradise’s directors and officers may face conflicts of interest when exercising discretion to approve changes or waivers to the Business Combination terms that may not align with shareholders’ best interests.
•A Paradise’s officers and directors have pre-existing fiduciary and/or contractual obligations and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•If the Business Combination is not completed by May 25, 2026 (as may be extended pursuant the terms and conditions of the Business Combination Agreement), either party may terminate the agreement, resulting in costs and loss of expected benefits.
•Enhanced may be forced to close the Business Combination even if Enhanced determine it is no longer in our shareholders’ best interest.
•If Enhanced becomes subject to bankruptcy or insolvency proceedings before Trust Account funds are distributed, creditor claims could take priority over shareholders, reducing redemption proceeds.
•Enhanced’s shareholders may be held liable for claims by third parties against Enhanced to the extent of distributions received by them upon redemption of their shares.
•A Paradise’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

•Enhanced Group’s securities may be delisted by NYSE from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject Enhanced to additional trading restrictions.
•The Sponsor and CCM control a large voting stake and have agreed to support the Business Combination, giving them substantial influence over its approval.
•A Paradise may be unable to complete a business combination with a U.S. target if the transaction is subject to, or prohibited by, U.S. foreign investment review, including CFIUS.
•Certain data and market information in this proxy statement/prospectus are based on third-party sources or internal analyses that have not been independently verified and may be inaccurate.
•Enhanced’s actual financial position or results of operations maybe not be indicated by the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.
•A Paradise and its shareholders will have no indemnity, escrow or price-adjustment protection if Enhanced’s representations later prove inaccurate.
•Resale registrations and future exercises of registration rights may increase share supply and depress the trading price of A Paradise and Enhanced Group securities.
•A Paradise’s affiliates’ activities to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Proposals and may affect the market price of A Paradise’s securities.
•Enhanced Group may be subject to a 1% U.S. federal excise tax in connection with the redemptions of the public shares in connection with the Business Combination.
•A Paradise’s securities holders may face adverse tax consequences as a result of the Domestication.
•Company security holders may be required to pay substantial U.S. federal income taxes if the Mergers do not qualify as “reorganization” under Section 368(a) of the Code.
•After the Business Combination, Enhanced shareholders’ rights under Texas law may differ from, and be less favorable than, those of A Paradise shareholders under BVI law.
•The provisions of the Proposed Certificate of Formation requiring exclusive forum in the Court of the State of Texas for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
•If the Adjournment Proposal is not approved and insufficient votes are obtained to authorize the Business Combination and Domestication, the board cannot adjourn the meeting to solicit additional votes, and the Business Combination may not be completed.
•If A Paradise does not complete the Business Combination by July 31, 2027 (as such date may be extended), it will cease operations and liquidate, public shareholders may receive only about $10.00 per share, and the rights will expire worthless.
•A Paradise’s public shareholders have rights to Trust Account funds only in limited circumstances, and may need to sell their shares or rights to liquidate their investment, potentially at a loss.
•If A Paradise has not completed the Business Combination or any other initial business combination by July 31, 2027, A Paradise public shareholders may be forced to wait until after July 31, 2027 before redemption proceeds from the Trust Account may become available to A Paradise’s public shareholders.
•If funds outside the Trust Account are insufficient to operate through July 31, 2027 (as such date may be extended) and A Paradise cannot raise additional capital, it may be unable to complete a business combination, in which case public shareholders may receive only $10.00 per share and the rights will expire worthless.
•If A Paradise were deemed an investment company under the Investment Company Act, it would face burdensome compliance obligations and operational restrictions, likely forcing liquidation instead of completing a business combination.
•To reduce the risk of being deemed an investment company, A Paradise may instruct the trustee to liquidate Trust Account securities and hold the funds in cash until a business combination or liquidation.
•There is no guarantee that a shareholder’s decision whether to redeem its public shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.
•A Paradise shareholders must satisfy specific redemption requirements, which may make it difficult to exercise redemption rights before the deadline.
•Shareholders who tender their shares for redemption may be unable to sell them if the Business Combination is not completed.
•Subsequent to the completion of the Business Combination, Enhanced Group may incur write-downs, impairments or other charges that could materially affect its financial condition, results of operations and share price.
•Because A Paradise’s APAD BVI Charter does not specify a maximum redemption threshold, a substantial majority of public shareholders could redeem their shares, which may prevent completion of the Business Combination and subject A Paradise to the “penny stock” rules.
•In the event that a significant number of public shares are redeemed, Enhanced Group common stock may become less liquid following the Business Combination.
•A Paradise shareholders will experience immediate dilution from the issuance of shares of Enhanced Group common stock in the Business Combination, and their resulting minority ownership may reduce their influence over Enhanced Group’s management.

SELECTED HISTORICAL FINANCIAL INFORMATION OF A PARADISE
The following table sets forth selected historical financial information derived from A Paradise’s audited consolidated statements of operations for the years ended December 31, 2025 and 2024, and consolidated balance sheet data as of December 31, 2025 and 2024 included elsewhere in this proxy statement/prospectus. The selected financial information as of and for the years ended December 31,2025 and 2024 is derived from the audited historical statements of operations and audited balance sheets of A Paradise included elsewhere in this proxy statement/prospectus.
A Paradise’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “A Paradise’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About A Paradise” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	As of and for the Year Ended December 31,
	2025	2024
Statement of Operations
Formation and operating costs	$1,038,358	$75,562
Loss from operations	$(1,038,358)	$(75,562)
Gain on expiration of over-allotment option liability	$272,989	$—
Interest income	$3,333,963	$—
Net income (loss)	$2,568,594	$(75,562)
Basic and diluted weighted-average shares outstanding, A Paradise Class A ordinary shares subject to possible redemption	8,383,562	—
Basic and diluted net income (loss) per share, A Paradise Class A ordinary shares subject to possible redemption	0.35	—
Basic and diluted weighted-average shares outstanding, Class A and Class B ordinary shares not subject to redemption	$6,918,174	$6,666,667
Basic and diluted net income (loss) per share, Class A and Class B ordinary shares not subject to redemption	$(0.05)	$(0.01)

	December 31, 2025	December 31, 2024
Balance Sheet Data
Total assets	$204,154,720	$25,217
Current Liabilities:
Accrued expenses	$414,281	$30,070
Due to related party	$57,922	$—
Promissory note - related party	$—	$235,806
Total Current Liabilities	$472,203	$265,876
Deferred Underwriting Fee Payable	$8,000,000	$—
Total liabilities	$8,472,203	$265,876
Commitment and Contingencies
Class A ordinary shares subject to possible redemption, no par value; 100,000,000 shares authorized; 20,000,000 shares issued and outstanding as of December 31, 2025 at redemption value of $10.17 per share and nil share issued and outstanding as of December 31, 2024	$203,318,154	$—
Shareholders’ Deficit
Preferred shares, no par value; 5,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and 2024	$—	$—
Class A ordinary shares, no par value; 500,000,000 shares authorized; 600,000 shares issued and outstanding (excluding 20,000,000 shares and nil shares subject to possible redemption) as of December 31, 2025 and 2024, respectively	$—	$—
Class B ordinary shares, no par value; 50,000,000 shares authorized; 6,666,667 shares issued and outstanding as of December 31, 2025 and 2024	$—	$—
Additional paid-in capital	$—	$25,000
Accumulated deficit	$(7,635,637)	$(265,659)
Total Shareholders’ Deficit	$7,635,637	$(240,659)
Total Liabilities and Shareholders’ Deficit	$204,154,720	$25,217

SELECTED HISTORICAL FINANCIAL INFORMATION OF ENHANCED
The selected financial information as of and for the years ended December 31, 2025 and 2024 is derived from the statements of operations and comprehensive loss and balance sheets of Enhanced included elsewhere in this proxy statement/prospectus.
Enhanced’s historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “Enhanced Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About Enhanced” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

	For the Years Ended December 31,
	2025	2024
Operating expenses:
General and administrative	$21,732,936	$4,019,290
Athlete	3,743,219	204,071
Marketing	1,404,324	227,388
Depreciation	8,553	759
Total operating expenses	26,889,032	4,451,508
Loss from operations	(26,889,032)	(4,451,508)
Other income (expenses):
Interest income and other expense, net	227,355	68,184
Change in fair value of Simple Agreement for Future Equity liabilities	—	(316,145)
Total other income (expenses), net	227,355	(247,961)
Loss before income taxes	(26,661,677)	(4,699,469)
Net loss and comprehensive loss	$(26,661,677)	$(4,699,469)
Net loss per share, basic and diluted	$(2.62)	$(0.47)
Weighted-average shares of common stock, basic and diluted	10,174,887	10,000,000

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,253,578	$4,018,226
Deposit assets	597,011	—
Deferred offering costs	3,987,901	—
Prepaid expenses and other assets	436,750	103,649
Total current assets	30,275,240	4,121,875
OTHER ASSETS:
Deposit assets, long-term	1,360,004	—
Equipment, net	433,804	3,134
Intangible assets, net	30,000	30,000
TOTAL ASSETS	$32,099,048	$4,155,009
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Simple Agreements for Future Equity	$29,660,667	—
Accounts payable and accrued expenses	2,991,524	1,901,176
Deposit liabilities	476,253	—
Other current liabilities	18,896	—
Total liabilities	33,147,340	1,901,176
Convertible Preferred Stock, $0.00001 par value, 3,973,381 and 2,579,168 shares authorized at December 31, 2025 and 2024, respectively; 3,973,369 and 2,579,168 shares issued and outstanding at December 31, 2025 and 2024, respectively; liquidation preference of $27,271,959 and $7,271,985 at December 31, 2025 and December 31, 2024, respectively	26,854,552	7,504,644
STOCKHOLDERS' DEFICIT:
Common Stock, $0.00001 par value, 16,615,864 and 13,942,168 shares authorized as of December 31, 2025 and 2024, respectively; 10,233,183 and 10,000,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively.	102	100
Additional paid-in capital	4,137,830	128,188
Accumulated deficit	(32,040,776)	(5,379,099)
Total stockholders' deficit	(27,902,844)	(5,250,811)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT	$32,099,048	$4,155,009

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of December 31, 2025, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, included in “Unaudited Pro Forma Condensed Combined Financial Information”.
The summary unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations, and the accompanying notes. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the historical financial statements of A Paradise and Enhanced, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical audited balance sheet of A Paradise as of December 31, 2025, with the historical audited consolidated balance sheet of Enhanced as of December 31, 2025, on a pro forma basis as if the Business Combination had been consummated on December 31, 2025.
The unaudited pro forma combined statement of operations for the year ended December 31, 2025 combines the historical audited statements of operations of A Paradise for the year ended December 31, 2025 and the historical audited consolidated statement of operations of Enhanced for the year ended December 31, 2025, on a pro forma basis as if the Business Combination had been consummated on January 1, 2025, the beginning of the earliest period presented.
A Paradise expects the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, A Paradise who is the legal acquirer is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, Enhanced will be treated as the accounting acquirer with the Business Combination treated as the equivalent of a capital transaction in which Enhanced is issuing shares for the net assets of A Paradise, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Enhanced.
The unaudited pro forma condensed combined financial information has been prepared assuming three redemption scenarios after giving effect to the Business Combination, as follows:
•Assuming No Redemptions – The “No Redemption Scenario” assumes that no A Paradise public shareholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.
•Assuming 50% Redemptions - The “50% Redemption Scenario” assumes that A Paradise public shareholders holding an aggregate of 10,000,000 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.07 per share) of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $100.7 million using a per share redemption price of $10.07 per share.
•Assuming Maximum Redemptions - The “Maximum Redemption Scenario” assumes that A Paradise public shareholders holding an aggregate of 20,000,000 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.07 per share) of the funds in the Trust Account. This scenario gives effect to Public Share redemptions for aggregate redemption payments of $201.4 million using a per share redemption price of $10.07 per share.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Enhanced following the completion of the Business Combination.
The following summarizes the pro forma shares of Enhanced Group common stock issued and outstanding immediately after the Business Combination, presented under the three assumed redemption scenarios. The table below does not include the Dilutive Interests, in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination:

	Share ownership in Enhanced Group
	Assuming		Assuming		Assuming
	No Redemptions		50% Redemptions		Maximum Redemptions
	No. of Shares	% ownership	No. of Shares	% ownership	No. of Shares	% ownership
Existing Enhanced Shareholders	111,426,044	79%	111,426,044	85%	111,426,044	92%
A Paradise public shareholders	22,725,000	16%	12,725,000	10%	2,725,000	2%
Sponsor and its affiliates	7,116,667	5%	7,116,667	5%	7,116,667	6%
Total	141,267,711		131,267,711		121,267,711
The following table presents Pro forma Ownership of Enhanced Group inclusive of the Dilutive Interests. The following table assumes (i) the Dilutive Interests have been fully exercised and/or vested, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the pro forma Implied Ownership of Enhanced Group immediately following the consummation of the Business Combination is as follows:

	Share ownership in Enhanced Group
	Assuming		Assuming		Assuming
	No Redemptions		50% Redemptions		Maximum Redemptions
	No. of Shares	% ownership	No. of Shares	% ownership	No. of Shares	% ownership
Existing Enhanced Shareholders	124,000,205	80%	124,000,205	86%	124,000,205	93%
A Paradise public shareholders	22,725,000	15%	12,725,000	9%	2,725,000	2%
Sponsor and its affiliates	7,116,667	5%	7,116,667	5%	7,116,667	5%
Total	153,841,872		143,841,872		133,841,872

UNAUDITED PRO FORMA BALANCE SHEET DATA
As of December 31, 2025

	Historical		Pro Forma
	A Paradise Acquisition Corp	Enhanced	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Total current assets	$836,566	$30,275,240	$226,256,446	$128,597,369	$30,938,292
Total assets	$204,154,720	$32,099,048	$228,080,254	$130,421,177	$32,762,100
Total current liabilities	$472,203	$33,147,340	$3,958,876	$3,958,876	$3,958,876
Total liabilities	$8,472,203	$33,147,340	$3,958,876	$3,958,876	$3,958,876
Total stockholders’ equity (deficit)	$(7,635,637)	$(27,902,844)	$224,121,378	$126,462,301	$28,803,224

UNAUDITED STATEMENTS OF OPERATIONS DATA
Year ended December 31, 2025

	Historical		Pro Forma
	A Paradise Acquisition Corp	Enhanced	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Revenue	$—	$—	$—	$—	$—
Loss from operations	$(1,038,358)	$(26,889,032)	$(28,801,390)	$(28,801,390)	$(28,801,390)
Net income (loss)	$2,568,594	$(26,661,677)	$(28,285,237)	$(28,285,237)	$(28,285,237)
Net income (loss) per share, basic and diluted	$0.35	$(2.62)	$(0.20)	$(0.22)	$(0.23)

COMPARATIVE PER SHARE DATA
The following table sets forth the historical comparative share information for A Paradise and Enhanced on a stand-alone basis and the unaudited pro forma combined per share data for the year ended December 31, 2025 after giving effect to, among other transactions, the Business Combination, and using the assumptions below:
•Scenario 1 — Assuming No Redemptions: this scenario assumes no A Paradise shareholders exercise their redemption rights, all A Paradise Class A ordinary shares previously subject to redemption for cash would be transferred to Enhanced Group common stock;
•Scenario 2 — Assuming 50% Redemption: this scenario assumes A Paradise shareholders exercise their redemption rights with respect to 50% of the 20,000,000 redeemable A Paradise Class A ordinary shares, i.e., 10,000,000 redeemable A Paradise Class A ordinary shares, for which approximately $100.7 million is paid out in cash to such redeeming A Paradise shareholders (based on an assumed redemption price of approximately $10.07); and
•Scenario 3 — Assuming Maximum Redemption: this scenario assumes A Paradise shareholders exercise their redemption rights with respect to 100% of the 20,000,000 redeemable A Paradise Class A ordinary shares, for which approximately $201.4 million is paid out in cash to such redeeming A Paradise shareholders (based on an assumed redemption price of approximately $10.07).
This information is only a summary and should be read together with the selected historical financial information summary of A Paradise and Enhanced and the historical financial statements and related notes of each of A Paradise and Enhanced, in each case, that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of A Paradise and Enhanced is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Selected Unaudited Pro Forma Condensed Combined Financial Information”.
The unaudited pro forma condensed combined loss per share information below does not purport to represent the loss per share which would have occurred had A Paradise and Enhanced consummated a business combination during the period presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of A Paradise and Enhanced would have been had A Paradise and Enhanced consummated a business combination during the period presented.
The historical book value per share is computed by dividing total shareholders’ equity by the number of A Paradise Ordinary Shares outstanding at the end of the period. The pro forma combined book value per share of Enhanced Group common stock is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of Enhanced Group common stock outstanding at the end of the period. The pro forma earnings per share of Enhanced Group is computed by dividing the pro forma income available to Enhanced Group’s stockholders by the pro forma weighted-average number of shares of Enhanced Group common stock outstanding over the period.

	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Historical A Paradise book value per share, December 31, 2025	(0.26)	(0.26)	(0.26)
Pro forma Enhanced Group combined book value per share, September 30, 2025	1.60	0.98	0.25
Pro forma earnings (loss) per share for the year ended December 31, 2025, basic and diluted	$(0.20)	$(0.22)	$(0.23)

MARKET PRICE AND DIVIDEND INFORMATION
A Paradise Units, A Paradise Class A ordinary shares and A Paradise Rights are currently listed on Nasdaq under the symbols “APADU,” “APAD” and “APADR”, respectively.
The closing price of A Paradise Units, Class A ordinary shares and A Paradise Rights as of November 25, 2025, the last trading-day before announcement of the execution of the Business Combination Agreement, was $10.18, $10.02 and $0.22. On [          ], A Paradise units, A Paradise Class A ordinary shares and A Paradise Rights closed at $[     ], $[     ] and $[     ], respectively.
Holders of the units, public shares and A Paradise Rights should obtain current market quotations for their securities. The market price of A Paradise’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus, there was one holder of record of A Paradise Class A ordinary shares, one holder of record of A Paradise Class B ordinary shares, three holders of record of A Paradise Units and one holder of A Paradise Rights. See the section entitled “Beneficial Ownership of Securities”.
Dividend Policy
A Paradise has not paid any cash dividends on its A Paradise Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Enhanced Group subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Enhanced Group Board. The A Paradise Board is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that the Enhanced Group Board will declare any dividends in the foreseeable future. Further, the ability of Enhanced Group to declare dividends may be limited by the terms of financing or other agreements entered into by Enhanced Group or its subsidiaries from time to time.
Price Range of Enhanced Group’s Securities
Historical market price information regarding Enhanced Group is not provided because there is no public market for Enhanced Group’s securities. For information regarding Enhanced Group’s liquidity and capital resources, see the section entitled “Enhanced’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus.
RISKS RELATED TO THE COMPANY’S BUSINESS
Unless the context otherwise requires, all references in this subsection to the “Company,” “we”, “us” or “our” refer to the business of Enhanced and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Enhanced Group and its subsidiaries following the consummation of the Business Combination.
Risks Related to the Company’s Financial and Capital Needs
The Company will need to raise additional capital to support its growth initiatives, and such capital may not be available on economically favorable terms, if at all. This could hamper the Company’s growth and adversely affect its business.
The Company’s business plan is to organize sporting events and related media content, offer attractive athlete compensation and provide state-of-the-art medical profiling for competing athletes, as well as to provide telehealth operations, merchandising and other direct to customer products. The planning, organization and broadcasting of the Company’s sporting events is expected to require significant capital investment. In addition, the Company’s direct to consumer activities, depending on their scale, may also require capital investment. There can be no assurance that the Company will have access to the capital it needs when required, either on favorable terms or at all. If the Company cannot raise required capital when necessary, its financial condition, business, prospects and operations could be materially adversely affected. The Company may raise funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, covenants that restrict the Company’s business or other unfavorable terms. The Company may also raise funds through the sale of equity securities, which could dilute its shareholders. In particular, if there are redemptions by A Paradise shareholders in connection with the Business Combination, the Company may require additional funding in order to conduct the inaugural Enhanced Games expected to be held in May 2026, and if the Company is not successful in securing additional funding, it will not be able to conduct the Enhanced Games in May 2026. For more information, see “Risk Factors—Risks Related to the Company’s Financial and Capital Needs—Any future equity offerings or other financing arrangements, options, top-up awards and/or warrant exercises may dilute shareholders’ ownership and adversely affect the market price of the Enhanced Group common stock”.
Any future equity offerings or other financing arrangements, options, top-up awards and/or warrant exercises may dilute shareholders’ ownership and adversely affect the market price of the Enhanced Group common stock.
Once the Company is eligible to do so, it intends to file a registration statement with the SEC on Form S-8 providing for the registration of shares of Enhanced Group Class A common stock issued or reserved for issuance under its compensation plans or under outstanding Enhanced Group Private Warrants. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup agreements, such securities registered under the registration statement on Form S-8 will be available for resale immediately in the public market without restriction.
In addition, the Company intends to file a Resale Registration Statement, as promptly as practicable following the date on which the registration statement of which this proxy statement/prospectus forms a part becomes effective, which Resale Registration Statement is intended to become effective as promptly as practicable following Closing, to register the resale of Enhanced Group Class A common stock issued in connection with the Private Placement Investment and in connection with the Registration Rights Agreement. The existing Enhanced Shareholders and the Sponsor will also be subject to staged lockup releases following the Business Combination, which may permit the sale of additional Enhanced Group common stock into the public market at various times after Closing.

Further, the Company is not restricted from issuing additional Enhanced Group common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, Enhanced Group common stock. As a result, from time to time, the Company may consider raising capital through the sale of securities. The Company could issue additional Enhanced Group common stock or offer debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity or preferred shares, both prior to and following the completion of the Business Combination. The issuance of additional Enhanced Group common stock or the issuance of convertible securities could dilute the ownership interest of existing shareholders. Debt securities convertible into equity could also be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit the Company’s ability to pay dividends to the holders of Enhanced Group common stock. Similarly, any debt incurred may include covenants that could restrict the operations of the Company, and therefore affect its business, results of operations and value of its common stock.
The market price of the Enhanced Group common stock could decline as a result of such an offering and from other sales, or the perception of sales, of a large block of Enhanced Group common stock or similar securities in the market after an offering. The decision to issue securities in any future offering will depend on market conditions and other factors beyond the Company’s control, which may adversely affect the amount, timing or nature of future offerings. As a result, holders of the Enhanced Group common stock bear the risk that the Company’s future offerings may reduce the market price of the Enhanced Group common stock and dilute their percentage ownership.
The Company’s management will rely on the availability of all of the funds from the Private Placement Investment in connection with the Business Combination. If some or all of the Private Placement Investment fails to be funded in full, for any reason, and alternative financing commitments are not secured, the Company may not have sufficient funds to implement its business plan, or may be required to seek financing on terms that are less favorable.
In connection with the Business Combination, the Company entered into the Private Placement Investment. If the Company consummates the Business Combination before the first anniversary of the effective date of the SAFEs, then each SAFE will automatically convert, immediately prior to Closing, into Enhanced common shares, which will then be exchanged alongside the other Enhanced common shares for shares of Enhanced Group Class A common stock. The number of Enhanced common shares to be issued upon conversion and converted into shares of Enhanced Group Class A common stock will equal such investor’s cash investment divided by $1.2 billion and then multiplied by the total number of shares outstanding and to be issued on an as‑converted, fully diluted basis. Concurrent with such conversion, each SAFE investor will receive Enhanced Group SAFE Warrants equal to fifty percent of the number of shares of Enhanced Group Class A common stock to be issued to such investor pursuant to its SAFE. Each Enhanced Group SAFE warrant is exercisable for one share of Enhanced Group Class A common stock, has a two-year term from the Closing, an exercise price equal to the per‑share price outlined in the conversion formula above, and may be accelerated after the Enhanced Group Class A common stock trade at or above $15.00 for at least twenty of thirty consecutive trading-days (with at least thirty days’ prior notice and a new expiration date of at least sixty days after such notice). Other terms of these Enhanced Group SAFE warrants are expected to be customary and substantially similar to warrants issued by special purpose acquisition companies.
The funds from the Private Placement Investment may be used to fund expenses incurred in connection with the Business Combination or for working capital in the Company. If some or all of the Private Placement Investment fails to be funded in full for any reason, the Company may lack sufficient funds to implement its business plan. The Company may not be able to obtain additional funds to account for such shortfall on terms favorable to it. As a result, any such shortfall may reduce the amount of funds that the Company has available for working capital to execute its business plans and may result in insufficient resources to support continuing operations and growth, including the Company’s ability to conduct the inaugural Enhanced Games in May 2026.

The fixed prices under the Sponsor Equity Agreement may differ materially from the market value of the Sponsor’s shares at the time of exercise, which could result in value transfers and adversely affect the market perception of the Company’s securities.
Concurrently with the execution of the Business Combination Agreement, Apeiron and the Sponsor entered into the Sponsor Equity Agreement that provides each party with put and call options with respect to the Sponsor’s equity interests in the Company following Closing. Under the Sponsor Equity Agreement, Apeiron granted the Sponsor an option to require Apeiron to purchase up to 100% of, and the Sponsor granted Apeiron an option to purchase up to 100% (and not less than 78%) of, the Sponsor’s equity interests in the Company. The exercise prices for these options are fixed dollar amounts that may not reflect the fair market value of the Sponsor’s shares at the time the put option or call option is exercised. As a result, depending on market conditions at the relevant time, the exercise of either the put option or the call option could result in a transfer of value between Apeiron and the Sponsor that does not correspond to the then-current market value of the Company’s equity.
Any such value transfer, or market perception that the options were exercised at prices inconsistent with prevailing valuations, could negatively affect investor confidence, the trading price of our securities, and perceptions of fairness in its capital structure. In addition, the existence of the fixed-price options may create incentives for one party to exercise the options at a time that is advantageous to it but not to other shareholders, further contributing to potential volatility or downward pressure on our share price.
The Company’s management has broad discretion in the use of proceeds from the Business Combination and the Private Placement Investment and may not use them effectively.
The Company cannot specify with certainty the particular uses of the net proceeds it will receive from the Business Combination and the Private Placement Investment. The Company’s management will have broad discretion in the application of the net proceeds and may spend all or a portion of the proceeds in ways that Enhanced Shareholders may not desire or may not yield a favorable return, given the untested nature of the Company’s business. The Company also currently expects that the majority of the proceeds will be used to fund expenses associated with the 2026 Enhanced Games and the payment of staff and athletes. Pending their use, the Company may invest the net proceeds from the Business Combination and the Private Placement Investment in a manner that does not produce income. The failure of management to effectively apply the funds in either case could harm the Company’s business, financial condition, results of operations and prospects.
The expectations for future operating and financial results and market growth of the Company rely in large part upon assumptions and analyses developed by it. If these assumptions or analyses prove to be incorrect, or market conditions change in a way not anticipated, the Company’s actual operating results may be materially different from its anticipated results.
The Company’s business, including its sporting events and media content, and direct to customer business lines, are each developing and untested. As such, the Company’s expectations for future performance are based on management’s assumptions about its industry. Given the unprecedented nature of the Company’s business model, and the fact that the Company has not yet conducted its inaugural 2026 Enhanced Games or any other live events, these expectations may not be accurate or may be subject to variation as the Company’s business plan is implemented. The anticipated operating results of the Company depend largely on management’s growth projections of its live events and Live Enhanced platform, each of which are dependent on acceptance by athletes, consumers and other relevant groups, and which remain uncertain. Moreover, the Company’s projections are subject to numerous economic, competitive, industry-specific, and other uncertainties and contingencies that are difficult or impossible to predict and often beyond the Company’s control. As discussed further in this proxy statement/prospectus, projected future sales and associated cash flows may not materialize in full, or at all.
Moreover, the Company’s sporting events and media content, and its Live Enhanced platform, may never achieve commercial success due to factors such as limited market adoption, competition or unforeseen challenges in scaling operations. Important factors that may affect the Company’s actual results and cause its operating and financial results to fall short of expectations include risks related to the Company's business, industry performance, regulatory environment, general economic conditions and other factors described in this proxy statement/prospectus.

In addition, expectations for the Company’s future performance are based on assumptions that are subject to change. These assumptions do not account for shifts in the Company’s business prospects, changes in general economic conditions, or unforeseen events or transactions. As a result, long-term expectations inherently become less reliable over time. There can be no assurance that the Company’s future financial condition or operating results will align with its expectations, or with those of investors and securities analysts. If the Company’s actual results differ significantly from its projections, it may need to make strategic adjustments that could adversely impact its financial condition and operational results.
The Company does not expect to pay cash dividends for the foreseeable future.
The Company currently expects to retain all available funds and future earnings, if any, for use in the operation and growth of its business and does not anticipate paying cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of its Board of Directors, subject to compliance with applicable law and any contractual provisions, including under any agreements for indebtedness the Company may incur, that restrict or limit its ability to pay dividends, and will depend upon, among other factors, results of operations, financial condition, earnings and capital requirements that its Board deems relevant. Accordingly, realization of a gain on an investment by a shareholder in the Company will depend on the appreciation of the price of the Enhanced Group common stock, which may never occur. The Company’s inability or decision not to pay dividends could also adversely affect the market price of the Enhanced Group common stock.
Risks Related to Operating as a Public Company
The Company’s Board and management have limited experience overseeing and operating a public company, and may encounter challenges establishing an experienced and independent board of directors, which is essential in overseeing a public company.
The Company’s Board of Directors and management team are in the process of transitioning to the oversight and operational responsibilities associated with being a publicly traded company. While certain members of the Company’s Board and executive team have prior experience with public companies, their collective experience with the management of a U.S. public company or the related obligations imposed under federal securities laws is limited. As a result, the Company’s Board of Directors and management may face a period of adjustment as they establish policies, procedures and controls appropriate for a public company environment, including compliance, investor relations, and public disclosure practices.
The Company’s Board of Directors and management intend to continue enhancing the Company’s corporate governance framework following the Business Combination, including by considering the addition of directors with public company experience. However, there can be no assurance that the Company will be able to identify and recruit suitable candidates within the desired timeframe. Further, the integration of new directors and the alignment of their expertise with the Company’s strategic objectives may take time. During this transition period, the Company’s directors and executive officers may be required to devote substantial time and attention to developing and implementing these new governance and compliance processes, which could divert resources from other business activities.
The Company has identified material weaknesses in its internal control over financial reporting. If remediation of these material weaknesses is not effective, if the Company experiences additional material weaknesses, or if the Company otherwise fails to maintain an effective system of internal controls in the future, it may not be able to accurately report its financial condition or results of operations.
In connection with the preparation of the audits of the Company’s financial statements as of December 31, 2025 and 2024, the Company and its auditors identified a material weakness as defined under the Exchange Act, and by the PCAOB in internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s financial statements will not be prevented or detected on a timely basis. The material weaknesses identified for the Company were insufficient controls over (i) entity-level controls and financial close process affecting the control environment, control activities, information and communication and monitoring components (ii) third party valuation reports (iii) user-access information-technology general controls. The

Company is working to remediate these material weaknesses and is taking steps to strengthen its internal control over financial reporting. The Company plans to hire qualified staff as well as develop and implement formal policies, processes and documentation procedures relating to our financial reporting, including the oversight of third-party service providers. The actions that we are taking are subject to ongoing executive management review. If the Company is unable to successfully remediate the material weaknesses, or if in the future, it identifies further material weaknesses in internal controls over financial reporting, the Company may not detect errors on a timely basis, and financial statements may be materially misstated. The Company may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting, which could harm its operating results, cause investors to lose confidence in reported financial information and cause the trading price of the stock to fall. In addition, as a public company, the Company will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report its financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of shares from NYSE or other adverse consequences that could materially harm its business. In addition, the Company could become subject to investigations by NYSE, the SEC, and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm the Company’s reputation and financial condition, or divert financial and management resources from its core business.
Neither the Company’s management nor an independent registered public accounting firm has performed an evaluation of the Company’s internal control over financial reporting in accordance with the provision of the Sarbanes-Oxley Act, because no such evaluation has been required. Had the Company or its independent registered public accounting firm performed an evaluation of the Company’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.
The Company will incur increased costs and become subject to additional regulations and requirements as a result of becoming a public company.
If the Company completes the Business Combination and becomes a public company, it will incur significant legal, compliance, accounting and other expenses that it did not incur as a private company. As a public company, the Company will be subject to the reporting requirements under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules implemented by the SEC and NYSE.
The Company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, the Company expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The Company cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. While the Company cannot predict or estimate the amount or timing, it is likely that the costs would be disproportionately burdensome given the new and untested nature of its business.
These laws and regulations could also make it more difficult or costly for the Company to obtain certain types of insurance, including director and officer liability insurance, and it may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. It may also be more difficult for the Company to attract and retain qualified persons to serve on its Board or Board committees or as executive officers. If the Company fails to satisfy its obligations as a public company, it could be subject to fines, sanctions, delisting of its common stock, other regulatory action and potentially civil litigation.
The Company may face challenges in identifying material information and communicating such information to investors. These challenges are heightened by the novelty of the Company’s business and the lack of closely comparable benchmarks.
As the Company transitions to reporting under the SEC’s reporting requirements for public companies following the consummation of the Business Combination, it will be subject to extensive securities laws and stock-exchange requirements governing periodic and current reporting, fair disclosure, use of non-GAAP measures and KPIs, and internal controls. The Company’s business model, as described in this proxy statement/prospectus has few directly comparable public peers and limited established disclosure conventions. This lack of comparable peers may increase the difficulty of assessing materiality, selecting decision-useful KPIs to disclose to the market, and determining the appropriate level of detail and context for narrative financial disclosure in the Company’s quarterly and annual reports, earnings materials, guidance, and other investor communications.
As the convenor and operator of its sporting events, the Company determines event scheduling and content, is responsible for outcomes of its events, and sets and enforces policies concerning athlete eligibility, enhancement protocols, adverse findings and discipline. Information relevant to these determinations, such as preliminary or confirmatory test results, alleged protocol violations, medical or safety reviews and disciplinary outcomes, can be provisional, sensitive or confidential and may evolve rapidly. Judging when developments relating to these matters require disclosure to investors and how much detail to provide involves significant judgment. Acting too early, too late, or with incomplete context could expose the Company to claims that its disclosures were misleading or omitted material facts.
Operations relating to the Company’s Live Enhanced offering may also present complications relating to these assessments. Metrics related to prescription patterns, clinical outcomes, adverse events, reimbursement and patient engagement implicate privacy and confidentiality obligations and an evolving framework of healthcare and telemedicine regulations. These considerations may limit the granularity of what the Company can disclose, and the lack of standardized, widely accepted industry metrics for the Live Enhanced services currently provided and anticipated to be provided by the Company increases the risk that its KPIs or operational data could be viewed as non-comparable, non-standard or confusing. Further, overlap between the Company’s event operations and Live Enhanced platform (for example, where athletes may also be Live Enhanced participants) may heighten sensitivity. Additionally, since the Company’s Live Enhanced services are delivered primarily through third-party service providers, if these parties do not provide data to the Company in a timely manner, use different definitions, or change systems, our metrics (for example, completed visits, treatment starts, continuation rates, churn, customer acquisition cost/patient lifetime value) may be delayed, revised or non-comparable between periods.
Further, the Company will be integrating and enhancing disclosure controls and procedures and internal control over financial reporting on a compressed timeline. As a result, the Company may need to align historical private company practices with public company standards; and forward-looking information shared during the Business Combination process may differ materially from subsequent results. The Company’s frequent public-facing event communications (including promotional materials, social media and press) also raise heightened risks under fair disclosure and antifraud rules if material non-public information is selectively disclosed or if marketing content is later alleged to be incomplete or misleading in light of subsequent developments.
Collectively, these factors increase the risk that the Company’s public disclosures could be deemed incomplete, untimely or misleading; that its KPIs or operational results could be challenged; or that investors may misinterpret its communications, leading to potential volatility in the price of its common stock, reputational harm, SEC comments or enforcement actions, stock-exchange inquiries and shareholder litigation. Further, as noted in “Risk Factors—Risks Related to Operating as a Public Company—The Company has identified material weaknesses in its internal control over financial reporting. If remediation of these material weaknesses is not effective, if the Company experiences additional material weaknesses, or if the Company otherwise fails to maintain an effective system of internal controls in the future, it may not be able to accurately report its financial condition or results of operations”, the Company’s disclosure controls may not fully mitigate the challenges inherent in its unique business model, and its policies and metrics may evolve over time in ways that reduce period-to-period comparability.
Aspects of the Company’s business may be viewed as controversial, which could subject the Company to increased scrutiny, negative publicity and reputational harm and could adversely affect its business.
The creation and promotion of the Enhanced Games, and related events in which Enhanced Athletes are permitted to use Performance-Enhancing Substances and protocols under medical supervision represents a departure from mainstream athletic competition where athletes are prohibited from using such substances and protocols. Furthermore, the Company intends to engage in the development, offering and commercialization of such enhancement-related products, services and content. These activities are viewed as controversial by some athletes, sport enthusiasts, the public and certain stakeholders because many traditional sports organizations and anti-doping bodies prohibit the use of performance-enhancing substances and protocols in sanctioned competition and have historically promoted policies discouraging their use. In addition, some organizations may raise concerns regarding safety, efficacy, competitive integrity, ethical considerations or the manner in which certain performance-enhancing substances, protocols or related products are marketed, prescribed, dispensed or otherwise made available, including through direct-to-consumer or digital channels.
As a result, the Company may be subject to increased scrutiny, criticism or adverse publicity from regulators, policymakers, medical or public-health authorities, traditional sports organizations, anti-doping agencies, athlete associations, advocacy groups, the media and members of the public. Such scrutiny or publicity, whether or not well-founded, could adversely affect the perception or acceptance of the Company’s business model and limit demand for its events, content and related offerings. In addition, counterparties such as venues, broadcasters and streaming platforms, sponsors and advertisers, payment processors and other service providers may decline to enter into, impose additional conditions on, or terminate relationships with the Company due to reputational concerns, internal policies or regulatory considerations. Heightened scrutiny could also increase the likelihood of additional regulatory requirements, delays or conditions associated with permits, approvals or other authorizations, and could result in increased compliance, security, public relations and stakeholder engagement costs, as well as investigations, enforcement actions or litigation.
If any of these risks materialize, the Company’s ability to operate its business, commercialize its offerings and execute its strategy could be materially adversely affected, which could result in reduced demand, increased costs and lower revenues and could materially and adversely affect its business, financial condition and results of operations.
As a result of the controversial nature of the Company’s business, there may be limited analyst coverage, negative investor perception and difficulties in attracting institutional investors, which could materially adversely affect the trading price and liquidity of the Company’s securities.
Following the consummation of the Business Combination, the trading market for the Enhanced Group Class A common stock will depend in part on the research and reports that third-party securities analysts publish about the Company and its business. The Company may be unable to attract research coverage in a timely manner or at all and if one or more analysts cease coverage of the Company, the price and trading volume of its securities would likely be negatively impacted. If any of the analysts that may cover the Company change their recommendation regarding its securities in an adverse manner, the price of its securities would likely decline. If any analyst that may cover the Company ceases covering it or fails to regularly publish reports on it, the Company could lose visibility in the financial markets, which could cause the price or trading volume of its securities to decline. Moreover, if one or more of the analysts who cover the Company downgrades the Enhanced Group Class A common stock, or if its reporting results do not meet their expectations, the market price of the Enhanced Group Class A common stock could decline.
In addition, the controversial nature of the Company’s business may cause negative investor perception and limit demand from certain institutional investors. Some institutions and index providers apply investment mandates, exclusionary screens, internal policies, liquidity thresholds or other criteria that could restrict or deter investment in the Company’s securities. Moreover, an increasing number of major investors, exchange-traded funds and mutual funds have strict rules around certain policies, including ESG criteria, and such concerns could lead these investors to avoid purchasing or holding the Company’s securities.
Limited coverage and constrained institutional participation may make it more difficult and costly for the Company to raise additional capital. Any of these outcomes could adversely affect the market for the Company’s securities and could materially and adversely affect its business, financial condition and results of operations.
Risks Related to the Company’s Business Model, Commercial Operations and Operating Market
The Company has an unproven business model, limited operating history and a lack of revenue, and it is difficult to evaluate the Company’s prospects.
The Company is in the early stages of executing its business plan, has not yet conducted the inaugural 2026 Enhanced Games or other live events and has a limited operating history as an organizer of sports events and coordinator of direct to consumer products. To date, the Company’s activities have consisted primarily of organizing and staffing, business planning (including with respect to the inaugural 2026 Enhanced Games), capital raising, building a roster of athletes, sourcing clinical research study participation opportunities, producing a brand documentary and building a prescription system in conjunction with its partners in delivering the Live Enhanced platform services. These limited activities provide little basis on which to evaluate its business, strategy, operating plan or future results, and if the Company’s model fails to achieve market acceptance or certain milestones, the Company may never generate significant revenue or achieve profitability, which could materially and adversely affect shareholders’ investments.
The Company’s proposed business model, including holding the Enhanced Games and other sporting events in which performance-enhancing substances are permitted, and building a related commercial ecosystem around such events including, among other things, the provision of Live Enhanced services, is novel and unproven. Ongoing audience acceptance, sponsor interest, media rights demand and the willingness of athletes, venues, partners and local authorities to participate are all uncertain. Further, the future treatment of Performance-Enhancing Substances by regulators and sanctioning bodies is also uncertain, and any changes to these regulations could impact the Company’s business model, see “Risk Factors—Risks Relating to the Company’s Legal and Regulatory Obligations—Uncertain and evolving laws and regulations governing Performance-Enhancing Substances, sporting rules and related licensing could materially adversely affect the Company’s ability to stage the Enhanced Games and operate its business, including its Live Enhanced platform”. Therefore, there can be no assurance that the market will develop as the Company anticipates, that the concept will be permitted in the jurisdictions where the Company seeks to operate or that the Company will be able to compete effectively against established sports and entertainment alternatives.
The Company currently has limited revenues and does not expect to generate significant revenues unless and until it executes agreements relating to media rights, sponsorship and merchandising, and until its Live Enhanced services are operating more broadly. Entering into, maintaining and performing its obligations under these agreements and delivering on the anticipated expansion of its Live Enhanced offerings in conjunction with third-party service providers involved in the offerings are each subject to significant execution risk, and delays, terminations or failures to close or renew these arrangements, including as a result of the Company’s reliance on partners, could materially and adversely affect the Company’s business, financial condition and results of operations.
Because of its limited operating history and the evolving nature of its proposed industry, the Company has limited insight into the trends that may affect its business and faces challenges forecasting revenues, budgeting expenses and allocating resources appropriately. Any projected or illustrative financial information would necessarily reflect a high degree of uncertainty and risk and should not be relied upon as indicative of future performance. In particular, the Company may not be successful in conducting the inaugural 2026 Enhanced Games, or these Enhanced Games may not be successful in promoting its business or generating current or prospective revenues.
The Company has not yet demonstrated its ability to launch and scale live events, secure and enforce the necessary intellectual property and content rights, establish compliant athlete recruitment and safety protocols, produce event related content at commercial scale or build the sales, marketing and distribution capabilities needed to support its business plan. Operational setbacks, unforeseen expenses, reputational concerns, safety incidents or changes in applicable laws or regulations could further impede progress.
As a result, the Company’s financial condition and operating results may fluctuate significantly from period to period, and results for any period should not be viewed as indicative of future performance. Any of the foregoing could prevent the Company from achieving profitability and could result in a significant decline in the value of shareholders’ investments following the consummation of the Business Combination.

Because the market for the Company’s sporting events and related products is unproven, demand may not develop or be sustained, which would adversely affect the Company’s business, financial condition and results of operations.
The Company’s addressable market is unknown and consumer acceptance of its sporting events and media content, Live Enhanced platform and other direct to customer offerings is unproven. The Company’s ability to generate revenues is sensitive to rapidly changing consumer tastes and entertainment trends, as well as the popularity of the Company’s brand, events and participating athletes. These factors are also expected to affect demand for the Company’s related products, including enhancement products delivered to consumers through its Live Enhanced services, as well as merchandising products. Success of each aspect of the Company’s business will depend significantly on the Company’s ability to create compelling sporting events and distribute related content through channels that align with evolving consumer preferences while competing against a wide and expanding array of entertainment choices enabled by technological change. If consumer preferences do not align with the Company’s offerings, or if demand for sporting event distribution rights and related content and products fails to materialize at expected levels, the Company’s business could be adversely affected.
Demand for the Company’s events may be affected by factors that are difficult to predict or control, including shifts in the social and political climate, public health events, macroeconomic conditions, negative publicity or changes in the perceptions of the Company’s brand among consumers, sponsors, distributors and venue partners. The “enhanced” nature of the Company’s sporting events may attract heightened scrutiny and divergent public views, and any negative perception could reduce viewership, sponsorship and licensing or distribution opportunities and affect demand for related enhancement products. Failure to anticipate or respond timely to such sentiment could result in reduced demand for the Company’s events and content.
The Company may be required to make significant commitments before learning whether a particular event or format will attract sufficient consumer interest, including guaranteed payments to athletes, venue deposits and production expenditures. Events are planned months in advance, and if the public is not receptive, if an event underperforms, or if an event is postponed or canceled, the Company may be unable to recover such costs. The availability and marketability of high-profile athletes can also influence demand; unavailability or reduced participation could limit the Company’s ability to generate anticipated revenue from specific events.
Initial indications of interest may not translate into sustained demand, and there is no guarantee that future demand for the Company’s events or related products and services will meet management’s expectations. To the extent the Company’s events, products and services do not meet consumer expectations, or if the Company is unable to maintain brand appeal while expanding its offerings (particularly the expansion of its Live Enhanced platform), the Company’s future revenues and growth prospects could be adversely affected. Even if consumer acceptance emerges, it may be volatile, may plateau below expectations or may decline as novelty fades or competing entertainment options proliferate.
Any of the foregoing could materially and adversely affect the Company’s business, financial condition and results of operations.
The Company’s revenue model is unproven and depends on the successful launch and scaling of live events and related monetization (media and broadcasting rights, sponsorships and advertising, ticketing and hospitality and merchandise). Delays, cancellations or less than expected demand could materially adversely affect the Company’s business, financial condition and results of operations.
The Company intends to manage competitive sports events and over time to monetize those events through broadcasting and other media distribution, sponsorships and advertising, ticketing and hospitality and merchandise. The Company also intends to offer Live Enhanced services in which consumers are given the opportunity to follow tailored enhancement protocols, receive enhancement products and purchase personalized supplements, the demand for which is expected to significantly depend on the success of the Enhanced Games and the Company’s other sporting events. These revenue streams are untested at the scale reflected in the Company’s plans, and its assumptions regarding pricing, adoption, audience size and engagement, sponsor demand and per event economics are inherently speculative. In particular, the Company may not be successful in conducting the inaugural 2026

Enhanced Games, or these Enhanced Games may not be successful in promoting its business or generating current or prospective revenues. If consumer or corporate demand is lower than the Company anticipates or if its brand building and marketing efforts fail to attract and retain fans in a crowded entertainment landscape or drive participation in its direct-to-consumer product and service offerings, the Company’s results could be below expectations.
The Company’s ability to realize anticipated media and sponsorship revenues also depends on negotiating, renewing, and performing under distribution, licensing, advertising and sponsorship arrangements. The Company may have limited influence over the pricing, packaging or promotional strategies of distributors and platforms, and competitive dynamics or regulatory developments can change how rights are sold and valued. If it fails to secure distribution on expected terms, if the number of viable bidders declines, if platform policies or laws limit rights exploitation or if advertising markets weaken, the Company’s media and sponsorship revenues could be lower than projected.
Demand for the Company’s sporting events, media content and related products and services is further tied to discretionary consumer spending and, in the case of sponsorship and advertising revenue, corporate marketing budgets, both of which are sensitive to macroeconomic conditions such as inflation, interest rates and overall economic uncertainty. A deterioration in these conditions can reduce ticket sales and hospitality spending, depress pay per view or subscription purchases and advertising rates and cause sponsors to reduce or defer commitments. Prolonged or pronounced weakness in consumer or corporate spending would adversely affect the Company’s business.
If any of the foregoing occur, the Company’s revenues and cash flow could be significantly reduced, it may not achieve or sustain profitability, it could require additional capital, and its business, financial condition and results of operations could be materially adversely affected.
Event postponements, cancellations, or material modifications could leave the Company with unrecovered costs, refund obligations, and reduced revenue, and insurance (if any) may not adequately protect against these losses.
As an operator of live events, the Company bears most or all of the costs of convening and operating its sporting events and will ordinarily commit to those costs significantly before an event occurs. If a planned event is delayed, materially modified or does not occur, the Company may be unable to recoup its investments, may be required to issue refunds or credits for tickets and hospitality and may realize reduced media, sponsorship and licensing fees. Rescheduling can also result in substantial incremental costs and lower attendance or viewership. Sporting events are vulnerable to numerous factors outside the Company’s control, including severe weather, public health concerns, security incidents, natural disasters, labor actions, transportation or supply chain disruptions, permitting or other regulatory issues, venue availability constraints, technology failures and injuries, withdrawals or other failure of participants to appear, which could force postponement, relocation or cancellation. Insurance may be unavailable on acceptable terms, may exclude certain risks, is subject to deductibles and limits, and may not cover lost profits, reputational harm, or all of the Company’s losses. If these risks were to materialize, and the Company’s insurance did not cover the losses incurred as a result, the Company’s financial condition and results of operations would be materially adversely affected.
Enhanced Athletes and Enhanced Games events may not deliver the expected level of performance or entertainment value, which could materially harm the Company’s revenue streams.
The Company anticipates that its live events, including the Enhanced Games, will involve a mix of Enhanced Athletes and Non-Enhanced Athletes. If Enhanced Athletes do not outperform Non-Enhanced Athletes, or perform below the expected level, there is a risk that the Enhanced Games or the Company’s other sporting events following the Enhanced Games may not deliver the level of performance or entertainment value that audiences, sponsors, distribution partners and other stakeholders expect. Further, participation in enhancement protocols is voluntary, and if athletes elect not to enhance, respond unpredictably to enhancement, withdraw from events or otherwise fail to deliver superior or compelling performances, there is a risk that the Enhanced Games (initially, and other sporting events thereafter) may be perceived as having delivered underwhelming or inconsistent results, which could cause demand for subsequent events of the Company to decline and impair the Company’s ability to secure and expand commercial arrangements.
Further, if the Enhanced Games and other sporting events fail to prove the concept of performance increasing as a result of the enhancement protocols in which the athletes voluntarily participate, demand for the Company’s Live Enhanced platform is likely to decrease, and may not meet the expectations of management or reach the levels that underlie the Company’s projections.
The quality and popularity of the Company’s events drive its principal revenue streams, each of which could be adversely affected by underwhelming athlete performance or unfavorable reception of the product concept, including:
•Sponsorship revenue through sponsorship relationships;
•Retail, merchandising, apparel and product licensing revenue through product sales;
•Broadcasting and media revenue through linear and digital platforms;
•Event day revenue through ticket sales and concessions; and
•Demand for the Company’s Live Enhanced platform.
In addition, perceived low quality or inconsistency could make it more difficult to attract and retain top athletes for future sporting events or participation in future enhancement protocols, and make it more difficult for the Company to enter into or maintain operating agreements and to negotiate favorable media distribution and sponsorship terms.
Because the Company is a development stage company pursuing a novel and unproven concept and with limited current revenue, any failure to conduct expected events, or shortfall in event quality or popularity for events that do occur, could have a disproportionate impact on its business, financial condition and results of operations.
Insurance market limitations, exclusions and increases in cost may cause the Company to be underinsured or unable to obtain required coverage for participant safety, event liability and regulatory risks, exposing the Company to significant claims and higher costs.
While the Company intends to maintain insurance it believes is appropriate for its operations, there is no assurance such insurance will be available, adequate in amount or scope or sufficient to cover defense costs, judgments, settlements or other losses at all times and in all circumstances.
Obtaining and maintaining insurance may in the future continue to be difficult or expensive for the Company, particularly given the novel and controversial nature of the Company’s sporting events and its related Live Enhanced platform. Insurers may decline to offer policies, impose materially higher premiums or deductibles, reduce limits or exclude key risks. Public opposition from traditional sports organizations or negative public sentiment could further limit insurer appetite and the availability of coverage on commercially reasonable terms. There can be no assurance that high policy limits with reasonable deductibles will be available from financially sound insurers, or available at all.
Even where coverage is in place, losses may exceed policy limits, fall within deductibles or self-insured retentions, be excluded under policy terms or be subject to disputed interpretations or insurer credit risk. In addition, event-related incidents could trigger claims that reduce operating income or require the Company to cancel or postpone events, and deposits, production expenditures and athlete guarantees in each case incurred in advance may be unrecoverable. Indemnities from counterparties and participant releases may be unavailable, unenforceable or insufficient, which could increase the Company’s exposure.
If the Company is unable to secure required coverages or if coverage becomes prohibitively expensive, the Company may be forced to modify, scale back, relocate, postpone or cancel events, reduce other product lines or accept greater retained risk. Any of the foregoing could materially and adversely affect the Company’s business, financial condition and results of operations. The Company’s business could be negatively impacted by cyber security threats and other technology-related disruptions.
The Company’s reliance on third parties for its Live Enhanced services exposes it to significant risks.
The Company relies on third parties to provide essential components of its Live Enhanced platform, including clinical staffing, prescribing and compliance infrastructure. This reliance places key elements of the Company’s operations outside of its direct control and exposes the Company to risks that could materially and adversely affect its business.
Since the Company depends on third-party service providers for clinician resources, prescribing practices and regulatory compliance, the Company faces risks of delays, errors or quality issues in the delivery of care. The Company may also have limited oversight of how the third-party service providers recruit, train or supervise clinicians that provide the Company’s services, and there can be no assurance that these practices will consistently meet the Company’s standards or regulatory requirements. In addition, the third-party service providers may prioritize their own business objectives over those of the Company, which could result in conflicts of interest or misalignment in strategy and execution.
If the third-party service providers fail to perform their obligations, the Company’s remedies may be limited to contractual recourse, which may not be sufficient to protect the Company against operational or reputational harm. Replacing a service provider or transitioning these services in-house could be costly, time-consuming and uncertain, and the Company may not be able to secure alternative providers on acceptable terms, or at all. Furthermore, changes in pricing or other contractual terms with the third-party service providers could negatively impact the Company’s margins, financial condition and results of operations. If the Company does not successfully anticipate market needs and execute on delivering quality products and services that meet those needs on a timely basis, it may not be able to compete effectively and its ability to generate revenues will suffer.
The Company cannot guarantee that it will be able to anticipate future market needs and opportunities or be able to develop products and services to meet such needs or opportunities in a timely manner, if at all.
The Company’s reliance on third parties for venues, equipment and other essential elements of the Enhanced Games exposes it to significant risks.
The Company depends on a wide range of third-party providers to supply critical components necessary for the successful planning, production and execution of the Enhanced Games, including but not limited to sporting venues, competition facilities, athletic equipment, event-operations services, lodging, transportation, broadcast-production resources, and other specialized products and services. In particular, several of the Company’s anticipated arrangements with pool operators, facility providers and related infrastructure suppliers remain at the letter-of-intent or indicative-discussion stage and have not yet been formalized into binding agreements. As a result, there is no assurance that such suppliers will enter into definitive agreements on acceptable terms or at all, which could require the Company to identify alternative facilities, incur higher costs, or modify event plans on short notice. The Company’s dependence on these third parties places key elements of its operations outside of its direct control, exposing it to risks that could materially and adversely affect its business, financial condition and prospects.
Because hosting a multi-sport global event requires timely access to compliant and competition-grade venues and equipment, the Company faces risks of delays, shortages, performance issues, or quality failures by third-party providers. The Company may have limited oversight over how these vendors source, maintain or deliver facilities and equipment, and cannot guarantee that such third parties will consistently meet the Company’s safety, performance, regulatory or contractual standards. In addition, these counterparties may prioritize their own commercial or strategic interests over those of the Company, creating potential conflicts of interest or misalignment in planning, scheduling or operational execution.
If any third-party provider fails to perform its obligations, becomes insolvent, breaches a contract, or is otherwise unable or unwilling to supply the required venue access, equipment or services, the Company’s remedies may be limited to contractual recourse, which may not be sufficient to prevent operational disruption or reputational harm. Securing alternative venues, equipment suppliers or event-services providers, particularly on short notice, could be costly, time-consuming and uncertain, and the Company may not be able to procure acceptable replacements on commercially reasonable terms, or at all. Moreover, increases in pricing or changes in other contractual terms imposed by third-party providers could negatively impact the Company’s cost structure, margins and financial results.
The Company’s ability to host the 2026 Enhanced Games depends in substantial part on successfully arranging and coordinating numerous third-party products and services in a timely and reliable manner. There can be no assurance that the Company will be able to finalize required agreements, secure necessary venues and equipment, or otherwise obtain all essential third-party deliverables. If the Company is unable to do so, the Company may be forced to alter, delay or reduce the scope of the 2026 Enhanced Games or future events, which would materially harm its business, reputation and growth prospects.
Restrictions or loss of access to third-party analytics, technology platforms and data systems, many of which are controlled by established organizations that may oppose the Company’s model, could impair the Company’s products and broadcasts, increase its costs, reduce engagement and monetization, and expose it to disputes.
The Company’s business relies on timely, reliable access to Technology and Data Systems. Many of these Technology and Data Systems may be owned or controlled by established organizations, such as sporting federations and leagues, venues and technology vendors, data rights-holders and measurement providers, or by parties that have significant outstanding relationships with these established organizations, in each case that may view the Company as a competitor or otherwise choose, for strategic, contractual or regulatory reasons, to restrict or deny it access. There is no assurance that it will obtain or maintain access to these Technology and Data Systems on commercially reasonable terms or at all.
These counterparties could: (i) refuse to license or renew access; (ii) terminate or narrow existing access rights (including by imposing rate limits, delaying delivery, removing fields or changing formats); (iii) increase fees or impose usage, attribution or exclusivity restrictions that conflict with the Company’s business model; or (iv) condition access on compliance terms or operational standards that are costly or impracticable. They may also assert that contractual obligations, exclusive arrangements, internal policies or regulatory considerations prevent them from providing it access.
If the Company’s access is restricted or withdrawn, it may be forced to rely on less accurate, delayed or incomplete third-party substitutes, or to invest in self-collection of data. These alternatives may degrade the quality, timeliness and reliability of its broadcasts and products; increase its operating costs; reduce user engagement, advertiser and sponsor demand and overall monetization; and impair its ability to meet partner, advertiser or contractual service-level commitments.
In addition, if the Company pursues alternative data collection or integration methods, it could face allegations from rights-holders or technology providers that its activities violate contracts or infringe intellectual property, privacy, data-protection or other rights. Defending such claims could be costly and time-consuming, and adverse outcomes could result in damages, injunctions, loss of access to data or systems and requirements to modify or cease features.
Risks Relating to the Company’s Legal and Regulatory Obligations
Uncertain and evolving laws and regulations governing Performance-Enhancing Substances, sporting rules and related licensing could materially adversely affect the Company’s ability to stage the Enhanced Games and operate its business, including its Live Enhanced platform.
The legal status of Performance-Enhancing Substances varies significantly across jurisdictions and in some cases remains unsettled. Changes in drug scheduling, anti-doping regimes or sporting regulations, whether through new legislation, reinterpretation of existing rules or shifts in enforcement priorities, could materially alter the Company’s business model. For example, if international or national sporting authorities, including WADA, were to permit broader use of certain Performance-Enhancing Substances, the Company’s differentiated value proposition could diminish and its competitive position could be weakened. Conversely, if regulation of these substances becomes more restrictive or enforcement more stringent, the Company’s compliance costs could increase substantially and its ability to stage the Enhanced Games or other sporting events or to offer related products and services direct to consumers could be limited or prohibited.
Because the Company’s business is in its development stage and has not been subject to a consistent or comprehensive regulatory frameworks upon which to base expectations of future regulation, there is an elevated risk that regulators may adopt unexpectedly adverse positions, impose unexpected obligations or deny, suspend or condition approvals required for the operation of the Company’s business. The Company’s operations depend on the Company or its partners obtaining and maintaining multiple permits, licenses and approvals at the local, state and federal levels including, as applicable, event, venue and promoter permissions; health and safety authorizations; and licenses, registrations and other approvals relating to its Live Enhanced platform (including permission and licenses required relating to pharmacy operations and prescription of substances). These regimes are complex and evolving, and they may change with little notice. Delays, denials, revocations or burdensome conditions could force the Company or its partners to modify, relocate, postpone or cancel events or service offerings, reduce the scope of its operations or exit certain markets altogether.
Authorities could also determine that aspects of the Company’s activities violate, or facilitate violations of, applicable laws or rules (including controlled substance, anti-doping, advertising, consumer protection, or telehealth and prescribing requirements). The Company could face civil or criminal investigations or enforcement actions, penalties, fines, injunctions, asset seizures, license restrictions, requirements to block or limit access in particular jurisdictions, litigation and reputational harm. Even good faith compliance efforts may be deemed insufficient as laws and interpretations change, and frequent changes increase the Company’s compliance costs and the risk of error.
Any of the foregoing could adversely affect the Company’s reputation and relationships with athletes, partners, venues and regulators, and could have a material adverse effect on its business, competitive position, financial condition, results of operations and growth prospects. The Company’s facilities are subject to risks that may negatively impact the Company’s business and operations.
International expansion would expose the Company to complex and evolving laws and enforcement risks. If the Company cannot obtain and maintain required approvals, or if local authorities, regulators or sanctioning bodies restrict its business model, the Company may be unable to stage events or offer Live Enhanced services abroad, which would limit its addressable market and harm its business.
The Company expects that part of its long-term growth could come from operating events and related businesses outside the United States and from marketing its Live Enhanced platform to international consumers. Doing so would subject the Company to additional legal, regulatory, tax and compliance regimes. Activities that may be permissible or achievable in one jurisdiction (including the staging of the Enhanced Games and other sporting events, and the supply of enhancement products) may be restricted, require prior authorization or be prohibited in others. If the Company or its partners cannot timely secure or maintain the approvals, licenses, permits, no-action positions or other clearances needed to operate, it may be unable to enter or remain in those markets, reducing its target market and impairing its growth prospects.
Approval, licensing and compliance requirements vary widely by country and often by locality. Approval in one jurisdiction does not ensure approval elsewhere, and regulators may not accept reliance on data or standards from other countries. Requirements can include, among other things, rules governing pharmaceutical advertising and promotion, telemedicine practice and physician licensure, prescription, dispensing and distribution of controlled substances, import or export and customs, event safety and public permitting, consumer protection, privacy and data localization (including with respect to health-related data), employment and immigration, and the use of Performance-Enhancing Substances in connection with sporting events. Meeting these country-specific and sometimes conflicting rules could be costly and time consuming, and approvals, if attainable, may be delayed, conditioned, withdrawn or denied.
Even if the Company is permitted to operate, it could face ongoing risks typical of conducting business internationally, including changes in laws and enforcement priorities; reduced protection or uncertain enforceability of intellectual-property rights; foreign ownership or investment restrictions; political or social instability; restrictions on currency conversion, cash repatriation or intercompany payments; foreign-exchange volatility; enhanced disclosure, tax and accounting burdens; and exposure to anti-corruption, anti-money-laundering, sanctions and export controls regimes. Any of these could increase costs, disrupt operations, or subject the Company to civil or criminal penalties.
Where appropriate, the Company may seek to collaborate with local partners or enter into operating agreements to host events or support its Live Enhanced platform. These arrangements pose additional risks, including diligence and oversight challenges, potential vicarious liability for partner misconduct, disputes over performance or economics, inability to obtain or renew local permits through partners, and reputational harm. If partners fail to comply with applicable laws or the Company’s standards, or if relationships are delayed, terminated or not renewed, the Company may lose market access or face enforcement actions and penalties.
In some jurisdictions, regulators, sports authorities or sanctioning bodies could oppose, restrict or ban aspects of the Company’s business. Such opposition could limit athlete recruitment, venue availability, sponsorship and media opportunities or the legality of the Company’s Live Enhanced platform in those markets.
Consequences of the foregoing could include the inability to enter certain countries, event cancellations or relocations, loss or suspension of licenses or approvals, seizure of products or equipment at borders, monetary penalties, litigation, adverse publicity, increased compliance costs, operational delays, impaired intellectual property protection and difficulties moving cash or realizing returns from local operations. Any of these outcomes could materially and adversely affect the Company’s business, financial condition and results of operations.
Injuries or adverse health outcomes at events or in connection with the Live Enhanced platform could subject the Company to substantial liability, regulatory scrutiny and reputational damage and could materially adversely affect its business.
Producing and promoting live athletic events involves inherent risks to participants and spectators. Injuries, accidents, illnesses and other incidents occur in the sports industry and may occur in connection with the Company’s events at venues it operates or rents, which could result in personal-injury or other claims, increase the Company’s expenses and reduce attendance, popular support and related revenues. Insurance coverage may be unavailable or insufficient to cover these liabilities.
The physical nature of the Company’s events exposes participating athletes to the risk of serious injury or death. Athletes and other claimants have pursued, and may in the future pursue, litigation against sports organizations alleging long-term health effects from sports-related injuries. Similar claims could be asserted against the Company, including claims relating to the uncertain long-term effects of Performance-Enhancing Substances. Although participants are typically independent contractors responsible for maintaining their own health, disability and life insurance, the Company may provide or be expected to provide coverage under accident, event or general liability policies and, where coverage is unavailable or inadequate, it may self-insure medical or other costs. Any death, serious injury or illness sustained by athletes in connection with the Enhanced Games could result in significant liability and adversely affect the Company’s business, financial condition and results of operations.
In addition, the Company’s Live Enhanced platform could expose it to product-liability, professional-liability and other claims, including allegations that advice, protocols or enhancements recommended through those services caused illness, injury or other adverse outcomes. While these services are provided by partners, the acquisition of customers through the Company’s platforms and proprietary branding of enhancement products expose the Company to the risk of liability claims. Any such claims could lead to substantial defense costs, sizable judgments or settlements, heightened regulatory scrutiny, adverse publicity and impediments to commercialization of the Company’s Live Enhanced platform.
Regardless of merit or eventual outcome, claims of the types described above could result in, among other things:
•decreased demand for enhancements recommended by the Company or for the Company’s events;
•injury to the Company’s reputation and negative media attention;

• withdrawal of athletes and reduced attendance at events;
•significant costs to defend litigation and address regulatory inquiries;
•substantial monetary awards to athletes or consumers;
•loss of revenue; and
•limitations on the commercialization or expansion of its Live Enhanced platform.
While the Company requires its partners to, and expects to, maintain insurance coverage for liabilities associated with its events and direct to consumer products and services offered on its Live Enhanced platform, such insurance may contain significant exclusions or may be insufficient to cover all losses. The same applies to secondary insurance that the Company may attempt to obtain. Such insurance may not be available on reasonable terms or at all. Premiums and other costs may increase as its operations expand, and it may not be able to obtain or maintain adequate coverage. For more information, see “Risk Factors—Risks Related to the Company’s Business Model, Commercial Operations and Operating Market—Insurance market limitations, exclusions and increases in cost may cause the Company to be underinsured or unable to obtain required coverage for participant safety, event liability and regulatory risks, exposing the Company to significant claims and higher costs”. Any uninsured or under-insured liabilities could have a material adverse effect on its business, financial condition and results of operations.
The Company may face significant litigation and regulatory challenges from incumbent sports organizations, competitors, and regulators that could delay or prevent the Enhanced Games or other sporting events, require changes to the Company’s business model, and materially harm its financial condition, results of operations, reputation.
The Company’s strategy contemplates, among other things, organizing, promoting and commercializing elite sporting events that may compete with, or be perceived to disrupt the interests of, established sports bodies, event promoters, leagues, athlete representatives and their commercial partners. These incumbents may seek to protect their positions by pursuing litigation and administrative actions by lobbying regulators, legislators, and industry leaders to adopt or interpret rules adverse to the Company’s operations. Potential claims or proceedings could include alleged (i) infringement or misuse of third-party intellectual property (including broadcast production, timing or scoring, and software tools), (ii) deceptive or comparative advertising under false-advertising or consumer-protection laws, (iii) unfair competition or tortious interference relating to athlete participation, exclusive venue or media contracts, sponsorships or endorsements, (iv) misuse of trade secrets or confidential information, (v) violation of event “blackout”, eligibility or sanctioning rules, and (vi) antitrust or competition law violations. Even if meritless, such actions can result in temporary restraining orders or preliminary injunctions that delay or cancel events; pressure venues, media platforms, payment processors, ticketing providers and sponsors to terminate or refuse to enter into agreements with the Company; and reputational harm that impairs athlete recruitment, audience growth and commercial partnerships.
The Company’s marketing strategy may also at times include comparative claims or direct references to incumbent offerings. Competitors could bring advertising challenges that, regardless of outcome, are costly to defend and could result in orders to modify or discontinue campaigns or damages. Regulators could also scrutinize the Company’s advertising and promotional content for allegedly misleading claims, which could lead to fines, consent orders or other remedies.
Because the Company expects to eventually operate and stage events and provide its Live Enhanced platform in multiple jurisdictions, it anticipates facing overlapping and evolving legal regimes and private enforcement risks. Defending multi-front proceedings or responding to multiple investigative demands should they arise may be time-consuming, expensive and divert management’s attention from operating the business. The Company may be required to indemnify partners, employees, or contractors. Insurance may be unavailable, subject to exclusions, insufficient, or contested, and adverse publicity from any dispute may continue even after resolution.

Any of the foregoing could (i) delay or prevent the launch or continuation of the Enhanced Games; (ii) force changes to the Company’s event formats, athlete participation policies, marketing or partnerships; (iii) reduce revenue, increase expenses and negatively affect cash flows; (iv) impair its ability to retain or attract athletes, sponsors, media platforms and venues; and (v) cause it to incur significant damages or settlement costs. In addition, pending or threatened claims could deter financing sources or otherwise impede the Company’s ability to obtain financing.
There can be no assurance that the Company will prevail in any such dispute, obtain adequate injunctive or monetary relief or be able to modify its business on commercially reasonable terms to mitigate the impact of any adverse ruling. The timing and outcome of litigation and regulatory processes are inherently uncertain, and even successful defenses may not fully compensate for lost opportunities, costs, and reputational harm.
Failure to comply with evolving data-protection, privacy and information-security laws and industry standards, or to prevent security incidents, could result in regulatory actions, significant costs and liability, reputational harm and could limit the Company’s ability to enter into or maintain key partnerships.
As a result of its Live Enhanced platform and sponsorship of clinical research studies, the Company collects, uses and stores substantial volumes of personal data, including health-related information about athletes and patients. The Company relies on internal systems and third-party vendors to process this data. Increasingly sophisticated threats to the Company’s or vendors’ systems could lead to unauthorized access, use, loss, alteration or disclosure of data, theft of confidential information or other security incidents. Any such event could trigger costly remediation, business disruption, loss of consumer and partner trust, negative publicity, contractual liability and regulatory scrutiny, and could materially harm the Company’s business, financial condition and results of operations. In particular, the Company expects to rely on third-party service providers to facilitate the offerings on its Live Enhanced platform. While the Company will remain the owner of relevant patient and consumer data, portions of that data may be hosted on, transmitted through, or otherwise processed within systems controlled by the third-party service providers. Any vulnerability, failure, misconfiguration, outage or breach within such systems could result in unauthorized access to, loss or exfiltration of, or inability to access such data.
The Company’s operations must comply with a complex and rapidly changing framework of data protection and privacy requirements in the United States and internationally. These include, as applicable, U.S. federal and state privacy and security laws and related health-information rules for covered entities and business associates, and international regimes such as the EU General Data Protection Regulation and the UK GDPR, among others. These laws impose obligations regarding the collection, use, disclosure, security and cross-border transfer of personal data. They also carry significant penalties and enforcement risk, and often differ or conflict by jurisdiction, increasing compliance costs and the risk of error. Further, depending on the realized nature and scope of the Company’s Live Enhanced platform, it could face additional obligations under health-privacy and security rules and heightened enforcement risk for any breach. Failure to comply, or perceived non-compliance, could result in investigations, fines, penalties, litigation, governmental orders and reputational damage.
In addition to legal requirements, current and prospective enterprise customers, sponsors, healthcare partners and other counterparties require adherence to contractual data-protection commitments and recognized security frameworks. If the Company fails to obtain, maintain or demonstrate compliance with such standards, partners may decline to do business with the Company, delay or terminate negotiations, impose burdensome contractual terms or require costly remediation, which could limit its ability to initiate or expand key relationships and adversely affect growth.
The Company depends on key personnel who lack long-term U.S. work authorization.
The Company’s business depends heavily on the continued U.S. work authorization of key personnel, including its CEO, Maximilian Martin, and its General Counsel, Dirk Struycken, among others. Each of these individuals is in the early stages of the U.S. visa process and does not hold a U.S. permanent resident card. U.S. immigration laws are complex, subject to frequent policy changes, and involve discretionary determinations by government agencies. Processing timelines can be unpredictable, and the outcome of any petition or application cannot be assured.

If any of these individuals, and particularly the Company’s CEO, whose leadership is central to its strategy and long-term growth, were to experience delays, denials, revocations, changes in visa eligibility, or other adverse determinations affecting their ability to work in or travel to the United States, the Company could face significant operational and strategic challenges. These challenges could include disruption to ongoing projects, delays in decision-making, loss of institutional knowledge, impairment of its ability to execute on strategic initiatives, and diminished ability to attract investors, partners, or commercial opportunities.
U.S. immigration authorities may also impose additional requirements, request further evidence, or adopt policies that make it more difficult to obtain or renew visas. There is no guarantee that the Company will be able to timely secure, extend, or transition these individuals to long-term or permanent work authorization. Any lapse in employment authorization or inability to remain in the United States could require temporary or permanent relocation of responsibilities, or could result in the departure of one or more of these key individuals. Such an event could materially harm the Company’s business, financial condition, results of operations, and prospects following the Business Combination, and could negatively impact shareholder value.
Risks Related to the Health, Safety, and Ethics of the Company’s Operations
The Enhanced Games may require specialized medical personnel, infrastructure and emergency-response capabilities. These requirements could be costly and difficult to implement consistently across jurisdictions and, if inadequate, could expose the Company to significant liability, regulatory action and reputational harm.
As part of the preparation and delivery of its sporting events (including the Enhanced Games), the Company and its partners oversee and administer significant medical processes in respect of athletes and their enhancement protocols. These have required, and are expected to continue to require, significant expenditure in relation to the employment of medical personnel, the purchase of Performance-Enhancing Substances and other related costs.
Further, the Company may be required by venues, regulators, insurers, partners and its own policies to provide specialized on-site medical personnel and infrastructure and to implement comprehensive emergency protocols. These requirements can include, among other things, a designated medical director, credentialed physicians and paramedical staff, on-site ambulances, advanced cardiac life-support capabilities and equipment, emergency medications and supplies, and real-time medical monitoring and triage procedures. The costs to plan, staff, equip and operate these capabilities for each event, and to train personnel and conduct drills, may be significant and variable by venue and jurisdiction and may increase over time as standards evolve.
In each case, there can be no assurance that the Company will be able to pass these significant costs on to athletes, broadcasters, sponsors or host venues without adversely affecting demand, margins or its ability to stage events. Availability of appropriately trained event medical personnel and specialized equipment can be limited, particularly during peak event periods or in locations with constrained healthcare resources, which may require the Company to pay premium rates or reschedule, relocate or modify events. In addition, regulatory authorities, venue operators or insurers may impose new or heightened conditions as a requirement of permitting an event, which could further increase costs or cause delays or cancellations if the Company cannot comply on commercially reasonable terms.
If the Company’s medical coverage or emergency response is inadequate, delayed or unsuccessful, participants or spectators could suffer serious injury or death. Such incidents could result in negative publicity; investigations or other regulatory actions; permit suspensions or denials; loss of venue access, sponsors and broadcast partners; and substantial liability, including negligence or wrongful-death claims. The Company’s insurance coverage may be unavailable, insufficient or subject to significant deductibles and exclusions, and adverse claims experience could increase its premiums and retentions or limit future coverage availability. Any of the foregoing could materially and adversely affect its brand, business, results of operations and financial condition.

The Company’s business depends on the continued service of experienced management and specialized medical talent, and its growth requires it to attract and retain additional qualified personnel. Failure to do so could impair operations, compliance and the Company’s ability to execute its strategy.
The Company’s performance depends on the efforts and expertise of its management team and its medical and operational personnel. As it scales its events and expands its Live Enhanced platform, the Company expects to hire additional commercial, technical, medical, business and administrative employees. In certain jurisdictions, licensure and other regulations impose minimum staffing or credentialing requirements, and its ability to obtain and maintain such licensure may depend on employing or contracting with specific categories of personnel. If the Company cannot recruit and retain the talent necessary to meet these requirements and to support its operations, its ability to sustain and grow the business could be materially harmed.
While the Company currently has a meaningful cohort of qualified medical and scientific personnel, continued growth may require it to add additional clinicians and other professionals on acceptable terms and timelines. Competition for experienced personnel is intense, and the loss of one or more key employees or higher-than-expected attrition could disrupt operations, delay initiatives and increase compensation and recruiting costs. If the Company does not effectively integrate new hires and scale its systems, processes and controls in step with headcount growth, it may fail to meet regulatory requirements, operational milestones or customer expectations.
Any inability to attract, retain and appropriately deploy qualified personnel could, among other things, delay product and service roadmaps, increase costs, hinder the Company’s ability to obtain or maintain required licensure, limit its ability to attract talented competing athletes. These developments could materially adversely affect the Company’s business, financial condition and results of operations.
Permitting athletes to use Performance-Enhancing Substances at events, even if limited to Market-Authorized Products, creates significant health, quality-control and regulatory risks and could result in serious injury, litigation, government action, reputational harm and other material adverse effects.
The Company permits athletes to use certain Performance-Enhancing Substances to improve cognitive and physical performance at its sporting events (including the Enhanced Games). While many such substances are included in Market-Authorized Products, they may involve risks for particular individuals even when properly administered, and may be misused or improperly administered. Any adverse reaction suffered by a participant could lead to claims against the Company, negative publicity and withdrawal of support from partners and harm its business, financial condition and results of operations.
Further, while the Company implements careful protocols for its athletes in relation to enhancement regimes, the Company cannot fully control or verify what substances participants may choose to use outside these protocols, how they obtain them, how they combine them with other products or whether dosing and administration are medically appropriate. Despite the Company’s rules that limit permitted substances to Market-Authorized Products and require medical supervision, athletes may engage in “stacking”, or other protocols that increase the risk of severe injury or death. The Company may adopt drug-testing and quality-control protocols and rely on third-party laboratories and personnel, but such measures may fail to detect unsafe, counterfeit, contaminated, imported or compounded products, or may produce false negatives or false positives. Errors in testing, chain of custody or medical oversight could expose the Company to negligence, product-liability, medical-malpractice or other claims and may lead to event delays, cancellations or suspensions.
Some athletes may seek to use investigational products or participate in clinical research studies. The Company may be unable to determine whether a participant is using an investigational product, is complying with clinical research study protocols or is an appropriate candidate for such use. Use of investigational products or participation in clinical research studies in connection with the Enhanced Games could heighten the risk of claims that the Company permitted or encouraged unsafe practices, as well as inquiries from regulators, sponsors, venues or insurers.
The Performance-Enhancing Substances currently contemplated for use in connection with the Enhanced Games are not designated as controlled substances; however, classifications can change over time, and laws vary by jurisdiction. If any permitted substance were to be scheduled as a controlled substance under the federal Controlled

Substances Act or analogous state or foreign laws, the Company could face substantial compliance burdens and potential liability. The Company may be required to modify its operations, restrict or discontinue the use of certain substances, or forgo the Enhanced Games in particular jurisdictions, any of which could materially and adversely affect the Company’s business, financial condition, results of operations or prospects.
Even if claims related to the use or misuse of Performance-Enhancing Substances are unsuccessful, defending them could be costly, divert management’s attention and harm the Company’s reputation. Insurance coverage may be unavailable, limited or subject to exclusions for activities related to Performance-Enhancing Substances, and any available coverage may be insufficient to cover its liabilities or increased premiums. Any of the foregoing could have a material adverse effect on the Company.
If the Company sponsors, funds or otherwise facilitates clinical research studies of Performance-Enhancing Substances, it could face significant liability and regulatory exposure.
In connection with the Company’s organization and sponsorship of athletic competitions and related programs, it may sponsor, fund, design, manage, recruit for, monitor or otherwise participate in clinical research studies of Performance-Enhancing Substances to assess safety and effectiveness. Any such involvement carries inherent risk of product-liability and related claims. Claims may be brought by study participants or patients, governmental authorities, competitors or other third parties and may arise even if adverse events are ultimately determined to be unrelated to the investigational product or if the Company is not the formal clinical research study sponsor.
Allegations could also involve inadequate disclosures of risks to participants, protocol deviations, data integrity issues, investigator non-compliance or misconduct, improper monitoring, or improper promotion or use in competition. Government regulators could initiate inquiries, impose clinical holds, or pursue civil or criminal enforcement, and sports governing bodies and anti-doping organizations could impose sanctions or restrictions on the Company’s events or programs.
Any of the foregoing could result in, among other consequences:
•significant defense costs and diversion of management time;
•substantial settlements or judgments, including punitive damages where permitted;
•withdrawal of clinical research study participants and delays, suspensions or terminations of research studies;
•injury to its reputation and significant negative media attention;
•reduced demand for associated products or services, loss of commercial partners and sponsors, and decreased participation and attendance at its events;
•restrictions on the ability to conduct future research studies, sponsor competitions, or commercialize or distribute products; and
•fines, penalties, exclusion, debarment or other regulatory actions.
Insurance coverage for clinical research study or product-liability risks may be unavailable, contain exclusions, require high retentions or be inadequate in amount. Claims could exceed available coverage, and any coverage the Company obtains may become more expensive or unavailable in the future. Contractual indemnities from investigators, manufacturers, contract research organizations or other partners may be limited, unavailable or unenforceable, and counterparties may lack the financial resources to honor them. For more information, see “Risk Factors—Risks Related to the Company’s Business Model, Commercial Operations and Operating Market—Insurance market limitations, exclusions and increases in cost may cause the Company to be underinsured or unable to obtain required coverage for participant safety, event liability and regulatory risks, exposing the Company to significant claims and higher costs”. Any of these outcomes could materially and adversely affect the Company’s business, financial condition, results of operations and prospects.

Ethical and public-perception risks regarding Performance-Enhancing Substance use in competitions could reduce participation and viewership, deter partners, prompt increased regulation and materially harm the Company’s business.
The Company’s business plan includes organizing and sponsoring athletic competitions in which athletes may use Performance-Enhancing Substances. This model may face strong opposition from members of the public, advocacy groups, prominent sports organizations and medical institutions that view Performance-Enhancing Substance use in sport as unsafe or unethical. Opponents may assert that its events encourage young people to rely on Performance-Enhancing Substances or to use them under unsafe, unsupervised or unregulated conditions. Negative sentiment could depress athlete participation and audience interest; trigger boycotts, protests, venue refusals, or content-distribution restrictions; and strain or prevent relationships with broadcasters, advertisers, merchandisers and sponsors, harming the Company’s reputation and revenues.
Members of the medical community may contend that Performance-Enhancing Substance use in competition presents serious health risks, including the risk of overdose, adverse drug reactions and side effects, and unexpected medical emergencies. Adverse events at the Enhanced Games, the Company’s other sporting events, in connection with the Company’s Live Enhanced platform or in any research or clinical programs the Company sponsors or supports could intensify negative publicity, result in greater government scrutiny and more restrictive regulation of Performance-Enhancing Substances, and force it to modify its Performance-Enhancing Substance-focused model, reduce or discontinue certain events, or limit where and how it operates.
Adverse public attitudes could also diminish or block key revenue streams, including broadcasting, merchandising, and ticketing. The Company’s long-term profitability depends on both the perceived effectiveness of Performance-Enhancing Substances in enhancing performance and public acceptance of Performance-Enhancing Substance-enabled competition. More restrictive government regulation or sustained negative public opinion could therefore have a material adverse effect on its business, financial condition, results of operations, and prospects.
Risks Related to the Company’s Competition and Industry Opposition
The Company will face intense competition from established sports organizations and other entertainment providers. This increased competition could reduce demand for the Enhanced Games and the Company’s other products and services.
The markets in which the Company operates are highly competitive, in the United States and internationally. The Company competes for athletes, fans, media distribution, sponsorships, venues, host cities and production resources with traditional sports organizations and established leagues, including World Athletics, World Aquatics, the International Weightlifting Federation and the International Olympic Committee, among others, as well as with other forms of media, entertainment and leisure activities in a rapidly changing and increasingly fragmented environment.
These incumbents generally have longer operating histories, larger and more engaged fan bases, deeper financial and marketing resources, entrenched relationships with broadcasters and sponsors, and preferred access to venues and dates. They may leverage exclusive arrangements, preferred scheduling or other long-standing relationships to limit the Company’s access to distribution, venues, permits or critical services, or to secure more favorable commercial terms. Sports governing bodies and anti-doping organizations may also set or influence rules, policies or standards that restrict elements of the Company’s events or otherwise increase its costs or compliance burdens. In addition, current or new competitors could adopt formats similar to the Company’s, reducing its differentiation, and industry consolidation could further concentrate resources and bargaining power among rivals.
Any increase in competition or failure to address competitive pressures could lead to, among other things:
•lower attendance and digital viewership for the Company’s events;
•difficulty recruiting and retaining athletes and teams;

•reduced attractiveness to broadcasters, streaming platforms and sponsors, and less favorable media-rights, sponsorship or licensing terms;
•higher costs to secure venues, production and talent, and to market its events;
•scheduling conflicts, loss of access to key venues or broadcast windows, or delays and cancellations; and
•erosion of its brand and reduced ability to expand into new markets.
Any of the foregoing could materially and adversely affect the Company’s business, financial condition and results of operations.
Actions by traditional sports organizations, such as bans, sanctions or threats of career consequences, could materially impair the Company’s ability to recruit and retain athletes, coaches and other key talent, which would reduce the appeal of its events and harm its business.
The Company’s business depends on identifying, recruiting and retaining athletes and coaches with elite performance and audience appeal. Traditional sports governing bodies, leagues and federations exert significant influence over sports professionals and have, and may continue to, discourage or prohibit participation in the Company’s events through public statements, rules, suspensions, loss of eligibility, or other penalties. If athletes, coaches or staff are deterred from working with the Company, its access to top talent would be limited, which would reduce the quality and attractiveness of the Enhanced Games, diminish media and sponsor interest, and adversely affect its results of operations.
Even where athletes are willing to participate, the Company’s ability to retain them is uncertain. Athletes may stop participating for a variety of reasons, and the Company cannot guarantee that it will continue to identify, recruit or retain key athletes or coaches. The costs to attract and retain talent, such as appearance fees, guaranteed payments, profit-sharing, training and medical support, could increase materially. Any serious or untimely injury, illness, unexpected retirement or death of a key athlete could reduce interest in the Enhanced Games and negatively affect operating results.
The Company may maintain insurance that covers certain payments to or on behalf of athletes in the event of death or disability; however, such insurance, if available at all, typically does not compensate for lost revenues, reduced popularity of events or increased costs to source replacements, and may include significant limits, exclusions and deductibles. The Company may choose not to obtain, or be unable to obtain, such insurance in some cases, and replacing a high-profile athlete or coach may require higher compensation and may not restore audience appeal.
Because the Enhanced Games and the Company’s other sporting events are expected to be a principal driver of revenue, both on a standalone basis and by increasing demand for the Company’s Live Enhanced platform, any limitation on the Company’s ability to recruit and retain participants would materially and adversely affect its business, financial condition and results of operations.
Venues, broadcasters, sponsors and key equipment or service providers may refuse to work with the Company or withdraw from existing or anticipated arrangements, whether due to pressure from incumbent organizations, regulatory or permitting decisions, or reputational concerns, which could delay or prevent the Enhanced Games and other sporting events, increase costs, impair monetization and materially adversely affect the Company’s business, financial condition, results of operations.
The Company’s ability to stage events and generate revenues from related media and sponsorship arrangements depends on maintaining and expanding relationships with venue owners and operators, promoters, broadcasters and streaming platforms, advertising partners and sponsors and specialized vendors (including production, timing or scoring, medical and safety, ticketing and payment services). The live events and sports industries are relationship-driven; access to venues and rights is often secured through the personal networks and credibility of promoters, executives and other key personnel. If it loses such personnel or if such relationships deteriorate, the Company may fail to obtain or retain critical rights on favorable terms, if at all. Many counterparties have broad discretion over whether to work with the Company, and agreements may be terminable at will or on short notice.
Further, incumbent organizations and stakeholders may seek to deter counterparties from working with the Company by exerting commercial leverage, threatening to enforce exclusivity or non-compete obligations, or initiating or threatening legal and regulatory actions. Even if any such claims lack merit, counterparties may decline to enter into agreements with the Company, refuse to perform under existing arrangements, or terminate relationships to avoid perceived risk or controversy. In addition, regulatory decisions or processes can influence counterparties’ willingness or ability to support the Company’s events and content. For example, federal, state or local regulators may also adopt positions that increase perceived regulatory risk for venue partners, including any adoption of adverse regulatory positions in Nevada that may lead the Company’s partners (including Resorts World Las Vegas) to withdraw.
Broadcasters or streaming platforms may change their content policies or prioritize relationships with incumbent organizations, or a major sponsor may invoke a “morals”, “reputational”, regulatory-approval or force-majeure clause to suspend or terminate its commitments to the Company.
Further, as an important component of its wider business model, the Company intends to initially sponsor clinical research studies of certain approved medical compounds in the U.A.E., which are dependent on the approval of the Department of Health Abu Dhabi and the relevant IRB. The Company’s operations could be adversely affected if the Department of Health Abu Dhabi for any reason withdraws support for the Clinical Research Study or the relevant IRB declines to approve relevant protocols.
Any of these developments could force the Company to relocate or reschedule events, reduce the scale or production quality of its programming, or accept less favorable economics, and it may be unable to secure adequate replacement partners on commercially reasonable terms or within required timelines.
Some of the Company’s current discussions and arrangements with intended suppliers of facilities and equipment may be at the letter-of-intent or non-binding term-sheet stage, subject to extensive conditions precedent (including regulatory approvals, due-diligence findings and internal committee approvals), or contingent on third-party consents. These counterparties may elect not to proceed, and signed agreements often condition performance on continued compliance with policies, guidelines and brand standards that are inherently subjective. As a result, the Company may incur significant sunk costs without a corresponding revenue opportunity, and the Company’s cash needs may increase if it must develop contingency plans on short notice.
The withdrawal of one or more high-profile venues, broadcasters, sponsors or critical vendors could cause negative publicity or encourage other counterparties to reassess their commitments, compounding the impact on the Company’s pipeline. These outcomes could reduce event frequency, attendance and viewership; decrease sponsorship and media revenue; impair its ability to attract and retain athletes and commercial partners; and increase operating costs.
There can be no assurance that the Company will be able to maintain necessary venue access, broadcast distribution, sponsorship support or key vendor relationships, or that it can replace any lost counterparties on acceptable terms or timelines. The occurrence of any of the foregoing could materially adversely affect its business, financial condition and results of operations.
Coordinated actions by sporting federations, anti-doping agencies, public-health and academic institutions, advocacy groups and other groups could lead to restrictive policies and business practices that limit the Company’s operations, increase its costs, harm its reputation and impede its growth.
The Company may be the subject of coordinated opposition from sporting federations, anti-doping agencies, public-health groups, academic institutions and other organizations. Such bodies may engage in lobbying, public-relations campaigns, research publications and other efforts aimed at persuading policymakers, regulators and private counterparties to adopt positions adverse to the Company’s business. These campaigns could focus on event permitting and licensing, broadcast and content standards, insurance availability, sponsorship practices, venue access and other areas critical to its operations.

Even where such efforts do not result in formal prohibitions, they may create practical barriers that materially affect the Company. For example, coordinated campaigns or pressure from stakeholders could result in (i) denials, delays or revocations of event permits, licenses or approvals; (ii) content moderation, age-gating, demonetization or refusal to carry its content by broadcasters, streaming services or social-media platforms; (iii) refusals by venues, insurers, payment processors, ticketing platforms, advertisers, sponsors or other partners to do business with us, or the imposition of onerous terms; (iv) negative media attention that damages its brand and discourages athlete, fan, sponsor or employee participation; and (v) increased exposure to investigations, enforcement actions or litigation and higher compliance, public-relations and legal costs.
The scope and intensity of any such opposition may vary by jurisdiction and over time, and the Company may be required to commit significant resources to stakeholder engagement, compliance and reputation management. There can be no assurance that its responses will be effective or that it will be able to maintain access to the permits, platforms, partners and services necessary to operate as planned. Any of the foregoing could materially and adversely affect its business, financial condition and results of operations.
Coordinated advocacy and negative publicity opposing the use of Performance-Enhancing Substances could materially harm the Company’s brand, limit acceptance of its events and products.
The Company operates a novel and untested business model that depends on public acceptance of the use of Performance-Enhancing Substances in connection with athletic competitions and related content. Public advocacy groups, established sports organizations, medical institutions, athlete associations and media outlets may coordinate public relations campaigns against Performance-Enhancing Substances use generally or against the Company’s events and related offerings specifically. The Company cannot assure investors that such opposition will not succeed in discouraging consumer acceptance, persuading regulators or venues to restrict or deny approvals, or otherwise limiting the Company’s ability to execute its strategy. Any successful effort to curtail acceptance of, or limit or prohibit, activities related to Performance-Enhancing Substances in its markets could adversely affect its business.
Opponents could, among other things, (i) lobby for the adoption, reinterpretation or enforcement of laws, regulations or health policies that restrict or prohibit Performance-Enhancing Substance-related competitions, distribution or marketing; (ii) pressure broadcasters, streaming platforms, app stores, social-media channels or other distribution partners to limit carriage of the Company’s content; (iii) advocate for restrictions on its advertising and sponsorships or for age-gating and content-labeling requirements; (iv) encourage venues, athletic commissions, insurers, payment processors, banks and other service providers to decline to work with the Company; and (v) organize consumer boycotts, online campaigns, or other actions that amplify negative sentiment. The Company cannot predict the likelihood, timing, scope or terms of any such initiatives or resulting legislative, regulatory or commercial responses, or the extent to which they may affect its business.
The Company’s reputation and brand could also be harmed by negative media coverage or incidents regardless of whether such events are attributable to its protocols or controls. Any failure to respond promptly and effectively to adverse publicity, including misinformation, could exacerbate reputational harm. Maintaining and enhancing its brand may require substantial investments in education, medical engagement, safety protocols, compliance and communications, and there is no assurance such investments will be successful.
If advocacy campaigns or negative publicity are successful, the Company could experience reduced ticket demand, lower viewership and engagement, loss of sponsors and commercial partners, termination or non-renewal of distribution agreements, constraints on merchandising and licensing, higher insurance and compliance costs, restricted access to venues or jurisdictions, delays in event launches and increased litigation or regulatory scrutiny. Any of the foregoing could materially and adversely affect the Company’s business, financial condition and results of operations.

Risks Related to the Company’s Dual Share Class Structure
The Company’s dual-class share structure may concentrate voting power and adversely affect governance and share value.
Following the Business Combination, the Company’s capital structure will include two classes of Shares: Class A common stock, entitled to one vote per share, and Class B common stock, entitled to ten votes per share. Apeiron, together with its affiliates, is expected to beneficially own a substantial portion of the Class A common stock and all of the Class B common stock. As a result, Apeiron is expected to have outsized disproportionate voting power relative to its economic interest and may be able to exert significant influence over the election and removal of directors, the approval of mergers, acquisitions or other business combinations, the sale of all or substantially all of the Company’s assets, the issuance of additional securities, and amendments to the Company’s organizational documents, among other matters. This concentration of voting power could delay or prevent a change in control, discourage actions or transactions that other shareholders may view as beneficial, or otherwise limit the ability of the Company’s other shareholders to influence its corporate policies and strategic direction.
The disparity between the voting rights of the Class A common stock and Class B common stock means that, where the holders of Class B common stock may have interests that differ from those of other shareholders, the Company may make decisions, or take actions, that are not aligned with the preferences of holders of the Class A common stock. Further, there is no time-based sunset or ownership threshold that reduces or eliminates the super voting rights over time, which may allow this concentration of control to persist.
In addition, Apeiron and its affiliates may engage in related-party or other strategic transactions with the Company. Even where such transactions are reviewed and approved in accordance with applicable law and the Company’s related-party transaction policies, the perception of disproportionate voting influence could adversely affect investor confidence or the trading price of the Company’s Class A common stock. Concentrated control may also make the Company less attractive to potential acquirors and could reduce the likelihood of the Company’s shareholders receiving a control premium for their common stock.
The super voting structure could further affect the Company’s corporate governance profile and the voting outcomes of shareholder proposals, including those related to director elections, executive compensation, and governance reforms. As a result, the market price of the Company’s Class A common stock could be adversely affected, and holders of Class A common stock may have limited ability to influence the outcome of matters requiring shareholder approval. Given the super voting structure of its Shares, the Company will also be deemed a “controlled company” under the corporate governance rules of NYSE. As a controlled company, the Company will be able to rely on exemptions from certain corporate governance requirements otherwise applicable to listed companies, including requirements relating to board independence and committee composition. The Company intends to partially rely on these exemptions such that its nominating and corporate governance committee and compensation committee will not be fully comprised of independent directors, as described in the section entitled “Management of Enhanced Group Following the Business Combination—Board and Board Committees.” Even though the Company does not intend to rely on the full set of available exemptions now, it may elect to do so in the future, and as a result, shareholders could lose the protections afforded to shareholders of companies without such corporate governance exemptions.
Apeiron’s anticipated supermajority ownership and rights under the Sponsor Equity Agreement may further strengthen its influence over the Company.
Following the Business Combination, Apeiron is expected to hold a supermajority of the Company’s voting power by virtue of its holding of Enhanced Group Class A common stock and Enhanced Group Class B common stock. Additionally, under the Sponsor Equity Agreement, Apeiron and the Sponsor will each have put and call options with respect to the Sponsor’s equity interests in the Company. If Apeiron exercises its call option, or if the Sponsor exercises its put option, Apeiron would acquire an additional equity stake in the Company by acquiring the Sponsor’s Enhanced Group Class A common stock. Any such acquisition would further consolidate Apeiron’s ownership position and reinforce its ability to influence or determine the outcome of matters requiring shareholder approval.

As a result, Apeiron would continue to have significant influence over the composition of the Company’s Board of Directors, the approval of Mergers, acquisitions, or other strategic transactions, the authorization of additional securities, and other matters submitted to shareholders. This level of ownership and influence may make it more difficult for other shareholders to affect the Company’s governance or strategic direction, even where their views differ from those of Apeiron. While the Company believes its governance framework will continue to support effective oversight and alignment with shareholder interests, there can be no assurance that Apeiron’s objectives will in all cases coincide with those of other shareholders.
The existence or exercise of the put option or call option may also affect perceptions of the Company’s governance structure, strategic flexibility, and independence, or influence how investors and other stakeholders view the Company’s capital structure and market value following the Business Combination.
The Company’s dual-class voting structure may render its Class A common stock ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of its Class A common stock.
Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of the Company’s common stock may prevent the inclusion of Enhanced Group Class A common stock in such indices and may cause shareholder advisory firms to publish negative commentary about its corporate governance practices or otherwise seek to cause the Company to change its capital structure. Any such exclusion from indices could result in a less active trading market for Enhanced Group Class A common stock. Any actions or publications by shareholder advisory firms critical of the Company’s corporate governance practices or capital structure could also adversely affect the value of the Enhanced Group Class A common stock.
Because the Company is a “controlled company” as defined in the NYSE listing standards, the Company’s shareholders may not have protection of certain corporate governance requirements which otherwise are required by NYSE’s rules.
Under NYSE’s rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. The Company is a controlled company because Apeiron and its affiliates together hold more than 50% of the Company’s voting power. For so long as it remains a controlled company, the Company is not required to comply with certain corporate governance requirements, and is permitted to elect to rely, and may rely, on certain exemptions from certain corporate governance requirements, including:
•the Company’s board of directors is not required to be comprised of a majority of independent directors;
•the Company’s board of directors is not subject to the compensation committee requirement; and
•the Company is not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.
The Company intends to partially rely on these exemptions such that its nominating and corporate governance committee and compensation committee will not be fully comprised of independent directors, as described in the section entitled “Management of Enhanced Group Following the Business Combination—Board and Board Committees.” As a result, to the extent that it takes advantage of these exemptions, stockholders will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. If the Company ceases to be a “controlled company” in the future, it will be required to comply with the NYSE listing standards, which may require development of certain other governance-related policies and practices. These and any other actions necessary to achieve compliance with such rules may increase its legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on its resources.

RISKS RELATED TO THE BUSINESS COMBINATION AND A PARADISE
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to A Paradise prior to the consummation of the Business Combination.
The valuation of Enhanced in connection with the Business Combination was not established through an arm’s-length negotiation or a market-tested process, and investors should not rely on that valuation.
The $1.2 billion valuation of Enhanced agreed in connection with the Business Combination was determined through negotiations between Enhanced, Apeiron and the Sponsor, and was not the result of a competitive or broadly marketed process involving unaffiliated third parties. Enhanced is controlled by Apeiron. Apeiron also led Enhanced’s recent Series B equity financing and the Private Placement Investment and exercises significant influence over Enhanced’s operations and governance. In addition, Apeiron has entered into a Sponsor Equity Agreement with the Sponsor providing Apeiron with a call option and the Sponsor with a put option over the Sponsor’s shares of Enhanced Group Class A common stock, reducing the economic exposure of the Sponsor to trading prices following consummation of the Business Combination. Apeiron has already deposited $5,500,000 with the Sponsor, creditable against such call option and put option arrangements, and repayable only in very narrow circumstances. These arrangements may give rise to actual or perceived conflicts of interest in connection with the negotiation of the Business Combination and the determination of the valuation of Enhanced agreed for the purposes of the Business Combination.
Although the Sponsor has obtained a fairness opinion from a financial advisor as to the fairness, from a financial point of view, of the consideration to be paid in the Business Combination, that opinion was procured by the Sponsor and not by an independent committee of disinterested directors. Accordingly, the fairness opinion may not mitigate the potential conflicts of interest of the Sponsor or its affiliates, and does not constitute a confirmation or validation of the $1.2 billion valuation of Enhanced agreed for the purposes of the Business Combination, or the Exchange Ratio.
In addition, the Private Placement Investment conducted by Enhanced prior to the Business Combination was led by Apeiron, who also, directly or through affiliates, invested $4.25 million in the Private Placement Investment, representing approximately 37.5% of the aggregate amount raised. Approximately $7.6 million or 18.9% was raised from existing Enhanced Shareholders, and the remaining approximately $17.4 million, or 43.6% from other accredited investors unaffiliated with Enhanced, Apeiron, or A Paradise. As a result, unlike in certain other business combination transactions, the valuation of Enhanced was not tested through a broadly marketed investment process or third-party financing process led by independent institutional investors, and there was no independent valuation or appraisal prepared for the benefit of public shareholders in connection with the Private Placement Investment. As a result, the valuation of Enhanced agreed for the purposes of the Private Placement Investment may differ materially from the valuation of Enhanced in any transaction conducted on arms-length with an independent third-party.
Accordingly, investors should not rely on the implied $1.2 billion valuation of Enhanced agreed for the purposes of the Business Combination, the fairness opinion obtained by the Sponsor, or the implied valuation of Enhanced in the Private Placement Investment, as none of these transactions provide any indication of the valuation of Enhanced as determined on an arms-length basis, and such valuations may be the result of actual or perceived conflicts of interest. Following completion of the Business Combination, the market valuation of Enhanced may be materially lower than the $1.2 billion valuation of Enhanced agreed in connection with the Business Combination, which was not determined on an arms-length basis, and investors may lose some or all of their investment.
If third parties bring claims against A Paradise, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).
A Paradise’s placing of funds in trust may not protect those funds from third-party claims against A Paradise. Although A Paradise has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of A Paradise’s public shareholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of A Paradise’s public shareholders. If A Paradise liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by A Paradise for services rendered or contracted for or products sold to A Paradise, but only if such a vendor or prospective target business does not execute such a waiver. However, A Paradise cannot assure that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for A Paradise shareholders may be less than $10.00 due to such claims.
Additionally, if A Paradise is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in A Paradise’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, A Paradise may not be able to return $10.00 to its public shareholders.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with A Paradise and will not seek recourse against the Trust Account for any reason. Upon redemption of A Paradise public shares, if A Paradise has not completed the business combination within the required time period, or upon the exercise of a redemption right in connection with the business combination, it will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to A Paradise if and to the extent any claims by a third-party (other than A Paradise’s independent auditors) for services rendered or products sold to A Paradise, or a prospective target business with which A Paradise has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per public share and (2) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account whether or not such waiver is enforceable) nor will it apply to any claims under A Paradise’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. A Paradise has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of A Paradise. The Sponsor may not have sufficient funds available to satisfy those obligations. A Paradise has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations and A Paradise cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the business combination and redemptions could be reduced to less than $10.00 per public share. In such event, A Paradise may not be able to complete the business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of A Paradise’s directors or officers will indemnify A Paradise for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Shareholder litigation and regulatory inquiries and investigations are expensive and could harm A Paradise’s business, financial condition and operating results and could divert management attention.
In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any shareholder litigation and/or regulatory investigations against A Paradise, whether or not resolved in A Paradise’s favor, could result in substantial costs and divert A Paradise’s management’s attention from other business concerns, which could adversely affect A Paradise’s business and cash resources and the ultimate value A Paradise shareholders receive as a result of the Business Combination.
Because Enhanced will become a public reporting company by means other than a traditional underwritten initial public offering, Enhanced Group’s stockholders (including A Paradise’s unaffiliated public shareholders) who are not affiliates with the Sponsor may face additional risks and uncertainties as a result of becoming stockholders of Enhanced Group through the Business Combination rather than acquiring securities of Enhanced Group directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.
In a traditional underwritten initial public offering, underwriters may be subject to civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement, unless such underwriters can establish a “due diligence” defense by conducting a reasonable investigation of the disclosures in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because Enhanced will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Enhanced, and, accordingly, investors in Enhanced Group (including A Paradise public shareholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter normally conducted in a public securities offering. Although A Paradise performed a due diligence review and investigation of Enhanced in connection with the Business Combination, A Paradise has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore A Paradise’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. A Paradise’s performance of a due diligence review and investigation does not and does not intend to result in the assumption of the role or liabilities of an underwriter, and differs from the reasonable investigation standard under Section 2(a)(11) of the Securities Act. The lack of an independent due diligence review and investigation increases the risk of an investment in Enhanced Group because it may not have uncovered facts that would be important to a potential investor. Accordingly, it is possible that defects in Enhanced’s business or problems with Enhanced’s management that would have been discovered if Enhanced conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Enhanced Group common stock.
Unlike an underwritten initial public offering, the initial trading of Enhanced Group common stock will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Enhanced Group common stock on NYSE could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Enhanced Group common stock during the period immediately following the listing.
In addition, because Enhanced Group will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of Enhanced Group. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of Enhanced Group than they might if Enhanced Group became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with Enhanced Group as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for Enhanced Group’s common stock could have an adverse effect on Enhanced Group’s ability to develop a liquid market for Enhanced Group’s common stock. See “Risk Factors—Risks Related to Operating as a Public Company—As a result of the controversial nature of the Company’s business, there may be limited analyst coverage, negative investor perception and difficulties in attracting institutional investors, which could materially adversely affect the trading price and liquidity of the Company’s securities”.

If A Paradise’s due diligence investigation of Enhanced was inadequate, then A Paradise shareholders following the Business Combination could lose some or all of their investment.
Even though A Paradise conducted a due diligence investigation of Enhanced, it cannot be sure that this diligence uncovered all material issues that may be present in Enhanced or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Enhanced and its business and outside of its control will not later arise. While conducting due diligence, A Paradise relied on the resources available to it and, in some cases, investigations by third parties. Certain requested documents of Enhanced may have been missing, unavailable, or may not have been provided due to the sensitive nature of such information, which may limit the scope and depth of A Paradise’s review. Therefore, there can be no assurance that A Paradise’s due diligence processes uncovered all relevant facts that would be material to the Business Combination. The difficulties in conducting sufficient and effective due diligence on Enhanced and unforeseen or hidden liabilities or incidences of non-compliance, operating losses, costs and expenses may adversely affect A Paradise following the Business Combination. Even if A Paradise’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Enhanced’s preliminary risk analysis.
Furthermore, there is no assurance that all of the information A Paradise has reviewed is accurate. For example, A Paradise may not have reviewed important information that is hidden, unavailable or otherwise purposely concealed by a third-party, or may have reviewed inaccurate information purposely provided by a third-party, or might fail to consider all the relevant information, or might not be able to verify all the information it reviews. It is also possible that A Paradise will reach inaccurate conclusions about the information it has reviewed.
Since the Sponsor and A Paradise’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of A Paradise shareholders, a conflict of interest may have existed in determining whether the Business Combination with Enhanced is appropriate as our initial business combination. Such interests include the fact that the Sponsor will lose its entire investment in A Paradise if a business combination is not completed within the Combination Period. Accordingly, the Sponsor, and executive officers and directors may be incentivized to complete the Business Combination, even on terms less favorable to the A Paradise shareholders, instead of liquidating A Paradise.
When you consider the recommendation of the A Paradise Board in favor of approval of the Proposals, including the BCA Proposal, you should keep in mind that the Sponsor and A Paradise’s directors and executive officers have interests that are different from, or in addition to, those of A Paradise shareholders and right holders generally. The A Paradise Board was aware of and considered these interests, among other things, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to A Paradise shareholders that they vote in favor of the Proposals presented at the extraordinary general meeting, including the BCA Proposal. A Paradise shareholders should take these interests into account in deciding whether to approve the Proposals, including the BCA Proposal. These interests include, but are not limited to, among other things:
•Since the Sponsor, executive officers and directors directly or indirectly own A Paradise ordinary shares and A Paradise Rights, the Sponsor, executive officers and directors have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate A Paradise’s initial business combination.
•The Sponsor has entered into a Sponsor Equity Agreement which grants the Sponsor an option to require Apeiron to purchase up to 100%, and Apeiron an option to purchase, up to 100%, but no less than 78%, of the equity securities then held by the Sponsor in Enhanced Group, including the A Paradise Class B ordinary shares and the A Paradise Units, at a maximum purchase price for the Put Option and Call Option in the range of $6,700,000 to $9,000,000 and in the range of $11,000,000 to $15,500,000, respectively, reducing the economic exposure of the Sponsor to trading prices following consummation of the Business Combination. These put option and call option arrangements have the effect of imposing a floor and cap on the Sponsor’s return in respect of its investment in A Paradise at $1.21 and $2.18 per share of Enhanced Group Class A common stock. Further, Apeiron has already deposited $5,500,000 with the Sponsor, creditable against such call option and put option arrangements, and repayable only in very narrow circumstances.
•Subject to the Put Option and Call Option pursuant to the Sponsor Equity Agreement, the Sponsor intends to transfer an aggregate of 60,000 of its founder shares, or 20,000 each to A Paradise’s three independent directors, plus an additional 25,000 of its founder shares to A Paradise’s advisor, at the consummation of an initial business combination. If A Paradise does not complete its initial business combination, such founder shares will expire worthless. Accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate A Paradise’s initial business combination as such compensation will not be received unless A Paradise consummates such business combination.
•If an initial business combination is not completed within the Combination Period, A Paradise will be required to liquidate. In such event:
◦6,666,667 A Paradise Class B ordinary shares held by the Sponsor, which were acquired by the Sponsor prior to A Paradise’s IPO for an aggregate purchase price of approximately $0.004 per share, or $25,000 in the aggregate, will be worthless because the Sponsor is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such A Paradise Class B ordinary shares had an aggregate market value of approximately $[               ] million based on the closing price of the A Paradise Class A ordinary shares of $[               ] per share on The Nasdaq Global Market as of [               ]. The Sponsor and A Paradise’s executive officers and directors waived their redemption rights and liquidation rights in connection with the purchase of the founder’s shares and no other consideration was paid for such agreement. Since the Sponsor, its affiliates and promoters, and its executive officers and directors will lose their entire investment in the A Paradise Class B ordinary shares if its initial business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for A Paradise’s initial business combination.
◦400,000 Private Placement Units purchased by the Sponsor for $4,000,000, will be worthless because the Sponsor is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such Private Placement Units would have an aggregate market value of approximately $[               ] million based on the closing price of $[               ] per Unit on The Nasdaq Global Market as of [               ]. The Sponsor and A Paradise’s executive officers and directors waived their redemption rights and liquidation rights in connection with the purchase of the Private Placement Units and no other consideration was paid for such agreement. Since the Sponsor, its affiliates and promoters, and its executive officers and directors will lose their entire investment in the Private Placement Units if A Paradise’s initial business combination with Enhanced or another business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for A Paradise’s initial business combination.
•The Sponsor, its affiliates and its directors and executive officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. The Sponsor and its affiliates, and its directors and executive officers will retain 7,116,667 ordinary shares upon consummation of the Business Combination, representing ownership interest of approximately 5.3% in Enhanced Group, assuming maximum redemption by public shareholders. Such ordinary shares had an aggregate market value of approximately $[               ], based on the closing price of the A Paradise Class A ordinary shares of $[               ] per share on Nasdaq on [               ].
•The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other A Paradise shareholders experience a negative rate of return in Enhanced Group following the Business Combination. For example, if the share price of the Enhanced Group common stock declined to $5.00 per share after the close of the business combination, A Paradise’s public shareholders who purchased shares in A Paradise’s initial public offering, would have a loss of $5.00 per share, while the Sponsor would have a gain of approximately $4.996 per share because it acquired the founder shares for a nominal amount.
•The Sponsor may make loans from time to time to A Paradise to fund certain capital requirements. If the Sponsor makes any Working Capital Loans, up to $1,150,000 of such loans may be converted into Units, at the price of $10.00 per Unit at the option of the lender. Such Units would be identical to the Private Placement Units. If A Paradise does not complete the Business Combination within the required period, it may use a portion of its working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Business Combination is not consummated and another business combination is not otherwise completed, a conflict of interest may arise as the Working Capital Loans may not be repaid except to the extent there are funds available to A Paradise outside of the Trust Account. As of December 31, 2025, no such Working Capital Loans were outstanding.
•In the event the Sponsor or members of A Paradise’s management team provide loans to A Paradise to finance transaction costs and/or incur expenses on A Paradise’s behalf in connection with the Business Combination, such persons may have a conflict of interest in determining whether the target business is an appropriate business with which to effectuate the Business Combination as such loans may not be repaid and/or such expenses may not be reimbursed unless A Paradise consummates the Business Combination. As of December 31, 2025, there were no loans outstanding.
•In connection with the Closing, there may be payment by A Paradise to the Sponsor, executive officers, directors or advisors, or a member of A Paradise’s management team, for a finder’s fee, advisory fee, consulting fee or success fee in order to effectuate the Closing. If A Paradise agrees to pay the Sponsor, executive officers, directors or advisors, or a member of A Paradise’s management team a finder’s fee, advisory fee, consulting fee or success fee in connection with the Closing, such persons may have a conflict of interest in determining whether the target business is appropriate because any such fee would be payable only upon the Closing. As of December 31, 2025, there are no finder’s, advisory or success fees payable in connection with the Closing.
•If A Paradise is unable to complete an initial business combination within the required time period, the Sponsor may be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by A Paradise for services rendered or contracted for A Paradise. If A Paradise consummates an initial business combination, on the other hand, Enhanced Group will be liable for all such claims.
•A Paradise’s executive officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such executive officers and directors was included by a target business as a condition to any agreement with respect to A Paradise’s initial business combination.
•The Sponsor and A Paradise’s executive officers and directors and their affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on A Paradise’s behalf, such as identifying and investigating possible business targets and business combinations. Unless A Paradise consummates its initial business combination, its executive officers, directors and Insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account and the amount of interest income from the Trust Account that may be released to A Paradise as working capital. If the proposed Business Combination is not completed within the Combination Period, they will not have any claim against the Trust Account for reimbursement. Accordingly, A Paradise may not be able to reimburse these expenses, and the Sponsor and A Paradise’s executive officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of its working capital if the Business Combination or another business combination is not completed within Combination Period. As of the date of this proxy statement/

prospectus, the Sponsor and A Paradise’s executive officers and directors and their affiliates do not have any unpaid reimbursable expenses.
•The Business Combination Agreement provides for the continued indemnification of A Paradise’s current directors and executive officers.
•The exercise of A Paradise’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in A Paradise shareholders’ best interests.
•None of A Paradise’s executive officers or directors is required to commit his or her full time to A Paradise’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities. A Paradise does not intend to have any full-time employees prior to the completion of A Paradise’s initial business combination. Each of A Paradise’s executive officers is engaged in several other business endeavors for which he or she may be entitled to substantial compensation, and A Paradise’s executive officers are not obligated to contribute any specific number of hours per week to A Paradise’s affairs.
•A Paradise’s executive officers and directors may have a consulting relationship with other corporations and may have a conflict of interest including but not limited to allocating his or her time among various business activities.
•In the course of their other business activities, A Paradise’s executive officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to A Paradise as well as the other entities with which they are affiliated. A Paradise’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•The fact that the Sponsor, directors or executive officers or their affiliates have agreed to vote their A Paradise ordinary shares in favor of the Business Combination. See the section entitled, “Summary of the Proxy Statement/Prospectus—Interests of A Paradise’s Directors and Executive Officers in the Business Combination” for a discussion of these considerations.
•Pursuant to the Registration Rights Agreement to be entered into at Closing in substitution for the Original Registration Rights Agreement, the Sponsor and A Paradise’s independent directors will have customary registration rights, including demand and piggy-back rights with respect to the shares of Enhanced Group Class A common stock held by such parties following the consummation of the Business Combination.
•Pursuant to the Sponsor Equity Agreement, the Sponsor has agreed that for the period that is 90 days from Closing of the Business Combination, it shall not transfer any Enhanced Group Class A common stock without Apeiron’s written consent. In addition, a condition to Closing under the Business Combination Agreement requires that the Sponsor deliver to Enhanced, at the Closing, an executed copy of the Insider Letter Amendment, which shall, among other things, (a) provide for an express exception to the restrictions on the transfer therein for the transfer of securities contemplated by the Sponsor Equity Agreement and (b) extend the lockup period therein with respect to the Sponsor’s equity securities for a period of 12 months following the Closing Date, subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Enhanced Group Class A common stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30-trading-day period commencing after May 24, 2026, Enhanced Group shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations.
•The Proposed Certificate of Formation will contain a provision expressly electing that Enhanced Group will not be governed by section 21.606 of the TBOC, and therefore, Enhanced Group will not be subject to section 21.606 of the TBOC.

The approval of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal will each require the affirmative vote of holders of at least a majority of the issued and outstanding A Paradise ordinary shares represented in person, by virtual attendance or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting or any adjournment thereof. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. As of [               ], 2026, there were 20,600,000 A Paradise Class A ordinary shares and 6,666,667 Class B ordinary shares issued and outstanding and entitled to vote. Only holders of A Paradise ordinary shares of record as of the close of business on [               ], 2026 are entitled to vote at the extraordinary general meeting or any adjournment of the extraordinary general meeting. Under the terms of the APAD BVI Charter, only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Domestication Proposal and the Director Election Proposal. The Sponsor and CCM (and its designees) have agreed to vote in favor of the Business Combination, regardless of how A Paradise public shareholders vote, pursuant to the Letter Agreement. Furthermore, the Sponsor has agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the A Paradise Holder Support Agreement. As of the date of this proxy statement/prospectus, CCM (and its designees), the Sponsor, A Paradise’s directors and executive officers (or their respective affiliates) own an aggregate of 26.7% of the issued and outstanding A Paradise ordinary shares, including 100% of the issued and outstanding A Paradise Class B ordinary shares, and have committed to vote these shares for the Business Combination as described in the immediately preceding sentence. As a result, (i) approval of the Domestication Proposal and the Director Election Proposal will not require the affirmative vote of any A Paradise ordinary shares held by A Paradise public shareholders, and (ii) only 6,366,667 A Paradise ordinary shares held by the A Paradise public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve each of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal is a majority of the votes cast at the extraordinary general meeting at which a quorum is present, assuming the minimum number of ordinary shares required to constitute a quorum is present, no ordinary shares held by the A Paradise public shareholders will be required to vote in favor of any of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, and the ESPP Proposal for it to be approved.
The financial and personal interests of the Sponsor and A Paradise’s executive officers and directors may have influenced their motivation in identifying and selecting Enhanced as a business combination target, and completing the Business Combination with Enhanced. In considering the recommendations of the A Paradise Board to vote for the Proposals, its shareholders should consider these interests. The existence of the interests described above may result in a conflict of interest on the part of A Paradise’s executive officers and directors in entering into the Business Combination Agreement and making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize A Paradise’s executive officers and directors to complete the Business Combination, even if on terms less favorable to A Paradise shareholders compared to liquidating A Paradise, because, among other things, if A Paradise is liquidated without completing the Business Combination, the founder shares would be worthless.
The exercise of A Paradise’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in A Paradise’s shareholders’ best interest.
Events have occurred in the period leading up to the Closing, and events may occur in the future that, pursuant to the Business Combination Agreement, would require A Paradise to agree to amend the Business Combination Agreement, to consent to certain actions taken by Enhanced or to waive rights that A Paradise is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Enhanced’s businesses or a request by Enhanced to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at A Paradise’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, A Paradise does not believe there will be any changes or waivers that A Paradise’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, A Paradise will circulate a new or amended proxy statement/prospectus and resolicit A Paradise’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.
A Paradise’s officers and directors have pre-existing fiduciary and/or contractual obligations and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
A Paradise’s officers and directors have pre-existing fiduciary and/or contractual obligations to other companies, including other companies that are engaged in business activities similar to those intended to be conducted by us. Accordingly, they may participate in transactions and have obligations that may be in conflict or competition with A Paradise’s consummation of its initial business combination. As a result, a potential target business may be presented by A Paradise’s management team to another entity prior to its presentation to A Paradise and A Paradise may not be afforded the opportunity to engage in a transaction with such target business.
Closing of the Business Combination is subject to the satisfaction or waiver of conditions and, if not completed before the Agreement End Date (as may be extended pursuant to the Business Combination Agreement), either party can terminate the Business Combination Agreement, in which case A Paradise and Enhanced would incur fees and expenses in connection with the termination of the Business Combination Agreement and will not recognize the anticipated benefits of the Business Combination.
Closing of the Business Combination pursuant to the Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, the absence of a material adverse effect on Enhanced and the approval of the Business Combination Agreement and the transactions contemplated thereby, by (a) the passing of a special resolution by Enhanced Shareholders, (b) the written consent of Apeiron Incubation Limited, and (c) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Enhanced preferred shares (consisting of Series A-1 preferred shares, Series A-2 preferred shares and Series B preferred shares), voting as a single class and on an as-converted basis, in each case in accordance with the terms and subject to the conditions of Enhanced’s Governing Documents and applicable Law. Prior to the First Effective Time, Enhanced shall effect the Preferred Stock Conversion, whereby all outstanding shares of Enhanced preferred shares will be converted into shares of Enhanced common shares. Additionally, the Business Combination Agreement requires obtaining all Requisite Regulatory Approvals, including the expiration or termination of all applicable waiting periods under the HSR Act, the effectiveness of this proxy statement/prospectus and the approval for listing of the Enhanced Group Class A common stock on NYSE. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.
The Business Combination Agreement also provides that the obligations of Enhanced to consummate the Mergers are conditioned on, among other things, the occurrence of each of the following with respect to A Paradise and Merger Sub: (i) the accuracy of certain representations and warranties of A Paradise, including that (A) the capitalization representation of A Paradise is true and correct in all but de minimis respects as of the date of the Business Combination Agreement, (B) the Acquiror Fundamental Representations (as defined in the Business Combination Agreement) are true and correct in all respects to the extent qualified by materiality and in all material respects to the extent not so qualified as of the Closing Date and (C) all other representations and warranties of A Paradise (disregarding materiality and material adverse effect qualifiers) are true and correct as of the applicable dates except for inaccuracies that would not reasonably be expected to have a material adverse effect; (ii) the performance in all material respects by A Paradise and Merger Sub of all covenants required to be performed by them on or before the Closing; (iii) the delivery to Enhanced of a certificate executed on behalf of A Paradise and Merger Sub certifying the satisfaction of the foregoing representation and warranty and covenant conditions; (iv) the delivery by A Paradise and Merger Sub of executed counterparts to each Ancillary Agreement (as defined in the Business Combination Agreement) to which they or any of their respective Affiliates are or will be parties; and (v) the consummation of the Private Placement Investment, resulting in proceeds to Enhanced of at least $40,000,000.
Even if the Business Combination Agreement is approved by Enhanced and Enhanced’s Shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. A Paradise and Enhanced may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur or will be delayed pending later satisfaction or waiver and such delay may cause A Paradise and Enhanced to each lose some or all of the intended benefits of the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see “The BCA Proposal—Closing Conditions”.
These conditions to Closing, including the approval of the requisite number of A Paradise’s shareholders at the extraordinary general meeting, may not be fulfilled or waived before the Agreement End Date or at all. To seek approval, the parties must complete the SEC review process and have the registration statement of which this proxy statement/prospectus forms a part declared effective with sufficient time to have the extraordinary general meeting prior to the Agreement End Date. There can be no assurance that such registration statement will be declared effective in sufficient time to permit the extraordinary general meeting to occur prior to the Agreement End Date. If the Business Combination is not completed by the Agreement End Date, either A Paradise or Enhanced may choose not to proceed with the Business Combination. If the Business Combination Agreement is terminated, A Paradise and Enhanced may incur substantial fees and expenses in connection with the termination of the Business Combination Agreement and will not recognize the anticipated benefits of the Business Combination. Neither A Paradise nor Enhanced can give any assurance that the parties will agree to extend the Agreement End Date.
Furthermore, if A Paradise is not able to complete another business combination with Enhanced or another potential target company by July 31, 2027, or as may be extended pursuant to the APAD BVI Charter, A Paradise would (i) cease all operations except for the purpose of winding-up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the A Paradise Board, liquidate and dissolve, subject in each case to our obligations under British Virgin Islands law to provide for claims of creditors and the requirements of other applicable law.
We may be forced to close the Business Combination even if we determine it is no longer in A Paradise shareholders’ best interest.
A Paradise public shareholders are protected from a material adverse event of Enhanced arising between the date of the Business Combination Agreement and the Closing primarily by (i) the right to redeem their public shares for a pro rata portion of the funds held in the Trust Account, calculated as of two business days prior to the vote at the extraordinary general meeting and (ii) the closing condition that there be no material adverse effect (as defined in the Business Combination Agreement) on Enhanced.
However, if we do not obtain shareholder approval at the extraordinary general meeting, Enhanced can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and the Agreement End Date. We are also restricted from seeking, soliciting, negotiating or consummating any alternative business combination while the Business Combination Agreement is still in effect.

If, before distributing the proceeds in the Trust Account to A Paradise public shareholders, A Paradise files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against A Paradise that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of A Paradise shareholders and the per share amount that would otherwise be received by A Paradise shareholders in connection with A Paradise’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to A Paradise public shareholders, A Paradise files an insolvency or bankruptcy petition or an involuntary insolvency or bankruptcy petition is filed against A Paradise that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in A Paradise’s bankruptcy estate and subject to the claims of third parties with priority over the claims of A Paradise shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by A Paradise shareholders in connection with A Paradise’s liquidation may be reduced and A Paradise may not be able to return $10.00 to A Paradise public shareholders.
A Paradise shareholders may be held liable for claims by third parties against A Paradise to the extent of distributions received by them upon redemption of their shares.
If A Paradise is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, A Paradise were unable to pay its debts as they fall due in the ordinary course of business. As a result, a receiver, bankruptcy trustee, or other applicable fiduciary could seek to recover some or all amounts received by shareholders who knowingly received an unlawful distribution.
Furthermore, A Paradise’s directors may be viewed as having breached their fiduciary duties to A Paradise or its creditors and/or may have acted in bad faith, and thereby exposing themselves and A Paradise to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. A Paradise cannot assure you that claims will not be brought against it for these reasons.
A Paradise’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern”.
As of December 31, 2025, A Paradise had $[697,629] cash outside of the Trust Account, available for working capital needs. A Paradise has incurred and expect to continue to incur significant costs in pursuit of its initial business combination. A Paradise cannot assure that its plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. A Paradise’s financial statements contained in this proxy statement/prospectus do not include any adjustments that might be necessary should A Paradise be unable to continue as a going concern.
Additional risk factors not presently known to A Paradise or that it currently deems immaterial may also impair A Paradise’s business or results of operations. A Paradise may disclose changes to such risk factors or disclose additional risk factors from time to time in A Paradise’s future filings with the SEC.
Nasdaq or NYSE, as applicable, may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
A Paradise’s units, Class A ordinary shares and rights are listed on Nasdaq. There can be no assurance that our securities will continue to be listed on Nasdaq or other national securities exchange in the future or prior to the Business Combination. Pursuant to the Business Combination Agreement, A Paradise agreed, during the period from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement, to ensure that A Paradise remains listed as a public company on Nasdaq, and agreed to prepare and submit to NYSE, a listing application, covering the shares of Enhanced Group common stock issuable in the Mergers and the Domestication, and use reasonable commercial efforts to obtain approval for the listing of such shares of Enhanced Group Class A common stock on NYSE. In order to continue listing A Paradise’s securities on Nasdaq prior to the Business Combination, A Paradise must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in shareholders’ equity and a minimum number of holders of our securities. Additionally, in connection with the Business Combination, Enhanced Group will be required to demonstrate compliance with the NYSE’s initial listing requirements, in order to obtain approval for listing of securities on NYSE. For instance, our stock price would generally be required to be at least $4.00 per share. There can be no assurance that we will be able to meet those initial listing requirements at that time. If NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
•a limited availability of market quotations for our securities;
•reduced liquidity, level of trading activity in the secondary trading market for our securities;
•a determination that Enhanced Group’s common stock is a “penny stock”, which will require brokers trading in such securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Enhanced Group securities;
•a limited amount of news and analyst coverage; and
•a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities”. Because our units, ordinary shares and rights are listed on Nasdaq, our units, Class A ordinary shares and rights are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states.
Further, if we were no longer listed on Nasdaq or other national securities exchange, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities, including in connection with our initial business combination.
The Sponsor controls a substantial interest in A Paradise and thus may influence certain actions requiring a shareholder vote. The Sponsor and CCM (and its designees) have agreed to vote their shares in favor of the Business Combination, regardless of how A Paradise’s public shareholders vote.
As of the Record Date, the Sponsor and CCM (and its designees) own approximately 26.7% of the issued and outstanding A Paradise ordinary shares. The Sponsor and CCM (and its designees) or their affiliates have agreed to vote any shares they own in favor of the Proposals pursuant to the A Paradise Holder Support Agreement and the Letter Agreement. Accordingly, it is more likely that the necessary shareholder approval for the Proposals will be received than would be the case if these holders agreed to vote their A Paradise ordinary shares in accordance with the majority of the votes cast by A Paradise’s public shareholders. However, if a significant number of A Paradise shareholders vote, or indicate an intention to vote, against the Business Combination, the Sponsor or the affiliates, could make such purchases in the open market or in private transactions in order to influence the vote.
A Paradise may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the CFIUS, or ultimately prohibited.
The Sponsor, A SPAC IV (Holdings) Corp., is a limited liability company incorporated in the BVI, and is controlled by Claudius Tsang, a non-U.S. person. A Paradise is therefore likely considered a “foreign person” under the regulations administered by CFIUS and will continue to be considered as such in the future for so long as the Sponsor has the ability to exercise control over A Paradise for purposes of CFIUS’s regulations. As such, A Paradise’s initial business combination with a U.S. business (including the proposed Business Combination with Enhanced) may be subject to CFIUS review. If A Paradise’s potential initial business combination with a U.S.

business falls within the scope of foreign ownership restrictions, A Paradise may be unable to consummate a business combination with such business. In addition, if A Paradise’s proposed initial business combination with a U.S. business falls within CFIUS’s jurisdiction, A Paradise may be required to make a mandatory filing with CFIUS or that A Paradise will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. In each case, CFIUS may decide to block or delay A Paradise’s initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or request the President of the United States to order A Paradise to divest all or a portion of a U.S. business of Enhanced Group that A Paradise acquired without first obtaining CFIUS approval, which may limit the attractiveness of, delay or prevent A Paradise from pursuing certain initial business combination opportunities that it believes would otherwise be beneficial to A Paradise and its shareholders. As a result, the pool of potential targets with which A Paradise could complete an initial business combination may be limited and A Paradise may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar ties to non-U.S. persons. In addition, certain federally licensed businesses may be subject to rules or regulations that limit foreign ownership.
The process of government review, whether by CFIUS or otherwise, could be lengthy and A Paradise has limited time to complete its initial business combination. If A Paradise cannot complete an initial business combination within the timeframe described herein, because the review process drags on beyond such timeframe or because the initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, A Paradise may be required to liquidate. If A Paradise is unable to consummate its initial business combination within the applicable time period required under its Amended and Restated Memorandum and Articles of Association, including as a result of extended regulatory review of a potential initial business combination, A Paradise will (i) cease all operations except for the purpose of winding-up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the A Paradise Board, liquidate and dissolve, subject in each case to A Paradise’s obligations under BVI law to provide for claims of creditors and the requirements of other applicable law. In such event, A Paradise public shareholders may only receive $10.00 per share, or less in certain circumstances, and A Paradise’s rights may be worthless. This would also cause shareholders to lose any potential investment opportunity in a target company and the chance of realizing future gains on their investment through any price appreciation in Enhanced Group.
Certain data and information in this proxy statement/prospectus were obtained from third-party sources or developed by Enhanced and were not independently verified by A Paradise. Certain estimates of market opportunity and growth forecasts included in this proxy statement/prospectus may prove to be inaccurate.
This proxy statement/prospectus includes third-party data as well as Enhanced’s estimates relating to its target market opportunity and growth rates. Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size and expected growth of Enhanced’s target market, market demand and adoption, capacity to address this demand, and pricing may also prove to be inaccurate. In particular, Enhanced’s estimates regarding its current and projected market opportunity are difficult to predict. The estimated addressable market may not materialize for many years, if ever, and even if the markets in which Enhanced compete meet the size estimates and growth forecasted in this proxy statement/prospectus, its business could fail to grow at similar rates, if at all. Moreover, the publicly traded securities of special purpose acquisition companies following the closing of a business combination have generally traded down significantly, and many have remained down for a significant period of time thereafter.
Although A Paradise believes that third-party sources used are reliable, it has not independently verified or engaged auditors to verify the data and information contained in the third-party publications and reports. Certain data included in such third-party publications and reports also includes projections based on a number of assumptions. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what Enhanced’s actual financial position or results of operations would have been.
The Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this proxy statement/prospectus have been presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that actually would have occurred had the transactions been consummated as of the dates indicated, nor is it indicative of Enhanced’s future operating results or financial position after the assumed consummation of the transactions. The Unaudited Pro Forma Condensed Combined Financial Statements present the combination of Enhanced’s financial information and the financial information of A Paradise after giving effect to the Business Combination and related adjustments described in the accompanying notes. See “Unaudited Pro Forma Condensed Combined Financial Information”.
The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect future events that may occur, including any future nonrecurring charges resulting from the Business Combination, and do not consider potential impacts of current market conditions on revenue or expense. The Unaudited Pro Forma Condensed Combined Financial Statements are based in part on certain assumptions that Enhanced and A Paradise believe are reasonable under the circumstances. These assumptions may not prove to be accurate over time.
Neither A Paradise nor the A Paradise shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Enhanced in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.
The representations and warranties contained in the Business Combination Agreement will not survive the completion of the Business Combination. As a result, A Paradise and its shareholders will not have the protection of any indemnification, escrow, purchase price adjustment or other provisions that allow for a post-closing adjustment to be made to the merger consideration if a certain representation or warranty made by Enhanced in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, A Paradise’s financial condition or results of operations could be adversely affected.
The registration of shares for resale as provided by the Business Combination Agreement and the grant and future exercise of registration rights may adversely affect the market price of A Paradise ordinary shares and Enhanced Group’s securities.
Prior to the closing of A Paradise’s IPO, A Paradise entered into a SPAC Registration Rights Agreement that obligates A Paradise to register the ordinary shares received by the Sponsor and other shareholders as part of the Business Combination. The holders will have certain “piggy-back” registration rights with respect to registration statements filed by Enhanced Group following the Business Combination, subject to certain requirements and customary conditions.
Further, on or after the consummation of the Business Combination, it is expected that a significant number of Enhanced Group Class A common stock held by existing Enhanced investors and issued to the investors in the Private Placement Investment as a result of conversion of their SAFEs may become eligible for resale, and, following the expiry of negotiated lockup periods, Enhanced Group Class A common stock held by the Sponsor, directors, officers and other existing shareholders, option holders and warrant holders and, once Enhanced Group files its anticipated registration statement on Form S-8, Enhanced Group Class A common stock underlying equity awards will also become available for resale at various times. The Company intends to file the Resale Registration Statement as promptly as practicable following the date on which the registration statement of which this proxy statement/prospectus forms a part becomes effective, which Resale Registration Statement is intended to become effective as promptly as practicable following Closing, to register the resale of Enhanced Group Class A common stock as required under the Registration Rights Agreement, Enhanced Group Class A common stock issued in connection with the Private Placement Investment and certain other shares of Enhanced Group Class A common stock. Further, the Company’s existing shareholders will be subject to staged lockup releases following the Closing, which may permit the sale of additional Enhanced Group Class A common stock into the public market at various times after the Closing. The Company may agree to early releases or waivers of any such lockup restrictions based on the satisfaction of certain market price conditions, which may increase the number of Enhanced Group Class A common stock being sold into the public market. In addition, certain holders may sell Enhanced Group Class A common stock pursuant to pre-arranged Rule 10b5-1 trading plans or to satisfy tax-withholding obligations upon the vesting or settlement of equity awards. Sales of a substantial number of Enhanced Group Class A common stock into the public market, or the perception that these sales may occur, could adversely affect the trading price of Enhanced Group Class A common stock and increase volatility.
Activities that may be taken by A Paradise’s affiliates to purchase, directly or indirectly, public shares will increase the likelihood of approval of the Proposals and may affect the market price of A Paradise’s securities.
At any time at or prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding A Paradise or its securities, CCM (and its designees), the Sponsor, Enhanced and/or certain A Paradise’s directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against one or more of the Proposals to be presented at the extraordinary general meeting, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Proposals to be presented at the extraordinary general meeting. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of A Paradise ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
If the Sponsor and/or A Paradise’s directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from shareholders who have already elected to exercise their redemption rights, then such selling shareholders would be required to revoke their prior elections to redeem their shares. The Sponsor and/or A Paradise’s directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem A Paradise Class A ordinary shares, or, if the price per share of A Paradise Class A ordinary shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights.
The purpose of such share purchases and other transactions may be to (i) increase the likelihood that the Proposals presented at the extraordinary general meeting receive the requisite votes needed for approval and (ii) otherwise limit the number of public shares electing to redeem. The Sponsor and/or A Paradise’s directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.
Entering into any such arrangements may have a depressive effect on the market price of A Paradise Class A ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or it owns, either at or before the Business Combination.
If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the Proposals to be presented at the extraordinary general meeting and would likely increase the chances that such Proposals would be approved.
A 1% U.S. federal excise tax may be imposed on Enhanced Group in connection with the redemptions of the public shares in connection with the Business Combination.
The Inflation Reduction Act introduced an Excise Tax on certain repurchases (including redemptions) of stock by certain publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations occurring after December 31, 2022. The amount of the Excise Tax generally will be 1% of the fair market value of any shares repurchased during a taxable year. For purposes of calculating the Excise Tax, the repurchasing corporation is permitted to net the fair market value of certain new stock issuances against the fair market value of the stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. On

November 21, 2025, the U.S. Department of Treasury released final regulations on the implementation of the Excise Tax that generally apply to any repurchases or redemptions that occur after December 31, 2022. Any repurchases or redemptions that follow the Domestication in connection with the Business Combination may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax in connection with the Business Combination would depend on a number of factors, including the fair market value of the redemptions and repurchases in connection with the Business Combination and the nature and amount of any other equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination). Although the Excise Tax would be payable by us and not by the redeeming holder, any Excise Tax payable by us due to redemptions in connection with the Business Combination could reduce the amount of cash available to pay redemptions or reduce the cash contribution to the business after the Business Combination, which could result in the remaining shareholders economically bearing the impact of such Excise Tax.
The Domestication may result in adverse tax consequences for holders of A Paradise securities.
As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations”, based on, and subject to, qualifications and limitations therein and in the opinion included as Exhibit 8.1 hereto, the Domestication should constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders”) are expected to be subject to Section 367(b) of the Code and, as a result:
•A U.S. Holder who is a 10% Shareholder (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—Section 367”) is expected to include in income as a dividend the “all earnings and profits amount” attributable to the A Paradise Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder but whose A Paradise Class A ordinary shares has a fair market value of $50,000 or more is expected to recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder makes a valid election to include in income as a dividend the “all earnings and profits amount” attributable to the A Paradise Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder and whose A Paradise Class A ordinary shares has a fair market value less than $50,000 is not expected to be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and is not expected to be required to include any part of the “all earnings and profits amount” in income.
A Paradise does not expect to have significant cumulative earnings and profits or a significant “all earnings and profits amount” on the date of the Domestication. Section 367 of the Code is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—Section 367”.
Certain U.S. Holders may be subject to adverse tax consequences as a result of the Domestication under the PFIC rules. The potential application of the PFIC rules to the Domestication is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—PFIC Considerations”. In addition, there can be no assurance that the IRS will not assert that the Domestication is not tax-free to U.S. Holders of A Paradise Right even if it otherwise constitutes a reorganization within the meaning of Section 368(a)(l)(F) of the Code.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to shares of Enhanced Group Class A common stock, U.S. Holders exercising such redemption rights should be subject to the U.S. tax consequences of the Domestication, including those discussed below under “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication— Section 367” and “U.S. Federal Income Tax Considerations—U.S. Holders—The Domestication—PFIC Considerations”.
Finally, the Domestication may cause non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Enhanced Group Class A common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. No assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Domestication does not constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Each holder is urged to consult its tax advisor regarding the tax consequences of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations”.
The Mergers may result in adverse tax consequences for holders of Enhanced common shares.
As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations”, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations therein and in the opinion included as Exhibit 8.2 hereto, the Mergers, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Mergers so qualify, U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations —U.S. Holders”) are expected to be subject to Section 367(b) of the Code and, as a result:
•A U.S. Holder who is a 10% Shareholder (as defined in the section entitled “U.S. Federal Income Tax Considerations—U.S. Holders—The Mergers—Section 367”) is expected to include in income as a dividend the “all earnings and profits amount” attributable to the Enhanced common shares (as defined in the section entitled “U.S. Federal Income Tax Considerations”) it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Mergers, is not a 10% Shareholder but whose Enhanced common shares have a fair market value of $50,000 or more is expected to recognize gain (but not loss) with respect to the Mergers unless such U.S. Holder makes a valid election to include in income as a dividend the “all earnings and profits amount” attributable to the Enhanced common shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code.
•A U.S. Holder who, on the date of the Mergers, is not a 10% Shareholder and whose Enhanced common shares have a fair market value less than $50,000 is not expected to be required to recognize any gain or loss under Section 367 of the Code in connection with the Mergers and is not expected to be required to include any part of the “all earnings and profits amount” in income.
Enhanced does not expect to have significant cumulative earnings and profits or a significant “all earnings and profits amount” on the date of the Mergers. Section 367 of the Code is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Mergers—Section 367.”
Certain U.S. Holders may be subject to adverse tax consequences as a result of the Mergers under the PFIC rules. The potential application of the PFIC rules to the Mergers is discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—The Mergers—PFIC Considerations”.
Finally, the Mergers may cause non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) to become subject to U.S. federal withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Enhanced Group Class A common stock after the Mergers.
The tax consequences of the Mergers are complex and will depend on a holder’s particular circumstances. No assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Mergers, taken together, do not constitute a reorganization within the meaning of Section 368(a) of the Code. Each holder is urged to consult its tax advisor regarding the tax consequences of the Mergers, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Mergers, see the section entitled “U.S. Federal Income Tax Considerations”.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGERS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
If the Mergers do not qualify as a “reorganization” under Section 368(a) of the Code, holders of Enhanced common shares may be required to pay substantial U.S. federal income taxes.
A Paradise and Enhanced intend for the Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Enhanced nor A Paradise has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Mergers. In addition, the completion of the Mergers is not conditioned upon the receipt of an opinion of counsel to the effect that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Mergers, taken together, do not constitute a “reorganization”. Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequence of the Mergers to such holder.
If the Mergers fail to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of Enhanced common shares would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the Enhanced Group Class A common stock received in exchange for such surrendered Enhanced common shares upon completion of the Mergers and (ii) the holder’s basis in the Enhanced common shares surrendered.
Upon consummation of the Business Combination, the rights of holders of Enhanced Group Class A common stock arising under the TBOC as well as the Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of A Paradise Class A ordinary shares arising under the BVI Business Companies Act as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of Enhanced Group Class A common stock will arise under the Proposed Organizational Documents as well as the TBOC. Those new organizational documents and the TBOC contain provisions that differ in some respects from those in our current memorandum and articles of association and the BVI Business Companies Act and, therefore, some rights of holders of Enhanced Group Class A common stock could differ from the rights that holders of A Paradise Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under BVI Business Companies Act, such actions are generally available under the TBOC. This change could increase the likelihood that Enhanced Group becomes involved in costly litigation, which could have a material adverse effect on Enhanced Group. For a more detailed description of the rights of holders of Enhanced Group Class A common stock and how they may differ from the rights of holders of A Paradise Class A ordinary shares, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights”. The forms of the Proposed Certificate of Formation and the Proposed Bylaws of Enhanced Group are attached as Annex B and Annex D, respectively, to this proxy statement/prospectus and we urge you to read them.
Furthermore, there will be dilution in voting power of current A Paradise shareholders as a result of the terms of the Enhanced Group Class B common stock, which will be modified to, among other things, provide that each share of Enhanced Group Class B common stock will carry ten votes.
The provisions of the Proposed Certificate of Formation requiring exclusive forum in the Court of the State of Texas for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
The Proposed Certificate of Formation provides that, to the fullest extent permitted by law and unless Enhanced Group consents in writing to the selection of an alternative forum, the courts of the State of Texas (and, if such courts lack jurisdiction, the federal district courts located in the State of Texas) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Enhanced Group, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of Enhanced Group to Enhanced Group or its shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Texas Business Organizations Code, the Proposed Certificate of Formation or the Proposed Bylaws

(each as may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine.
Notwithstanding the foregoing, the exclusive-forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or to any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, while Section 27 of the Exchange Act creates exclusive federal jurisdiction for suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
These provisions may have the effect of discouraging lawsuits against Enhanced Group’s directors and officers by limiting the forums in which such lawsuits may be brought and by requiring shareholders to bring certain claims in the courts of the State of Texas or the federal courts located therein. Although similar provisions have been upheld by courts in some circumstances, the enforceability of choice-of-forum provisions in certificates of formation has been challenged in other cases, and a court could determine that such a provision is inapplicable or unenforceable. If a court were to find the exclusive-forum provision in the Proposed Certificate of Formation to be inapplicable or unenforceable with respect to one or more types of actions, Enhanced Group may incur additional costs associated with resolving such matters in other jurisdictions, which could have an adverse effect on its business, results of operations and financial condition.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the A Paradise Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The A Paradise Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the A Paradise Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
If A Paradise is not able to complete the Business Combination by July 31, 2027, as such date may be extended pursuant to the APAD BVI Charter, it will cease all operations except for the purpose of winding-up, A Paradise public shareholders may only receive approximately $10.00 per share and our rights will expire worthless.
If A Paradise is not able to complete the Business Combination by July 31, 2027, or such date as may be extended pursuant to the APAD BVI Charter, A Paradise will (i) cease all operations except for the purpose of winding-up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of A Paradise’s remaining shareholders and the A Paradise Board, liquidate and dissolve, subject in each case to A Paradise’s obligations under BVI law to provide for claims of creditors and the requirements of other applicable law. In such case, A Paradise public shareholders may only receive approximately $10.00 per share and our rights will expire worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or A Paradise Rights, potentially at a loss.
A Paradise’s public shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of (i) A Paradise’s completion of an initial business combination, and then only in connection with those A Paradise Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein, (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the APAD BVI Charter (A) to modify the substance or timing of A Paradise’s obligation to allow redemption in connection with the initial business combination or to redeem 100% of A Paradise’s public shares if A Paradise does not complete the initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and (iii) the redemption of A Paradise public shares if A Paradise is unable to complete an initial business combination within the completion window, subject to applicable law and as further described herein. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Holders of A Paradise Rights will not have any right to the proceeds held in the Trust Account with respect to the A Paradise Rights. Accordingly, to liquidate your investment, you may be forced to sell your public shares or rights, potentially at a loss.
If A Paradise has not completed the Business Combination or any other initial business combination by July 31, 2027, A Paradise public shareholders may be forced to wait until after July 31, 2027 before redemption proceeds from the Trust Account may become available to A Paradise’s public shareholders.
If A Paradise is unable to consummate the Business Combination or any other business combination by July 31, 2027 (or if such date is extended at a duly called extraordinary general meeting, such later date), A Paradise will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to A Paradise to pay its income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses and which interest will be net of taxes payable), pro rata to A Paradise public shareholders by way of redemption and cease all operations except for the purposes of winding-up of its affairs, as further described in this proxy statement/prospectus. Any redemption of A Paradise public shares from the Trust Account will be affected as required by function of the APAD BVI Charter prior to any voluntary winding-up, although at all times subject to the BVI Business Companies Act. If A Paradise is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to A Paradise public shareholders, as part of any liquidation process, such winding-up, liquidation and distribution must comply with the applicable provisions of the BVI Business Companies Act. In that case, investors may be forced to wait beyond July 31, 2027 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. A Paradise has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, A Paradise consummates its initial business combination or amend certain provisions of the APAD BVI Charter and only then in cases where investors have properly sought to redeem their public shares. Only upon A Paradise’s redemption or any liquidation will public shareholders be entitled to distributions if A Paradise has not completed its initial business combination within the required time period and do not amend certain provisions of the APAD BVI Charter prior thereto. The APAD BVI Charter provide that, if A Paradise winds up for any other reason prior to the consummation of its initial business combination, it will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable the BVI Business Companies Act.
If the net proceeds of A Paradise’s initial public offering not being held in the Trust Account are insufficient to allow A Paradise to operate through to July 31, 2027, as such date may be extended pursuant to the APAD BVI Charter, and A Paradise is unable to obtain additional capital, A Paradise may be unable to complete its initial business combination, in which case A Paradise public shareholders may only receive $10.00 per share, and A Paradise’s rights will expire worthless.
As of December 31, 2025 and December 31, 2024, A Paradise had cash of $[697,629] and $0 held outside the Trust Account, respectively, which is available for use by A Paradise to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2025 and December 31, 2024, A Paradise had total current liabilities of $472,203, and $265,876, respectively.
The funds available to A Paradise outside of the Trust Account may not be sufficient to allow A Paradise to operate until July 31, 2027 assuming that A Paradise’s initial business combination is not completed during that time. Of the funds available to A Paradise, A Paradise could use a portion of the funds available to A Paradise to pay third parties in connection with a business combination, commitment fees for financing, fees to consultants to assist A Paradise with its search for a target business or as a down payment or to fund a “no-shop” provision (a provision designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although A Paradise does not have any current intention to do so. Although A Paradise does not have any current intention to do so, if A Paradise entered into a letter of intent where it paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), A Paradise might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If A Paradise is required to seek additional capital, A Paradise would need to borrow funds from the Sponsor, members of A Paradise’s management team or other third parties to operate or may be forced to liquidate. None of the Sponsor, members of A Paradise’s management team nor any of their affiliates is under any obligation to advance funds to A Paradise in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to A Paradise upon completion of its initial business combination. Prior to the completion of its initial business combination, A Paradise does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as A Paradise does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If A Paradise is unable to obtain these loans, it may be unable to complete its initial business combination. If A Paradise does not complete an initial business combination because it does not have sufficient funds available to it, it will be forced to cease operations and liquidate the Trust Account. Consequently, A Paradise public shareholders may only receive approximately $10.00 per share on the redemption of the public shares and the A Paradise Rights will expire worthless. In certain circumstances, A Paradise public shareholders may receive less than $10.00 per share on the redemption of their shares.
If A Paradise is deemed to be an investment company for purposes of the Investment Company Act, A Paradise would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, A Paradise would likely abandon its efforts to consummate an initial business combination and would seek to liquidate and dissolve instead.
There is currently uncertainty concerning the applicability of the Investment Company Act and the regulations thereunder, to a special purpose acquisition company and A Paradise may in the future be subject to a claim that A Paradise has been operating as an unregistered investment company.
The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, the greater the risk that A Paradise may be considered an unregistered investment company, in which case A Paradise may be required to liquidate.
If A Paradise is deemed to be an investment company under the Investment Company Act, A Paradise’s activities would be severely restricted and A Paradise would be subject to burdensome compliance requirements.
If A Paradise is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, A Paradise would be subject to additional regulatory burdens and expenses for which it has not allotted funds and for which it may not have sufficient time to comply with prior to the expiration of its time to complete a business combination. As a result, if A Paradise were deemed to be an investment company, A Paradise would likely abandon its efforts to complete an initial business combination and would seek to liquidate and dissolve instead. If A Paradise is required to liquidate and dissolve, its investors would not be able to realize the benefits of owning shares in the post-business combination company, including the potential appreciation in the value of A Paradise’s shares and rights following such a transaction. A Paradise’s rights would also expire worthless in that case.

To mitigate the risk that A Paradise might be deemed to be an investment company for purposes of the Investment Company Act, A Paradise may, at any time, instruct the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash until the earlier of the consummation of an initial business combination or its liquidation. As a result, following the liquidation of securities in the Trust Account, A Paradise would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of A Paradise.
The funds in the Trust Account have, since the initial public offering of A Paradise, been held only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of A Paradise being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, A Paradise may, at any time, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of the initial business combination or liquidation of A Paradise. Following such liquidation, A Paradise would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to A Paradise to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash could reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of A Paradise.
There is no guarantee that a shareholder’s decision whether to redeem its public shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.
A Paradise can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the consummation of the Business Combination or any alternative business combination.
Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price of Enhanced Group and may result in a lower value realized upon redemption than a shareholder of A Paradise might realize in the future had the shareholder not redeemed its public shares. Similarly, if a shareholder does not redeem its public shares, the shareholder will bear the risk of ownership of Enhanced Group common stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares of common stock of Enhanced Group in the future for a greater amount than the redemption price paid in connection with the redemption of the public shares in connection with the consummation of the Business Combination. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
A Paradise shareholders who wish to redeem their public shares in connection with a proposed business combination must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
A Paradise shareholders who wish to redeem their Class A ordinary shares must either tender their certificates to Continental or deliver their shares to Continental electronically using the DTC’s DWAC (deposit withdrawal at custodian) System at least two business days before the extraordinary general meeting. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is A Paradise’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because A Paradise does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While A Paradise has been advised that it takes a short time to deliver shares through the DWAC System, A Paradise cannot assure of this fact. Accordingly, if it takes longer than A Paradise anticipates for shareholders to deliver their A Paradise Class A ordinary shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their A Paradise Class A ordinary shares.

If A Paradise shareholders who wish to redeem their public shares in connection with the Business Combination have tendered their shares for redemption to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their public shares when they wish to in the event that the Business Combination is not consummated.
If A Paradise shareholders who wish to redeem their public shares in connection with the proposed Business Combination have tendered their shares for redemption to comply with specific requirements for redemption as described above and the Business Combination is not consummated, A Paradise will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed acquisition until A Paradise has returned their securities to them. The market price for shares of A Paradise Class A ordinary shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.
Subsequent to the completion of the Business Combination, A Paradise may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price post-Business Combination, which could cause you to lose some or all of your investment.
A Paradise cannot assure that the due diligence conducted in relation to Enhanced in connection with the Business Combination has identified all material issues or risks associated with Enhanced, its business or the industry in which it competes. As a result of these factors, A Paradise may incur additional costs and expenses and A Paradise may be forced to later write-down or write-off assets, restructure A Paradise’s operations, or incur impairment or other charges that could result in A Paradise reporting losses. Even if A Paradise’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with A Paradise’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on A Paradise’s financial condition and results of operations and could contribute to negative market perceptions about A Paradise’s securities. Accordingly, A Paradise’s securityholders could suffer a reduction in the value of their shares. Such securityholders are unlikely to have a remedy for such reduction in value.
A Paradise does not have a specified maximum redemption threshold in its APAD BVI Charter. The absence of such a redemption threshold may make it impossible for A Paradise to consummate the Business Combination, in connection with which a substantial majority of A Paradise’s public shareholders may redeem their public shares, and may subject A Paradise to the “penny stock” rules.
The APAD BVI Charter does not provide a specified maximum redemption threshold or a requirement for a minimum net tangible assets upon consummation of the Business Combination. As a result, A Paradise may be able to complete the Business Combination even though a substantial majority of A Paradise’s public shareholders do not agree with the Business Combination and have redeemed their shares. Furthermore, A Paradise may be able to redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of its initial business combination (such that it may become subject to the SEC’s “penny stock” rules). The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Although A Paradise expects to meet NYSE’s initial listing requirements upon closing of the Business Combination and to not be subject to “penny stock” rules, these additional burdens imposed on broker-dealers restrict the ability and decrease the willingness of broker-dealers to sell A Paradise’s public shares, which A Paradise believes results in decreased liquidity for A Paradise’s public shares as well as increased transaction costs for sales and purchases of A Paradise’s public shares as compared to other securities.

If a significant number of public shares are redeemed, the Company may be left with a significantly smaller number of shareholders, and existing lockup arrangements may further limit liquidity, adversely affecting shareholders’ ability to sell their securities.
If a substantial number of public shareholders elect to redeem their shares, Enhanced Group may have a significantly reduced public float and a correspondingly smaller number of shareholders. A limited public float may lead to lower trading volumes, increased volatility, and reduced analyst and investor interest. As a result, trading in Enhanced Group’s shares may be limited and the ability of shareholders to sell their shares in the market could be adversely affected. In addition, certain holders of Enhanced Group securities will be subject to lockup arrangements that restrict their ability to sell or transfer their shares for a specified period following the Closing. These lockup restrictions, which are discussed in greater detail under “Shares Eligible for Future Sale — Lockup Arrangements”, will further reduce the number of shares available for trading, which could exacerbate illiquidity and adversely affect the market price of Enhanced Group’s common stock.
Enhanced Group has applied to list its shares on NYSE. There can be no assurance that NYSE will approve the listing. If NYSE does not list Enhanced Group common stock, investors may experience decreased liquidity, limited ability to execute transactions, reduced market visibility, and additional trading restrictions associated with trading on a less liquid or over-the-counter market.
A Paradise shareholders will experience immediate dilution as a consequence of, among other transactions, the issuance of Enhanced Group common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that A Paradise’s current shareholders have on the management of Enhanced Group.
It is anticipated that upon completion of the Business Combination, A Paradise’s public shareholders would own approximately 15% of Enhanced Group. CCM (and its designees), the Sponsor, officers, directors and other holders of founder shares and the holders of A Paradise private units will retain collectively an ownership interest of approximately 5% of Enhanced Group, and the Enhanced Shareholders (including participants in the Private Placement Investment) will own approximately 80% of Enhanced Group. The ownership percentages above with respect to Enhanced Group do not take into account (i) the redemption of any shares by A Paradise’s public shareholders, (ii) the issuance of any additional shares upon the closing of the Business Combination under the Omnibus Incentive Plan, or (iii) the conversion of any Working Capital Loans. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information”.

EXTRAORDINARY GENERAL MEETING OF A PARADISE
General
A Paradise is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by its board of directors for use at the extraordinary general meeting of A Paradise to be held on [               ], 2026, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to its shareholders on or about [               ], 2026 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides A Paradise shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on [               ], 2026, at [               ] a.m., Eastern Time, at the offices of Morrison & Foerster LLP, 250 West 55th Street, New York, NY 10019-9601, or virtually via live webcast at https://www.[               ], or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.
Purpose of the A Paradise Extraordinary General Meeting
At the extraordinary general meeting, A Paradise is asking holders of ordinary shares to consider and vote upon:
1. a proposal to adopt the Business Combination Agreement, by and among A Paradise, Merger Sub and Enhanced, a copy of which, along with the amendments, is attached to this proxy statement/prospectus as Annex A. The Business Combination Agreement provides for, among other things, the Mergers, in each case, in accordance with the terms and subject to the conditions of the BCA Proposal;
2.for holders of A Paradise Class B ordinary shares, to consider and vote upon the Domestication Proposal;
3.the following four separate proposals to approve the amendment of A Paradise’s Memorandum and Articles of Association being amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Formation and the Proposed Bylaws upon the effective time of the Domestication, together with the material differences described herein between the APAD BVI Charter and the Proposed Certificate of Formation and the Proposed Bylaws, and the filing with and acceptance by the Secretary of State of Texas of the Proposed Certificate of Domestication in accordance with § 10.101 of the TBOC, attached as Annex C to this proxy statement/prospectus; to authorize the adoption of the Proposed Certificate of Formation and the Proposed Bylaws and that the currently effective APAD BVI Charter be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Formation and Proposed Bylaws;
◦to authorize the change in the authorized share capital of A Paradise from 500,000,000 A Paradise Class A ordinary shares, 50,000,000 A Paradise Class B ordinary shares, and 1,000,000 A Paradise preferred shares to 310,000,000 shares of Enhanced Group Class A common stock, 330,000,000 shares of Enhanced Group Class B common stock and 100,000,000 shares of Enhanced Group preferred stock, and the conversion of each A Paradise Class A ordinary share issued and outstanding immediately before the effective time of the Domestication into a share of Enhanced Group Class A common stock on a one-for-one basis;
◦to authorize the Enhanced Group Board to issue any or all shares of Enhanced Group preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Board and as may be permitted by the TBOC;
◦to provide that (i) holders of shares of Enhanced Group Class A common stock will be entitled to cast one vote per share of Enhanced Group Class A common stock and (ii) holders of shares of Enhanced Group Class B common stock will be entitled to cast ten votes per share of Enhanced Group Class B common stock, on each matter properly submitted to Enhanced Group shareholders entitled to vote;

◦to authorize all other changes in connection with the replacement of the APAD BVI Charter with the Proposed Certificate of Formation and the Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively), including (1) changing the corporate name from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” in connection with the Business Combination, (2) making Enhanced Group’s corporate existence perpetual, (3) adopting Texas as the exclusive forum for certain stockholder litigation, (4) opting out of the provisions of Section 21.606 of the TBOC and (5) removing certain provisions related to A Paradise’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the A Paradise Board believes is necessary to adequately address the needs of Enhanced Group after the Business Combination;
4.for holders of A Paradise Class B ordinary shares, to consider and vote upon the Director Election Proposal;
5.the Stock Issuance Proposal;
6.the Founder Plan Proposal;
7.the Omnibus Incentive Plan Proposal;
8.the ESPP Proposal; and
9.the Adjournment Proposal.
Each of Proposals No. 1 through 8 is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of A Paradise Board
The A Paradise Board believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of A Paradise’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Founder Plan Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Summary of the Proxy Statement/Prospectus—Interests of A Paradise’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
A Paradise shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on [               ], 2026, which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. A Paradise Rights do not have voting rights. As of the close of business on the Record Date, there were 27,266,667 A Paradise ordinary shares issued and outstanding, consisting of 20,600,000 A Paradise Class A ordinary shares, of which 20,000,000 were public shares, and 6,666,667 A Paradise Class B ordinary shares.
The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and A Paradise’s directors and executive officers (or their respective affiliates) own 25.9% of the issued and outstanding A Paradise ordinary shares, including 100% of the issued and outstanding A Paradise Class B ordinary shares. Furthermore, pursuant to the Letter Agreement, CCM who as of the Record Date owned 200,000 A Paradise private units, or approximately 0.7% of the outstanding A Paradise ordinary shares has agreed to vote all their shares in favor of the proposals being presented at the extraordinary general meeting.
Quorum
A quorum of A Paradise shareholders is necessary to hold a valid meeting. A quorum will be present at the A Paradise extraordinary general meeting if a majority of the issued and outstanding A Paradise ordinary shares entitled to vote at the extraordinary general meeting are represented in person or virtually or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. As of the Record Date for the extraordinary general meeting, 13,633,334 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to A Paradise but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter and will have no effect on a particular proposal. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The following votes are required for each proposal at the extraordinary general meeting:
(1)Proposal 1 – BCA Proposal: The approval of the BCA Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(2)Proposal 2 – Domestication Proposal: The approval of the Domestication Proposal requires the affirmative vote of a majority of the A Paradise Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the APAD BVI Charter, prior to the consummation of a business combination (as defined therein), only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Domestication Proposal. A Paradise public shareholders are not entitled to vote on this matter.
(3)Proposal 3 – Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposal A, Documents Proposal B, Documents Proposal C and Documents Proposal D requires the affirmative vote of at least a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(4)Proposal 4 – Director Election Proposal: The approval of the Director Election Proposal requires the affirmative vote of a majority of the A Paradise Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the APAD BVI Charter, prior to the consummation of a business combination (as defined therein), only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Director Election Proposal. A Paradise public shareholders are not entitled to vote on this matter.

(5)Proposal 5 – Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(6)Proposal 6 – Founder Plan Proposal: The approval of the Founder Plan Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(7)Proposal 7 – Omnibus Incentive Plan Proposal: The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(8)Proposal 8 – ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(9)Proposal 9 – Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
Each of Proposals No. 1 through 8 is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Voting Your Shares
Each A Paradise ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
•You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the A Paradise Board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Founder Plan Proposal, “FOR” the Omnibus Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
•You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee in order to vote such shares. That is the only way A Paradise can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are an A Paradise shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•you may send another proxy card with a later date;
•you may notify A Paradise’s Secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•you may attend the extraordinary general meeting, revoke your proxy, and vote in person or online, as indicated above.
Who Can Answer Your Questions About Voting Your Shares
If you are an A Paradise shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Advantage Proxy, A Paradise’s proxy solicitor, by call Toll Free: 877-870-8565 or banks and brokers can call collect at 206-870-8565, or by emailing KSmith@advantageproxy.com.
Redemption Rights
Pursuant to the APAD BVI Charter, a public shareholder may request A Paradise that Enhanced Group redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and A Paradise Rights prior to exercising your redemption rights with respect to the public shares;
•submit a written request to Continental, that Enhanced Group redeem all or a portion of your public shares for cash; and
•deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through the DTC.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to [          ] [p.m., Eastern Time], on [          ], 2026 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Enhanced Group common stock that an electing public shareholder holds after the Domestication. For the purposes of Regulation 2.10 and Regulation 24.5 of A Paradise’s memorandum and articles of association and the BVI Business Companies Act, the exercise of redemption rights will be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Enhanced Group will satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of units must elect to separate the units into the underlying public shares and A Paradise Rights prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and A Paradise Rights, or if a holder holds units registered in its own name, the holder must contact Continental, directly and instruct them to do so. Public shareholders may elect to redeem their public shares regardless of how they vote in respect of the BCA Proposal.
If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Enhanced Group will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account (excluding any amounts then on deposit in the trust account that are allocable on a pro rata basis to the A Paradise private shares), calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable). For illustrative purposes, as of [          ], 2026, this would have amounted to approximately $[          ] per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. As noted above, the redemption takes place following the Domestication and, accordingly, it is shares of Enhanced Group Class A common stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of Enhanced Group common stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker approximately $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that A Paradise’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, at least two business days prior to the vote at the extraordinary general meeting.
The Sponsor has agreed to vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the A Paradise Holder Support Agreement and the Letter Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any A Paradise ordinary shares held by them (including those underlying A Paradise private units). As of the date of this proxy statement/prospectus, the Sponsor and A Paradise’s directors and executive officers (or their respective affiliates) own 25.9% of the issued and outstanding A Paradise ordinary shares, including 100% of the issued and outstanding A Paradise Class B ordinary shares. Furthermore, pursuant to the Letter Agreement, CCM who as of the Record Date owned 200,000 A Paradise private units, or approximately 0.7% of the outstanding A Paradise ordinary shares, has agreed to vote all their shares in favor of the Proposals being presented at the extraordinary general meeting. As a result, (i) approval of the Director Election Proposal and the Domestication Proposal will not require the affirmative vote of any A Paradise ordinary shares held by A Paradise public shareholders, and (ii) only 6,366,667 A Paradise ordinary shares held by A Paradise public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve each of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal is a majority of the votes cast at the extraordinary general meeting at which a quorum is present, assuming the minimum number of ordinary shares to constitute a quorum is present, no ordinary shares held by the A Paradise public shareholders will be required to vote in favor of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, and the ESPP Proposal for it to be approved.
Holders of the rights will not have redemption rights with respect to the rights.
The closing price of A Paradise Class A ordinary shares on [               ], 2026 was $[               ] per share. As of [               ], 2026, funds in the trust account totaled $[          ], or approximately $[               ] per issued and outstanding A Paradise Class A ordinary share. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Prior to exercising redemption rights, public shareholders should verify the market price of A Paradise Class A ordinary shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. A Paradise cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their public shares.

Appraisal Rights
There are no appraisal rights in connection with the Domestication, the Business Combination or the A Paradise Rights under the BVI Business Companies Act or under the TBOC, as applicable.
Proxy Solicitation Costs
A Paradise is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. A Paradise and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. A Paradise will bear the cost of the solicitation.
A Paradise has hired Advantage Proxy to assist in the proxy solicitation process. A Paradise will pay that firm a fee of $9,500, plus disbursements. Such fee will be paid with non-trust account funds.
A Paradise will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. A Paradise will reimburse them for their reasonable expenses.
A Paradise Initial Shareholders
As of the date of this proxy statement/prospectus, there are 27,266,667 A Paradise ordinary shares issued and outstanding, which include 6,666,667 A Paradise Class B ordinary shares and 400,000 A Paradise Class A ordinary shares underlying the A Paradise private units held by the Sponsor, 200,000 A Paradise Class A ordinary shares underlying the A Paradise private units held by the CCM, and 20,000,000 A Paradise Class A ordinary shares held by the public As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 20,000,000 A Paradise Rights and 600,000 A Paradise private placement rights.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing Enhanced Shareholders or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of A Paradise’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing Enhanced Shareholders or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares (or a majority of the A Paradise Class A ordinary shares, as applicable), represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal and (2) otherwise limiting the number of public shares electing to redeem.
Entering into any such arrangements may have a depressive effect on the market price of the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he, she or they owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. A Paradise will file or submit a Current Report on Form 8-K to disclose any new material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BCA PROPOSAL
A Paradise is asking its shareholders to approve and adopt the Business Combination Agreement. A Paradise shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal. Because A Paradise is holding a shareholder vote on the Mergers, A Paradise may consummate the Mergers only if they are approved by the affirmative vote of the holders of a majority of ordinary shares, and solely for the Domestication Proposal and the Director Election Proposal by separate approval of A Paradise Class B ordinary shares, that are voted at the extraordinary general meeting.
The Business Combination Agreement
The following summary of the material terms of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.
The Business Combination Agreement contains representations and warranties that A Paradise and Merger Sub, on the one hand, and Enhanced, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties to the Business Combination Agreement. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about A Paradise or Enhanced because they were made as of specific dates, and may be intended merely as a risk allocation mechanism among A Paradise, Merger Sub, and Enhanced and are modified by the disclosure schedules.
The Enhanced Group Incentive Plans
As part of the Business Combination Agreement and in connection with the Business Combination, A Paradise and Enhanced have agreed that Enhanced Group shall adopt the Enhanced Group Founder Plan, the Enhanced Group Omnibus Incentive Plan and the Enhanced Group Employee Share Purchase Plan.
The Enhanced Group Founder Plan provides for the reservation and issuance of such number of shares of Enhanced Group Class A common stock representing 5% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing. The Enhanced Group Omnibus Incentive Plan provides for the reservation and issuance of such number of shares of Enhanced Group Class A common stock representing 5% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing, subject to an annual evergreen provision for up to an additional 5% of the fully diluted shares of Enhanced Group Class A common stock outstanding on the first day of each calendar year beginning in 2027 and ending in 2036. The Enhanced Group Employee Share Purchase Plan provides for the reservation and issuance of a number of Enhanced Group Class A common stock equal to 2% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing, subject to an annual evergreen provision for up to an additional number of shares equal to the lesser of (i) 1% of the fully diluted shares of Enhanced Group Class A common stock outstanding on the first day of each calendar year and (ii) 1% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing, beginning in 2027 and ending in 2036.
General Description of the Business Combination
Structure of the Business Combination
On November 26, 2025, A Paradise entered into the Business Combination Agreement with Merger Sub and Enhanced, pursuant to which, among other things, following the Domestication, (i) Merger Sub will merge with and into Enhanced, the separate corporate existence of Merger Sub will cease and Enhanced will be the surviving corporation and a wholly owned subsidiary of A Paradise, (ii) Enhanced will merge with and into A Paradise, the separate corporate existence of Enhanced will cease and A Paradise will be the surviving corporation, and (iii) A Paradise will change its name to “Enhanced Group Inc.”
Prior to and as a condition of the Mergers, pursuant to the Domestication, A Paradise will change its jurisdiction of incorporation by effecting a discontinuation under the BVI Business Companies Act and a domestication under §§ 10.101 of the TBOC, pursuant to which A Paradise’s jurisdiction of incorporation will be changed from the BVI to the State of Texas. For more information, see the section entitled “Domestication Proposal”.
Business Combination Consideration
Stock Consideration
The Stock Consideration will be issued to holders of Enhanced common shares in the Mergers. As a result of and upon the Closing, among other things and as described further below, all outstanding Enhanced common shares as of immediately prior to the First Effective Time (other than treasury shares and dissenting shares but including Enhanced shares issuable in respect of the Private Placement Investment Agreements entered into between Enhanced and existing or other third party investors in the Private Placement Investment) will be cancelled in exchange for the right to receive the Enhanced Group Class A common stock based on the Exchange Ratio (as defined in the Business Combination Agreement). In addition, at the First Effective Time, (i) each Enhanced Option outstanding as of immediately prior to the First Effective Time will be converted into an Enhanced Group Option, except that the number of shares of Enhanced Group Class A common stock will equal the number of Enhanced common shares subject to such option multiplied by the Exchange Ratio, rounded down to the nearest whole share, and the per-share exercise price will equal the prior exercise price divided by the Exchange Ratio, rounded up to the nearest full cent; (ii) each Enhanced Top-Up Award outstanding as of immediately prior to the First Effective Time will be converted into an Enhanced Group Top-Up Award; (iii) each Enhanced Consultant Warrant outstanding as of immediately prior to the First Effective Time will be converted into an Enhanced Group Consultant Warrant, except that the number of shares will equal the number of Enhanced common shares subject to such warrant multiplied by the Exchange Ratio, rounded down to the nearest whole share, and the per-share exercise price will equal the prior exercise price divided by the Exchange Ratio, rounded up to the nearest full cent; and (iv) investors in the Private Placement Investment will be issued Enhanced Group SAFE Warrants to purchase additional shares of Enhanced Group Class A common stock equal to 50% of the number of shares of Enhanced Group Class A common stock issued upon conversion of the SAFEs, at the same conversion price.
Business Combination Consideration
A number of Enhanced Group Class A common stock will be reserved and authorized for issuance under the Enhanced Group Founder Plan, the Enhanced Group Omnibus Incentive Plan and the Enhanced Group Employee Share Purchase Plan, which will initially be such number of Enhanced Group Class A common stock representing in the aggregate 12% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately following the Closing. At the closing of the Business Combination, each Enhanced common share, Enhanced Option, Enhanced Top-Up Award and Enhanced Consultant Warrant then-issued and outstanding shall be cancelled and automatically converted, based on the Exchange Ratio (as defined in the Business Combination Agreement) except with respect to the Enhanced Top-Up Awards, into the right to receive, as applicable, Stock Consideration, an Enhanced Group Option, an Enhanced Group Top-Up Award or an Enhanced Group Consultant Warrant, pursuant to the terms of the Business Combination Agreement.
Amounts remaining in A Paradise’s trust account as of immediately following the effective time of the Mergers will be paid to: (1) A Paradise shareholders pursuant to the Acquiror Share Redemptions (as defined in the Business Combination Agreement), (2) all Company Transaction Expenses and Acquiror Transaction Expenses (as defined in the Business Combination Agreement), and (3) all remaining funds to A Paradise.
Upon consummation of the Business Combination, Enhanced Group will adopt a dual-class voting structure such that its common stock will consist of Enhanced Group Class A common stock and Enhanced Group Class B common stock. Holders of Enhanced Group Class A common stock and Enhanced Group Class B common stock have the same rights other than voting and conversion rights. Each holder of Enhanced Group Class A common stock is entitled to one (1) vote per share and each holder of Enhanced Group Class B common stock is entitled to ten (10) votes per share on all matters submitted to them for a vote. Enhanced Group Class A common stock and Enhanced Group Class B common stock vote together as a single class on all matters submitted to a vote of Enhanced Group’s shareholders, except as may otherwise be required by law.
Assuming a no redemptions scenario, it is anticipated that, immediately after the consummation of the Business Combination, Apeiron will, directly and/or through its affiliates, hold a majority of the voting power of Enhanced Group. See “Risk Factors—Risks Related to the Company’s Dual Share Class Structure—The Company’s dual-class voting structure may render its Class A common stock ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of its Class A common stock”.
Upon Closing, the Enhanced Group Board will consist of seven directors, all of whom will be designated by Enhanced, and three of whom will be designated by Enhanced to serve as independent directors in accordance with the NYSE listing standards. See sections titled “Management of Enhanced Group following the Business Combination” and “Executive Compensation” for additional information.
After the Business Combination, assuming there are no redemptions of our shares, A Paradise’s current public shareholders will own approximately 15% of the issued share capital of Enhanced Group, CCM and/or its designee, the Sponsor, current directors, officers and affiliates will own collectively approximately 5% of the issued share capital of Enhanced Group, and Enhanced Shareholders will own approximately 80% of the issued share capital of Enhanced Group.
Assuming the maximum redemption by holders of 20,000,000 A Paradise Class A ordinary shares, after giving effect to the payments to redeeming shareholders, A Paradise’s current public shareholders will own approximately 2% of the issued share capital of Enhanced Group, CCM and/or its designees, the Sponsor, current directors, officers and affiliates will own collectively approximately 5% of the issued share capital of Enhanced Group, and the Enhanced Shareholders will own approximately 93% of the issued share capital of Enhanced Group.
Closing
In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing will take place at 8:00 a.m. New York time, on the date that is the third business day after the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date”.
Representations and Warranties
The Business Combination Agreement contains representations and warranties of A Paradise, Merger Sub and Enhanced, certain of which are qualified by materiality and material adverse effect standards and may be further modified and limited by the Company Disclosure Letter (as defined in the Business Combination Agreement) and the Acquiror Disclosure Letter (as defined in the Business Combination Agreement). See the section of this proxy statement/prospectus entitled “Material Adverse Effect” below. The representations and warranties of A Paradise are also qualified by information included in public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).
Representations and Warranties of Enhanced
Enhanced has made representations and warranties relating to, among other things:
•company organization;
•due authorization;
•no conflict;
•governmental authorizations and consents;
•capitalization of Enhanced and its subsidiaries;

•financial statements;
•undisclosed liabilities;
•litigation and proceedings;
•legal compliance;
•material contracts;
•company benefit plans;
•labor relations; employees;
•taxes;
•brokers’ fees;
•insurance;
•real property;
•intellectual property;
•environmental matters;
•absence of changes;
•sanctions compliance;
•information supplied;
•corporate records;
•no TID U.S. business; and
•suppliers.
A limited number of the above-listed representations and warranties of Enhanced are identified as fundamental under the terms of the Business Combination Agreement for purposes of the closing condition related to the accuracy and correctness of Enhanced’s representations and warranties, including among others, certain representations and warranties related to Enhanced’s organization, due authorization and brokers’ fees.
Representations and Warranties of A Paradise and Merger Sub
A Paradise and Merger Sub have made representations and warranties relating to, among other things:
•corporate existence, power, and organization;
•corporate authorization;
•governmental authorization;
•non-contravention;
•finders’ fees;
•issuance of shares;
•capitalization;
•information supplied;
•trust account;
•listing;
•reporting company;
•no market manipulation;
•board approval;
•SEC filings, and financial statements;
•litigation;
•compliance with laws;
•anti-corruption;
•investment company act;
•tax matters; and
•Acquiror foreign shareholders.
A limited number of the above-listed representations and warranties of A Paradise are identified as fundamental under the Business Combination Agreement for purposes of the closing condition related to the accuracy and correctness of A Paradise’s representations and warranties, including, among others, certain representations and warranties relating to A Paradise’s corporate existence, corporate authorizations, finders’ fees and trust account.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Business Combination Agreement generally will not survive the Closing.

Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Enhanced are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Business Combination Agreement, certain representations and warranties of A Paradise are qualified in whole or in part by a material adverse effect on A Paradise for purposes of determining whether a breach of such representations and warranties has occurred.
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether an Enhanced Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:
A.changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets or industries in which Enhanced or any of its subsidiaries or suppliers has operations or its products or services are sold, including changes, developments, circumstances or facts in or with respect to interest rates or exchange rates for currencies;
B.changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries or markets in which the Enhanced and its subsidiaries operate (including legal and regulatory changes);
C.any loss of, or adverse change, development, circumstance or fact in or with respect to, the relationship of Enhanced or any of its subsidiaries, contractual or otherwise, with customers, governmental authorities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, sponsors, vendors, financing sources, partners or similar relationship or any resulting change, development, circumstance, fact or effect that is directly and proximately caused by the entry into, announcement, pendency or performance of the Business Combination Agreement and the transactions contemplated hereby or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or failed to be taken by A Paradise or any of its affiliates (but in each case only to the extent attributable to such announcement, pendency or performance);
D.changes or developments in or with respect to applicable accounting standards, including GAAP or in any law of general applicability or in the interpretation or enforcement thereof, after the date of the Business Combination Agreement;
E.any failure by Enhanced to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of the Business Combination Agreement and prior to the Closing; provided, that any change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether an Enhanced Material Adverse Effect is occurring or would reasonably be expected to occur;
F.any change, development or effect resulting from acts of war (whether or not declared), sabotage, terrorism, cyberattacks, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (including cyberattacks), any weather or natural disaster, global pandemic outbreak of disease or illness or other public health event or any other force majeure event (except to the extent causing any damage or destruction to or rendering unusable any material facility or property of Enhanced or its subsidiaries), whether or not caused by any person (other than Enhanced, its subsidiaries or any of their respective affiliates or representatives);
G.any actions taken or not taken by Enhanced or its subsidiaries pursuant to the Business Combination Agreement or with A Paradise’s prior written consent or at A Paradise’s instruction or permitted under the Business Combination Agreement;
H.any action not taken by Enhanced or its subsidiaries pursuant to the Business Combination Agreement or with A Paradise’s prior written consent or at A Paradise’s instruction;

I.changes to regimes or sporting regulations relating to Performance-Enhancing Substances, whether through new legislation, reinterpretation of existing rules or shifts in enforcement priorities by any U.S. or non-U.S. national sporting authorities or sports organizations, including the International Olympics Committee, the World Anti-Doping Agency, World Aquatics f/k/a Fédération Internationale de Natation and USA Swimming, Inc.; or
J.any matter that is reasonably apparent from the information set forth in the Company Disclosure Letter or from information set forth in any Enhanced financial statements made available to A Paradise or one or more of its representatives.
Any Event referred to in clauses A, B, D, F or I above may be taken into account in determining if an Enhanced Material Adverse Effect has occurred or would reasonably be expected to occur to the extent it disproportionately and adversely affects Enhanced and its subsidiaries (taken as a whole) relative to other similarly situated companies.
Covenants and Agreements
Enhanced has made covenants relating to, among other things, conduct of business by Enhanced, preparation and delivery of additional financial statements, conversion of Enhanced preferred shares and acquisition proposals.
A Paradise has made covenants relating to, among other things, employee matters, trust account proceeds, listing, no solicitation by A Paradise, A Paradise’s conduct of business, post-closing directors and officers of A Paradise, domestication of A Paradise, indemnification and insurance, A Paradise public filings, and shareholder litigation.
Conduct of Business by Enhanced
Enhanced has agreed that from the date of the Business Combination Agreement through the Interim Period, it will, and will cause its subsidiaries to, except as contemplated by the Business Combination Agreement or the Ancillary Agreements (including in connection with the Domestication, the PIPE and the Private Placement Investments), or required by applicable law or governmental authority, or as consented to by A Paradise in writing (which consent will not be unreasonably withheld, conditioned or delayed), or in connection with actions reasonably necessary to execute the Enhanced Activities, (a) conduct their respective businesses in the ordinary course and (b) preserve intact their key business relationships with employees, clients, suppliers and other third parties.
During the Interim Period, except in connection with the Enhanced Activities or the Private Placement Investments, or required by applicable law or reasonably responsive to applicable law or governmental authority, or as consented to by A Paradise in writing (which consent will not be unreasonably withheld, conditioned or delayed), Enhanced has also agreed not to:
•make any change in or amendment to Enhanced or its subsidiaries’ governing documents, other than to correct scrivener’s errors or immaterial or ministerial amendments;
•adopt a plan of liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or any of its subsidiaries;
•acquire assets outside the ordinary course of business from any person with a value or purchase price in any transaction or series of related transactions in excess of $8,000,000, other than acquisitions or other transactions pursuant to contracts to which Enhanced or its subsidiaries are a party that are in effect as of the date hereof or entered into thereafter consistent with the terms hereof;
•acquire any business or person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to contracts to which Enhanced or its subsidiaries are a party that are in effect as of the date hereof or entered into thereafter consistent with the terms hereof;
•merge or consolidate with or acquire any other person or be acquired by any other person;

•other than pursuant to contracts to which Enhanced or its subsidiaries are a party that are in effect as of the date hereof or entered into thereafter consistent with the terms hereof, transfer, sell, lease, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, operations, product lines or businesses, except for (i) transfers, sales, or other dispositions in the ordinary course of business, and (ii) sales, leases, or other dispositions of assets with a fair market value not in excess of $5,000,000 in the aggregate;
•create, issue, sell, pledge, dispose of, grant, transfer, place any lien, enter into any voting agreement or proxy or otherwise encumber, or authorize the creation, issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares or capital stock of Enhanced or its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any such shares or such capital stock, other than a permitted lien;
•reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares or securities convertible or exchangeable into or exercisable for any of its shares;
•declare, set aside, make or pay any dividend or distribution, payable in cash, shares, property or otherwise, with respect to any of its shares or enter into any agreement with respect to the voting of its shares;
•incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Enhanced or its subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business or any equity line of credit, not to exceed $50,000,000 in the aggregate;
•fail to renew or terminate or materially amend or materially modify any material contracts or waive or release any material rights, claims or benefits under any material contracts, other than expirations or non-renewals of any such material contract in the ordinary course of business;
•make any material changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;
•other than with respect to any proceeding in connection with, arising out of or otherwise related to a dispute among the parties in connection with the Business Combination Agreement or any of the Ancillary Agreements, commence or settle any proceeding, except where such settlement is covered by insurance or involves only the payment of monetary damages directly from Enhanced in an amount not more than $2,500,000 in the aggregate;
•sell, assign, license, encumber, abandon or otherwise dispose of, allow to lapse or expire, any material assets of Enhanced or its subsidiaries (including any material intellectual property of Enhanced), other than (i) grants of non-exclusive licenses in the ordinary course of business, (ii) the expiration of any registered intellectual property of Enhanced at the natural end of its statutory term, or (iii) to a subsidiary of Enhanced;
•except in the ordinary course of business, (i) change or revoke any material tax election, (ii) amend any filed material tax return, (iii) change any accounting method for tax purposes or (iv) settle any claim or assessment in respect of a material amount of taxes, in each case, other than as may be appropriate to comply with applicable laws or other than as is not reasonably expected to materially increase any tax liability of Enhanced;
•enter into any material new line of business outside of the business currently conducted by the Company and its subsidiaries as of the date of the Business Combination Agreement;
•amend in a manner materially detrimental to Enhanced, terminate (other than termination or expiration in accordance with its terms), permit to lapse or fail to use commercially reasonable efforts to maintain any material permits required for the conduct of the business as presently conducted;

•suffer or incur any lien on the assets of Enhanced or its subsidiaries, except for permitted liens or the liens incurred in the ordinary course of business; or
•agree to, authorize or commit to or undertake any legally binding obligation to do any of the foregoing.
Conduct of Business of A Paradise
During the Interim Period, A Paradise will, and will cause Merger Sub to, except as contemplated by the Business Combination Agreement or the Ancillary Agreements (including as contemplated by the Domestication, the PIPE, the Private Placement or the A Paradise Share Redemption) or the A Paradise Prospectus, as required by applicable laws or as consented to by Enhanced in writing, (a) use commercially reasonable efforts to operate the business of it and its subsidiaries in the ordinary course of business consistent with past practice and (b) shall not and shall not permit its subsidiaries to:
•change, modify or amend, or seek any approval from the shareholders of A Paradise to change, modify or amend, the Trust Agreement or the governing documents of A Paradise or Merger Sub;
•make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests, split, combine, reclassify or otherwise change any of its capital stock or other equity interests or other than as otherwise required by Governing Documents of A Paradise in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, A Paradise;
•enter into, or permit any of the assets owned or used by it to become bound by, any contract;
•enter into, renew or amend any transaction or contract with an affiliate of A Paradise or Merger Sub (including, for the avoidance of doubt, (i) the Sponsor and (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
•incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Enhanced or its subsidiaries or guarantee any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred between A Paradise and Merger Sub;
•make any loans, advances, guarantees or capital contributions to or investments in any person (other than Enhanced or its subsidiaries);
•make any changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;
•offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, A Paradise or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the transactions contemplated by the Business Combination Agreement (including the transactions contemplated by the agreements entered into in connection with the Private Placement Investment Agreements);
•except in the ordinary course of business or in connection with the Domestication, (i) revoke or change any material tax election, (ii) amend any filed material tax return, (iii) change any accounting method for tax purposes, or (iv) settle any claim or assessment in respect of a material amount of taxes, other than as may be appropriate to comply with applicable laws or other than as is not reasonably expected to materially increase any tax liability on A Paradise;
•fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of A Paradise or its subsidiaries (other than the transactions contemplated by the Business Combination Agreement);
•make any capital expenditures;
•make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person; or
•agree, authorize or commit to doing any of the following.
Covenants of Enhanced
Pursuant to the Business Combination Agreement, Enhanced has agreed, among other things, to:
•subject to confidentiality obligations (whether contractual, imposed by applicable law or otherwise) that may be applicable to information furnished to Enhanced or any of its subsidiaries by third parties and except for any information that would result in the disclosure of trade secrets or competitively sensitive information or that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford A Paradise and its accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable advance notice during the Interim Period to their properties, books, projections, plans systems, contracts, commitments, tax returns, records, analyses and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of Enhanced and its subsidiaries that are in the possession of Enhanced or its subsidiaries as such representatives may reasonably request;
•on or prior to December 5, 2025, provide to A Paradise complete and correct copies of its audited financial statements for fiscal years ended December 31, 2024 and December 31, 2023;
•provide to A Paradise any audited and interim financial statements of Enhanced required to be included in this proxy or any other filings to be made by A Paradise and Enhanced with the SEC, including that (a) Enhanced will prepare for inclusion in this proxy pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC and (b) Enhanced will provide A Paradise within 90 days following the end of Enhanced’s fiscal year ending December 31, 2025, audited financial statements of Enhanced and its subsidiaries;
•during the Interim Period, deliver to A Paradise, within 90 calendar days following the end of each quarterly period, unaudited but reviewed consolidated balance sheets, consolidated income statements and consolidated cash flow statements for the three-month periods ended on such dates, all prepared in conformity with GAAP;
•prior to the First Effective Time, effect the Preferred Share Conversion;
•during the Interim Period, not, and cause its subsidiaries and its and their respective directors, officers and employees not to, and instruct its and their representatives not to, initiate any negotiations, enter into any agreements for certain alternative transactions, grant any release under any confidentiality agreement or otherwise knowingly facilitate any such inquiries;
•obtain and maintain, going forward management liability insurance policies that cover acts, errors and omissions of each director, officer or employee of A Paradise or Merger Sub currently covered by a management liability insurance policy of A Paradise or Merger Sub;
•obtain and maintain insurance policies to be effective from the Closing, that cover the A Paradise Indemnified Parties;

•perform and fulfill all obligations under indemnification agreements entered into with certain indemnified parties of A Paradise in accordance with their terms as of the date of the Business Combination Agreement.
Covenants of A Paradise
Pursuant to the Business Combination Agreement, A Paradise has agreed, among other things, to:
•take all necessary actions to cause each employee of Enhanced as of immediately prior to the Closing to continue in employment with Enhanced Group immediately following the Closing;
•recognize, or cause Enhanced to recognize, each continuing employee’s employment or service with Enhanced (including any current or former affiliate or any predecessor) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the continuing employee under all employee benefit plans maintained by Enhanced, A Paradise or an affiliate, including vacation plans or arrangements, 401(k) or other retirement plans and any welfare plans, except to the extent such recognition would result in a duplication of benefits;
•effective as of the Closing and thereafter, cause Enhanced to (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of Enhanced, A Paradise or an affiliate to be waived with respect to continuing employees and their eligible dependents, and (ii) fully credit each continuing employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such continuing employee and their covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Enhanced prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such continuing employee has satisfied the deductible, co-payments or maximum out-of-pocket requirements applicable to such continuing employee and their covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of Enhanced, A Paradise or an affiliate, as if such amounts had been paid in accordance with such plan;
•prior to the Closing Date, approve and adopt (i) the Omnibus Incentive Plan, (ii) the Founder Plan and (iii) the ESPP;
•within two business days following the expiration of the 60-day period following the date A Paradise has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, file an effective registration statement on Form S-8 (or other applicable form) with respect to the Enhanced Group Class A common stock issuable under the Omnibus Incentive Plan and the ESPP, and use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Omnibus Incentive Plan and the ESPP remain outstanding;
•take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the conditions of the Trust Agreement;
•during the Interim Period, ensure A Paradise remains listed as a public company on the Nasdaq, and shall prepare and submit to Nasdaq or NYSE, as determined by Enhanced in its sole discretion, a listing application, if required under Nasdaq or NYSE rules,as applicable covering the shares of Enhanced Group Class A common stock issuable in the Mergers and the Domestication, and cause the approval for the listing of such shares of Enhanced Group Class A common stock on NYSE;
•during the Interim Period, not, and cause its subsidiaries not to, and instruct and use its commercially reasonable efforts to cause its and their representatives not to, initiate any negotiations, enter into any agreements for certain alternative transactions or knowingly facilitate any such inquiries and to terminate any such negotiations ongoing as of the date of the Business Combination Agreement;

•subject to the terms of A Paradise’s organizational documents, as applicable, take all action within its power as may be necessary or appropriate such that immediately following the First Effective Time the initial officers of A Paradise will be as set forth in the Company Disclosure Letter, which initial officers will serve in such capacity in accordance with the terms of the organizational documents of A Paradise following the First Effective Time;
•subject to approval of A Paradise’s shareholders, cause the Domestication to become effective prior to the First Effective Time (see the section of this proxy statement/prospectus entitled “Domestication Proposal”);
•after the First Effective Time, indemnify and hold harmless the A Paradise Indemnified Parties, in each case against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable organizational documents to indemnify such person;
•during the Interim Period, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;
•during the Interim Period, reasonably cooperate with requests by Enhanced to disclose material events of Enhanced and its subsidiaries on a Form 8-K or as additional soliciting material pursuant to Section 14A of the Securities Act, as applicable, except that A Paradise will have discretion to determine whether any such disclosures will be made;
•in the event that any litigation related to the Business Combination Agreement, any Ancillary Agreement or the transactions contemplated by the Business Combination Agreement or the Ancillary Agreement is brought, or, to the knowledge of A Paradise, threatened in writing, against A Paradise or the A Paradise Board by any of A Paradise’s shareholders prior to the Closing, (a) promptly notify Enhanced of any such litigation and keep Enhanced reasonably informed with respect to the status thereof; and (b) provide Enhanced the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, give due consideration to Enhanced’s advice with respect to such litigation and not to settle any such litigation without the prior written consent of Enhanced;
•cause the SPAC Registration Rights Agreement to be terminated in accordance with its terms; and
•deliver to Enhanced, at the Closing, an executed copy of the Insider Letter Amendment, which shall, among other things, (a) provide for an express exception to the restrictions on the transfer therein for the transfer of securities contemplated by the Sponsor Equity Agreement and (b) extend the lockup period therein with respect to the Sponsor’s equity securities for a period of 12 months following the Closing Date, which shall, without limiting the Sponsor’s obligations under the Sponsor Equity Agreement, be subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Enhanced Group Class A common stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30-trading-day period commencing after May 24, 2026, Enhanced Group shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations; provided, that each such release shall be on terms reasonably satisfactory to Enhanced Group.
Joint Covenants of A Paradise and Enhanced
In addition, each of A Paradise and Enhanced has agreed, among other things, to take the actions set forth below:
•each party shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and the other transactions contemplated hereby and to cooperate with the other party in connection with the foregoing, including, without limitation, to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, waivers, permits and other authorizations of all governmental authorities required to consummate the Mergers and the other transactions contemplated by the Business Combination Agreement;
•A Paradise will make available all information and documents related to any operating company or portfolio company of the Sponsor or its affiliates reasonably requested by Enhanced or any governmental authority in connection with the requisite regulatory approvals;
•as promptly as practicable following the date of the Business Combination Agreement (and no later than the date that is 45 days following the date of the Business Combination Agreement), A Paradise and Enhanced will jointly prepare and file with the SEC this proxy statement/prospectus in connection with the registration under the Securities Act of (a) the shares of Enhanced Group Class A common stock and units comprising such to be issued in exchange for the issued and outstanding A Paradise Class A ordinary shares, and in connection with the Domestication, (b) the shares of Enhanced Group Class A common stock that constitute the Stock Consideration and (c) the shares of Enhanced Group Class A Common Stock subject to Enhanced Group Options and Enhanced Group Top-Up Awards;
•A Paradise will, as promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act, (a) disseminate this proxy statement/prospectus to the shareholders of A Paradise, (b) give notice, convene and hold a meeting of the shareholders, in each case in accordance with the governing documents of A Paradise then in effect and Section 710 of the Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (c) solicit proxies from the A Paradise public shareholders to vote in favor of each of the Transaction Proposals, and (d) provide its shareholders with the opportunity to elect to effect a redemption;
•Enhanced will (a) obtain and deliver to A Paradise, shareholder approval of Enhanced, (i) at a meeting of the shareholders of Enhanced, and (ii) in accordance with the terms and subject to the conditions of the governing documents of Enhanced, and (b) take all other action necessary or advisable to secure shareholder approval of Enhanced and, if applicable, any additional consents or approvals of its shareholders related thereto;
•at the election of Enhanced, as promptly as practicable following the date after this proxy statement/prospectus is declared effective, Enhanced will prepare and A Paradise will submit or file with the SEC a Form S-1 Shelf covering the resale of any A Paradise Class A Common Stock not registered under the Securities Act under this proxy statement/prospectus on a delayed or continuous basis;
•Enhanced and A Paradise will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any acquisitions of shares of Enhanced Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Business Combination Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16b-3 promulgated under the Exchange Act;
•each of Enhanced and A Paradise will, and will cause their respective subsidiaries and affiliates and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any equity financing arrangement the parties to the Business Combination Agreement seek in connection with the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements;
•Prior to the date of the Business Combination Agreement and during the Interim Period, Enhanced may enter into one or more agreements in a form reasonably acceptable to A Paradise with existing or other third-party investors pursuant to which Enhanced will issue to such investors (i) the right to certain Enhanced capital shares or (ii) certain Private Placement Investments and, during the Interim Period, A Paradise will, and will cause its subsidiaries, affiliates and representatives to, reasonably cooperate in a timely manner in connection with any Private Placement Investment; and

•each of A Paradise, Merger Sub and Enhanced will take all actions to cause the A Paradise Units and A Paradise Rights to be delisted from Nasdaq as of the Closing Date; and
•during the Interim Period, Enhanced may facilitate and arrange for one or more PIPE Investments, and A Paradise will, and will cause its subsidiaries, affiliates and representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment.
Closing Conditions
The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:
Mutual Conditions
•the approval of each of the Transaction Proposals (as defined in the Business Combination Agreement) will have been obtained by the shareholders of A Paradise on the terms and conditions set forth in the Business Combination Agreement;
•the Enhanced Shareholder Approval will have been obtained;
•the registration statement will have been deemed effective and no stop order or similar order suspending the effectiveness of the registration statement will have been issued and in effect with respect to the registration statement and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;
•all approvals with respect to the Requisite Regulatory Approvals (other than those required under the HSR Act) will have been obtained;
•all waiting periods (and any extensions thereof) applicable to the transactions contemplated by the Business Combination Agreement under the HSR Act will have expired or been terminated early;
•no governmental authority will have enacted, issued, promulgated, enforced or entered any governmental order or law which has become final and non-appealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers;
•the shares of Enhanced Group Class A common stock must have been approved for listing on the Nasdaq or NYSE, as applicable and as determined by Enhanced; and
•the Domestication will have been completed and a time-stamped copy of a certificate from the Secretary of State of the State of Texas in connection with the Domestication will have been delivered to Enhanced.
Closing Conditions for A Paradise
•certain representations and warranties of Enhanced regarding the capitalization of Enhanced and its subsidiary must be true and correct in all but de minimis respects as of the date of the Business Combination Agreement;
•the representations and warranties of Enhanced regarding organization and qualification, authorization and brokers must be true and correct in all respects if and to the extent qualified by materiality and must be true in all material respects if not so qualified, in each case, as of the Closing, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties must be true and correct in all respects at and as of such date, except for changes after the date of the Business Combination Agreement which are contemplated or expressly permitted by the Business Combination Agreement or the Ancillary Agreements;
•the representation and warranty relating to the absence of an Enhanced Material Adverse Effect since September 30, 2025 to the date of the Business Combination Agreement must be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing;

•the other representations and warranties of Enhanced set forth in the Business Combination Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Enhanced Material Adverse Effect or any similar qualification or exception) will be true and correct as of the Closing, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties must be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Enhanced Material Adverse Effect;
•each of the covenants of Enhanced to be performed as of or prior to the Closing will have been performed in all material respects;
•since the date of the Business Combination Agreement, there must not have occurred an Enhanced Material Adverse Effect that is continuing;
•Enhanced must have performed in all material respects with the covenants required to be performed by it under the Business Combination Agreement;
•A Paradise and Merger Sub must have received a certificate signed on behalf of Enhanced by an officer of Enhanced certifying as to the satisfaction of the conditions described in (a) the bullets set forth under the section entitled “Mutual Conditions” and (b) the first seven bullets in this section; and
•Enhanced must have delivered a counterpart to each of the Ancillary Agreements to which it or any of its affiliates will be a party to A Paradise.
Closing Conditions for Enhanced:
•certain representations and warranties of A Paradise and Merger Sub relating to capitalization must be true and correct in all but de minimis respects as of the date of the Business Combination Agreement, except with respect to such representations and warranties which speak to an earlier date, which representations and warranties must be true and correct in all but de minimis respects at and as of such date;
•the representations and warranties of A Paradise and Merger Sub relating to corporate existence, authorization, finders’ fees and trust account must be true and correct in all but de minimis respects at and as of the date of the Business Combination Agreement;
•the other representations and warranties of A Paradise and Merger Sub (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any other similar qualification or exception) must be true and correct in all respects, in each case as of the Closing, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties must be true and correct in all respects at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;
•A Paradise and Merger Sub must have performed in all material respects with the covenants required to be performed by A Paradise or Merger Sub, as applicable, under the Business Combination Agreement;
•Enhanced must have received a certificate signed on behalf of A Paradise and Merger Sub by an officer of A Paradise certifying as to the satisfaction of the conditions described in (a) the bullets set forth under the section entitled “Mutual Conditions” and (b) the first four bullets in this section;
•A Paradise and Merger Sub must have delivered a counterpart to each of the Ancillary Agreements to which they or any of their affiliates will be a party to Enhanced; and
•the Private Placement Investment must have been consummated and resulted in proceeds to Enhanced of an amount equal to at least $40,000,000.

Termination; Effectiveness
The Business Combination Agreement may be terminated and the Mergers abandoned at any time prior to the Closing:
•by written consent of Enhanced and A Paradise;
•by Enhanced or A Paradise if the Mergers will not have been consummated by the First Outside Date, except that if the Mergers will not have been consummated by the First Outside Date, Enhanced, in its sole discretion, may extend to the Second Outside Date and if the Mergers will not have been consummated by the Second Outside Date, Enhanced, in its sole discretion may extend the Second Outside Date to the Third Outside Date;
•by Enhanced or A Paradise if any law or governmental order permanently restraining or otherwise prohibiting consummation of the Mergers has been enacted, issued, promulgated, enforced or entered and has become final and non-appealable, unless Enhanced or A Paradise, as applicable, is in breach of the Business Combination Agreement;
•by Enhanced or A Paradise if the A Paradise Shareholder Approval will not have been obtained at the extraordinary general meeting or any adjournment or postponement thereof;
•by written notice to Enhanced from A Paradise in the event of certain uncured breaches on the part of Enhanced, unless A Paradise is in breach of the Business Combination Agreement;
•by Enhanced in the event of certain uncured breaches on the part of A Paradise, unless Enhanced is in breach of the Business Combination Agreement; or
•by Enhanced if there has been a modification in recommendation by the A Paradise Board with respect to any of the Transaction Proposals.
In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective representatives or affiliates, other than liability of Enhanced, A Paradise or Merger Sub, as the case may be, for any willful breach of the Business Combination Agreement or any claim based on fraud, willful misconduct or intentional misrepresentations and other than with respect to certain exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Business Combination Agreement.
Expected Accounting Treatment
A Paradise expects the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, A Paradise who is the legal acquirer is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, Enhanced will be treated as the accounting acquirer with the Business Combination treated as the equivalent of a capital transaction in which Enhanced is issuing shares for the net assets of A Paradise, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Enhanced. Enhanced has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under each of the No Redemption Scenario, 50% Redemption Scenario and Maximum Redemption Scenario:
•Enhanced equity holders will have a relative majority of the voting power of Enhanced Group;
•Enhanced equity holders will have the ability to nominate the majority of the members of the Enhanced Group Board;
•Enhanced senior management will comprise the senior management roles of Enhanced Group and be responsible for the day-to-day operations of Enhanced Group;

•Considering that A Paradise is a shell company with no operations, the relative size of Enhanced is significantly larger compared to A Paradise;
•Enhanced Group will assume the Enhanced name; and
•The intended operations of Enhanced Group will continue Enhanced’s current operations.
Regulatory Approvals
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. Consummation of the Business Combination was subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act, which expired on February 5, 2026.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. A Paradise cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, A Paradise cannot assure you as to its result. The parties will also seek the approvals from federal and state insurance and mortgage licensing authorities, as applicable, and mortgage servicing, licensing-related, title and closing services, insurance agency, and real estate agency license-related approvals.
The Business Combination and the transactions contemplated by the Business Combination Agreement are also subject to regulatory requirements or approvals, including (1) the filings of an application for discontinuation with the Registrar of Corporate Affairs in the BVI, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate conversion with the Secretary of State of the State of Texas, under which A Paradise will be domesticated and continue as a Texas corporation, (2) registration by the Registrar of Companies in the Cayman Islands of the Plan of Merger, and (3) the filing of a certificate of merger with the Secretary of State of the State of Texas.
Related Agreements
A Paradise Holder Support Agreement
In connection with the execution of the Business Combination Agreement, A Paradise entered into the A Paradise Holder Support Agreement, dated as of November 26, 2025, between A Paradise, Enhanced and the Major A Paradise Shareholders, a copy of which is attached to this proxy statement/prospectus as Annex E.
Under the A Paradise Holder Support Agreement, the Major A Paradise Shareholders agree that, among other things, at any meeting of the shareholders of A Paradise and in any action by written consent of the shareholders of A Paradise, the Major A Paradise Shareholders will: (a) approve the Domestication, including the approval of all documents related thereto; (b) approve the changing of A Paradise’s name; and (c) vote all of their shares for the transactions contemplated by the Business Combination Agreement, each upon the effectiveness of this proxy statement/prospectus. The A Paradise Holder Support Agreement also includes lock-up provisions, which restrict the ability of the Major A Paradise Shareholders to transfer the Subject Securities (as defined in the A Paradise Holder Support Agreement) prior to the Closing.

This summary is qualified in its entirety by reference to the full text of the A Paradise Holder Support Agreement.
Enhanced Holder Support Agreement
In connection with the execution of the Business Combination Agreement, A Paradise entered into the Enhanced Holder Support Agreement, dated as of November 26, 2025, by and among the Major Enhanced Shareholders and Enhanced.
Under the Enhanced Holder Support Agreement, the Major Enhanced Stockholders agree, among other things, that at any meeting of the shareholders and in any action by written consent of the shareholders, such Major Enhanced Stockholders will vote all of their shares for the Business Combination and related transactions upon the effectiveness of this proxy statement/prospectus. The Enhanced Holder Support Agreement also includes lock-up provisions, which restrict the ability of the Major Enhanced Shareholders to transfer shares of Enhanced Capital Stock prior to the Closing, subject certain permitted transfers, as described therein.
This summary is qualified in its entirety by reference to the full text of the Enhanced Holder Support Agreement.
Registration Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, Enhanced Group, the Sponsor, Apeiron and CCM will enter into a Registration Rights Agreement.
Pursuant to the Registration Rights Agreement, Enhanced Group will be required to register for resale securities held by the stockholders party thereto. Enhanced Group will have no obligation to facilitate or participate in more than two underwritten offerings in any twelve-month period. In addition, the holders have certain customary “piggyback” registration rights with respect to registrations initiated by Enhanced Group. Enhanced Group will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement. For additional information, see the section of this proxy statement/prospectus entitled “BCA Proposal—Related Agreements—Registration Rights Agreement”.
This summary is qualified in its entirety by reference to the full text of the Registration Rights Agreement.
A Paradise Regulatory Side Letter
In connection with the execution of the Business Combination Agreement, A Paradise, Enhanced and Claudius Tsang entered into the A Paradise Regulatory Side Letter. This summary is qualified in its entirety by reference to the full text of the A Paradise Regulatory Side Letter.
Pursuant to the A Paradise Regulatory Side Letter, Claudius Tsang agreed to use reasonable commercial efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement, including preparation and filing of all documentation to effect all necessary filings and obtain as promptly as practicable all consents, registrations, approvals, clearances, permits and authorizations necessary to be obtained from any governmental authority.
Enhanced Regulatory Side Letter
In connection with the execution of the Business Combination Agreement, A Paradise, Enhanced and Christian Angermayer entered into the Enhanced Regulatory Side Letter. This summary is qualified in its entirety by reference to the full text of the Enhanced Regulatory Side Letter.
Pursuant to the Regulatory Side Letter, Christian Angermayer agreed to use reasonable commercial efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by the Business Combination Agreement, including preparation and filing of all documentation to effect all necessary filings and obtain as promptly as practicable all consents, registrations, approvals, clearances, permits and authorizations necessary to be obtained from any governmental authority.
Sponsor Equity Agreement
In connection with the execution of the Business Combination Agreement, Apeiron and the Sponsor entered into the Sponsor Equity Agreement, which is attached to this proxy statement/prospectus as Annex T. This summary is qualified in its entirety by reference to the full text of the Sponsor Equity Agreement.
Pursuant to the Sponsor Equity Agreement, subject to the closing of the Business Combination, (i) Apeiron granted the Sponsor a Call Option to require Apeiron to purchase up to 100%, and the Sponsor granted Apeiron a Put Option to purchase, up to 100%, but no less than 78%, of the Sponsor Securities, in each case in accordance with the terms and conditions set forth therein, (ii) Apeiron paid the Sponsor a deposit of $5,500,000, which is generally non-refundable and (iii) the parties agreed to certain termination fee arrangements as described below.
Under the terms of the Sponsor Equity Agreement, following the closing of the Business Combination, and during the 90-day period thereafter, the Sponsor will have the Put Option to sell to Apeiron up to 100%, and Apeiron will have the Call Option to require the Sponsor to sell to Apeiron, up to 100% (and not less than 78%) of the Sponsor Securities, free and clear of liens (other than certain customary restrictions). The purchase price for the Sponsor Securities pursuant to the Put Option or Call Option will be determined based on the percentage of the Sponsor Securities delivered, as set forth in the Sponsor Equity Agreement, less the deposit amount previously paid by Apeiron. The maximum purchase price for the Put Option and Call Option are in a range of $6,700,000 to $9,000,000 and in a range of $11,000,000 to $15,500,000, respectively, in each case depending on the percentage of the Sponsor Securities delivered upon exercise of the Put Option or Call Option and, furthermore, in each case less the deposit previously paid by Apeiron. The Put Option and the Call Option may only be exercised during the specified 90-day option period and are subject to certain procedural and closing conditions set forth in the Sponsor Equity Agreement.
The Sponsor Equity Agreement provides for the payment by the Sponsor to Apeiron of a termination fee of up to $4,875,000 under certain circumstances if the Business Combination Agreement is terminated due to a willful breach by A Paradise or its affiliates, including the Sponsor, subject to adjustment based on certain milestones being met in relation to the preparation and filing of this proxy statement/prospectus. Specifically, the termination fee will be reduced (a) to $4,250,000 if those portions of this proxy statement/prospectus for which A Paradise is responsible have been prepared by A Paradise and are substantially ready by Milestone 1 or (b) $4,000,000 if Milestone 1 is reached and either (i) A Paradise, within two weeks of receipt of any comments from the SEC or its staff to this proxy statement/prospectus, responded to such comments for which A Paradise is responsible or (ii) the SEC did not raise any comments in relation to the portions of this proxy statement/prospectus for which A Paradise is responsible.
The Sponsor Equity Agreement further provides that, after excluding the amount of deferred underwriting fee payable by A Paradise to CCM, any estimated A Paradise transaction expenses in excess of the A Paradise Transaction Expenses Cap will be borne by the Sponsor.
The Sponsor Equity Agreement also contains customary representations, warranties and covenants of the parties, including a lock-up on the transfer of the Sponsor Securities during the 90-day option period after consummation of the Business Combination, which lock-up does not permit for early price-based releases. In addition, a condition to Closing under the Business Combination Agreement requires that the Sponsor deliver to Enhanced, at the Closing, an executed copy of the Insider Letter Amendment, which shall, among other things, (a) provide for an express exception to the restrictions on the transfer therein for the transfer of securities contemplated by the Sponsor Equity Agreement and (b) extend the lockup period therein with respect to the Sponsor’s equity securities for a period of 12 months following the Closing Date, subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Enhanced Group Class A common stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30-trading-day period commencing after May 24, 2026, Enhanced Group shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations. The lock-up restrictions set forth in the Insider Letter Amendment are in addition to, and will not be limited by, the lock-up provisions to be set forth in the Sponsor Equity Agreement. The Sponsor Equity Agreement also contains customary covenants relating to regulatory approvals and cooperation, and other customary provisions.
Participation Agreement
In connection with its entry into the Sponsor Equity Agreement, Apeiron entered into a Participation Agreement with BBG, an affiliate of Berenberg Capital Markets LLC, Enhanced’s financial advisor in connection with the Business Combination, pursuant to which BBG agreed to participate in 33.33% of the economics of the transactions contemplated by the Sponsor Equity Agreement, including the funding of the deposit amount of $5,500,000. Pursuant to the Participation Agreement, BBG will be entitled to (a) 33.33% of the securities acquired by Apeiron pursuant to the Sponsor Equity Agreement and (b) 33.33% of any termination fee payable by the Sponsor to Apeiron under the Sponsor Equity Agreement.
This summary is qualified in its entirety by reference to the full text of the Participation Agreement, which is attached as Annex U.
Private Placement Investment SAFE Agreements
The SAFEs issued pursuant to the Private Placement Investment contemplate that upon consummation of the Business Combination, all outstanding SAFEs issued by Enhanced will automatically convert, immediately prior to the closing into Enhanced common shares, which will then be exchanged alongside the other Enhanced common shares for shares of Enhanced Group Class A common stock. The number of Enhanced common shares to be issued upon conversion and converted into shares of Enhanced Group Class A common stock will be determined by dividing each SAFE investor’s purchase amount by Enhanced Group’s post-money valuation cap of $1.2 billion, multiplied by the fully diluted capitalization of Enhanced immediately prior to the Business Combination. As a result, the SAFE holders will collectively receive a number of shares of Enhanced Group Class A common stock representing their pro rata ownership percentage in Enhanced Group on a fully diluted basis. Concurrently with such conversion, Enhanced Group will also issue to the SAFE investors warrants equal to fifty percent (50%) of the number of shares of Enhanced Group Class A common stock received upon conversion, each exercisable for one share of Enhanced Group Class A common stock at a per-share price equal to the conversion price determined under the SAFE.
In the event that the Business Combination is not consummated, then either (i) if there is no equity financing that is for a minimum amount raised of $30 million (including a minimum amount of $5 million committed by a third-party lead investor) before November 25, 2026, the SAFEs will automatically convert into a number of Enhanced preferred shares equal to the relevant investor’s purchase amount divided by $14.34498, with such shares carrying a liquidation preference senior to Enhanced’s then-outstanding preferred shares, or (ii) if there is an equity financing as described above before November 25, 2026, the SAFEs will automatically convert at the initial closing of such equity financing into a number of Enhanced preferred shares equal to the purchase amount of the relevant investor divided by 70% of the lowest price paid by investors purchasing Enhanced preferred shares in that equity financing.
Transaction Support Agreements
Each Enhanced Shareholder (including investors in the Private Placement Investment) will be required to enter into a Transaction Support Agreement (in the form attached to this proxy statement/prospectus as Annex I). Among other terms, parties to the Transaction Support Agreements will be subject to lockup restrictions, pursuant to which such Enhanced Shareholders may not transfer any of their Enhanced Group Class A common stock during the support period (being from signing of the relevant Transaction Support Agreement until the earlier of (i) termination of the Business Combination Agreement or (ii) 18 months after the Closing), subject to the following releases:
•5% of such Enhanced Shareholder’s shares of Enhanced Group Class A common stock shall be released on May 4, 2026;

•50% of such Enhanced Shareholder’s shares of Enhanced Group Class A common stock shall be released on the date 12 months after the Closing of the Business Combination; and
•If such Enhanced Shareholder participated in the Private Placement Investment, on the earlier of (i) April 27, 2026 and (ii) the date 5 weeks from the Closing of the Business Combination, a number of shares of Enhanced Group Class A common stock shall be released equal to the quotient of (x) (i) four (4) multiplied by (ii) the amount (in U.S. dollars) of the purchase amount provided by the relevant Enhanced Shareholder in the Private Placement Investment, divided by (y) $10.00.
Restrictions on transfer of securities held by Sponsor, A Paradise’s officers and directors, and their respective affiliates
Pursuant to a letter agreement entered with A Paradise, each of the Sponsor, A Paradise’s directors and officers has agreed to restrictions on its ability to transfer, assign, or sell the founder shares and private placement units, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder shares	The earlier of (A) six months after the completion of A Paradise’s initial business combination, or (B) the date on which the closing price of A Paradise’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after A Paradise’s initial business combination, or earlier, if, subsequent to the initial business combination, A Paradise consummates a liquidation, merger, share exchange or other similar transaction which results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.	The Sponsor Claudius Tsang Nathan Pau Ashley Bancroft Tracy Hui Yin Choi
Transfers permitted (a) to A Paradise’s or CCM’s officers, directors, advisors or consultants, any affiliate or family member of any of A Paradise’s or CCM’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the period of time to consummate a Business Combination or in connection with the consummation of a business combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) pro rata distributions from the Sponsor or CCM to its respective members, partners or shareholders pursuant to the Sponsor’s or CCM’s limited liability company agreement or other charter documents;

(g) by virtue of the laws of the BVI or the Sponsor’s memorandum and articles of association (as may be amended) upon dissolution of the Sponsor or upon dissolution of CCM, (h) in the event of A Paradise’s liquidation prior to the consummation of an initial business combination; (i) in the event that, subsequent to A Paradise’s consummation of an initial business combination, A Paradise completes a liquidation, merger, share exchange or other similar transaction which results in all of A Paradise’s shareholders having the right to exchange their public shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

Private Placement Units (including the securities underlying such units)	after the completion of A Paradise’s initial business combination	The Sponsor	Same as above.

Any units (other than the Private Placement Units), Rights, ordinary shares or any other securities convertible into, or exercisable or exchangeable for, any units, ordinary shares or founder shares	180 days after A Paradise’s IPO	The Sponsor	The representative in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice, other than in the case of the officers and directors, which shall be with notice. The Sponsor, A Paradise’s officers and directors are also subject to separate transfer restrictions on their founder shares and Private Placement Units (including the securities underlying such units) pursuant to the letter agreement described in the immediately preceding paragraphs.

In addition to the above, pursuant to the Sponsor Equity Agreement and the Business Combination Agreement, the Sponsor has agreed to the following restrictions on its ability to transfer, assign, or sell the founder shares and private placement units, as summarized in the table below.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder shares, Private Placement Units (including the securities underlying such units)
Pursuant to the Sponsor Equity Agreement, for the period that is 90 days from Closing of the Business Combination, the Sponsor shall not transfer any share of capital stock, equity or any securities of A Paradise or Enhanced without Apeiron’s written consent. Such lock-up does not permit early price-based releases.
A period of 12 months following the Closing Date, subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Enhanced Group Class A common stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after May 24, 2026, Enhanced Group shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations.
		The Sponsor Claudius Tsang Nathan Pau Ashley Bancroft Tracy Hui Yin Choi	Transfers permitted to any Person beneficially owning any equity interest in the Sponsor as of November 26, 2025 and any Affiliate of the Sponsor.
Management
Effective immediately as of the closing of the Business Combination, the Enhanced Group Board will have at least 4 directors, 3 of whom will be designated by Enhanced Group to serve as independent directors in accordance with NYSE listing standards. Effective immediately as of the closing of the Business Combination, all of the executive officers of A Paradise immediately prior to the closing of the Business Combination shall resign and the individuals serving as executive officers of Enhanced Group immediately after the closing of the Business Combination will be the same individuals (in the same offices) as those of Enhanced immediately prior to the closing of the Business Combination. See “Management of Enhanced Group Following the Business Combination—Executive Officers” and “Management of Enhanced Group Following the Business Combination—Non-Employee Directors” for additional information.

Background of the Business Combination
A Paradise is a blank check company incorporated as a BVI business company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses.
Prior to the consummation of its IPO on July 31, 2025, neither A Paradise, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions with respect to a transaction with A Paradise.
A Paradise’s CEO and CFO, Mr. Claudius Tsang, has experience as (i) the CEO and chairman of Model Performance Acquisition Corp, a special purpose acquisition company that consummated an initial public offering on April 12, 2021, entered into a business combination agreement on August 6, 2021 and closed a business combination with MultiMetaVerse Holdings Limited on January 4, 2023, (ii) the CEO, CFO and chairman of A SPAC I Acquisition Corp, a special purpose acquisition company that consummated an initial public offering on February 17, 2022, entered into a business combination agreement on February 15, 2023 and closed a business combination with NewGenIVF Limited (ticker symbol: “NIVF”) on April 3, 2024, (iii) the CFO and director of JVSPAC Acquisition Corp, a special purpose acquisition company that consummated an initial public offering on January 23 2024, entered into a business combination agreement on April 8, 2024, and closed a business combination with Hotel101 Global Holdings Corp. on June 30, 2025, and (iv) A SPAC III Acquisition Corp, a special purpose acquisition company that consummated an initial public offering on November 12, 2024, and entered into a business combination agreement on May 23, 2025 with Bioserica International Limited (禾素國際有限公司). Mr. Tsang has also served as the Director and CEO of A SPAC (HK) Acquisition Corp since February 2022 and March 2022, respectively, until the company’s dissolution in February 2025. Mr. Tsang served as a director of International Media Acquisition Corp. from February 13, 2024 until his resignation on July 4, 2024, as the CEO and CFO of A SPAC II Acquisition Corp., from July 2021 until his resignation as CEO on Aug 29, 2022, and as CFO on July 28, 2025.
The following is a brief description of the background of A Paradise’s search for and discussion with various potential target companies for a potential business combination.
From the consummation of A Paradise’s IPO on July 31, 2025, through the execution date of the Business Combination Agreement with Enhanced, A Paradise actively pursued potential business combination opportunities. During this period, representatives of A Paradise engaged with numerous individuals and entities, exploring a range of target companies for a potential business combination. The target identification and outreach efforts were primarily driven through introductions and referrals facilitated by the network and relations of its CEO, as well as CCM, A Paradise’s underwriter at its initial public offering. These activities involved evaluating potential targets for a potential business combination, conducting preliminary due diligence using publicly available information and market research, and participating in discussions with the potential targets. In total, A Paradise considered and engaged in discussions or negotiations with representatives of seven potential business combination targets. Considerations during this process included the potential target companies’ business models, management teams, market sizes, growth prospects, as well as other factors. Out of these seven potential targets, A Paradise entered into nondisclosure agreements with 6 companies to facilitate the exchange of confidential information and conduct more in-depth evaluations. None of the nondisclosure agreements included a standstill provision.
In parallel with its outreach and term sheet discussions with Enhanced, A Paradise also held meetings with, and conducted discussions, and initiated preliminary due diligence on several other potential business combination target opportunities. These included: (i) a technology-enabled healthcare services company; (ii) a pioneering company in the battery manufacturing sector; (iii) a telehealth and artificial intelligence operator on eye care that connects patients with specialized providers; (iv) a technology company that operates in the cryptocurrency investment industry; (v) an EV charging solution provider; and (vi) a hospitality and tourism operator. Ultimately, A Paradise focused primarily on two potential business combination targets, Enhanced and the aforementioned hospitality and tourism operator, referred to as Company A.

The below is a summary of discussions with Company A:
•In August of 2025, Company A, which is not affiliated with A Paradise or any affiliated business entities, was referred to A Paradise. Company A is a hospitality and tourism operator that provides hotels, physical and online casinos, and sportsbooks for customers. In connection with entering into discussions, A Paradise signed a non-disclosure agreement with Company A on August 12, 2025, which does not include a standstill provision. After reviewing information of Company A and holding meetings with Company A’s management, A Paradise’s management decided to proceed with Company A as a potential business combination candidate. On August 22, 2025, A Paradise entered into a non-exclusive and non-binding letter of intent with Company A, which included, among others, the following terms: (i) a proposed transaction structure involving the 100% acquisition of Company A by A Paradise; (ii) a preliminary valuation of Company A in the range of approximately $300 million to $500 million, subject to further due diligence and valuation analyses; (iii) implementation of an equity incentive plan representing up to 15% of the post-closing common shares following the closing of the proposed transaction; (iv) customary lock-up provisions; (v) no minimum cash condition at closing; and (vi) a potential earnout payment with details to be negotiated upon completion of further due diligence. From August 2025 through October 2025, A Paradise’s representatives conducted financial and legal diligence and reviewed Company A’s financial information, management background and structure, business model, and held meetings with Company A’s management and significant shareholder. Following its due diligence and evaluation, A Paradise’s management concluded that, while Company A presented an attractive business proposition within the hospitality and gaming sector, it was not yet prepared to become a public company in the near term. In November 2025, A Paradise ultimately determined not to proceed with the proposed business combination with Company A.
•Before A Paradise decided to cease further business combination discussions with other potential targets, the A Paradise Board considered a number of factors, including: (1) relative strength in competitive positioning and the nature of business being highly replaceable; (2) execution risks relating to potential target’s fundraising activities; (3) request that A Paradise raise a PIPE with some minimum proceeds; (4) potential challenges associated with unclear business model and reliance on unpredictable digital asset prices; and (5) lack of interest from potential targets on proceeding with a transaction with A Paradise.
Timeline of the Business Combination
On September 27, 2025, a representative from CCM, the underwriter of A Paradise's initial public offering, facilitated an introduction between A Paradise and an individual who subsequently introduced A Paradise to a representative of Apeiron, the controlling shareholder of Enhanced. Prior to this introduction, A Paradise’s CEO had not previously communicated with Enhanced’s management team in connection with a business combination.
From October 2, 2025 to October 20, 2025, the CEO of A Paradise and the A Paradise representatives engaged in a series of discussions with representatives of Apeiron to explore the potential for a strategic partnership. During this period, A Paradise’s management provided information regarding A Paradise’s financials, funds in trust, and expenses, while Apeiron reciprocated by facilitating introductions to and discussions with Enhanced’s management team regarding Enhanced’s business operations, revenue streams, growth strategies, and the strengths of its management team.
Among other things, Enhanced proposed a PIPE financing, with the amount and structure to be further discussed, and set out a consideration payment structure whereby certain designated shareholders of Enhanced would receive Enhanced Group Class A common stock (priced at $10 per share and carrying three votes per share), and the remaining Enhanced Shareholders would receive Enhanced Group Class B common stock (priced at $10 per share and carrying one vote per share). The proposal also addressed redemption waivers from SPAC shareholders, an initial equity incentive pool of 10% (allocated equally between founders and employees), a five percent annual evergreen provision for a ten-year term, and the board’s authority to grant equity awards. Additional terms included A Paradise’s preliminary domestication to Texas, mutual closing conditions such as a minimum net tangible asset threshold, shareholder approvals, and a request for all major shareholders (holding 5% or more) and the Sponsor to execute a voting and support agreement.

On October 9, 2025, Apeiron provided a draft of the Apeiron/Sponsor NDA to the Sponsor, pursuant to which Apeiron would be restricted from disclosing confidential information provided to Apeiron by the Sponsor in connection with a transaction with the Sponsor or an affiliate of the Sponsor. On October 10, 2025, the Sponsor provided a markup of the Apeiron/Sponsor NDA, the terms of which were agreed to by Apeiron. The Apeiron/Sponsor NDA does not include a standstill provision. The Apeiron/Sponsor NDA was subsequently executed between Apeiron and the Sponsor on October 11, 2025.
On the same day, Apeiron provided a draft term sheet to the Sponsor, which contemplated that Apeiron would acquire the securities then-held by the Sponsor in A Paradise.
On October 20, 2025, a call was held between the CEO of A Paradise and representatives of Apeiron. During the call, the CEO of A Paradise and representatives of Apeiron discussed a potential transaction whereby Enhanced and A Paradise would enter into business combination agreement. During the call, the CEO of A Paradise and representatives of Apeiron also discussed a transaction whereby, after the closing of a business combination between Enhanced and A Paradise, Apeiron would have the right to require A Paradise to sell, and A Paradise would have the right to require Apeiron to purchase, equity securities held by the Sponsor in A Paradise.
On October 21, 2025, Enhanced circulated a draft non-binding term sheet to A Paradise for review. The draft term sheet identified several key terms for discussion, including valuation, use of proceeds, treatment of convertible securities, lock-ups, expenses, registration rights, closing conditions, and equity awards, among others, with several commercial terms, such as Enhanced’s valuation, left open for further due diligence and valuation work by third parties. Among other things, Enhanced proposed (a) a PIPE financing of an amount to be determined (with a proportion structured as convertible debt), (b) a dual-class structure, with Enhanced Group Class A common stock representing three votes per share, and Enhanced Group Class B common stock representing one vote per share, (c) redemption waivers from A Paradise shareholders representing a minimum cash amount in the Trust Account, (d) an omnibus incentive plan representing an initial equity incentive pool of 10% of outstanding stock, with 5% to founders and 5% to employees, with a 5% annual evergreen provision for a ten-year term, as well as the ability to grant equity awards by the Enhanced Group Board, (e) A Paradise’s preliminary domestication to Texas, (f) certain mutual obligations to closing, which included a request that A Paradise have at least $5,000,001 in net tangible assets after giving effect to redemptions, approval of the potential business combination by A Paradise and Enhanced’s shareholders, among others, and (g) a request that all major shareholders that hold 5% or more and the Sponsor execute a voting and support agreement.
On the same day, A Paradise held a conference call with Enhanced to discuss the request regarding a PIPE, and the responsibility for certain expenses. Thereafter, on the same day, a representative of A Paradise sent an updated term sheet, accepting the core structure outlined in the term sheet and requesting clarifications on several outstanding items therein. Specifically, A Paradise accepted in principle the proposed provisions regarding the consideration payment structure, the treatment of securities, and the registration rights, among others. However, A Paradise countered with the suggestion of an initial equity incentive pool of 5% and noted that the PIPE financing and the consideration payment required further discussion. In addition, A Paradise (i) requested a customary six-year post-closing indemnification for its directors and officers, (ii) rejected the post-Business Combination lock-up for the Sponsor and indicated that lock-up provisions for various parties remained subject to negotiation, (iii) rejected the request to pay its closing expenses, (iv) rejected the redemption waiver request, and (v) rejected the closing condition requiring that A Paradise have at least $5,000,001 in net tangible assets after giving effect to redemptions.
On October 23, 2025, Enhanced circulated a further updated term sheet via email, proposing a valuation of $1 billion on a pre-money and fully diluted basis and without taking into account the amount received by Enhanced in connection with the Preferred Equity Investment. Enhanced also (a) proposed a revised consideration payment structure where certain designated shareholders affiliated with Mr. Angermayer and Apeiron Incubation Limited would receive additional Class A common stock of A Paradise, each share representing ten votes; (b) agreed to a customary six-year tail insurance arrangement, as well as indemnification; (c) agreed to pay for certain expenses related to the potential Business Combination; (d) insisted on keeping the minimum net tangible assets of $5,000,001; (e) clarified that Enhanced was requesting that A Paradise’s major shareholders would be defined as those holding 5% or more of A Paradise’s voting rights that are affiliates of the Sponsor; (f) accepted the request to include an outside termination date, with the date to be determined thereafter; and (g) insisted on the 10% allocation of outstanding stock to the initial equity incentive pool. Enhanced also added closing conditions to the proposed Business Combination, including a minimum amount of proceeds from any subscription agreements between Enhanced and third-party investors prior to the closing of the Business Combination, pursuant to which such investors would subscribe for a new series of preferred shares in Enhanced.
On the same day, A Paradise circulated an updated draft term sheet reflecting ongoing negotiations. A Paradise noted that the proposed valuation of $1 billion was subject to further due diligence and valuation work by third parties, and accepted in principle certain provisions regarding commercial terms proposed by Enhanced, such as dual-class shares structure, the preferred equity investment requirement, Enhanced’s option to obtain a PIPE and the 10% allocation of outstanding stock to the initial equity incentive pool, and several closing conditions proposed by Enhanced, among other things. Additionally, A Paradise made a request to specify additional closing conditions, including the delivery of certain customary closing documents, consents and ancillary agreements and proposed an outside date of May 31, 2026 after which either party may terminate the proposed Business Combination Agreement if the closing of the business combination has not occurred.
On October 24, 2025, the Enhanced CFO and representatives of Enhanced and Apeiron, including the General Counsel of Apeiron, held a call with A Paradise’s CEO and other representatives to discuss the term sheet. A Paradise explained that the minimum net tangible asset requirement was not the only mechanism available to prevent the post-combination company from being deemed a “penny stock,” and therefore requested its removal. A Paradise also requested that the combined company purchase a customary “tail” insurance policy. Subsequent to the discussion and on the same day, Enhanced reverted with another updated draft term sheet. Enhanced noted that several items, such as the details of the Business Combination structure and the deletion of the minimum net tangible assets requirement were subject to ongoing review by the parties. Furthermore, Enhanced confirmed that: (a) there would be no earnout shares requested in relation to the Business Combination; (b) Enhanced did not have any outstanding convertible notes or warrants at such time; and (c) the combined company would be responsible for obtaining and funding customary “tail” insurance policies for the directors and officers of Enhanced and A Paradise. In addition, Enhanced amended several closing conditions and proposed to revise the governance provisions to provide Enhanced with the right to appoint all of the members of the Enhanced Group Board. The draft term sheet also reiterated that the minimum amount of proceeds from the Preferred Equity Investment must be $50 million and that the Business Combination would not be consummated in the event that the Preferred Equity Investment is not consummated. Enhanced also requested that the parties negotiate the specific outside date on a later date, after the execution of the term sheet depending on the ultimate signing of the Business Combination Agreement.
On the same day, A Paradise circulated a revised draft term sheet via email, where A Paradise proposed to revise the valuation of Enhanced to $900 million on a pre-money and fully diluted basis and without taking into account the amount received by Enhanced in connection with the Preferred Equity Investment, subject to due diligence, among other minor notes.
On October 25, 2025, the CEO of A Paradise and representatives of A Paradise and Apeiron held a call to discuss Apeiron’s potential purchase of the securities held by the Sponsor in A Paradise after the closing of a business combination between Enhanced and A Paradise. The discussion included negotiations regarding the consideration payable by Apeiron in connection with such purchase.
On October 26, 2025, as part of the diligence process, the CEO of A Paradise conducted an in-person visit to Enhanced’s offices in New York to meet with Enhanced’s CEO and CFO. A Paradise’s representatives also participated in the meeting via conference call. During the meeting, the parties discussed Enhanced’s mission, business operations, and financial outlook. The visit formed part of a broader diligence program that also included multiple subsequent virtual diligence meetings, including on October 31, 2025, November 3, 2025, November 7, 2025 and November 18, 2025 where due diligence meetings were attended by members of the management team of Enhanced, Migo, Roma, A Paradise and Sullivan & Cromwell.
On October 26, 2025, Enhanced circulated a revised draft of the term sheet to A Paradise, providing, among other items (a) that at the Closing, certain Apeiron shareholders would hold at least a supermajority of the voting power of the surviving company and (b) for the removal of language requiring A Paradise to hold at least $5,000,001 in net tangible assets as a condition to the Closing.

From October 28, 2025 through November 20, 2025, advisors and counsel engaged by A Paradise, including DaHui for legal due diligence, Migo for financial due diligence and valuation, and Roma for fairness analysis, conducted valuation and legal diligence review on Enhanced, including review of Enhanced’s corporate documents, operations, financial statements, business plan, and material agreements in the virtual data room, which covered key aspects of Enhanced’s business, financial and legal matters, including regulatory compliance, operations, management, and material contracts. In particular, DaHui prepared a red flag legal due diligence report, which reviewed Enhanced’s major contracts, regulatory and compliance matters, intellectual property, employment matters, and potential litigation. Migo conducted a red‑flag financial due diligence focused on Enhanced’s unaudited financial statements, as the audited statements had not yet been finalized, and also assisted with valuation assessments.
A Paradise and its advisors submitted several rounds of follow-up due diligence questions and requests, held several series of due diligence virtual meetings with the Enhanced representatives, including with its CEO, SVP of Finance and General Counsel, to discuss and receive responses from Enhanced in the form of oral answers, written answers and other supporting documentation uploaded to the virtual data room. During such due diligence meetings, the parties discussed Enhanced’s business, strategy, growth plans, strengths, competition and the potential risks faced by Enhanced as well as any mitigation plans it has in place for such risks. A Paradise also undertook focused risk and business due diligence sessions. Risk due diligence comprised a review of Enhanced’s operational, compliance, and legal risks, including cybersecurity, data management, and financial and credit exposures, while business due diligence addressed strategic and commercial aspects such as the company’s mission, long-term objectives, business model, management background and experience, research and development initiatives, partnerships and collaborations, production and technology, market position, customer base, sales channels, competitive landscape, and overall market dynamics. Furthermore, in connection with the forecasts provided by Enhanced on [          ], 2025, the parties discussed the assumptions underlying the forecasts, appropriate market comparables, the cost of equity, among others.
During the same period, the virtual data room was further supplemented by requests and responses for additional information.
On October 27, 2025, Enhanced circulated an updated draft term sheet, where it insisted on a valuation of at least $1 billion. Furthermore, Enhanced noted that the amount of Enhanced Group Class A common stock to be issued to certain of its shareholders should be in an amount such that as of the closing of the Business Combination, such designated shareholders would hold at least a supermajority of Enhanced Group’s voting power. In this draft, Enhanced removed the minimum net tangible assets requirement for A Paradise.
On October 28, 2025, the A Paradise CEO and Enhanced representatives held a call to discuss the valuation of Enhanced. During the discussion, Enhanced expressed the view that, as it approached the Enhanced Games, its growth prospects and potential had become more evident, and that a valuation of approximately $1.2 billion would be more appropriate, as compared to the earlier contemplated valuation of $1 billion. Enhanced also noted its belief that it may be able to raise capital at a $1.2 billion valuation in its upcoming private placement. Following discussions, the A Paradise CEO acknowledged that Enhanced’s international expansion plans, increasing market visibility, and growth trajectory, together with the possibility that other investors would ascribe similar value in the Private Placement Investment could potentially support a premium valuation of $1.2 billion, provided that such valuation would remain subject to the outcome of a detailed valuation analysis and a fairness report to be prepared by independent advisors. Thereafter, the parties circulated minor comments to the term sheet and on October 28, 2025, Enhanced and A Paradise executed the term sheet.
On October 31, 2025 Sullivan & Cromwell, circulated the first draft of the Business Combination Agreement, reflecting several key terms of the term sheet. Subsequent to the initial circulation of the draft Business Combination Agreement, Enhanced’s representatives and A Paradise’s representatives exchanged drafts of the Business Combination Agreement and related ancillary documents, the most significant exchanges of which are summarized in more detail below. In connection with the exchanges, the parties attended virtual meetings to discuss and negotiate the terms of the draft Business Combination Agreement and the other ancillary documents. In connection with these draft exchanges and discussions, Ogier, MoFo and Sullivan & Cromwell also had regular contact with their respective clients to keep them apprised of the status of the draft Business Combination Agreement and ancillary agreements and also solicited their feedback in connection with the negotiation of the documents. During such time EGS also maintained regular contact with Apeiron to keep it apprised of the status of the Sponsor Equity Agreement and to solicit input in relation thereto.
On November 3, 2025, Sullivan & Cromwell circulated the first draft of the A Paradise/Enhanced NDA, pursuant to which A Paradise would be restricted from disclosing any confidential information shared by Enhanced before or after the execution of the A Paradise/Enhanced NDA in connection with a potential transaction between A Paradise and Enhanced. Between November 10, 2025 and November 24, 2025, Sullivan & Cromwell and A Paradise negotiated the A Paradise/Enhanced NDA. On November 24, A Paradise and Enhanced executed the A Paradise/Enhanced NDA, which does not contain a standstill provision.
On November 6, 2025, A Paradise circulated an updated draft of the Business Combination Agreement. In the draft Business Combination Agreement, A Paradise proposed amendments to align certain provisions in the draft Business Combination Agreement to those in the term sheet, and further proposed to, among other things, (a) revising certain changes to the representations and warranties of Enhanced regarding, among other matters, company organization, due authorization, capitalization, financial statements, legal compliance, material contracts, labor relations, tax-related matters, real property, intellectual property, suppliers, and related party transactions (b) limiting the representations and warranties to be provided by A Paradise, (c) providing operational flexibility allowing A Paradise to extend its Business Combination deadline in accordance with the APAD BVI Charter, (d) request that the obligations to file and maintain a shelf registration for resale of securities be shared between A Paradise and Enhanced, and (e) providing A Paradise with a right to terminate the Business Combination Agreement should Enhanced’s 2025 audited financial statements not be delivered by a certain date.
On November 11, 2025, Enhanced circulated an updated draft of the Business Combination Agreement, in which Enhanced (i) requested that their definition and scope of “material adverse effect” remain unchanged, (ii) partially accepted certain revisions proposed by A Paradise regarding the representations and warranties of Enhanced and A Paradise, and (iii) rejected the request that the failure to deliver Enhanced’s 2025 audited financial statements would be a cause for termination.
On November 12, 2025, A Paradise’s CEO and Enhanced’s management and representatives of Enhanced and Apeiron, including the CEO and the General Counsel of Apeiron, held a conference call to negotiate the terms of the Business Combination Agreement and to further explain each party’s position. During this call, (i) A Paradise explained the need to incorporate a deadline for the delivery of Enhanced’s financial statements, noting that such statements may become stale over time and that any delay in their delivery could impact the transaction timeline, given the limited period A Paradise has to consummate a business combination, and (ii) the Enhanced representatives explained their request for certain covenant thresholds, referencing their ongoing preparations for the Enhanced Games and related fundraising activities, which would require higher expense thresholds.
On November 13, 2025, representatives of A Paradise, Enhanced and Apeiron, including the CEO and the General Counsel of Apeiron, and their respective advisors held a conference call to discuss additional terms of the draft Business Combination Agreement. During the call, the parties (i) discussed the need for a lock-up arrangement and, in order to align interests, considered the general principle that lock-up provisions should apply consistently to both Enhanced Shareholders and the Sponsor, (ii) discussed the rationale behind certain requests to revise the scope of representations and warranties, (iii) addressed the necessity of registering shares for resale, and (iv) further discussed the transaction structure to enhance efficiency.
On November 14, 2025, A Paradise circulated an updated draft of the Business Combination Agreement, reflecting certain agreements reached during the recent conference calls, including (a) restructuring the transaction steps for efficiency, such that only A Paradise would be required to domesticate to Texas, (b) the inclusion of a Registration Rights Agreement as an ancillary agreement to the Business Combination Agreement and as part of the closing deliverables, (c) revisions to certain terms, including the definition and scope of “material adverse effect,” (d) revisions to the scope of certain representations and warranties of Enhanced and A Paradise, and (e) Enhanced’s agreement to include an outside date and a deadline for the delivery of financial statements, with the exact date subject to further negotiation.

On November 17, 2025, Enhanced’s representatives circulated an updated draft of the Business Combination Agreement, which reflected changes that had been agreed and accepted by the parties, including (i) the establishment of an Outside Date, with the option for Enhanced to extend such Outside Date to the Second Outside Date and the Third Outside Date, (ii) a requirement to file the Proxy Statement/Registration Statement within 45 days following execution of the Business Combination Agreement, (iii) the inclusion of Apeiron Holders in the Registration Rights Agreement, to be entered into as an ancillary agreement to the Business Combination Agreement and as a closing condition, (iv) a condition providing that proceeds from the SAFE must be at least $50 million, (v) an agreement for A Paradise and Enhanced to cooperate on any equity financing arrangements, subject to mutual agreement, and (vi) Enhanced’s obligation to deliver reviewed quarterly financial statements and audited annual statements within 90 days of the end of each relevant period, among other items. Enhanced also rejected A Paradise’s request for a right to terminate the Business Combination Agreement without liability if Enhanced’s audited financial statements were not delivered by a specified date.
On November 18, 2025, A Paradise, Enhanced and their respective advisors held a conference call to discuss additional terms of the draft Business Combination Agreement. During the call, the parties negotiated and agreed on certain matters, including (a) that the directors and officers of A Paradise would not be parties to the A Paradise Holder Support Agreement, as they do not hold voting rights at a shareholders’ meeting, and (b) that A Paradise would remain listed on Nasdaq prior to the Closing.
In addition, on November 18, 2025, representatives of A Paradise, Enhanced, Migo and Roma held a conference call to discuss the findings of Migo and Roma in relation to the valuation of Enhanced.
On November 19, 2025, A Paradise representatives circulated an updated draft of the Business Combination Agreement, which reflected the discussions and agreements reached by the parties from the day prior.
On November 20, 2025, a meeting of the A Paradise Board was held via video conference. At the invitation of the A Paradise Board, A Paradise’s advisor and management team were also in attendance. The A Paradise Board discussed the seven potential business combination targets, including Enhanced and Company A. After a presentation on such potential business combination targets by A Paradise’s management team, the A Paradise Board was given the opportunity to ask questions and exchange viewpoints regarding such each of the potential business combination targets, their markets, growth prospects, financials, viability as a target, and timeline, among other topics. Thereafter, the CFO of Enhanced was invited to join the meeting and answer questions by the A Paradise Board. Representatives of DaHui, Migo, and Roma were also invited to attend the meeting. Representatives of Migo were invited to present its background, experience, and valuation methodology to the A Paradise Board. Migo concluded the meeting by presenting its report that the fair value of the 100% equity interest in Enhanced as at September 30 is reasonably stated to be approximately $1.2 billion. Thereafter, a representative of Roma was invited to present its background and experience. Roma concluded by presenting its opinion that the proposed transaction with Enhanced at the valuation provided by Migo was fair to A Paradise and its shareholders. Subsequently, representatives from DaHui presented the firm’s background and legal due diligence findings and concluded that DaHui did not identify any red-flag issues from its due diligence on Enhanced. After each presentation, the A Paradise Board was given the opportunity to ask questions. After representatives from Enhanced, Migo, Roma and DaHui left the meeting, the A Paradise Board discussed the draft Business Combination Agreement and each of the ancillary documents, which were, at that time, substantially finalized, and the factors for approving the proposed business combination with Enhanced as well as the potential risks, as further describe below in “A Paradise Board’s Reasons for the Approval of the Business Combination”. The A Paradise Board also further deliberated on the Sponsor Equity Agreement, the potential conflicts of interest, the relative merits of each potential business combination target to determine which would be most advantageous for A Paradise at this time, and whether the proposed Business Combination with Enhanced would be in the best interests of A Paradise and its shareholders. The A Paradise Board unanimously (a) declared the advisability of the transactions contemplated by the Business Combination Agreement, (b) determined that the transactions contemplated thereby were in the best interests of the shareholders of A Paradise, and (c) determined that the transactions contemplated by the Business Combination Agreement constitute a “Business Combination” as such term is defined in the governing documents of A Paradise.
In connection with the Business Combination, the A Paradise Board received a final valuation report from Migo, dated November 20 2025, which provided that the fair value of the 100% equity interest in Enhanced as of the

Appraisal Date is reasonably stated to be $1.2 billion. See the section entitled “The BCA Proposal—Reports of Valuation Advisor to A Paradise”.
The A Paradise Board also obtained a written fairness opinion from Roma, dated November 20, 2025, which provided that the consideration to be paid by A Paradise in the Business Combination pursuant to the term of the transaction, was fair, from a financial point of view to the shareholders of A Paradise. See the section entitled “The BCA Proposal—Fairness Opinion of A Paradise’s Financial Advisor”. The A Paradise Board also received due diligence reports from DaHui and Migo.
On November 20, Enhanced’s representatives circulated a further updated draft of the Business Combination Agreement. The updated draft specified that 2% of the fully-diluted shares outstanding immediately following the closing will be reserved for the Employee Share Purchase Plan.
On November 21, 2025, A Paradise’s representatives circulated a further updated draft of the Business Combination Agreement reflecting A Paradise’s acceptance of the 2% Employee Share Purchase Plan. The updated draft also included revisions to modify certain representations of both parties under the CFIUS provisions. On the same day, Enhanced’s representatives responded with an updated draft Business Combination Agreement, which allowed Enhanced greater flexibility in issuing pre‑Closing equity grants.
On November 24, 2025, A Paradise circulated a draft reflecting certain updates to certain representations and warranties regarding Enhanced’s financial statements and other minor changes.
On November 25, 2025, A Paradise representatives requested a call to discuss the revised draft of the Business Combination Agreement. During the call, A Paradise accepted that the financial statements representation would not apply to the audited financials of Enhanced, which were not then available, but in lieu thereof, Enhanced agreed to deliver such audited financial statements on or before December 5, 2025.
On November 26, 2025, Enhanced’s representatives circulated a draft of the Business Combination Agreement that (i) included a covenant requiring Enhanced to deliver its audited financial statements to A Paradise by December 5, 2025, and (ii) introduced a closing deliverable by A Paradise of amendment to the Letter Agreement, in order to expressly permit certain transfers of securities contemplated by the Sponsor Equity Agreement and to include a 12‑month lock‑up period for the Sponsor’s equity securities. Later that day, A Paradise’s representatives circulated a responsive draft of the Business Combination Agreement agreeing to the provision regarding the amendment to the Letter Agreement but requesting that the lock‑up include price‑based early release provisions in the event that the share price exceeds $12.00 for any 20 trading-days within a 30‑trading‑day period commencing after Closing.
Later on November 26, 2025, Enhanced’s representatives circulated a revised draft of the Business Combination Agreement agreeing to a price‑based release mechanism, but subject to the company’s right, but not obligation, to grant such early release if the $20.00 price condition is met. During a subsequent call between Enhanced’s and A Paradise’s representatives, the parties discussed and agreed on this formulation, noting that it was consistent with the objective of aligning the interests of all stakeholders in the combined company.
On the same day, A Paradise Board approved the proposed Business Combination and the execution of the definitive transaction documents. On November 26, 2025, the parties continued to exchange drafts of the Business Combination Agreement to incorporate conforming and clarifying revisions, and subsequently finalized and executed the Business Combination Agreement and the ancillary agreements noted below.
Between November 18, 2025 and November 26, 2025, A Paradise and Enhanced, together with their respective advisors, negotiated and finalized the following agreements: (i) the A Paradise Holder Support Agreement, pursuant to which the Major A Paradise Shareholders agreed, among other things, to irrevocably undertake to vote all of their shares in favor of all proposals required to consummate the proposed transaction and against any alternative business combination or other action that would reasonably be expected to impede, delay or otherwise adversely affect the proposed transaction; (ii) the Enhanced Holder Support Agreement, pursuant to which the Major Enhanced Shareholders agreed, among other things, to provide substantially similar irrevocable undertakings with respect to their shares and (iii) the form of Registration Rights Agreement, pursuant to which, following the

Closing, Enhanced Group will be required to register for resale the securities held by certain shareholders of Enhanced Group party thereto.
On November 26, 2025, the Business Combination Agreement, the A Paradise Holder Support Agreement, and the Enhanced Holder Support Agreement were executed. On the same day, the parties issued a joint press release announcing the execution of the Business Combination Agreement and A Paradise filed a Form 8-K with respect thereto.
Timeline of the Sponsor Equity Agreement
During the negotiations of the term sheet between A Paradise and Enhanced in October 2025, representatives of Apeiron and the Sponsor contemplated the Sponsor Equity Agreement under the term sheet that would govern certain equity arrangements between the parties in connection with the proposed Business Combination. At that time, the parties discussed the mutual desire to design a framework that would reasonably be expected to, following closing of the proposed Business Combination, (i) reduce the Sponsor’s risk with respect to the future potential volatility of Enhanced’s stock price while providing the Sponsor with potential early liquidity options and (ii) provide Apeiron with an opportunity to increase its financial exposure to Enhanced. In October 2025, following negotiations between Apeiron and the Sponsor, the parties (i) agreed on the preliminary commercial framework for such an agreement, including the mutual intention to provide for reciprocal call and put options relating to not less than approximately 80% and up to 100% of the Sponsor’s equity interests, (ii) agreed on the range of potential consideration amounts for the exercise of such options, and (iii) agreed that Apeiron would pay an amount equal to a $5,500,000 refundable deposit in the event of a breach of the Business Combination Agreement by A Paradise, the Sponsor, or its affiliates. While the initial discussions among the parties assumed pricing in respect of the call and put options for delivery of 100% of the Sponsor’s equity interests, the parties ultimately agreed to a pricing range in the event the Sponsor was unable to deliver 100% of its equity interests upon exercise of the call or put, as applicable.
In November 2025, following the execution of the term sheet, representatives of Apeiron and the Sponsor commenced formal negotiations with respect to the Sponsor Equity Agreement. On November 9, 2025, EGS circulated the initial draft to the Sponsor and MoFo. The initial draft provided that, among other items, (i) Apeiron agreed to grant the Sponsor the Put Option, and the Sponsor agreed to grant Apeiron the Call Option, up to 100%, but no less than 80% of the equity securities then-held by the Sponsor in the Enhanced Group, (ii) upon the signing of the Sponsor Equity Agreement, Apeiron will pay the Deposit to an escrow account agreed to by Apeiron and the Sponsor, (iii) if the transactions contemplated by the Business Combination Agreement are terminated, the Deposit will be returned, unless the Business Combination Agreement is terminated as a result of a breach by the Sponsor; and (iv) in the event that the Business Combination is consummated, the Deposit (plus any interest accrued thereon) is paid to the Sponsor and credited against consideration payable to the Sponsor upon the exercise of the Put Option or Call Option, as applicable
Following initial discussions between EGS and the Sponsor, including a negotiation during a conference call held on November 11, 2025, the parties agreed to revise the range of potential share transfers to approximately 78% to 100%.
On November 15, 2025, representatives of Apeiron, including the General Counsel of Apeiron, and the Sponsor held a conference call to discuss the terms of the termination fee set forth in the Sponsor Equity Agreement, as well as the related milestones with respect to such termination fee.
On November 19, 2025, MoFo circulated a revised draft of the Sponsor Equity Agreement, providing (i) that the Put Option and the Call Option are applicable to up to 100% but no less than 78% of the equity securities then-held by the Sponsor in the Enhanced Group and (ii) for removal of the payment of the Deposit by Apeiron, with a note that such Deposit would be restructured via a different mechanism.
On November 23, 2025, EGS circulated a further draft providing, among other items, that Apeiron will pay a Deposit to the Sponsor in an amount equal to $5,500,000, which Deposit will be maintained until (i) the Business Combination Agreement is terminated in accordance with its terms, in which case, the Deposit will be released to Apeiron and the Sponsor in amounts determined based on whether the Sponsor achieved certain milestones in relation to the filing of the proxy statement/registration statement or (ii) the Business Combination is consummated, in which case the Deposit will be released to the Sponsor, which Deposit will be offset against the consideration payable to the Sponsor in connection with the exercise of the Put Option or Call Option.
On November 25, 2025, MoFo circulated another draft of the Sponsor Equity Agreement, which proposed (i) that at the signing of the Sponsor Equity Agreement, Apeiron will pay a Deposit to the Sponsor in an amount equal to $5,500,000, (ii) the Sponsor will pay Apeiron a termination fee in the event that the principal and direct cause of such termination is the willful breach of the Business Combination Agreement by A Paradise or Merger Sub, except that the Sponsor will not be required to pay such termination fee in the event that failure to consummate the Business Combination is due to any event beyond the reasonable control of the Sponsor, A Paradise or Merger Sub, and (iii) that the termination fee will be determined based on whether certain milestones were met by A Paradise in connection with the preparation and filing of the proxy statement/registration statement.
On November 26, 2025, EGS circulated an updated version providing that the Sponsor would be responsible for all transaction expenses incurred by the parties in excess of an agreed acquiror-side transaction expense cap pursuant to the Business Combination Agreement and that the Sponsor would deliver an amendment to the Letter Agreement to permit transfers of the Sponsor’s shares as contemplated by the Sponsor Equity Agreement.
On November 26, 2025, EGS and MoFo held conference calls to finalize the remaining commercial points. During the discussion, the parties agreed on the following additional terms: (i) both parties would have the right to exercise their respective call or put options on multiple occasions; (ii) in the event Apeiron exercised its option, it would be required to do so for not less than 80% of the Sponsor’s equity interests; and (iii) any portion of the equity interests not exercised by one party could be exercised by the other.
Following the call, MoFo shared a revised draft of the Sponsor Equity Agreement, providing, among other items (i) that in the event Apeiron exercises its option, it would be required to do so for not less than 80% of the Sponsor’s equity interests and (ii) permitting that the Put Option may be exercised on more than one occasion.
Thereafter, EGS shared a revised draft of the Sponsor Equity Agreement, providing, among other items, that following the exercise of the Put Option, Apeiron is only required to exercise the Call Option with respect to 80% of (i) the securities held by the Sponsor in Enhanced Group minus (ii) the amount of securities held by the Sponsor in Enhanced Group as to which the Put Option was exercised. On November 26, 2025, the parties subsequently finalized the terms of the Sponsor Equity Agreement, which was executed by Apeiron and the Sponsor on the same date.
In connection with the entry into the Sponsor Equity Agreement, on November 26, 2025, Apeiron entered into the Participation Agreement with BBG, an affiliate of Berenberg Capital Markets LLC, Enhanced’s financial advisor in connection with the Business Combination, pursuant to which BBG agreed to participate in 33.33% of the economics of the transactions contemplated by the Sponsor Equity Agreement, including the funding of the deposit amount of $5,500,000. Pursuant to the Participation Agreement, BBG will be entitled (a) 33.33% of the securities acquired by Apeiron pursuant to the Sponsor Equity Agreement and (b) 33.33% of any termination fee payable by the Sponsor to Apeiron under the Sponsor Equity Agreement.
Reasons for the Business Combination
The boards of directors and management teams of A Paradise and Enhanced evaluated a range of strategic and financial alternatives in connection with a potential business combination and, after considering these alternatives, determined that proceeding with the Business Combination was in the best interests of their respective stockholders.
In reaching its determination, Enhanced considered, among other things, the following principal factors: (i) access to capital to execute its business plan and support future capital-raising strategies as opportunities arise, including to fund expenses associated with the 2026 Enhanced Games and continued investment in infrastructure, product development, marketing and talent; (ii) enhanced liquidity and a broader potential investor base, including the opportunity for investors to participate at an earlier stage of Enhanced’s development; (iii) the benefits of a public company platform, including the potential use of publicly traded equity for strategic opportunities and to attract and retain talent; (iv) transaction certainty and timeline, including seeking to complete the Business

Combination ahead of the inaugural Enhanced Games scheduled for May 2026 and in advance of Enhanced’s expected commercialization of its Live Enhanced platform in the first half of 2026; and (v) support Enhanced’s objective of increased transparency in sports and provide an opportunity to present Enhanced’s strategy and value proposition holistically to the public.
In addition, A Paradise considered the reasons for the structure and timing of the Business Combination and any related financing transactions, including, among others, the following factors: (i) A Paradise has 24 months from the closing of its IPO to complete an initial business combination; (ii) the potential to structure the Business Combination in a manner that would be tax efficient to A Paradise shareholders; and (iii) the alignment of the final transaction structure and related financing transactions with Enhanced’s objectives. Furthermore, the A Paradise Board and A Paradise management team considered a number of factors, as further described in the section entitled “The BCA Proposal — A Paradise Board’s Reasons for the Approval of the Business Combination.”
The A Paradise Board’s Review of Valuation
Before reaching its overall decision to approve and declare advisable the Business Combination Agreement, the A Paradise Board reviewed the proposed equity value of Enhanced and considerations to be paid in connection with the Business Combination. In connection with such review, the A Paradise Board reviewed, among others, (a) the analysis and valuation opinion of Migo, A Paradise’s valuation advisor, as to the equity value of Enhanced, (b) the draft historical financial information of Enhanced, (c) the legal due diligence report of DaHui, A Paradise’s legal due diligence counsel, and the financial due diligence report of Migo, A Paradise’s financial due diligence advisor and (d) the terms of the Business Combination Agreement, including the valuation of Enhanced and the consideration to be paid, and (e) fairness opinion of Roma. The details of each such analysis and the engagement and qualifications of Migo and Roma are set forth below. In particular, based on its review of the reports and discussions with A Paradise’s management team and advisors regarding Enhanced’s equity value, the A Paradise Board came to the conclusion that the equity value of Enhanced at US$1,200,000,000 and other terms of the Business Combination Agreement are fair, from a financial point of view, to the A Paradise shareholders.
Reports of Valuation Advisor to A Paradise
On October 27, 2025, A Paradise engaged Migo to evaluate the fair value of Enhanced. The full text of Migo’s written valuation report, dated November 20, 2025, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the valuation report (which are also summarized herein), is attached as Annex G to this proxy statement/prospectus and is incorporated herein by reference. A Paradise shareholders are encouraged to read this valuation report carefully in its entirety. Migo’s valuation report was provided for the use and benefit of the A Paradise Board (solely in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Migo provided its consent to the inclusion of the text of its valuation report as part of this proxy statement/prospectus). Migo’s valuation report is limited solely to the fair value of Enhanced and does not address A Paradise’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to A Paradise. Migo’s valuation report does not constitute a recommendation as to how any shareholder of A Paradise should vote or act with respect to the Business Combination or any other matter.
Engagement of Migo
Migo was engaged by A Paradise to provide its independent opinion to the A Paradise Board as to the fair value of Enhanced. The terms of its engagement by A Paradise were under the engagement letter between Migo and A Paradise, dated as of October 27, 2025. Except for valuation services provided to BEST SPAC I Acquisition Corp., where the CEO of A Paradise acted as an advisor, Migo has not been engaged by Enhanced, A Paradise or the Sponsor and any of its affiliates in the past three years prior to the date of the valuation report. Migo received a non-contingent fee of approximately $52,500 as compensation for services provided to BEST SPAC I Acquisition Corp. Migo received a non-contingent fixed fee of $50,000 as compensation for the delivery of the opinion. Payment of the valuation report fee to Migo is not dependent upon completion of the Business Combination or the findings of Migo with respect to valuation.

In selecting Migo, A Paradise considered, among other things, the fact Migo, as part of its services, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes. Furthermore, A Paradise considered that Migo had experience providing valuation services in connection with a business combination of other special purpose acquisition companies.
Migo did not receive instructions from A Paradise, Enhanced or any of their respective affiliates. A Paradise, Enhanced and their respective affiliates did not impose any limitation on the scope of Migo’s investigations of Enhanced’s value.
Opinion of A Paradise’s Valuation Advisor
Migo rendered the valuation report to A Paradise on the fair market value of a 100% controlling equity interest of Enhanced as of the Appraisal Date based upon and subject to the factors and assumptions set forth therein.
The full text of the written report of Migo, dated November 20, 2025, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the report, is attached to this proxy statement/prospectus as Annex G. You are encouraged to read the report in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of the review undertaken by Migo in rendering its report. Migo’s report is directed to A Paradise and addresses only their report on the Equity Interest. The Migo report is not a recommendation as to how any holder of A Paradise ordinary shares should vote with respect to the Business Combination or any other matter. The summary of the opinion of Migo set forth below is qualified in its entirety by reference to the full text of the opinion.
In connection with rendering the valuation report to the A Paradise Board, Migo performed a number of processes and procedures, including the following:
•Collected and analyzed the relevant historical financial statements and other financial and operational information of Enhanced;
•Discussed with the management of Enhanced in relation to Enhanced’s history, operations and prospects of its business;
•Researched the general economic outlook and the outlook for the specific industry affecting the business of Enhanced, its industry and its market;
•Examined the reasonableness of the information as well as other records and documents provided by the management of Enhanced, in light of Migo’s research and analysis;
•Determined the most appropriate valuation method;
•Identified the comparable companies of Enhanced;
•Compiled the relevant market data and inputs for the valuation model of the Equity Interest;
•Reviewed the projection as further described in “The BCA Proposal—Opinion of A Paradise’s Valuation Advisor—Projection”; and
•Evaluated the value of the Equity Interest based on the assumptions and valuation method stated in this report.
This appraisal relied upon the following contingent and limiting conditions:
•Public, industry, statistical, and other information furnished by third parties, upon which portions of this analysis are based, are believed to be reliable. However, Migo makes no representation as to the accuracy or completeness of such information and has performed no independent verification or procedures to corroborate it.

•Enhanced has confirmed to Migo that, to the best of its knowledge, the financial statements and projections reflect Enhanced’s results of operations and financial position in accordance with generally accepted accounting principles, unless otherwise noted. The financial statements, projections, and other related information supplied by management have been accepted as correct without further verification. Migo has not audited, reviewed, or compiled the financial information or projections provided to it and, accordingly, Migo expresses no audit opinion or any other form of assurance on such information. Migo also has no reason to believe that any material facts have been withheld from us.
•This report is intended to be used solely for the specific purposes stated herein. Any other use is invalid. No party should rely on this report as a substitute for its own due diligence. No reference to Migo’s name or to this report, in whole or in part, in any document prepared or distributed to third parties may be made without Migo’s prior written consent.
•The opinion of value expressed herein is valid only for the stated purpose and as of the valuation date indicated. Migo assumes no responsibility for changes in market conditions and no obligation to revise its conclusion of value to reflect events or conditions occurring after the valuation date.
•Regarding the prospective financial information approved by management and used in Migo’s engagement, Migo has not examined or compiled such information and therefore does not express an audit opinion or any other form of assurance on it or its underlying assumptions. Events and circumstances frequently differ from expectations, and actual results may vary materially from the prospective financial information.
•In arriving at its opinion of value, Migo has relied extensively on the information described above. Any variation in the assumptions or information used in this valuation could materially affect Migo’s opinion of value.
In addition, in arriving at its opinion, Migo has consulted, reviewed and relied, with A Paradise’s consent, on certain key information which was publicly available or provided by Enhanced’s management, including:
1.Financial database provided by Bloomberg;
2.Unaudited historical financial and operational information of Enhanced;
3.The Projections and the underlying assumptions;
4.Relevant industry report and economic data; and
5.Discussions with the management of Enhanced.
Migo’s opinion was based on business, economic, monetary, market and other considerations as they existed and could reasonably be evaluated on, and the information made available to Migo as of, the date thereof. Subsequent developments may have affected the opinion, and none of A Paradise, Enhanced, or Migo assume responsibility for updating or revising the opinion based on circumstances or events occurring after the date thereof (regardless of the closing date of the Business Combination). Migo’s opinion is valid only as of the Appraisal Date and Migo takes no responsibility for changes in market conditions and assumes no obligation to revise its conclusion of value to reflect events or conditions which occur subsequent to the valuation date.
The following is a summary of the material analyses delivered by Migo to A Paradise in connection with rendering the valuation report described above. The following summary, however, does not purport to be a complete description of the analyses performed by Migo, nor does the order of analyses described represent relative importance or weight given to those analyses by Migo. Except as otherwise noted, the following information, to the extent that it is based on market data, is based on market data as it existed on or as of September 30, 2025 and is not necessarily indicative of current market conditions.

Projection
Enhanced anticipates rapid business growth in the near term. By implementing strategic initiatives such as diversifying revenue streams, expanding into international markets, and forming strategic partnerships, Enhanced aims to strengthen its market position and enhance shareholder value.
The following table summarizes the projected revenues and other financial metrics for the years ending  December 31,  2025, December 31,  2026, December 31, 2027, and  December 31, 2028, as extracted from the Projections.

	December 31, 2025	December 31, 2026	December 31, 2027	December 31, 2028
Net Revenue
Prescriptions	—	16,432,632	58,385,580	109,851,285
OTC	—	10,007,423	48,224,803	139,854,872
Games	—	30,768,000	67,967,000	106,915,750
Total Net Revenue	—	$57,208,054	$174,577,383	$356,621,907
Growth Rate	—	—%	205%	104%
Net Margin	—	51,736,500	151,655,534	300,054,439
Total Operating Expenses	$13,523,974	$88,304,408	$109,622,520	$148,847,381
Depreciation	496,438	3,156,750	5,880,927	6,446,869
Earnings Before Interest and Tax (EBIT)	$(14,020,412)	$(39,724,658)	$36,152,087	$144,760,189
Corporate Tax Rate (25.63%)(2)	—	—	9,266,142	37,103,484
Net Operating Profit After Tax (NOPAT)	(14,020,412)	(39,724,658)	26,885,946	107,656,705
Free Cash Flow	$(16,280,824)	$(46,417,260)	$36,511,396	$121,547,565
_______________
(1) Prospective information as of October 29, 2025 6, 2021 does not reflect updates.
(2) The corporate tax rate represents the combined federal and state statutory corporate income tax rate, as sourced from The Organisation for Economic Co-operation and Development for 2024.

Migo’s Selection of Valuation Methods
In this valuation, Migo has considered the three generally recognized valuation approaches, namely the market approach, the income approach and the asset-based approach. The approach or approaches deemed most relevant will then be selected for use.
Market Approach
The market approach provides an indication of value by comparing the asset with identical or comparable (that is similar) assets for which price information is available. Third-party transactions in the equity of an enterprise generally represent the best estimate of fair value if they are done at arm’s length.
Income Approach
The income approach provides an indication of value by converting future cash flow to a single current value. Under the income approach, the value of an asset/the business entity is determined by reference to the value of income, cash flow or cost savings generated by the asset/ the business entity. A fundamental basis for the income approach is that investors expect to receive a return on their investments and that such a return should reflect the perceived level of risk in the investment.
Asset-Based Approach
The asset-based approach is based on the general concept that the earning power of a business entity is derived primarily from its existing assets. The assumption of this approach is that when each of the elements of working capital, tangible and intangible assets is individually valued, their sum represents the value of a business entity and equals to the value of its equity and long term debt. Under the asset-based approach, the fair value of equity of a business entity/group refers to the fair values of various assets and liabilities on the statement of financial position of the business entity/group as at the measurement date, in which the fair value of each asset and liability was determined by reasonable valuation approaches based on its nature.
Valuation Method Adopted – Business Valuation
In valuing Enhanced, Migo considered its marketing operations, its participation in organizing live sporting events, the production and distribution of related content through various channels, the marketing of lifestyle and performance optimization services to customers, and the sale of related merchandise. The Market-Based Approach was not adopted due to the lack of sufficiently comparable transactions and the unavailability of key transaction assumptions, such as discounts or premiums applied to prices or considerations. The asset-based approach was also not applied, as it does not capture Enhanced’s future earning potential. In addition, the company has developed its own brand, business networks, and customer relationships — intangible assets that exist within the business but are not capitalized. As a result, the relationship between fair value and book costs is weak for Enhanced. Therefore, the asset-based approach was not selected.
The valuation approach is determined based on professional judgment and technical expertise after detailed analysis on facts and circumstances. Key factors Migo has considered include, among other criteria, business nature and stage of development of the subject entity, the quantity and quality of the information provided, access to available data, supply of relevant market transactions, type and nature of the subject asset, purpose and objective of the valuation.
Migo has adopted the income approach to valuing Enhanced because it accounts for the future development and capital expenditure of financial business activities. The income approach was considered to be the most appropriate valuation approach in the valuation, as it takes the future growth potential and firm-specific issues of Enhanced into consideration.
Under the income approach, the discounted cash flow (DCF) method was adopted in the valuation. The DCF method is the most fundamental and prominent method of the income approach. In applying the DCF method, the free cash flows were computed using the following formula:
FCF = NI + NCE + Int (1 – Tint) – NCI – InvFA – InvNWC
Where:
FCF = free cash flow
NI = net income after tax
NCE = non-cash expenses
Int = interest expenses
Tint = tax rate applied to interest expense
Int (1 – Tint) = after-tax interest expense
NCI = non-cash incomes
InvFA = investment in capital expenditure
InvNWC = investment in net working capital
The results were then discounted using a discount rate, or the cost of capital, to determine the present value of the expected cash flows.

The present value of the expected cash flows was computed using the following formula:
PVFCF = FCF1 / (1 + r)1 + FCF2 / (1 + r)2 + …+ FCFn / (1 + r)n
Where:
PVFCF = present value of free cash flows
FCF = free cash flow
r = discount rate
n = number of year of projections
The WACC is commonly adopted for determination of the discount rate in Migo’s valuation. It is the overall required rate of return on a company as a whole; it is the appropriate discount rate to be applied to cash flows with risk that is similar to that of the overall company. The WACC is the weighted average of the costs of each of the different types of capital and the weights are in proportion to a company’s capital that comes from respective sources.
WACC = We x Re + Wd x Rd x (1 - Tc)
In which
Re = Cost of equity;
Rd = Cost of debt;
We = Weight of equity value to enterprise value;
Wd = Weight of debt value to enterprise value; and
Tc = Corporate tax rate.
Cost of Debt
The cost of debt was determined by the expected borrowing rates of Enhanced. Since the interest expenses paid on debts are tax-deductible for Enhanced, the cost of obtaining debt funds is less than the required rate of return for the suppliers of debt capital. The after-tax cost of debt was calculated by multiplying one minus the corporate tax rate by the cost of debt.
Cost of Equity
The cost of equity was determined using the CAPM, which describes the relationship between the risks of Enhanced and expected return to investors. It is calculated by the following formula:
Re = Rf + β x Market Risk Premium + Other Risk Premium
In which
Re = Cost of equity;
Rf = Risk-free rate; and
β = Beta coefficient.
Discount Rate
In determining the WACC, we selected several listed companies with business scopes and operations similar to those of Enhanced as comparable companies.

Selection of Comparable Companies
Enhanced’s main operation is organizing live sporting events, producing and distributing related content through various channels, and marketing lifestyle and performance optimization services to customers and selling related merchandise.
Migo has identified potential comparable companies that provide similar services within the sports entertainment, performance technology, and lifestyle wellness markets with distinctive operation models and geographies. These companies exhibit a wide range of gross profit and operating margins. For comparable companies that generate revenue from different operating models or at different margins, their valuation multiples may be distorted and may not be considered as comparable companies.
Based on the aforesaid factors, the selection criteria for this valuation are determined to be: (1) principally engaged in similar business (i.e., over 50% revenue is generated from sport event, supplement and related services); (2) listed on a recognized stock exchange; and (3) publicly available and reliable financial information for valuation purposes.
Based on the above criteria, Migo has conducted comprehensive research and come up with the below exhaustive list of comparable companies which is considered as fair and representative for the purpose of this valuation. The Comparable Companies are listed in the United States, except in the case of Glancia Plc, which is listed in the United Kingdom and in Ireland. A description of the business operation of the Comparable Companies is summarized below:

Company Name	Stock Code	Peers Background
Live Nation Entertainment, Inc	LYV US EQUITY
Live Nation Entertainment, Inc. produces live concerts and sells tickets to those events over the Internet. The Company offers ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters. Live Nation Entertainment serves customers worldwide.

Madison Square Garden Sports Corp	MSGS US EQUITY	Madison Square Garden Sports Corp. operates as a sports team. The Company participates in live sporting events. Madison Square Garden Sports serves clients in the United States.
Manchester United Plc	MANU US EQUITY
Manchester United Plc. operates as a professional sports club. The Company manages the soccer team and all affiliated club activities of the Manchester United Football Club, that includes the media network, foundation, fan zone, news and sports features, and team merchandise. Manchester United is based in England.

TKO Group Holdings, Inc	TKO US EQUITY
TKO Group Holdings, Inc. operates as a holding company. The Company, through its subsidiaries, provides sports entertainment services, as well as focuses on organizing live events. TKO Group Holdings serves customers worldwide.

Glanbia Plc	GLB LN EQUITY	Glanbia Plc is an international dairy, consumer foods, and nutritional products company. The Company conducts operations primarily in Ireland, the United Kingdom, and the United States.
The Simply Good Foods Company	SMPL US EQUITY
The Simply Good Foods Company operates as an investment company. The Company invests in and expands snacks and food products businesses. Simply Good Foods serves customers in the States of Colorado and Connecticut.

Herbalife Ltd	HLF US EQUITY
Herbalife Ltd operates as a nutrition company. The Company manufactures and sells weight management solutions such as protein shakes, nutritional supplements, sports nutrition solutions, and personal care products. Herbalife serves clients worldwide.

Company Name	Stock Code	Peers Background
BellRing Brands, Inc	BRBR US EQUITY
BellRing Brands, Inc. operates as a nutrition company. The Company sells and markets nutrition products such as premier protein, dymatize, and powerbar products for food, drug, mass, club, specialty, ecommerce, and foodservice channels. BellRing Brands serves customers worldwide.

The Beachbody Company, Inc	BODI US EQUITY	The Beachbody Company, Inc. operates as a health and fitness company. The Company offers wellness digital platforms and nutrition products. Beachbody Company serves customers worldwide.
Below is the summary of the key parameters of the WACC of Enhanced adopted as at the Appraisal Date:

Key Parameters	As of September 30, 2025
Risk-free Rate	4.15%
Market Risk Premium	6.26%
Beta Coefficient	0.56
Size Premium	2.66%
Cost of Equity	10.32%
Cost of Debt	7.25%
Weight of Equity Value to Enterprise Value	82.15%
Weight of Debt Value to Enterprise Value	17.85%
Corporate Tax Rate	25.63%
WACC (Rounded)	9.44%
Notes regarding assumptions:
•The future cash flows were discounted using a WACC of 9.44% as of the Appraisal Date. The WACC was derived using the following principal assumptions:
◦Risk-Free Rate: A rate of 4.15%, based on the yield of the U.S. 10-year government bond as of the Appraisal Date, which represents the return on a risk-free investment.
◦Equity Risk Premium: A premium of 6.26% to compensate investors for taking on the relatively higher risk of the equity market compared to risk-free assets.
◦Beta Coefficient: A levered beta of 0.56, derived from the median adjusted beta of the Comparable Companies listed above.
◦Size Premium: A premium of 2.66% was added to account for the additional risk associated with smaller companies (micro-cap), referencing the Duff & Phelps Size Premium study.
◦Company-Specific Risk: The WACC calculation assumes that Enhanced Group will achieve its projected capital structure of approximately 18% debt and 82% equity.
•For purposes of estimating terminal value of Enhanced Group beyond the discrete projection period, a terminal growth rate of 3.0% was applied. The rate selected aligns with long-term global inflation expectations and projected GDP growth. It reflects the assumption that, after the initial high-growth projection period, Enhanced Group will reach a state of maturity where it will grow at a rate consistent with the broader economy, rather than continuing at the accelerated growth rates reflected in the earlier projection years.

•Taxation: A corporate tax rate of 25.63% is assumed to remain constant throughout the projection period. The corporate tax rate represents the combined federal and state statutory corporate income tax rate, as sourced from The Organization for Economic Co-operation and Development for 2024.
The above assumptions and inputs were selected to reflect prevailing market conditions and factors specific to Enhanced Group as of the Appraisal date. They are not necessarily indicative of the actual future cost of capital that Enhanced Group may experience, which could differ materially depending on changes in market conditions, capital structure, or Enhanced Group’s risk profile.
The DCF method generally yields valuation information at the non-controlling, marketable level of value. The above indicated value is then subject to the adjustments for the discount for lack of marketability in order to derive the fair value, non-marketable equity interest in Enhanced.
Discount for Lack of Marketability
The concept of marketability relates to the liquidity of an ownership interest - that is, how quickly and easily it can be converted into cash if the owner chooses to sell. The DLOM reflects the absence of a ready market for shares in a closely held corporation. Ownership interests in such companies are typically less marketable than comparable interests in publicly traded companies. Consequently, a share in a privately held company is generally worth less than an equivalent share in a publicly listed company.
Based on Migo’s qualitative and quantitative analysis, a 15.69% discount is suggested for this valuation. The discount is made with reference to the Stout Restricted Stock Study, which is one of the common quantitative methods in assessing the discount for lack of marketability for the shares of a private entity, like Enhanced. This conclusion is also concurred with Migo’s findings on other relevant research papers (both formal and informal) and valuation journals on valuation premiums and discounts which are publicly available.
Calculation of the fair value of the Equity Interest is summarized as follows:

The Sum of the Present Value of the Free Cash Flow after applying a discount rate of 9.44 % is as follows;	(USD)
Year 2025 USD (16,098,321); Year 2026 USD (43,381,517); Year 2027 USD 31,180,804; Year 2028 USD 94,850,314;	66,551,280.00
Long Term Growth Rate	3%
Terminal value	1,732,242,307
Present Value of Terminal Value	1,351,764,849
Total Business Value	1,418,316,129
Add: Interest-Bearing Debt
: Non-operating Asset	4,796,590
Equity Value (USD)	1,423,112,719
Less: Discount for Lack of Marketability (15.69%)	223,286,386
100% Equity Interest of Enhanced	1,199,826,334
USD (Rounded)	1,200,000,000
Valuation Assumptions
In Migo’s calculation of the fair value of the Equity Interest, it has made the following assumptions:
1.There will be no material changes in the existing political, legal, fiscal, or economic conditions under which Enhanced conducts its business;
2.There will be no material changes in the current taxation laws of the jurisdictions in which Enhanced operates, the applicable tax rates will remain unchanged, and all relevant laws and regulations will continue to be complied with;

3.There will be no material changes in the industry in which Enhanced operates that would materially affect the revenues, profits, or cash flows attributable to Enhanced and its subsidiaries;
4.Enhanced and/or its partners will obtain all necessary licenses, permits, and approvals required to provide its services;
5.Exchange rates and interest rates will not differ materially from those presently prevailing;
6.The availability of financing will not constrain the operations of Enhanced;
7.Enhanced will successfully maintain its competitiveness and market share through optimizing the utilization of its resources and expanding its marketing network;
8.Enhanced will keep abreast of industry developments, enabling it to sustain its competitiveness and profitability;
9.Enhanced will continue to utilize and maintain its current operational, administrative, and technical facilities to support expansion and increase sales;
10.Enhanced will be able to secure sufficient funds to meet its financial obligations as they fall due;
11.Enhanced will retain and continue to employ competent management, key personnel, and technical staff to support its ongoing operations;
12.Industry trends and market conditions relevant to Enhanced’s business will not deviate materially from current economic forecasts;
13.Enhanced has no material contingent assets or liabilities as at the Appraisal Date; and
14.The Projection has been prepared on a reasonable basis, reflecting estimates that have been made with due and careful consideration by the management of Enhanced.
Opinion of Value
Based upon the investigation and analysis outlined above and the appraisal method employed, it is Migo’s opinion that the fair value of the Equity Interest as at September 30, 2025 is reasonably stated by the amount of US dollars one billion two hundred million dollars only ($1,200,000,000). Sensitivity analysis indicates that, with a variation of ±0.5% in the Weighted Average Cost of Capital, the value opinion would fall within a range of $1 billion to $1.3 billion.
This opinion of value is based on generally accepted valuation principles, procedures, and practices that rely extensively on numerous assumptions and involve consideration of various uncertainties, not all of which can be easily quantified or ascertained. Any variation in the assumptions or limiting conditions set out in this report could materially affect Migo’s opinion of value.
Fairness Opinion of A Paradise’s Financial Advisor
Roma delivered a Fairness Opinion, dated November 20, 2025, addressed to the A Paradise Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by A Paradise in the Business Combination pursuant to the terms of the transaction, is fair, from a financial point of view, to the shareholders of A Paradise.
The full text of the Fairness Opinion, which sets forth the assumptions made, procedures followed, findings and recommendations, the bases for and methods of arriving at such findings and recommendations, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), and instructions received from A Paradise, is attached as Annex H to this proxy statement/prospectus and is incorporated herein by reference. Roma’s opinion was provided for the use and benefit of the A Paradise Board (solely in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and Roma provided its consent to the inclusion of the text of its opinion as part of this proxy statement/prospectus). Roma’s opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by A Paradise in the Business Combination and does not address A Paradise’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to A Paradise. Roma’s opinion does not constitute a recommendation as to how any shareholder of A Paradise should vote or act with respect to the Business Combination or any other matter.
In arriving at its opinion, Roma, among other things, performed the following procedures:
•Reviewed the valuation analyses and the valuation report prepared by Migo;
•Reviewed the valuation methodologies used and valuation assumptions used;
•Reviewed projections prepared by Enhanced and the assumptions underlying the projections;
•Reviewed the terms and conditions of the Business Combination Agreement, and other relevant agreements;
•Considered draft financials, management information, annual reports and other financial and operating data provided by Enhanced;
•Considered publicly available information of comparable companies deemed relevant;
•Reviewed A Paradise’s SEC filings;
•Considered the economic and industry outlook applicable to Enhanced;
•Held discussions with members of the management of A Paradise and Enhanced, as appropriate; and
•Reviewed the financial condition and performance of Enhanced.
During the course of its review, Roma has been provided with the following, which forms the basis for the fairness opinion:
•Draft financial statements and management accounts of Enhanced;
•Reports and other documents of Enhanced;
•The Business Combination Agreement and other transactional and operational contracts;
•Public filings and industry information available in the public domain;
•The projections prepared by Enhanced and certain files submitted by Enhanced, including through its virtual dataroom;
•Valuation report on the valuation of 100% equity interest in Enhanced prepared by Migo;
•Valuation analyses prepared by Migo;
•Relevant supporting and evidence of the valuation provided by Migo; and
•Such other information, analyses, investigations and discussions as Roma considered necessary or appropriate in the circumstances.
Roma’s determination was based, among other things, on the Financial Information. Roma reviewed Migo’s assessment and consideration for selecting the Income Approach, specifically a DCF analysis, as the primary methodology to evaluate the market value of the equity of Enhanced. Roma considers this approach fair and reasonable given that it accounts for future development and capital expenditure of financial business activities, takes into account the future growth potential, Enhanced Group’s specific business model, and the availability of management projections.
Even though Roma has reviewed the Financial Information, and the underlying assumptions for reasonableness, Roma expresses no opinion thereon. In addition, in rendering its Fairness Opinion, Roma has assumed that the Financial Information has been reasonably prepared by Enhanced’s management and their external accountants and/or advisors, and reflect Enhanced’s management’s best currently available estimates and good faith judgment of the competitive, operating and regulatory environment and risks, as well as of the related financial performance of Enhanced, and Roma has assumed that the Financial Information and the assumptions derived therefrom provide a reasonable basis for its Fairness Opinion. Although the Financial Information did not form the principal basis for its Fairness Opinion, but rather constituted one of many items that Roma employed, changes to the Financial Information could affect the Fairness Opinion rendered herein. Roma’s Fairness Opinion speaks only as of the date hereof and Roma expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its Fairness Opinion of which it becomes aware after the date hereof.
Assumptions that Roma considered to have significant sensitivity effects in its analysis have been evaluated in order to provide a more accurate and reasonable basis for arriving at the assessed value. The following key assumptions have been made:
•There will be no major changes in the existing political, legal, fiscal and economic conditions in which Enhanced carries on its business;
•There will be no major changes in the current taxation law in the territories where Enhanced operates, that the rates of tax payable will remain unchanged and that all applicable laws and regulations will be complied with;
•There will be no material changes in the industry in which Enhanced is involved that would materially affect the revenues, profits, cash flows attributable to Enhanced;
•Enhanced and/or its partners will obtain the necessary licenses and approvals to provide its services;
•Exchange rates and interest rates will not differ materially from those presently prevailing;
•The availability of finance will not be a constraint on the operations of Enhanced;
•Enhanced will successfully maintain its competitiveness through optimizing the utilization of its resources and expanding its marketing network;
•Enhanced can keep abreast of the latest developments in the industry, enabling it to grow, establish profitability, and sustain its competitive advantage;
•Enhanced will utilize and maintain its current operational, administrative and technical facilities to expand and increase its sales;
•Enhanced will be able to secure funds to repay its debts when they fall due;
•Enhanced will retain and have competent management, key personnel, and technical staff to support its ongoing operations;
•Industry trends and market conditions for related industries will not deviate materially from economic forecasts;
•Enhanced has no material contingent asset/liability as at the Opinion Date;
•The projections have been prepared on a reasonable basis, reflecting estimates which have been arrived at after due and careful consideration by Enhanced’s management;

•The Comparable Companies as at the Opinion Date that are sourced from Bloomberg and Enhanced’s dataroom reflect the market’s expectation on the Comparable Companies as at the Opinion Date; and
•There is no significant adverse change in the operations and financial position of Enhanced between the Opinion Date and the Appraisal Date.
The completion of the Business Combination is subject to a number of conditions outside the control of A Paradise and Enhanced, and Roma has assumed all conditions precedent to the completion of the Business Combination can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification.
Roma’s conclusion is derived from generally accepted appraisal procedures and practices that rely substantially on the use of various assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained. The Fairness Opinion solely reflects the facts and conditions existing at the Opinion Date. The data, opinion, or estimates identified as being furnished by others, which have been used in formulating the analysis, are gathered from Enhanced’s management and other reliable sources, but no guarantee is made nor liability assumed for their accuracy. Roma has relied to a considerable extent on information provided by Enhanced’s management and the relevant announcements, circulars and financial data published. Roma is not in the position to verify the accuracy of all information provided to it. However, Roma had no reason to doubt the truth and accuracy of the information provided to it and to doubt that any material facts have been omitted from the information provided.
Conclusion
Based upon and subject to the foregoing, and the information provided to Roma and such other factors as Roma considered relevant, Roma is of the opinion that, as at the date hereof, the consideration of $1.2 billion to be paid by A Paradise to Enhanced Shareholders pursuant to the Business Combination is fair, from a financial point of view, to A Paradise and the shareholders of A Paradise (including its unaffiliated shareholders).
The above summary of the analyses is not a complete description of Roma’s opinion or the analyses underlying, and factors considered in connection with, Roma’s opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. In arriving at its fairness determination, Roma considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Roma made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.
The consideration was determined through arms’ length negotiations between A Paradise and Enhanced and was approved by the A Paradise Board. Roma did not recommend any specific consideration to A Paradise or the A Paradise Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Business Combination.
Roma was engaged by A Paradise to provide its opinion as to the fairness, solely from a financial point of view, to A Paradise of the consideration. The terms of its engagement by A Paradise were under the Roma Engagement Letter. Roma will receive a flat fee of US$20,000 for its services. No part of Roma’s fee is conditioned upon the conclusion expressed in its opinion or contingent upon the closing of the Business Combination. A Paradise has also agreed pursuant to the Roma Engagement Letter to reimburse Roma for certain expenses Roma has incurred in performing services contemplated thereunder, and to indemnify Roma for certain liabilities, arising out of its engagement.
Roma may provide other services to affiliates of A Paradise and in the future may provide services to such persons and may receive compensation for such services. Except for services provided to Best SPAC I Acquisition Corp., where the CEO of A Paradise acted as an advisor, Roma and its affiliates or unaffiliated representatives have not performed any services for Enhanced, A Paradise or their respective affiliates in the past three years prior to the date of the Fairness Opinion. Roma received a flat fee of $20,000 as compensation for fairness opinion services provided to BEST SPAC I Acquisition Corp.

Engagement of Roma
A Paradise selected Roma as its financial advisor in connection with the Business Combination because Roma has substantial experience in, and is frequently engaged in, providing fairness opinions in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.
Certain Projected Information of Enhanced
Enhanced does not, as a matter of general practice, publicly disclose forecasts or internal projections of its future performance, revenue, financial condition or other results. In connection with its consideration of the potential Business Combination, Enhanced provided A Paradise with its internally-prepared operational and financial projections for the years ending December 31, 2025, December 31, 2026, December 31, 2027, and December 31, 2028. The projections were prepared solely for internal use and not with a view toward public disclosure or the published guidelines of the American Institute of Certified Public Accountants regarding the preparation and presentation of prospective financial projections. A Paradise did not prescribe or relay any instructions, guidelines, parameters, inputs, assumptions or other directions to Enhanced’s management with respect to the projections included in this proxy statement/prospectus. These projections should not be viewed as public guidance.
The projections included in this proxy statement/prospectus are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information, including in making a decision regarding the Business Combination. The projections and the assumptions underlying them reflect the opinion of Enhanced’s management, based on Enhanced’s business plans at the time the projections were prepared. As of February 11, 2025, Enhanced’s management has reaffirmed to A Paradise that the financial projections included herein continue to reflect Enhanced’s management’s current view of Enhanced’s expected future financial performance, based on information available and assumptions deemed reasonable as of such date. The projections were prepared over the course of September and October 2025, and approved by the Enhanced Board on October 29, 2025, taking into account the risks and uncertainties of Enhanced’s business, but there can be no assurance that these projections will be realized or that actual results will not be significantly higher or lower than projected. The projections and underlying assumptions do not take into account any circumstances or events occurring after the date they were prepared, but Enhanced’s management believes they continue to have a reasonable basis as of the date of this proxy statement/prospectus.
While presented with numerical specificity, the projections reflect numerous estimates and assumptions with respect to, among other things, the pace of new business development, licensing, acquisitions, market expansion, customer and supplier stability, general business, economic, regulatory, market and financial conditions, other future events and other uncontrollable factors, as well as matters specific to Enhanced’s business, all of which are difficult to predict and many of which are beyond the control of Enhanced and A Paradise. Enhanced believes the assumptions used to derive its projections were at the time made and are as of the date of this proxy statement/prospectus both reasonable and supportable, but subject to significant uncertainties as described below and elsewhere in this proxy statement/prospectus.
Enhanced has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the projections to anyone, including A Paradise. The inclusion of projections in this proxy statement/prospectus should not be regarded as an indication that A Paradise, the A Paradise Board, or their respective affiliates, advisors or other representatives considered, or now consider, such projections necessarily to be predictive of actual future results. The projections are not included in this proxy statement/prospectus in order to induce any A Paradise shareholders to vote in favor of or against the Business Combination. The projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information in making a decision regarding the Business Combination, as the projections may be materially different than actual results. Enhanced will not refer back to the projections in its future periodic reports filed under the Exchange Act.
None of A Paradise, Enhanced or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in the following analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.
The projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Enhanced and A Paradise. The various risks and uncertainties include those set forth in the “Risk Factors,” “Enhanced Management’s Discussion and Analysis of Financial Condition and Results of Operations of Enhanced” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.
The financial projections included in this proxy statement/prospectus have been prepared by, and are the responsibility of, Enhanced’s management. Neither WWC, P.C. nor BDO USA, P.C. or any other independent accountant has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections contained herein and accordingly, neither WWC, P.C. nor BDO USA, P.C. or any other independent accountant expresses any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections. The WWC, P.C. report included in this proxy statement/prospectus relates to A Paradise’s historical financial statements. BDO USA, P.C. reports included in this proxy statement/prospectus relate to Enhanced’s historical financial statements. Such reports do not extend to the financial projections and should not be read to do so.
The financial projections are primarily driven by the following key considerations: (i) primary and secondary research, which informed assumptions around subscriber growth including conversion rate, organic traffic, churn, pricing and product-offering; (ii) partnership-based operating model expectations, in which business partners manage backend infrastructure (fulfillment, logistics, operations), while Enhanced focuses on brand, design, customer acquisition, and go-to-market strategy; (iii) business-model design, in which the Enhanced Games and Live Enhanced platforms reinforce one another as events and content drive subscriber growth, which in turn supports a growing revenue base that can support additional events and services; (iv) market positioning based on the size and expected growth of Enhanced’s target customers inspired by athletic performance and a “live enhanced” lifestyle, as reflected in market data; and (v) operating inputs informed by ongoing discussions between Enhanced and potential sponsors, data from Enhanced’s customer wait list and actual and expected operating costs (e.g., athlete contracts and expected event expenses).
The operational and financial projections and assumptions are forward looking and reflect numerous estimates and assumptions, including, but not limited to, general business, economic, regulatory, market and financial conditions, as well as assumptions about competition, future industry performance and matters specific to Enhanced’s business, all of which are difficult to predict and many of which are beyond Enhanced’s and A Paradise’s control. In developing the projected operational and financial information, numerous significant assumptions were made with respect to Enhanced’s business for the periods covered by the projections. Some of the significant assumptions on which Enhanced’s management based its forecasts include, among other things, that (i) there are no material changes to Enhanced’s core business, (ii) there are no substantial changes to the market and the sports industry, (iii) there are no material changes in the ability of Enhanced to raise capital, (iv) Enhanced’s partners continue to serve Enhanced and/or Enhanced is able to procure new partners on similar terms, (v) consumer interest and sentiment in Enhanced’s core businesses will be robust, (vi) there are no regulatory changes that either materially increase Enhanced’s costs or inhibit Enhanced’s ability to do business, (vii) Enhanced is able to continue to recruit world class athletes, (viii) there are no reputational issues that arise that would inhibit Enhanced’s ability to attract sponsors or media rights counterparties, and (ix) the macroeconomic environment continues to be conducive to the establishment and growth of new businesses.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROJECTIONS FOR ENHANCED, A PARADISE UNDERTAKES NO OBLIGATION AND EXPRESSLY DISCLAIMS ANY

RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
The key elements of the projections provided by management of Enhanced to A Paradise are summarized in the table below:

	December 31, 2025(1)	December 31, 2026(1)	December 31, 2027(1)	December 31, 2028(1)
Net Revenue
Prescriptions		16,432,632	58,385,580	109,851,285
OTC		10,007,423	48,224,803	139,854,872
Games		30,768,000	67,967,000	106,915,750
Total Net Revenue		$57,208,054	$174,577,383	$356,621,907
Growth Rate		—%	205%	104%
Net Margin		51,736,500	151,655,534	300,054,439
Total Operating Expenses	$13,523,974	$88,304,408	$109,622,520	$148,847,381
Depreciation	496,438	3,156,750	5,880,927	6,446,869
Earnings Before Interest and Tax (EBIT)	$(14,020,412)	$(39,724,658)	$36,152,087	$144,760,189
Capital Expenditures	2,756,850	13,205,020	3,140,040	3,140,040
_______________
(1) Prospective information as of October 29, 2025 does not reflect updates.
The A Paradise Board’s Reasons for the Approval of the Business Combination
A Paradise was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The A Paradise Board sought to do so by using the networks and industry experience of the A Paradise Board and A Paradise’s management to identify and acquire one or more businesses.
In the opinion of the A Paradise Board, A Paradise’s management team, including its directors and officers, is qualified to evaluate the Business Combination with Enhanced. The A Paradise Board and A Paradise’s management collectively have extensive transactional experience. A detailed description of the experience of A Paradise’s executive officers, directors and advisor is included in the section of this proxy statement/prospectus entitled “Information About A Paradise—Directors and Executive Officers”.
In evaluating the Business Combination, the A Paradise Board consulted with its legal advisors, received a valuation report from Migo, and received a fairness opinion from Roma, as described above.
In light of the number and variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the A Paradise Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that A Paradise Board considered in reaching its determination and supporting its decision. The A Paradise Board viewed its decision as being based on the totality of the information available and the factors presented to and considered by the A Paradise Board as set forth below. In addition, individual directors may have given different weight to different factors in reaching their conclusions. The A Paradise Board recognized that there can be no assurance as to future results, including those anticipated or discussed in the reasons outlined below. Accordingly, the following explanation of A Paradise Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.
The independent directors reviewed and considered these factors during their evaluation of the Business Combination and the A Paradise Board unanimously approved the Business Combination Agreement and the related agreements and transactions contemplated thereby.
In particular, the A Paradise Board considered, among other things, the following factors, although not weighted or in any order of significance:
•Enhanced’s Growth Prospects. The A Paradise Board considered Enhanced’s strong growth prospects by evolving its flagship events into recurring global spectacles, enhancing market penetration across demographics and regions. This approach, supported by research validation and complemented by direct-to-consumer offerings, enables broader adoption of enhancements, fostering sustained development in the performance sector.
•Enhanced’s Business Model. The A Paradise Board considered Enhanced’s business model that combines revenue from events with consumer product subscriptions, leveraging flagship activities as acquisition channels. This structure reduces traditional marketing costs, promotes profitability through interconnected segments and supports scalable growth.
•Enhanced’s Marketing Strategy and Brand Impact. The A Paradise Board considered Enhanced’s marketing strategy to utilize high-profile events and content creation to showcase scientific enhancement benefits, drive engagement and reshape perceptions, strengthening brand identity in competitive environments.
•Enhanced’s Partnerships. The A Paradise Board considered Enhanced’s collaborations with leading suppliers for event infrastructure and product fulfillment to ensure quality and impact of the sporting events and allow the delivery of individualized direct-to-customer offerings.
•Experienced and Proven Management Team. The A Paradise Board believes that Enhanced has a management team with extensive experience: a team led by founder and CEO Maximilian Martin, with a track record of owning and operating large-scale operations; CFO Siddhartha Banthiya, with over two decades of experience in finance and leadership experience at various tech-enabled companies, and Rick Adams, who previously served as the Chief of Sport Operations of the United States Olympic & Paralympic Committee. For additional information regarding Enhanced’s executive officers, see the section of this proxy statement/prospectus entitled “Management of Enhanced Group Following the Business Combination— Executive Officers”.
•Existing Prominent Investors. The A Paradise Board believes that the participation of prominent investors in Enhanced’s prior financing rounds increases its credibility and supports confidence in its long-term strategy. These investors may also broaden the Company’s strategic network and potential partnership opportunities, which could provide access to additional resources and facilitate future growth.
•Valuation report. The A Paradise Board considered the results of the valuation report from Migo, an independent third-party, as described above. The A Paradise Board also considered Migo’s experience with valuation for other businesses.
•Fairness opinion. The A Paradise Board considered the fairness opinion from Roma, an independent third-party, as described above. The A Paradise Board also considered Roma’s experience with fairness opinions in capital market transactions.
•Enhanced’s Fundraise in Connection with the Business Combination. The A Paradise Board considered Enhanced’s Private Placement Investment of $40 million at a $1.2 billion valuation. The Board considered that participation by sophisticated investors and existing shareholders reflects a belief in Enhanced’s business model and future prospects. The Board also considered that the Private Placement Investment further supports the reasonableness of the $1.2 billion consideration.
•Best available opportunity. The A Paradise Board determined, after a thorough review of other business combination opportunities reasonably available to A Paradise, that the proposed Business Combination represents the best potential business combination for A Paradise based upon the process utilized to evaluate and assess other potential acquisition targets, and the A Paradise Board’s belief that such processes had not presented a better alternative.
•Continued significant ownership by Enhanced. The A Paradise Board considered that Enhanced’s existing equity holders would be receiving a significant amount of Enhanced Group’s shares in the proposed Business Combination and that Enhanced’s shareholders and key executives are “rolling over” their existing equity interests of Enhanced into equity interests in Enhanced Group. The current Enhanced Shareholders are expected to own approximately 80% of the outstanding common stock of Enhanced Group, constituting approximately 99.8% of the voting power of the outstanding common stock of Enhanced Group, assuming none of A Paradise’s public shareholders exercise their redemption rights in connection with the Business Combination.
•Likelihood of closing the Business Combination. The A Paradise Board believes that an acquisition by A Paradise has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws.
•Terms of the Business Combination Agreement are reasonable. The A Paradise Board believes that the proposed terms of the Business Combination Agreement, including the representations, warranties, covenants and conditions to the parties’ respective obligations, are reasonable in light of the entire transaction.
•Arm’s-Length Negotiations. The fact that the negotiation of the Business Combination Agreement was conducted through arm’s-length negotiations with Enhanced.
•Advisors. The fact that the A Paradise Board’s independent legal and financial advisors were involved throughout the negotiations and advised the A Paradise Board, which provided the A Paradise Board with additional perspectives on the negotiations in addition to those of the A Paradise’s senior management.
•Sufficient Time to Complete the Business Combination. The Agreement End Date is expected to allow for sufficient time to complete the Business Combination.
The A Paradise Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to the following:
•Business risk. The risk that the future financial performance of Enhanced may not meet expectations due to factors both within and beyond Enhanced’s control, Enhanced’s failure to execute on its strategies, Enhanced’s failure to attract and retain customers, to adapt to a new business environment, to obtain sufficient capital, to maintain its competitive edge, among others, and the risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
•Closing of the Business Combination may not occur. The risks and costs to A Paradise if the Business Combination is not completed, including the risk of diverting management focus and resources to other business combination opportunities, which could result in A Paradise being unable to effect a business combination within the timeframe set forth under the APAD BVI Charter, forcing A Paradise to liquidate the Trust Account.
•Current public shareholders exercising redemption rights. The risk that some of A Paradise’s current public shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•Closing conditions of the Business Combination. The fact that the Closing is conditioned on satisfying certain closing conditions, many of which are not within A Paradise’s control.
•A Paradise shareholders not holding a majority position in Enhanced Group. The fact that A Paradise shareholders will not hold a majority position in Enhanced Group following the Business Combination, which may reduce the influence that A Paradise’s current shareholders have on Enhanced Group’s management.
•Interests of A Paradise directors and officers may conflict with those of shareholders. The interests of A Paradise’s directors and officers may conflict with those of other shareholders due to their personal financial incentives. While these interests have been disclosed, they could affect decision making in a way that is not fully aligned with the interests of the public shareholders. In addition, the board discussed the Sponsor Equity Agreement, which presents further potential conflicts of interest with respect to management’s interests in the proposed business combination. However, the A Paradise Board concluded that these conflicts of interest would be mitigated because: (i) these interests were disclosed in the prospectus for A Paradise’s initial public offering and are included in this proxy statement/prospectus; (ii) except with respect to the Sponsor Equity Agreement, most of these conflicts would exist in connection with any business combination by A Paradise with another target business or businesses; and (iii) third-party professionals, including a valuation advisor and a fairness opinion advisor, were engaged to provide reports and opinions regarding the Business Combination. In addition, the board considered that a majority of its members are independent directors who are not parties to the Sponsor Equity Agreement. The independent directors reviewed and considered these interests during their evaluation of the Business Combination and, as members of the board, unanimously approved the Business Combination Agreement and the related agreements and transactions contemplated thereby. See “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a discussion of these considerations.
•Non-Survival of Representations, Warranties and Covenants. The A Paradise Board considered that the terms of the Business Combination Agreement provide that A Paradise will not have any surviving remedies against Enhanced or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of Enhanced set forth in the Business Combination Agreement. As a result, A Paradise shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Enhanced prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The A Paradise Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equity holders of Enhanced will be, collectively, the majority equity holders in Enhanced Group.
•Post-Closing Corporate Governance. Assuming a no redemptions scenario, immediately after the consummation of the Business Combination, it is anticipated that the Co-Founder Holders will hold a majority of the voting power of Enhanced Group. The Co-Founder Holders will therefore have decisive influence over matters requiring shareholder approval, including significant corporate transactions, such as a merger or an amendment of Enhanced Group’s corporate charter.
•Litigation related to the Business Combination. The risk of potential litigation challenging the Business Combination, which could enjoin consummation of the Business Combination.
•Negative impact resulting from the announcement of the Business Combination. The possible negative effect of the Business Combination and the public announcement of the Business Combination on A Paradise’s financial performance, operating results, and share price.
•Distraction. A Paradise’s directors, officers and employees have expended and will expend extensive time and effort attempting to complete the Business Combination and the other transactions contemplated by the Business Combination Agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions.

•Transaction Expenses. A Paradise has incurred and will incur substantial costs in connection with such transactions, even if such transactions are not consummated, which will have negative impact on A Paradise’s cash reserves and operating results if the transactions are not consummated.
•Other risks. Other factors that the A Paradise Board deemed relevant, including various other risks associated with the Business Combination, A Paradise’s business, and Enhanced’s business as described under “Risk Factors”.
For a more complete description of the A Paradise Board’s reasons for approving the Business Combination, including other factors and risks considered by the A Paradise Board, see the section entitled “The BCA Proposal— Interests of Certain Persons in the Business Combination”.
Satisfaction of 80% Test
After consideration of the factors identified and discussed in the section titled “The BCA Proposal—The A Paradise Board’s Reasons for the Approval of the Business Combination”, the A Paradise Board concluded that the Business Combination met the requirements disclosed in the IPO prospectus with respect to A Paradise’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement.
Interests of Certain Persons in the Business Combination
Under BVI law, directors and officers owe the following fiduciary duties:
•duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
•duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
•directors should not improperly fetter the exercise of future discretion;
•duty to exercise powers fairly as between different classes of shareholders;
•duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
•duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Amended and Restated Memorandum and Articles of Association or alternatively by shareholder approval at general meetings. The Sponsor and its affiliate(s) as well as each of A Paradise’s directors and officers presently have, and in the future any of the Sponsor and its affiliate(s), A Paradise’s directors and officers may have additional fiduciary or contractual obligations to other entities pursuant to which such Sponsor, affiliate(s), officer or director is or will be required to present acquisition opportunities to such entity. Accordingly, subject to his or her fiduciary duties under BVI law, if any of A Paradise’s officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will need to honor his or her fiduciary or contractual obligations to present such acquisition opportunity to such entity, and only present it to A Paradise if such entity rejects the opportunity.

The APAD BVI Charter provides that, subject to his or her fiduciary duties under BVI law, A Paradise renounces its interest or expectancy in any corporate opportunity offered to any officer or director unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one A Paradise is legally and contractually permitted to complete on a reasonable basis. Each of A Paradise’s directors considered the potential conflicts of interest arising from their personal circumstances, existing fiduciary obligations, and other factors. No director of A Paradise disclosed any pre-existing relationship with Enhanced. A Paradise believes that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the APAD BVI Charter did not impact its search for an acquisition target and that A Paradise was not prevented from reviewing any opportunities as a result of such waiver. Additionally, A SPAC III Acquisition Corp., another special purpose acquisition company that Mr. Claudius Tsang acts as a director, the CEO and the CFO, had entered into a Business Combination Agreement on May 23, 2025, which included an exclusivity clause. For a summary of the entities to which A Paradise’s executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships, see “Summary of the Proxy Statement/Prospectus—Interests of A Paradise’s Directors and Executive Officers in the Business Combination”.
A Paradise is not prohibited from pursuing an initial business combination with a company that is affiliated with its Sponsor, officers or directors. In the event that A Paradise seeks to complete its initial business combination with such a company or the A Paradise Board cannot independently determine the fair market value of the target business or businesses, A Paradise, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions or from an independent accounting firm, that such an initial business combination is fair to A Paradise from a financial point of view.
When you consider the recommendation of the A Paradise Board in favor of adoption of the Business Combination and the related Proposals, you should keep in mind that the Sponsor and A Paradise’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder generally, including but not limited to the following:
None of A Paradise’s officers or directors is required to commit his or her full time to A Paradise’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities. A Paradise does not intend to have any full-time employees prior to the completion of its initial business combination. Each of A Paradise’s officers is engaged in several other business endeavors for which he or she may be entitled to substantial compensation, and A Paradise’s officers are not obligated to contribute any specific number of hours per week to A Paradise’s affairs.
In considering the recommendation of the A Paradise Board to approve the Business Combination Agreement, A Paradise shareholders should be aware that A Paradise’s executive officers, directors and the Sponsor have interests in the Business Combination that are different from, or in addition to, those of A Paradise shareholders generally, including but not limited to the following:
•Since the Sponsor, executive officers and directors directly or indirectly own A Paradise ordinary shares and A Paradise Rights, they may have a conflict of interest in determining whether a particular target business is appropriate for A Paradise’s initial business combination. These individuals stand to benefit financially if the transaction is completed, which may influence their judgment.
•The Sponsor has entered into a Sponsor Equity Agreement which grants the Sponsor an option to require Apeiron to purchase up to 100%, and Apeiron an option to purchase, up to 100%, but no less than 78%, of the equity securities then held by the Sponsor in Enhanced Group, including the A Paradise Class B ordinary shares and the A Paradise Units, at a maximum purchase price for the Put Option and Call Option in the range of $6,700,000 to $9,000,000 and in the range of $11,000,000 to $15,500,000, respectively, reducing the economic exposure of the Sponsor to trading prices following consummation of the Business Combination. These put option and call option arrangements have the effect of imposing a floor and cap on the Sponsor’s return in respect of its investment in A Paradise at $1.21 and $2.18 per share of Enhanced Group Class A Common stock. Further, Apeiron has already deposited $5,500,000 with the Sponsor, creditable against such call option and put option arrangements, and repayable only in very narrow circumstances.
•Subject to the Put Option and Call Option pursuant to the Sponsor Equity Agreement, the Sponsor intends to transfer an aggregate of 60,000 of its founder shares, or 20,000 each to A Paradise’s three independent directors, plus an additional 25,000 of its founder shares to A Paradise’s advisor, at the consummation of an initial business combination. If A Paradise does not complete its initial business combination, such founder shares will expire worthless. Accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate A Paradise’s initial business combination, as such compensation will not be received unless A Paradise consummates such business combination.
•If an initial business combination is not completed within the Combination Period, A Paradise will be required to liquidate. In such event:
◦6,666,667 A Paradise Class B ordinary shares held by the Sponsor, which were acquired by the Sponsor prior to A Paradise’s IPO for an aggregate purchase price of approximately $0.004 per share, or $25,000 in the aggregate, will be worthless because the Sponsor is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such A Paradise Class B ordinary shares had an aggregate market value of approximately $[          ] million based on the closing price of the A Paradise Class A ordinary shares of $[          ] per share on Nasdaq as of [          ]. The Sponsor and A Paradise’s executive officers and directors waived their redemption rights and liquidation rights in connection with the purchase of the founder shares and no other consideration was paid for such agreement. Since the Sponsor, its affiliates and promoters, and its executive officers and directors will lose their entire investment in the A Paradise Class B ordinary shares if its initial business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for A Paradise’s initial business combination.
◦400,000 Private Placement Units purchased by the Sponsor for $4,000,000, will be worthless because the Sponsor is not entitled to participate in any redemption or distribution from the Trust Account with respect to such securities. Such Private Placement Units would have an aggregate market value of approximately $[          ] million based on the closing price of $[          ] per unit on Nasdaq as of [          ]. The Sponsor and A Paradise’s executive officers and directors waived their redemption rights and liquidation rights in connection with the purchase of the Private Placement Units and no other consideration was paid for such agreement. Since the Sponsor, its affiliates and promoters, and its executive officers and directors will lose their entire investment in the Private Placement Units if A Paradise’s initial business combination with Enhanced or another business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for A Paradise’s initial business combination.
•The Sponsor, its affiliates and its directors and executive officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than to liquidate. The Sponsor and its affiliates, and its directors and executive officers will retain 7,116,667 ordinary shares upon consummation of the Business Combination, representing ownership interest of approximately 5.3% in Enhanced Group, assuming maximum redemption by public shareholders. Such ordinary shares had an aggregate market value of approximately $[               ], based on the closing price of the A Paradise Class A ordinary shares of $[               ] per share on Nasdaq on [               ].
•The Sponsor and its affiliates can earn a positive rate of return on their investment, even if other A Paradise shareholders experience a negative rate of return in Enhanced Group following the Business Combination. For example, if the share price of the Enhanced Group common stock declined to $5.00 per share after the close of the business combination, A Paradise’s public shareholders who purchased shares in A Paradise’s initial public offering would have a loss of $5.00 per share, while the Sponsor would have a gain of approximately $4.996 per share because it acquired the founder shares for a nominal amount.

•The Sponsor may make loans from time to time to A Paradise to fund certain capital requirements. If the Sponsor makes any Working Capital Loans, up to $1,150,000 of such loans may be converted into Units, at the price of $10.00 per Unit at the option of the lender. Such Units would be identical to the Private Placement Units. If A Paradise does not complete the Business Combination within the required period, it may use a portion of its working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. If the Business Combination is not consummated and another business combination is not otherwise completed, a conflict of interest may arise as the Working Capital Loans may not be repaid except to the extent there are funds available to A Paradise outside of the Trust Account. As of December 31, 2025, no such Working Capital Loans were outstanding.
•In the event the Sponsor or members of A Paradise’s management team provide loans to A Paradise to finance transaction costs and/or incur expenses on A Paradise’s behalf in connection with the Business Combination, such persons may have a conflict of interest in determining whether the target business is an appropriate business with which to effectuate the Business Combination as such loans may not be repaid and/or such expenses may not be reimbursed unless A Paradise consummates the Business Combination. As of December 31, 2025, there were no loans outstanding.
•In connection with the Closing, there may be payment by A Paradise to the Sponsor, executive officers, directors or advisors, or a member of A Paradise’s management team, for a finder’s fee, advisory fee, consulting fee or success fee in order to effectuate the Closing. If A Paradise agrees to pay the Sponsor, executive officers, directors or advisors, or a member of A Paradise’s management team a finder’s fee, advisory fee, consulting fee or success fee in connection with the Closing, such persons may have a conflict of interest in determining whether the target business is appropriate because any such fee would be payable only upon the Closing. As of December 31, 2025, there are no finder’s, advisory or success fees payable in connection with the Closing.
•If A Paradise is unable to complete an initial business combination within the required time period, the Sponsor may be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by A Paradise for services rendered or contracted for A Paradise. If A Paradise consummates an initial business combination, on the other hand, Enhanced Group will be liable for all such claims.
•A Paradise’s executive officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such executive officers and directors was included by a target business as a condition to any agreement with respect to A Paradise’s initial business combination.
•The Sponsor and A Paradise’s executive officers and directors and their affiliates are entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with certain activities on A Paradise’s behalf, such as identifying and investigating possible business targets and business combinations. Unless A Paradise consummates its initial business combination, its executive officers, directors and Insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account and the amount of interest income from the Trust Account that may be released to A Paradise as working capital. If the proposed Business Combination is not completed within the Combination Period, they will not have any claim against the Trust Account for reimbursement. Accordingly, A Paradise may not be able to reimburse these expenses, and the Sponsor and A Paradise’s executive officers and directors and their affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of A Paradise’s working capital if the Business Combination or another business combination is not completed within the Combination Period. As of the date of this proxy statement/prospectus, the Sponsor and A Paradise’s executive officers and directors and their affiliates do not have any unpaid reimbursable expenses.

•The Business Combination Agreement provides for the continued indemnification of A Paradise’s current directors and executive officers.
•The exercise of A Paradise’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in A Paradise shareholders’ best interests.
•None of A Paradise’s executive officers or directors is required to commit his or her full time to A Paradise’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities. A Paradise does not intend to have any full-time employees prior to the completion of A Paradise’s initial business combination. Each of A Paradise’s executive officers is engaged in several other business endeavors for which he or she may be entitled to substantial compensation, and A Paradise’s executive officers are not obligated to contribute any specific number of hours per week to A Paradise’s affairs.
•A Paradise’s executive officers and directors may have a consulting relationship with other corporations and may have a conflict of interest, including, but not limited to, allocating their time among various business activities.
•In the course of their other business activities, A Paradise’s executive officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to A Paradise as well as the other entities with which they are affiliated. A Paradise’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•The fact that the Sponsor, directors or executive officers or their affiliates have agreed to vote their A Paradise ordinary shares in favor of the Business Combination. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a discussion of these considerations.
•Pursuant to the Registration Rights Agreement to be entered into at Closing in substitution for the Original Registration Rights Agreement, the Sponsor and A Paradise’s independent directors will have customary registration rights, including demand and piggy-back rights with respect to the shares of Enhanced Group Class A common stock held by such parties following the consummation of the Business Combination.
•The Proposed Certificate of Formation will contain a provision expressly electing that Enhanced Group will not be governed by Section 21.606 of the TBOC, and therefore, Enhanced Group will not be subject to section 21.606 of the TBOC.
•Pursuant to the Sponsor Equity Agreement, the Sponsor has agreed that for the period that is 90 days from Closing of the Business Combination, it shall not transfer any Enhanced Group Class A common stock without Apeiron’s written consent. In addition, a condition to Closing under the Business Combination Agreement requires that the Sponsor deliver to Enhanced, at the Closing, an executed copy of the Insider Letter Amendment, which shall, among other things, (a) provide for an express exception to the restrictions on the transfer therein for the transfer of securities contemplated by the Sponsor Equity Agreement and (b) extend the lockup period therein with respect to the Sponsor’s equity securities for a period of 12 months following the Closing Date, subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Enhanced Group Class A common stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30-trading-day period commencing after May 24, 2026, Enhanced Group shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations.
The foregoing interests present a risk that the Sponsor and A Paradise’s officers and directors, and their affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with the holders of A Paradise public shares. As such, the Sponsor and A Paradise’s officers and directors may be incentivized to complete a business combination with a less favorable target company or on terms less favorable to holders of A Paradise public shares rather than to liquidate.

In addition, the Sponsor or any of its affiliates may make additional investments in A Paradise in connection with the initial business combination, although the Sponsor and its affiliates have no obligation or current intention to do so. If the Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence the Sponsor’s motivation to complete an initial business combination.
The conflicts described above may not be resolved in our favor. Accordingly, as a result of multiple business affiliations, A Paradise’s officers and directors may have similar legal obligations relating to presenting business opportunities to multiple entities.
The foregoing personal and financial interests of the Sponsor as well as A Paradise’s directors and executive officers may have influenced their motivation in identifying and selecting Enhanced as a business combination target, completing an initial business combination with Enhanced and influencing the operation of the business following the Business Combination. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with public shareholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. In considering the recommendations of the A Paradise Board to vote for the proposals, its shareholders should consider these interests.
Compensation Received by the Sponsor and its Affiliates
Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Enhanced Group to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

	Interest in Securities	Other Compensation
Sponsor
The Sponsor paid $25,000, or approximately $0.004 per share for its A Paradise Class B ordinary shares purchased in connection with A Paradise’s formation. The Sponsor also paid $4,000,000, or approximately $10.00 per unit for its Private Placement Units purchased in connection with the IPO. The Sponsor currently holds 400,000 Private Placement Units and 6,666,667 A Paradise Class B ordinary shares. At Closing, the Sponsor will hold a total of 7,116,667 Enhanced Group Class A common stock, consisting of such converted from (i) 6,666,667 A Paradise Class A ordinary shares from the A Paradise Class B ordinary shares on a one-to-one basis, (ii) 400,000 A Paradise Class A ordinary shares underlying the Private Placement Units, and (iii) 50,000 A Paradise Class A ordinary shares issuable upon conversion of the private placement rights underlying the Private Placement Units.

At Closing, pursuant to the Business Combination Agreement, Enhanced Group will use cash from the Trust Account to pay A Paradise transaction expenses and to reimburse or pay the Sponsor or its affiliates for any outstanding loans or other obligations of A Paradise to the Sponsor or its affiliates. A Paradise currently estimates that the total amount payable for A Paradise transaction expenses and any outstanding loans or other obligations of A Paradise to the Sponsor is approximately $3 million.

The Sponsor intends to transfer an aggregate of 60,000 of its founder shares, or 20,000 each, to A Paradise’s three independent directors, and an aggregate of 25,000 founder shares to A Paradise’s advisor, upon consummation of an initial business combination.

Any finance transaction costs in connection with an intended initial business combination would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such working capital loans may be convertible into units, at a price of $10.00 per unit, upon consummation of the initial business combination. The units would be identical to the Private Placement Units that the Sponsor purchased in connection with the IPO. As of December 31, 2025 no such Working Capital Loans were outstanding.

The non-voting Sponsor investors have purchased, indirectly, through the purchase of non-voting interests in the Sponsor, an aggregate of 130,000 Non-Voting Private Placement Units at a price of $10.00 per unit ($1,300,000 in the aggregate). In connection with the non-voting Sponsor investors indirectly purchasing, through the Sponsor, the Non-Voting Private Placement Units allocated to the non-voting Sponsor investors in connection with the closing of the IPO, the Sponsor issued Non-Voting Sponsor Shares at a nominal purchaser price to the non-voting Sponsor investors at the closing of the IPO, reflecting interests in an aggregate of 1,368,421 Founder Shares held by the Sponsor. On December 19, 2025, an affiliate of the Sponsor purchased all of the issued and outstanding Non-Voting Sponsor Shares from the non-voting Sponsor investors.

A Paradise has agreed to reimburse the Sponsor and its affiliates for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of December 31, 2025, A Paradise has not incurred any out-of-pocket expenses and has not reimbursed the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing the Business Combination.

A Paradise is not prohibited from paying any fees (including advisory, consulting, success or finder fees), reimbursements or cash payments to the Sponsor, its officers or directors, or its or their affiliates, for services rendered to A Paradise prior to or in connection with the consummation of A Paradise’s initial business combination.

In the case that additional A Paradise Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the Closing, the ratio at which the A Paradise Class B ordinary shares convert into A Paradise Class A ordinary shares may be adjusted (unless the holders of a majority of the outstanding A Paradise Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of A Paradise Class A ordinary shares issuable upon conversion of all A Paradise Class B ordinary shares will equal, in the aggregate, 25% of the sum of all ordinary shares issued and outstanding upon completion of the IPO, including pursuant to the over-allotment option, plus all A Paradise Class A ordinary shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued in connection with or in relation to the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination or any private placement-equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company.

A Paradise has agreed to indemnify and hold harmless the A Paradise Indemnified Parties, in each case against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable organizational documents to indemnify such person.

Sponsor Equity Agreement
The Sponsor has entered into a Sponsor Equity Agreement which grants the Sponsor a Put Option and Apeiron a Call Option, at a maximum purchase price for the Put Option and Call Option in the range of $6,700,000 to $9,000,000 and in the range of $11,000,000 to $15,500,000, respectively, reducing the economic exposure of the Sponsor to trading prices following the Closing. These Put Option and Call Option arrangements have the effect of imposing a floor and cap on the Sponsor’s return in respect of its investment in A Paradise at $1.21 and $2.18 per share of Enhanced Group Class A common stock. Further, Apeiron has already deposited $5,500,000 with the Sponsor, creditable against such Call Option and Put Option arrangements, and repayable only in very narrow circumstances.

Additionally, the Sponsor Equity Agreement provides for the payment by the Sponsor to Apeiron of a termination fee of up to $4,875,000 under certain circumstances if the Business Combination Agreement is terminated due to a willful breach by A Paradise or its affiliates, including the Sponsor. The amount of the termination fee is subject to specific milestones relating to the preparation and filing of the proxy statement/registration statement for the Business Combination.

Appraisal Rights
There are no appraisal rights in connection with the Domestication, the Business Combination or the A Paradise Rights under the BVI Business Companies Act or under the TBOC, as applicable.
Total Class A Ordinary Shares Outstanding Upon Consummation of the Business Combination
It is anticipated that, upon the Closing, under the “no redemptions” scenario, A Paradise’s public shareholders would retain an ownership interest of approximately 15% in Enhanced Group, CCM, the Sponsor, officers and directors would retain collectively an ownership interest of approximately 5% in Enhanced Group and the Enhanced Shareholders would own approximately 80% of Enhanced Group.
Under the “maximum redemptions” scenario, A Paradise’s public shareholders would retain an ownership interest of approximately 2% in Enhanced Group, CCM, the Sponsor, officers, directors would retain collectively an ownership interest of approximately 5% in Enhanced Group and the Enhanced Shareholders would own approximately 93% of Enhanced Group.
The following table illustrates varying ownership levels of Enhanced Group immediately following the Business Combination on a fully diluted basis, including common stock issued pursuant to the Private Placement Investment:

	Assuming No Redemptions(1)		Assuming 50% Redemptions(2)		Assuming Maximum Redemptions(3)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Initial Shareholders(4)	7,116,667	0.046	7,116,667	0.049	7,116,667	0.053
Public Shareholders(5)	22,500,000	0.146	12,500,000	0.087	2,500,000	0.019
Enhanced Shareholders	118,095,171	0.768	118,095,171	0.821	118,095,171	0.882
Private Placement Investment investors	5,905,034	0.039	5,905,034	0.041	5,905,034	0.044
CCM	225,000	0.001	225,000	0.002	225,000	0.002
Total ordinary shares	153,841,872	100%	143,841,872	100%	133,841,872	100%
__________________
Notes:
(1)Assumes that no public shareholders exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.
(2)Assumes that holders of 50% of public shares, or 10,000,000 public shares, will exercise their redemption rights for an aggregate payment of $100.7 million (based on the estimated per-share redemption price of $10.07 per share) from the Trust Account.
(3)Assumes that all public shareholders, holding 20,000,000 public shares, will exercise their redemption rights for an aggregate payment of $201.4 million (based on the estimated per-share redemption price of $10.07 per share) from the Trust Account.
(4)Includes (i) 6,666,667 shares converted from the A Paradise Class B ordinary shares on a one-to-one basis, (ii) 400,000 A Paradise Class A ordinary shares underlying the Private Placement Units, and (iii) 50,000 A Paradise Class A ordinary shares issuable upon conversion of the private placement rights underlying the Private Placement Units.
(5)Includes 2,500,000 shares to be issued upon consummation of the Business Combination upon conversion of the A Paradise Rights outstanding.
Based on the foregoing, and solely for illustrative purposes, if a non-redeeming shareholder’s shares were to reflect an implied value of $10.00 per share based on the pro forma equity capitalization of Enhanced Group,

Enhanced Group would need to have a total pro forma equity value of at least (i) $1,538,418,720 in the no redemptions scenario, (ii) $1,438,418,720 in the 50% redemptions scenario, and (iii) $1,338,418,720 in the maximum redemptions scenario.
In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the public shares. The actual results may be within the parameters described by the scenarios above. However, there can be no assurance regarding which scenario will be closest to the actual results.
In addition to the changes in percentage ownership depicted above, shareholders will experience additional dilution to the extent Enhanced issues additional shares of Enhanced Group after the closing of the Business Combination. For example, the tables above exclude up to such number of Enhanced Group Class A common stock representing 12% of the outstanding Enhanced Group common stock (on fully diluted and as converted basis) as of immediately following the Closing that would initially be available for grant under the Enhanced Group Founder Plan, the Enhanced Group Omnibus Incentive Plan and the ESPP immediately after the Closing.
All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Summary of the Proxy Statement/Prospectus—Ownership of Enhanced Group following Business Combination” and, with respect to the determination of the “Maximum Redemptions”, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information”.
Redemption Rights
Pursuant to the APAD BVI Charter, a public shareholder may request A Paradise that Enhanced Group redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
•(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and A Paradise Rights prior to exercising your redemption rights with respect to the public shares;
•submit a written request to Continental, that Enhanced Group redeem all or a portion of your public shares for cash; and
•deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through DTC.
Holders of A Paradise Units must elect to separate the units into the underlying public shares and A Paradise Rights prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and A Paradise Rights, or if a holder holds units registered in its own name, the holder must contact Continental, directly and instruct them to do so.
If a holder exercises its redemption rights, then such holder will be exchanging his, her or its public shares for cash and will no longer own shares of Enhanced Group. Such a holder will be entitled to receive cash for his, her or its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein.
Vote Required for Approval
The approval of the BCA Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Business

Combination does not require the approval of a majority of unaffiliated security holders of A Paradise when the minimum number of A Paradise Class A ordinary shares to constitute a quorum is present. A Paradise did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination Agreement and/or preparing a report concerning the approval of the Business Combination. The Business Combination was also approved by all of the directors of A Paradise and there is no director who voted against, or abstained from voting on, approval of the Business Combination.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that the Company’s entry into the Business Combination Agreement, by and among A Paradise, Merger Sub, a Cayman Islands exempted company and a direct wholly owned subsidiary of A Paradise, and Enhanced, a Cayman Islands exempted company, a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the Domestication of A Paradise to Texas, (i) the First Merger, and (ii) the Second Merger, with A Paradise surviving the Second Merger, in each case in accordance with the terms and subject to the conditions of the Business Combination Agreement, be approved, ratified and confirmed in all respects.”
Board Recommendation
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote in favor of the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then A Paradise is asking its shareholders holding A Paradise Class B ordinary shares to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Mergers. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Mergers will close.
As a condition to the Closing, the A Paradise Board has unanimously approved a change of A Paradise’s jurisdiction of incorporation by discontinuing as a business company in the BVI and continuing and domesticating as a corporation incorporated under the laws of the State of Texas. In accordance with A Paradise’s Plan of Domestication to be adopted in accordance with Section 10.102(a) of TBOC (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, A Paradise will file an application to discontinue as a business company with the BVI Registrar of Corporate Affairs, together with the necessary accompanying documents, and file a Certificate of Formation and a Certificate of Domestication of a foreign entity converting to a Texas filing entity with the Secretary of State of the State of Texas, under which A Paradise will be domesticated and continue as a Texas corporation.
In accordance with applicable Law, (A) immediately before the effective time of the Domestication, each then-issued and outstanding A Paradise Class B ordinary share shall convert, on a one-for-one basis, into one A Paradise Class A ordinary share, each converted share being a Converted A Paradise Class A ordinary share, and (B) at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any A Paradise shareholder as of and immediately prior to the time at which the Second Merger becomes effective, (1) each then-issued and outstanding A Paradise Class A ordinary share shall convert automatically, on a one-for-one basis, into a share of Enhanced Group Class A common stock, (2) A Paradise shall authorize the Enhanced Group Class B common stock, the terms of which shall, among other things, provide that each share of Enhanced Group Class B common stock shall carry ten votes, (3) each then-issued and outstanding A Paradise Unit shall convert automatically into one Enhanced Group Unit representing one share of Enhanced Group Class A common stock and an Enhanced Group Right (representing a right to receive one-eighth of one share of Enhanced Group Class A common stock), and (C) at the First Effective Time, each then-issued and outstanding Enhanced Group Unit shall be separated into one share of Enhanced Group Class A common stock and one Enhanced Group Right, which shall convert into one-eighth of one share of Enhanced Group Class A common stock.
The Domestication Proposal, if approved, will effect a change of A Paradise’s jurisdiction of incorporation from the BVI to the State of Texas. Accordingly, while A Paradise is currently governed by the BVI Business Companies Act, upon the Domestication, A Paradise will be governed by the TBOC. We encourage shareholders to carefully consult the information set out below under the section entitled “Comparison of Corporate Governance and Shareholder Rights”. Additionally, we note that if the Domestication Proposal is approved, then A Paradise will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace A Paradise’s current memorandum and articles of association under the BVI Business Companies Act with a new Certificate of Formation of Enhanced Group and Bylaws of Enhanced Group under the TBOC upon the effective time of the Domestication. These Proposed Organizational Documents differ in certain material respects from the BVI Constitutional Documents and we encourage shareholders to carefully consult the information set out below under the section entitled “Organizational Documents Proposals”, the APAD BVI Charter, the Proposed Certificate of Formation of Enhanced Group and the Proposed Bylaws of Enhanced Group, attached hereto as Annex P, Annex B and Annex D, respectively.
Reasons for the Domestication
The A Paradise Board believes that there are significant advantages to A Paradise that will arise as a result of a change of A Paradise’s domicile to the State of Texas. Further, the A Paradise Board believes that any direct benefit that the TBOC provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The A Paradise Board believes that there are several reasons why a reincorporation in the State of Texas is in the best interests of A Paradise and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
•Modernization, Predictability, and Flexibility of Texas Law. Texas has adopted a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Corporations have chosen Texas initially as a state of incorporation or have subsequently changed their corporate domicile to Texas. The legislature and courts in Texas have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The TBOC has been recently revised and updated to accommodate changing legal and business needs. This favorable corporate and regulatory environment is attractive to businesses such as ours.
•Business-Oriented Corporate Governance. Texas corporate law provides a clear and contemporary structure for the management of corporations and the conduct of directors and officers. By codifying established corporate governance principles such as the business judgment rule and the fiduciary duties of directors and officers, the TBOC reflects the legislature’s intent to position the state as a leading jurisdiction for corporate law. These reforms align Texas’s corporate statutes with the needs of modern businesses seeking clarity, flexibility, and predictability in governance. The statutory framework demonstrates an understanding of the governance and liability considerations that are important to public companies and their boards of directors. Texas has also established specialized business courts to adjudicate complex commercial and corporate-governance matters, enhancing consistency and expertise in the resolution of corporate disputes. As the number of public companies incorporated in Texas continues to grow and the state’s body of corporate jurisprudence develops, the A Paradise Board believes that being governed by this evolving legal framework will provide a stable and predictable environment for corporate decision-making. Moreover, Texas’s body of law on the fiduciary duties of directors provides appropriate protection for Enhanced Group’s shareholders from possible abuses by directors and officers.
•Increased Ability to Attract and Retain Qualified Directors. Domestication from the BVI to Texas is attractive to directors, officers, and shareholders alike. Enhanced Group’s incorporation in Texas may make Enhanced Group attractive to future candidates for our board of directors, as many candidates are increasingly familiar with the recent developments in Texas corporate law. To date, A Paradise has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Texas law provides clear statutory protection for directors and officers. Thus, the A Paradise Board believes that providing the benefits afforded directors by Texas law will enable Enhanced Group to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Texas’s body of law on the fiduciary duties of directors provides appropriate protection for A Paradise shareholders from possible abuses by directors and officers.
The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both the BVI and Texas law permit a corporation to include a provision in its Governing Documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Texas law is more developed through its statutory codification and provides more guidance than BVI law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Texas will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of A Paradise as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Enhanced Group immediately following the Domestication will be the same as those of A Paradise immediately prior to the Domestication.

Vote Required for Approval
The approval of the Domestication Proposal requires the affirmative vote of a majority of the A Paradise Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the APAD BVI Charter, prior to the consummation of a business combination (as defined therein), only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Domestication Proposal. A Paradise public shareholders are not entitled to vote on this matter.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of A Paradise Class B ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED that A Paradise be discontinued in the British Virgin Islands pursuant to Article 19 of the Amended and Restated Memorandum and Articles of Association of A Paradise and be registered by way of continuation as a corporation in the State of Texas and, conditioned upon, and with effect from, the registration of A Paradise as a corporation in the State of Texas, the name of A Paradise be changed from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” and the registered office of A Paradise be changed to [          ], in the State of Texas.”
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders holding A Paradise Class B ordinary shares vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is to be consummated, upon the effective time of the Domestication, A Paradise will replace the APAD BVI Charter, in each case, under the BVI Business Companies Act, with the Proposed Organizational Documents of Enhanced Group, in each case, under the TBOC.
A Paradise’s shareholders are asked to consider, vote upon and to approve the Organizational Documents Proposals in connection with the replacement of the APAD BVI Charter with the Proposed Organizational Documents.
The Organizational Documents Proposals are conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of the A Paradise ordinary shares.
The Proposed Organizational Documents differ materially from the APAD BVI Charter. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Formation and Proposed Bylaws for Enhanced Group. This summary is qualified by reference to the complete text of the APAD BVI Charter, attached to the registration statement of which this proxy statement/prospectus forms a part, the complete text of the Proposed Certificate of Formation, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the APAD BVI Charter is governed by the BVI Business Companies Act, and the Proposed Organizational Documents will be governed by the TBOC, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	The APAD BVI Charter	The Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The APAD BVI Charter authorize 551,000,000 shares, consisting of 500,000,000 A Paradise Class A ordinary shares, 50,000,000 A Paradise Class B ordinary shares and 1,000,000 preferred shares.
The Proposed Organizational Documents authorize 640,000,000 shares of common stock, consisting of 310,000,000 shares of Enhanced Group Class A common stock, and 330,000,000 shares of Enhanced Group Class B common stock and 100,000,000 shares of Enhanced Group preferred stock.

	See clause 5.1 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Formation.

	The APAD BVI Charter	The Proposed Organizational Documents
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)
The APAD BVI Charter authorizes the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by the A Paradise Board. Accordingly, the A Paradise Board is empowered under the APAD BVI Charter, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of A Paradise to carry out a conversion of A Paradise Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).

The Proposed Organizational Documents authorize the Board to issue all or any shares of preferred stock in one or more series and to fix for each such series such designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof), as the Board may determine.

	See clause 6.2 of the Existing Memorandum and Article 2.2 of the Existing Articles.	See Article IV, Section B of the Proposed Certificate of Formation.

Multiple Classes of Common Stock (Organizational Documents Proposal C)	The APAD BVI Charter provides that the holders of each A Paradise ordinary share is entitled to one vote for each share on each matter properly submitted to the shareholders entitled to vote.
The Proposed Certificate of Formation provides holders of shares of Enhanced Group Class A common stock will be entitled to cast one vote per share of Class A common stock, and holders of shares of Enhanced Group Class B common stock will be entitled to cast ten votes per share of Enhanced Group Class B common stock on each matter properly submitted to the shareholders entitled to vote. Additionally, shares of Enhanced Group Class B common stock are not entitled to dividends, distributions, participation in liquidations or other economic rights.

	See clause 6.1 of the Existing Memorandum.	See Article IV, Section A(1)(a) of the Proposed Certificate of Formation.

Corporate Name (Organizational Documents Proposal D)	The APAD BVI Charter provides that the name of the company is “A Paradise Acquisition Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “Enhanced Group Inc.”

	See clause 1.1 of the Existing Memorandum.	See Article I of the Proposed Certificate of Formation.

	The APAD BVI Charter	The Proposed Organizational Documents
Perpetual Existence (Organizational Documents Proposal D)	The APAD BVI Charter provide that if A Paradise does not consummate a business combination (as defined in the APAD BVI Charter) within 24 months from consummation of the initial public offering, A Paradise will cease all operations except for the purposes of winding-up and will redeem the A Paradise Class A ordinary shares and liquidate A Paradise’s Trust Account.	The Proposed Organizational Documents do not include any provisions relating to Enhanced Group’s ongoing existence; the default under the TBOC is that Enhanced Group has perpetual existence.

	See Article 24.2 of the APAD BVI Charter.	Default rule under the TBOC.

Exclusive Forum (Organizational Documents Proposal D)	The APAD BVI Charter does not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Texas (Dallas County) as the exclusive forum for certain stockholder litigation.

See Article VIII, Section A of the Proposed Certificate of Formation.

Takeovers by Interested Stockholders (Organizational Documents Proposal D)	The APAD BVI Charter does not provide restrictions on takeovers of A Paradise by a related shareholder following a business combination.
The Proposed Organizational Documents opt out of Section 21.606 of the TBOC, the “Texas Anti-Takeover Law”, which imposes a special voting requirement for the approval of certain business combinations and related party transactions between public corporations and affiliate shareholders.

See Article IV, Section A(1)(d) of the Proposed Certificate of Formation.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The APAD BVI Charter include various provisions related to A Paradise’s status as a blank check company prior to the consummation of a business combination. See Article 24-25 of the APAD BVI Charter.	The Proposed Organizational Documents do not include such provisions related to A Paradise’s status as a blank check company, which no longer will apply upon consummation of the Mergers, as A Paradise will cease to be a blank check company at such time.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED that the APAD BVI Charter currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Formation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B and Annex D, respectively), with such principal changes as described in Organizational Documents Proposals A-D.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal A— to authorize the change in the authorized share capital of A Paradise from (i) 500,000,000 A Paradise Class A ordinary shares, 50,000,000 A Paradise Class B ordinary shares and 1,000,000 A Paradise preferred shares, to (ii) 310,000,000 shares of Enhanced Group Class A common stock, 330,000,000 shares of Enhanced Group Class B common stock and 100,000,000 shares of Enhanced Group preferred stock, and the conversion of each A Paradise Class A ordinary share issued and outstanding immediately before the effective time of the Domestication into a share of Enhanced Group Class A common stock on a one-for-one basis.
As of the date of this proxy statement/prospectus, there are (i) 20,600,000 A Paradise Class A ordinary shares issued and outstanding, (ii) 6,666,667 A Paradise Class B ordinary shares issued and outstanding and (iii) no preferred shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of 20,000,000 A Paradise Rights and 600,000 A Paradise private placement rights, in each case, issued and outstanding.
In accordance with applicable Law and pursuant to the Business Combination Agreement, (A) immediately before the effective time of the Domestication, each then-issued and outstanding A Paradise Class B ordinary share shall convert, on a one-for-one basis, into one A Paradise Class A ordinary share, no par value, each converted share, a Converted A Paradise Class A ordinary share, and (B) at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any A Paradise shareholder as of and immediately prior to the time at which the Second Merger becomes effective, (1) each then-issued and outstanding A Paradise Class A ordinary share shall convert automatically, on a one-for-one basis, into an Enhanced Group Class A common stock, provided that each share of Enhanced Group Class A common stock shall carry one vote, (2) A Paradise shall authorize the Enhanced Group Class B common stock, the terms of which shall, among other things, provide that each share of Enhanced Group Class B common stock shall carry ten votes, (3) each then-issued and outstanding A Paradise Unit shall convert automatically into one Enhanced Group Unit representing one share of Enhanced Group Class A common stock and an Enhanced Group Right (representing a right to receive one-eighth of one share of Enhanced Group Class A common stock), and (C) at the First Effective Time, each then-issued and outstanding Enhanced Group Unit shall be separated into one share of Enhanced Group Class A common stock and one Enhanced Group Right, which shall convert into one-eighth of one share of Enhanced Group Class A common stock.
In order to ensure that Enhanced Group has sufficient authorized capital for future issuances, the A Paradise Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of Enhanced Group to change the authorized share capital of A Paradise from (i) 500,000,000 A Paradise Class A ordinary shares, 50,000,000 A Paradise Class B ordinary shares and 1,000,000 preferred shares to (ii) 310,000,000 shares of Enhanced Group Class A common stock and 330,000,000 shares of Enhanced Group Class B common stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Enhanced Group, copies of which are attached to this proxy statement/prospectus as Annex B and Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of Enhanced Group that will enable it to continue as an operating company governed by the TBOC. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock sufficient to support our growth and to provide flexibility for future corporate needs.

Vote Required for Approval
The approval of Organizational Documents Proposal A requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
Organizational Documents Proposal A is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposal is not approved, Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF ENHANCED GROUP AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal B— to authorize the Enhanced Group Board to issue any or all shares of Enhanced Group preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors and as may be permitted by the TBOC.
Assuming the other Condition Precedent Proposals are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of Enhanced Group after the Business Combination.
Approval of this Organizational Documents Proposal B will allow for issuance of Enhanced Group preferred stock in one or more classes or series, from time to time at the discretion of the board of directors, as may be permitted by the TBOC, and without further shareholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Enhanced Group, copies of which are attached to this proxy statement/prospectus as Annex B and Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that allowing the issuance of preferred stock in one or more classes or series will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Enhanced Group and thereby protect continuity of or entrench its management, which may adversely affect the market price of Enhanced Group and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal was not in the best interests of Enhanced Group, such preferred stock could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Enhanced Group Board to issue the authorized preferred stock on its own volition will enable Enhanced Group to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic relationships and alliances and for stock dividends and stock splits. Enhanced Group currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Organizational Documents Proposal B requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
Organizational Documents Proposal B is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposal is not approved, Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING MULTIPLE CLASSES OF COMMON STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal C—to provide that (i) holders of shares of Enhanced Group Class A common stock will be entitled to cast one vote per share of Enhanced Group Class A common stock, and (ii) holders of shares of Enhanced Group Class B common stock will be entitled to cast ten votes per share of Enhanced Group Class B common stock.
Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Enhanced Group after the Business Combination.
If Organizational Documents Proposal C is approved, holders of shares of Enhanced Group Class B common stock will have ten votes on each matter properly submitted to the shareholders entitled to vote.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Enhanced Group, copies of which are attached to this proxy statement/prospectus as Annex B and Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Amendments
Organizational Documents Proposal C was the result of negotiations with the Enhanced Group Board in respect of the Business Combination.
By providing Enhanced Group Class B common stock, which will be beneficially held solely by certain of Enhanced Shareholders, with ten votes per share, Apeiron and the holders of Enhanced Group Class B common stock designated by Apeiron, will be able to maintain their leadership of Enhanced. The Enhanced Group Board believes that this control will allow the Enhanced Shareholders to execute on Enhanced Group’s long-term strategy while helping alleviate short term market pressure on Enhanced Group.
Vote Required for Approval
The approval of Organizational Documents Proposal C requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
Organizational Documents Proposal C is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal D—to authorize all other changes in connection with the replacement of the APAD BVI Charter with the Proposed Certificate of Formation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively), including (1) changing the corporate name from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” in connection with the Business Combination, (2) making Enhanced Group’s corporate existence perpetual, (3) requiring that all “internal entity claims” - including derivative suits - be brought exclusively in Texas courts, (4) opting out of Section 21.606 of the TBOC and (5) removing certain provisions related to A Paradise’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the A Paradise Board believes is necessary to adequately address the needs of Enhanced Group after the Business Combination.
Assuming the other Condition Precedent Proposals are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of Enhanced Group after the Business Combination. Organizational Documents Proposal D asks our shareholders to codify significant advantages for Texas companies introduced by Texas Senate Bill 29, including designating Texas as the exclusive form for all internal entity claims, by affirmatively opting for those advantages via their governing documents.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding-up of A Paradise’s operations should A Paradise not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the APAD BVI Charter) because following the consummation of the Mergers, Enhanced Group will not be a blank check company.
Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the APAD BVI Charter with Enhanced Group’s Proposed Organizational Documents. While certain material changes between the APAD BVI Charter and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal D, there are other differences between the APAD BVI Charter and Proposed Organizational Documents (arising from, among other things, differences between the APAD BVI Charter and the TBOC and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of Enhanced Group, attached hereto as Annex B and Annex D as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” is desirable to reflect the Business Combination with Enhanced and to clearly identify Enhanced Group as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making Enhanced Group’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Enhanced Group following the Business Combination.

Exclusive Forum for Internal Entity Claims
Our board of directors believes that the Texas Business Court in the First Business Court Division of the State of Texas should be the sole forum and venue for internal entity claims, that is, claims of any nature based on, arising from, or related to the internal affairs of Enhanced Group. Under the Proposed Certificate of Formation, all of Enhanced Group’s internal entity claims would be brought to the Texas Business Court, and Enhanced Group would benefit from a predictable, efficient, and specialized adjudicatory process, reducing the likelihood of forum shopping.
Opting Out of TBOC Section 21.606
Our Proposed Certificate of Formation affirmatively opts out TBOC Section 21.606, an “anti-takeover” law that would prohibit Enhanced Group from engaging in a business combination specified in the statute with an interested stockholder for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to A Paradise’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Enhanced Group and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. In addition, certain other provisions in A Paradise’s current certificate require that proceeds from A Paradise’s initial public offering be held in the Trust Account until a business combination or liquidation of A Paradise has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Organizational Documents Proposal D requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
Organizational Documents Proposal D is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL
Overview
Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, A Paradise’s Class B ordinary shareholders are also being asked to approve the Director Election Proposal.
Nominees
As contemplated by the Business Combination Agreement, the Enhanced Group Board immediately following consummation of the Business Combination will be comprised of such individuals as selected by Enhanced Group, provided that the composition of the Enhanced Group Board complies with all applicable laws, including all NYSE rules.
Accordingly, our board of directors has nominated each of Christian Angermayer (who is expected to serve as Chairman), Maximilian Martin, James J. Murren, Siddhartha Banthiya, Dr. Juliette Han, Anthony D. Eisenberg and James Simpson, to serve as our directors upon and following the consummation of the Business Combination, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents.
Following the expiration of the initial term of such aforementioned directors, the directors of Enhanced Group will thereafter be designated, nominated and elected by the shareholders of Enhanced Group as contemplated by the Proposed Organizational Documents. For more information on the experience of each of these director nominees, see the section entitled “Management of Enhanced Group Following the Business Combination—Executive Officers” and “Management of Enhanced Group Following the Business Combination—Non-Employee Directors” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Election Proposal requires the affirmative vote of a majority of the A Paradise Class B ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the APAD BVI Charter, prior to the consummation of a business combination (as defined therein), only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Director Election Proposal.
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposal is not approved, the Director Election Proposal will have no effect, even if approved by holders of the A Paradise Class B ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that the persons named below be elected to serve on the Enhanced Group Board upon the consummation of the Business Combination.”
Names of Directors
1.Christian Angermayer
2.Maximilian Martin
3.James J. Murren
4.Siddhartha Banthiya
5.Dr. Juliette Han

6.Anthony D. Eisenberg
7.James Simpson
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE CLASS B ORDINARY SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, A Paradise’s shareholders are also being asked to approve the Stock Issuance Proposal.
Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635
Pursuant to Nasdaq Listing Rule 5635, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities. Additionally, under Nasdaq Listing Rule 5635, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Mergers, assuming maximum redemptions, A Paradise expects to issue up to an estimated 133,841,872 Enhanced Group Class A common stock and 254,299,557 Enhanced Group Class B common stock in connection with the Business Combination. For further details, see the sections entitled “The BCA Proposal—General Description of the Business Combination—Business Combination Consideration—Stock Consideration”, and “The BCA Proposal—Related Agreements—Private Placement Investment SAFE Agreements”.
Accordingly, the aggregate number of shares of Enhanced Group common stock that A Paradise will issue in connection with the Business Combination and the Private Placement Investment will exceed 20% of both the voting power and the shares of Enhanced Group common stock outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635, and for these reasons, A Paradise is seeking the approval of A Paradise shareholders for the issuance of [               ] shares of Enhanced Group Class A common stock and [               ] shares of Enhanced Group Class B common stock in connection with the Business Combination.
Additionally, pursuant to Nasdaq Listing Rule 5635(a)(2), when a Nasdaq-listed company proposes to issue securities in connection with the acquisition of the stock or assets of another company, shareholder approval is required if any director, officer or substantial shareholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock (or securities convertible into or exercisable for common stock) could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because the Sponsor currently owns greater than 5% of A Paradise’s ordinary shares, the Sponsor is considered a substantial shareholder of A Paradise under Nasdaq Listing Rule 5635(e)(3).
In the event that this proposal is not approved by A Paradise shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by A Paradise shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Enhanced Group common stock pursuant to the Business Combination Agreement, such shares of Enhanced Group common stock will not be issued.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposal is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED that, for the purposes of complying with the applicable provisions of Section 5635 of the Nasdaq Listed Company Manual, the issuance of shares of Enhanced Group Class A common stock and Enhanced Group Class B common stock pursuant to the Business Combination Agreement be approved in all respects.”
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

FOUNDER PLAN PROPOSAL
Overview
A Paradise is asking its shareholders to approve the Enhanced Group Founder Plan, which is referred to herein as the “Founder Plan”. A number of shares of Enhanced Group Class A common stock equal to 5% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing (which will be approximately 7,692,094 shares of Enhanced Group Class A common stock under the “no redemptions” scenario and approximately 6,692,094 shares of Enhanced Group Class A common stock under the “full redemptions” scenario) will be reserved for issuance under the Founder Plan. The A Paradise Board is expected to approve and adopt the Founder Plan, subject to A Paradise shareholder approval. If shareholders approve this proposal, the Founder Plan will become effective on the consummation of the Business Combination. If the Founder Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder. The Founder Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Founder Plan, a copy of which is attached to this proxy statement/prospectus as Annex J.
General Information
The purpose of the Founder Plan is to provide a means with which the Company can retain and motivate key service providers of the Company designated as “founders”, align the interests of the founders with the Company’s shareholders and promote ownership of the Company’s equity. The A Paradise Board believes that the ability to grant equity-based incentive compensation will encourage the founders to devote their best efforts to the Company’s business and financial success.
The Company’s equity compensation program, as implemented under the Founder Plan, will give the Company the resources to retain talent to achieve its business objectives and build shareholder value. It is critical to the Company’s long-term success that the interests of the Company’s “founders” are tied to its success as “owners” of the business. The Founder Plan allows the Company to provide a variety of incentive awards, including stock options, stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights, performance-based awards, and other forms of awards, in order to retain and motivate the talent necessary for the Company to succeed.
If A Paradise shareholders approve the Founder Plan, there will be a number of shares of Enhanced Group Class A common stock equal to 5% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing (which will be approximately 7,692,094 shares of Enhanced Group Class A common stock under the “no redemptions” scenario and approximately 6,692,094 shares of Enhanced Group Class A common stock under the “full redemptions” scenario), subject to adjustment for specified changes in the Company’s capitalization, available for grant under the Founder Plan as of the Closing. This pool size is necessary to provide sufficient reserved shares for a level of grants that will retain and motivate the founders.
Description of the Founder Plan
A summary description of the material features of the Founder Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the Founder Plan and is qualified in its entirety by reference to the Founder Plan, the form of which is attached to this proxy statement/prospectus as Annex J and incorporated by reference herein in its entirety.
Awards. The Founder Plan provides for the grant of NSOs, stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights, performance-based awards, and other forms of awards to eligible service providers.
Eligibility. Individuals designated by the Board as “founders” (which include Maximilian Martin, Christian Angermayer and any other employee, director or consultant identified as such by the Board), as well as any entity controlled by a founder, are eligible to receive awards under the Founder Plan, so long as they are an “accredited investor” within the meaning of Rule 501(a). As of February 11, 2026, Enhanced had two founders who would (along with any of their controlled entities) be eligible to participate in the Founder Plan.

Authorized Shares. The maximum number of shares of Enhanced Group Class A common stock that may be issued under the Founder Plan after it becomes effective will not exceed the number of shares equal to 5% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing (which will be approximately 7,692,094 shares of Enhanced Group Class A common stock under the “no redemptions” scenario and approximately 6,692,094 shares of Enhanced Group Class A common stock under the “full redemptions” scenario).
Shares subject to stock awards granted under the Founder Plan that are forfeited, expire or settled for cash (in whole or in part), to the extent of such forfeiture, expiration or settlement, will become available for future grants under the Founder Plan. The payment of dividend equivalent rights in cash will not be counted against the shares available for issuance under the Founder Plan. Shares tendered or withheld to satisfy the exercise price of stock options or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the Founder Plan.
Plan Administration. The Committee will administer the Founder Plan and is referred to as the “plan administrator” herein. The Committee may also delegate (either generally or specifically) the powers, authorities and discretions conferred on it under the Founder Plan. Under the Founder Plan, the plan administrator has the authority to construe, interpret and implement and correct any defect in the Founder Plan and all award agreements; prescribe, amend and rescind rules and regulations relating to the Founder Plan; grant, or recommend to the Enhanced Group Board for approval to grant, awards under the Founder Plan and determine who will receive such awards, when such awards will be granted and the terms of such awards; amend the Founder Plan or any outstanding award agreement; and determine whether, to what extent and under what circumstances awards may be settled, exercised or canceled, shares may be deferred or the exercise price for a stock option or stock appreciation right may be reset.
Stock Options. Stock options may be granted as NSOs. Stock options provide for the right to purchase shares of Enhanced Group Class A common stock at a specified price determined by the plan administrator, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of Enhanced Group Class A common stock on the date of grant. Stock options will vest subject to the terms and conditions determined by the plan administrator and set forth in the applicable award agreement. The plan administrator will determine the term of stock options, up to a maximum of 10 years from the date of grant.
Acceptable consideration for the purchase of Enhanced Group Class A common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) personal check, (b) shares, based on the fair market value as of the exercise date, (c) any other form of consideration approved by the Company and permitted by applicable law, and (d) any combination of the foregoing.
Stock Appreciation Rights. Stock appreciation rights provide for payments to the grantee based upon increases in the price of Enhanced Group Class A common stock over a set exercise price determined by the plan administrator, provided that the exercise price of a stock appreciation right cannot be less than 100% of the fair market value of Enhanced Group Class A common stock on the date of grant. Stock appreciation rights will vest subject to the terms and conditions determined by the plan administrator and set forth in the applicable award agreement. The plan administrator will determine the term of stock appreciation rights, up to a maximum of 10 years from the date of grant.
Restricted Shares. Restricted shares are shares of Enhanced Group Class A common stock that are subject to such terms and conditions as the plan administrator may determine. Upon the grant of such shares, the grantee will have the rights of a shareholder with respect to the restricted shares, subject to any other restrictions and conditions as the plan administrator may include in the applicable award agreement. Restricted shares will, during the period of the restriction, have full voting rights. All ordinary cash dividends or other ordinary distributions paid upon any restricted shares will be retained by the Company and will be paid to the relevant grantee (without interest) when the award of restricted shares vests.
Restricted Stock Units. Restricted stock units are unfunded, unsecured rights to receive a share of Enhanced Group Class A common stock or its equivalent in cash or other securities or property. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company until delivery of shares, cash or other securities or property is made as specified in the applicable award agreement. On the delivery date specified in the award agreement, the grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Enhanced Group Class A common stock, cash or other securities or property equal in value to a share of Enhanced Group Class A common stock or a combination thereof, as specified by the plan administrator.
Dividend Equivalent Rights. Dividend equivalent rights entitle a grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares covered by an award if such shares had been delivered pursuant to such award on the date of grant. The grantee will have only the rights of a general unsecured creditor of the Company until such amounts are paid as specified in the applicable award agreement. Dividend equivalents may not be paid unless and until the award to which they relate vests.
Other Stock-Based or Cash-Based Awards; Performance-Based Awards. The plan administrator may grant other types of equity-based, equity-related or cash-based awards, including the grant or offer for sale of unrestricted shares, performance share awards and performance units settled in cash. The terms and conditions set forth by the plan administrator in the applicable award agreement may relate to the achievement of performance goals, as determined by the plan administrator at the time of grant.
Changes to Capital Structure. In the event of any recapitalization, stock split, reverse stock split, stock dividend, spinoff, split-up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares of the Company, the plan administrator will make adjustments, as it deems appropriate, to (a) the type of property or securities, including shares, and the number thereof, reserved for issuance under the Founder Plan, (b) the individual grantee limitations set forth in the Founder Plan, and (c) any other terms of the Founder Plan and any outstanding awards, including, without limitation, the number of shares covered by each outstanding award, the type of property or securities to which the award relates and the exercise price or strike price of any award.
Change in Control Transactions. Unless the plan administrator determines otherwise, or as otherwise provided in the applicable award agreement, if a grantee’s service is terminated by the Company or its subsidiaries without “cause” or by the grantee for “good reason” within two years after a “change in control” (as each term is defined in the Founder Plan), (a) each award granted to such grantee prior to such change in control will become fully vested and, as applicable, exercisable and (b) any shares deliverable pursuant to restricted stock units will be delivered within 15 days following such termination of service. As of the change in control date, any outstanding performance-based awards shall be deemed earned at the greater of the target level and the actual performance level as of the change in control date with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the change in control in accordance with the original performance period.
Clawback/Recapture Policy. Awards under the Founder Plan will be subject to the terms of any clawback or recapture policy that the Company and its subsidiaries may adopt from time to time and may be subject to the requirement that the awards be repaid after they have been distributed to the grantee.
Repricing; Reloads: The plan administrator shall, without the approval of the Company’s shareholders, have the authority to (a) amend any outstanding stock option or stock appreciation right to reduce its exercise price per Share and (b) grant stock options and stock appreciation rights with automatic reload features.
Plan Amendment or Termination. The Enhanced Group Board may suspend, discontinue, revise or amend the Founder Plan in any respect, provided that no amendment may materially adversely impair the rights of a grantee without the grantee’s consent. Unless otherwise determined by the Enhanced Group Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. The Enhanced Group Board may also terminate the Founder Plan, provided that the Founder Plan will terminate on the day before the tenth anniversary of the effective date unless earlier terminated. All awards made under the Founder Plan before its termination will remain in effect until such awards have been satisfied or terminated in accordance with the terms and conditions of the Founder Plan and the applicable award agreements.

U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to grantees and the Company with respect to participation in the Founder Plan, which will not become effective until the Closing. No awards will be issued under the Founder Plan prior to the Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a grantee may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any grantee may depend on their particular situation, each grantee should consult the grantee’s tax adviser regarding the federal, state, local and other tax consequences of the grant, exercise or payment of an award or the disposition of shares acquired under the Founder Plan. The Founder Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Company’s tax reporting obligations.
Non-statutory Stock Options. Generally, there is no taxation upon the grant of a NSO if the stock option is granted with an exercise price no less than the fair market value of the underlying stock on the grant date. Upon exercise, a grantee will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the grantee is employed by the Company or one of its subsidiaries, that income will be subject to withholding taxes. The grantee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the grantee’s capital gain holding period for those shares will begin on the day after such date. The Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the grantee.
Stock Appreciation Rights. Generally, a grantee will not recognize ordinary income upon the grant of a stock appreciation right with an exercise price no less than the fair market value of the underlying shares on the grant date. Instead, the grantee will recognize ordinary income equal to the fair market value of the shares or cash received upon exercise. If the grantee is employed by the Company or one of its subsidiaries, that income will be subject to withholding taxes. The Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the grantee.
Restricted Shares. Generally, a grantee will not recognize ordinary income upon receipt of restricted shares subject to forfeiture conditions and transfer restrictions. Instead, on the date such restrictions lapse, the grantee will recognize ordinary income equal to the fair market value of the shares on the date of lapse. If the grantee is employed by the Company or one of its subsidiaries, that income will be subject to withholding taxes. A grantee may, however, file an election with the IRS, within 30 days following their receipt of restricted shares, to recognize ordinary income, as of the date the grantee receives the restricted shares, equal to the fair market value of the shares on the date the restricted shares are granted. The grantee’s basis for the determination of gain or loss upon the subsequent disposition of such shares will be any ordinary income recognized either when the shares are received or when the restrictions lapse. The Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the grantee.
Restricted Stock Units. Generally, a grantee will not recognize ordinary income upon the grant of restricted stock units. Instead, upon delivery of the underlying shares, the grantee will recognize ordinary income equal to the fair market value of the shares received. Employment taxes may be incurred either upon vesting of the RSUs or upon delivery of the underlying shares, depending on the length of time between vesting and issuance. The grantee’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be any ordinary income recognized when the shares are delivered. The Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the grantee.
Compensation of Covered Employees. The ability of the Company to obtain a deduction for amounts paid under the Founder Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee”(within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

Golden Parachute Payments. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Founder Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of a corporation.
New Plan Benefits
The awards, if any, that will be made to eligible participants under the Founder Plan are subject to the discretion of the plan administrator. Therefore, the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future.
Consequences of Failing to Approve the Founder Plan Proposal
The Founder Plan will not be implemented unless approved by A Paradise shareholders. If the Founder Plan is not approved by A Paradise shareholders, the Founder Plan will not be adopted and no awards will be granted thereunder. Instead, the Company may elect to provide compensation through other means, such as cash-settled awards or other cash compensation, to ensure that the Company and its subsidiaries can attract and retain qualified personnel.
Vote Required for Approval
The approval of the Founder Plan Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
The Founder Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Founder Plan Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED that the Enhanced Group Founder Plan be approved in all respects.”
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FOUNDER PLAN PROPOSAL.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

OMNIBUS INCENTIVE PLAN PROPOSAL
Overview
A Paradise is asking its shareholders to approve the Enhanced Group Omnibus Incentive Plan, which is referred to herein as the “Omnibus Incentive Plan”. A number of shares of Enhanced Group Class A common stock equal to 5% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing (which will be approximately 7,692,094 shares of Enhanced Group Class A common stock under the “no redemptions” scenario and approximately 6,692,094 shares of Enhanced Group Class A common stock under the “full redemptions” scenario) will initially be reserved for issuance under the Omnibus Incentive Plan, subject to the increases described below. The A Paradise Board is expected to approve and adopt the Omnibus Incentive Plan, subject to A Paradise shareholder approval. If shareholders approve this proposal, the Omnibus Incentive Plan will become effective on the consummation of the Business Combination. If the Omnibus Incentive Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder. The Omnibus Incentive Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the Omnibus Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex K.
General Information
The purpose of the Omnibus Incentive Plan is to provide a means with which the Company can attract, retain and motivate key employees (including prospective employees), non-employee directors and consultants, align the interests of such persons with the Company’s shareholders and promote ownership of the Company’s equity. The A Paradise Board believes that the ability to grant equity-based incentive compensation will encourage such persons to devote their best efforts to the Company’s business and financial success.
The Company’s equity compensation program, as implemented in part under the Omnibus Incentive Plan, will give the Company the resources to attract and retain talent to achieve its business objectives and build shareholder value. It is critical to the Company’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. The Omnibus Incentive Plan allows the Company to offer a variety of incentive awards, including stock options, stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights, performance-based awards, and other forms of awards, in order to retain and motivate the talent necessary for the Company to succeed.
If A Paradise shareholders approve the Omnibus Incentive Plan, there will be a number of shares of Enhanced Group Class A common stock equal to 5% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing (which will be approximately 7,692,094 shares of Enhanced Group Class A common stock under the “no redemptions” scenario and approximately 6,692,094 shares of Enhanced Group Class A common stock under the “full redemptions” scenario), subject to the increases described below and adjustment for specified changes in the Company’s capitalization, available for grant under the Omnibus Incentive Plan as of the Closing. This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain and motivate new and existing service providers.
Description of the Omnibus Incentive Plan
A summary description of the material features of the Omnibus Incentive Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the Omnibus Incentive Plan and is qualified in its entirety by reference to the Omnibus Incentive Plan, the form of which is attached to this proxy statement/prospectus as Annex K and incorporated by reference herein in its entirety.
Awards. The Omnibus Incentive Plan provides for the grant of ISOs (to employees), NSOs, stock appreciation rights, restricted shares, restricted stock units, dividend equivalent rights, performance-based awards, and other forms of awards to employees, directors and consultants, including employees and consultants of our subsidiaries.
Eligibility. Any individual who is an employee of the Company or any of its subsidiaries, a non-employee director on the Enhanced Group Board or a consultant to the Company or any of its subsidiaries, is eligible to receive awards under the Omnibus Incentive Plan at the discretion of the plan administrator. As of February 11,

2026, Enhanced had 24 employees, three non-employee directors and 58 consultants and advisors who would be eligible to participate in the Omnibus Incentive Plan.
Authorized Shares. Initially, the maximum number of shares of Enhanced Group Class A common stock that may be issued under the Omnibus Incentive Plan after it becomes effective will not exceed the number of shares equal to 5% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing (which will be approximately 7,692,094 shares of Enhanced Group Class A common stock under the “no redemptions” scenario and approximately 6,692,094 shares of Enhanced Group Class A common stock under the “full redemptions” scenario), plus an annual increase on the first day of each calendar year beginning in 2027 and ending in 2036, equal to the lesser of (A) 5% of the shares of Enhanced Group Capital Stock outstanding on such date and (B) such smaller number of shares as determined by the Enhanced Group Board prior to such date. The maximum number of shares of Enhanced Group Class A common stock that may be issued on the exercise of ISOs under the Omnibus Incentive Plan is the number of shares equal to 5% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing (which will be approximately 7,692,094 shares of Enhanced Group Class A common stock under the “no redemptions” scenario and approximately 6,692,094 shares of Enhanced Group Class A common stock under the “full redemptions” scenario).
Shares subject to stock awards granted under the Omnibus Incentive Plan that are forfeited, expire or settled for cash (in whole or in part), to the extent of such forfeiture, expiration or settlement, will become available for future grants under the Omnibus Incentive Plan. The payment of dividend equivalent rights in cash will not be counted against the shares available for issuance under the Omnibus Incentive Plan. Shares tendered by an award holder or withheld under a stock award to satisfy the exercise price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the Omnibus Incentive Plan.
Plan Administration. The Committee will administer the Omnibus Incentive Plan and is referred to as the “plan administrator” herein. The Committee may also delegate (either generally or specifically) the powers, authorities and discretions conferred on it under the Omnibus Incentive Plan. Under the Omnibus Incentive Plan, the plan administrator has the authority to construe, interpret and implement and correct any defect in the Omnibus Incentive Plan and all award agreements; prescribe, amend and rescind rules and regulations relating to the Omnibus Incentive Plan; grant, or recommend to the Enhanced Group Board for approval to grant, awards under the Omnibus Incentive Plan and determine who will receive such awards, when such awards will be granted and the terms of such awards; amend the Omnibus Incentive Plan or any outstanding award agreement; and determine whether, to what extent and under what circumstances awards may be settled, exercised or canceled, shares may be deferred or the exercise price for a stock option or stock appreciation right may be reset.
Stock Options. Stock options may be granted as ISOs or NSOs, as the plan administrator may determine. Stock options provide for the right to purchase shares of Enhanced Group Class A common stock at a specified price determined by the plan administrator, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value (or, in the case of an ISO granted to a ten percent shareholder, 110% of the fair market value) of Enhanced Group Class A common stock on the date of grant. Stock options will vest subject to the terms and conditions determined by the plan administrator and set forth in the applicable award agreement. The plan administrator will determine the term of stock options, up to a maximum of 10 years (or, in the case of an ISO granted to a ten percent shareholder, five years) from the date of grant.
Acceptable consideration for the purchase of Enhanced Group Class A common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) personal check, (b) shares, based on the fair market value as of the exercise date, (c) any other form of consideration approved by the Company and permitted by applicable law, and (d) any combination of the foregoing.
Stock Appreciation Rights. Stock appreciation rights provide for payments to the grantee based upon increases in the price of Enhanced Group Class A common stock over a set exercise price determined by the plan administrator, provided that the exercise price of a stock appreciation right cannot be less than 100% of the fair market value of Enhanced Group Class A common stock on the date of grant. Stock appreciation rights will vest subject to the terms and conditions determined by the plan administrator and set forth in the applicable award agreement. The plan administrator will determine the term of stock appreciation rights, up to a maximum of 10 years from the date of grant.
Restricted Shares. Restricted shares are shares of Enhanced Group Class A common stock that are subject to such terms and conditions as the plan administrator may determine. Upon the grant of such shares, the grantee will have the rights of a shareholder with respect to the restricted shares, subject to any other restrictions and conditions as the plan administrator may include in the applicable award agreement. Restricted shares will, during the period of the restriction, have full voting rights. All ordinary cash dividends or other ordinary distributions paid upon any restricted shares will be retained by the Company and will be paid to the relevant grantee (without interest) when the award of restricted shares vests.
Restricted Stock Units. Restricted stock units are unfunded, unsecured rights to receive a share of Enhanced Group Class A common stock or its equivalent in cash or other securities or property. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company until delivery of shares, cash or other securities or property is made as specified in the applicable award agreement. On the delivery date specified in the award agreement, the grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Enhanced Group Class A common stock, cash or other securities or property equal in value to a share of Enhanced Group Class A common stock or a combination thereof, as specified by the plan administrator.
Dividend Equivalent Rights. Dividend equivalent rights entitle a grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares covered by an award if such shares had been delivered pursuant to such award on the date of grant. The grantee will have only the rights of a general unsecured creditor of the Company until such amounts are paid as specified in the applicable award agreement. Dividend equivalents may not be paid unless and until the award to which they relate vests.
Other Stock-Based or Cash-Based Awards; Performance-Based Awards. The plan administrator may grant other types of equity-based, equity-related or cash-based awards, including the grant or offer for sale of unrestricted shares, performance share awards and performance units settled in cash. The terms and conditions set forth by the plan administrator in the applicable award agreement may relate to the achievement of performance goals, as determined by the plan administrator at the time of grant.
Changes to Capital Structure. In the event of any recapitalization, stock split, reverse stock split, stock dividend, spinoff, split-up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares of the Company, the plan administrator will make adjustments, as it deems appropriate, to (a) the type of property or securities, including shares, and the number thereof, reserved for issuance under the Omnibus Incentive Plan, (b) the individual grantee limitations set forth in the Omnibus Incentive Plan, (c) the number of shares that may be issued through ISOs and (d) any other terms of the Omnibus Incentive Plan and any outstanding awards, including, without limitation, the number of shares covered by each outstanding award, the type of property or securities to which the award relates and the exercise price or strike price of any award.
Change in Control Transactions. Unless the plan administrator determines otherwise, or as otherwise provided in the applicable award agreement, if a grantee’s service is terminated by the Company or its subsidiaries without “cause” or by the grantee for “good reason” within two years after a “change in control” (as each term is defined in the Omnibus Incentive Plan), (a) each award granted to such grantee prior to such change in control will become fully vested and, as applicable, exercisable and (b) any shares deliverable pursuant to restricted stock units will be delivered within 15 days following such termination of service. As of the change in control date, any outstanding performance-based awards shall be deemed earned at the greater of the target level and the actual performance level as of the change in control date with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the change in control in accordance with the original performance period.
Clawback/Recapture Policy. Awards under the Omnibus Incentive Plan will be subject to the terms of any clawback or recapture policy that the Company and its subsidiaries may adopt from time to time and may be subject to the requirement that the awards be repaid after they have been distributed to the grantee.

Repricing; Reloads: The plan administrator shall, without the approval of the Company’s shareholders, have the authority to (a) amend any outstanding stock option or stock appreciation right to reduce its exercise price per share and (b) grant stock options and stock appreciation rights with automatic reload features.
Plan Amendment or Termination. The Enhanced Group Board may suspend, discontinue, revise or amend the Omnibus Incentive Plan in any respect, provided that no amendment may materially adversely impair the rights of a grantee without the grantee’s consent. Unless otherwise determined by the Enhanced Group Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. The Enhanced Group Board may also terminate the Omnibus Incentive Plan, provided that the Omnibus Incentive Plan will terminate on the day before the tenth anniversary of the effective date unless earlier terminated. All awards made under the Omnibus Incentive Plan before its termination will remain in effect until such awards have been satisfied or terminated in accordance with the terms and conditions of the Omnibus Incentive Plan and the applicable award agreements.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to grantees and the Company with respect to participation in the Omnibus Incentive Plan, which will not become effective until the Closing. No awards will be issued under the Omnibus Incentive Plan prior to the Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a grantee may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any grantee may depend on their particular situation, each grantee should consult the grantee’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of shares acquired under the Omnibus Incentive Plan. The Omnibus Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Company’s tax reporting obligations.
Non-statutory Stock Options. Generally, there is no taxation upon the grant of a NSO if the stock option is granted with an exercise price no less than the fair market value of the underlying stock on the grant date. Upon exercise, a grantee will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the grantee is employed by the Company or one of its subsidiaries, that income will be subject to withholding taxes. The grantee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the grantee’s capital gain holding period for those shares will begin on the day after such date. The Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the grantee.
Incentive Stock Options. Generally, a grantee is not subject to ordinary income tax upon the grant or exercise of an ISO. If the grantee holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the grantee’s tax basis in that share will be long-term capital gain or loss. If, however, a grantee disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the grantee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the grantee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. The Company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the grantee.

Stock Appreciation Rights. Generally, a grantee will not recognize ordinary income upon the grant of a stock appreciation right with an exercise price no less than the fair market value of the underlying shares on the grant date. Instead, the grantee will recognize ordinary income equal to the fair market value of the shares or cash received upon exercise. If the grantee is employed by the Company or one of its subsidiaries, that income will be subject to withholding taxes. The Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the grantee.
Restricted Shares. Generally, a grantee will not recognize ordinary income upon receipt of restricted shares subject to forfeiture conditions and transfer restrictions. Instead, on the date such restrictions lapse, the grantee will recognize ordinary income equal to the fair market value of the shares on the date of lapse. If the grantee is employed by the Company or one of its subsidiaries, that income will be subject to withholding taxes. A grantee may, however, file an election with the IRS, within 30 days following their receipt of restricted shares, to recognize ordinary income, as of the date the grantee receives the restricted shares, equal to the fair market value of the shares on the date the restricted shares are granted. The grantee’s basis for the determination of gain or loss upon the subsequent disposition of such shares will be any ordinary income recognized either when the shares are received or when the restrictions lapse. The Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the grantee.
Restricted Stock Units. Generally, a grantee will not recognize ordinary income upon the grant of restricted stock units. Instead, upon vesting of restricted stock units, the fair market value of the underlying shares will be subject to employment taxes if applicable, and upon delivery of the underlying shares, the grantee will recognize ordinary income equal to the fair market value of the shares received. The grantee’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be any ordinary income recognized when the shares are delivered. The Company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the grantee.
Compensation of Covered Employees. The ability of the Company to obtain a deduction for amounts paid under the Omnibus Incentive Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.
Golden Parachute Payments. The ability of the Company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the Omnibus Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
The awards, if any, that will be made to eligible participants under the Omnibus Incentive Plan are subject to the discretion of the plan administrator. Therefore, the Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future.
Consequences of Failing to Approve the Omnibus Incentive Plan Proposal
The Omnibus Incentive Plan will not be implemented unless approved by A Paradise shareholders. If the Omnibus Incentive Plan is not approved by A Paradise shareholders, the Omnibus Incentive Plan will not be adopted and no awards will be granted thereunder. Instead, the Company may elect to provide compensation through other means, such as cash-settled awards or other cash compensation, to ensure that the Company and its subsidiaries can attract and retain qualified personnel.
Vote Required for Approval
The approval of the Omnibus Incentive Plan Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
The Omnibus Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Omnibus Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED that the Enhanced Group Omnibus Incentive Plan be approved in all respects.”
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE OMNIBUS INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

ESPP PROPOSAL
Overview
A Paradise is asking its shareholders to approve the Enhanced Group Employee Share Purchase Plan, which is referred to herein as the “ESPP”. A number of shares of Enhanced Group Class A common stock equal to 2% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing (which will be approximately 3,076,837 shares of Enhanced Group Class A common stock under the “no redemptions” scenario and approximately 2,676,837 shares of Enhanced Group Class A common stock under the “full redemptions” scenario) will initially be reserved for issuance under the ESPP, subject to the increases described below. The A Paradise Board is expected to approve and adopt the ESPP, subject to A Paradise shareholder approval. If shareholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the shareholders, it will not become effective and no purchase rights will be granted thereunder. The ESPP is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex L.
General Information
The purpose of the ESPP is to provide an opportunity for eligible employees to purchase common stock at a discount through voluntary contributions, thereby attracting, retaining and rewarding such persons and strengthening the mutuality of interest between such persons and the Company’s stockholders. The A Paradise Board believes that the ability to grant employees an opportunity to become shareholders in the Company will encourage such persons to devote their best efforts to the Company’s business and financial success.
The Company’s equity compensation program, as implemented in part under the ESPP, will give the Company the resources to attract and retain talent to achieve its business objectives and build shareholder value. It is critical to the Company’s long-term success that the interests of employees are tied to its success as “owners” of the business. The ESPP allows the Company to align the interests of employees and shareholders through opportunities for ownership of the Company’s equity.
If A Paradise shareholders approve the ESPP, there will be approximately a number of shares of Enhanced Group Class A common stock equal to 2% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing (which will be approximately 3,076,837 shares of Enhanced Group Class A common stock under the “no redemptions” scenario and approximately 2,676,837 shares of Enhanced Group Class A common stock under the “full redemptions” scenario), subject to the increases described below and adjustment for specified changes in the Company’s capitalization, available for purchase under the ESPP as of the Closing. This pool size is necessary to ensure that the Company has sufficient stock reserved to meet anticipated employee participation in the ESPP, which will help the Company attract and retain talent and promote widespread employee ownership.
Description of the ESPP
A summary description of the material features of the ESPP is set forth below. The following summary does not purport to be a complete description of all the provisions of the ESPP and is qualified in its entirety by reference to the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex L and incorporated by reference herein in its entirety.
Plan Structure and Offerings. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code for U.S. participants. The ESPP also permits the Company, at the discretion of the plan administrator, to establish Non-423 Offerings for employees of designated subsidiaries or affiliates, particularly for those employed outside the U.S. In general, the ESPP will be implemented through a series of offering periods during which eligible employees are granted the right to purchase shares on specified purchase dates. The plan administrator may designate separate concurrent offerings—one or more as Section 423 Offerings and one or more as Non-423 Offerings for non-U.S. employees or other eligible employees who may not qualify under Section 423 of the Code. The terms of each offering may be established by the plan administrator within the parameters of the

ESPP. All eligible employees will have the same rights and privileges under each Section 423 Offering, consistent with the requirements of Section 423 of the Code. The plan administrator has broad discretion to adopt rules, procedures, or sub-plans for Non-423 Offerings, to facilitate participation by employees in jurisdictions outside the U.S. and to ensure compliance with local laws. Any Non-423 Offering will be operated in accordance with the ESPP but is not required to meet the tax-qualified plan rules under Section 423 of the Code.
Eligibility. Only individuals in an employee-employer relationship with the Company or a designated subsidiary or affiliate for income tax and employment tax withholding and reporting purposes may participate in the ESPP. In addition, consistent with Section 423 of the Code, the ESPP excludes any employee who, after giving effect to their participation, would own (or be deemed to own by attribution) 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary thereof. An employee may not be granted rights to purchase stock that would permit them to acquire stock at a rate exceeding $25,000 in fair market value per calendar year, measured as of the start of the offering, under the ESPP or any other employee stock purchase plan of the Company or its subsidiaries, if any. The plan administrator may exercise discretion under the ESPP to impose additional eligibility requirements or exclusions on a uniform and nondiscriminatory basis for Section 423 Offerings. In the case of offerings under the ESPP that are not intended to comply with the requirements of Section 423 of the Code, the plan administrator has flexibility to impose different eligibility criteria or exclusions as needed to comply with local laws or achieve desired participation objectives. As of January 11, 2026, the Company had approximately 20 employees who would be eligible to participate in the ESPP.
Authorized Shares. Initially, the maximum number of shares of Enhanced Group Class A common stock that may be authorized for sale under the ESPP after it becomes effective will not exceed the number of shares equal to 2% of the fully diluted shares of Enhanced Group Class A common stock outstanding immediately after the Closing (which will be approximately 3,076,837 shares of Enhanced Group Class A common stock under the “no redemptions” scenario and approximately 2,676,837 shares of Enhanced Group Class A common stock under the “full redemptions” scenario), plus an annual increase on the first day of each calendar year beginning in 2027 and ending in 2036, equal to the lesser of (A) 1% of the shares of Enhanced Group Capital Stock outstanding on such date and (B) 1,538,500 shares of Enhanced Group Class A common stock; provided that the Enhanced Group Board may act prior to such date to provide that the increase will be a lesser number than would otherwise occur.
Plan Administration. The Committee will administer the ESPP and is referred to as the “plan administrator” herein.
Offering Periods and Purchase Periods. The ESPP will be implemented through consecutive offering periods with a new offering period commencing on the first trading-day of the relevant offering period and terminating on the last trading-day of the relevant offering period. Unless the plan administrator determines otherwise in its discretion, each offering period will consist of one six-month purchase period, which will run simultaneously with the offering period. Unless otherwise provided by the plan administrator, offering periods will run from January 1 (or the first trading-day thereafter) through June 30 (or the first trading-day prior to such date) and from July 1 (or the first trading day thereafter) through December 31 (or the first trading-day prior to such date).
Consideration. Unless otherwise determined by the plan administrator prior to the start of a given offering period, the purchase price per share under the ESPP will be 85% of the lesser of (a) the fair market value of a share of Enhanced Group Class A common stock on the first trading-day of the offering period or (b) the fair market value of a share on the purchase date. The plan administrator has discretion to adjust the purchase price formula for future offerings, so long as any discounted price complies with applicable legal requirements.
Withdrawal and Termination. Participation in the ESPP is entirely voluntary, and participants may withdraw from an ongoing offering period at any time before the specified cutoff date prior to a purchase date. Upon withdrawal, the participant’s contributions will cease, no purchase will occur for that participant on the next purchase date, and the participant’s accumulated contributions that have not yet been applied to purchase shares will be refunded to them in cash, without interest, unless otherwise required by law or specified by the administrator.
Changes to Capital Structure. In the event of any recapitalization, stock split, reverse stock split, stock dividend, spinoff, split-up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares of the Company, the plan administrator will make adjustments, as it deems appropriate, to (a) the number and class of shares that may be delivered under the ESPP and (b) the purchase price per share and the number of shares covered by each right under the ESPP that has not yet been exercised.
Change in Control Transactions. In the event of a proposed change in control transaction, the surviving or acquiring corporation may assume the outstanding purchase rights under the ESPP or substitute equivalent rights for its own stock. If the successor corporation does not agree to assume or substitute the outstanding rights, or if the successor is not a publicly traded company, thus making such assumption or substitution impracticable, then the ongoing offering period will be shortened. In such case, the plan administrator will set a new purchase date before the closing of the change in control transaction, and the offering period will end on that new purchase date. The Company will notify participants that their purchase rights will be exercised on the new purchase date unless they withdraw from the offering before that date.
Plan Amendment or Termination. The Enhanced Group Board may suspend, discontinue, revise or amend the ESPP in any respect.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to grantees and the Company with respect to participation in the ESPP, which will not become effective until the Closing. No rights to purchase will be issued under the ESPP prior to the Closing. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a grantee may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any grantee may depend on their particular situation, each grantee should consult the grantee’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of a purchase right or the disposition of shares acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The Company’s ability to realize the benefit of any tax deductions described below depends on the Company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the Company’s tax reporting obligations.
Section 423 Offerings. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code for offerings to U.S. employees. Under the Code, participants in a Section 423 Offering do not realize taxable income at the time of enrollment or when they purchase shares under the ESPP. Instead, any taxation is deferred until the participant sells or otherwise disposes of the shares acquired under the ESPP. The nature of the tax and the timing depend on how long the participant holds the shares after purchase. If a participant holds purchased shares for at least two years from the offering period start and one year from the purchase date, they will recognize ordinary income equal to the lesser of (a) the gain on sale or (b) the discount from the fair market value at the start of the offering. Additional gain is treated as long-term capital gain, and a sale below the purchase price results in a capital loss. For shares sold before satisfying these holding periods, referred to hereafter as “disqualifying dispositions”, the participant recognizes ordinary income equal to the difference between the purchase price and the fair market value on the purchase date. Any further gain or loss is capital in nature. The Company may deduct the ordinary income amount in such cases but receives no deduction for qualifying dispositions or capital gains.
Non-423 Offerings. Under any ESPP terms that do not meet the requirements of Section 423 of the Code, participants recognize ordinary income at the time of purchase equal to the discount received, which is subject to withholding. The Company will generally be entitled to a deduction for the amount of ordinary income recognized by participants in such an offering, subject to any applicable limitations under tax law.
Compensation of Covered Employees. The ability of the Company to obtain a deduction for amounts paid under the ESPP could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits
The purchase rights, if any, that will be granted to eligible participants under the ESPP are subject to the discretion of the plan administrator. Therefore, the Company cannot currently determine the benefits or number of shares subject to purchase rights that may be granted in the future.
Consequences of Failing to Approve the ESPP Proposal
The ESPP will not be implemented unless approved by A Paradise shareholders. If the ESPP is not approved by A Paradise shareholders, the ESPP will not be adopted and no purchase rights will be granted thereunder. Instead, the Company may elect to provide compensation through other means, such as cash-settled awards or other cash compensation, to ensure that the Company and its subsidiaries can attract and retain qualified personnel.
Vote Required for Approval
The approval of the ESPP Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
The ESPP Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the ESPP Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED that the Enhanced Group Employee Share Purchase Plan be approved in all respects.”
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows the A Paradise Board to submit a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and Enhanced and their respective shareholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination.”
Consequences If the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the A Paradise Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes to approve the Condition Precedent Proposals. In the event that there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals, the Business Combination may not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and, accordingly, abstentions and broker non-votes will not have an effect on the outcome of the vote. If you fail to vote by proxy or at the extraordinary general meeting, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted and will have no effect on the outcome of the vote.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the A Paradise Board
THE A PARADISE BOARD UNANIMOUSLY RECOMMENDS THAT A PARADISE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of A Paradise’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of A Paradise and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, A Paradise’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The BCA Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material U.S. federal income tax consequences (i) of the Domestication to U.S. Holders of A Paradise Class A ordinary shares, A Paradise Units and A Paradise Rights (together with A Paradise Class A ordinary shares, “A Paradise securities”), (ii) of the exercise of redemption rights by holders of Enhanced Group Class A common stock that are U.S. Holders, (iii) of the Mergers to U.S. Holders and Non-U.S. Holders of Enhanced securities, (iv) of the ownership and disposition of Enhanced Group securities received in the Domestication, and (v) of the ownership and disposition of Enhanced Group Class A common stock received in the Mergers to U.S. Holders and Non-U.S. Holders. This discussion applies only to holders that hold their A Paradise securities, Enhanced securities, or the Enhanced Group securities (as applicable) as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).
This discussion, to the extent it sets forth legal conclusions with respect to matters of U.S. federal income tax law regarding the material U.S. federal income tax consequences of the Domestication to holders of A Paradise securities, constitutes the opinion of MoFo, based on, and subject to customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, and to the extent it sets forth legal conclusions with respect to matters of U.S. federal income tax law regarding the material U.S. federal income tax consequences of the Mergers to holders of Enhanced common shares, constitutes the opinion of Sullivan & Cromwell, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.2 hereto.
No statutory, administrative or judicial authority directly addresses the treatment of A Paradise Unit or any instrument similar to an A Paradise Unit for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. We intend to take the position that each A Paradise Unit is not a single integrated instrument for U.S. federal income tax purposes, and that a holder of an A Paradise Unit is considered for U.S. federal income tax purposes to hold one A Paradise Class A ordinary share and A Paradise Right and therefore the separation of A Paradise Units, including in connection with the Business Combination, should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. The remainder of this discussion assumes that the characterization of A Paradise Units described above will be respected for U.S. federal income tax purposes.
This discussion does not address any U.S. federal income tax consequences to persons that receive Enhanced Group Class B common stock in the Mergers, persons who hold options or awards (including consultant awards or top-up awards) of Enhanced immediately before the Mergers or persons that directly or constructively hold Enhanced securities prior to the Mergers and that also hold A Paradise securities or that receive Enhanced Group Class A common stock in the Domestication. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including:
•financial institutions or financial services entities;
•broker-dealers;
•S corporations;
•partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);
•taxpayers that are subject to the mark-to-market accounting rules;
•tax-exempt entities;
•governments or agencies or instrumentalities thereof;
•insurance companies;
•regulated investment companies or real estate investment trusts;

•expatriates or former long-term residents or citizens of the United States;
•persons that directly or constructively own five percent or more of our or Enhanced voting shares or five percent or more of the total value of all classes of our or Enhanced shares and, after the Mergers, the issued Enhanced Group Class A common stock (except as specifically addressed below);
•persons that acquired our or Enhanced securities, and, after the Mergers, the Enhanced Group Class A common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•persons that hold our or Enhanced securities, and, after the Mergers, the Enhanced Group Class A common stock as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;
•persons subject to the alternative minimum tax;
•persons whose functional currency is not the U.S. dollar;
•controlled foreign corporations;
•accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or
•passive foreign investment companies.
If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of the A Paradise securities or Enhanced securities, and, after the Mergers, the Enhanced Group Class A common stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any such securities and persons that are treated as partners of such partnerships should consult their tax advisors.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation. We have not sought and do not intend to seek any ruling from the IRS regarding any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court. Moreover, there can be no assurance that future legislation, Treasury Regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, EXERCISING REDEMPTION RIGHTS WITH RESPECT TO ENHANCED GROUP CLASS A COMMON STOCK, THE MERGERS, AND OWNERSHIP AND DISPOSITION OF ENHANCED GROUP SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
I.    U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of A Paradise securities, Enhanced Group securities or Enhanced securities (as applicable) that is, for U.S. federal income tax purposes:
•an individual citizen or resident of the United States;
•a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
A.    The Domestication
1.Qualification as F Reorganization
The U.S. federal income tax consequences of the Domestication depend upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Such a “reorganization” includes an F reorganization constituting a “mere change in identity, form, or place of organization of one corporation, however effected” under Section 368(a)(1)(F) of the Code. Pursuant to the Domestication, A Paradise will change its jurisdiction of incorporation from the BVI to Texas. The Domestication should qualify as an F Reorganization. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation of a corporation holding only investment-type assets such as A Paradise, the qualification of the Domestication as a “reorganization” is not entirely clear. U.S. Holders should be aware that A Paradise has not requested and does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Domestication. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not sustain such position of the IRS. The remainder of this discussion assumes that the Domestication qualifies as an F Reorganization.
The Domestication is intended to be treated for U.S. federal income tax purposes as if A Paradise (i) transferred all of its assets and liabilities to Enhanced Group in exchange for all of the outstanding stock and rights of Enhanced Group; and (ii) then distributed the stock and rights of Enhanced Group to the shareholders and right holders of A Paradise in liquidation of A Paradise. The taxable year of A Paradise is expected to be deemed to end on the date of the Domestication.
In the case of a U.S. Holder that is not required to recognize gain under Section 367(b) of the Code or under the PFIC rules with respect to its A Paradise securities, as discussed below under “—U.S. Holders—The Domestication—Section 367” and “—U.S. Holders—The Domestication—PFIC Considerations”, (i) U.S. Holders of A Paradise Class A ordinary shares are not expected to recognize gain or loss for U.S. federal income tax purposes on the Domestication, (ii) the tax basis of a share of Enhanced Group Class A common stock received by a U.S. Holder in the Domestication is expected to equal the U.S. Holder’s tax basis in the A Paradise Class A ordinary shares surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367(b) of the Code, and (iii) the holding period for a share of Enhanced Group Class A common stock received by a U.S. Holder is expected to include such U.S. Holder’s holding period for the A Paradise Class A ordinary shares surrendered in exchange therefor.
The exchange of A Paradise Rights for Enhanced Group Rights is also intended to be tax-free for U.S. federal income tax purposes, but since the U.S. federal income tax treatment of the A Paradise Rights and Enhanced Group Rights is unclear, it is possible that the IRS could take the position that such transactions are taxable to holders of A Paradise Rights, even if the Domestication qualifies as an F Reorganization with respect to U.S. Holders of A Paradise Class A ordinary shares.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to shares of Enhanced Group Class A common stock, U.S. Holders exercising such redemption rights are expected to be subject to the U.S. tax consequences of the Domestication, including those discussed below under “—U.S. Holders—The Domestication—Section 367” and “—U.S. Holders—The Domestication—PFIC Considerations”. All U.S. Holders considering exercising such redemption rights are urged to consult with their tax advisors with respect to the tax consequences to them of the Domestication and exercise of such redemption rights.

2.Section 367
Subject to the discussion below under “—U.S. Holders—The Domestication—PFIC Considerations”, Section 367 of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes tax on certain U.S. persons in connection with transactions that would otherwise qualify as tax-free. Section 367(b) of the Code is expected to generally apply to U.S. Holders of A Paradise Class A ordinary shares on the date of the Domestication.
(a)Application of Section 367 to U.S. Holders that Own 10% or More of A Paradise
A U.S. 10% Shareholder is expected to include in income as a dividend the “all earnings and profits amount” attributable to the A Paradise Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of A Paradise Right should be taken into account in determining whether such U.S. Holder is a 10% Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% Shareholder. U.S. Holders should consult their tax advisors regarding such attribution rules.
A 10% Shareholder’s “all earnings and profits amount” with respect to its A Paradise Class A ordinary shares is the net positive earnings and profits of A Paradise (as determined under Treasury Regulations under Section 367 of the Code) attributable to such A Paradise Class A ordinary shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such A Paradise Class A ordinary shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
A U.S. Holder that is a 10% Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend as a result of the Domestication. A Paradise does not expect to have significant cumulative earnings and profits or a significant “all earnings and profits amount” on the date of the Domestication and accordingly, such 10% Shareholder is not expected to have a significant income inclusion under Section 367(b). Any such 10% Shareholder that is a corporation may, under certain circumstances if it meets holding period and other requirements, effectively be exempt from taxation on a portion or all of the deemed dividend by virtue of a dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code; however, due to A Paradise’s PFIC status, this exemption likely will not apply. Such U.S. Holders that are corporations should consult their own tax advisors as to the applicability of Section 245A of the Code to their particular circumstances.
(b)Application of Section 367 to U.S. Holders that Own Less Than 10% of A Paradise
A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder but whose A Paradise Class A ordinary shares has a fair market value of $50,000 or more is expected to recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to include the “all earnings and profits amount” in income as described below. Any such gain is expected to be equal to the excess of the fair market value of such share of Enhanced Group Class A common stock received over the U.S. Holder’s adjusted basis in the A Paradise Class A ordinary shares surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may make an election to include in income the “all earnings and profits amount” attributable to its A Paradise Class A ordinary shares under Section 367(b) of the Code, in which case such U.S. Holder’s tax treatment would generally be the same as that described above in “—U.S. Holders—The Domestication—Section 367—Application of Section 367 to U.S. Holders that Own 10% or More of A Paradise”. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)a complete description of the Domestication;
(iii)a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from A Paradise establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s A Paradise Class A ordinary shares and (B) a representation that the U.S. Holder has notified A Paradise (or Enhanced Group) that the U.S. Holder is making the election; and
(vi)certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to A Paradise or Enhanced Group no later than the date such tax return is filed. There is no assurance that A Paradise will timely provide the required information for making this election.
A Paradise does not expect to have significant cumulative earnings and profits or a significant “all earnings and profits amount” on the date of the Domestication and accordingly, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b).
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
(c)Application of Section 367 to U.S. Holders that Own A Paradise Class A ordinary shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Domestication, is not a 10% Shareholder and whose A Paradise Class A ordinary shares has a fair market value less than $50,000 is not expected to be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and is not expected to be required to include any part of the “all earnings and profits amount” in income.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE IN CONNECTION WITH THE DOMESTICATION.
3.PFIC Considerations
In addition to the discussion under the heading “—U.S. Holders—The Domestication—Section 367” above, the Domestication could be a taxable event to a U.S. Holder under the PFIC rules.
(a)PFIC Definition
A non-U.S. corporation will generally be a PFIC for U.S. federal income tax purposes for any taxable year if either (i) at least 75% of its gross income in such year is passive income or (ii) at least 50% of its assets in such year (ordinarily based on quarterly averaging) produce passive income or are held for the production of passive income. Based upon the composition of its income and assets and because A Paradise is a blank check company with no current business activities, A Paradise believes that it likely would be considered a PFIC unless the “start-up exception” applies.
Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be a PFIC for the start-up year, if: (i) no predecessor of the corporation was a PFIC; (ii) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (iii) the corporation is not in fact a PFIC for either of those years. A Paradise has determined that its start-up year is 2025 because A Paradise first realized gross income in 2025. However, the Domestication is not expected to be completed until 2026. Accordingly, A Paradise believes that the start-up exception would not apply to prevent A Paradise from being treated as a PFIC.
The following discussion summarizes the effect of the PFIC rules on the Domestication to U.S. Holders.
(b)Application of PFIC Rules to the U.S. Holders
U.S. Holders could be subject to adverse U.S. federal income tax consequences under the PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a proposed retroactive effective date once they become finalized. If finalized in their present form, those proposed Treasury Regulations would require gain recognition by U.S. Holders with respect to their A Paradise Class A ordinary shares surrendered in the Domestication if A Paradise were classified as a PFIC at any time during such U.S. Holder’s holding period in such A Paradise Class A ordinary shares unless such U.S. Holder made a timely and effective QEF Election (or a QEF Election along with a purging election) or mark-to-market election (each as defined below) with respect to such A Paradise Class A ordinary shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules.
Under these rules:
•the U.S. Holder’s gain, if any, would generally be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s A Paradise Class A ordinary shares;
•the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which A Paradise was a PFIC, would generally be taxed as ordinary income;
•the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would generally be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•an additional tax equal to the interest charge generally applicable to underpayments of tax would generally be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.
The treatment of the A Paradise Right for U.S. federal income tax purposes is unclear. For example, the rights may be viewed as a forward contract, derivative security or similar interest in A Paradise (analogous to an option with no exercise price), and thus the holder of the right would not be viewed as owning the underlying shares issuable pursuant to the rights until such shares are actually issued. There may be other alternative characterizations of the rights that the IRS may successfully assert. Depending on which characterization is successfully applied to the rights, different PFIC consequences may result to U.S. Holders of the rights. It is also likely that a U.S. Holder would not be able to make a QEF or mark-to-market election with respect to such U.S. Holder’s rights. Due to the uncertainty of the application of the PFIC rules to the rights, all potential investors are strongly urged to consult with their own tax advisors with respect to the effect of the PFIC rules in connection with the Domestication.
In addition, the proposed Treasury Regulations under Section 1291(f) of the Code would provide coordination rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed above under “—U.S. Holders—The Domestication—Section 367”, the gain realized on the transfer would be taxable under Section 1291(f) of the Code as discussed above. The excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain taxable under Section 1291(f) of the Code would be taxable as provided under Section 367(b) of the Code.
It is impossible to predict whether, in what form, and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of A Paradise Class A ordinary shares (for which no QEF Election (or a QEF Election along with a purging election) or mark-to-market election is in effect) or A Paradise Right may be subject to adverse tax consequences by reason of the Domestication.
(c)QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of A Paradise Class A ordinary shares depends on whether the U.S. Holder has made a QEF Election or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s A Paradise Class A ordinary shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its A Paradise Class A ordinary shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its A Paradise Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. The QEF Election (or a QEF Election along with a purging election) is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to A Paradise is contingent upon, among other things, the provision by A Paradise of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, A Paradise will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that A Paradise would timely provide such required information. As discussed above, a QEF Election is not expected to be available with respect to an A Paradise Right.
The impact of the PFIC rules on a U.S. Holder of A Paradise Class A ordinary shares also depends on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (directly or constructively) stock of a foreign corporation that is classified as a PFIC may annually participate in a mark-to-market election. No assurance can be given that the A Paradise Class A ordinary shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally would not be subject to the excess distribution regime discussed above with respect to their A Paradise Class A ordinary shares in connection with the Domestication. Instead, in general, such U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its A Paradise Class A ordinary shares at the end of its taxable year over its adjusted tax basis in its A Paradise Class A ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its A Paradise Class A ordinary shares over the fair market value of its A Paradise Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s tax basis in its A Paradise Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its A Paradise Class A ordinary shares will be treated as ordinary income. However, if the mark-to-market election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the A Paradise Class A ordinary shares in which A Paradise is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, A Paradise Class A ordinary shares , including in connection with the Domestication. As discussed above, a mark-to-market election is not expected to be available with respect to an A Paradise Right.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR CONCERNING THE EFFECT OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, THE IMPLICATIONS OF PROPOSED PFIC REGULATIONS, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE, AND THE CONSEQUENCES OF ANY SUCH ELECTION.
B.    Redemption of Enhanced Group Class A Common Stock Received in the Domestication
The U.S. federal income tax consequences to a U.S. Holder of Enhanced Group Class A common stock (which is received in the Domestication in exchange for A Paradise Class A ordinary shares) that exercises its redemption rights to receive cash in exchange for all or a portion of its Enhanced Group Class A common stock will depend on whether the redemption qualifies as a sale of the Enhanced Group Class A common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Enhanced Group Class A common stock redeemed, such U.S. Holder will generally be treated as described below under “—U.S. Holders—Ownership and Disposition of Enhanced Group Securities Received in the Domestication—Sale, Exchange, or Other Taxable Disposition of Enhanced Group Class A Common Stock”.
The redemption of Enhanced Group Class A common stock will generally qualify as a sale of the Enhanced Group Class A common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in Enhanced Group or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only Enhanced Group Class A common stock directly owned by such U.S. Holder, but also shares of Enhanced Group Class A common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Enhanced Group Class A common stock owned directly, Enhanced Group Class A common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Enhanced Group Class A common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Enhanced Group Class A common stock that could be acquired pursuant to the Enhanced Group Right. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Mergers generally should be included in determining the U.S. federal income tax treatment of the redemption.
The redemption of Enhanced Group Class A common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Enhanced Group outstanding voting shares that such U.S. Holder directly or constructively owns immediately after the redemption is less than 80 percent of the percentage of Enhanced Group outstanding voting shares that such U.S. Holder directly or constructively owned immediately before the redemption (taking into account redemptions by other holders and possibly the stock to be issued pursuant to the Mergers). There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Enhanced Group stock directly or constructively owned by such U.S. Holder is redeemed or (ii) all of the Enhanced Group stock directly owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Enhanced Group stock owned by certain family members and such U.S. Holder does not constructively own any other Enhanced Group stock. The redemption of Enhanced Group Class A common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Enhanced Group. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the Enhanced Group Class A common stock. The U.S. federal income tax consequences of distributions on Enhanced Group Class A common stock are described below under “—U.S. Holders—Ownership and Disposition of Enhanced Group

Class A Common Stock Received in the Mergers—Distributions on Enhanced Group Class A Common Stock”. After the application of those rules, any remaining tax basis of the U.S. Holder in the Enhanced Group Class A common stock redeemed should generally be added to the U.S. Holder’s adjusted tax basis in its remaining Enhanced Group stock, or, if it has none, possibly to the U.S. Holder’s adjusted tax basis in other Enhanced Group stock constructively owned by such U.S. Holder.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to shares of Enhanced Group Class A common stock, U.S. Holders exercising such redemption rights should be subject to the U.S. tax consequences of the Domestication, including those discussed above under “—U.S. Holders—The Domestication—Section 367” and “—U.S. Holders—The Domestication—PFIC Considerations”. All U.S. Holders considering exercising such redemption rights are urged to consult with their tax advisors with respect to the tax consequences to them of the Domestication and exercise of such redemption rights.
U.S. Holders who actually or constructively own at least five percent by vote or value (or if Enhanced Group Class A common stock is not then publicly traded, at least one percent by vote or value) or more of the total outstanding Enhanced Group Class A common stock may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SHARES OF ENHANCED GROUP CLASS A COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
C.    Ownership and Disposition of Enhanced Group Securities Received in the Domestication
1.Distributions on Enhanced Group Class A Common Stock
The U.S. federal income tax consequences of distributions on Enhanced Group Class A common stock received in the Domestication are described below under “—U.S. Holders—Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers—Distributions on Enhanced Group Class A Common Stock”. It is unclear, however, whether the redemption rights described herein with respect to Enhanced Group Class A common stock may have suspended the running of the applicable holding period for purposes of determining whether any gain recognized as a result of distributions in excess of a U.S. Holder’s adjusted tax basis in its shares of Enhanced Group Class A common stock is long-term capital gain.
2.Sale, Exchange or Other Taxable Disposition of Enhanced Group Class A Common Stock
The U.S. federal income tax consequences of taxable dispositions of Enhanced Group Class A common stock are described below under “—U.S. Holders—Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers—Sale, Exchange or Other Taxable Disposition of Enhanced Group Class A Common Stock”. It is unclear, however, whether the redemption rights described herein with respect to the shares of Enhanced Group Class A common stock may have suspended the running of the applicable holding period for purposes of determining whether any capital gain or loss recognized in such dispositions is long-term capital gain or loss.
3.Acquisition of Enhanced Group Class A Common Stock Pursuant to Enhanced Group Right
The treatment of the Enhanced Group Right for U.S. federal income tax purposes is unclear. For example, the right may be viewed as a forward contract, derivative security or similar interest in Enhanced Group (analogous to an option with no exercise price), and thus the holder of the right would not be viewed as owning the Enhanced Group Class A common stock issuable pursuant to the rights until such Enhanced Group Class A common stock are actually issued. There may be other alternative characterizations of the rights that the IRS may successfully assert. Depending on which characterization is successfully applied to the rights, different tax consequences may result with respect to an acquisition of Enhanced Group Class A common stock pursuant to the rights. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of an acquisition of Enhanced Group Class A common stock pursuant to the rights.

D.    The Mergers
The following discussion addresses U.S. federal income tax consequences of the Mergers to U.S. Holders of Enhanced common shares, subject to the limitations, exceptions, beliefs, assumptions, and qualifications described herein.
Neither Enhanced nor A Paradise has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Mergers. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position that the Mergers do not constitute a “reorganization.” In addition, the completion of the Mergers is not conditioned upon the receipt of an opinion of counsel to the effect that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequence of the Mergers to such holder.
Subject to the qualifications and limitations set forth herein, the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
In the case of a U.S. Holder that is not required to recognize gain under Section 367(b) of the Code or under the PFIC rules with respect to its Enhanced common shares, as discussed below under “—U.S. Holders—The Mergers—Section 367” and “—U.S. Holders—The Mergers—PFIC Considerations”, and subject to the discussion below under “—U.S. Holders—Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers—Exchange of Enhanced Warrants for Shares of Enhanced Group Class A Common Stock”, U.S. Holders of Enhanced common shares are generally not expected to recognize any gain or loss as a result of the Mergers. Pursuant to the Mergers, U.S. Holders of Enhanced common shares will receive shares of Enhanced Group Class A common stock in exchange for their Enhanced common shares. Each U.S. Holder’s tax basis in the shares of Enhanced Group Class A common stock received in the Mergers is expected to be the same as his, her or its tax basis in the shares of Enhanced common shares surrendered in the Mergers in exchange therefor. The holding period of the shares of Enhanced Group Class A common stock received in the Mergers by the U.S. Holder is expected to include the holding period of the shares of Enhanced common shares surrendered in the Mergers in exchange therefor.
If the Mergers fail to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of Enhanced common shares would recognize gain or loss in an amount equal to the difference between (i) the fair market value of the Enhanced Group Class A common stock received in exchange for such surrendered Enhanced common shares upon completion of the Mergers and (ii) the holder’s basis in Enhanced common shares surrendered. Gain or loss will be calculated separately for each block of Enhanced common shares (generally shares acquired at the same cost in a single transaction) surrendered. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such Enhanced common shares have been held for more than one year at the time of the Mergers. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in the Enhanced Group Class A common stock received in the Mergers would be equal to the fair market value thereof as of the Effective Time, and the U.S. Holder’s holding period in such Enhanced Group Class A common stock would begin on the day following the Mergers.
1.Section 367
Subject to the discussion below under “—U.S. Holders—The Mergers—PFIC Considerations”, Section 367 of the Code applies to certain transactions involving foreign corporations, including an inbound asset acquisition intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Section 367 of the Code imposes tax on certain U.S. persons in connection with transactions that would otherwise qualify as tax-free. Section 367(b) of the Code is expected to generally apply to U.S. Holders of Enhanced common shares on the date of the Mergers.

(a)Application of Section 367 to U.S. Holders that Own 10% or more of Enhanced
A U.S. 10% Shareholder is expected to include in income as a dividend the “all earnings and profits amount” attributable to Enhanced common shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of outstanding Enhanced Warrants, options and awards (including consultant awards and top-up awards) of Enhanced should be taken into account in determining whether such U.S. Holder is a 10% Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% Shareholder. U.S. Holders should consult their tax advisors regarding such constructive attribution rules.
A 10% Shareholder’s “all earnings and profits amount” with respect to its Enhanced common shares is the net positive earnings and profits of Enhanced (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Enhanced common shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Enhanced common shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Enhanced does not expect to have significant, if any, cumulative net earnings and profits on the date of the Mergers. If Enhanced’s cumulative net earnings and profits through the date of the Mergers is less than or equal to zero, then a U.S. Holder is not expected to be required to include in gross income an “all earnings and profits amount” with respect to its Enhanced common shares. It is possible, however, that the amount of Enhanced’s cumulative net earnings and profits may be greater than expected through the date of the Mergers in which case a U.S. Holder that is a 10% Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend as a result of the Mergers. Any such 10% Shareholder that is a corporation may, under certain circumstances if it meets holding period and other requirements, effectively be exempt from taxation on a portion or all of the deemed dividend by virtue of a dividends received deduction for foreign-sourced dividends of foreign corporations under Section 245A of the Code. However, due to Enhanced’s PFIC status, this exemption likely will not apply. Such U.S. Holders that are corporations should consult their tax advisors as to the applicability of Section 245A of the Code to their particular circumstances.
(b)Application of Section 367 to U.S. Holders that Own Less Than 10% of Enhanced
A U.S. Holder who, on the date of the Mergers, is not a 10% Shareholder but whose Enhanced common shares have a fair market value of $50,000 or more is expected to recognize gain (but not loss) with respect to the Mergers unless such U.S. Holder elects to include the “all earnings and profits amount” in income as described below. Any such gain is expected to be equal to the excess of the fair market value of such share of Enhanced Group Class A common stock received over the U.S. Holder’s adjusted basis in Enhanced common shares surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may make an election to include in income the “all earnings and profits amount” attributable to its Enhanced common shares under Section 367(b) of the Code, in which case such U.S. Holder’s tax treatment would generally be the same as that described above in “—U.S. Holders—The Mergers—Section 367—Application of Section 367 to U.S. Holders that own 10% or more of Enhanced”. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)a statement that the Mergers, taken together, are a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
(ii)a complete description of the Mergers;
(iii)a description of any stock, securities or other consideration transferred or received in the Mergers;
(iv)a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Enhanced establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Enhanced common shares and (B) a representation that the U.S. Holder has notified Enhanced that the U.S. Holder is making the election; and
(vi)certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Mergers, and the U.S. Holder must send notice of making the election to Enhanced no later than the date such tax return is filed. There is no assurance that Enhanced will timely provide the required information for making this election.
Enhanced does not expect to have significant, if any, cumulative earnings and profits through the date of the Mergers and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable requirements. However, as noted above, if Enhanced had positive earnings and profits through the date of the Mergers, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Enhanced common shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Mergers.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
(c)Application of Section 367 to U.S. Holders that Own Enhanced Common Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Mergers, is not a 10% Shareholder and whose Enhanced common shares have a fair market value less than $50,000 is not expected to be required to recognize any gain or loss under Section 367 of the Code in connection with the Mergers and is not expected to be required to include any part of the “all earnings and profits amount” in income.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE IN CONNECTION WITH THE MERGERS.
2. PFIC Considerations
In addition to the discussion under the heading “—U.S. Holders—The Mergers—Section 367” above, the Mergers could be a taxable event to a U.S. Holder under the PFIC rules.
(a)PFIC Definition
A non-U.S. corporation will generally be a PFIC for U.S. federal income tax purposes for any taxable year if either (i) at least 75% of its gross income in such year is passive income or (ii) at least 50% of its assets in such year (ordinarily based on quarterly averaging) produce passive income or are held for the production of passive income. Based upon the composition of its income and assets, Enhanced believes that it likely would be considered a PFIC unless the “start-up exception” applies.
Under the start-up exception, a foreign corporation that would otherwise be treated as a PFIC will not be a PFIC for the start-up year, if: (i) no predecessor of the corporation was a PFIC; (ii) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (iii) the corporation is not in fact a PFIC for either of those years. Enhanced has determined that its start-up year is 2024 because Enhanced first realized gross income in 2024. However, Enhanced believes that it is likely a PFIC for 2025 and accordingly, a U.S. Holder should assume that the start-up exception does not apply to prevent Enhanced from being treated as a PFIC.

The following discussion summarizes the effect of the PFIC rules on the Mergers to U.S. Holders.
(b)Application of PFIC Rules to the U.S. Holders
U.S. Holders could be subject to adverse U.S. federal income tax consequences under the PFIC rules as a result of the Mergers. These rules are discussed in the immediately following paragraphs.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992, with a proposed retroactive effective date once they become finalized. If finalized in their present form, those proposed Treasury Regulations would require gain recognition by U.S. Holders with respect to their Enhanced common shares surrendered in the Mergers if Enhanced were classified as a PFIC at any time during such U.S. Holder’s holding period in such Enhanced common shares unless such U.S. Holder made a timely and effective QEF Election (or a QEF Election along with a purging election) or mark-to-market election (each as defined below) with respect to such Enhanced common shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules.
Under these rules:
•the U.S. Holder’s gain, if any, would generally be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Enhanced common shares (as applicable);
•the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Enhanced was a PFIC, would generally be taxed as ordinary income;
•the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would generally be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•an additional tax equal to the interest charge generally applicable to underpayments of tax would generally be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.
In addition, such proposed Treasury Regulations would provide coordination rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed above under “—U.S. Holders—The Mergers—Section 367”, the gain realized on the transfer would be taxable under Section 1291(f) of the Code as discussed above. The excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain taxable under Section 1291(f) of the Code would be taxable as provided under Section 367(b) of the Code.
It is impossible to predict whether, in what form, and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of Enhanced common shares (for which no QEF Election (or a QEF Election along with a purging election) or mark-to-market election is in effect) may be subject to adverse tax consequences by reason of the Mergers.
(c) QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Enhanced common shares depends on whether the U.S. Holder has made a QEF Election or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s Enhanced common shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Enhanced common shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Enhanced common shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances. The QEF Election (or a QEF Election along with a purging election) is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to Enhanced is contingent upon, among other things, the provision by Enhanced of a “PFIC Annual Information Statement” to such U.S. Holder. Enhanced currently does not intend to provide U.S. Holders with the information necessary to make a QEF Election (including a PFIC Annual Information Statement) for any taxable year. However, while Enhanced has not made a commitment to provide such information, it acknowledges that under certain circumstances, such as if it concludes that its PFIC status is definitive for a particular year, or if required by applicable securities laws or listing standards, it may be able to provide the requisite information (including a PFIC Annual Information Statement and the U.S. Holder’s pro rata share of Enhanced’s ordinary earnings and net capital gain) to permit U.S. Holders to make a QEF Election. There is no assurance, however, that Enhanced would timely provide such required information. A QEF Election may not be made with respect to Enhanced Warrants.
The impact of the PFIC rules on a U.S. Holder of Enhanced common shares also depends on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (directly or constructively) stock of a foreign corporation that is classified as a PFIC may annually participate in a mark-to-market election. Enhanced common shares are not regularly traded and as a result, we do not expect that a mark-to-market election will be available with respect to Enhanced common shares.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR CONCERNING THE EFFECT OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, THE IMPLICATIONS OF PROPOSED PFIC REGULATIONS, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE, AND THE CONSEQUENCES OF ANY SUCH ELECTION.
E.    Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers
1.Distributions on Enhanced Group Class A Common Stock
A U.S. Holder generally will be required to include in gross income as a dividend the amount of any cash distribution or the fair market value of any other property distributed with respect to shares of Enhanced Group Class A common stock, to the extent the distribution is paid out of the current or accumulated earnings and profits of Enhanced Group (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of Enhanced Group Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of Enhanced Group Class A common stock and will generally be treated as described below under “—U.S. Holders—Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers—Sale, Exchange or Other Taxable Disposition of Enhanced Group Class A Common Stock”.
Dividends that Enhanced Group pays to a U.S. Holder that is a taxable corporation may qualify for a dividends received deduction if certain holding period and other requirements are satisfied. Subject to certain exceptions and provided certain holding period and other requirements are satisfied, dividends that Enhanced Group pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at preferential tax rates accorded to long-term capital gains.

2.Sale, Exchange or Other Taxable Disposition of Enhanced Group Class A Common Stock
Upon a sale or other taxable disposition of Enhanced Group Class A common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in the applicable shares of Enhanced Group Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Enhanced Group Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
3.Exchange of Enhanced Warrants for Shares of Enhanced Group Class A Common Stock
The tax consequences of the exchange of an Enhanced Warrant for a share of Enhanced Group Class A common stock are not clear under current law. The exchange may not be taxable, either because it is not a realization event or because it is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of Enhanced Group Class A common stock received generally should equal the U.S. Holder’s tax basis in Enhanced Warrants. If the exchange was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of Enhanced Group Class A common stock would be treated as commencing on the date of the exchange or the day following the date of exchange of Enhanced Warrant. If the exchange were treated as a recapitalization, the holding period of the shares of Enhanced Group Class A common stock received would include the holding period of the Enhanced Warrant.
It is also possible that the exchange may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Enhanced Warrants having a value equal to the exercise price for the total number of Enhanced Warrants to be exchanged. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of Enhanced Warrants deemed surrendered and the U.S. Holder’s tax basis in Enhanced Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of Enhanced Group Class A common stock received would equal the sum of the U.S. Holder’s tax basis in Enhanced Warrants exchanged and the exercise price of such Enhanced Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of Enhanced Group Class A common stock would commence on the date of exercise of Enhanced Warrant or the day following the date of exercise of Enhanced Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Enhanced Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of the exchange, including when a U.S. Holder’s holding period would commence with respect to the shares of Enhanced Group Class A common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. U.S. Holders should consult their tax advisors regarding the tax consequences of such exchange.
4.Information Reporting Requirements and Backup Withholding
Payments of distributions on and the proceeds from a sale or other disposition of Enhanced Group Class A common stock will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information with the IRS.

II.    NON-U.S. HOLDERS
As used herein, a “non-U.S. Holder” is a beneficial owner of A Paradise securities, Enhanced Group securities or Enhanced securities (as applicable) who or that is for U.S. federal income tax purposes: (a) a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates; (b) a foreign corporation; or (c) an estate or trust that is not a U.S. Holder.
A.    Redemption of Enhanced Group Class A Common Stock Received in the Domestication
The U.S. federal income tax consequences to a non-U.S. Holder of Enhanced Group Class A common stock (which is received in the Domestication in exchange for A Paradise Class A ordinary shares) that exercises its redemption rights to receive cash in exchange for all or a portion of its Enhanced Group Class A common stock will depend on whether the redemption qualifies as a sale of the Enhanced Group Class A common stock redeemed, as described above under “—U.S. Holders—Redemption of Enhanced Group Class A Common Stock Received in the Domestication”. If such a redemption qualifies as a sale of Enhanced Group Class A common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “—Non-U.S. Holders—Ownership and Disposition of Enhanced Group Securities Received in the Domestication— Sale, Exchange or Other Taxable Disposition of Enhanced Group Class A Common Stock”. If such a redemption does not qualify as a sale of Enhanced Group Class A common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “—Non-U.S. Holders—Ownership and Disposition of Enhanced Group Securities Received in the Domestication— Distributions on Enhanced Group Class A Common Stock”.
Because it may not be certain at the time a non-U.S. Holder is redeemed whether such non-U.S. Holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a non-U.S. Holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a non-U.S. Holder in redemption of such non-U.S. Holder’s Enhanced Group Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a non-U.S. Holder, such non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
B.    Ownership and Disposition of Enhanced Group Securities Received in the Domestication
1.Distributions on Enhanced Group Class A Common Stock
The U.S. federal income tax consequences of distributions on Enhanced Group Class A common stock are described below under “—Non-U.S. Holders—Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers—Distributions on Enhanced Group Class A Common Stock”.
2.Sale, Exchange or Other Taxable Disposition of Enhanced Group Class A Common Stock
The U.S. federal income tax consequences of taxable dispositions of Enhanced Group Class A common stock are described below under “—Non-U.S. Holders—Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers—Sale, Exchange or Other Taxable Disposition of Enhanced Group Class A Common Stock”.

3.Acquisition of Enhanced Group Class A Common Stock Pursuant to Enhanced Group Rights
The U.S. federal income tax treatment of a non-U.S. Holder’s acquisition of Enhanced Group Class A common stock pursuant to the Enhanced Group Rights held by a non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of such acquisition pursuant to Enhanced Group Rights held by a U.S. Holder, as described above under “—U.S. Holders—Ownership and Disposition of Enhanced Group Securities Received in the Domestication—Acquisition of Enhanced Group Class A Common Stock Pursuant to Enhanced Group Right”.
C. Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers
1.Distributions on Enhanced Group Class A Common Stock
In general, any distributions made to a non-U.S. Holder with respect to Enhanced Group Class A common stock, to the extent paid out of Enhanced Group’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Enhanced Group Class A common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Enhanced Group Class A common stock, which will be treated as described below under “—Non-U.S. Holders—Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers—Sale, Exchange or Other Taxable Disposition of Enhanced Group Class A Common Stock”.
Dividends paid by Enhanced Group to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
2.Sale, Exchange or Other Taxable Disposition of Enhanced Group Class A Common Stock
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Enhanced Group Class A common stock unless:
(i)such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax (or a lower applicable tax treaty rate);
(ii)the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or
(iii)Enhanced Group is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A)

Enhanced Group Class A common stock is not regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5 percent of such securities, as applicable.
If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of Enhanced Group Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Enhanced Group Class A common stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Enhanced Group will be classified as a U.S. real property holding corporation if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Enhanced Group believes it is not and has not been a U.S. real property holding company.
3.Exchange of Enhanced Warrants for Shares of Enhanced Group Class A Common Stock
The U.S. federal income tax treatment of a non-U.S. Holder’s exchange of an Enhanced Warrant generally will correspond to the U.S. federal income tax treatment of the exchange of a warrant held by a U.S. Holder, as described above under “—U.S. Holders—Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers—Exchange of Enhanced Warrants for Shares of Enhanced Group Class A Common Stock”, although to the extent such an exchange results in a taxable exchange, the consequences would be similar to those described above under “—Non-U.S. Holders—Ownership and Disposition of Enhanced Group Class A Common Stock Received in the Mergers—Sale, Exchange, or Other Taxable Disposition of Enhanced Group Class A Common Stock”.
4.Information Reporting Requirements and Backup Withholding
Information returns may be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Enhanced Group Class A common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption from information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
5.Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act generally imposes withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Enhanced Group Class A common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to, among other things, report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if allowed under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Enhanced Group Class A common stock is held will affect the determination of whether such withholding and reporting is required. Similarly, dividends in respect of Enhanced Group Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Enhanced Group Class A common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of A Paradise and Enhanced, adjusted to give effect to the Business Combination.
The unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical balance sheet of A Paradise as of December 31, 2025, with the historical consolidated balance sheet of Enhanced as of December 31, 2025, on a pro forma basis as if the Business Combination had been consummated on December 31, 2025.
The unaudited pro forma combined statement of operations for the year ended December 31, 2025 combines the historical audited statements of operations of A Paradise for the year ended December 31, 2025 and the historical audited consolidated statement of operations of Enhanced for the year ended December 31, 2025, on a pro forma basis as if the Business Combination had been consummated on January 1, 2025, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following audited historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus, as well as the disclosures contained in the sections titled “A Paradise’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Enhanced’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”:
•The historical audited financial statements of A Paradise as of and for the year ended December 31, 2025, and the related notes included elsewhere in this proxy statement/prospectus.
•The historical audited condensed consolidated financial statements of Enhanced as of and for the year ended December 31, 2025, included elsewhere in this proxy statement/prospectus.
Expected accounting treatment of the Business Combination
A Paradise expects the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, A Paradise, who is the legal acquirer, is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, Enhanced will be treated as the accounting acquirer with the Business Combination treated as the equivalent of a capital transaction in which Enhanced is issuing shares for the net assets of A Paradise, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Enhanced. Enhanced has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under each of the No Redemption Scenario, 50% Redemption Scenario and Maximum Redemption Scenario:
•Enhanced equity holders will have a relative majority of the voting power of Enhanced Group;
•Enhanced equity holders will have the ability to nominate the majority of the members of the Enhanced Group Board;
•Enhanced senior management will comprise the senior management roles of Enhanced Group and be responsible for the day-to-day operations of Enhanced Group;
•Considering that A Paradise is a shell company with no operations, the relative size of Enhanced is significantly larger compared to A Paradise;
•Enhanced Group will assume the Enhanced name; and
•The intended operations of Enhanced Group will continue Enhanced’s current operations.

Description of the Business Combination and the Private Placement Investment
Business Combination
On November 26, 2025, A Paradise entered into the Business Combination Agreement with Enhanced.
Pursuant to the Business Combination Agreement, Merger Sub will merge with and into Enhanced, as a result of which the separate corporate existence of Merger Sub shall cease and Enhanced will continue as the surviving entity and a wholly owned subsidiary of A Paradise. Each share of Enhanced common shares issued and outstanding immediately prior to the First Effective Time will be converted automatically into the right to receive the number of shares of Enhanced Group Class A common stock equal to the Exchange Ratio (as defined in the Business Combination Agreement).
The following events are contemplated to occur pursuant to the Business Combination Agreement:
•Step 1 (Domestication): No later than one business day before the expected Closing Date, A Paradise will implement the Domestication by effecting a deregistration under the BVI Business Companies Act and a domestication under §§ 10.101 of the Texas Business Organizations Code, pursuant to which A Paradise’s jurisdiction of incorporation will be changed from the BVI to the State of Texas.
•Step 2 (First Merger): On the Closing Date, the First Merger shall occur. Upon the consummation of the First Merger, each issued and outstanding Enhanced common share will automatically convert into the right to receive a number of shares of Enhanced Group Class A common stock equal to the Exchange Ratio (as defined in the Business Combination Agreement).
•Step 3 (Second Merger): On the Closing Date, immediately after the First Merger, Enhanced will merge with and into A Paradise, with A Paradise surviving and changing its corporate name from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.” pursuant to a certificate of merger filed with the Secretary of State of the State of Texas.
Private Placement Investment
On November 26, 2025, Enhanced entered into an equity private placement transaction pursuant to which it issued SAFEs to certain investors in an aggregate amount of $40,002,054. Upon consummation of the Business Combination, all outstanding SAFEs issued by Enhanced will automatically convert, immediately prior to the closing into Enhanced common shares, which will then be exchanged alongside the other Enhanced common shares for shares of Enhanced Group Class A common stock. The number of Enhanced common shares to be issued upon conversion and converted into shares of Enhanced Group Class A common stock will be determined by dividing each SAFE investor’s purchase amount by Enhanced Group’s post-money valuation cap of $1.2 billion, multiplied by the fully diluted capitalization of Enhanced immediately prior to the Business Combination. As a result, the SAFE holders will collectively receive a number of Enhanced Group Class A common stock representing their pro rata ownership percentage in the Company on a fully diluted basis. Concurrently with such conversion, the Company will also issue to the SAFE investors warrants equal to fifty percent (50%) of the number of Enhanced Group Class A common stock received upon conversion, each exercisable for one Enhanced Group Class A common stock at a per-share price equal to the conversion price determined under the SAFE. The automatic conversion will increase the Company’s total outstanding common equity and contribute to dilution of existing shareholders’ ownership interests. The conversion will be reflected in the pro forma balance sheet as an increase to shareholders’ equity, corresponding to the balance of the SAFE liability.
In the event that the Business Combination is not consummated, then either (i) if there is no equity financing that is for a minimum amount raised of $30 million (including a minimum amount of $5 million committed by a third-party lead investor) before November 25, 2026, the SAFEs will automatically convert into a number of Enhanced preferred shares equal to the relevant investor’s purchase amount divided by $14.34498, with such shares carrying a liquidation preference senior to Enhanced’s then-outstanding preferred shares, or (ii) if there is an equity financing as described above before November 25, 2026, the SAFEs will automatically convert at the initial closing of such equity financing into a number of Enhanced preferred shares equal to the purchase amount of the relevant investor divided by 70% of the lowest price paid by investors purchasing Enhanced preferred shares in that equity financing.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of Enhanced Group upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Enhanced following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.
A Paradise and Enhanced have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Upon Closing, there were 20,000,000 A Paradise Rights outstanding. Each holder of an A Paradise Right will automatically receive one eighth (1/8) of one A Paradise Class A ordinary share upon consummation of A Paradise’s initial business combination, even if the holder of such right redeemed all A Paradise Class A ordinary shares held by it in connection with the initial business combination. A Paradise will not issue fractional shares in connection with an exchange of A Paradise Rights.
The unaudited pro forma condensed combined financial information has been prepared assuming (a) no election will be made by the holders of Enhanced Group Options to purchase Enhanced Group Class A common stock at Closing and (b) no election will be made by any of the holders of the Enhanced Group SAFE Warrants to convert any portion of the Enhanced Group SAFE Warrants for shares of Enhanced Group Class A common stock at Closing.
The unaudited pro forma combined financial information contained herein assumes that the A Paradise public shareholders approve the Business Combination. Pursuant to the Existing Charter, the Public Stockholders may elect to redeem their Public Shares for cash even if they approve the Business Combination. A Paradise cannot predict how many of the A Paradise public shareholders will exercise their right to redeem their Public Shares for cash. As a result, the unaudited pro forma condensed combined financial information has been prepared, assuming the following three redemption scenarios after giving effect to the Business Combination. There can be no assurance regarding which scenario will be closest to the actual results. Under each scenario, Enhanced is considered the accounting acquirer, as further discussed under “- Expected accounting treatment of the Business Combination” above and in Note 1, Basis of Presentation, of the unaudited pro forma condensed combined financial information.
•Assuming No Redemptions – The “No Redemption Scenario” assumes that no A Paradise public shareholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.
•Assuming 50% Redemptions - The “50% Redemption Scenario” assumes that A Paradise public shareholders holding an aggregate of 10,000,000 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.07 per share) of the funds in the Trust Account. This scenario gives effect to public share redemptions for aggregate redemption payments of $100.7 million using a per share redemption price of $10.07 per share.
•Assuming Maximum Redemptions - The “Maximum Redemption Scenario” assumes that A Paradise public shareholders holding an aggregate of 20,000,000 Public Shares will exercise their redemption rights for their pro rata share (approximately $10.07 per share) of the funds in the Trust Account. This scenario gives effect to Public Share redemptions for aggregate redemption payments of $201.4 million using a per share redemption price of $10.07 per share.
The following summarizes the pro forma shares of Enhanced Group common stock issued and outstanding immediately after the Business Combination, presented under the three assumed redemption scenarios. The table below does not include the “Dilutive Interests, in each case because none of the Dilutive Interests are exercisable or issuable immediately following the consummation of the Business Combination.

	Share ownership in Enhanced Group
	Assuming		Assuming		Assuming
	No Redemptions		50% Redemptions(1)		Maximum Redemptions(1)
	No. of Shares	% ownership	No. of Shares	% ownership	No. of Shares	% ownership
Existing Enhanced Shareholders(3)(5)	111,426,044	79%	111,426,044	85%	111,426,044	92%
A Paradise public shareholders(4)	22,725,000	16%	12,725,000	10%	2,725,000	2%
Sponsor and its affiliates	7,116,667	5%	7,116,667	5%	7,116,667	6%
Total	141,267,711		131,267,711		121,267,711
_______________
(1)Assumes redemption of 10,000,000 Public Shares
(2)Assumes redemption of 20,000,000 Public Shares
(3)Reflects the issuance of 111,426,044 Enhanced Group Class A common stock to existing Enhanced Shareholders in consideration for their shares of Enhanced.
(4)Includes 2,500,000 shares converted from 20,000,000 rights issued in conjunction with A Paradise class A ordinary shares.
(5)Excludes up to 10,605,864 shares of Enhanced Group Class A common stock exercisable in respect of Enhanced Group Options, up to [    ] shares of Enhanced Group Class A common stock expected to be issued in respect of Enhanced Group Top-Up Awards (estimated based on the SAFE Price), up to [______] shares of Enhanced Group Class A common stock expected to be exercisable in respect of Enhanced Group Consultant Warrants, and 1,968,297 shares of Enhanced Group Class A common stock that underlie the Enhanced Group SAFE Warrants, as these are not expected to be issuable at Closing.
The following summarizes the pro forma shares of Enhanced Group common stock issued and outstanding inclusive of potentially dilutive instruments immediately after the Business Combination, presented under the three assumed redemption scenarios. This table assumes (i) the Dilutive Interests have been fully exercised and/or vested, (ii) any conditions to the issuance of such Dilutive Interests have been fully satisfied, and (iii) such Dilutive Interests were issued in connection with the consummation of the Business Combination, such that the implied ownership of Enhanced Group immediately following the consummation of the Business Combination is as follows:

	Share ownership in Enhanced Group
	Assuming		Assuming		Assuming
	No Redemptions		50% Redemptions(1)		Maximum Redemptions(1)
	No. of Shares	% ownership	No. of Shares	% ownership	No. of Shares	% ownership
Existing Enhanced Shareholders(3)(5)	124,000,205	80%	124,000,205	86%	124,000,205	93%
A Paradise public shareholders(4)	22,725,000	15%	12,725,000	9%	2,725,000	2%
Sponsor and its affiliates	7,116,667	5%	7,116,667	5%	7,116,667	5%
Total	153,841,872		143,841,872		133,841,872
_______________
(1)Assumes redemption of 10,000,000 Public Shares
(2)Assumes redemption of 20,000,000 Public Shares
(3)Reflects the issuance of 111,426,044 Enhanced Group common stock to existing Enhanced Shareholders in consideration for their shares of Enhanced.
(4)Includes 2,500,000 shares converted from 20,000,000 rights issued in conjunction with A Paradise class A ordinary shares.

(5)Includes 10,605,864 shares of Enhanced Group Class A common stock exercisable in respect of Enhanced Group Options, [    ] shares of Enhanced Group Class A common stock expected to be issued in respect of Enhanced Group Top-Up Awards (estimated based on the SAFE Price), [    ] shares of Enhanced Group Class A common stock expected to be exercisable in respect of Enhanced Group Consultant Warrants and 1,968,297 shares of Enhanced Group Class A common stock that underlie the Enhanced Group SAFE Warrants.

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
As of December 31, 2025

	Historical		No Redemptions			50% Redemptions			Maximum Redemptions
	A Paradise 2(A)	Enhanced 2(B)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$697,629	$25,253,578	$10,341,387	2(i)	$225,083,748	$10,341,387	2(i)	$127,424,671	$10,341,387	2(i)	$29,765,594
			203,318,154	2(iii)		203,318,154	2(iii)		203,318,154	2(iii)
			—	2(iii)		(101,659,077)	2(iii)		(203,318,154)	2(iii)
			(6,527,000)	2(v)		(6,527,000)	2(v)		(6,527,000)	2(v)
			(8,000,000)	2(vii)		(4,000,000)	2(vii)		—	2(vii)
Deposit assets	—	597,011	—		597,011	—		597,011	—		597,011
Deferred offering costs		3,987,901	(3,987,901)	2(vi)	—	(3,987,901)	2(vi)	—	(3,987,901)	2(vi)	—
Prepaid expenses and other assets	138,937	436,750	—		575,687	—		575,687	—		575,687
Total current assets	836,566	30,275,240	195,144,640		226,256,446	97,485,563		128,597,369	(173,514)		30,938,292
OTHER ASSETS:
Investments held in trust account	203,318,154	—	(203,318,154)	2(iii)	—	(203,318,154)	2(iii)	—	(203,318,154)	2(iii)	—
Deposit assets, long term	—	1,360,004	—		1,360,004	—		1,360,004	—		1,360,004
Equipment, net	—	433,804	—		433,804	—		433,804	—		433,804
Intangible assets, net	—	30,000	—		30,000	—		30,000	—		30,000
TOTAL ASSETS	$204,154,720	$32,099,048	$(8,173,514)		$228,080,254	$(105,832,591)		$130,421,177	$(203,491,668)		$32,762,100
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Simple Agreement for Future Equity	$—	$29,660,667	$10,341,387	2(i)	$—	$10,341,387	2(i)	$—	$10,341,387	2(i)	$—
			(40,002,054)	2(ii)		(40,002,054)	2(ii)		(40,002,054)	2(ii)
Accounts payable and accrued expenses	414,281	2,991,524	—		3,405,805	—		3,405,805	—		3,405,805
Deposit liabilities	—	476,253	—		476,253	—		476,253	—		476,253
Other current liabilities	—	18,896	—		18,896	—		18,896	—		18,896
Due to related party	57,922	—	—		57,922	—		57,922	—		57,922
Total current liabilities	472,203	33,147,340	(29,660,667)		3,958,876	(29,660,667)		3,958,876	(29,660,667)		3,958,876
Deferred underwriting fee payable	8,000,000	—	(8,000,000)	2(vii)	—	(8,000,000)	2(vii)	—	(8,000,000)	2(vii)	—
TOTAL LIABILITIES	8,472,203	33,147,340	(37,660,667)		3,958,876	(37,660,667)		3,958,876	(37,660,667)		3,958,876

Preferred Stock, $0.00001 par value	—	26,854,552	(26,854,552)	2(iv)	—	(26,854,552)	2(iv)	—	(26,854,552)	2(iv)	—
Class A ordinary shares subject to possible redemption	203,318,154	—	(203,318,154)	2(iii)	—	(203,318,154)	2(iii)	—	(203,318,154)	2(iii)	—
STOCKHOLDERS' EQUITY (DEFICIT):
Class A Common Stock, $0.0001 par value	—	102	15,282	2(ii)	15,384	14,282	2(ii)	14,384	13,282	2(ii)	13,384
Class B Common Stock, $0.0001 par value	—	—	29,230	2(ii)	29,230	27,330	2(ii)	27,330	25,430	2(ii)	25,430
Additional paid-in capital	—	4,137,830	(44,512)	2(ii)	256,991,540	(41,612)	2(ii)	159,335,363	(38,712)	2(ii)	61,679,186
			40,002,054	2(ii)		40,002,054	2(ii)		40,002,054	2(ii)
			203,318,154	2(iii)		101,659,077	2(iii)		—	2(iii)
			26,854,552	2(iv)		26,854,552	2(iv)		26,854,552	2(iv)
			(5,653,000)	2(v)		(5,653,000)	2(v)		(5,653,000)	2(v)
			(3,987,901)	2(vi)		(3,987,901)	2(vi)		(3,987,901)	2(vi)
			—	2(vii)		4,000,000	2(vii)		8,000,000	2(vii)
			(7,635,637)	2(viii)		(7,635,637)	2(viii)		(7,635,637)	2(viii)
Accumulated deficit	(7,635,637)	(32,040,776)	(874,000)	2(v)	(32,914,776)	(874,000)	2(v)	(32,914,776)	(874,000)	2(v)	(32,914,776)
			7,635,637	2(viii)		7,635,637	2(viii)		7,635,637	2(viii)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(7,635,637)	(27,902,844)	259,659,859		224,121,378	162,000,782		126,462,301	64,341,705		28,803,224
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$204,154,720	$32,099,048	$(8,173,514)		$228,080,254	$(105,832,591)		$130,421,177	$(203,491,668)		$32,762,100

UNAUDITED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
Year ended December 31, 2025

	Historical		No Redemptions			50% Redemptions			Maximum Redemptions
	A Paradise Acquisition Corp 3(A)	Enhanced 3(B)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$—	$—		$—	$—		$—	$—		$—
Operating expenses:
General and administrative	1,038,358	21,732,936	874,000	2(v)	23,645,294	874,000	2(v)	23,645,294	874,000	2(v)	23,645,294
Athlete	—	3,743,219	—		3,743,219	—		3,743,219	—		3,743,219
Marketing	—	1,404,324	—		1,404,324	—		1,404,324	—		1,404,324
Depreciation	—	8,553	—		8,553	—		8,553	—		8,553
Total operating expenses	1,038,358	26,889,032	874,000		28,801,390	874,000		28,801,390	874,000		28,801,390
Loss from operations	(1,038,358)	(26,889,032)	(874,000)		(28,801,390)	(874,000)		(28,801,390)	(874,000)		(28,801,390)
Other income (expenses):					—			—			—
Interest income and other expense, net	3,333,963	227,355	(3,318,154)	3(ix)	243,164	(3,318,154)	3(ix)	243,164	(3,318,154)	3(ix)	243,164
Change in fair value of Simple Agreement for Future Equity liabilities	—	—	—		—	—		—	—		—
Gain on expiration of over-allotment option liability	272,989	—	—		272,989	—		272,989	—		272,989
Total other income (expenses), net	3,606,952	227,355	(3,318,154)		516,153	(3,318,154)		516,153	(3,318,154)		516,153
Income (loss) before income taxes	2,568,594	(26,661,677)	(4,192,154)		(28,285,237)	(4,192,154)		(28,285,237)	(4,192,154)		(28,285,237)
Benefit (provision) for income taxes	—	—	—		—	—		—	—		—
Net income (loss) and comprehensive income (loss)	$2,568,594	$(26,661,677)	$(4,192,154)		$(28,285,237)	$(4,192,154)		$(28,285,237)	$(4,192,154)		$(28,285,237)
Net income (loss) per share, basic and diluted	$0.35	$(2.62)	$(0.03)		$(0.20)	$(0.03)		$(0.22)	$(0.03)		$(0.23)
Weighted-average shares of common stock, basic and diluted	6,918,174	10,174,887	141,267,711		141,267,711	131,267,711		131,267,711	121,267,711		121,267,711

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.Basis of Presentation
The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the Business Combination linking the effects of the Business Combination to the historical financial information.
The Business Combination will be accounted for as a reverse recapitalization in accordance with the FASB’s ASC Topic 805, “Business Combinations.” Enhanced has been determined to be the accounting acquirer. Under the reverse recapitalization model, the Business Combination will be treated as Enhanced issuing equity for the net assets of A Paradise, with no goodwill or intangible assets recorded.
The pro forma adjustments have been prepared as if the Business Combination had been consummated on December 31, 2025, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Business Combination had been consummated on January 1, 2025, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
The pro forma condensed combined balance sheet as of December 31, 2025, has been prepared using the following:
•A Paradise’s historical balance sheet as of December 31, 2025, as included in this proxy statement/prospectus; and
•Enhanced’s historical consolidated balance sheet as of December 31, 2025, as included in this proxy statement/prospectus.
The pro forma condensed combined statement of operations for the year ended December 31, 2025, has been prepared using the following:
•A Paradise’s historical statement of operations for the year ended December 31, 2025, as included in this proxy statement/prospectus; and
•Enhanced’s historical consolidated statement of operations for the year ended December 31, 2025, as included in this proxy statement/prospectus.
The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of Enhanced after giving effect to the Business Combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma condensed adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. A Paradise has elected not to present any “management adjustments.”
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of

Enhanced Group. They should be read in conjunction with the historical financial statements and notes thereto of Enhanced and A Paradise.
2.Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025, are as follows:
(A)Derived from the audited condensed balance sheet of A Paradise as of December 31, 2025.
(B)Derived from the audited condensed consolidated balance sheet of Enhanced as of December 31, 2025.
(i)Represents SAFEs entered into by Enhanced preceding the acquisition agreement. The SAFEs were issued to certain investors in an aggregate amount of $40,002,054. As of December 31, 2025, $10,341,387 remained due from investors who had previously entered into a SAFE agreement. The remaining $10.3 million has not been received as of the date these financial statements are issued and does not represent an unconditional right to payment; however, the Company expects to receive the remaining amount within the first quarter of 2026.
(ii)Reflects the recapitalization of Enhanced. Immediately prior to the recapitalization, as triggered by the Business Combination, Enhanced historical convertible instruments and SAFEs convert to Enhanced common shares that, collectively with the historical Enhanced common shares, are exchanged for 3,906,346 shares of Enhanced Group Class A common stock and additional paid-in-capital. At the conversion the SAFE investors also received Enhanced Group SAFE Warrants equal to fifty percent (50%) of the number of Class A common stock received upon conversion, each exercisable for one share of Enhanced Group Class A common stock at a per-share price equal to the conversion price determined under the SAFE. These Enhanced Group SAFE Warrants are included in additional paid-in capital. As noted above, these unaudited pro forma condensed combined financial statements have been prepared assuming no election will be made by any of the holders of the Enhanced Group SAFE Warrants to convert any portion of the Enhanced Group SAFE Warrants for shares of Enhanced Group Class A common stock at Closing. Additionally, the Co-Founder Holders will receive Enhanced Group Class B common stock, par value $0.0001, as specified in the Allocation Statement. Following the Business Combination, Enhanced Group will have the following Class A common shares and Class B common shares issued and outstanding, as shown in the following table:

		Shares Issued and outstanding
	Shares Authorized	Assuming No Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Class A common shares	310,000,000	153,841,872	143,841,872	133,841,872
Class B common shares	330,000,000	292,299,557	273,299,557	254,299,557

Enhanced Group pro forma shares were derived from the following:

	Assuming No Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
	Class A Common Shares	Class B Common Shares	Class A Common Shares	Class B Common Shares	Class A Common Shares	Class B Common Shares
A Paradise outstanding shares at December 31, 2025	6,918,174	—	6,918,174	—	6,918,174	—
Issuance of Enhanced Group shares in exchange for A Paradise common shares	29,841,667	—	19,841,667	—	9,841,667	—
Conversion of Enhanced Ltd. shares into Enhanced Group shares	118,095,139	292,299,557	118,095,139	273,299,557	118,095,139	254,299,557
Conversion of Enhanced Ltd. SAFEs into Enhanced Group common shares	5,905,066	—	5,905,066	—	5,905,066	—
Total shares issued in Enhanced Group	153,841,872	292,299,557	143,841,872	273,299,557	133,841,872	254,299,557
(iii)Represents cash equivalents that will be released from the Trust Account and relieved of restrictions regarding use upon the Closing and, accordingly, will be available for redemptions and general use by Enhanced Group less any cash disbursements for shares redeemed subsequent to December 31, 2025. Such amount represents a reclassification from the investments held in trust line of the pro forma balance sheet to the cash and cash equivalents line. Among the three scenarios presented herein, cash available for general use would increase by $203,318,154, $101,659,077 and $0 and cash disbursements for redemptions would amount to $0, $101,659,077 and $203,318,154, assuming (a) no further redemptions (b) 50% redemptions and (c) maximum redemptions, respectively, as contemplated in the Business Combination Agreement. This also represents redemptions under the three scenarios, reflecting an increase to additional paid-in capital based on redemptions of zero shares, 10 million shares and 20 million shares, respectively.
(iv)Represents conversion of Enhanced’s preferred shares. Enhanced Series A-1 preferred shares has a conversion rate of 1.65, Enhanced Series A-2 preferred shares has a conversion rate of 3.30 and Enhanced Series B preferred shares has a conversion rate of 14.35. Preferred Share Conversions are triggered in connection with the Business Combination, accounted for as a reverse recapitalization.
(v)Represents payment of estimated unrecorded transaction costs that are expected to be incurred for the Business Combination of $6,527,000, as itemized in the following table. The accounting for each entity’s costs incurred related to the Business Combination are charged to additional paid-in capital when specific incremental costs are directly attributable to an offering of securities. In all other cases, transaction costs are expensed. Refer to note 2 of the consolidated financial statements of A Paradise and note 2 of the consolidated financial statements of Enhanced, for additional discussions of each entities’ accounting policies related to costs of securities offerings.

	Assuming No Redemption		Assuming 50% Redemption		Assuming Maximum Redemption
Cost category	Charged to General and Administrative Expense	Charged to Additional Paid-in Capital	Charged to General and Administrative Expense	Charged to Additional Paid-in Capital	Charged to General and Administrative Expense	Charged to Additional Paid-in Capital
Legal fees	$166,000	$2,420,000	$166,000	$2,420,000	$166,000	$2,420,000
Advisory fees	105,000	133,000	105,000	133,000	105,000	133,000
Other professional fees	175,000	50,000	175,000	50,000	175,000	50,000
Offering costs	—	3,000,000	—	3,000,000	—	3,000,000
Other expenses	428,000	50,000	428,000	50,000	428,000	50,000
Total	$874,000	$5,653,000	$874,000	$5,653,000	$874,000	$5,653,000
(vi)Represents the reclassification of deferred offering costs paid in 2025 to additional paid-in capital.

(vii)Deferred underwriting fee payable is to be paid to CCM upon consummation of the Business Combination Agreement. Amounts to be paid are dependent on the level of redemptions. Among the three scenarios presented herein, cash disbursements for redemptions would amount to $8,000,000, $4,000,000 and $0, assuming (a) no further redemptions (b) 50% redemptions and (c) maximum redemptions, respectively, as contemplated in the Business Combination Agreement.
(viii)Reflects the elimination of A Paradise’s historical accumulated deficit with a corresponding adjustment to additional paid-in-capital for Enhanced Group in connection with the reverse recapitalization at the Closing.
Unaudited Condensed Combined Pro Forma Adjustments to the Statements of Operations
3.Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2025
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:
(A)Derived from the audited statement of operations of A Paradise for the year ended December 31, 2025.
(B)Derived from the audited consolidated statement of operations of Enhanced for the year ended December 31, 2025.
(ix)Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025.
4.Net income/(loss) per share
Represents the net income/(loss) per share calculated using the historical weighted-average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted-average shares outstanding for basic and diluted net income/(loss) per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.
The unaudited pro forma combined per share information has been presented under the three assumed redemption scenarios as follows:

	Year ended December 31, 2025
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Numerator
Proforma net loss	(28,285,237)	(28,285,237)	(28,285,237)

Denominator:
Weighted average shares outstanding - basic and diluted	141,267,711	131,267,711	121,267,711

Basic and diluted net loss per share	$(0.20)	$(0.22)	$(0.23)
For the year ended December 31, 2025 12,574,161 shares have been excluded from each scenario above because they would be considered anti-dilutive.

INFORMATION ABOUT A PARADISE
Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to A Paradise prior to the consummation of the Business Combination.
Overview
A Paradise was incorporated as a BVI business company on November 9, 2022. It is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses.
Under the APAD BVI Charter, it has until July 31, 2027 to consummate the proposed Business Combination. If we anticipate that we may be unable to consummate our initial business combination by July 31, 2027, we may seek shareholder approval to amend the APAD BVI Charter to extend the date by which we must consummate our initial business combination. If we seek shareholder approval for an extension, A Paradise public shareholders will be offered an opportunity to redeem their shares, regardless of whether they abstain, vote for, or vote against, our initial business combination, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned thereon (less taxes payable), divided by the number of then-issued and outstanding public shares, subject to the limitations and on the conditions described herein. If we are unable to complete our initial business combination by July 31, 2027, or by such earlier liquidation date as our Board may approve, we will redeem 100% of the public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned thereon (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then-issued and outstanding public shares, subject to the limitations and on the conditions described herein.
Offering Proceeds Held in Trust
The registration statement for A Paradise’s IPO was declared effective on July 29, 2025. On July 31, 2025, A Paradise consummated the IPO of 20,000,000 Units at $10.00 per Unit, generating gross proceeds of $200,000,000. Each Unit consists of one A Paradise Class A ordinary share and one right to receive one-eighth of one A Paradise Class A ordinary share upon the consummation of an initial business combination. Simultaneously with the IPO, we also consummated the sale to the Sponsor and CCM an aggregate of 600,000 A Paradise private units in a private placement generating total proceeds of $6,000,000. We granted the underwriters a 45-day option to purchase up to an additional 3,000,000 Units at $10.00 per Unit to cover over-allotments, if any, which expired unexercised on September 12, 2025.
As of July 31, 2025, a total of $200,000,000 of proceeds from the IPO and the A Paradise Private Placement consummated simultaneously with the closing of the IPO was placed in the Trust Account.
Business Combination Activities
On November 26, 2025, we entered into the Business Combination Agreement. As a result of the transactions contemplated in the Business Combination Agreement, Merger Sub will merge with and into Enhanced, with Enhanced surviving the merger as a wholly owned subsidiary of A Paradise and Enhanced will merge with and into A Paradise, with A Paradise surviving the merger and changing its corporate name from “A Paradise Acquisition Corp.” to “Enhanced Group Inc.,” in each case in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this proxy statement/prospectus.
If A Paradise does not consummate the Business Combination with Enhanced or another target within the Combination Period, then A Paradise’s officers will take all actions necessary in accordance with the laws of the BVI to dissolve and liquidate A Paradise as promptly as reasonably possible. Following dissolution, A Paradise will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), together with any remaining out-of-trust net assets, will be distributed pro rata to holders of A Paradise Class A ordinary shares who acquired such shares in the IPO or aftermarket. The estimated consideration that each A Paradise Class A ordinary share would be paid at liquidation would be approximately $[          ] per share based on amounts on deposit in the

Trust Account as of [             ], 2026. The closing price of our Class A ordinary shares on Nasdaq as of [             ], 2026 was $[             ].
Redemption Rights
Pursuant to the APAD BVI Charter, A Paradise public shareholders (except the Initial Shareholders) will be entitled to redeem their public shares for a pro rata share of the aggregate amount then on deposit in the Trust Account (currently anticipated to be no less than approximately $[             ] per A Paradise Class A ordinary share for shareholders) net of taxes payable. The Initial Shareholders do not have redemption rights with respect to any A Paradise Class A ordinary shares owned by them, directly or indirectly. You may not elect to redeem your shares prior to the completion of a business combination.
If you are a public shareholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your public shares for cash no later than [          ], Eastern time on [          ] (at least two business days before the extraordinary general meeting). The request must be signed by the applicable shareholder in order to validly request redemption. A shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares to be redeemed and must be sent to Continental at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
E-mail: proxy@continentalstock.com
You must tender the public shares for which you are electing redemption at least two business days before the extraordinary general meeting.
As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(1)(a) hold public shares or (b) if you hold public shares through A Paradise Units, you elect to separate your A Paradise Units into the underlying public shares and A Paradise Rights prior to exercising your redemption rights with respect to the public shares;
(2)submit a written request to Continental, that Enhanced Group redeem all or a portion of your public shares for cash; and
(3)deliver your share certificates (if any) and other redemption forms (as applicable) to Continental, physically or electronically through DTC.
Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the extraordinary general meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the meeting. Shares of Enhanced Group common stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.
Public shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, or whether they vote at all, and whether or not they are holders of A Paradise Class A ordinary shares as of the Record Date. Any public shareholder who holds A Paradise Class A ordinary shares on or before [          ] (at least two business days before the extraordinary general meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, including interest, less any taxes payable, at the consummation of the Business Combination.
In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or deliver your shares to Continental electronically using DTC’s DWAC (deposit withdrawal at custodian) System, in each case, at least two business days before the extraordinary general meeting. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker approximately $100 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is our understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. We do not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical share certificate. Shareholders who request physical share certificates and wish to redeem may be unable to meet the deadline for tendering their A Paradise Class A ordinary shares before exercising their redemption rights and thus will be unable to redeem their shares.
In the event that a shareholder tenders its A Paradise Class A ordinary shares and decides prior to the consummation of the Business Combination that it does not want to redeem its shares, the shareholder may withdraw the tender. In the event that a shareholder tenders A Paradise Class A ordinary shares and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the shareholder promptly following the determination that the Business Combination will not close. We anticipate that a shareholder who tenders A Paradise Class A ordinary shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such Class A ordinary shares soon after the completion of the Business Combination.
If properly demanded by A Paradise public shareholders, we will redeem each A Paradise Class A ordinary share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [          ], 2026, this would amount to approximately $[          ] per share.
Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of A Paradise Class A ordinary shares. If too many public shareholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.
The APAD BVI Charter does not provide a specified maximum redemption threshold or a requirement for a minimum net tangible assets upon consummation of the Business Combination. As a result, A Paradise may be able to complete the Business Combination even though a substantial majority of A Paradise public shareholders do not agree with the Business Combination and have redeemed their shares. Furthermore, A Paradise may be able to redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of its initial business combination (such that it may become subject to the SEC’s “penny stock” rules). As a result, A Paradise may be able to complete the Business Combination even though holders of a substantial majority of A Paradise public shares have redeemed their shares in connection with the Business Combination. Consummating an initial business combination after a substantial amount of redemptions could have an adverse effect on the trading market for Enhanced Group securities following the closing and Enhanced Group’s business, liquidity, financial condition and operating results may be impacted by the redemption. If shares are redeemed, the trading market for Enhanced Group’s securities following the closing and Enhanced Group’s financial position may be impacted by the redemption.
Effecting A Paradise’s Initial Business Combination
Fair Market Value of Target Business
The rules of Nasdaq require that A Paradise’s business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). The A Paradise Board determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of Proposed Business Combination
A Paradise is seeking shareholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). A Paradise will consummate the Business Combination only if the Condition Precedent Proposals are approved.
The Sponsor has agreed to vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the A Paradise Holder Support Agreement and the Letter Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any A Paradise ordinary shares held by them (including those underlying A Paradise private units). The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and A Paradise’s directors and executive officers (or their respective affiliates) own 25.9% of the issued and outstanding A Paradise ordinary shares, including 100% of the issued and outstanding A Paradise Class B ordinary shares. Furthermore, pursuant to the Letter Agreement, CCM who as of the Record Date owned 200,000 A Paradise private units, or approximately 0.7% of the outstanding A Paradise ordinary shares, has agreed to vote all their shares in favor of the Proposals being presented at the extraordinary general meeting. As a result, (i) approval of the Director Election Proposal and the Domestication Proposal will not require the affirmative vote of any A Paradise ordinary shares held by A Paradise public shareholders, and (ii) only 6,366,667 A Paradise ordinary shares held by A Paradise public shareholders will need to be present in person, by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve each of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal and the ESPP Proposal is a majority of the votes cast at the extraordinary general meeting at which a quorum is present, assuming the minimum number of ordinary shares to constitute a quorum is present, no ordinary shares held by the A Paradise public shareholders will be required to vote in favor of the Organizational Documents Proposals, BCA Proposal, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, and the ESPP Proposal for it to be approved.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding us or A Paradise’s securities, the Sponsor, Enhanced or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of A Paradise shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Enhanced or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares (or a majority of the A Paradise Class B ordinary shares, as applicable), represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Organizational Documents Proposals, the Stock Issuance Proposal, the Founder Plan Proposal, the Omnibus Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal, and (2) otherwise limiting the number of public shares electing to redeem.

Dissolution and Subsequent Liquidation of Trust Account if No Business Combination
If A Paradise does not complete a business combination before July 31, 2027, or as such has been and may be extended pursuant to the APAD BVI Charter, it will trigger the automatic winding-up, dissolution and liquidation pursuant to the terms of the APAD BVI Charter. Accordingly, no vote would be required from A Paradise’s shareholders to commence such a voluntary winding-up, dissolution and liquidation. If A Paradise is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of the outstanding A Paradise public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) on the funds held in the Trust Account, and then seek to liquidate and dissolve. In the event of its dissolution and liquidation, the A Paradise Rights will expire and will be worthless.
The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of A Paradise public shareholders. Although we will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of A Paradise public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, we will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.
There is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share, except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Sponsor may not be able to satisfy those obligations. Other than as described above, none of our other officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy any applicable obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. It is possible that A Paradise’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per A Paradise Class A ordinary share.

If, before distributing the proceeds in the Trust Account to A Paradise public shareholders, A Paradise files a bankruptcy petition or files an insolvency petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of A Paradise public shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by A Paradise public shareholders in connection with our liquidation may be reduced. Additionally, if we file a bankruptcy petition or file an insolvency petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by A Paradise public shareholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and A Paradise to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons, and we cannot assure you that we will be able to return $10.00 per share to A Paradise public shareholders.
The Initial Shareholders have agreed to waive their rights to participate in any liquidation of the Trust Account or other assets with respect to the founder shares and A Paradise private units they held.
Facilities
We currently utilize office space at The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong, which is provided to us by affiliates of the Sponsor for no cost.
We consider our current office space adequate for our current operations.
Employees
We currently have one officer: Mr. Claudius Tsang. Our officers are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.
Competition
If A Paradise succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Enhanced’s competitors. A Paradise cannot assure you that, subsequent to the Business Combination, Enhanced will have the resources or ability to compete effectively. Information regarding Enhanced’s competition is set forth in the section entitled “Information about Enhanced—Competition”.
Upon consummation of the Business Combination, the funds deposited in the Trust Account will be released to pay holders of A Paradise public shares who properly exercise their redemption rights, to pay transaction fees and expenses associated with the Business Combination, and for working capital and general corporate purposes of Enhanced Group following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination”.

Directors and Executive Officers
A Paradise’s current directors and executive officers are as follows:

Name	Age	Position
Claudius Tsang	49	Chief Executive Officer, Chief Financial Officer and Chairman
Ashley Bancroft	42	Independent Director
Nathan Pau	33	Independent Director
Tracy Hui Yin Choi	42	Independent Director
Claudius Tsang
Mr. Claudius Tsang has served as our CEO, CFO and Chairman since November 2022. Mr. Tsang has over 20 years of experience in capital markets, with a strong track record of success in private equity, M&A transactions, and PIPE investments. Since August 2025, Mr. Tsang has been an advisor of BEST SPAC I Acquisition Corp. Since 2022, Mr. Tsang has been the non-executive director of Unity Group Holdings International Limited (SEHK:1539), a publicly listed investment company that engages in the leasing and trading of energy-saving products in Hong Kong. In 2022, Unity Group faced financial challenges and implemented a scheme of arrangement to restructure its debt. Following a series of restructuring actions completed in June 2023, Unity Group is solvent with a positive shareholders’ equity and has resumed normal business operation. During his 15-year career at Templeton from 2005 to 2007 and from 2008 to 2020, Mr. Tsang served in various positions, including Co-head of Private Equity (North Asia) at Templeton Asset Management Limited and a Partner of Templeton Private Equity Partners, Partner, Senior Executive Director, and Vice President. Mr. Tsang was responsible for the overall investment, management, and operations activities of Templeton Private Equity Partners in North Asia. His role encompassed overseeing the analysis and evaluation of opportunities for strategic equity investments in Asia. From July 2007 to May 2008, Mr. Tsang joined Lehman Brothers, where he managed private equity projects in Hong Kong, China, Taiwan and the United States. Mr. Tsang served as the CEO and Chairman of Model Performance Acquisition Corp. from March 2021 and July 2021 respectively, until it closed its business combination with MultiMetaVerse Inc. in January 2023. He has served, since September 2021, as the CEO, and since July 2024, as the CFO and Chairman of A SPAC III Acquisition Corp. He previously served as the CEO of JVSPAC Acquisition Corp. from April 2021 to June 2021 and served as its CFO from June 2021 until it closed its business combination with Hotel101 Global Pte Ltd in June 2025. Mr. Tsang has served, from April 2021, as the CEO, and from July 2021, as the Chairman and CFO of A SPAC I Acquisition Corp, until it closed its business combination with NewGenIvf Group Limited in April 2024. He served as the CFO of A SPAC II Acquisition Corp from July 2021 to July 2025. He served as the Director and CEO of A SPAC (HK) Acquisition Corp from February 2022 and March 2022, respectively, until the company’s dissolution in February 2025. From February 2024 to July 2024, Mr. Tsang served as a director of International Media Acquisition Corp. Mr. Tsang served as a director of the CFA Society of Hong Kong from 2013 to 2019. Mr. Tsang obtained a postgraduate certificate in sustainable business from the University of Cambridge in 2023, a Master of Business Administration from the University of Chicago Booth School of Business in 2017, a bachelor’s degree in law from Tsinghua University in 2005, and a bachelor’s degree in engineering from the Chinese University of Hong Kong in 1998. Mr. Tsang is also a CFA charter holder and a Certified ESG Analyst (CESGA) certification holder.
Ashley Bancroft
Mr. Ashley Bancroft became our Independent Director on July 29, 2025. Mr. Bancroft is a practicing Chartered Accountant and since September 2019 he has served as a Partner of H&Hendricks LLP in London, United Kingdom. He is responsible for developing client partnerships, advising on the transformation and positioning of businesses and assisting in the preparation of business models, business plans, and investment memorandums. Since July 2019, Mr. Bancroft has also served as an Interim Finance Director/Advisory Board Member of JAJA Capital Ltd, a family office based in the Isle of Man, where he advises on strategy, financial management and governance for portfolio company investments. Mr. Bancroft has served multiple roles at ICTS (UK) Limited, including Managing Director, UK & Ireland and Financial Director, UK & Ireland from 2015 to 2019 and 2011 to 2014, respectively. He previously served as Interim Head of Finance, UK & Ireland in 2010, and Finance Manager, UK & Ireland from

2008 to 2010. From 2005 to 2008, he served as Group Accountant/Interim Financial Controller at WSP Global Inc in London, United Kingdom. Mr. Bancroft obtained a Master of Business Administration from the University of Chicago Booth School of Business in 2017, and Postgraduate Diploma in Strategy & Innovation (PGDip) from Saïd Business School, University of Oxford in 2015. He is a Chartered Director and Fellow at the Institute of Directors (CDir) since 2019, an Associate of the Institute of Chartered Accountants in England & Wales (ACA) since 2018, an Associate Member of the Association of Corporate Treasurers (AMCT) since 2012, and a Fellow of the Association of Chartered Certified Accountants (FCCA) since 2008.
Nathan Pau
Mr. Nathan Pau became our Independent Director on July 29, 2025. Since January 2025, Mr. Pau has served as Finance Manager at Bellamy’s Organic Pty Ltd. He is responsible for accounting and technical support. From March 2023 to January 2025, Mr. Pau served as Senior Financial & System Accountant at Sigma Healthcare Limited in Melbourne, Australia. He was responsible for preparing and reviewing of statutory financial statements, balance sheet reconciliations, and facilitating month end processes. From May 2022 to March 2023, he served as Audit Manager at Deloitte Touche Tohmatsu in Melbourne, Australia. During his tenure, he was involved in leading and managing engagements, project budgeting and planning, and servicing clients from various industries such as healthcare, education service providers, hospitality, agriculture and manufacturing. He previously served as Audit Manager at Deloitte Touche Tohmatsu in Hong Kong from April 2018 to May 2022. From January 2016 to March 2018, Mr. Pau served as Audit Senior (II) at Crowe (HK) CPA Limited. From June 2014 to October 2015, Mr. Pau served as Audit associate (II) at Vision A.S. CPA Limited. He obtained a Bachelor of Commerce from Deakin University in Melbourne, Australia, in 2013. He is a qualified CPA and member of CPA Australia since 2014.
Tracy Hui Yin Choi
Ms. Tracy Hui Yin Choi became our Independent Director on July 29, 2025. Since April 2025, Ms. Choi has served as Associate at Mercer Health & Benefits LLC. She is responsible for leading projects and providing financial consulting services to clients. From January 2019 to April 2025, Ms. Choi served as Senior Financial Auditor (Financial Compliance) for LA Care Health Plan. She was responsible for leading financial audits for contracted health plans and medical providers and overseeing compliance and monitoring performance of plan partners and contracted medical groups. She previously served as Senior Financial Analyst (MPSS) at LA Care Health Plan from December 2017 to January 2019, where she managed the recording and reconciliation of MCLA and supplemental benefits revenue from the State, and delivered financial analysis for executive review. Ms. Choi served as Senior Accountant in multiple firms, including Apex System Inc. in 2017, Blue Shield of California affiliated Care 1st Health Plan from 2013 to 2017, and Grant Thornton from 2010 to 2012. She obtained a Master of Science in Health Care Administration from California State University, East Bay in 2023, and a Bachelor of Business Administration (Honors) in Accountancy at the Hong Kong Polytechnic University in 2008. She has been a Certified Public Accountant on the California Board of Accountancy since 2021.
Kester Ng (Advisor)
Kester Ng has served as an advisor since July 29, 2025. Since August 2024, he has served as Co-CEO of Black Spade Acquisition II Co (Nasdaq: BSII). In January 2025, Black Spade Acquisition II Co announced it has entered into a business combination agreement with The Generation Essentials Group (formerly known as World Media and Entertainment Universal Inc.), a global media and entertainment company. Since 2014, Mr. Ng has served as the CEO of GRE Investment Advisors Limited, a company providing private equity investment advisory and asset management services to institutions, ultra-high net worth individuals and family offices. GRE is licensed by the SFC to provide investment advisory and asset management services, under type 4 (Advising on Securities) and Type 9 (Asset Management) licenses. Mr. Ng is also a Managing Partner of the NM Strategic Focus Fund I and II, which are both private equity funds with a focus on making direct investments and providing growth capital to companies in the areas of technology, fintech, health care and consumer services in Asia Pacific and the Greater China region. Private Equity Investee companies include the likes of LU US EQUITY, 1833 HK and Animoca Brands. He previously served as Co-CEO of Black Spade Acquisition Co, which consummated a business combination with VinFast Auto Pte. Ltd. in August 2023. From 2006 to 2013, Mr. Ng worked at J.P. Morgan where he was the Chairman and Head of Equity Capital & Derivatives Markets for the whole Asia Pacific region (including Japan and

Australia), responsible for raising capital for both public and private companies via initial public offerings, equity-linked offerings and pre-IPO transactions. Prior to J.P. Morgan, Mr. Ng served as the Managing Director and Head of Greater China Equity Capital Markets at Merrill Lynch and worked there from 1995 to 2006 in London and Hong Kong. Over his professional career, Mr. Ng is one of the most senior ECM bankers in the Asia Pacific Region, having completed a significant number of IPOs, equity and equity-linked transactions. His experience includes more than 100 IPOs, pre-IPOs and equity linked transactions for Asia Pacific companies, raising over $100 billion on the major stock exchanges globally, including Hong Kong, NYSE, Nasdaq, London and Singapore. He completed the Agricultural Bank of China’s $22 billion dual listed Hong Kong and Shanghai IPO in 2010, which was the largest IPO globally ever at the time. Mr. Ng also served as a director of the boards of both J.P Morgan Securities (Asia Pacific) Limited and J.P. Morgan Broking (Hong Kong) Limited. In addition, he also previously served as a Hong Kong SFC Responsible Officer as well as a Hong Kong Monetary Authority Executive Officer. Mr. Ng has a bachelor’s degree in medical sciences from the University of Nottingham Medical School, United Kingdom.
Number, Terms of Office and Appointment of Directors and Officers
The A Paradise Board consists of four members. Our directors are appointed or removed by our Class B ordinary shareholders prior to the closing of a business combination and by our shareholders or directors after the closing of a business combination. Before the closing of a business combination, each director holds office for the term, if any, fixed by a resolution of our shareholders or a resolution of our directors, and if no such term is fixed on the appointment of a director, the director shall serve indefinitely until his or her earlier death, resignation or removal. Under the APAD BVI Charter, a director may not be appointed or removed from office by a resolution of A Paradise public shareholders or its directors prior to the consummation of a business combination. There is nothing under the laws of the BVI which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors. The APAD BVI Charter does not provide for cumulative voting for such elections.
Director Independence
The NYSE listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person who, in the opinion of the company’s Board, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). We have three “independent directors” as defined in the NYSE listing standards and applicable SEC rules prior to completion of this offering.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In addition, members of A Paradise’s audit committee, compensation committee and nominating committee must also satisfy the independence criteria set forth under the listing standards of the NYSE.
Our Board has determined that each of Mr. Ashley Bancroft, Mr. Nathan Pau and Ms. Tracy Hui Yin Choi are independent directors under applicable SEC and NYSE rules. Our independent directors will have meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. Our Sponsor intends to transfer an aggregate of 60,000 of its founder shares, or 20,000 each, to our three independent directors, and an aggregate of 25,000 founder shares to our advisor, at the consummation of an initial business combination. Our Sponsor, officers, advisors and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us and there will be no review of the reasonableness of the expenses by anyone other than our Board and audit committee, which includes persons who may seek reimbursement. To the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination. In the event that we reimburse our Insiders, officers, directors or any of their affiliates for out-of-pocket expenses prior to the consummation of a business combination or are required to indemnify any of our officers or directors as required by law, we would use funds available to us outside of the Trust Account for our working capital requirements. Any reduction in the funds available to us could have a material adverse effect on our ability to locate and investigate prospective target businesses and to structure, negotiate, conduct due diligence in connection with or consummate our initial business combination.
We are not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to the Sponsor, officers, advisors or directors, or our or their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, including the following payments, all of which, if made prior to the completion of our initial business combination, will be paid from funds held outside the Trust Account:
•Repayment of up to an aggregate of $300,000 in loans made to us by the Sponsor to cover offering-related and organizational expenses;
•Payment of consulting, success or finder fees to our independent directors, or their respective affiliates in connection with the consummation of our initial business combination;
•We may engage the Sponsor or an affiliate of the Sponsor as an advisor or otherwise in connection with our initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions;
•Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination; and
•Repayment of loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into private placement units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. Such units would be identical to the private placement units. Except for the foregoing, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from Enhanced Group. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by Enhanced Group to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our Board.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Periodic Reporting and Financial Statements
We have registered our Units, A Paradise Class A ordinary shares and rights under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation materials or tender offer documents sent to shareholders to assist them in assessing the target business. These financial statements may be required to be prepared in accordance with, or be reconciled to, GAAP or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses we may conduct an initial business combination with because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential business combination candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, we do not believe that this limitation will be material.
We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2025 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.
We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of our fiscal year during which we have total annual gross revenue of $1.235 billion or more; (2) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement from our initial public offering; (3) the date on which we have, during the previous three year period, issued more than $1 billion in non-convertible debt; or (4) the date on which we are deemed to be a large accelerated filer (which has, among other requirements, a company that has been public for at least twelve months, has filed one Form 10-K and has a public equity float of at least $700 million).
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until, as determined on an annual basis, (1) we have a public float of $250 million or more (measured as of the last business day of our most recently completed second fiscal quarter); or (2) have annual revenues of $100 million or more (as of the most recently completed fiscal year for which our audited financial statements are available) and have a public float of $700 million or more (measured as of the last business day of our most recently completed second fiscal quarter).
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacities as such.

A PARADISE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or “A Paradise” refer to A Paradise Acquisition Corp. prior to the consummation of the Business Combination. The following discussion and analysis of A Paradise’s financial condition and results of operations should be read in conjunction with A Paradise’s audited financial statements as of and for the years ended December 31, 2025 and 2024, together with related notes thereto, including those included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. A Paradise’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on November 9, 2022 as a BVI business company with limited liability and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the private placement of the private placement units, the proceeds of the sale of our securities in connection with our initial business combination (including pursuant to forward purchase agreements or backstop agreements we may enter into following the IPO or otherwise) shares issued to the owners of the target, debt issued to banks or other lenders or the owners of the target, other securities issuances, or a combination of the foregoing.
The issuance of additional shares in connection with a business combination to the owners of the target or other investors:
•may significantly dilute the equity interest of investors in this offering, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of Class A ordinary shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;
•may subordinate the rights of holders of Class A ordinary shares if preference shares are issued with rights senior to those afforded our Class A ordinary shares;
•could cause a change in control if a substantial number of our Class A ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;
•may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and
•may adversely affect prevailing market prices for our Class A ordinary shares and/or units.
Similarly, if we issue debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:
•default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;
•acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
•our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;
•using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for expenses, capital expenditures, acquisitions and other general corporate purposes;
•limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
•increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
•limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.
We expect to continue to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.
Recent Developments
On July 31, 2025, the Company consummated the IPO of the Units. Each Unit consists of one Public Share and one A Paradise Right to receive one-eighth of one Class A ordinary share upon the consummation of an initial Business Combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds to the Company of $200,000,000.
On July 31, 2025 and in connection with the IPO, the Company consummated (i) the purchase by the Sponsor of Sponsor Private Placement Units on a private placement basis that occurred simultaneously with the consummation of the IPO, and (ii) the purchase by CCM of the Underwriter Private Placement Units on a private placement basis that occurred simultaneously with the consummation of the IPO, at a price of $10.00 per Private Placement Unit, generating total proceeds of $6,000,000. The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments, if any, which expired unexercised on September 12, 2025.
Five institutional investors (none of which are affiliated with any member of management, the Sponsor or any other investor) have purchased, indirectly, through the purchase of non-voting interests in the Sponsor, an aggregate of 130,000 Non-Voting Private Placement Units at a price of $10.00 per unit ($1,300,000 in the aggregate). In connection with the non-voting Sponsor investor indirectly purchasing, through the Sponsor, the Non-Voting Private Placement Units allocated to the non-voting Sponsor investors in connection with the closing of the IPO, the Sponsor issued non-voting shares at a nominal purchase price to the non-voting Sponsor investors at the closing of the IPO, reflecting interests in an aggregate of 1,368,421 Founder Shares held by the Sponsor. On December 19, 2025, an affiliate of the Sponsor purchased all of the issued and outstanding Non-Voting Sponsor Shares from the non-voting Sponsor investors.
Following the closing of the IPO on July 31, 2025, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the A Paradise private units was placed in a Trust Account, with Continental Stock Transfer & Trust Company acting as trustee. Cash of $1,848,460 was held outside of the Trust Account and is available for the payment of the promissory note, payment of accrued expenses and for working capital purposes.
Transaction costs amounted to $12,645,418 consisting of $4,000,000 of cash underwriting fee which was paid in cash at the closing date of the IPO, $8,000,000 of deferred underwriting fee, and $645,418 of other offering costs.
On September 15, 2025, the Sponsor forfeited 1,000,000 Founder Shares for no consideration as the underwriters of the IPO did not exercise the over-allotment option.

Results of Operations and Known Trends or Future Events
We have neither engaged in any operations nor generated any revenues to date. Our only activities from November 9, 2022 (inception) through December 31, 2025 have been limited to organizational activities as well as activities related to the Initial Public Offering, and subsequent to the IPO, identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of the business combination.
We expect to generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We expect that we will incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
For the year ended December 31, 2025, we had a net income of $2,568,594, which consisted of interest income of $3,333,963, and a gain on expiration of over-allotment option liability of $272,989, partially offset by general and administrative expenses of $1,038,358.
For the year ended December 31, 2024, we had a net loss of $75,562, all of which consisted of formation and operating expenses. For the year ended December 31, 2023, we had a net loss of $187,158, all of which consisted of formation and operating expenses.
Liquidity and Capital Resources
As previously disclosed on a Current Report on Form 8-K dated July 29, 2025, on July 31, 2025, the Company consummated the IPO of 20,000,000 Units. Each Unit consists of one Public Share and one A Paradise Right to receive one-eighth of one Class A ordinary share upon the consummation of an initial business combination. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $200,000,000. The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments, if any, which expired unexercised on September 12, 2025. The total aggregate issuance of the Company of 20,000,000 Units at a price of $10.00 per Unit resulted in total gross proceeds of $200,000,000. On September 15, 2025, the Sponsor forfeited 1,000,000 Founder Shares for no consideration as the underwriters of the IPO did not exercise the over-allotment option.
As previously disclosed on a Current Report on Form 8-K dated July 29, 2025, on July 31, 2025, simultaneously with the closing of the IPO, the Company consummated the private placement of 600,000 A Paradise private units to the Sponsor and the underwriters at a price of $10.00 per Private Placement Unit, generating total proceeds of $6,000,000.
Five institutional investors (none of which are affiliated with any member of management, the Sponsor or any other investor) have purchased, indirectly, through the purchase of non-voting interests in the Sponsor, an aggregate of 130,000 Non-Voting Private Placement Units at a price of $10.00 per unit ($1,300,000 in the aggregate). In connection with the non-voting Sponsor investor indirectly purchasing, through the Sponsor, the Non-Voting Private Placement Units allocated to the non-voting Sponsor investors in connection with the closing of the IPO, the Sponsor issued non-voting shares at a nominal purchase price to the non-voting Sponsor investors at the closing of the IPO, reflecting interests in an aggregate of 1,368,421 Founder Shares held by the Sponsor. On December 19, 2025, an affiliate of the Sponsor purchased all of the issued and outstanding Non-Voting Sponsor Shares from the non-voting Sponsor investors.
The A Paradise private units were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering. The A Paradise private units are identical to the units sold in this offering except that, so long as they are held by the Sponsor, CCM or its permitted transferees, (i) they will not be redeemable by us, and (ii) they (including the Class A ordinary shares issuable upon conversion of the private placement rights) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor or CCM until the completion of our initial business combination.

Upon the closing of the IPO and the private placement on July 31, 2025, a total of $200,000,000 of the net proceeds from the IPO and the Private Placement were deposited in the Trust Account established for the benefit of the Company’s public shareholders. The funds placed in the Trust Account may only be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete the business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete the business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies. Such working capital funds could be used in a variety of ways and could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of the Business Combination or to indemnify any of A Paradise’s officers or directors as required by law if the funds available to A Paradise outside of the Trust Account were insufficient to cover such expenses.
As of December 31, 2025, we had cash of $697,629 and a working capital of $364,363. The Company’s liquidity needs prior to the closing of the IPO were satisfied through a payment from the Sponsor of $25,000 for the Founder Shares and total advances from the Sponsor of $57,922 to cover certain offering costs, as well as a loan under an unsecured promissory note from the Sponsor of $300,000 (see Note 5). We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and consummate a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of A Paradise’s officers and directors or their affiliates may, but are not obligated to, loan A Paradise funds as may be required. If A Paradise completes a business combination, A Paradise would repay such loaned amounts. In the event that a business combination does not close, A Paradise may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into A Paradise private units of the post business combination entity at a price of $10.00 per Private Placement Unit at the option of the lender. Such units would be identical to the Private Placement Units issued to the Sponsor. The terms of such loans by A Paradise’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. A Paradise does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as A Paradise does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in A Paradise’s trust account.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete a business combination or because we become obligated to redeem a significant number of our public shares upon completion of a business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of a business combination. If we are unable to complete a business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following a business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.
The Company has incurred and expects to continue to incur significant costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a business combination. In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The management’s plan in addressing this uncertainty is through the Working Capital Loans, as defined below (see Note 5). In addition, if the Company is unable to complete a business combination within the Combination Period, or by July 31, 2027 (assuming no extensions), the Company’s board of directors would proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company. There is no assurance that the Company’s plans to consummate a business combination will be successful. As a result, management has determined that such additional condition also raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than those described below.
Registration Rights
The holders of the Founder Shares, A Paradise private units, and units that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a Registration Rights Agreement signed on the effective date of the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the IPO and may not exercise its demand rights on more than one occasion. However, the Registration Rights Agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period, which occurs (i) in the case of the Founder Shares, on the earlier of (A) six months after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30-trading-day period commencing after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the completion of the initial business combination that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, and (ii) in the case of the A Paradise private units, including the component securities therein, until the completion of the initial business combination. Notwithstanding the above, the shares to be issued to the underwriters in the IPO will be further subject to the limitations on registration requirements imposed by FINRA Rule 5110(g)(8). The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were paid a cash underwriting discount of two percent (2%) of the gross proceeds of the IPO, or $4,000,000, of which $2,000,000 were invested in the purchase of A Paradise private units, upon the closing of the IPO. In addition, the underwriters will be entitled to a deferred fee of up to $0.40 per Unit, or 4% of the gross proceeds of the offering, or up to $8,000,000 in the aggregate (or $9,200,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable based on the funds available in the Trust Account after redemptions of Public Shares, solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The Company recorded the deferred underwriting fee payable in the balance sheet as of July 31, 2025, by referring to ASC 450 that deferred underwriter fees should be recognized upon the close of IPO if the Business Combination is probable of occurring, and the underwriter fee can be reasonably estimated.
Business Combination Agreement
On November 26, 2025, the Company entered into a Business Combination Agreement with Merger Sub and Enhanced. The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following Business Combination will occur:
•(i) at the Closing, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the Cayman Companies Act and the TBOC, (x) Merger Sub will merge with and into Enhanced, the separate corporate existence of Merger Sub will cease and Enhanced will be the surviving company and a wholly owned subsidiary of the Company and (y) immediately following the First Merger, Enhanced will merge with and into the Company, the separate corporate existence of Enhanced will cease and the Company will be the surviving corporation; and
•(ii) as a result of the Mergers, among other things, all outstanding Enhanced common shares (inclusive of shares of converted preferred stock and issuable in respect of the SAFE financing described below) immediately prior to the effective time of the First Merger will be cancelled in exchange for the right to receive, except with respect to (x) any Enhanced common shares subject to options or consultant awards, (y) any Treasury Shares, and (z) any Enhanced common shares held by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the Cayman Companies Act, a number of shares of Enhanced Group Class A common stock, as adjusted in accordance with the Business Combination Agreement and as further described therein. In addition, at the First Merger, the Class B Holders will be issued a number of shares of the Enhanced Group Class B common stock such that, immediately after the Closing, the Class B Holders will have at least 95% of the voting power of the capital stock of Enhanced Group on a fully-diluted basis.
Prior to the Closing, subject to the approval of the Company’s shareholders, and in accordance with the TBOC, the BVI Business Companies Act, and the Existing Memorandum and the Existing Articles, the Company will effect a deregistration under the BVI Business Companies Act and a Domestication under the TBOC (by means of filing a certificate of conversion and certificate of formation with the Secretary of State of the State of Texas), pursuant to which the Company’s jurisdiction of incorporation will be changed from the BVI to the State of Texas. Upon the effective time of the Domestication, the Company will change its name to “Enhanced Group Inc.”
Immediately prior to the effective time of the Domestication, each then issued and outstanding A Paradise Class B ordinary share will convert automatically, on a one-for-one basis, into an A Paradise Class A ordinary share. At the effective time of the Domestication, (a) each then issued and outstanding A Paradise Class A ordinary share (including the converted A Paradise Class A ordinary shares) will convert automatically, on a one-for-one basis, into a share of Enhanced Group Class A common stock, par value $0.0001 per share, of the Company; (b) the Company will authorize a new class of Enhanced Group Class B common stock, par value $0.0001 per share, the terms of which will provide, among other things, that each share of Enhanced Group Class B common stock will carry ten votes; (c) each then issued and outstanding A Paradise Unit will convert automatically into an Enhanced Group Unit representing one share of Enhanced Group Class A common stock and a right to receive one-eighth of one share of Enhanced Group Class A common stock at the Closing; and (d) each then issued and outstanding A Paradise Right will convert automatically into an Enhanced Group Right, with each Enhanced Group Right representing the right to receive one-eighth of one Enhanced Group Class A common stock at the Closing.
The Business Combination Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the Business Combination is subject to certain conditions as further described in the Business Combination Agreement.

The foregoing description of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, which is filed as Exhibit 2.1 to the Current Report on Form 8-K dated November 26, 2025 and is incorporated by reference herein.
A Paradise Holders Support Agreement
In connection with the execution of the Business Combination Agreement, A Paradise entered into the A Paradise Holder Support Agreement, dated as of November 26, 2025, among the Company, Enhanced and the Sponsor. Under the A Paradise Holder Support Agreement, the Sponsor agreed that, among other things, (i) the Sponsor will not sell or transfer its shares until the earlier to occur of the Second Effective Time and the termination of the Business Combination Agreement, and (ii) that at any meeting of the Company’s shareholders and in any action by written consent of the Company’s shareholders, the Sponsor will vote all of its shares for the Business Combination and related transactions.
Enhanced Holders Support Agreement
In connection with the execution of the Business Combination Agreement, the Company entered into the Enhanced Holder Support Agreement, dated as of November 26, 2025, among Enhanced and the Major Enhanced Shareholders. Under the Enhanced Holder Support Agreement, the Major Enhanced Shareholders agree, among other things, not to sell or transfer their shares until the earlier to occur of the Second Effective Time and the termination of the Business Combination Agreement, and that at any meeting of the shareholders of Enhanced and in any action by written consent of the shareholders of Enhanced, such Major Enhanced Shareholders will vote all of their shares of Enhanced for the Business Combination and related transactions.
Sponsor Equity Agreement
In connection with the execution of the Business Combination Agreement, Apeiron and the Sponsor entered into the Sponsor Equity Agreement, dated as of November 26, 2025. Pursuant to the Sponsor Equity Agreement, subject to the Closing of the Business Combination, (i) Apeiron granted the Sponsor the Put Option and the Sponsor granted Apeiron the Call Option, (ii) Apeiron paid the Sponsor a deposit of $5,500,000, which is generally non-refundable, subject to certain exceptions, and (iii) the parties agreed to certain termination fee arrangements as described below.
Under the terms of the Sponsor Equity Agreement, following the Closing of the Business Combination, and during the 90-day period thereafter, the Sponsor will have the Put Option and Apeiron will have the Call Option. The purchase price for the Sponsor Securities pursuant to the Put Option or Call Option will be determined based on the percentage of Sponsor Securities delivered, as set forth in the Sponsor Equity Agreement, less the deposit amount previously paid by Apeiron. The maximum purchase price for the Put Option and Call Option are in a range of $6,700,000 to $9,000,000 and in a range of $11,000,000 to $15,500,000, respectively, in each case depending on the number of shares received and, furthermore, in each case less the deposit previously paid by Apeiron. The Put Option and Call Option may only be exercised during the specified option period and are subject to certain procedural and closing conditions set forth in the Sponsor Equity Agreement.
Additionally, the Sponsor Equity Agreement provides for the payment by the Sponsor to Apeiron of a termination fee of up to $4,875,000 under certain circumstances if the Business Combination Agreement is terminated due to a willful breach by the Company or its affiliates, including the Sponsor. The amount of the termination fee is subject to specific milestones relating to the preparation and filing of the proxy statement/registration statement for the Business Combination.
The Sponsor Equity Agreement also contains customary representations, warranties and covenants of the parties, including a lock-up on the transfer of Sponsor Securities during the option period, covenants relating to regulatory approvals and cooperation, and other customary provisions.
In connection with its entry into the Sponsor Equity Agreement, on November 26, 2025, Apeiron entered into a Participation Agreement with BBG, in connection with the transactions contemplated by the Business Combination

Agreement, pursuant to which BBG agreed to participate in 33.33% of the economics of the transactions contemplated by the Sponsor Equity Agreement, including the funding of the deposit amount of $5,500,000.
Simple Agreements for Future Equity
Immediately prior to execution of the Business Combination Agreement, Enhanced entered SAFEs with certain investors pursuant to an equity private placement that contemplates that, immediately prior to the Closing, all outstanding SAFEs issued by Enhanced will automatically convert into Enhanced Group Class A common stock in accordance with their terms. The number of shares of Enhanced Group Class A common stock to be issued upon conversion will be determined by dividing each SAFE investor’s purchase amount by Enhanced’s pre-money valuation cap of $1.2 billion, multiplied by the fully diluted capitalization of Enhanced immediately prior to the Business Combination. As a result, the SAFE investors will collectively receive a number of shares of Enhanced Group Class A common stock representing their pro rata ownership percentage in Enhanced Group on a fully diluted basis. Concurrently with such conversion, Enhanced Group will also issue to the SAFE investors warrants equal to fifty percent (50%) of the number of shares of Enhanced Group Class A common stock received upon conversion, each exercisable for one share of Class A common stock at a per-share price equal to the conversion price determined under the SAFE. Such warrants will have a two-year exercise period. In addition, the SAFE documents provide for a partial early release from a lock-up applicable to Enhanced security holders upon Closing, as a result of which many SAFE investors are existing Enhanced shareholders, and therefore should not be seen as a third party validation of the valuation of the Business Combination.
Registration Rights Agreement
At Closing, Enhanced Group, certain Enhanced shareholders, CCM and the Sponsor will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Enhanced Group will be required to register for resale securities held by the stockholders party thereto. Enhanced Group will have no obligation to facilitate or participate in more than two underwritten offerings in any twelve-month period. In addition, the holders have certain customary “piggyback” registration rights with respect to registrations initiated by Enhanced Group. Enhanced Group will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates. We have identified the following critical accounting policies:
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480). Class A ordinary shares subject to mandatory redemption (if any) will be classified as a liability instrument and will be measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) will be classified as temporary equity. At all other times, ordinary shares will be classified as stockholders’ equity. In accordance with ASC 480-10-S99, the Company classifies Class A ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. Given that the 20,000,000 Class A ordinary shares sold as part of the Units in the Company’s IPO were issued with other freestanding instruments (i.e., rights), the initial carrying value of Class A ordinary shares classified as temporary equity has been allocated to the proceeds determined in accordance with ASC 470-20. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Net Income (Loss) per Share
The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Sponsor.
Recent Accounting Standards
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted ASU 2023-09 on January 1, 2025 and there was no significant impact.
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires the disclosure of additional segment information. ASU No. 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this guidance on January 1, 2024.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the report of the independent registered public accounting firm providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of this offering or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT ENHANCED
Mission Statement
The Company seeks to disrupt the global sports and entertainment industry by introducing a new model of athletic competition grounded in scientific advancement, performance innovation, and athlete autonomy. Its mission is to empower all individuals to live Enhanced lives. It aims to pursue this mission by developing a sports and media platform, tailor-made for modern day consumption that empowers athletes to compete at the highest levels using scientifically validated methods of performance enhancement, implemented transparently and ethically, while also providing access to products and services that support an Enhanced lifestyle.
Beyond competition, the Company seeks to extend its philosophy of human optimization to a wider audience by promoting education, awareness, and access to evidence-based approaches for improving health, longevity, and overall well-being. Through strategic partnerships with medical institutions, and leveraging proprietary science and data, the Company strives to enable people everywhere to realize their full potential in sport, work, and everyday life.
In pursuing this mission, the Company seeks to generate long-term value for athletes, audiences, and shareholders by positioning itself at the intersection of sport, science, and human optimization.
Business Overview
The Company is a growth-stage company operating within the sports entertainment, performance technology, and lifestyle wellness markets. The Company operates under the “Enhanced” brand and is developing a portfolio of products and experiences that integrate athletic competition, scientific advancement, and consumer engagement. The Company intends to compete in categories with established market leaders including live sports events, digital media, performance-related data, and health and longevity oriented consumer products through a differentiated model centered on measurable human performance and innovation.
The Company is currently engaged in organizing live sporting events, the production and distribution of related content through various channels, and marketing lifestyle and health optimization services to customers and the sale of related merchandise. The Company’s broader objective is to leverage advancements in biotechnology, data science, and training methodology to promote accessible, evidence-based approaches to human optimization. The Company seeks to build a scalable platform that generates recurring revenue across multiple verticals while positioning itself as a long term participant in the converging markets of sports, science, and lifestyle enhancement.
The Company’s marquee event, the Enhanced Games, is intended to allow the world’s best athletes, both Enhanced and Non-Enhanced, to pursue their full human potential and become faster and stronger than ever. This pursuit is conducted in a medically-supervised and real-world environment of elite-sport in which comprehensive health and safety protocols are implemented. These protocols include, among other measures as it relates to the usage of enhancement substances and related clinical trials, Clinical Research Study, pre-event medical screening, eligibility criteria, discontinuation criteria, study-stopping rules, ancillary medication sequence, and long-term follow-up. The Enhanced Games is also expected to serve as a benchmark to emphasize the health benefits of enhancement products, borne out through the rigorous monitoring of its athletes under Enhanced protocols and their related achievements as Enhanced athletes. The data and learnings from the use of Enhanced protocols by athletes is expected to inform the personalized supplements and treatment protocols to be made available to the public via the Live Enhanced offering.
The Company’s principal executive offices are located at 6th Floor Athena Tower, 71 Fort Street, George Town, P.O. Box 1569, Grand Cayman KY1-1110, Cayman Islands. The registered principal place of business of its subsidiary, Enhanced US LLC, is located at 169 Madison Ave, Suite 15101, New York, NY 10016, United States of America.
The Company’s internet address is https://www.enhanced.org. Please note that the Company’s internet address is included in this information statement/prospectus as an inactive textual reference only. The information contained on the Company’s website is not incorporated by reference into this information statement/prospectus or any future documents that may be filed with the SEC and should not be considered part of this information statement/prospectus. The Company will make available on this website, free of charge, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials with or to the SEC. Investors may access these filings on the Company’s website.
Industry and Market Opportunity
Enhanced Games. The Company has designed and intends to produce the Enhanced Games, a multisport event optimized for record‑setting performances and social virality, coupled with a documentary or episodic slate that provides athlete narratives around the Games. Early distribution would be via free access, social media and streaming (with an intent to prioritize audience reach). Over time, the Company intends to centralize the fan experience on a principal media distribution platform that integrates all its digital content. Through this strategy, the Company seeks to increase public awareness of how scientifically validated methods of performance improvement can drive not only elite achievement but also improvements in everyday health, capability, and quality of life.
Live Enhanced. The Company aims to establish its Enhanced Products to allow consumers to live an Enhanced life. The provision of Enhanced Products is intended to address the growing demand for clinician‑guided care delivered through virtual clinician-guided coaching and for high-quality personalized supplements. Since launching a paid waitlist for telemedicine services in May 2025, the Company has recorded approximately 1,000 unique paid early‑access sign‑ups across multiple tiers ($5/$19/$100). The Company intends to expand the product roadmap from its initial focus on TRT to female hormone therapy, select FDA‑approved peptides, cognition and longevity pathways and OTC supplements to optimize changes in sleep, recovery and readiness through an “Enhancement Lens”. The Company recognizes that health is a spectrum and intends to become the leading consumer wellness and lifestyle company focusing on enabling consumers to live an Enhanced life.
Competitive Strengths
•Differentiated Proposition. Clinician‑supervised enhancement within a controlled, safety‑first framework can showcase the potential of scientifically validated enhancement to achieve measurable, world-record-level results that can be engaged with across social media. This demonstration effect, linking elite athletic achievement to the broader consumer pursuit of improved performance, health, and well-being, creates a clear bridge between the sports, science, and lifestyle markets in which the Company focuses its Enhanced Games and its Live Enhanced offerings.
•Asset‑Light, Modular Delivery. The Company operates with an asset-light, partnership-driven structure that supports rapid scaling across events and consumer offerings. The Company’s portable pool, track, and weightlifting infrastructure can be assembled in four to five weeks and reused across host sites, reducing capital needs. The same modular approach applies to the Live Enhanced platform, where partners manage back-end clinical, data and delivery services, and to anticipated future categories such as apparel, where it is expected that third parties will handle production and delivery while the Company focuses on brand, design, and consumer engagement.
•World‑Class Partners. The Company has relationships with leading industry partners including RWLV (venue and permitting), Myrtha Pools (FINA-compliant 50m pool), Mondo (150m Mondotrack WS), Lionsgate (content creation and distribution) and Van Wagner (live production) that demonstrate the credibility and professional standards supporting the Company’s inaugural Enhanced Games and anticipated future operations.
•Athlete Model and Incentives. The Company engages athletes under year-round agreements, providing appearance fees, significant prize opportunities and world-record bonuses. In addition to compensation, the Company supports its athletes in the Enhanced Performance Team with access to training and recovery facilities, coaching, nutrition, and related performance resources, enabling them to focus exclusively on their sport. The program is open to both Non-Enhanced and Enhanced athletes and is designed to offer compensation and support materially greater than what is otherwise available.

•Brand‑First Funnel. Initially, the Enhanced Games enables an engaged content engine and premium documentary packaging designed to compress customer acquisition costs and expand reach to jumpstart the Live Enhanced vertical. Over time, the Company intends to hold additional events to continue to build awareness, support athletic achievements and expand human potential beyond the ordinary.
•Innovative Clinical Research with Potential for Broader Societal Impact. The Company is conducting a Clinical Research Study structured as a case-series. In February 2026, the Clinical Research Study received approval from an IRB operating under the regulatory authority of the Department of Health – Abu Dhabi. The primary objective of the study is to assess the safety and tolerability of certain approved medical compounds when administered to adult retired athletes under individualized medical supervision over a treatment period of up to 25 weeks. Secondary objectives include evaluating changes in physiological and performance related parameters through structured baseline and follow-up assessments. The Clinical Research Study is expected to generate the first structured, real-world dataset on certain approved medical compounds used in high-performance environments, and advance understanding of safety, tolerability, biomarkers, and performance-related measures. Beyond elite sport, this research is intended to inform broader scientific understanding relevant to injury prevention, metabolic health, resilience, and healthy aging.
•Clinical and Medical Enhancement Framework. Through setting up the Clinical Research Study, the Company has established an athlete medical profiling framework that is more comprehensive than those typically seen across major sporting organizations. Alongside an extensive suite of medical profiling and monitoring to be conducted in respect of participants, the Clinical Research Study is conducted under robust scientific and ethical safeguards that are intended to support regulatory compliance, protect participant safety, and maintain scientific rigor. These safeguards include pre-defined participant discontinuation criteria, ongoing medical monitoring during the study period, structured short- and long-term follow-up phases, and independent oversight, including a Data and Safety Monitoring Board. Although there is existing safety and tolerability data in other populations regarding the use of certain approved medical compounds (approved by relevant health authorities for other medical indications), they have not previously been extensively evaluated in adult retired athletes under the conditions contemplated by this study. The Company does not endorse uncontrolled or unsupervised use; rather, the study applies individualized medical oversight and ethical review to practices that the Company believes already exist in athletic settings. The Company has engaged clinicians and researchers to collaborate in advancing the evidence base relating to athlete health and safety and human physiology.
•Commerce Flywheel. The Enhanced brand and Enhanced Games serve as a demand‑generation flywheel for the Live Enhanced platform; early signals include paid waitlist traction and improved cost per acquisition following LegitScript certification.
Growth Strategies
Enhanced Games. The Company intends to build a global sports and media platform, anchored initially by the Enhanced Games, the first large-scale marquee event of its kind, and intended to be a flagship, recurring event designed to redefine elite competition through medically supervised human enhancement. Over time, the Company intends to hold additional events and develop the Enhanced Games into a recurring global competition and a consistent source of media and sponsorship revenue, as well as a show-case for the benefits of enhancement. The Enhanced Games and the Company’s other events are intended to serve as the brand and audience engine of the Company, designed to drive sustained reach, cultural impact, and monetization across media, sponsorships, consumer engagement and its Live Enhanced platform.
Live Enhanced. As part of its offerings through its Live Enhanced platform, the Company intends to build out an on-demand portfolio of Enhanced Products, focused on expanding human health and potential, to be delivered through virtual clinician-guided coaching. The virtual clinician-guided coaching offering and product business transforms the attention generated by the Enhanced Games into direct-to-consumer recurring revenue, including the intended vertically integrated Live Enhanced platform combining clinician-guided protocols, personalization, and digital distribution.

Other Products and Services. In the long term, as part of its offerings through its Live Enhanced platform, the Company intends to build consumer and patient-facing branded relationships and expand into other verticals, including co-branded concierge medicine, supplements, and performance technology. These other products and services will reinforce the Company’s position as the leading consumer and scientific brand in human performance, creating diversified, synergistic revenue streams across media, health, and technology.
Business of the Company
The Company aims to monetize the Enhanced brand primarily through two principal offering categories:
•Enhanced Games: A sports entertainment platform (including live events, media rights and content, sponsorship and consumer products) designed to build a global audience for Enhanced athletes. As an example, the Company announced in May 2025 that swimmer Kristian Gkolomeev had become the first Enhanced athlete to break a world record (in the 50 meter freestyle). Since that announcement, the Company has had more than 200 million monitored impressions across social media platforms.
•Live Enhanced: A subscription-based, direct‑to‑consumer lifestyle platform providing access to tools, products, protocols and services for living an Enhanced life. The platform delivers clinician-guided, health and longevity oriented care through virtual clinician-supervised services and coaching, and is intended to address the anticipated growth in consumer demand for evidence-based, personalized health optimization.
The Company has an asset-light operating model and seeks preferred partners for content production, content distribution, consumer products, sponsorship acquisition and clinical operations and delivery.
Enhanced Games
Live Events
The inaugural Enhanced Games are currently scheduled for May 2026. These games will be held at RWLV in the United States and will focus on three core sporting categories: swimming, running and weightlifting. The 2026 Enhanced Games are expected to occur over a single evening, with a live audience capacity of approximately 2,500 spectators, an all-VIP experience and entertainment during intervals (including a halftime show).
Enhanced expects that the principal costs for the inaugural Enhanced Games will include (i) athlete remuneration and a prize pool, and (ii) event infrastructure and production costs, which together are currently anticipated to be approximately $24 million in the aggregate. The Company does not currently expect to generate revenues from ticket sales at the 2026 Enhanced Games. This approach reflects the Company’s strategy to position the inaugural event as a limited-capacity, largely invitation-only experience, designed to build exclusivity, enhance brand prestige, and generate anticipation for future iterations of the Enhanced Games and other Enhanced-branded events. By limiting attendance to invited guests, partners, and media, the Company aims to create a distinctive launch platform that will increase demand, sponsorship opportunities, and fan engagement in subsequent years when ticketed attendance may be introduced. Enhanced has not yet held any Enhanced Games, and a number of anticipated arrangements with venues, infrastructure suppliers and other third-party providers are continuing to be negotiated. Accordingly, the scope and cost of the Enhanced Games may differ materially from current expectations. The Company expects to procure the modular pool, track and weightlifting systems to be used for the initial games, which are designed to be portable for future Enhanced live events. Athletes that are invited to participate in the 2026 Enhanced Games are not required to become Enhanced athletes, rather, athletes are given complete autonomy in their decision to become Enhanced; the Company wants the event to include both Enhanced and Non-Enhanced athletes competing against each other in the same events and is recruiting both.
The Company believes that delivering an entertaining and compelling in-person sporting event experience is important for attracting customers and monetizing the Enhanced brand. In addition to the 2026 Enhanced Games, the Company expects to organize a series of athletic showcase events including Enhanced and Non-Enhanced athletes after the 2026 Enhanced Games in order to promote athletic achievements, improvements in human performance and build brand awareness. At the time of this proxy statement/prospectus, the Company has not scheduled any additional Enhanced Games or other live events for 2026 or otherwise in the near term.

Media Rights and Content
In order to drive engagement and interest in Enhanced live events and generate revenue from licensing, the Company has produced and expects to continue to produce Enhanced-related media content. For example, the Company received significant audience engagement with its content following Enhanced swimmer Kristian Gkolomeev’s record-breaking 50m freestyle swim in February 2025 (which as noted above has helped generate more than 200 million monitored impressions across social media platforms). This Enhanced-related content is expected to include further world record attempts, documentary productions, educational productions and behind‑the‑scenes content.
Enhanced-related content may be distributed on an exclusive or non-exclusive basis, through a variety of channels. For the 2026 Enhanced Games, the Company has entered into a first-look development arrangement with Lionsgate. Lionsgate will have the right to co-develop and produce television and digital programming based on Enhanced Games content during a defined development term. The Company retains full ownership of all intellectual property and brand rights. Lionsgate will also have a six-month exclusive period per approved project to secure distribution. Separately, under a broadcast shopping agreement relating to the 2026 Enhanced Games broadcast, Lionsgate is engaged to secure distribution or media licensing agreements with major platforms. The Company retains final approval over all deal terms, creative direction, brand usage, and commercial matters.
Sponsorship
The Company seeks to develop a diversified commercial model that generates revenue through sponsorship, advertising, and media integration. The Company expects to derive revenue from the sale of in-venue and in-broadcast advertising rights, digital and social-media integrations, product placement within produced content, and licensing of its marks and other intellectual property. The Company’s possession of NIL rights as it relates to members of the Enhanced Performance Team is also expected to allow integration of these athletes into brand partnerships and commercial campaigns. The Company’s sponsorship program is organized into defined tiers that correspond to the scope of rights and exclusivity offered.
The Company owns and controls the intellectual property associated with the Enhanced brand. The Company’s strategy is to establish partnerships with organizations that share its emphasis on science, performance, and health innovation. Target categories include beverage, apparel, nutritional supplements, consumer products, and emerging technology sectors such as blockchain and digital assets. These partnerships are intended to associate the Enhanced brand with companies that apply scientific and technological progress to consumer health and wellness.
For the 2026 Enhanced Games, the Company expects to enter into sponsorship arrangements with aligned brands. The Company’s long-term objective is to align with corporate partners whose products and initiatives reflect a shared interest in scientific progress, human performance, and consumer health. These relationships are intended to support both the Enhanced brand and the Company’s broader strategy of integrating performance science into sport and lifestyle applications.
Live Enhanced
The Company expects to operate a subscription-based, direct‑to‑consumer lifestyle platform providing access to tools, products and protocols for living an enhanced life. Customers will be able to choose from among various service level tiers, with associated monthly subscription fees.
The Company intends to develop individualized, clinician‑guided protocols (including, for example, TRT, GLP-1, metabolic regulators, other hormone therapies, select peptides consistent with policy, and longevity substances such as NAD+), as well as OTC supplements. The Company does not develop new drugs and intends to rely on Market-Authorized Products and OTC supplements. Enhanced Products available through the Live Enhanced platform will include both prescription and OTC supplements.
Live Enhanced is designed to provide clinician-guided protocols through a structured telehealth workflow supported by third-party clinical services providers and pharmacy partners. Upon being granted access, a user completes a medical intake questionnaire and, if deemed preliminarily eligible, may purchase a comprehensive diagnostic blood test. After laboratory results are received, the user may schedule a live video consultation with a licensed clinician who reviews the intake information and lab results and, if clinically appropriate, may issue a prescription. Any prescription is then fulfilled through a partner pharmacy and paired with an ongoing subscription plan for medication and related care.
The Company has engaged and intends to engage third-party service providers to provide clinical, testing, prescription, compounding, pharmacy, labeling, and logistics services. Under the relevant agreements, these service providers will provide licensed medical professionals to deliver virtual clinician-guided coaching and e-pharmacy services to the Company’s customers across the United States, and will be responsible for clinician licensure, credentialing, clinical operations, and compliance, while the Company manages non-clinical membership, scheduling, and customer-service functions. The agreements will also establish detailed operational, data-sharing, and performance standards.
To date, the Company’s activities with respect to Enhanced Products have consisted primarily of organizing and staffing, business planning, and building the Live Enhanced platform, including integrating its prescription system with third-party partners and entering into agreements with third-party suppliers. The Live Enhanced lifestyle platform has not yet been launched to the general public. The platform is still being developed and is currently only operating in a closed, pre-launch test phase involving 55 invited individuals from the Live Enhanced waitlist of a larger potential pool of invitees given the closed, pre-launch phase and criteria for participation in the test phase, including, among other things, country of residency, sex and medical eligibility. Furthermore, prescriptions offered to those individuals through the pre-launch test phase are presently limited to testosterone replacement therapy and enclomiphene. Given the closed, pre-launch status of the Live Enhanced platform, representative customer conversion and usage is not available. The Live Enhanced platform is expected to launch in the first quarter of 2026 and to expand with additional telehealth protocols (e.g. longevity, female HRT and a fully personalized telehealth experience, including coaching and dietetic support), and proprietary supplement products, through the first half of 2026.
The Company expects that its principal costs to develop and launch these offerings will relate to technology development and hosting, fees paid to clinical and pharmacy partners, regulatory and compliance and medical oversight, and marketing and customer acquisition. The Company currently anticipates that, upon launch, consumer pricing for telehealth subscriptions may range from approximately $150 to $350 per subscriber per month and that consumer pricing for supplement protocols may range from approximately $79 to $180 per subscriber per month (depending on formulation and purchase cadence), though final pricing and timing remain subject to change.
Performance Solutions Licensing
The Company is focused on partnering with major global companies to develop and distribute Enhanced-branded merchandise and Enhanced Products that reflect the Company’s broader mission of supporting an Enhanced lifestyle. The Company expects to generate revenue through licensing, direct-to-consumer sales, and third-party retail and distribution channels. Initial product offerings are expected to include apparel, performance and recovery products associated with the 2026 Enhanced Games, with future expansion anticipated into additional wellness and lifestyle categories aligned with the Company’s enhancement philosophy.
Athlete Development
The Company believes that the success of the Enhanced Games and other Enhanced-related products relies on the participation and success of top-tier athletes. The Company believes the strength of its athlete talent pool and employee workforce is critical to its long-term success. To support its objectives, the Company is focused on attracting, retaining, and developing high-performing talent, including in its athlete talent pool.
Athletes will participate in the 2026 Enhanced Games on an invitation-only basis. For the 2026 Enhanced Games, the Company currently has thirty-nine contracted athletes, thirty-seven of these athletes are on the Enhanced Performance Team and two athletes are part-time and involved on an appearance-fee basis. Of the thirty-seven athletes on the Enhanced Performance Team, currently less than five of them will compete on a non-enhanced basis.

The Company has entered into a series of standard-form athlete agreements with members of the Enhanced Performance Team and other participating athletes, governing participation in the Enhanced Games and related promotional and endorsement activities. Under the agreements for the Enhanced Performance Team, each athlete is retained as an independent contractor for an individual term, with an optional extension. Athletes receive a monthly stipend and may earn incentive and world-record bonuses based on performance at the Enhanced Games, as well as reimbursement of travel, housing, and training expenses. Each agreement requires the athlete to participate in competitions, appearances, and promotional activities, and, subject to the terms of the individual athlete’s contract with the Company, generally grants the Company rights to use the athlete’s name, image, likeness, and performance data for marketing, documentary, and commercial purposes.
As part of its aim to fairly compensate athletes for their commitment and achievement, the Company has established a remuneration and prize pool for the 2026 Enhanced Games that is expected to be worth up to $16 million (of which approximately $10 million is comprised of incentive payments for breaking world records).
Athletes are obligated to comply with medical screening, safety, and disclosure requirements. Athletes may propose or elect among Performance-Enhancing Substances for consideration in preparation for the Enhanced Games; however, any use of a Performance-Enhancing Substance is permitted only if, and to the extent that, a licensed clinician has approved such use and provides ongoing supervision in accordance with defined medical and safety parameters and applicable disclosure requirements. Any Performance-Enhancing Substance approved for use must be administered solely in the form of a Market-Authorized Product. The use of Substances in products that are not Market-Authorized Products is not permitted for any athlete participating in the Enhanced Games.
Athlete Enhancement
Athletes that are invited may choose to participate in the Enhanced Games as Enhanced or Non-Enhanced athletes.
An athlete may become enhanced independently at their own cost, without involvement of the Company and without participation in the interventional group of the Clinical Research Study described below. However, in order to do so, they would need to obtain a lawful medical prescription of Market-Authorized Products from their own primary care physician and lawful supply by their own pharmacist. Their participation in the Enhanced Games is conditional on full disclosure of all Performance-Enhancing Substances taken by the athlete for the purpose of ensuring such athlete’s compliance with contractual obligations regarding the use of Performance-Enhancing Substances.
Alternatively, an eligible athlete may become enhanced by electing to participate in the interventional group of the Clinical Research Study and take Performance-Enhancing Substances as IMP (as described below).
The Company expects that many athletes who elect to compete in the Enhanced Games as Enhanced athletes will choose to continue participating in the interventional cohort of the Clinical Research Study. Participation in the study allows such athletes to avoid the costs associated with pursuing enhancement independently and to receive comprehensive medical and health assessments at no cost to them. In addition, the Company believes that athletes are attracted to the structured medical oversight, monitoring and support framework made available through participation in the Clinical Research Study.
Athlete Health and Safety
Establishing progressive and scientifically grounded health and safety protocols, and entering into partnerships that support those objectives, are critical components of the Company’s strategy to develop and grow the Enhanced brand. Prior to the effectiveness of any athlete contract, each athlete is required to undergo comprehensive medical and health testing. These tests are designed to minimize the risk that athletes may have undiagnosed medical conditions before the Company assumes related financial commitments or the athlete resigns from participation in non-Enhanced, WADA-sanctioned sport. The testing also establishes baseline biomarkers for each athlete, against which subsequent medical assessments may be compared.

In addition, athletes are required to represent to the Company that they are not using any illegal substances prior to and during their participation in any engagement with Enhanced.
Prior to the 2026 Enhanced Games, all athletes—regardless of whether they are participating in the Clinical Research Study or not, and whether classified as Enhanced or Non-Enhanced—are required to undergo medical and health screenings to assess fitness to compete. These screenings are conducted for the benefit of both the athletes and the Company, and are intended to materially mitigate the risk of unexpected medical events that may arise from general lifestyle factors and the demands of pursuing elite athletic performance. Based on the advice of the Independent Medical Commission, the Company may disqualify an athlete from participation in the 2026 Enhanced Games on the basis of such medical evaluations. The Company believes these testing standards exceed those typically required of athletes in certain non-Enhanced, WADA-sanctioned events and reflect its commitment to safeguarding athlete health and welfare.
To further support its focus on athlete safety and scientific integrity in human enhancement, the Company has established an Independent Medical Commission, an Independent Scientific Commission, and a Performance Enhancement Task Force. Each commission or group is comprised of recognized leaders and subject-matter experts in their respective fields who support the Company’s mission to advance opportunities for individuals to live enhanced lives through scientifically validated methods that prioritize safety, control, and efficacy.
Clinical Research Study
The Company is conducting a Clinical Research Study as a part of its strategy to generate evidence regarding athlete health and safety. The Clinical Research Study was approved in February 2026 by an IRB operating under the regulatory authority of the Department of Health – Abu Dhabi.
The Clinical Research Study will be conducted in the U.A.E. and follows IRB-approved protocols.
The primary objective of the Clinical Research Study is to assess the safety and tolerability of certain approved medical compounds when administered to adult retired athletes under individualized medical supervision over a treatment period of up to 25 weeks. Primary endpoints include the incidence of treatment-related adverse events and the proportion of participants who discontinue use due to such events.
Secondary objectives include evaluating changes in physiological and performance related parameters through structured baseline and follow-up assessments. Assessments include cardiology evaluation and imaging, respiratory testing, organ health imaging, body composition analysis, musculoskeletal assessment, neurocognitive screening and biomarker analysis using blood, urine and saliva samples.
Up to 60 adult retired athletes may enroll in the Clinical Research Study. Participants may enroll in one of two cohorts:
(1)An interventional cohort, in which eligible participants may receive approved medical substances as IMP under individualized clinician supervision for up to 25 weeks; and
(2)A non-interventional cohort consisting of participants not receiving study administered compounds, including those already prescribed approved medications by independent physicians.
All participants undergo comprehensive baseline assessments, ongoing medical monitoring during the treatment period, and structured long-term follow-up for up to five years to assess health outcomes.
All IMP used in the Clinical Research Study are approved by relevant health authorities for other medical indications and are procured through regulated pharmaceutical supply chains. Administration, adjustment, interruption or discontinuation of any IMP is determined by the Principal Investigator based on individualized medical evaluation and in accordance with IRB-approved protocols. Participants may decline or discontinue participation at any time.
The Clinical Research Study is sponsored by the Company. Clinical oversight and decision-making are the responsibility of the Principal Investigator and are subject to independent monitoring mechanisms, including a Data and Safety Monitoring Board. The Company intends to submit the Clinical Research Study results to peer-reviewed scientific journals upon completion.
In compliance with applicable regulatory and IRB requirements, the full details of the Clinical Research Study will be registered on an appropriate clinical trial registry prior to or in accordance with participant enrollment timelines.
The total expected cost of the Clinical Research Study is approximately $7 million over its full duration.
Competition
The entertainment industry is highly competitive and subject to fluctuations in popularity, which are not easy to predict. For its live events and media content audiences, the Company faces competition from professional sports, scripted promotions, other live, filmed, televised, and streamed entertainment, as well as other leisure activities. The Company continues to face intense competition from websites, mobile, and other internet-connected apps delivering paid and free content as streamed media offerings continue to expand. For purchases of its merchandise, the Company competes with entertainment companies, professional sports leagues, and other makers of branded apparel and merchandise. In addition, the Company’s properties compete respectively for talent with other live sports and sports entertainment platforms, and work to develop and discover emerging talent.
The Company competes with global sports leagues and events for distribution, sponsorship budgets and viewer attention. The Company believes it differentiates through: (i) clinician‑supervised enhancement within a safety‑first framework; (ii) a curated slate engineered for records and social virality; (iii) a mobile‑ and social‑first distribution approach; and (iv) integrated documentary packaging.
The Company competes with telehealth businesses, hormone therapy and longevity clinics, virtual clinician-guided coaching and OTC/lifestyle brands. The Company’s strategy emphasizes brand halo from elite sport, clinician‑led personalization, and an acquisition engine that is supported by earned media as well as paid channels.
Facilities
Host Complex at RWLV. Under a multi‑year partnership with RWLV, the Company plans to deploy a temporary competition complex featuring a centrally positioned 150m, 6‑lane modular track, a 50m, 4‑lane competition pool, a dedicated weightlifting stage, spectator seating and hospitality zones. California Commercial Pools, who will provide the Myrtha-designed pools, and Mondotrack are expected to provide turnkey packages for the pool and track, respectively. Under the arrangements with RWLV, RWLV will provide hotel accommodations, event and function space and related services for competitions, production, and hospitality in connection with the 2026 Enhanced Games.
Indicative Costs and Modularity. Planning materials estimate aggregate all-inclusive costs of approximately $6 million for the 50 meter pool, $2 million for the 150 meter track, and less than $100,000 for the weightlifting systems, in each case inclusive of design, materials, installation, and dismantling. The Company expects to procure the portable pool, track, and weightlifting systems, each of which has been designed as a modular and reusable asset capable of deployment across future host sites. This modularity is expected to reduce future capital requirements and mitigate overall event infrastructure costs over time. Typical installation and dismantling periods are approximately four to five weeks and three weeks, respectively.
On‑Site Services. Facilities planning provides for on‑site medical screening and accelerated recovery zones; centralized security; premium catering and hospitality; and exclusive lounges for sponsors, athletes and VIPs.
Human Capital
As of February 11, 2026, the Company had approximately 24 employees in the United States, as well as three non-employee directors, 11 contractors and 47 advisors in the United States and other countries. The Company has invested and focused on the training and development of its employees, from both a personnel and technology perspective. The Company believes that its relations with its team members are good.

The Company maintains a lean corporate organization augmented by specialized partners. The leadership team spans sport performance, brand and content, medical oversight, and consumer products, supported by functional executives responsible for finance, brand and marketing, sport operations, communications, legal, and medical governance.
The Chief Financial Officer oversees financial strategy, fundraising, and scalable operations to support global growth. The Chief Brand and Marketing Officer leads athlete storytelling, content production, and audience development. The Chief Sporting Officer directs athlete recruitment and competition staging. The Chief Communications Officer manages internal and external communications and the Company’s global public profile. The Chief Legal Officer oversees all legal affairs, compliance, and risk management. Together with the Chair of the Independent Medical Commission, these members of the leadership team integrate financial discipline, brand strategy, sporting integrity, compliance and medical oversight in advancing the Company’s mission.
Enhanced Performance Team
Within the Company’s broader athlete pool, a subset participates as Enhanced Performance Team athletes under year‑round agreements that may include monthly stipends, coaching, nutrition and medical support and brand activation obligations (each as described above). The Company intends to host training camps in Las Vegas (autumn) and Abu Dhabi (winter).
As of February 11, 2026, the Company has thirty-nine contracted athletes, thirty-seven of these athletes are on the Enhanced Performance Team and two athletes are part-time and involved on an appearance-fee basis. Of the thirty-seven athletes on the Enhanced Performance Team, currently less than five of them will compete on a non-enhanced basis.
Athletes engaged by the Company as members of the Enhanced Performance Team enter into contracts that outline both their obligations and the benefits provided by the Company. Athletes may be selected to participate in Enhanced events, including the 2026 Enhanced Games, subject to eligibility and contractual terms. They must also confirm retirement from any Anti-Doping Testing Pool before undertaking Enhancement programs. In return, athletes receive stipends and related allowances, logistical and training support, and access to medical and performance resources. Subject to individual arrangements, they grant the Company rights to use their name, image, and likeness for commercial and media purposes and agree to participate in related promotional activities. Athletes may, however, engage in outside endorsements that do not conflict with the Company’s brand or event commitments.
Trademarks and Copyright
The Company considers its intellectual property to be critical to the operation of its business and to driving growth in revenues, particularly with respect to live events, sponsorship and consumer products. The Company has applied for registration of significant trademark protection of the intellectual property and owned assets that the Company creates or acquires, and also actively protects its copyrights and unregistered trademarks, associated with its content and events. The Company’s intellectual property includes the “Enhanced” brand, the “E+” brand and other trademarks and copyrights associated with the Enhanced Games and other events, including live broadcasts and documentary/episodic works and visual identity, packaging and product/experience design. The Company also protects certain know‑how related to broadcast‑first event production, athlete‑profiling workflows and virtual clinician-guided coaching protocol design through confidentiality, contracts and trade secret practices. The Company licenses the use of its intellectual property to certain of its commercial partners only for the provision of services by such commercial partners to the Company.
Extensive data, including health and performance data, are obtained by the Company in connection with its sports operations. Subject to the provisions of the protocol for the Clinical Research Study and applicable privacy laws, these data are used to continuously inform and improve the Company’s operations, performance protocols, and product development over time.

Properties
The Company leases office space at 60 Madison Ave, 9th Floor, New York, NY 10010, and otherwise enters into venue and facility leases and use agreements as needed to operate our business.
Regulation
Enhanced Games
In connection with the Enhanced Games and other events produced or promoted by the Company, the Company or its partners are subject to a variety of federal, state, provincial, and local laws, both in the United States and internationally, such as:
•medical licensure requirements for members of the Independent Medical Commission;
•working conditions, labor, minimum wage and hour, citizenship, immigration, visas, harassment and discrimination, and other labor laws and regulations;
•licensing, permitting, exhibition, zoning, building code, health code, fire regulations, food and beverage permits, liquor licenses, accessibility requirements, advertising regulations and other regulations at events venues;
•health, safety, and sanitation requirements;
•antitrust and fair competition rules;
•data privacy and information security requirements;
•FCC or other regulations applicable to television systems or stations or other media channels;
•restrictions on marketing activities;
•environmental protection regulations;
•occupational safety and health administration standards (including various construction safety regulations);
•imposition by foreign countries of trade restrictions, restrictions on the manner in which content is currently licensed and distributed;
•licensing laws in case the Company provides content as media affiliate to sports gambling operators;
•laws and regulations of clinical research studies in Abu Dhabi;
•laws and regulations governing imports of medical drugs into Abu Dhabi, USA and the US state of Nevada;
•laws and regulations governing possession of prescription drugs in the USA and the state of Nevada;
•laws and regulations governing possession of IMPs in Abu Dhabi and other relevant jurisdictions;
•compliance with the FCPA, the Bribery Act or other similar regulations; and
•ownership restrictions and currency exchange controls.
Live Enhanced
In connection with the provision of virtual clinician-guided coaching and related products by the Company and its partners, the Company and its partners are, and may in the future be, subject to a variety of federal, state, and local laws and regulations in the United States governing matters such as:

•licensure and credentialing requirements for healthcare providers, including maintenance of good standing in all applicable jurisdictions;
•state‐by‐state telehealth practice laws and regulations, including those governing the establishment of the provider-patient relationship, permissible modalities of care (in-person, video, asynchronous), and cross-state or cross-jurisdiction practice;
•federal and state healthcare privacy and data protection laws, including the Health Insurance Portability and Accountability Act of 1996 in the United States;
•rules and guidance governing the use, storage and transmission of electronic health records and personally identifiable health information;
•laws and regulations applicable to the prescribing and dispensing of controlled substances via telemedicine;
•requirements imposed by the Centers for Medicare & Medicaid Services and private payors for reimbursement, coding, claims submission and telehealth service delivery;
•state and federal laws regulating the corporate practice of medicine, fee-splitting, professional entity ownership and scope of practice;
•state and federal fraud, waste and abuse laws including the federal Anti‑Kickback Statute and the False Claims Act;
•consumer protection laws, advertising, telemarketing and promotional requirements for healthcare services;
•labor, employment, wage & hour, independent contractor classification, immigration and other workforce‐related regulations applicable to clinical and administrative personnel;
•occupational health and safety standards, infection control, workplace conditions and liability protections;
•professional liability and medical malpractice insurance requirements;
•international and cross-border data transfer laws, export controls and local data localization requirements;
•international guidelines and standards for telehealth service accessibility and technology interoperability issued by the World Health Organization and the International Telecommunication Union; and
•laws and regulations in other jurisdictions governing teleconsultation, telemonitoring, data protection, reimbursement and liability in connection with telehealth practice.
Insurance Coverage
The Company believes that it maintains insurance customary for businesses of its size and type. However, there are types of losses that may be incurred that cannot be insured against or that the Company believes are not economically reasonable to insure. Any loss incurred could exceed policy limits and policy payments made to it may not be made on a timely basis. Such losses could adversely affect the Company’s business prospects, results of operations and financial condition.
The Company expects to maintain customary insurance coverage appropriate for its operations, including event‑related coverages and Clinical Research Study‑related insurance, together with general corporate policies. Specific policy types, carriers, limits and riders will be determined with the Company’s advisors and disclosed if or where material.
Legal Proceedings
The Company is involved from time to time in various claims and lawsuits arising in the ordinary course of business, such as employee claims and intellectual property disputes.

Unregistered Sales of Equity Securities
Prior to its Series A Financing, Enhanced issued SAFEs in an aggregate principal amount of $899,999 to a limited number of accredited investors in privately negotiated transactions for capital formation purposes. Upon the completion of Enhanced’s Series A Financing (described below) these SAFEs converted into an aggregate amount of 752,726 Series A-1 Preferred Shares with a conversion price of $1.65 per Series A-1 Preferred Share. Enhanced subsequently completed its Series A Financing on April 5, 2024. In connection with its Series A Financing, Enhanced issued (i) 752,726 shares of Series A-1 Preferred Shares, as described above, and (ii) 1,826,442 Series A-2 Preferred Shares for aggregate cash consideration of approximately $6.03 million. Enhanced later completed its Series B Financing in multiple tranches, beginning on March 28, 2025, pursuant to which it issued 1,394,205 Series B Preferred Shares for aggregate cash consideration of approximately $20,500,000. All of the securities described above were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

ENHANCED MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the Company’s financial condition and results of operations should be read along with, and is based on, financial information extracted and derived from the Company’s audited consolidated financial statements as of and for the FY25 and the FY24, appearing elsewhere in this proxy statement/prospectus.
You should read the following discussion and analysis of the Company’s financial condition and results of operations together with the Company’s consolidated financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis, including information with respect to the Company’s plans and strategy for the Company’s business and the Company’s expectations with respect to liquidity and capital resources, includes forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks and uncertainties described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections in this proxy statement/prospectus. The Company’s actual results could differ materially from the results described in or implied by these forward-looking statements. Throughout this section, unless otherwise noted or the context otherwise requires, ”the Company” refers to Enhanced Ltd and its subsidiaries prior to the Business Combination and Enhanced Group and its subsidiaries following the Business Combination.
Business Overview
The Company is a growth-stage company operating at the intersection of sports entertainment, performance science, and lifestyle wellness. Through the Company’s flagship Enhanced brand, it aims to develop a commercially sustainable, technology-enabled platform that integrates athletic competition, scientific advancement, and consumer engagement.
The Company’s operations are organized around two complementary business lines:
•Enhanced Games. A multi-sport event engineered to demonstrate the benefits of medically supervised performance enhancement in a transparent, safety-first environment. The inaugural Enhanced Games, scheduled for May 2026 at Resorts World Las Vegas, will feature swimming, track and weightlifting competitions. The Company intends to monetize the Enhanced Games through media rights, sponsorships, branded content, and licensed consumer products. The Company’s key partners include Lionsgate (content creation and distribution), Myrtha Pools and Mondo (event infrastructure) and Van Wagner (live event production).
•Live Enhanced. A direct-to-consumer, subscription-based platform offering physician-guided performance protocols, telehealth access and personalized supplementation. The platform launched a paid waitlist in 2025 with over 1,000 sign-ups and is intended to generate recurring consumer revenue commencing in early 2026.
The Company operates with an asset-light, partnership-driven model, leveraging third-party clinical, production, and distribution partners while retaining control of brand, technology, customer relationships and data. Its mission is to enable individuals to “Live Enhanced” by applying scientifically validated methods of human optimization safely and ethically.
The Company is a pre-revenue company and has incurred net losses since inception, including $26,661,677 for FY25 and $4,699,469 for FY24. The Company expects to incur operating losses for the foreseeable future as it continues to invest in infrastructure, product development, marketing, and talent to launch its flagship offerings.
Factors Affecting the Company’s Results of Operations
As a pre-revenue business, the Company has not to date generated any revenues. The Company expects its results of operations to be influenced by numerous internal and external factors that may cause actual performance to differ from expectations. The key factors that are expected to affect the Company’s results of operations are discussed below.
Execution of the Enhanced Games
The Company’s ability to deliver successful Enhanced Games will be the most significant near-term determinant of future performance. Revenue generation will initially depend on the timing, scale, and quality of these events and their ability to attract global audiences, athletes, and sponsors. Management expects that performance will be influenced by:
•Viewership and fan engagement. Broadcast ratings, social-media reach, and digital engagement will drive sponsorship pricing, content licensing fees, and long-term brand equity.
•Sponsorship yield. The mix of global and category sponsors and the ability to secure multi-year partnerships will affect revenue, gross margins and predictability of cash flows.
•Cost discipline. Infrastructure, production, and athlete-related costs will represent the largest expenditures. Efficient procurement, reuse of modular assets, and disciplined budget management are expected to generate operating leverage over time.
•Event cadence. The pace at which the Company expands from a single marquee event scheduled for May 2026 to a recurring series of events and challenges will influence revenue growth and working-capital needs.
Development of the Live Enhanced Platform
Performance of the Live Enhanced business will depend on the Company’s ability to convert public interest in the Enhanced Games into paying subscribers and recurring services revenue. Key variables include:
•Customer acquisition efficiency. The cost of acquiring new subscribers through paid and organic marketing will directly affect unit economics.
•Subscriber retention and engagement. Continued use of the Live Enhanced platform’s physician-guided programs, supplements, and data tools will determine lifetime value per customer.
•Product breadth and clinical integration. Expanding our initial offering of testosterone-replacement therapy to additional hormone, metabolic, cognitive, and longevity protocols, as well as supplements and other products, will increase addressable market size.
•Partnership performance. The platform’s scalability depends on the reliability and compliance performance of partners for clinical delivery.
Monetization of Media and Intellectual Property
Over time, the Company expects to derive a meaningful portion of its revenue from content production, distribution, and licensing. The trajectory of this revenue stream will depend on:
•The volume and quality of Enhanced-branded content produced around the Enhanced Games and related athlete stories;
•The Company’s ability to negotiate favorable distribution arrangements with broadcasters, streaming platforms, and social-media networks; and
•The strength and protection of the Company’s intellectual-property portfolio and brand assets, which underpin sponsorship and merchandising initiatives.

Operating Leverage and Scale
As the Company matures, management expects fixed costs, such as corporate infrastructure, compliance, and technology, to be leveraged across a growing revenue base. The degree of operating leverage achieved will depend on:
•The timing of revenue realization relative to expense growth;
•The success of cost-containment initiatives in event production and marketing; and
•The mix between high-margin media and services revenues versus lower-margin live-event revenues.
Regulatory and Compliance Costs
The Company anticipates continuing significant investment in regulatory compliance, medical supervision, data protection, and clinical oversight. These costs will vary with the number of jurisdictions in which the Company operates and the scope of its Live Enhanced offerings. As the regulatory landscape for telehealth and enhancement-related substances evolves, compliance expenditures are likely to increase and revenues will be required to increase at an equal or greater rate, influencing operating margins.
Access to and Cost of Capital
Given its current pre-revenue status, the Company’s ability to finance growth initiatives efficiently will affect long-term profitability. Future results will depend on:
•The amount of capital raised through the SAFE Investment and subsequent equity or debt offerings;
•Prevailing market conditions and interest rates affecting financing costs; and
•The Company’s ability to demonstrate progress milestones that attract strategic and institutional investors on favorable terms.
Business Environment and Industry Outlook
The Company’s future performance will be influenced by the overall health and trajectory of the global sports entertainment, media, and wellness industries in which it operates. Management believes that both the live sports entertainment and telehealth-enabled performance wellness sectors are poised for continued expansion over the medium to long term, underpinned by technological innovation, demographic trends, and evolving consumer behavior.
Global Economic Environment and Discretionary Spending.
Global GDP is expected to grow by 3.2% in 2025 and 3.1% in 2026, driven by population growth, urbanization, and a rising middle class in emerging markets. Real household incomes and employment levels in key markets such as the United States, Western Europe, and the Gulf Cooperation Council countries are projected to support steady increases in discretionary consumer spending. Although inflationary pressures and interest-rate volatility may temper short-term demand, discretionary categories, particularly sports, entertainment, and health & wellness, have historically rebounded quickly following macroeconomic slowdowns.
For the Company, discretionary spending directly affects ticket and hospitality purchases, merchandise and digital-content consumption, and subscriptions to its Live Enhanced platform. Corporate marketing budgets, which drive sponsorship and advertising revenue, are also correlated with economic growth and consumer confidence.
Live Sports and Sports Entertainment
The global sports events market was valued at approximately $452.8 billion in 2024 and is projected to reach $687.7 billion by 2030, representing a CAGR of approximately 7.2% from 2025-2030. Industry growth is being driven by rising media-rights valuations, direct-to-consumer streaming models, and the proliferation of short-form and social-first content. Global sports media-rights revenues alone are expected to increase from approximately $57.4 billion in 2024 to approximately $107.1 billion by 2033. These trends support the Company’s focus on high-impact, event formats designed for digital distribution and its integrated media strategy linking athlete storytelling and performance data to audience engagement.
Viewers are increasingly consuming sports across multiple screens and favoring formats that emphasize personality, storytelling, and access. The Enhanced Games model, engineered for world-record performances, athlete narratives, and shareable digital clips, aligns with these shifts. Its modular infrastructure and partnership with major production studios position it to capitalize on the ongoing convergence of sport, entertainment, and social media.
The broader industry trend toward “premium but compact” live experiences also supports the Company’s focus on high-impact, single-evening competitions rather than multi-week tournaments, reducing fixed costs while maintaining audience intensity.
Media Rights and Digital Distribution
As streaming platforms compete for unique content, rights values for emerging sports properties have expanded to record levels, creating opportunities for new entrants that can deliver authentic, data-rich storylines. The Company’s digital-first production model and partnership with leading media and production firms position it to benefit from this shift toward multi-platform distribution.
Telehealth, Digital Health, and Performance Wellness
The global telehealth market was valued at approximately $123.3 billion in 2024 and is projected to reach $455.3 billion by 2030, reflecting a CAGR of approximately 24.7%. The U.S. telehealth segment alone was valued at $42.5 billion in 2024 and is expected to grow at a CAGR of 23.8% through 2030. Growth is being driven by regulatory acceptance of virtual care, rising consumer demand for personalized health management, and integration of wearable and AI-enabled diagnostic technologies. Within this market, the global hormone-replacement and optimization segment is projected to reach $67.0 billion by 2034, expanding at a CAGR of 6.0%. The Company’s Live Enhanced platform, combining licensed clinical delivery through third-party service providers with consumer-facing brand and content, directly targets this high-growth performance-health segment.
Convergence of Sports, Science, and Lifestyle
The Company believes that an overarching industry shift is the blending of athletic performance, scientific validation, and consumer wellness, a convergence that defines the Company’s mission. Audiences increasingly view sport not only as entertainment but as an aspirational reflection of health and capability. Likewise, consumers are adopting science-backed performance products popularized by professional athletes and influencers. The Company believes this convergence provides an opportunity to create a unified brand platform connecting elite competition (through the Enhanced Games) with everyday performance optimization (through the Live Enhanced platform).
Outlook Summary
While periodic economic or market volatility may influence short-term spending and sponsorship demand, long-term structural tailwinds—including digitization of sports consumption, expansion of the telehealth sector, and increasing consumer investment in health and experiential entertainment—support a favorable industry backdrop for the Company. The Company believes its position at the convergence of these sectors provides substantial opportunity for sustainable growth and brand value creation.

Key Financial and Operating Metrics
As a development-stage company with no revenues to date, the Company does not yet monitor traditional financial metrics such as revenue growth, gross margin or operating margin. Management monitors the following indicators to evaluate operating performance and liquidity:
•Net Loss and Operating Expenses. Reflect total operating spend and non-cash charges; used to assess expense discipline and investment priorities.
•Cash Balance and Liquidity. Monitored monthly to ensure adequate runway until anticipated revenues commence after the 2026 Enhanced Games.
•Capital Raised. Includes proceeds from equity and SAFE financings that provide liquidity for operations and strategic initiatives.
Management expects to introduce additional key performance indicators following the launch of the Enhanced Games and Live Enhanced platform, including event viewership metrics, sponsorship revenue per event, and subscriber growth.
Revenue
The Company is a development-stage entity and has not generated any revenues to date. Future revenues are expected to derive primarily from sponsorship, media rights, and content licensing related to the Enhanced Games, and subscription and service fees from the Live Enhanced platform once those operations commence.
General and Administrative Expenses
General and Administrative expenses consist primarily of salaries and benefits for personnel in the Company’s executive, business development, and administrative functions, together with legal fees and expenses for intellectual property and corporate matters, professional fees and expenses for accounting, auditing, tax, and consulting services, insurance costs, travel, and facility-related expenses and other operating costs. General and Administrative expenses are expensed as incurred.
Athlete Expenses
The Company engages athletes under year-round agreements providing athletes contract and training stipends and incentive bonuses enabling them to focus exclusively on their sport.
Marketing Expenses
Marketing expenses represent costs incurred to promote the Company’s brand, events, and initiatives within the global sports and entertainment industry. These expenses include third-party marketing and consulting costs, digital and social-media advertising, content production, and market research activities.
Depreciation
Depreciation expense relates primarily to computer equipment, which is recorded at cost and depreciated using the straight-line method over an estimated three-year useful life.
Interest Income and Other Expense, net
This line item reflects miscellaneous non-operating income and expense, including interest income on cash balances and non-recurring adjustments related to financing and currency transactions. As a development-stage company with limited cash investments, the Company’s interest income has been immaterial to date.

Change in Fair Value of SAFE Liabilities
The Company issued SAFEs in FY23 and FY24 as part of its early-stage financing strategy. During FY24, prior to conversion, the SAFE liabilities were remeasured to their fair values using Level 3 inputs in accordance with ASC 820, and the Company recognized a non-cash change in fair-value loss of $316,145 on these instruments. All outstanding SAFEs converted into Series A-1 preferred shares at $1.65 per share upon the April 5, 2024 equity-financing event, eliminating further fair-value adjustments. The SAFE liabilities issued in 2025 approximated their fair value at December 31, 2025; therefore, there was no change in the fair value in 2025.
Results of Operations
Years ended December 31, 2025 and 2024
The following table shows the principal components of the Company’s results of operations for the years ended December 31, 2025 and 2024, respectively:

	For the Years Ended December 31,
	2025	2024
Operating expenses:
General and administrative	$21,732,936	$4,019,290
Athletes	3,743,219	204,071
Marketing	1,404,324	227,388
Depreciation	8,553	759
Total operating expenses	26,889,032	4,451,508
Loss from operations	(26,889,032)	(4,451,508)
Other income (expenses):
Interest income, net	227,355	68,184
Change in fair value of Simple Agreement for Future Equity liabilities	—	(316,145)
Total other income (expenses), net	227,355	(247,961)
Loss before income taxes	(26,661,677)	(4,699,469)
Net loss and comprehensive loss	$(26,661,677)	$(4,699,469)
Revenue
The Company did not generate revenue during either period. Operations were focused on corporate formation, brand development, and financing activities in advance of commercialization.
General and Administrative Expenses
General and Administrative expenses were $21,732,936 for the year ended December 31, 2025 compared to $4,019,290 for the prior year, an increase of $17,713,646, or 441%, primarily driven by an increase of $6.0 million in salaries, wages, and bonuses attributed to the growth in our headcount, $1.7 million increase in professional and consulting fees associated with games development, strategy, accounting and other professional fees. In addition, the increase for the year ended December 31, 2025, as compared to the prior period is due to an increase of $1.8 million in legal fees associated with a resolved legal matter, an increase of $3.5 million for stock-based compensation grated in 2025 and an increase of $0.8 million in travel costs.
Athlete Expenses
Athlete expenses were $3,743,219 for the year ended December 31, 2025 compared to $204,071 for the prior year, an increase of $3,539,147, or 1,734%, primarily driven by an increase to the number of contracted athletes and their related fees, in 2025 compared to 2024.

Marketing Expenses
Marketing expenses were $1,404,324 for the year ended December 31, 2025 compared to $227,388 for the prior year, an increase of $1,176,936, or 518%, primarily driven by increases of approximately $0.4 million in social media advertising expenses, and $0.6 million in marketing consultants, advisors and production services content.
Depreciation
Depreciation was $8,553 for the year ended December 31, 2025 compared to $759 for the prior year, an increase of $7,794, or 1,027%, primarily driven by depreciation recognized on equipment purchases of $439,223 during 2025.
Interest Income, net
Interest income, net was $227,355 for the year ended December 31, 2025 compared to $68,184 for the prior year, an increase of $159,171, or 233%, primarily driven by higher cash balances during the comparable periods as a result of capital raises; the increase is due to interest income earned during the comparable periods through investment of these higher cash and cash equivalent balances in U.S. Treasury Bills during 2025.
Change in Fair Value of SAFE Liabilities
During 2024, prior to conversion, SAFE liabilities were remeasured resulting in a loss on the change in fair value included in the accompanying consolidated statements of operations and comprehensive loss of $316,145. The SAFE liabilities all converted to equity during 2024, eliminating the need for any further fair value adjustments. The SAFE liabilities issued in 2025 approximated their fair value at December 31, 2025; therefore, there was no change in the fair value in 2025.
Net Loss and Comprehensive Loss
Net loss was $26,661,677 for the year ended December 31, 2025 compared to $4,699,469 for the prior year, an increase of $21,962,208, or 467%, primarily driven by higher operating expenses associated with continued organizational scale-up in 2025 in anticipation of 2026 Enhanced Games.
Liquidity and Capital Resources
Overview
The Company is a development-stage enterprise and has financed operations primarily through the issuance of equity and convertible securities. From inception until the date of this proxy statement/prospectus, the Company has raised approximately $56.9 million through equity and convertible financing through December 31, 2025. For the years ended December 31, 2025 and 2024, the Company had no revenue, and a net loss of $26,661,677 and $4,699,469, respectively. Management concluded that these conditions raised substantial doubt about the Company’s ability to continue as a going concern within one year of the issuance of the financial statements.
The Company expects to continue incurring operating losses for the foreseeable future as it prepares for the inaugural Enhanced Games and invests in the commercialization of its Live Enhanced platform. The Company’s ability to fund its operations depends on successful completion of the Business Combination, the Private Placement Investment, and continued access to the capital markets.

Cash flows
The following table summarizes the Company’s cash flows for the periods indicated:

	Years Ended December 31
	2025	2024
Net cash used in operating activities	$(24,363,702)	$(3,056,335)
Net cash used in investing activities	(439,223)	(2,683)
Net cash provided by financing activities	46,038,277	6,846,500
Cash Flows from Operating Activities
Net cash used in operating activities was $24,363,702 in FY25, compared to $3,056,335 in FY24. The increase primarily reflects the Company’s ramp-up in general and administrative, marketing, and professional-service expenditures as operations expanded from start-up formation to active pre-commercial development. The largest uses of cash during FY25 were legal, accounting, and advisory fees related to the equity financings and corporate structuring; compensation and travel for newly hired management; and payments to marketing vendors supporting brand campaigns for the Enhanced Games and Live Enhanced.
Cash Flows from Investing Activities
Net cash used in investing activities was $439,223 in FY25 and $2,683 in FY24. The increase is primarily due to an increase in purchases of equipment in FY25 as compared to FY24. The Company has no capitalized software or leasehold-improvement expenditures during the periods presented. Future investing cash outflows are expected to increase modestly as the Company acquires additional technology and event-production equipment.
Cash Flows from Financing Activities
Net cash provided by financing activities was $46,038,277 for FY25 compared with $6,864,500 for FY24. The increase resulted primarily an increase of $42.7 million of net proceeds from the issuance of SAFEs and preferred stock in FY25, as compared to FY24, partially offset by payments of offering costs of $3.5 million related to the SPAC transaction.
Debt and Credit Facilities
The Company does not have any debt or credit facilities.
Future Funding Requirements
The Company expects operating cash outflows to increase significantly in 2026 as it:
•scales staffing and infrastructure;
•invests in marketing and content production for the Enhanced Games;
•satisfies contractually obligated expenses in relation to the Enhanced Games;
•advances the Live Enhanced platform; and funds legal, accounting, and compliance costs associated with becoming a public company.

As of December 31, 2025, the Company held $25.3 million in cash and cash equivalents. Management believes this balance, by itself, is not sufficient to fund operations for more than 12 months without additional capital. Management anticipates that proceeds from the Business Combination and the Private Placement Investment would provide working capital through at least 12 months following Closing. Nevertheless, additional funding will be required in the near to intermediate term to fund further development of the business and unforeseen expenses or delays in commercialization are possible. The Company will likely seek to raise capital through additional equity offerings, debt facilities, or strategic partnerships. However, there is no assurance that such offerings, debt, or strategic partnerships will be consummated or available to the Company.
Non-GAAP Financial Measures
This proxy statement/prospectus includes references to certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted Net Income. Because the Company is currently pre-revenue, these measures are presented solely as indicators of metrics management expects to use once revenue commences. They have not been presented for the financial periods covered by this management’s discussion and analysis.
Adjusted EBITDA and Adjusted Net Income are intended to reflect performance excluding items such as interest, taxes, depreciation and amortization, stock-based compensation, and other non-recurring or non-cash charges. These measures are not recognized under GAAP, may differ from similarly titled measures used by other companies, and should not be considered substitutes for GAAP results. When presented in future periods, the Company will provide reconciliations to the most directly comparable GAAP measures, consistent with the requirements of Regulation G and Item 10(e) of Regulation S-K, as applicable.
Contractual Obligations
As of December 31, 2025, the Company had no long-term debt obligations. Contractual commitments consisted primarily of:
•event-production and vendor deposits of approximately $1,947,000, of which, $1,471,000 are paid as of December 31, 2025, related to the 2026 Enhanced Games. As of December 31, 2025, the Company’s total contractual commitments for the event space and portable track system pertaining to the 2026 Enhanced Games, are $3,116,000.
The Company expects future contractual obligations to increase as operations expand and may enter into additional service and sponsorship arrangements, as well as additional equity or debt financing arrangements. Refer to Note 11 of the consolidated financial statements for additional contractual obligations entered into subsequent to December 31, 2025.
Off-Balance Sheet Commitments and Arrangements
The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.
Specifically, the Company:
•has no guarantees or letters of credit issued on behalf of third parties;
•has no unconsolidated entities or special-purpose vehicles that finance its operations or hold assets for its benefit; and
•has no purchase obligations, derivative contracts, or forward commitments other than ordinary-course vendor agreements related to event planning and marketing services.
Management monitors potential exposure arising from pending sponsorship negotiations and vendor letters of intent; however, none of these arrangements represent binding obligations as of December 31, 2025.

Emerging Growth Company Status
Following the Business Combination, the Company expects to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, the Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period.
We expect to remain an emerging growth company until the earlier of (1) the last day of the year (i) following July 29, 2030, which is the fifth anniversary of the effective date of APAD’s IPO registration statement, (ii) in which the Company has total annual gross revenue of at least $1.235 billion, or (iii) in which the Company is deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates equals or exceeds $700.0 million as of the prior June 30, or (2) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Following the Closing, the Company expects to elect to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. The Company expects to elect to continue to utilize the extended transition period. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which the Company remains an emerging growth company.
Smaller Reporting Company Status
Following the Business Combination, the Company expects to be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the Company’s Class A Common Stock held by non-affiliates equaled or exceeded $250 million as of the end of that fiscal year’s second fiscal quarter, or (2) the Company’s annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of the Enhanced Group Class A common stock held by non-affiliates equaled or exceeded $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent the Company takes advantage of such reduced disclosure obligations, it may also make comparison of the Company’s financial statements with other public companies difficult or impossible.

Passive Foreign Investment Company
If the Company were determined to be a PFIC for any taxable year, a U.S. Holder would generally be subject to the unfavorable default tax regime unless such holder makes a timely and effective election to treat the Company as a Qualified Electing Fund (QEF) or a Mark-to-Market (MTM) election. The Company currently does not intend to provide U.S. Holders with the information necessary to make a QEF Election for any taxable year. However, while the Company has not made a commitment to provide such information, it acknowledges that under certain circumstances, such as if it concludes that its PFIC status is definitive for a particular year, or if required by applicable securities laws or listing standards, it may be able to provide the requisite information (including the U.S. Holder’s pro rata share of the Company’s ordinary earnings and net capital gain) to permit U.S. Holders to make a QEF election.
Critical Accounting Estimates
This management’s discussion and analysis of the Company’s financial condition and results of operations is based on the financial statements included in this proxy statement/prospectus, which have been prepared in accordance with US GAAP. The preparation of the Company’s financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. Management’s estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.
The Company believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
Simple Agreements for Future Equity Liabilities
In 2025, immediately prior to the Business Combination, the Company entered an equity private placement, issuing Simple Agreements for Future Equity (“SAFEs”) to investors for an aggregate amount of approximately $40 million. As of December 31, 2025, the Company received approximately $29.7 million of the anticipated $40 million raise. The remaining $10.3 million has not been received as of the date these financial statements are issued and does not represent an unconditional right to payment; however, the Company expects to receive the remaining amount within the first quarter of 2026. Each SAFE entitles investors, upon Closing, to receive Enhanced common shares based on their investment amount, the Company’s post-money valuation cap of $1.2 billion, and fully diluted capitalization. These common shares will then be exchanged for Enhanced Group Class A common stock, reflecting investors’ pro rata ownership. Additionally, SAFE investors will receive one warrant for every two shares acquired, exercisable for two years if the Business Combination closes. If the Business Combination does not close, SAFE investors would become shareholders of Enhanced Ltd.
The Company issued SAFEs in FY23 and FY24 as part of its early-stage financing strategy. The SAFEs convert into equity upon certain events including but not limited to equity financing, liquidity event such as a change of control or IPO, or dissolution event. As of December 31, 2023, $341,999 in SAFEs were outstanding, with an additional $899,999 issued before the Series A-1 financing on April 5, 2024. All outstanding SAFEs converted into Series A-1 preferred shares at a conversion price of $1.65 per share upon the Company’s equity financing on April 5, 2024.
The SAFEs are recorded as a liability in the consolidated balance sheet and the Company records subsequent changes in fair value in changes in fair value of SAFEs in the statements of operations and comprehensive loss. Debt issuance costs related to the SAFEs are expensed in the period incurred.

Fair Value of Financial Instruments
The Company estimated the fair value of the warrants, and its exercise price of $0.01 per share, using the Black-Scholes option-pricing model. This model requires the use of assumptions to determine the fair value, including:
•Expected Term—The expected term represents the period that the warrants are expected to be outstanding. The warrants were eligible to be exercised, in whole or in part, at any time for up to 90 days following the issue date.
•Expected Volatility—The Company uses an average historical stock price volatility of comparable public companies that were deemed to be representative of future stock price trends and is approximately 85%.
•Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the awards. The risk-free rate for the expected term of the warrants was approximately 4.3%.
•Expected Dividend— The Company has never paid dividends on our common stock and have no plans to pay dividends on our common stock. Therefore, the Company used an expected dividend yield of zero.
On April 9, 2025, the investor exercised the warrants, providing $2,332 in additional cash consideration, resulting in the issuance of 233,183 common shares.
Fair Value of Common Stock
Given the absence of a public trading market for the Company’s common stock, the Company utilized methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants’ Practice Aid: Valuation of Privately Held Company Equity Securities Issued as Compensation to estimate the fair value of its common stock. In determining the fair value, a number of objective and subjective factors were considered, which include factors such as: contemporaneous valuations performed by independent third-party specialists; the prices at which the Company sold shares of its convertible preferred stock to outside investors in arms-length transactions, and the superior rights, preferences, and privileges of the convertible preferred stock relative to the common stock at the time of each sale; the progress of the Company’s business strategy; external market and other conditions affecting the industry.
Stock-Based Compensation Expense
The Company measures stock-based awards granted to employees and non-employees based on the fair value on the date of the grant and recognizes stock-based compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. The Company applies the straight-line method of expense recognition to all awards with only service-based vesting conditions. The Company accounts for forfeitures as they occur.
The Company estimates the fair value of each stock option grant on the date of grant using the Black-Scholes option pricing model. This model requires the use of assumptions to determine the fair value of stock-based awards, including:
•Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term, due to the limited history to estimate expected term, which is based on the average of the time-to-vesting and the contractual life of the options.
•Expected Volatility—The Company uses an average historical stock price volatility of comparable pre-revenue public companies that were deemed to be representative of future stock price trends. The Company continues to utilize comparable public companies as part of this process as there is not sufficient trading history for the common stock. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of the Company’s stock price becomes available.

•Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the awards.
•Expected Dividend—The Company has never paid dividends on common stock and have no plans to pay dividends on the common stock. Therefore, the Company used an expected dividend yield of zero.
Convertible Preferred Stock and Issuance Costs
The Company’s convertible preferred stock has been classified as temporary equity in the Company’s balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company’s convertible preferred stock issuance costs of $0.1 million for Series B and $0.1 million for Series A incurred within the years ended December 31, 2025 and 2024, respectively, are treated as a reduction in proceeds and recorded as a reduction to the carrying value of the convertible preferred stock.
Accrued Expenses
As part of the process of preparing financial statements, management is required to estimate accrued expenses. This process involves identifying services that have been performed on the Company’s behalf and estimating the level of services performed and the associated costs incurred for such services where the Company has not yet been invoiced or otherwise notified of actual cost.
In accruing service fees, management estimates the time period over which services will be provided and the level of effort in each period. If the actual timing of the provision of services or the level of effort varies from the estimate, the Company adjusts the accrual accordingly. In the event that management does not identify costs that have been incurred or it under or overestimates the level of services performed or the costs of such services, its actual expenses could differ from such estimates. The date on which some services commence, the level of services performed on or before a given date and the cost of such services can be subjective determinations. Management prepares its estimates based on the facts and circumstances known to it at the time.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
A valuation allowance is recorded against deferred tax assets when, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position. Income tax amounts are therefore recognized for all situations where the likelihood of realization is greater than 50%. Changes in recognition or measurement are reflected in income tax expense in the period in which the change in judgment occurs. Accrued interest expense and penalties related to uncertain tax positions are recorded in income tax expense.
Recently Issued Accounting Pronouncements
Refer to notes to the consolidated financial statements for disclosure of Recently Issued Accounting Pronouncements included elsewhere in this proxy statement/prospectus.

Recently Adopted Accounting Pronouncements
Refer to notes to the consolidated financial statements for disclosure of Recently Adopted Accounting Pronouncements included elsewhere in this proxy statement/prospectus.

MANAGEMENT OF ENHANCED GROUP FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information concerning the persons who are expected to serve as directors and executive officers of Enhanced Group following the Closing and assuming the election of the nominees at the extraordinary general meeting as set forth in “Director Election Proposal”. Unless the context otherwise requires, all references in this section to “we,” “us,” or “our,” refer to Enhanced Group subsequent to the consummation of the Business Combination.

Name	Age	Position(s)
Executive Officers
Maximilian Martin	29	Chief Executive Officer and Director
Siddhartha Banthiya	48	Chief Financial Officer and Director
Rick Adams	62	Chief Sporting Officer
Chris Jones	51	Chief Communications Officer
Emily Tabak	48	Chief Legal Officer
Non-Employee Directors
Christian Angermayer	47	Director, Chairman of the Board of Directors
James J. Murren	64	Director
Dr. Juliette Han	42	Director
Anthony D. Eisenberg	43	Director
James Simpson	34	Director
Executive Officers
Maximilian Martin co-founded Enhanced and has served in various roles since its inception, including Chief Strategy Officer, Deputy President and, currently, as CEO. Maximilian will serve as CEO and Director of Enhanced Group following the Business Combination. From 2020 until 2023, Maximilian served as the CEO and Co-Founder of Bitfield, a bitcoin-mining company that owned and operated large-scale bitcoin-mining infrastructure, which was acquired by the Northern Data Group. Before this, Maximilian worked for Morgan Stanley in Technology Investment Banking. Maximilian holds a B.Sc. International Business Administration from the Frankfurt School of Finance & Management.
Siddhartha Banthiya has served as CFO of Enhanced since November 2025. Siddhartha brings more than two decades of experience in finance, capital raising, strategic operations and high-growth consumer businesses. Prior to joining Enhanced, Siddhartha held various leadership roles at tech-enabled companies, including the Head of Corporate Development at TMRW Life Sciences, CFO and Chief Strategy Officer at Milk Bar, and senior corporate development roles at Blue Apron. Siddhartha also spent more than ten years in investment banking at firms including Credit Suisse, UBS and Jefferies, where he focused on mergers and acquisitions, and equity and debt financing for high-growth companies, including in the technology and Latin American markets. Siddhartha has acted as an investor, advisor, and board member. Siddhartha holds a B.A. in Neuroscience from University of Pennsylvania and an M.B.A from the University of Texas, McCombs School of Business.
Rick Adams has served as Chief Sporting Officer of Enhanced and has been with Enhanced since August 2024. In this role, Rick is responsible for overseeing the Company’s global sporting strategy, athlete engagement, and performance initiatives. Rick previously served as Chief of Sport Operations of the USOPC, where he led the organization’s sport performance, athlete services, and National Governing Body relations. During his tenure with the USOPC, he has also served as Chief of Sport Performance and NGB Services and as Chief of Paralympic Sport. Prior to joining the USOPC, Rick was CEO of USA Weightlifting and President and CEO of the East Coast Hockey League. Rick holds a J.D. from Rutgers Law School.
Chris Jones has served as Chief Communications Officer of Enhanced since November 2025. In this role, Chris leads the Company’s global communications, media relations, and corporate reputation strategy. Prior to joining Enhanced, Chris has had a long career in senior communications roles at a variety of companies including, most recently, Vice President Communications at FanDuel, Chief Communications Officer at IPG Mediabrands, Chief Marketing Officer at Sizmek, and Senior Vice President, Marketing Communications at MDC Media Partners. Chris holds an MBA from Pace University and a Bachelor of Business Administration and Management from the University of Virginia.
Emily Tabak has served as our Chief Legal Officer since joining Enhanced in December 2025. From October 2022 to December 2025, Emily was General Counsel at Vivid Seats (NASDAQ: SEAT), where she led the Legal, Government Affairs and Public Relations and Communications functions. From January to July 2022, she served as General Counsel at Datto, Inc. (NASDAQ: MSP), a security and cloud-based software solutions provider. From December 2020 to January 2022, Emily served as Deputy General Counsel and Corporate Secretary at Coupang, Inc. (NYSE: CPNG). From 2016 to December 2020, she served in various leadership positions at Nielsen Holdings, Inc. (NYSE: NLSN), most recently as Deputy Chief Legal Officer. From 2014 to 2016, Emily worked in the legal department at American Express Company (NYSE: AXP). Emily began her legal career at Simpson Thacher & Bartlett LLP. Emily is a graduate of Harvard University and the University of Virginia School of Law.
Non-Employee Directors
Christian Angermayer has over two decades of experience as an entrepreneur, investor and strategic operator in the life sciences, technology, fintech, crypto and alternative-health sectors. He is the Founder of Apeiron, a private investment firm and family office with multi-billion-dollar assets under management and global operations across London, New York, Abu Dhabi and Berlin. He is also the Co-Founder and Chairman of atai Life Sciences (NASDAQ: ATAI), a biotechnology company developing treatments for mental-health disorders and other conditions through novel mechanisms including psychedelics and longevity medicine. Earlier in his career, Christian co-founded the biotech company Ribopharma AG, which merged into Alnylam Pharmaceuticals. He holds a strong track record of founding and investing in multiple unicorns and high-growth companies, and brings to the Company leadership in capital markets transactions, strategic investment sourcing and the build-out of disruptive platforms.
James J. Murren is a seasoned executive with deep experience in global hospitality, gaming and entertainment infrastructure. He served as Chairman and CEO of MGM Resorts International from December 2008 through his transition announced in February 2020, following a 22-year tenure at the company beginning in 1998. Prior to joining MGM, Jim spent more than a decade on Wall Street as a securities analyst and investment-banker, earning the Chartered Financial Analyst designation in 1991. During his MGM leadership, he oversaw the company’s major expansion projects including the creation of the CityCenter mixed-use resort in Las Vegas, significant global development and the enhancement of MGM’s sustainability, diversity and inclusion platforms. Jim holds a Bachelor of Arts degree from Trinity College in Connecticut, where he studied art history and urban studies. He is currently engaged in a variety of leadership roles, serving as Chair of the General Commercial Gaming Regulatory Authority in the United Arab Emirates, Chair and CEO of the Ritz-Carlton Yacht Collection, and co-founder of the Nevada Cancer Institute.
Dr. Juliette Han has served as Chief Financial and Operating Officer of Cambrian Biopharma since February 2020, as the organization scaled from seed to Series C funding through numerous strategic transactions and pipeline programs. She has overseen capital formation and investor relations and has built institutional-grade finance and operations infrastructure across multiple jurisdictions. From 2018 to February 2020, Dr. Han served as Chief of Staff to the Chief Executive Officer and Chief Investment Officer overseeing private investments at Two Sigma Investments, a quantitative investment firm, where she led fund-wide strategic planning and assisted in coordinating and overseeing investment committee operations. From 2016 to 2018, Dr. Han served as Chief of Staff to the Chief Operating Officer, People, at Citadel LLC, a multinational hedge fund, where she drove enterprise-wide people strategy and led HR data and automation transformation while enabling substantial year-over-year headcount growth. Prior to this, Dr. Han was employed by McKinsey & Company as Chief of Staff to Managing Partner for McKinsey New Ventures and as a Senior Engagement Manager focusing on innovation and growth initiatives. Dr. Han currently serves as a board member of Rapalogix Inc. and Tornado Therapeutics Inc., private biotechnology companies. She also serves as Adjunct Professor of Finance at Columbia Business School, as an advisor to the Harvard Medical School Division of Medical Sciences, and as an advisor at Quantitative Life Sciences Technologies, LLC. Dr. Han holds a Ph.D. in Neuroscience from Harvard University Medical School, Division of

Medical Sciences, an M.S. in Physiological Sciences from the University of California Los Angeles and a B.S. in Neuroscience and Physiological Science from the University of California Los Angeles.
Anthony D. Eisenberg is a highly accomplished dealmaker, private markets investor, and attorney with a distinguished career spanning finance and the law. He is currently the CEO of American Drive Acquisition Corp. Additionally, Anthony is a founding partner of Palo Santo, a $50 million venture capital firm specializing in innovative mental health treatments. Previously, he served on the Board of Directors of NASDAQ-listed biotechnology company AbPro (ABP), where he chaired both the Audit and Compensation Committees. Beyond these roles, Anthony also produced the Broadway Theatrical Production “Take A Banana For The Ride” staring Jeff Ross and also sits on the boards of Apeiron Acquisition Company (NASDAQ), Silver Pegasus Acquisition Corporation (NASDAQ) and the U.S. based music royalty company Record. He was formerly the Chief Strategic Officer and a Board Member for NASDAQ listed special purpose acquisition companies Atlantic Coastal Acquisition I and II (ACAH and ACAB). Anthony holds a JD from the University of Michigan an an MBA from Georgetown University, as well as an undergraduate degree with honors from the University of Miami. Anthony is a member of the Bar of the State of New York. He is an active leader and contributor to several organizations, serving on the boards of the University of Michigan Institute for Depression, and Education Reform Now.
James Simpson has served as General Counsel of Apeiron since 2024. In this role, he oversees Apeiron’s global legal, compliance, and governance functions and advises on corporate transactions, mergers and acquisitions, and regulatory matters. Previously, James was an attorney at Sullivan & Cromwell LLP, where he maintained a broad corporate, finance, and governance practice representing global clients in capital markets, M&A, finance and securities law matters. James holds a J.D./LL.M. from Duke University School of Law and a B.A. in history and English from Wake Forest University.
Corporate Governance
After the Business Combination, Enhanced Group will structure its corporate governance in a manner that it believes will align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance will include:
•Enhanced Group expects to have independent director representation on our audit committee immediately following Closing;
•at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and
•Enhanced Group expects to implement a range of other corporate governance practices, including implementing a director education program.
Board and Board Committees
After the Business Combination, the Enhanced Group Board will direct the management of its business and affairs, as provided by Texas law, and conduct its business through meetings of the board of directors and standing committees. We expect that our board of directors will affirmatively determine that James J. Murren, Dr. Juliette Han and Anthony D. Eisenberg are independent directors within the meaning of the NYSE listing standards. Effective upon Closing, the Enhanced Group Board will have three standing committees. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.
As a “controlled company” pursuant to the NYSE listing standards, we will be exempt from certain NYSE governance requirements that would otherwise apply to the composition and function of the Enhanced Group Board, and we intend to avail ourselves of such exemptions, in whole or in part, for so long as Apeiron and its affiliates continue to hold a majority of the voting power of our outstanding common stock. For example, we will not be required to comply with certain rules that would otherwise require, among other things, (i) the Enhanced Group Board to have a majority of independent directors, (ii) the compensation of our executive officers to be determined by a majority of the independent directors or a committee of independent directors, and (iii) director nominees to be selected or recommended either by a majority of the independent directors or a committee of independent directors. We intend initially to partially utilize these exemptions such that neither our nomination and governance committee nor our compensation committee will be fully comprised of independent directors.
If we cease to be a “controlled company” and shares of Enhanced Group Class A common stock continue to be listed on NYSE, we will be required to comply with these standards and, depending on the Enhanced Group Board’s independence determination with respect to its then-current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.
Audit Committee
Enhanced Group’s audit committee is expected to be responsible for, among other things:
•appointing, compensating, retaining, evaluating, terminating and overseeing Enhanced Group independent registered public accounting firm;
•discussing with Enhanced Group’s independent registered public accounting firm their independence from management;
•reviewing, with Enhanced Group’s independent registered public accounting firm, the scope and results of their audit;
•approving all audit and permissible non-audit services to be performed by Enhanced Group’s independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and Enhanced Group’s independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
•overseeing Enhanced Group’s financial and accounting controls and compliance with legal and regulatory requirements;
•reviewing Enhanced Group’s policies on risk assessment and risk management;
•reviewing related person transactions; and
•establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Upon Closing, Enhanced Group’s audit committee will consist of James J. Murren, Dr. Juliette Han and Anthony D. Eisenberg with James J. Murren serving as Chairperson. Rule 10A-3 of the Exchange Act and NYSE rules require that our audit committee be composed entirely of independent members. Enhanced Group’s board of directors will affirmatively determine that each member of Enhanced Group’s audit committee meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. Each member of Enhanced Group’s audit committee will also meet the financial literacy requirements of NYSE listing standards and [          ] will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Enhanced Group’s board of directors will adopt a written charter for the audit committee, which will be available on Enhanced Group’s corporate website upon the completion of the Business Combination. The information on any of Enhanced’s or A Paradise’s respective websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Nominating and Corporate Governance Committee
Enhanced Group’s nominating and corporate governance committee will be responsible for, among other things:
•identifying individuals qualified to become members of the Enhanced Group Board, consistent with criteria approved by the Enhanced Group Board as set forth in our corporate governance guidelines;

•annually reviewing the committee structure of the Enhanced Group Board and recommending to the Enhanced Group Board the directors to serve as members of each committee; and
•developing and recommending to the Enhanced Group Board a set of corporate governance guidelines.
Upon Closing, Enhanced Group’s nominating and corporate governance committee will consist of James Simpson and Anthony D. Eisenberg with James Simpson serving as Chairperson. The Enhanced Group Board will adopt a written charter for the nominating and corporate governance committee, which will be available on Enhanced Group’s corporate website upon the completion of the Business Combination. The information on any of Enhanced’s or A Paradise’s respective websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation Committee
Enhanced Group’s compensation committee will be responsible for, among other things:
•reviewing and approving, or recommending that the Enhanced Group Board approve, the compensation of our CEO and other executive officers;
•making recommendations to the Enhanced Group Board regarding director compensation; and
•reviewing and approving incentive compensation and equity-based plans and arrangements and making grants of cash-based and equity-based awards under such plans.
Upon Closing, Enhanced Group’s compensation committee will consist of James Simpson and Dr. Juliette Han with James Simpson serving as Chairperson. The Enhanced Group Board will adopt a written charter for the compensation committee, which will be available on Enhanced Group’s corporate website upon the completion of the Business Combination. The information on any of Enhanced’s or A Paradise’s respective websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Risk Oversight
Upon Closing, one of the key functions of the Enhanced Group Board will be informed oversight of our risk management process. The Enhanced Group Board may in the future form a standing risk management committee; however, until any such committee is formed, the Enhanced Group Board will administer this oversight function directly through the Enhanced Group Board as a whole, as well as through various standing committees of the Enhanced Group Board that address risks inherent in their respective areas of oversight. For example, our audit committee will be responsible for overseeing the management of risks associated with our financial reporting, accounting, and auditing matters, and our compensation committee will oversee the management of risks associated with our compensation policies and programs. We believe the Enhanced Group’s administration of its risk oversight function will not negatively affect its leadership structure.
Code of Business Conduct and Ethics
Prior to the completion of the Business Combination, we expect to adopt a Code of Conduct that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Code of Conduct will be posted on our corporate website upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the Code of Conduct. The information on any of Enhanced’s or A Paradise’s respective websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation of Directors and Officers
Following the Closing, we intend to develop an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of Enhanced. Decisions on the executive compensation program are expected to be made by the board of directors.

EXECUTIVE COMPENSATION
The following tables reflect historical information regarding the compensation of each individual who served as our principal executive officer in fiscal year 2025, our two other most highly compensated executive officers as of December 31, 2025 and one other individual who would have been one of the most highly compensated executive officers but for the fact he was no longer serving as an executive officer as of December 31, 2025, for services rendered for the years ended December 31, 2025 and 2024. These individuals are referred to as our NEOs.
2025 Summary Compensation Table

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Maximilian Martin	2025	—	252,000	—	2,075,412			393,278	2,720,690
Chief Executive Officer, Director	2024	—	—	—	—	—	—	360,000	360,000
Siddhartha Banthiya (1) Chief Financial Officer	2025	110,160	36,000	—	532,800	—	—	—	678,960
Rick Adams (1) Chief Sporting Officer	2025	285,000	189,000	—	532,800	—	—	75,000	1,081,800
Alex Lopez (1) Chief Brand Officer	2025	210,000	99,000	—	532,800	—	—	—	841,800
Dirk Struycken	2025	—	204,545	—	410,441			388,800	1,003,786
General Counsel	2024	—	—	—	—	—	—	297,328	297,328
Aron D’Souza	2025	159,859	37,000	—	—	—	—	132,778	329637
Former President, Former Director	2024	—	—	—	—	—	—	370,000	370,000
__________________
(1)Principal position refers to the year ended December 31, 2025 only. Messrs. Banthiya, Adams and Lopez first became NEOs in fiscal year 2025, and therefore only their 2025 compensation is included in the 2025 Summary Compensation Table. Mr. D’Souza ceased providing services to Enhanced as a director and employee on September 4, 2025, but he thereafter continued to be available to the Company for the provision of consulting services. Mr. Lopez ceased providing services to Enhanced on February 9, 2026.
(2)For more information regarding bonuses earned in fiscal year 2025, see the section entitled “Narrative Disclosure to 2025 Summary Compensation Table—Base Salary and Incentives—Bonus Compensation.”
(3)The amounts in this column represent the grant date fair value of Enhanced Options granted in the applicable fiscal year determined in accordance with ASC Topic 718. The assumptions used by the Company in calculating these amounts are described in note 7 to the financial statements of Enhanced for fiscal year 2025 on page F-42. These amounts do not reflect the actual economic value that will be realized by our NEOs upon the vesting, exercise, or sale of the Enhanced common shares underlying such awards.
(4)The amounts in this column for 2025 include the following: for Mr. Martin, director remuneration ($360,000) and relocation benefits ($33,278); for Mr. Adams, consulting fees ($75,000); for Mr. Struycken, consulting fees ($388,800); and for Mr. D’Souza, director remuneration ($92,500) and consulting fees ($40,278).
Narrative Disclosure to 2025 Summary Compensation Table
During all or a portion of fiscal year 2025, each of our NEOs served in non-employee capacities for Enhanced. Mr. Martin served as a director for all of fiscal year 2025 and will commence employment on February 1, 2026. Mr. D’Souza served as an employee from April 1, 2025 to September 4, 2025 and as a director until September 8, 2025. Mr. D’Souza thereafter ceased to be an executive officer, but he continued to provide services to the Company as an independent contractor pursuant to a consulting agreement which commenced on September 4, 2025. Mr. Struycken served as an independent contractor for all of fiscal year 2025. Mr. Adams served as an independent contractor until commencing employment on March 16, 2025. Mr. Lopez served as an independent contractor from February 12, 2025 until he commenced employment on June 2, 2025. Mr. Lopez ceased providing services to Enhanced on February 9, 2026.
Director Remuneration and Consultant Fees
Messrs. Martin’s and D’Souza’s fiscal year 2025 compensation includes the director remuneration ($360,000 in the case of Mr. Martin and $92,500 in the case of Mr. D’Souza) attributable to their director service in fiscal year 2025.

Following the cessation of his service as an employee on September 4, 2025, Mr. D’Souza provided services to Enhanced in fiscal year 2025 as an independent contractor pursuant to a consulting agreement. Under this agreement, he is entitled to $125,000 for twelve months, payable in quarterly installments, and he bore his own expenses (other than reimbursement for reasonable business travel expenses). If Enhanced or Mr. D’Souza terminate the consulting arrangement prior to September 4, 2026, Mr. D’Souza will be entitled to any then-unpaid portion of his consulting fees.
Mr. Struycken provided services to Enhanced in fiscal year 2025 as an independent contractor pursuant to a consulting agreement. Under this agreement, he was paid a per-day consulting fee subject to a monthly cap, and he bore his own expenses (other than reimbursement for reasonable business travel expenses). The amounts reported for Mr. Struycken in the 2025 Summary Compensation Table include the aggregate consulting fees earned during 2025, whether paid or accrued.
Mr. Adams provided services to Enhanced in fiscal year 2025 as an independent contractor pursuant to a consulting agreement until commencing employment on March 16, 2025. Under this agreement, he was paid a per-day consulting fee subject to a monthly cap, and he bore his own expenses (other than reimbursement for reasonable business travel expenses). The amounts reported for Mr. Adams in the 2025 Summary Compensation Table include the aggregate consulting fees earned during 2025, whether paid or accrued.
Mr. Lopez provided services to Enhanced in fiscal year 2025 as an independent contractor providing services pursuant to a consulting agreement beginning February 12, 2025 until commencing employment on June 2, 2025. Under this agreement, he was paid a per-day consulting fee subject to a monthly cap, and he bore his own expenses (other than reimbursement for reasonable business travel expenses). The amounts reported for Mr. Lopez in the 2025 Summary Compensation Table include the aggregate consulting fees earned during 2025, whether paid or accrued.
Offer Letters
Enhanced has provided offer letters to certain of the NEOs with respect to their employment, the material terms of which are described below.
Siddhartha Banthiya. Enhanced provided Mr. Banthiya with an offer letter, dated as of August 27, 2025, in connection with the commencement of his employment. The offer letter provides for an annual base salary of $350,000, an annual bonus of up to 30% of annual base salary ($105,000), and eligibility to receive employee benefits such as health, dental, vision, 401k, long and short-term disability plus life insurance. The offer letter also provides for a one-time grant of Enhanced Options, which is described below under “—Prior Plan Awards.”
Rick Adams. Enhanced provided Mr. Adams with an offer letter, dated as of March 16, 2025, in connection with the commencement of his employment. The offer letter provides for an annual base salary of $360,000, an annual bonus of up to 30% of annual base salary ($108,000), and eligibility to receive employee benefits such as health, dental, vision, 401k, long and short-term disability plus life insurance. The offer letter also provides for a one-time grant of Enhanced Options, which is described below under “—Prior Plan Awards.”
Alex Lopez. Enhanced provided Mr. Lopez with an offer letter, dated as of May 28, 2025, in connection with the commencement of his employment. The offer letter provides for an annual base salary of $360,000, an annual bonus of up to 30% of annual base salary ($108,000), and eligibility to receive employee benefits such as health, dental, vision, 401k, long and short-term disability plus life insurance. The offer letter also provides for a one-time grant of Enhanced Options, which is described below under “—Prior Plan Awards.”
Base Salary and Incentives
Base Salary. Base salary represents the fixed portion of an NEO’s compensation and is intended to provide compensation for expected day-to-day performance. Salaries are reviewed periodically and may be increased based on a number of factors, including the assumption of additional responsibilities and other factors that demonstrate an NEO’s increased value to Enhanced and review of competitive market data. Mr. Martin was not an employee and was not paid a base salary for any portion of 2025. The annual base salaries for Messrs. Banthiya, Adams and Lopez were established by their offer letters in connection with their commencement of employment in fiscal year 2025.

For Mr. D’Souza, the Enhanced Board approved an annual base salary of $370,000 in connection with the commencement of his employment on April 1, 2025 (the same rate as his prior director remuneration).
Bonus Compensation. In order to reward the NEOs for the achievement of performance objectives, Enhanced may award bonuses as approved by the Enhanced Board. For fiscal year 2025, the Enhanced Board approved the following bonuses for the NEOs: $252,000 for Mr. Martin; $36,000 for Mr. Banthiya; $189,000 for Mr. Adams; $99,000 for Mr. Lopez; $204,545 for Mr. Struycken; and $37,000 for Mr. D’Souza.
Prior Plan Awards. In fiscal year 2025, Enhanced granted Enhanced Options to certain of the NEOs pursuant to the Prior Plan. The number of Enhanced common shares underlying the Enhanced Options initially received by the applicable NEOs are: 292,147 for Mr. Martin; 75,000 for Mr. Banthiya; 75,000 for Mr. Adams; 75,000 for Mr. Lopez; and 57,776 for Mr. Struycken. The Enhanced Options received by the applicable NEOs vest monthly over a four-year period from the applicable vesting commencement date, subject to a one-year cliff, provided that the applicable NEO continues to provide services to Enhanced. The initial vesting commencement date for each of the applicable NEOs was: August 1, 2025 for Mr. Martin; August 27, 2025 for Mr. Banthiya; August 2, 2024 for Mr. Adams; May 28, 2025 for Mr. Lopez; and March 25, 2024 for Mr. Struycken. The Enhanced Options granted to the NEOs have a 10-year term and are subject to the terms and conditions of the Prior Plan and the applicable award agreements. On February 8, 2026, Mr. Martin forfeited certain of his Enhanced Options with respect to 23,226 Enhanced common shares and the vesting commencement date for his remaining Enhanced Options was amended to October 29, 2025. In connection with Mr. Lopez’s cessation of services to Enhanced on February 9, 2026, his Enhanced Options were amended such that one-quarter (18,750) vested on such date, and his remaining Enhanced Options were forfeited pursuant to their existing terms.
Benefits: Our NEOs who are serving as U.S. employees receive health insurance, life insurance, disability benefits and, generally, other similar benefits in the same manner as our other employees in the U.S. In addition, Mr. Martin received relocation benefits worth $33,000 in fiscal year 2025.
Outstanding Equity Awards at December 31, 2025

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Maximilian Martin	—	292,147(1)	—	9.32	10/29/2035	—	—	—	—
Siddhartha Banthiya	—	75,000(1)	—	9.32	10/29/2035	—	—	—	—
Rick Adams	25,000(1)	50,000(1)	—	9.32	10/29/2035	—	—	—	—
Alex Lopez	—	75,000(1)	—	9.32	10/29/2035	—	—	—	—
Dirk Struycken	25,277(1)	32,499(1)	—	9.32	10/29/2035	—	—	—	—
Aron D’Souza	—	—	—	—	—	—	—	—	—
__________________
(1)These amounts reflect Enhanced Options that vest monthly over a four-year period from the applicable vesting commencement date, subject to a one-year cliff. The initial vesting commencement date for each of the applicable NEOs was: August 1, 2025 for Mr. Martin; August 27, 2025 for Mr. Banthiya; August 2, 2024 for Mr. Adams; May 28, 2025 for Mr. Lopez; and March 25, 2024 for Mr. Struycken. On February 8, 2026, Mr. Martin forfeited certain of his Enhanced Options with respect to 23,226 Enhanced common shares and the vesting commencement date for his remaining Enhanced Options was amended to October 29, 2025. In connection with Mr. Lopez’s cessation of services to Enhanced on February 9, 2026, his Enhanced Options were amended such that one-quarter (18,750) vested on such date, and his remaining Enhanced Options were forfeited pursuant to their existing terms.

Equity Grant Policies
Following the Business Combination, we expect to consider our policies and practices with respect to the grant of stock options and other equity incentive awards in relation to the disclosure of material non-public information.
Equity Incentive Plans to be Adopted in Connection with the Business Combination
Omnibus Incentive Plan
In connection with the Business Combination, the Company is proposing to approve and adopt the Omnibus Incentive Plan, the purpose of which is to help the Company (i) attract, retain and motivate key employees (including prospective employees), non-employee directors and consultants, (ii) align the interests of such persons with the Company’s shareholders and (iii) promote ownership of the Company’s equity. Upon approval of the Omnibus Incentive Plan and the consummation of the Business Combination, the Prior Plan will be terminated, and no new awards may be granted under the Prior Plan after such date. For a further discussion with respect to the Omnibus Incentive Plan, see the section entitled “Omnibus Incentive Plan Proposal”.
Founder Plan
In connection with the Business Combination, the Company is also proposing to approve and adopt the Founder Plan on similar terms to the Omnibus Incentive Plan, pursuant to which certain “founders”, including Mr. Martin, may receive equity-based awards. For a further discussion with respect to the Founder Plan, see the section entitled “Founder Plan Proposal”.
Employee Share Purchase Plan to be Adopted in Connection with the Business Combination
In connection with the Business Combination, the Company is proposing to adopt the ESPP, the purpose of which is to provide an opportunity for eligible employees of the Company and its designated subsidiaries or affiliates to purchase shares of Enhanced Group Class A common stock at a discount through voluntary contributions. The Company intends for offerings under the ESPP to qualify as an “employee stock purchase plan” under Section 423 of the Code, though the Board or applicable committee thereof may also authorize the grant of rights under offerings of the ESPP that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, appendices, or sub-plans adopted for such purpose. For a further discussion with respect to the ESPP, see the section entitled “ESPP Proposal”.

DIRECTOR COMPENSATION
In fiscal year 2025, Enhanced did not provide compensation to directors for their services as a director other than as included in the 2025 Summary Compensation Table for Messrs. D’Souza and Martin and discussed in the section entitled “Executive Compensation—Narrative Disclosure to 2025 Summary Compensation Table – Director Remuneration and Consultant Fees.”

Director Compensation Program to be Adopted Following the Business Combination
Following the Closing, the Company may adopt a director compensation policy to govern the compensation of members of the Enhanced Group Board, effective as of or following the Closing. If adopted, the new director compensation policy may provide for annual cash retainers and/or certain equity-based awards that will be granted following the Closing.

BENEFICIAL OWNERSHIP OF SECURITIES
SECURITY OWNERSHIP OF A PARADISE SECURITIES BEFORE THE BUSINESS COMBINATION
The following table sets forth information regarding the beneficial ownership of our ordinary shares before the consummation of the Business Combination by:
•each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by A Paradise to be the beneficial owner of more than 5% of our ordinary shares as of [January 31, 2026] (pre-Business Combination) or upon Closing;
•each of A Paradise’s executive officers and directors; and
•all of A Paradise’s current executive officers and directors as a group.
As of the Record Date, A Paradise had 20,600,000 Class A ordinary shares and 6,666,667 Class B ordinary shares issued and outstanding. Under the terms of the APAD BVI Charter, only the holders of the A Paradise Class B ordinary shares are entitled to vote on the Director Election Proposal and the Domestication Proposal. On all other matters to be voted upon, holders of A Paradise Class A ordinary shares and A Paradise Class B ordinary shares vote together as a single class. The A Paradise Class B ordinary shares will convert into A Paradise Class A ordinary shares on a 1:1 basis upon closing of the Business Combination, or earlier at the option of the holder on a one-for-one basis.

Name and address of Beneficial Owners(1)	Number of A Paradise Class B Ordinary Shares Beneficially Owned	% of A Paradise Class B Ordinary Shares	Number of A Paradise Class A Ordinary Shares Beneficially Owned	% of A Paradise Class A Ordinary Shares	Number of total outstanding A Paradise Ordinary Shares	% of total outstanding A Paradise Ordinary Shares
Directors and Executive Officers
Claudius Tsang	6,666,667	100.0%	400,000	1.9%	7,066,667	25.9%
Ashley Bancroft	—	—	—	—	—	—
Nathan Pau	—	—	—	—	—	—
Tracy Hui Yin Choi	—	—	—	—	—	—
All executive officers and directors as a group (4 individuals)	6,666,667	100.0%	400,000	1.9%	7,066,667	25.9%
5% Shareholders
A SPAC IV (Holdings) Corp. (3)	6,666,667	100.0%	400,000	1.9%	7,066,667	25.9%
Glazer Capital, LLC (4)	—	—	1,174,355	5.7%	1,174,355	4.3%
Linden Capital L.P. (5)	—	—	1,200,000	5.8%	1,200,000	4.4%
Tenor Capital Management Company, L.P. (6)	—	—	1,200,000	5.8%	1,200,000	4.4%
_________________
(1)Unless otherwise noted, the business address of each of the following entities or individuals is 29/F, The Sun’s Group, 200 Gloucester Road, Wan Chai, Hong Kong.
(2)A SPAC IV (Holdings) Corp. intends to transfer (i) an aggregate of 60,000 of its founder shares, or 20,000 each to our three independent non-executive directors and (ii) an aggregate of 25,000 of its founder shares to our advisor, at the consummation of an initial business combination.
(3)Shares held by the Sponsor include (i) 400,000 Class A ordinary shares underlying the A Paradise private units it holds, and (ii) 6,666,667 A Paradise Class B ordinary shares which will convert into A Paradise Class A ordinary shares upon closing of the Business Combination. The Sponsor also holds 400,000 A Paradise private placement rights, which will convert into 50,000 A Paradise Class A ordinary shares upon closing of the Business Combination. Mr. Claudius Tsang has voting and dispositive power over the securities held of record by A SPAC IV (Holdings) Corp.
(4)Pursuant to the schedule 13G filed by the reporting person dated November 13, 2025, the A Paradise Class A ordinary shares are beneficially owned by Glazer Capital. Each of Glazer Capital, LLC and Paul J. Glazer has shared power to dispose or direct the disposition of the reported A Paradise Class A ordinary shares. The address of the business office of each of the reporting persons is 250 West 55th Street, Suite 30A, New York, New York 10019.

(5)Pursuant to the schedule 13G filed by the reporting person dated August 5, 2025, the A Paradise Class A ordinary shares are beneficially owned by Linden. Linden Advisors LP is the investment manager of Linden. Linden GP LLC is the general partner of Linden and, in such capacity, may be deemed to beneficially own the shares held by Linden. Siu Min (Joe) Wong is the principal owner and controlling person of Linden Advisors LP and Linden GP LLC. In such capacities, Linden Advisors LP and Siu Min (Joe) Wong may each be deemed to beneficially own the shares held by Linden. Each of Linden, Linden Advisors LP, Linden GP LLC and Siu Min (Joe) Wong has shared power to vote, or direct the vote of, the reported A Paradise Class A ordinary shares. Each of Linden, Linden Advisors LP, Linden GP LLC and Siu Min (Joe) Wong has shared power to dispose or direct the disposition of the reported A Paradise Class A ordinary shares. The principal business address for Linden is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors LP, Linden GP LLC and Siu Min (Joe) Wong is 590 Madison Avenue, 32nd Floor, New York, New York 10022.
(6)Pursuant to the schedule 13G filed by the reporting person dated August 4, 2025, the A Paradise Class A ordinary shares are beneficially owned by Tenor. Tenor also holds 1,200,000 A Paradise Rights, which will convert into 150,000 A Paradise Class A ordinary shares upon the consummation of the Business Combination. The Class A Ordinary Shares (the Shares) reported therein are held in the form of A Paradise Units by Master Fund. Tenor serves as the investment manager to the Master Fund. Robin Shah serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor. Each of Master Fund, Tenor and Robin Shah has shared power to vote, or direct the vote of, the reported A Paradise Class A ordinary shares. Each of Master Fund, Tenor and Robin Shah has shared power to dispose or direct the disposition of the reported A Paradise Class A ordinary shares. The address of the principal business office of the reporting persons is 810 Seventh Avenue, Suite 1905, New York, NY 10019.

BENEFICIAL OWNERSHIP OF ENHANCED GROUP COMMON STOCK FOLLOWING THE BUSINESS COMBINATION
The following table sets forth information regarding the expected beneficial ownership of Enhanced Group common stock immediately following the consummation of the Business Combination by:
•each person who is expected to beneficially own 5.0% or more of the outstanding Enhanced Group common stock upon consummation of the Business Combination;
•each person who will become a director or named executive officer of the Enhanced Group upon consummation of the Business Combination; and
•all of the directors and executive officers of the Enhanced Group as a group upon consummation of the Business Combination.
Except as otherwise noted herein, the number and percentage of Enhanced Group common stock beneficially owned is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option, warrant or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person. Each holder of Enhanced Group Class A common stock is entitled to one (1) vote per share and each holder of Enhanced Group Class B common stock is entitled to ten (10) votes per share.
The total number of Enhanced Group common stock expected to be outstanding after the consummation of the Business Combination will be (i) assuming a no Redemption Scenario, 446,141,426 shares of Enhanced Group common stock, consisting of 153,841,871 shares of Enhanced Group Class A common stock and 292,299,557 shares of Enhanced Group Class B common stock, and (ii) assuming a Maximum Redemption Scenario, 388,141,426 shares of Enhanced Group common stock, consisting of 133,841,871 shares of Enhanced Group Class A common stock and 254,299,557 shares of Enhanced Group Class B common stock. If the actual facts differ from these assumptions (which they are likely to be), these amounts will differ.

			Enhanced Group common stock Beneficially Owned Immediately after Closing of the Business Combination
	Pre-Business Combination		No Redemption Scenario				Maximum Redemption Scenario
	Number of A Paradise ordinary shares	% of A Paradise ordinary shares	Enhanced Group Class A common stock	Enhanced Group Class B common stock	% of Total Enhanced Group Class A common stock	% of Voting Power	Enhanced Group Class A common stock	Enhanced Group Class B common stock	% of Total Enhanced Group Class A common stock	% of Voting Power(6)
Directors and Executive Officers(1)
Christian Angermayer(2)	-	-	47,650,013	292,299,557	31.1%	96.5%	47,650,013	254,299,557	35.7%	96.8%
Maximilian Martin	-	-	9,210,804	-	6.0%	0.3%	9,210,804	-	6.9%	0.3%
Aron D’Souza(4)	-	-	7,999,385	-	5.2%	0.3%	7,999,385	-	6.0%	0.3%
Rick Adams	-	-	237,482	-	0.2%	—%	237,482	-	0.2%	—%
Dirk Struycken	-	-	231,086	-	0.2%	—%	231,086	-	0.2%	—%
Alex Lopez(3)	-	-	149,988	-	0.1%	—%	149,988	-	0.1%	—%
James J. Murren	-	-	13,999	-	—%	—%	13,999	-	—%	—%
Siddhartha Banthiya	-	-	-	-	—%	—%	-	-	—%	—%
Emily Tabak	-	-	-	-	—%	—%	-	-	—%	—%
Chris Jones	-	-	-	-	—%	—%	-	-	—%	—%
Dr. Juliette Han	-	-	-	-	—%	—%	-	-	—%	—%
Anthony D. Eisenberg	-	-	-	-	—%	—%	-	-	—%	—%
James Simpson	-	-	-	-	—%	—%	-	-	—%	—%
All executive officers and directors as a Group (10 individuals)	-	-	57,112,298	292,299,557	37.2%	96.9%	57,112,298	254,299,557	42.8%	97.1%

5% Holders of Enhanced Group Post-Business Combination
Christian Angermayer(2)	-	-	47,650,013	292,299,557	31.1%	96.5%	47,650,013	254,299,557	35.7%	96.8%
Maximilian Martin	-	-	9,210,804	-	6.0%	0.3%	9,210,804	-	6.9%	0.3%
Aron D’Souza(4)	-	-	7,999,385	-	5.2%	0.3%	7,999,385	-	6.0%	0.3%
A SPAC IV (Holdings) Corp.(5)	7,066,667	25.9%	7,116,667	-	4.6%	0.2%	7,116,667	-	5.3%	0.3%
__________________
(1)The business address for the directors and executive officers of Enhanced Group will be 169 Madison Avenue, Suite 15101, New York, New York 10016.
(2)For purposes of this table, the holdings of Christian Angermayer are deemed to be the holdings of the Apeiron Holders.
(3)Mr. Lopez ceased providing services to Enhanced on February 9, 2026.
(4)Mr. D’Souza ceased providing services to Enhanced as a director and employee on September 4, 2025. The business address for Mr. D’Souza is c/o Enhanced US LLC, 169 Madison Avenue, Suite 15101, New York, New York 10016.
(5)Assumes 50,000 shares of Enhanced Group Class A common stock have been issued to the Sponsor upon conversion of the 400,000 A Paradise private placement rights owned by the Sponsor following the Business Combination. Mr. Tsang has voting and dispositive power over the securities held of record by the Sponsor. The business address of the Sponsor is 29/F, The Sun’s Group, 200 Gloucester Road, Wan Chai, Hong Kong.
(6)For each person and group included in this column, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of Enhanced Group common stock as a single class. In respect of matters requiring a shareholder vote, each Enhanced Group Class A common stock will be entitled to one (1) vote and each Enhanced Group Class B common stock will be entitled to ten (10) votes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
A Paradise
Founder Shares
On November 9, 2022, the Sponsor acquired 3,737,500 founder shares for an aggregate purchase price of $25,000. Founder shares have been retroactively restated to reflect a share subscription and purchase agreement. On October 2, 2024, A Paradise issued 5,750,000 founder shares to the Sponsor for $25,000, and immediately repurchased the 3,737,500 initial founder shares from the Sponsor for $25,000, resulting in 5,750,000 founder shares outstanding after the repurchase. In May 2025, the Sponsor paid $25,000, or approximately $0.003 per share, in exchange for 7,666,667 founder shares (of which an aggregate of up to 1,000,000 shares are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters); subsequently, 5,750,000 of the founder shares were repurchased by A Paradise for an aggregate purchase price of $25,000. On September 15, 2025, as a result of the underwriters’ over-allotment option expiring, a total of 1,000,000 founder shares were forfeited. The related share and per-share amounts presented in these financial statements have been retroactively adjusted to reflect this share forfeiture for all periods presented.
The Sponsor has agreed not to transfer, assign or sell its founder shares until the earlier to occur of: (A) six months after the completion of A Paradise’s initial business combination, or (B) the date on which the closing price of A Paradise’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading-days within any 30-trading-day period commencing after A Paradise’s initial business combination, or earlier, if, subsequent to the initial business combination, A Paradise consummates a liquidation, merger, share exchange or other similar transaction which results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Due to Related Party
Prior to the closing of the IPO, the Sponsor funded A Paradise’s transaction costs related to the IPO. As of December 31, 2025 and 2024, $57,922 and nil were outstanding, respectively; the amount is unsecured, interest-free and due on demand.
Promissory Note — Related Party
On December 9, 2022, the Sponsor agreed to the Note. The Note is non-interest bearing, unsecured and was due at the earliest of (1) December 31, 2023, (2) the closing of the IPO or (3) the date on which A Paradise determines not to conduct an initial public offering of its securities, unless accelerated upon the occurrence of an Event of Default. On October 22, 2024, the Note was amended to extend the maturity date to the earliest of (1) June 30, 2025, (2) the closing of the IPO or (3) the date on which A Paradise determines not to conduct an initial public offering of its securities, unless accelerated upon the occurrence of an Event of Default. The Note will be repaid upon the closing of the IPO out of the offering proceeds not held in the Trust Account. As of December 31, 2025 and 2024, A Paradise had borrowed $0 and $235,806 under the Note, respectively, which is due on demand. On October 9, 2025, A Paradise subsequently repaid the Note in full. The Note was terminated after the repayment.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of A Paradise’s officers and directors may, but are not obligated to, provide Working Capital Loans to A Paradise. If A Paradise completes the initial Business Combination, A Paradise may repay the Working Capital Loans. In the event that the initial Business Combination does not close, A Paradise may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. Such units would be identical to the A Paradise private units issued to the Sponsor. The terms of Working Capital Loans by A Paradise’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2025 and 2024, A Paradise had no borrowings under the Working Capital Loans.
Enhanced
The following is a description of certain relationships and transactions that exist or have existed or that Enhanced has entered into, in each case since January 1, 2023, with its directors, executive officers, or stockholders who are known to Enhanced to beneficially own more than five percent of its voting securities and their respective affiliates and immediate family members:
Principal Stockholder Agreements
This section summarizes certain existing agreements between Enhanced and its principal stockholders. Enhanced anticipates that these agreements with its principal stockholders will terminate in connection with the consummation of the Business Combination.
Enhanced is a party to the IRA, with the Enhanced Shareholders, including certain of Enhanced’s five percent or greater Shareholders, pursuant to which, among other things, Enhanced grants to such stockholders certain registration rights and information rights.
Enhanced also is a party to the Voting Agreement, with the Enhanced Shareholders, including certain of Enhanced’s five percent or greater Shareholders, which, among other things, provides for a drag-along right, pursuant to which if the Enhanced Board, the holders of a majority of the then-outstanding shares of Enhanced’s voting preferred stock, Apeiron and the holders of a majority of the then-outstanding Enhanced common shares approve a sale of Enhanced, then each Enhanced Shareholder and Enhanced agrees to vote in favor of such a proposal.
Enhanced is also a party to the ROFR and Co-Sale Agreement, with the Enhanced Shareholders, including certain of Enhanced’s five percent or greater Shareholders, pursuant to which, among other things, each Enhanced Shareholder grants Apeiron a right of first refusal to purchase all or any portion of Enhanced shares owned by or issued to such Enhanced Shareholder.
Enhanced Holder Support Agreement
In connection with the execution of the Business Combination Agreement, A Paradise entered into the Enhanced Holder Support Agreement, dated as of November 26, 2025, among the Major Enhanced Shareholders, and Enhanced, a copy of which is attached to this proxy statement/prospectus as Annex F. Under the Enhanced Holder Support Agreement, the Major Enhanced Shareholders agree, among other things, that at any meeting of the shareholders and in any action by written consent of the shareholders, such Major Enhanced Shareholders will vote all of their shares for the Business Combination and related transactions upon the effectiveness of this proxy statement/prospectus.
Registration Rights Agreement
The Business Combination Agreement contemplates that, at the Closing, Enhanced Group, the Sponsor, Apeiron and CCM will enter into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, Enhanced Group will be required to register for resale securities held by the stockholders party thereto. Enhanced Group will have no obligation to facilitate or participate in more than two underwritten offerings in any twelve-month period. In addition, the holders have certain customary “piggyback” registration rights with respect to registrations initiated by Enhanced Group. Enhanced Group will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement. For additional information, see the section of this proxy statement/prospectus entitled “The BCA Proposal—Related Agreements—Registration Rights Agreement”.

Private Placement Investment
Pursuant to the Private Placement Investment, Enhanced has issued SAFEs in an aggregate amount of $4,250,000 to Apeiron and its related entities. These SAFEs will automatically convert, immediately prior to the closing into Enhanced common shares, which will then be exchanged alongside the other Enhanced common shares for shares of Enhanced Group Class A common stock. The number of Enhanced common shares to be issued upon conversion and converted into shares of Enhanced Group Class A common stock will be determined by dividing each SAFE investor’s purchase amount by Enhanced Group’s post-money valuation cap of $1.2 billion, multiplied by the fully diluted capitalization of Enhanced immediately prior to the Business Combination. As a result, the SAFE holders will collectively receive a number of shares of Enhanced Group Class A common stock representing their pro rata ownership percentage in Enhanced Group on a fully diluted basis.
Concurrently with such conversion, Enhanced will issue to the SAFE investors warrants to purchase a number of shares of Enhanced Group Class A common stock equal to 50 percent (50%) of the number of shares received upon conversion of the SAFEs. Each warrant will be exercisable for one share of Enhanced Group Class A common stock at a per-share exercise price equal to the conversion price determined under the SAFE.
Transaction Support Agreements
In connection with the Business Combination, each Enhanced Shareholder will be required to enter into a Transaction Support Agreement (in the form attached to this proxy statement/prospectus as Annex I). Among other terms, parties to the Transaction Support Agreements will be subject to lock up restrictions, pursuant to which such Enhanced Shareholders may not transfer any of their Enhanced Group Class A common stock during the support period, subject to the following releases:
•5% of such Enhanced shareholder’s shares of Enhanced Group common stock shall be released on May 4, 2026;
•50% of such Enhanced shareholder’s shares of Enhanced Group common stock shall be released on the date 12 months after the Closing of the Business Combination; and
•If such Enhanced shareholder participated in the Private Placement Investment, on the earlier of (i) April 27, 2026 and (ii) the date 5 weeks from the Closing of the Business Combination, a number of shares of Enhanced Group common stock shall be released equal to the quotient of (x) (i) four (4) multiplied by (ii) the amount (in U.S. dollars) of the purchase amount provided by the relevant Enhanced shareholder in the Private Placement Investment, divided by (y) $10.00.
See “BCA Proposal - Related Agreements - Transaction Support Agreements” for additional information.
Payments to Aron D’Souza
During the third quarter of 2025, Aron D'Souza, resigned from all positions including as our President and Founder, and Chairman of the Enhanced Board. During the nine months ended September 30, 2025 and 2024, D’Souza incurred business expenses of approximately $352,278 and $1,033,811, respectively, on behalf of Enhanced and was subsequently reimbursed by Enhanced. In relation to these expenses and consulting services performed, as of September 30, 2025 and December 31, 2024, D’Souza was owed $31,250 and $224,756, respectively.
Statement of Policy Regarding Transactions with Related Parties
In connection with Business Combination, Enhanced will adopt a written statement of policy regarding transactions with related parties that is in conformity with the applicable SEC and NYSE requirements imposed on issuers of publicly listed stock.
Enhanced’s related party transactions policy will require that a “related person” (as defined under Item 404(a) of Regulation S-K) must disclose to Enhanced’s general counsel, or such other person designated by the Enhanced Board or a duly authorized committee thereof, any “related party transaction” (defined as any transaction in which

(i) Enhanced is or will be a participant, (ii) the amount involved will or may reasonably be expected to exceed the lesser of $120,000 or 1% of the average of Enhanced’s total assets at year end for the prior two fiscal years, and (iii) any related party has or will have a direct or indirect material interest) and the facts and circumstances with respect thereto. Enhanced’s chief legal officer, or such other person, will then undertake an evaluation of the transaction and, if such evaluation indicates that the transaction would require approval, promptly communicate all relevant facts and circumstances to Enhanced’s Audit Committee. No related party transaction entered into following the consummation of the Business Combination will be executed without the approval or ratification of Enhanced’s Audit Committee. It will be Enhanced’s policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Prior to the Domestication, the rights of the shareholders of A Paradise and the relative powers of the A Paradise Board are governed by the BVI Business Companies Act (as amended), the APAD BVI Charter, as amended and restated from time to time, and the common law of the BVI. The BVI Business Companies Act and the APAD BVI Charter govern the rights of A Paradise’s shareholders. The BVI Business Companies Act differs in some material respects from laws generally applicable to United States corporations and their shareholders. In addition, the APAD BVI Charter will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a shareholder of Enhanced Group, your rights will differ in some regards as compared to when you were a shareholder of A Paradise.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of A Paradise and Enhanced Group according to applicable law or the organizational documents of A Paradise and Enhanced Group.
This summary is qualified by reference to the complete text of the APAD BVI Charter, attached to the registration statement of which this proxy statement/prospectus forms a part, the complete text of the Proposed Certificate of Formation, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. You should review each of the Proposed Organizational Documents, as well as the laws of the State of Texas and laws of the BVI, including the BVI Business Companies Act, to understand how these laws apply to Enhanced Group and A Paradise, respectively.

	Enhanced Group	A Paradise
Authorized and Outstanding Capital Stock
Enhanced Group is authorized to issue a maximum of 640,000,000 shares consisting of: (a) 310,000,000 shares of Class A common stock, par value $0.0001 per share, (b) 330,000,000 shares of Class B common stock, par value $0.0001 per share, and (c) 100,000,000 shares of preferred stock, par value $0.0001 per share.
Texas law allows for different classes of common stock with different voting and economic rights, including allowing voting as a single group and without the need for separate class votes on major corporate actions.

A Paradise is authorized to issue a maximum of 551,000,000 shares with no par value divided into three classes of shares as follows: (a) 500,000,000 A Paradise Class A ordinary shares; (b) 50,000,000 A Paradise Class B ordinary shares and (c) 1,000,000 preferred shares with no par value.

Meeting of Shareholders
Meetings of the shareholders may be held at such place, either within or without the State of Texas, as may be determined from time to time by the Enhanced Group Board of Directors. The Enhanced Group Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the TBOC.

Any director may convene shareholders’ meetings at such times and in such manner and places within or outside the BVI as the director considers necessary or desirable. Following consummation of a business combination, an annual general meeting shall be held annually at such date and time as may be determined by the directors. Upon the written request of the shareholders entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders.

	Enhanced Group	A Paradise
Quorum
At all meetings of shareholders, except where otherwise provided by statute or by the Proposed Certificate of Formation, or by the Proposed Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote shall constitute a quorum for the transaction of business
A shareholders’ meeting is duly constituted if, at the commencement of the meeting, there are present in person or by proxy at least 50 percent of the votes of the shares entitled to vote at the meeting.

Notice of Meetings	Written notice must be provided no earlier than 60 days and no later than 10 days before the meeting.	The director convening a meeting of shareholders shall give not less than 10 nor more than 60 days’ written notice of such meeting to: (a) those shareholders whose names on the date the notice is given appear as shareholders in the share register of A Paradise and are entitled to vote at the meeting; and (b) the other directors.

Charter Amendments
Enhanced Group may amend its Certificate of Formation as permitted under Texas law, but such amendments require approval of a majority of the voting power entitled to vote. If the Permitted Class B Owners hold less than 66⅔ percent of the voting power, amendments to specified governance articles (including Articles V, VI, VII, and related definitions of the Certificate of Formation) require approval of at least 66⅔ percent of the voting power. Rights and protections in those articles cannot be retroactively impaired with respect to acts or omissions occurring before any amendment.

A Paradise may amend its memorandum and articles of association by a resolution of shareholders or by a resolution of directors, save that no amendment may be made by a resolution of directors:
(a)to restrict the rights or powers of the shareholders to amend the memorandum of association or the articles of association;
(b)to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum of association or the articles of association;
(c)in circumstances where the memorandum of association or the articles of association cannot be amended by the shareholders; or
(d)to change clauses 7, 8 or 11 of the Existing Memorandum or regulation 24 of the Existing Articles of the APAD BVI Charter (or any of the defined terms used in any such clause or regulation).
Notwithstanding the above, no amendment may be made to the APAD BVI Charter to amend:
(a)regulation 24 of the Existing Articles of the APAD BVI Charter prior to the Business Combination (as defined therein) unless the holders of the Public Shares (as defined therein) are provided with the opportunity to redeem their A Paradise public shares upon the approval of any such amendment in the manner and for the price as set out in regulation 24.11 of the APAD BVI Charter; or
(b)clause 11.2 of the Existing Memorandum of the APAD BVI Charter during the Target Business Acquisition Period (as defined therein).

	Enhanced Group	A Paradise

Size of Board, Election of Directors
The Proposed Certificate of Formation determines the number of directors. Directors are elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The minimum number of directors shall be one and there shall be no maximum number of directors. A director is not required to hold a share in A Paradise as a qualification to office.
Prior to the closing of a business combination, the directors shall be elected by resolution of shareholders of the A Paradise Class B ordinary shares for such term as the shareholders determine.
After the closing of a business combination, the directors shall be elected by resolution of shareholders or by resolution of directors.

Removal of Directors
(a)Subject to the rights of any series of preferred stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.
(b)Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3 percent of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.

Prior to the closing of a business combination, the directors shall be removed by resolution of shareholders of the A Paradise Class B ordinary shares.
After the closing of a business combination, the directors shall be removed by resolution of shareholders or by resolution of directors.

Board Vacancies and Newly Created Directorships
Vacancies or newly created directorships are filled solely by a majority vote of the remaining directors (even if less than a quorum), unless the Board resolves otherwise or applicable law requires shareholder action. Directors appointed to fill a vacancy serve for the remainder of the applicable term and until their successors are elected and qualified.

A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.
After the closing of a business combination, the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

	Enhanced Group	A Paradise
Size of Board, Election of Directors
The Proposed Certificate of Formation determines the number of directors. Directors are elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The minimum number of directors shall be one and there shall be no maximum number of directors. A director is not required to hold a share in A Paradise as a qualification to office.
Prior to the closing of a business combination, the directors shall be elected by resolution of shareholders of the A Paradise Class B ordinary shares for such term as the shareholders determine.
After the closing of a business combination, the directors shall be elected by resolution of shareholders or by resolution of directors.

Removal of Directors
(a)Subject to the rights of any series of preferred stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.
(b)Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.

Prior to the closing of a business combination, the directors shall be removed by resolution of shareholders of the A Paradise Class B ordinary shares.
After the closing of a business combination, the directors shall be removed by resolution of shareholders or by resolution of directors.

Board Vacancies and Newly Created Directorships
Vacancies or newly created directorships are filled solely by a majority vote of the remaining directors (even if less than a quorum), unless the Board resolves otherwise or applicable law requires shareholder action. Directors appointed to fill a vacancy serve for the remainder of the applicable term and until their successors are elected and qualified.

A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.
After the closing of a business combination, the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

	Enhanced Group	A Paradise
Directors’ Interests
Under Texas law, interested-director transactions are not void solely because of the interest if (i) the material facts are disclosed and the transaction is approved by disinterested directors or shareholders, or (ii) the transaction is fair to the corporation at the time it was authorized.

Pursuant to APAD BVI Charter, so long as a director has disclosed any interests in a transaction entered into or to be entered into by A Paradise to the board in accordance with the requirements of the APAD BVI Charter, such director may: vote on a matter relating to the transaction; attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and sign a document on behalf of our company, or do any other thing in his capacity as a director, that relates to the transaction, and subject to compliance with the BVI Business Companies Act and the APAD BVI Charter shall not, by reason of his or her office be accountable to A Paradise for any benefit which he or she derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

Indemnification of Directors and Officers
TBOC permits corporations to indemnify directors and officers for expenses from legal proceedings, except for misconduct or certain improper benefit scenarios. Mandatory indemnification in limited circumstances; permissive in others.
A BVI company generally may indemnify its directors or officers except with regard to fraud or willful default.

Borrowing Powers of Directors	Unless restricted by the Certificate of Formation or bylaws, the Board may authorize the corporation to incur debt, issue notes or bonds, and grant security interests.
The directors of A Paradise may by resolution of directors exercise all the powers of A Paradise to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of A Paradise or of any third-party, provided always that if the same occurs prior to the consummation of a business combination, A Paradise must first obtain from the lender a waiver of any right, title, interest or claim of any kind in or to any monies held in its trust account.

Right to Dividends
Subject to any preferred stock rights, Enhanced Group Class A common stock is entitled to dividends and other distributions when declared by the Enhanced Group Board of Directors from legally available funds. Holders of Enhanced Group Class B common stock are not entitled to receive dividends or other distributions. If dividends are paid in Enhanced Group Class A common stock, holders of Enhanced Group Class A common stock receive such dividends on a pro rata, per-share basis.

Subject to the APAD BVI Charter, the directors may, by resolution of directors, authorize a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of A Paradise’s assets will exceed its liabilities and A Paradise will be able to pay its debts as and when they fall due.

DESCRIPTION OF ENHANCED GROUP’S SECURITIES
The following summary describes all material provisions of Enhanced Group capital stock that will take effect immediately following the Business Combination. We urge you to read the Proposed Certificate of Formation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex D, respectively).
Authorized Capitalization
General
The total amount of 640,000,000 authorized capital stock consists of 310,000,000 shares of Enhanced Group Class A common stock, par value $0.0001 per share, 330,000,000 shares of Enhanced Group Class B common stock, par value $0.0001 per share, and 100,000,000 shares of Enhanced Group preferred stock, par value $0.0001 per share. The number of authorized shares of any class may be increased or decreased (but not below the number outstanding) by a majority of the voting power of the stock entitled to vote thereon, voting together as a single class, without a separate class vote, as permitted by the TBOC and as provided in the Certificate of Formation.
Enhanced Group Options
Enhanced Options outstanding as of immediately prior to the First Effective Time will be converted into Enhanced Group Options. Accordingly, based on the ownership of Enhanced common shares as of the date of this proxy statement/prospectus and the pro forma ownership assumptions, we expect that (a) up to 11,045,651 shares of Enhanced Group Class A common stock will be issuable following the Mergers upon the exercise of Enhanced Group Options, and (b) 153,841,871 shares of Enhanced Group Class A common stock and 292,299,557 shares of Enhanced Group Class B common stock, will be outstanding immediately after the Closing, all of which assumes the pro forma ownership assumptions and a “no redemptions” scenario. For more information, see “Summary of the Proxy Statement/Prospectus—Interests of Enhanced’s Directors and Officers in the Business Combination—Treatment of Enhanced Awards in the Business Combination”.
Enhanced Group Consultant Warrants
Up to [    ] Enhanced Consultant Warrants to acquire Enhanced common shares outstanding as of immediately prior to the First Effective Time are expected to, in accordance with the relevant warrant holders’ agreements, be converted on substantially equivalent terms into Enhanced Group Consultant Warrants to purchase shares of Enhanced Group Class A common stock.
Enhanced Group SAFE Warrants
Investors in the Private Placement Investment will, immediately prior to the Closing of the Business Combination and according to the terms of the SAFEs issued in the Private Placement Investment, receive warrants equal to fifty percent (50%) of the number of Enhanced Group Class A common stock received upon conversion, each exercisable for one share of Enhanced Group Class A common stock at a per-share price equal to the conversion price determined under the SAFE.
Preferred Stock
The Board of Enhanced Group has authority to issue shares of Enhanced Group preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series, all to the fullest extent permitted by the TBOC. The number of authorized shares of Enhanced Group preferred stock may also be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of Enhanced Group without a separate vote of the holders of the preferred stock. The issuance of Enhanced Group preferred stock could have the effect of decreasing the trading price of Enhanced Group common stock, restricting dividends on Enhanced Group capital stock, diluting the voting power of Enhanced

Group common stock, impairing the liquidation rights of Enhanced Group capital stock, or delaying or preventing a change in control of Enhanced Group.
Common Stock
Enhanced Group has two classes of authorized common stock, Enhanced Group Class A common stock and Enhanced Group Class B common stock. Unless the Enhanced Group Board determines otherwise, Enhanced Group will issue all of its capital stock in uncertificated form.
Voting Rights
Each holder of Enhanced Group Class A common stock is entitled to one (1) vote per share, and holders of Enhanced Group Class B common stock are entitled to ten (10) votes per share, on each matter submitted to a vote of shareholders, as provided by the Proposed Certificate of Formation. The holders of Enhanced Group Class A common stock and Enhanced Group Class B common stock will generally vote together as a single class on all matters (including the election of directors) submitted to a vote of Enhanced Group shareholders, unless otherwise required by applicable law or the Proposed Certificate of Formation. The holders of Enhanced Group Class A common stock and Enhanced Group Class B common stock will not be entitled to vote on any amendment to the Proposed Certificate of Formation that relates solely to the terms of one or more outstanding series of Enhanced preferred stock if the holders of such affected shares are entitled, either separately or as a class with the holders of one or more other such series, to vote thereon. There are no cumulative voting rights provided for in the Proposed Certificate of Formation.
The Proposed Bylaws provide that the holders of a majority of the voting power of the outstanding shares of Enhanced Group capital stock entitled to vote, present in person, by remote communication (if applicable) or represented by proxy, will constitute a quorum at all meetings of shareholders; where a separate class or series vote is required, a majority of the voting power of such class or series constitutes a quorum for that vote. When a quorum is present, the affirmative vote of a majority of the voting power of the shares present and entitled to vote is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Certificate of Formation. Directors are elected by a majority of the voting power of the shares present and entitled to vote on the election of directors. There are no cumulative voting rights.
No Conversion or Further Issuance of Enhanced Group Class B Common Stock
There are no conversion rights between classes set forth in the Certificate of Formation (i.e., Enhanced Group Class A common stock does not convert into Enhanced Group Class B common stock and vice versa). In addition, after the Closing, additional shares of Enhanced Group Class B common stock may not be issued. Furthermore, the outstanding shares of Enhanced Group Class B common stock held by a Permitted Class B Owner are subject to mandatory cancellation (without consideration) one year after the date on which (a) in respect of Enhanced Group Class B common stock held by Apeiron Incubation Limited or its affiliates or designates, Christian Angermayer (or another representative of Apeiron Incubation Limited, or its affiliates or designates), or (b) in respect of Enhanced Group Class B common stock held by Maximilian Martin, Maximilian Martin, ceases to serve on the Enhanced Group Board of Directors, subject to reinstatement if such representative is re-appointed or re-elected prior to that anniversary. Once cancelled, shares of Enhanced Group Class B common stock will not be reissued.
Restrictions on Transfer
Shares of Enhanced Group capital stock may be subject to transfer restrictions under applicable securities laws and any lockups, investor rights, support or similar agreements entered into in connection with the Business Combination as described in this proxy statement/prospectus. The Proposed Certificate of Formation also restricts the issuance of additional shares of Enhanced Group Class B common stock and subjects outstanding shares of Enhanced Group Class B common stock to the cancellation provisions described above.

Dividend Rights
Subject to the rights of any Enhanced Group preferred stock, holders of Enhanced Group Class A common stock are entitled to receive dividends or other distributions when and as declared by the Board out of legally available funds. Holders of Class B common stock are not entitled to receive dividends. If a dividend is paid in the form of common stock, each class participates only with respect to its own class.
Other Rights
Each holder of Enhanced Group Class A common stock and Enhanced Group Class B common stock is subject to, and may be adversely affected by, the rights of the holders of any series of Enhanced Group preferred stock that Enhanced Group may designate and issue in the future. Enhanced Group Class A common stock and Enhanced Group Class B common stock are not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.
Liquidation Rights
In any liquidation, dissolution or winding-up of Enhanced Group, holders of shares of Enhanced Group Class A common stock are entitled to receive ratably all assets available for distribution after payment of liabilities and subject to any preferred stock preferences, unless disparate treatment between classes is approved in advance by a majority of each class voting separately. Enhanced Group Class B common stock do not carry economic rights and will not participate in the proceeds of a liquidation.
Change of Control Transactions
In the event of any merger, consolidation or other business combination involving Enhanced Group, or in the case of any other transaction having a substantially similar effect on shareholders, the holders of Enhanced Group Class A common stock will be entitled to receive the same form and amount of consideration per share as is received by all other holders of Class A common stock, subject to the rights and preferences of any then-outstanding series of preferred stock. Holders of Enhanced Group Class B common stock will not be entitled to receive any merger consideration, liquidation proceeds, dividends or other economic distributions upon a change of control or otherwise, as shares of Enhanced Group Class B common stock are non-economic voting shares. Accordingly, in any merger, consolidation or similar transaction, only the holders of Enhanced Group Class A common stock (and any holders of Enhanced Group preferred stock, to the extent applicable) will have rights to receive merger consideration or other economic benefits. The holders of Enhanced Group Class B common stock will vote on the approval of such transaction in accordance with their voting rights but will not participate in the transaction’s economic proceeds as holders of Enhanced Group Class B common stock.
Anti-takeover Effects of the Proposed Certificate of Formation and the Proposed Bylaws
The Proposed Certificate of Formation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Enhanced Group. Enhanced Group expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Enhanced to first negotiate with the Board, which Enhanced believes may result in an improvement of the terms of any such acquisition in favor of Enhanced’s shareholders. However, they also give the Board the power to discourage mergers that some shareholders may favor.
Multiple Classes of Common Stock
As described above, the Proposed Certificate of Formation will provide for a multiple class common stock structure pursuant to which holders of Enhanced Group Class B common stock will have ten votes per share, and as such will have the ability to control the outcome of matters requiring shareholder approval, even if they own significantly less than a majority of the shares of outstanding Enhanced Group common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of Enhanced Group or Enhanced Group’s assets.

Special Meetings of Shareholders
The Proposed Certificate of Formation provides that special meetings of shareholders may be called only by the Enhanced Group Board of Directors, the chairperson of the Enhanced Group Board of Directors, the CEO (or, to the extent required by the TBOC, the president), or by holders of not less than 50% of the voting power of the outstanding shares entitled to vote at such meeting. The Enhanced Group Board of Directors may postpone, reschedule or cancel (to the extent permitted under the TBOC) any special meeting previously called.
Action by Written Consent
The Proposed Certificate of Formation provides that any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action so taken are signed by shareholders holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting and are delivered to Enhanced Group at its principal executive office.
Shareholders Not Entitled to Cumulative Voting
Neither the Proposed Certificate of Formation nor the Proposed Bylaws provide for cumulative voting; accordingly, holders of a majority of the voting power entitled to vote in any election of directors can elect all directors standing for election (subject to any preferred stock rights).
Texas Anti-takeover Statute
Enhanced Group has elected not to be governed by the restrictions on business combinations with interested shareholders set forth in Subchapter M of Chapter 21 of the TBOC (including Section 21.606). As a result, Enhanced Group will not be subject to Texas’ statutory business-combination restrictions.
Board and Bylaw Governance
Directors may be removed only for cause by the affirmative vote of at least 66 2/3% of the voting power entitled to vote in the election of directors, voting together as a single class. Vacancies and newly created directorships may be filled by a majority of the directors then in office, even if less than a quorum.
The Enhanced Group Board of Directors may adopt, amend or repeal the Proposed Bylaws by majority vote. Shareholders may also amend the Proposed Bylaws with the affirmative vote of at least 66 2/3% of the voting power entitled to vote generally in the election of directors. Certain amendments to the Proposed Certificate of Formation require heightened votes if the Permitted Class A Owners no longer hold at least 66 2/3% of the voting power.
Limitations on Liability and Indemnification of Officers and Directors
The Proposed Bylaws provide that Enhanced Group will indemnify its directors and officers to the fullest extent permitted by the TBOC or any other applicable law. Enhanced Group may, by individual agreement, expand or limit the scope of such indemnification, but it is not required to indemnify a director or officer in connection with a proceeding initiated by that person unless (i) required by law, (ii) authorized by the Board of Directors, or (iii) expressly provided by contract.
Enhanced Group is authorized to indemnify employees and other agents to the extent permitted by law, and the Board of Directors may delegate determinations regarding such indemnification. The Proposed Bylaws further provide that Enhanced Group will advance expenses (including attorneys’ fees) incurred by any director or officer in defending actions, suits or proceedings prior to final disposition, subject to the individual’s delivery of an undertaking to repay amounts advanced if it is ultimately determined that the individual is not entitled to indemnification. No advance will be made to an officer (other than one who is or was a director) if a disinterested majority of the Board, a committee thereof, or independent legal counsel determines that the officer acted in bad faith or not in the best interests of the corporation.

The rights to indemnification and advancement of expenses are deemed contractual and enforceable in court. A director or officer seeking indemnification or advancement may bring suit if a claim is denied or not resolved within 90 days, and the burden of proof in such a proceeding rests with the corporation to show that indemnification is not permitted under applicable law. These rights are non-exclusive, continue after an individual ceases to serve as a director, officer, employee or agent, and inure to the benefit of the individual’s heirs and legal representatives.
Enhanced Group may also purchase and maintain insurance on behalf of any person entitled to indemnification. Any repeal or modification of these provisions will apply only prospectively and will not affect existing rights arising from acts or omissions occurring before such change. If any portion of the indemnification provisions is held invalid, the corporation will nevertheless provide indemnification to the fullest extent permitted by any applicable portion of the Proposed Bylaws or other law then in effect. Any claims for indemnification by Enhanced Group directors and officers may reduce Enhanced Group’s available funds to satisfy successful third-party claims against Enhanced and may reduce the amount of money available to Enhanced Group.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Formation provides that, unless Enhanced Group consents in writing to the selection of an alternative forum, the Texas Business Court will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Enhanced Group, (ii) any action asserting a claim for or based on an alleged breach of fiduciary duty owed by any current or former director, officer or employee of Enhanced Group to the company or its shareholders (including claims alleging aiding and abetting of such a breach), (iii) any action asserting a claim against Enhanced Group or any of its current or former directors, officers or employees arising under the TBOC, the Certificate of Formation or the Bylaws, (iv) any action asserting a claim related to or involving Enhanced Group that is governed by the internal affairs doctrine, or (v) any action asserting an “internal entity claim” within the meaning of Section 2.115 of the TBOC.
If the Texas Business Court is not accepting filings or determines that it lacks jurisdiction, such actions must be brought in the United States District Court for the Northern District of Texas, Dallas Division, or, if the federal court lacks jurisdiction, in the state district court of Dallas County, Texas. This exclusive forum provision does not apply to any claims arising under the Securities Act or the Securities Exchange Act, or to any other claim for which the federal courts have exclusive jurisdiction.
While the Texas courts have determined that such choice of forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Certificate of Formation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Transfer Agent
The transfer agent for Enhanced Group common stock will be [          ].

SHARES ELIGIBLE FOR FUTURE SALE
Upon the Closing, Enhanced Group will have 310,000,000 shares of Enhanced Group Class A common stock, 330,000,000 shares of Enhanced Group Class B common stock and 100,000,000 shares of Enhanced Group preferred stock authorized and, based on the unaudited pro forma condensed combined financial information and the assumptions set out therein and elsewhere in this proxy statement/prospectus, including a “no redemptions” scenario, 153,841,871 shares of Enhanced Group Class A common stock and 292,299,557 shares of Enhanced Group Class B common stock issued and outstanding immediately after the Closing. Except pursuant to the lockup provisions of the Transaction Support Agreements and the Sponsor Equity Agreement (each as described below), all of the shares of Enhanced Group Class A common stock issued in connection with the Business Combination will be freely transferable by persons other than Enhanced Group’s affiliates without restriction or further registration under the Securities Act. Sales of substantial amounts of shares of Enhanced Group Class A common stock in the public market could adversely affect prevailing market prices of the shares of Enhanced Group Class A common stock.
Registration Rights
In connection with A Paradise’s IPO, A Paradise entered into the Original Registration Rights Agreement.
In connection with the Closing, the Original Registration Rights Agreement will be terminated and the parties thereto, together with Enhanced Group and certain Enhanced Group shareholders will enter into the Registration Rights Agreement, pursuant to which Enhanced Group will be required to register for resale securities held by the stockholders party thereto. Enhanced Group will have no obligation to facilitate or participate in more than two underwritten offerings in any twelve-month period. In addition, the holders have certain customary “piggyback” registration rights with respect to registrations initiated by Enhanced Group.
Further, investors in the Private Placement Investment were given registration rights, such that shares of Enhanced Group Class A common stock acquired on conversion of their SAFEs in connection with the Business Combination will be freely tradable and also be included as registrable securities under the Registration Rights Agreement. Such investors have also been granted demand and piggy-back rights with respect to the shares of Enhanced Group Class A common stock held by such parties following the consummation of the Business Combination.
Lockup Arrangements
In connection with the Private Placement Investment, Enhanced undertook to use its commercially reasonable efforts to obtain from existing Enhanced Shareholders executed Transaction Support Agreements, pursuant to which such Enhanced Shareholders may not transfer any of their Enhanced Group Class A common stock during the support period (being from signing of the relevant Transaction Support Agreement until the earlier of (i) termination of the Business Combination Agreement or (ii) 18 months after the Closing of the Business Combination). Enhanced is in the process of obtaining such Transaction Support Agreements from its Shareholders and, as of [          ], has obtained such Transaction Support Agreements from [          ]% of existing Enhanced Shareholders that, based on the unaudited pro forma condensed combined financial information and the assumptions set out therein and elsewhere in this proxy statement/prospectus, including a “no redemptions” scenario, represent [          ]% of Enhanced Group Class A common stock following completion of the Business Combination.
The lock-up arrangement with respect to Enhanced Group Class A common stock to be received by existing Enhanced Shareholders in connection with the Business Combination is subject to the following releases:
•5% of such Enhanced Shareholder’s shares of Enhanced Group Class A common stock shall be released on May 4, 2026;
•50% of such Enhanced Shareholder’s shares of Enhanced Group Class A common stock shall be released on the date 12 months after the Closing of the Business Combination; and
•If such Enhanced Shareholder participated in the Private Placement Investment, on the earlier of (i) April 27, 2026 and (ii) the date 5 weeks from the Closing of the Business Combination, a number of shares of

Enhanced Group Class A common stock shall be released equal to the quotient of (x) (i) four (4) multiplied by (ii) the amount (in U.S. dollars) of the purchase amount provided by the relevant Enhanced Shareholder in the Private Placement Investment, divided by (y) $10.00.
Further, pursuant to the Sponsor Equity Agreement, the Sponsor has agreed that for the period that is 90 days from Closing of the Business Combination, it shall not transfer any Enhanced Group common stock without Apeiron’s written consent. In addition, a condition to Closing under the Business Combination Agreement requires that the Sponsor deliver to Enhanced, at the Closing, an executed copy of the Insider Letter Amendment, which shall, among other things, (a) provide for an express exception to the restrictions on the transfer therein for the transfer of securities contemplated by the Sponsor Equity Agreement and (b) extend the lockup period therein with respect to the Sponsor’s equity securities for a period of 12 months following the Closing Date, subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Enhanced Group Class A common stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading-days within any 30-tradingday period commencing after May 24, 2026, Enhanced Group shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations.
Assuming a “no redemptions” scenario and the execution of the Transaction Support Agreements by all existing Enhanced Shareholders, we expect that 153,841,871 shares of Enhanced Group Class A common stock will be subject to lockup arrangements immediately after Closing, comprised of [    ] shares of Enhanced Group Class A common stock held by existing Enhanced Shareholders and 29,841,667 shares of Enhanced Group Class A common stock held by the Sponsor, provided that 5,236,942 shares of Enhanced Group Class A common stock are expected to be subject to early release as a result of the relevant Enhanced Shareholder’s participation in the Private Placement Investment described above.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted Enhanced Group Class A common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Enhanced Group at the time of, or at any time during the three months preceding, a sale and (ii) Enhanced Group is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Enhanced Group was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Enhanced Group Class A common stock for at least six months but who are affiliates of Enhanced at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of Enhanced Group Class A common stock then outstanding; or
•the average weekly reported trading volume of Enhanced Group Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Enhanced Group under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Enhanced.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
A Paradise anticipates that following the consummation of the Business Combination, Enhanced Group will no longer be a shell company, and, accordingly, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities. As a result, affiliates of Enhanced Group and the Sponsor will be able to sell their shares, pursuant to Rule 144 without registration one year after A Paradise has completed A Paradise’s initial business combination.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Enhanced’s employees, consultants or advisors who purchases shares of Enhanced Group common stock in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, these Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period, if applicable, expires.

SHAREHOLDER PROPOSALS AND NOMINATIONS
Management of A Paradise knows of no other matters which may be brought before the Meeting. If any matter other than the proposed Business Combination or related matters should properly come before the Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.
Shareholder Proposals
Enhanced Group’s Proposed Bylaws establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders. Enhanced Group’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of shareholders is business that is (i) specified in Enhanced Group’s notice of such meeting (or any supplement thereto), (ii) otherwise properly brought before such meeting by or at the direction of the Enhanced Group Board or any committee thereof, or (iii) otherwise properly brought before such meeting by a shareholder who (A) (1) was a record owner of shares of Enhanced Group at the time of giving the notice, (2) is entitled to vote at such meeting, (3) has complied with notice procedures specified in Enhanced Group’s Proposed Bylaws in all applicable respects, (4) beneficially owns at least $1,000,000 of Enhanced Group’s shares or at least three percent (3%) of the outstanding shares of capital stock entitled to vote as of the date the proposal is submitted, (5) has held such shares for at least six months prior to the meeting, and (6) solicits holders representing at least 66 2/3% of the voting power of Enhanced Group’s then-outstanding shares of capital stock of the Enhanced Group entitled to vote, or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Enhanced Group’s annual meeting of shareholders, Enhanced Group’s secretary must receive the written notice at Enhanced Group’s principal executive offices:
•not earlier than the 120th day; and
•not later than the 90th day,
before the one-year anniversary of the preceding year’s annual meeting.
In the event that the date of the annual meeting is more than 30 days before, or more than 60 days after, the one-year anniversary of the preceding year’s annual meeting, notice of a shareholder proposal must be received (A) no earlier than the 120th day prior to such annual meeting and (B) no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Enhanced Group.
Shareholder Director Nominees
Enhanced Group’s Proposed Bylaws permit shareholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of shareholders, subject to the provisions of Enhanced Group’s Proposed Certificate of Formation. To nominate a director, the shareholder must provide the information required by Enhanced Group’s Proposed Bylaws. In addition, the shareholder must give timely notice to Enhanced Group’s secretary in accordance with Enhanced Group’s Proposed Bylaws, which, in general, require that the notice be received by Enhanced Group’s secretary within the time periods described above under “—Shareholder Proposals” for shareholder proposals.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the A Paradise Board, any committee chairperson or the independent directors as a group by writing to the board or committee chairperson in care of A Paradise, The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong. Following the Business Combination, such communications should be sent in care of Enhanced US LLC, 169 Madison Ave, Suite 15101, New York, NY 10016, USA. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Reed Smith LLP has passed upon the validity of the securities of Enhanced Group offered by this proxy statement/prospectus. Certain other legal matters related to this proxy statement/prospectus will be passed upon for Enhanced Group by Sullivan & Cromwell LLP. Certain Cayman Islands matters will be passed upon for Enhanced Group by Mourant. Certain legal matters relating to U.S. law will be passed upon for A Paradise by Morrison & Foerster. Certain BVI matters will be passed upon for A Paradise by Ogier.
EXPERTS
The financial statements of A Paradise as of December 31, 2025, and December 31, 2024 and 2023, and for the years ended December 31, 2025, 2024 and 2023 included in this proxy statement/prospectus have been audited by WWC, P.C., an independent registered public accounting firm, as stated in their report thereon (which contains an explanatory paragraph relating to the substantial doubt about the ability of A Paradise to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of Enhanced Ltd (the Company) as of December 31, 2025 and 2024 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on their authority as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
As of the date hereof, none of the above-named experts has received, or is to receive, in connection with the offering, an interest, direct or indirect, in Enhanced Group or its subsidiaries.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, A Paradise and servicers that A Paradise employs to deliver communications to A Paradise shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, A Paradise will deliver a separate copy of the proxy statement/prospectus to any A Paradise shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that A Paradise delivers single copies of the proxy statement/prospectus in the future. Shareholders may notify A Paradise of their requests by calling or writing to Advantage Proxy, A Paradise’s proxy solicitor at:
Advantage Proxy
P.O. Box 10904 Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
ENFORCEABILITY OF CIVIL LIABILITY
A Paradise is a BVI business company. If A Paradise does not change its jurisdiction of incorporation from the BVI to Texas by effecting the Domestication, you may have difficulty serving legal process within the United States upon A Paradise. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against A Paradise in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the BVI would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, A Paradise may be served with process in the United States with respect to actions against A Paradise arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of A Paradise’s securities by serving A Paradise’s U.S. agent irrevocably appointed for that purpose.
A Paradise has appointed [          ], located at [          ], as its agent upon whom process may be served in any action brought against it under the securities laws of the United States.
WHERE YOU CAN FIND MORE INFORMATION
A Paradise is subject to the informational requirements of the Exchange Act, and is required to file reports, any proxy statements and other information with the SEC. You can read A Paradise’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the extraordinary general meeting, you should contact our proxy solicitation agent at the following address and telephone number:
Advantage Proxy
P.O. Box 10904 Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
None of A Paradise, Merger Sub or Enhanced has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to A Paradise shareholders nor the consummation of the Business Combination shall create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
Enhanced does not have a class of equity securities registered under the Exchange Act and does not file reports or other information with the SEC.
If you are a shareholder of A Paradise and would like to request documents, please do so by [          ], in order to receive them before the Meeting. If you request any documents from A Paradise, A Paradise, will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to A Paradise has been supplied by A Paradise, and all such information relating to Enhanced has been supplied by Enhanced. Information provided by either A Paradise or Enhanced does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of A Paradise for the extraordinary general meeting. A Paradise, has not authorized anyone to give any information or make any representation about the Business Combination, A Paradise or Enhanced that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
A PARADISE ACQUISITION CORP.
ENHANCED LTD AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To:     The Board of Directors and Shareholder of
A Paradise Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of A Paradise Acquisition Corp. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s realization of its business plan is dependent upon its ability to complete a business combination on or before July 31, 2027. If a business combination is not consummated by this date or an extension not obtained, there will be a mandatory liquidation and subsequent dissolution of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

WWC, P.C.
Certified Public Accountants
PCAOB ID No. 1171
We have served as the Company’s auditor since 2024.
San Mateo, California
February 12, 2026

A PARADISE ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2025 AND 2024

	As of December 31,
	2025	2024
ASSETS:
Current assets:
Cash	$697,629	$—
Prepaid expenses	138,937	2,400
Total current assets	836,566	2,400

Deferred offering costs	—	22,817
Investments held in trust account	203,318,154	—
Total Assets	$204,154,720	$25,217

LIABILITIES, SHARES SUBJECT TO REDEMPTION AND SHAREHOLDERS’ DEFICIT:
Current liabilities:
Accrued expenses	$414,281	$30,070
Due to related party	57,922	—
Promissory note – related party	—	235,806
Total current liabilities	472,203	265,876

Deferred underwriting fee payable	8,000,000	—
Total Liabilities	$8,472,203	$265,876

Commitments and Contingencies (Note 6)

Class A ordinary shares subject to possible redemption, no par value; 100,000,000 shares authorized; 20,000,000 shares issued and outstanding at redemption value of $10.17 per share and nil share issued and outstanding as of December 31, 2025 and 2024, respectively	203,318,154	—

Shareholders’ Deficit
Preferred shares, no par value; 5,000,000 shares authorized; none issued and outstanding as of December 31, 2025 and 2024	$—	$—
Class A ordinary shares, no par value; 500,000,000 shares authorized; 600,000 shares issued and outstanding (excluding 20,000,000 shares subject to possible redemption) and nil share issued and outstanding as of December 31, 2025 and 2024, respectively	—	—
Class B ordinary shares, no par value; 50,000,000 shares authorized; 6,666,667 shares issued and outstanding as of December 31, 2025 and 2024(1)(2)	—	—
Additional paid-in capital	—	25,000
Accumulated deficit	(7,635,637)	(265,659)
Total Shareholders’ Deficit	$(7,635,637)	$(240,659)
Total Liabilities, Shares Subject to Redemption and Shareholders’ Deficit	$204,154,720	$25,217
__________________
(1)All share data has been retroactively restated to reflect the Sponsor’s forfeiture of 1,000,000 founder shares on September 15, 2025 for no consideration as the underwriters of the IPO did not exercise the over-allotment option (see Note 5).
(2)On November 9, 2022, 3,737,500 Class B ordinary shares were issued to the Sponsor for $25,000. On October 2, 2024, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, and immediately repurchased the 3,737,500 initial shares from the Sponsor for $25,000, resulting in 5,750,000 Class B ordinary shares outstanding after the repurchase. In May 2025, the Sponsor paid $25,000, or approximately $0.003 per share, in exchange for 7,666,667 founder shares (of which an aggregate of up to 1,000,000 shares are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters), and subsequently 5,750,000 of the founder shares were repurchased by the Company for an aggregate purchase price of $25,000 (see Note 5).
The accompanying notes are an integral part of these consolidated financial statements.

A PARADISE ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	For the years ended December 31,
	2025	2024
General and administrative expenses	$111,713	$5,000
Legal and professional expenses	926,645	70,562
Loss from operations	(1,038,358)	(75,562)
Other income:
Interest income	3,333,963	—
Gain on expiration of over-allotment option liability	272,989	—
Income (loss) before tax expense	2,568,594	(75,562)
Tax expense	—	—
Net income (loss)	$2,568,594	(75,562)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	8,383,562	—
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.35	—
Basic and diluted weighted average shares outstanding, Class A and Class B ordinary shares not subject to redemption(1)(2)	6,918,174	6,666,667
Basic and diluted net loss per share, Class A and Class B ordinary shares not subject to redemption	$(0.05)	(0.01)
__________________
(1)All share and per share data has been retroactively restated to reflect the Sponsor’s forfeiture of 1,000,000 founder shares on September 15, 2025 for no consideration as the underwriters of the IPO did not exercise the over-allotment option (see Note 5).
(2)All share and per share data has been retroactively presented. On November 9, 2022, 3,737,500 Class B ordinary shares were issued to the Sponsor for $25,000. On October 2, 2024, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, and immediately repurchased the 3,737,500 initial shares from the Sponsor for $25,000, resulting in 5,750,000 Class B ordinary shares outstanding after the repurchase. On May 19, 2025, the Sponsor paid $25,000, or approximately $0.003 per share, in exchange for 7,666,667 founder shares (of which an aggregate of up to 1,000,000 shares are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter); subsequently, 5,750,000 of the founder shares were repurchased by the Company for an aggregate purchase price of $25,000 (See Note 5).
The accompanying notes are an integral part of these consolidated financial statements.

A PARADISE ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2025

			Ordinary shares				Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Preferred shares		Class A		Class B
	Shares	Amount	Shares	Amount	Shares(1)(2)	Amount
Balance as of January 1, 2025	—	$—	—	$—	6,666,667	$—	$25,000	$(265,659)	$(240,659)
Issuance of Private Placement Units	—	—	600,000	—	—	—	6,000,000	—	6,000,000
Issuance of Public Rights, net of issuance cost	—	—	—	—	—	—	5,058,574	—	5,058,574
Gain on expiration of over-allotment option liability	—	—	—	—	—	—	272,989	—	272,989
Subsequent measurement of ordinary shares subject to redemption (interest earned on trust account)	—	—	—	—	—	—	—	(3,318,154)	(3,318,154)
Accretion of carrying value to redemption value	—	—	—	—	—	—	(17,976,981)	—	(17,976,981)
Accretion of additional paid-in capital to accumulated deficit	—	—	—	—	—	—	6,620,418	(6,620,418)	—
Net income	—	—	—	—	—	—	—	$2,568,594	$2,568,594
Balance as of December 31, 2025	—	$—	600,000	$—	6,666,667	$—	$—	$(7,635,637)	$(7,635,637)
FOR THE YEAR ENDED DECEMBER 31, 2024

			Ordinary shares				Additional paid-in capital	Accumulated deficit	Total shareholder’s deficit
	Preferred shares		Class A		Class B
	Shares	Amount	Shares	Amount	Shares(1)(2)	Amount
Balance as of January 1, 2024	—	$—	—	$—	6,666,667	$—	$25,000	$(190,097)	$(165,097)
Net loss	—	—	—	—	—	—	—	(75,562)	(75,562)
Balance as of December 31, 2024	—	$—	—	$—	6,666,667	$—	$25,000	$(265,659)	$(240,659)
_____________
(1)All share data has been retroactively restated to reflect the Sponsor’s forfeiture of 1,000,000 founder shares on September 15, 2025 for no consideration as the underwriters of the IPO did not exercise the over-allotment option (see Note 5)
(2)All share data has been retroactively presented. On November 9, 2022, 3,737,500 Class B ordinary shares were issued to the Sponsor for $25,000. On October 2, 2024, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, and immediately repurchased the 3,737,500 initial shares from the Sponsor for $25,000, resulting in 5,750,000 Class B ordinary shares outstanding after the repurchase. On May 19, 2025, the Sponsor paid $25,000, or approximately $0.003 per share, in exchange for 7,666,667 founder shares (of which an aggregate of up to 1,000,000 shares are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter); subsequently, 5,750,000 of the founder shares were repurchased by the Company for an aggregate purchase price of $25,000 (See Note 5).
The accompanying notes are an integral part of these consolidated financial statements.

A PARADISE ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	For the years ended December 31,
	2025	2024
Cash Flows from Operating Activities:
Net income (loss)	$2,568,594	$(75,562)
Adjustment to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in trust account	(3,318,154)	—
Gain on expiration of over-allotment option liability	(272,989)	—
Changes in operating assets and liabilities
Prepaid expenses	(136,537)	(2,400)
Accounts payable and accrued expenses	384,211	5,070
Net Cash Used in Operating Activities	(774,875)	(72,892)

Cash Flows from Investing Activities
Purchase of investment held in trust account	(200,000,000)	—
Net Cash Used in Investing Activities	(200,000,000)	—

Cash Flows from Financing Activities
Proceeds from sale of public units	200,000,000	—
Proceeds from sale of private placement units	6,000,000	—
Proceeds from issuance of promissory note to related party	64,194	95,709
Repayment of promissory note to related party	(300,000)	—
Payment of underwriter commissions	(4,000,000)	—
Payment of offering costs	(349,612)	(22,817)
Advance from a related party	57,922	—
Net Cash Provided by Financing Activities	201,472,504	72,892

Net Change in Cash	697,629	—

Cash, Beginning of Year	—	—
Cash, End of Year	$697,629	$—

Supplemental disclosure of cash flow information:
Deferred underwriting fee payable	$8,000,000	$—
Accretion of carrying value to redemption value of Class A redeemable ordinary shares	$21,295,135	$—
Deferred offering costs paid via promissory note – related party	$64,194	$22,817
The accompanying notes are an integral part of these consolidated financial statements.

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations
A Paradise Acquisition Corp. (formerly A Paradigm Acquisition Corp., the “Company”) is a blank check company incorporated in the British Virgin Islands (or the “BVI”) on November 9, 2022. The Company was formed for the purpose of effecting a merger, shares exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although there is no restriction or limitation on what industry or geographic region the Company’s target operates in, it is the Company’s intention to pursue prospective targets that are in the leisure and entertainment sector.
The Company has a wholly owned inactive subsidiary, A Paradise Merger Sub I, Inc. (the “Merger Sub”), a Cayman Islands exempted company, formed on November 18, 2025 solely for the purpose of completing the transactions contemplated by the Business Combination Agreement, dated as November 26, 2025.
As of December 31, 2025, the Company had not commenced any operations. For the period from November 9, 2022 (inception) through December 31, 2025, the Company’s efforts have been limited to organizational activities as well as activities related to the Initial Public Offering (the “IPO”), and subsequent to the IPO, identifying a target company, entering into the business combination agreement described below, and proceeding toward completion of the Business Combination. The Company will not generate any operating revenues until after the completion of a business combination, at the earliest. The Company will generate non-operating income in the form of dividends and/or interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor, A SPAC IV (Holdings) Corp., is a BVI company (the “Sponsor”). The registration statement for the Company’s IPO became effective on July 29, 2025. On July 31, 2025, the Company consummated the IPO of 20,000,000 units (the “Units”). Each Unit consists of one Class A ordinary share, no par value per share (the “Public Shares”) and one right (the “Public Rights”) to receive one-eighth (1/8) of one Class A ordinary share upon the completion of the initial Business Combination. The Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $200,000,000.
Simultaneously with the closing of the IPO and the sale of the Units on July 29, 2025, the Company consummated the private placement (“Private Placement”) of 600,000 units (the “Private Placement Units”) to the Sponsor and the underwriters, Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“CCM”), at a price of $10.00 per Private Placement Unit, generating total proceeds of $6,000,000, which is described in Note 4. The Company granted the underwriters a 45-day option to purchase up to an additional 3,000,000 Units at the IPO price to cover over-allotments, if any, which expired unexercised on September 12, 2025.
Five institutional investors (none of which are affiliated with any member of management, the Sponsor or any other investor) (“non-voting sponsor investors”) have purchased, indirectly, through the purchase of non-voting interests in our sponsor, an aggregate of 130,000 Private Placement Units (the “Non-Voting Private Placement Units”) at a price of $10.00 per unit ($1,300,000 in the aggregate). In connection with the non-voting sponsor investor indirectly purchasing, through the Sponsor, the Non-Voting Private Placement Units allocated to the non-voting sponsor investors in connection with the closing of the IPO, the Sponsor issued non-voting shares (the “Non-Voting Sponsor Shares”) at a nominal purchaser price to the non-voting sponsor investors at the closing of the IPO, reflecting interests in an aggregate of 1,368,421 Founder Shares (defined below) held by the Sponsor. On December 19, 2025, an affiliate of the Sponsor purchased all of the issued and outstanding Non-Voting Sponsor Shares from the non-voting sponsor investors.
Transaction costs amounted to $12,645,418 consisting of $4,000,000 of cash underwriting fee which was paid in cash at the closing date of the IPO, $8,000,000 of deferred underwriting fee, and $645,418 of other offering costs. At the IPO date, cash of $1,848,460 was held outside of the Trust Account (as defined below) and is available for the payment of the promissory note (see Note 5), payment of accrued expenses and for working capital purposes.
Following the closing of the IPO on July 31, 2025, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee. The funds placed in the Trust Account may only be invested in U.S. government treasury obligations with a maturity of 185 days or less or

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. Except with respect to divided and/or interest earned on the funds held in the trust account that may be released to the Company to pay the Company’s tax obligation, if any, the proceeds from the IPO and the sale of Private Placement Units will not be released from the Trust Account until the earliest to occur of (i) the completion of the company’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of obligation to redeem 100% of our public shares if the Company does not complete the initial business combination within the Combination Period (defined below) or (B) with respect to any other provision relating to shareholders’ rights or pre-Business Combination activity and (iii) the redemption of all of the public shares if the Company is unable to complete the initial Business Combination within the Combination Period (defined below), subject to applicable law and as further described in the Prospectus. The proceeds deposited in the Trust Account could become subject to the claims of the creditors, if any, which could have priority over the claims of the public shareholders.
The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii)  by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under the law or stock exchange listing requirement. The Company will provide the public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.00 per public share (subject to increase of up to an additional $0.20 per unit in the event that the Sponsor elects to extend the period of time to consummate a Business Combination, as described in more detail in the IPO).
The ordinary share subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company will have 24 months from the closing of the IPO to complete the initial business combination (the “Combination Period”). If the Company is unable to complete the initial business combination within the Combination Period, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to the Company’s obligations under BVI law to provide for claims of creditors and subject to the other requirements of applicable law.

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The underwriters, the Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares, Private Shares and public shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares, Private Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and Private Shares if the Company fails to complete the initial Business Combination within the Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Combination Period and to liquidating distributions from assets outside the trust account; and (iv) vote any founder shares held by them and any public shares purchased during or after the IPO (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.
The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.
Agreements
Business Combination Agreement
On November 26, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Merger Sub, and Enhanced Ltd, a Cayman Islands exempted company with limited liability (“Enhanced”). The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Enhanced Business Combination”), following the Acquiror Domestication (as defined below):
•at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the Companies Act (as revised) of the Cayman Islands (“Cayman Companies Act”) and the Texas Business Organizations Code (“TBOC”), Merger Sub will merge with and into Enhanced, the separate corporate existence of Merger Sub will cease and Enhanced will be the surviving company and a wholly owned subsidiary of the Company (the “First Merger”) and immediately following the First Merger, Enhanced will merge with and into the Company, the separate corporate existence of Enhanced will cease and the Company will be the surviving corporation (together with the First Merger, the “Mergers”); and
•as a result of the Mergers, among other things, all outstanding shares of common stock (inclusive of shares of converted preferred stock and issuable in respect of the SAFE financing described below) of Enhanced immediately prior to the effective time of the First Merger will be cancelled in exchange for the right to receive, except with respect to (i) any shares of common stock of Enhanced subject to options or consultant awards, (ii) any shares of common stock of Enhanced held in the treasury of Enhanced, which treasury

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
shares will be cancelled as part of the First Merger, and (iii) any shares of common stock of Enhanced held by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the Cayman Companies Act, a number of shares of A Paradise Domesticated Class A Common Stock (as defined below), as adjusted in accordance with the Business Combination Agreement and as further described therein. In addition, at the First Merger, certain holders designated by Apeiron Investment Group Limited (the “Class B Holders”) will be issued a number of shares of the Company’s Class B ordinary shares such that, immediately after the Closing, the Class B Holders will have at least 95% of the voting power of the capital stock of the surviving corporation on a fully-diluted basis.
The Board of Directors of the Company (the “Board”) has unanimously (i) approved and declared advisable the Business Combination Agreement, the Enhanced Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Business Combination Agreement and related matters by the shareholders of the Company.
Prior to the Closing, subject to the approval of the Company’s shareholders, and in accordance with the TBOC, the BVI Business Companies Act, 2004 (the “BVI Act”), and the Company’s memorandum and articles of association, the Company will effect a deregistration under the BVI Act and a domestication under the TBOC (by means of filing a certificate of conversion and certificate of formation with the Secretary of State of the State of Texas), pursuant to which the Company’s jurisdiction of incorporation will be changed from the British Virgin Islands to the State of Texas (the “Acquiror Domestication”). Upon the effective time of the Acquiror Domestication, the Company will change its name to “Enhanced Group Inc.”.
Immediately prior to the effective time of the Acquiror Domestication, each then issued and outstanding Class B ordinary share of the Company will convert automatically, on a one-for-one basis, into a Class A ordinary share of the Company (the “Converted Acquiror Class A Common Stock”). At the effective time of the Acquiror Domestication, (a) each then issued and outstanding Class A ordinary share of the Company (including the Converted Acquiror Class A Common Stock) will convert automatically, on a one-for-one basis, into a share of the Company’s Class A common stock, par value $0.0001 per share, of the Company (after the Acquiror Domestication) (the “Domesticated Acquiror Class A Common Stock” or “Enhanced Group Class A common stock”); (b) the Company will authorize a new class of Class B common stock, par value $0.0001 per share (the “Domesticated Acquiror Class B Common Stock” or “Enhanced Group Class B common stock”), the terms of which will provide, among other things, that each share of Domesticated Acquiror Class B Common Stock will carry ten votes; (c) each then issued and outstanding unit of the Company (the “BVI Acquiror Units”) will convert automatically into a domesticated Acquiror unit representing one share of Domesticated Acquiror Class A Common Stock and a right to receive one-eighth of one share of Domesticated Acquiror Class A Common Stock at the Closing; and (d) each then issued and outstanding right of the Company (the “BVI Acquiror Right”) will convert automatically into a domesticated Acquiror right, with each domesticated Acquiror right representing the right to receive one-eighth of one Domesticated Acquiror Class A Common Stock at the Closing.
The Business Combination Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the Enhanced Business Combination is subject to certain conditions as further described in the Business Combination Agreement.
A Paradise Holders Support Agreement
In connection with the execution of the Business Combination Agreement, the Company entered into an acquiror holder support agreement (the “A Paradise Holders Support Agreement”), dated as of November 26, 2025, between the Company, Enhanced and the Sponsor (the “Major A Paradise Shareholder”). Under the A Paradise Holder Support Agreement, the Major A Paradise Shareholder agrees that, among other things, (i) the Major A Paradise Shareholder will not to sell or transfer their shares until the earlier to occur of the Second Effective Time and the termination of the Business Combination Agreement, and (ii) that at any meeting of the shareholders and in any action by written consent of the shareholders, the Major A Paradise Shareholder will vote all of its shares for the Enhanced Business Combination and related transactions.

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Enhanced Holders Support Agreement
In connection with the execution of the Business Combination Agreement, the Company entered into the Enhanced holders support agreement (the “Enhanced Holder Support Agreement”), dated as of November 26, 2025, among certain shareholders of Enhanced (the “Major Enhanced Stockholders”). Under the Enhanced Holder Support Agreement, the Major Enhanced Stockholders agree, among other things, not to sell or transfer their shares until the earlier to occur of the Second Effective Time and the termination of the Business Combination Agreement, and that at any meeting of the shareholders and in any action by written consent of the shareholders, such Major Enhanced Stockholders will vote all of their shares for the Enhanced Business Combination and related transactions.
Going Concern Consideration
As of December 31, 2025, the Company had $697,629 in cash and a working capital of $364,363. The Company’s liquidity needs prior to the consummation of the IPO were satisfied through the proceeds of $25,000 from the sale of the Founder Shares (as defined in Note 5), and loan proceeds from the Sponsor of $300,000 under the promissory note (see Note 5), which was subsequently repaid in full on October 9, 2025.
Subsequent to the consummation of the IPO, the Company’s liquidity has been satisfied through the net proceeds from the IPO and the Private Placement. The Company has incurred and expects to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a Business Combination.
The Company may need to obtain additional financing either to complete its Business Combination or because it becomes obligated to redeem a significant number of public shares upon consummation of its Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. If the Company is unable to complete its Business Combination because it does not have sufficient funds available, it may cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
The Company has until July 31, 2027 to consummate the initial Business Combination. If the Company does not complete a Business Combination, the Company will wind up, dissolve and liquidate pursuant to the terms of its amended and restated memorandum and articles of association. Notwithstanding management’s belief that the Company would have sufficient funds to execute its business strategy, there is a possibility that business combination might not happen within the Combination Period, or by July 31, 2027. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. Therefore, management believes that it would be prudent to include in its disclosure language about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 31, 2027.
Risks and Uncertainties
Various social and political circumstances in the U.S. and around the world (including rising trade tensions between the U.S. and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries), may contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide.
As a result of these circumstances and the ongoing Russia/Belarus/Ukraine, Hamas/Iran/Lebanon/Israel in the Middle Eastern countries conflicts and/or other future global conflicts, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and potential future

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
sanctions on the world economy and the specific impact on the Company’s financial position, results of operations or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).
Principles of consolidation
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $697,629 and none in cash and cash equivalents as of December 31, 2025 and 2024, respectively.

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.
Offering Costs Associated with Initial Public Offering
Offering costs were $12,645,418 consisting of $4,000,000 of cash underwriting fee which was paid in cash at the closing date of the IPO, $8,000,000 of deferred underwriting fee, and $645,418 of other offering costs that are directly related to the IPO and charged to shareholders’ equity upon the completion of the IPO. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. The Company allocates offering costs among Public Shares, Public Rights and Private Placement Units based on the relative fair values of Public Shares, Public Rights and Private Placement Units. Accordingly, $12,303,992 was allocated to Public Shares and charged to temporary equity, and $341,426 was allocated to Public Rights and Private Placement Units and charged to shareholders’ equity.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

Level 1 —	Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —	Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
Investments Held in Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of investments in money market funds that invest in U.S. government securities. These securities are presented on the balance sheet at fair value at the end of each reporting period. Earnings on investments held in the Trust Account are included in interest earned on investments held in the Trust Account in the accompanying consolidated statements of operations. The estimated fair value of investments held in the Trust Account is determined using available market information.
During the year ended December 31, 2025, net proceeds of $200,000,000 from the sale of Units in the IPO were deposited into the Trust Account and interest earned from the Trust Account amounted to $3,318,154. There were no withdrawals made during the year ended December 31, 2025. As of December 31, 2025 and 2024, investments held in Trust Account were $203,318,154 and nil, respectively.

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (ASC 480). Class A ordinary shares subject to mandatory redemption (if any) will be classified as a liability instrument and will be measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) will be classified as temporary equity. At all other times, ordinary shares will be classified as stockholders’ equity. In accordance with ASC 480-10-S99, the Company classifies Class A ordinary shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. Given that the 20,000,000 Class A ordinary shares sold as part of the Units in the Company’s IPO were issued with other freestanding instruments (i.e., rights), the initial carrying value of Class A ordinary shares classified as temporary equity has been allocated to the proceeds determined in accordance with ASC 470-20. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Accordingly, as of December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of permanent shareholders’ equity on the Company’s consolidated balance sheet in the following table:

Gross proceeds	$200,000,000
Subtract:
Proceeds allocated to Public Share Rights	(5,400,000)
Proceeds allocated to over-allotment option	(272,989)
Class A ordinary shares issuance costs	(12,303,992)
Add:
Accretion of carrying value to redemption value	17,976,981
Subsequent measurement of ordinary shares subject to redemption (interest earned on trust account)	3,318,154
Class A ordinary shares subject to possible redemption – December 31, 2025	$203,318,154
Rights Accounting
The Company accounts for rights as either equity-classified or liability-classified instruments based on an assessment of the right’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the rights are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the rights meet all of the requirements for equity classification under ASC 815, including whether the rights are indexed to the Company’s own ordinary shares and whether the right holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of right issuance and as of each subsequent quarterly period end date while the rights are outstanding.
For issued or modified rights that meet all of the criteria for equity classification, the rights are required to be recorded as a component of equity at the time of issuance. For issued or modified rights that do not meet all the criteria for equity classification, the rights are required to be recorded as liabilities at their initial fair value on the

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the rights are recognized as a non-cash gain or loss on the consolidated statements of operations.
As the rights to be issued upon the closing of the IPO and sale of Private Placement Units meet the criteria for equity classification under ASC 815, therefore, the rights are classified as equity.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the British Virgin Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the British Virgin Islands. In accordance with British Virgin Islands income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
The Company is considered to be a British Virgin Islands business company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the British Virgin Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC 260, Earnings Per Share. The statements of operations include a presentation of income per redeemable share and income per non-redeemable share following the two-class method of income per share. In order to determine the net income (loss) attributable to both the redeemable shares and non-redeemable shares, the Company first considered the undistributed income (loss) allocable to both the redeemable shares and non-redeemable shares and the undistributed income is calculated using the total net income (loss) less any dividends paid. The Company then allocated the undistributed income (loss) ratably based on the weighted average number of shares outstanding between the redeemable and non-redeemable shares. Any remeasurement of the accretion to redemption value of the common shares subject to possible redemption was considered to be dividends paid to the public shareholders.
The calculation of diluted net income (loss) per ordinary share does not consider the effect of the rights issued in connection with the IPO and the Private Placement Units since the exercise of the units is contingent upon the occurrence of future events. As of December 31, 2025 and 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income (loss) per share is the same as basic earnings per share for the period presented.

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The net income (loss) per share presented in the statement of operations is based on the following:

	For the years ended December 31,
	2025	2024
Net income (loss)	$2,568,594	$(75,562)
Subsequent measurement of ordinary shares subject to redemption (interest earned on trust account)	(3,318,154)	—
Net loss including accretion of ordinary shares to redemption value	$(749,560)	$(75,562)

	For the years ended December 31,
	2025		2024
	Redeemable shares	Non-redeemable shares	Redeemable shares	Non-redeemable shares
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net loss	$(410,671)	$(338,889)	$—	$(75,562)
Subsequent measurement of ordinary shares subject to redemption (interest earned trust account)	3,318,154	—	—	—
Allocation of net income (loss)	2,907,483	(338,889)	—	(75,562)

Denominator:
Basic and diluted weighted average shares outstanding	8,383,562	6,918,174	—	6,666,667
Basic and diluted net income (loss) per ordinary share	$0.35	$(0.05)	$—	$(0.01)
Recent Accounting Pronouncements
In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”), which provides guidance on the measurement of credit losses for accounts receivable and contract assets. The standard aims to improve the accuracy of credit loss estimates by requiring entities to consider historical loss experience, current conditions, and reasonable and supportable forecasts. ASU 2025-05 is effective for annual periods beginning after December 15, 2025, with early adoption permitted. The Company is currently evaluating the potential impact of the adoption of ASU 2025-05 on its financial statements.
In January 2025, the FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The FASB issued ASU 2024-03 on November 4, 2024. ASU 2024-03 states that the amendments are effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Following the issuance of ASU 2024-03, the FASB was asked to clarify the initial effective date for entities that do not have an annual reporting period that ends on December 31 (referred to as non-calendar year-end entities). Because of how the effective date guidance was written, a non-calendar year-end entity may have concluded that it would be required to initially adopt the disclosure requirements in ASU 2024-03 in an interim reporting period, rather than in an annual reporting period. The FASB’s intent in the basis for conclusions of ASU 2024-03 is clear that all public business entities should initially adopt the disclosure requirements in the first annual reporting period beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027.
On November 4, 2024, the FASB issued ASU No. 2024-03, Expense Disaggregation Disclosures (“ASU 2024-03”). ASU 2024-03 amends ASC 220, Comprehensive Income to expand income statement expense disclosures and require disclosure in the notes to the financial statements of specified information about certain costs

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and expenses. ASU 2024-03 is required to be adopted for fiscal years commencing after December 15, 2026, with early adoption permitted. The Company is currently evaluating the potential impact of adopting the standard on its financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company adopted ASU 2023-09 on January 1, 2025 and did not have a significant impact.
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires the disclosure of additional segment information. ASU No. 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this guidance on January 1, 2024 (see Note 9).
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.
Note 3 — Initial Public Offering
On July 31, 2025, the Company sold 20,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share with no par value and one right (the “Public Right”). Each right entitles the holder to receive one-eighth (1/8) of one Class A ordinary share upon the consummation of the Company’s initial Business Combination. The Company will not issue fractional shares upon conversion of the rights, as disclosed in Note 7.
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Company’s Sponsor and CCM purchased an aggregate of 400,000 Private Placement Units and 200,000 Private Placement Units, respectively, at a price of $10.00 per Private Placement Unit for an aggregate purchase price of $6,000,000. Each Private Placement Unit consists of one ordinary share (“Private Share”) and one-eighth (1/8) of one right (“Private Right”). Each Private Right will be converted into one ordinary share upon the consummation of a Business Combination. The proceeds from the Private Placement Units were added to the proceeds from the IPO which were deposited in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will expire worthless. Five institutional investors (none of which are affiliated with any member of management, the Sponsor or any other investor) (“non-voting sponsor investors”) purchased, indirectly, through the purchase of non-voting interests in our sponsor, an aggregate of 130,000 Private Placement Units (the “Non-Voting Private Placement Units”) at a price of $10.00 per unit ($1,300,000 in the aggregate). In connection with the non-voting sponsor investor indirectly purchasing, through the Sponsor, the Non-Voting Private Placement Units allocated to the non-voting sponsor investors in connection with the closing of the IPO, the Sponsor issued non-voting shares at a nominal purchaser price to the non-voting sponsor investors at the closing of the IPO, reflecting interests in an aggregate of 1,368,421 Founder Shares (defined below) held by the Sponsor. On December 19, 2025, an affiliate of the Sponsor purchased all of the issued and outstanding Non-Voting Sponsor Shares from the non-voting sponsor investors. Private Placement Units and all underlying securities will not be transferable, assignable, or salable until the completion of a Business Combination, subject to certain exceptions.
Note 5 — Related Party Transactions
Founder Shares
On November 9, 2022, the Sponsor acquired 3,737,500 Class B ordinary share (“Founder Shares”) for an aggregate purchase price of $25,000. Founder Shares have been retroactively restated to reflect a share subscription and purchase agreement. On October 2, 2024, the Company issued 5,750,000 Founder Shares to the Sponsor for $25,000, and immediately repurchased the 3,737,500 initial shares from the Sponsor for $25,000, resulting in

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5,750,000 Founder Shares outstanding after the repurchase. In May 2025, the Sponsor paid $25,000, or approximately $0.003 per share, in exchange for 7,666,667 founder shares (of which an aggregate of up to 1,000,000 shares are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters); subsequently, 5,750,000 of the founder shares were repurchased by the Company for an aggregate purchase price of $25,000. Five institutional investors (none of which are affiliated with any member of management, the Sponsor or any other investor) (“non-voting sponsor investors”) purchased, indirectly, through the purchase of non-voting interests in our sponsor, an aggregate of 130,000 Non-Voting Private Placement Units at a price of $10.00 per unit ($1,300,000 in the aggregate). In connection with this indirect purchase, the Sponsor issued non-voting shares at a nominal purchaser price to the non-voting sponsor investors at the closing of the IPO, reflecting interests in an aggregate of 1,368,421 Founder Shares held by the Sponsor. On September 15, 2025, as a result of the underwriters’ over-allotment option expiring, a total of 1,000,000 Founder Shares were forfeited. The related share and per-share amounts presented in these financial statements have been retroactively adjusted to reflect this share forfeiture for all periods presented. On December 19, 2025, an affiliate of the Sponsor purchased all of the issued and outstanding Non-Voting Sponsor Shares, reflecting interest in an aggregate of 1,368,421 Founder Shares held by the Sponsor, from the non-voting sponsor investors
The Sponsor has agreed not to transfer, assign or sell its Founder shares until the earlier to occur of: (A) six months after the completion of the Company’s initial business combination, or (B) the date on which the closing price of the Company’s Class A ordinary share equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, or earlier, if, subsequent to the initial business combination, the Company consummates a liquidation, merger, shares exchange or other similar transaction which results in all of the shareholders having the right to exchange their shares of Class A ordinary share for cash, securities or other property.
Due to Related Party
Prior to the closing of the IPO, the Sponsor funded the Company’s transaction costs related to the IPO. As of December 31, 2025 and 2024, $57,922 and nil were outstanding, respectively; the amount is unsecured, interest-free and due on demand.
Promissory Note — Related Party
On December 9, 2022, the Sponsor has agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO (the “Note”). The Note is non-interest bearing, unsecured and was due at the earlier of (1) December 31, 2023, and (2) the closing of the IPO or (3) the date on which the Company determines not to conduct an initial public offering of its securities, unless accelerated upon the occurrence of an Event of Default. On October 22, 2024, the Note was amended to extend the maturity date to the earlier of (1) June 30, 2025, and (2) the closing of the IPO or (3) the date on which the Company determines not to conduct an initial public offering of its securities, unless accelerated upon the occurrence of an Event of Default. On October 9, 2025, the Company subsequently repaid the Note in full. The Note was terminated after the repayment. As of December 31, 2025 and 2024, there were nil and $235,806 outstanding under the Note, respectively.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units issued to our sponsor. The terms of Working Capital Loans by the Company’s officers and

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
directors, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2025 and 2024, the Company had no borrowings under the Working Capital Loans.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of the Founder Shares, Private Placement Units, shares being issued to the underwriters of the IPO, and units that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period, which occurs (i) in the case of the Founder Shares, on the earlier of (A) six months after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial business combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the completion of the initial business combination that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, and (ii) in the case of the Private Placement Units, including the component securities therein, until the completion of the initial business combination.
Notwithstanding the above, the shares to be issued to the underwriters in the IPO will be further subject to the limitations on registration requirements imposed by FINRA Rule 5110(g)(8). The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters had a 45-day option from the date of the IPO to purchase up to an additional 3,000,000 Units to cover over-allotments, if any, which expired unexercised on September 12, 2025.
The underwriters were paid a cash underwriting discount of two percent (2%) of the gross proceeds of the IPO, or $4,000,000, of which $2,000,000 were invested in the purchase of Private Placement Units, upon the closing of the IPO. In addition, the underwriters will be entitled to a deferred fee of up to $0.40 per Unit, or 4% of the gross proceeds of the offering, or up to $8,000,000 in the aggregate (or $9,200,000 in the aggregate if the underwriter’s over-allotment option is exercised in full), payable based on the funds remaining in the Trust Account after redemptions of Public Shares, solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The Company recorded the deferred underwriting fee payable in the balance sheet as of July 31, 2025, by referring to ASC 450 that deferred underwriter fees should be recognized upon the close of IPO if the Business Combination is probable of occurring, and the underwriter fee can be reasonably estimated.
Business Combination Agreement
On November 26, 2025, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Enhanced Ltd, a Cayman Islands exempted company with limited liability (“Enhanced”).The Business Combination Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 6 — Commitments and Contingencies (Cont.)
agreements and transactions contemplated by the Business Combination Agreement, the “Enhanced Business Combination”), following the Acquiror Domestication (as defined below):
•at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the Companies Act (as revised) of the Cayman Islands (“Cayman Companies Act”) and the Texas Business Organizations Code (“TBOC”), Merger Sub will merge with and into Enhanced, the separate corporate existence of Merger Sub will cease and Enhanced will be the surviving company and a wholly owned subsidiary of the Company (the “First Merger”) and immediately following the First Merger, Enhanced will merge with and into the Company, the separate corporate existence of Enhanced will cease and the Company will be the surviving corporation (together with the First Merger, the “Mergers”); and
•as a result of the Mergers, among other things, all outstanding shares of common stock (inclusive of shares of converted preferred stock and issuable in respect of the SAFE financing described below) of Enhanced immediately prior to the effective time of the First Merger will be cancelled in exchange for the right to receive, except with respect to (i) any shares of common stock of Enhanced subject to options or consultant awards, (ii) any shares of common stock of Enhanced held in the treasury of Enhanced, which treasury shares will be cancelled as part of the First Merger, and (iii) any shares of common stock of Enhanced held by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the Cayman Companies Act, a number of shares of A Paradise Domesticated Class A Common Stock (as defined below), as adjusted in accordance with the Business Combination Agreement and as further described therein. In addition, at the First Merger, certain holders designated by Apeiron Investment Group Limited (the “Class B Holders”) will be issued a number of shares of the Company’s Class B ordinary shares such that, immediately after the Closing, the Class B Holders will have at least 95% of the voting power of the capital stock of the surviving corporation on a fully-diluted basis.
The Board of Directors of the Company (the “Board”) has unanimously (i) approved and declared advisable the Business Combination Agreement, the Enhanced Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Business Combination Agreement and related matters by the shareholders of the Company.
Prior to the Closing, subject to the approval of the Company’s shareholders, and in accordance with the TBOC, the BVI Business Companies Act, 2004 (the “BVI Act”), and the Company’s memorandum and articles of association, the Company will effect a deregistration under the BVI Act and a domestication under the TBOC (by means of filing a certificate of conversion and certificate of formation with the Secretary of State of the State of Texas), pursuant to which the Company’s jurisdiction of incorporation will be changed from the British Virgin Islands to the State of Texas (the “Acquiror Domestication”). Upon the effective time of the Acquiror Domestication, the Company will change its name to “Enhanced Group Inc.”.
Immediately prior to the effective time of the Acquiror Domestication, each then issued and outstanding Class B ordinary share of the Company will convert automatically, on a one-for-one basis, into a Class A ordinary share of the Company (the “Converted Acquiror Class A Common Stock”). At the effective time of the Acquiror Domestication, (a) each then issued and outstanding Class A ordinary share of the Company (including the Converted Acquiror Class A Common Stock) will convert automatically, on a one-for-one basis, into a share of the Company’s Class A common stock, par value $0.0001 per share, of the Company (after the Acquiror Domestication) (the “Domesticated Acquiror Class A Common Stock” or “Enhanced Group Class A common stock”); (b) the Company will authorize a new class of Class B common stock, par value $0.0001 per share (the “Domesticated Acquiror Class B Common Stock” or “Enhanced Group Class B common stock”), the terms of which will provide, among other things, that each share of Domesticated Acquiror Class B Common Stock will carry ten votes; (c) each then issued and outstanding unit of the Company (the “BVI Acquiror Units”) will convert automatically into a domesticated Acquiror unit representing one share of Domesticated Acquiror Class A Common Stock and a right to receive one-eighth of one share of Domesticated Acquiror Class A Common Stock at the Closing; and (d) each then issued and outstanding right of the Company (the “BVI Acquiror Right”) will convert automatically into a domesticated Acquiror right, with each domesticated Acquiror right representing the right to receive one-eighth of one Domesticated Acquiror Class A Common Stock at the Closing.

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 6 — Commitments and Contingencies (Cont.)
The Business Combination Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the Enhanced Business Combination is subject to certain conditions as further described in the Business Combination Agreement.
A Paradise Holders Support Agreement
In connection with the execution of the Business Combination Agreement, the Company entered into an acquiror holder support agreement (the “A Paradise Holders Support Agreement”), dated as of November 26, 2025, between the Company, Enhanced and the Sponsor (the “Major A Paradise Shareholder”). Under the A Paradise Holder Support Agreement, the Major A Paradise Shareholder agrees that, among other things, (i) the Major A Paradise Shareholder will not to sell or transfer their shares until the earlier to occur of the Second Effective Time and the termination of the Business Combination Agreement, and (ii) that at any meeting of the shareholders and in any action by written consent of the shareholders, the Major A Paradise Shareholder will vote all of its shares for the Enhanced Business Combination and related transactions.
Enhanced Holders Support Agreement
In connection with the execution of the Business Combination Agreement, the Company entered into the Enhanced holders support agreement (the “Enhanced Holder Support Agreement”), dated as of November 26, 2025, among certain shareholders of Enhanced (the “Major Enhanced Stockholders”). Under the Enhanced Holder Support Agreement, the Major Enhanced Stockholders agree, among other things, not to sell or transfer their shares until the earlier to occur of the Second Effective Time and the termination of the Business Combination Agreement, and that at any meeting of the shareholders and in any action by written consent of the shareholders, such Major Enhanced Stockholders will vote all of their shares for the Enhanced Business Combination and related transactions.
Note 7 — Shareholders’ Deficit
Preferred Shares — The Company is authorized to issue a total of 5,000,000 preferred shares with no par value. As of December 31, 2025 and 2024, there were no shares of preferred shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares with no par value. As of December 31, 2025 and 2024, there were 600,000 and nil Class A ordinary shares outstanding, excluding 20,000,000 and nil shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares with no par value. On November 9, 2022, the Company issued 3,737,500 shares of Class B ordinary share to the Sponsor. The Class B ordinary shares have been retroactively restated to reflect a share subscription and purchase agreement. On October 2, 2024, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000 and immediately repurchased the 3,737,500 initial shares from the Sponsor for $25,000, resulting in 5,750,000 Class B ordinary shares outstanding after the repurchase. On May 19, 2025, the Sponsor paid $25,000, or approximately $0.003 per share, in exchange for 7,666,667 Class B ordinary shares (of which an aggregate of up to 1,000,000 shares are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters), and subsequently 5,750,000 of the Class B ordinary shares were repurchased by the Company for an aggregate purchase price of $25,000. On September 15, 2025, as a result of the expiration of the underwriters’ over-allotment option, a total of 1,000,000 Class B ordinary shares were forfeited. As of December 31, 2025 and 2024, there were 6,666,667 shares of Class B ordinary shares issued and outstanding. Shares have been retroactively adjusted to reflect this share forfeiture for all periods presented.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution right, share splits, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein and in the Company’s amended and restated memorandum and articles of association. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the IPO and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 20% of the sum of all ordinary shares issued and outstanding upon completion of the IPO, including pursuant to the Over-Allotment Option, plus all Class A ordinary shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued in connection with or in relation to the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination or any private placement-equivalent securities issued to the Sponsor or its affiliates upon conversion of loans made to the Company.
Prior to the initial Business Combination, only holders of the Founder Shares will have the right to vote on the election of directors. Holders of the public shares will not be entitled to vote on the election of directors during such time. These provisions of the Company’s amended and restated memorandum and articles of association may only be amended by a resolution passed by holders of at least a majority of the ordinary shares who are eligible to vote and attend and vote in a general meeting of the shareholders. With respect to any other matter submitted to a vote of the shareholders, including any vote in connection with the initial Business Combination, except as required by law, holders of the Founder Shares and holders of the public shares will vote together as a single class, with each share entitling the holder to one vote.
Rights — As of December 31, 2025 and 2024, there were 20,000,000 rights and nil right outstanding, respectively. Except in cases where the Company is not the surviving company in a business combination, each holder of a right will automatically receive one eighth(1/8) of one Class A ordinary share upon consummation of the Company’s initial business combination, even if the holder of such right redeemed all Class A ordinary shares held by it in connection with the initial business combination. In the event that the Company will not be the surviving company upon completion of its initial business combination, each holder of a right will be required to affirmatively convert its right in order to receive the one eighth (1/8) of one Class A ordinary share underlying each right upon consummation of the business combination (without paying additional consideration). The Company will not issue fractional shares in connection with an exchange of right. As a result, holders must hold rights in multiples of eight (8) in order to receive Class A ordinary shares for all such rights upon closing of a business combination. The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of the Company).
If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, holders of the rights might not receive the shares of ordinary shares underlying the rights.
Note 8 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value as of December 31, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	As of December 31, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account	$203,318,154	$203,318,154	$—	$—

A PARADISE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 9 — Segment Information
ASC Topic 280, Segment Reporting, establishes standards for companies to report, in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.
The Company’s chief operating decision maker has been identified as the Chief Executive Officer, Chief Financial Officer and Chairman (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating and reportable segment. The Company’s CODM does not review assets by segment in the evaluation and therefore assets by segment are not disclosed below.
When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews key metrics, which include the following:

	For the years ended December 31,
	2025	2024
General and administrative and legal and professional expenses	$1,038,358	$75,562
Interest earned on investment held in Trust Account	$3,318,154	$—
The key measures of segment profit or loss reviewed by the CODM are general and administrative expenses and interest earned on investments held in Trust Account. General and administrative expenses include insurance expenses, Nasdaq listing expenses, trust service expenses, auditing expenses, printing expenses, and regulatory filing fees, none of which are deemed to be significant segment expenses and are reviewed in aggregate to ensure alignment with budget and contractual obligations. The CODM reviews interest earned on investments in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investments with the Trust Account funds while maintaining compliance with the trust agreement.
Note 10 — Subsequent Events
In accordance with ASC 855, “Subsequent Events”, the Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this audit, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Enhanced Ltd
Grand Cayman, Cayman Islands
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Enhanced Ltd (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, P.C.
We have served as the Company's auditor since 2025.
New York, New York
February 12, 2026

Enhanced Ltd
Consolidated Balance Sheets

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,253,578	$4,018,226
Deposit assets	597,011	—
Deferred offering costs	3,987,901	—
Prepaid expenses and other assets	436,750	103,649
Total current assets	30,275,240	4,121,875
OTHER ASSETS:
Deposit assets, long-term	1,360,004	—
Equipment, net	433,804	3,134
Intangible assets, net	30,000	30,000
TOTAL ASSETS	$32,099,048	$4,155,009
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Simple Agreements for Future Equity	$29,660,667	$—
Accounts payable and accrued expenses	2,991,524	1,901,176
Deposit liabilities	476,253	—
Other current liabilities	18,896	—
Total liabilities	33,147,340	1,901,176
Convertible Preferred Stock, $0.00001 par value, 3,973,381 and 2,579,168 shares authorized at December 31, 2025 and 2024, respectively; 3,973,369 and 2,579,168 shares issued and outstanding at December 31, 2025 and 2024, respectively; liquidation preference of $27,271,959 and $7,271,985 at December 31, 2025 and December 31, 2024, respectively	26,854,552	7,504,644
Commitments and contingencies (Note 9)
STOCKHOLDERS' DEFICIT:
Common Stock, $0.00001 par value, 16,615,864 and 13,942,168 shares authorized as of December 31, 2025 and 2024, respectively; 10,233,183 and 10,000,000 shares issued and outstanding as of December 31, 2025 and 2024, respectively.	102	100
Additional paid-in capital	4,137,830	128,188
Accumulated deficit	(32,040,776)	(5,379,099)
Total stockholders' deficit	(27,902,844)	(5,250,811)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT	$32,099,048	$4,155,009
The accompanying notes are an integral part of these consolidated financial statements

Enhanced Ltd
Consolidated Statements of Operations and Comprehensive Loss

	For the Years Ended December 31,
	2025	2024
Operating expenses:
General and administrative	$21,732,936	$4,019,290
Athlete	3,743,219	204,071
Marketing	1,404,324	227,388
Depreciation	8,553	759
Total operating expenses	26,889,032	4,451,508
Loss from operations	(26,889,032)	(4,451,508)
Other income (expenses):
Interest income and other expense, net	227,355	68,184
Change in fair value of Simple Agreement for Future Equity liabilities	—	(316,145)
Total other income (expenses), net	227,355	(247,961)
Loss before income taxes	(26,661,677)	(4,699,469)
Net loss and comprehensive loss	$(26,661,677)	$(4,699,469)
Net loss per share, basic and diluted	$(2.62)	$(0.47)
Weighted-average shares of common stock, basic and diluted	10,174,887	10,000,000
The accompanying notes are an integral part of these consolidated financial statements

Enhanced Ltd
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' Deficit
Balance, December 31, 2023	0	$—	10,000,000	$100	$128,188	$(679,630)	$(551,342)
Conversion of simple agreements for future equity to preferred stock	752,726	1,558,143	—	—	—	—	—
Issuance of preferred stock	1,826,442	5,946,501	—	—	—	—	—
Net loss	—	—	—	—	—	(4,699,469)	(4,699,469)
Balance, December 31, 2024	2,579,168	$7,504,644	10,000,000	$100	$128,188	$(5,379,099)	$(5,250,811)
Issuance of preferred stock and warrants, net of issuance costs	1,394,201	$19,349,908	—	$—	$544,679	$—	$544,679
Exercise of warrants	—	—	233,183	2	2,330	—	2,332
Stock-based compensation expense	—	—	—	—	3,462,633	—	3,462,633
Net loss	—	—	—	—	—	(26,661,677)	(26,661,677)
Balance, December 31, 2025	3,973,369	$26,854,552	10,233,183	$102	$4,137,830	$(32,040,776)	$(27,902,844)
The accompanying notes are an integral part of these consolidated financial statements

Enhanced Ltd
Consolidated Statements of Cash Flows

	For the Years Ended
	December 31, 2025	December 31, 2024
Operating Activities
Net loss	$(26,661,677)	$(4,699,469)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	3,462,633	—
Depreciation expense	8,553	759
Change in fair value of Simple Agreement for Future Equity liabilities	—	316,145
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	621,756	1,419,814
Deposit liabilities	476,253	—
Other current liabilities	18,896	(93,584)
Deposit assets	(597,011)	—
Deposit assets, long-term	(1,360,004)	—
Prepaid expenses and other current assets	(333,101)	—
Net cash used in operating activities	(24,363,702)	(3,056,335)
Investing Activities
Purchases of equipment	(439,223)	(2,683)
Net cash used in investing activities	(439,223)	(2,683)
Financing Activities
Proceeds from issuance of Simple Agreements for Future Equity	29,660,667	899,999
Proceeds from exercise of warrants	2,332	—
Proceeds from issuance of preferred stock and warrants	19,999,980	6,029,987
Issuance costs related to preferred stock	(105,393)	(83,486)
Payment of offering costs	(3,519,309)	—
Net cash provided by financing activities	46,038,277	6,846,500
Increase in cash and cash equivalents	21,235,352	3,787,482
Cash and cash equivalents, at beginning of period	4,018,226	230,744
Cash and cash equivalents, at end of period	$25,253,578	$4,018,226

Supplemental disclosures of non-cash activities:
Conversions of Simple Agreements for Future Equity to preferred stock	$—	$1,558,143
Offering costs included in accrued expenses	$468,592	$—
The accompanying notes are an integral part of these consolidated financial statements

Enhanced Ltd
Notes to Consolidated Financial Statements
1. Nature of the Business
Enhanced Ltd (the “Company” or “Enhanced”) is a growth-stage company operating within the sports entertainment, performance technology, and lifestyle wellness markets. The Company operates under the “Enhanced” brand and is developing a portfolio of products and experiences that integrate athletic competition, scientific advancement, and consumer engagement. The Company intends to compete in categories with established market leaders including live sports events and digital media.
On January 14, 2025, Enhanced US LLC, a Delaware limited liability company, was established and is a wholly owned subsidiary of Enhanced Ltd. The purpose of this new entity is to support the Company’s expansion and operations in the U.S. market.
On November 18, 2025, Enhanced Emirates Limited, a limited liability company, was established in Abu Dhabi, United Arab Emirates, and is a wholly owned subsidiary of Enhanced Ltd. The purpose of this new entity is to support the Company’s expansion of scientific advancement and consumer engagement.
The Company is currently engaged in organizing live sporting events, the production and distribution of related content through various channels. Through the creation of the Company’s showcase event, the Enhanced Games, is intended to allow the world’s best athletes to pursue their full human potential and become faster and stronger than ever. The Company operates in one business segment.
Business Combination
On November 26, 2025, the Company entered into a definitive business combination agreement (“BCA”) with A Paradise Acquisition Corp. (“A Paradise”) (NASDAQ: APAD), a special purpose acquisition company (SPAC), to bring its global sports business to the public markets.
The business combination is expected to provide up to $200 million in gross cash proceeds upon closing assuming no redemptions by SPAC shareholders. The consummation of the business combination, subject to regulatory approval and other closing conditions, will result in Enhanced becoming a publicly traded company called Enhanced Group Inc.
Liquidity and Ability to Continue as a Going Concern
The accompanying financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business.
The Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.
The Company has incurred recurring losses since its inception, including net losses of $26.7 million for the year ended December 31, 2025 and an accumulated deficit of $32.0 million through the same period. The Company expects to continue to generate operating losses for the foreseeable future. Through December 31, 2025, the Company has financed its operations primarily from the sale of equity securities. The Company may never achieve profitability, and unless and until it does, the Company will continue to need to raise additional capital to fund its operations.
Based on the Company’s recurring losses from operations incurred since inception, expectations of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, as of the date these financial statements are available to be issued, the Company has concluded that its current cash and cash equivalents are not sufficient to fund its operations and there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements were issued.

The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.
Risks and Uncertainties
The Company is subject to risks and uncertainties common to early-stage companies in the health industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and those specific to the pharmaceutical industry such as the U.S. Food and Drug Administration, and the ability to secure additional capital to fund operations. Products currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance and reporting capabilities. The Company’s future clinical trials require significant compliance and monitoring by government agencies and there can be no assurances that such agencies will approve procedures followed in the Company’s trials. Another likely scenario is that such agencies would require additional procedures to be performed which would push out commercialization timing. Further, even if the Company's product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.
If the Company’s product development efforts are successful, they are subject to significant risks and uncertainties related to product commercialization and launch, including being unable to secure additional funding to make the Company's current technology operational before another company develops similar technology. Additionally, the Company’s potential product would compete in the medical industry. The industry is subject to technology advancements as well as being affected by political conditions which could impact the market’s reimbursement and regulatory policy, and by economic conditions surrounding availability and affordability of health insurance and access to health services.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States. Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).
Reclassifications
As a result of material athlete expenses recorded during the year ended December 31, 2025, and to conform to the current year presentation in the consolidated statements of operations and comprehensive loss, the Company has reclassified $204,071 from marketing to athlete for the year ended December 31, 2024.

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Changes in estimates and assumptions are reflected in reported results in the period in which they become known. Actual results could differ from those estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. The estimates and assumptions used do not have a material effect on the financial statements for the periods presented.
The Company considers the assumptions and estimates associated with stock-based compensation to have the most significant impact on our financial statements.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.
Deferred Offering Costs
The Company has incurred deferred offering costs in connection with the proposed BCA and recognized $4.0 million in deferred offering costs as of December 31, 2025. Deferred offering costs incurred through December 31, 2025 balance sheet date consisted of legal fees and other costs that are directly attributable and incremental to the proposed BCA. No deferred offering costs were incurred or recognized by the Company as of December 31, 2024.
Should the proposed BCA prove to be unsuccessful, deferred costs, as well as additional expenses to be incurred, will be charged to operations.
Accrued Expenses
As part of the process of preparing financial statements, the Company is required to estimate accrued expenses. This process involves identifying services that have been performed on the Company’s behalf and estimating the level of services performed and the associated costs incurred for such services where the Company has not yet been invoiced or otherwise notified of actual cost.
In accruing service fees, the Company estimates the time period over which services will be provided and the level of effort in each period. If the actual timing of the provision of services or the level of effort varies from the estimate, the Company adjusts the accrual accordingly. In the event that the Company does not identify costs that have been incurred or it under or overestimates the level of services performed or the costs of such services, its actual expenses could differ from such estimates. The date on which some services commence, the level of services performed on or before a given date and the cost of such services can be subjective determinations. The Company prepares its estimates based on the facts and circumstances known to it at the time.
Property and Equipment, Net
Equipment is stated at cost less accumulated depreciation and amortization. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in the statements of operations and comprehensive loss in the period realized. Repairs and maintenance costs are expensed as incurred. The Company’s equipment is comprised of computer equipment and fitness equipment with an estimated useful life of 3 and 5 years, respectively.

Intangible Assets, Net
On October 19, 2023, the Company purchased the rights to the domain “enhanced.com”, from a private party at a purchase price of $30,000. The Company uses the domain as the main landing page and determined that this domain has an indefinite useful life. The Company annually evaluates the recoverability of the indefinite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. To test indefinite-lived intangible assets for impairment, the Company first performs a qualitative assessment to determine if it is more likely than not that the carrying amount of each of its indefinite-lived intangible assets exceeds its fair value.
Based on these qualitative assessments in 2025 and 2024, management did not identify any events or changes in circumstances that would indicate that the carrying amounts of the Company’s intangible assets are not recoverable. The qualitative impairment assessment of the indefinite intangible assets indicated that the fair value of such assets exceeded their carrying value and therefore were not at risk of impairment. Accordingly, no quantitative impairment test was deemed necessary, and no impairment losses were recognized for the years ended December 31, 2025 and 2024.
Impairment of Long-lived Assets
Long-lived assets such as equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment of the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Fair value is generally determined by discounting the cash flows expected to be generated by the assets when the market prices are not readily available. The Company did not record any impairment of long-lived assets during the years ended December 31, 2025 and 2024.
Related Parties
Entities are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and benefits and stock-based compensation for personnel in our executive, business development, and administrative functions. General and administrative expenses also include legal fees relating to intellectual property and corporate matters, professional fees for accounting, auditing, tax and consulting services, insurance costs, travel, facility related expenses and other operating costs. General and administrative expenses are expensed as incurred.
Marketing Expenses
The Company incurs marketing expenses to promote the Company’s brand, events, initiatives within the global sports and entertainment industry. The Company also includes third-party marketing expenses including market research and marketing consulting.

Advertising
Advertising costs are expensed as incurred and are presented as a component of marketing expenses in the consolidated statements of operations and comprehensive loss. Advertising expenses for the years ended December 31, 2025 and 2024, were $174,629 and $0, respectively.
Athlete Expenses
The Company engages athletes under year-round agreements providing athletes contract and training stipends and incentive bonuses enabling them to focus exclusively on their sport. Athlete costs are expensed as incurred.
Simple Agreements for Future Equity Liabilities
In 2025, immediately prior to the BCA, the Company entered an equity private placement, issuing Simple Agreements for Future Equity (“SAFEs”) to investors for an aggregate amount of approximately $40 million. As of December 31, 2025, the Company received approximately $29.7 million of the anticipated $40 million raise. The remaining $10.3 million has not been received as of the date these financial statements are issued and does not represent an unconditional right to payment. Each SAFE entitles investors, upon consummation of the BCA, to receive Enhanced common shares based on their investment amount, the Company’s post-money valuation cap of $1.2 billion, and fully diluted capitalization. These common shares will then be exchanged for Enhanced Group Class A common stock, reflecting investors’ pro rata ownership. Additionally, SAFE investors will receive one warrant for every two shares acquired, exercisable for two years if the business combination is consummated. If the business combination does not close, SAFE investors would become shareholders of Enhanced Ltd.
The Company issued Simple Agreements for Future Equity (“SAFEs”) in 2023 and 2024 as part of its early-stage equity financing. The SAFEs convert into equity upon certain events including but not limited to equity financing, liquidity event such as a change of control or IPO, or dissolution event. As of December 31, 2023, $341,999 in SAFEs were outstanding, with an additional $899,999 issued before the Series A-1 financing on April 5, 2024. All outstanding SAFEs converted into Series A-1 Preferred Shares at a conversion price of $1.65 per share upon the Equity Financing Event on April 5, 2024. Refer to Note 5, Convertible Preferred Stock and Stockholders’ Deficit, for additional information on the Company’s convertible preferred stock.
The SAFEs are recorded as a liability in the consolidated balance sheet and the Company records subsequent changes in fair value in changes in fair value of SAFEs in the statements of operations and comprehensive loss. Debt issuance costs related to the SAFEs are expensed in the period incurred.
Fair Value of Financial Instruments
FASB ASC 820 “Fair Value Measurements and Disclosures” defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. Current assets and current liabilities qualified as financial instruments, and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization. The three levels are defined as follows:
•Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
•Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.
•Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.
As of the balance sheet dates, the estimated fair values of cash and cash equivalents and SAFEs approximated their carrying values due to the short-term nature of these instruments. Cash and cash equivalents (consisting of U.S. Treasury Bills) are classified as Level 1 inputs under the fair value hierarchy, as they are valued based on quoted market prices in active markets and totaled approximately $25.3 million and $4.0 million as of December 31, 2025 and 2024, respectively. The Company’s SAFEs are classified as Level 3 inputs, as their valuation involves significant unobservable inputs and management judgment. For SAFEs raised in December 2025, their fair value as of December 31, 2025 approximated their issuance cost which was $29.7 million; therefore, no remeasurement was required at year-end. Determining which category an asset or liability falls within the hierarchy requires significant judgment, and the Company evaluates the appropriateness of its hierarchy disclosures each reporting period.
During 2024, prior to their conversion, SAFE liabilities were remeasured using Level 3 inputs, resulting in a change in fair value included in the accompanying statements of operations and comprehensive loss.
On March 28, 2025, the Company issued 69,710 convertible Series B preferred shares for $1 million, and warrants to purchase 233,183 common shares at $0.01 per share, and included a side letter providing additional tax-related rights to the investor. The detachable warrants were measured at fair value on using Level 3 inputs. The Company measured the detachable warrants based on the fair value on the date of the grant in order to allocate the proceeds received between the convertible Series B preferred shares and the equity classified warrants in proportion to their respective fair values at issuance.
The Company estimated the fair value of the warrants with an exercise price of $0.01 per share, using the Black-Scholes option-pricing model (“OPM”). This model required the use of assumptions to determine the fair value, including:
•Expected Term—The expected term represents the period that the warrants are expected to be outstanding. The warrants were eligible to be exercised, in whole or in part, at any time for up to 90 days following the issue date.
•Expected Volatility—The Company uses an average historical stock price volatility of comparable public companies that were deemed to be representative of future stock price trends and is approximately 85%.
•Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the awards. The risk-free rate for the expected term of the warrants are approximately 4.3%.
•Expected Dividend—The Company has never paid dividends on our common stock and have no plans to pay dividends on the common stock. Therefore, the Company used an expected dividend yield of zero.
On April 9, 2025, the investor exercised the warrants, providing $2,332 in additional cash consideration, resulting in the issuance of 233,183 common shares.
Convertible Preferred Stock and Issuance Costs
The Company’s convertible preferred stock has been classified as temporary equity in the accompanying consolidated balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company’s convertible preferred stock issuance costs of $0.1 million for Series B and $0.1 million for Series A incurred within the years ended December 31, 2025 and 2024, respectively, are treated as a reduction in proceeds and recorded as a reduction to the carrying value of the convertible preferred stock. Refer to Note 5, Convertible Preferred Stock and Stockholders’ Deficit, for additional information on the Company’s convertible preferred stock.
Fair Value of Common Stock
Given the absence of a public trading market for the Company’s common stock, the Company utilized methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants’ Practice Aid: Valuation of Privately Held Company Equity Securities Issued as Compensation to estimate the fair value of its common stock. In determining the fair value, a number of objective and subjective factors were considered, which include factors such as: contemporaneous valuations performed by independent third-party specialists; the prices at which the Company sold shares of its convertible preferred stock to outside investors in arms-length transactions, and the superior rights, preferences, and privileges of the convertible preferred stock relative to the common stock at the time of each sale; the progress of the Company’s business strategy; external market and other conditions affecting the industry.
Stock-Based Compensation Expense
The Company measures stock-based awards granted to employees and nonemployees based on the fair value on the date of the grant and recognizes stock-based compensation expense of those awards over the requisite service period, which is generally the vesting period of the respective award. The Company applies the straight-line method of expense recognition to all awards with only service-based vesting conditions and accounts for forfeitures as they occur.
The Company estimates the fair value of each stock option grant on the date of grant using the Black-Scholes OPM. This model requires the use of assumptions to determine the fair value of stock-based awards, including:
•Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term, due to the limited history to estimate expected term, which is based on the average of the time-to-vesting and the contractual life of the options.
•Expected Volatility—The Company uses an average historical stock price volatility of comparable pre-revenue public companies that were deemed to be representative of future stock price trends. The Company continues to utilize comparable public companies as part of this process as there is not sufficient trading history for the common stock. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of the Company’s stock price becomes available.
•Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the expected term of the awards.
•Expected Dividend—The Company has never paid dividends on common stock and have no plans to pay dividends on the common stock. Therefore, the Company used an expected dividend yield of zero.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
A valuation allowance is recorded against deferred tax assets when, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position. Income tax amounts are therefore recognized for all situations where the likelihood of realization is greater than 50%. Changes in recognition or measurement are reflected in income tax expense in the period in which the change in judgment occurs. Accrued interest expense and penalties related to uncertain tax positions are recorded in income tax expense.

Passive Foreign Investment Company (“PFIC”)
If the Company were determined to be a PFIC for any taxable year, a U.S. Holder would generally be subject to the unfavorable default tax regime unless such holder makes a timely and effective election to treat the Company as a Qualified Electing Fund (QEF) or a Mark-to-Market (MTM) election. The Company currently do not intend to provide U.S. Holders with the information necessary to make a QEF election for any taxable year. However, while the Company has not made a commitment to provide such information, the Company acknowledges that under certain circumstances, such as if the PFIC status is definitive for a particular year, or if required by applicable securities laws or listing standards, the Company may be able to provide the requisite information (including the U.S. Holder’s pro rata share of the Company’s ordinary earnings and net capital gain) to permit U.S. Holders to make a QEF election.
Segment information
Operating segments are defined as components of an enterprise for which discrete financial information is regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing operating performance. The CODM is the Company’s Chief Executive Officer. The measure of segment assets is reported on the consolidated balance sheet as total assets.
The CODM relies on the consolidated financial statements and net loss as presented within this report to evaluate the Company’s financial performance and make key operating decisions. The Company is in an early stage of development, focused on capital raising. Management oversees operations as a single segment for the purposes of allocating resources, assessing performance, and making operating decisions. The key area of focus for the Company’s CODM for allocation of resources is the cash used in operations. These consolidated financial statements provide a comprehensive view of the Company’s overall financial condition, including information on expenses, assets and liabilities. The significant expense categories are consistent with those presented on the face of the consolidated statements of operations and comprehensive loss. The CODM does not receive or use any other segmented or disaggregated financial or any significant expense information for decision making purposes.
Basic and Diluted Net Loss Per Share
The Company calculates basic net loss per share by dividing the net loss by the weighted average number of common shares outstanding during the period, without consideration of potential dilutive securities. Diluted net loss per share is computed by dividing the net loss by the sum of the weighted average number of common shares outstanding during the period plus the dilutive effects of potentially dilutive securities outstanding during the period. Potentially dilutive securities include the Company’s SAFEs and convertible preferred shares. The dilutive effect of convertible preferred shares is calculated using the if-converted method. The Company has generated a net loss for all periods presented, therefore diluted net loss per share is the same as basic net loss per share since the inclusion of potentially dilutive securities would be anti-dilutive. Preferred shareholders do not have a contractual obligation to share in the Company’s losses and are not obligated to fund future losses.
Recently Issued Accounting Pronouncements
In May 2025, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810)-Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”), which revises current guidance for determining the accounting acquirer for a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business. The amendments require that an entity consider the same factors that are currently required for determining which entity is the accounting acquirer in other acquisition transactions. ASU 2025-03 is effective for the Company’s annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, with early adoption permitted. ASU 2025-03 is required to be applied prospectively. The Company has elected to early adopt ASU 2025-03 as of September 30, 2025. The adoption of ASU 2025-03 will not have any retrospective impact to the Company’s consolidated financial statements or disclosures.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses which includes amendments that require disclosure in the notes to financial statements of specified information about certain costs and expenses. The amendments are effective for the Company’s annual periods beginning September 1, 2027, with early adoption permitted, and should be applied either prospectively or retrospectively. The Company is in the process of evaluating this ASU to determine its impact on the Company’s disclosures.
In December 2023, the FASB issued ASU No. 2023-09 (“ASU 2023-09”), Income Taxes (Topic 740): Improvements to Income Tax Disclosures to enhance the transparency and usefulness of income tax disclosures. ASU 2023-09 is effective for annual periods beginning after December 15, 2025, on a prospective basis. The Company has adopted this standard as of December 31, 2025 and applied the new disclosure requirements prospectively to the current annual period. Prior period disclosures have not been adjusted to reflect the new requirements.
3. Property and Equipment, Net
Property and equipment consist of the following:

	December 31, 2025	December 31, 2024
Computer equipment	$48,045	$3,957
Fitness equipment	198,468	—
Construction in process	196,667	—
Total property and equipment	443,180	3,957
Less: Accumulated depreciation and amortization	(9,376)	(823)
Total property and equipment, net	$433,804	$3,134
Depreciation and amortization expense was $8,553 and $759 for the years ended December 31, 2025 and 2024, respectively. Construction in process primarily consists of design services pertaining to the Company’s planned 50 meter portable pool in anticipation of the Enhanced Games.
4. Accounts Payable and Accrued Expenses
Accrued expenses consisted of the following:

	December 31, 2025	December 31, 2024
Salaries, wages and bonuses	$1,394,955	$975,835
Legal fees	124,920	529,745
Professional fees other than legal	999,599	116,319
Other accrued expenses	472,050	54,521
Professional fees - related party	—	224,756
Total accounts payable and accrued expenses	$2,991,524	$1,901,176
Amounts included in accounts payable and accrued expenses related to offering activities represent unpaid invoices and accrued professional fees that qualify as deferred financing costs, consisting of approximately $0.5 million of filing and accounting fees as of December 31, 2025.

5. Convertible Preferred Stock and Stockholders’ Deficit
Common Stock
In accordance with the Company’s Memorandum and Articles of Association of Enhanced Ltd on February 17, 2023 (inception), the Company was authorized to issue 100 shares of par value $1.00 per share common stock. The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, power, and preferences of the preferred stockholders.
In November 2023, through ordinary shareholder resolution, the Company approved the subdivision of all of the issued and outstanding ordinary shares being 100 ordinary shares of par value of $1.00 each to be subdivided into 10,000,000 shares of par value of $0.00001 per share common stock.
In November 2023, in the Amended and Restated Memorandum and Articles of Association of Enhanced Ltd the Company increased the authorized common shares by 2,702,703 shares, as approved by special resolution.
In connection with the Series A-1 and A-2 Preferred Stock Purchase Agreement the Company increased the number of common shares authorized to 13,942,168 common shares of par value of $0.00001, each, and 2,579,168 preferred shares of consistent par value under the Amended and Restated Memorandum of Association of Enhanced Ltd dated as of March 26, 2024. The number of authorized shares was subsequently increased to 16,615,864 common shares and 3,973,381 preferred shares under the Amended and Restated Memorandum and Articles of Association dated April 1, 2025.
On March 28, 2025, the Company issued 69,710 Series B preferred shares for $1 million, and warrants to purchase 233,183 common shares at $0.01 per share, and included a side letter providing additional tax-related rights to the investor. On April 9, 2025, the investor exercised the warrant, providing $2,332 in additional cash consideration, resulting in the issuance of 233,183 common shares.
As of December 31, 2025 and 2024, a total of 10,233,183 and 10,000,000 shares of common stock were issued and outstanding, respectively. In addition, the Company has reserved sufficient shares of the common stock for issuance upon conversion of the Series A-1 preferred shares, Series A-2 preferred shares, and Series B preferred shares.
The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including actions taken by written consent in lieu of a meeting. There are no cumulative voting rights for the election of directors. The number of authorized shares of common stock may be increased or decreased by an ordinary resolution of the shareholders, subject to the rights of holders of preferred shares as set forth in the Amended and Restated Memorandum and Articles of Association. The issuance of common stock may require the approval of the holders of preferred shares, as provided in the protective provisions of the Amended and Restated Memorandum and Articles of Association and the applicable investors’ rights agreements.
Conversion of SAFE’s and Preferred Stock
Preferred stock sold during the year ended December 31, 2025 consisted of the following:

Preferred Stock Series	Three Months Ended	Shares Sold	Par Value	Sales Price / Share	Total Proceeds
Series B(1)	March 31, 2025	412,684	$0.00001	$14.35	$5,920,000
Series B	June 30, 2025	219,383	$0.00001	$14.35	3,147,136
Series B	September 30, 2025	121,991	$0.00001	$14.35	1,750,000
Series B	December 31, 2025	640,143	$0.00001	$14.35	9,182,844
		1,394,201			$19,999,980
___________________
(1)Total proceeds from this includes warrants

On April 5, 2024, all SAFEs issued in 2023 and 2024 converted into Series A-1 preferred shares at a conversion price of $1.65 per share upon the Equity Financing Event. During 2024, prior to conversion, SAFE liabilities were remeasured resulting in a change in fair value included in the accompanying consolidated statements of operations and comprehensive loss of $316,145 for total conversions of SAFE to preferred stock of $1,558,143.
Preferred stock sold and SAFEs converted to preferred stock during December 31, 2024 consisted of the following:

Preferred Stock Series	Date Converted/Sold	Shares Converted/Sold	Par Value	Sales Price / Share	Total Proceeds
Series A-1(1)	April 5 2024	752,726	$0.00001	$1.65	$1,241,998
Series A-2	April 5 2024	1,826,442	$0.00001	$3.30	6,029,987
Total		2,579,168			$7,271,985
__________________
(1) Series A-1 were converted SAFEs originally issued in 2023 and 2024.
Collectively, the Series A-1 preferred shares, Series A-2 preferred shares and Series B preferred shares are referred to as “Enhanced preferred shares.” Total Enhanced preferred shares outstanding December 31, 2025 and 2024 was 3,973,369 and 2,579,168, respectively. The following terms are detailed below for the preferred stock shares and documented in the Amended and Restated Memorandum of Association of Enhanced Ltd and other equity related documents:
Conversion
Each share of preferred stock, at the option of the holder, is convertible at any time into common shares at a specified conversion price by multiplying the number of Series A preferred shares or Series B preferred shares being converted by the applicable conversion rate. The conversion rate in effect at any time is determined by dividing the preferred stock issue price by the conversion price in effect at that time. The conversion price applicable to the Series A-1 preferred shares is equal to $1.65 per share, the conversion price applicable to the Series A-2 preferred shares is equal to $3.30 per share, and the conversion price applicable to the Series B preferred shares is equal to $14.35 per share.
The preferred stock will automatically convert to common stock upon a qualified public offering or special purpose acquisition company transaction with minimum proceeds, or with the written consent of the requisite holders of the Company.
Dividends
The preferred stock are entitled to dividends on an “as-converted” basis, payable when, as, and if paid on the common shares. Since inception, no dividends have been declared or paid on the preferred stock. The Company does not have any cumulative undeclared dividends as of December 31, 2025.
Liquidation Preference
In the event of any liquidation, dissolution, or winding up of the Company, the holders of the preferred stock are entitled to receive prior to, and in preference to, any distribution to the preferred stock and common stockholders, an amount equal to the Original Issue Price per share plus accrued but unpaid dividends, or such amount per share as would have been payable had all shares of the preferred stock been converted to common stock immediately prior to such event of liquidation, dissolution or winding up, whichever is greater. In the event that upon liquidation or dissolution, if the assets and funds of the Company are insufficient to permit the payment to preferred stockholders of the full preferential amounts, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of the shares of preferred shareholders.

Voting Rights
Convertible preferred stockholders are entitled to the number of votes equal to the number of shares of voting common stock into which such holder's shares are convertible.
6. Net Loss Per Share
Basic and diluted net loss per common share for the years ended December 31, 2025 and 2024 was calculated as follows:

	For the Years Ended December 31,
	2025	2024
Numerator:
Net loss	$(26,661,677)	$(4,699,469)
Less: Cumulative preferred dividends	—	—
Net loss attributable to common stockholders	$(26,661,677)	$(4,699,469)
Denominator:
Weighted average common shares outstanding—basic and diluted	10,174,887	10,000,000
Net loss per share attributable to common stockholders— basic and diluted	$(2.62)	$(0.47)
The Company follows the two-class method when computing earnings per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines earnings per share for each class of common and participating securities according to the dividends declared or accumulated and participation rights in undistributed earnings. The two-class method required income available to common shareholders for the period to be allocated between common and participating securities based on their respective rights to receive dividends as if all income for the period had been distributed.
Basic net loss per share of common stock is calculated by dividing the net loss, adjusted for earnings allocated to participating securities, by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing net loss for the period by the weighted-average number of shares of common stock and common stock equivalents outstanding (unless their effect is anti-dilutive) for the period.
The Company’s potentially dilutive securities, which include options to purchase shares of the Company’s common stock subject to future vesting and potential common shares issuable upon conversion of the Company’s SAFEs and convertible preferred stock, have been excluded from the computation of diluted as the effect is antidilutive.
The Company excluded the following potential shares of common stock, presented based on amounts outstanding at each stated period end, from the computation of dilutes net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	December 31,
	2025	2024
Convertible preferred stock	3,973,369	2,579,168
SAFEs(1)	2,067,669	—
Stock options	1,461,162	—
Total potentially dilutive shares	7,502,200	2,579,168
__________________
(1)The number of shares from SAFEs assumes a conversion on the one year anniversary. If an equity financing or business combination occurs before the one year anniversary, the number of potentially dilutive shares could vary.

7. Stock-Based Compensation
In October 2025, the Company adopted the 2025 Company Incentive Plan (the “2025 Plan”) to grant stock option awards to its officers, employees and contractors as compensation for their services to the Company. Under the 2025 Plan, up to 1,578,507 shares of common stock were made available for issuance. Stock option awards granted under the 2025 Plan generally vest over 36 or 48 months, with 33% or 25% vesting one year after the grant date and the remainder vesting in equal monthly installments over the following 24 or 36 months. All awards expire no later than ten years from the date of grant.
To estimate the fair value of the Company’s stock options, the Company used the Black-Scholes OPM. The following key assumptions were used to estimate the fair value, presented on a weighted average basis:

December 31, 2025
Expected volatility	90%
Expected term (years)	5.91
Risk free interest rate	3.77%
Expected dividend yield	$—
During the year ended December 31, 2025, the Company recognized $3.5 million in stock-based compensation expense within general and administrative expenses.
As of December 31, 2025, there is $6.8 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted average period of approximately 3.2 years.
Total option activity for the year-ended December 31, 2025 is summarized as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding as of December 31, 2024	—	$—	—
Granted	1,467,222	9.32	10.0
Forfeited	(6,060)	—	—
Outstanding as of December 31, 2025	1,461,162	9.32	9.8
Stock options exercisable as of December 31, 2025	458,636	9.32	9.8
Stock options vested and expected to vest at December 31, 2025	1,461,162	9.32	9.8
Using the Black-Scholes OPM, the weighted average grant-date fair value of options granted during the year ended December 31, 2025, was $7.04 per share. The intrinsic value of options outstanding and exercisable as of December 31, 2025 was $0, as the exercise price of all options exceeded the fair value of the Company’s common stock on that date.
8. Income Taxes
The Company was incorporated in the Cayman Islands and, through December 31, 2024, had no subsidiaries and conducted all activities at the Cayman parent level. As an exempted company incorporated in the Cayman Islands, the Company was not subject to income taxes in that jurisdiction.
In 2025, the Company formed Enhanced US, LLC, a wholly owned U.S. subsidiary, through which substantially all operations are conducted. As a result, beginning in 2025, the Company became subject to U.S. federal and applicable state income taxes, which are reflected in the Company’s consolidated income tax provision.
The Company remains subject to income tax filing requirements in the United States and the United Arab Emirates. The Company is in a pre-revenue stage of development and has incurred losses since inception.

The components of total loss before income taxes are as follows:

	For the Years Ended December 31,
	2025	2024
United States	$(26,766,593)	$—
Cayman Islands	104,916	(4,699,469)
Loss before income taxes	$(26,661,677)	$(4,699,469)
A reconciliation of the Company's effective tax rate to the statutory federal income tax rate is as follows:

	Year ended December 31, 2025
Income tax at Cayman Islands statutory rate	$—	—%
Domestic state and local income taxes, net of federal effect	—	—%
Foreign Tax Effects	—	—%
United States
Statutory rate difference between Cayman and U.S.	(5,620,984)	21.0%
Local taxes at a rate different than the statutory rate	(1,190,853)	4.5%
Changes in valuation allowances	6,029,335	(22.6)%
Non-deductible transaction related costs	380,731	(1.4)%
Non-deductible stock compensation	316,464	(1.2)%
Other non-deductible	85,307	(0.3)%
Effective tax rate	$—	—%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
The components of deferred tax assets and liabilities consisted of the following:

Year Ended December 31, 2025
Deferred tax assets:
Federal net operating loss carryforwards	$4,209,408
State net operating loss carryforwards	1,026,902
Reserves and accruals	364,571
Stock-based compensation	511,112

Total deferred tax assets	6,111,993
Valuation allowance	(6,029,335)
Net total deferred tax assets	$82,658

Deferred tax liabilities:
Depreciation and amortization	(52,064)
Other	(30,594)
Total deferred tax liabilities	$(82,658)

Net deferred tax assets	$—

As of December 31, 2025, the Company has a valuation allowance of approximately $6.0 million against all domestic deferred tax assets. Management assesses the need for the valuation allowance on a quarterly basis.
In assessing the need for a valuation allowance, the Company considers all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and past financial performance. As a result, management has concluded, as of the balance sheet date, it is more likely than not the Company’s net domestic deferred tax assets will not be realized, and a full valuation allowance against all net domestic deferred tax assets is warranted as of December 31, 2025. The valuation allowance against these deferred tax assets may require adjustment in the future based on changes in the mix of temporary differences, changes in tax laws, and operating performance. If and when the Company determines the valuation allowance should be released (i.e., reduced), the adjustment would result in a tax benefit reported in that period’s consolidated statements of operations, the effect of which would be an increase in reported net income.
As of December 31, 2025, the Company has federal and state net operating loss carryforwards of $20.0 million in each jurisdiction. The federal tax carryforwards do not expire, while the state carryforwards begin to expire in 2045. Utilization of the U.S. federal and state net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations that could occur in the future, as provided by Section 382 of the Internal Revenue Code of 1986 (“Section 382”). Within 2025, the Company experienced equity transactions and changes in ownership that may have resulted in an ownership change within the meaning of Section 382. In addition, the proposed business combination may result in an ownership change under Section 382. As a result, the Company’s ability to utilize its net operating loss carryforwards and certain other tax attributes may be subject to additional annual limitations following the consummation of the business combination. The Company is in the process of evaluating the impact of any such limitation on its tax attributes. Any such limitation would not have a material impact on the Company's consolidated financial statements.
In 2025, the Company is only subject to state and local income taxes in New York and does not currently have any cash income tax expense in this jurisdiction.
9. Commitments and Contingencies
From time to time, in the ordinary course of business, the Company is subject to litigation and regulatory examinations as well as information gathering requests, inquiries and investigations.
In August 2025, the Company engaged a vendor design services pertaining to the Company’s planned 50 meter portable pool with a total commitment of approximately $250,000. The Company has incurred approximately $196,667 for these services as of December 31, 2025 and no amounts have been paid as of this date. As of December 31, 2025, the Company’s incurred amounts pertaining to this contract have been included within construction in process, property and equipment, net within the consolidated balance sheets.
As of December 31, 2025, the Company has advanced its planning and design of its 50 meter portable pool and paid $389,000 of construction deposits. The Company has accounted for the construction deposits paid of $389,000 within deposit assets, long-term, within the Company’s consolidated balance sheets. Refer to Note 11, Subsequent Events, for additional information.
During 2025, the Company has entered into a binding agreement for event space, accommodations, and related services for an event scheduled in May 2026 of the Company’s anticipated Enhanced Games. Under the terms of the agreement, the Company has paid non-refundable deposits of $145,000 and $442,000 as of December 31, 2025 and is obligated to pay an additional deposit of approximately $587,000 on February 10, 2026. The total deposit commitment is $1,174,000. The agreement also includes a minimum food and beverage spend of $100,000 and performance obligations related to a contracted room block, with potential liquidated damages if the minimums are not met. These commitments are non-cancellable with the exception of certain circumstances such as termination for default. As of December 31, 2025, the Company’s obligations incurred and paid to date have been included within deposit assets on the consolidated balance sheets.
During 2025, the Company entered into a contract for a portable six lane track system with a total commitment of approximately $1,942,000. The Company has been invoiced $971,000, of which $495,000 has been paid as of

December 31, 2025. As of December 31, 2025, the Company’s invoiced amounts pertaining to this contract have been included within deposit assets, long term, and remaining invoiced amounts within deposit liabilities.
As of December 31, 2025, there are no other matters which would have a material impact on the Company’s financial results.
10. Related parties
During the third quarter of 2025, Dr. Aron D'Souza resigned from all positions including as our President and Founder, and Chairman of the Board of Directors. For the years ended 2025 and 2024, Dr. D’Souza incurred business and consulting expenses of approximately $393,945 and $1,033,811, respectively, on behalf of the Company while the Company was seeking SAFE and Series A and B funding and was subsequently reimbursed by the Company. In relation to these expenses and consulting services performed, as of December 31, 2025 and December 31, 2024, Dr. D’Souza was owed $0 and $224,756, respectively. These amounts are included within accounts payable and accrued expenses on the Company’s consolidated balance sheets.
During 2025, the Company reimbursed Apeiron Investment Group Limited and its affiliates (collectively, “Apeiron”) out of pocket costs, fees and expenses of $250,000 pertaining to additional acquisition of securities of the Company. Christian Angermayer a non-employee Director of the Company, and Founder of Apeiron, is a significant owner of the Company through affiliated entities.
11. Subsequent Events
The Company has evaluated subsequent events through February 12, 2026, the date when the financial statements were available to be issued. Except as described below or elsewhere in these consolidated financial statements, the Company has concluded that no subsequent events have occurred that require disclosure.
On January 9, 2026, the Company engaged a vendor to construct the Company’s planned 50 meter portable pool with a total commitment of approximately $6.1 million.

ANNEX A
Execution Version

BUSINESS COMBINATION AGREEMENT
by and among
A Paradise Acquisition Corp.,
A Paradise Merger Sub I, Inc.,
and
Enhanced Ltd
dated as of November 26, 2025

Exhibits

Exhibit A    Form of Certificate of Formation of Acquiror upon Domestication
Exhibit B    Form of Bylaws of Acquiror upon Domestication
Exhibit C    Form of Registration Rights Agreement
Exhibit D    Form of Incentive Equity Plan
Exhibit E    Form of Founder Plan

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement, dated as of November 26, 2025 (this “Agreement”), is made and entered into by and among A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands as a business company with limited liability (which shall migrate to and domesticate as a Texas corporation prior to the Closing Date pursuant to the terms and conditions of this Agreement) (“Acquiror”), A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”), and Enhanced Ltd, a Cayman Islands exempted company with limited liability (the “Company” and together with Acquiror and Merger Sub, the “Parties”).
RECITALS
WHEREAS, Acquiror was incorporated for the purpose of effecting a Business Combination;
WHEREAS, subject to the terms and conditions of this Agreement, at least one Business Day prior to the Closing Date, Acquiror shall convert to a Texas corporation in accordance with §§ 10.101-10 of the Texas Business Organization Code (the “TBOC”) and BVI Act (the “Acquiror Domestication”);
WHEREAS, subject to the terms and conditions of this Agreement, concurrently with the Acquiror Domestication, Acquiror shall file with the Secretary of State of the State of Texas a certificate of formation substantially in the form attached as Exhibit A and shall make and procure all those filings and take all such other actions required to be made with the Secretary of State of Texas and the British Virgin Islands Registrar of Corporate Affairs (the “BVI Registrar”) in connection with, and as may be required for, consummation of the Acquiror Domestication;
WHEREAS, subject to the terms and conditions of this Agreement, in connection with the Acquiror Domestication: (a) as of immediately prior to the effective time of the Acquiror Domestication, each then issued and outstanding share of Acquiror Class B Common Stock shall convert, on a one-for-one basis, into a share of Acquiror Class A Common Stock (the “Converted Acquiror Class A Common Stock”) pursuant to the Governing Documents of Acquiror and (b) as of the effective time of the Acquiror Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (including the Converted Acquiror Class A Common Stock) shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Acquiror (the “Domesticated Acquiror Class A Common Stock”); (ii) Acquiror shall authorize a new class of Class B common stock, par value $0.0001 per share (the “Domesticated Acquiror Class B Common Stock”), the terms of which shall, among other things, provide that each share of Domesticated Acquiror Class B Common Stock shall carry ten votes; (iii) each then issued and outstanding unit of Acquiror (the “BVI Acquiror Units”) shall convert automatically into a unit of Acquiror (a “Domesticated Acquiror Unit”) each representing (A) one share of Domesticated Acquiror Class A Common Stock and (B) a right to receive one-eighth of one share of Domesticated Acquiror Class A Common Stock at the Closing and (iv) each then issued and outstanding right of Acquiror (the “BVI Acquiror Right”) shall convert automatically into a right of Acquiror each representing a right to receive one-eighth of one Domesticated Acquiror Class A Common Stock at the Closing (a “Domesticated Acquiror Right”);

WHEREAS, subject to the terms and conditions of this Agreement, and in accordance with the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving company and a wholly owned Subsidiary of Acquiror (the “First Merger”);
WHEREAS, subject to the terms and conditions of this Agreement, and in accordance with the Cayman Companies Act and the TBOC, immediately following the First Merger, the surviving company of the First Merger will merge with and into Acquiror (the “Second Merger” and together with the First Merger, the “Mergers”) and Acquiror will be the surviving corporation in the Second Merger; and Acquiror will change its name in accordance with Section 2.5;
WHEREAS, subject to the terms and conditions in this Agreement, upon the First Effective Time, all of the Company Capital Shares will be converted into the right to receive the applicable Class A Stock Consideration and, as applicable, all outstanding Company Warrants and Company Awards will be converted in accordance with Section 3.1(c) and Section 3.3, respectively;
WHEREAS, subject to the terms and conditions in this Agreement, upon the First Effective Time, the Class B Holders shall be entitled to the Class B Issued Shares to be issued at the Closing;
WHEREAS, each of the Parties intends that, for United States federal and applicable state and local income tax purposes, (a) the Mergers, taken together, shall be treated as a single integrated transaction and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder, (b) each of Acquiror and the Company is a party to such reorganization within the meaning of Section 368(b) of the Code, (c) the Acquiror Domestication shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (d) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Code;
WHEREAS, subject to the terms and conditions in this Agreement, at the Closing, Acquiror, Sponsor, the Apeiron Holders and certain of their respective Affiliates, Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC (“CCM”) and certain shareholders of the Company shall enter into a Registration Rights Agreement substantially in the form attached as Exhibit C (the “Registration Rights Agreement”), which shall be effective as of the Closing;
WHEREAS, pursuant to the Governing Documents of Acquiror, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Governing Documents of Acquiror, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the transactions contemplated hereby;

WHEREAS, as a condition and a material inducement to Acquiror’s and the Company’s (as applicable) willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement: (a) the Major Company Shareholders have each executed and delivered to Acquiror a Company Holders Support Agreement pursuant to which the Major Company Shareholders have agreed, among other things, to provide their written consent upon the effectiveness of the Registration Statement to adopt and approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Preferred Shares Conversion; (b) the Major Acquiror Shareholders have each executed and delivered to the Company an Acquiror Holders Support Agreement pursuant to which the Major Acquiror Shareholders have agreed, among other things, to vote in favor of (i) the adoption and approval, upon the effectiveness of the Registration Statement, of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby and (ii) the adoption and approval, in accordance with the terms and subject to the conditions of Acquiror’s Governing Documents, of the Acquiror Domestication; and (c) Sponsor and Apeiron Investment Group Limited have entered into that certain Sponsor Equity Agreement, pursuant to which, among other things, following the Closing, Apeiron Investment Group Limited has been granted an option to acquire, and Sponsor has been granted the option to sell, shares of the Sponsor’s Acquiror Common Stock, in each case, on the terms and subject to the conditions set forth therein;
WHEREAS, on or following the date hereof, the Company may, in its sole discretion, facilitate and arrange for a PIPE Subscription Agreement to be entered into between Acquiror and a third-party investor pursuant to which, subject to the terms and conditions therein, the third-party investor shall subscribe for and purchase (or cause one of its Affiliates to subscribe for and purchase) certain Acquiror Capital Stock;
WHEREAS, the Board of Directors of Merger Sub has (a) determined that it is advisable for Merger Sub to enter into this Agreement and the Ancillary Agreements, (b) determined that the transactions contemplated hereby are in the best interests of Merger Sub, (c) approved the execution and delivery of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and (d) recommended the adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including by Acquiror as the sole shareholder of Merger Sub;
WHEREAS, the Board of Directors of Acquiror has (a) determined that it is advisable for Acquiror to enter into this Agreement and the Ancillary Agreements, (b) determined that the transactions contemplated hereby are in the best interests of the Acquiror Shareholders, (c) approved the execution and delivery of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and (d) recommended the adoption and approval of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, by the Acquiror Shareholders;
WHEREAS, the Board of Directors of the Company has (a) determined and declared that it is advisable, and in the best interest of the Company and its Holders, for the Company to enter into this Agreement and the Ancillary Agreements, (b) approved the execution and delivery of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval by the Company’s shareholders of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Mergers; and
WHEREAS, Acquiror, as sole shareholder of Merger Sub has approved and adopted this Agreement and the Ancillary Agreements (to the extent it is a party to any of the Ancillary Agreements) and the transactions contemplated hereby and thereby.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1    Definitions. As used herein, the following terms shall have the following meanings:
“Acquiror” has the meaning specified in the Preamble.
“Acquiror BVI Articles” means the Amended and Restated Memorandum and Articles of Association of Acquiror, dated as of July 30, 2025.
“Acquiror Capital Stock” means the Acquiror Class A Common Stock, the Acquiror Class B Common Stock and the Acquiror Preferred Stock.
“Acquiror Class A Common Stock” means (a) prior to the Acquiror Domestication, Class A ordinary shares, no par value, of Acquiror, and (b) from and following the Acquiror Domestication, shares of Domesticated Acquiror Class A Common Stock.
“Acquiror Class B Common Stock” means (a) prior to the Acquiror Domestication, Class B ordinary shares, no par value, of Acquiror, and (b) from and following the Acquiror Domestication, shares of Domesticated Acquiror Class B Common Stock.
“Acquiror Common Share” means a share of Acquiror Common Stock.
“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock, and, from and following the Acquiror Domestication, the Domesticated Acquiror Class A Common Stock and the Domesticated Acquiror Class B Common Stock.
“Acquiror Consultant Award” has the meaning specified in Section 3.3(c).
“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.
“Acquiror Domestication” has the meaning specified in the Recitals.
“Acquiror Existing D&O Insurance” has the meaning specified in Section 7.7(c).
“Acquiror Financial Statements” has the meaning specified in Section 5.14(b).

“Acquiror Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Corporate Existence, Power and Organization), Section 5.2 (Corporate Authorization), Section 5.5 (Finders’ Fees), and Section 5.9 (Trust Account).
“Acquiror Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Major Acquiror Shareholders, Acquiror and the Company.
“Acquiror Indemnified Parties” means each present and former director and officer of each of Acquiror and its Subsidiaries, including the Person set forth in Section 1.1(b) of the Acquiror Disclosure Letter.
“Acquiror Option” has the meaning specified in Section 3.3(a).
“Acquiror Preferred Stock” means preferred shares, no par value, of Acquiror.
“Acquiror SEC Filings” has the meaning specified in Section 5.14(a).
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents and the Prospectus) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the applicable Per-Share Redemption Price (as defined in Acquiror’s Governing Documents) (in accordance with Acquiror’s Governing Documents and the Prospectus).
“Acquiror Shareholder Approval” means the approval of those Transaction Proposals identified in Section 8.2(b), (a) in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote, who attend and vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose, and (b) solely in respect of the approval of the Acquiror Domestication, an affirmative vote of the holders of all the Acquiror Class B Common Stock entitled to vote, who attend and vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose or a written resolution signed by the holders of all of the Acquiror Class B Common Stock.
“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Second Effective Time.
“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).
“Acquiror Transaction Expenses” means, without duplication, the following accrued and unpaid reasonable and documented third-party fees and expenses of Acquiror and its Affiliates (to the extent then owed by Acquiror): (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, transaction advisors (including due diligence advisors and valuation advisor), fairness opinion providers, insurance advisors, transfer agents, printing service providers, data room administrators, third-party attorneys, accountants and other advisors and service providers, in each case in connection with the negotiation, documentation and consummation of the transactions contemplated hereby; (b) all fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and obtaining approval of Nasdaq or NYSE (as applicable) under Section 7.3; (c) any deferred underwriting commissions and other fees relating to Acquiror’s IPO; and (d) transfer agent fees, trustee fees and bookkeeping expenses.
“Acquiror Top-Up Award” has the meaning specified in Section 3.3(b).
“Acquisition Proposal” means, (a) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, or (b) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that, in each case of clause (a) or (b) of this definition, if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power or of any class of equity securities of the Company or 20% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, in each case other than the transactions contemplated hereby or the acquisition or disposition of inventory, equipment or other tangible personal property as reasonably required by the Company in connection with Enhanced Activities as conducted by the Company and its Subsidiaries.
“Additional Acquiror SEC Filings” has the meaning specified in Section 5.14(a).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, in no event will the Company or any of its Subsidiaries be considered an Affiliate of (a) any investment fund, partnership or investment vehicle, managed or advised by any Apeiron Holder (collectively, the “Apeiron Holder Investment Vehicle”), (b) any general partner, managing limited partner or management company that manages or advises any Apeiron Holder Investment Vehicle or, (c) any portfolio company of any Apeiron Holder Investment Vehicle. Notwithstanding the foregoing, in no event will the Acquiror or Merger Sub be considered an Affiliate of (x) any portfolio company or any operating company of the Sponsor or its Affiliates, or (y) any of their respective shareholders, directors or officers solely by virtue of their capacities as shareholders, directors or officers of such portfolio company or operating company.
“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of Company Common Shares that are (i) issued and outstanding immediately prior to the First Effective Time or (ii) issuable upon, or subject to, the settlement of Options and Consultant Awards (in each case, whether or not then vested or exercisable) and Company Warrants, in each case, that are issued and outstanding immediately prior to the First Effective Time, or (iii) issued or issuable in connection with the conversion of Company Preferred Shares pursuant to the Preferred Shares Conversion, minus (b) the Treasury Shares outstanding immediately prior to the First Effective Time.
“Agreement” has the meaning specified in the Preamble.
“Allocation Statement” has the meaning specified in Section 3.2(a).
“Ancillary Agreements” has the meaning specified in Section 11.9.
“Anti-Corruption Laws” has the meaning specified in Section 4.10(b).
“Apeiron Holder” means Apeiron Investment Group Limited, Apeiron Incubation and their respective Affiliates.
“Apeiron Holder Investment Vehicles” has the meaning specified in the definition of “Affiliate”.
“Apeiron Incubation” means Apeiron Incubation Limited.
“Approval” means, with respect to the approval of any Requisite Regulatory Approval other than those required under the HSR Act, that the applicable Governmental Authority has, with respect to the Mergers and the other transactions contemplated hereby (a) approved in writing such transactions, (b) stated in writing that such Governmental Authority conditionally approves or does not object to such transactions, (c) orally stated, such statement made by an official at such Governmental Authority and made in the presence of a representative of the Company, a statement that the Company and Acquiror mutually and reasonably agree has the effect of one of the statements described in clause (b) immediately above, or (d) by its own procedures and rules, requires only notice of the intended transaction, but does not require the regulator’s prior approval, and notice has been timely given; provided, that, in each case of clauses (a) through (c), any such approval or non-objection has not been revoked or rescinded and, in the case of clause (c), no official at a Governmental Authority has made a written or oral statement rescinding the statement described in clause (c).
“Audited Financial Statements” has the meaning specified in Section 6.3(b).
“Bankruptcy and Equity Exceptions” has the meaning specified in Section 4.2(a).
“Base Purchase Price” means $1,200,000,000.
“Business Combination” has the meaning specified in Section 12.1(j) of the Acquiror BVI Articles as in effect on the date hereof.
“Business Combination Proposal” has the meaning specified in Section 7.4.

“Business Court” has the meaning specified in Section 11.13(a).
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banks in Hong Kong, New York, New York, Austin, Texas, London, United Kingdom, the British Virgin Islands (for so long as Acquiror remains domiciled in the British Virgin Islands) or the Cayman Islands (for so long as the Company remains domiciled in the Cayman Islands) are authorized or required by Law to close.
“BVI Acquiror Right” has the meaning specified in the Recitals.
“BVI Acquiror Unit” has the meaning set forth in the Recitals.
“BVI Act” means the BVI Business Companies Act, 2004 of the British Virgin Islands.
“BVI Registrar” has the meaning specified in the Recitals.
“BVI Securities” has the meaning specified in Section 5.7.
“Cayman Articles” means the amended and restated memorandum and articles of association of the Company.
“Cayman Companies Act” has the meaning specified in the Recitals.
“CCM” has the meaning specified in the Recitals.
“Certificate of Merger” has the meaning specified in Section 2.1(d).
“Class A Stock Consideration” has the meaning specified in Section 3.1(a).
“Class B Issued Shares” has the meaning specified in Section 3.1(b).
“Class B Holders” has the meaning specified in Section 3.1(b).
“Closing” has the meaning specified in Section 2.3(a).
“Closing Date” has the meaning specified in Section 2.3(a).
“Code” has the meaning specified in the Recitals.
“Company” has the meaning specified in the Preamble.
“Company Award” means an Option, a Top-Up Award or a Consultant Award.
“Company Benefit Plan” has the meaning specified in Section 4.12(a).
“Company Capital Shares” means the Company Common Shares and the Company Preferred Shares.
“Company Common Shares” has the meaning specified in Section 4.5(a)(i).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Company Organization), Section 4.2 (Due Authorization) and Section 4.15 (Brokers’ Fees).
“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Major Company Shareholders, Acquiror and the Company.
“Company Incentive Plan” means the Enhanced Ltd Incentive Plan.
“Company Indemnified Parties” has the meaning specified in Section 7.7(a).
“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that is, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect to the assets, liabilities (contingent or otherwise), business operations, or conditions (financial or otherwise) of the Company and its Subsidiaries (taken as a whole); provided, however, that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur:
(a)    changes, developments, circumstances or facts in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets or industries in which the Company or any of its Subsidiaries or its suppliers has operations or its products or services are sold, including changes, developments, circumstances or facts in or with respect to interest rates or exchange rates for currencies;
(b)    changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries or markets in which the Company and its Subsidiaries operate (including legal and regulatory changes);
(c)    any loss of, or adverse change, development, circumstance or fact in or with respect to, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with customers, Governmental Authorities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, sponsors, vendors, financing sources, partners or similar relationship or any resulting change, development, circumstance, fact or effect that directly and proximately caused by the entry into, announcement, pendency or performance of this Agreement and the transactions contemplated hereby or resulting or arising from the identity of, any facts or circumstances relating to, or any actions taken or failed to be taken by Acquiror or any of its Affiliates (but in each case only to the extent attributable to such announcement, pendency or performance); it being understood that this clause (c) shall be disregarded for purposes of the representations and warranties set forth in Section 4.3 and the conditions to Closing with respect thereto);

(d)    changes or developments in or with respect to applicable accounting standards, including GAAP or in any Law of general applicability or in the interpretation or enforcement thereof, after the date hereof;
(e)    any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing; provided, that any change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Company Material Adverse Effect is occurring or would reasonably be expected to occur;
(f)    any change, development or effect resulting from acts of war (whether or not declared) sabotage, terrorism, cyberattacks, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (including cyberattacks), any weather or natural disaster, global pandemic outbreak of disease or illness or other public health event or any other force majeure event (except to the extent causing any damage or destruction to or rendering unusable any material facility or property of the Company or its Subsidiaries), whether or not caused by any Person (other than the Company, its Subsidiaries or any of their respective Affiliates or Representatives);
(g)    any actions taken or not taken by the Company or its Subsidiaries pursuant to this Agreement or with Acquiror’s prior written consent or at Acquiror’s instruction or permitted under this Agreement;
(h)    any action not taken by the Company or its Subsidiaries pursuant to this Agreement or with Acquiror’s prior written consent or at Acquiror’s instruction;
(i)    changes to regimes or sporting regulations relating to performance enhancing drugs, whether through new legislation, reinterpretation of existing rules or shifts in enforcement priorities by any U.S. or non-U.S. national sporting authorities or sports organizations, including the International Olympics Committee, the World Anti-Doping Agency, World Aquatics f/k/a Fédération Internationale de Natation and USA Swimming Inc.; or
(j)    any matter that is reasonably apparent from the information set forth in the Company Disclosure Letter or from information set forth in any Financial Statements made available to Acquiror or one or more of its Representatives;
provided, further, that, with respect to clauses (a), (b), (d), (f) and (i) of this definition, such changes, developments or effects shall be taken into account in determining whether a “Company Material Adverse Effect” is occurring or would reasonably be expected to occur to the extent it disproportionately and adversely affects the Company and its Subsidiaries (taken as a whole) relative to other similarly situated companies.
“Company Preferred Shares” means the Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series B Preferred Shares.
“Company Registered Intellectual Property” has the meaning specified in Section 4.18(a).

“Company Shareholder Approval” means the approval of this Agreement and the transactions contemplated hereby (including the Mergers and the Preferred Shares Conversion) and the making of any filings, notices or information statements in connection with the foregoing, by:
(a)     the passing of a Special Resolution (as defined in the Cayman Articles);
(b)    the written consent of Apeiron Incubation; and
(c)    the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Shares voting as a single class and on an as-converted basis, in each of case of the foregoing clauses (a) through (c) of this definition, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Company Transaction Expenses” means the following fees and expenses of the Company or its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby and the Ancillary Agreements: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, paid or payable by the Company or any of its Subsidiaries; and (b) any and all filing fees payable by the Company or any of its Subsidiaries in connection with obtaining the Requisite Regulatory Approvals, but solely to the extent such fees have not been reimbursed or otherwise paid by Acquiror prior to the Closing pursuant to Article VIII.
“Company Warrant” means all warrants to purchase Company Capital Shares, other than the Consultant Awards.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 24, 2025, by and between Acquiror and the Company.
“Consolidated Group” has the meaning specified in Section 4.14(j).
“Consultant Award” means a warrant granted to a consultant of the Company or a Subsidiary thereof and set forth on Section 1.1(b) of the Company Disclosure Letter.
“Continuing Employees” has the meaning specified in Section 7.1(a).
“Contracts” means any legally binding contract, agreement, subcontract, lease, license, note, mortgage, indenture, arrangement or other obligation.
“Converted Acquiror Class A Common Stock” has the meaning specified in the Recitals.
“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).
“D&O Insurance” has the meaning specified in Section 7.7.

“Designated Courts” has the meaning specified in Section 11.13(a).
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“Dissenting Shares” has the meaning specified in Section 3.5.
“Dollars” or “$” means lawful money of the United States.
“Domesticated Acquiror Certificate of Formation” has the meaning specified in Section 2.1.
“Domesticated Acquiror Class A Common Stock” has the meaning specified in the Recitals.
“Domesticated Acquiror Class B Common Stock” has the meaning specified in the Recitals.
“Domesticated Acquiror Right” has the meaning specified in the Recitals.
“Domesticated Acquiror Unit” has the meaning specified in the Recitals.
“DPA” has the meaning specified in Section 4.25.
“Enhanced Activities” means actions reasonably necessary to execute the business plans of the Company with respect to (a) the organization of sporting events, including Enhanced Games and (b) the provision of telehealth operations, merchandising and other direct to consumer products, in each case, as conducted by the Company and its Subsidiaries from time to time.
“Enhanced Games” means elite sports competition events organized by the Company and its Subsidiaries known as the Enhanced Games.
“Environmental Laws” means any and all applicable Laws relating to (a) the protection, investigation or restoration of the environment, health, safety or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any hazardous material or (c) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any hazardous material.
“ERISA” has the meaning specified in Section 4.12(a).
“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries, would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
“ESPP” has the meaning specified in Section 7.1(c).
“Estimated Acquiror Transaction Expenses” means those Acquiror Transaction Expenses set forth in Section 1.1(c) of the Acquiror Disclosure Letter.
“Estimated Acquiror Transaction Expenses Cap” has the meaning specified in Section 2.4(c).

“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning specified in Section 3.2(b).
“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Maximum Implied Stock Consideration by (b) the number of Aggregate Fully Diluted Company Common Shares.
“Excluded Shares” has the meaning specified in Section 3.1(a).
“Federal Court” has the meaning specified in Section 11.13(a).
“Financial Statements” has the meaning specified in Section 6.3(b).
“First Effective Time” has the meaning specified in Section 2.3(b).
“First Merger” has the meaning specified in the Recitals hereto.
“First Plan of Merger” has the meaning specified in Section 2.1(b).
“First-Step Constituent Corporations” has the meaning specified in Section 2.1(a).
“First-Step Surviving Corporation” has the meaning specified in Section 2.1(c).
“Form S-1 Shelf” has the meaning specified in Section 8.3.
“Founder Plan” has the meaning specified in Section 7.1(c).
“FY 2023” has the meaning specified in Section 4.7(a).
“FY 2024” has the meaning specified in Section 4.7(a).
“FY 2025” has the meaning specified in Section 6.3(b).
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents” means (a) with respect to any Person that is a corporation, its articles or certificate of formation, incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Governmental Authority” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority (including, for the avoidance of doubt, NASDAQ and NYSE), agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.
“Governmental Authorization” has the meaning specified in Section 4.4.
“Governmental Order” means any order, judgment, preliminary or permanent injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law or as to which liability may be imposed pursuant to Environmental Law; (b) any substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law.
“Holder” means each holder of record of Company Common Shares (not including the Excluded Shares).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Incentive Equity Plan” has the meaning specified in Section 7.1(c).
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases (as determined in accordance with GAAP), (g) obligations under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made).

“Indemnification Agreements” has the meaning specified in Section 7.7(h).
“Insider Letter” means that certain letter agreement, dated as of July 29, 2025, by and among Sponsor, Acquiror and CCM.
“Insider Letter Amendment” means an amendment to the Insider Letter to be agreed in writing between Acquiror, Sponsor and Apeiron Investment Group Limited and delivered to the Company pursuant to Section 2.4(b)(viii), which amendment shall, among other things, (a) provide for an express exception to the restrictions on the transfer therein for the transfer of securities contemplated by the Sponsor Equity Agreement and (b) extend the lockup period therein with respect to the Sponsor’s equity securities for a period of 12 months following the Closing Date, which shall, without limiting Sponsor’s obligations under the Sponsor Equity Agreement, be subject to customary exceptions, and price-based releases pursuant to which, if the last reported sale price of the Domesticated Acquiror Class A Common Stock equals or exceeds $20.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after May 24, 2026, the Surviving Corporation shall have the right (but not the obligation) to release the Sponsor and cause the Sponsor to be released from its lockup obligations; provided, that each such release shall be on terms reasonably satisfactory to the Surviving Corporation.
“Insurance Policies” has the meaning specified in Section 4.16.
“Intellectual Property” means all rights anywhere in the world in or to: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, logos, service marks, trade dress and trade names, Internet domain names, social media identifiers, slogans, and other source indicators, and all applications and registrations therefor, together with the common law rights and goodwill symbolized by or associated with any of the foregoing; (c) registered and unregistered copyrights, and applications for registration of copyright, all renewals, extensions, restorations and reversions thereof, and all common law rights and moral rights associated with any of the foregoing; and (d) trade secrets, know-how, processes, and other confidential information or proprietary rights.
“Intended Tax Treatment” has the meaning set forth in Section 2.7.
“Investment Company Act” means the Investment Company Act of 1940.
“IPO” means the initial public offering of Acquiror pursuant to the Prospectus dated July 29, 2025.
“IRS” means the Internal Revenue Service.
“IT Assets” means information technology devices, computers, software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment.

“Knowledge” means (a) with respect to Acquiror, the actual knowledge of the persons set forth on Section 1.1(a) of the Acquiror Disclosure Letter and (b) with respect to the Company, the actual knowledge of the persons set forth on Section 1.1(a) of the Company Disclosure Letter, in each of clauses (a) and (b) of this definition, after due inquiry.
“Law” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, Governmental Order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Authority.
“Leases” has the meaning specified in Section 4.17.
“Leased Real Property” has the meaning specified in Section 4.17.
“Letter of Transmittal” has the meaning specified in Section 3.2(c).
“Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, and any conditional sale, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.
“Major Acquiror Shareholder” means (a) the Sponsor and (b) any Affiliates of the Sponsor that is a holder of record of shares of Acquiror Common Stock that beneficially owns greater than 5% of the outstanding Acquiror Capital Stock entitled to vote on the Transaction Proposals as of the date of this Agreement.
“Major Company Shareholder” means those directors, executive officers and holders of Company Capital Shares listed on Schedule I to the Company Holders Support Agreement.
“Material Contracts” has the meaning specified in Section 4.11.
“Maximum Implied Stock Consideration” means a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (a) the sum of (i) the Base Purchase Price plus (ii) the aggregate proceeds actually received at or prior to the Closing from the consummation of the Private Placement, by (b) $10.00.
“Merger Sub” has the meaning specified in the Preamble.
“Merger Sub Capital Shares” means the ordinary shares, par value $0.00001 per share, of Merger Sub.
“Mergers” has the meaning specified in the Recitals.
“Modification in Recommendation” has the meaning specified in Section 8.2(b).
“Most Recent Balance Sheet Date” has the meaning specified in Section 4.7(a).
“Nasdaq” means Nasdaq Capital Market.

“NYSE” means the New York Stock Exchange.
“Offer Documents” has the meaning specified in Section 8.2(a)(i).
“Option” means an option to purchase Company Common Shares granted under the Company Incentive Plan.
“Original RRA” means that certain Registration Rights Agreement, dated as of July 29, 2025, by and between Acquiror, the Sponsor and certain other persons party thereto.
“Outside Date” has the meaning specified in Section 8.2(b).
“Parties” has the meaning specified in the Preamble.
“PCAOB” has the meaning specified in Section 6.3(c).
“Permitted Liens” means the following Liens: (a) Liens for current Taxes, assessments or other governmental charges not yet delinquent, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law or statutory Liens arising or incurred in the ordinary course of business and that are not delinquent and do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Liens; (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any real property subject to a lease, that are not resulting from a breach, default or violation by the Company or its Subsidiaries; (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially and adversely interfere with the present uses of the real property or (ii) materially and adversely affect the value of the specific parcel of real property to which they relate; (e) zoning promulgated by Governmental Authorities; (f) licenses, covenants not to sue and other similar rights granted under Intellectual Property; (g) Liens identified in the Financial Statements; and (h) other Liens that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.
“Person” means any individual, firm, corporation (including not for profit), general or limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, estate, trust, association, organization, Governmental Authority or instrumentality or other entity of any kind or nature.
“Personal Information” means any information that, alone or in combination with other information, can be used to identify an individual person, household, device or browser.
“PIPE Investment” has the meaning set forth in Section 8.7.
“PIPE Subscription Agreements” has the meaning set forth in Section 8.7.

“Plans of Merger” has the meaning set forth in Section 2.1(d).
“Post-Closing Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“Preferred Shares Conversion” has the meaning specified in Section 6.4.
“Privacy Laws” means all Laws applicable to the privacy, collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection, disposal, destruction, data breach, disclosure or use of Personal Information.
“Private Placement” has the meaning specified in Section 8.6.
“Private Placement Agreements” has the meaning specified in Section 8.6.
“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, audit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at Law, in contract, in tort or otherwise.
“Prospectus” has the meaning specified in Section 11.2.
“Proxy Statement” has the meaning specified in Section 8.2(a)(i).
“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).
“Real Property Leases” has the meaning specified in Section 4.17.
“Registration Rights Agreement” has the meaning specified in the Recitals.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror and the Company under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 8.2(a).
“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such person, in each case, acting in such capacity.
“Requisite Regulatory Approvals” has the meaning specified in Section 8.1(a).
“Sanctioned Country” means those countries and jurisdictions that are the target of Sanctions Laws, including North Korea, Syria, Cuba, Iran, Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.

“Sanctioned Party” means: (a) any Person included on one or more of the Sanctioned Party Lists; or (b) any Person owned or controlled by, or acting on behalf of, a Person on one or more of the Sanctioned Party Lists.
“Sanctioned Party Lists” means the list of sanctioned entities maintained by the United Nations, the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce, the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy, and similar lists of sanctioned parties maintained by other Governmental Authorities of competent jurisdiction over the Company and its operations as of the applicable time.
“Sanctions Laws” means those applicable trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of the Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury, or (e) other similar Governmental Authorities of competent jurisdiction over the Company and its operations as of the applicable time.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Effective Time” has the meaning specified in Section 2.3(c).
“Second Merger” has the meaning specified in the Recitals hereto.
“Second Outside Date” has the meaning specified in Section 10.2(a).
“Second Plan of Merger” has the meaning specified in Section 2.1(d).
“Second-Step Constituent Corporations” has the meaning specified in Section 2.1(d).
“Securities Act” means the Securities Act of 1933.
“Series A-1 Preferred Shares” has the meaning specified in Section 4.5(a).
“Series A-2 Preferred Shares” has the meaning specified in Section 4.5(a).
“Series B Preferred Shares” has the meaning specified in Section 4.5(a).
“Sponsor” means A SPAC IV (Holdings) Corp., a British Virgin Islands company.
“Sponsor Equity Agreement” means that certain letter agreement, dated as of the date hereof, by and between Sponsor and Apeiron Investment Group Limited.

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.
“Subsidiary” means, with respect to a Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other person performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.
“Surviving Corporation” has the meaning specified in Section 2.1(e).
“Tax Return” means any return, declaration, report, computations, statement, information statement or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local or non-U.S. taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, tariff, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Taxes.
“TBOC” has the meaning specified in the Recitals hereto.
“Third Outside Date” has the meaning specified in Section 10.2(a).
“Top Suppliers” has the meaning specified in Section 4.24(a).
“Top-Up Award” means an award with a set dollar value, to be settled in Company Common Shares, granted under the Company Incentive Plan.
“Transaction Proposals” has the meaning specified in Section 8.2(b).
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Treasury Share” has the meaning specified in Section 3.1(a).
“Trust Account” has the meaning specified in Section 5.9.
“Trust Agreement” has the meaning specified in Section 5.9.

“Trust Fund” has the meaning specified in Section 5.9.
“Trustee” has the meaning specified in Section 5.9.
“Unaudited Financial Statements” has the meaning specified in Section 4.7.
“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).
Section 1.2    Construction.
(a)    The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
(b)    In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted hereby, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP, as applicable, based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) “any” means “any one, more than one, or all”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Agreement, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (xii) the term “Dollars”, “dollars”, or “$” means United States dollars.
(c)    Any reference in this Agreement to a Person’s directors shall include any member of such Person’s Board of Directors or similar governing body.

(d)    Any reference in this Agreement or any Ancillary Agreement to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.
(e)    The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(f)    Unless otherwise specified herein or context otherwise requires, references to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties such obligation shall be deemed satisfied if (i) such one or more Parties or Representatives thereof made such information or document available in any virtual data rooms established by or on behalf of the Company or otherwise to such other Party or Parties or its or their Representatives, in each case in connection with the transactions contemplated hereby prior to the execution and delivery of this Agreement, or (ii) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions at least one Business Day prior to the date hereof.
(g)    The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Letter and the Acquiror Disclosure Letter, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Letter and the Acquiror Disclosure Letter, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Letter and the Acquiror Disclosure Letter, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Letter and the Acquiror Disclosure Letter, as applicable. Certain information set forth in the Company Disclosure Letter and the Acquiror Disclosure Letter, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated hereby, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
ARTICLE II
THE MERGERS; CLOSING
Section 2.1    The Mergers.
(a)    Subject to receipt of the Acquiror Shareholder Approval, prior to the First Effective Time and no later than one Business Day prior to the Closing Date, Acquiror shall cause the Acquiror Domestication to become effective, including by: (i) adopting a plan of conversion in accordance with Section 10.102(a) of the TBOC; (ii) completing and making and procuring all those filings required to be made with the BVI Registrar in connection with the Acquiror Domestication; (iii) obtaining a certificate of discontinuance from the BVI Registrar; (iv) filing with the Secretary of State of the State of Texas a Certificate of Conversion of a Foreign Entity Converting to a Texas Filing Entity, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Formation of Acquiror substantially in the form attached as Exhibit A (the “Domesticated Acquiror Certificate of Formation”) (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law; and (v) adopting the Bylaws of Acquiror in the form attached as Exhibit B (with such changes as may be agreed in writing by Acquiror and the Company); provided, that the obligations set forth in the foregoing clauses (iii) and (iv) of this Section 2.1(a) shall be coordinated to be effective simultaneously. In accordance with applicable Law, the Plan of Conversion shall provide that (A) immediately before the effective time of the Acquiror Domestication, each then issued and outstanding share of Acquiror Class B Common Stock shall convert, on a one-for-one basis, into a share of Converted Acquiror Class A Common Stock pursuant to the Governing Documents of Acquiror and (B) at the effective time of the Acquiror Domestication, by virtue of the Acquiror Domestication, and without any action on the part of any Acquiror Shareholder, (1) each then issued and outstanding share of Acquiror Class A Common Stock (including the Converted Acquiror Class A Common Stock) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock, (2) Acquiror shall authorize a new class of Domesticated Acquiror Class B Common Stock, the terms of which shall, among other things, provide that each share of Domesticated Acquiror Class B Common Stock shall carry ten votes, (3) each then issued and outstanding BVI Acquiror Unit shall convert automatically into one Domesticated Acquiror Unit representing one share of Domesticated Acquiror Class A Common Stock and one Domesticated Acquiror Right, with each Domesticated Acquiror Right representing a right to receive one-eighth of one Domesticated Acquiror Class A Common Stock at the Closing and (4) each then issued and outstanding BVI Acquiror Right shall convert automatically into a Domesticated Acquiror Right, with each Domesticated Acquiror Right representing a right to receive one-eighth of one Domesticated Acquiror Class A Common Stock at the Closing.
(b)    Upon the terms and subject to the conditions set forth in this Agreement, and following the Acquiror Domestication and on the Closing Date, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “First-Step Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the First Merger. The First Merger shall be consummated in accordance with the terms of this Agreement, and on the Closing Date, a plan of merger signed by a director of each of the First-Step Constituent Corporations (the “First Plan of Merger”) and other requisite documents under the Cayman Companies Act in respect of the First Merger shall be filed with the Cayman Islands Registrar of Companies in accordance with the Cayman Companies Act, and the First Merger shall become effective as of the First Effective Time.
(c)    Upon consummation of the First Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving company of the First Merger (hereinafter referred to for the periods at and after the First Effective Time as the “First-Step

Surviving Corporation”), shall continue its corporate existence under the Cayman Companies Act, as a wholly owned subsidiary of Acquiror.
(d)    Upon the terms and subject to the conditions set forth in this Agreement, Acquiror and the First-Step Surviving Corporation (Acquiror and the First-Step Surviving Corporation sometimes being referred to herein as the “Second-Step Constituent Corporations”) shall cause the First-Step Surviving Corporation to be merged with and into Acquiror, with Acquiror being the surviving corporation in the Second Merger. The Second Merger shall be consummated in accordance with the terms of this Agreement and evidenced by (i) a certificate of merger (as so filed, the “Certificate of Merger”) executed by the Second-Step Constituent Corporations in accordance with the relevant provisions of the TBOC and (ii) a plan of merger signed by a director of each of the Second-Step Constituent Corporations (as so filed with the Cayman Islands Registrar of Companies, the “Second Plan of Merger” and, together with the First Plan of Merger, the “Plans of Merger”) in accordance with the relevant provisions of the Cayman Companies Act.
(e)    Upon consummation of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease and Acquiror, as the surviving corporation of the Second Merger (hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the TBOC.
Section 2.2    Effects of the Mergers.
(a)    Upon the First Effective Time, the First-Step Surviving Corporation shall thereupon (i) possess all of the rights, property of every description, business, undertakings, goodwill, benefits, immunities and privileges of each of the First-Step Constituent Corporations and (ii) become liable for and subject, in the same manner as the First-Step Constituent Corporations, to all mortgages, charges or security interests, contracts, obligations, claims, debts and liabilities of each of the First-Step Constituent Corporations, in each case of the foregoing, in accordance with the applicable provisions of the Cayman Companies Act. At and after the First Effective Time, (A) all rights, privileges, powers and franchises of each First-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such First-Step Constituent Corporation, on whatever account, shall become vested in the First-Step Surviving Corporation, (B) all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the First-Step Surviving Corporation as they are of the First-Step Constituent Corporations, and (C) the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such First-Step Constituent Corporations shall not revert or become in any way impaired by reason of the First Merger; in each case of the foregoing, in accordance with the applicable provisions of the Cayman Companies Act.
(b)    At and after the Second Effective Time, the Surviving Corporation shall thereupon and thereafter, (i) possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Second-Step Constituent Corporations, and (ii) become subject to all the restrictions, disabilities and duties of each of the Second-Step Constituent Corporations. At and after the Second Effective Time, (A) all rights, privileges, powers and franchises of each Second-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Second-Step Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation, (B) all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Second-Step Constituent Corporations and (C) the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Second-Step Constituent Corporations shall not revert or become in any way impaired by reason of the Second Merger; in each case of the foregoing, in accordance with the applicable provisions of the TBOC and the Cayman Companies Act.
Section 2.3    Closing; First Effective Time; Second Effective Time.
(a)    Subject to the terms and conditions of this Agreement, the closing of the First Merger (the “Closing”) shall take place remotely, via electronic exchange of signatures and documents, or, to the extent that such exchange is not practicable, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, 10005, at 8:00 a.m. (New York time) on the date which is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place (including whether to take place remotely, via electronic exchange of documents) as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b)    Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the First Plan of Merger, together with such declarations, undertakings and other documents required to be filed pursuant to applicable provisions of the Cayman Companies Act in connection with the Second Merger, to be executed and duly submitted for filing with the Cayman Islands Registrar of Companies in accordance with the applicable provisions of the Cayman Companies Act. The First Merger shall become effective at the time when the First Plan of Merger is registered by the Cayman Islands Registrar of Companies, or at such later time (being not later than the 90th day after the date on which the First Plan of Merger is so registered) as may be agreed by Acquiror and the Company in writing and specified in the First Plan of Merger (the “First Effective Time”).
(c)    Promptly after the First Effective Time, and, in any event, on the same Business Day as the First Merger, Acquiror and the First-Step Surviving Corporation shall cause (i) the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Texas in accordance with the applicable provisions of the TBOC and (ii) the Second Plan of Merger, together with such declarations, undertakings and other documents, required to be filed pursuant to the Cayman Companies Act in connection with the Second Merger, to be executed and duly submitted for filing with the Cayman Islands Registrar of Companies in accordance with the applicable provisions of the Cayman Companies Act. The Second Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Texas and the Second Plan of Merger is registered by the Cayman Islands Registrar of Companies, or at such later time (being not later than the 90th day after the date on which the Second Plan of Merger is so registered) as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Second Effective Time”).
(d)    For the avoidance of doubt, the Closing, the First Effective Time and the Second Effective Time shall not occur prior to the completion of the Acquiror Domestication.
Section 2.4    Closing Deliverables.
(a)    At the Closing, the Company will deliver or cause to be delivered:
(i)    to Acquiror, the certificate contemplated by Section 9.2(d);
(ii)    to Acquiror, duly executed signature pages of the Company and of Affiliates of the Company who are counterparties to the Registration Rights Agreement;
(iii)    to Acquiror, (A) a certificate duly executed by the Company and dated as of the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3), certifying that no interest in the Company is a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and (B) a notice to the IRS, duly executed by the Company and dated as of the Closing Date, prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) with respect to such certificate along with written authorization for Acquiror to deliver such notice form to the IRS on behalf of the Company following the Closing; and
(iv)    to Acquiror, duly executed signature pages of the Company and the Affiliates of the Company who are counterparties to the Ancillary Agreements.
(b)    At the Closing, Acquiror will deliver or cause to be delivered:
(i)    to the Exchange Agent, the Class A Stock Consideration and the Class B Issued Shares for further distribution to the Company’s shareholders, as applicable, pursuant to Section 3.2;
(ii)    to the Company, the certificate contemplated by Section 9.3(c);
(iii)    to the Company, a duly executed signature page of the Sponsor to the Registration Rights Agreement;
(iv)    to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Second Effective Time;
(v)    to the Company, a time-stamped copy of the certificate issued by the Secretary of State of the State of Texas in relation to the Acquiror Domestication;
(vi)    to the Company, duly executed signature pages of Acquiror or the Affiliates of Acquiror who are counterparties to the Ancillary Agreements;

(vii)    to the Company, a duly executed agreement terminating the Original RRA;
(viii)    to the Company, a duly executed Insider Letter Amendment by each of the required parties thereto; and
(ix)    to the Company, a declaration signed by a director of Acquiror confirming the accuracy of the statements set out at subsections 237(7)(a) to 237(7)(d) of the Cayman Companies Act in respect of Acquiror.
(c)    On the Closing Date, concurrently with the Second Effective Time or as promptly as practicable thereafter, and only to the extent of any funds remaining in the Trust Account on the Closing Date after taking into account of the Acquiror Share Redemption, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) the Estimated Acquiror Transaction Expenses and (ii) all accrued and unpaid Company Transaction Expenses (clauses (i) and (ii) collectively, the “Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that after excluding the amount of the deferred underwriting fee payable by Acquiror to CCM, in no event shall the Estimated Acquiror Transaction Expenses exceed an amount equal to $2,050,000 (the “Estimated Acquiror Transaction Expenses Cap”).
Section 2.5    Governing Documents of the Surviving Corporations.
(a)    The memorandum and articles of association of the Company in effect immediately prior to the First Effective Time shall be the memorandum and articles of association of the First-Step Surviving Corporation upon and from the First Effective Time until thereafter amended as provided therein and under the Cayman Companies Act.
(b)    The certificate of formation and bylaws of the Surviving Corporation shall be the certificate of formation and bylaws of Acquiror (which shall be in substantially the form attached as Exhibit A and Exhibit B upon effectiveness of the Acquiror Domestication), except that the name of the Surviving Corporation as reflected in the Surviving Corporation’s certificate of formation and bylaws shall include “Enhanced”, or such other name as agreed in writing by Acquiror and the Company, until thereafter amended as provided therein and under the TBOC.
Section 2.6    Directors and Officers of the First-Step Surviving Corporation and the Surviving Corporation.
(a)    The directors and officers of the Company, as of immediately prior to the First Effective Time, shall be the initial directors and officers of the First-Step Surviving Corporation from and after the First Effective Time, each to hold office in accordance with the Governing Documents of the First-Step Surviving Corporation.
(b)    From and after the Second Effective Time, (i) the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 7.6 shall be the directors of the Surviving Corporation and (ii) the Persons set forth on Section 2.6 of the Company Disclosure Letter (as it may be updated by the Company prior to the Closing) shall be the officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation.
Section 2.7    Tax Free Reorganization Matters.
(a)    The Parties intend that, for U.S. federal and applicable state and local income Tax purposes, (i) the Mergers, taken together, shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of Acquiror and the Company is a party to such reorganization within the meaning of Section 368(b) of the Code, (iii) the Acquiror Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, (iv) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”), and (v) as a result of the Acquiror Domestication, Acquiror will be treated as a “domestic” corporation (within the meaning of Section 7701(a)(4) of the Code and corresponding provisions of state and local Law) prior to the First Effective Time.
(b)    Each of the Parties shall (and shall cause each of their respective Subsidiaries and Affiliates to) use commercially reasonable efforts to cause the Mergers, taken together, and the Acquiror Domestication to qualify for the Intended Tax Treatment. None of the Parties shall (nor shall they permit their respective Subsidiaries or Affiliates to) take or cause to be taken any action, whether before or after the First Effective Time and Second Effective Time, that could reasonably be expected to prevent or impede the Mergers, taken together, or the Acquiror Domestication from qualifying for the Intended Tax Treatment. None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has knowingly taken or will knowingly take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers, taken together, or the Acquiror Domestication, to fail to qualify for the Intended Tax Treatment. The Mergers, taken together, and the Acquiror Domestication, shall be reported by the applicable Parties for all Tax purposes in accordance with the foregoing and no Party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Intended Tax Treatment, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code or by applicable Law. The Parties shall (and shall cause each of its Subsidiaries and Affiliates to) reasonably cooperate in good faith with each other and their respective counsel to document and support the Intended Tax Treatment, including providing reasonable and customary factual support letters in connection with the filing of Proxy Statement/Registration Statement.
ARTICLE III
EFFECTS OF THE MERGERS ON THE COMPANY CAPITAL SHARES AND EQUITY AWARDS
Section 3.1    Conversion of Securities.

(a)    At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Shares (other than with respect to (x) any Company Common Shares subject to Options or Consultant Awards (which shall be respectively subject to Section 3.3), (y) any Company Common Shares held in the treasury of the Company, which treasury shares shall be canceled as part of the First Merger and shall not constitute “Company Capital Shares” hereunder (each such share, a “Treasury Share”), and (z) any Company Common Shares held by shareholders of the Company who shall have validly exercised their dissenters’ rights for such Company Capital Shares pursuant to Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (such Company Common Shares, together with the Company Common Shares described in the foregoing clauses (x) and (y), the “Excluded Shares”), each Company Common Share held by any Holder that is issued and outstanding immediately prior to the First Effective Time shall, in each case, be converted automatically into the right to receive a number of shares of Domesticated Acquiror Class A Common Stock equal to the Exchange Ratio (the “Class A Stock Consideration”).
(b)    At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Shares, the Apeiron Holders and those Persons designated by Apeiron Investment Group Limited in its sole discretion (collectively, the “Class B Holders”), in each case, as designated in the Allocation Statement, shall be issued a number of shares of Acquiror Class B Common Stock such that as of immediately following the consummation of the transactions contemplated hereby, the Class B Holders shall have at least 95% of the voting power of the capital stock of the Surviving Corporation on a fully-diluted basis (the “Class B Issued Shares”).
(c)    At the First Effective Time, by virtue of the First Merger, and without any consideration on the part of any holder of Company Common Shares, each Company Warrant that is issued and outstanding immediately prior to the First Effective Time (unless exercised prior to the Closing), shall be exchanged and converted into a right to receive a number of shares of Domesticated Acquiror Class A Common Stock equivalent in value to that which a holder of Company Common Shares deliverable upon exercise of such Company Warrant would have been entitled to in accordance with Section 3.1, if the right to purchase the Company Common Shares have been exercised by the holder of the Company Warrant immediately prior to the First Effective Time.
(d)    (i) At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or Merger Sub, each Merger Sub Capital Share, shall be converted into a common share, par value $0.00001 per share, of the First-Step Surviving Corporation and (ii) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror or the First-Step Surviving Corporation, each common share, par value $0.00001 per share, of the First-Step Surviving Corporation shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.
(e)    At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or Merger Sub, each Domesticated Acquiror Unit that is issued and outstanding immediately prior to the First Effective Time shall be separated into one share of

Domesticated Acquiror Class A Common Stock and one Domesticated Acquiror Right, and each outstanding Domesticated Acquiror Right shall convert into one-eighth of one share of Domesticated Acquiror Class A Common Stock.
(f)    Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Class A Common Stock shall be issued in the Merger.
Section 3.2    Exchange Procedures.
(a)    No less than five Business Days prior to the Closing Date, the Company shall deliver to Acquiror a spreadsheet (the “Allocation Statement”), together with reasonable supporting documentation, setting forth the allocation of, without duplication, (x) the Class A Stock Consideration to which the Holders will be entitled as of the Closing in accordance with the Company’s Governing Documents, (y) the designated Class B Holders to receive the Class B Issued Shares and the proposed allocation thereof to each such Class B Holder, and (z) the entitlements of the holders of the Company Warrants in accordance with Section 3.1(c), as well as the holders of the Options, the Top-Up Awards and the Consultant Awards in accordance with Section 3.3. Notwithstanding anything in this Agreement to the contrary, (i) the Allocation Statement shall be conclusive and binding on the Holders, (ii) Acquiror and Merger Sub and, following the Closing, the Surviving Corporation and its Subsidiaries shall be entitled to conclusively rely on the Allocation Statement (and each of the calculations and determinations set forth therein) for all purposes under this Agreement without any obligation to investigate or verify the accuracy thereof, and (iii) neither Acquiror nor, following the Closing, the Surviving Corporation or its Subsidiaries shall have any liability (whether in contract, tort, equity or otherwise) based on or arising out of the preparation of the Allocation Statement or any inaccuracy of the information contained therein (including any inaccuracy with the Company’s capitalization as set forth in the Allocation Statement). For the avoidance of doubt, the Allocation Statement shall provide that the Class B Issued Shares are payable only to the Class B Holders designated therein.
(b)    Prior to the Closing, Acquiror shall appoint Continental Stock Transfer & Trust Company or such other exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of facilitating the payment and delivery of the Class A Stock Consideration and the Class B Issued Shares to the Holders, as applicable. At or before the First Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent (i) the number of shares of Domesticated Acquiror Class B Common Stock equal to the Class B Issued Shares and (ii) the number of shares of Domesticated Acquiror Class A Common Stock equal to the Class A Stock Consideration.
(c)    Prior to the First Effective Time (and in any event within two Business Days of the First Effective Time), Acquiror shall send or shall instruct the Exchange Agent to send, to each record holder of Company Common Shares as of immediately prior to the First Effective Time, whose Company Common Shares were converted pursuant to Section 3.1(a) into the right to receive a portion of the Class A Stock Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).
(d)    Each holder of Company Common Shares that have been converted into the right to receive a portion of the Class A Stock Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Class A Stock Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(e)    Promptly following the date that is one year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Class A Stock Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Company Common Shares as of immediately prior to the First Effective Time that has not exchanged such Company Common Shares for an applicable portion of the Class A Stock Consideration in accordance with this Section 3.2 prior to the date that is one year after the First Effective Time, may transfer such Company Common Shares to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Class A Stock Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the First-Step Surviving Corporation, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Class A Stock Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
(f)    In the event that the Company or Acquiror changes the number of Company Capital Shares, shares of Acquiror Common Stock, shares of capital stock of Acquiror or securities convertible or exchangeable into or exercisable for Company Capital Shares, shares of Acquiror Common Stock, shares of capital stock of Acquiror, as applicable, issued and outstanding prior to the First Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, consolidation exchange or readjustment of shares, or other similar transaction (other than the Preferred Shares Conversion, the Acquiror Domestication, the Private Placement, the PIPE Investment, the Acquiror Share Redemption and any other transactions contemplated hereby or by the Ancillary Agreements), then any number or amount contained herein which is based upon the price of Acquiror Common Stock, or the number of shares of Acquiror Common Stock or Company Common Shares, as the case may be, the Class A Stock Consideration and the Class B Issued Shares and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 3.2(f)

shall be deemed to permit or authorize any Party to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.
Section 3.3    Treatment of Company Awards.
(a)    As of the First Effective Time, the Company shall take all necessary and appropriate actions so that, as of the First Effective Time, each Option, whether vested or unvested that is outstanding immediately prior to the First Effective Time shall be converted into an option to acquire shares of Acquiror Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to such Option immediately prior to the First Effective Time, including with respect to vesting, exercisability and termination-related provisions (each, an “Acquiror Option”) except that (i) such Acquiror Option shall relate to that whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Shares subject to such Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Option in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, that the conversion of the Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Options for purposes of Section 409A or Section 424 of the Code.
(b)    As of the First Effective Time, each Top-Up Award that is outstanding immediately prior to the First Effective Time shall be converted into the right to receive shares of Acquiror Class A Common Stock upon vesting and shall be subject to substantially the same terms and conditions as were applicable to such Top-Up Award immediately prior to the First Effective Time (including with respect to vesting, settlement and termination-related provisions) (each, an “Acquiror Top-Up Award”).
(c)    As of the First Effective Time, the Company shall take all necessary and appropriate actions so that, as of the First Effective Time, each Consultant Award, whether vested or unvested that is outstanding immediately prior to the First Effective Time shall be converted into a warrant to acquire shares of Acquiror Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to such Consultant Award immediately prior to the First Effective Time, including with respect to vesting, exercisability and termination-related provisions (each, an “Acquiror Consultant Award”) except that (i) such Acquiror Consultant Award shall relate to that whole number of shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Shares subject to such Consultant Award, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Consultant Award shall be equal to the exercise price per share of such Consultant Award in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, that the conversion of the Consultant Awards will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Consultant Awards for purposes of Section 409A of the Code.
(d)    The Company shall take all necessary actions to effect the treatment of Options, Top-Up Awards, and Consultant Awards pursuant to Section 3.3(a), Section 3.3(b), and

Section 3.3(c) in accordance with the Company Incentive Plan, to the extent applicable, and the applicable award agreements and Acquiror shall ensure that no Acquiror Option or Acquiror Consultant Award may be exercised and that no Acquiror Top-Up Award may be settled, prior to the effective date of an applicable Form S-8 or other applicable form of Acquiror (including the Registration Statement). The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Options or Top-Up Awards will be granted under the Company Incentive Plan.
Section 3.4    Withholding. Each of Acquiror, Merger Sub, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, and the Exchange Agent, respectively) (and to the extent deduction or withholding is required in respect of the delivery of the Class A Stock Consideration, such deduction or withholding may be made by withholding shares from such Class A Stock Consideration); provided, that Acquiror and Merger Sub shall use commercially reasonable efforts to provide the Company with at least 5 Business Days prior written notice of any amounts that they or their agents (or the Exchange Agent) intend to withhold from any amounts payable pursuant to this Agreement, including in connection with the payment of the Class A Stock Consideration (other than any compensatory payments to be made pursuant to this Agreement) and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If withholding is made by withholding shares from the Class A Stock Consideration, the relevant withholding agent shall be treated as having sold such shares on behalf of the applicable Person for an amount of cash equal to the fair market value thereof at the time of such withholding and paid such cash proceeds to the relevant Governmental Authority.
Section 3.5    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Capital Shares issued and outstanding immediately prior to the First Effective Time and held by a holder who shall have validly exercised their dissenters’ rights for such Company Capital Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (such Company Capital Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the Cayman Companies Act with respect to such shares) shall not be converted into a right to receive a portion of the Class A Stock Consideration, but instead shall be entitled to only such rights as are granted by the applicable provisions of the Cayman Companies Act; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to dissenters’ rights pursuant to the applicable provisions of the Cayman Companies Act or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the applicable provisions of the Cayman Companies Act such

Company Capital Shares shall cease to be Dissenting Shares for the purposes hereof and shall thereupon be deemed to have been converted as of the First Effective Time into the right to receive the Class A Stock Consideration in accordance with Section 3.1 without interest thereon. The Company shall provide Acquiror with reasonably prompt written notice of any demands received by the Company for appraisal of Company Common Shares, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date hereof (each section of which, subject to Section 1.2(g), qualifies the correspondingly numbered and lettered representations in this Article IV) (the “Company Disclosure Letter”), the Company hereby represents and warrants to Acquiror and Merger Sub as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date or different period of time, as of such date or different period of time) as follows:
Section 4.1    Company Organization. The Company and its Subsidiaries have been duly formed or organized and are validly existing under the Laws of their respective jurisdictions of incorporation or organization, and have the requisite company or corporate power, as applicable, and all permits, governmental licenses, franchises, consents, approvals and authority to own, lease or operate all of their respective properties, rights and assets and to conduct their respective businesses as they are now being conducted in all material respects. The Company has made available to Acquiror complete and correct copies of the Company’s and its Subsidiaries’ Governing Documents, each in full force and effect as of immediately prior to the execution and delivery of this Agreement. None of the Company or any of its Subsidiaries is in violation of any provisions of its or their Governing Documents, as applicable, except with respect to the Company Subsidiaries as would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation (or other legal entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.2    Due Authorization.
(a)    Other than the Company Shareholder Approval, the Company has all requisite company or corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and (subject to the approvals described in Section 4.4) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution, performance (subject to the approvals described in Section 4.4) and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of the Company and its Subsidiaries and have been duly and validly authorized and approved by the Board of Directors of the Company and by all necessary corporate or company action on the part of each Subsidiary of the Company, and no other company or corporate proceeding on the part of the Company (other than the Company Shareholder Approval) is necessary to authorize this Agreement and the Ancillary Agreements to which the Company is or will be a party. This Agreement has been, and on or prior to the Closing and upon execution by the Company, the Ancillary Agreements to which the Company is or will be a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the Ancillary Agreements to which the Company is or will be a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exceptions”).
(b)    On or prior to the date hereof, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the Ancillary Agreements to which the Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party contemplated hereby and the transactions contemplated hereby and thereby. No other corporate action is required on the part of the Company or any of its shareholders to enter into this Agreement or the Ancillary Agreements or to approve the Mergers, other than the Company Shareholder Approval.
Section 4.3    No Conflict. Subject to the receipt of the Company Shareholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.4, the execution and delivery by the Company of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract not otherwise terminable by the other party thereto on 60 days’ or less notice or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, rights or assets of the Company or any of the Company’s Subsidiaries, except, in the case of the foregoing clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) under the HSR Act, (b) the Governmental Authorizations set forth in Section 4.4 of the Company Disclosure Letter, (c) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (d) the filing of the Plans of Merger and the Certificate of Merger.
Section 4.5    Capitalization of the Company.
(a)    As of the date hereof, and without giving effect to the Preferred Shares Conversion or the Private Placement, the authorized share capital of the Company consists of:
(i)    16,615,864 common shares, $0.00001 par value per share (the “Company Common Shares”), of which 10,233,183 shares are issued and outstanding; and
(ii)    3,973,381 preferred shares, $0.00001 par value per share, of which 3,973,369 shares are issued and outstanding (of which (A) 752,726 issued and outstanding shares are designated Series A-1 Preferred Shares, $0.00001 par value per share (the “Series A-1 Preferred Shares”), (B) 1,826,442 issued and outstanding shares are designated Series A-2 Preferred Shares, $0.00001 par value per share (the “Series A-2 Preferred Shares”), and (C) 1,394,201 issued and outstanding shares are designated Series B Preferred Shares, $0.00001 par value per share (the “Series B Preferred Shares”)).
(b)    Each of the issued and outstanding Company Capital Shares has been duly authorized and are validly issued, were issued in compliance in all material respects with applicable securities Laws, and were not issued in breach of any preemptive rights or Contract.
(c)    As of the date of this Agreement, (i) Options to purchase 1,487,222 Company Common Shares are outstanding, of which zero Options have early exercise features and (ii) Top-Up Awards with an aggregate value of $5,781,940.31 are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of the following information with respect to each Company Award that is outstanding as of the date of this Agreement, as applicable: (A) the name of the holder thereof; (B) the type of Company Award; (C) the date of grant; (D) in the case of any Option, the number of Company Common Shares subject thereto (by grant); (E) in the case of any Top-Up Award, the dollar value subject thereto (by grant); (F) in the case of any Option, the vesting start date; (G) in the case of any Option, the exercise price per share thereof; and (H) in the case of any Option, whether such Option is intended to qualify as an “incentive stock option” (as defined in Section 422 of the Code).
(d)    Except for the Company Award, there are no: (i) outstanding securities of the Company (including debt securities) convertible into or exchangeable for Company Capital

Shares; (ii) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any Company Capital Shares (including debt securities); or (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Company Capital Shares.
Section 4.6    Capitalization of Subsidiaries.
(a)    A list of the Company’s Subsidiaries as of the date of this Agreement is set forth in Section 4.6 of the Company Disclosure Letter. The outstanding shares of capital stock or equity interests of the Company’s Subsidiaries: (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of such Subsidiary or any Contract to which such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b)    The Company owns, directly or indirectly, of record and beneficially all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens or Liens arising under applicable securities Laws or the Governing Documents of such Subsidiary.
(c)    Except as permitted in accordance with Section 6.1, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of the Company’s Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company’s Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Company’s Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.
Section 4.7    Financial Statements.
(a)    Section 4.7(a) of the Company Disclosure Letter sets forth complete and correct copies of (i) the unaudited balance sheets of the Company for the fiscal years ended December 31, 2024 (“FY 2024”) and December 31, 2023 (“FY 2023”) and the unaudited consolidated statement of operations for FY 2024 and FY 2023 and (ii) the unaudited condensed consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2025 (the “Most Recent Balance Sheet Date”) and the unaudited condensed consolidated statement of operations and comprehensive loss and condensed consolidated statements of cash flows of the

Company for the nine-month period ending on the Most Recent Balance Sheet Date, in each case, together with the related notes thereto (the foregoing clauses (i) and (ii), collectively, the “Unaudited Financial Statements”).
(b)    The Unaudited Financial Statements (including, for the avoidance of doubt, any related notes and schedules thereto) present fairly, in all material respects, the consolidated financial position as of the dates indicated in such Unaudited Financial Statements, and the statements of operations and comprehensive loss, statements of convertible preferred stock and stockholders’ deficit and statements of cash flows of the Company and its Subsidiaries for the periods indicated in such Unaudited Financial Statements (except, for the absence of footnotes and other presentation items and normal year-end adjustments that will not be material in amount and effect), in each case, in conformity with GAAP, consistently applied during the periods involved, and were derived from and accurately reflect in all material respects, the books and records of the Company.
(c)    Neither the Company nor, to the Knowledge of the Company, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.
Section 4.8    Undisclosed Liabilities. There are no other obligations or liabilities, whether or not accrued, contingent or otherwise, of the Company or any of its Subsidiaries that are required by GAAP to be set forth in a consolidated balance sheet of the Company and its Subsidiaries, except for obligations or liabilities (a) reflected or reserved against in the Unaudited Financial Statements (including, for the avoidance of doubt, the notes thereto), (b) incurred in the ordinary course of business, (c) that will be discharged or paid off prior to or at the Closing, (d) incurred in connection with this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, or (e) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.9    Litigation and Proceedings. As of the date hereof (a) there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (b) neither the Company nor its Subsidiaries is party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or its Subsidiaries conducts their respective businesses, except in the case of each of clauses (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.10    Legal Compliance.
(a)    Since December 31, 2023, the business of the Company and its Subsidiaries has not been, and is not currently being, conducted in violation of any applicable Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a

Company Material Adverse Effect. The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the services of the Company and its Subsidiaries in a manner that violates applicable Law, and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, Representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have not received any written communication alleging any material noncompliance with any such Laws that has not been cured as of the date hereof, except as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained and are in compliance with all permits, licenses, certifications, approvals registrations, consents, authorizations, franchise, variances, exemptions and orders issued or granted by a Governmental Authority necessary to conduct their respective businesses as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    Since December 31, 2023, the Company and its Subsidiaries have complied in all respects with all applicable anti-bribery, anti-corruption and anti-money laundering Laws (the “Anti-Corruption Laws”), except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no current or pending investigations being pursued by any Governmental Authority concerning material violations of the Anti-Corruption Laws related to the Company or any of the Company’s Subsidiaries, or their respective directors, officers, employees or authorized agents in such capacity.
(c)    Neither the Company nor its Subsidiaries has (i) received any written notice of any conflict or non-compliance with, or default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected, (ii) received any written notice of any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of such Company to comply with any applicable Law or (iii) had claims filed against it with any Governmental Authority alleging any failure by the Company to comply with applicable Law, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.11    Material Contracts.
(a)    Section 4.11(a) of the Company Disclosure Letter sets forth the following Contracts to which, as of the date hereof, the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, excluding, this Agreement, any Ancillary Agreement, any other Contract entered into in connection with the transactions contemplated hereby, any Company Benefit Plan, any Real Property Lease and any Contracts terminable by any party thereto on 90 days’ or less notice without penalty; provided, that any requirement to pay costs and expenses in connection with the termination of any such Contract consisting of reimbursement of expenses incurred and reasonable wind-down costs shall not constitute a penalty (each, a “Material Contract”):
(i)    any Contract that is an agreement with a Governmental Authority, other than in the ordinary course of business;
(ii)    each Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments to or from the Company of more than $5,000,000;
(iii)    each partnership, joint venture, strategic alliance or other collaboration or similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance (which includes the sharing of the Company’s revenues or profits) that is material to the Company and its Subsidiaries as a whole;
(iv)    each Contract entered into in connection with an acquisition by the Company or its Subsidiaries involving consideration in excess of $5,000,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);
(v)    each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company or its Subsidiaries could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any Person reasonably expected to result in payments with a value of $5,000,000 in any twelve-month period;
(vi)    each Contract evidencing outstanding Indebtedness in an aggregate amount thereunder in excess of $5,000,000;
(vii)    each Contract that (A) prohibits the Company or its Subsidiaries from competing in any line of business or with any Person or in any geographic area in any material respect, in each case, excluding confidentiality agreements and agreements that contain confidentiality or non-solicitation covenants entered into in the ordinary course of business, (B) grants “most favored nation” status that, following the transactions contemplated hereby, would apply to Acquiror and its Subsidiaries, including the Company and its Subsidiaries or (C) contains certain exclusivity obligations or similar restrictions binding on the Company, its Subsidiaries or their respective Affiliates;
(viii)    each Contract pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use material Company Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than non-exclusive licenses to commercially available software or information technology services);

(ix)    each Contract providing broadcasting services or media production services to the Company or its Subsidiaries;
(x)    each Contract between (A) the Company and its Subsidiaries, on the one hand, and (B) Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the current executive officers and directors (or equivalents) of the Company or any of the Company’s Subsidiaries, the Major Company Shareholders, or a member of the immediate family of any of the foregoing Persons, on the other hand; and
(xi)    any Contract relating to the voting or control of the equity interests of the Company or its Subsidiaries or the election of directors of the Company or its Subsidiaries (other than the Governing Documents of the Company or its Subsidiaries).
(b)    All Material Contracts (i) are in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except for such failures to be valid and binding or in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no breach or violation of, or default under, any Material Contract by the Company or its Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or its Subsidiaries or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation. thereunder, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.12    Company Benefit Plans.
(a)    Section 4.12(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan (other than any individual award agreement for Company Awards on the forms set forth on Section 4.12(a) of the Company Disclosure Letter). The term “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, (“ERISA”), whether or not subject to ERISA, and any other employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, termination, retention, change in control, health, welfare, pension, retirement, supplemental retirement, profit-sharing, retiree health, fringe benefit or other benefit or compensation plan, policy, program agreement or arrangement, in each case, which are currently maintained, sponsored, contributed to or required to be contributed to by the Company or any of the Company’s Subsidiaries for the benefit of any current or former director, officer, or employee, or to which the Company or any of the Company’s Subsidiaries is a party or has any liability (whether actual or contingent), and, in each case, whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) the plan document, including all amendments thereto (or, if not written a written summary of its material terms), (B) the most recent summary plan description, including any summary of material modifications thereto, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan.
(b)    (i) Each Company Benefit Plan has been established, operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan on or before the date hereof have been timely made or have been properly accrued and reflected in the Company’s financial statements to the extent required by GAAP in all material respects, (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan and (iv) to the Knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.
(c)    No Company Benefit Plan is, and neither the Company or any of its Subsidiaries nor any ERISA Affiliate has at any time within the previous six years preceding the date hereof sponsored, maintained or contributed to, been required to contribute to, or had any actual or contingent liability with respect to (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a plan that is subject to Title IV of ERISA, (iii) a plan that has two or more contributing sponsors that are not ERISA Affiliates or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
(d)    With respect to each Company Benefit Plan, no Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, except as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
(e)    No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or any similar Law.
(f)    Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby and the Ancillary Agreements will, either alone or in combination with another event(s), (i) entitle any current or former employee, officer or other individual service provider of the Company or any Subsidiary of the Company to any severance pay, bonus or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment or vesting, trigger any payment or funding (through a grantor trust or otherwise), or increase the amount of compensation or benefits due any such current or former employee, officer or other individual service provider by the Company or any Subsidiary of the Company, or (iii) forgive any indebtedness of any current or former employee, officer, or other individual service provider of the Company or any Subsidiary of the Company.
(g)    Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby and the Ancillary Agreements will, either alone or in combination with another event(s), result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(h)    With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Company Benefit Plan required by applicable Law or by the terms of such Company Benefit Plan have been timely made or have been properly accrued and reflected in the Company’s financial statements to the extent required by GAAP in all material respects, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in material compliance with applicable Laws.
(i)    All Company Awards have been granted in accordance with applicable Law and, to the extent applicable, the terms of the Company Incentive Plan. Each grant of an Option or Consultant Award was validly issued and either properly approved by or issued pursuant to an Option or Consultant Award properly approved by the Board of Directors of the Company as of the applicable date of grant. Each Option and Consultant Award has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Shares on the date of grant.
Section 4.13    Labor Relations; Employees.
(a)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body has requested or, to the Knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries.
(b)    To the Knowledge of the Company, there is no labor organization activity involving any employees of the Company or any of its Subsidiaries in the past three years preceding the date of this Agreement. In the past three years preceding the date hereof, there has been no strike, slowdown, work stoppage, unfair labor claim, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(c)    Each of the Company and its Subsidiaries are, and have been for the past three years preceding the date hereof, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including minimum wage and payment of overtime), meal and rest breaks, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, and labor relations, except where the failure to comply would not, or would not reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole.
(d)    In the past three years preceding the date hereof, there have been no pending or, to the Knowledge of the Company, threatened lawsuits, actions, suits, judgements, claims proceedings under any labor and employment Laws against the Company or any of the Company’s Subsidiaries, except as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole. In the past three years preceding the date hereof, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, except in each case as would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(e)    In the past three years preceding the date hereof, the Company has not implemented a layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law.
Section 4.14    Taxes.
(a)    All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all respects and all amounts of Taxes due and payable have been paid, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d)    No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(e)    There are no pending audits or other examinations by a Governmental Authority with respect to the Taxes of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been notified in writing by a Governmental Authority of any request or threat for such an audit or other examination, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(f)    There are no waivers, extensions or requests by a Governmental Authority for any waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries other than any such waivers, extensions or requests which are routine, automatic or arise by operation of Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(g)    Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(h)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreement, other than (i) an agreement or arrangement solely between or among the Company and its Subsidiaries or (ii) any customary commercial, employment, leasing or financing Contracts entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(i)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person or been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code), in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(j)    Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) or as a transferee or successor or by Contract (other than customary commercial, employment, leasing or financing Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing a consolidated U.S. federal income Tax Return under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) (a “Consolidated Group”), other than a Consolidated Group the common parent of which was or is the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(k)    No written claim has been made to the Company or any of its Subsidiaries by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction, which claim has not been resolved in such jurisdiction, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(l)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(m)    The Company and its Subsidiaries have not taken any action, nor to the Knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Mergers, taken together, and the Acquiror Domestication from qualifying for the Intended Tax Treatment, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(n)    Notwithstanding anything to the contrary contained in this Agreement: (i) other than Section 4.12 to the extent it relates to Taxes, the representations and warranties set forth in this Section 4.14 constitute the sole and exclusive representations and warranties of regarding Taxes, Tax Returns and other matters relating or attributable to Taxes; (ii) nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including amounts related to losses, basis, credits or any other similar item) with respect to the Company and its Subsidiaries; and (iii) the representations and warranties in this Section 4.14 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding Taxes attributable to any Post-Closing Period.
Section 4.15    Brokers’ Fees. Neither the Company, its Subsidiaries nor any of their respective officers, directors or employees has employed a broker or finder or incurred any liability for any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby, except that the Company has employed Berenberg Capital Markets LLC as its financial advisor.
Section 4.16    Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciary policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or its Subsidiaries are with reputable insurance carriers, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, are in full force and effect, and all premiums due with respect to all Insurance Policies have been paid, and neither the

Company nor its Subsidiaries has taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a breach of default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.17    Real Property.
(a)    Section 4.17 of the Company Disclosure Letter sets forth a complete and correct list of (i) all real property leased or subleased to the Company or its Subsidiaries (collectively, the “Leased Real Property”) and (ii) all leases (the “Real Property Leases”) entered into by the Company or its Subsidiaries with respect to the Leased Real Property. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries, as applicable, have a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens and (B) there exists no default or event of default on the part of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries owns any real property.
(b)    The Company and its Subsidiaries have made available to Acquiror correct and complete copies of all leases (including the Real Property Leases), lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to such Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Leases”), and none of such Leases have been modified in any material respect since the date hereof, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(c)    Neither the Company nor any of its Subsidiaries use or occupy any real property material to the business of the Company, other than such Leased Real Property.
Section 4.18    Intellectual Property.
(a)    Section 4.18(a) of the Company Disclosure Letter lists each item of material Company Intellectual Property that is registered or applied-for with a Governmental Authority or Internet domain name registrar as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and all such items that are registered or issued are subsisting, and to the Knowledge of the Company, are valid and enforceable.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries own, free and clear of all Liens (other than Permitted Liens), or have a valid right to use, all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as such business is currently conducted.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the

Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property of any third Person, and (ii) there is no Proceeding pending to which the Company or any of the Company's Subsidiaries is a named party, or, to the Knowledge of the Company, that is threatened in writing (including any such cease and desist letters or invitations to take a patent license), alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating any Intellectual Property of any third Person.
(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) since December 31, 2023, the Company and its Subsidiaries have not asserted or threatened in writing any Proceeding claiming infringement, misappropriation or other violation of any Company Intellectual Property.
(e)    The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property that are material to the business of the Company and its Subsidiaries. There has not been any disclosure of, to the Knowledge of the Company, or access to, any such material trade secrets to or by any Person, except pursuant to written non-disclosure or license agreements, which, to the Knowledge of the Company, have not been breached.
(f)    The Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes. Except as would not, reasonably be expected to have a Company Material Adverse Effect, the IT Assets owned or controlled by the Company or its Subsidiaries (i) function as required for the conduct of the business by the Company and its Subsidiaries, (ii) have not, since December 31, 2023, malfunctioned or failed, and (iii) to the Knowledge of the Company, are free from bugs or other defects and do not contain any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of software, information or data.
(g)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have adopted and implemented organizational, physical and administrative policies and procedures regarding privacy and cybersecurity that are commercially reasonable and consistent with applicable Privacy Laws, (ii) the Company and its Subsidiaries are in compliance with the Company’s and its Subsidiaries’ publicly facing privacy policies and all applicable Privacy Laws and (iii) no Person has gained unauthorized access to or misused any Personal Information in the Company’s or any of its Subsidiaries’ possession or control.
Section 4.19    Environmental Matters.
(a)    There has been no release of any Hazardous Materials by the Company or its Subsidiaries in violation of applicable Environmental Laws (i) at, in, on or under any Leased Real Property or (ii) to the Knowledge of the Company, at, in, on or under any owned real property or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    No Proceeding is pending or, to the Knowledge of the Company, threatened in writing with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.20    Absence of Changes. From the date of the Most Recent Balance Sheet Date to the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such business (except for actions related to this Agreement or to the Enhanced Activities) and (b) there has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations or any other change, occurrence or development (other than in connection with the Enhanced Activities), which has had or would, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.
Section 4.21    Sanctions Compliance. None of the Company, any of its Subsidiaries or any of their respective directors or officers, or to the Knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, (i) is, or has been during the past five years preceding the date of this Agreement, a Sanctioned Party or (ii) has transacted business directly with any Sanctioned Party or in or with any Sanctioned Country in violation of Sanctions Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.22    Information Supplied. To the Knowledge of the Company, none of the information supplied or to be supplied by the Company or its Subsidiaries specifically in writing for inclusion in the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated in such document or necessary in order to make the statements in such documents, in light of the circumstances under which they are made, not misleading (a) at the time such information is filed with or furnished to the SEC (but if such information is revised by any subsequently filed or supplement, this clause (a) of this Section 4.22 shall solely refer to the time of such subsequent revision), (b) at the time Proxy Statement/Registration Statement is declared effective by the SEC, (c) at the time the Proxy Statement/Registration Statement or any amendment or supplement to such Proxy Statement/Registration Statement is first disseminated to the Acquiror Shareholders or (d) at the time of the Acquiror Shareholders’ Meeting. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror or its Affiliates. All projections, forward looking financial information or unit economics calculations with respect to the Company and its Subsidiaries that (i) were delivered by or on behalf of the Company or its Representatives for inclusion in the presentation that the Parties have agreed to file with the SEC in connection with the current report on Form 8-K filed by Acquiror in connection with this Agreement or (ii) will be delivered by the Company or its Representatives for inclusion in the Proxy Statement/Registration Statement were or will be, as the case may be, prepared in good faith using assumptions the Company believes to be reasonable.
Section 4.23    Corporate Records. Since December 31, 2023, all proceedings of the Board of Directors and shareholders of each of the Company and its Subsidiaries in relation to transactions and corporate matters of the Company or its Subsidiaries (as applicable) have been properly conducted in accordance with the Governing Documents of the Company or its Subsidiaries (as applicable), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2023, all transactions and corporate matters of the Company and its Subsidiaries have been duly approved by the Board of Directors and/or shareholders of each of the Company or its Subsidiaries in accordance with the Governing Documents of the Company or its Subsidiaries (as applicable), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All register of members and all proceedings of the Board of Directors and shareholders of each of the Company and its Subsidiaries occurring since December 31, 2023 and all consents to actions taken thereby, are maintained in the ordinary course of business, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The register of members or the equivalent documents of the Company and its Subsidiaries are complete and accurate, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The register of members or the equivalent documents and minute book records of each of the Company and its Subsidiaries relating to all issuances and transfers of stock or shares by each of the Company and its Subsidiaries, and all proceedings of the Board of Directors, including committees thereof, and shareholders of each of the Company and its Subsidiaries since December 31, 2023, have been made available to Acquiror, and are correct and complete copies of the original register of members or the equivalent documents and minute book records of each of the Company and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.24    Suppliers.
(a)    Section 4.24(a) of the Company Disclosure Letter sets forth a list of the Company’s five largest suppliers (the “Top Suppliers”) as measured by the dollar amount of purchases therefrom or thereby, for FY 2024, showing the approximate total purchases by the Company from each such supplier, during such period.
(b)    No Top Supplier has (i) terminated its relationship with the Company, (ii) reduced its business with the Company or adversely modified its relationship with the Company in any material respect, (iii) notified the Company in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.25    No TID U.S. Business. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950 (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by the functions set forth in column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.
Section 4.26    No Additional Representation or Warranties. Except as provided in this Article IV (for the avoidance of doubt, as modified by the Company Disclosure Letter), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the transactions contemplated hereby (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Acquiror or any of its Subsidiaries or their respective Affiliates in connection with the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted prior to the date hereof (excluding (i) any disclosures set forth in any risk factors section to the extent they are not forward-looking statements or cautionary, predictive or forward-looking in nature or do not otherwise constitute statements of fact and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.7, Section 5.9, and Section 5.19), or (b) in the case of Acquiror and Merger Sub, in the confidential disclosure letter delivered by Acquiror and Merger Sub to the Company on the date hereof (each section of which, subject to Section 1.2(g), qualifies the correspondingly numbered and lettered representations in this Article V) (the “Acquiror Disclosure Letter”), Acquiror and Merger Sub jointly and severally hereby represent and warrant to the Company as follows:
Section 5.1    Corporate Existence, Power and Organization. Each of Acquiror and Merger Sub is a business or exempted company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. Each of Acquiror and Merger Sub has all requisite power and authority, corporate and otherwise, and has all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. None of Acquiror and Merger Sub is in violation of any provisions of its Governing Documents, except with respect to the Merger Sub as would not have, individually or in the aggregate, a material adverse effect on Acquiror and Merger Sub. Merger

Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror.
Section 5.2    Corporate Authorization.
(a)    Each of Acquiror and Merger Sub has all the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to perform all its obligations hereunder and thereunder and to consummate the Acquiror Domestication, the Merger and the transactions contemplated hereby and thereby. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements (to which such Acquiror and Merger Sub is a party) and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of Acquiror and Merger Sub and have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub to the extent required by their respective Governing Documents, applicable Laws or any contract to which it is a party or by which its securities are bound other than the Acquiror Shareholder Approval. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and it constitutes, and upon their execution and delivery, the Ancillary Agreements (to which such Acquiror and Merger Sub is a party) will constitute, a legal, valid, binding and enforceable agreement of each of Acquiror and Merger Sub, subject to the Bankruptcy and Equity Exceptions.
(b)    The Acquiror Shareholder Approval is the only vote of the holders of any class or series of capital stock of Acquiror to approve and adopt this Agreement and approve the transactions contemplated hereby.
Section 5.3    Governmental Authorization. Other than as required under applicable Laws, neither the execution, delivery nor performance by Acquiror and Merger Sub of this Agreement or any Ancillary Agreements (to which any of them is or will be a party) requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority other than applicable filings with the SEC, the Secretary of State of the State of Texas, the Cayman Islands Registrar of Companies and the BVI Registrar to consummate the Acquiror Domestication and the Mergers.
Section 5.4    Non-Contravention. Subject to the Acquiror Shareholder Approval having been obtained, the execution, delivery and performance by Acquiror and Merger Sub of this Agreement or any Ancillary Agreements (to which any of them is a party to) do not and will not (a) contravene or conflict with or result in a breach of or default under the Governing Documents of any Acquiror and Merger Sub, (b) contravene or conflict with or constitute a violation of any provision of any Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party not otherwise terminable by the other party thereto on 90 days’ or less notice or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in each case of clauses (b) through (d) for any contravention or conflicts that would not reasonably be expected to have a material adverse effect on Acquiror and Merger Sub to enter into and perform their obligations under this Agreement.

Section 5.5    Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Acquiror or their Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.
Section 5.6    Issuance of Shares. The Acquiror Common Stock, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any Contract to which Acquiror and Merger Sub are bound, applicable Law or Acquiror’s and Merger Sub’s Governing Documents.
Section 5.7    Capitalization.
(a)    As of the date hereof, Acquiror is authorized to issue a maximum of 551,000,000 shares with no par value, divided into three classes of shares, namely: (i) 500,000,000 shares of Acquiror Class A Common Stock, (ii) 50,000,000 shares of Acquiror Class B Common Stock, and (iii) 1,000,000 shares of Acquiror Preferred Stock with no par value, of which 20,600,000 shares of Acquiror Class A Common Stock, 6,666,667 shares of Acquiror Class B Common Stock and 0 shares of Acquiror Preferred Stock are issued and outstanding as of the date hereof. 2,575,000 shares of Acquiror Common Stock are reserved for issuance with respect to the BVI Acquiror Rights. As of the date hereof, 20,600,000 BVI Acquiror Units and 20,600,000 BVI Acquiror Rights are issued and outstanding (together with the Acquiror Capital Stock, the “BVI Securities”). No other shares or other voting securities of Acquiror are issued, reserved for issuance or outstanding. All BVI Securities are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of British Virgin Islands Law, Acquiror’s Governing Documents or any contract to which Acquiror is a party or by which Acquiror is bound. Except as set forth in Acquiror’s Governing Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any BVI Securities. There are no outstanding contractual obligations of Acquiror to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(b)    Following the Acquiror Domestication and as of immediately prior to the First Effective Time, the authorized share capital of Acquiror will be 640,000,000 shares of Acquiror Common Stock divided into (i) 310,000,000 shares of Domesticated Acquiror Class A Common Stock and (ii) 330,000,000 shares of Domesticated Acquiror Class B Common Stock, of which 0 shares will be issued and outstanding.
(c)    All issued and outstanding Acquiror Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, the Acquiror’s Governing Documents or any Contract to which Acquiror is a party or by which Acquiror is bound. Except as set forth in the Acquiror’s Governing Documents and the Prospectus, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any BVI Security. There are no outstanding Contracts of Acquiror to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(d)    Merger Sub does not own or hold, directly or indirectly (i) any equity interest or other interests, including partnership, limited liability company or joint venture interests, or investments (whether equity or debt) in any Person, (ii) securities convertible into or exchangeable for the equity interests of any other Person, or (iii) options or other rights to acquire the equity interests in any other Person.
(e)    Other than Merger Sub, Acquiror has no Subsidiaries, and does not own or hold, directly or indirectly (i) any equity interests or other interests, including any partnership, limited liability company or joint venture interests, or investments (whether equity or debt) in any Person, (ii) securities convertible into or exchangeable for the equity interests of any other Person or (iii) options or other rights to acquire the equity interests in any other Person. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 5.8    Information Supplied. To the Knowledge of Acquiror, none of the information supplied or to be supplied by Acquiror or its Subsidiaries specifically in writing for inclusion in the Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated in such document or necessary in order to make the statements in such documents, in light of the circumstances under which they are made, not misleading (a) at the time such information is filed with or furnished to the SEC (but if such information is revised by any subsequently filed or supplement, this clause (a) of this Section 5.8 shall solely refer to the time of such subsequent revision), (b) at the time Proxy Statement/Registration Statement is declared effective by the SEC, (c) at the time the Proxy Statement/Registration Statement or any amendment or supplement to such Proxy Statement/Registration Statement is first disseminated to the Acquiror Shareholders or (d) at the time of the Acquiror Shareholders’ Meeting. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates. All projections, forward looking financial information or unit economics calculations with respect to Acquiror and Merger Sub that (i) were delivered by or on behalf of Acquiror or its Representatives for inclusion in the presentation that the Parties have agreed to file with the SEC in connection with the current report on Form 8-K filed by Acquiror in connection with this Agreement or (ii) will be delivered by Acquiror or its Representatives for inclusion in the Proxy Statement/Registration Statement were or will be, as the case may be, prepared in good faith using assumptions the Acquiror believes to be reasonable.
Section 5.9    Trust Account. As of the date hereof, Acquiror has at least $200,000,000 in the trust fund established by Acquiror for the benefit of its public shareholders (the “Trust Fund”), such amount including, if applicable, an aggregate of approximately $8,000,000 of deferred underwriting commissions and other fees being held in the Trust Fund, in a United States-based account located in the United States maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of July 29, 2025, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (except, in any case, as may be limited by the Bankruptcy and Equity Exceptions), and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause or would reasonably be expected to cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or, to Acquiror’s Knowledge, that would entitle any Person (other than the public shareholders holding shares of Acquiror Class A Common Stock sold in Acquiror’s IPO who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to Acquiror’s Governing Documents) to any portion of the funds in the Trust Account, except as otherwise disclosed. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Acquiror and the Trust Agreement. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the Knowledge of the Acquiror, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since the consummation of Acquiror’s IPO, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement and the Prospectus). Upon the consummation of the transactions contemplated hereby, Acquiror shall have no further obligation under either the Trust Agreement or the Governing Documents of Acquiror to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained in Article IV, neither Acquiror nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror or Merger Sub on the Closing Date. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, recession, amendment, supplement or modification is contemplated.
Section 5.10    Listing. As of the date hereof, the BVI Acquiror Units, Acquiror Class A Common Stock and BVI Acquiror Rights are listed on the Nasdaq Capital Market, with trading symbols “APADU,” “APAD,” and “APADR”, respectively. Acquiror is in compliance with the rules of the Nasdaq and there is no Proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by the Nasdaq, the Financial Industry Regulatory Authority or the SEC that would be reasonably be expected to result in the deregistration of the Acquiror Class A Common Stock, BVI Acquiror Units and BVI Acquiror Rights or the termination of the listing of Acquiror Class A Common Stock, BVI Acquiror Units or BVI Acquiror Rights on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock, BVI Acquiror Units or BVI Acquiror Rights under the Exchange Act except as contemplated hereby.
Section 5.11    Reporting Company. Acquiror is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and each of the BVI Acquiror

Units, Acquiror Class A Common Stock and BVI Acquiror Rights are registered pursuant to Section 12(b) of the Exchange Act.
Section 5.12    No Market Manipulation. Neither Acquiror, Merger Sub nor their respective Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Acquiror Common Stock to facilitate the sale or resale of the Acquiror Common Stock or affect the price at which the Acquiror Common Stock may be issued or resold; provided, however, that this provision shall not prevent Acquiror from engaging in investor relations or public relations activities.
Section 5.13    Board Approval. Each of Acquiror’s board of directors (including any required committee or subgroup of such boards), the sole director of the Merger Sub has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the shareholders of Acquiror and Merger Sub, as applicable, and (c) solely with respect to the Acquiror’s board of directors, determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Acquiror’s Governing Documents.
Section 5.14    Acquiror SEC Filings and Financial Statements.
(a)    Acquiror has filed or furnished all statements and other documents required to be filed by it with the SEC since July 31, 2025, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Filings”). The Acquiror SEC Filings (including any amendments thereto) complied in all material respects, and each other form, report, schedule, statement, prospectus or other document filed by Acquiror or any of its Subsidiaries after the date hereof and prior to the First Effective Time (the “Additional Acquiror SEC Filings”) will comply in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Acquiror SEC Filings did not, and the Additional Acquiror SEC Filings will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Acquiror SEC Filing or Additional Acquiror SEC Filing has been or is revised or superseded by a later filed Acquiror SEC Filing or Additional Acquiror SEC Filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Filings.
(b)    The financial statements and notes contained or incorporated by reference in the Acquiror SEC Filings and the Additional Acquiror SEC Filings (the “Acquiror Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Acquiror as of the dates thereof and the results of operations of Acquiror for the periods reflected therein. The Acquiror Financial Statements (i) were prepared from the Books and Records of Acquiror; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Acquiror’s financial condition as of their dates and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.
(c)    None of Acquiror and Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be disclosed in the Acquiror SEC Filings that is not disclosed, except for liabilities and obligations arising in the ordinary course of Acquiror’s and Merger Sub’s respective business.
(d)    There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror, and Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
Section 5.15    Litigation. As of the date hereof, there is no Proceeding pending, or to the Knowledge of Acquiror, threatened against any Acquiror and Merger Sub, or any of its securities or any of its assets or Contracts before any court, Governmental Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Ancillary Agreements except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror and Merger Sub taken as a whole. There are no outstanding judgments against Acquiror and Merger Sub, and no Acquiror and Merger Sub is, and has previously been, subject to any legal proceeding with any Governmental Authority, in each case other than as would not, individually or in the aggregate, have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.
Section 5.16    Compliance with Laws. None of Acquiror and Merger Sub is in violation of, has violated, or is under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, nor is there any basis for any such charge except for violations that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror and Merger Sub taken as a whole. Acquiror and Merger Sub have not previously received any communication alleging any material noncompliance with any such Laws that have not been cured as of the date hereof, except as would not individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror and Merger Sub taken as a whole.
Section 5.17    Anti-Corruption Laws. Since the date of their respective incorporation, Acquiror and Merger Sub has complied in all material respects with all Anti-Corruption Laws, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Acquiror or Merger Sub.
Section 5.18    Not an Investment Company. Neither Acquiror nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 5.19    Tax Matters.
(a)    Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect:
(i)    All Tax Returns required to be filed by or with respect to Acquiror and Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all respects and all amounts of Taxes due and payable have been paid.
(ii)    Acquiror and Merger Sub have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(iii)    No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid.
(iv)    There is no pending Proceeding, audit, examination or claim in respect of the Taxes of Acquiror and Merger Sub, nor has any such Proceeding, audit, examination or claim been asserted or threatened in writing by any Governmental Authority.
(v)    No written claim has been made to Acquiror or Merger Sub by any Taxing Authority in a jurisdiction where Acquiror or Merger Sub has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.
(vi)    There are no waivers, extensions or requests by a Governmental Authority for any waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Acquiror or Merger Sub other than any such waivers, extensions or requests which are routine, automatic or arise by operation of Law.
(vii)    Neither Acquiror nor Merger Sub is a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the ordinary course and not relating primarily to Taxes).
(viii)    Neither Acquiror nor Merger Sub has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(ix)    There are no Liens for Taxes upon any assets of Acquiror and Merger Sub other than Permitted Liens.
(x)    Neither Acquiror nor Merger Sub has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Governmental Authority with respect to Taxes. Neither

Acquiror nor Merger Sub has any request for a ruling in respect of Taxes pending with any Governmental Authority.
(xi)    Neither Acquiror nor Merger Sub (A) has been a member of a Consolidated Group or (B) has any liability for the Taxes of any Person (other than Acquiror and Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course and not relating primarily to Taxes), or otherwise by Law.
(xii)    Neither Acquiror nor Merger Sub has participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b)(2).
(xiii)    Neither Acquiror nor Merger Sub is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, and the Acquiror Domestication, from qualifying for the Intended Tax Treatment.
(b)    Notwithstanding anything to the contrary contained in this Agreement: (i) the representations and warranties set forth in this Section 5.19 constitute the sole and exclusive representations and warranties of regarding Taxes, Tax Returns and other matters relating or attributable to Taxes; (ii) nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including amounts related to losses, basis, credits or any other similar item) with respect to the Acquiror or the Merger Sub; and (iii) the representations and warranties in this Section 5.19 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding Taxes attributable to any Post-Closing Period.
Section 5.20    Acquiror Shareholders. Assuming the accuracy of the representations and warranties of the Company contained in Section 4.25, no foreign person (as defined in 31 C.F.R. § 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. § 800.224) will acquire a substantial interest in the Surviving Corporation as a result of the Mergers, such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. § 800.401(b).
Section 5.21    No Additional Representation or Warranties. Except as provided in this Article V (for the avoidance of doubt, as modified by the Acquiror Disclosure Letter), neither Acquiror, Merger Sub, nor any other Person makes any other express or implied representation or warranty with respect to Acquiror or Merger Sub or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the transactions contemplated hereby (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to the Company or any of its Subsidiaries or their respective Affiliates in connection with the transactions contemplated hereby.

ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.1    Conduct of Business.
(a)    Except (v) as described in Section 6.1 of the Company Disclosure Letter, (w) as otherwise expressly required or permitted hereby or any Ancillary Agreement (including the Acquiror Domestication, the PIPE Investment or the Private Placement), (x) as required by or reasonably responsive to applicable Law or a Governmental Authority, (y) as Acquiror shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) in connection with the Enhanced Activities, from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (1) conduct their respective businesses in the ordinary course; provided, however, that no action taken or failed to be taken by the Company or any of its Subsidiaries with respect to this clause (1) shall be deemed a breach of this clause (1) unless such action constitutes a breach of Section 6.1(a)(i) through (xix) and (2) preserve intact its key business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, except as described in Section 6.1 of the Company Disclosure Letter, in connection with the Enhanced Activities or the Private Placement or as required by or reasonably responsive to applicable Law or a Governmental Authority, from the date of this Agreement until and including the Closing Date or valid termination of this Agreement pursuant to Article X, without Acquiror’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not:
(i)    make any change in or amendment to the Company’s or its Subsidiaries’ Governing Documents, other than to correct scrivener’s errors or immaterial or ministerial amendments;
(ii)    adopt a plan of liquidation, restructuring, recapitalization, dissolution or winding up of the Company or any of its Subsidiaries;
(iii)    acquire assets outside the ordinary course of business from any Person with a value or purchase price in any transaction or series of related transactions in excess of $8,000,000, other than acquisitions or other transactions pursuant to Contracts to which the Company or its Subsidiaries are a party that are in effect as of the date hereof or entered into thereafter consistent with the terms hereof;
(iv)    acquire any business or Person, by merger or consolidation, purchase of substantially all assets or equity interests or by any other manner, in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or its Subsidiaries are a party that are in effect as of the date hereof or entered into thereafter consistent with the terms hereof;
(v)    merge or consolidate with or acquire any other Person or be acquired by any other Person;

(vi)    other than pursuant to Contracts to which the Company or its Subsidiaries are a party that are in effect as of the date hereof or entered into thereafter consistent with the terms hereof, transfer, sell, lease, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, operations, product lines or businesses, except for (A) transfers, sales, or other dispositions in the ordinary course of business, and (B) sales, leases, or other dispositions of assets with a fair market value not in excess of $5,000,000 in the aggregate;
(vii)    create, issue, sell, pledge, dispose of, grant, transfer, place any Lien, enter into any voting agreement or proxy, or otherwise encumber, or authorize the creation, issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares or capital stock of the Company or its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any such shares or such capital stock, other than a Permitted Lien;
(viii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares or securities convertible or exchangeable into or exercisable for any of its shares;
(ix)    declare, set aside, make or pay any dividend or distribution, payable in cash, shares, property or otherwise, with respect to any of its shares or enter into any agreement with respect to the voting of its shares;
(x)    incur any indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business or any equity line of credit, not to exceed $50,000,000 in the aggregate;
(xi)    fail to renew or terminate or materially amend or materially modify any Material Contract or waive or release any material rights, claims or benefits under any Material Contracts, other than expirations or non-renewals of any such Material Contract in the ordinary course of business;
(xii)    make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;
(xiii)    other than with respect to any Proceeding in connection with, arising out of or otherwise related to a dispute among the Parties in connection with this Agreement or any of the Ancillary Agreements , commence or settle any Proceeding, except where such settlement is covered by insurance or involves only the payment of monetary damages directly from the Company in an amount not more than $2,500,000 in the aggregate;
(xiv)    sell, assign, license, encumber, abandon or otherwise dispose of, allow to lapse or expire, any material assets of the Company or its Subsidiaries (including any material Company Intellectual Property), other than (A) grants of non-exclusive licenses in the ordinary course of business, (B) the expiration of any Company Registered Intellectual Property at the natural end of its statutory term, or (C) to a Subsidiary of the Company;
(xv)    except in the ordinary course of business, (A) change or revoke any material Tax election, (B) amend any filed material Tax Return, (C) change any accounting method for Tax purposes, (D) settle any claim or assessment in respect of a material amount of Taxes, in each case, other than as may be appropriate to comply with applicable Laws or other than as is not reasonably expected to materially increase any Tax Liability of the Surviving Corporation;
(xvi)    enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date hereof;
(xvii)    amend in a manner materially detrimental to the Company, terminate (other than termination or expiration in accordance with its terms), permit to lapse or fail to use commercially reasonable efforts to maintain any material permits required for the conduct of the business as presently conducted;
(xviii)    suffer or incur any Lien on the assets of the Company or its Subsidiaries, except for Permitted Liens or the Liens incurred in the ordinary course of business; or
(xix)    agree, authorize or commit to or undertake any legally binding obligation to do any of the foregoing.
(b)    Acquiror acknowledges and agrees that: (i) nothing contained in this Agreement, including the restrictions set forth in this Section 6.1, shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Closing; and (ii) prior to the Closing, the Company and its Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, including this Section 6.1, complete control and supervision over their operations.
Section 6.2    Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, the Company shall, and shall cause its Subsidiaries to, solely for the purposes of facilitating the consummation of the transactions contemplated hereby, afford to Acquiror and its authorized Representatives reasonable access from and after the date hereof until the Second Effective Time during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company and its Subsidiaries as such Representatives may reasonably request; provided, however, that the foregoing shall not require the Company or its Subsidiaries (a) to permit any inspection, or to disclose any information, that in the good faith judgment of the Company would result in the disclosure of any trade secrets or competitively sensitive information or (b) to disclose information or materials protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure or violate any applicable Laws related to the exchange of information, except that such information or materials shall be disclosed to the extent subject to a joint or common-interest privilege or protection between the Company or its Subsidiaries, on the one hand, and Acquiror or its Affiliates, on the other hand; provided, that in the case of the foregoing clause (a), the Company shall use (and shall cause its Subsidiaries to use) commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection, including by arrangement of appropriate “counsel-to-counsel” disclosure, clean room procedures, redaction and other customary protections including entry into a customary joint defense agreement; provided, further, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). All information obtained by Acquiror and its Representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement prior to the Second Effective Time.
Section 6.3    Preparation and Delivery of Additional Company Financial Statements.
(a)    The Company acknowledges that a substantial portion of the filings with the SEC and mailings to Acquiror’s shareholders with respect to the Proxy Statement and the Registration Statement, as applicable, shall include disclosure regarding the Company or its Subsidiaries and its management, operations and financial condition. Accordingly, the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practical, provide Acquiror with such information as shall be reasonably requested by Acquiror for inclusion in or attachment to the Proxy Statement, and the Registration Statement, as applicable, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company or its Subsidiaries and its shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement, the Registration Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall use commercially reasonable efforts to cause its managers, directors, officers and employees to be reasonably available to Acquiror and its counsel as is reasonably required in connection with the drafting of such filings and mailings and in responding in to comments from the SEC.
(b)    On or prior to December 5, 2025, the Company shall provide to Acquiror complete and correct copies of the audited balance sheets of the Company for FY 2024 and FY 2023 and the audited consolidated statement of operations for FY 2024 and FY 2023 (the “Audited Financial Statements” together with the Unaudited Financial Statements, the “Financial Statements”). In addition to the Financial Statements, the Company shall provide to Acquiror any audited and interim financial statements of the Company required to be included in the Proxy

Statement or any other filings to be made by Acquiror and the Company with the SEC in connection with the transactions contemplated hereby; provided that, without limiting the foregoing, (i) the Company shall prepare for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Proxy Statement and (ii) the Company shall provide Acquiror, within 90 days following the end of the Company’s fiscal year ending December 31, 2025 (“FY 2025”) (which, for the avoidance of doubt, may be after the date of the initial filing of the Proxy Statement), audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of changes in redeemable preferred and common units and members’ deficit of the Company and its Subsidiaries as of and for FY 2025, together with the notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB. The Company shall make its officers and employees and Representatives available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (A) the drafting of the Proxy Statement and (B) responding in a timely manner to comments on the Proxy Statement from the SEC.
(c)    Without prejudice to Section 6.3, from the date of this Agreement through the Closing Date, within 90 calendar days following the end of each quarterly period, the Company shall deliver to Acquiror unaudited but reviewed (i) consolidated balance sheets as of such dates, (ii) consolidated income statements for the three-month periods ended on such dates, and (iii) consolidated cash flow statements for the three month periods ended on such dates, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Company or its Subsidiaries shall also promptly deliver to Acquiror copies of any audited annual consolidated financial statements of the Company issued by an auditor of the Company.
(d)    From and after the date on which the definitive Proxy Statement is mailed to Acquiror Shareholders, the Company will give Acquiror reasonably prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.3 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Letter.

Section 6.4    Preferred Shares Conversion. Prior to the First Effective Time, the Company shall effect the conversion of all outstanding Company Preferred Shares into Company Common Shares (the “Preferred Shares Conversion”).
Section 6.5    Acquisition Proposals. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, the Company shall not, and shall cause its Subsidiaries not to, and its and their respective directors, officers and other employees not to, and shall direct and use its commercially reasonable efforts to cause all other Representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or its Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective Representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated hereby or the Ancillary Agreements (including the PIPE Investment or the Private Placement).
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.1    Employee Matters.
(a)    Employee Matters. Acquiror and the Company shall take all necessary actions to cause each employee of the Company or any of its Subsidiaries as of immediately prior to the Closing to continue in employment with Acquiror and its Affiliates (including the Company or any of its Subsidiaries, if applicable) immediately following the Closing (such employees who continue employment, the “Continuing Employees”).
(b)    Service Credit, Etc. Effective as of the Closing and thereafter, Acquiror and its Affiliates shall recognize, or shall cause the Company and its Subsidiaries to recognize, each Continuing Employee’s employment or service with the Company or any of the Company’s Subsidiaries (including any current or former Affiliate thereof or any predecessor of the Company or any of its Subsidiaries) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror, including vacation plans or arrangements, 401(k) or other retirement plans and any welfare plans, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter, Acquiror and its Affiliates shall, or shall cause the Company and its Subsidiaries to, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror to be waived with respect to Continuing Employees and their eligible dependents, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and their covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company or any of the Company’s Subsidiaries prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and their covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror, as if such amounts had been paid in accordance with such plan.
(c)    Equity Plans and Transaction Bonuses. Prior to the Closing Date, Acquiror shall approve and adopt (i) an incentive equity plan, pursuant to which a number of shares of Acquiror Class A Common Stock equal to 5% of the fully diluted shares of Acquiror Capital Stock outstanding immediately after the Closing shall be reserved for issuance, subject to an annual evergreen provision of 5% for the 10-year period following the Closing Date in substantially the form attached as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company, the “Incentive Equity Plan”), (ii) a founder equity plan, pursuant to which a number of shares of Acquiror Class A Common Stock equal to 5% of the fully diluted shares of Acquiror Capital Stock outstanding immediately after the Closing shall be reserved for issuance, in substantially the form attached as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company, the “Founder Plan”) and (iii) an Employee Stock Purchase Plan pursuant to which a number of shares of Acquiror Class A Common Stock equal to 2% of the fully diluted shares of Acquiror Capital Stock outstanding immediately after the Closing shall be reserved for issuance, in a form to be agreed in writing by Acquiror and the Company prior to the Closing) (the “ESPP”). Within two Business Days following the expiration of the 60-day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.
(d)    No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, program, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or individual service provider of the Company, or any participant in any Company

Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 7.2    Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice shall be in a form as appended to the Prospectus), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, (B) pay all Company Transaction Expenses and Acquiror Transaction Expenses, and (C) pay all remaining amounts then available in the Trust Account to Acquiror subject to the terms of this Agreement and the Trust Agreement, respectively, and (b) thereafter, the Trust Account shall terminate.
Section 7.3    Listing. From the date hereof through the Second Effective Time, Acquiror shall ensure that Acquiror remains listed as a public company on the Nasdaq, and Acquiror and the Company shall prepare and submit to Nasdaq or NYSE, as determined by the Company in its sole discretion, a listing application, if required under Nasdaq or NYSE rules, as applicable, covering the shares of Acquiror Class A Common Stock issuable in the Mergers and the Acquiror Domestication, and shall cause such shares of Acquiror Class A Common Stock to be approved for listing on the Nasdaq or NYSE, as applicable, prior to the Closing Date.
Section 7.4    No Solicitation by Acquiror. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct and use its commercially reasonable efforts to cause its and their Representatives, not to, (a) make any proposal or offer of any Business Combination (“Business Combination Proposal”) with Acquiror, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal with Acquiror, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal with Acquiror, in each case in (a) through (c), other than to or with the Company and its Representatives, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal with Acquiror. From and after the date of this Agreement, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its Representatives acting on its behalf, its Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal with Acquiror (other than the Company and its Representatives).

Section 7.5    Acquiror Conduct of Business.
(a)    Except (x) as expressly contemplated or permitted hereby or by the Ancillary Agreements (including in connection with the Acquiror Domestication, the PIPE Investment, the Private Placement, or the Acquiror Share Redemption) or the Prospectus, (y) as required by applicable Laws or (z) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror (A) shall use its commercially reasonable efforts to operate the business of it and its Subsidiaries in the ordinary course of business consistent with past practice and (B) shall not and shall not permit its Subsidiaries to:
(i)    change, modify or amend, or seek any approval from the Acquiror Shareholders to change, modify or amend, the Trust Agreement or the Governing Documents of Acquiror or Merger Sub;
(ii)    make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests, split, combine, reclassify or otherwise change any of its capital stock or other equity interests or other than as otherwise required by Acquiror’s Governing Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;
(iii)    enter into, or permit any of the assets owned or used by it to become bound by, any Contract;
(iv)    enter into, renew or amend any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(v)    incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or the Company’s Subsidiary or guarantee any debt securities of another Person, other than any indebtedness for borrowed money or guarantee incurred between Acquiror and Merger Sub;
(vi)    make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or its Subsidiaries);
(vii)    make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;
(viii)    offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the transactions contemplated hereby (including the transactions contemplated by the Private Placement Agreements);
(ix)    except in the ordinary course of business or in connection with the Acquiror Domestication, (A) revoke or change any material Tax election, (B) amend any filed material Tax Return, (C) change any accounting method for Tax purposes, (D) settle any claim or assessment in respect of a material amount of Taxes, in each case, other than as may be appropriate to comply with applicable Laws or other than as is not reasonably expected to materially increase any Tax Liability on Acquiror;
(x)    fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the transactions contemplated hereby);
(xi)    make any capital expenditures;
(xii)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(xiii)    enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date hereof; or
(xiv)    agree, authorize or commit to do any of the foregoing.
(b)    During the period from the date hereof until the Closing or the valid termination of this Agreement in accordance with Article X, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries is or may become a party.
Section 7.6    Post-Closing Directors Acquiror. Except as otherwise agreed to in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq or NYSE listing requirements, Acquiror shall take all actions necessary or appropriate to cause the individuals set forth in Section 7.6 of the Company Disclosure Letter (as it may be updated by the Company prior to the Closing) to be elected as members of the Surviving Corporation’s board of directors, effective as of the Closing. On the Closing Date, the Surviving Corporation shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals who comprise the board of directors of the Surviving Corporation from and following the effective time, which indemnification agreements shall continue to be effective following the Closing.

Section 7.7    Indemnification and Insurance.
(a)    From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless (x) each present and former director and officer of the Company and its Subsidiaries to the fullest extent permitted by applicable Law and the Governing Documents of the Company in effect as of the date hereof (the “Company Indemnified Parties”) and (y) the Acquiror Indemnified Parties (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date hereof to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries and the Surviving Corporation to (i) maintain for a period of not less than six years from the Second Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, advisors, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date hereof, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.
(b)    At or prior to the Closing, the Company may obtain, at its own expense, a fully pre-paid, non-rescindable “tail” management liability insurance policy (the “D&O Insurance”) that will cover pre-Closing acts and omissions of each such Person that is a director, officer or employee of the Company or any of its Subsidiaries currently covered by a management liability insurance policy.
(c)    At or prior to the Closing, the Company shall obtain and maintain, at its own expense and present evidence to the Acquiror of full payment of premium of, insurance policies to be effective from the Closing, including directors’ and officers’ insurance policies that cover each of the Acquiror Indemnified Parties with respect to matters existing or occurring at or prior to the Second Effective Time (including in connection with this Agreement or the transactions contemplated hereby) with (i) the same or better credit rating as the Acquiror and its Affiliates’ insurance carrier(s) as of the date hereof with respect to the liability insurance policies currently maintained for these Acquiror Indemnified Parties as of the date of this Agreement (“Acquiror Existing D&O Insurance”); and (ii) terms, conditions, amount of coverage, scope, retentions, geographical coverage, jurisdiction coverage, and limits of liability that are no less favorable to the insureds than that of the Acquiror Existing D&O Insurance; provided, however, that in no event shall the Surviving Corporation be required to expend for such policies a premium amount in excess of 300% of the aggregate annual premium payable by Acquiror for Acquiror

Existing D&O Insurance for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, if any claim is asserted or made within the period of six years from and after the First Effective Time, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.
(d)    During the period of six years from and after the First Effective Time, without limiting the foregoing, the Surviving Corporation shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) maintain provisions in the Governing Documents of Acquiror, Merger Sub, the Surviving Corporation or their respective subsidiaries concerning the indemnification and exculpation (including provisions relating to expense advancement) of any D&O Indemnified Parties that are no less favorable to such D&O Indemnified Parties than the provisions of such Governing Documents as of the date hereof and (ii) not amend, restate, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of such D&O Indemnified Parties thereunder, in each case, except as required by Law.
(e)    If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.7.
(f)    Prior to the Closing, Acquiror shall use its commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to the Company and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of the Surviving Corporation and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (i) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (ii) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq or NYSE, as applicable, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Surviving Corporation (including the Company and its Subsidiaries).
(g)    The rights of the D&O Indemnified Parties under this Section 7.7 are in addition to any rights such D&O Indemnified Parties may have under the Governing Documents of Acquiror, Merger Sub, the Company or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Acquiror, Merger Sub, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 7.7 is not prior to or in substitution of any such claims under such policies).

(h)    Each Party acknowledges that Acquiror has entered into indemnification agreements with each of the Acquiror Indemnified Parties (the “Indemnification Agreements”) and agrees that, at and after the Second Effective Time, the Surviving Corporation shall be bound by all legally binding obligations thereunder, in their entirety in accordance with their terms and conditions and shall perform and fulfill all such obligations, in each case which Indemnification Agreements are in effect as of the date hereof. True and complete copies of the Indemnification Agreements have been made available to the Company.
(i)    This Section 7.7 is intended to be for the benefit of, and from and after the Second Effective Time shall be enforceable by, each of the D&O Indemnified Parties, who shall be third-party beneficiaries of this Section 7.7.
Section 7.8    Acquiror Public Filings. From the date hereof through the First Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. Upon the Company’s reasonable determination that the Surviving Corporation may be required to file any quarterly or annual reports containing stand-alone financial statements of Acquiror pursuant to the Exchange Act after the Closing but prior to the Surviving Corporation being required pursuant to the Exchange Act to file any consolidated financial statements, Acquiror shall deliver to the Company prior to the Closing a draft of any such reports required to be filed during such period, which is sufficiently developed, in the Company’s reasonable determination, and shall provide the Company and the Company’s counsel with a reasonable opportunity to review and comment upon such reports, in each case such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable Law; provided, that the Surviving Corporation shall assume the fees and expenses incurred by Acquiror in connection with the preparation of such quarterly or annual reports (whether draft or final).
Section 7.9    SEC Matters. Prior to the Closing, Acquiror shall reasonably cooperate with requests by the Company to disclose material events of the Company and its Subsidiaries on a Form 8-K or as additional soliciting material pursuant to Section 14A of the Securities Act, as appropriate; provided, that Acquiror shall have the discretion to determine whether any such disclosure shall be made and the final form and substance of any such disclosure if such disclosure is to be made.
Section 7.10    Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the Knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s shareholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company.
Section 7.11    Termination of Original RRA. Immediately prior to the Closing, Acquiror shall cause the Original RRA to be terminated in accordance with its terms. At the Closing, Acquiror shall deliver to the Company a duly executed termination agreement evidencing such termination in a form reasonably satisfactory to the Company.
ARTICLE VIII
JOINT COVENANTS
Section 8.1    Efforts; Regulatory Filings and Other Actions.
(a)    On the terms and subject to the conditions set forth in this Agreement, the Company and Acquiror shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use and, if applicable, shall cause its ultimate parent entity under the HSR Act to use) their respective reasonable commercial efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 25 Business Days after the date hereof the notification and report form required under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated hereby, including those set forth on Section 4.4 of the Company Disclosure Letter and Section 5.3 of the Acquiror Disclosure Letter (the “Requisite Regulatory Approvals”). Notwithstanding anything to the contrary contained herein, but subject to Acquiror’s and the Company’s obligations pursuant to Section 8.1(c), in no event shall either the Company or Acquiror or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the transactions contemplated hereby, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Acquiror under this Section 8.1 will constitute a breach of Section 6.1 or Section 7.5, respectively.
(b)    On the terms and subject to the conditions set forth in this Agreement, the Company and Acquiror shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use and, if applicable, shall cause their respective ultimate parent entities under the HSR Act to use) their respective reasonable commercial efforts to take or cause to be taken all actions, necessary to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits and authorizations necessary or advisable to be obtained from any third party; provided, however that all such third party consents, registrations, approvals, clearances, permits and authorizations may not be obtained, and the respective obligation of each Party to consummate the Mergers is not subject to all such third party consents, registrations, approvals, clearances, permits and authorizations being obtained.

(c)    Acquiror and the Company shall each have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Acquiror or the Company, as applicable, and any of their respective Subsidiaries or Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated hereby. Neither the Company nor Acquiror shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. In exercising the foregoing rights, each of the Company and Acquiror shall act reasonably and as promptly as reasonably practicable. The Company shall be responsible for all filing fees pursuant to the HSR Act and any other antitrust Laws in connection with the transactions contemplated hereby.
(d)    For the avoidance of doubt and notwithstanding anything to the contrary contained herein, and without limiting the generality of the foregoing, Acquiror and the Company shall, and shall use commercially reasonable efforts to cause their respective Subsidiaries and Affiliates to, take any and all steps necessary to eliminate each and every impediment under the HSR Act or any other antitrust Law that is asserted by any Governmental Authority or any other Person so as to enable the Parties to consummate the transactions contemplated hereby as soon as possible; provided, however, that nothing in this Section 8.1(d) shall require, or shall be construed to require, Acquiror, Merger Sub, their respective Affiliates or the Company to (A) sell, divest, hold separate, dispose of or otherwise transfer any assets, businesses or product lines, including any portfolio companies or operating companies controlled by Sponsor or any of its Affiliates or (B) agree to any limitation on the ownership, operation or control of any assets, business lines or product lines. Acquiror and Merger Sub shall not take any action, including agreeing to or consummating any merger, acquisition or other transaction, that would reasonably be expected to prohibit, prevent, restrict or delay (x) the receipt of any consent, registration, approval, clearance, permit or authorization from any Governmental Authority or any other Person in connection with the transactions contemplated hereby or (y) the consummation of the transactions contemplated hereby.
(e)    Notwithstanding anything to the contrary in the foregoing provisions of this Section 8.1, in connection with satisfying its obligations contemplated by this Section 8.1, Acquiror will make available all information and documents related to any operating company or portfolio company of the Sponsor or Affiliates reasonably requested by the Company or any Governmental Authority in connection with obtaining the Requisite Regulatory Approvals.
Section 8.2    Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a)    Registration Statement and Prospectus.
(i)    As promptly as practicable after the execution of this Agreement (and, in any event, no later than that date that is 45 days following the date hereof), (x) Acquiror and the Company shall jointly prepare and Acquiror and the Company shall jointly file with the

SEC, mutually acceptable materials which shall include the joint proxy statement to be filed with the SEC as part of the Registration Statement and sent to (A) the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting and (B) the holders of Company Capital Shares with respect to the action to be taken by certain shareholders of the Company pursuant to the Company Shareholder Approval (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror and the Company shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Acquiror Class A Common Stock and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Common Stock, and units comprising such, respectively, in the Acquiror Domestication, in each case including shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Unit owned by Sponsor at the effective time of the Acquiror Domestication, (B) the shares of Acquiror Class A Common Stock that constitute the Class A Stock Consideration, and (C) the shares of Acquiror Class A Common Stock that are subject to Acquiror Options, Acquiror Top-Up Awards and Acquiror Consultant Awards (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its commercially reasonable efforts to cause the Proxy Statement/Registration Statement and any amendment or supplement thereto to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror and Merger Sub also agree to use their respective commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” Permits required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably required in connection with any such action. Each of Acquiror, Merger Sub and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated hereby or by the Ancillary Agreements, or any other statement, filing, notice or application made by or on behalf of Acquiror, Merger Sub, the Company or their respective Subsidiaries to any regulatory authority (including the Nasdaq and NYSE) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror and the Company will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii)    Acquiror will advise the Company, promptly after Acquiror receives notice thereof (but in any event, no later than the Business Day thereafter), of: (A) the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed with respect thereto; (B) the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction; (C) the initiation or written threat of any proceeding for any such purpose; or (D) any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Acquiror shall not file any supplement or amendment to the Proxy Statement/Registration Statement or any Offer Documents without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror shall provide the Company and their counsel with (1) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (2) a reasonable opportunity to participate in the response of Acquiror to those comments, whether written or oral, and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(iii)    Each of Acquiror, Merger Sub and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in: (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary to make the statements in the Registration Statement, not misleading; or (B) the Proxy Statement will, at the date it is first disseminated to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.
(iv)    If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in such documents, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties. In such event, the parties will fully cooperate to cause an appropriate amendment or supplement describing such information to be filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(b)    Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (x) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (y) solely with respect to the following clause (ii), establish the record date for, duly call, give notice of and convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 Business Days following the date the Registration Statement is declared effective, and (z) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Texas, (B) approval of the change of Acquiror’s name, (C) approval of the amendment and restatement of Acquiror’s Governing Documents, in the forms attached as Exhibit A and Exhibit B, respectively, in connection with the Acquiror Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Mergers and the Acquiror Domestication, (F) approval of the adoption by Acquiror of the equity plans described in Section 7.1, including the Founder Plan, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. Without the prior written consent of the Company, the Transaction Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror Shareholders at the Acquiror Shareholders’ Meeting. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (1) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (2) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (3) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this clause (b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting may not be adjourned to a date that is more than 15 Business Days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and shall not be held later than five Business Days prior to the Outside Date, the Second Outside Date or the Third Outside Date, as applicable. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common

Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.
(c)    Company Shareholder Approval. The Company shall (i) obtain and deliver to Acquiror, the Company Shareholder Approval, (A) at a meeting of the shareholders of Company or by way of written consent, as determined by the Company in its sole discretion, and (B) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Shareholder Approval and, if applicable, any additional consents or approvals of its shareholders related thereto.
Section 8.3    Shelf Registration Statement. At the election of the Company and at the Company’s expense, as promptly as practicable following the date on which the Registration Statement shall have been declared effective under the Securities Act and first mailed to the Acquiror Shareholders pursuant to Section 8.2(a)(i) (and in any event prior to the Acquiror Shareholders’ Meeting), the Company shall prepare and Acquiror shall submit to or file with the SEC, a registration statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of any Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Unit not registered under the Securities Act pursuant to Section 8.2(a)(i) (determined as of two Business Days prior to such submission or filing) or cannot be resold under Registration Statement on a delayed or continuous basis. Such Form S-1 Shelf shall provide for the resale of the Registration Statement Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein, which shall, for the avoidance of doubt, exclude any Registration Statement Securities to the extent previously registered under the Registration Statement unless such Registration Statement Securities cannot be resold under the Registration Statement. Acquiror shall maintain a shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments and supplements as may be necessary to keep the Form S-1 Shelf continuously effective, available for use to permit the Holders named therein to sell their Registration Statement Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registration Statement Securities.
Section 8.4    Section 16 Matters. Prior to the First Effective Time, each of the Company, Merger Sub and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16B-3(d) promulgated under the Exchange Act.
Section 8.5    Financing; Consultation.
(a)    Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any equity financing arrangement the parties seek in connection with the transactions contemplated hereby and the Ancillary

Agreements (it being understood and agreed that the consummation of any such equity financing by the Company or Acquiror shall be subject to the parties’ prior mutual agreement), including (i) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued pursuant to any PIPE Subscription Agreements following the consummation of the transactions contemplated hereby), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such equity financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.
(b)    From the date of the announcement of this Agreement and the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.11), until the Closing Date, Company shall use its commercially reasonable efforts to, and shall instruct its Representatives to, keep the Acquiror and its Representatives reasonably and timely informed with respect to the PIPE Subscription Agreement and the PIPE Investment, including by (i) providing regular updates in respect thereof and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Acquiror or its Representatives with respect to such matters.
Section 8.6    Private Placement Investment.
(a)    Prior to the execution and delivery of this Agreement the Company has entered into, and prior to the Closing the Company may enter into, one or more agreements in a form reasonably acceptable to Acquiror (which acceptance shall not be unreasonably withheld, conditioned or delayed) with existing or other third-party investors pursuant to which the Company shall issue to such investors (i) the right to certain the Company Capital Shares or (ii) certain equity or debt securities in the Company, in each case subject to the terms set forth therein (the “Private Placement Agreements” and such investment(s), the “Private Placement”). Prior to the Closing, Acquiror shall, and shall cause its Subsidiaries and Affiliates (as applicable) and Representatives to, reasonably cooperate in a timely manner in connection with any Private Placement, including (A) by providing such information and assistance as the other party may reasonably request, (B) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (C) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such equity financing efforts. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of Acquiror or its auditors.

(b)    Promptly following the date on which the Company enters into any agreement in connection with the Private Placement, the Company shall deliver to Acquiror true and complete copies of each of the agreements entered into by the Company in connection with the Private Placement.
Section 8.7    PIPE Investment.
(a)    Prior to the Closing, the Company may, facilitate and arrange for one or more subscription agreements to be entered into between Acquiror and one or more third-party investors pursuant to which such investors will subscribe for Acquiror Class A Common Stock (the “PIPE Subscription Agreements” and such investment, the “PIPE Investment”), which PIPE Subscription Agreements shall be conditioned upon the consummation of the Closing. Prior to the Closing, Acquiror shall, and shall cause its Subsidiaries and Affiliates (as applicable) and Representatives to, reasonably cooperate in a timely manner in connection with the PIPE, including (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such equity financing efforts. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of Acquiror or its auditors.
(b)    Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and do, or cause to be done, all things necessary (including enforcing its rights under the PIPE Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the PIPE Subscription Agreements on the terms and conditions described or contemplated therein, including using their commercially reasonable efforts to enforce their rights under the PIPE Subscription Agreements to cause the third-party investors thereunder, as applicable to pay to (or as directed by) Acquiror the applicable purchase price under the applicable PIPE Subscription Agreement, as applicable, in accordance with its terms. Unless otherwise approved in writing by the Company, Acquiror shall not permit any amendment or modification to be made to or any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements.
(c)    Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of any actual or threatened breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to the PIPE Subscription Agreements to the Knowledge of Acquiror regardless of the reason therefor; and (ii) of the receipt of any notice or other communication from a party to a PIPE Subscription Agreement or its Affiliates with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to the PIPE Subscription Agreements or any provisions of the PIPE Subscription Agreements.
Section 8.8    Tax Matters.

(a)    Tax Opinions. If, in connection with the preparation and filing of the Proxy Statement/Registration Statement, the SEC requires that Tax opinions be prepared and submitted, Acquiror, Merger Sub, and/or the Company shall use their respective commercially reasonable efforts to deliver to Morrison and Foerster LLP and/or Sullivan and Cromwell LLP, respectively, customary Tax representation letters satisfactory to such counsel, dated and executed as of the date the Proxy Statement/Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary or appropriate by such counsel to render such Tax opinion in connection with the preparation and filing of the Proxy Statement/Registration Statement.
(b)    Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Mergers, and the other transactions contemplated hereby shall be borne by Company, which shall file all necessary Tax Returns with respect to all such Taxes and timely pay (or cause to be timely paid) to the applicable Taxing Authority such Taxes. The Parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) pay such Taxes and prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.
Section 8.9    Delisting. Each Party shall take all actions necessary or reasonably requested by the other Party to cause the BVI Rights and BVI Units to be delisted from NASDAQ as of the Closing Date.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.1    Conditions to Obligations of Acquiror, Merger Sub, and the Company. The respective obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the First Effective Time, of each of the following conditions:
(a)    Acquiror Shareholder Approval. The Acquiror Shareholder Approval shall have been obtained.
(b)    Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(c)    Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and in effect with respect to the Registration Statement. No proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(d)    Regulatory Approvals. All Approvals with respect to the Requisite Regulatory Approvals (other than those required under the HSR Act) shall have been obtained and all waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated early.
(e)    Laws or Governmental Orders. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers.
(f)    Listing. The shares of Acquiror Class A Common Stock to be issued in connection with the Mergers shall have been approved for listing on the Nasdaq or NYSE, as applicable (as determined by the Company in accordance with the terms thereof).
(g)    Acquiror Domestication. The Acquiror Domestication shall have been completed as provided in Section 2.1(a) and a time-stamped copy of the certificate issued by the Secretary of State of the State of Texas in relation to the Acquiror Domestication shall have been delivered to the Company.
Section 9.2    Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:
(a)    Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.5(a) and Section 4.6(a) shall be true and correct in all but de minimis respects as of the date hereof, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, (ii) the Company Fundamental Representations shall be true and correct in all respects if and to the extent qualified by materiality and shall be true in all material respects if not so qualified, in each case as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date hereof which are contemplated or expressly permitted hereby or by the Ancillary Agreements, (iii) the representations and warranties of the Company contained in Section 4.20(b) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, and (iv) each of the representations and warranties of the Company contained in this Agreement, other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)    Performance of Obligations of the Company. Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)    No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect after the date hereof that is continuing.
(d)    Company Closing Certificate. Acquiror and Merger Sub shall have received a certificate signed on behalf of the Company by an officer of the Company certifying that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.
(e)    Ancillary Agreements. The Company shall have delivered a counterpart to each of the Ancillary Agreements to which it or any of its Affiliates is or will be a party to Acquiror.
Section 9.3    Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)    Representations and Warranties. (i) The representations and warranties of Acquiror contained in Section 5.7(a) shall be true and correct in all but de minimis respects as of the date hereof, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, (ii) the Acquiror Fundamental Representations shall be true and correct in all respects if and to the extent qualified by materiality and shall be true and correct in all material respects if not so qualified, in each case as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for changes after the date hereof which are contemplated or expressly permitted hereby or by the Ancillary Agreements and (iii) each of the representations and warranties of Acquiror contained in this Agreement (other than the Acquiror Fundamental Representations) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as of an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, except for, in each case, inaccuracies or omission that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.
(b)    Performance of Obligations of Acquiror and Merger Sub. Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)    Acquiror and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of Acquiror and Merger Sub by an officer of Acquiror certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.
(d)    Ancillary Agreements. Acquiror and Merger Sub shall have delivered a counterpart to each of the Ancillary Agreements to which they or any of their respective Affiliates is or will be a party to the Company.

(e)    Private Placement. The Private Placement shall have been consummated and resulted in proceeds to the Company of an amount equal to at least $40,000,000.
ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.1    Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by mutual written consent of the Company and Acquiror.
Section 10.2    Termination by either Acquiror or the Company. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by written notice of either the Company or Acquiror to the other if:
(a)    the Mergers shall not have been consummated by 5:00 p.m. (New York Time) on May 15, 2026 (the “Outside Date”); provided, however, that if the Mergers shall not have been consummated by the Outside Date, the Company may extend the Outside Date, in its sole discretion, to 5:00 p.m. (New York Time) on May 25, 2026 (the “Second Outside Date”) by giving written notice of such extension to Acquiror no later than two Business Days prior to the Outside Date; provided, further, that if the Mergers shall not have been consummated by the Second Outside Date, the Company may extend the Second Outside Date, in its sole discretion, to 5:00 p.m. (New York Time) on June 5, 2026 (the “Third Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition of the consummation of the Mergers;
(b)    any Law or Governmental Order permanently restraining or otherwise prohibiting consummation of the Mergers shall have been enacted, issued, promulgated, enforced or entered and shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Mergers; or
(c)    if the Acquiror Shareholder Approval shall not have been obtained at the Acquiror Shareholders’ Meeting or any adjournment or postponement thereof taken in accordance with the terms of this Agreement.
Section 10.3    Termination by Acquiror. This Agreement may be terminated and the Mergers may be abandoned by Acquiror by providing written notice to the Company if at any time prior to the First Effective Time there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 9.1 or Section 9.2 would not be satisfied (and such breach is not curable prior to the Outside Date, the Second Outside Date, or the Third Outside Date, as applicable, or if curable prior to the Outside Date, the Second Outside Date or the Third Outside Date, as applicable, has not been cured within the earlier of (a) 30 days after the giving of notice thereof by Acquiror to the Company or (b) three Business Days prior to the Outside Date, the Second Outside Date, or the Third Outside Date, as applicable); provided, however, that the right to terminate this Agreement pursuant to this Section 10.3 shall not be available to Acquiror if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Mergers.
Section 10.4    Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned by the Company by providing written notice to Acquiror if at any time prior to the First Effective Time:
(a)    there has been a breach by Acquiror or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 9.1 or Section 9.3 would not be satisfied (and such breach is not curable prior to the Outside Date, the Second Outside Date, or the Third Outside Date, as applicable, or if curable prior to the Outside Date, the Second Outside Date, or the Third Outside Date, as applicable, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by the Company to Acquiror or (ii) three Business Days prior to the Outside Date, the Second Outside date or the Third Outside Date, as applicable); provided, however, that the right to terminate this Agreement pursuant to this Section 10.4 shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Mergers; or
(b)    there has been a Modification in Recommendation.
Section 10.5    Effect of Termination. In the event of the valid termination of this Agreement in accordance with this Article X and the abandonment of the Mergers pursuant to this Article X, this Agreement shall forthwith become void and have no effect, without any liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything to the contrary herein, (a) no such termination shall relieve any Party of any liability or damage to any other Party resulting from any willful breach of this Agreement or any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation and (b) the provisions set forth in this Section 10.5 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Survival. Article II, this Article XI and the agreements of the Company, Acquiror and Merger Sub contained in Section 4.26 (No Additional Representations or Warranties), Section 5.21 (No Additional Representations or Warranties), Section 7.7 (Indemnification and Insurance) and the provisions that substantively define any related defined terms not substantively defined in Article I and the Confidentiality Agreement and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Second Effective Time, shall survive the Second Effective Time. This Article XI, the agreements of the Company, Acquiror and Merger Sub contained in Section 4.26 (No Additional Representations or Warranties) and Section 5.21 (No Additional Representations or Warranties) and Section 10.5 (Effect of Termination), the provisions that substantively define any related defined terms not substantively defined in Article I and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the First Effective Time or the termination of this Agreement.
Section 11.2    Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated July 29, 2025 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s IPO and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account. The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, (b) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders and (c) if Acquiror holds a shareholder vote to amend Acquiror’s Governing Documents to modify the substance or timing of the obligation to redeem 100% of the Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror and Merger Sub entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account. The Company agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations or Contracts with Acquiror; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror or Merger Sub for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions contemplated hereby (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions. Nothing in this Section 11.2 shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.3    Waiver. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 11.4    Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided, that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.4:
(a)    If to Acquiror or Merger Sub prior to the Closing, or to the First-Step Surviving Corporation after the First Effective Time, to:
A Paradise Acquisition Corp.
The Sun’s Group Center,
29th Floor, 200 Gloucester Road,
Wan Chai, Hong Kong
Attention: Secretary
Email: admin@aspac.co
with copies to (which shall not constitute notice):
Morrison & Foerster LLP
33/F, Edinburgh Tower,
The Landmark,
15 Queen’s Road Central,
Central, Hong Kong
Attention: Xiaoxi Lin
Email: xlin@mofo.com
(b)    If to the Company prior to the Closing, or to the Surviving Corporation after the Second Effective Time, to:
Enhanced Ltd
c/o ENHANCED US LLC
169 Madison Ave, Suite 15101

New York, NY 10016
United States of America
Attention: Maximilian Martin
Email: legal@enhanced.org
with copies to (which shall not constitute notice):
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN, England
Attention:    Evan S. Simpson
Email:    simpsone@sullcrom.com
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:    Matthew B. Goodman, Alan J. Fishman
Email:    goodmanm@sullcrom.com, fishmana@sullcrom.com
or to such other address or addresses as the parties may from time to time designate in writing.
Section 11.5    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 11.5 shall be null and void.
Section 11.6    Third Party Beneficiaries. Except from and after the First Effective Time, the D&O Indemnified Parties with respect to the provisions of Section 7.7 (Indemnification and Insurance), the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.
Section 11.7    Expenses. Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, the Surviving Corporation shall (x) pay, or cause to be paid, the Unpaid Transaction Expenses, and (y) pay, or cause to be paid, the Estimated Acquiror Transaction Expenses, in each case of the foregoing clauses (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by the Surviving Corporation pursuant to this Section 11.7 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.
Section 11.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
Section 11.9    Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Acquiror Holders Support Agreement, (c) the Company Holders Support Agreement, (c) the PIPE Subscription Agreements, (d) the Sponsor Equity Agreement, (e) the Registration Rights Agreement, (f) the Confidentiality Agreement, (g) the Private Placement Agreements, (h) the Inside Letter and the Inside Letter Amendment (the foregoing clauses (b) through (h), the “Ancillary Agreements”) constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 11.10    Amendments. Subject to the provisions of applicable Law and the provisions of Section 7.7 (Indemnification and Insurance), at any time prior to the First Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment, modification or waiver, by Acquiror, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.
Section 11.11    Publicity. The initial press release with respect to the transactions contemplated hereby shall be a joint press release and, thereafter the Company and Acquiror shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the transactions contemplated hereby and prior to making any filings with any third party or any Governmental Authority (including, for the avoidance of doubt, any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange (including the Nasdaq and NYSE) or (b) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Each of the Company and Acquiror may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Acquiror. The Company may make any statements or communications to its employees with respect to the transactions contemplated hereby as it deems appropriate.
Section 11.12    Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 11.13    Jurisdiction; Waiver of Jury Trial.
(a)    Each of the Parties agrees that any action or proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Texas Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (provided, that if the Business Court is not then accepting filings or determines that it lacks jurisdiction, the Parties shall bring such actions or proceedings in the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the Parties shall bring such actions or proceedings in the state district court of Dallas County, Texas (together with the Business Court and the Federal Court, the “Designated Courts”)), and each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of the Designated Courts in any action or proceeding, (ii) submits to the personal jurisdiction and venue of the Designated Courts, (iii) waives any objection it may now or hereafter have to personal jurisdiction, or claim of improper venue or any claim that such courts are an inconvenient forum, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the Parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 11.4, such service to become effective ten days after such mailing. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 11.13.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
(c)    Acquiror hereby irrevocably appoints C T Corporation System, with offices at the date hereof located at 1999 Bryan St., Suite 900 Dallas, TX 75201-3136, as its authorized agent on which any and all legal process may be served in any such Proceeding brought in the Designated Courts pursuant to this Section 11.13;. Acquiror agrees that service of process in respect of it upon its agent, together with written notice of such service given to it in the manner provided in Section 11.4, shall be deemed to be effective service of process upon it in any such Proceeding, Acquiror agrees that the failure of its agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any Proceeding based thereon. If for any reason the authorized agent shall cease to be available to act as such, Acquiror agrees to designate a new agent in the State of Texas, on the terms and for the purposes of this Section 11.13. Nothing herein shall be deemed to limit the ability of any other Party to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any such party or bring Proceedings against it in such other jurisdictions, and in such manner, as may be permitted by applicable law.
Section 11.14    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Texas, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.15    Enforcement.
(a)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that the Parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Proceeding shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(b)    The Parties acknowledge and agree that this Section 11.15 is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement.
Section 11.16    Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a)    Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and
(b)    except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

A PARADISE ACQUISITION CORP.

By:
Name:
Title:

A PARADISE MERGER SUB I, INC.

By:
Name:
Title:

ENHANCED LTD

By:
Name:
Title:
[Signature Page to Business Combination Agreement]

EXHIBIT A
CERTIFICATE OF FORMATION
OF
ENHANCED GROUP INC.
ENHANCED GROUP INC., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies that:
1.A Paradise Acquisition Corp., a blank check company with limited liability, with its principal place of business at The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong, was originally incorporated on November 9, 2022, under the laws of the British Virgin Islands (the “BVI Entity”).
2.The BVI Entity was converted into a corporation formed under the laws of the State of Texas under the name “Enhanced Group Inc.” on [          ], 202[5] pursuant to a plan of conversion, under which the BVI Entity was converted to the Corporation.
ARTICLE I
Entity Name and Type
The name of the corporation is ENHANCED GROUP INC. (hereinafter called the “Corporation”) and the Corporation is a for-profit business corporation.
ARTICLE II
Registered Office and Agent
The address of the registered office of the Corporation in the State of Texas is 1601 Elm St., Suite 4360, Dallas, TX 75201. The name of the registered agent of the Corporation in the State of Texas at such address is Cogency Global Inc. The initial mailing address of the Corporation is 1601 Elm St., Suite 4360, Dallas, TX 75201.
ARTICLE III
Purpose
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the Texas Business Organizations Code, as amended, or any applicable successor act thereto, as the same may be amended from time to time (the “TBOC”).
ARTICLE IV
Capital Stock
The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 640,000,000 shares, consisting of (i) 310,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 330,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with Class A Common Stock, “Common Stock”), and (iii) [          ] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 21.364(d)(1) of the TBOC, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
A.    Class A Common Stock and Class B Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:
1.    Voting.
(a)    Except as otherwise expressly provided by this Certificate of Formation (as amended from time to time, including the terms of any certificate of designations relating to any series of Preferred Stock, this “Certificate of Formation”), as provided by law or by the resolution(s) or any certificate of designations relating to any series of Preferred Stock providing for the issue of any series of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock will (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or to be acted upon by written consent of the shareholders of the Corporation, (ii) be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation (as amended from time to time, the “Bylaws”), and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock will have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock will have the right to ten (10) votes per share of Class B Common Stock held of record by such holder, in each case, on each matter properly submitted to the shareholders of the Corporation on which the holders of the Common Stock are entitled to vote.
(b)    Class B Common Stock
(i)    Issuance of Additional Shares. From and after the effective time of this Certificate of Formation (the “Effective Time”), no additional shares of Class B Common Stock shall be issued or authorized for issuance by the Corporation.
(ii)    Mandatory Cancellation of Class B Common Stock. The outstanding shares of Class B Common Stock held by (A) Apeiron Incubation Limited (“Apeiron”), (B) any Affiliate of Apeiron, (C) any recipient designated by Apeiron (a “Designate”) or (D) Maximilian Martin (clauses (A) through (D) collectively, the “Permitted Class B Owners”) shall be subject to cancelation by the Corporation (without consideration) one year after the date that (i) in respect of Class B Common Stock held by Apeiron, or its Affiliates or Designates, Christian Angermayer (or another representative of Apeiron or its Affiliates or Designates), or (ii) in respect of Class B Common Stock held by Maximilian Martin, Maximilian Martin, no longer serves as a member of the Board of Directors of the Corporation (the “Board”) (the “Termination Anniversary Date”); provided, however, that if such director or another representative of such Permitted Class B Owner is reelected or appointed to serve as a member of the Board prior to the Termination Anniversary Date, then the applicable shares of such Class B Common Stock shall not be cancelled pursuant to this clause (b)(ii) unless and until the one-year anniversary of a subsequent date on which the conditions for cancellation in this clause (b)(ii) are met. For these purposes, “Affiliate” shall mean any individual, corporation, partnership, trust, limited liability company, association, or other entity who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, in respect of Apeiron and without limitation, any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, Apeiron, or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, Apeiron or any of its Affiliates.
(c)    Except as otherwise provided by law or by the resolution(s) or any certificate of designations relating to any series of Preferred Stock providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Formation to the contrary, the holders of Common Stock shall not be entitled to vote or act by written consent on any amendment to this Certificate of Formation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock unless the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including any certificate of designations relating to any series of Preferred Stock) or the TBOC. Unless otherwise set out in any such applicable certificate of designations, all shares of Preferred Stock of any series shall vote with the Common Stock as a single class, and class-by-class voting shall not be required for any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction.
(d)    Pursuant to Section 21.606(c) of the TBOC, the Corporation elects not to be governed by the restrictions on business combinations set forth in Subchapter M of Chapter 21 of the TBOC (including, without limitation, the special voting requirements applicable to business combinations with affiliated shareholders). Accordingly, the provisions of Section 21.606(c) of the TBOC and all related sections of Subchapter M of Chapter 21 of the TBOC shall not apply to the Corporation, its shareholders, or any business combination involving the Corporation.
2.    Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time, out of assets or funds of the Corporation legally available therefor. The holders of shares of Class B Common Stock shall not be entitled to receive any dividends, distributions or other distributions in cash, stock or property of the Corporation. In the event a dividend is paid in the form of shares of Class A Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be), on a per share basis.
3.    No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
4.    Liquidation. Subject to applicable law and the rights of the holders of Preferred Stock, holders of shares of Class A Common Stock shall be entitled to receive ratably the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before holders of shares of any Class B Common Stock are entitled to receive any such assets or funds, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class B Common Stock and the holders of a majority of the outstanding shares of Class A Common Stock, each voting separately as a class.
B.    Preferred Stock
The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the TBOC. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
C.    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a number of shares of Class A Common Stock or Preferred Stock in respect of such rights, warrants and options outstanding from time to time.
ARTICLE V
Directors; Shareholder Action
A.    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided herein or required by law.
B.    Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
C.    Number of Directors; Initial Directors.
1.    The number of directors constituting the initial Board of Directors is [          ] and their names and addresses are as follows:
[          ]

2.    Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
D.    Term and Removal. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.
E.    Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
F.    Committees. Pursuant to the Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.
G.    Bylaws. The Board is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the authorized number of directors. The shareholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Formation, such action by shareholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
H.    Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
I.    Action by Written Consent of Shareholders Any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders having not less than the minimum number of votes necessary to take the action at a meeting. Any such action taken by written consent shall be delivered to the Corporation at its principal office.
J.    Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board, the chairperson of the Board, the chief executive officer, (to the extent required by the TBOC) the president, or by the holders of not less than 50% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote at such special meeting. The Board may cancel (to the extent permitted under the TBOC), postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.
ARTICLE VI
Limited Liability; Indemnification
A.    The liability of a director and officer of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.
B.    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise. If applicable law is amended after approval by the shareholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C.    Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
ARTICLE VII
Corporate Opportunities
A.    To the fullest extent permitted by the TBOC and applicable law, no director of the Corporation shall have any duty to refrain from (1) engaging in the same or similar activities or lines of business in which the Corporation is engaging or proposes to engage, (2) doing business with any client, customer or vendor of the Corporation, or (3) otherwise competing, directly or indirectly, with the Corporation or any Affiliated Company thereof and no director of the Corporation shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of such director’s engaging in any such activity. Except as otherwise agreed in writing between the Corporation and the applicable director, in the event that a director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such director, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by the TBOC and applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director acts in a manner consistent with the following policy: if such director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such director, such corporate opportunity shall belong to such director unless such opportunity was expressly offered to such director in its capacity as a director of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, such director shall to the fullest extent permitted by law not be liable to the Corporation or its shareholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that such director acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.
B.    For purposes of this ARTICLE VII, (1) “Affiliated Company,” in respect of the Corporation, shall mean any entity controlled by the Corporation (for the purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise) and (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are opportunities in which the Corporation, but for Section A of this ARTICLE VII, would have an interest or a reasonable expectancy.
C.    To the fullest extent permitted by law, any person holding, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VII.
ARTICLE VIII
Miscellaneous
A.    Exclusive Forum for Certain Disputes. Unless this Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the corporation or the corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the corporation arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws (in each case, as they may be amended from time to time), (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC shall be the Texas Business Court in the First Business Court Division (“Business Court”) of the State of Texas (provided, that if the Business Court is not then accepting filings or determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district court of Dallas County, Texas). For the avoidance of doubt, this Section A of this Article VIII shall not apply to any direct claims under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act of 1934, as amended (the “Exchange Act”).
B.    WAIVER OF JURY TRIAL.
1.    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE CORPORATION, EACH CURRENT OR FORMER SHAREHOLDER, BENEFICIAL OWNER OF SHARES, DIRECTOR, OFFICER, EMPLOYEE, AND AGENT OF THE CORPORATION, AND ANY PERSON OR ENTITY ASSERTING A CLAIM, RIGHT, OR CAUSE OF ACTION ON BEHALF OF, OR IN THE RIGHT OF, THE CORPORATION OR OTHERWISE SUBJECT TO THE INTERNAL AFFAIRS DOCTRINE (EACH, A “COVERED PERSON”), HEREBY

KNOWINGLY, VOLUNTARILY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO: (A) ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC; (B) ANY DERIVATIVE ACTION OR PROCEEDING BROUGHT ON BEHALF OF THE CORPORATION; (C) ANY CLAIM FOR OR BASED ON BREACH OF FIDUCIARY DUTY OWED BY ANY CURRENT OR FORMER DIRECTOR, OFFICER, EMPLOYEE, OR AGENT OF THE CORPORATION TO THE CORPORATION OR ITS SHAREHOLDERS (INCLUDING ANY CLAIM ALLEGING AIDING AND ABETTING SUCH A BREACH); (D) ANY CLAIM ARISING UNDER OR PURSUANT TO THE TBOC, THIS CERTIFICATE OF FORMATION, OR THE BYLAWS (IN EACH CASE, AS AMENDED FROM TIME TO TIME); OR (E) ANY CLAIM RELATED TO OR INVOLVING THE CORPORATION THAT IS GOVERNED BY THE INTERNAL AFFAIRS DOCTRINE (COLLECTIVELY, “INTERNAL ENTITY CLAIMS”).
2.    Each Covered Person further agrees that any Internal Entity Claim shall be tried to the court without a jury. If, notwithstanding the foregoing waiver, a court of competent jurisdiction were to determine that the waiver of jury trial set forth in this Section B of this ARTICLE VIII is unenforceable as to any particular Internal Entity Claim or as to any particular Covered Person, the parties agree that any such claim shall, to the fullest extent permitted by law, be resolved by the court sitting without a jury. Nothing in this Section B of this ARTICLE VIII is intended to, or shall, waive or limit any applicable requirement under the TBOC or other law that certain matters be decided by the court and not by a jury.
3.    Each Covered Person acknowledges and agrees that: (i) this Section B of this ARTICLE VIII is a material inducement to the Corporation to adopt and maintain this Certificate of Formation; (ii) the Corporation and the Covered Persons are engaged in transactions involving interstate commerce; (iii) this Section B of this ARTICLE VIII constitutes a written agreement to waive trial by jury; and (iv) each has had the opportunity to consult with counsel regarding this waiver. This Section B of this ARTICLE VIII shall be enforceable by the Corporation and by any Covered Person against any other Covered Person asserting, or against whom is asserted, an Internal Entity Claim.
4.    This Section B of this ARTICLE VIII shall be construed broadly to effectuate its purpose and shall be severable; if any portion is found invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other portion of this Section B of this ARTICLE VIII or of any other provision of this Certificate of Formation. For the avoidance of doubt, this Section B of this ARTICLE VIII shall not apply to any direct claim under the Securities Act or the Exchange Act, to the extent a jury-trial waiver in such matters is prohibited by applicable law.
ARTICLE IX
Severability
If any provision or provisions of this Certificate of Formation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Formation (including, without limitation, each portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Formation (including, without limitation, each such portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE X
Amendment of Certificate of Formation
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation, and any other provisions authorized by the TBOC may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provision of this Certificate of Formation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Formation or by any certificate of designations relating to any series of Preferred Stock, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Formation, or to adopt any new provision of this Certificate of Formation; provided, however, that if the Permitted Class B Owners no longer hold at least 66 2/3% of the voting power of the stock of the Corporation, then the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, and this sentence of this Certificate of Formation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any provision (other than such article or section as renumbered, or this sentence), in each case, of this Certificate of Formation). Any amendment, repeal or modification of any of Article VI, Article VII, and this sentence of this Certificate of Formation shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this [          ]th of [MONTH], 202[6].
ENHANCED GROUP INC.

By:
Name:
Title:
Signature Page to
Certificate of Formation

EXHIBIT B
BYLAWS
OF
ENHANCED GROUP INC.
ARTICLE I
OFFICES
Section 1.1.    Registered Office. The registered office of the corporation in the State of Texas shall be as set forth in the Certificate of Formation of the corporation, as the same may be amended or restated from time to time (the “Certificate of Formation”).
Section 1.2.    Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s Board of Directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Texas, as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Texas.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
SHAREHOLDERS’ MEETINGS
Section 3.1.    Place of Meetings. Meetings of the shareholders of the corporation may be held at such place, either within or without the State of Texas, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Texas Business Organizations Code (as amended, or any applicable successor act thereto, as the same may be amended from time to time, the “TBOC”).
Section 3.2.    Annual Meetings.
(a)    The annual meeting of the shareholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.
(i)    Nominations of persons for election to the Board of Directors to be considered by the shareholders may be made at an annual meeting of shareholders: (A) pursuant to the corporation’s notice of meeting of shareholders (with respect to nominations); (B) brought specifically by or at the direction of the Board of Directors; or (C) by any shareholder of the corporation who is a shareholder of record at the time of giving the shareholder’s notice provided for in Section 3.2(b) of these Bylaws (the “Bylaws”), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2. For the avoidance of doubt, clause (C) above shall be the exclusive means for a shareholder to make nominations before an annual meeting of shareholders.
(ii)    Proposals of business to be considered by the shareholders may be made at an annual meeting of shareholders: (A) pursuant to the corporation’s notice of meeting of shareholders (with respect to business other than nominations); (B) brought specifically by or at the direction of the Board of Directors; or (C) by any shareholder of the corporation (1) who is a shareholder of record at the time of giving the shareholder’s notice provided for in Section 3.2(b) of these Bylaws, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2, and (2)(i) who beneficially owns at least $1,000,000 in shares of the corporation or at least three (3) percent (3%) of all then-outstanding shares of capital stock of the corporation entitled to vote, in each case, determined on the date such proposal is submitted, (ii) who holds such shares for at least six months prior to the meeting of the shareholders and (iii) who solicits holders representing at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote. For the avoidance of doubt, clause (C) above shall be the exclusive means for a shareholder to submit proposals of business (other than matters properly included in the corporation’s notice of meeting of shareholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of shareholders.
(b)    At an annual meeting of the shareholders, only such business shall be conducted as is a proper matter for shareholder action under Texas law and as shall have been properly brought before the meeting.
(i)    For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of Section 3.2(a)(i) of these Bylaws, the shareholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 3.2(b)(iii) of these Bylaws and must update and supplement such written notice on a timely basis as set forth in Section 3.2(c) of these Bylaws. Such shareholder’s notice shall set forth or include: (A) as to each nominee such shareholder proposes to nominate at the meeting for election or re-election to the Board of Directors: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation and employment of such nominee; (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a completed and signed questionnaire, representation and agreement required by Section 3.2(d) of these Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 3.2(b)(iv) of these Bylaws. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(ii)    Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of Section 3.2(a)(ii) of these Bylaws, the shareholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 3.2(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 3.2(c) of these Bylaws. Such shareholder’s notice shall set forth: (A) as to each matter such shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 3.2(b)(iv) of these Bylaws.
(iii)    To be timely, the written notice required by Section 3.2(b)(i) or 3.2(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 3.2(b)(iii), in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a shareholder’s notice as described above.
(iv)    The written notice required by Section 3.2(b)(i) or 3.2(b)(ii) of these Bylaws shall also set forth, as of the date of the notice and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(i) of these Bylaws) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(ii) of these Bylaws); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 3.2(b)(i) of these Bylaws) or to carry such proposal (with respect to a notice under Section 3.2(b)(ii) of these Bylaws); (F) to the extent known by any Proponent, the name and address of any other shareholder supporting the proposal on the date of such shareholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
For purposes of Sections 3.2 and 3.3 of these Bylaws, a “Derivative Transaction” means any agreement, arrangement, interest or understanding (written or oral) entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.
(c)    A shareholder providing written notice required by Section 3.2(b)(i) or (ii) of these Bylaws shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.
(d)    To be eligible to be a nominee for election or re-election as a director of the corporation pursuant to a nomination under clause (C) of Section 3.2(a)(i) of these Bylaws, such proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.2(b)(iii) or 3.2(d) of these Bylaws, as applicable) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the corporation that has not been disclosed therein; (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with, all applicable rules of any securities exchange upon which the corporation’s securities are listed, the Certificate of Formation, these

Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation generally applicable to directors (which other guidelines and policies will be provided by the Secretary upon written request), and all applicable fiduciary duties under state law; (iv) consents to being named as a nominee in the corporation’s proxy statement and form of proxy for the meeting; (v) intends to serve a full term as a director of the corporation, if elected; and (vi) will provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.
(e)    A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (B) of Section 3.2(a)(i) of these Bylaws, or in accordance with clause (C) of Section 3.2(a)(i) of these Bylaws. Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 3.2(b)(iv)(D) and 3.2(b)(iv)(E) of these Bylaws, to declare that such proposal or nomination shall not be presented for shareholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.
(f)    Notwithstanding the foregoing provisions of this Section 3.2, in order to include information with respect to a shareholder proposal in the proxy statement and form of proxy for a shareholders’ meeting, a shareholder must also comply with all applicable requirements of the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 3.2(a) of these Bylaws.
(g)    For purposes of Sections 3.2 and 3.3 of these Bylaws,
(i)    “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and
(ii)    “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).
Section 3.3.    Special Meetings.
(a)    Special meetings of the shareholders of the corporation may be called, for any purpose as is a proper matter for shareholder action under Texas law pursuant to terms and conditions set forth in the Certificate of Formation.
(b)    The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the shareholders entitled to vote, in accordance with the provisions of Section 3.4 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting. The Board of Directors may postpone, reschedule or cancel (to the extent permitted under the TBOC) any special meeting of shareholders previously called by any of them, before or after the notice of such meeting has been sent to the shareholders.
(c)    Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any shareholder of the corporation who is a shareholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary setting forth the information required by Section 3.2(b)(i) of these Bylaws. In the event the corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 3.2(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The shareholder shall also update and supplement such information as required under Section 3.2(c) of these Bylaws. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a shareholder’s notice as described above.
(d)    Notwithstanding the foregoing provisions of this Section 3.3, a shareholder must also comply with all applicable requirements of the 1934 Act with respect to matters set forth in this Section 3.3. Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 3.3(c) of these Bylaws.
Section 3.4.    Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice at the meeting, and, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of shareholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any shareholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the shareholder attends a meeting for the express purpose of objecting, and does so object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any shareholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 3.5.    Quorum. At all meetings of shareholders, except where otherwise provided by statute or by the Certificate of Formation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of shareholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock represented thereat, but no other business shall be transacted at such meeting. The shareholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Formation, applicable stock exchange rules or these Bylaws, a majority of the voting power of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter.
Section 3.6.    Adjournment and Notice of Adjourned Meetings. Any meeting of shareholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the voting power of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting, though less than a quorum. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.
Section 3.7.    Voting Rights.
(a)    For the purpose of determining those shareholders entitled to vote at any meeting of the shareholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 7.4 of these Bylaws, shall be entitled to vote at any meeting of shareholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Texas law. An agent so appointed need not be a shareholder. No proxy shall be voted after eleven months from its date of creation unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
(b)    The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 7.4 of these Bylaws, subject to Sections 6.251 and 6.252 (relating to voting trusts and agreements) of the TBOC, and Title 1, Chapter 6, Subchapter D (relating to voting of ownership interests) of the TBOC.
(c)    Except as may be otherwise provided in the Certificate of Formation or these Bylaws, each shareholder shall be entitled to one vote for each share of capital stock held by such shareholder.
(d)    Except as otherwise required by law, the Certificate of Formation or these Bylaws, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Directors shall be elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Formation or these Bylaws.
Section 3.8.    Action Without Meeting. Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof that have been expressly granted the right to take action by a certain threshold, any action required or permitted to be taken by the shareholders of the corporation by written consent, and not at a duly called annual or special meeting of shareholders of the corporation, may only be taken if such written consent is signed by not less than the minimum number of holders necessary to take the action at a meeting (such holders representing the majority of the voting power of the then-outstanding shares of capital stock entitled to vote at such meeting) as set forth in Article V; Section I of the Certificate of Formation.
Section 3.9.    Organization.
(a)    At every meeting of shareholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, the President, or, if the President is absent, if applicable, the Lead Independent Director (as defined below), or, if the Lead Independent Director is absent, a chairman of the meeting chosen by a majority of the voting power of the shareholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary of the corporation directed to do so by the chairman of the meeting, shall act as secretary of the meeting.
(b)    The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the shareholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.
Section 3.10.    List of Shareholders. The Secretary shall prepare and make, not later than the 11th day before each meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each shareholder and the number of shares of each class registered in the name of each shareholder and such other information as required by the TBOC. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be kept on file at the registered office or principal executive office of the corporation for at least 10 days prior to the date of the applicable meeting, and shall be open to the examination of any shareholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to shareholders of the corporation. Such list shall presumptively determine the identity of the shareholders entitled to vote at the meeting and the number of shares held by each of them.
Section 3.11.    Notice by Electronic Transmission.
(a)    Without limiting the manner by which notice otherwise may be given effectively to shareholders pursuant to the TBOC, the Certificate of Formation or these Bylaws, any notice to shareholders given by the corporation under any provision of the TBOC, the Certificate of Formation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the corporation. Any such consent shall be deemed revoked if:
(i)    the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and
(ii)    such inability becomes known to the Secretary or an Assistant Secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.
(b)    However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)    if by electronic mail, when transmitted to an electronic mail address at which the shareholder has consented to receive notice;
(ii)    if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)    if by any other form of electronic transmission, when communicated to the shareholder.
(c)    An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IV
DIRECTORS
Section 4.1.    Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Formation. Directors need not be shareholders unless so required by the Certificate of Formation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the shareholders called for that purpose in the manner provided in these Bylaws.
Section 4.2.    Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Formation.
Section 4.3.    Term of Office. The initial directors of the corporation shall be set forth in the Certificate of Formation. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 4.4.    Vacancies. Unless otherwise provided in the Certificate of Formation, and subject to the rights of the holders of any series of preferred stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by shareholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the shareholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Formation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by shareholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.
Section 4.5.    Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer or the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of delivery to the Chairman of the Board, the Chief Executive Officer or the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 4.6.    Removal.
(a)    Subject to the rights of any series of preferred stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.
(b)    Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.
Section 4.7.    Meetings.
(a)    Regular Meetings. Unless otherwise restricted by the Certificate of Formation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Texas which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)    Special Meetings. Unless otherwise restricted by the Certificate of Formation, special meetings of the Board of Directors may be held at any time and place within or without the State of Texas whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.
(c)    Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)    Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e)    Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.8.    Quorum and Voting.
(a)    Unless the Certificate of Formation requires a greater number, and except with respect to questions related to indemnification arising under Section 11.1 of these Bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Formation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)    At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Formation or these Bylaws.
Section 4.9.    Action Without Meeting. Unless otherwise restricted by the Certificate of Formation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.10.    Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 4.11.    Committees.
(a)    Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the shareholders, any action or matter (other than the election or removal of directors) expressly required by the TBOC to be submitted to shareholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)    Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)    Term. The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)    Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 4.11 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee. Unless the Board of Directors shall otherwise provide, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article IV of these Bylaws.
Section 4.12.    Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the shareholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 4.13.    Lead Independent Director. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director (“Lead Independent Director”) to serve until replaced by the Board of Directors. The Lead Independent Director will, with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.
Section 4.14.    Organization. At every meeting of the Board of Directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 5.1.    Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors. The officers of the corporation need not be shareholders of the corporation.
Section 5.2.    Tenure and Duties of Officers.
(a)    General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b)    Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the shareholders and at all meetings of the Board of Directors (if a director), unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)    Duties of President. The President shall preside at all meetings of the shareholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors (if a director), the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the

President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(d)    Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)    Duties of Secretary. The Secretary shall attend all meetings of the shareholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the shareholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
(f)    Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
(g)    Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(h)    Duties of Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the corporation the power to choose such other officers and to prescribe their respective duties and powers.
Section 5.3.    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 5.4.    Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 5.5.    Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 6.1.    Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 6.2.    Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII
SHARES OF STOCK
Section 7.1.    Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Formation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, the Chief Executive Officer, or the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him or her in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 7.2.    Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 7.3.    Transfers.
(a)    Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)    The corporation shall have power to enter into and perform any agreement with any number of shareholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such shareholders in any manner not prohibited by the TBOC.
Section 7.4.    Fixing Record Dates.
(a)    In order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the provisions of Section 6.101 of the TBOC and this Section 7.4 at the adjourned meeting. For the avoidance of doubt, the Board of Directors shall set the record date for determining which shareholders of the corporation are entitled to notice of, and to vote at, any meeting of shareholders, or to receive any dividend or distribution, or to exercise any rights in respect of any change, conversion, or exchange of shares, or for the purpose of any other lawful action.
(b)    In order that the corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 7.5.    Registered Shareholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Texas.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 8.1.    Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 7.1 of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX
DIVIDENDS
Section 9.1.    Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Formation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Formation and applicable law.
Section 9.2.    Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 10.1.    Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 11.1.    Indemnification of Directors, Officers, Employees and Other Agents.
(a)    Directors and Officers. The corporation shall indemnify its directors and officers to the extent not prohibited by the TBOC or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the TBOC or any other applicable law or (iv) such indemnification is required to be made under subsection (d).
(b)    Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the TBOC or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.
(c)    Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that if the TBOC requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 11.1 or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 11.1, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d)    Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 11.1 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 11.1 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the TBOC or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the TBOC or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise shall be on the corporation.
(e)    Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Formation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the TBOC, or by any other applicable law.
(f)    Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)    Insurance. To the fullest extent permitted by the TBOC or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.
(h)    Amendments. Any repeal or modification of this Section 11.1 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.
(i)    Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 11.1 that shall not have been invalidated, or by any other applicable law. If this Section 11.1 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.
(j)    Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:
(i)    The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)    The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(iii)    The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section

11.1(j) with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(iv)    References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)    References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 11.1.
ARTICLE XII
NOTICES
Section 12.1.    Notices.
(a)    Notice to Shareholders. Written notice to shareholders of shareholder meetings shall be given as provided in Section 3.4 and Section 3.10 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to shareholders under any agreement or contract with such shareholder, and except as otherwise required by law, written notice to shareholders for purposes other than shareholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means.
(b)    Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as otherwise provided in these Bylaws, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c)    Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the shareholder or shareholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)    Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)    Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Formation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the TBOC, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)    Notice to Shareholders Sharing an Address. Except as otherwise prohibited under the TBOC, any notice given under the provisions of the TBOC, the Certificate of Formation or the Bylaws shall be effective if given by a single written notice to shareholders who share an address if consented to by the shareholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such shareholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the shareholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 13.1.    Amendments. Subject to the limitations set forth in Section 11.1(h) of these Bylaws or the provisions of the Certificate of Formation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The shareholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Formation, such action by shareholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XIV
LOANS TO OFFICERS OR EMPLOYEES
Section 14.1.    Loans to Officers or Employees. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV
MISCELLANEOUS
Section 15.1.    Ownership Threshold for Derivative Proceedings. No shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of the corporation against any director and/or officer of the corporation in his or her official capacity, unless the shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least three percent of the outstanding shares of the corporation.

EXHIBIT C

FORM OF
REGISTRATION RIGHTS AGREEMENT
by and among
ENHANCED GROUP INC.,
A SPAC IV (HOLDINGS) CORP.,
APEIRON INVESTMENT GROUP LIMITED AND
THE OTHER PARTIES LISTED ON SCHEDULE I HERETO
____________________________
Dated as of [          ], 2026

THIS REGISTRATION RIGHTS AGREEMENT is made and entered into as of [          ], 2026 by and among Enhanced Group Inc., a Texas corporation f/k/a A Paradise Acquisition Corp. (the “Company”), A SPAC IV (Holdings) Corp., a BVI company (the “Sponsor”), Apeiron Investment Group Limited (“Apeiron”), and those Persons set forth on Schedule I (and each other Person who, after the date of hereof, acquires capital stock of the Company and becomes a party to this Agreement by executing and delivering a joinder to this Agreement in the form attached hereto as Exhibit A).
RECITALS
WHEREAS, the Company, A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of the Company, and Enhanced Ltd., a Cayman Islands exempted company (“Target”) entered into that certain Business Combination Agreement, dated as of November 26, 2025 (the “Business Combination Agreement”), pursuant to which, among other things, (a) Target merged with and into Merger Sub, with Target surviving as a wholly owned subsidiary of the Company (the “First Merger”), and (b) the surviving company of the First Merger merged with and into the Company, with the Company surviving such merger, in each case on the terms and conditions set forth in the Business Combination Agreement;
WHEREAS, the Company, the Sponsor and certain other persons are party to that certain Registration Rights Agreement, dated as of July 29, 2025 (the “Original RRA”);
WHEREAS, prior to the execution and delivery of this Agreement, the parties to the Original RRA terminated such agreement in accordance with its terms;
WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, (a) Apeiron received shares of Domesticated Acquiror Class A Common Stock (as defined in the Business Combination Agreement) and Domesticated Acquiror Class B Common Stock (as defined in the Business Combination Agreement) and (b) all holders of the Company Capital Shares (as defined in the Business Combination Agreement) received shares of Domesticated Acquiror Class B Common Stock; and
WHEREAS, the Company, the Sponsor, Apeiron and the other parties hereto desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to Registrable Securities (as defined below), as set forth in this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
Section 1.    Definitions.
(a)    As used in this Agreement, the following terms shall have the following meanings:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Financial Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisor of, or shares the same management company or investment adviser with, such Person; provided, that, with respect to Apeiron, Apeiron shall mean any of Apeiron’s Affiliates as defined above or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, Apeiron or any of its Affiliates.
“Agreement” means this Registration Rights Agreement.
“Apeiron” has the meaning set forth in the Recitals.
“Apeiron Holders” means Apeiron and each of its Affiliates set forth on Schedule I.
“Business Court” has the meaning set forth in Section 13(h).
“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York or Austin, Texas are authorized or required by Law to close.
“Common Stock” means the Domesticated Acquiror Class B Common Stock (as defined in the Business Combination Agreement).

“Company” has the meaning set forth in the Preamble and includes the Company’s successors by merger, acquisition, reorganization or otherwise.
“Controlling Person” has the meaning set forth in Section 11(a).
“Covered Person” has the meaning set forth in Section 11(a).
“Demand Registration” has the meaning set forth in Section 3(a).
“Demand Registration Request” has the meaning set forth in Section 3(a).
“Designated Courts” has the meaning set forth in Section 13(h).
“Equity Securities” means shares of Common Stock, shares of any other class of common or preferred stock of the Company and any options, warrants, rights or securities of the Company convertible into or exchangeable for common or preferred stock of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Federal Court” has the meaning set forth in Section 13(h).
“First Merger” has the meaning set forth in the Recitals.
“Form S-1 Shelf” has the meaning set forth in Section 2(a).
“Form S-3 Shelf” has the meaning set forth in Section 2(a).
“Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority (including, for the avoidance of doubt, NASDAQ or NYSE), agency commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.
“Holders” means the Sponsor, the Sponsor’s Permitted Transferees, Apeiron, Apeiron Holders’ Permitted Transferees, those Persons set forth on Schedule I and each other Person who, after the date of hereof, acquires capital stock of the Company and becomes a party to this Agreement by executing and delivering a joinder to this Agreement in the form attached hereto as Exhibit A, and include any transferee of the Registrable Securities (so long as they remain Registrable Securities) of a Holder permitted under this Agreement and the Lock-Up Agreement.
“Law” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, registration, standard, judgment, determination, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Lock-Up Agreement” means (a) the Sponsor Equity Agreement and (b) that certain Transaction Support Agreement, dated as of November 26, 2025, by Apeiron.
“Original RRA” has the meaning set forth in the Recitals.
“Permitted Transferee” means, with respect to the Apeiron Holders, any Affiliate of the Apeiron Holders, and with respect to Sponsor, any Person beneficially owning any equity interest in Sponsor as of November 26, 2025 and any Affiliate of Sponsor.
“Person” means any individual, firm, corporation (including not for profit), general or limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, estate, trust, association, organization, Governmental Entity or instrumentality or other entity of any kind or nature.
“Piggyback Registration” has the meaning set forth in Section 5(a).
“Piggyback Shelf Registration Statement” has the meaning set forth in Section 5(a).
“Piggyback Shelf Takedown” has the meaning set forth in Section 5(a).
“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Securities, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.
“Registrable Securities” means, at any time, (a) any shares of Common Stock held or beneficially owned by any Holder, (b) any shares of Common Stock issued or issuable to any Holder upon the conversion, exercise or exchange, as applicable, of any other Equity Securities held or beneficially owned by any Holder and (c) any shares of Common Stock issued or issuable to any Holder with respect to any shares described in clauses (a) and (b) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a Holder of Registrable Securities whenever such Person in its sole discretion has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected); provided, however, that as to any particular Registrable Securities, such shares shall cease to constitute Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement, (ii) such securities shall have ceased to be outstanding, (iii) other than with respect to Registrable Securities held by the Apeiron Holders, such securities may be sold without registration pursuant to Rule 144 or another similar exemption under the Securities Act is available for the sale of such securities during a three-month period without registration, volume, current public information or other restrictions, requirements or limitations under such rules, and when any restrictive legends on such securities have been removed or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transactions. Notwithstanding anything to the contrary contained herein, a Person shall be deemed to be “holding Registrable Securities” (or words to that effect) under this Agreement if they are a Holder or a permitted transferee of the applicable Registrable Securities (so long as they remain Registrable Securities) of any Holder pursuant to the terms and conditions of this Agreement and the Lock-Up Agreement.
“Registration Expenses” has the meaning set forth in Section 10(a).
“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, all amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.
“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.
“Shelf Registration” has the meaning set forth in Section 2(a).
“Shelf Registration Statement” has the meaning set forth in Section 2(a).
“Shelf Takedown” has the meaning set forth in Section 2(d).
“Sponsor” has the meaning set forth in the Recitals.
“Sponsor Equity Agreement” means that certain Sponsor Equity Agreement, dated as of November 26, 2025, by and between Apeiron and Sponsor.
“Suspension” has the meaning set forth in Section 7.
“underwritten offering” means a registered offering of securities conducted by one or more underwriters pursuant to the terms of an underwriting agreement.
“Underwritten Shelf Takedown” has the meaning set forth in Section 2(e).
“Underwritten Shelf Takedown Notice” has the meaning set forth in Section 2(e).

(b)    In addition to the above definitions, unless the context requires otherwise:
(i)    any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form, as amended, from time to time;
(ii)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;
(iii)    the table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement;
(iv)    words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole;
(v)    the word “if” and other words of similar import when and used herein shall be deemed in each case to be followed by the phrase “and only if”;
(vi)    the term “or” means “and/or” unless clearly indicated otherwise, including by use of “either”;
(vii)    “any” means “any one, more than one, or all”; and
(viii)    references to “dollars” and “$” mean United States dollars.
Section 2.    Shelf Registration.
(a)    Filing. The Company shall, as soon as practicable after the date hereof, prepare and file with the SEC a Registration Statement on Form S-1 (the “Form S-1 Shelf”) or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”) that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”). Following the filing on a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as practicable after the Company is eligible to use a Form S-3.
(b)    Effectiveness. The Company shall use its commercially reasonable efforts to (i) cause the Shelf Registration Statement filed pursuant to Section 2(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and useable for the resale of Registrable Securities until such time as there are no Registrable Securities remaining, including by filing successive replacement or renewal Shelf Registration Statements upon the expiration of such Shelf Registration Statement.
(c)    Additional Registrable Securities; Additional Selling Stockholders. At any time and from time to time that a Shelf Registration Statement is effective, if a Holder of Registrable Securities requests (i) the registration under the Securities Act of additional Registrable Securities pursuant to such Shelf Registration Statement or (ii) that such Holder be added as a selling stockholder in such Shelf Registration Statement, the Company shall as promptly as practicable amend or supplement the Shelf Registration Statement to cover such additional Registrable Securities and/or Holder.
(d)    Right to Effect Shelf Takedowns. Each Holder shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell any or all of the Registrable Securities covered by such Shelf Registration Statement (a “Shelf Takedown”). A Holder shall give the Company prompt written notice of the consummation of a Shelf Takedown.
(e)    Underwritten Shelf Takedowns. A Holder intending to effect a Shelf Takedown shall be entitled to request, by written notice to the Company (an “Underwritten Shelf Takedown Notice”), that the Shelf Takedown be an underwritten offering (an “Underwritten Shelf Takedown”). The Underwritten Shelf Takedown Notice shall specify the number of Registrable Securities intended to be offered and sold by such Holder pursuant to the Underwritten Shelf Takedown. Promptly after receipt of an Underwritten Shelf Takedown Notice (but in any event within two Business Days), the Company shall give written notice of the requested Underwritten Shelf Takedown to all other Holders of Registrable Securities and shall include in such Underwritten Shelf Takedown, subject to Section 4, all Registrable Securities that are then covered by the Shelf Registration Statement and with respect to which the Company has received a written request for inclusion therein from a Holder no later than five Business Days after the date of the Company’s notice. The Company shall not be required to facilitate an Underwritten Shelf Takedown unless the reasonably expected aggregate gross proceeds from such offering are at least $50 million and shall not be required to effect more than two Underwritten Shelf Takedowns in any 12-month period; provided, however, that if an Underwritten Shelf Takedown is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Shelf Takedown will not be counted as an Underwritten Shelf Takedown pursuant to this Section 2.
(f)    Selection of Underwriters. The Holder requesting an Underwritten Shelf Takedown shall have the right to select managing underwriter(s) to administer such Underwritten Shelf Takedown; provided that such managing underwriter(s) are reasonably acceptable to the Company.
Section 3.    Demand Registrations.
(a)    Right to Demand Registrations. Subject to the expiration of any applicable lock-up period set forth in an applicable Lock-Up Agreement, any Holder may, by providing written notice to the Company, request to sell all or part of its Registrable Securities pursuant to a Registration Statement separate from a Shelf Registration Statement (a “Demand Registration”).

Each request for a Demand Registration (a “Demand Registration Request”) shall specify the number of Registrable Securities intended to be offered and sold by such Holder pursuant to the Demand Registration and the intended method of distribution thereof, including whether it is intended to be an underwritten offering. Promptly (but in any event within three Business Days) after receipt of a Demand Registration Request, the Company shall give written notice of the Demand Registration Request to all other Holders of Registrable Securities. As promptly as practicable and no later than ten Business Days after receipt of a Demand Registration Request, the Company shall register all Registrable Securities (i) that have been requested to be registered in the Demand Registration Request and (ii) subject to Section 4, with respect to which the Company has received a written request for inclusion in the Demand Registration from a Holder no later than five Business Days after the date on which the Company has given notice to Holders of the Demand Registration Request. The Company shall use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 3(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof. A Demand Registration shall be effected by way of a Registration Statement on Form S-3 or any similar short-form registration statement to the extent the Company is permitted to use such form at such time. The Company shall not be required to effect a Demand Registration unless the reasonably expected aggregate gross proceeds from the offering of the Registrable Securities to be registered in connection with such Demand Registration are at least $50 million and shall not be required to effect more than two Demand Registrations in any 12-month period.
(b)    Number of Demand Registrations. Subject to Section 3(a), each Holder shall be entitled to request up to two Demand Registrations (which, for the avoidance of doubt, shall be in addition to any Shelf Registration pursuant to Section 2) during any 12-month period; provided, however, that a registration shall not count as a Demand Registration for this purpose unless and until a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and the Holders of Registrable Securities are able to register and sell all of the Registrable Securities requested to be included in such registration.
(c)    Withdrawal. A Holder may, by written notice to the Company, withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of notices from all applicable Holders to such effect, the Company shall cease all efforts to seek effectiveness of the applicable Registration Statement, unless the Company intends to effect a primary offering of securities pursuant to such Registration Statement.
(d)    Selection of Underwriters. If a Demand Registration is an underwritten offering, the Holder requesting such Demand Registration shall have the right to select the managing underwriter(s) to administer such Demand Registration; provided, that such managing underwriter(s) are reasonably acceptable to the Company.
Section 4.    Inclusion of Other Securities; Priority. Other than any Equity Securities proposed to be sold for the account of the Company, the Company shall not include in any

Demand Registration or Shelf Takedown any securities that are not Registrable Securities without the prior written consent of the Holder(s) of the Registrable Securities participating in such Demand Registration or Shelf Takedown (such consent not to be unreasonably withheld, conditioned or delayed). If a Demand Registration or Shelf Takedown involves an underwritten offering and the managing underwriters of such offering advise the Company and the Holders in writing that, in their opinion, the number of Equity Securities proposed to be included in such Demand Registration or Underwritten Shelf Takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such offering, exceeds the number of Equity Securities that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Demand Registration or Underwritten Shelf Takedown: (a) first, the Registrable Securities proposed to be sold by the Company or the Holders in such offering; and (b) second, any Equity Securities proposed to be included therein by any other Persons (including Equity Securities to be sold for the account of any other holders of Equity Securities), allocated, in the case of this clause (b), among such Persons in such manner as the Company may determine. If more than one Holder is participating in such Demand Registration or Underwritten Shelf Takedown and the managing underwriters of such offering determine that a limited number of Registrable Securities may be included in such offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), then the Registrable Securities that are included in such offering shall be allocated pro rata among the participating Holders and the Company on the basis of the number of Registrable Securities initially requested to be sold by each such Holder and the Company in such offering.
Section 5.    Piggyback Registrations.
(a)    Whenever the Company proposes to register any Equity Securities under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan, or (iv) for resale pursuant to a Registration Statement for securities offered to third parties as acquisition consideration in a private transaction to which Rule 145 would apply but for the private placement exemption), whether for its own account or for the account of one or more stockholders of the Company (other than the Holders of Registrable Securities) (a “Piggyback Registration”), the Company shall give prompt written notice to each Holder of Registrable Securities of its intention to effect such a registration (but in no event less than ten Business Days prior to the proposed date of filing of the applicable Registration Statement) and, subject to Sections 5(b) and 5(c), shall include in such Registration Statement on the same terms and conditions as any similar Equity Securities included in such Registration Statement and in any offering of Equity Securities to be made pursuant to such Registration Statement that number of Registrable Securities requested to be sold in such offering by such Holder for the account of such Holder in accordance with the intended method(s) of distribution thereof, provided that the Company has received a written request for inclusion therein from such Holder no later than five Business Days after the date on which the Company has given notice of the Piggyback Registration to Holders. The Company may terminate or withdraw a Piggyback Registration prior to the effectiveness of such registration at any time in its sole discretion. If a Piggyback Registration is effected pursuant to a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), the Holders of Registrable Securities shall be notified by the Company of and shall have the right, but not the obligation, to participate in any offering pursuant to such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”), subject to the same limitations that are applicable to any other Piggyback Registration as set forth above.
(b)    Priority on Primary Piggyback Registrations. If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of Equity Securities proposed to be included in such offering, including all Registrable Securities and all other Equity Securities proposed to be included in such offering, exceeds the number of Equity Securities that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Takedown: (i) first, the Equity Securities that the Company proposes to sell in such offering; and (ii) second, any Equity Securities proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering (including any Registrable Securities requested to be included therein by a Holder), allocated, in the case of this clause (ii), pro rata among such Persons on the basis of the number of Equity Securities initially proposed to be included by each such Person in such offering, up to the number of Equity Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).
(c)    Priority on Secondary Piggyback Registrations. If a Piggyback Registration or a Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities to whom the Company has a contractual obligation to facilitate such offering, other than a Holders of Registrable Securities, and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of Equity Securities proposed to be included in such offering, including all Registrable Securities and all other Equity Securities requested to be included in such offering, exceeds the number of Equity Securities which can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Takedown: (i) first, the Equity Securities that the Person demanding the offering pursuant to such contractual right proposes to sell in such offering; and (ii) second, any Equity Securities proposed to be sold for the account of the Company in such offering, any Registrable Securities requested to be included in such offering by a Holder and any Equity Securities proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering, allocated, in the case of this clause (ii), pro rata among the Company, such Holders and such Persons on the basis of the number of Equity Securities initially proposed to be included by the Company, each such Holder and each such other Person in such offering, up to the number of Equity Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).
(d)    Selection of Underwriters. If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company, the Company shall have the right to select the managing underwriter(s) to administer such underwritten offering.
Section 6.    Holdback Agreements.
(a)    Holders of Registrable Securities. Each Holder of Registrable Securities that holds or beneficially owns at least 5% of the outstanding Common Stock agrees that in connection with any registered underwritten offering of Common Stock, and upon request from the managing underwriter(s) for such offering, such Holder shall not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than three days prior to and 90 days after the pricing of such offering), transfer, directly or indirectly, any Registrable Securities. The foregoing provisions of this Section 6(a) shall not apply to offers or sales of Registrable Securities that are included in an offering pursuant to Sections 2, 3, 4 or 5 of this Agreement and shall be applicable to the Holders of Registrable Securities only if, for so long as and to the extent that the Company, the directors and executive officers of the Company, each selling stockholder included in such offering and each other Person holding or beneficially owning at least 5% of the outstanding Common Stock are subject to the same restrictions. Each Holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the foregoing provisions of this Section 6(a) and are necessary to give further effect thereto.
(b)     The Company. To the extent requested by the managing underwriter(s) for the applicable offering, the Company shall not effect any sale registered under the Securities Act or other public distribution of Equity Securities during the period commencing three days prior to and ending 90 days after the pricing of an underwritten offering pursuant to Sections 2, 3 or 5 of this Agreement, other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan or (iv) pursuant to a Registration Statement for securities offered to third parties as acquisition consideration in a private transaction to which Rule 145 would apply but for the private placement exemption.

Section 7.    Suspensions. The Company shall be entitled to delay or suspend the filing, effectiveness or use of a Registration Statement or Prospectus (a “Suspension”) if the board of directors of the Company determines in good faith that (a) proceeding with the filing, effectiveness or use of such Registration Statement or Prospectus would reasonably be expected to require the Company to make an Adverse Disclosure or (b) the registration or offering proposed to be delayed or suspended would reasonably be expected to, if not delayed or suspended, have a material adverse effect on any pending negotiation or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other similar transaction, in each case that, if consummated, would be material to the Company; provided, that the Company shall not be entitled to exercise a Suspension (i) more than three times during any 12-month period or (ii) for a period exceeding 60 days on any one occasion. Each Holder who is notified by the Company of a Suspension pursuant to this Section 7 shall keep the existence of such Suspension confidential and shall immediately discontinue (and direct any other Person making offers or sales of Registrable Securities on behalf of such Holder to immediately discontinue) offers and sales of Registrable Securities pursuant to such Registration Statement or Prospectus until such time as it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed and, if applicable, is furnished by the Company with a supplemented or amended Prospectus as contemplated by Section 8(g). If the Company delays or suspends a Demand Registration, the Holder that initiated such Demand Registration shall be entitled to withdraw its Demand Registration Request and, if it does so, such Demand Registration Request shall not count against the limitation on the number of such Holder’s Demand Registrations set forth in Section 3(b).
Section 8.    Registration Procedures. If and whenever the Company is required to effect the registration of any Registrable Securities pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect and facilitate the registration, offering and sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable and, pursuant thereto, the Company shall as expeditiously as practicable and as applicable:
(a)    prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings required in connection therewith and (if the Registration Statement is not automatically effective upon filing) use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable; provided that before filing a Registration Statement or any amendments or supplements thereto, the Company shall furnish to counsel to the Holders for such registration copies of all documents proposed to be filed, which documents shall be subject to review by counsel to the Holders at the Company’s expense, and give the Holders participating in such registration an opportunity to comment on such documents and keep such Holders reasonably informed as to the registration process;
(b)    prepare and file with the SEC such amendments and supplements to any Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until all of the Registrable Securities covered by such Registration Statement have been disposed of and comply with the applicable requirements of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement;
(c)    furnish to each Holder participating in the registration, without charge, such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits thereto and all documents incorporated by reference therein) and such other documents as such Holder may reasonably request, including in order to facilitate the disposition of the Registrable Securities owned by such Holder;
(d)    use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such U.S. jurisdiction(s) as any Holder participating in the registration or any managing underwriter reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable such Holder and each underwriter, if any, to consummate the disposition of such Holder’s Registrable Securities in such jurisdiction(s); provided, that the Company shall not be required to qualify generally to do business, subject itself to taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for its obligations pursuant to this Section 8(d);
(e)    use its commercially reasonable efforts to cause all Registrable Securities covered by any Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary or reasonably advisable in light of the business and operations of the Company to enable each Holder participating in the registration to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;
(f)    promptly notify each Holder participating in the registration and the managing underwriters of any underwritten offering:
(i)    each time when the Registration Statement, any pre-effective amendment thereto, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;
(ii)    of any oral or written comments by the SEC or of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding such Holder;
(iii)    of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for any such purpose; and
(iv)    of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

(g)    notify each Holder participating in such registration, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or to omit any fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made, and, as promptly as practicable, prepare, file with the SEC and furnish to such Holder a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;
(h)    in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, any order suspending or preventing the use of any related Prospectus or any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, use its commercially reasonable efforts to promptly obtain the withdrawal or lifting of any such order or suspension;
(i)    not file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus used in connection therewith, that refers to any Holder covered thereby by name or otherwise identifies such Holder as the holder of any securities of the Company without the consent of such Holder (such consent not to be unreasonably withheld or delayed), unless and to the extent such disclosure is required by law; provided, that (i) each Holder shall furnish to the Company in writing such information regarding itself and the distribution proposed by it as the Company may reasonably request for use in connection with a Registration Statement or Prospectus and (ii) each Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished to the Company by such Holder or of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or to omit to state any material fact regarding such Holder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made and to furnish to the Company, as promptly as practicable, any additional information required to correct and update the information previously furnished by such Holder such that such Prospectus shall not contain any untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or omit to state a material fact regarding such Holder or the distribution of such Registrable Securities necessary to make the statements therein not misleading in light of the circumstances under which they were made;
(j)    cause such Registrable Securities to be listed on each securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on any securities exchange, use its commercially reasonable efforts to cause such Registrable Securities to be listed on a national securities exchange selected by the Company after consultation with the Holders participating in such registration;

(k)    provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such Registration Statement;
(l)    make available for inspection by any Holder participating in the registration, any underwriter participating in any underwritten offering pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Holder or underwriter, all corporate documents, financial and other records relating to the Company and its business reasonably requested by such Holder or underwriter, cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration or offering and make senior management of the Company and the Company’s independent accountants available for customary due diligence and drafting sessions; provided, that any Person gaining access to information or personnel of the Company pursuant to this Section 8(l) shall (i) reasonably cooperate with the Company to limit any resulting disruption to the Company’s business and (ii) protect the confidentiality of any information regarding the Company which the Company determines in good faith to be confidential and of which determination such Person is notified, unless such information (A) is or becomes known to the public without a breach of this Agreement, (B) is or becomes available to such Person on a non-confidential basis from a source other than the Company, (C) is independently developed by such Person, (D) is requested or required by a deposition, interrogatory, request for information or documents by a Governmental Entity, subpoena or similar process or (E) is otherwise required to be disclosed by Law;
(m)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) covering the period of at least 12 months beginning with the first day of the Company’s first full fiscal quarter after the effective date of the applicable Registration Statement, which requirement shall be deemed satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;
(n)    in the case of an underwritten offering of Registrable Securities, promptly incorporate in a supplement to the Prospectus or a post-effective amendment to the Registration Statement such information as is reasonably requested by the managing underwriter(s) or any Holder participating in such underwritten offering to be included therein, the purchase price for the securities to be paid by the underwriters and any other applicable terms of such underwritten offering, and promptly make all required filings of such supplement or post-effective amendment;
(o)    in the case of an underwritten offering of Registrable Securities, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as any Holder participating in such offering or the managing underwriter(s) of such offering reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities;
(p)    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Shelf Takedown which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
(q)    furnish to each Holder and each underwriter, if any, participating in an offering of Registrable Securities (i) (A) all legal opinions of outside counsel to the Company required to be included in the Registration Statement and (B) a written legal opinion of outside counsel to the Company, dated the closing date of the offering, in form and substance as is customarily given in opinions of outside counsel to the Company to underwriters in underwritten registered offerings; and (ii) (A) obtain all consents of independent public accountants required to be included in the Registration Statement and (B) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort letter” signed by the Company’s independent public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;
(r)    in the case of an underwritten offering of Registrable Securities, make senior management of the Company available, to the extent requested by the managing underwriter(s), to assist in the marketing of the Registrable Securities to be sold in such underwritten offering, including the participation of such members of senior management of the Company in “road show” presentations and other customary marketing activities, including “one-on-one” meetings with prospective purchasers of the Registrable Securities to be sold in such underwritten offering, and otherwise facilitate, cooperate with, and participate in such underwritten offering and customary selling efforts related thereto, in each case to the same extent as if the Company were engaged in a primary underwritten registered offering of its Common Stock; provided, that the Company’s obligation to make senior management available for participation in “road show” presentations shall be limited to no more than two (2) underwritten offerings during any 12-month period; provided, further, that such participation by senior management may be conducted virtually, with no requirement that any member of senior management travel in connection therewith;
(s)    cooperate with the Holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement free of any restrictive legends and representing such number of shares of Common Stock and registered in such names as the Holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System;

(t)    not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities covered thereby and provide the applicable transfer agent with printed certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System; and
(u)    otherwise use its reasonable best efforts to take or cause to be taken all other actions necessary or reasonably advisable to effect the registration, marketing and sale of such Registrable Securities contemplated by this Agreement.
Section 9.    Participation in Underwritten Offerings. No Person may participate in any underwritten offering pursuant to this Agreement unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form approved by the Persons entitled under this Agreement to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no Holder of Registrable Securities included in any underwritten offering shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i) such Holder’s ownership of its Registrable Securities to be sold in such offering, (ii) such Holder’s power and authority to effect such transfer contemplated by the applicable underwritten offering and (iii) such matters pertaining to such Holder’s compliance with securities laws as may be reasonably requested by the managing underwriter(s)) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except to the extent otherwise provided in Section 11 hereof.
Section 10.    Registration Expenses.
(a)    The Company shall pay directly or promptly reimburse all costs, fees and expenses (other than Selling Expenses) incident to the Company’s performance of or compliance with this Agreement, including: (i) all SEC, FINRA and other registration and filing fees; (ii) all fees and expenses associated with filings to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are to be listed or quoted; (iii) all fees and expenses of complying with securities and blue sky laws (including fees and disbursements of counsel for the Company in connection therewith); (iv) all printing, messenger, telephone and delivery expenses (including the cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto); (v) all fees and expenses incurred in connection with any “road show” for underwritten offerings; (vi) all transfer agent’s and registrar’s fees; (vii) all fees and expenses of counsel to the Company; (viii) all fees and expenses of the Company’s independent public accountants (including any fees and expenses arising from any special audits or “comfort letters”) and any other Persons retained by the Company in connection with or incident to any registration of Registrable Securities pursuant to this Agreement; and (ix) all fees and expenses of underwriters (other than Selling Expenses) customarily paid by the issuers or sellers of securities (all such costs, fees and expenses, “Registration Expenses”). Each Holder shall pay the fees and expenses of any counsel engaged by such Holder and shall bear its respective Selling Expenses associated with a registered sale of its Registrable Securities pursuant to this Agreement.
(b)    The obligation of the Company to bear and pay the Registration Expenses shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended; provided, that the Registration Expenses for any Registration Statement withdrawn solely at the request of one or more Holder(s) (unless withdrawn following commencement of a Suspension) shall be borne by such Holder(s).
Section 11.    Indemnification; Contribution.
(a)    The Company shall, to the fullest extent permitted by Law, indemnify and hold harmless each Holder of Registrable Securities, any Person who is or might be deemed to be a “controlling person” of the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, a “Controlling Person”), their respective direct and indirect general and limited partners, advisory board members, directors, officers, trustees, managers, members, employees, agents, Affiliates and shareholders, and each other Person, if any, who acts on behalf of or controls any such Holder or Controlling Person (each of the foregoing, a “Covered Person”) against any losses, claims, actions, damages, liabilities and expenses, joint or several, to which such Covered Person may become subject under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities, and the Company shall reimburse each Covered Person for any legal or other expenses reasonably incurred by such Covered Person in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided, that the Company shall not be so liable in any such case to the extent that any loss, claim, action, damage, liability or expense arises out of or is based upon any such untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in any such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Covered Person expressly for use therein. This indemnity shall be in addition to any liability the Company may otherwise have.

(b)    In connection with any registration in which a Holder of Registrable Securities is participating, each such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and shall, to the fullest extent permitted by Law, indemnify and hold harmless the Company, its directors and officers, employees, agents and any Person who is or might be deemed to be a Controlling Person against any losses, claims, actions, damages, liabilities and expenses, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but, in the case of each of clauses (i) and (ii), only to the extent that such untrue statement or alleged untrue statement, or omission or alleged omission, is made in such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Holder expressly for use therein, and such Holder shall reimburse the Company, its directors and officers, employees, agents and any Person who is or might be deemed to be a Controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided, that the obligation to indemnify pursuant to this Section 11(b) shall be individual and several, not joint and several, for each participating Holder and shall not exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Holder in the sale of Registrable Securities to which such Registration Statement or Prospectus relates. This indemnity shall be in addition to any liability which such Holder may otherwise have.
(c)    Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, that any failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced by reason of such failure or delay. In case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an indemnified party, the indemnifying party shall be entitled to participate in and shall have the right, exercisable by giving written notice to the indemnified party as promptly as practicable after receipt of written notice from such indemnified party of such claim or action, to assume, at the indemnifying party’s expense, the defense of any such claim or action, with counsel reasonably acceptable to the indemnified party; provided, that any indemnified party shall continue to be entitled to participate in the defense of such claim or action, with counsel of its own choice, but the indemnifying party shall not be obligated to reimburse the indemnified party for any fees, costs and expenses subsequently incurred by the indemnified party in connection with such defense unless (i) the indemnifying party has agreed in writing to pay such fees, costs and expenses, (ii) the indemnifying party has failed to assume the defense of such claim or action within a reasonable time after receipt of notice of such claim or action, (iii) having assumed the defense of such claim or action, the indemnifying party fails to employ counsel reasonably acceptable to the indemnified party or to pursue the defense of such claim or action in a reasonably vigorous manner, (iv) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest or (v) the indemnified party has reasonably concluded that there may be one or more legal or equitable defenses available to it and/or other any other indemnified party which are different from or additional to those available to the indemnifying party. Subject to the proviso in the foregoing sentence, no indemnifying party shall, in connection with any one claim or action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees, costs and expenses of more than one firm of attorneys (in addition to any local counsel) for all indemnified parties. The indemnifying party shall not have the right to settle a claim or action for which any indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, and the indemnifying party shall not consent to the entry of any judgment or enter into or agree to any settlement relating to such claim or action unless such judgment or settlement does not impose any admission of wrongdoing or ongoing obligations on any indemnified party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein to such indemnified party, in form and substance reasonably satisfactory to such indemnified party, of a full and final release from all liability in respect of such claim or action. The indemnifying party shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).
(d)    If the indemnification provided for in this Section 11 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, an indemnified party in respect of any loss, claim, action, damage, liability or expense referred to herein, then the applicable indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, action, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements, omissions or violations which resulted in such loss, claim, action, damage, liability or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other federal or state securities law or rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities was perpetrated by the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or violation. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 11(d). In no event shall the amount which a Holder of Registrable Securities may be obligated to contribute pursuant to this Section 11(d) exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Holder in the sale of Registrable Securities that gives rise to such obligation to contribute. No indemnified party guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
(e)    The provisions of this Section 11 shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or controlling person of such indemnified party and shall survive the Transfer of any Registrable Securities by any Holder.
Section 12.    Rule 144 Compliance. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company shall:
(a)    make and keep public information available, as those terms are understood and defined in Rule 144;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(c)    furnish to any Holder of Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act.
Section 13.    Miscellaneous.
(a)    No Inconsistent Agreements. The Company represents and warrants that it has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Holders of Registrable Securities under this Agreement.
(b)    Other Registration Rights. The Company represents and warrants that there are no other registration rights agreements or agreements with similar terms and conditions that conflict with the terms of this Agreement or give a person, other than a Holder of Registrable Securities, preferential rights in respect to the registration of any securities of the Company for sale or to include such securities of the Company in any registration filed by the Company for the sale of securities for its own account or for the account of any other person.
(c)    Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its Equity Securities which would materially and adversely affect the ability of the Holders of Registrable Securities to include such

Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares that would reasonably be expected to have such an effect).
(d)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect, except that the Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company's assets, or similar transaction, without the consent of the Holders; provided, that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement. Notwithstanding the foregoing, the Apeiron Holders may, without consent from any other party hereto, assign its rights in whole or in part to (x) any Permitted Transferee or (y) any acquiror of Registrable Securities in an amount of at least 1% of the Registrable Securities then-outstanding. Notwithstanding the foregoing, Sponsor may, without consent from any other party hereto, assign its rights in whole or in part to any Permitted Transferee. For the avoidance of doubt, the Company acknowledges and agrees that any Sponsor Securities (as defined in the Sponsor Equity Agreement) acquired by an Apeiron Holder pursuant to the Sponsor Equity Agreement shall, from and following the consummation of such acquisition, constitute Registrable Securities hereunder.
(e)    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, that the parties hereto hereby acknowledge that the Persons set forth in Section 11 shall be express third-party beneficiaries of the obligations of the parties hereto set forth in Section 11.
(f)    Remedies; Specific Performance. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by Law, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is hereby waived.
(g)    No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(h)    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Texas, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws in another jurisdiction.
(i)    Jurisdiction and Venue. Each of the parties hereto agree that any action or proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Texas Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (provided, that if the Business Court is not then accepting filings or determines that it lacks jurisdiction, the Parties shall bring such actions or proceedings in the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the Parties shall bring such actions or proceedings in the state district court of Dallas County, Texas (together with the Business Court and the Federal Court, the “Designated Courts”)), and each of the parties hereto irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of the Designated Courts in any action or proceeding, (ii) submits to the personal jurisdiction and venue of the Designated Courts, (iii) waives any objection it may now or hereafter have to personal jurisdiction, or claim of improper venue or any claim that such courts are an inconvenient forum, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the parties hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 13(i), such service to become effective ten days after such mailing. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence process or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding brought pursuant to this Section 13(h). EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.]
(j)    Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided, that the email transmission is promptly confirmed by telephone or otherwise.

Such communications shall be sent to the respective party at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 13(i):
If to the Company:
Enhanced Group Inc.
169 Madison Ave, Suite 15101
New York, NY 10016
United States of America
Attention: Maximilian Martin
Email: legal@enhanced.org
with copies to (which shall not constitute notice):
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN, England
Attention:    Evan S. Simpson
Email:    simpsone@sullcrom.com
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:    Matthew B. Goodman, Alan J. Fishman
Email:    goodmanm@sullcrom.com, fishmana@sullcrom.com
If to Apeiron:
Apeiron Investment Group Limited
66 & 67, Beatrice, Amery Street
Silema, SLM 1707, Malta
Attention:  Jim Simpson
Email:    jim.simpson@apeiron-investments.com
with copies to (which shall not constitute notice):
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Attention:    Stuart Neuhauser
Email:    sneuhauser@egsllp.com

Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN, England
Attention:    Evan S. Simpson
Email:    simpsone@sullcrom.com
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:    Matthew B. Goodman, Alan J. Fishman
Email:    goodmanm@sullcrom.com, fishmana@sullcrom.com
If to Sponsor:
A SPAC IV (Holdings) Corp.
The Sun’s Group Center,
29th Floor, 200 Gloucester Road,
Wan Chai, Hong Kong
Attention:    Claudius Tsang
E-Mail:     claudius.tsang@aspac.co
with a copy (which shall not constitute notice) to:
Morrison & Foerster
33/F, Edinburgh Tower,
The Landmark,
15 Queen’s Road Central,
Central, Hong Kong
Attention:    Xiaoxi Lin
E-Mail:     xlin@mofo.com
250 West 55th Street
New York
NY 10019-9601
United States
Attention:     John Owen
Email:     jowen@mofo.com
If to any other Holder, to such address as is designated by such Holder in the counterpart to this Agreement in the form attached hereto as Exhibit A.
(k)    Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(l)    Counterparts. This Agreement may be signed in any number of identical counterparts, each of which shall be deemed an original instrument (including signatures delivered via facsimile or electronic mail) and all of which together shall constitute one and the same instrument. The parties hereto may deliver this Agreement by facsimile or by electronic mail and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.
(m)    Entire Agreement. This Agreement, together with the Lock-Up Agreements, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.
(n)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(o)    Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the prior written consent of the Company and each Holder affected thereby.
(p)    Further Assurances. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
(q)    Termination. This Agreement shall terminate with respect to any Holder upon such time as such Holder ceases to hold or beneficially own any Registrable Securities, provided that the provisions of Sections 10, 11 and this Section 13 shall survive such termination.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ENHANCED GROUP INC.

By:
Name:
Title:

A SPAC IV (HOLDINGS) CORP.

By:
Name:
Title:

APEIRON INVESTMENT GROUP LIMITED

By:
Name:
Title:
[Signature Page to Registration Rights Agreement]

Schedule I
Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC

Exhibit A
SIGNATURE PAGE AND JOINDER AGREEMENT TO
REGISTRATION RIGHTS AGREEMENT
By executing and delivering this Signature Page and Joinder Agreement, the undersigned hereby agrees, effective as of ________, to (a) become a party to that certain Registration Rights Agreement, dated as of [          ], 202[6] (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Registration Rights Agreement”), by and among [          ], a Texas corporation, and the other parties thereto and (b) be deemed to be and be bound as a Holder (as defined in the Registration Rights Agreement) with such rights (and related obligations and liabilities) in respect of the Registrable Securities (as defined in the Registration Rights Agreement) being acquired by the undersigned in connection with the execution of this Signature Page and Joinder Agreement and subject to the terms and conditions of the Registration Rights Agreement as if an original party thereto.

[NAME OF TRANSFEREE]

By:
Name:
Title:

Address for Notices:
[ ]
Attention:	[ ]
Phone:	[ ]
Facsimile:	[ ]
E-Mail:	[ ]

with a copy (which shall not constitute notice) to:

[ ]
Attention:	[ ]
Phone:	[ ]
Facsimile:	[ ]
E-Mail:	[ ]

Accepted:

ENHANCED GROUP INC.

By:
Name:
Title:

EXHIBIT D
ENHANCED GROUP INC.
OMNIBUS INCENTIVE PLAN
AS OF [•], 202[•]
ARTICLE I
GENERAL
1.1    Purpose
The purpose of the Enhanced Group Inc. Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to help the Company Group (as hereinafter defined): (1) attract, retain and motivate key employees (including prospective employees), non-employee directors and consultants of Enhanced Group Inc., a Texas corporation (the “Company”) and its Subsidiaries; (2) align the interests of such persons with the Company’s shareholders; and (3) promote ownership of the Company’s equity. Upon approval of this Plan by the Company’s shareholders, and subject to the consummation of the transactions (the “Enhanced Business Combination”) contemplated in that certain Business Combination Agreement, dated as of November 26, 2025, by and among A Paradise Acquisition Corp., A Paradise Merger Sub I, Inc. and Enhanced Ltd (the “Business Combination Agreement”), the Enhanced Ltd Incentive Plan (the “Prior Plan”) shall be terminated, and no new awards may be granted under the Prior Plan after such date.
1.2    Definitions of Certain Terms
For purposes of this Plan, the following terms have the meanings set forth below:
1.2.1    “Award” means an award granted pursuant to the Plan.
1.2.2    “Award Agreement” means the written document by which each Award is evidenced, and which may but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing, and acceptance thereof, will be deemed to include an electronic writing, and acceptance thereof, to the extent permitted by applicable law.
1.2.3    “Apeiron” means (a) Apeiron Investment Group, (b) any affiliate or discretionary or managed account of Apeiron Investment Group or (c) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the persons described in clause (a) or (b) are members; provided, that in the case of this clause (c), persons in clauses (a) and (b) control a majority of the voting securities of such “group”.
1.2.4    “Board” means the Board of Directors of the Company.
1.2.5    “Cause”: In the case of a Grantee who is a party to an employment, consulting or severance agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement with respect to the Grantee under such agreement for so long as such agreement remains in effect. In the case of any other Grantee, unless otherwise provided in an Award agreement, the term “Cause” means, with respect to the termination of a Grantee’s Employment, the occurrence of any one or more of the following events: (i) conviction of, or pleading guilty or no contest to, a felony, a gross misdemeanor or any crime involving fraud, dishonesty or moral turpitude; (ii) misconduct or any unlawful act which is or may be expected to be materially injurious or detrimental to the reputation or financial interests of the Company or its Affiliates; (iii) repeated failure to substantially perform his or her duties, as specified by the Company or any of its Affiliates, diligently and in a manner consistent with prudent business practice (other than failure resulting from incapacity due to mental or physical illness or injury or from any authorized time off or leave); (iv) material violation of, or failure or refusal to comply with, the written policies and procedures of the Company or its Affiliates (including any policy regarding engaging in any discriminatory or sexually harassing behavior, or other policies of general applicability relating to the conduct of employees, directors, officers, or consultants of the Company or its Affiliates); (v) attempted commission of, or participation in, a fraud or theft of property of the Company or its Affiliates or any client of the Company or its Affiliates or falsification of documents of the Company or its Affiliates or dishonesty in their preparation; (vi) use of alcohol, illegal drugs, or illegal controlled substances that has a material adverse impact on his or her performance of services for the Company or its Affiliates; (vii) breach of any material provision of any agreement with the Company or its Affiliates, including any non-competition, non-solicitation, non-disparagement or confidentiality provisions, or any other similar restrictive covenants to which the Grantee is or may become a party with the Company or its Affiliates; (viii) commission of, or being subject to, a disqualifying event or condition described in Rule 506(d) of Regulation D of the Securities Act; or (ix) (1) obstruction, (2) attempts to influence, obstruct or impede, or (3) failure to materially cooperate with an investigation authorized by the Board or a self-regulatory organization (an “Investigation”), or such Grantee’s withholding, removal, concealment, destruction, alteration or falsification of any material requested in connection with an Investigation, or attempt to do so or solicitation of another to do so.
1.2.6    “Change in Control” means, except in connection with any initial public offering of the Common Stock (including, for the avoidance of doubt, the Enhanced Business Combination), the occurrence of any of the following events after the completion of the initial public offering of the Company:
(a)    any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership or acquisition of Company Voting Securities:  (A) by the Company Group, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company Group, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) by Apeiron or (E) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);

(b)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), excluding such a Business Combination with Apeiron, unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by Shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than (i) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent or (ii) Apeiron), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) (any Business Combination which satisfies all of the criteria specified in (A) and (B) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”);
(c)    the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company or Apeiron); or
(d)    the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company Group which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company Group such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur.
1.2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.
1.2.8    “Committee” has the meaning set forth in Section 1.3.1.
1.2.9    “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.5.
1.2.10    “Company Group” means the Company and any Subsidiary, and any successor entity thereto.

1.2.11    “Company Voting Securities” has the meaning provided in the definition of Change in Control.
1.2.12    “Consent” has the meaning set forth in Section 3.3.2.
1.2.13    “Consultant” means any individual (other than a non-employee Director) that provides bona fide consulting or advisory services to the Company Group.
1.2.14    “Covered Person” has the meaning set forth in Section 1.3.4.
1.2.15    “Director” means a member of the Board.
1.2.16    “Effective Date” has the meaning set forth in Section 3.24.
1.2.17    “Employee” means a regular, active employee and/or a prospective employee of the Company Group, but not including a non-employee Director.
1.2.18    “Employment” means a Grantee’s performance of services for the Company Group, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment, (b) whether and when a change in a Grantee’s association with the Company Group results in a termination of Employment, and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations.
1.2.19    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
1.2.20    “Fair Market Value” means, with respect to a Share, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.
1.2.21    “Good Reason” means (a) with respect to a Grantee employed pursuant to a written employment agreement which agreement includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (b) with respect to any other Grantee, the occurrence of any of the following in the absence of the Grantee’s written consent: (i) any material and adverse change in the Grantee’s position or authority with the Company Group as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by the Company Group within 30 days after receipt of notice thereof given by the Grantee; (ii) the transfer of the Grantee’s primary work site to a new primary work site that is more than 50 miles from the Grantee’s primary work site in effect immediately before a Change in Control; or (iii) a diminution of the Grantee’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies generally to similarly situated employees. If the Grantee does not deliver to the Company Group a written notice of termination within 60 days after the Grantee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Grantee must give the Company Group 30 days to cure the event constituting Good Reason and resign for Good Reason within 30 days after the end of such cure period.
1.2.22    “Grantee” means an Employee, Director or Consultant who receives an Award.
1.2.23    “Incentive Stock Option” means a stock option to purchase Shares that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.
1.2.24     “Non-Qualifying Transaction” has the meaning provided in the definition of Change in Control.
1.2.25    “Other Stock-Based or Cash-Based Awards” has the meaning set forth in Section 2.8.
1.2.26    “Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards.
1.2.27    “Plan” has the meaning set forth in Section 1.1.
1.2.28    “Plan Action” has the meaning set forth in Section 3.3.1.
1.2.29    “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.
1.2.30    “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
1.2.31    “Share Reserve” has the meaning set forth in Section 1.6.1.
1.2.32    “Shares” means shares of Common Stock.
1.2.33    “Subsidiary” means any corporation, partnership, limited liability company or other legal entity in which the Company, directly or indirectly, owns stock or other equity interests possessing 25% or more of the total combined voting power of all classes of the then-outstanding stock or other equity interests.
1.2.34    “Surviving Entity” has the meaning provided in the definition of Change in Control.
1.2.35    “Ten Percent Shareholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any Subsidiary or parent corporation of the Company.
1.2.36    “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.
1.3    Administration
1.3.1    The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:
(a)    exercise all of the powers granted to it, and make all determinations, under the Plan;
(b)    construe, interpret and implement and correct any defect, supply any omission and reconcile any inconsistency in the Plan and all Award Agreements and determine disputed facts related thereto; provided, that, with respect to all claims or disputes arising out of any determination of the Committee that materially adversely affects a Grantee’s Award, (1) the affected Grantee shall file a written claim with the Committee for review, explaining the reasons for such claim, and (2) the Committee’s decision must be written and must explain the decision;
(c)    prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;
(d)    grant, or recommend to the Board for approval to grant, Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards;
(e)    amend the Plan or any outstanding Award Agreement in any respect including, without limitation, to:
(1)    accelerate the time or times at which the Award becomes vested or unrestricted or may be exercised or waive or amend any vesting terms,
(2)    accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted

Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award),
(3)    waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions, or
(4)    reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities); and
(f)    determine at any time whether, to what extent and under what circumstances and method or methods, subject to Section 3.14,
(1)    Awards may be:
(A)    settled in cash, Shares, other securities, other Awards or other property,
(B)    exercised, or
(C)    canceled, forfeited or suspended,
(2)    Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee,
(3)    Awards may be settled by the Company, any of its Subsidiaries or affiliates or any of their designees, and
(4)    the exercise price for any stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right may be reset.
1.3.2    The determination of the Committee on all matters relating to the Plan or any Award Agreement will be entitled to the maximum deference permitted by law and will be final, binding and conclusive and non-reviewable and non-appealable and may be entered as a final judgment in any court having jurisdiction. The Committee may delegate (either generally or specifically) the powers, authorities and discretions conferred on it under this Section 1.3.2 as it deems appropriate in its sole discretion in accordance with applicable law. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company Group, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rules 16(b)-3(d)(1) or 16(b)-3(e) under the Exchange Act. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

1.3.3    Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.
1.3.4    No member of the Board or Committee or any person to whom the Board or Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company Group against and from:
(a)    any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith; and
(b)    any and all amounts paid by such Covered Person, with the Company Group’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided, that the Company Group will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company Group gives notice of its intent to assume the defense, the Company Group will have sole control over such defense with counsel of the Company Group’s choice.
The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s articles of incorporation or bylaws, pursuant to any indemnification agreements between such Covered Person and the Company Group, as a matter of law, or otherwise, or any other power that the Company Group may have to indemnify such persons or hold them harmless.
1.4    Persons Eligible for Awards
Awards under the Plan may be made to Employees, Directors and Consultants.
1.5    Types of Awards Under Plan
Awards may be made under the Plan in the form of cash-based or stock-based Awards. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock: stock options, stock appreciation rights, restricted Shares, restricted stock units, dividend equivalent rights, options and performance-based awards, and other equity-based or equity-related Awards (as further described in Section 2.8) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company Group.
1.6    Shares of Common Stock Available for Awards
1.6.1    Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.6, the maximum number of Shares that may be granted under the Plan shall initially be [          ] Shares (the “Share Reserve”).
1.6.2    Commencing on January 1, 2027, and on the first day of each calendar year through and including 2036, additional Shares representing five percent (5%) (or such lesser percentage as determined by the Board in its sole discretion prior to such date) of the Company’s outstanding Shares on such date will automatically be added to the Share Reserve; provided, that in no event shall this provision for automatic increase apply on any date that occurs after the tenth (10th) anniversary of the Effective Date without additional shareholder approval.
1.6.3    Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company Group’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of Shares that may be granted under the Plan. Available shares under a shareholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of Shares available for grant under the Plan, subject to applicable stock exchange requirements.
1.6.4    Replacement of Shares. Shares subject to an Award that is forfeited (including any restricted Shares repurchased by the Company at the same price paid by the Grantee so that such Shares are returned to the Company), expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement, will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award. The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan. Shares tendered by a Grantee or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation with respect to an Award will not be counted against the Shares available under the Plan.
1.6.5    Adjustments. The Committee will:
(a)    adjust the type of property or securities, including Shares, and the number thereof, authorized pursuant to Section 1.6.1,
(b)    adjust the individual Grantee limitations set forth in the Plan;
(c)     adjust the number of Shares set forth in Section 2.3.2 that can be issued through Incentive Stock Options, and

(d)    adjust any other terms of the Plan and the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property or securities to which the Award relates and the exercise or strike price of any Award), in such manner as the Committee deems appropriate (including, without limitation, by payment of cash or other property or securities) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock or other property or securities other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split-up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution; provided, that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A.
ARTICLE II
AWARDS UNDER THE PLAN
2.1    Agreements Evidencing Awards
Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Section 3.14, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of the Company Group. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.
2.2    No Rights as a Shareholder
No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a shareholder of the Company with respect to Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.6.5 or the terms of the Award, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the share certificates for the Shares are delivered, or in the event the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.
2.3    Options
2.3.1    Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.

2.3.2    Incentive Stock Options. At the time of grant, the Committee will determine:
(a)    whether all or any part of a stock option granted to an eligible Employee will be an Incentive Stock Option; and
(b)    the number of Shares subject to such Incentive Stock Option; provided, however, that:
(1)    the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible Employee during any fiscal year (under all such plans of the Company and of any Subsidiary or parent corporation of the Company) may not exceed $100,000, and
(2)    no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.
The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of Shares subject to the Incentive Stock Option. No more than [          ] Shares (as adjusted pursuant to the provisions of Section 1.6.5) that can be delivered under the Plan may be issued through Incentive Stock Options.
2.3.3    Exercise Price. The exercise price per Share with respect to each stock option will be determined by the Committee but, except as otherwise permitted by Section 1.6.5, may never be less than the Fair Market Value of a Share on the date of grant (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110% of the Fair Market Value).
2.3.4    Term of Stock Option. In no event will any stock option be exercisable after the expiration of ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years) from the date on which the stock option is granted.
2.3.5    Vesting and Exercise of Stock Option and Payment for Shares. A stock option may vest and be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the stock option is granted and as set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any Shares not acquired pursuant to the exercise of a stock option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the stock option.
To exercise a stock option, the Grantee must give written notice to the Company specifying the number of Shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, which may include:
(a)    personal check,
(b)    Shares, based on the Fair Market Value as of the exercise date,
(c)    any other form of consideration approved by the Company and permitted by applicable law, and
(d)    any combination of the foregoing.
The Committee may also make arrangements for the cashless exercise of a stock option. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements.
2.4    Stock Appreciation Rights
2.4.1    Grant. Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.
2.4.2    Exercise Price. The exercise price per Share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.5, may never be less than the Fair Market Value of a Share on the date of grant.
2.4.3    Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of ten (10) years from the date on which the stock appreciation right is granted.
2.4.4    Vesting and Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may vest and be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable vesting date may be exercised thereafter at any time before the final expiration of the stock appreciation right.
To exercise a stock appreciation right, the Grantee must give written notice to the Company specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, Shares, cash or other securities or property, or a combination thereof, as specified by the Committee, equal in value to: (a) the excess of: (i) the Fair Market Value of the Common Stock on the date of exercise over the exercise price of such stock appreciation right, multiplied by (b) the number of stock appreciation rights exercised, will be delivered to the Grantee.

Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements.
2.5    Restricted Shares
2.5.1    Grants. The Committee may grant or offer for sale restricted Shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the delivery of such Shares, the Grantee will have the rights of a shareholder with respect to the restricted Shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted Shares will be issued a certificate in respect of such Shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such Shares. In the event that a certificate is issued in respect of restricted Shares, such certificate may be registered in the name of the Grantee, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, but will be held by the Company or its designated agent until the time the restrictions lapse. If the restricted Shares are registered in another system, such as book-entry form, the restrictions will be placed on such system.
2.5.2    Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted Shares will, during the period of restriction, be the beneficial and record owner of such restricted Shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all ordinary cash dividends or other ordinary distributions paid upon any restricted Share will be retained by the Company and will be paid to the relevant Grantee (without interest) when the Award of restricted Shares vests and will revert back to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to the Company (any extraordinary dividends or other extraordinary distributions will be treated in accordance with Section 1.6.5).
2.6    Restricted Stock Units
The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company, until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one Share, cash or other securities or property equal in value to a Share or a combination thereof, as specified by the Committee.

2.7    Dividend Equivalent Rights
The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the exercise of the Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate; provided, that no such payments may be made unless and until the Award to which they relate vests.
2.8    Other Stock-Based or Cash-Based Awards
The Committee may grant other types of equity-based, equity-related or cash-based Awards (including the grant or offer for sale of unrestricted Shares, performance share awards, and performance units settled in cash) (“Other Stock-Based or Cash-Based Awards”) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
2.9    Repayment If Conditions Not Met
If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, and that the failure to satisfy such terms and conditions is material, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) with respect to a stock option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock option or stock appreciation right, as applicable, over the exercise price paid therefor, (b) with respect to restricted Shares, an amount equal to the Fair Market Value (determined at the time such Shares became vested) of such restricted Shares and (c) with respect to restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered with respect to the applicable delivery date, in each case with respect to clauses (a), (b) and (c) of this Section 2.9, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

ARTICLE III
MISCELLANEOUS
3.1    Amendment of the Plan
3.1.1    Unless otherwise provided in the Plan or in an Award Agreement, the Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Sections 1.3, 1.6.5 and 3.6, no such amendment may materially adversely impair the rights of the Grantee of any Award without such Grantee’s consent. Subject to Sections 1.3, 1.6.5 and 3.6, an Award Agreement may not be amended to materially adversely impair the rights of a Grantee without such Grantee’s consent.
3.1.2    Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, that if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code will be effective without the approval of the Company’s shareholders.
3.2    Tax Withholding
Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax),
(a)    the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable),
(b)    the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise), or
(c)    the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Grantee.
3.3    Required Consents and Legends
3.3.1    If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then, subject to Section 3.14, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended Shares.
3.3.2    The term “Consent” as used in this Article III with respect to any Plan Action includes:
(a)    any and all listings, registrations, qualifications, consents, clearances or approvals in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, or by any governmental or other regulatory body or any self-regulatory agency,
(b)    any and all written agreements and representations by the Grantee with respect to the disposition of Shares, or with respect to any other matter, which the Committee may deem necessary or desirable to administer the Plan and Awards, effect tax withholding, administer applicable policies and comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and
(c)    any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the Shares on any securities exchange.
3.4    Right of Offset
The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company Group pursuant to other employee programs, including tax equalization) that the Grantee then owes to the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A.
3.5    Nonassignability; Hedging
Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned or otherwise disposed of, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will, by the laws of descent and distribution or as permitted by any hedging or pledging policy that the Company Group may adopt from time to time, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Any sale, exchange, transfer, assignment or other disposition in violation of the provisions of this Section 3.5 will be null and void. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.
3.6    Change in Control
3.6.1    Unless the Committee determines otherwise, or as otherwise provided in the applicable Award Agreement, if a Grantee’s Employment is terminated by the Company Group or any successor entity thereto without Cause, or the Grantee resigns the Grantee’s Employment for Good Reason, in either case, on or within two (2) years after a Change in Control, (i) each Award granted to such Grantee prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable, and (ii) any Shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than 15 days) following such Grantee’s termination of Employment. As of the date on which the Change in Control occurs, any outstanding performance-based Awards shall be deemed earned at the greater of the target level and the actual performance level at the date of the Change in Control with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period.
3.6.2    Notwithstanding the foregoing, in the event of a Change in Control, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for an amount of cash or securities equal to their value, where in the case of stock options and stock appreciation rights, the value of such awards, if any, will be equal to their in-the-money spread value (if any), as determined in the sole discretion of the Committee; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of Employment within a specified period after a Change in Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; or (iv) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control, and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void), and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, earnout or indemnity payments or similar payments, then the Committee will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent consideration. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 3.6.2 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.
3.7    No Continued Employment or Engagement; Right of Discharge Reserved
Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will confer upon any Grantee any right to continued Employment, or other engagement, with the Company Group, nor will it interfere in any way with the right of the Company Group to terminate, or alter the terms and conditions of, such Employment or other engagement at any time.
3.8    Nature of Payments
3.8.1    Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company Group by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional Shares. Fractional Shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.
3.8.2    All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future Awards and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company Group or under any agreement with the Grantee, unless the Company Group specifically provides otherwise.
3.9    Non-Uniform Determinations
3.9.1    The Committee’s determinations under the Plan and Award Agreements need not be uniform, and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award

Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.
3.9.2    To the extent the Committee deems it necessary, appropriate or desirable to comply with local laws or practices of jurisdictions other than the United States and to further the purposes of the Plan, the Committee may, in its sole discretion and without amending the Plan, (a) establish special rules applicable to Awards to Grantees who are non-United States nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules, and (b) cause the Company to enter into an agreement with any local Subsidiary pursuant to which such Subsidiary will reimburse the Company for the cost of such equity incentives.
3.10    Other Payments or Awards
Nothing contained in the Plan will be deemed in any way to limit or restrict the Company Group from making, or to require the Company Group to make, any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
3.11    Plan Headings
The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
3.12    Termination of Plan
The Board reserves the right to terminate the Plan at any time; provided, that in any case, the Plan will terminate on the day before the tenth (10th) anniversary of the Effective Date, unless terminated earlier by the Board; and, provided, further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.
3.13    Clawback/Recapture Policy
Awards under the Plan will be subject to any clawback or recapture policy that the Company Group may adopt from time to time (including, for the avoidance of doubt, the [          ]), to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company Group after they have been distributed to the Grantee.
3.14    Section 409A
3.14.1    All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan will govern.
3.14.2    Without limiting the generality of Section 3.14.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A, in each case to the extent required to comply with Section 409A:
(a)    any payment due upon a Grantee’s termination of Employment will be paid only upon such Grantee’s “separation from service” from the Company Group within the meaning of Section 409A;
(b)    any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in ownership” or “change in effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A;
(c)    if the Grantee is a “specified employee” within the meaning of Section 409A, any payment to be made with respect to such Award in connection with the Grantee’s “separation from service” from the Company Group within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six (6) months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;
(d)    any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);
(e)    with respect to any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;
(f)    if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

(g)    if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; and
(h)    for purposes of determining whether the Grantee has experienced a separation from service from the Company Group within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations; provided, that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.
3.15    Governing Law
THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
3.16    Arbitration; Service of Process
3.16.1    Arbitration of Disputes. To the fullest extent permitted by applicable law, any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
3.16.2    Procedures; Enforcement. The arbitration hearing shall commence within ninety (90) calendar days after the arbitrator is selected, unless the Company and a Grantee mutually agree to extend this time period. The arbitration shall take place in Dallas, Texas. The arbitrator will have full power to give directions and make such orders as the arbitrator deems just, and to award all remedies that would be available in court. Nonetheless, the arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of the Plan. The arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.
3.16.3    Service of Process. The Company and each Grantee irrevocably consent to service of process in any manner permitted under the laws of the State of Texas, or by United States registered or certified mail, return receipt requested. For service upon a Grantee, each Grantee consents to receive service of process via the manners described in this Section 3.16.4 at the address on file with the Company. Nothing in the Plan will affect the right of the Company or any Grantee to serve process in any other manner permitted by applicable law.

3.16.4    Cost Allocation. In the event of any contest or dispute between the Company and a Grantee relating to the Plan, each of the parties shall bear its own costs and expenses.
3.17    Waiver of Jury Trial
EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.
3.18    Waiver of Claims
Each Grantee of an Award recognizes and agrees that, before being selected by the Committee to receive an Award, the Grantee has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company Group or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which the Grantee’s consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company Group and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.
3.19    Repricing; Reloads
The Committee shall, without the approval of the Company’s shareholders, have the authority to (a) amend any outstanding stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right to reduce its exercise price per Share and (b) grant stock options and stock appreciation rights with automatic reload features.
3.20    Severability; Entire Agreement
If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.21    No Liability With Respect to Tax Qualification or Adverse Tax Treatment
Notwithstanding anything to the contrary contained herein, in no event will the Company Group be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or non-United States tax treatment or (b) avoid adverse tax treatment under United States or non-United States law, including, without limitation, Section 409A.
3.22    No Third-Party Beneficiaries
Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company Group and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
3.23    Successors and Assigns of the Company
The terms of the Plan will be binding upon, and inure to the benefit of, the Company and any successor entity, including as contemplated by Section 3.6.
3.24    Date of Adoption
The Plan was approved by the Board on [          ]. The Plan will become effective on the consummation of the Enhanced Business Combination (the “Effective Date”), provided that it is approved by the Company’s shareholders prior to such date and within 12 months following the date the Board approved the Plan. If the Plan is not approved by the Company’s shareholders within the foregoing time frame, or if the Business Combination Agreement is terminated prior to the consummation of the Enhanced Business Combination, the Plan will not become effective.

EXHIBIT E
ENHANCED GROUP INC.
FOUNDER PLAN
AS OF [•], 202[•]
ARTICLE I
GENERAL
1.1    Purpose
The purpose of the Enhanced Group Inc. Founder Plan (as amended from time to time, the “Plan”) is to: (1) provide Founders (as hereinafter defined) of Enhanced Group Inc., a Texas corporation (the “Company”) and its Subsidiaries, the opportunity to receive stock-based incentive awards; (2) align the interests of Founders with the Company’s shareholders; and (3) promote ownership of the Company’s equity. Upon approval of this Plan by the Company’s shareholders, and subject to the consummation of the transactions (the “Enhanced Business Combination”) contemplated in that certain Business Combination Agreement, dated as of November 26, 2025, by and among A Paradise Acquisition Corp., A Paradise Merger Sub I, Inc. and Enhanced Ltd (the “Business Combination Agreement”), the Plan will become effective.
1.2    Definitions of Certain Terms
For purposes of this Plan, the following terms have the meanings set forth below:
1.2.1    “Award” means an award granted pursuant to the Plan.
1.2.2    “Award Agreement” means the written document by which each Award is evidenced, and which may but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing, and acceptance thereof, will be deemed to include an electronic writing, and acceptance thereof, to the extent permitted by applicable law.
1.2.3    “Apeiron” means (a) Apeiron Investment Group, (b) any affiliate or discretionary or managed account of Apeiron Investment Group or (c) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the persons described in clause (a) or (b) are members; provided, that in the case of this clause (c), persons in clauses (a) and (b) control a majority of the voting securities of such “group”.
1.2.4    “Board” means the Board of Directors of the Company.
1.2.5    “Cause” means, in the case of a Grantee who is a party to an employment, consulting or severance agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement with respect to the Grantee under such agreement for so long as such agreement remains in effect. In the case of any other Grantee, unless otherwise provided in an Award Agreement, the term “Cause” means, with respect to the termination of a Grantee’s Employment, the occurrence of any one or more of the following events: (i) conviction of, or pleading guilty or no contest to, a felony, a gross misdemeanor or any crime involving fraud, dishonesty or moral turpitude; (ii) misconduct or any unlawful act which is or may be expected to be materially injurious or detrimental to the reputation or financial interests of the Company or its Affiliates; (iii) repeated failure to substantially perform his or her duties, as specified by the Company or any of its Affiliates, diligently and in a manner consistent with prudent business practice (other than failure resulting from incapacity due to mental or physical illness or injury or from any authorized time off or leave); (iv) material violation of, or failure or refusal to comply with, the written policies and procedures of the Company or its Affiliates (including any policy regarding engaging in any discriminatory or sexually harassing behavior, or other policies of general applicability relating to the conduct of employees, directors, officers, or consultants of the Company or its Affiliates); (v) attempted commission of, or participation in, a fraud or theft of property of the Company or its Affiliates or any client of the Company or its Affiliates or falsification of documents of the Company or its Affiliates or dishonesty in their preparation; (vi) use of alcohol, illegal drugs, or illegal controlled substances that has a material adverse impact on his or her performance of services for the Company or its Affiliates; (vii) breach of any material provision of any agreement with the Company or its Affiliates, including any non-competition, non-solicitation, non-disparagement or confidentiality provisions, or any other similar restrictive covenants to which the Grantee is or may become a party with the Company or its Affiliates; (viii) commission of, or being subject to, a disqualifying event or condition described in Rule 506(d) of Regulation D of the Securities Act; or (ix) (1) obstruction, (2) attempts to influence, obstruct or impede, or (3) failure to materially cooperate with an investigation authorized by the Board or a self-regulatory organization (an “Investigation”), or such Grantee’s withholding, removal, concealment, destruction, alteration or falsification of any material requested in connection with an Investigation, or attempt to do so or solicitation of another to do so.
1.2.6    “Change in Control” means, except in connection with any initial public offering of the Common Stock (including, for the avoidance of doubt, the Enhanced Business Combination), the occurrence of any of the following events after the completion of the initial public offering of the Company:
(a)    any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership or acquisition of Company Voting Securities:  (A) by the Company Group, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company Group, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) by Apeiron or (E) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);

(b)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), excluding such a Business Combination with Apeiron, unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by Shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than (i) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent or (ii) Apeiron), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) (any Business Combination which satisfies all of the criteria specified in (A) and (B) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”);
(c)    the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company or Apeiron); or
(d)    the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company Group which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company Group such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur.
1.2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.
1.2.8    “Committee” has the meaning set forth in Section 1.3.1.
1.2.9    “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.4.
1.2.10    “Company Group” means the Company and any Subsidiary, and any successor entity thereto.

1.2.11    “Company Voting Securities” has the meaning provided in the definition of Change in Control.
1.2.12    “Consent” has the meaning set forth in Section 3.3.2.
1.2.13    “Consultant” means any individual (other than a non-employee Director) that provides bona fide consulting or advisory services to the Company Group.
1.2.14    “Covered Person” has the meaning set forth in Section 1.3.4.
1.2.15    “Director” means a member of the Board.
1.2.16    “Effective Date” has the meaning set forth in Section 3.24.
1.2.17    “Employee” means a regular, active employee and/or a prospective employee of the Company Group, but not including a non-employee Director.
1.2.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
1.2.19    “Fair Market Value” means, with respect to a Share, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.
1.2.20    “Founder” means each of Maximilian Martin, Christian Angermayer, and any other Employee, Director or Consultant identified as such by the Board.
1.2.21    “Good Reason” means (a) with respect to a Grantee employed pursuant to a written employment agreement which agreement includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (b) with respect to any other Grantee, the occurrence of any of the following in the absence of the Grantee’s written consent: (i) any material and adverse change in the Grantee’s position or authority with the Company Group as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by the Company Group within 30 days after receipt of notice thereof given by the Grantee; (ii) the transfer of the Grantee’s primary work site to a new primary work site that is more than 50 miles from the Grantee’s primary work site in effect immediately before a Change in Control; or (iii) a diminution of the Grantee’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies generally to similarly situated employees. If the Grantee does not deliver to the Company Group a written notice of termination within 60 days after the Grantee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Grantee must give the Company Group 30 days to cure the event constituting Good Reason and resign for Good Reason within 30 days after the end of such cure period.
1.2.22    “Grantee” means a Founder (as hereinafter defined) or any entity controlled by a Founder that receives an Award under the Plan.
1.2.23     “Non-Qualifying Transaction” has the meaning provided in the definition of Change in Control.
1.2.24    “Other Stock-Based or Cash-Based Awards” has the meaning set forth in Section 2.8.
1.2.25    “Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards.
1.2.26    “Plan” has the meaning set forth in Section 1.1.
1.2.27    “Plan Action” has the meaning set forth in Section 3.3.1.
1.2.28    “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.
1.2.29    “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
1.2.30    “Service” means a Grantee’s service relationship with the Company or any of its Affiliates, so long as the Participant is in a position to make a contribution to the success of the Company and its Subsidiaries and is providing services on the date of grant of the Award to the Company or to a Subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations. Service will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Grantee is providing services in a capacity described in the immediately preceding sentence. If the Grantee’s service relationship is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, the Grantee’s Service will be deemed to have terminated when the entity ceases to be a Subsidiary of the Company unless the Grantee transfers Service to the Company or one of its remaining Subsidiaries.
1.2.31    “Share Reserve” has the meaning set forth in Section 1.6.1.
1.2.32    “Shares” means shares of Common Stock.
1.2.33    “Subsidiary” means any corporation, partnership, limited liability company or other legal entity in which the Company, directly or indirectly, owns stock or other equity interests possessing 25% or more of the total combined voting power of all classes of the then-outstanding stock or other equity interests.
1.2.34    “Surviving Entity” has the meaning provided in the definition of Change in Control.
1.2.35    “Ten Percent Shareholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any Subsidiary or parent corporation of the Company.
1.2.36    “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.
1.3    Administration
1.3.1    The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:
(a)    exercise all of the powers granted to it, and make all determinations, under the Plan;
(b)    construe, interpret and implement and correct any defect, supply any omission and reconcile any inconsistency in the Plan and all Award Agreements and determine disputed facts related thereto; provided, that, with respect to all claims or disputes arising out of any determination of the Committee that materially adversely affects a Grantee’s Award, (1) the affected Grantee shall file a written claim with the Committee for review, explaining the reasons for such claim, and (2) the Committee’s decision must be written and must explain the decision;
(c)    prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;
(d)    grant, or recommend to the Board for approval to grant, Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards;
(e)    amend the Plan or any outstanding Award Agreement in any respect including, without limitation, to:
(1)accelerate the time or times at which the Award becomes vested or unrestricted or may be exercised or waive or amend any vesting terms,
(2)accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted

Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award),
(3)waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions, or
(4)reflect a change in the Grantee’s circumstances (e.g., a change in the scope of services, duties or responsibilities); and
(f)    determine at any time whether, to what extent and under what circumstances and method or methods, subject to Section 3.14,
(1)Awards may be:
(A)settled in cash, Shares, other securities, other Awards or other property,
(B)exercised, or
(C)canceled, forfeited or suspended,
(2)Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee,
(3)Awards may be settled by the Company, any of its Subsidiaries or affiliates or any of their designees, and
(4)the exercise price for any stock option or stock appreciation right may be reset.
1.3.2    The determination of the Committee on all matters relating to the Plan or any Award Agreement will be entitled to the maximum deference permitted by law and will be final, binding and conclusive and non-reviewable and non-appealable and may be entered as a final judgment in any court having jurisdiction. The Committee may delegate (either generally or specifically) the powers, authorities and discretions conferred on it under this Section 1.3.2 as it deems appropriate in its sole discretion in accordance with applicable law. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company Group, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rules 16(b)-3(d)(1) or 16(b)-3(e) under the Exchange Act. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

1.3.3    Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.
1.3.4    No member of the Board or Committee or any person to whom the Board or Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person or entity (including any Grantee) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company Group against and from:
(a)    any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith; and
(b)    any and all amounts paid by such Covered Person, with the Company Group’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided, that the Company Group will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company Group gives notice of its intent to assume the defense, the Company Group will have sole control over such defense with counsel of the Company Group’s choice.
The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s articles of incorporation or bylaws, pursuant to any indemnification agreements between such Covered Person and the Company Group, as a matter of law, or otherwise, or any other power that the Company Group may have to indemnify such persons or hold them harmless.
1.4    Eligibility for Awards
Awards under the Plan may be made only to a Founder and any entity controlled by a Founder, provided that each Grantee is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act.

1.5    Types of Awards Under Plan
Awards may be made under the Plan in the form of cash-based or stock-based Awards. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock: stock options, stock appreciation rights, restricted Shares, restricted stock units, dividend equivalent rights, options and performance-based awards, and other equity-based or equity-related Awards (as further described in Section 2.8) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company Group.
1.6    Shares of Common Stock Available for Awards
1.6.1    Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.6, the maximum number of Shares that may be granted under the Plan shall initially be [          ] Shares (the “Share Reserve”).
1.6.2    Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company Group’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of Shares that may be granted under the Plan. Available shares under a shareholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of Shares available for grant under the Plan, subject to applicable stock exchange requirements.
1.6.3    Replacement of Shares. Shares subject to an Award that is forfeited (including any restricted Shares repurchased by the Company at the same price paid by the Grantee so that such Shares are returned to the Company), expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement, will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award. The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan. Shares tendered by a Grantee or withheld by the Company in payment of the exercise price of a stock option will not be counted against the Shares available under the Plan.
1.6.4    Adjustments. The Committee will:
(a)    adjust the type of property or securities, including Shares, and the number thereof, authorized pursuant to Section 1.6.1;
(b)    adjust the individual Grantee limitations set forth in the Plan;
(c)    adjust any other terms of the Plan and the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property or securities to which the Award relates and the exercise or strike price of any Award), in such manner as the Committee deems appropriate (including, without limitation, by payment of cash or other property or securities) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock or other property or securities other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split-up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution; provided, that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A.
ARTICLE II
AWARDS UNDER THE PLAN
2.1    Agreements Evidencing Awards
Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Section 3.14, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of the Company Group. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.
2.2    No Rights as a Shareholder
No Grantee (or other person or entity having rights pursuant to an Award) will have any of the rights of a shareholder of the Company with respect to Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.6.4 or the terms of the Award, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the share certificates for the Shares are delivered, or in the event the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.
2.3    Options
2.3.1    Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.
2.3.2    Exercise Price. The exercise price per Share with respect to each stock option will be determined by the Committee but, except as otherwise permitted by Section 1.6.4, may never be less than the Fair Market Value of a Share on the date of grant.
2.3.3    Term of Stock Option. In no event will any stock option be exercisable after the expiration of ten (10) years from the date on which the stock option is granted.

2.3.4    Vesting and Exercise of Stock Option and Payment for Shares. A stock option may vest and be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the stock option is granted and as set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any Shares not acquired pursuant to the exercise of a stock option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the stock option.
To exercise a stock option, the Grantee must give written notice to the Company specifying the number of Shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, which may include:
(a)    personal check,
(b)    Shares, based on the Fair Market Value as of the exercise date,
(c)    any other form of consideration approved by the Company and permitted by applicable law, and
(d)    any combination of the foregoing.
The Committee may also make arrangements for the cashless exercise of a stock option. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements.
2.4    Stock Appreciation Rights
2.4.1    Grant. Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.
2.4.2    Exercise Price. The exercise price per Share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.4, may never be less than the Fair Market Value of a Share on the date of grant.
2.4.3    Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of ten (10) years from the date on which the stock appreciation right is granted.
2.4.4    Vesting and Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may vest and be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable vesting date may be exercised thereafter at any time before the final expiration of the stock appreciation right.

To exercise a stock appreciation right, the Grantee must give written notice to the Company specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, Shares, cash or other securities or property, or a combination thereof, as specified by the Committee, equal in value to: (a) the excess of: (i) the Fair Market Value of the Common Stock on the date of exercise over the exercise price of such stock appreciation right, multiplied by (b) the number of stock appreciation rights exercised, will be delivered to the Grantee.
Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements.
2.5    Restricted Shares
2.5.1    Grants. The Committee may grant or offer for sale restricted Shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the delivery of such Shares, the Grantee will have the rights of a shareholder with respect to the restricted Shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted Shares will be issued a certificate in respect of such Shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such Shares. In the event that a certificate is issued in respect of restricted Shares, such certificate may be registered in the name of the Grantee, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, but will be held by the Company or its designated agent until the time the restrictions lapse. If the restricted Shares are registered in another system, such as book-entry form, the restrictions will be placed on such system.
2.5.2    Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted Shares will, during the period of restriction, be the beneficial and record owner of such restricted Shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all ordinary cash dividends or other ordinary distributions paid upon any restricted Share will be retained by the Company and will be paid to the relevant Grantee (without interest) when the Award of restricted Shares vests and will revert back to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to the Company (any extraordinary dividends or other extraordinary distributions will be treated in accordance with Section 1.6.4).
2.6    Restricted Stock Units
The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company, until delivery of

Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one Share, cash or other securities or property equal in value to a Share or a combination thereof, as specified by the Committee.
2.7    Dividend Equivalent Rights
The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the exercise of the Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate; provided, that no such payments may be made unless and until the Award to which they relate vests.
2.8    Other Stock-Based or Cash-Based Awards
The Committee may grant other types of equity-based, equity-related or cash-based Awards (including the grant or offer for sale of unrestricted Shares, performance share awards, and performance units settled in cash) (“Other Stock-Based or Cash-Based Awards”) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
2.9    Repayment If Conditions Not Met
If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, and that the failure to satisfy such terms and conditions is material, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) with respect to a stock option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock option or stock appreciation right, as applicable, over the exercise price paid therefor, (b) with respect to restricted Shares, an amount equal to the Fair Market Value (determined at the time such Shares became vested) of such restricted Shares and (c) with respect to restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered with respect to the applicable delivery date, in each case with respect to clauses (a), (b) and (c) of this Section 2.9, without reduction for any amount applied to satisfy other obligations in respect of such Award.
ARTICLE III
MISCELLANEOUS
3.1    Amendment of the Plan
3.1.1    Unless otherwise provided in the Plan or in an Award Agreement, the Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Sections 1.3, 1.6.4 and 3.6, no such amendment may materially adversely impair the rights of the Grantee of any Award without such Grantee’s consent. Subject to Sections 1.3, 1.6.4 and 3.6, an Award Agreement may not be amended to materially adversely impair the rights of a Grantee without such Grantee’s consent.
3.1.2    Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, that if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code will be effective without the approval of the Company’s shareholders.
3.2    Tax Withholding
Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax),
(a)    the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable),
(b)    the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise), or
(c)    the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Grantee.

3.3    Required Consents and Legends
3.3.1    If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then, subject to Section 3.14, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended Shares.
3.3.2    The term “Consent” as used in this Article III with respect to any Plan Action includes:
(a)    any and all listings, registrations, qualifications, consents, clearances or approvals in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, or by any governmental or other regulatory body or any self-regulatory agency,
(b)    any and all written agreements and representations by the Grantee with respect to the disposition of Shares, or with respect to any other matter, which the Committee may deem necessary or desirable to administer the Plan and Awards, effect tax withholding, administer applicable policies and comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and
(c)    any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the Shares on any securities exchange.
3.4    Right of Offset
The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts that the Grantee then owes to the Company Group. Notwithstanding the foregoing, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A.
3.5    Nonassignability; Hedging
Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned or otherwise disposed of, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will, by the laws of descent and distribution or as permitted by any hedging or pledging policy that the Company Group may adopt from time to time, and all such Awards (and any rights thereunder) will be exercisable during the life or term of existence of the Grantee only by the Grantee, the Grantee’s legal representative or the Grantee’s duly authorized representative. Any sale, exchange, transfer, assignment or other disposition in violation of the provisions of this Section 3.5 will be null and void. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.
3.6    Change in Control
3.6.1    Unless the Committee determines otherwise, or as otherwise provided in the applicable Award Agreement, if a Grantee’s Service is terminated by the Company Group without Cause, or the Grantee resigns the Grantee’s Service for Good Reason, in either case, or any successor entity thereto on or within two (2) years after a Change in Control, (i) each Award granted to such Grantee prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable, and (ii) any Shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than 15 days) following such Grantee’s termination of Service. As of the date on which the Change in Control occurs, any outstanding performance-based Awards shall be deemed earned at the greater of the target level and the actual performance level at the date of the Change in Control with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period.
3.6.2    Notwithstanding the foregoing, in the event of a Change in Control, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for an amount of cash or securities equal to their value, where in the case of stock options and stock appreciation rights, the value of such awards, if any, will be equal to their in-the-money spread value (if any), as determined in the sole discretion of the Committee; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of Service within a specified period after a Change in Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; or (iv) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control, and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void), and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, earnout or indemnity payments or similar payments, then the Committee will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent consideration. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 3.6.2 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.
3.7    No Continued Service; Right to Terminate Reserved
Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will confer upon any Grantee any right to continued Service with the Company Group nor will it interfere in any way with the right of the Company Group to terminate, or alter the terms and conditions of, such Service at any time.
3.8    Nature of Payments
3.8.1    Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company Group by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional Shares. Fractional Shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.
3.8.2    All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future Awards and will not give rise to any right to benefits under any other plan of the Company Group or under any agreement with the Grantee, unless the Company Group specifically provides otherwise.
3.9    Non-Uniform Determinations
3.9.1    The Committee’s determinations under the Plan and Award Agreements need not be uniform, and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, and (c) whether a Grantee’s Service has been terminated for purposes of the Plan.
3.9.2    To the extent the Committee deems it necessary, appropriate or desirable to comply with local laws or practices of jurisdictions other than the United States and to further the purposes of the Plan, the Committee may, in its sole discretion and without amending the Plan, (a) establish special rules applicable to Awards to Grantees that are non-United States nationals, that provide services outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules, and (b) cause the Company to enter into an agreement with any local Subsidiary pursuant to which such Subsidiary will reimburse the Company for the cost of such equity incentives.
3.10    Other Payments or Awards
Nothing contained in the Plan will be deemed in any way to limit or restrict the Company Group from making, or to require the Company Group to make, any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
3.11    Plan Headings
The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
3.12    Termination of Plan
The Board reserves the right to terminate the Plan at any time; provided, that in any case, the Plan will terminate on the day before the tenth (10th) anniversary of the Effective Date, unless terminated earlier by the Board; and, provided, further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.
3.13    Clawback/Recapture Policy
Awards under the Plan will be subject to any clawback or recapture policy that the Company Group may adopt from time to time (including, for the avoidance of doubt, the [          ]), to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company Group after they have been distributed to the Grantee.
3.14    Section 409A
3.14.1    All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption.

The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan will govern.
3.14.2    Without limiting the generality of Section 3.14.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A, in each case to the extent required to comply with Section 409A:
(a)    any payment due upon a Grantee’s termination of Service will be paid only upon such Grantee’s “separation from service” from the Company Group within the meaning of Section 409A;
(b)    any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in ownership” or “change in effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A;
(c)    if the Grantee is a “specified employee” within the meaning of Section 409A, any payment to be made with respect to such Award in connection with the Grantee’s “separation from service” from the Company Group within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six (6) months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;
(d)any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);
(e)    with respect to any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;
(f)    if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

(g)    if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; and
(h)    for purposes of determining whether the Grantee has experienced a separation from service from the Company Group within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations; provided, that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.
3.15    Governing Law
THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
3.16    Arbitration; Service of Process
3.16.1    Arbitration of Disputes. To the fullest extent permitted by applicable law, any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
3.16.2    Procedures; Enforcement. The arbitration hearing shall commence within ninety (90) calendar days after the arbitrator is selected, unless the Company and a Grantee mutually agree to extend this time period. The arbitration shall take place in Dallas, Texas. The arbitrator will have full power to give directions and make such orders as the arbitrator deems just, and to award all remedies that would be available in court. Nonetheless, the arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of the Plan. The arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.
3.16.3    Service of Process. The Company and each Grantee irrevocably consent to service of process in any manner permitted under the laws of the State of Texas, or by United States registered or certified mail, return receipt requested. For service upon a Grantee, each Grantee consents to receive service of process via the manners described in this Section 3.16.3 at the address on file with the Company. Nothing in the Plan will affect the right of the Company or any Grantee to serve process in any other manner permitted by applicable law.

3.16.4    Cost Allocation. In the event of any contest or dispute between the Company and a Grantee relating to the Plan, each of the parties shall bear its own costs and expenses.
3.17    Waiver of Jury Trial
EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.
3.18    Waiver of Claims
Each Grantee of an Award recognizes and agrees that, before being selected by the Committee to receive an Award, the Grantee has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company Group or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which the Grantee’s consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company Group and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.
3.19    Repricing; Reloads
The Committee shall, without the approval of the Company’s shareholders, have the authority to (a) amend any outstanding stock option or stock appreciation right to reduce its exercise price per Share and (b) grant stock options and stock appreciation rights with automatic reload features.
3.20    Severability; Entire Agreement
If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.21    No Liability With Respect to Tax Qualification or Adverse Tax Treatment
Notwithstanding anything to the contrary contained herein, in no event will the Company Group be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or non-United States tax treatment or (b) avoid adverse tax treatment under United States or non-United States law, including, without limitation, Section 409A.
3.22    No Third-Party Beneficiaries
Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company Group and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
3.23    Successors and Assigns of the Company
The terms of the Plan will be binding upon, and inure to the benefit of, the Company and any successor entity, including as contemplated by Section 3.6.
3.24    Date of Adoption
The Plan was approved by the Board on [          ]. The Plan will become effective on the consummation of the Enhanced Business Combination (the “Effective Date”), provided that it is approved by the Company’s shareholders prior to such date and within 12 months following the date the Board approved the Plan. If the Plan is not approved by the Company’s shareholders within the foregoing time frame, or if the Business Combination Agreement is terminated prior to the consummation of the Enhanced Business Combination, the Plan will not become effective.

ANNEX B
EXHIBIT A
CERTIFICATE OF FORMATION
OF
ENHANCED GROUP INC.
ENHANCED GROUP INC., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies that:
1.    A Paradise Acquisition Corp., a blank check company with limited liability, with its principal place of business at The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong, was originally incorporated on November 9, 2022, under the laws of the British Virgin Islands (the “BVI Entity”).
2.    The BVI Entity was converted into a corporation formed under the laws of the State of Texas under the name “Enhanced Group Inc.” on [          ], 202[5] pursuant to a plan of conversion, under which the BVI Entity was converted to the Corporation.
ARTICLE I
Entity Name and Type
The name of the corporation is ENHANCED GROUP INC. (hereinafter called the “Corporation”) and the Corporation is a for-profit business corporation.
ARTICLE II
Registered Office and Agent
The address of the registered office of the Corporation in the State of Texas is 1601 Elm St., Suite 4360, Dallas, TX 75201. The name of the registered agent of the Corporation in the State of Texas at such address is Cogency Global Inc. The initial mailing address of the Corporation is 1601 Elm St., Suite 4360, Dallas, TX 75201.
ARTICLE III
Purpose
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the Texas Business Organizations Code, as amended, or any applicable successor act thereto, as the same may be amended from time to time (the “TBOC”).
ARTICLE IV
Capital Stock
The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 640,000,000 shares, consisting of (i) 310,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 330,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with Class A Common Stock, “Common Stock”), and (iii) [          ] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 21.364(d)(1) of the TBOC, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.
A.    Class A Common Stock and Class B Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and Class B Common Stock are as follows:
1.    Voting.
(a)    Except as otherwise expressly provided by this Certificate of Formation (as amended from time to time, including the terms of any certificate of designations relating to any series of Preferred Stock, this “Certificate of Formation”), as provided by law or by the resolution(s) or any certificate of designations relating to any series of Preferred Stock providing for the issue of any series of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock will (i) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or to be acted upon by written consent of the shareholders of the Corporation, (ii) be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation (as amended from time to time, the “Bylaws”), and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. Except as otherwise expressly provided herein or required by applicable law, each holder of Class A Common Stock will have the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock will have the right to ten (10) votes per share of Class B Common Stock held of record by such holder, in each case, on each matter properly submitted to the shareholders of the Corporation on which the holders of the Common Stock are entitled to vote.
(b)    Class B Common Stock
(i)    Issuance of Additional Shares. From and after the effective time of this Certificate of Formation (the “Effective Time”), no additional shares of Class B Common Stock shall be issued or authorized for issuance by the Corporation.
(ii)    Mandatory Cancellation of Class B Common Stock. The outstanding shares of Class B Common Stock held by (A) Apeiron Incubation Limited (“Apeiron”), (B) any Affiliate of Apeiron, (C) any recipient designated by Apeiron on or before the Effective Time (a “Designate”) or (D) Maximilian Martin (clauses (A) through (D) collectively, the “Permitted Class B Owners”) shall be subject to cancelation by the Corporation (without consideration) one year after the date that (i) in respect of Class B Common Stock held by Apeiron, or its Affiliates or Designates, Christian Angermayer (or another representative of Apeiron or its Affiliates or Designates), or (ii) in respect of Class B Common Stock held by Maximilian Martin, Maximilian Martin, no longer serves as a member of the Board of Directors of the Corporation (the “Board”) (the “Termination Anniversary Date”); provided, however, that if such director or another representative of such Permitted Class B Owner is reelected or appointed to serve as a member of the Board prior to the Termination Anniversary Date, then the applicable shares of such Class B Common Stock shall not be cancelled pursuant to this clause (b)(ii) unless and until the one-year anniversary of a subsequent date on which the conditions for cancellation in this clause (b)(ii) are met. For these purposes, “Affiliate” shall mean any individual, corporation, partnership, trust, limited liability company, association, or other entity who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, in respect of Apeiron and without limitation, any general partner, managing member, officer, director or trustee of such person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, Apeiron, or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, Apeiron or any of its Affiliates.
(iii)    Prohibition on Transfers of Class B Common Stock. A holder of Class B Common Stock may not Transfer (as defined below) shares of Class B Common Stock, other than to a Permitted Class B Owner (a “Permitted Transfer”). Any purported Transfer of shares of Class B Common Stock that is not a Permitted Transfer shall be null and void, unless the Corporation provides written notice of such violation to the purported transferor and transferee and such violation is cured to the reasonable satisfaction of the Corporation within fifteen (15) days following receipt of such notice. If, notwithstanding the limitations set out in this Section A(1)(b)(iii) of this ARTICLE IV, a person shall voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock in violation of these limitations, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock and the purported Transfer shall not be recognized by the Corporation’s transfer agent. Upon a determination by the Board that a person has attempted or is attempting to acquire shares of Class B Common Stock, or has purportedly Transferred or acquired shares of Class B Common Stock, in each case in violation of the limitations set out in this Section A(1)(b)(iii) of this ARTICLE IV, the Board may take such action as it deems advisable to refuse to give effect to such attempted or purported Transfer or acquisition on the books and records of the Corporation, including without limitation, to institute proceedings to enjoin any such attempted or purported Transfer or acquisition, or reverse any entries or records reflecting such attempted or purported Transfer or acquisition. The Board shall have all powers necessary to implement the limitations set out in this Section A(1)(b)(iii) of this ARTICLE IV, including without limitation, the power to prohibit Transfer of any shares of Class B Common Stock in violation thereof. All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF FORMATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR).
For these purposes, a “Transfer” of Class B Common Stock shall mean, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board). Notwithstanding the foregoing, the pledge of shares of Class B Common Stock by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares shall not constitute a “Transfer”; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer,” unless such foreclosure or similar action independently qualifies as a “Permitted Transfer.” A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by the transferor, if there occurs any act or circumstance that causes any direct or indirect transfer to not be a Permitted Transfer. Additionally, for the purposes of Section A(1)(b)(iii) of this ARTICLE IV, “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
(c)    Except as otherwise provided by law or by the resolution(s) or any certificate of designations relating to any series of Preferred Stock providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Certificate of Formation to the contrary, the holders of Common Stock shall not be entitled to vote or act by written consent on any amendment to this Certificate of Formation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock unless the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including any certificate of designations relating to any series of Preferred Stock) or the TBOC. Unless otherwise set out in any such applicable certificate of designations, all shares of Preferred Stock of any series shall vote with the Common Stock as a single class, and class-by-class voting shall not be required for any matter submitted to shareholders for a vote, including any fundamental action or fundamental business transaction.
(d)    Pursuant to Section 21.606(c) of the TBOC, the Corporation elects not to be governed by the restrictions on business combinations set forth in Subchapter M of Chapter 21 of the TBOC (including, without limitation, the special voting requirements applicable to business combinations with affiliated shareholders). Accordingly, the provisions of Section 21.606(c) of the TBOC and all related sections of Subchapter M of Chapter 21 of the TBOC shall not apply to the Corporation, its shareholders, or any business combination involving the Corporation.
2.    Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time, out of assets or funds of the Corporation legally available therefor. The holders of shares of Class B Common Stock shall not be entitled to receive any dividends, distributions or other distributions in cash, stock or property of the Corporation. In the event a dividend is paid in the form of shares of Class A Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be), on a per share basis.
3.    No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
4.    Liquidation. Subject to applicable law and the rights of the holders of Preferred Stock, holders of shares of Class A Common Stock shall be entitled to receive ratably the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before holders of shares of any Class B Common Stock are entitled to receive any such assets or funds, unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by holders of a majority of the outstanding shares of Class B Common

Stock and the holders of a majority of the outstanding shares of Class A Common Stock, each voting separately as a class.
B.    Preferred Stock
The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the TBOC. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.
C.    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a number of shares of Class A Common Stock or Preferred Stock in respect of such rights, warrants and options outstanding from time to time.
ARTICLE V
Directors; Shareholder Action
A.    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided herein or required by law.
B.    Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
C.    Number of Directors; Initial Directors.
1.    The number of directors constituting the initial Board of Directors is [          ] and their names and addresses are as follows:
[          ]

2.    Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
D.    Term and Removal. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.
E.    Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the shareholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.
F.    Committees. Pursuant to the Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.
G.    Bylaws. The Board is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the authorized number of directors. The shareholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Formation, such action by shareholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
H.    Written Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
I.    Action by Written Consent of Shareholders Any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders having not less than the minimum number of votes necessary to take the action at a meeting. Any such action taken by written consent shall be delivered to the Corporation at its principal office.
J.    Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only by the Board, the chairperson of the Board, the chief executive officer, (to the extent required by the TBOC) the president, or by the holders of not less than 50% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote at such special meeting. The Board may cancel (to the extent permitted under the TBOC), postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.
ARTICLE VI
Limited Liability; Indemnification
A.    The liability of a director and officer of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.
B.    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise. If applicable law is amended after approval by the shareholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C.    Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
ARTICLE VII
Corporate Opportunities
A.    To the fullest extent permitted by the TBOC and applicable law, no director of the Corporation shall have any duty to refrain from (1) engaging in the same or similar activities or lines of business in which the Corporation is engaging or proposes to engage, (2) doing business with any client, customer or vendor of the Corporation, or (3) otherwise competing, directly or indirectly, with the Corporation or any Affiliated Company thereof and no director of the Corporation shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of such director’s engaging in any such activity. Except as otherwise agreed in writing between the Corporation and the applicable director, in the event that a director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such director, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by the TBOC and applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director acts in a manner consistent with the following policy: if such director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such director, such corporate opportunity shall belong to such director unless such opportunity was expressly offered to such director in its capacity as a director of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, such director shall to the fullest extent permitted by law not be liable to the Corporation or its shareholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that such director acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.
B.    For purposes of this ARTICLE VII, (1) “Affiliated Company,” in respect of the Corporation, shall mean any entity controlled by the Corporation (for the purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise) and (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are opportunities in which the Corporation, but for Section A of this ARTICLE VII, would have an interest or a reasonable expectancy.
C.    To the fullest extent permitted by law, any person holding, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VII.
ARTICLE VIII
Miscellaneous
A.    Exclusive Forum for Certain Disputes. Unless this Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the corporation or the corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the corporation arising pursuant to any provision of the TBOC or this Certificate of Formation or the Bylaws (in each case, as they may be amended from time to time), (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC shall be the Texas Business Court in the First Business Court Division (“Business Court”) of the State of Texas (provided, that if the Business Court is not then accepting filings or determines that it lacks jurisdiction, the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the state district court of Dallas County, Texas). For the avoidance of doubt, this Section A of this Article VIII shall not apply to any direct claims under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act of 1934, as amended (the “Exchange Act”).
B.    WAIVER OF JURY TRIAL.
1.    TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE CORPORATION, EACH CURRENT OR FORMER SHAREHOLDER, BENEFICIAL OWNER OF SHARES, DIRECTOR, OFFICER, EMPLOYEE, AND AGENT OF THE CORPORATION, AND ANY PERSON OR ENTITY ASSERTING A CLAIM, RIGHT, OR CAUSE OF ACTION ON BEHALF OF, OR IN THE RIGHT OF, THE CORPORATION OR OTHERWISE SUBJECT TO THE INTERNAL AFFAIRS DOCTRINE (EACH, A “COVERED PERSON”), HEREBY

KNOWINGLY, VOLUNTARILY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF OR RELATING TO: (A) ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC; (B) ANY DERIVATIVE ACTION OR PROCEEDING BROUGHT ON BEHALF OF THE CORPORATION; (C) ANY CLAIM FOR OR BASED ON BREACH OF FIDUCIARY DUTY OWED BY ANY CURRENT OR FORMER DIRECTOR, OFFICER, EMPLOYEE, OR AGENT OF THE CORPORATION TO THE CORPORATION OR ITS SHAREHOLDERS (INCLUDING ANY CLAIM ALLEGING AIDING AND ABETTING SUCH A BREACH); (D) ANY CLAIM ARISING UNDER OR PURSUANT TO THE TBOC, THIS CERTIFICATE OF FORMATION, OR THE BYLAWS (IN EACH CASE, AS AMENDED FROM TIME TO TIME); OR (E) ANY CLAIM RELATED TO OR INVOLVING THE CORPORATION THAT IS GOVERNED BY THE INTERNAL AFFAIRS DOCTRINE (COLLECTIVELY, “INTERNAL ENTITY CLAIMS”).
2.    Each Covered Person further agrees that any Internal Entity Claim shall be tried to the court without a jury. If, notwithstanding the foregoing waiver, a court of competent jurisdiction were to determine that the waiver of jury trial set forth in this Section B of this ARTICLE VIII is unenforceable as to any particular Internal Entity Claim or as to any particular Covered Person, the parties agree that any such claim shall, to the fullest extent permitted by law, be resolved by the court sitting without a jury. Nothing in this Section B of this ARTICLE VIII is intended to, or shall, waive or limit any applicable requirement under the TBOC or other law that certain matters be decided by the court and not by a jury.
3.    Each Covered Person acknowledges and agrees that: (i) this Section B of this ARTICLE VIII is a material inducement to the Corporation to adopt and maintain this Certificate of Formation; (ii) the Corporation and the Covered Persons are engaged in transactions involving interstate commerce; (iii) this Section B of this ARTICLE VIII constitutes a written agreement to waive trial by jury; and (iv) each has had the opportunity to consult with counsel regarding this waiver. This Section B of this ARTICLE VIII shall be enforceable by the Corporation and by any Covered Person against any other Covered Person asserting, or against whom is asserted, an Internal Entity Claim.
4.    This Section B of this ARTICLE VIII shall be construed broadly to effectuate its purpose and shall be severable; if any portion is found invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other portion of this Section B of this ARTICLE VIII or of any other provision of this Certificate of Formation. For the avoidance of doubt, this Section B of this ARTICLE VIII shall not apply to any direct claim under the Securities Act or the Exchange Act, to the extent a jury-trial waiver in such matters is prohibited by applicable law.
ARTICLE IX
Severability
If any provision or provisions of this Certificate of Formation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Formation (including, without limitation, each portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Formation (including, without limitation, each such portion of any paragraph of this Certificate of Formation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE X
Amendment of Certificate of Formation
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation, and any other provisions authorized by the TBOC may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provision of this Certificate of Formation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Formation or by any certificate of designations relating to any series of Preferred Stock, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Formation, or to adopt any new provision of this Certificate of Formation; provided, however, that if the Permitted Class B Owners no longer hold at least 66 2/3% of the voting power of the stock of the Corporation, then the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, and this sentence of this Certificate of Formation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any provision (other than such article or section as renumbered, or this sentence), in each case, of this Certificate of Formation). Any amendment, repeal or modification of any of Article VI, Article VII, and this sentence of this Certificate of Formation shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this [          ]th of [MONTH], 202[6].

ENHANCED GROUP INC.

By:
Name:
Title:
Signature Page to
Certificate of Formation

Annex C

Form 647 (Revised 12/23) Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512-463-5555 FAX: 512-463-5709		This space reserved for office use.
Certificate of Conversion of a Foreign Entity Converting to a Texas Filing Entity
Filing Fee: See instructions

Converting Entity Information
The name of the converting entity is: A Paradise Acquisition Corp.
The jurisdiction of formation of the converting entity is: British Virgin Islands
The converting entity is a: (Select the appropriate entity type from the list shown below.)
0 For-Profit Corporation    O Limited Liability Company
Nonprofit Corporation    Professional Limited Liability Company
Professional Corporation    Limited Partnership
Professional Association    Cooperative Association
Other:    General Partnership
Specify type of entity.
The date of formation of the converting entity is: November 9, 2022
The file number, if any, issued to the converting entity is:

Converted Entity Information
The foreign entity named above is converting to a filing entity formed under the Texas Business Organizations Code. The name of the converted entity is: Enhanced Group Inc.
(Name of entity after the conversion must include an organizational identifier for the entity type selected below.)
The converted entity will be formed under the laws of Texas.
The converted entity is a: (Select the appropriate entity type from the list shown below.)
0 For-Profit Corporation     Limited Liability Company
Nonprofit Corporation    Professional Limited Liability Company
Professional Corporation    ☐ Limited Partnership
Professional Association    Cooperative Association

Form 647	Page 1 of 3

Plan of Conversion or Alternative Statements
0 The plan of conversion is attached.
If the plan of conversion is not attached, the following statements must be completed.
In lieu of attaching the plan of conversion, the converting entity certifies to the following statements by providing an address in Items 1 and 2.
1.A signed plan of conversion is on file at the principal place of business of the converting entity. The address of the principal place of business of the converting entity is:

Street or Mailing Address	City	State	Country Zip Code
2.A signed plan of conversion will be on file after the conversion at the principal place of business of the converted entity. The address of the principal place of business of the converted entity is:

Street or Mailing Address	City	State	Country Zip Code
A copy of the plan of conversion will be furnished on written request without cost by the converting entity before the conversion or by the converted entity after the conversion to any owner or member of the converting entity or converted entity.

Supplemental Provisions/Information
Text Area: [The attached addendum, if any, is incorporated herein by reference.]

Certificate of Formation for the Converted Entity
0 The certificate of formation for the converted Texas filing entity is attached to this certificate of conversion as an attachment or exhibit to either (i) the plan of conversion or (ii) this certificate if the plan has not been attached to the certificate of conversion. The certificate of formation includes a statement that the converted entity is formed under a plan of conversion and the name, address, date of formation, prior form of organization, and jurisdiction of formation of the converting entity.

Approval of the Plan of Conversion
The plan of conversion has been approved as required by the laws of the jurisdiction of formation and the governing documents of the converting entity.

Effectiveness of Filing (Select either A, B, or C.)
A.    0 This document becomes effective when the document is accepted and filed by the secretary of state.

Form 647	Page 2 of 3

B.    This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is:
C.    This document takes effect upon the occurrence of the future event or fact, other than the passage of time.
The 90th day after the date of signing is:
The following event or fact will cause the document to take effect in the manner described below:

Tax Certification
Attached hereto is a certificate from the Texas Comptroller of Public Accounts that certifies the converting entity is in good standing for purposes of conversion.
OR
0 In lieu of providing the tax certificate, the converted entity is liable for the payment of any required franchise taxes.

Execution
The undersigned signs the document subject to the penalties imposed by law for submission of a materially false or fraudulent instrument. The undersigned certifies that the statements contained herein are true and correct, and that the person signing is authorized under the provisions of the Texas Business Organizations Code, or other law applicable to and governing the converting entity, to execute the filing instrument.
Date:
By: A PARADISE ACQUISITION CORP.
Name of converting entity (see instructions)
Signature and title of authorized person (see instructions)
Printed or typed name of authorized person

Print	Reset

Form 647	Page 3 of 3

ANNEX D
EXHIBIT B
BYLAWS
OF
ENHANCED GROUP INC.
ARTICLE I
OFFICES
Section 1.1.    Registered Office. The registered office of the corporation in the State of Texas shall be as set forth in the Certificate of Formation of the corporation, as the same may be amended or restated from time to time (the “Certificate of Formation”).
Section 1.2.    Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the corporation’s Board of Directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Texas, as the Board of Directors may from time to time determine or the business of the corporation may require.
ARTICLE II
CORPORATE SEAL
Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Texas.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
ARTICLE III
SHAREHOLDERS’ MEETINGS
Section 3.1.    Place of Meetings. Meetings of the shareholders of the corporation may be held at such place, either within or without the State of Texas, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Texas Business Organizations Code (as amended, or any applicable successor act thereto, as the same may be amended from time to time, the “TBOC”).
Section 3.2.    Annual Meetings.
(a)    The annual meeting of the shareholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.
(i)    Nominations of persons for election to the Board of Directors to be considered by the shareholders may be made at an annual meeting of shareholders: (A) pursuant to the corporation’s notice of meeting of shareholders (with respect to nominations); (B) brought specifically by or at the direction of the Board of Directors; or (C) by any shareholder of the corporation who is a shareholder of record at the time of giving the shareholder’s notice provided for in Section 3.2(b) of these Bylaws (the “Bylaws”), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2. For the avoidance of doubt, clause (C) above shall be the exclusive means for a shareholder to make nominations before an annual meeting of shareholders.
(ii)    Proposals of business to be considered by the shareholders may be made at an annual meeting of shareholders: (A) pursuant to the corporation’s notice of meeting of shareholders (with respect to business other than nominations); (B) brought specifically by or at the direction of the Board of Directors; or (C) by any shareholder of the corporation (1) who is a shareholder of record at the time of giving the shareholder’s notice provided for in Section 3.2(b) of these Bylaws, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.2, and (2)(i) who beneficially owns at least $1,000,000 in shares of the corporation or at least three (3) percent (3%) of all then-outstanding shares of capital stock of the corporation entitled to vote, in each case, determined on the date such proposal is submitted, (ii) who holds such shares for at least six months prior to the meeting of the shareholders and (iii) who solicits holders representing at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote. For the avoidance of doubt, clause (C) above shall be the exclusive means for a shareholder to submit proposals of business (other than matters properly included in the corporation’s notice of meeting of shareholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of shareholders.
(b)    At an annual meeting of the shareholders, only such business shall be conducted as is a proper matter for shareholder action under Texas law and as shall have been properly brought before the meeting.
(i)    For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of Section 3.2(a)(i) of these Bylaws, the shareholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 3.2(b)(iii) of these Bylaws and must update and supplement such written notice on a timely basis as set forth in Section 3.2(c) of these Bylaws. Such shareholder’s notice shall set forth or include: (A) as to each nominee such shareholder proposes to nominate at the meeting for election or re-election to the Board of Directors: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation and employment of such nominee; (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a completed and signed questionnaire, representation and agreement required by Section 3.2(d) of these Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 3.2(b)(iv) of these Bylaws. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.
(ii)    Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of Section 3.2(a)(ii) of these Bylaws, the shareholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 3.2(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 3.2(c) of these Bylaws. Such shareholder’s notice shall set forth: (A) as to each matter such shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 3.2(b)(iv) of these Bylaws.
(iii)    To be timely, the written notice required by Section 3.2(b)(i) or 3.2(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 3.2(b)(iii), in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a shareholder’s notice as described above.
(iv)    The written notice required by Section 3.2(b)(i) or 3.2(b)(ii) of these Bylaws shall also set forth, as of the date of the notice and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.2(b)(i) of these Bylaws) or to propose the business that is specified in the notice (with respect to a notice under Section 3.2(b)(ii) of these Bylaws); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 3.2(b)(i) of these Bylaws) or to carry such proposal (with respect to a notice under Section 3.2(b)(ii) of these Bylaws); (F) to the extent known by any Proponent, the name and address of any other shareholder supporting the proposal on the date of such shareholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12 month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.
For purposes of Sections 3.2 and 3.3 of these Bylaws, a “Derivative Transaction” means any agreement, arrangement, interest or understanding (written or oral) entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (w) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (x) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (y) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (z) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.
(c)    A shareholder providing written notice required by Section 3.2(b)(i) or (ii) of these Bylaws shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 3.2(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.
(d)    To be eligible to be a nominee for election or re-election as a director of the corporation pursuant to a nomination under clause (C) of Section 3.2(a)(i) of these Bylaws, such proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.2(b)(iii) or 3.2(d) of these Bylaws, as applicable) to the Secretary at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the corporation that has not been disclosed therein; (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the corporation, and will comply with, all applicable rules of any securities exchange upon which the corporation’s securities are listed, the Certificate of Formation, these

Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation generally applicable to directors (which other guidelines and policies will be provided by the Secretary upon written request), and all applicable fiduciary duties under state law; (iv) consents to being named as a nominee in the corporation’s proxy statement and form of proxy for the meeting; (v) intends to serve a full term as a director of the corporation, if elected; and (vi) will provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.
(e)    A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (B) of Section 3.2(a)(i) of these Bylaws, or in accordance with clause (C) of Section 3.2(a)(i) of these Bylaws. Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 3.2(b)(iv)(D) and 3.2(b)(iv)(E) of these Bylaws, to declare that such proposal or nomination shall not be presented for shareholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.
(f)    Notwithstanding the foregoing provisions of this Section 3.2, in order to include information with respect to a shareholder proposal in the proxy statement and form of proxy for a shareholders’ meeting, a shareholder must also comply with all applicable requirements of the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 3.2(a) of these Bylaws.
(g)    For purposes of Sections 3.2 and 3.3 of these Bylaws,
(i)    “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and
(ii)    “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).
Section 3.3.    Special Meetings.
(a)    Special meetings of the shareholders of the corporation may be called, for any purpose as is a proper matter for shareholder action under Texas law pursuant to terms and conditions set forth in the Certificate of Formation.
(b)    The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the shareholders entitled to vote, in accordance with the provisions of Section 3.4 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting. The Board of Directors may postpone, reschedule or cancel (to the extent permitted under the TBOC) any special meeting of shareholders previously called by any of them, before or after the notice of such meeting has been sent to the shareholders.
(c)    Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any shareholder of the corporation who is a shareholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary setting forth the information required by Section 3.2(b)(i) of these Bylaws. In the event the corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 3.2(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The shareholder shall also update and supplement such information as required under Section 3.2(c) of these Bylaws. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a shareholder’s notice as described above.
(d)    Notwithstanding the foregoing provisions of this Section 3.3, a shareholder must also comply with all applicable requirements of the 1934 Act with respect to matters set forth in this Section 3.3. Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 3.3(c) of these Bylaws.
Section 3.4.    Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice at the meeting, and, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of shareholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any shareholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the shareholder attends a meeting for the express purpose of objecting, and does so object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any shareholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 3.5.    Quorum. At all meetings of shareholders, except where otherwise provided by statute or by the Certificate of Formation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of shareholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock represented thereat, but no other business shall be transacted at such meeting. The shareholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Formation, applicable stock exchange rules or these Bylaws, a majority of the voting power of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter.
Section 3.6.    Adjournment and Notice of Adjourned Meetings. Any meeting of shareholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the voting power of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting, though less than a quorum. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.
Section 3.7.    Voting Rights.
(a)    For the purpose of determining those shareholders entitled to vote at any meeting of the shareholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 7.4 of these Bylaws, shall be entitled to vote at any meeting of shareholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Texas law. An agent so appointed need not be a shareholder. No proxy shall be voted after eleven months from its date of creation unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
(b)    The shareholders entitled to vote at any meeting of shareholders shall be determined in accordance with the provisions of Section 7.4 of these Bylaws, subject to Sections 6.251 and 6.252 (relating to voting trusts and agreements) of the TBOC, and Title 1, Chapter 6, Subchapter D (relating to voting of ownership interests) of the TBOC.
(c)    Except as may be otherwise provided in the Certificate of Formation or these Bylaws, each shareholder shall be entitled to one vote for each share of capital stock held by such shareholder.
(d)    Except as otherwise required by law, the Certificate of Formation or these Bylaws, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. Directors shall be elected by a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Formation or these Bylaws.
Section 3.8.    Action Without Meeting. Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof that have been expressly granted the right to take action by a certain threshold, any action required or permitted to be taken by the shareholders of the corporation by written consent, and not at a duly called annual or special meeting of shareholders of the corporation, may only be taken if such written consent is signed by not less than the minimum number of holders necessary to take the action at a meeting (such holders representing the majority of the voting power of the then-outstanding shares of capital stock entitled to vote at such meeting) as set forth in Article V; Section I of the Certificate of Formation.
Section 3.9.    Organization.
(a)    At every meeting of shareholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, the President, or, if the President is absent, if applicable, the Lead Independent Director (as defined below), or, if the Lead Independent Director is absent, a chairman of the meeting chosen by a majority of the voting power of the shareholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary of the corporation directed to do so by the chairman of the meeting, shall act as secretary of the meeting.
(b)    The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the shareholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.
Section 3.10.    List of Shareholders. The Secretary shall prepare and make, not later than the 11th day before each meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each shareholder and the number of shares of each class registered in the name of each shareholder and such other information as required by the TBOC. The corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be kept on file at the registered office or principal executive office of the corporation for at least 10 days prior to the date of the applicable meeting, and shall be open to the examination of any shareholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the corporation’s principal place of business. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to shareholders of the corporation. Such list shall presumptively determine the identity of the shareholders entitled to vote at the meeting and the number of shares held by each of them.
Section 3.11.    Notice by Electronic Transmission.
(a)    Without limiting the manner by which notice otherwise may be given effectively to shareholders pursuant to the TBOC, the Certificate of Formation or these Bylaws, any notice to shareholders given by the corporation under any provision of the TBOC, the Certificate of Formation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder to whom the notice is given. Any such consent shall be revocable by the shareholder by written notice to the corporation. Any such consent shall be deemed revoked if:
(i)    the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent; and
(ii)    such inability becomes known to the Secretary or an Assistant Secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice.
(b)    However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)    if by electronic mail, when transmitted to an electronic mail address at which the shareholder has consented to receive notice;
(ii)    if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)    if by any other form of electronic transmission, when communicated to the shareholder.
(c)    An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE IV
DIRECTORS
Section 4.1.    Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Formation. Directors need not be shareholders unless so required by the Certificate of Formation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the shareholders called for that purpose in the manner provided in these Bylaws.
Section 4.2.    Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Formation.
Section 4.3.    Term of Office. The initial directors of the corporation shall be set forth in the Certificate of Formation. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 4.4.    Vacancies. Unless otherwise provided in the Certificate of Formation, and subject to the rights of the holders of any series of preferred stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by shareholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the shareholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Formation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by shareholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.
Section 4.5.    Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer or the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of delivery to the Chairman of the Board, the Chief Executive Officer or the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 4.6.    Removal.
(a)    Subject to the rights of any series of preferred stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.
(b)    Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, voting together as a single class.
Section 4.7.    Meetings.
(a)    Regular Meetings. Unless otherwise restricted by the Certificate of Formation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Texas which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.
(b)    Special Meetings. Unless otherwise restricted by the Certificate of Formation, special meetings of the Board of Directors may be held at any time and place within or without the State of Texas whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.
(c)    Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
(d)    Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, and does so object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
(e)    Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.8.    Quorum and Voting.
(a)    Unless the Certificate of Formation requires a greater number, and except with respect to questions related to indemnification arising under Section 11.1 of these Bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Formation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.
(b)    At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Formation or these Bylaws.
Section 4.9.    Action Without Meeting. Unless otherwise restricted by the Certificate of Formation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.10.    Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.
Section 4.11.    Committees.
(a)    Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the shareholders, any action or matter (other than the election or removal of directors) expressly required by the TBOC to be submitted to shareholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.
(b)    Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.
(c)    Term. The Board of Directors, subject to any requirements of any outstanding series of preferred stock and the provisions of subsections (a) or (b) of this Section 4.11, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(d)    Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 4.11 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee. Unless the Board of Directors shall otherwise provide, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article IV of these Bylaws.
Section 4.12.    Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the shareholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
Section 4.13.    Lead Independent Director. The Chairman of the Board of Directors, or if the Chairman is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director (“Lead Independent Director”) to serve until replaced by the Board of Directors. The Lead Independent Director will, with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Chairman of the Board of Directors.
Section 4.14.    Organization. At every meeting of the Board of Directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.
ARTICLE V
OFFICERS
Section 5.1.    Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors. The officers of the corporation need not be shareholders of the corporation.
Section 5.2.    Tenure and Duties of Officers.
(a)    General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.
(b)    Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the shareholders and at all meetings of the Board of Directors (if a director), unless the Chairman of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(c)    Duties of President. The President shall preside at all meetings of the shareholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors (if a director), the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the

President shall be the Chief Executive Officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.
(d)    Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.
(e)    Duties of Secretary. The Secretary shall attend all meetings of the shareholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the shareholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
(f)    Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.
(g)    Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(h)    Duties of Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the corporation the power to choose such other officers and to prescribe their respective duties and powers.
Section 5.3.    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
Section 5.4.    Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.
Section 5.5.    Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.
ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION
Section 6.1.    Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.
All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.
Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 6.2.    Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII
SHARES OF STOCK
Section 7.1.    Form and Execution of Certificates. The shares of the corporation shall be uncertificated, or shall be respresented by certificates if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock of the corporation, if any, shall be in such form as is consistent with the Certificate of Formation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, the Chief Executive Officer, or the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him or her in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.
Section 7.2.    Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Section 7.3.    Transfers.
(a)    Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.
(b)    The corporation shall have power to enter into and perform any agreement with any number of shareholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such shareholders in any manner not prohibited by the TBOC.
Section 7.4.    Fixing Record Dates.
(a)    In order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the provisions of Section 6.101 of the TBOC and this Section 7.4 at the adjourned meeting. For the avoidance of doubt, the Board of Directors shall set the record date for determining which shareholders of the corporation are entitled to notice of, and to vote at, any meeting of shareholders, or to receive any dividend or distribution, or to exercise any rights in respect of any change, conversion, or exchange of shares, or for the purpose of any other lawful action.
(b)    In order that the corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 7.5.    Registered Shareholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Texas.
ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION
Section 8.1.    Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 7.1 of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX
DIVIDENDS
Section 9.1.    Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Formation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Formation and applicable law.
Section 9.2.    Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.
ARTICLE X
FISCAL YEAR
Section 10.1.    Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.
ARTICLE XI
INDEMNIFICATION
Section 11.1.    Indemnification of Directors, Officers, Employees and Other Agents.
(a)    Directors and Officers. The corporation shall indemnify its directors and officers to the extent not prohibited by the TBOC or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the TBOC or any other applicable law or (iv) such indemnification is required to be made under subsection (d).
(b)    Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the TBOC or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.
(c)    Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding; provided, however, that if the TBOC requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 11.1 or otherwise.
Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 11.1, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.
(d)    Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 11.1 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 11.1 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the TBOC or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the TBOC or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.1 or otherwise shall be on the corporation.
(e)    Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Formation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the TBOC, or by any other applicable law.
(f)    Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.
(g)    Insurance. To the fullest extent permitted by the TBOC or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.1.
(h)    Amendments. Any repeal or modification of this Section 11.1 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.
(i)    Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 11.1 that shall not have been invalidated, or by any other applicable law. If this Section 11.1 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.
(j)    Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:
(i)    The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.
(ii)    The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.
(iii)    The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section

11.1(j) with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
(iv)    References to a “director,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.
(v)    References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 11.1.
ARTICLE XII
NOTICES
Section 12.1.    Notices.
(a)    Notice to Shareholders. Written notice to shareholders of shareholder meetings shall be given as provided in Section 3.4 and Section 3.10 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to shareholders under any agreement or contract with such shareholder, and except as otherwise required by law, written notice to shareholders for purposes other than shareholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by electronic mail or other electronic means.
(b)    Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as otherwise provided in these Bylaws, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.
(c)    Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the shareholder or shareholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
(d)    Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)    Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Formation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the TBOC, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(f)    Notice to Shareholders Sharing an Address. Except as otherwise prohibited under the TBOC, any notice given under the provisions of the TBOC, the Certificate of Formation or the Bylaws shall be effective if given by a single written notice to shareholders who share an address if consented to by the shareholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such shareholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the shareholder by written notice to the corporation.
ARTICLE XIII
AMENDMENTS
Section 13.1.    Amendments. Subject to the limitations set forth in Section 11.1(h) of these Bylaws or the provisions of the Certificate of Formation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The shareholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Formation, such action by shareholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE XIV
LOANS TO OFFICERS OR EMPLOYEES
Section 14.1.    Loans to Officers or Employees. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV
MISCELLANEOUS
Section 15.1.    Ownership Threshold for Derivative Proceedings. No shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of the corporation against any director and/or officer of the corporation in his or her official capacity, unless the shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns a number of shares of common stock sufficient to meet an ownership threshold of at least three percent of the outstanding shares of the corporation.

ANNEX E
Execution Version
ACQUIROR HOLDER SUPPORT AGREEMENT
This Acquiror Holder Support Agreement (this “Agreement”) is dated as of November 26, 2025, by and among A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands as a business company with limited liability (which shall migrate to and domesticate as a Texas corporation prior to the Closing) (“Acquiror”), the Persons set forth on Schedule I attached hereto (each, a “Major Acquiror Shareholder” and, collectively, the “Major Acquiror Shareholders”), and Enhanced Ltd, a Cayman Islands exempted company (the “Company”). Unless context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.
RECITALS
WHEREAS, as of the date hereof, the Major Acquiror Shareholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Acquiror Capital Stock, BVI Acquiror Units and BVI Acquiror Rights as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Acquiror Capital Stock, BVI Acquiror Units and BVI Acquiror Rights, together with any shares of Acquiror Capital Stock, BVI Acquiror Units or BVI Acquiror Rights of which ownership of record or the power to vote (including, by proxy or power of attorney) is hereafter acquired by any such Major Acquiror Shareholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Securities”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Acquiror, Merger Sub and the Company intend (a) to effect a merger of the Company with and into Merger Sub, with the Company surviving as a wholly owned Subsidiary of Acquiror (the “First Merger”) and (b) for the surviving company of the First Merger to merge with and into Acquiror, which shall have domesticated to Texas prior to the First Merger and shall survive and change its name to Enhanced Group Inc., in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Apeiron Investment Group Limited, a company established under the laws of Malta (“Apeiron”) and A SPAC IV (Holdings) Corp., a British Virgin Islands company (“Sponsor”) have entered into that certain Sponsor Equity Agreement (the “Sponsor Equity Agreement”), pursuant to which, among other things, subject to the consummation of the Closing, Apeiron agreed to grant Sponsor an option to sell, and Sponsor agreed to grant Apeiron an option to purchase, up to 100%, but no less than 78%, of the Equity Securities (as defined in the Sponsor Equity Agreement) then-held by the Sponsor in the Surviving Corporation; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1 Binding Effect of Business Combination Agreement. Each Major Acquiror Shareholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in respect thereof. Each Major Acquiror Shareholder agrees to be bound by and comply with the terms of Section 11.11 (Publicity) of the Business Combination Agreement as if such Major Acquiror Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions as the “Acquiror” thereunder.
Section 1.2 No Transfer. Until the earlier to occur of (a) the Second Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Article X thereof (the “Expiration Time”), each Major Acquiror Shareholder agrees that it shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities, (ii) enter into any hedging, swap or other arrangement that transfers to another, or disposes of (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), any of the interests (including economic consequences of ownership) in any Subject Securities (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer, other than disclosure of the Sponsor Equity Agreement and the transactions contemplated thereby in accordance with the requirements of the Business Combination Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 1.2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.
Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Securities are issued to a Major Acquiror Shareholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Securities or otherwise, (b) a Major Acquiror Shareholder purchases or otherwise acquires beneficial ownership of any Subject Securities or (c) a Major Acquiror Shareholder acquires the right to vote or share in the voting of any Subject Securities (collectively the “New Securities”), then such New Securities acquired or purchased by such Major Acquiror Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Major

Acquiror Shareholder as of the date hereof.
Section 1.4 Shareholder Agreements. Until the Expiration Time and subject to the Registration Statement being declared effective, each Major Acquiror Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Acquiror (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Acquiror sought by or on behalf of the Board of Directors of Acquiror or otherwise undertaken in connection with the transactions contemplated by the Business Combination Agreement, each such Major Acquiror Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Securities to be counted as present thereat for purposes of establishing a quorum, and such Major Acquiror Shareholder holder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Securities:
(a)    to approve the change in the jurisdiction of incorporation of Acquiror to the State of Texas;
(b)    to approve the change of Acquiror’s name to “Enhanced Group Inc.”;
(c)    to approve and adopt the amendment and restatement of Acquiror’s Governing Documents, substantially in the forms attached as Exhibits A and B to the Business Combination Agreement in connection with the Acquiror Domestication, including any separate or unbundled proposals as are required to implement the foregoing;
(d)    to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Mergers in accordance with applicable Law and exchange rules and regulations;
(e)    to approve of the issuance of shares of Acquiror Common Stock in connection with the Mergers and Acquiror Domestication;
(f)    to approve and adopt (i) the Incentive Equity Plan, substantially in the forms attached as Exhibit C to the Business Combination Agreement and (ii) the Founder Plan, substantially in the form attached as Exhibit D to the Business Combination Agreement, in connection with the Mergers and Acquiror Domestication;
(g)    to approve and adopt any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated thereby;
(h)    to adjourn the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing;
(i)    to vote against any merger, asset purchase or other business combination transaction (other than the Business Combination Agreement and the transactions contemplated thereby); and
(j)    to vote against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Mergers, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Acquiror under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled.

Section 1.5 Cooperation. Each Major Acquiror Shareholder agrees that it shall use commercially reasonable efforts to cooperate with Acquiror and the Company in connection with any review of the transactions contemplated by the Business Combination Agreement by any Governmental Authority, including by providing to Acquiror for delivery to the applicable Governmental Authority as soon as practicable following its receipt in writing of such a request, all such information about such Major Acquiror Shareholder and any of its Affiliates requested by any such Governmental Authority, and to take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to enable the parties to satisfy the condition set forth in Section 9.1(d) of the Business Combination Agreement. Each Major Acquiror Shareholder hereby agrees that such Major Acquiror Shareholder shall not commit or agree to take any action inconsistent with the foregoing.
Section 1.6 No Challenges. Each Major Acquiror Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach or violation of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby.
Section 1.7 Further Assurances. Each Major Acquiror Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to carry out its obligations under this Agreement and consummate the Mergers and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the transactions contemplated thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.8 No Inconsistent Agreement. Each Major Acquiror Shareholder hereby represents and covenants that (a) such Major Acquiror Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Major Acquiror Shareholder’s obligations hereunder or under the Sponsor Equity Agreement and (b) such Major Acquiror Shareholder shall not take any action that would, or would reasonably be expected to, frustrate, subvert, contravene or otherwise circumvent the purpose or intent of the Sponsor Equity Agreement.
Section 1.9 Consent to Disclosure. Each Major Acquiror Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Major Acquiror Shareholder’s identity and beneficial ownership of Subject Securities and the nature of such Major Acquiror Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Major Acquiror Shareholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).
Section 1.10 Release. Each Major Acquiror Shareholder by execution of this Agreement, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges each of Acquiror, Merger Sub, the Company and each of their respective Affiliates, predecessors, officers, directors, shareholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise, arising out of or related to such Major Acquiror Shareholder’s ownership or voting rights in respect of the Subject Securities or pursuant to the Acquiror’s Governing Documents (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing that arises from or out of, is based upon or relates to the Acquiror, other than Claims relating to, in connection with or arising from the Business Combination Agreement, the Mergers or the transactions contemplated thereby, the due authorization and execution and fairness (to the undersigned or otherwise) of the Business Combination Agreement, the Mergers or the other transactions contemplated by thereby, and the consideration provided for in the Business Combination Agreement upon consummation of the Mergers.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1 Representations and Warranties of Each Major Acquiror Shareholder. Each Major Acquiror Shareholder hereby represents and warrants to Acquiror and the Company, as of the date hereof, severally and not jointly (solely with respect to itself, himself or herself and not with respect to any other Major Acquiror Shareholder) as follows:
(a)    Organization; Due Authorization. If such Major Acquiror Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Major Acquiror Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Major Acquiror Shareholder. If such Major Acquiror Shareholder is an individual, such Major Acquiror Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Major Acquiror Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Major Acquiror Shareholder, enforceable against such Major

Acquiror Shareholder in accordance with the terms hereof, subject to the Bankruptcy and Equity Exceptions. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Major Acquiror Shareholder.
(b)    Ownership. Such Major Acquiror Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Major Acquiror Shareholder’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than any Permitted Liens, and Liens pursuant to (i) this Agreement, (ii) the Governing Documents of Acquiror, (iii) the Business Combination Agreement, (iv) the Sponsor Equity Agreement, (v) the letter agreement entered into by and among, A SPAC IV (Holdings) Corp., Acquiror and Cohen and Company Capital Markets, dated July 29, 2025 (the “Letter Agreement”), or (vi) any applicable securities Laws. Such Major Acquiror Shareholder’s Subject Securities are the only equity securities in Acquiror owned of record or beneficially by such Major Acquiror Shareholder on the date of this Agreement, and none of such Major Acquiror Shareholder’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder. Except any working capital loan that may be extended to the Acquiror with the ability to be converted into Acquiror Capital Stock, as disclosed in the Prospectus and, in any case, pursuant to the terms and subject to the restrictions set forth in the Business Combination Agreement, such Major Acquiror Shareholder does not hold or own any rights to acquire (directly or indirectly) any Acquiror Capital Stock or any equity securities convertible into, or which can be exchanged for, Acquiror Capital Stock.
(c)    No Conflicts. The execution and delivery of this Agreement by such Major Acquiror Shareholder does not, and the performance by such Major Acquiror Shareholder of his, her or its obligations hereunder will not, (i) if such Major Acquiror Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Major Acquiror Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Major Acquiror Shareholder or such Major Acquiror Shareholder’s Subject Securities) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Major Acquiror Shareholder of its, his or her obligations under this Agreement.
(d)    No Agreements. Each Major Acquiror Shareholder represents that it is not party to any Contract or other agreement with respect to the Subject Securities that would provide for the voting rights in respect of any Subject Securities or the transfer of any Subject Securities to any Person other than Acquiror, the Sponsor or its Affiliates on or prior to the Closing, other than as disclosed in the Prospectus, the Sponsor Equity Agreement and the Letter Agreement; provided, however, that notwithstanding the foregoing, the Major Acquiror Shareholder acknowledges and agrees that no Subject Securities may be Transferred to a Person other than the Sponsor or its Affiliates (the “Transferee”), unless such Transferee has agreed in a written instrument in a form satisfactory to the Company that such Subject Securities shall be subject to the Call Option and the Put Option (each as defined in the Sponsor Equity Agreement) pursuant to the terms and conditions of the Sponsor Equity Agreement and any other obligations set forth therein as if such Transferee were an original party thereto.

(e)    Litigation. There are no Proceedings pending or, to the knowledge of such Major Acquiror Shareholder, threatened against such Major Acquiror Shareholder and such Major Acquiror Shareholder is not party to or subject to the provisions of any Governmental Order which would question the validity of, prevent or delay the consummation of, the transactions contemplated by this Agreement.
(f)    No Inconsistent Agreement. Such Major Acquiror Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Major Acquiror Shareholder’s obligations hereunder.
(g)    Brokerage Fees. Neither such Major Acquiror Shareholder nor any of its officers, directors or employees has employed a broker or finder or incurred any liability for any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby.
(h)    Acknowledgment. Such Major Acquiror Shareholder understands and acknowledges that each of Acquiror and the Company is entering into the Business Combination Agreement in reliance upon such Major Acquiror Shareholder’s execution and delivery of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Major Acquiror Shareholder, the written agreement of Acquiror, the Company and such Major Acquiror Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.2 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, delegated or transferred without, as to each Major Acquiror Shareholder, the prior written consent of Acquiror, the Company and such Major Acquiror Shareholder. Any attempted assignment in violation of the terms of this Section 3.2 shall be null and void, ab initio.
Section 3.3 Specific Performance. Each Major Acquiror Shareholder agrees that irreparable damage for which money damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that the Company and Acquiror shall be entitled to injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, in addition to any other remedy to which any party is entitled at law or in equity. If any Proceeding shall be brought in equity to enforce the provisions of this Agreement, no Major Acquiror Shareholder shall allege, and each Major Acquiror Shareholder hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The prevailing party in any such Proceeding shall be entitled to recover from the non-prevailing party all reasonable and documented attorneys’ fees, costs and expenses incurred in connection therewith.
Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon, with respect to each Major Acquiror Shareholder, the execution and delivery of a written agreement executed by Acquiror, the Company and such Major Acquiror Shareholder.
Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email (excluding out-of-office replies or other automatically generated responses); provided, that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective parties hereto at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 3.8:
If to Acquiror:
A Paradise Acquisition Corp.
The Sun’s Group Centre, 29/F
200 Gloucester Road
Hong Kong
Attention: Claudius Tsang
Email: claudius.tsang@aspac.co
with copies to (which shall not constitute notice):
Morrison & Foerster LLP

Edinburgh Tower, 33/F, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Xiaoxi Lin
Email: xlin@mofo.com
250 West 55th Street
New York
NY 10019-9601
United States
Attention: John Owen
Email: jowen@mofo.com
If to the Company:
Enhanced Ltd
c/o ENHANCED US LLC
169 Madison Ave, Suite 15101
New York, NY 10016
United States of America
Attention: Maximilian Martin
Email: legal@enhanced.org
with copies to (which shall not constitute notice):
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN, England
Attention: Evan S. Simpson
Email: simpsone@sullcrom.com
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Matthew B. Goodman, Alan J. Fishman
Email: goodmanm@sullcrom.com, fishmana@sullcrom.com
If to a Major Acquiror Shareholder:
To such Major Acquiror Shareholder’s address set forth in Schedule I.
Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10 Entire Agreement. This Agreement, the Business Combination Agreement and the agreements referenced therein and herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
Section 3.11 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.
Section 3.12 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.
Section 3.13 Limitation. Each Major Acquiror Shareholder makes their agreements and understandings herein solely in its capacities as record holder and beneficial owners of the Subject Securities and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a representative of such Major Acquiror Shareholder solely in his or her capacity as a director or officer of the Acquiror.
Section 3.14 Miscellaneous. Sections 1.2 (Construction), 11.3 (Waiver), 11.8 (Counterparts), 11.10 (Amendments), 11.12 (Severability), 11.13 (Jurisdiction; Waiver of Jury Trial), and 11.14 (Governing Law) of the Business Combination Agreement are hereby incorporated by reference and made applicable, mutatis mutandis, to this Agreement as if set forth in their entirety herein.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Major Acquiror Shareholders, Acquiror, and the Company have each caused this Agreement to be duly executed as of the date first written above.

MAJOR ACQUIROR SHAREHOLDER:

A SPAC IV (Holdings) Corp.

By:
Name:
Title:
[Signature Page to Acquiror Holder Support Agreement]

ACQUIROR:

A PARADISE ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Acquiror Holder Support Agreement]

COMPANY:

ENHANCED LTD

By:
Name:
Title:
[Signature Page to Acquiror Holder Support Agreement]

Schedule I
Major Acquiror Shareholders Subject Securities

Shareholder	Subject Securities
A SPAC IV (Holdings) Corp.	400,000 Units and 6,666,667 Class B Shares
Address:
The Sun’s Group Center, 29th Floor, 200 Gloucester Road, Wan Chai, Hong Kong

ANNEX F
Execution Version
COMPANY HOLDER SUPPORT AGREEMENT
This Company Holder Support Agreement (this “Agreement”) is dated as of November 26, 2025, by and among A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands as a business company with limited liability (which shall migrate to and domesticate as a Texas corporation prior to the Closing) (“Acquiror”), the Persons set forth on Schedule I attached hereto (each, a “Major Company Shareholder” and, collectively, the “Major Company Shareholders”), and Enhanced Ltd, a Cayman Islands exempted company (the “Company”). Unless context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.
RECITALS
WHEREAS, as of the date hereof, the Major Company Shareholders are the holders of record and “beneficial owners” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of Company Capital Stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares of Company Capital Stock, together with any shares of Company Capital Stock of which ownership of record or the power to vote (including, by proxy or power of attorney) is hereafter acquired by any such Major Company Shareholders during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Shares”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Acquiror, Merger Sub and the Company intend (a) to effect a merger of the Company with and into Merger Sub, with the Company surviving as a wholly owned Subsidiary of Acquiror (the “First Merger”) and (b) for the surviving company of the First Merger to merge with and into Acquiror, which shall have domesticated to Texas prior to the First Merger and shall survive and change its name to Enhanced Group Inc., in each case on the terms and subject to the conditions set forth in the Business Combination Agreement; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SHAREHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1    Binding Effect of Business Combination Agreement. Each Major Company Shareholder hereby acknowledges that it has read a copy of the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in respect thereof. Each Major Company Shareholder agrees to be bound by and comply with the
F-1

terms of Section 6.5 (Acquisition Proposals) and Section 11.11 (Publicity) of the Business Combination Agreement, as if such Major Company Shareholder was an original signatory to the Business Combination Agreement with respect to such provisions as the “Company” thereunder.
Section 1.2    No Transfer. Until the earlier to occur of (a) the Second Effective Time, and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Article X thereof (the “Expiration Time”), each Major Company Shareholder agrees that it shall not (i) sell, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/ Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any hedging, swap or other arrangement that transfers to another, or disposes of (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), any of the interests (including economic consequences of ownership) in any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer, other than disclosure of the Business Combination Agreement and the Sponsor Equity Agreement and the transactions contemplated thereby, as applicable, in accordance with the requirements of the Business Combination Agreement; provided, however, that notwithstanding the foregoing, Apeiron Incubation Limited, Apeiron Investment Group Limited, Apeiron US Co-Invest II and Apeiron-Enhanced LP (collectively, the “Apeiron Transferors”) may collectively Transfer an aggregate of up to 1,000,000 Subject Shares to a third-party (an “Apeiron Transfer”); provided, however, that the Apeiron Transferors shall retain any voting rights associated with such transferred Subject Shares following an Apeiron Transfer via proxy, or otherwise, or shall have the right to cause the applicable Apeiron Transferor to vote such transferred Subject Shares as directed or instructed by any of the Apeiron Transferors. Any Transfer or attempted Transfer of any Subject Shares in violation of this Section 1.2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.
Section 1.3    New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (i) any Subject Shares are issued to a Major Company Shareholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (ii) a Major Company Shareholder purchases or otherwise acquires beneficial ownership of any Subject Shares or (iii) a Major Company Shareholder acquires the right to vote or share in the voting of any Subject Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Major Company Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Major Company Shareholder as of the date hereof.
Section 1.4    Shareholder Agreements. Until the Expiration Time and subject to the Registration Statement being declared effective, each Major Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the Shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the Shareholders of the Company sought by or on behalf of the Board of Directors of the Company or otherwise undertaken in connection with the transactions contemplated by the Business Combination
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Agreement, each such Major Company Shareholders shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Major Company Shareholder holder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:
(a)    to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Mergers;
(b)    to approve and adopt the Preferred Stock Conversion, and approve the transactions contemplated thereby;
(c)    in any other circumstances upon which a consent or other approval is required under any agreements to which such Major Company Shareholder is party (the “Shareholder Agreements”) or otherwise sought with respect to the Business Combination Agreement or the transactions contemplated thereby, to vote, consent or approve (or cause to be voted, consented or approved) all of such Major Company Shareholder’s Subject Shares held at such time in favor thereof;
(d)    to vote against any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Business Combination Agreement and the transactions contemplated thereby); and
(e)    to vote against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Mergers, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled.
Section 1.5    Cooperation. Each Major Company Shareholder agrees that it shall use commercially reasonable efforts to cooperate with Acquiror and the Company in connection with any review of the transactions contemplated by the Business Combination Agreement by any Governmental Authority, including by providing to Acquiror for delivery to the applicable Governmental Authority as soon as practicable following its receipt in writing of such a request, all such information about such Major Company Shareholder and any of its Affiliates requested by any such Governmental Authority, and to take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to enable the parties to satisfy the condition set forth in Section 9.1(d) of the Business Combination Agreement.
Each Major Company Shareholder hereby agrees that such Major Company Shareholder shall not commit or agree to take any action inconsistent with the foregoing.
Section 1.6    No Challenges. Each Major Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the
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validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement or (b) alleging a breach or violation of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the transactions contemplated hereby or thereby.
Section 1.7    Appraisal Rights. Each Major Company Shareholder hereby waives and agrees not to exercise any right of appraisal or right to dissent with respect to the Business Combination Agreement or the transactions contemplated by the Business Combination Agreement that such Major Company Shareholder may have with respect to the Subject Shares under applicable Law. Each Major Company Shareholder further agrees not to commence or participate in, facilitate, assist or encourage, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Company or its Affiliates, officers or directors, or successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Business Combination Agreement or the consummation of the transactions contemplated hereby and thereby, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Business Combination Agreement, or (y) alleging a breach of any fiduciary duty of the board of directors of the Company or any other Person in connection with this Agreement, the Business Combination Agreement or the transactions contemplated hereby and thereby.
Section 1.8     Further Assurances. Each Major Company Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to carry out its obligations under this Agreement and consummate the Mergers and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the transactions contemplated thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.
Section 1.9    No Inconsistent Agreement. Major Company Shareholder hereby represents and covenants that such Major Company Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Major Company Shareholder’s obligations hereunder.
Section 1.10    Consent to Disclosure. Each Major Company Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Major Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Major Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Major Company Shareholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).
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Section 1.11    Release. Each Major Company Shareholder by execution of this Agreement, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges each of Sponsor, Acquiror, Merger Sub, the Company and each of their respective Affiliates, predecessors, officers, directors, Shareholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise, arising out of or related to such Major Company Shareholder’s ownership or voting rights in respect of the Subject Shares or pursuant to the Company’s Governing Documents (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing that arises from or out of, is based upon or relates to the Company, other than Claims relating to, in connection with or arising from the Business Combination Agreement, the Mergers or the transactions contemplated thereby, the due authorization and execution and fairness (to the undersigned or otherwise) of the Business Combination Agreement, the Mergers or the other transactions contemplated by thereby, and the consideration provided for in the Business Combination Agreement upon consummation of the Mergers.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1    Representations and Warranties of Each Major Company Shareholders. Each Major Company Shareholder represents and warrants to Acquiror and the Company severally and not jointly (solely with respect to itself, himself or herself and not with respect to any other Major Company Shareholder) as follows:
(a)    Organization; Due Authorization. If such Major Company Shareholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Major Company Shareholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Major Company Shareholder. If such Major Company Shareholder is an individual, such Major Company Shareholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Major Company Shareholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Major Company Shareholder, enforceable against such Major Company Shareholder in accordance with the terms hereof, subject to the Bankruptcy and Equity Exceptions. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Major Company Shareholder.
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(b)    Ownership. Such Major Company Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Major Company Shareholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Governing Documents of the Company, (iii) the Business Combination Agreement, (iv) the Shareholder Agreements or (v) any applicable securities Laws. Such Major Company Shareholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Major Company Shareholder on the date of this Agreement, and none of such Major Company Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and under the Voting Agreement. Other than the Company Warrants and Company Awards set forth opposite such Major Company Shareholder’s name on Schedule I, such Major Company Shareholder does not hold or own any rights to acquire (directly or indirectly) any Company Capital Stock or any equity securities convertible into, or which can be exchanged for, Company Capital Stock.
(c)    No Conflicts. The execution and delivery of this Agreement by such Major Company Shareholder does not, and the performance by such Major Company Shareholder of his, her or its obligations hereunder will not, (i) if such Major Company Shareholder is not an individual, conflict with or result in a violation of the organizational documents of such Major Company Shareholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Major Company Shareholder or such Major Company Shareholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Major Company Shareholder of its, his or her obligations under this Agreement.
(d)    No Agreements. Each Major Company Shareholder represents that it is not party to any Contract or other agreement with respect to the Subject Shares that would provide for the voting rights in respect of any Subject Shares or the transfer of any Subject Shares to any Person other than Acquiror or the Sponsor, other than as set forth in the Governing Documents of the Company, the Business Combination Agreement or the Ancillary Agreements.
(e)    Litigation. There are no Proceedings pending or, to the knowledge of such Major Company Shareholder, threatened against such Major Company Shareholder and such Major Company Shareholder is not party to or subject to the provisions of any Governmental Order which would question the validity of, or prevent or delay the consummation of, the transactions contemplated by this Agreement.
(f)    Adequate Information. Such Major Company Shareholder is an accredited investor (as defined in Rule 501 promulgated under the Securities Act) and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Business Combination Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Major Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Major Company Shareholder acknowledges
F-6

that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Major Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Major Company Shareholder are irrevocable and result in the waiver of any right of the undersigned to demand appraisal in connection with the Merger under Section 238 of the Cayman Companies Act.
(g)    No Inconsistent Agreement. Such Major Company Shareholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Major Company Shareholder’s obligations hereunder.
(h)    Brokerage Fees. Neither such Major Company Shareholder nor any of its officers, directors or employees has employed a broker or finder or incurred any liability for any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby.
(i)    Acknowledgment. Such Major Company Shareholder understands and acknowledges that each of Acquiror and the Company is entering into the Business Combination Agreement in reliance upon such Major Company Shareholder’s execution and delivery of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1    Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Major Company Shareholder, the written agreement of Acquiror, the Company and such Major Company Shareholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.2    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, delegated or transferred without, as to each Major Company Shareholder, the prior written consent of Acquiror, the Company and such Major Company Shareholder. Any attempted assignment in violation of the terms of this Section 3.2 shall be null and void, ab initio.
Section 3.3    Specific Performance. Each Major Company Shareholder agrees that irreparable damage for which money damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance
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with their specific terms or are otherwise breached (including failing to take actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that the Company and Acquiror shall be entitled to injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, in addition to any other remedy to which any party is entitled at law or in equity. If any Proceeding shall be brought in equity to enforce the provisions of this Agreement, no Major Company Shareholder shall allege, and each Major Company Shareholder hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The prevailing party in any such Proceeding shall be entitled to recover from the non-prevailing party all reasonable and documented attorneys’ fees, costs and expenses incurred in connection therewith.
Section 3.4    Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon, with respect to each Major Company Shareholder, the execution and delivery of a written agreement executed by Acquiror, the Company and such Major Company Shareholder.
Section 3.5    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.6    Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email (excluding out-of-office replies or other automatically generated responses); provided, that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective parties hereto at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 3.6:
If to Acquiror:
A Paradise Acquisition Corp.
The Sun’s Group Centre, 29/F
200 Gloucester Road
Hong Kong
Attention: Claudius Tsang
Email: claudius.tsang@aspac.co
with copies to (which shall not constitute notice):
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Morrison & Foerster LLP
Edinburgh Tower, 33/F, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Xiaoxi Lin
Email: xlin@mofo.com
250 West 55th Street
New York
NY 10019-9601
United States
Attention: John Owen
Email: jowen@mofo.com
If to the Company:
Enhanced Ltd
c/o ENHANCED US LLC
169 Madison Ave, Suite 15101
New York, NY 10016
United States of America
Attention: Maximilian Martin
Email: legal@enhanced.org
with copies to (which shall not constitute notice):
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN, England
Attention: Evan S. Simpson
Email: simpsone@sullcrom.com
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Matthew B. Goodman, Alan J. Fishman
Email: goodmanm@sullcrom.com, fishmana@sullcrom.com
If to a Major Company Shareholder:
To such Major Company Shareholder’s address set forth in Schedule I
Section 3.7    Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
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Section 3.8    Entire Agreement. This Agreement, the Business Combination Agreement and the agreements referenced therein and herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
Section 3.9    Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.
Section 3.10    Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.
Section 3.11    Limitation. Each Major Company Shareholder makes their agreements and understandings herein solely in its capacities as record holder and beneficial owners of the Subject Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by a representative of such Major Company Shareholder solely in his or her capacity as a director or officer of the Company.
Section 3.12    Miscellaneous. Sections 1.2 (Construction), 11.3 (Waiver), 11.8 (Counterparts), 11.10 (Amendments), 11.12 (Severability), 11.13 (Jurisdiction; Waiver of Jury Trial), and 11.14 (Governing Law) of the Business Combination Agreement are hereby incorporated by reference and made applicable, mutatis mutandis, to this Agreement as if set forth in their entirety herein.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]
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IN WITNESS WHEREOF, the Major Company Shareholders, Acquiror, and the Company have each caused this Agreement to be duly executed as of the date first written above.

MAJOR COMPANY SHAREHOLDERS:

APEIRON INCUBATION LIMITED

By:
Name:
Title:

APEIRON INVESTMENT GROUP LIMITED

By:
Name:
Title:

APEIRON US CO-INVEST II

By:
Name:
Title:

APEIRON-ENHANCED LP

By:
Name:
Title:

MAXIMILIAN MARTIN

By:
Name:
Title:
[Signature Page to Company Holder Support Agreement]

ACQUIROR:

A PARADISE ACQUISITION CORP.

By:
Name:
Title:
[Signature Page to Company Holder Support Agreement]

COMPANY:

ENHANCED LTD

By:
Name:
Title:
[Signature Page to Company Holder Support Agreement]

Schedule I
Major Company Shareholder Subject Shares

Shareholder	Subject Shares	Address

Apeiron Incubation Limited	2,710,000 Company Common Shares 53,189 Series A-1 Preferred Shares 3,579 Series A-2 Preferred Shares	66 & 67, Beatrice, Amery Street Silema, SLM 1707, Malta

Apeiron Investment Group Limited	3,362,027 Company Common Shares	66 & 67, Beatrice, Amery Street Silema, SLM 1707, Malta

Apeiron US Co-Invest II	493,715 Series A-2 Preferred Shares	251 Little Falls Drive, Wilmington, Delaware, 19808, USA

Apeiron-Enhanced LP	245,989 Series B Preferred Shares	66 & 67, Beatrice, Amery Street Silema, SLM 1707, Malta

Maximilian Martin	750,000 Company Common Shares 227,273 Series A-1 Preferred Shares 174,166 Series A-2 Preferred Shares	c/o Enhanced US LLC 169 Madison Ave, Suite 15101 New York, New York 10016 United States

ANNEX G

VALUATION OF BUSINESS ENTERPRISE
AS AT SEPTEMBER 30, 2025
ENHANCED LTD
FOR THE USE BY
A PARADISE ACQUISITION CORP.
DATE OF REPORT: November 20, 2025

Migo Corporation Limited

407 Yu To Sang Building, 37 Queen’s Road Central, Hong Kong Professional Services │Industry Experts│Project Advisory & Consultancy info@migo-corp.com │ Tel: 2778 2859│ Fax: 2638 2177
November 20, 2025
A Paradise Acquisition Corp.
29th Floor,
200 Gloucester Road,
Wan Chai,
Hong Kong
Dear Sirs or Madams,
RE: VALUATION OF 100% EQUITY INTEREST IN THE BUSINESS ENTERPRISE OF ENHANCED LTD
We have been instructed by A Paradise Acquisition Corp. (the “Company”) to appraise the fair value of the 100% equity interest (the “Equity Interest”) in Enhanced Ltd (“EL”) as at 30 September 2025 (the “Appraisal Date”) for transaction purpose.
EL is principally involved in organizing live sporting events, the production and distribution of related content through various channels, and marketing lifestyle and performance optimization services to customers and the sale of related merchandise.
The Company is considering a potential merger agreement which provides for a business combination between the Company and EL (the “Potential Business Combination”). We understand that our valuation will be used in connection to public documents in relation to the Potential Business Combination.
In this appraisal, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The fair value of the Equity Interest was derived using the discounted cash flow method under the income approach and adjusted for a discount for lack of marketability. Our opinion of value is based on a going-

concern premise, which assumes that EL is an ongoing business enterprise with management operating in a rational manner to maximize shareholder value.
1.    DESCRIPTION OF THE APPRAISAL
The objective of this valuation is to provide an independent opinion on the fair value of the Equity Interest as at the Appraisal Date for transaction purpose. We understand that our valuation will be used in connection to public documents in relation to the Potential Business Combination.
The appraisal has been conducted in conformity with the Generally Accepted Accounting Principles (GAAP) in the United States of America and the International Valuation Standards (IVS). These standards provide guidance on the bases of value and the valuation approaches adopted in this analysis.
The management of EL (the “Management”) has reviewed, confirmed, and agreed with the factual content it contains.
2.    BASIS OF VALUE
The valuation is performed on the basis of fair value. According to the Statement of Financial Accounting Standards issued by the Financial Accounting Standards Board of the United States, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
3.    PREMISE OF VALUE
Our opinion of value relies on a going-concern premise. This premise assumes that EL is an ongoing business enterprise with management operating in a rational way with a goal of maximizing shareholder value.
4.    SCOPE OF WORK
This appraisal reflects facts and conditions existing as at the Appraisal Date. Subsequent events have not been considered and we are not required to update our report for such events and conditions.
Our appraisal opinion is based on the assumptions stated herein and on information provided by the Management. In the course of our valuation, we have conducted the following processes and procedures:
1.Collected and analyzed the relevant historical financial statements and other financial and operational information of EL;

2.Discussed with the Management in relation to EL’s history, operations and prospects of its business;
3.Researched the general economic outlook and the outlook for the specific industry affecting the business of EL, its industry and its market;
4.Examined the reasonableness of the information as well as other records and documents provided by the Management, in light of our research and analysis;
5.Determined the most appropriate valuation method;
6.Identified the comparable companies of EL;
7.Compiled the relevant market data and inputs for the valuation model of the Equity Interest;
8.Reviewed the underlying assumptions of the financial projections of EL furnished to us by Management (the “Projection”); and
9.Evaluated the value of the Equity Interest based on the assumptions and valuation method stated in this report.
5.    INFORMATION SOURCES
To aid us in our analysis, we have consulted, reviewed and relied on the following key information which is publicly available or provided by the Management:
1.Financial database empowered by Bloomberg;
2.Unaudited historical financial and operational information of EL;
3.The Projection and the underlying assumptions;
4.Relevant industry report and economic data; and
5.Discussions with the Management.
6.    CONTINGENT AND LIMITING CONDITIONS
This appraisal relies upon the following contingent and limiting conditions:
Public, industry, statistical, and other information furnished by third parties, upon which portions of this analysis are based, are believed to be reliable. However, we make no representation as to the accuracy or completeness of such information and have performed no independent verification or procedures to corroborate it.
The financial statements, projections, and other related information supplied by management have been accepted as correct without further verification. We have not audited, reviewed, or compiled the financial information or projections provided to us and, accordingly, we express no audit opinion or any other form of assurance on such information. We also have no reason to believe that any material facts have been withheld from us.
This report is intended to be used solely for the specific purposes stated herein. Any other use is invalid. No party should rely on this report as a substitute for its own due diligence. No reference to our name or to this report, in whole or in part, in any document prepared or distributed to third parties may be made without our prior written consent.
The opinion of value expressed herein is valid only for the stated purpose and as of the valuation date indicated. We assume no responsibility for changes in market conditions and no obligation to revise our conclusion of value to reflect events or conditions occurring after the valuation date.
Regarding the prospective financial information provided by management and used in our engagement, we have not examined or compiled such information and therefore do not express an audit opinion or any other form of assurance on it or its underlying assumptions. Events and circumstances frequently differ from expectations, and actual results may vary materially from the prospective financial information.
In arriving at our opinion of value, we have relied extensively on the information described above. Any variation in the assumptions or information used in this valuation could materially affect our opinion of value.
7.    INFORMATION ABOUT THE COMPANY
The Company is a British Virgin Islands company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.
8.    INFORMATION ABOUT EL
EL is principally involved in organizing live sporting events, the production and distribution of related content through various channels, and marketing lifestyle and performance optimization services to customers and the sale of related merchandise. The company’s activities are focused on promoting performance enhancement, innovation, and athlete development through science-based practices and competitive sporting platforms. The sports supplement and event organization segments together constitute the core of EL’s business operations, with the sports supplement division contributing the majority of the company’s revenue.
The following tables summarize the (unaudited) financial information of EL:

Income Statement
	Nine Months Ended
	September 30, 2025	September 30, 2024
Revenue	$-	$-
Cost of revenue
Gross profit
Operating expenses:
General and administrative	$9,186,333	$2,578,317
Athlete	2,005,455	132,406
Marketing	1,222,840	245,174
Depreciation	3,611	370
Total operating expenses	12,418,239	2,956,267
Loss from operations	(12,418,239)	(2,956,267)
Other income (expenses):
Interest income and other expense, net	168,306	30,521
Change in fair value of Simple Agreement for Future Equity liabilities	—	(316,145)
Total other income (expenses), net	168,306	(285,624)
Loss before income taxes	(12,249,933)	(3,241,891)
Benefit (provision) for income taxes	—	—
Net loss and comprehensive loss	$(12,249,933)	$(3,241,891)
Net loss per share, basic and diluted	$(1.21)	$(0.32)
Weighted-average shares of common stock, basic and diluted	10,155,455	10,000,000

Balance Sheet	Nine Months Ended
	September 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,242,988	$4,018,226
Deposit assets	587,011	—
Prepaid expenses and other assets	116,789	103,649
Total current assets	3,946,788	4,121,875
OTHER ASSETS:
Deposit assets, long-term	566,241	—
Equipment, net	76,072	3,134
Intangible assets, net	30,000	30,000
TOTAL ASSETS	$4,619,101	$4,155,009
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	3,436,710	1,901,176
Deposit liabilities	442,011	—
Other current liabilities	22,405	—
Total liabilities	3,901,126	1,901,176
Convertible Preferred Stock, $0.00001 par value, 3,973,381 and 2,579,168 shares authorized at September 30, 2025 and December 31, 2024, respectively; 3,333,226 and 2,579,168 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively; liquidation preference of $18,089,121 and $7,271,985 at September 30, 2025 and December 31, 2024, respectively	17,671,708	7,504,644
Commitments and contingencies (Note 7)
STOCKHOLDERS' DEFICIT:
Common Stock, $0.00001 par value, 16,615,864 and 13,942,168 shares authorized as of September 30, 2025 and December 31, 2024, respectively; 10,233,183 and 10,000,000 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively.	102	100
Additional paid-in capital	675,197	128,188
Accumulated deficit	(17,629,032)	(5,379,099)
Total stockholders' deficit	$(16,953,733)	$(5,250,811)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT	$4,619,101	$4,155,009
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements
The following table summarizes the projected revenues for the years ending 31 December 2025, 31 December 2026, 31 December 2027, and 31 December 2028, as extracted from the Projection.

Projection by the Management

	December 31, 2025	December 31, 2026	December 31, 2027	December 31, 2028
Net Revenue
Prescriptions		16,432,632	58,385,580	109,851,285
OTC		10,007,423	48,224,803	139,854,872
Games		30,768,000	67,967,000	106,915,750
Total Net Revenue		$57,208,054	$174,577,383	$356,621,907
Growth Rate		0%	205%	104%
Net Margin		51,736,500	151,655,534	300,054,439
Total Operating Expenses	$13,523,974	$88,304,408	$109,622,520	$148,847,381
Depreciation	496,438	3,156,750	5,880,927	6,446,869
Earnings Before Interest and Tax (EBIT)	$(14,020,412)	$(39,724,658)	$36,152,087	$144,760,189
Capex	2,756,850	13,205,020	3,140,040	3,140,040
EL anticipates rapid business growth in the near term. By implementing strategic initiatives such as diversifying revenue streams, expanding into international markets, and forming strategic partnerships, EL aims to strengthen its market position and enhance shareholder value.
9.    VALUATION METHODOLOGY
Selection of Valuation Methods
In this valuation, we have considered the three generally recognized valuation approaches, namely the market approach, the income approach and the asset-based approach. The approach or approaches deemed most relevant were selected for use based on the nature of the business and available data.
Market Approach
The market approach provides an indication of value by comparing the asset with identical or comparable (that is similar) assets for which price information is available. Third-party transactions in the equity of an enterprise generally represent the best estimate of fair value if they are done at arm’s length.
Income Approach
The income approach provides an indication of value by converting future cash flow to a single current value. Under the income approach, the value of an asset/the business entity is determined by reference to the value of income, cash flow or cost savings generated by the asset/ the business entity. A fundamental basis for the income approach is that investors expect to receive a return on their investments and that such a return should reflect the perceived level of risk in the investment.

Asset-Based Approach
The asset-based approach is based on the general concept that the earning power of a business entity is derived primarily from its existing assets. The assumption of this approach is that when each of the elements of working capital, tangible and intangible assets is individually valued, their sum represents the value of a business entity and equals to the value of its invested capital (“equity and long term debt”). Under the asset-based approach, the fair value of equity of a business entity/group refers to the fair values of various assets and liabilities on the statement of financial position of the business entity/group as at the measurement date, in which the fair value of each asset and liability was determined by reasonable valuation approaches based on its nature.
Valuation Method Adopted – Business Valuation
In valuing EL, we considered its marketing operations, its participation in organizing live sporting events, the production and distribution of related content through various channels, the marketing of lifestyle and performance optimization services to customers, and the sale of related merchandise. The Market-Based Approach was not adopted due to the lack of sufficiently comparable transactions and the unavailability of key transaction assumptions, such as discounts or premiums applied to prices or considerations. The asset-based approach was also not applied, as it does not capture EL’s future earning potential. In addition, the company has developed its own brand, business networks, and customer relationships — intangible assets that exist within the business but are not capitalized. As a result, the relationship between fair value and book costs is weak for EL. Therefore, the asset-based approach has been disclaimed.
The valuation approach is determined based on professional judgment and technical expertise after detailed analysis on facts and circumstances. Key factors we have considered include, among other criteria, business nature and stage of development of the subject entity, the quantity and quality of the information provided, access to available data, supply of relevant market transactions, type and nature of the subject asset, purpose and objective of the valuation.
Income Approach (Selected Methodology)
We have adopted the income approach to valuing EL because it accounts for the future development and capital expenditure of financial business activities. The income approach was considered to be the most appropriate valuation approach in the valuation, as it takes the future growth potential and firm-specific issues of EL into consideration.
Under the income approach, the Discounted Cash Flow (DCF) method was adopted in the valuation. The DCF method is the most fundamental and prominent method of the income approach. In applying the DCF method, the free cash flows were computed using the following formula:
FCF = NI + NCE + Int (1 – Tint) – NCI – InvFA – InvNWC

Where:
FCF    =    free cash flow
NI    =    net income after tax
NCE    =    non-cash expenses
Int    =    interest expenses
Tint    =    tax rate applied to interest expense
Int (1 – Tint)    =    after-tax interest expense
NCI    =    non-cash incomes
InvFA    =    investment in capital expenditure
InvNWC    =    investment in net working capital
The results were then discounted using a discount rate, or the cost of capital, to determine the present value of the expected cash flows.
The present value of the expected cash flows was computed using the following formula:
PVFCF = FCF1 / (1 + r)1 + FCF2 / (1 + r)2 + …+ FCFn / (1 + r)n
Where:

PVFCF	=	present value of free cash flows
FCF	=	free cash flow
r	=	discount rate
n	=	number of year of projections
The Weighted Average Cost of Capital (“WACC”) is commonly adopted for determination of the discount rate in our valuation. It is the overall required rate of return on a company as a whole; it is the appropriate discount rate to be applied to cash flows with risk that is similar to that of the overall company. The WACC is the weighted average of the costs of each of the different types of capital and the weights are in proportion to a company’s capital that comes from respective sources.
WACC = We x Re + Wd x Rd x (1 - Tc)
In which
Re = Cost of equity;
Rd = Cost of debt;
We = Weight of equity value to enterprise value;
Wd = Weight of debt value to enterprise value; and
Tc = Corporate tax rate.

Cost of Debt
The cost of debt was determined by the expected borrowing rates of EL. Since the interest expenses paid on debts are tax-deductible for EL, the cost of obtaining debt funds is less than the required rate of return for the suppliers of debt capital. The after-tax cost of debt was calculated by multiplying one minus the corporate tax rate by the cost of debt.
Cost of Equity
The cost of equity was determined using the Capital Asset Pricing Model (“CAPM”), which describes the relationship between the risks of TY AM Group and expected return to investors. It is calculated by the following formula:
Re = Rf + β x Market Risk Premium + Other Risk Premium
In which
Re = Cost of equity;
Rf = Risk-free rate; and
β = Beta coefficient.
Discount Rate
In determining the Weighted Average Cost of Capital (“WACC”), we selected several listed companies with business scopes and operations similar to those of EL as comparable companies.
Selection of Comparable Companies
EL’s main operation is organizing live sporting events, producing and distributing related content through various channels, and marketing lifestyle and performance optimization services to customers and selling related merchandise.
We have identified potential comparable companies that provide similar services within the sports entertainment, performance technology, and lifestyle wellness markets with distinctive operation models and geographies. These companies exhibit a wide range of gross profit and operating margins. For comparable companies that generate revenue from different operating models or at different margins, their valuation multiples may be distorted and may not be considered as comparable companies.
Based on the aforesaid factors, the selection criteria for this valuation are determined to be: (1) principally engaged in similar business (i.e., over 50% revenue is generated from sport event, supplement and related services); (2) listed on a recognized stock exchange; and (3) publicly available and reliable financial information publicly available and reliable financial information for valuation purposes.
Based on the above criteria, we have conducted comprehensive research and come up with the below exhaustive list of comparable companies which is considered as fair and representative for the purpose of this valuation. The selected comparable companies (the “Comparable Companies”) are listed in the

United States. A description of the business operation of the Comparable Companies is summarized below:

Company Name	Stock Code	Peers Background
Live Nation Entertainment, Inc	LYV US EQUITY
Live Nation Entertainment, Inc. produces live concerts and sells tickets to those events over the Internet. The Company offers ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters. Live Nation Entertainment serves customers worldwide.

Madison Square Garden Sports Corp	MSGS US EQUITY	Madison Square Garden Sports Corp. operates as a sports team. The Company participates in live sporting events. Madison Square Garden Sports serves clients in the United States.
Manchester United Plc	MANU US EQUITY
Manchester United Plc. operates as a professional sports club. The Company manages the soccer team and all affiliated club activities of the Manchester United Football Club, that includes the media network, foundation, fan zone, news and sports features, and team merchandise. Manchester United is based in England.

TKO Group Holdings, Inc	TKO US EQUITY
TKO Group Holdings, Inc. operates as a holding company. The Company, through its subsidiaries, provides sports entertainment services, as well as focuses on organizing live events. TKO Group Holdings serves customers worldwide.

Glanbia plc	GLB LN EQUITY	Glanbia plc is an international dairy, consumer foods, and nutritional products company. The Company conducts operations primarily in Ireland, the United Kingdom, and the United States.
The Simply Good Foods Company	SMPL US EQUITY
The Simply Good Foods Company operates as an investment company. The Company invests in and expands snacks and food products businesses. Simply Good Foods serves customers in the States of Colorado and Connecticut.

Herbalife Ltd	HLF US EQUITY
Herbalife Ltd operates as a nutrition company. The Company manufactures and sells weight management solutions such as protein shakes, nutritional supplements, sports nutrition solutions, and personal care products. Herbalife serves clients worldwide.

BellRing Brands, Inc	BRBR US EQUITY
BellRing Brands, Inc. operates as a nutrition company. The Company sells and markets nutrition products such as premier protein, dymatize, and powerbar products for food, drug, mass, club, specialty, ecommerce, and foodservice channels. BellRing Brands serves customers worldwide.

The Beachbody Company, Inc	BODI US EQUITY	The Beachbody Company, Inc. operates as a health and fitness company. The Company offers wellness digital platforms and nutrition products. Beachbody Company serves customers worldwide.

Below is the summary of the key parameters of the WACC of EL adopted as at the Appraisal Date:

Key Parameters	As of September 30, 2025
Risk-free Rate	4.15%
Market Risk Premium	6.26%
Beta Coefficient	0.56
Size Premium	2.66%
Cost of Equity	10.32%
Cost of Debt	7.25%
Weight of Equity Value to Enterprise Value	82.15%
Weight of Debt Value to Enterprise Value	17.85%
Corporate Tax Rate	25.63%
WACC (Rounded)	9.44%
Notes:
•The future cash flows were discounted using a Weighted Average Cost of Capital ("WACC") of 9.44% as of the Appraisal Date. The WACC was derived using the following principal assumptions:
◦Risk-Free Rate: A rate of 4.15%, based on the yield of the U.S. 10-year government bond as of the Appraisal Date, which represents the return on a risk-free investment.
◦Equity Risk Premium: A premium of 6.26% to compensate investors for taking on the relatively higher risk of the equity market compared to risk-free assets.
◦Beta Coefficient: A levered beta of 0.56, derived from the median adjusted beta of the Comparable Companies listed below. This implies that Enhanced Group is theoretically less volatile than the broader market, consistent with established players in the sports and wellness sector.
◦Size Premium: A premium of 2.66% was added to account for the additional risk associated with smaller companies (micro-cap), referencing the Duff & Phelps Size Premium study.
◦Company-Specific Risk: The WACC calculation assumes that Enhanced Group will achieve its projected capital structure of approximately 18% debt and 82% equity.
•For purposes of estimating terminal value of Enhanced Group beyond the discrete projection period, a terminal growth rate of 3.0% was applied. The rate selected aligns with long-term global inflation expectations and projected GDP growth. It reflects the assumption that, after the initial high-growth projection period, Enhanced Group will reach a state of maturity where it will grow at a rate consistent with the broader economy, rather than continuing at the accelerated growth rates reflected in the earlier projection years.
•Taxation: A corporate tax rate of 25.63% is assumed to remain constant throughout the projection period. The corporate tax rate represents the combined federal and state statutory corporate income tax rate, as sourced from The Organisation for Economic Co-operation and Development for 2024.
The above assumptions and inputs were selected to reflect prevailing market conditions and factors specific to Enhanced Group as of the Appraisal date. They are not necessarily indicative of the actual future cost of capital that Enhanced Group may experience, which could differ materially depending on changes in market conditions, capital structure, or Enhanced Group’s risk profile.
The DCF method generally yields valuation information at the controlling, marketable level of value. The above indicated value is then subject to the adjustments for the discount for lack of marketability in order to derive the fair value, non-marketable equity interest in EL.

Discount for Lack of Marketability
The concept of marketability relates to the liquidity of an ownership interest - that is, how quickly and easily it can be converted into cash if the owner chooses to sell. The discount for lack of marketability (DLOM) reflects the absence of a ready market for shares in a closely held corporation. Ownership interests in such companies are typically less marketable than comparable interests in publicly traded companies. Consequently, a share in a privately held company is generally worth less than an equivalent share in a publicly listed company.
Based on our qualitative and quantitative analysis, a 15.69% discount is suggested for this valuation. The discount is make reference to the Stout Restricted Stock Study, which is one of the common quantitative methods in assessing the discount for lack of marketability for the shares of private entity, like EL. This conclusion is also concurred with our findings on other relevant research papers (both formal and informal) and valuation journals on valuation premiums and discounts which are publicly available.
Calculation of the fair value of the Equity Interest is summarized as follows:

The Sum of the Present Value of the Free Cash Flow after applying a discount rate of 9.44 % is as follows;
Year 2025 USD (16,098,321); Year 2026 USD (43,381,517); Year 2027 USD 31,180,804; Year 2028 USD 94,850,314;
(USD) 66,551,280
Long Term Growth Rate	3%
Terminal value	1,732,242,307
Present Value of Terminal Value	1,351,764,849
Total Business Value	1,418,316,129
Add: Interest-Bearing Debt
: Non-operating Asset	4,796,590
Equity Value (USD)	1,423,112,719
Less: Discount for Lack of Marketability (15.69%)	223,286,386
100% Equity Interest of EL	1,199,826,334
USD (Rounded)	1,200,000,000

Sensitivity analysis indicates with a variation of ±0.5% in the WACC	1,100,000,000 to 1,300,000,0000
In our calculation of the fair value of the Equity Interest, we have made the following assumptions:
1.There will be no material changes in the existing political, legal, fiscal, or economic conditions under which EL conducts its business;
2.There will be no material changes in the current taxation laws of the jurisdictions in which EL operates, the applicable tax rates will remain unchanged, and all relevant laws and regulations will continue to be complied with;

3.There will be no material changes in the industry in which EL operates that would materially affect the revenues, profits, or cash flows attributable to EL and its subsidiaries;
4.EL and/or its partners will obtain all necessary licenses, permits, and approvals required to provide its services;
5.Exchange rates and interest rates will not differ materially from those presently prevailing;
6.The availability of financing will not constrain the operations of EL;
7.EL will successfully maintain its competitiveness through optimizing the utilization of its resources and expanding its marketing network;
8.EL will keep abreast of industry developments, enabling it to grow, establish profitability, and sustain its competitive advantage;
9.EL will continue to utilize and maintain its current operational, administrative, and technical facilities to support expansion and increase sales;
10.EL will be able to secure sufficient funds to meet its financial obligations as they fall due;
11.EL will retain and continue to employ competent management, key personnel, and technical staff to support its ongoing operations;
12.Industry trends and market conditions relevant to EL’s business will not deviate materially from current economic forecast;
13.EL has no material contingent assets or liabilities as at the Appraisal Date; and
14.The Projection has been prepared on a reasonable basis, reflecting estimates that have been made with due and careful consideration by the Management.
10.    OPINION OF VALUE
Based upon the investigation and analysis outlined above and the appraisal method employed, it is our opinion that the fair value of the Equity Interest as at 30 September 2025 is reasonably stated by the amount of United States Dollars ONE BILLION TWO HUNDRED MILLION DOLLARS ONLY (USD1,200,000,000). Sensitivity analysis indicates that, with a variation of ±0.5% in the Weighted Average Cost of Capital (WACC), the value opinion would fall within a range of USD ONE BILLION ONE HUNDRED MILLION (USD1,100,000,000) to USD ONE BILLION THREE HUNDRED MILLION (USD1,300,000,000).

This opinion of value is based on generally accepted valuation principles, procedures, and practices that rely extensively on numerous assumptions and involve consideration of various uncertainties, not all of which can be easily quantified or ascertained. Any variation in the assumptions or limiting conditions set out in this report could materially affect our opinion of value. Although this valuation is intended to estimate fair value, we assume no responsibility for the inability of any seller or buyer to conclude a transaction at the stated value. We have no obligation to update this report or our opinion of value for events or information that come to our attention after the date of issuance of this report.
We hereby confirm that we are independent of, and not connected with, EL or the Company, and that we have no present or prospective interest in them or in the values reported herein.
Yours faithfully,
For and on behalf of
Migo Corporation Limited
/s/ Migo Corporation Limited
******** End of Report ********

Table of Contents	Rooms 1101-4, 11/F., Harcourt House, 39 Gloucester Road, Wan Chai, Hong Kong Tel (852) 2529 6878 Fax (852) 2529 6806 E-mail info@romagroup.com http:// www.romagroup.com
November 20, 2025
A Paradise Acquisition Corp.
Board of Directors
29th Floor
200 Gloucester Road
Wan Chai, Hong Kong
Dear Sir/Madam,
Re:    FAIRNESS OPINION ON THE CONSIDERATION TO BE PAID FOR ENHANCED LTD

Roma Appraisals Limited (“Roma”, “we” or “us”) refer to recent instructions from A Paradise Acquisition Corp. (hereinafter referred to as the “Instructing Party”) to us with regard to the Transaction (as defined herein) to prepare a fairness opinion (the “Opinion”) to A Paradise Acquisition Corp. (“A Paradise” or the “Instructing Party”) to the effect that the consideration (as defined below) to be paid by A Paradise to the shareholders of Enhanced Ltd (“EL”, together with its subsidiaries as the “EL Group”) for the Transaction be fair and reasonable, from a strictly financial standpoint, to A Paradise, including the unaffiliated security holders of A Paradise as at 30 September 2025 (hereinafter referred to as the “Opinion Date”). We are pleased to report that we have made relevant enquiries and obtained other information which we considered relevant for the purpose of providing you with our Opinion.
We understand that A Paradise has proposed to enter into a Merger Agreement with EL Group and the relevant parties (the “Merger Agreement”), whereby A Paradise will acquire 100% of outstanding equity of EL Group (the “Transaction”), with total consideration of USD 1 billion and 200 million to be paid via issuance of ordinary shares to the shareholders of EL Group at the closing of the Transaction as further detailed in the Merger Agreement.
1.    PURPOSE OF THE REPORT
The Opinion is to express an independent opinion of whether the Transaction as described in the Merger Agreement is fair to A Paradise and its shareholders (including its unaffiliated shareholders) solely from a financial point of view, which includes an analysis of the market value of the 100% equity value range of EL Group. This report is made available to the Instructing Party only for the purpose of the transaction referenced in this report.
This report is not a valuation report and does not express an estimation of the value-in-use of the Assets. Roma Appraisals assumes no responsibility whatsoever to any person other than the Board of Directors and officers of the Instructing Party in respect of, or arising out of, the contents of this report. If others choose to rely in any way on the contents of this report they do so entirely on their own risk.
2.    SCOPE OF WORK AND LIMITATIONS
In preparing this fairness opinion, we have had discussions with A Paradise and with the management and members of EL Group in relation to the Transactions, the financial condition of EL Group and other relevant information concerning the fairness of the consideration to be paid in the Transaction. As part of our analysis, we have reviewed Transaction terms and considered certain files and information made available to us in the virtual dataroom of EL Group, including but not limited to unaudited financial statements, annual reports and management accounts.
We have also reviewed the valuation report prepared by Migo Corporation Limited, the projections provided by EL Group, the Merger Agreement, and certain other contractual and transaction documents relevant to the Transaction, together with public filings and other publicly available information concerning companies comparable in nature to EL Group that we considered to be relevant. Discussions were held with representatives of EL management and A Paradise management regarding the terms of the Transaction, the financial condition and prospects of EL Group, the business strategy of EL Group, and other matters that we believed necessary or appropriate in forming this opinion.
In addition, we considered the nature of the business and historical performance of EL Group, the major operational contracts and agreements in relation to its business, as well as the financial and business risks of the enterprise, including continuity of income. We have also considered the general business, financial and economic conditions prevailing at the time of our review.
We have no reason to believe that any material facts have been withheld from us. However, we do not warrant that our investigations have revealed all of the matters which an audit or more extensive examination might disclose.

The scope of our work includes the following:
•Reviewing of the valuation working and Valuation Report prepared by the Migo;
•Reviewing of the valuation methodologies used and valuation assumptions used;
•Review of the projections and the assumptions underlying the projections;
•Reviewing of the terms and conditions Merger Agreement, and other relevant agreements;
•Considering draft financials, management information, annual reports and other financial and operating data provided;
•Considering publicly available information of comparable companies deemed relevant;
•Reviewed the A Paradise’s SEC filings;
•Considering the economic and industry outlook applicable to EL Group;
•Holding discussions with the Instructing Party, EL Group management and A Paradise management, as appropriate; and
•Reviewing of the financial condition and performance of EL Group.
During the course of our review, we have been provided with the following:
•Draft financial statements and management accounts of EL Group;
•Reports and other documents of EL Group;
•The Merger Agreement and other transactional and operational contracts;
•Public filings and industry information available in the public domain;
•The projections prepared by EL and certain files submitted by EL, including through its virtual dataroom;
•Valuation Report on the valuation of 100% equity interest in EL prepared by Migo;
•Valuation working prepared by the Valuer; and
•Relevant supporting and evidence of the valuation provided by the Valuer; and
•Such other information, analyses, investigations and discussions as we considered necessary or appropriate in the circumstances.
In performing our work, we have primarily relied on information provided to us through these sources and discussions, without independent verification, audit or due diligence of such information. We have not verified the accuracy of the information within those sources, nor have we performed any additional independent market research to access the assumptions adopted by the Valuer, unless otherwise specified. Our Opinion is subject to the information made available as at the date hereof and to no change in circumstances thereafter.
By its very nature, determination of fairness and valuation work cannot be regarded as an exact science and the conclusions arrived at in many cases will of necessity be subjective and dependent on the exercise of individual judgement. There is, therefore, no indisputable single value and generally we cannot provide absolute assurance on the fairness of any transaction.
3.    REPORT PARTICULARS
3.1    Instructing Parties and Purposes
The Instructing Party of the fairness opinion is A Paradise Acquisition Corp. The purpose of the fairness opinion is to express an independent opinion of whether the Transaction is fair to A Paradise and its shareholders (including its unaffiliated shareholders) solely from a financial point of view, which includes an analysis of the market value of the 100% equity value range of EL.
3.2    Date of Opinion
The Date of Valuations is 30 September 2025.
3.3    Basis of Opinion
The basis of valuation is fair value.
3.4    Valuation Standard
The valuation is in compliance with the International Valuation Standards published by the International Valuation Standards Council.
3.    Valuation Methodology
Our analyses were based, among other things, on historical, unaudited financial information, including the projections from EL furnished to us by senior management of EL (collectively, the “Financial Information”). Even though we have reviewed the Financial Information, and the underlying assumptions for reasonableness, we express no opinion thereon. In addition, in rendering this Opinion, we have assumed that the Financial

Information have been reasonably prepared by EL Group’s management and their external accountants and/or advisors, and reflect EL Group’s management’s best currently available estimates and good faith judgment of the competitive, operating and regulatory environment and risks, as well as of the related financial performance of EL, and we have assumed that the Financial Information and the assumptions derived therefrom provide a reasonable basis for our Opinion. Although the Financial Information did not form the principal basis for our Opinion, but rather constituted one of many items that we employed, changes to the Financial Information could affect the Opinion rendered herein. Our Opinion speaks only as of the dates hereof and we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof.
Income Approach (Discounted Cash Flow Analysis)
We have reviewed Migo’s considerations for adopting the Income Approach, specifically a Discounted Cash Flow (“DCF”) analysis, as the primary methodology to evaluate the market value of the equity of Enhanced Ltd. We consider this approach fair and reasonable given that it accounts for future development and capital expenditure of financial business activities, takes into account the future growth potential, EL Group's specific business model and the availability of management projections.
4.    Assumptions
Assumptions considered to have significant sensitivity effects in this analysis have been evaluated in order to provide a more accurate and reasonable basis for arriving at our assessed value. The following key assumptions have been made:
•There will be no major changes in the existing political, legal, fiscal and economic conditions in which EL Group carries on its business;
•There will be no major changes in the current taxation law in the territories where EL Group operates, that the rates of tax payable will remain unchanged and that all applicable laws and regulations will be complied with;
•There will be no material changes in the industry in which EL Group involves that would materially affect the revenues, profits, cash flows attributable to the Group;

•EL Group and/or its partners will obtain the necessary licenses and approvals to provide its service;
•Exchange rates and interest rates will not differ materially from those presently prevailing;
•The availability of finance will not be a constraint on the operations of EL;
•EL Group will successfully maintain its competitiveness through optimizing the utilization of its resources and expanding its marketing network;
•EL Group can keep abreast of the latest development of the industry, enabling it to grow, establish profitability, and sustain its competitive advantage;
•EL Group will utilize and maintain its current operational, administrative and technical facilities to expand and increase its sales;
•EL Group will be able to secure funds to repay its debts when they fall due;
•EL Group will retain and have competent management, key personnel, and technical staff to support its ongoing operations;
•Industry trends and market conditions for related industries will not deviate materially from economic forecasts;
•EL Group has no material contingent asset/liability as at the Opinion Date;
•The Projection has been prepared on a reasonable basis, reflecting estimates which have been arrived at after due and careful consideration by the Management;
•The Comparable Companies as at the Opinion Date that are sourced from the Bloomberg terminal and dataroom reflect the market’s expectation on the Comparable Companies as at the Opinion Date; and
•There is no significant adverse change in the operation and financial position of EL Group between Opinion Date and the date of this fairness opinion.

In addition to the facts and conclusions contained in the Information, the completion of the Transaction is subject to a number of conditions outside the control of A Paradise and EL Group, and Roma has assumed all conditions precedent to the completion of the Transaction can be satisfied in due course and all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained, without adverse conditions or qualification.
5.    LIMITING CONDITIONS
Our conclusion is derived from generally accepted appraisal procedures and practices that rely substantially on the use of various assumptions and the consideration of many uncertainties, not all of which can be easily quantified or ascertained. This opinion solely reflects the facts and conditions existing at the Opinion Date.
To the best of our knowledge, all data set forth in this report are reasonable and accurately determined. The data, opinion, or estimates identified as being furnished by others, which have been used in formulating this analysis, are gathered from the Management and other reliable sources; yet, no guarantee is made nor liability assumed for their accuracy.
We have relied to a considerable extent on information provided by the Management and the relevant announcements, circulars and financial data published. We are not in the position to verify the accuracy of all information provided to us. However, we have had no reason to doubt the truth and accuracy of the information provided to us and to doubt that any material facts have been omitted from the information provided. No responsibilities for the operation and financial information that have not been provided to us are accepted.
This Fairness Opinion may be disclosed and included in the filings with the United States Securities and Exchange Commission in relation to the Transaction. Save as and except for the purpose stated above and the prior sentence, neither the whole nor any part of this report nor any reference thereto may be included in any document, circular or statement without our written approval of the form and context in which it will appear. This report is for the exclusive use of the party to whom it is addressed and for the specific purpose stated above. No responsibility is accepted to any third party for the whole or any parts of its contents.

INDEPENDENCE
We hereby confirm that we have neither present nor prospective interests in the Companies, Valuer, the Instructing Party or the values reported in the Valuation Report.
6.    CONCLUSION
Based upon and subject to the foregoing, and the information provided to us and such other factors as Roma considered relevant, Roma is of the opinion that, as at the date hereof, the consideration of USD1 billion and 200 million to be paid by A Paradise to EL Group shareholders pursuant to the Transaction is fair, from a financial point of view, A Paradise and the shareholders of A Paradise (including its unaffiliated shareholders).
Yours faithfully,
For and on behalf of
Roma Appraisals Limited
/s/ Roma Appraisals Limited
____________________________________

Roma Group comprises of Roma Appraisals Limited and Roma Oil and Mining Associates Limited. Roma Group is a well-established firm engaged in the provision of valuation and technical advisory. We are one of the leading service providers in Hong Kong with principal clients being companies listed on the Hong Kong Stock Exchange.
Our dynamic & experienced professional team is committed to deliver credible, professional and the highest quality services to our clients. Roma Group is your strategic partner of choice. We help you making the most reliable, informed and insightful corporate decisions.
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Annex I
Execution Version
TRANSACTION SUPPORT AGREEMENT
This Transaction Support Agreement (this “Agreement”) is dated as of November ___, 2025, by and between Enhanced Ltd, a Cayman Islands exempted company (the “Company”), and the Person or the Persons set forth on Schedule I attached hereto (the “Supporting Shareholder”). Unless context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement.
RECITALS
WHEREAS, contemporaneously with the execution and delivery of this Agreement, A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands as a business company with limited liability (which shall migrate to and domesticate as a Texas corporation prior to the Closing) (“Acquiror”), A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company entered into that certain Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Acquiror, Merger Sub and the Company intend (a) to effect a merger of the Company with and into Merger Sub, with the Company surviving as a wholly owned Subsidiary of Acquiror (the “First Merger”) and (b) for the surviving company of the First Merger to merge with and into Acquiror, which shall have domesticated to Texas prior to the First Merger and shall survive and change its name to Enhanced Group Inc. (the “New Company”), in each case on the terms and subject to the conditions set forth in the Business Combination Agreement (the “Business Combination”);
WHEREAS, as of the date hereof, the Supporting Shareholder is the holder of record and “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of shares of the Company’s capital stock as are indicated on Schedule I attached hereto (the “Subject Shares”, which shall be deemed to include any securities of the New Company issued to the Supporting Shareholder in respect of the shares of the Company’s capital stock indicated on Schedule I attached hereto, and which, for the avoidance of doubt, shall not include any shares of the Company’s capital stock not listed on Schedule I attached hereto, including any shares of the Company’s capital stock issued upon conversion of any simple agreements for future equity entered into by the Supporting Shareholders, whether prior to, on or following the date hereof);
WHEREAS, the Supporting Shareholder is subject to the provisions of the Amended and Restated Memorandum and Articles of Association of the Company, adopted by Special Resolutions on [       ], 2025) (the “Articles”), and the Third Amended and Restated Voting Agreement, dated as of [       ], 2025 (the “Voting Agreement”);
WHEREAS, the Business Combination constitutes a “Sale of the Company” (as defined in the Articles and the Voting Agreement) and has been approved in writing by the Company’s board of directors, the holders of a majority of the Company’s preferred stock and a majority of the shares of the Company’s common stock, including Apeiron Incubation Limited, or, alternatively, Apeiron Investment Group Limited, and specified that Article 11 of the Articles and Section 3 of the Voting Agreement apply to the Business Combination;
WHEREAS, in support of the Business Combination, the Company has determined that each current holder of the Company’s capital stock shall execute and deliver a support agreement in substantially the same form as this Agreement, and each such holder is required under the Articles and the Voting Agreement to execute and deliver such support agreement; and
WHEREAS, as an inducement to the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SUPPORT AGREEMENT; COVENANTS
Section 1.1    No Transfer. The Supporting Shareholder hereby irrevocably agrees with the Company that the Supporting Shareholder will not, directly or indirectly (and will cause any direct or indirect affiliate of the Supporting Shareholder not to), during the period commencing on the execution of this Agreement until the date which is the earlier of (a) the date on which the Business Combination Agreement is terminated and (b) the date which is eighteen (18) months from the date of consummation of the Business Combination (such period being the “Support Period”), (i) sell, offer to sell, contract or agree to sell, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/ Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any hedging, swap or other arrangement that transfers to another, or disposes of (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), any of the interests (including economic consequences of ownership) in any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer, other than as disclosed in connection with the Business Combination Agreement and the transactions contemplated thereby, as applicable, in accordance with the requirements of the Business Combination Agreement (the “Support Restrictions”).
Section 1.2    Initial Release. The Support Restrictions shall cease to apply to five percent (5%) of the Subject Shares held by the Supporting Shareholder on May 4, 2026.
Section 1.3    Subsequent Release. The Support Restrictions shall cease to apply to an additional fifty percent (50%) of the Subject Shares held by the Supporting Shareholder on the date which is twelve (12) months from the date of consummation of the Business Combination.
Section 1.4    New Funding Release. In addition to the releases set forth in Sections 1.2 and 1.3 above, in consideration of the provision of new equity financing to the Company in connection with the Business Combination from the Supporting Shareholder, subject to the consummation of the Business Combination, the Support Restrictions shall cease to apply to a number of Subject Shares equal to the quotient of (x) (i) four (4) multiplied by (ii) the amount (in U.S. dollars) of the new equity financing provided to the Company by the Supporting Shareholder divided by (y) $10.00, on the earlier of (a) April 27, 2026 and (b) the date which is five (5) weeks following the date of consummation of the Business Combination.
Section 1.5    Company Release and Waiver. The Company may at any time on after May 11, 2026, in its sole discretion, determine to waive or release some or all of the Subject Shares from any applicable Support Restrictions. It is understood that if the Company waives or limits the application of any other support agreement entered into by any other shareholder in connection with the Business Combination or consents in writing to any transfer by any other shareholder, the Supporting Shareholder shall be entitled to the same waiver or limitation pro rata based on shareholdings, as the case may be. By way of example, if a holder of 1,000 shares subject to a support agreement is granted a waiver or the Company agrees to limit the application of such support agreement in respect of 500 shares, then the Supporting Shareholder shall be entitled to a waiver (or agreement to limit the application of this Agreement) in respect of fifty percent (50%) of its Subject Shares.
Section 1.6    Other Exceptions. The Support Restrictions shall not apply to Transfers of Subject Shares:
(a)in connection with any pledge, hypothecation or security interest in Subject Securities in a bona fide transaction to a bona fide third party as collateral or security for any margin loan or other loans, advances or extensions of credit entered into by the Supporting Shareholder or any of its direct or indirect subsidiaries or affiliates, or, in the event of a foreclosure on such Subject Securities pursuant to such pledge or hypothecation to a bona-fide third party, the transfer of Subject Securities that have been pledged or hypothecated, provided that any filing under Section 16 or Section 13 of the Exchange Act shall clearly indicate that the filing relates to the circumstances described in this clause and no other public filing or announcement shall be made voluntarily during the Support Period in connection with such transfer or disposition;
(b)to any beneficiary of the Supporting Shareholder pursuant to a will, other testamentary document or intestate succession to the legal representatives, heirs, beneficiary or immediate family member of the Supporting Shareholder (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);
(c)to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the Supporting Shareholder or the immediate family of the Supporting Shareholder;
(d)as distributions to limited partners, members or stockholders of the Supporting Shareholder;
(e)to the Supporting Shareholder ’s affiliates or to any investment fund or other entity controlled or managed by the Supporting Shareholder ;
(f)to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (d) above;

(g)transfers by operation of law, such as (without limitation) pursuant to an order of a court or regulatory agency, including a domestic relations order or negotiated divorce settlement, or to comply with any regulations related to the Supporting Shareholder’s ownership of Subject Shares;
(h)to the Company or any of its subsidiaries upon death, disability or termination of employment, in each case, of the Supporting Shareholder;
(i)to the Company or any of its subsidiaries (i) deemed to occur upon the cashless exercise of options or convertible debt instruments or (ii) for the primary purpose of paying the exercise price of such options or convertible debt instruments or for paying taxes (including estimated taxes) due as a result of the exercise of such options;
(j)pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of common stock of the Company involving a change of control of the Company following the consummation of the Business Combination that has been approved or recommended by the Company’s board of directors (or, as long as the Company has a two-tier board structure, the Company’s management board and supervisory board), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Supporting Shareholder’s Subject Shares shall remain subject to the provisions of this Agreement, and provided further that “change of control” as used herein, shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting stock of the Company;
(k)with the prior written consent of the Company;
(l)entrance into any call option agreement, forward sale or other sale arrangements, provided that exercise or delivery of the applicable Subject Securities shall not occur prior to the expiration of the Support Period; or
(m)to any of the Supporting Shareholder’s affiliates or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, the Supporting Shareholder or any of its affiliates (provided that, in each case, such transferee shall continue to be bound by the terms of this Agreement);
provided, that, (A) in the case of any transfer or distribution pursuant to clauses (c) through (g) above, (i) each donee, trustee, transferee or distributee, as the case may be, shall sign and deliver a support letter substantially in the form of this Agreement and (ii) such transfers are not dispositions for value; (B) in the case of any transfer or distribution pursuant to clauses (a) and (c) through (f) above, each party (donor, donee, trustee, transferor, transferee, distributer or distributee) shall not be required by law (including, without limitation, the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Support Period; and (C) in the case of any transfer or distribution pursuant to clauses (b) and (g) through (i) above, any filing that is required under the Securities Act or the Exchange Act shall include disclosure explaining the nature of the transfer or disposition in the footnotes thereto, and no filing or public announcement of the transfer or disposition shall be voluntarily made prior to the expiration of the Support Period. The term “affiliate” in this Agreement shall have the meaning set forth in Rule 405 under the Securities Act.
Section 1.7    Affiliate Transfers. In the event the Supporting Shareholder has the right under this Agreement to Transfer any Subject Securities (including pursuant to Section 1.4 above), the Supporting Shareholder may elect for any of its affiliates to Transfer any of their subject securities without any equivalent restrictions under any support agreements in substantially the same form as this Agreement entered into by such affiliates, and the number of Subject Securities which may be Transferred by the Supporting Shareholder pursuant to this Agreement shall be reduced accordingly.
Section 1.8    Legal Effect. Any Transfer or attempted Transfer of any Subject Shares in violation of Section 1.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.
Section 1.9    Rule 10b-5 Plan. Notwithstanding anything herein to the contrary, the Supporting Shareholder may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Plan”) during the Support Period, provided that no direct or indirect offers, sales, contracts to sell sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Subject Securities may be effected pursuant to such plan during the Support Period; provided, further, that neither the Company nor the Supporting Shareholder will voluntarily report the establishment of such Rule 10b5-1 Plan in any public report or filing with the SEC under the Exchange Act during the Support Period and any required filing under the Exchange Act regarding such plan indicates that no sales of Subject Shares shall be permitted under such plan during the Support Period.
Section 1.10    Stop Transfer Restrictions. In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Subject Securities if such transfer would constitute a violation or breach of this Agreement.
Section 1.11    Disclosure by Supporting Shareholder. The Supporting Shareholder confirms that he, she or it has furnished the Company with the details of any transaction the Supporting Shareholder , or any of his, her or its affiliates, is a party to as of the date hereof, which transaction would have been restricted by this Agreement if it had been entered into by the Supporting Shareholder during the Support Period.
Section 1.12    Consent to Public Disclosure. Each Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Supporting Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Supporting Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and a copy of this Agreement, in each case to the extent which is reasonably determined by the Company to be required to be disclosed. Each Supporting Shareholder will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC).
Section 1.13    Release. Each Supporting Shareholder by execution of this Agreement, on behalf of himself, herself or itself and each of his, her or its heirs, administrators, estates, executors, personal representatives, successors and assigns (collectively, the “Releasors”), hereby irrevocably releases and forever discharges each of Sponsor, Acquiror, Merger Sub, the Company and each of their respective Affiliates, predecessors, officers, directors, Shareholders, members, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, debts, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise, arising out of or related to such Major Company Shareholder’s ownership or voting rights in respect of the Subject Shares or pursuant to the Company’s Governing Documents (“Claims”), which the Releasor now has, may ever have had in the past or may have in the future against any of the respective Releasees by reason of any act, omission, transaction, occurrence, conduct, circumstance, condition, harm, matter, cause or thing that has occurred or existed at any time from the beginning of time up to and including the Closing that arises from or out of, is based upon or relates to the Company, other than Claims relating to, in connection with or arising from the Business Combination Agreement, the Mergers or the transactions contemplated thereby, the due authorization and execution and fairness (to the Supporting Shareholder or otherwise) of the Business Combination Agreement, the Mergers or the other transactions contemplated by thereby, and the consideration provided for in the Business Combination Agreement upon consummation of the Mergers. Each Releasee is intended to be a third-party beneficiary of this Section 1.13 and may enforce the releases set forth in this Section 1.13.
ARTICLE II
MISCELLANEOUS
Section 2.1    Authority. The Supporting Shareholder hereby represents and warrants that it has full power and authority to enter into this Agreement and that, upon request, the Supporting Shareholder will execute any additional documents necessary in connection with the enforcement thereof. This Agreement shall be binding on the Supporting Shareholder and the successors, heirs, personal representatives and assigns of the Supporting Shareholder.
Section 2.2    Governing Law. This Support Agreement and any claim, controversy or dispute arising under or related to this Support Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 2.3    Company Successor. For the avoidance of doubt, following the consummation of the Business Combination, the New Company shall be deemed the successor to the Company and subject to the benefits of this Agreement, and references to the “Company” shall be deemed to refer to the New Company.

[Signature Page Follows]

Entered into on the date first set forth above.

SUPPORTING SHAREHOLDER:

[Name]

By:
Name:
Title:

For acceptance by the Company:

COMPANY:

ENHANCED LTD
By:
Name:
Title:

Schedule I
Supporting Shareholder Subject Shares

Shareholder	Subject Securities

ANNEX J
ENHANCED GROUP INC.
FOUNDER PLAN
AS OF [●], 202[●]
ARTICLE I
GENERAL
1.1    Purpose
The purpose of the Enhanced Group Inc. Founder Plan (as amended from time to time, the “Plan”) is to: (1) provide Founders (as hereinafter defined) of Enhanced Group Inc., a Texas corporation (the “Company”) and its Subsidiaries, the opportunity to receive stock-based incentive awards; (2) align the interests of Founders with the Company’s shareholders; and (3) promote ownership of the Company’s equity. Upon approval of this Plan by the Company’s shareholders, and subject to the consummation of the transactions (the “Enhanced Business Combination”) contemplated in that certain Business Combination Agreement, dated as of November 26, 2025, by and among A Paradise Acquisition Corp., A Paradise Merger Sub I, Inc. and Enhanced Ltd (the “Business Combination Agreement”), the Plan will become effective.
1.2    Definitions of Certain Terms
For purposes of this Plan, the following terms have the meanings set forth below:
1.2.1    “Award” means an award granted pursuant to the Plan.
1.2.2    “Award Agreement” means the written document by which each Award is evidenced, and which may but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing, and acceptance thereof, will be deemed to include an electronic writing, and acceptance thereof, to the extent permitted by applicable law.
1.2.3    “Apeiron” means (a) Apeiron Investment Group, (b) any affiliate or discretionary or managed account of Apeiron Investment Group or (c) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the persons described in clause (a) or (b) are members; provided, that in the case of this clause (c), persons in clauses (a) and (b) control a majority of the voting securities of such “group”.
1.2.4    “Board” means the Board of Directors of the Company.
1.2.5    “Cause” means, in the case of a Grantee who is a party to an employment, consulting or severance agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement with respect to the Grantee under such agreement for so long as such agreement remains in effect. In the case of any other Grantee, unless otherwise provided in an Award Agreement, the term “Cause” means, with respect to the termination of a Grantee’s Employment, the occurrence of any one or more of the following events: (i) conviction of, or pleading guilty or no contest to, a felony, a gross misdemeanor or any crime involving fraud, dishonesty or moral turpitude; (ii) misconduct or any unlawful act which is or may be expected to be materially injurious or detrimental to the reputation or financial interests of the Company or its Affiliates; (iii) repeated failure to substantially perform his or her duties, as specified by the Company or any of its Affiliates, diligently and in a manner consistent with prudent business practice (other than failure resulting from incapacity due to mental or physical illness or injury or from any authorized time off or leave); (iv) material violation of, or failure or refusal to comply with, the written policies and procedures of the Company or its Affiliates (including any policy regarding engaging in any discriminatory or sexually harassing behavior, or other policies of general applicability relating to the conduct of employees, directors, officers, or consultants of the Company or its Affiliates); (v) attempted commission of, or participation in, a fraud or theft of property of the Company or its Affiliates or any client of the Company or its Affiliates or falsification of documents of the Company or its Affiliates or dishonesty in their preparation; (vi) use of alcohol, illegal drugs, or illegal controlled substances that has a material adverse impact on his or her performance of services for the Company or its Affiliates; (vii) breach of any material provision of any agreement with the Company or its Affiliates, including any non-competition, non-solicitation, non-disparagement or confidentiality provisions, or any other similar restrictive covenants to which the Grantee is or may become a party with the Company or its Affiliates; (viii) commission of, or being subject to, a disqualifying event or condition described in Rule 506(d) of Regulation D of the Securities Act; or (ix) (1) obstruction, (2) attempts to influence, obstruct or impede, or (3) failure to materially cooperate with an investigation authorized by the Board or a self-regulatory organization (an “Investigation”), or such Grantee’s withholding, removal, concealment, destruction, alteration or falsification of any material requested in connection with an Investigation, or attempt to do so or solicitation of another to do so.
1.2.6    “Change in Control” means, except in connection with any initial public offering of the Common Stock (including, for the avoidance of doubt, the Enhanced Business Combination), the occurrence of any of the following events after the completion of the initial public offering of the Company:
(a)    any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership or acquisition of Company Voting Securities:  (A) by the Company Group, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company Group, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) by Apeiron or (E) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);

(b)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), excluding such a Business Combination with Apeiron, unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by Shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than (i) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent or (ii) Apeiron), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) (any Business Combination which satisfies all of the criteria specified in (A) and (B) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”);
(c)    the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company or Apeiron); or
(d)    the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company Group which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company Group such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur.
1.2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.
1.2.8    “Committee” has the meaning set forth in Section 1.3.1.
1.2.9    “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.4.
1.2.10    “Company Group” means the Company and any Subsidiary, and any successor entity thereto.

1.2.11    “Company Voting Securities” has the meaning provided in the definition of Change in Control.
1.2.12    “Consent” has the meaning set forth in Section 3.3.2.
1.2.13    “Consultant” means any individual (other than a non-employee Director) that provides bona fide consulting or advisory services to the Company Group.
1.2.14    “Covered Person” has the meaning set forth in Section 1.3.4.
1.2.15    “Director” means a member of the Board.
1.2.16    “Effective Date” has the meaning set forth in Section 3.24.
1.2.17    “Employee” means a regular, active employee and/or a prospective employee of the Company Group, but not including a non-employee Director.
1.2.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
1.2.19    “Fair Market Value” means, with respect to a Share, the closing price reported for the Common Stock on the applicable date as reported on the Nasdaq Global Select Market or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.
1.2.20        “Founder” means each of Maximilian Martin, Christian Angermayer, and any other Employee, Director or Consultant identified as such by the Board.
1.2.21        “Good Reason” means (a) with respect to a Grantee employed pursuant to a written employment agreement which agreement includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (b) with respect to any other Grantee, the occurrence of any of the following in the absence of the Grantee’s written consent: (i) any material and adverse change in the Grantee’s position or authority with the Company Group as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by the Company Group within 30 days after receipt of notice thereof given by the Grantee; (ii) the transfer of the Grantee’s primary work site to a new primary work site that is more than 50 miles from the Grantee’s primary work site in effect immediately before a Change in Control; or (iii) a diminution of the Grantee’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies generally to similarly situated employees. If the Grantee does not deliver to the Company Group a written notice of termination within 60 days after the Grantee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Grantee must give the Company Group 30 days to cure the event constituting Good Reason and resign for Good Reason within 30 days after the end of such cure period.
1.2.22    “Grantee” means a Founder (as hereinafter defined) or any entity controlled by a Founder that receives an Award under the Plan.
1.2.23     “Non-Qualifying Transaction” has the meaning provided in the definition of Change in Control.
1.2.24    “Other Stock-Based or Cash-Based Awards” has the meaning set forth in Section 2.8.
1.2.25    “Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards.
1.2.26    “Plan” has the meaning set forth in Section 1.1.
1.2.27    “Plan Action” has the meaning set forth in Section 3.3.1.
1.2.28    “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.
1.2.29    “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
1.2.30    “Service” means a Grantee’s service relationship with the Company or any of its Affiliates, so long as the Participant is in a position to make a contribution to the success of the Company and its Subsidiaries and is providing services on the date of grant of the Award to the Company or to a Subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations. Service will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Grantee is providing services in a capacity described in the immediately preceding sentence. If the Grantee’s service relationship is with a Subsidiary and that entity ceases to be a Subsidiary of the Company, the Grantee’s Service will be deemed to have terminated when the entity ceases to be a Subsidiary of the Company unless the Grantee transfers Service to the Company or one of its remaining Subsidiaries.
1.2.31    “Share Reserve” has the meaning set forth in Section 1.6.1.
1.2.32    “Shares” means shares of Common Stock.
1.2.33    “Subsidiary” means any corporation, partnership, limited liability company or other legal entity in which the Company, directly or indirectly, owns stock or other equity interests possessing 25% or more of the total combined voting power of all classes of the then-outstanding stock or other equity interests.
1.2.34    “Surviving Entity” has the meaning provided in the definition of Change in Control.
1.2.35    “Ten Percent Shareholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any Subsidiary or parent corporation of the Company.
1.2.36    “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.
1.3    Administration
1.3.1    The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:
(a)    exercise all of the powers granted to it, and make all determinations, under the Plan;
(b)    construe, interpret and implement and correct any defect, supply any omission and reconcile any inconsistency in the Plan and all Award Agreements and determine disputed facts related thereto; provided, that, with respect to all claims or disputes arising out of any determination of the Committee that materially adversely affects a Grantee’s Award, (1) the affected Grantee shall file a written claim with the Committee for review, explaining the reasons for such claim, and (2) the Committee’s decision must be written and must explain the decision;
(c)    prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;
(d)    grant, or recommend to the Board for approval to grant, Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards;
(e)    amend the Plan or any outstanding Award Agreement in any respect including, without limitation, to:
(1)    accelerate the time or times at which the Award becomes vested or unrestricted or may be exercised or waive or amend any vesting terms,
(2)    accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted

Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award),
(3)    waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions, or
(4)    reflect a change in the Grantee’s circumstances (e.g., a change in the scope of services, duties or responsibilities); and
(f)    determine at any time whether, to what extent and under what circumstances and method or methods, subject to Section 3.14,
(1)    Awards may be:
(A)    settled in cash, Shares, other securities, other Awards or other property,
(B)    exercised, or
(C)    canceled, forfeited or suspended,
(2)    Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee,
(3)    Awards may be settled by the Company, any of its Subsidiaries or affiliates or any of their designees, and
(4)    the exercise price for any stock option or stock appreciation right may be reset.
1.3.2    The determination of the Committee on all matters relating to the Plan or any Award Agreement will be entitled to the maximum deference permitted by law and will be final, binding and conclusive and non-reviewable and non-appealable and may be entered as a final judgment in any court having jurisdiction. The Committee may delegate (either generally or specifically) the powers, authorities and discretions conferred on it under this Section 1.3.2 as it deems appropriate in its sole discretion in accordance with applicable law. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company Group, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rules 16(b)-3(d)(1) or 16(b)-3(e) under the Exchange Act. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

1.3.3    Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.
1.3.4    No member of the Board or Committee or any person to whom the Board or Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person or entity (including any Grantee) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company Group against and from:
(a)    any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith; and
(b)    any and all amounts paid by such Covered Person, with the Company Group’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided, that the Company Group will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company Group gives notice of its intent to assume the defense, the Company Group will have sole control over such defense with counsel of the Company Group’s choice.
The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s articles of incorporation or bylaws, pursuant to any indemnification agreements between such Covered Person and the Company Group, as a matter of law, or otherwise, or any other power that the Company Group may have to indemnify such persons or hold them harmless.
1.4    Eligibility for Awards
Awards under the Plan may be made only to a Founder and any entity controlled by a Founder, provided that each Grantee is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act.

1.5    Types of Awards Under Plan
Awards may be made under the Plan in the form of cash-based or stock-based Awards. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock: stock options, stock appreciation rights, restricted Shares, restricted stock units, dividend equivalent rights, options and performance-based awards, and other equity-based or equity-related Awards (as further described in Section 2.8) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company Group.
1.6    Shares of Common Stock Available for Awards
1.6.1    Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.6, the maximum number of Shares that may be granted under the Plan shall initially be [     ] Shares (the “Share Reserve”).
1.6.2    Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company Group’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of Shares that may be granted under the Plan. Available shares under a shareholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of Shares available for grant under the Plan, subject to applicable stock exchange requirements.
1.6.3    Replacement of Shares. Shares subject to an Award that is forfeited (including any restricted Shares repurchased by the Company at the same price paid by the Grantee so that such Shares are returned to the Company), expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement, will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award. The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan. Shares tendered by a Grantee or withheld by the Company in payment of the exercise price of a stock option will not be counted against the Shares available under the Plan.
1.6.4    Adjustments. The Committee will:
(a)    adjust the type of property or securities, including Shares, and the number thereof, authorized pursuant to Section 1.6.1;
(b)    adjust the individual Grantee limitations set forth in the Plan;
(c)    adjust any other terms of the Plan and the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property or securities to which the Award relates and the exercise or strike price of any Award), in such manner as the Committee deems appropriate (including, without limitation, by payment of cash or other property or securities) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock or other property or securities other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split-up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution; provided, that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A.
ARTICLE II
AWARDS UNDER THE PLAN
2.1    Agreements Evidencing Awards
Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Section 3.14, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of the Company Group. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.
2.2    No Rights as a Shareholder
No Grantee (or other person or entity having rights pursuant to an Award) will have any of the rights of a shareholder of the Company with respect to Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.6.4 or the terms of the Award, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the share certificates for the Shares are delivered, or in the event the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.
2.3    Options
2.3.1    Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.
2.3.2    Exercise Price. The exercise price per Share with respect to each stock option will be determined by the Committee but, except as otherwise permitted by Section 1.6.4, may never be less than the Fair Market Value of a Share on the date of grant.
2.3.3    Term of Stock Option. In no event will any stock option be exercisable after the expiration of ten (10) years from the date on which the stock option is granted.

2.3.4    Vesting and Exercise of Stock Option and Payment for Shares. A stock option may vest and be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the stock option is granted and as set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any Shares not acquired pursuant to the exercise of a stock option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the stock option.
To exercise a stock option, the Grantee must give written notice to the Company specifying the number of Shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, which may include:
(a)    personal check,
(b)    Shares, based on the Fair Market Value as of the exercise date,
(c)    any other form of consideration approved by the Company and permitted by applicable law, and
(d)    any combination of the foregoing.
The Committee may also make arrangements for the cashless exercise of a stock option. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements.
2.4    Stock Appreciation Rights
2.4.1    Grant. Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.
2.4.2    Exercise Price. The exercise price per Share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.4, may never be less than the Fair Market Value of a Share on the date of grant.
2.4.3    Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of ten (10) years from the date on which the stock appreciation right is granted.
2.4.4    Vesting and Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may vest and be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable vesting date may be exercised thereafter at any time before the final expiration of the stock appreciation right.

To exercise a stock appreciation right, the Grantee must give written notice to the Company specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, Shares, cash or other securities or property, or a combination thereof, as specified by the Committee, equal in value to: (a) the excess of: (i) the Fair Market Value of the Common Stock on the date of exercise over the exercise price of such stock appreciation right, multiplied by (b) the number of stock appreciation rights exercised, will be delivered to the Grantee.
Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements.
2.5    Restricted Shares
2.5.1    Grants. The Committee may grant or offer for sale restricted Shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the delivery of such Shares, the Grantee will have the rights of a shareholder with respect to the restricted Shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted Shares will be issued a certificate in respect of such Shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such Shares. In the event that a certificate is issued in respect of restricted Shares, such certificate may be registered in the name of the Grantee, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, but will be held by the Company or its designated agent until the time the restrictions lapse. If the restricted Shares are registered in another system, such as book-entry form, the restrictions will be placed on such system.
2.5.2    Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted Shares will, during the period of restriction, be the beneficial and record owner of such restricted Shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all ordinary cash dividends or other ordinary distributions paid upon any restricted Share will be retained by the Company and will be paid to the relevant Grantee (without interest) when the Award of restricted Shares vests and will revert back to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to the Company (any extraordinary dividends or other extraordinary distributions will be treated in accordance with Section 1.6.4).
2.6    Restricted Stock Units
The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company, until delivery of

Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one Share, cash or other securities or property equal in value to a Share or a combination thereof, as specified by the Committee.
2.7    Dividend Equivalent Rights
The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the exercise of the Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate; provided, that no such payments may be made unless and until the Award to which they relate vests.
2.8    Other Stock-Based or Cash-Based Awards
The Committee may grant other types of equity-based, equity-related or cash-based Awards (including the grant or offer for sale of unrestricted Shares, performance share awards, and performance units settled in cash) (“Other Stock-Based or Cash-Based Awards”) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
2.9    Repayment If Conditions Not Met
If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, and that the failure to satisfy such terms and conditions is material, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) with respect to a stock option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock option or stock appreciation right, as applicable, over the exercise price paid therefor, (b) with respect to restricted Shares, an amount equal to the Fair Market Value (determined at the time such Shares became vested) of such restricted Shares and (c) with respect to restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered with respect to the applicable delivery date, in each case with respect to clauses (a), (b) and (c) of this Section 2.9, without reduction for any amount applied to satisfy other obligations in respect of such Award.
ARTICLE III
MISCELLANEOUS
3.1    Amendment of the Plan
3.1.1    Unless otherwise provided in the Plan or in an Award Agreement, the Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Sections 1.3, 1.6.4 and 3.6, no such amendment may materially adversely impair the rights of the Grantee of any Award without such Grantee’s consent. Subject to Sections 1.3, 1.6.4 and 3.6, an Award Agreement may not be amended to materially adversely impair the rights of a Grantee without such Grantee’s consent.
3.1.2    Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, that if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code will be effective without the approval of the Company’s shareholders.
3.2    Tax Withholding
Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax),
(a)    the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable),
(b)    the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise), or
(c)    the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Grantee.

3.3    Required Consents and Legends
3.3.1    If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then, subject to Section 3.14, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended Shares.
3.3.2    The term “Consent” as used in this Article III with respect to any Plan Action includes:
(a)    any and all listings, registrations, qualifications, consents, clearances or approvals in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, or by any governmental or other regulatory body or any self-regulatory agency,
(b)    any and all written agreements and representations by the Grantee with respect to the disposition of Shares, or with respect to any other matter, which the Committee may deem necessary or desirable to administer the Plan and Awards, effect tax withholding, administer applicable policies and comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and
(c)    any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the Shares on any securities exchange.
3.4    Right of Offset
The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts that the Grantee then owes to the Company Group. Notwithstanding the foregoing, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A.
3.5    Nonassignability; Hedging
Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned or otherwise disposed of, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will, by the laws of descent and distribution or as permitted by any hedging or pledging policy that the Company Group may adopt from time to time, and all such Awards (and any rights thereunder) will be exercisable during the life or term of existence of the Grantee only by the Grantee, the Grantee’s legal representative or the Grantee’s duly authorized representative. Any sale, exchange, transfer, assignment or other disposition in violation of the provisions of this Section 3.5 will be null and void. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.
3.6    Change in Control
3.6.1    Unless the Committee determines otherwise, or as otherwise provided in the applicable Award Agreement, if a Grantee’s Service is terminated by the Company Group without Cause, or the Grantee resigns the Grantee’s Service for Good Reason, in either case, or any successor entity thereto on or within two (2) years after a Change in Control, (i) each Award granted to such Grantee prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable, and (ii) any Shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than 15 days) following such Grantee’s termination of Service. As of the date on which the Change in Control occurs, any outstanding performance-based Awards shall be deemed earned at the greater of the target level and the actual performance level at the date of the Change in Control with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period.
3.6.2    Notwithstanding the foregoing, in the event of a Change in Control, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for an amount of cash or securities equal to their value, where in the case of stock options and stock appreciation rights, the value of such awards, if any, will be equal to their in-the-money spread value (if any), as determined in the sole discretion of the Committee; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of Service within a specified period after a Change in Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; or (iv) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control, and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void), and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, earnout or indemnity payments or similar payments, then the Committee will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent consideration. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 3.6.2 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.
3.7    No Continued Service; Right to Terminate Reserved
Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will confer upon any Grantee any right to continued Service with the Company Group nor will it interfere in any way with the right of the Company Group to terminate, or alter the terms and conditions of, such Service at any time.
3.8    Nature of Payments
3.8.1    Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company Group by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional Shares. Fractional Shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.
3.8.2    All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future Awards and will not give rise to any right to benefits under any other plan of the Company Group or under any agreement with the Grantee, unless the Company Group specifically provides otherwise.
3.9    Non-Uniform Determinations
3.9.1    The Committee’s determinations under the Plan and Award Agreements need not be uniform, and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, and (c) whether a Grantee’s Service has been terminated for purposes of the Plan.
3.9.2    To the extent the Committee deems it necessary, appropriate or desirable to comply with local laws or practices of jurisdictions other than the United States and to further the purposes of the Plan, the Committee may, in its sole discretion and without amending the Plan, (a) establish special rules applicable to Awards to Grantees that are non-United States nationals, that provide services outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules, and (b) cause the Company to enter into an agreement with any local Subsidiary pursuant to which such Subsidiary will reimburse the Company for the cost of such equity incentives.
3.10    Other Payments or Awards
Nothing contained in the Plan will be deemed in any way to limit or restrict the Company Group from making, or to require the Company Group to make, any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
3.11    Plan Headings
The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
3.12    Termination of Plan
The Board reserves the right to terminate the Plan at any time; provided, that in any case, the Plan will terminate on the day before the tenth (10th) anniversary of the Effective Date, unless terminated earlier by the Board; and, provided, further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.
3.13    Clawback/Recapture Policy
Awards under the Plan will be subject to any clawback or recapture policy that the Company Group may adopt from time to time (including, for the avoidance of doubt, the [          ]), to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company Group after they have been distributed to the Grantee.
3.14    Section 409A
3.14.1    All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption.

The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan will govern.
3.14.2    Without limiting the generality of Section 3.14.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A, in each case to the extent required to comply with Section 409A:
(a)    any payment due upon a Grantee’s termination of Service will be paid only upon such Grantee’s “separation from service” from the Company Group within the meaning of Section 409A;
(b)    any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in ownership” or “change in effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A;
(c)    if the Grantee is a “specified employee” within the meaning of Section 409A, any payment to be made with respect to such Award in connection with the Grantee’s “separation from service” from the Company Group within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six (6) months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;
(d)any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);
(e)    with respect to any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;
(f)    if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

(g)    if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; and
(h)    for purposes of determining whether the Grantee has experienced a separation from service from the Company Group within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations; provided, that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.
3.15    Governing Law
THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
3.16    Arbitration; Service of Process
3.16.1    Arbitration of Disputes. To the fullest extent permitted by applicable law, any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
3.16.2    Procedures; Enforcement. The arbitration hearing shall commence within ninety (90) calendar days after the arbitrator is selected, unless the Company and a Grantee mutually agree to extend this time period. The arbitration shall take place in Dallas, Texas. The arbitrator will have full power to give directions and make such orders as the arbitrator deems just, and to award all remedies that would be available in court. Nonetheless, the arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of the Plan. The arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based within thirty days after the conclusion of the arbitration hearing. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.
3.16.3    Service of Process. The Company and each Grantee irrevocably consent to service of process in any manner permitted under the laws of the State of Texas, or by United States registered or certified mail, return receipt requested. For service upon a Grantee, each Grantee consents to receive service of process via the manners described in this Section 3.16.3 at the address on file with the Company. Nothing in the Plan will affect the right of the Company or any Grantee to serve process in any other manner permitted by applicable law.

3.16.4    Cost Allocation. In the event of any contest or dispute between the Company and a Grantee relating to the Plan, each of the parties shall bear its own costs and expenses.
3.17    Waiver of Jury Trial
EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.
3.18    Waiver of Claims
Each Grantee of an Award recognizes and agrees that, before being selected by the Committee to receive an Award, the Grantee has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company Group or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which the Grantee’s consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company Group and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.
3.19    Repricing; Reloads
The Committee shall, without the approval of the Company’s shareholders, have the authority to (a) amend any outstanding stock option or stock appreciation right to reduce its exercise price per Share and (b) grant stock options and stock appreciation rights with automatic reload features.
3.20    Severability; Entire Agreement
If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.21    No Liability With Respect to Tax Qualification or Adverse Tax Treatment
Notwithstanding anything to the contrary contained herein, in no event will the Company Group be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or non-United States tax treatment or (b) avoid adverse tax treatment under United States or non-United States law, including, without limitation, Section 409A.
3.22    No Third-Party Beneficiaries
Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company Group and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
3.23    Successors and Assigns of the Company
The terms of the Plan will be binding upon, and inure to the benefit of, the Company and any successor entity, including as contemplated by Section 3.6.
3.24    Date of Adoption
The Plan was approved by the Board on [          ]. The Plan will become effective on the consummation of the Enhanced Business Combination (the “Effective Date”), provided that it is approved by the Company’s shareholders prior to such date and within 12 months following the date the Board approved the Plan. If the Plan is not approved by the Company’s shareholders within the foregoing time frame, or if the Business Combination Agreement is terminated prior to the consummation of the Enhanced Business Combination, the Plan will not become effective.

ANNEX K
ENHANCED GROUP INC.
OMNIBUS INCENTIVE PLAN
AS OF [•], 202[•]
ARTICLE I
GENERAL
1.1    Purpose
The purpose of the Enhanced Group Inc. Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to help the Company Group (as hereinafter defined): (1) attract, retain and motivate key employees (including prospective employees), non-employee directors and consultants of Enhanced Group Inc., a Texas corporation (the “Company”) and its Subsidiaries; (2) align the interests of such persons with the Company’s shareholders; and (3) promote ownership of the Company’s equity. Upon approval of this Plan by the Company’s shareholders, and subject to the consummation of the transactions (the “Enhanced Business Combination”) contemplated in that certain Business Combination Agreement, dated as of November 26, 2025, by and among A Paradise Acquisition Corp., A Paradise Merger Sub I, Inc. and Enhanced Ltd (the “Business Combination Agreement”), the Enhanced Ltd Incentive Plan (the “Prior Plan”) shall be terminated, and no new awards may be granted under the Prior Plan after such date.
1.2    Definitions of Certain Terms
For purposes of this Plan, the following terms have the meanings set forth below:
1.2.1    “Award” means an award granted pursuant to the Plan.
1.2.2    “Award Agreement” means the written document by which each Award is evidenced, and which may but need not be (as determined by the Committee) executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing, and acceptance thereof, will be deemed to include an electronic writing, and acceptance thereof, to the extent permitted by applicable law.
1.2.3    “Apeiron” means (a) Apeiron Investment Group, (b) any affiliate or discretionary or managed account of Apeiron Investment Group or (c) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which the persons described in clause (a) or (b) are members; provided, that in the case of this clause (c), persons in clauses (a) and (b) control a majority of the voting securities of such “group”.
1.2.4    “Board” means the Board of Directors of the Company.
1.2.5    “Cause”: In the case of a Grantee who is a party to an employment, consulting or severance agreement with the Company or any of its Affiliates that contains a definition of “Cause,” the definition set forth in such agreement with respect to the Grantee under such agreement for so long as such agreement remains in effect. In the case of any other Grantee, unless otherwise provided in an Award agreement, the term “Cause” means, with respect to the termination of a Grantee’s Employment, the occurrence of any one or more of the following events: (i) conviction of, or pleading guilty or no contest to, a felony, a gross misdemeanor or any crime involving fraud, dishonesty or moral turpitude; (ii) misconduct or any unlawful act which is or may be expected to be materially injurious or detrimental to the reputation or financial interests of the Company or its Affiliates; (iii) repeated failure to substantially perform his or her duties, as specified by the Company or any of its Affiliates, diligently and in a manner consistent with prudent business practice (other than failure resulting from incapacity due to mental or physical illness or injury or from any authorized time off or leave); (iv) material violation of, or failure or refusal to comply with, the written policies and procedures of the Company or its Affiliates (including any policy regarding engaging in any discriminatory or sexually harassing behavior, or other policies of general applicability relating to the conduct of employees, directors, officers, or consultants of the Company or its Affiliates); (v) attempted commission of, or participation in, a fraud or theft of property of the Company or its Affiliates or any client of the Company or its Affiliates or falsification of documents of the Company or its Affiliates or dishonesty in their preparation; (vi) use of alcohol, illegal drugs, or illegal controlled substances that has a material adverse impact on his or her performance of services for the Company or its Affiliates; (vii) breach of any material provision of any agreement with the Company or its Affiliates, including any non-competition, non-solicitation, non-disparagement or confidentiality provisions, or any other similar restrictive covenants to which the Grantee is or may become a party with the Company or its Affiliates; (viii) commission of, or being subject to, a disqualifying event or condition described in Rule 506(d) of Regulation D of the Securities Act; or (ix) (1) obstruction, (2) attempts to influence, obstruct or impede, or (3) failure to materially cooperate with an investigation authorized by the Board or a self-regulatory organization (an “Investigation”), or such Grantee’s withholding, removal, concealment, destruction, alteration or falsification of any material requested in connection with an Investigation, or attempt to do so or solicitation of another to do so.
1.2.6    “Change in Control” means, except in connection with any initial public offering of the Common Stock (including, for the avoidance of doubt, the Enhanced Business Combination), the occurrence of any of the following events after the completion of the initial public offering of the Company:
(a)    any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of the ownership or acquisition of Company Voting Securities:  (A) by the Company Group, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company Group, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) by Apeiron or (E) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) of this definition);

(b)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), excluding such a Business Combination with Apeiron, unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by Shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than (i) any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent or (ii) Apeiron), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) (any Business Combination which satisfies all of the criteria specified in (A) and (B) of this paragraph (c) will be deemed to be a “Non-Qualifying Transaction”);
(c)    the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company or Apeiron); or
(d)    the Company’s shareholders approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company Group which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company Group such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control will then occur.
1.2.7    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.
1.2.8    “Committee” has the meaning set forth in Section 1.3.1.
1.2.9    “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.5.
1.2.10    “Company Group” means the Company and any Subsidiary, and any successor entity thereto.

1.2.11    “Company Voting Securities” has the meaning provided in the definition of Change in Control.
1.2.12    “Consent” has the meaning set forth in Section 3.3.2.
1.2.13    “Consultant” means any individual (other than a non-employee Director) that provides bona fide consulting or advisory services to the Company Group.
1.2.14    “Covered Person” has the meaning set forth in Section 1.3.4.
1.2.15    “Director” means a member of the Board.
1.2.16    “Effective Date” has the meaning set forth in Section 3.24.
1.2.17    “Employee” means a regular, active employee and/or a prospective employee of the Company Group, but not including a non-employee Director.
1.2.18    “Employment” means a Grantee’s performance of services for the Company Group, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment, (b) whether and when a change in a Grantee’s association with the Company Group results in a termination of Employment, and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations.
1.2.19    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
1.2.20    “Fair Market Value” means, with respect to a Share, the closing price reported for the Common Stock on the applicable date as reported on the Nasdaq Global Select Market or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.
1.2.21    “Good Reason” means (a) with respect to a Grantee employed pursuant to a written employment agreement which agreement includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (b) with respect to any other Grantee, the occurrence of any of the following in the absence of the Grantee’s written consent: (i) any material and adverse change in the Grantee’s position or authority with the Company Group as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by the Company Group within 30 days after receipt of notice thereof given by the Grantee; (ii) the transfer of the Grantee’s primary work site to a new primary work site that is more than 50 miles from the Grantee’s primary work site in effect immediately before a Change in Control; or (iii) a diminution of the Grantee’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies generally to similarly situated employees. If the Grantee does not deliver to the Company Group a written notice of termination within 60 days after the Grantee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Grantee must give the Company Group 30 days to cure the event constituting Good Reason and resign for Good Reason within 30 days after the end of such cure period.
1.2.22    “Grantee” means an Employee, Director or Consultant who receives an Award.
1.2.23    “Incentive Stock Option” means a stock option to purchase Shares that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.
1.2.24     “Non-Qualifying Transaction” has the meaning provided in the definition of Change in Control.
1.2.25    “Other Stock-Based or Cash-Based Awards” has the meaning set forth in Section 2.8.
1.2.26    “Performance Goals” means the performance goals established by the Committee in connection with the grant of Awards.
1.2.27    “Plan” has the meaning set forth in Section 1.1.
1.2.28    “Plan Action” has the meaning set forth in Section 3.3.1.
1.2.29    “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.
1.2.30    “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.
1.2.31    “Share Reserve” has the meaning set forth in Section 1.6.1.
1.2.32    “Shares” means shares of Common Stock.
1.2.33    “Subsidiary” means any corporation, partnership, limited liability company or other legal entity in which the Company, directly or indirectly, owns stock or other equity interests possessing 25% or more of the total combined voting power of all classes of the then-outstanding stock or other equity interests.
1.2.34    “Surviving Entity” has the meaning provided in the definition of Change in Control.
1.2.35    “Ten Percent Shareholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any Subsidiary or parent corporation of the Company.
1.2.36    “Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department, as amended.
1.3    Administration
1.3.1    The Compensation Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:
(a)    exercise all of the powers granted to it, and make all determinations, under the Plan;
(b)    construe, interpret and implement and correct any defect, supply any omission and reconcile any inconsistency in the Plan and all Award Agreements and determine disputed facts related thereto; provided, that, with respect to all claims or disputes arising out of any determination of the Committee that materially adversely affects a Grantee’s Award, (1) the affected Grantee shall file a written claim with the Committee for review, explaining the reasons for such claim, and (2) the Committee’s decision must be written and must explain the decision;
(c)    prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;
(d)    grant, or recommend to the Board for approval to grant, Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards;
(e)    amend the Plan or any outstanding Award Agreement in any respect including, without limitation, to:
(1)    accelerate the time or times at which the Award becomes vested or unrestricted or may be exercised or waive or amend any vesting terms,
(2)    accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted

Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award),
(3)    waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions, or
(4)    reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities); and
(f)    determine at any time whether, to what extent and under what circumstances and method or methods, subject to Section 3.14,
(1)    Awards may be:
(A)    settled in cash, Shares, other securities, other Awards or other property,
(B)    exercised, or
(C)    canceled, forfeited or suspended,
(2)    Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee,
(3)    Awards may be settled by the Company, any of its Subsidiaries or affiliates or any of their designees, and
(4)    the exercise price for any stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right may be reset.
1.3.2    The determination of the Committee on all matters relating to the Plan or any Award Agreement will be entitled to the maximum deference permitted by law and will be final, binding and conclusive and non-reviewable and non-appealable and may be entered as a final judgment in any court having jurisdiction. The Committee may delegate (either generally or specifically) the powers, authorities and discretions conferred on it under this Section 1.3.2 as it deems appropriate in its sole discretion in accordance with applicable law. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company Group, any of its powers, responsibilities or duties. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rules 16(b)-3(d)(1) or

16(b)-3(e) under the Exchange Act. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.
1.3.3    Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.
1.3.4    No member of the Board or Committee or any person to whom the Board or Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by the Company Group against and from:
(a)    any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith; and
(b)    any and all amounts paid by such Covered Person, with the Company Group’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided, that the Company Group will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company Group gives notice of its intent to assume the defense, the Company Group will have sole control over such defense with counsel of the Company Group’s choice.
The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s articles of incorporation or bylaws, pursuant to any indemnification agreements between such Covered Person and the Company Group, as a matter of law, or otherwise, or any other power that the Company Group may have to indemnify such persons or hold them harmless.
1.4    Persons Eligible for Awards
Awards under the Plan may be made to Employees, Directors and Consultants.

1.5    Types of Awards Under Plan
Awards may be made under the Plan in the form of cash-based or stock-based Awards. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock: stock options, stock appreciation rights, restricted Shares, restricted stock units, dividend equivalent rights, options and performance-based awards, and other equity-based or equity-related Awards (as further described in Section 2.8) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company Group.
1.6    Shares of Common Stock Available for Awards
1.6.1    Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.6, the maximum number of Shares that may be granted under the Plan shall initially be [ ] Shares (the “Share Reserve”).
1.6.2    Commencing on January 1, 2027, and on the first day of each calendar year through and including 2036, additional Shares representing five percent (5%) (or such lesser percentage as determined by the Board in its sole discretion prior to such date) of the Company’s outstanding Shares on such date will automatically be added to the Share Reserve; provided, that in no event shall this provision for automatic increase apply on any date that occurs after the tenth (10th) anniversary of the Effective Date without additional shareholder approval.
1.6.3    Shares subject to awards that are assumed, converted or substituted under the Plan as a result of the Company Group’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of Shares that may be granted under the Plan. Available shares under a shareholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and will not reduce the maximum number of Shares available for grant under the Plan, subject to applicable stock exchange requirements.
1.6.4    Replacement of Shares. Shares subject to an Award that is forfeited (including any restricted Shares repurchased by the Company at the same price paid by the Grantee so that such Shares are returned to the Company), expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement, will be available for future grants of Awards under the Plan and will be added back in the same number of Shares as were deducted in respect of the grant of such Award. The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards will not be counted against the Shares available for issuance under the Plan. Shares tendered by a Grantee or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation with respect to an Award will not be counted against the Shares available under the Plan.
1.6.5    Adjustments. The Committee will:
(a)    adjust the type of property or securities, including Shares, and the number thereof, authorized pursuant to Section 1.6.1,

(b)    adjust the individual Grantee limitations set forth in the Plan;
(c)     adjust the number of Shares set forth in Section 2.3.2 that can be issued through Incentive Stock Options, and
(d)    adjust any other terms of the Plan and the terms of any outstanding Awards (including, without limitation, the number of Shares covered by each outstanding Award, the type of property or securities to which the Award relates and the exercise or strike price of any Award), in such manner as the Committee deems appropriate (including, without limitation, by payment of cash or other property or securities) to prevent the enlargement or dilution of rights, as a result of any increase or decrease in the number of issued Shares (or issuance of shares of stock or other property or securities other than Shares) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split-up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution; provided, that no such adjustment may be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A.
ARTICLE II
AWARDS UNDER THE PLAN
2.1    Agreements Evidencing Awards
Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Section 3.14, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of the Company Group. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.
2.2    No Rights as a Shareholder
No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a shareholder of the Company with respect to Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 1.6.5 or the terms of the Award, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the share certificates for the Shares are delivered, or in the event the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.

2.3    Options
2.3.1    Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.
2.3.2    Incentive Stock Options. At the time of grant, the Committee will determine:
(a)    whether all or any part of a stock option granted to an eligible Employee will be an Incentive Stock Option; and
(b)    the number of Shares subject to such Incentive Stock Option; provided, however, that:
(1)    the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible Employee during any fiscal year (under all such plans of the Company and of any Subsidiary or parent corporation of the Company) may not exceed $100,000, and
(2)    no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.
The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of Shares subject to the Incentive Stock Option. No more than [•] Shares (as adjusted pursuant to the provisions of Section 1.6.5) that can be delivered under the Plan may be issued through Incentive Stock Options.
2.3.3    Exercise Price. The exercise price per Share with respect to each stock option will be determined by the Committee but, except as otherwise permitted by Section 1.6.5, may never be less than the Fair Market Value of a Share on the date of grant (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, 110% of the Fair Market Value).
2.3.4    Term of Stock Option. In no event will any stock option be exercisable after the expiration of ten (10) years (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, five (5) years) from the date on which the stock option is granted.
2.3.5    Vesting and Exercise of Stock Option and Payment for Shares. A stock option may vest and be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the stock option is granted and as set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any

Shares not acquired pursuant to the exercise of a stock option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the stock option.
To exercise a stock option, the Grantee must give written notice to the Company specifying the number of Shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, which may include:
(a)    personal check,
(b)    Shares, based on the Fair Market Value as of the exercise date,
(c)    any other form of consideration approved by the Company and permitted by applicable law, and
(d)    any combination of the foregoing.
The Committee may also make arrangements for the cashless exercise of a stock option. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements.
2.4    Stock Appreciation Rights
2.4.1    Grant. Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee may determine.
2.4.2    Exercise Price. The exercise price per Share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.5, may never be less than the Fair Market Value of a Share on the date of grant.
2.4.3    Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of ten (10) years from the date on which the stock appreciation right is granted.
2.4.4    Vesting and Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may vest and be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable vesting date may be exercised thereafter at any time before the final expiration of the stock appreciation right.
To exercise a stock appreciation right, the Grantee must give written notice to the Company specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, Shares, cash or other securities or property, or a combination thereof, as specified by the Committee, equal in value to: (a) the excess of: (i) the Fair Market Value of the Common Stock on the date of exercise over the exercise price of such stock appreciation right, multiplied by (b) the number of stock appreciation rights exercised, will be delivered to the Grantee.
Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its sole discretion, deem necessary or desirable to effect or assure compliance by the Company on terms acceptable to the Company with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements.
2.5    Restricted Shares
2.5.1    Grants. The Committee may grant or offer for sale restricted Shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the delivery of such Shares, the Grantee will have the rights of a shareholder with respect to the restricted Shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. Each Grantee of an Award of restricted Shares will be issued a certificate in respect of such Shares, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of such Shares. In the event that a certificate is issued in respect of restricted Shares, such certificate may be registered in the name of the Grantee, and will, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, but will be held by the Company or its designated agent until the time the restrictions lapse. If the restricted Shares are registered in another system, such as book-entry form, the restrictions will be placed on such system.
2.5.2    Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted Shares will, during the period of restriction, be the beneficial and record owner of such restricted Shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all ordinary cash dividends or other ordinary distributions paid upon any restricted Share will be retained by the Company and will be paid to the relevant Grantee (without interest) when the Award of restricted Shares vests and will revert back to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to the Company (any extraordinary dividends or other extraordinary distributions will be treated in accordance with Section 1.6.5).
2.6    Restricted Stock Units
The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company, until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one Share, cash or other securities or property equal in value to a Share or a combination thereof, as specified by the Committee.
2.7    Dividend Equivalent Rights
The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the Shares covered by such Award if such Shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in Shares or in another form, whether they will be conditioned upon the exercise of the Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate; provided, that no such payments may be made unless and until the Award to which they relate vests.
2.8    Other Stock-Based or Cash-Based Awards
The Committee may grant other types of equity-based, equity-related or cash-based Awards (including the grant or offer for sale of unrestricted Shares, performance share awards, and performance units settled in cash) (“Other Stock-Based or Cash-Based Awards”) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual Shares to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
2.9    Repayment If Conditions Not Met
If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, and that the failure to satisfy such terms and conditions is material, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) with respect to a stock option and a stock appreciation right, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised stock option or stock appreciation right, as applicable, over the exercise price paid therefor, (b) with respect to restricted Shares, an amount equal to the Fair Market Value (determined at the time such Shares became vested) of such restricted Shares and (c) with respect to restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the Shares delivered with respect to the applicable delivery date, in each case with respect to clauses (a), (b) and (c) of this Section 2.9, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

ARTICLE III
MISCELLANEOUS
3.1    Amendment of the Plan
3.1.1    Unless otherwise provided in the Plan or in an Award Agreement, the Board may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Sections 1.3, 1.6.5 and 3.6, no such amendment may materially adversely impair the rights of the Grantee of any Award without such Grantee’s consent. Subject to Sections 1.3, 1.6.5 and 3.6, an Award Agreement may not be amended to materially adversely impair the rights of a Grantee without such Grantee’s consent.
3.1.2    Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, that if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require shareholder approval under Section 422 of the Code will be effective without the approval of the Company’s shareholders.
3.2    Tax Withholding
Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any Shares, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax),
(a)    the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable),
(b)    the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise), or
(c)    the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Grantee.
3.3    Required Consents and Legends
3.3.1    If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then, subject to

Section 3.14, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any certificate evidencing Shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended Shares.
3.3.2    The term “Consent” as used in this Article III with respect to any Plan Action includes:
(a)    any and all listings, registrations, qualifications, consents, clearances or approvals in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, or by any governmental or other regulatory body or any self-regulatory agency,
(b)    any and all written agreements and representations by the Grantee with respect to the disposition of Shares, or with respect to any other matter, which the Committee may deem necessary or desirable to administer the Plan and Awards, effect tax withholding, administer applicable policies and comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, and
(c)    any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the Shares on any securities exchange.
3.4    Right of Offset
The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company Group pursuant to other employee programs, including tax equalization) that the Grantee then owes to the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A.
3.5    Nonassignability; Hedging
Unless otherwise provided in an Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned or otherwise disposed of, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will, by the laws of descent and distribution or as permitted by any hedging or pledging policy that the Company Group may adopt from time to time, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Any sale, exchange, transfer, assignment or other disposition in violation of the provisions of this Section 3.5 will be null and void. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.
3.6    Change in Control
3.6.1    Unless the Committee determines otherwise, or as otherwise provided in the applicable Award Agreement, if a Grantee’s Employment is terminated by the Company Group or any successor entity thereto without Cause, or the Grantee resigns the Grantee’s Employment for Good Reason, in either case, on or within two (2) years after a Change in Control, (i) each Award granted to such Grantee prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable, and (ii) any Shares deliverable pursuant to restricted stock units will be delivered promptly (but no later than 15 days) following such Grantee’s termination of Employment. As of the date on which the Change in Control occurs, any outstanding performance-based Awards shall be deemed earned at the greater of the target level and the actual performance level at the date of the Change in Control with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period.
3.6.2    Notwithstanding the foregoing, in the event of a Change in Control, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for an amount of cash or securities equal to their value, where in the case of stock options and stock appreciation rights, the value of such awards, if any, will be equal to their in-the-money spread value (if any), as determined in the sole discretion of the Committee; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of Employment within a specified period after a Change in Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; or (iv) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control, and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void), and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. In the event that the consideration paid in the Change in Control includes contingent value rights, earnout or indemnity payments or similar payments, then the Committee will determine if Awards settled under clause (i) above are

(a) valued at closing taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent consideration. For the avoidance of doubt, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor. Similar actions to those specified in this Section 3.6.2 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.
3.7    No Continued Employment or Engagement; Right of Discharge Reserved
Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will confer upon any Grantee any right to continued Employment, or other engagement, with the Company Group, nor will it interfere in any way with the right of the Company Group to terminate, or alter the terms and conditions of, such Employment or other engagement at any time.
3.8    Nature of Payments
3.8.1    Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company Group by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional Shares. Fractional Shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.
3.8.2    All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee, will not entitle the Grantee to the grant of any future Awards and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company Group or under any agreement with the Grantee, unless the Company Group specifically provides otherwise.
3.9    Non-Uniform Determinations
3.9.1    The Committee’s determinations under the Plan and Award Agreements need not be uniform, and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.
3.9.2    To the extent the Committee deems it necessary, appropriate or desirable to comply with local laws or practices of jurisdictions other than the United States and to further the purposes of the Plan, the Committee may, in its sole discretion and without amending the Plan, (a) establish special rules applicable to Awards to Grantees who are non-United States nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules, and (b) cause the Company to enter into an agreement with any local Subsidiary pursuant to which such Subsidiary will reimburse the Company for the cost of such equity incentives.
3.10    Other Payments or Awards
Nothing contained in the Plan will be deemed in any way to limit or restrict the Company Group from making, or to require the Company Group to make, any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
3.11    Plan Headings
The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
3.12    Termination of Plan
The Board reserves the right to terminate the Plan at any time; provided, that in any case, the Plan will terminate on the day before the tenth (10th) anniversary of the Effective Date, unless terminated earlier by the Board; and, provided, further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.
3.13    Clawback/Recapture Policy
Awards under the Plan will be subject to any clawback or recapture policy that the Company Group may adopt from time to time (including, for the avoidance of doubt, the [•]), to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company Group after they have been distributed to the Grantee.
3.14    Section 409A
3.14.1    All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A will be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A will be interpreted, administered and construed to comply with and preserve such exemption.

The Board and the Committee will have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan will govern.
3.14.2    Without limiting the generality of Section 3.14.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A, in each case to the extent required to comply with Section 409A:
(a)    any payment due upon a Grantee’s termination of Employment will be paid only upon such Grantee’s “separation from service” from the Company Group within the meaning of Section 409A;
(b)    any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in ownership” or “change in effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A;
(c)    if the Grantee is a “specified employee” within the meaning of Section 409A, any payment to be made with respect to such Award in connection with the Grantee’s “separation from service” from the Company Group within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six (6) months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;
(d)    any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);
(e)    with respect to any required Consent described in Section 3.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;
(f)    if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

(g)    if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents will be treated separately from the right to other amounts under the Award; and
(h)    for purposes of determining whether the Grantee has experienced a separation from service from the Company Group within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations; provided, that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.
3.15    Governing Law
THE PLAN AND ALL AWARDS MADE AND ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
3.16    Arbitration; Service of Process
3.16.1    Arbitration of Disputes. To the fullest extent permitted by applicable law, any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
3.16.2    Procedures; Enforcement. The arbitration hearing shall commence within ninety (90) calendar days after the arbitrator is selected, unless the Company and a Grantee mutually agree to extend this time period. The arbitration shall take place in Dallas, Texas. The arbitrator will have full power to give directions and make such orders as the arbitrator deems just, and to award all remedies that would be available in court. Nonetheless, the arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of the Plan. The arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based within thirty days after the conclusion of the arbitration hearing. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.
3.16.3    Service of Process. The Company and each Grantee irrevocably consent to service of process in any manner permitted under the laws of the State of Texas, or by United States registered or certified mail, return receipt requested. For service upon a Grantee, each Grantee consents to receive service of process via the manners described in this Section 3.16.4 at the address on file with the Company. Nothing in the Plan will affect the right of the Company or any Grantee to serve process in any other manner permitted by applicable law.

3.16.4    Cost Allocation. In the event of any contest or dispute between the Company and a Grantee relating to the Plan, each of the parties shall bear its own costs and expenses.
3.17    Waiver of Jury Trial
EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.
3.18    Waiver of Claims
Each Grantee of an Award recognizes and agrees that, before being selected by the Committee to receive an Award, the Grantee has no right to any benefits under the Plan. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company Group or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which the Grantee’s consent is expressly required by the express terms of an Award Agreement). Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company Group and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 (ERISA), as amended.
3.19    Repricing; Reloads
The Committee shall, without the approval of the Company’s shareholders, have the authority to (a) amend any outstanding stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) or stock appreciation right to reduce its exercise price per Share and (b) grant stock options and stock appreciation rights with automatic reload features.
3.20    Severability; Entire Agreement
If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.21    No Liability With Respect to Tax Qualification or Adverse Tax Treatment
Notwithstanding anything to the contrary contained herein, in no event will the Company Group be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or non-United States tax treatment or (b) avoid adverse tax treatment under United States or non-United States law, including, without limitation, Section 409A.
3.22    No Third-Party Beneficiaries
Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company Group and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
3.23    Successors and Assigns of the Company
The terms of the Plan will be binding upon, and inure to the benefit of, the Company and any successor entity, including as contemplated by Section 3.6.
3.24    Date of Adoption
The Plan was approved by the Board on [•]. The Plan will become effective on the consummation of the Enhanced Business Combination (the “Effective Date”), provided that it is approved by the Company’s shareholders prior to such date and within 12 months following the date the Board approved the Plan. If the Plan is not approved by the Company’s shareholders within the foregoing time frame, or if the Business Combination Agreement is terminated prior to the consummation of the Enhanced Business Combination, the Plan will not become effective.

Table of Contents	Annex L
CONFIDENTIAL
ENHANCED GROUP INC.
EMPLOYEE SHARE PURCHASE PLAN
1.    Definitions.
(a)    “Administrator” means the Committee or, subject to Applicable Law, one or more of the Company’s officers or management team appointed by the Board or Committee to administer the day-to-day operations of the Plan. Except as otherwise provided in the Plan, the Board or Committee may assign any of its administrative tasks to the Administrator.
(b)    “Affiliate” will have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. The Board will have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.
(c)    “Applicable Law” means the laws of the State of Texas, the United States and any state thereof that are applicable to the Company, the Shares and the Plan, including the requirements relating to the administration of equity-based awards under state corporate laws, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where rights are, or will be, granted under the Plan. For the avoidance of doubt, Applicable Law will include any tax law that imposes requirements in order to avoid adverse tax consequences.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Change in Control” means, except in connection with any initial public offering of the Common Stock (including, for the avoidance of doubt, the Enhanced Business Combination), the occurrence of any merger, consolidation, acquisition of property or stock, separation, reorganization, or other corporate event described in Section 424 of the Code.
(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder. Reference to a specific Section of the Code or United States Treasury Regulation thereunder will include such Section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
(g)    “Committee” means the Compensation Committee of the Board as constituted from time to time, and including any successor committee.
(h)    “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share, and any other securities or property issued in exchange therefor or in lieu thereof.
(i)    “Company” means Enhanced Group, Inc., a Texas corporation.

(j)    “Company Group” means the Company and any Subsidiary, and any successor entity thereto.
(k)    “Contributions” means the amount of Eligible Pay contributed by a Participant through payroll deductions and other additional payments that the Committee may permit a Participant to make to fund the exercise of rights to purchase Shares granted pursuant to the Plan; provided, that for Section 423 Offerings, Contributions will be made solely through payroll deductions. The Committee may permit other funding methods for Non‑423 Offerings under applicable Sub‑Plans.
(l)    “Designated Company” means any Subsidiary or Affiliate, whether now existing or existing in the future, that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan. The Committee may designate Subsidiaries or Affiliates as Designated Companies in a Non-423 Offering. For purposes of a Section 423 Offering, only the Company and its Subsidiaries may be Designated Companies; provided, that at any given time, a Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-423 Offering.
(m)    “Director” means a member of the Board.
(n)    “Effective Date” means the date of the consummation of the Enhanced Business Combination; provided, that the Enhanced Business Combination is approved by the Company’s shareholders prior to such date and within twelve (12) months following the date on which the Board approved the Plan.
(o)    “Eligible Employee” means any individual in an employee-employer relationship with the Company or a Designated Company for income tax and employment tax withholding and reporting purposes. For purposes of clarity, the term “Eligible Employee” will not include the following, regardless of any subsequent reclassification as an employee by the Company or a Designated Company, any governmental agency, or any court: (i) any independent contractor, (ii) any consultant, (iii) any individual performing services for the Company or a Designated Company who has entered into an independent contractor or consultant agreement with the Company or a Designated Company, (iv) any individual performing services for the Company or a Designated Company under an independent contractor or consultant agreement, a purchase order, a supplier agreement or any other agreement that the Company or a Designated Company enters into for services, (v) any individual classified by the Company or a Designated Company as contract labor (such as contractors, contract employees, job shoppers), regardless of length of service, (vi) any individual whose base wage or salary is not processed for payment by the payroll department(s) or payroll provider(s) of the Company or a Designated Company and (vii) any leased employee. The Committee will have exclusive discretion to determine whether an individual is an Eligible Employee for purposes of the Plan.
(p)    “Eligible Pay” means the total amount paid by the Company or any Subsidiary or Affiliate to the Eligible Employee (other than amounts paid after termination of employment date, even if such amounts are paid for pre-termination date services) as base salary or wages, including any portion of such amounts voluntarily deferred or reduced by the Eligible

Employee: (i) under any employee benefit plan of the Company or a Subsidiary or Affiliate available to all levels of employees on a non-discriminatory basis upon satisfaction of eligibility requirements, and (ii) under any deferral plan of the Company (provided such amounts would not otherwise have been excluded had they not been deferred), but excluding any cash bonuses, commissions, overtime pay, stipends, lump sum payments in lieu of foregone merit increases, “bonus buyouts” as the result of job changes, pension, retainers, severance pay, special stay-on bonus, income derived from share options, share appreciation rights, restricted share units and dispositions of shares acquired thereunder, any other allowances, and other special remuneration or variable pay. For Eligible Employees in the United States, Eligible Pay will include elective amounts that are not includible in gross income of the Eligible Employee by reason of Sections 125, 132(f)(4), 402(e)(3), 402(h) or 403(b) of the Code. The Committee will have discretion to determine the application of this definition to Eligible Employees outside the United States.
(q)    “Enhanced Business Combination” means the consummation of the transactions contemplated in that certain Business Combination Agreement, dated as of November 26, 2025, by and among A Paradise Acquisition Corp., A Paradise Merger Sub I, Inc. and Enhanced Ltd .
(r)    “Enrollment Period” means the period during which an Eligible Employee may elect to participate in the Plan, with such period occurring before the first day of each Offering Period, as prescribed by the Committee.
(s)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.
(t)    “Fair Market Value” means, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein.
(u)    “New Purchase Date” means a new Purchase Date if the Administrator shortens any Offering Period then in progress.
(v)    “Offering” means a Section 423 Offering or a Non-423 Offering of a right to purchase Shares under the Plan during an Offering Period as further described in Section 6. Unless otherwise determined by the Committee, each Offering under the Plan in which Eligible Employees of one or more Designated Companies may participate will be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical; provided, that all Eligible Employees granted purchase rights in a particular Offering will have the same rights and privileges, except as otherwise may be permitted by Section 423 of the Code; a Non-423 Offering need not satisfy such requirements.

(w)    “Offering Period” means the periods established in accordance with Section 6 during which rights to purchase Shares may be granted pursuant to the Plan and Shares may be purchased on one or more Purchase Dates. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 16.
(x)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(y)    “Participant” means an Eligible Employee who elects to participate in the Plan.
(z)    “Plan” means the Enhanced Group, Inc. Employee Share Purchase Plan, as may be amended from time to time.
(aa)    “Purchase Date” means the last Trading Day of each Purchase Period (or such other Trading Day as the Committee may determine).
(bb)    “Purchase Period” means a period of time within an Offering Period, as may be specified by the Committee in accordance with Section 6, generally beginning on the first Trading Day of each Offering Period and ending on a Purchase Date. An Offering Period may consist of one or more Purchase Periods.
(cc)    “Purchase Price” means the purchase price at which Shares may be acquired on a Purchase Date and which will be set by the Committee; provided, that the Purchase Price for a Section 423 Offering will not be less than par value of the Shares or less than eighty-five percent (85%) of the lesser of (i) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (ii) the Fair Market Value of the Shares on the Purchase Date. Unless otherwise determined by the Committee prior to the commencement of an Offering Period, the Purchase Price will be eighty-five percent (85%) of the lesser of (a) the Fair Market Value of the Shares on the first Trading Day of the Offering Period or (b) the Fair Market Value of the Shares on the Purchase Date.
(dd)    “Shares” means shares of Common Stock.
(ee)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(ff)    “Tax-Related Items” means any income tax, social insurance, payroll tax, payment on account or other tax-related items arising in relation to the Participant’s participation in the Plan.
(gg)    “Trading Day” means a day on which the principal exchange that Shares are listed on is open for trading.
2.    Purpose of the Plan. The purpose of the Plan is to provide an opportunity for Eligible Employees of the Company and its Designated Companies to purchase Shares at a discount through voluntary Contributions, thereby attracting, retaining and rewarding such persons and strengthening the alignment of interest between such persons and the Company’s shareholders. The Company intends for offerings under the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (each, a “Section 423 Offering”); provided, that the Committee may also authorize the grant of rights under offerings of the Plan that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, appendices, or sub-plans (collectively, “Sub-Plans”) adopted by the Committee for such purpose (each, a “Non-423 Offering”).
3.    Shares Reserved for the Plan. Subject to adjustment pursuant to Section 15 hereof, the maximum number of Shares that may be granted under the Plan shall initially be [ ] Shares (the “Share Reserve”). Commencing on January 1, 2027, and on the first day of each calendar year through and including 2036, additional Shares equal to the lesser of (i) one percent (1%) of the Company’s outstanding Shares on such date and (ii) 1,538,500 Shares, will automatically be added to the Share Reserve; provided, that the Board may, in its sole discretion, act prior to such date to provide that the increase will be a lesser number than would otherwise occur pursuant to the preceding provision; and provided, further, that in no event shall this provision for automatic increase apply on any date that occurs after the tenth (10th) anniversary of the Effective Date without additional shareholder approval. Such Shares may be authorized but unissued Shares, treasury shares or Shares purchased in the open market. For the avoidance of doubt, up to the maximum number of Shares reserved under this Section 3 may be used to satisfy purchases of Shares under Section 423 Offerings and any remaining portion of such maximum number of Shares may be used to satisfy purchases of Shares under Non-423 Offerings.
4.    Administration of the Plan.
(a)    Committee as Administrator. The Committee will administer the Plan. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein. No member of the Board or Committee or any person to whom the Board or Committee delegates its powers, responsibilities or duties in writing, including by resolution (each such person, a “Covered Person”), will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made with respect to the Plan, except as expressly provided by statute. In the performance of its responsibilities with respect to the Plan, the Committee will be entitled to rely upon, and no member of the Committee will be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that the Committee deems necessary.
(b)    Powers of the Committee. The Committee will have full power and authority to administer the Plan, including, without limitation, the authority to (i) construe, interpret, and implement and correct any defect, supply any omission and reconcile any inconsistency in the Plan and determine disputed facts related thereto, (ii) determine eligibility and adjudicate all disputed claims filed under the Plan, including whether Eligible Employees will participate in a Section 423 Offering or a Non-423 Offering and which Subsidiaries and Affiliates of the Company will be Designated Companies participating in either a Section 423 Offering or a Non-423 Offering, (iii) determine the terms and conditions of any right to purchase Shares under the Plan, (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan, (v) amend an outstanding right to purchase Shares, including any amendments to a right that may be necessary for purposes of effecting a transaction contemplated under Section 15 hereof (including, but not limited to, an amendment to the class or type of stock that may be issued pursuant to the exercise of a right or the Purchase Price applicable to a right); provided, that the amended right otherwise conforms to the terms of the Plan, and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan including, without limitation, the adoption of such Sub-Plans as are necessary or appropriate to permit the participation in the Plan by employees who are non-U.S. nationals or employed outside the United States, as further set forth in Section 4(c) below.
(c)    Non-U.S. Sub-Plans. Notwithstanding any provision to the contrary in the Plan, the Committee may adopt such Sub-Plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States, the terms of which Sub-Plans may take precedence over other provisions of the Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such Sub-Plan, the provisions of the Plan will govern the operation of such Sub-Plan. To the extent inconsistent with the requirements of Section 423 of the Code, any such Sub-Plan will be considered part of a Non-423 Offering, and purchase rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code. Without limiting the generality of the foregoing, the Committee is authorized to adopt Sub-Plans for particular non-U.S. jurisdictions that modify the terms of the Plan to meet applicable local requirements regarding, without limitation, (i) eligibility to participate, (ii) the definition of Eligible Pay, (iii) the dates and duration of Offering Periods or other periods during which Participants may make Contributions towards the purchase of Shares, (iv) the method of determining the Purchase Price and the discount from Fair Market Value at which Shares may be purchased, (v) any minimum or maximum amount of Contributions a Participant may make in an Offering Period or other specified period under the applicable Sub-Plan, (vi) the treatment of purchase rights upon a Change in Control or a change in capitalization of the Company, (vii) the handling of payroll deductions, (viii) establishment of bank, building society or trust accounts to hold Contributions, (ix) payment of interest, (x) conversion of local currency, (xi) obligations to pay payroll tax, (xii) determination of beneficiary designation requirements, (xiii) withholding procedures and (xiv) handling of Share issuances.
(d)    Binding Authority. The determination of the Committee on all matters relating to the Plan and any enrollment form or other instrument or agreement relating to the Plan will be entitled to the maximum deference permitted by law and will be final, binding and conclusive and non-reviewable and non-appealable and may be entered as a final judgment in any court having jurisdiction.

(e)    Delegation of Authority. The Committee may delegate (either generally or specifically) the powers, authorities and discretions conferred on it under this Section 4(e) as it deems appropriate in its sole discretion in accordance with Applicable Law. The Committee may allocate among its members and delegate to any person who is not a member of the Committee, or to any administrative group within the Company Group, any of its powers, responsibilities or duties. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.
(f)    Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, the Committee shall ensure that all Eligible Employees who are granted purchase rights in any Section 423 Offering shall have the same rights and privileges, subject to permissible differences under Section 423 of the Code (including proportional limits based on compensation).
5.    Eligible Employees.
(a)    General. Any individual who is an Eligible Employee as of the commencement of an Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 7.
(b)    Non-U.S. Employees. An Eligible Employee who works for a Designated Company and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Section 423 Offering to violate Section 423 of the Code. In the case of a Non-423 Offering, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.
(c)    Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted a right to purchase Shares under a Section 423 Offering (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding rights to purchase capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary of the Company or (b) to the extent that his or her rights to purchase capital stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate that exceeds twenty-five thousand dollars ($25,000) worth of such stock (determined at the fair market value of the shares of such stock at the time such right is granted) for each calendar year in which such purchase right is outstanding. The Committee, in its discretion, from time to time may, prior to an Enrollment Period for all purchase rights to be granted in an Offering, determine (on a uniform and nondiscriminatory basis for Section 423 Offerings) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act; provided, that the exclusion is applied with respect to each Section 423 Offering in an identical manner to all highly compensated individuals of the Designated Company whose employees are participating in that Offering.
6.    Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day of the relevant Offering Period and terminating on the last Trading Day of the relevant Offering Period. Unless and until the Committee determines otherwise in its discretion, each Offering Period will consist of one (1) six (6)-month Purchase Period, which will run simultaneously with the Offering Period. Unless otherwise provided by the Committee, Offering Periods will run from January 1 (or the first Trading Day thereafter) through June 30 (or the first Trading Day prior to such date) and from July 1 (or the first Trading Day thereafter) through December 31 (or the first Trading Day prior to such date). The Committee has the authority to establish additional or alternative sequential or overlapping Offering Periods, a different number of Purchase Periods within an Offering Period, a different duration for one or more Offering Periods or Purchase Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, that no Offering Period may have a duration exceeding twenty-seven (27) months. To the extent that the Committee establishes overlapping Offering Periods with more than one Purchase Period in each Offering Period, the Committee will have the discretion to structure an Offering Period so that if the Fair Market Value of the Shares on any Purchase Date within an Offering Period is less than or equal to the Fair Market Value of the Shares on the first Trading Day of that Offering Period, then (i) that Offering Period will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering Period will be automatically enrolled in a new Offering Period beginning on the first Trading Day of such new Purchase Period.
7.    Election to Participate and Payroll Deductions. An Eligible Employee may elect to participate in an Offering Period under the Plan during any Enrollment Period. Any such election will be made by completing the online enrollment process through the Company’s designated Plan broker or by completing and submitting an enrollment form to the Administrator during such Enrollment Period, authorizing Contributions in whole percentages from one percent (1%) to fifteen percent (15%) of the Eligible Employee’s Eligible Pay for the Purchase Period within the Offering Period to which the deduction applies; provided, that such Participant’s payroll deductions and purchases under the Plan shall not commence until the day that is at least

30 days (or such other period of time as the Committee may implement with respect to executive officers of the Company) following such Participant’s completion of an enrollment form (such period of time, a “Cooling-off Period”). A Participant may elect to increase or decrease the rate of such Contributions during any subsequent Enrollment Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Administrator; provided, that no change in Contributions will be permitted to the extent that such change would result in total Contributions exceeding fifteen percent (15%) of the Eligible Employee’s Eligible Pay, or such lower maximum amount as may be determined by the Administrator. Any such new rate of Contributions will become effective on the first day of the first Purchase Period following the completion of such enrollment form or, if later, the termination of the Cooling-off Period following submission of such form. Unless otherwise determined by the Administrator, during a Purchase Period, a Participant may not increase or reduce his or her rate of Contributions. Participants shall act in good faith and may not commence participation in the Plan, change the level of their Contributions or withdraw from the Plan at a time when they are in possession of material, non-public information.
8.    Contributions. The Company will establish an account in the form of a bookkeeping entry for each Participant for the purpose of tracking Contributions made by each Participant during the Offering Period, and will credit all Contributions made by each Participant to such account. The Company will not be obligated to segregate the Contributions from the general funds of the Company or any Designated Company nor will any interest be paid on such Contributions, unless otherwise determined by the Administrator or required by Applicable Law. All Contributions received by the Company for Shares sold by the Company on any Purchase Date pursuant to the Plan may be used for any corporate purpose.
9.    Taxes. At the time a Participant’s purchase right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the Shares acquired under the Plan, the Participant will make adequate provision for any Tax-Related Items. In their sole discretion, and except as otherwise determined by the Committee, the Company or the Designated Company that employs the Participant may satisfy their obligations to withhold Tax-Related Items by (a) withholding from the Participant’s wages or other compensation, (b) withholding a sufficient whole number of Shares otherwise issuable following purchase having an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares, or (c) withholding from proceeds from the sale of Shares issued upon purchase, either through a voluntary sale or a mandatory sale arranged by the Company.
10.    Brokerage Accounts or Plan Share Accounts. By enrolling in the Plan, each Participant will be deemed to have authorized the establishment of a brokerage account on his or her behalf at a securities brokerage firm selected by the Administrator. Alternatively, the Administrator may provide for Plan share accounts for each Participant to be established by the Company or by an outside entity selected by the Administrator which is not a brokerage firm. Shares purchased by a Participant pursuant to the Plan will be held in the Participant’s brokerage or Plan share account. The Company may require that Shares be retained in such brokerage or

Plan share account for a designated period of time, and/or may establish procedures to permit tracking of dispositions of Shares.
11.    Rights as a Shareholder; Disqualifying Disposition. A Participant will have no rights as a shareholder of the Company with respect to Shares subject to any rights granted under the Plan or any Shares deliverable under the Plan unless and until recorded in the books of the brokerage firm selected by the Administrator or, as applicable, the Company, its transfer agent, stock plan administrator or such other outside entity which is not a brokerage firm. Each Participant shall provide the Company with prompt written notice of any disposition or other transfer of Shares acquired under a Section 423 Offering if such disposition or transfer occurs within two years after the first day of the Offering Period or within one year after the Purchase Date, to enable the Company to satisfy any tax reporting and deduction requirements
12.    Rights Not Transferable. Rights granted under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during a Participant’s lifetime only by the Participant.
13.    Withdrawals. A Participant may withdraw from an Offering Period by submitting the appropriate form online through the Company’s designated Plan broker or to the Administrator. A notice of withdrawal must be received no later than the last day of the month immediately preceding the month of the Purchase Date or by such other deadline as may be prescribed by the Administrator. Upon receipt of such notice, automatic deductions of Contributions on behalf of the Participant will be discontinued commencing with the payroll period immediately following the effective date of the notice of withdrawal, and such Participant will not be eligible to participate in the Plan until the next Enrollment Period. Unless otherwise determined by the Administrator, amounts credited to the contribution account of any Participant who withdraws prior to the date set forth in this Section 13 will be refunded, without interest, as soon as practicable.
14.    Termination of Employment.
(a)    General. Upon a Participant ceasing to be an Eligible Employee for any reason prior to a Purchase Date, Contributions for such Participant will be discontinued and any amounts then credited to the Participant’s contribution account will be refunded, without interest, as soon as practicable, except as otherwise determined by the Administrator.
(b)    Leave of Absence. Subject to the discretion of the Administrator, if a Participant is granted a paid leave of absence, payroll deductions on behalf of the Participant will continue and any amounts credited to the Participant’s contribution account may be used to purchase Shares as provided under the Plan. If a Participant is granted an unpaid leave of absence, payroll deductions on behalf of the Participant will be discontinued and no other Contributions will be permitted (unless otherwise determined by the Administrator or required by Applicable Law), but any amounts then credited to the Participant’s contribution account may be used to purchase Shares on the next applicable Purchase Date. For Section 423 Offerings, a Participant must be employed by the Company or a related corporation (within the meaning of Section 423 of the Code) at all times from the grant date until a date not more than three (3)

months before the Purchase Date. Where the period of leave exceeds three (3) months and the Participant’s right to reemployment is not guaranteed by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave for purposes of the Plan.
(c)    Transfer of Employment. Unless otherwise determined by the Administrator, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, that if a Participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the Participant’s purchase right will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the Participant’s purchase right will remain non-qualified under the Non-423 Offering.
15.    Adjustment Provisions.
(a)    Changes in Capitalization. In the event of any change affecting the number, class, value, or terms of the Shares resulting from a recapitalization, stock split, reverse stock split, stock dividend, spin-off, split up, combination, reclassification or exchange of Shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or Shares, including any extraordinary dividend or extraordinary distribution, then the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Shares that may be delivered under the Plan (including the numerical limits of Section 3), the Purchase Price per Share and the number of Shares covered by each right under the Plan that has not yet been exercised. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section 15(a). Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to a purchase right.
(b)    Change in Control. In the event of a Change in Control, each outstanding right to purchase Shares will be equitably adjusted and assumed or an equivalent right to purchase Shares substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation in a Change in Control refuses to assume or substitute for the purchase right or the successor corporation is not a publicly traded corporation, the Offering Period then in progress will be shortened by setting a New Purchase Date and will end on the New Purchase Date. The New Purchase Date will be before the date of the Company’s proposed Change in Control. The Committee will notify each Participant in writing, at least ten (10) Trading Days prior to the New Purchase Date, that the Purchase Date for the Participant’s purchase right has been changed to the New Purchase Date and that Shares will be purchased automatically for the Participant on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering Period, as provided in Section 13 hereof.

16.    Amendments and Termination of the Plan. Unless otherwise provided, the Board or Committee may at any time and from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, in each case in compliance with Applicable Law. Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with Applicable Law, regulations or rules of a securities exchange or self-regulatory agency. Upon termination of the Plan, all Contributions will cease and all amounts then credited to a Participant’s account will be equitably applied to the purchase of whole Shares then available for sale, and any remaining amounts will be promptly refunded, without interest, to Participants. For the avoidance of doubt, the Board or Committee, as applicable herein, may not delegate its authority to make amendments to or suspend the operations of the Plan pursuant to this Section 16.
17.    Shareholder Approval; Effective Date. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months following the date the Board approved the Plan. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws. The Plan will become effective on the Effective Date, subject to approval of the shareholders of the Company as contemplated in the foregoing sentence. For the avoidance of doubt, the Board may not delegate its authority to approve the Plan pursuant to this Section 17.
18.    Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company will not be required to deliver any Shares issuable upon exercise of a right under the Plan prior to the completion of any registration or qualification of the Shares under any local, state, federal or securities or exchange control law of a jurisdiction outside the United States or under rulings or regulations of any governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or non-U.S. governmental agency, which registration, qualification or approval the Committee will, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Shares with any state or securities commission of a jurisdiction outside the United States, or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. If, pursuant to this Section 18, the Committee determines that the Shares will not be issued to any Participant, any Contributions credited to such Participant’s account will be promptly refunded, without interest, to the Participant, without any liability to the Company or any of its Subsidiaries or Affiliates.
19.    Code Section 409A; Code Section 423; Tax Qualification.
(a)    Code Section 409A. Rights to purchase Shares granted under a Section 423 Offering are exempt from the application of Section 409A of the Code and rights to purchase Shares granted under a Non-423 Offering are intended to be exempt from Section 409A of the Code pursuant to the “short-term deferral” exemption contained therein. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that a right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a right under the Plan to be subject to Section 409A of the

Code, the Committee may amend the terms of the Plan and/or of an outstanding right granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding right or future right that may be granted under the Plan from or to allow any such rights to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the right to purchase Shares under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that the right to purchase Shares under the Plan is compliant with Section 409A of the Code.
(b)    Code Section 423. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code with respect to Section 423 Offerings. Any provision that is inconsistent with Section 423 of the Code shall be interpreted, and if necessary, deemed amended, to comply with Section 423 of the Code.
(c)    Tax Qualification. Although the Company may endeavor to (i) qualify a right to purchase Shares for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in the Plan, including Section 19(a) hereof. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.
20.    No Continued Employment; Right of Discharge Reserved. Neither the adoption of the Plan nor participation in the Plan (or any provision in the Plan) will confer upon any Participant any right to continued employment or other engagement with the Company Group, nor will it interfere in any way with the right of the Company Group to terminate, or alter the terms and conditions of, such employment or other engagement at any time.
21.Governing Law. THE PLAN AND ALL ACTIONS TAKEN THEREUNDER WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
22.Arbitration; Service of Process.
(a)    Arbitration of Disputes. To the fullest extent permitted by applicable law, any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration, in accordance with the rules of the American Arbitration Association as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(b)    Procedures; Enforcement. The arbitration hearing shall commence within ninety (90) calendar days after the arbitrator is selected, unless the Company and a Participant mutually agree to extend this time period. The arbitration shall take place in Dallas, Texas. The arbitrator will have full power to give directions and make such orders as the arbitrator deems just, and to award all remedies that would be available in court. Nonetheless, the arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of the Plan. The arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The award rendered by the arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered or vacated in any court of competent jurisdiction.
(c)    Service of Process. The Company and each Participant irrevocably consent to service of process in any manner permitted under the laws of the State of Texas, or by United States registered or certified mail, return receipt requested. For service upon a Participant, each Participant consents to receive service of process via the manners described in this Section 22(c) at the address on file with the Company. Nothing in the Plan will affect the right of the Company or any Participant to serve process in any other manner permitted by applicable law.
(d)    Cost Allocation. In the event of any contest or dispute between the Company and a Participant relating to the Plan, each of the parties shall bear its own costs and expenses.
23.Waiver of Jury Trial. EACH PARTICIPANT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.
24.    Plan Headings. The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
25.    Expenses. Unless otherwise set forth in the Plan or determined by the Administrator, all expenses of administering the Plan, including expenses incurred in connection with the purchase of Shares for sale to Participants, will be borne by the Company and its Subsidiaries or Affiliates.

ANNEX M

FORM OF
REGISTRATION RIGHTS AGREEMENT
by and among
ENHANCED GROUP INC.,
A SPAC IV (HOLDINGS) CORP.,
APEIRON INVESTMENT GROUP LIMITED AND
THE OTHER PARTIES LISTED ON SCHEDULE I HERETO

Dated as of [●], 2026

THIS REGISTRATION RIGHTS AGREEMENT is made and entered into as of [●], 2026 by and among Enhanced Group Inc., a Texas corporation f/k/a A Paradise Acquisition Corp. (the “Company”), A SPAC IV (Holdings) Corp., a BVI company (the “Sponsor”), Apeiron Investment Group Limited (“Apeiron”), and those Persons set forth on Schedule I (and each other Person who, after the date of hereof, acquires capital stock of the Company and becomes a party to this Agreement by executing and delivering a joinder to this Agreement in the form attached hereto as Exhibit A).
RECITALS
WHEREAS, the Company, A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of the Company, and Enhanced Ltd., a Cayman Islands exempted company (“Target”) entered into that certain Business Combination Agreement, dated as of November 26, 2025 (the “Business Combination Agreement”), pursuant to which, among other things, (a) Target merged with and into Merger Sub, with Target surviving as a wholly owned subsidiary of the Company (the “First Merger”), and (b) the surviving company of the First Merger merged with and into the Company, with the Company surviving such merger, in each case on the terms and conditions set forth in the Business Combination Agreement;
WHEREAS, the Company, the Sponsor and certain other persons are party to that certain Registration Rights Agreement, dated as of July 29, 2025 (the “Original RRA”);
WHEREAS, prior to the execution and delivery of this Agreement, the parties to the Original RRA terminated such agreement in accordance with its terms;
WHEREAS, on the date hereof, pursuant to the Business Combination Agreement, (a) Apeiron received shares of Domesticated Acquiror Class A Common Stock (as defined in the Business Combination Agreement) and Domesticated Acquiror Class B Common Stock (as defined in the Business Combination Agreement) and (b) all holders of the Company Capital Shares (as defined in the Business Combination Agreement) received shares of Domesticated Acquiror Class B Common Stock; and
WHEREAS, the Company, the Sponsor, Apeiron and the other parties hereto desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to Registrable Securities (as defined below), as set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.    Definitions.
(a)    As used in this Agreement, the following terms shall have the following meanings:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Financial Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisor of, or shares the same management company or investment adviser with, such Person; provided, that, with respect to Apeiron, Apeiron shall mean any of Apeiron’s Affiliates as defined above or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, Apeiron or any of its Affiliates.
“Agreement” means this Registration Rights Agreement.
“Apeiron” has the meaning set forth in the Recitals.
“Apeiron Holders” means Apeiron and each of its Affiliates set forth on Schedule I.
“Business Court” has the meaning set forth in Section 13(h).
“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York or Austin, Texas are authorized or required by Law to close.
“Common Stock” means the Domesticated Acquiror Class B Common Stock (as defined in the Business Combination Agreement).
“Company” has the meaning set forth in the Preamble and includes the Company’s successors by merger, acquisition, reorganization or otherwise.
“Controlling Person” has the meaning set forth in Section 11(a).

“Covered Person” has the meaning set forth in Section 11(a).
“Demand Registration” has the meaning set forth in Section 3(a).
“Demand Registration Request” has the meaning set forth in Section 3(a).
“Designated Courts” has the meaning set forth in Section 13(h).
“Equity Securities” means shares of Common Stock, shares of any other class of common or preferred stock of the Company and any options, warrants, rights or securities of the Company convertible into or exchangeable for common or preferred stock of the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Federal Court” has the meaning set forth in Section 13(h).
“First Merger” has the meaning set forth in the Recitals.
“Form S-1 Shelf” has the meaning set forth in Section 2(a).
“Form S-3 Shelf” has the meaning set forth in Section 2(a).
“Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority (including, for the avoidance of doubt, NASDAQ or NYSE), agency commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.
“Holders” means the Sponsor, the Sponsor’s Permitted Transferees, Apeiron, Apeiron Holders’ Permitted Transferees, those Persons set forth on Schedule I and each other Person who, after the date of hereof, acquires capital stock of the Company and becomes a party to this Agreement by executing and delivering a joinder to this Agreement in the form attached hereto as Exhibit A, and include any transferee of the Registrable Securities (so long as they remain Registrable Securities) of a Holder permitted under this Agreement and the Lock-Up Agreement.
“Law” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, registration, standard, judgment, determination, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.
“Lock-Up Agreement” means (a) the Sponsor Equity Agreement and (b) that certain Transaction Support Agreement, dated as of November 26, 2025, by Apeiron.
“Original RRA” has the meaning set forth in the Recitals.

“Permitted Transferee” means, with respect to the Apeiron Holders, any Affiliate of the Apeiron Holders, and with respect to Sponsor, any Person beneficially owning any equity interest in Sponsor as of November 26, 2025 and any Affiliate of Sponsor.
“Person” means any individual, firm, corporation (including not for profit), general or limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, estate, trust, association, organization, Governmental Entity or instrumentality or other entity of any kind or nature.
“Piggyback Registration” has the meaning set forth in Section 5(a).
“Piggyback Shelf Registration Statement” has the meaning set forth in Section 5(a).
“Piggyback Shelf Takedown” has the meaning set forth in Section 5(a).
“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Securities, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.
“Registrable Securities” means, at any time, (a) any shares of Common Stock held or beneficially owned by any Holder, (b) any shares of Common Stock issued or issuable to any Holder upon the conversion, exercise or exchange, as applicable, of any other Equity Securities held or beneficially owned by any Holder and (c) any shares of Common Stock issued or issuable to any Holder with respect to any shares described in clauses (a) and (b) above by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a Holder of Registrable Securities whenever such Person in its sole discretion has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition has actually been effected); provided, however, that as to any particular Registrable Securities, such shares shall cease to constitute Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement, (ii) such securities shall have ceased to be outstanding, (iii) other than with respect to Registrable Securities held by the Apeiron Holders, such securities may be sold without registration pursuant to Rule 144 or another similar exemption under the Securities Act is available for the sale of such securities during a three-month period without registration, volume, current public information or other restrictions, requirements or limitations under such rules, and when any restrictive legends on such securities have been removed or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transactions. Notwithstanding anything to the contrary contained herein, a Person shall be deemed to be “holding Registrable Securities” (or words to that effect) under this Agreement if they are a Holder or a permitted transferee of the applicable Registrable Securities (so long as they remain

Registrable Securities) of any Holder pursuant to the terms and conditions of this Agreement and the Lock-Up Agreement.
“Registration Expenses” has the meaning set forth in Section 10(a).
“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, all amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.
“Rule 144” means Rule 144 under the Securities Act or any successor rule thereto.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.
“Shelf Registration” has the meaning set forth in Section 2(a).
“Shelf Registration Statement” has the meaning set forth in Section 2(a).
“Shelf Takedown” has the meaning set forth in Section 2(d).
“Sponsor” has the meaning set forth in the Recitals.
“Sponsor Equity Agreement” means that certain Sponsor Equity Agreement, dated as of November 26, 2025, by and between Apeiron and Sponsor.
“Suspension” has the meaning set forth in Section 7.
“underwritten offering” means a registered offering of securities conducted by one or more underwriters pursuant to the terms of an underwriting agreement.
“Underwritten Shelf Takedown” has the meaning set forth in Section 2(e).
“Underwritten Shelf Takedown Notice” has the meaning set forth in Section 2(e).
(b)    In addition to the above definitions, unless the context requires otherwise:
(i)    any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form, as amended, from time to time;
(ii)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;
(iii)    the table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement;
(iv)    words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole;
(v)    the word “if” and other words of similar import when and used herein shall be deemed in each case to be followed by the phrase “and only if”;
(vi)    the term “or” means “and/or” unless clearly indicated otherwise, including by use of “either”;
(vii)    “any” means “any one, more than one, or all”; and
(viii)    references to “dollars” and “$” mean United States dollars.
Section 2.    Shelf Registration.
(a)    Filing. The Company shall, as soon as practicable after the date hereof, prepare and file with the SEC a Registration Statement on Form S-1 (the “Form S-1 Shelf”) or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”) that covers all Registrable Securities then outstanding for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”). Following the filing on a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as practicable after the Company is eligible to use a Form S-3.
(b)    Effectiveness. The Company shall use its commercially reasonable efforts to (i) cause the Shelf Registration Statement filed pursuant to Section 2(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof and (ii) keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and useable for the resale of Registrable Securities until such time as there are no Registrable Securities remaining, including by filing successive replacement or renewal Shelf Registration Statements upon the expiration of such Shelf Registration Statement.
(c)    Additional Registrable Securities; Additional Selling Stockholders. At any time and from time to time that a Shelf Registration Statement is effective, if a Holder of Registrable Securities requests (i) the registration under the Securities Act of additional Registrable

Securities pursuant to such Shelf Registration Statement or (ii) that such Holder be added as a selling stockholder in such Shelf Registration Statement, the Company shall as promptly as practicable amend or supplement the Shelf Registration Statement to cover such additional Registrable Securities and/or Holder.
(d)    Right to Effect Shelf Takedowns. Each Holder shall be entitled, at any time and from time to time when a Shelf Registration Statement is effective, to sell any or all of the Registrable Securities covered by such Shelf Registration Statement (a “Shelf Takedown”). A Holder shall give the Company prompt written notice of the consummation of a Shelf Takedown.
(e)    Underwritten Shelf Takedowns. A Holder intending to effect a Shelf Takedown shall be entitled to request, by written notice to the Company (an “Underwritten Shelf Takedown Notice”), that the Shelf Takedown be an underwritten offering (an “Underwritten Shelf Takedown”). The Underwritten Shelf Takedown Notice shall specify the number of Registrable Securities intended to be offered and sold by such Holder pursuant to the Underwritten Shelf Takedown. Promptly after receipt of an Underwritten Shelf Takedown Notice (but in any event within two Business Days), the Company shall give written notice of the requested Underwritten Shelf Takedown to all other Holders of Registrable Securities and shall include in such Underwritten Shelf Takedown, subject to Section 4, all Registrable Securities that are then covered by the Shelf Registration Statement and with respect to which the Company has received a written request for inclusion therein from a Holder no later than five Business Days after the date of the Company’s notice. The Company shall not be required to facilitate an Underwritten Shelf Takedown unless the reasonably expected aggregate gross proceeds from such offering are at least $50 million and shall not be required to effect more than two Underwritten Shelf Takedowns in any 12-month period; provided, however, that if an Underwritten Shelf Takedown is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Shelf Takedown will not be counted as an Underwritten Shelf Takedown pursuant to this Section 2.
(f)    Selection of Underwriters. The Holder requesting an Underwritten Shelf Takedown shall have the right to select managing underwriter(s) to administer such Underwritten Shelf Takedown; provided that such managing underwriter(s) are reasonably acceptable to the Company.
Section 3.    Demand Registrations.
(a)    Right to Demand Registrations. Subject to the expiration of any applicable lock-up period set forth in an applicable Lock-Up Agreement, any Holder may, by providing written notice to the Company, request to sell all or part of its Registrable Securities pursuant to a Registration Statement separate from a Shelf Registration Statement (a “Demand Registration”). Each request for a Demand Registration (a “Demand Registration Request”) shall specify the number of Registrable Securities intended to be offered and sold by such Holder pursuant to the Demand Registration and the intended method of distribution thereof, including whether it is intended to be an underwritten offering. Promptly (but in any event within three Business Days) after receipt of a Demand Registration Request, the Company shall give written notice of the Demand Registration Request to all other Holders of Registrable Securities. As promptly as practicable and no later than ten Business Days after receipt of a Demand Registration Request, the Company shall register all Registrable Securities (i) that have been requested to be registered in the Demand Registration Request and (ii) subject to Section 4, with respect to which the Company has received a written request for inclusion in the Demand Registration from a Holder no later than five Business Days after the date on which the Company has given notice to Holders of the Demand Registration Request. The Company shall use its commercially reasonable efforts to cause the Registration Statement filed pursuant to this Section 3(a) to be declared effective by the SEC or otherwise become effective under the Securities Act as promptly as practicable after the filing thereof. A Demand Registration shall be effected by way of a Registration Statement on Form S-3 or any similar short-form registration statement to the extent the Company is permitted to use such form at such time. The Company shall not be required to effect a Demand Registration unless the reasonably expected aggregate gross proceeds from the offering of the Registrable Securities to be registered in connection with such Demand Registration are at least $50 million and shall not be required to effect more than two Demand Registrations in any 12-month period.
(b)    Number of Demand Registrations. Subject to Section 3(a), each Holder shall be entitled to request up to two Demand Registrations (which, for the avoidance of doubt, shall be in addition to any Shelf Registration pursuant to Section 2) during any 12-month period; provided, however, that a registration shall not count as a Demand Registration for this purpose unless and until a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and the Holders of Registrable Securities are able to register and sell all of the Registrable Securities requested to be included in such registration.
(c)    Withdrawal. A Holder may, by written notice to the Company, withdraw its Registrable Securities from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of notices from all applicable Holders to such effect, the Company shall cease all efforts to seek effectiveness of the applicable Registration Statement, unless the Company intends to effect a primary offering of securities pursuant to such Registration Statement.
(d)    Selection of Underwriters. If a Demand Registration is an underwritten offering, the Holder requesting such Demand Registration shall have the right to select the managing underwriter(s) to administer such Demand Registration; provided, that such managing underwriter(s) are reasonably acceptable to the Company.
Section 4.    Inclusion of Other Securities; Priority. Other than any Equity Securities proposed to be sold for the account of the Company, the Company shall not include in any Demand Registration or Shelf Takedown any securities that are not Registrable Securities without the prior written consent of the Holder(s) of the Registrable Securities participating in such Demand Registration or Shelf Takedown (such consent not to be unreasonably withheld, conditioned or delayed). If a Demand Registration or Shelf Takedown involves an underwritten offering and the managing underwriters of such offering advise the Company and the Holders in writing that, in their opinion, the number of Equity Securities proposed to be included in such Demand Registration or Underwritten Shelf Takedown, including all Registrable Securities and all other Equity Securities proposed to be included in such offering, exceeds the number of Equity Securities that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Demand Registration or Underwritten Shelf Takedown: (a) first, the Registrable Securities proposed to be sold by the Company or the Holders in such offering; and (b) second, any Equity Securities proposed to be included therein by any other Persons (including Equity Securities to be sold for the account of any other holders of Equity Securities), allocated, in the case of this clause (b), among such Persons in such manner as the Company may determine. If more than one Holder is participating in such Demand Registration or Underwritten Shelf Takedown and the managing underwriters of such offering determine that a limited number of Registrable Securities may be included in such offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), then the Registrable Securities that are included in such offering shall be allocated pro rata among the participating Holders and the Company on the basis of the number of Registrable Securities initially requested to be sold by each such Holder and the Company in such offering.
Section 5.    Piggyback Registrations.
(a)    Whenever the Company proposes to register any Equity Securities under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan, or (iv) for resale pursuant to a Registration Statement for securities offered to third parties as acquisition consideration in a private transaction to which Rule 145 would apply but for the private placement exemption), whether for its own account or for the account of one or more stockholders of the Company (other than the Holders of Registrable Securities) (a “Piggyback Registration”), the Company shall give prompt written notice to each Holder of Registrable Securities of its intention to effect such a registration (but in no event less than ten Business Days prior to the proposed date of filing of the applicable Registration Statement) and, subject to Sections 5(b) and 5(c), shall include in such Registration Statement on the same terms and conditions as any similar Equity Securities included in such Registration Statement and in any offering of Equity Securities to be made pursuant to such Registration Statement that number of Registrable Securities requested to be sold in such offering by such Holder for the account of such Holder in accordance with the intended method(s) of distribution thereof, provided that the Company has received a written request for inclusion therein from such Holder no later than five Business Days after the date on which the Company has given notice of the Piggyback Registration to Holders. The Company may terminate or withdraw a Piggyback Registration prior to the effectiveness of such registration at any time in its sole discretion. If a Piggyback Registration is effected pursuant to a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto (a “Piggyback Shelf Registration Statement”), the Holders of Registrable Securities shall be notified by the Company of and shall have the right, but not the obligation, to participate in any offering pursuant to such Piggyback Shelf Registration Statement (a “Piggyback Shelf Takedown”), subject to the same limitations that are applicable to any other Piggyback Registration as set forth above.
(b)    Priority on Primary Piggyback Registrations. If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of Equity Securities proposed to be included in such offering, including all Registrable Securities and all other Equity Securities proposed to be included in such offering, exceeds the number of Equity Securities that can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Takedown: (i) first, the Equity Securities that the Company proposes to sell in such offering; and (ii) second, any Equity Securities proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering (including any Registrable Securities requested to be included therein by a Holder), allocated, in the case of this clause (ii), pro rata among such Persons on the basis of the number of Equity Securities initially proposed to be included by each such Person in such offering, up to the number of Equity Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).
(c)    Priority on Secondary Piggyback Registrations. If a Piggyback Registration or a Piggyback Shelf Takedown is initiated as an underwritten offering on behalf of a holder of Equity Securities to whom the Company has a contractual obligation to facilitate such offering, other than a Holders of Registrable Securities, and the managing underwriters of the offering advise the Company in writing that, in their opinion, the number of Equity Securities proposed to be included in such offering, including all Registrable Securities and all other Equity Securities requested to be included in such offering, exceeds the number of Equity Securities which can reasonably be expected to be sold in such offering without adversely affecting the success of the offering (including the price, timing or distribution of the securities to be sold in such offering), the Company shall include in such Piggyback Registration or Piggyback Shelf Takedown: (i) first, the Equity Securities that the Person demanding the offering pursuant to such contractual right proposes to sell in such offering; and (ii) second, any Equity Securities proposed to be sold for the account of the Company in such offering, any Registrable Securities requested to be included in such offering by a Holder and any Equity Securities proposed to be included in such offering by any other Person to whom the Company has a contractual obligation to facilitate such offering, allocated, in the case of this clause (ii), pro rata among the Company, such Holders and such Persons on the basis of the number of Equity Securities initially proposed to be included by the Company, each such Holder and each such other Person in such offering, up to the number of Equity Securities, if any, that the managing underwriters determine can be included in the offering without reasonably being expected to adversely affect the success of the offering (including the price, timing or distribution of the securities to be offered in such offering).

(d)    Selection of Underwriters. If a Piggyback Registration or Piggyback Shelf Takedown is initiated as a primary underwritten offering on behalf of the Company, the Company shall have the right to select the managing underwriter(s) to administer such underwritten offering.
Section 6.    Holdback Agreements.
(a)    Holders of Registrable Securities. Each Holder of Registrable Securities that holds or beneficially owns at least 5% of the outstanding Common Stock agrees that in connection with any registered underwritten offering of Common Stock, and upon request from the managing underwriter(s) for such offering, such Holder shall not, without the prior written consent of such managing underwriter(s), during such period as is reasonably requested by the managing underwriter(s) (which period shall in no event be longer than three days prior to and 90 days after the pricing of such offering), transfer, directly or indirectly, any Registrable Securities. The foregoing provisions of this Section 6(a) shall not apply to offers or sales of Registrable Securities that are included in an offering pursuant to Sections 2, 3, 4 or 5 of this Agreement and shall be applicable to the Holders of Registrable Securities only if, for so long as and to the extent that the Company, the directors and executive officers of the Company, each selling stockholder included in such offering and each other Person holding or beneficially owning at least 5% of the outstanding Common Stock are subject to the same restrictions. Each Holder of Registrable Securities agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter(s) that are consistent with the foregoing provisions of this Section 6(a) and are necessary to give further effect thereto.
(b)    The Company. To the extent requested by the managing underwriter(s) for the applicable offering, the Company shall not effect any sale registered under the Securities Act or other public distribution of Equity Securities during the period commencing three days prior to and ending 90 days after the pricing of an underwritten offering pursuant to Sections 2, 3 or 5 of this Agreement, other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) in connection with any dividend or distribution reinvestment or similar plan or (iv) pursuant to a Registration Statement for securities offered to third parties as acquisition consideration in a private transaction to which Rule 145 would apply but for the private placement exemption.
Section 7.    Suspensions. The Company shall be entitled to delay or suspend the filing, effectiveness or use of a Registration Statement or Prospectus (a “Suspension”) if the board of directors of the Company determines in good faith that (a) proceeding with the filing, effectiveness or use of such Registration Statement or Prospectus would reasonably be expected to require the Company to make an Adverse Disclosure or (b) the registration or offering proposed to be delayed or suspended would reasonably be expected to, if not delayed or suspended, have a material adverse effect on any pending negotiation or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other similar transaction, in each case that, if consummated, would be material to the Company; provided, that the Company shall not be entitled to exercise a Suspension (i) more than three times during any 12-month period or (ii) for a period exceeding 60 days on any one occasion. Each Holder who is notified by the Company of a Suspension pursuant to this Section 7 shall keep the existence of such Suspension confidential and shall immediately discontinue (and direct any other Person making offers or sales of Registrable Securities on behalf of such Holder to immediately discontinue) offers and sales of Registrable Securities pursuant to such Registration Statement or Prospectus until such time as it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed and, if applicable, is furnished by the Company with a supplemented or amended Prospectus as contemplated by Section 8(g). If the Company delays or suspends a Demand Registration, the Holder that initiated such Demand Registration shall be entitled to withdraw its Demand Registration Request and, if it does so, such Demand Registration Request shall not count against the limitation on the number of such Holder’s Demand Registrations set forth in Section 3(b).
Section 8.    Registration Procedures. If and whenever the Company is required to effect the registration of any Registrable Securities pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect and facilitate the registration, offering and sale of such Registrable Securities in accordance with the intended method of disposition thereof as promptly as is practicable and, pursuant thereto, the Company shall as expeditiously as practicable and as applicable:
(a)    prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings required in connection therewith and (if the Registration Statement is not automatically effective upon filing) use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable; provided that before filing a Registration Statement or any amendments or supplements thereto, the Company shall furnish to counsel to the Holders for such registration copies of all documents proposed to be filed, which documents shall be subject to review by counsel to the Holders at the Company’s expense, and give the Holders participating in such registration an opportunity to comment on such documents and keep such Holders reasonably informed as to the registration process;
(b)    prepare and file with the SEC such amendments and supplements to any Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until all of the Registrable Securities covered by such Registration Statement have been disposed of and comply with the applicable requirements of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement;
(c)    furnish to each Holder participating in the registration, without charge, such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and any supplement thereto (in each case including all exhibits thereto and all documents incorporated by reference therein) and such other documents as such Holder may reasonably request, including in order to facilitate the disposition of the Registrable Securities owned by such Holder;
(d)    use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such U.S. jurisdiction(s) as any Holder participating in the registration or any managing underwriter reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable such Holder and each underwriter, if any, to consummate the disposition of such Holder’s Registrable Securities in such jurisdiction(s); provided, that the Company shall not be required to qualify generally to do business, subject itself to taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for its obligations pursuant to this Section 8(d);
(e)    use its commercially reasonable efforts to cause all Registrable Securities covered by any Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary or reasonably advisable in light of the business and operations of the Company to enable each Holder participating in the registration to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;
(f)    promptly notify each Holder participating in the registration and the managing underwriters of any underwritten offering:
(i)    each time when the Registration Statement, any pre-effective amendment thereto, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;
(ii)    of any oral or written comments by the SEC or of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding such Holder;
(iii)    of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for any such purpose; and
(iv)    of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;
(g)    notify each Holder participating in such registration, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact or to omit any fact necessary to make the statements made therein not misleading in light of the circumstances under which they were made, and, as promptly as practicable, prepare, file with the SEC and furnish to such Holder a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;
(h)    in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, any order suspending or preventing the use of any related Prospectus or any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, use its commercially reasonable efforts to promptly obtain the withdrawal or lifting of any such order or suspension;
(i)    not file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus used in connection therewith, that refers to any Holder covered thereby by name or otherwise identifies such Holder as the holder of any securities of the Company without the consent of such Holder (such consent not to be unreasonably withheld or delayed), unless and to the extent such disclosure is required by law; provided, that (i) each Holder shall furnish to the Company in writing such information regarding itself and the distribution proposed by it as the Company may reasonably request for use in connection with a Registration Statement or Prospectus and (ii) each Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished to the Company by such Holder or of the occurrence of any event that would cause the Prospectus included in such Registration Statement to contain an untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or to omit to state any material fact regarding such Holder or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made and to furnish to the Company, as promptly as practicable, any additional information required to correct and update the information previously furnished by such Holder such that such Prospectus shall not contain any untrue statement of a material fact regarding such Holder or the distribution of such Registrable Securities or omit to state a material fact regarding such Holder or the distribution of such Registrable Securities necessary to make the statements therein not misleading in light of the circumstances under which they were made;
(j)    cause such Registrable Securities to be listed on each securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on any securities exchange, use its commercially reasonable efforts to cause such Registrable Securities to be listed on a national securities exchange selected by the Company after consultation with the Holders participating in such registration;
(k)    provide a transfer agent and registrar (which may be the same entity) for all such Registrable Securities not later than the effective date of such Registration Statement;
(l)    make available for inspection by any Holder participating in the registration, any underwriter participating in any underwritten offering pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such Holder or underwriter, all corporate documents, financial and other records relating to the Company and its business reasonably requested by such Holder or underwriter, cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration or offering and make senior management of the Company and the Company’s independent accountants available for customary due diligence and drafting sessions; provided, that any Person gaining access to information or personnel of the Company pursuant to this Section 8(l) shall (i) reasonably cooperate with the Company to limit any resulting disruption to the Company’s business and (ii) protect the confidentiality of any information regarding the Company which the Company determines in good faith to be confidential and of which determination such Person is notified, unless such information (A) is or becomes known to the public without a breach of this Agreement, (B) is or becomes available to such Person on a non-confidential basis from a source other than the Company, (C) is independently developed by such Person, (D) is requested or required by a deposition, interrogatory, request for information or documents by a Governmental Entity, subpoena or similar process or (E) is otherwise required to be disclosed by Law;
(m)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) covering the period of at least 12 months beginning with the first day of the Company’s first full fiscal quarter after the effective date of the applicable Registration Statement, which requirement shall be deemed satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;
(n)    in the case of an underwritten offering of Registrable Securities, promptly incorporate in a supplement to the Prospectus or a post-effective amendment to the Registration Statement such information as is reasonably requested by the managing underwriter(s) or any Holder participating in such underwritten offering to be included therein, the purchase price for the securities to be paid by the underwriters and any other applicable terms of such underwritten offering, and promptly make all required filings of such supplement or post-effective amendment;
(o)    in the case of an underwritten offering of Registrable Securities, enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such other customary actions as any Holder participating in such offering or the managing underwriter(s) of such offering reasonably requests in order to expedite or facilitate the disposition of such Registrable Securities;
(p)    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Shelf Takedown which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(q)    furnish to each Holder and each underwriter, if any, participating in an offering of Registrable Securities (i) (A) all legal opinions of outside counsel to the Company required to be included in the Registration Statement and (B) a written legal opinion of outside counsel to the Company, dated the closing date of the offering, in form and substance as is customarily given in opinions of outside counsel to the Company to underwriters in underwritten registered offerings; and (ii) (A) obtain all consents of independent public accountants required to be included in the Registration Statement and (B) on the date of the applicable Prospectus, on the effective date of any post-effective amendment to the Registration Statement and at the closing of the offering, dated the respective dates of delivery thereof, a “comfort letter” signed by the Company’s independent public accountants in form and substance as is customarily given in accountants’ letters to underwriters in underwritten registered offerings;
(r)    in the case of an underwritten offering of Registrable Securities, make senior management of the Company available, to the extent requested by the managing underwriter(s), to assist in the marketing of the Registrable Securities to be sold in such underwritten offering, including the participation of such members of senior management of the Company in “road show” presentations and other customary marketing activities, including “one-on-one” meetings with prospective purchasers of the Registrable Securities to be sold in such underwritten offering, and otherwise facilitate, cooperate with, and participate in such underwritten offering and customary selling efforts related thereto, in each case to the same extent as if the Company were engaged in a primary underwritten registered offering of its Common Stock; provided, that the Company’s obligation to make senior management available for participation in “road show” presentations shall be limited to no more than two (2) underwritten offerings during any 12-month period; provided, further, that such participation by senior management may be conducted virtually, with no requirement that any member of senior management travel in connection therewith;
(s)    cooperate with the Holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement free of any restrictive legends and representing such number of shares of Common Stock and registered in such names as the Holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System;
(t)    not later than the effective date of such Registration Statement, provide a CUSIP number for all Registrable Securities covered thereby and provide the applicable transfer agent with printed certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company; provided, that the Company may satisfy its obligations hereunder without issuing physical stock certificates through the use of The Depository Trust Company’s Direct Registration System; and

(u)    otherwise use its reasonable best efforts to take or cause to be taken all other actions necessary or reasonably advisable to effect the registration, marketing and sale of such Registrable Securities contemplated by this Agreement.
Section 9.    Participation in Underwritten Offerings. No Person may participate in any underwritten offering pursuant to this Agreement unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements in customary form approved by the Persons entitled under this Agreement to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no Holder of Registrable Securities included in any underwritten offering shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i) such Holder’s ownership of its Registrable Securities to be sold in such offering, (ii) such Holder’s power and authority to effect such transfer contemplated by the applicable underwritten offering and (iii) such matters pertaining to such Holder’s compliance with securities laws as may be reasonably requested by the managing underwriter(s)) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except to the extent otherwise provided in Section 11 hereof.
Section 10.    Registration Expenses.
(a)    The Company shall pay directly or promptly reimburse all costs, fees and expenses (other than Selling Expenses) incident to the Company’s performance of or compliance with this Agreement, including: (i) all SEC, FINRA and other registration and filing fees; (ii) all fees and expenses associated with filings to be made with, or the listing of any Registrable Securities on, any securities exchange or over-the-counter trading market on which the Registrable Securities are to be listed or quoted; (iii) all fees and expenses of complying with securities and blue sky laws (including fees and disbursements of counsel for the Company in connection therewith); (iv) all printing, messenger, telephone and delivery expenses (including the cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto); (v) all fees and expenses incurred in connection with any “road show” for underwritten offerings; (vi) all transfer agent’s and registrar’s fees; (vii) all fees and expenses of counsel to the Company; (viii) all fees and expenses of the Company’s independent public accountants (including any fees and expenses arising from any special audits or “comfort letters”) and any other Persons retained by the Company in connection with or incident to any registration of Registrable Securities pursuant to this Agreement; and (ix) all fees and expenses of underwriters (other than Selling Expenses) customarily paid by the issuers or sellers of securities (all such costs, fees and expenses, “Registration Expenses”). Each Holder shall pay the fees and expenses of any counsel engaged by such Holder and shall bear its respective Selling Expenses associated with a registered sale of its Registrable Securities pursuant to this Agreement.
(b)    The obligation of the Company to bear and pay the Registration Expenses shall apply irrespective of whether a registration, once properly demanded or requested, becomes effective or is withdrawn or suspended; provided, that the Registration Expenses for any

Registration Statement withdrawn solely at the request of one or more Holder(s) (unless withdrawn following commencement of a Suspension) shall be borne by such Holder(s).
Section 11.    Indemnification; Contribution.
(a)    The Company shall, to the fullest extent permitted by Law, indemnify and hold harmless each Holder of Registrable Securities, any Person who is or might be deemed to be a “controlling person” of the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, a “Controlling Person”), their respective direct and indirect general and limited partners, advisory board members, directors, officers, trustees, managers, members, employees, agents, Affiliates and shareholders, and each other Person, if any, who acts on behalf of or controls any such Holder or Controlling Person (each of the foregoing, a “Covered Person”) against any losses, claims, actions, damages, liabilities and expenses, joint or several, to which such Covered Person may become subject under the Securities Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities, and the Company shall reimburse each Covered Person for any legal or other expenses reasonably incurred by such Covered Person in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided, that the Company shall not be so liable in any such case to the extent that any loss, claim, action, damage, liability or expense arises out of or is based upon any such untrue statement or alleged untrue statement, or omission or alleged omission, made or incorporated by reference in any such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or any document incorporated by reference therein in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Covered Person expressly for use therein. This indemnity shall be in addition to any liability the Company may otherwise have.
(b)    In connection with any registration in which a Holder of Registrable Securities is participating, each such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and shall, to the fullest extent permitted by Law, indemnify and hold harmless the Company, its directors and officers, employees, agents and any Person who is or might be deemed to be a Controlling Person against any losses, claims, actions, damages, liabilities and expenses, joint or several, to which they or any of them may become subject under the Securities

Act, the Exchange Act, any state blue sky securities laws, any equivalent non-U.S. securities laws or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but, in the case of each of clauses (i) and (ii), only to the extent that such untrue statement or alleged untrue statement, or omission or alleged omission, is made in such Registration Statement, Prospectus, preliminary Prospectus, free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto) or any amendment thereof or supplement thereto in reliance upon, and in conformity with, written information prepared and furnished to the Company by such Holder expressly for use therein, and such Holder shall reimburse the Company, its directors and officers, employees, agents and any Person who is or might be deemed to be a Controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or settling any such loss, claim, action, damage or liability; provided, that the obligation to indemnify pursuant to this Section 11(b) shall be individual and several, not joint and several, for each participating Holder and shall not exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Holder in the sale of Registrable Securities to which such Registration Statement or Prospectus relates. This indemnity shall be in addition to any liability which such Holder may otherwise have.
(c)    Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, that any failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced by reason of such failure or delay. In case a claim or an action that is subject or potentially subject to indemnification hereunder is brought against an indemnified party, the indemnifying party shall be entitled to participate in and shall have the right, exercisable by giving written notice to the indemnified party as promptly as practicable after receipt of written notice from such indemnified party of such claim or action, to assume, at the indemnifying party’s expense, the defense of any such claim or action, with counsel reasonably acceptable to the indemnified party; provided, that any indemnified party shall continue to be entitled to participate in the defense of such claim or action, with counsel of its own choice, but the indemnifying party shall not be obligated to reimburse the indemnified party for any fees, costs and expenses subsequently incurred by the indemnified party in connection with such defense unless (i) the indemnifying party has agreed in writing to pay such fees, costs and expenses, (ii) the indemnifying party has failed to assume the defense of such claim or action within a reasonable time after receipt of notice of such claim or action, (iii) having assumed the defense of such claim or action, the indemnifying party fails to employ counsel reasonably acceptable to the indemnified party or to pursue the defense of such claim or action in a reasonably vigorous manner, (iv) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest or (v) the indemnified party has reasonably concluded that there may be one or more legal or equitable defenses available to it and/or other any other indemnified party which are different from or additional to those available to the indemnifying party. Subject to the proviso in the foregoing sentence, no indemnifying party shall, in connection with any one claim or action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general circumstances or allegations, be liable for the fees, costs and expenses of more than one firm of attorneys (in addition to any local counsel) for all indemnified parties. The indemnifying party shall not have the right to settle a claim or action for which any indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, and the indemnifying party shall not consent to the entry of any judgment or enter into or agree to any settlement relating to such claim or action unless such judgment or settlement does not impose any admission of wrongdoing or ongoing obligations on any indemnified party and includes as an unconditional term thereof the giving by the claimant or plaintiff therein to such indemnified party, in form and substance reasonably satisfactory to such indemnified party, of a full and final release from all liability in respect of such claim or action. The indemnifying party shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified party unless the indemnifying party has also consented to such judgment or settlement (such consent not to be unreasonably withheld, conditioned or delayed).
(d)    If the indemnification provided for in this Section 11 is held by a court of competent jurisdiction to be unavailable to, or unenforceable by, an indemnified party in respect of any loss, claim, action, damage, liability or expense referred to herein, then the applicable indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, action, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements, omissions or violations which resulted in such loss, claim, action, damage, liability or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, whether the violation of the Securities Act or any other federal or state securities law or rule or regulation promulgated thereunder applicable to the Company and relating to any action or inaction required of the Company in connection with any registration of securities was perpetrated by the indemnifying party or the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, omission or violation. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in this Section 11(d). In no event shall the amount which a Holder of Registrable Securities may be obligated to contribute pursuant to this Section 11(d) exceed an amount equal to the net proceeds (after deducting Selling Expenses) actually received by such Holder in the sale of Registrable Securities that gives rise to such obligation to contribute. No indemnified party guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)    The provisions of this Section 11 shall remain in full force and effect regardless of any investigation made by or on behalf of any indemnified party or any officer, director or controlling person of such indemnified party and shall survive the Transfer of any Registrable Securities by any Holder.
Section 12.    Rule 144 Compliance. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company shall:
(a)    make and keep public information available, as those terms are understood and defined in Rule 144;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
(c)    furnish to any Holder of Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act.
Section 13.    Miscellaneous.
(a)    No Inconsistent Agreements. The Company represents and warrants that it has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Holders of Registrable Securities under this Agreement.
(b)    Other Registration Rights. The Company represents and warrants that there are no other registration rights agreements or agreements with similar terms and conditions that conflict with the terms of this Agreement or give a person, other than a Holder of Registrable Securities, preferential rights in respect to the registration of any securities of the Company for sale or to include such securities of the Company in any registration filed by the Company for the sale of securities for its own account or for the account of any other person.
(c)    Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its Equity Securities which would materially and adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares that would reasonably be expected to have such an effect).
(d)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and transferees. Neither this Agreement nor any right, benefit, remedy, obligation or liability arising hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no effect, except that the Company may assign this Agreement at any time in connection with a sale or acquisition of the Company, whether by merger, consolidation, sale of all or substantially all of the Company's assets, or similar transaction, without the consent of the Holders; provided, that the successor or acquiring Person agrees in writing to assume all of the Company’s rights and obligations under this Agreement. Notwithstanding the foregoing, the Apeiron Holders may, without consent from any other party hereto, assign its rights in whole or in part to (x) any Permitted Transferee or (y) any acquiror of Registrable Securities in an amount of at least 1% of the Registrable Securities then-outstanding. Notwithstanding the foregoing, Sponsor may, without consent from any other party hereto, assign its rights in whole or in part to any Permitted Transferee. For the avoidance of doubt, the Company acknowledges and agrees that any Sponsor Securities (as defined in the Sponsor Equity Agreement) acquired by an Apeiron Holder pursuant to the Sponsor Equity Agreement shall, from and following the consummation of such acquisition, constitute Registrable Securities hereunder.
(e)    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement; provided, however, that the parties hereto hereby acknowledge that the Persons set forth in Section 11 shall be express third-party beneficiaries of the obligations of the parties hereto set forth in Section 11.
(f)    Remedies; Specific Performance. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach shall be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by Law, it being agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is hereby waived.
(g)    No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(h)    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Texas, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws in another jurisdiction.
(i)    Jurisdiction and Venue. Each of the parties hereto agree that any action or proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Texas Business Court in the First Business Court Division of the State of Texas (the “Business Court”) (provided, that if the Business Court is not then accepting filings or determines that it lacks jurisdiction, the Parties shall bring such actions or proceedings in the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction, the Parties shall bring such actions or proceedings in the state district court of Dallas County, Texas (together with the Business Court and the Federal Court, the “Designated Courts”)), and each of the parties hereto irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of the Designated Courts in any action or proceeding, (ii) submits to the personal jurisdiction and venue of the Designated Courts, (iii) waives any objection it may now or hereafter have to personal jurisdiction, or claim of improper venue or any claim that such courts are an inconvenient forum, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the parties hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 13(i), such service to become effective ten days after such mailing. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence process or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any proceeding brought pursuant to this Section 13(h). EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.]
(j)    Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided, that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective party at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 13(i):

If to the Company:

Enhanced Group Inc.
169 Madison Ave, Suite 15101
New York, NY 10016
United States of America
Attention: Maximilian Martin
Email: legal@enhanced.org

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN, England
Attention:	Evan S. Simpson
Email:	simpsone@sullcrom.com

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Matthew B. Goodman, Alan J. Fishman
Email:	goodmanm@sullcrom.com, fishmana@sullcrom.com

If to Apeiron:

Apeiron Investment Group Limited
66 & 67, Beatrice, Amery Street
Silema, SLM 1707, Malta
Attention:	Jim Simpson
Email:	jim.simpson@apeiron-investments.com

with copies to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Attention:	Stuart Neuhauser
Email:	sneuhauser@egsllp.com

Sullivan & Cromwell LLP
1 New Fetter Lane

London, EC4A 1AN, England
Attention:	Evan S. Simpson
Email:	simpsone@sullcrom.com

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Matthew B. Goodman, Alan J. Fishman
Email:	goodmanm@sullcrom.com, fishmana@sullcrom.com

If to Sponsor:

A SPAC IV (Holdings) Corp.
The Sun’s Group Center,
29th Floor, 200 Gloucester Road,
Wan Chai, Hong Kong
Attention:	Claudius Tsang
E-Mail:	claudius.tsang@aspac.co

with a copy (which shall not constitute notice) to:

Morrison & Foerster
33/F, Edinburgh Tower,
The Landmark,
15 Queen’s Road Central,
Central, Hong Kong
Attention:	Xiaoxi Lin
E-Mail:	xlin@mofo.com

250 West 55th Street
New York
NY 10019-9601
United States
Attention:	John Owen
Email:	jowen@mofo.com
If to any other Holder, to such address as is designated by such Holder in the counterpart to this Agreement in the form attached hereto as Exhibit A.
(k)    Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

(l)    Counterparts. This Agreement may be signed in any number of identical counterparts, each of which shall be deemed an original instrument (including signatures delivered via facsimile or electronic mail) and all of which together shall constitute one and the same instrument. The parties hereto may deliver this Agreement by facsimile or by electronic mail and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.
(m)    Entire Agreement. This Agreement, together with the Lock-Up Agreements, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.
(n)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(o)    Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the prior written consent of the Company and each Holder affected thereby.
(p)    Further Assurances. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
(q)    Termination. This Agreement shall terminate with respect to any Holder upon such time as such Holder ceases to hold or beneficially own any Registrable Securities, provided that the provisions of Sections 10, 11 and this Section 13 shall survive such termination.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ENHANCED GROUP INC.

By:
Name:
Title:

A SPAC IV (HOLDINGS) CORP.

By:
Name:
Title:

APEIRON INVESTMENT GROUP LIMITED

By:
Name:
Title:
[Signature Page to Registration Rights Agreement]

Schedule I
Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC

Exhibit A
SIGNATURE PAGE AND JOINDER AGREEMENT TO
REGISTRATION RIGHTS AGREEMENT
By executing and delivering this Signature Page and Joinder Agreement, the undersigned hereby agrees, effective as of ________, to (a) become a party to that certain Registration Rights Agreement, dated as of [●], 202[6] (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Registration Rights Agreement”), by and among [●], a Texas corporation, and the other parties thereto and (b) be deemed to be and be bound as a Holder (as defined in the Registration Rights Agreement) with such rights (and related obligations and liabilities) in respect of the Registrable Securities (as defined in the Registration Rights Agreement) being acquired by the undersigned in connection with the execution of this Signature Page and Joinder Agreement and subject to the terms and conditions of the Registration Rights Agreement as if an original party thereto.

[NAME OF TRANSFEREE]

By:
Name:
Title:

Address for Notices:
[●]
Attention:	[●]
Phone:	[●]
Facsimile:	[●]
E-Mail:	[●]

with a copy (which shall not constitute notice) to:

[●]
Attention:	[●]
Phone:	[●]
Facsimile:	[●]
E-Mail:	[●]

Accepted:

ENHANCED GROUP INC.

By:
Name:
Title:

ANNEX N
Exhibit 10.1
July 29, 2025
A Paradise Acquisition Corp.
The Sun’s Group Center, 29th Floor,
200 Gloucester Road,
Wan Chai, Hong Kong
Cohen and Company Capital Markets,
a division of J.V.B. Financial Group, LLC
3 Columbus Circle, 24th Floor
New York, New York 10019

Re:	Initial Public Offering
Ladies and Gentlemen:
This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between A Paradise Acquisition Corp., a British Virgin Islands business company (the “Company”), and Cohen and Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), as representatives of the underwriters (the “Underwriter”), relating to an underwritten initial public offering (the “IPO”) of the Company’s units (the “Units”), each comprised of one (1) Class A ordinary share of the Company, no par value (the “Ordinary Shares”) and one right to receive one-eighth (1/8) of one Ordinary Share (the “Rights”). Certain capitalized terms used herein are defined in paragraph 17 hereof.
In order to induce the Company and the Underwriter to enter into the Underwriting Agreement and to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:
1. If the Company solicits approval of its shareholders of a Business Combination, the undersigned will vote all Ordinary Shares beneficially owned by him, her or it, whether acquired by it, him or her before, in or after the IPO, in favor of such Business Combination.
2. (a) Unless the Company’s shareholders are previously given the option to redeem their shares in connection with amending applicable documents to extend the time that the Company has to complete a Business Combination and the Company fails to consummate a Business Combination within 24 months from the closing of the Company’s IPO, the undersigned shall take all reasonable steps to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, cause the Trust Fund to be liquidated and distributed to the holders of the IPO Shares (less up to $100,000 of interest to pay dissolution expenses) and (iii) cause the Company to liquidate as soon as reasonably practicable.
(b) The undersigned hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Fund and any remaining net assets of the Company as a result of such liquidation with respect to his, her or its Insider Shares including any shares underlying the Private Units (including the shares underlying the Private Rights) (“Claim”) and hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Fund for any reason whatsoever. The undersigned acknowledges and agrees that there will be no distribution from the Trust Fund with respect to any shares underlying the Private Units (including the shares underlying the Private Rights), all of which will terminate on the Company’s liquidation.
3. In the event of the liquidation of the Trust Fund, the Sponsor (which for purposes of clarification shall not extend to any officer, member or manager of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) a third party for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided however that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Fund to below the lesser of (A) $10.00 per public share and (B) the actual amount per public share held in the Trust Fund as of the date of the liquidation of the Trust Fund, if less than $10.00 per share due to reductions in the value of the trust assets; in each case less taxes payable and up to $100,000 of interest that may be released to the Company to pay liquidation and dissolution expenses; provided that such indemnity shall not apply if such target business, vendor or other person has executed a waiver or an agreement waiving any claims against the Trust Fund (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the Underwriter of the proposed IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended.1
4. In the event that the Company does not consummate a Business Combination and must liquidate and its remaining net assets are insufficient to complete such liquidation, the Sponsor agrees to advance such funds necessary to complete such liquidation and agrees not to seek recourse for such expenses.2
5. The undersigned agrees that until the Company consummates a Business Combination, the undersigned’s Private Units (including the Private Rights and the shares underlying the Private Rights and Private Units) will be subject to the transfer restrictions described in the Subscription Agreement relating to the undersigned’s Private Units (including the Private Rights and the shares underlying the Private Rights and Private Units).
6. The undersigned agrees that until the Company consummates a Business Combination, the undersigned’s Founder Shares will be subject to the transfer restrictions described in the Registration Rights Agreement related to the undersigned’s Founder Shares.
7. In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of the execution of a merger agreement by the Company of a Business Combination or the liquidation of the Company, subject to any pre-existing fiduciary and contractual obligations the undersigned might have.
8. The undersigned acknowledges and agrees that prior to entering into a Business Combination with a target business that is affiliated with any Insiders of the Company or their affiliates, including any company that is a portfolio company of, or otherwise affiliated with, or has received financial investment from, an entity with which any Insider or their affiliates is affiliated, such transaction must be approved by a majority of the Company’s disinterested independent directors and the Company would obtain an opinion from an independent investment banking firm or an independent accounting firm or any other firm that commonly renders valuation opinions that our initial business combination is fair to our company from a financial point of view. The Company is not required to obtain such an opinion in any other context.
9. The Company shall be allowed to repay working capital loans made by the undersigned to the Company in cash upon consummation of the Business Combination. Notwithstanding the foregoing, the undersigned and any affiliate of the undersigned shall be entitled to reimbursement from the Company for their out-of-pocket expenses incurred in connection with identifying, investigating and consummating a Business Combination with approval from the Chief Financial Officer from proceeds held outside the Trust Account.
10. The undersigned, any member of the family of the undersigned, or any affiliate of the undersigned may be entitled to receive or accept a finder’s fee, advisory fee, consulting fee or success fee for any services in order to effectuate the completion of a Business Combination, which if made prior to the completion of the Business Combination, will be paid from proceeds held outside the Trust Account.
1 Applicable to A SPAC IV (Holdings) Corp. only.
2 Applicable to A SPAC IV (Holdings) Corp. only.

11. Each undersigned individual agrees to be a director/officer of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. Such undersigned’s biographical information previously furnished to the Company and the Underwriter is true and accurate in all material respects, does not omit any material information with respect to such undersigned’s biography and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The undersigned’s FINRA Questionnaire previously furnished to the Company and the Underwriter is true and accurate in all material respects. The undersigned represents and warrants that:
(a)He, she or it has never had a petition under the federal bankruptcy laws or any state insolvency law been filed by or against (i) him, her or it, or any partnership in which he or she was a general partner at or within two years before the time of filing; or (ii) any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;
(b)He, she or it has never had a receiver, fiscal agent or similar officer been appointed by a court for his business or property, or any such partnership;
(c)He, she or it has never been convicted of fraud in a civil or criminal proceeding;
(d)He, she or it has never been convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violations and minor offenses);
(e)He, she or it has never been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting him, her or it from (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission (“CFTC”) or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity; or (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities or federal commodities laws;
(f)He, she, or it has never been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days his, her or its right to engage in any activity described in 11(e)(i) above, or to be associated with persons engaged in any such activity;
(g)He, she, or it has never been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated;
(h)He, she, or it has never been found by a court of competent jurisdiction in a civil action or by the CFTC to have violated any federal commodities law, where the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated;
(i)He, she, or it has never been the subject of, or a party to, any federal, state or foreign judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any federal, state or foreign securities or commodities law or regulation, (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and desist order, or removal or prohibition order or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity;

(j)He, she or it has never been the subject of, or party to, any sanction or order, not subsequently reversed, suspended or vacated, or any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member;
(k)He, she or it has never been convicted of any felony or misdemeanor: (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filing with the SEC; or (iii) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;
(l)He, she or it was never subject to a final order of a state or foreign securities commission (or an agency of officer of a state performing like functions); a state or foreign authority that supervises or examines banks, savings associations, or credit unions; a state or foreign insurance commission (or an agency or officer of a state performing like functions); an appropriate federal or foreign banking agency; the CFTC; or the National Credit Union Administration that is based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct;
(m)He, she or it has never been subject to any order, judgment or decree of any court of competent jurisdiction, that, at the time of the sale of the Units, restrained or enjoined him, her or it from engaging or continuing to engage in any conduct or practice: (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filing with the SEC or any foreign regulatory agency with similar functions; or (iii) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;
(n)He, she or it has never been subject to any order of the SEC or any foreign regulatory agency with similar functions that orders him, her or it to cease and desist from committing or causing a future violation of: (i) any scienter-based anti-fraud provision of the federal securities laws, including, but not limited to, Section 17(a)(1) of the Securities Act, Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 thereunder, Section 15(c) and Section 206(1) of the Investment Advisers Act of 1940 (the “Advisers Act”) or any other rule or regulation thereunder; or (ii) Section 5 of the Securities Act;
(o)He, she or it has never filed (as a registrant or issuer), or been named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, currently, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued;
(p)He, she or it has never been subject to a United States Postal Service false representation order, or is currently subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations;
(q)He, she or it is not subject to a final order of a state securities commission (or an agency of officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the CFTC; or the National Credit Union Administration that bars the undersigned from: (i) association with an entity regulated by such commission, authority, agency or officer; (ii) engaging in the business of securities, insurance or banking; or (iii) engaging in savings association or credit union activities;
(r)He, she or it is not subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Exchange Act or section 203(e) or 203(f) of the Advisers Act that: (i) suspends or revokes the undersigned’s registration as a broker, dealer, municipal securities dealer or investment adviser; (ii) places limitations on the activities, functions or operations of, or imposes civil money penalties on, such person; or (iii) bars the undersigned from being associated with any entity or from participating in the offering of any penny stock; and

(s)He, she or it has never been suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization (e.g., a registered national securities exchange or a registered national or affiliated securities association) for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade.
12. The undersigned has full right and power, without violating any agreement by which he, she or it is bound, to enter into this letter agreement and to serve as a director and/or officer of the Company.
13. In the event the over-allotment option granted to the underwriters of the IPO is not exercised in full, the undersigned acknowledges and agrees that it (and, if applicable, any transferee of any of the Class B Ordinary Shares purchased and issued to the undersigned hereunder) shall forfeit any and all rights to such number of the Class B Ordinary Shares purchased and issued to the undersigned hereunder (up to an aggregate of all of the 1,000,000 Class B Ordinary Shares so purchased and issued and pro rata based upon the percentage of the over- allotment option exercised) such that immediately following such forfeiture, the undersigned (and any such transferees of the undersigned) will own, in total, an aggregate number of the ordinary shares (not including the ordinary shares underlying any Private Units (whether comprised in any such units or standing alone) or any units purchased by the undersigned in the IPO or in the aftermarket) equal to 25% of the issued and outstanding ordinary shares of the Company immediately following the IPO. If any of the Class B Ordinary Shares are forfeited in accordance with this clause 13, then after such time the undersigned (or any successor in interest), shall no longer have any rights as a holder of such forfeited Class B Ordinary Shares, and the Company shall take such action as is appropriate to redeem and cancel such forfeited Class B Ordinary Shares, which may include by way of the compulsory redemption and cancellation of such Class B Ordinary Shares for nil consideration. In addition, the undersigned hereby irrevocably grants the Company a limited power of attorney for the purpose of effectuating the foregoing and agrees to take any and all action reasonably requested by the Company necessary to effect any adjustment in this clause 13 (including any such redemption as is referred to herein above).3
14. The undersigned hereby waives his, her or its right to exercise redemption rights with respect to any Ordinary Shares owned or to be owned by the undersigned, directly or indirectly, whether purchased by the undersigned prior to the IPO, in the IPO or in the aftermarket, and agrees that he, she or it will not seek redemption with respect to or otherwise sell, such shares in connection with any vote to approve a Business Combination with respect thereto, a vote to amend the provisions of the Company’s Amended and Restated Memorandum and Articles of Association, or a tender offer by the Company prior to a Business Combination.
15. The undersigned hereby agrees to not propose, or vote in favor of, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company offers holders of IPO Shares the right to receive their pro rata portion of the funds then held in the Trust Fund.
16. In connection with Section 5-1401 of the General Obligations Law of the State of New York, this letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this letter agreement shall be resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel and that the arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the nonprevailing party or as otherwise directed by the arbitrators.
17. As used herein, (i) a “Business Combination” shall mean a merger, share exchange, asset acquisition, contractual arrangement, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities; (ii) “Insiders” shall mean all officers, directors and shareholders of the Company
3 Applicable to A SPAC IV (Holdings) Corp. only.

immediately prior to the IPO; (iii) “Insider Shares” shall mean all of the Ordinary Shares of the Company acquired by an Insider prior to the IPO and any Ordinary Shares underlying the Private Units; (iv) “IPO Shares” shall mean the Ordinary Shares issued in the Company’s IPO; (v) “Private Units” shall mean (x) the Units purchased in the private placement taking place simultaneously with the consummation of the Company’s IPO and (y) the additional Units that may be purchased in connection with the exercise of the over-allotment option by the underwriter in the IPO as described in the Registration Statement taking place simultaneously with the consummation of such over- allotment option and “Private Rights” shall mean the rights included in the Private Units; (vi) “Registration Statement” means the registration statement on Form S-1 filed by the Company with respect to the IPO; and (vii) “Trust Fund” shall mean the trust fund into which a portion of the net proceeds of the Company’s IPO will be deposited.
18. Any notice, consent or request to be given in connection with any of the terms or provisions of this letter agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.
If to the Underwriter:
Cohen & Company Capital Markets,
a division of J.V.B. Financial Group, LLC
3 Columbus Circle, 24th Floor
New York, New York 10019
Attn: General Counsel
with a copy (which copy shall not constitute notice) to:
ArentFox Schiff LLP
1717 K Street NW,
Washington, DC 20006
Attn: Cavas S. Pavri
If to the Company:
A Paradise Acquisition Corp.
The Sun’s Group Center, 29th Floor,
200 Gloucester Road,
Wan Chai, Hong Kong
Attn: Claudius Tsang
with a copy (which copy shall not constitute notice) to:
Morrison & Foerster
33/F, Edinburgh Tower,
The Landmark,
15 Queen’s Road Central,
Hong Kong
Attn: Xiaoxi Lin
19. No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This letter agreement shall be binding on the parties hereto and any successors and assigns thereof.
20. The undersigned acknowledges and understands that the Underwriter and the Company will rely upon the agreements, representations and warranties set forth herein in proceeding with the IPO.
[Signature Page Follows]

Sincerely,

A SPAC IV (Holdings) Corp.

By:	/s/ Claudius Tsang
Name:	Claudius Tsang
Title:	Authorized Signatory

/s/ Ashley Bancroft
Ashley Bancroft

/s/ Nathan Pau
Nathan Pau

/s/ Tracy Hui Yin Choi
Tracy Hui Yin Choi

/s/ Claudius Tsang
Claudius Tsang

A Paradise Acquisition Corp.

Acknowledged and Agreed:

By:	/s/ Claudius Tsang
Name:	Claudius Tsang
Title:	Chief Executive Officer and Chief Financial Officer

Cohen and Company Capital Markets, a division of J.V.B. Financial Group, LLC

Acknowledged and Agreed:

By:	/s/ Jerry Serowik
	Name:	Jerry Serowik
	Title:	Senior Managing Director; Head of Capital Markets

ANNEX P
Exhibit 3.2

Territory of the British Virgin Islands
The BVI Business Companies Act, 2004

AMENDED AND RESTATED MEMORANDUM AND
ARTICLES OF ASSOCIATION
OF
A Paradise Acquisition Corp.
Incorporated as a BVI Business Company on 9 November 2022
Amended and Restated on [•]

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT 2004
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
A Paradise Acquisition Corp.
A COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ON [•]
1    NAME
The name of the Company is A Paradise Acquisition Corp..
2    STATUS
The Company shall be a company limited by shares.
3    REGISTERED OFFICE AND REGISTERED AGENT
3.1    The first registered office of the Company is at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG 1110, British Virgin Islands, the office of the first registered agent.
3.2    The first registered agent of the Company is Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG 1110, British Virgin Islands.
3.3    The Company may change its registered office or registered agent by a Resolution of Directors or a Resolution of Members. The change shall take effect upon the Registrar registering a notice of change filed under section 92 of the Act.
4    CAPACITY AND POWER
4.1    The Company has, subject to the Act and any other British Virgin Islands legislation for the time being in force, irrespective of corporate benefit:
(a)    full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and
(b)    for the purposes of paragraph (a), full rights, powers and privileges.
4.2    There are subject to Clause 4.1 and Regulation 24, no limitations on the business that the Company may carry on.
5    NUMBER AND CLASSES OF SHARES
5.1    The Company is authorised to issue a maximum of 551,000,000 Shares with no par value divided into three classes of shares as follows:
(a)    500,000,000 class A ordinary shares with no par value (Class A Ordinary Shares);
(b)    50,000,000 class B ordinary shares with no par value (Class B Ordinary Shares and together with the Class A Ordinary Shares being referred to as the Ordinary Shares);
(c)    1,000,000 preferred shares with no par value (Preferred Shares).
5.2    The Company may at the discretion of the Board of Directors, but shall not otherwise be obliged to, issue fractional Shares or round up or down fractional holdings of Shares to its nearest whole number and a fractional Share (if authorised by the Board of Directors) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.
6    DESIGNATIONS POWERS PREFERENCES OF SHARES
6.1    Save and except as otherwise set out in these Memorandum and Articles, and subject to Clause 7 and the power of the Directors to issue Preference Shares with such preferred rights as they shall determine pursuant to Regulation 2.2, each Ordinary Share in the Company confers upon the Member (unless waived by such Member):
(a)    In respect of Class B Ordinary Shares only, the rights to convert into Class A Ordinary Shares in accordance with Regulation 3 and the rights to elect or remove directors prior to a Business Combination in accordance with Regulation 10;

(b)    subject to Clause 11, the right to one vote at a meeting of the Members of the Company or on any Resolution of Members;
(c)    the right to be redeemed on an Automatic Redemption Event in accordance with Regulation 24.2 or pursuant to either a Tender Redemption Offer or Redemption Offer in accordance with Regulation 24.5 or pursuant to an Amendment Redemption Event in accordance with Regulation 24.11;
(d)    the right to an equal share with each other Ordinary Share in any dividend paid by the Company; and
(e)    subject to satisfaction of and compliance with Regulation 24, the right to an equal share with each other Ordinary Share in the distribution of the surplus assets of the Company on its liquidation provided that in the event that the Company enters liquidation prior to or without having consummated a Business Combination then, in such circumstances, in the event any surplus assets (Residual Assets) of the Company remain following the Company having complied with its applicable obligations to redeem Public Shares and distribute the funds held in the Trust Account in respect of such redemptions pursuant to Regulation 24, the Public Shares shall not have any right to receive any share of those Residual Assets which are held outside the Trust Account and such Residual Assets shall be distributed (on a pro rata basis) only in respect of those Ordinary Shares that are not Public Shares.
6.2    The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be stated in this Memorandum, which shall be amended accordingly prior to the issue of such Preferred Shares. Such rights, privileges, restrictions and conditions may include subject to Regulation 24.7:
(a)    the number of shares and series constituting that class and the distinctive designation of that class;
(b)    the dividend rate of the Preferred Shares of that class, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in relation to, the dividends payable on any other class or classes of Shares;
(c)    whether that class shall have voting rights, and, if so, the terms of such voting rights;
(d)    whether that class shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;
(e)    whether or not the Preferred Shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting such Shares for redemption if less than all Preferred Shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount maybe less than fair value and which may vary under different conditions and at different dates;
(f)    whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of Preferred Shares of that class, and, if so, the terms and amounts of such sinking fund;
(g)    the right of the Preferred Shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional Preferred Shares (including additional Preferred Shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition or any subsidiary of any outstanding Preferred Shares of the Company;
(h)    the right of the Preferred Shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights be in preference to, or in relation to, the comparable rights or any other class or classes of Shares; and
(i)    any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.
6.3    The Directors may at their discretion by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulation 7 and Regulation 24 of the Articles.
6.4    The Directors have the authority and the power by Resolution of Directors:
(a)    to authorise and create additional classes of shares; and
(b)    to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, appertaining to any and all classes of shares that may be authorised to be issued under this Memorandum.
7    VARIATION OF RIGHTS
7.1    Subject to the limitations set out in Clause 11 in respect of amendments to the Memorandum and Articles, the rights attached to a class of the Ordinary Shares as specified in Clause 6.1 (including the rights attached to Class B Ordinary Shares in Regulation 3 and 10) may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting by the holders of more than fifty percent (50%) of the total number of Ordinary Shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class, and any such variation that has to be approved under this Clause 7.1 shall also be subject to compliance with Regulation 24.11 of the Articles.
7.2    The rights attached to any Preferred Shares in issue as specified in Clause 6.2 may only, whether or not the Company is being wound up, be varied by a resolution passed at a meeting by the holders of more than fifty percent (50%) of the Preferred Shares of the same class present at a duly convened and constituted meeting of the Members of the Company holding Preferred Shares in such class which were present at the meeting and voted unless otherwise provided by the terms of issue of such class.
8    RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith. For the avoidance of doubt, the creation, designation or issuance of any Preferred Shares with rights and privileges ranking in priority to any existing class of Shares pursuant to Clause 6.2 shall not be deemed to be a variation of the rights of such existing class.
9    REGISTERED SHARES
9.1    The Company shall issue registered shares only.
9.2    The Company is not authorised to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.
10    TRANSFER OF SHARES
A Share may be transferred in accordance with Regulation 4 of the Articles.
11    AMENDMENT OF MEMORANDUM AND ARTICLES
11.1    The Company may amend its Memorandum or Articles by a Resolution of Members or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:
(a)    to restrict the rights or powers of the Members to amend the Memorandum or Articles;
(b)    to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;
(c)    in circumstances where the Memorandum or Articles cannot be amended by the Members; or
(d)    to change Clauses 7 or 8, this Clause 11 or Regulation 24 (or any of the defined terms used in any such    Clause or Regulation).
11.2    Notwithstanding Clause 11.1, no amendment may be made to the Memorandum or Articles to amend:
(a)    Regulation 24 prior to the Business Combination unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set out in Regulation 24.11; or
(b)    this Clause 11.2 during the Target Business Acquisition Period.
12    DEFINITIONS AND INTERPRETATION
12.1    In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:
(a)    Act means the BVI Business Companies Act, 2004 (as amended) and includes the regulations made under the Act;
(b)    AGM means an annual general meeting of the Members;
(c)    Amendment has the meaning ascribed to it in Regulation 24.11;
(d)    Amendment Redemption Event has the meaning ascribed to it in Regulation 24.11;
(e)    Applicable Law means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person;
(f)    Approved Amendment has the meaning ascribed to it in Regulation 24.11;
(g)    Articles means the attached Articles of Association of the Company;
(h)    Automatic Redemption Event shall have the meaning given to it in Regulation 24.2;

(i)    Board of Directors means the board of directors of the Company;
(j)    Business Combination shall mean the initial acquisition by the Company, whether through a merger, share exchange, share reconstruction or amalgamation, asset or share acquisition, a contractual arrangement or other similar business combination transaction, with a Target Business at Fair Value;
(k)    Business Combination Articles means Regulation 24 relating to the Company’s obligations regarding the consummation of a Business Combination;
(l)    Business Days means a day other than a Saturday or Sunday or any other day on which commercial banks in New York are required or are authorised to be closed for business;
(m)    Chairman means a person who is appointed as chairman to preside at a meeting of the Company and Chairman of the Board means a person who is appointed as chairman to preside at a meeting of the Board of Directors of the Company, in each case, in accordance with the Articles;
(n)    Designated Stock Exchange means the Over-the-Counter Bulletin Board, the Global Select Market, Global Market or the Capital Market of the NASDAQ Stock Market LLC, the NYSE American or the New York Stock Exchange, as applicable; provided, however, that until the Shares are listed on any such Designated Stock Exchange, the rules of such Designated Stock Exchange shall be inapplicable to the Company and this Memorandum or the Articles;
(o)    Director means any director of the Company, from time to time;(p)    Distribution in relation to a distribution by the Company means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of a Member in relation to Shares held by a Member, and whether by means of a purchase of an asset, the redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend;
(q)    Eligible Person means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;
(r)    Enterprise means the Company and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which an Indemnitee is or was serving at the request of the Company as a Director, Officer, trustee, general partner, managing member, fiduciary, employee or agent;
(s)    Exchange Act means the United States Securities Exchange Act of 1934, as amended;
(t)    Expenses shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all legal fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses, in each case reasonably incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding, including reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by the Company or any third party. Expenses shall also include any or all of the foregoing expenses incurred in connection with all judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred (whether by an Indemnitee, or on his behalf) in connection with such Proceeding or any claim, issue or matter therein, or any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, but shall not include amounts paid in settlement by an Indemnitee or the amount of judgments or fines against an Indemnitee;
(u)    Fair Value shall mean a value at least equal to 80% of the balance in the Trust Account (excluding any deferred underwriting fees and any taxes payable on the Trust Account balance) at the time of the execution of a definitive agreement for a Business Combination;
(v)    Indemnitee means any person detailed in sub regulations (a) and (b) of Regulation 16;
(w)    Initial Shareholders means the Sponsor and any of the Directors or officers of the Company who hold shares prior to the IPO;
(x)    IPO means the initial public offering of units, consisting of ordinary shares of the Company and rights to receive ordinary shares of the Company;
(y)    Member means an Eligible Person whose name is entered in the share register of the Company as the holder of one or more Shares or fractional Shares;
(z)    Memorandum means this Memorandum of Association of the Company;

(aa)    Officer means any officer of the Company, from time to time;
(bb)    Ordinary Shares has the meaning ascribed to it in Clause 5.1;
(cc)    Over-Allotment Option means the option of the Underwriters to purchase up to an additional 15% of the firm units (as described in Regulation 2.10) sold in the IPO at a price equal to US$10.00 per unit, less underwriting discount and commissions.
(dd)    Per-Share Redemption Price means:
(i)    with respect to an Automatic Redemption Event, the aggregate amount on deposit in the Trust Account including interest earned, but net of taxes payable and less up to US$100,000 of any interest earned to pay liquidation expenses divided by the number of then outstanding Public Shares;
(ii)    with respect to an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account, including interest earned but net of taxes payable, divided by the number of then outstanding Public Shares; and
(iii)    with respect to either a Tender Redemption Offer or a Redemption Offer, the aggregate amount then on deposit in the Trust Account, including interest earned but net of taxes payable, on the date that is two Business Days prior to the consummation of the Business Combination, divided by the number of then outstanding Public Shares;
(ee)    Preferred Shares has the meaning ascribed to it in Clause 5.1;
(ff)    Proceeding means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the name of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative nature, in which an Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that such Indemnitee is or was a Director or Officer of the Company, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a Director, Officer, employee or adviser of the Company, or by reason of the fact that he is or was serving at the request of the Company as a Director, Officer, trustee, general partner, managing member, fiduciary, employee, adviser or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under these Articles;
(gg)    Public Shares means the Shares included in the units issued in the IPO;
(hh)    Redemption Offer has the meaning ascribed to it in Regulation 24.5(b);
(ii)    Registration Statement has the meaning ascribed to it in Regulation 24.10;
(jj)    relevant system means a relevant system for the holding and transfer of shares in uncertificated form;
(kk)    Resolution of Directors means either:
(i)    subject to sub-paragraph (ii) below, a resolution approved at a duly convened and constituted meeting of Directors of the Company or of a committee of Directors of the Company by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or
(ii)    a resolution consented to in writing by all Directors or by all members of a committee of Directors of the Company, as the case may be;
(ll)    Resolution of Members means a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted;
(mm)    Seal means any seal which has been duly adopted as the common seal of the Company;
(nn)    SEC means the United States Securities and Exchange Commission;
(oo)    Securities means Shares, other securities and debt obligations of every kind of the Company, and including without limitation options, warrants, rights to receive Shares or other securities or debt obligations;
(pp)    Securities Act means the United States Securities Act of 1933, as amended;
(qq)    Share means a share issued or to be issued by the Company and Shares shall be construed accordingly;
(rr)    Sponsor means A SPAC IV (Holdings) Corp., a company incorporated in the British Virgin Islands;

(ss)    Sponsor Group means the Sponsor and its respective affiliates, successors and assigns;
(tt)    Target Business means any businesses or entity with whom the Company wishes to undertake a Business Combination;
(uu)    Target Business Acquisition Period shall mean the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the Company’s IPO up to and including the first to occur of (i) a Business Combination; or (ii) the Termination Date.
(vv)    Tender Redemption Offer has the meaning ascribed to it in Regulation 24.5(a);
(ww)    Termination Date has the meaning given to it in Regulation 24.2;
(xx)    Treasury Share means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;
(yy)    Trust Account shall mean the trust account established by the Company prior to the IPO and into which a certain amount of the IPO proceeds and the proceeds from a simultaneous private placement of like units comprising like securities to those in included in the IPO by the Company are deposited, interest on the balance of which may be released to the Company from to time to time to pay the Company’s income or other tax obligations, and up to US$100,000 of such interest on the balance of the Trust Account may also be released to pay the liquidation expenses of the Company if applicable;
(zz)    Underwriter means an underwriter of the IPO from time to time, and any successor underwriter; and
(aaa)    written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.
12.2    In the Memorandum and the Articles, unless the context otherwise requires a reference to:
(a)    a Regulation is a reference to a regulation of the Articles;
(b)    a Clause is a reference to a clause of the Memorandum;
(c)    voting by Member is a reference to the casting of the votes attached to the Shares held by the Member voting;
(d)    the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended;
(e)    the singular includes the plural and vice versa;
(f)    where a meeting of (a) Members; (b) a class of Members; (c) the board of Directors; or (d) any committee of the Directors, is required to be convened for a place, such place may be a physical place, or a virtual place, or both, and where a meeting is convened for or including a virtual place any person, including the person duly appointed as the chairperson of such meeting, may attend such meeting by virtual attendance and such virtual attendance shall constitute presence in person at that meeting;
(g)    the term “virtual place” includes a discussion facility or forum with a telephonic, electronic or digital identifier; and
(h)    the term “virtual attendance” means attendance at a virtual place by means of conference telephone or other digital or electronic communications equipment or software or other facilities by means of which all the persons participating in the meeting can communicate with each other.
12.3    Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and Articles unless otherwise defined herein.
12.4    Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and Articles. We, Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, for the purpose of incorporating a BVI business company under the laws of the British Virgin Islands hereby sign this Memorandum of Association.

Dated 09 November 2022
Incorporator
Signed for and on behalf of Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands

SGD: Toshra Glasgow
Signature of authorised signatory

Toshra Glasgow
Print name

TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT 2004
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
A Paradise Acquisition Corp.
A COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ON [•]
1    REGISTERED SHARES
1.1    Every Member is entitled to a certificate signed by a Director of the Company or under the Seal specifying the number of Shares held by him and the signature of the Director and the Seal may be facsimiles.
1.2    Any Member receiving a certificate shall indemnify and hold the Company and its Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.
1.3    If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.
1.4    Nothing in these Articles shall require title to any Shares or other Securities to be evidenced by a certificate if the Act and the rules of the Designated Stock Exchange permit otherwise.
1.5    Subject to the Act and the rules of the Designated Stock Exchange, the Board of Directors without further consultation with the holders of any Shares or Securities may resolve that any class or series of Shares or other Securities in issue or to be issued from time to time may be issued, registered or converted to uncertificated form and the practices instituted by the operator of the relevant system. No provision of these Articles will apply to any uncertificated shares or Securities to the extent that they are inconsistent with the holding of such shares or securities in uncertificated form or the transfer of title to any such shares or securities by means of a relevant system.
1.6    Conversion of Shares held in certificated form into Shares held in uncertificated form, and vice versa, may be made in such manner as the Board of Directors, in its absolute discretion, may think fit (subject always to the requirements of the relevant system concerned). The Company or any duly authorised transfer agent shall enter on the register of members how many Shares are held by each member in uncertificated form and certificated form and shall maintain the register of members in each case as is required by the relevant system concerned. Notwithstanding any provision of these Articles, a class or series of Shares shall not be treated as two classes by virtue only of that class or series comprising both certificated shares and uncertificated shares or as a result of any provision of these Articles which applies only in respect of certificated shares or uncertificated shares.
1.7    Nothing contained in Regulation 1.5 and 1.6 is meant to prohibit the Shares from being able to trade electronically. For the avoidance of doubt, Shares shall only be traded and transferred electronically upon consummation of the IPO.
2    SHARES
2.1    Subject to the provisions of these Articles and, where applicable, the rules of the Designated Stock Exchange, the unissued Shares of the Company shall be at the disposal of the Directors and Shares and other Securities may be issued and option to acquire Shares or other Securities may be granted at such times, to such Eligible Persons, for such consideration and on such terms as the Directors may by Resolution of Directors determine, save that the Directors may not allot, issue, grant options over or otherwise deal with any unissued Shares to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share conversion described at Regulation 3.
2.2    Without prejudice to any special rights previously conferred on the holders of any existing Preferred Shares, any Preferred Shares may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the Directors may from time to time determine subject to Regulation 24.7.
2.3    Section 46 of the Act does not apply to the Company.
2.4    A Share may be issued for consideration in any form, including money, a promissory note, real property, personal property (including goodwill and know-how) or a contract for future services.
2.5    No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)    the amount to be credited for the issue of the Shares; and
(b)    that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.
2.6    The Company shall keep a register (the share register) containing:
(a)    the names and addresses of the persons who hold Shares;
(b)    the number of each class and series of Shares held by each Member;
(c)    the date on which the name of each Member was entered in the share register; and
(d)    the date on which any Eligible Person ceased to be a Member.
2.7    The share register may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original share register.
2.8    A Share is deemed to be issued when the name of the Member is entered in the share register.
2.9    Subject to the provisions of the Act and the Business Combination Articles, Shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the Directors before or at the time of the issue of such Shares may determine. The Directors may issue options, warrants, rights or convertible securities or securities or a similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or Securities on such terms as the Directors may from time to time determine. Notwithstanding the foregoing, the Directors may also issue options, warrants, rights to acquire or receive shares or convertible securities in connection with the Company’s IPO.
2.10    With respect to redeeming or repurchasing the Shares:
(a)    Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Regulation 24.5;
(b)    Class B Ordinary Shares held by the Sponsor shall, following consummation of the IPO, be surrendered by the Sponsor on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Class B Ordinary Shares will at all times represent 20% of the Company’s issued Shares after the IPO; and
(c)    Public Shares shall be repurchased by way of tender offer in the circumstances set out in Regulation 24.5.
3    Class B Ordinary Share Conversion
3.1    The rights attaching to the Class A Ordinary Shares and Class B Ordinary Shares shall rank pari passu in all respects, and the Class A Ordinary Shares and Class B Ordinary Shares shall vote together as a single class on all matters (subject to Clause 7 of the Memorandum and Regulation 10.1 of the Articles) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Regulation 3.
3.2    Class B Ordinary Shares shall convert into Class A Ordinary Shares on a one-for-one basis (the Initial Conversion Ratio): (a) at any time and from time to time at the option of the holders thereof; or (b) automatically at the time of the consummation of the Company’s Business Combination.
3.3    Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Ordinary Shares or any other equity-linked securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all issued Class B Ordinary Shares shall automatically be converted into such number of Class A Ordinary Shares on the first business day following the consummation of the Company’s Business Combination at a ratio for which the Class B Ordinary Shares shall convert into Class A Ordinary Shares will be adjusted (unless the holders of a majority of the Class B Ordinary Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Ordinary Shares issuable upon conversion of all Class B Ordinary Shares will equal, in the aggregate, on an as-converted basis, to 20% of the sum of:
(a)    all Class A Ordinary Shares and Class B Ordinary Shares outstanding upon completion of the IPO, plus
(b)    all Class A Ordinary Shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and any private placement-equivalent units issued to the Sponsor or its affiliates upon conversion of working capital loans made to the Company.
3.4    Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Ordinary Shares or equity-linked securities by the written consent or agreement of holders of a majority of the Class B Ordinary Shares then in issue consenting or agreeing separately as a separate class in the manner provided in Clause 7 of the Memorandum.
3.5    The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Ordinary Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Ordinary Shares in issue.
3.6    Each Class B Share shall convert into its pro rata number of Class A Ordinary Shares as set forth in this Regulation 3. The pro rata share for each holder of Class B Ordinary Shares will be determined as follows: Each Class B Ordinary Share shall convert into such number of Class A Ordinary Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Ordinary Shares into which all of the issued Class B Ordinary Shares shall be converted pursuant to this Regulation 3 and the denominator of which shall be the total number of issued Class B Ordinary Shares at the time of conversion.
3.7    References in this Regulation 3 to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Ordinary Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Ordinary Shares into which the Class B Ordinary Shares have been converted or exchanged at a price per Class B Ordinary Share necessary to give effect to a conversion or exchange. The Class A Ordinary Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.
3.8    Notwithstanding anything to the contrary in this Regulation 3, in no event may any Class B Ordinary Share convert into Class A Ordinary Shares at a ratio that is less than one-for-one.
3.9    The directors shall not allot or issue Class A Ordinary Shares such that the number of authorised but unissued Class A Ordinary Shares would at any time be insufficient to permit the conversion of all Class B Ordinary Shares from time to time issued into Class A Ordinary Shares.
4    FORFEITURE
4.1    Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note or a contract for future services are deemed to be not fully paid.
4.2    A written notice of call specifying the date for payment to be made shall be served on the Member who defaults in making payment in respect of the Shares.
4.3    The written notice of call referred to in Regulation 4.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.
4.4    Where a written notice of call has been issued pursuant to Regulation 4.2 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.
4.5    The Company is under no obligation to refund any moneys to the Member whose Shares have been cancelled pursuant to Regulation 4.4 and that Member shall be discharged from any further obligation to the Company.
5    TRANSFER OF SHARES
5.1    Subject to the Memorandum, certificated shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration. A member shall be entitled to transfer uncertificated shares by means of a relevant system and the operator of the relevant system shall act as agent of the Members for the purposes of the transfer of such uncertificated shares.
5.2    The transfer of a Share is effective when the name of the transferee is entered on the share register.
5.3    If the Directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:
(a)    to accept such evidence of the transfer of Shares as they consider appropriate; and
(b)    that the transferee’s name should be entered in the share register notwithstanding the absence of the instrument of transfer.
5.4    Subject to the Memorandum, the personal representative of a deceased Member may transfer a Share even though the personal representative is not a Member at the time of the transfer.

6    DISTRIBUTIONS
6.1    Subject to the Business Combination Articles, the Directors of the Company may, by Resolution of Directors, authorise a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due.
6.2    Dividends may be paid in money, shares, or other property.
6.3    The Company may, by Resolution of Directors, from time to time pay to the Members such interim dividends as appear to the Directors to be justified by the profits of the Company, provided always that they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as and when they fall due.
6.4    Notice in writing of any dividend that may have been declared shall be given to each Member in accordance with Regulation 22 and all dividends unclaimed for three years after such notice has been given to a Member may be forfeited by Resolution of Directors for the benefit of the Company.
6.5    No dividend shall bear interest as against the Company.
7    REDEMPTION OF SHARES AND TREASURY SHARES
7.1    The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of the Member whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted or required by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.
7.2    The purchase, redemption or other acquisition by the Company of its own Shares is deemed not to be a distribution where:
(a)    the Company purchases, redeems or otherwise acquires the Shares pursuant to a right of a Member to have his Shares redeemed or to have his shares exchanged for money or other property of the Company, or
(b)    the Company purchases, redeems or otherwise acquires the Shares by virtue of the provisions of section 179 of the Act.
7.3    Sections 60, 61 and 62 of the Act shall not apply to the Company.
7.4    Subject to the provisions of Regulation 24, shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.
7.5    All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.
7.6    Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.
7.7    Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of Directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.
8    MORTGAGES AND CHARGES OF SHARES
8.1    Unless a Member agrees otherwise, a Member may by an instrument in writing mortgage or charge his Shares.
8.2    There shall be entered in the share register at the written request of the Member:
(a)    a statement that the Shares held by him are mortgaged or charged;
(b)    the name of the mortgagee or chargee; and
(c)    the date on which the particulars specified in subparagraphs (a) and (b) are entered in the share register.
8.3    Where particulars of a mortgage or charge are entered in the share register, such particulars may be cancelled:
(a)    with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or
(b)    upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.
8.4    Whilst particulars of a mortgage or charge over Shares are entered in the share register pursuant to this Regulation:

(a)    no transfer of any Share the subject of those particulars shall be effected;
(b)    the Company may not purchase, redeem or otherwise acquire any such Share; and
(c)    no replacement certificate shall be issued in respect of such Shares, without the written consent of the named mortgagee or chargee.
9    MEETINGS AND CONSENTS OF MEMBERS
9.1    Any Director of the Company may convene meetings of the Members at such times and in such manner and places within or outside the British Virgin Islands as the Director considers necessary or desirable. Following consummation of the Business Combination, an AGM shall be held annually at such date and time as may be determined by the Directors.
9.2    Upon the written request of the Members entitled to exercise 30 percent or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of Members.
9.3    The Directors, the Chief Executive Officer or the Chairman who hold a majority of the Shares may call general meeting.
9.4    The Director convening a meeting of Members shall give not less than 10 nor more than 60 days’ written notice of such meeting to:
(a)    those Members whose names on the date the notice is given appear as Members in the share register of the Company and are entitled to vote at the meeting; and
(b)    the other Directors.
9.5    The Director convening a meeting of Members shall fix in the notice of the meeting the record date for determining those Members that are entitled to vote at the meeting.
9.6    A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Member holds.
9.7    The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Member or another Director, or the fact that a Member or another Director has not received notice, does not invalidate the meeting.
9.8    A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.
9.9    The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.
9.10    The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.
A Paradise Acquisition Corp.
I/We being a Member of the above Company HEREBY APPOINT ……………………………………………………………………………..…… of ……………………………………...……….…………..………… or failing him …..…………………………………………………. …………………….. of ………………………………………………………..…..…… to be my/our proxy to vote for me/us at the meeting of Members to be held on the …… day of …………..…………, 20…… and at any adjournment thereof.
(Any restrictions on voting to be inserted here.)
Signed this …… day of …………..…………, 20……

..……………………………
Member
9.11    The following applies where Shares are jointly owned:
(a)    if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;
(b)    if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)    if two or more of the joint owners are present in person or by proxy they must vote as one and in the event of disagreement between any of the joint owners of Shares then the vote of the joint owner whose name appears first (or earliest) in the share register in respect of the relevant Shares shall be recorded as the vote attributable to the Shares.
9.12    A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and all Members participating in the meeting are able to hear each other.
9.13    A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares entitled to vote on Resolutions of Members to be considered at the meeting. If the Company has two or more classes of shares, a meeting may be quorate for some purposes and not for others. A quorum may comprise a single Member or proxy and then such person may pass a Resolution of Members and a certificate signed by such person accompanied where such person holds a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Members.
9.14    If within two hours from the time appointed for the meeting of Members, a quorum is not present, the meeting, at the discretion of the Chairman of the Board of Directors shall either be dissolved or stand adjourned to a business day in the jurisdiction in which the meeting was to have been held at the same time and place, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares entitled to vote or each class or series of Shares entitled to vote, as applicable, on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall either be dissolved or stand further adjourned at the discretion of the Chairman of the Board of Directors.
9.15    At every meeting of Members, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Members present shall choose one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Member or representative of a Member present shall take the chair.
9.16    The person appointed as chairman of the meeting pursuant to Regulation 9.14 may adjourn any meeting from time to time, and from place to place. For the avoidance of doubt, a meeting can be adjourned for as many times as may be determined to be necessary by the chairman and a meeting may remain open indefinitely for as long a period as may be determined by the chairman.
9.17    Voting at any meeting of the Members is by show of hands unless a poll is demanded by the chairman. On a show of hands every Member who is present in person (or, in the case of a Member being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every Member shall present in person (or, in the case of a Member being a corporation, by its duly authorized representative) or by proxy shall have one vote for each Share which such Member is the holder. Any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.
9.18    Subject to the specific provisions contained in this Regulation for the appointment of representatives of Members other than individuals the right of any individual to speak for or represent a Member shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member or the Company.
9.19    Any Member other than an individual may by resolution of its Directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Members or of any class of Members, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Member which he represents as that Member could exercise if it were an individual.
9.20    The chairman of any meeting at which a vote is cast by proxy or on behalf of any Member other than an individual may at the meeting but not thereafter call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Member shall be disregarded.
9.21    Directors of the Company may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of Shares.
9.22    Until the consummation of the Company’s IPO, any action that may be taken by the Members at a meeting may also be taken by a Resolution of Members consented to in writing, without the need for any prior notice. If any Resolution of Members is adopted otherwise than by the unanimous written consent of all Members, a copy of such resolution shall forthwith be sent to all Members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a Resolution of Members have consented to the resolution by signed counterparts. Following the Company’s IPO, any action required or permitted to be taken by the Members of the Company must be effected by a meeting of the Company, such meeting to be duly convened and held in accordance with these Articles.

10    DIRECTORS
10.1    Prior to the closing of a Business Combination, the Directors shall be elected or removed by Resolution of Members of the Class B Ordinary Shares for such term as the Members determine. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Ordinary Shares or the Directors shall have no right to vote on the appointment or removal of any director.
10.2    After the closing of a Business Combination, the Directors shall be elected or removed by Resolution of Members or by Resolution of Directors.
10.3    No person shall be appointed as a Director of the Company unless he has consented in writing to act as a Director.
10.4    The minimum number of Directors shall be one and there shall be no maximum number of Directors.
10.5    Each Director holds office for the term fixed by the Resolution of Members or Resolution of Directors appointing him, or pursuant to Regulation 10.1 or 10.7, or until his earlier death, resignation or removal. For the avoidance of doubt, a Director who has completed his term of service is eligible for re-election in accordance with Regulation 10.1. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, resignation or removal.
10.6    A Director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice. A Director shall resign forthwith as a Director if he is, or becomes, disqualified from acting as a Director under the Act.
10.7    After the closing of a Business Combination, the Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.
10.8    A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of his term of office.
10.9    The Company shall keep a register of Directors containing:
(a)    the names and addresses of the persons who are Directors of the Company;
(b)    the date on which each person whose name is entered in the register was appointed as a Director of the Company;
(c)    the date on which each person named as a Director ceased to be a Director of the Company; and
(d)    such other information as may be prescribed by the Act.
10.10    The register of Directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of Directors.
10.11    The Directors, or if the Shares (or depository receipts therefore) are listed or quoted on a Designated Stock Exchange, and if required by the Designated Stock Exchange, any committee thereof, may, by a Resolution of Directors, fix the remuneration of Directors with respect to services to be rendered in any capacity to the Company, provided that no cash remuneration shall be paid to any Director prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all out of pocket expenses properly incurred by them in connection with activities on behalf of the Company, including identifying and consummating a Business Combination. There is no limit on the amount of out-of-pocket expenses reimbursable by the Company provided that, to the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses would not be reimbursed by the Company unless the Company consummates a Business Combination.
10.12    A Director is not required to hold a Share as a qualification to office.
10.13    Prior to the consummation of any transaction with:
(a)    any affiliate of the Company;
(b)    any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company;
(c)    any Director or executive officer of the Company and any relative of such Director or executive officer; and
(d)    any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by a person referred to in Regulations 10.13(b) and (c) or over which such a person is able to exercise significant influence, such transaction must be approved by a majority of the members of the Board of Directors who do not have an interest in the transaction, such directors having been provided with access (at the Company’s expense) to the Company’s attorney or independent legal counsel, unless the disinterested directors determine that the terms of such transaction are no less favourable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.

11    POWERS OF DIRECTORS
11.1    The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors of the Company. The Directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Members.
11.2    If the Company is the wholly owned subsidiary of a holding company, a Director of the Company may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.
11.3    Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.
11.4    Any Director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.
11.5    The continuing Directors may act notwithstanding any vacancy in their body.
11.6    Subject to Regulation 24.7, the Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party, provided always that if the same occurs prior to the consummation of a Business Combination, the Company must first obtain from the lender a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account.
11.7    All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.
11.8    Section 175 of the Act shall not apply to the Company.
12    PROCEEDINGS OF DIRECTORS
12.1    Any one Director of the Company may call a meeting of the Directors by sending a written notice to each other Director.
12.2    The Directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the notice calling the meeting provides.
12.3    A Director is deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.
12.4    A Director may by a written instrument appoint an alternate who need not be a Director, any such alternate shall be entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director until the appointment lapses or is terminated (an alternate’s appointment, if he has not already done so, will automatically terminate on his appointor ceasing to be a Director).
12.5    A Director shall be given not less than three days’ notice of meetings of Directors, but a meeting of Directors held without three days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.
12.6    A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or, following the consummation of a Business Combination, by alternate not less than one-half of the total number of Directors, unless there are only two Directors in which case the quorum is two.
12.7    If the Company has only one Director the provisions herein contained for meetings of Directors do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Members. In lieu of minutes of a meeting the sole Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.
12.8    At meetings of Directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting. If the Directors are unable to choose a chairman for any reason, then the oldest individual Director present (and for this purpose an alternate Director shall be deemed to be the same age as the Director that he represents) shall take the chair. In the case of an equality of votes at a meeting of Directors, the Chairman of the Board shall have a casting vote.

12.9    An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by all Directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.
13    COMMITTEES
13.1    The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.
13.2    The Directors have no power to delegate to a committee of Directors any of the following powers:
(a)    to amend the Memorandum or the Articles;
(b)    to designate committees of Directors;
(c)    to delegate powers to    a committee of Directors;
(d)    to appoint Directors;
(e)    to appoint an agent;
(f)    to approve a plan of merger, consolidation or arrangement; or
(g)    to make a declaration of solvency or to approve a liquidation plan.
13.3    Regulations 13.2(b) and (c) do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.
13.4    The meetings and proceedings of each committee of Directors consisting of 2 or more Directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.
14    OFFICERS AND AGENTS
14.1    The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer (in each case there may be more than one of such officers), one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.
14.2    The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board (or Co-Chairman, as the case may be) to preside at meetings of Directors and Members, the Chief Executive Officer (or Co-Chief Executive Officer, as the case may be) to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the Chief Executive Officer (or Co-Chief Executive Officer, as the case may be) but otherwise to perform such duties as may be delegated to them by the Chief Executive Officer (or Co-Chief Executive Officer, as the case may be), the secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by Applicable Law, and the treasurer to be responsible for the financial affairs of the Company.
14.3    The emoluments of all officers shall be fixed by Resolution of Directors.
14.4    The officers of the Company shall hold office until their death, resignation or removal. Any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.
14.5    The Directors may, by a Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Regulation 13.1. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

15    CONFLICT OF INTERESTS
15.1    A Director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other Directors of the Company.
15.2    For the purposes of Regulation 15.1, a disclosure to all other Directors to the effect that a Director is a member, Director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.
15.3    Provided that the requirements of Regulation 10.13 have first been satisfied, a Director of the Company who is interested in a transaction entered into or to be entered into by the Company may:
(a)    vote on a matter relating to the transaction;
(b)    attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and
(c)    sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction, and, subject to compliance with the Act and these Articles shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.
16    INDEMNIFICATION
16.1    Subject to the limitations hereinafter provided and to the extent permitted by law, the Company shall indemnify, hold harmless and exonerate against all direct and indirect costs, fees and Expenses of any type or nature whatsoever, any person who:
(a)    is or was a party or is threatened to be made a party to any Proceeding by reason of the fact that such person is or was a Director, officer, key employee, adviser of the Company or who at the request of the Company; or
(b)    is or was, at the request of the Company, serving as a Director of, or in any other capacity is or was acting for, another Enterprise.
16.2    The indemnity in Regulation 16.1 only applies if the relevant Indemnitee acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Indemnitee had no reasonable cause to believe that his conduct was unlawful.
16.3    The decision of the Directors as to whether an Indemnitee acted honestly and in good faith and with a view to the best interests of the Company and as to whether such Indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.
16.4    The termination of any Proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the relevant Indemnitee did not act honestly and in good faith and with a view to the best interests of the Company or that such Indemnitee had reasonable cause to believe that his conduct was unlawful.
16.5    The Company may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond in relation to any Indemnitee or who at the request of the Company is or was serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another Enterprise, against any liability asserted against the person and incurred by him in that capacity, whether or not the Company has or would have had the power to indemnify him against the liability as provided in these Articles.
17    RECORDS
17.1    The Company shall keep the following documents at the office of its registered agent:
(a)    the Memorandum and the Articles;
(b)    the share register, or a copy of the share register;
(c)    the register of Directors, or a copy of the register of Directors; and
(d)    copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.
17.2    If the Company maintains only a copy of the share register or a copy of the register of Directors at the office of its registered agent, it shall:
(a)    within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)    provide the registered agent with a written record of the physical address of the place or places at which the original share register or the original register of Directors is kept.
17.3    The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:
(a)    minutes of meetings and Resolutions of Members and classes of Members;
(b)    minutes of meetings and Resolutions of Directors and committees of Directors; and
(c)    an impression of the Seal, if any.
17.4    Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.
17.5    The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.
18    REGISTERS OF CHARGES
18.1    The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:
(a)    the date of creation of the charge;
(b)    a short description of the liability secured by the charge;
(c)    a short description of the property charged;
(d)    the name and address of the trustee for the security or, if there is no    such trustee, the name and address of the chargee;
(e)    unless the charge is a security to bearer, the name and address of the holder of the charge; and
(f)    details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.
19    CONTINUATION
The Company may by Resolution of Members or by a Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws. Prior to the closing of a Business Combination, only Members of Class B Ordinary Shares shall be entitled to vote on continuing the Company in a jurisdiction outside the British Virgin Islands (including any resolution required to amend the Company’s Memorandum and Articles or to adopt new Memorandum and Articles, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the British Virgin Islands.
20    SEAL
The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.
21    ACCOUNTS AND AUDIT
21.1    The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.
21.2    The Company may by Resolution of Members call for the Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.
21.3    The Company may by Resolution of Members call for the accounts to be examined by auditors.

21.4    If the Shares are listed or quoted on a Designated Stock Exchange that requires the Company to have an audit committee, the Directors shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis.
21.5    If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and, if required, shall utilise the audit committee for the review and approval of potential conflicts of interest.
21.6    If applicable, and subject to applicable law and the rules of the SEC and the Designated Stock Exchange:
(a)    at the AGM or at a subsequent general meeting in each year, the Members shall appoint an auditor who shall hold office until the Members appoint another auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall during, his continuance in office, be eligible to act as auditor;
(b)    a person, other than a retiring auditor, shall not be capable of being appointed auditor at an AGM unless notice in writing of an intention to nominate that person to the office of auditor has been given not less than ten days before the AGM and furthermore the Company shall send a copy of such notice to the retiring auditor; and
(c)    the Members may, at any meeting convened and held in accordance with these Articles, by resolution remove the auditor at any time before the expiration of his term of office and shall by resolution at that meeting appoint another auditor in his stead for the remainder of his term.
21.7    The remuneration of the auditors shall be fixed by Resolution of Directors in such manner as the Directors may determine or in a manner required by the rules and regulations of the Designated Stock Exchange and the SEC.
21.8    The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be otherwise given to the Members.
21.9    Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.
21.10    The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Members at which the Company’s profit and loss account and balance sheet are to be presented.
22    NOTICES
22.1    Any notice, information or written statement to be given by the Company to Members shall be served by mail, fax (or equivalent means of transmittance) or email addressed to each Member at the address shown in the Company’s share register (or where the notice is given by email or fax (or equivalent means of transmittance) by sending it to the email address or fax number (or equivalent) provided by such Member). Any mailed notice, if posted from one country to another, is to be sent by airmail. Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have received on the fifth day (not including Saturdays or Sundays or public holidays in the British Virgin Islands) following the day on which the notice was posted. Where a notice is sent by fax (or equivalent means of transmittance), service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by email, service shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for receipt of the email to be acknowledged by the recipient.
22.2    Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.
23    VOLUNTARY WINDING UP
The Company may by a Resolution of Members or by a Resolution of Directors appoint a voluntary liquidator.
24    BUSINESS COMBINATION
24.1    Regulations 24.1 to 24.11 shall terminate upon consummation of any Business Combination.
24.2    The Company has until 24 months from the closing of the IPO to consummate a Business Combination, provided however that if the Board of Directors anticipates that the Company may not be able to consummate a Business Combination within 24 months of the closing of the IPO, the Company may, by Resolution of Directors, at the request of the Initial Shareholders, extend the period of time to consummate a Business Combination up to two times, each by an additional three months (for a total of up to 21 months to complete a Business Combination), subject to the Initial Shareholders depositing additional funds into the Trust Account in accordance with terms as set out in the Trust Agreement. In the event that the Company does not consummate a Business Combination within 15 months from the closing of the IPO or within up to 21 months from the closing of the IPO (subject in the latter case to valid three months extensions having been made in each case (such date falling 15 months or up to 21 months, as applicable, after the closing of the IPO being referred to as the Termination Date), such failure shall trigger an automatic redemption of the Public Shares (an Automatic Redemption Event) and the Directors of the Company shall take all such action necessary (i) as promptly as reasonably possible but no more than ten (10) Business Days thereafter to redeem the Public Shares in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Company’s affairs. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.
24.3    Unless a shareholder vote is required by law or the rules of the Designated Stock Exchange, or, at the sole discretion of the Directors, the Directors determine to hold a shareholder vote for business or other reasons, the Company may enter into a Business Combination without submitting such Business Combination to its Members for approval.
24.4    Although not required, in the event that a shareholder vote is held, and a majority of the votes of the Shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Company shall be authorised to consummate the Business Combination.
24.5
(a)    In the event that a Business Combination is consummated by the Company other than in connection with a shareholder vote under Regulation 24.4, the Company will, subject to as provided below, offer to redeem the Public Shares for cash in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act and subject to any limitations (including but not limited to cash requirements) set forth in the definitive transaction agreements related to the initial Business Combination (the Tender Redemption Offer), provided however that the Company shall not redeem those Shares held by the Initial Shareholders or their affiliates pursuant to such Tender Redemption Offer, whether or not such holders accept such Tender Redemption Offer. The Company will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of 20 Business Days and the Company will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a Member holding Public Shares accepts the Tender Redemption Offer and the Company has not otherwise withdrawn the tender offer, the Company shall, promptly after the consummation of the Business Combination, pay such redeeming Member, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.
(b)    In the event that a Business Combination is consummated by the Company in connection with a shareholder vote held pursuant to Regulation 24.4 in accordance with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (the Redemption Offer), the Company will, subject as provided below, offer to redeem the Public Shares, other than those Shares held by the Initial Shareholders or their affiliates, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price, provided however that: (i) the Company shall not redeem those Shares held by the Initial Shareholders or their affiliates pursuant to such Redemption Offer, whether or not such holders accept such Redemption Offer; and (ii) any other redeeming Member who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem, without the consent of the Directors, more than fifteen percent (15%) of the total Public Shares sold in the IPO.
(c)    In no event will the Company consummate the Tender Redemption Offer or the Redemption Offer under Regulation 24.5(a) or 24.5(b) or an Amendment Redemption Event under Regulation 24.11 if such redemptions would cause the Company to have net tangible assets of less than US$5,000,001 prior to or upon consummation of a Business Combination.
24.6    A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account.
24.7    Following the IPO, the Company will not issue any Securities (other than Public Shares) prior to a Business Combination that would entitle the holder thereof to (i) receive funds from the Trust Account; or (ii) vote on any Business Combination.
24.8    In the event the Company seeks to complete a Business Combination with a company that is affiliated with an Initial Shareholder, the Company will obtain an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.
24.9    The Company will not effectuate a Business Combination with another “blank cheque” company or a similar company with nominal operations.

24.10    Immediately after the Company’s IPO, that amount of the net proceeds received by the Company from the IPO (including proceeds of any exercise of the underwriter’s over-allotment option) and from the simultaneous private placement by the Company as is stated in the Company’s registration statement on Form S-1 filed with the SEC (such registration statement at the time it initially goes effective, the Registration Statement) to be deposited in the Trust Account shall be so deposited and thereafter held in the Trust Account until released in the event of a Business Combination or otherwise in accordance with this Regulation 24. Neither the Company nor any officer, Director or employee of the Company will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or in payment of the acquisition price for any shares which the Company elects to purchase, redeem or otherwise acquire in accordance with this Regulation 24, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Company to pay the Company’s tax obligations and up to US$ 50,000 of such interest may also be released from the Trust Account to pay any liquidation expenses of the Company if applicable.
24.11    In the event the Directors of the Company propose any amendment to Regulation 24 or to any of the other rights of the Ordinary Shares as set out at Clause 6.1 of the Memorandum prior to, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the Company’s obligations as described in this Regulation 24 to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares (an Amendment) and such Amendment is (i) duly approved by a Resolution of Members; and (ii) the amended Memorandum and Articles reflecting such amendment are to be filed at the Registry of Corporate Affairs (an Approved Amendment), the Company will offer to redeem the Public Shares of any Member for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an Amendment Redemption Event), provided however that the Company shall not redeem those Shares held by the Initial Shareholders or their affiliates pursuant to such offer, whether or not such holders accept such offer.
25    Business Opportunities
25.1    In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Sponsor Group (each of the foregoing, a Sponsor Group Related Person) may serve as directors and/or officers of the Company; and (b) the Sponsor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Sponsor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, directors and Members in connection therewith.
25.2    To the fullest extent permitted by Applicable Law, the directors and officers of the Company shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, and subject to his or her fiduciary duties under Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity offered to any director and officer of the Company, on the one hand, and the Company, on the other, or the presentation of corporate opportunity may breach an existing legal obligation of the directors and officers of the Company to any other entity, unless such opportunity is expressly offered to such director or officer of the Company solely in their capacity as an Officer or director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.
25.3    Except as provided elsewhere in the Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Sponsor Group, about which a director and/or officer of the Company who is also a Sponsor Group Related Person acquires knowledge.
25.4    To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.
26    Exclusive Jurisdiction
26.1    Unless the Company consents in writing to the selection of an alternative forum, the courts of the British Virgin Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum and Articles or otherwise related in any way to the shareholding of each Member, including but not limited to:
(a)    any derivative action or proceeding brought on behalf of the Company;
(b)    any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of the Company to the Company or the Members;
(c)    any action asserting a claim arising pursuant to any provision of the Act or the Memorandum and Articles; or
(d)    any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

26.2    Each Member irrevocably submits to the exclusive jurisdiction of the courts of the British Virgin Islands over all such claims or disputes.
26.3    Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the British Virgin Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the British Virgin Islands as exclusive forum.
26.4    To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.
We, Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands, for the purpose of incorporating a BVI business company under the laws of the British Virgin Islands hereby sign these Articles of Association.
Dated 09 November 2022
Incorporator
Signed for and on behalf of Ogier Global (BVI) Limited of Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British
Virgin Islands

SGD: Toshra Glasgow
Signature of authorised signatory

Toshra Glasgow
Print name

Annex Q
PLAN OF CONVERSION
of
A PARADISE ACQUISITION CORP.
This Plan of Conversion (this “Plan”) for A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands (the “Company”), is made and entered into effective as of [●], 2026 in accordance with the BVI Business Companies Act, 2004 of the British Virgin Islands (the “BVI Act”) and the Texas Business Organizations Code (the “BOC”). Capitalized terms used but not otherwise defined in this Plan have the meanings given to such terms in the Business Combination Agreement dated as of November 26, 2025, by and among the Company, A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and a direct wholly owned Subsidiary of Acquiror, and Enhanced Ltd, a Cayman Islands exempted company with limited liability (the “BCA”), which BCA is attached as Exhibit A hereto.
RECITALS
WHEREAS, the Company is a blank check company with limited liability, formed on November 9, 2022 by the filing of the Memorandum and Articles of Association with British Virgin Islands Registrar of Corporate Affairs (the “BVI Registrar”) pursuant to and in accordance with the BVI Business Companies Act, 2004 of the British Virgin Islands (the “BVI Act”);
WHEREAS, there are (i) [•] Class A ordinary shares, with no par value, of the Company (the “Class A Shares”) issued and outstanding, (ii) [●] Class B Ordinary shares, with no par value, of the Company issued and outstanding (the “Class B Shares”), (iii) [●] shares of preferred stock, no par value, of the Company outstanding (the “Preferred Shares” and together with the Class A Shares and Class B Shares, the “Shares”), (iv) [•] units, each consisting of one Share and one right entitling the holder thereof to receive one-eighth (1/8) of one Share, of the Company issued and outstanding (the “Units”), and (v) [•] rights, each entitling the holder thereof to receive one-eighth (1/8) of one Share, issued and outstanding (the “Rights”);
WHEREAS, under the terms of the Amended and Restated Memorandum and Articles of Association of the Company, dated as of July 30, 2025, the Company is managed by its board of directors (the ”Board”);
WHEREAS, Section 10.102 of the BOC permits a corporation to convert to a different entity type by adopting a plan of conversion;
WHEREAS, the Company intends to convert into a Texas corporation (the “Conversion”) under the terms set forth in this Plan; and
WHEREAS, the Board and the shareholders of the Company (each, a “Shareholder” and collectively, the “Shareholders”) have approved the Conversion in accordance with this Plan.
NOW, THEREFORE, the Company does hereby adopt this Plan to effect the Conversion as follows:

1.    Name of Converting Entity. The name of the converting entity, a British Virgin Islands blank check company with limited liability, is A Paradise Acquisition Corp.
2.    Name of Converted Entity. The name of the converted entity is Enhanced Group Inc. (the “Corporation”).
3.    Continued Existence and Entity Type. The Company is continuing its existence in the organizational form of the Corporation, which is to be a Texas corporation.
4.    Conversion of Equity Interests. At the Effective Time (as defined below), (a) the Shares of each Shareholder shall convert automatically, on a one-for-one basis, into a share of  Class A common stock, par value $0.0001 per share, of the Corporation (the “Corporation Class A Shares”), (b) each then issued and outstanding Unit shall convert automatically into a unit of the Corporation representing one Corporation Class A Share and one right, each representing a right to receive one-eighth of one Corporation Class A Share at the Closing (the “Corporation Rights”) and (c) each then issued and outstanding Right shall convert automatically into a Corporation Right, each representing a right to receive one-eighth of one Corporation Class A Share at the Closing.
5.    Certificate of Conversion. Pursuant to Section 10.154 of the BOC, the Company shall cause to be filed with the Texas Secretary of State (the “Secretary of State”) a certificate of conversion in substantially the form attached hereto as Exhibit B (the “Certificate of Conversion”).
6.    Effective Time. The Conversion shall become effective at the time of filing the Certificate of Conversion with the Secretary of State (the “Effective Time”).
7.    Effect of Conversion. At the Effective Time, the Company shall continue its existence in the organizational form of a Texas corporation. The Company’s Amended and Restated Memorandum and Articles of Association shall be terminated and of no further force or effect and shall be superseded in their entirety by the Certificate of Formation (as defined below) and the Bylaws (as defined below).
8.    Approval. This Plan has been approved by the Board and by the Shareholders holding at least a majority of all outstanding Shares, Units or Rights entitling such Shareholders to vote on this Plan.
9.    Certificate of Formation. A certificate of formation of the Corporation in substantially the form attached hereto as Exhibit C (the “Certificate of Formation”) shall be filed simultaneously with the Certificate of Conversion with the Secretary of State.
10.    Bylaws. The bylaws of the Corporation shall be substantially in the form attached hereto as Exhibit D (the “Bylaws”).
11.    Board of Directors and Officers. At the Effective Time: (i) the members of the Corporation's board of directors shall be those persons named as the initial directors in the Certificate of Formation and (ii) the officers of the Corporation shall be those persons named on Exhibit E attached hereto.
12.    US Federal Income Tax Consequences. The Conversion is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.
13.    Amendment or Abandonment. Subject to the restrictions set forth in the BCA, this Plan may be amended or abandoned by the Company and the Conversion may be abandoned at any time prior to the Effective Time by the Board, except that this Plan may not be amended without the written consent of the Shareholders if the effect of such amendment would materially alter the rights and obligations of the Shareholders after the Conversion.
14.    Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Plan shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Texas.

EXHIBIT A
BUSINESS COMBINATION AGREEMENT

EXHIBIT B
CERTIFICATE OF CONVERSION OF A PARADISE ACQUISITION CORP.
(attached)

EXHIBIT C
CERTIFICATE OF FORMATION OF ENHANCED GROUP INC.
(attached)

EXHIBIT D
BYLAWS OF ENHANCED GROUP INC.
(attached)

EXHIBIT E
OFFICERS OF ENHANCED GROUP INC.
Claudius Tsang, Chief Executive Officer, Chief Financial Officer and Chairman
Ashley Bancroft, Independent Director
Nathan Pau, Independent Director
Tracy Hui Yin Choi, Independent Director

ANNEX R
EXECUTION VERSION
CONFIDENTIAL
November 26, 2025
A Paradise Acquisition Corp.
The Sun’s Group Center, 29th Floor,
200 Gloucester Road, Wan Chai
Hong Kong,
RE: Regulatory Efforts and Related Matters
To Whom it May Concern:
Reference is made to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands as a business company with limited liability (which shall migrate to and domesticate as a Texas corporation prior to the closing) (the “Acquiror”), A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Enhanced Ltd, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Business Combination Agreement, unless context otherwise requires.
WHEREAS, as a condition and inducement for Acquiror to enter into the Business Combination Agreement, concurrently with the execution and delivery of the Business Combination Agreement on the date hereof, this letter agreement (this “Agreement”) is being entered by and among Christian Angermayer (the “Ultimate Parent”), the Company and Acquiror.
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth in this Agreement and the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Regulatory Efforts. The Ultimate Parent hereby agrees to, and to cause its Subsidiaries and Affiliates (including the Company) to, perform and comply with all of the obligations of the Company set forth in Section 8.1 (Efforts; Regulatory Filings and Other Actions) of the Business Combination Agreement until the earlier to occur of (a) the Closing and (b) the valid termination of the Business Combination Agreement in accordance with its terms, to the same extent (and subject to the same rights, conditions and limitations) as if the Ultimate Parent were a party to the Business Combination Agreement as “Company” thereunder for the purpose of the Section 8.1 thereunder. For the avoidance of doubt, in no event will the Ultimate Parent be considered an Affiliate of (i) any Apeiron Holder Investment Vehicle, (ii) any general partner, managing limited partner or management company that manages or advises any Apeiron Holder Investment Vehicle or (iii) any portfolio company of any Apeiron Holder Investment Vehicle (other than the Company and its Subsidiaries).
2.    Certain Effects. Notwithstanding anything to the contrary in this Agreement or the Business Combination Agreement, the parties hereto acknowledge and agree that any failure of the Ultimate Parent to perform or comply in all material respects with its obligations set forth in Section 1 of this Agreement prior to the Closing shall be (a) deemed a failure of the Company to perform or comply with its covenants and agreements under the Business Combination Agreement for the purposes of determining whether the condition set forth in Section 9.2(b) (Conditions to the Obligations of Acquiror and Merger Sub. Performance of Obligations of the Company) of the Business Combination Agreement has been satisfied, (b) deemed a breach by the Company of the Business Combination Agreement for the purposes of determining (i) whether the Business Combination Agreement may be terminated by Acquiror pursuant to Section 10.3 (Termination by Acquiror) of the Business Combination Agreement and (ii) the remedies available to Acquiror pursuant to Section 10.5 (Effect of Termination) of the Business Combination Agreement and (c) considered together with any breach by the Company under the Business Combination Agreement for any determination of “materiality” for the purposes of 9.2(b) (Conditions to the Obligations of Acquiror and Merger Sub. Performance of Obligations of the Company) of the Business Combination Agreement, 10.3 (Termination by Acquiror) of the Business Combination Agreement or 10.5 (Effect of Termination) of the Business Combination Agreement, as applicable.
3.    Ultimate Parent Representations and Warranties. Ultimate Parent hereby represents and warrants to Acquiror that: (a) Ultimate Parent has full legal capacity and right to execute and deliver this Agreement and perform his obligations hereunder; (b) Ultimate Parent has (and will continue to have until the consummation of the Closing) all necessary power to execute, deliver and perform its obligations under this Agreement; (c) this Agreement has been duly and validly executed and delivered by the Ultimate Parent and constitutes a legal, valid and binding obligation of Ultimate Parent, enforceable against the Ultimate Parent in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions; (e) the execution, delivery and performance by the Ultimate Parent of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Ultimate Parent and (ii) result in any material breach, violation or default (with or without due notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or require any filing or the creation of a lien under, any provision of any material contract or agreement to which Ultimate Parent is a party or is bound; (f) except for such consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or other Person as contemplated by the Business Combination Agreement to be obtained or made after the date hereof, all material consents, approvals, authorizations, permits of, filings with and notifications to any Governmental Authority or other Person necessary for the due execution delivery and performance of this Agreement by it have been obtained or made, and all conditions thereof have been duly complied with and no other action by, or notice to or filing with, any Governmental Authority or other Person, is required in connection with the execution, delivery and performance of this Agreement by Ultimate Parent; and (g) as of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Ultimate Parent, threatened against it or any of its Subsidiaries and Affiliates (including the Company) and neither the Ultimate Parent nor any of its Subsidiaries or Affiliates (including the Company) is party to or subject to the provisions of any Governmental Order that restricts the manner in which the Ultimate Parent, any of its Subsidiaries or Affiliates (including the Company) conduct their respective businesses, except as would not be, individually or in the aggregate, reasonably be expected to be material to the Ultimate Parent and the Company.
4.    Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email (excluding out-of-office replies or other automatically generated responses); provided, that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective parties hereto at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 4:

If to Ultimate Parent:
Christian Angermayer
66 & 67, Beatrice, Amery Street
Sliema, SLM 1707, Malta
Email: legal@apeiron-investments.com
If to the Company:
Enhanced Ltd
c/o ENHANCED US LLC
169 Madison Ave, Suite 15101
New York, NY 10016
United States of America
Attention: Maximilian Martin
Email: legal@enhanced.org
with copies to (which shall not constitute notice):
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN, England
Attention: Evan S. Simpson
Email: simpsone@sullcrom.com
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Matthew B. Goodman, Alan J. Fishman
Email: goodmanm@sullcrom.com, fishmana@sullcrom.com
If to Acquiror:
A Paradise Acquisition Corp.
The Sun’s Group Centre, 29/F
200 Gloucester Road
Hong Kong
Attention: Claudius Tsang
Email: claudius.tsang@aspac.co
with copies to (which shall not constitute notice):
Morrison & Foerster LLP
Edinburgh Tower, 33/F, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Xiaoxi Lin
Email: xlin@mofo.com
250 West 55th Street
New York
NY 10019-9601

United States
Attention: John Owen
Email: jowen@mofo.com
5.    Miscellaneous.
(a)    Sections 11.3 (Waiver), 11.5 (Successors and Assigns), 11.6 (Third Party Beneficiaries), 11.7 (Expenses), 11.8 (Counterparts), 11.9 (Entire Agreement), 11.10 (Amendments), 11.11 (Publicity), 11.12 (Severability), 11.13 (Jurisdiction; Waiver of Jury Trial), 11.14 (Governing Law), 11.15 (Enforcement) and 11.16 (Non-Recourse) of the Business Combination Agreement are hereby incorporated by reference and shall apply to this Agreement mutatis mutandis in the same manner as if the Ultimate Parent was the Company under the Business Combination Agreement.
(b)    The parties to this Agreement shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Law to carry out their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement and by the Business Combination Agreement, in each case, on the terms and conditions set forth therein and herein, as applicable.
(c)    The parties to this Agreement agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that Acquiror shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, prior to the valid termination of the Business Combination Agreement in accordance with the relevant provisions, in addition to any other remedy to which Acquiror is entitled at Law or in equity. In the event that any Proceeding shall be brought in equity to enforce the provisions of this Agreement, the Ultimate Parent agrees that it will not allege, and the Ultimate Parents hereby waives the defense, that there is an adequate remedy at Law, and the Ultimate Parent agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(d)    This Agreement shall be binding on Ultimate Parent and the Company solely for the benefit of Acquiror, and nothing set forth in this Agreement is intended to or shall confer upon or give to any Person other than Acquiror any benefits, rights or remedies under or by reason of, or any rights to enforce any provisions of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHRISTIAN ANGERMAYER

ENHANCED LTD.

By:
Name:
Title:

A PARADISE ACQUISITION CORP.

By:
Name:
Title:
[Signature Page to Regulatory Efforts Side Letter]

ANNEX S
Execution Version
CONFIDENTIAL
November 26, 2025
Enhanced Ltd
169 Madison Ave, Suite 15101
New York, NY 10016
RE: Regulatory Efforts and Related Matters
To Whom it May Concern:
Reference is made to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands as a business company with limited liability (which shall migrate to and domesticate as a Texas corporation prior to the closing) (the “Acquiror”), A Paradise Merger Sub I, Inc., a Cayman Islands exempted company and direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Enhanced Ltd, a Cayman Islands exempted company (the “Company”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Business Combination Agreement, unless context otherwise requires.
WHEREAS, as a condition and inducement for the Company to enter into the Business Combination Agreement, concurrently with the execution and delivery of the Business Combination Agreement on the date hereof, this letter agreement (this “Agreement”) is being entered by and among Claudius Tsang Sze Wai (the “Ultimate Parent”), Acquiror and the Company.
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth in this Agreement and the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Regulatory Efforts. The Ultimate Parent hereby agrees to, and to cause its Subsidiaries and Affiliates (including Acquiror and Merger Sub) to, perform and comply with all of the obligations of Acquiror set forth in Section 8.1 (Efforts; Regulatory Filings and Other Actions) of the Business Combination Agreement until the earlier to occur of (a) the Closing and (b) the valid termination of the Business Combination Agreement in accordance with its terms, to the same extent (and subject to the same rights, conditions and limitations) as if the Ultimate Parent were a party to the Business Combination Agreement as “Acquiror” thereunder for the purpose of the Section 8.1 thereunder. For the avoidance of doubt, in no event will the Ultimate Parent be considered an Affiliate of (i) any portfolio company or any operating company of the Sponsor or its Affiliates (other than Acquiror and its Subsidiaries), or (ii) any of their respective shareholders, directors or officers solely by virtue of their capacities as shareholders, directors or officers of such portfolio company or operating company.
2.    Certain Effects. Notwithstanding anything to the contrary in this Agreement or the Business Combination Agreement, the parties hereto acknowledge and agree that any failure of the Ultimate Parent to perform or comply in all material respects with its obligations set forth in Section 1 of this Agreement prior to the Closing shall be (a) deemed a failure of Acquiror to perform or comply with its covenants and agreements under the Business Combination Agreement for the purposes of determining whether the condition set forth in Section 9.3(b) (Conditions to the Obligations of the Company. Performance of Obligations of Acquiror and Merger Sub) of the Business Combination Agreement has been satisfied, (b) deemed a breach by Acquiror of the Business Combination Agreement for the purposes of determining (i) whether the Business Combination Agreement may be terminated by the Company pursuant to Section 10.4 (Termination by the Company) of the Business Combination Agreement and (ii)

the remedies available to the Company pursuant to Section 10.5 (Effect of Termination) of the Business Combination Agreement and (c) considered together with any breach by Acquiror under the Business Combination Agreement for any determination of “materiality” for the purposes of 9.3(b) (Conditions to the Obligations of the Company. Performance of Obligations of Acquiror and Merger Sub) of the Business Combination Agreement, 10.4 (Termination by the Company) of the Business Combination Agreement or 10.5 (Effect of Termination) of the Business Combination Agreement, as applicable.
3.    Ultimate Parent Representations and Warranties. Ultimate Parent hereby represents and warrants to the Company that: (a) Ultimate Parent has full legal capacity and right to execute and deliver this Agreement and perform his obligations hereunder, (b) Ultimate Parent has (and will continue to have until the consummation of the Closing) all necessary power to execute, deliver and perform its obligations under this Agreement; (c) this Agreement has been duly and validly executed and delivered by the Ultimate Parent and constitutes a legal, valid and binding obligation of Ultimate Parent, enforceable against the Ultimate Parent in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions; (d) the execution, delivery and performance by the Ultimate Parent of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Ultimate Parent and (ii) result in any material breach, violation or default (with or without due notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, or require any filing or the creation of a lien under, any provision of any material contract or agreement to which Ultimate Parent is a party or is bound; (e) except for such consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or other Person as contemplated by the Business Combination Agreement to be obtained or made after the date hereof, all material consents, approvals, authorizations, permits of, filings with and notifications to any Governmental Authority or other Person necessary for the due execution delivery and performance of this Agreement by it have been obtained or made, and all conditions thereof have been duly complied with and no other action by, or notice to or filing with, any Governmental Authority or other Person, is required in connection with the execution, delivery and performance of this Agreement by Ultimate Parent and (f) as of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Ultimate Parent, threatened against it or any of its Subsidiaries and Affiliates (including Acquiror and Merger Sub) and neither the Ultimate Parent nor any of its Subsidiaries or Affiliates (including Acquiror and Merger Sub) is party to or subject to the provisions of any Governmental Order that restricts the manner in which the Ultimate Parent, any of its Subsidiaries or Affiliates (including Acquiror and Merger Sub) conduct their respective businesses, except as would not be, individually or in the aggregate, reasonably be expected to be material to the Ultimate Parent, Acquiror and Merger Sub.
4.    Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email (excluding out-of-office replies or other automatically generated responses); provided, that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective parties hereto at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 4:
If to Ultimate Parent Entity:

The Sun’s Group Centre, 29/F
200 Gloucester Road
Hong Kong
Attention: Claudius Tsang
Email: claudius.tsang@aspac.co
If to Acquiror:
A Paradise Acquisition Corp.
The Sun’s Group Centre, 29/F
200 Gloucester Road
Hong Kong
Attention: Claudius Tsang
Email: claudius.tsang@aspac.co
with copies to (which shall not constitute notice):
Morrison & Foerster LLP
Edinburgh Tower, 33/F, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Xiaoxi Lin
Email: xlin@mofo.com
250 West 55th Street
New York
NY 10019-9601
United States
Attention: John Owen
Email: jowen@mofo.com
If to the Company:
Enhanced Ltd
c/o ENHANCED US LLC
169 Madison Ave, Suite 15101
New York, NY 10016
United States of America
Attention: Maximilian Martin
Email: legal@enhanced.org
with copies to (which shall not constitute notice):
Sullivan & Cromwell LLP
1 New Fetter Lane
London, EC4A 1AN, England
Attention: Evan S. Simpson
Email: simpsone@sullcrom.com
Sullivan & Cromwell LLP
125 Broad Street

New York, NY 10004
Attention: Matthew B. Goodman, Alan J. Fishman
Email: goodmanm@sullcrom.com, fishmana@sullcrom.com
5.    Miscellaneous.
(a)    Sections 11.3 (Waiver), 11.5 (Successors and Assigns), 11.6 (Third Party Beneficiaries), 11.7 (Expenses), 11.8 (Counterparts), 11.9 (Entire Agreement), 11.10 (Amendments), 11.11 (Publicity), 11.12 (Severability), 11.13 (Jurisdiction; Waiver of Jury Trial), 11.14 (Governing Law), 11.15 (Enforcement) and 11.16 (Non-Recourse) of the Business Combination Agreement are hereby incorporated by reference and shall apply to this Agreement mutatis mutandis in the same manner as if the Ultimate Parent was Acquiror under the Business Combination Agreement.
(b)    The parties to this Agreement shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Law to carry out their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement and by the Business Combination Agreement, in each case, on the terms and conditions set forth therein and herein, as applicable.
(c)    The parties to this Agreement agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take such actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that the Company shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, prior to the valid termination of the Business Combination Agreement in accordance with the relevant provisions, in addition to any other remedy to which the Company is entitled at Law or in equity. In the event that any Proceeding shall be brought in equity to enforce the provisions of this Agreement, the Ultimate Parent agrees that it will not allege, and the Ultimate Parents hereby waives the defense, that there is an adequate remedy at Law, and the Ultimate Parent agrees to waive any requirement for the securing or posting of any bond in connection therewith.
(d)    This Agreement shall be binding on Ultimate Parent and Acquiror solely for the benefit of the Company, and nothing set forth in this Agreement is intended to or shall confer upon or give to any Person other than the Company any benefits, rights or remedies under or by reason of, or any rights to enforce any provisions of this Agreement.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CLAUDIUS TSANG SZE WAI

A PARADISE ACQUISITION CORP.

By:
Name:
Title:

ENHANCED LTD.

By:
Name:
Title:
[Signature Page to Regulatory Efforts Side Letter]

ANNEX T
Execution Version
SPONSOR EQUITY AGREEMENT
This Sponsor Equity Agreement (this “Agreement”), dated as of November 26, 2025, is entered into by and between Apeiron Investment Group Limited, a company incorporated in Malta (“Apeiron”), and A SPAC IV (Holdings) Corp., a British Virgin Islands company (“Sponsor”). Unless context otherwise requires, terms not defined herein have the meanings ascribed to them in the Business Combination Agreement.
WHEREAS, concurrently with the execution and delivery of this Agreement, A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands as a business company with limited liability (“Acquiror”), has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among Enhanced Ltd, a Cayman Islands exempted company (the “Company”), Acquiror and A Paradise Merger Sub I, Inc., a Cayman exempted company (“Merger Sub”), pursuant to which, among other things, Acquiror, Merger Sub and the Company intend (a) to effect a merger of the Company with and into Merger Sub, with the Company surviving as a wholly owned Subsidiary of Acquiror (the “First Merger”) and (b) that the surviving company of the First Merger will merge with and into Acquiror, which shall have domesticated to Texas prior to the First Merger and shall survive and change its name in accordance with Section 2.5 of the Business Combination Agreement;
WHEREAS, Sponsor is the sponsor of Acquiror and owns (a) all of the issued and outstanding Class B ordinary shares of Acquiror (the “Acquiror Class B Common Stock”) and (b) certain issued and outstanding units of Acquiror (such units owned by Sponsor as of the date hereof, the “Acquiror Units”); and
WHEREAS, subject to the consummation of the closing of the transactions contemplated by the Business Combination Agreement ( the “Closing”), Apeiron desires to grant Sponsor an option to require Apeiron to purchase, and Sponsor desires to grant Apeiron an option to purchase, certain of the Equity Securities then-held by Sponsor in the Surviving Company, including securities of the Surviving Company issued in exchange of the Acquiror Class B Common Stock and the Acquiror Units (collectively, the “Sponsor Securities”), in each case, subject to the terms and conditions set forth in this Agreement. For purposes of this Agreement “Equity Securities” means, with respect to any Person, all of the shares of capital stock, or equity of such Person, any warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or of equity of such Person, any securities convertible into or exchangeable for shares of capital stock or equity of such Person and all of the other ownership, equity-based compensation or profit interests of such Person, whether voting or nonvoting.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the parties hereto hereby acknowledge and agree as follows:
1.    Deposit.
(a)    On or before the date hereof, Apeiron shall pay, or cause to be paid, to Sponsor an amount equal to $5,500,000 by wire transfer of immediately available funds to an account designated by Sponsor in writing (the “Deposit”).

(b)    The Deposit, other than the portion equal to the amount of applicable Termination Fee payable under Section 2, is non-refundable.
2.    Termination Fee.
(a)    Sponsor shall pay Apeiron a Termination Fee to be determined in Section 2(b) by wire transfer of immediately available funds designated by Apeiron, within ten Business Days after the day on which the Business Combination Agreement is terminated in accordance with Section 10.4(a) thereof, subject to the following conditions:
A.    the principal and direct cause of such termination is a willful breach of Business Combination Agreement by the Acquiror or the Merger Sub; and
B.     in no event shall Sponsor be required to pay the Termination Fee if the breach or failure to satisfy any condition is due, in whole or in part, to any event, circumstance, or condition beyond the reasonable control of Sponsor, the Acquiror or the Merger Sub, including without limitation, acts or omissions of third parties, changes in law, government actions, or force majeure events; and provided, further, that, at the time of any such termination, all of the other conditions set forth in Section 9.1 and Section 9.2 of the Business Combination Agreement have each been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but only if such conditions were capable of being satisfied if the Closing occurred at the same time as the termination of this Agreement).
(b)    “Termination Fee” shall mean an amount equal to the lowest of the following, provided that the conditions associated with such lower amount are met:
A.    $4,875,000;
B.    $4,250,000, if those portions of the Proxy Statement/Registration Statement for which the Acquiror and its Representatives (excluding its auditors) are responsible (as set out in the latest allocation schedule circulated among the Parties as of the date hereof) have been prepared by the Acquiror or its Representative (excluding its auditors) and are substantially ready on or before December 1, 2025 to be included in the Proxy Statement/Registration Statement to be filed with the SEC (“Milestone #1”); or
C.    $4,000,000, if (x) Milestone #1 is reached and (y) either (A) the Acquiror has, within two (2) weeks following receipt of any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement (the “SEC Comments”), responded to or caused responses to be provided to such SEC Comments on those portions of the Proxy Statement/Registration Statement for which the Acquiror and its Representatives (excluding its auditors) are responsible, as set out in the allocation schedule to be circulated and agreed among the Parties within 24 hours following the receipt of such SEC Comments, or (B) the SEC or its staff has not raised any comments in relation to the portions in (A).
3.    Put Option.

(a)    Subject to (i) the consummation of the Closing, and (ii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority prohibiting or otherwise restraining such exercise of the Put Option, at any time from the Closing until the date that is 90 days following the Closing (the “Option Period”), Sponsor shall, subject to the terms and conditions of this Agreement, including Section 3(e), have the right to sell or cause the sale, on one or more occasions, to Apeiron, and Apeiron shall, upon exercise of such right by Sponsor (as set out below), purchase up to 100% of the Sponsor Securities that Sponsor is authorized to deliver to Apeiron, free and clear of all Liens, other than (i) generally applicable restrictions on transfer under applicable securities Laws, (ii) restrictions on transfer under this Agreement, the Business Combination Agreement, the Ancillary Agreements, and the agreements disclosed in Schedule A, and (iii) restrictions on transfer disclosed under the Acquiror SEC Filings (including the lock-up provisions disclosed under the Prospectus), at a price determined in accordance with Section 3(b) (the “Put Option” and such consideration, the “Put Option Consideration”), by Sponsor providing written notice of the exercise of the Put Option (the “Put Option Notice”) to Apeiron in the form set forth on Exhibit C, which Put Option Notice shall be unconditional and irrevocable and shall specify the number of Sponsor Securities that Sponsor is authorized to deliver to Apeiron on the Put Option Closing Date (the “Put Option Authorized Sponsor Securities”).
(b)    (i) In the case of an initial exercise of the Put Option (the “First Put Option Exercise”), the Put Option Consideration payable to Sponsor in respect of the purchase by Apeiron of the Put Option Authorized Sponsor Securities shall be the difference of:
A.    (1) the dollar amount set forth on Exhibit A under the column titled “Put Option Consideration” opposite the percentage that is equal to (A) the amount of Sponsor Securities that the Sponsor is authorized to sell to Apeiron as of Closing (the “Pool”), divided by (B) the aggregate amount of Sponsor Securities as of Closing (which percentage shall, if not a whole number, be rounded down to the nearest whole percentage, the “Pool Percentage”), multiplied by (2) a percentage equal to (A) the amount of Sponsor Securities sold by Sponsor to Apeiron on the relevant Put Option Closing Date, divided by (B) the Pool (such percentage, the “Put Portion”); and
B.    the Deposit.
(ii) In the case of any other Put Option exercise, the Put Option Consideration payable to Sponsor in respect of the purchase by Apeiron of the Put Option Authorized Sponsor Securities shall be the dollar amount calculated pursuant to Section 3(b)(i)(A), minus any amount by which the Deposit exceeds the aggregate Put Option Consideration associated with one or more previous exercises of the Put Option.
(c)    Following receipt by Apeiron of the Put Option Notice, Sponsor and Apeiron will consummate the sale and purchase of the Put Option Authorized Sponsor Securities as soon as reasonably practicable, and in any event within five Business Days of the delivery of the Put

Option Notice to Apeiron, or at such other time or place as Apeiron and Sponsor may agree in writing (the “Put Option Closing Date”).
(d)    Subject to delivery of the Put Option Notice identifying the Put Option Consideration pursuant to Section 3(b), on the Put Option Closing Date, (i) Apeiron will pay, or cause to be paid, to Sponsor, by wire transfer of immediately available funds to the account or accounts previously designated by Sponsor to Apeiron in writing no later than two Business Days prior to the Put Option Closing Date, an amount equal to the Put Option Consideration and (ii) Sponsor shall deliver, or cause to be delivered, to Apeiron (or its designated Affiliate(s)) (A) an instrument of transfer in the form requested by the transfer agent and reasonably acceptable to Apeiron; provided, that such securities so delivered may contain such legends as are required by applicable securities Law and the related rules and regulations thereunder; and (B) a certificate signed on behalf of Sponsor by a duly authorized officer of Sponsor (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the representations and warranties of Sponsor set forth in Section 5(b) shall be true and correct (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) (a “Sponsor Closing Certificate”) as of the Put Option Closing Date.
(e)    The Put Option shall automatically expire and shall not be exercisable following expiration of the Option Period.
4.    Call Option.
(a)    Subject to (i) the consummation of the Closing and (ii) there shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority prohibiting or otherwise restraining such exercise of the Call Option, at any time during the Option Period, Apeiron shall, subject to the terms and conditions of this Agreement, including Section 4(f), have the right to, on one or more occasions, purchase, and to cause Sponsor to sell, or cause the sale of, and Sponsor shall, upon exercise of such right by Apeiron (as set out below), sell up to 100%, but no less than 80%, of Sponsor Securities that Sponsor is authorized to deliver to Apeiron, free and clear of all Liens, other than (i) generally applicable restrictions on transfer under applicable securities Laws, (ii) restrictions on transfer under this Agreement, the Business Combination Agreement, the Ancillary Agreements, and the agreements disclosed in Schedule A and this Agreement, and (iii) restrictions on transfer disclosed under the Acquiror SEC Filings (including the lock-up provisions disclosed under the Prospectus), at a price determined in accordance with Section 4(c) (the “Call Option” and such consideration, the “Call Option Consideration”), by providing written notice of the exercise of the Call Option (the “Call Option Notice”) to Sponsor in the form attached as Exhibit D, which Call Option Notice shall be unconditional and irrevocable. Notwithstanding the foregoing, following any Put Option Notice, Apeiron shall only be required to exercise the Call Option with respect to 80% of (x) the Sponsor Securities minus (y) the amount of Sponsor Securities as to which the Put Option has been exercised, which amount, in addition to any Sponsor Securities as to which the Put Option has been exercised, shall be no greater than the amount of Sponsor Securities that the Sponsor is authorized to sell to Apeiron; and provided further, that, if the total Put Option Consideration is less than the Deposit, the difference between the Deposit and the Put Option Consideration shall be deducted from the Call Option Consideration that is payable by Apeiron.

(b)    Within two Business Days of receipt by Sponsor of the Call Option Notice, Sponsor shall deliver to Apeiron a written response (the “Call Option Response”), which written response shall set forth the number of Sponsor Securities that Sponsor is authorized to deliver to Apeiron on the Call Option Closing Date (the “Call Option Authorized Sponsor Securities”). For the avoidance of doubt, in no event shall the Call Option Authorized Sponsor Securities represent less than 78% of the Sponsor Securities.
(c)    The Call Option Consideration payable to Sponsor in respect of the purchase by Apeiron of the Call Option Authorized Sponsor Securities shall be the difference of:
A.    (1) the dollar amount set forth on Exhibit B under the column titled “Call Option Consideration” opposite the percentage that is equal to the Pool Percentage, multiplied by (2) a percentage equal to (A) the amount of Sponsor Securities sold by Sponsor to Apeiron on the relevant Call Option Closing Date, divided by (B) the Pool (such percentage, the “Call Portion”); and
B.     the Deposit.
(d)    Following receipt by Apeiron of the Call Option Response, Sponsor and Apeiron shall consummate the sale and purchase of the Call Option Authorized Sponsor Securities as soon as reasonably practicable (and in any event no later than two Business Days following the receipt of the Call Option Response by Apeiron) (the “Call Option Closing Date”).
(e)    Subject to delivery of the Call Option Response identifying the Call Option Consideration pursuant to Section 4(c), on the Call Option Closing Date, (i) Apeiron will pay, or cause to be paid, to Sponsor, by wire transfer of immediately available funds, an amount equal to the Call Option Consideration, and deliver a certificate signed on behalf of Apeiron by a duly authorized officer of Apeiron (solely in his or her capacity as such and not in his or her personal capacity, and without personal liability), certifying that the representations and warranties set forth in Section 5(a) shall be true and correct as of the Call Option Closing Date and (ii) Sponsor shall deliver, or cause to be delivered, to Apeiron (A) an instrument of transfer in the form requested by the transfer agent and reasonably acceptable to Apeiron; provided that, such securities so delivered may contain such legends as are required by applicable securities Law and the related rules and regulations thereunder and (B) a Sponsor Closing Certificate as of the Call Option Closing Date.
(f)    The Call Option shall automatically expire and shall not be exercisable following expiration of the Option Period.
(g)    If Apeiron serves a Call Option Notice and Sponsor serves a Put Option Notice, then the first-served Call Option Notice or Put Option Notice shall take precedence.
5.    Representations and Warranties.
(a)    Apeiron hereby represents, on behalf of itself, to Sponsor, as of the date hereof and the Put Option Closing Date or the Call option Closing Date (as applicable) as follows:

A.    Existence; Authorization; Enforceability. Apeiron is duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation and organization. Apeiron is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary. Apeiron has all requisite company or corporate power and authority to enter into and deliver this Agreement, and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by Apeiron, and this Agreement constitutes Apeiron’s valid and binding obligation, enforceable against Apeiron in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
B.    No Conflicts. The execution and delivery of this Agreement by Apeiron and the transactions contemplated hereby do not and will not (A) conflict with or violate any provision of, or result in the breach of, or default under the Governing Documents of Apeiron, or (B) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to Apeiron.
C.    Litigation. There are no Proceedings pending or, to the Knowledge of Apeiron, threatened against Apeiron, and Apeiron is not a party to or subject to the provisions of any Governmental Order which would threaten or call into question the validity of, or prevent or delay the consummation of, the transactions contemplated by this Agreement.
D.    Brokers. Neither Apeiron nor any of its officers, directors, or employees has employed a broker or finder or incurred any liability for any brokerage fee, finder’s fee, or other commission in connection with the transactions contemplated hereby.
E.    Securities Act. Any offer and sale of securities under this Agreement is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). Accordingly, Apeiron represents and warrants to the Sponsor that (i) it has the financial ability to bear any economic risk arising from the transactions contemplated by this Agreement, (ii) it is an “accredited investor” as that term is defined in Regulation D under the Securities Act, and (iii) it is not entering into this Agreement with a view to the distribution or resale of securities in violation of applicable law.
(b)    Sponsor hereby represents, on behalf of itself, to Apeiron as of the date hereof and the Put Option Closing Date or the Call Option Closing Date (as applicable) as follows, provided that any reference to “Sponsor Securities” in the following representations and warranties of Sponsor made as of the Put Option Closing Date or the Call Option Date should be deemed to only apply to the relevant Put Option Authorized Sponsor Securities or Call Option Authorized Sponsor Securities, respectively (the “Authorized Sponsor Securities”):
A.    Existence; Authorization; Enforceability. Sponsor is duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation and organization. Sponsor is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary. Sponsor has all requisite company or corporate power and authority to enter into and deliver this Agreement, and to perform all of the obligations to be performed by it hereunder. This Agreement has been duly authorized, executed, and delivered by Sponsor, and constitutes Sponsor’s valid and binding obligation, enforceable against Sponsor in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

B.    Ownership. Except as disclosed in Schedule A, (A) Sponsor directly owns all right, title and interest (legal and beneficial) in and to the Sponsor Securities, free and clear of all Liens, other than (i) generally applicable restrictions on transfer under applicable securities Laws, (ii) restrictions on transfer under this Agreement, the Business Combination Agreement and the Ancillary Agreements, (iii) restrictions on transfer disclosed under the Acquiror SEC Filings (including the lock-up provisions disclosed under the Prospectus), and (iv) certain third-party investors’ beneficial interests over the Sponsor Securities pursuant to the agreements disclosed in Schedule A and the restrictions on transfer therein; (B) there are no outstanding preemptive rights, rights of first refusal, put or call rights or obligations with respect to the issuance, sale, or redemption of the Sponsor Securities.
C.    No Conflicts. Except as disclosed in Schedule A, the Insider Letter and the Insider Letter Amendment, the execution and delivery of this Agreement by Sponsor and the transactions contemplated hereby do not and will not (A) conflict with or violate any provision of, or result in the breach of, or default under the Governing Documents of Sponsor, (B) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to Sponsor or (C) violate or conflict with any provision of, or result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract to which Sponsor is party.
D.    Litigation. There are no Proceedings pending or, to the Knowledge of Sponsor, threatened against Sponsor or relating to the Sponsor Securities, and Sponsor is not a party to or subject to the provisions of any Governmental Order which would threaten or call into question the validity of, or prevent or delay the consummation of, the transactions contemplated by this Agreement.
E.    Sponsor Securities Consents. Since October 27, 2025, Sponsor has complied with the good faith promise applicable to it under that certain Non-Binding Term Sheet, dated as of October 27, 2025, by and between Acquiror and the Company, to use, and cause its Affiliates to use, their respective good faith efforts to obtain all consents, waivers, and approvals required or advisable for Sponsor to deliver up to 100% of the Sponsor Securities to Apeiron in accordance with the terms of this Agreement (the “Sponsor Securities Consents”), and (B) use commercially reasonable effort to keep Apeiron reasonably apprised of the status of matters relating to obtaining the Sponsor Securities Consents, including by providing prompt notice to Apeiron of any material developments or delays in connection with obtaining the Sponsor Securities Consents, if Sponsor becomes aware of such developments or delays, and responding to reasonable requests from Apeiron and its representatives relating to the status thereof to the extent Sponsor is aware of such information.
F.    Brokers. Neither Sponsor nor any of its officers, directors, or employees has employed a broker or finder or incurred any liability for any brokerage fee, finder’s fee, or other commission in connection with the transactions contemplated hereby.
G.    Securities Act. Any offer and sale of securities under this Agreement is intended to be exempt from registration under the Securities Act. Accordingly, Sponsor represents and warrants to Apeiron that it has the financial ability to bear any economic risk arising from the transactions contemplated by this Agreement.
6.    Covenants of Sponsor.
(a)    Lock-Up. From the date hereof until the expiration of the Option Period, Sponsor agrees that it shall not, directly or indirectly, without the prior written consent of Apeiron, (A) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend or otherwise transfer or dispose of, any Equity Securities in Acquiror or the Surviving Company, as applicable (collectively, the “Lock-Up Securities”); or (B) enter into any swap, hedge, option, derivative or other arrangement including any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap, or any other derivative transaction or instrument, however described or defined, designed or intended to, or which could reasonably be expected to lead to or result in, a sale, loan, or other disposition (whether by the undersigned or someone other than the undersigned) or transfer of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Securities, in cash, or otherwise, in each case except for compliance with the agreements disclosed in Schedule A.
(b)    Regulatory Approvals. On the terms and subject to the conditions set forth in this Agreement, each of Sponsor and Apeiron shall use, and shall cause its respective Affiliates to use, reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under this Agreement and applicable Law to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, permits, and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Put Option or Call Option, as applicable, when exercised hereunder (the “Option Transaction Approvals”). Apeiron shall, and shall cause its Affiliates to, reasonably cooperate with Sponsor in connection with Sponsor’s efforts to obtain the Option Transaction Approvals, including by providing such information and executing such documents as may be reasonably requested by Sponsor. Notwithstanding anything to the contrary herein, in no event shall either Sponsor or its Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent, or waiver to effectuate the transactions contemplated hereby, other than filing, recordation, or similar fees.
(c)    No Actions Impeding Transaction. From the date hereof until the expiration of the Option Period, Sponsor shall not, and shall cause its controlled Affiliates not to, take any action that would reasonably be expected to impede, interfere with, delay, postpone, prevent, or materially delay the consummation of the transactions contemplated hereby.
(d)    Insider Letter Amendment. Prior to or concurrently with the Closing, the Sponsor covenants to ensure that the Acquiror shall deliver to the Company an Insider Letter Amendment provided for in Section 2.4(b)(viii) of the Business Combination Agreement fully executed by all parties necessary for that Insider Letter Amendment to be effective.

(e)    Transaction Expenses. The Sponsor covenants that, after excluding the amount of the deferred underwriting fee payable by Acquiror to CCM, the Estimated Acquiror Transaction Expenses in excess of the Estimated Acquiror Transaction Expenses Cap shall be borne by the Sponsor.
7.    Frustration of Purpose. Neither Sponsor nor Apeiron shall avoid or seek to avoid the observation or performance of any of the terms to be observed or performed by it under this Agreement, whether directly in concert with another Person, or indirectly through such other Person, and shall at all times in good faith cooperate in carrying out all of the provisions and the purpose of this Agreement.
8.    Survival. Each representation, warranty, covenant and other obligation contained in this Agreement shall survive a Put Option Closing Date or the Call Option Closing Date, as applicable, but only until the applicable survival date specified in this Section 8, whereupon it shall terminate; provided, that if a claim with respect thereto shall be made prior to such survival date, then such survival date shall be extended and such provision shall survive, but only with respect to such claim and only until, with respect to such claim, (a) the parties to such dispute have reached agreement in writing resolving such claim, or (b) a court of competent jurisdiction shall have entered a final non-appealable Governmental Order or judgment with respect to a claim.
A.    The representations and warranties set forth in this Agreement shall survive until the day following the expiration of the statute of limitations otherwise applicable to claims for breach of the federal and state Laws governing the liabilities, actions and other matters referred to in such representations and warranties, giving effect to any waivers, tolling or extensions thereof.
B.    The covenants and other agreements contained in this Agreement shall survive until fully performed in accordance with their respective terms, at which time they will terminate.
C.    This Section 8, Section 10, Section 11, Section 12, Section 14, and Section 17 shall survive indefinitely.
9.    Confidentiality.
(a)    The terms of the Non-Disclosure Agreement, dated as of October 11, 2025, (the “Confidentiality Agreement”) are hereby incorporated by reference, mutatis mutandis, and, notwithstanding anything contained in the Confidentiality Agreement to the contrary, shall continue in full force and effect until the expiration of the Option Period, as applicable, at which time the Confidentiality Agreement shall automatically terminate. For the avoidance of doubt, this Section 9 shall not apply to disclosure of information relating to this Agreement to the extent that it is required to be disclosed by Law or the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; provided, that any such disclosures shall to the extent permissible by Law, be made (1) after consultation with Sponsor, and (2) after allowing Sponsor the reasonable opportunity to contest such disclosure, or (3) only to the extent Sponsor has provided its prior written consent to such disclosure.

(b)    Notwithstanding the termination of the Confidentiality Agreement at the expiration of the Option Period, Sponsor shall, and shall cause its Affiliates and Representatives to, (i) keep the terms of this Agreement confidential and not disclose any information relating to the business, financial, or other affairs (including the future plans and financial targets) of Apeiron or the Company. This Section 9(b) shall not apply to disclosure of information (A) to the extent that it is generally known to the public through no breach by Sponsor or any Affiliate of Sponsor, or (B) to the extent that it is required to be disclosed by Law, the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system, any Governmental Order or legal process; provided, that any such disclosures shall to the extent permissible by Law be made (1) after consultation with Apeiron, and (2) after allowing Apeiron the reasonable opportunity to contest such disclosure or (3) only to the extent Apeiron has provided its prior written consent to such disclosure.
10.    Assignment. Neither this Agreement, nor any rights, interests, or obligations hereunder may be assigned or delegated to any other person or entity without the prior written consent of Apeiron or the Sponsor, as applicable and any attempted or purported assignment or delegation without the prior written consent of Apeiron or the Sponsor shall be null and void ab initio; provided, however, that each of Apeiron or Sponsor may assign this Agreement, in whole or in part, to one or more of its Affiliates without the prior written consent of other party subject to any reasonable and customary know-your-customer procedure.
11.    Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals, and other communications to be given or made hereunder by one or more parties hereto to one or more of the other parties hereto shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party or parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email (excluding out-of-office replies or other automatically generated responses); provided, that the email transmission is promptly confirmed by telephone or otherwise. Such communications shall be sent to the respective parties hereto at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 11:
(a)    If to the Sponsor, to:
A SPAC IV (Holdings) Corp.
The Sun’s Group Centre,
29th Floor, 200 Gloucester Road,
Wan Chai, Hong Kong
Attention: Claudius Tsang
E-mail: claudius.tsang@asapc.co
with copies to (which shall not constitute notice):

Morrison & Foerster
33/F, Edinburgh Tower,
The Landmark,
15 Queen’s Road Central,
Central, Hong Kong
Attention: Xiaoxi Lin
Email: xlin@mofo.com
250 West 55th Street
New York
NY 10019-9601
United States
Attention: John Owen
Email: jowen@mofo.com
(b)    If to Apeiron, to:
Apeiron Investment Group Limited
66 & 67, Beatrice, Amery Street
Silema, SLM 1707, Malta
Attention: Legal Department
Email: legal@apeiron-investments.com
with copies to (which shall not constitute notice):
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, NY 10105
Attention:  Stuart Neuhauser
Email:        sneuhauser@egsllp.com
12.    Specific Performance. Apeiron and Sponsor agree that irreparable damage for which money damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including failing to take actions as are required of them hereunder to consummate this Agreement). It is accordingly agreed that Apeiron and Sponsor shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages, in addition to any other remedy to which any party is entitled at law or in equity. If any Proceeding shall be brought in equity to enforce the provisions of this Agreement, neither Apeiron nor Sponsor shall allege or argue, and each of Apeiron and Sponsor hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The prevailing party in any such

Proceeding shall be entitled to recover from the non-prevailing party all reasonable and documented attorneys’ fees, costs, and expenses incurred in connection therewith.
13.    Further Assurances. Apeiron and Sponsor shall, and shall procure that their respective Affiliates, each execute and deliver, or shall cause to be executed and delivered, such documents and other instruments, and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement (including executing any documents or instruments required by the transfer agent in connection with the stock transfer) and give effect to the transactions contemplated hereby in the most expeditious manner practicable.
14.    No Withholding. For the avoidance of doubt, all payments of or with respect to the Put Option Consideration or the Call Option Consideration under this Agreement shall be made without any deduction or withholding. If any deduction or withholding is required to be made, the applicable payment shall be increased so that the Sponsor receives on a net basis the same amount that it would have received if there had been no such deduction or withholding.
15. Third Party Beneficiary. The parties agree that the Company is an intended third-party beneficiary with respect to the provisions of Section 6(e) of this Agreement and has the right to enforce the provisions of Section 6(e) as if it were a party to this Agreement.
16.    Entire Agreement. This Agreement, together with the Business Combination Agreement and the Ancillary Agreements referred to in the Business Combination Agreement (including the Confidentiality Agreement), constitutes the entire agreement among the parties relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral, or otherwise, relating to the transactions contemplated hereby exist between the parties hereto except as expressly set forth in this Agreement.
17.    Miscellaneous. Sections 1.2 (Construction), 11.3 (Waiver), 11.8 (Counterparts), 11.10 (Amendments), 11.12 (Severability), 11.13 (Jurisdiction; Waiver of Jury Trial), and 11.14 (Governing Law) of the Business Combination Agreement are hereby incorporated by reference and made applicable, mutatis mutandis, to this Agreement as if set forth in their entirety herein.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date first written above.

Apeiron Investment Group Limited:

By:
Name:
Title:

A SPAC IV (Holdings) Corp.:

By:

Name:
Title:

Exhibit A
Put Option Consideration

Exhibit B
Call Option Consideration

Exhibit C
Form of Put Option Notice
Apeiron Investment Group Limited
66 & 67, Beatrice,
Amery Street Silema,
SLM 1707, Malta
Dear Sir/Madam,
We refer to the Agreement, dated as of [●], by and between Apeiron Investment Group Limited and A SPAC IV (Holdings) Corp. (the “Sponsor Equity Agreement”). Unless context otherwise requires, capitalized terms used herein and not otherwise described have the meanings ascribed to such terms in the Sponsor Equity Agreement.
Pursuant to Section 3 of the Sponsor Equity Agreement, this letter constitutes notice to you that Sponsor is authorized to exercise and hereby exercises its Put Option in respect of [●] Sponsor Securities as of the date of this notice, which represents [●]% of the Sponsor Securities as of the date of this notice.

Sincerely,

A SPAC IV (Holdings) Corp.

By:
Name:
Title:

Exhibit D
Call Option Notice
A SPAC IV (Holdings) Corp.
The Sun’s Group Centre,
29th Floor, 200 Gloucester Road,
Wan Chai, Hong Kong
Attention: Claudius Tsang
E-mail: claudius.tsang@asapc.co
with copies to (which shall not constitute notice):
Morrison & Foerster
33/F, Edinburgh Tower,
The Landmark,
15 Queen’s Road Central,
Central, Hong Kong
Attention: Xiaoxi Lin
Email: xlin@mofo.com
250 West 55th Street
New York
NY 10019-9601
United States
Attention: John Owen
Email: jowen@mofo.com
Dear Sir/Madam,
We refer to the Agreement, dated as of [●], by and between Apeiron Investment Group Limited and A SPAC IV (Holdings) Corp. (the “Sponsor Equity Agreement”). Unless context otherwise requires, capitalized terms used herein and not otherwise described have the meanings ascribed to such terms in the Sponsor Equity Agreement.
Pursuant to Section 4 of the Sponsor Equity Agreement, this letter constitutes notice to you that Apeiron hereby exercises its Call Option in respect of [●]% Sponsor Securities, which represents [●]% of the Sponsor Securities as of the date of this notice.

Sincerely,

Apeiron Investment Group Limited

By:
Name:

Title:

ANNEX U
Participation Agreement
This Participation Agreement (this “Agreement”), dated as of November 26, 2025, is entered into by and between:
between
Apeiron Investment Group Ltd., a limited liability company registered under the laws of Malta with company registration number C 51843 and registered address at 66 & 67, Beatrice, Amery Street, Sliema, SLM 1707, Malta (“Apeiron”);
and
BBG Beteiligungen GmbH, a limited liability company registered under the laws of Germany and registered address at Überseering 28, 22297 Hamburg, Germany (“BBG”).
Apeiron and BBG are hereinafter individually referred to as a “Party”, or collectively as the "Parties". Unless context otherwise requires, terms not defined herein have the meanings ascribed to them in that certain Sponsor Equity Agreement entered into on November 26, 2025 and attached hereto as Exhibit A (the “SEA”), by and between Apeiron and A SPAC IV (Holdings) Corp., a British Virgin Islands company (the “Sponsor”).
WHEREAS, subject to the consummation of the closing of the transactions (the “Business Combination”) contemplated in a business combination agreement, dated November 26, 2025, between A Paradise Acquisition Corp., A Paradise Merger Sub I and Enhanced Ltd (the “BCA”), Apeiron has granted the Sponsor an option to require Apeiron to purchase, and the Sponsor has granted Apeiron an option to purchase a certain amount of the Sponsor Securities, in each case, subject to the terms and conditions set forth in the SEA (each, a “Transaction”).
WHEREAS, BBG now intends to participate in each Transaction such that BBG will, in the internal relationship between the Parties, be economically entitled to 33.33% of the Sponsor Securities acquired by Apeiron pursuant to the SEA (the “Participation”). In consideration of the Participation, BBG will transfer an amount equivalent to 33.33% of any and all amounts that become due and payable by Apeiron to the Sponsor pursuant to the terms of the SEA, to a bank account to be designated by Apeiron.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and for other good and valuable consideration, the parties hereto hereby acknowledge and agree as follows:
1.    Grant of Participation
1.1.    Effective as of the date of this Agreement, Apeiron hereby grants BBG the Participation in its aforementioned shareholding, pursuant to which BBG shall be entitled to receive 33.33% of the Sponsor Securities acquired by Apeiron pursuant to the terms of the SEA (the “Securities”). Subject to the terms and conditions hereof, as soon as practicable following the Closing (as defined below), Apeiron is obliged and agrees to deliver the Securities to BBG, and

BBG agrees to accept the Securities from Apeiron for an amount equal to the Purchase Price (as defined below), provided, however, that such Securities shall remain subject to any applicable transfer and other restrictions imposed thereon pursuant to the terms of the SEA and the BCA (as defined in the SEA and as attached hereto as Exhibit [B]), and in an Insider Letter Amendment to be entered into in connection with the closing of the Business Combination.
1.2.    The Participation constitutes a contractual relationship between Apeiron and BBG. No legal relationship is established between BBG and the Sponsor or any of its business partners.
1.3.    Notwithstanding anything to the contrary herein, Apeiron’s obligation to deliver and transfer the ownership of the Securities pursuant to this Agreement shall be limited to, and conditioned upon, the actual receipt by Apeiron of such Securities from the Sponsor. In no event shall Apeiron be liable for any failure or delay in delivering Securities to the extent such failure or delay results from the Sponsor’s failure to deliver the Securities to Apeiron.
2.    Purchase Price of the Participation
2.1.    In connection with the execution the SEA, Apeiron agreed to pay to the Sponsor an amount equal to USD 5.500.000 (the “Deposit”). BBG understands and agrees that this deposit is non-refundable, except for a portion of the Deposit equal to the amount of a Termination Fee which may be payable by the Sponsor to Apeiron under certain circumstances, as set forth in the SEA. In connection with the execution of this Agreement, BBG hereby agrees to pay to a bank account designated by Apeiron an amount equal to 33.33% of the Deposit (the “BBG Deposit”). BBG acknowledges and agrees that no Securities will be transferred to Apeiron or to BBG in connection with the payment of the Deposit or the BBG Deposit and that the payment of the BBG Deposit shall not be treated as a Closing under this Agreement. BBG acknowledges and agrees that, in the event that the BCA is terminated, none of the Securities will be transferred to Apeiron or to BBG, and that some or all of the Deposit will not be returned to Apeiron or to BBG.
2.2.    In the event that Apeiron is paid a Termination Fee under the terms of the SEA, Apeiron agrees to pay to BBG 33.33% of such Termination Fee, when and as received by Apeiron.
2.3.    The total purchase price for the Participation will be an amount equivalent to 33.33% of any and all amounts that become due and payable from time to time by Apeiron to the Sponsor pursuant to the terms of the SEA (such payments collectively, the “Purchase Price”), which Purchase Price shall be paid by BBG to Apeiron from time to time pursuant to wire transfer instructions and in each case subject to the specification of the respective amount becoming due and payable under the SEA to be provided in writing by Apeiron. The range and maximum amounts to be paid for BBG are set out in Exhibit [C].
2.4.    For avoidance of doubt, BBG shall not be required to make any payment to Apeiron under the terms of this Agreement until Apeiron has made the associated payment to the Sponsor; provided, however, that Apeiron may request that BBG’s payment be made concurrently with Apeiron’s associated payment to the Sponsor.

2.5.    The consummation of each of the transactions contemplated by this Agreement shall take place electronically effective on the date of Apeiron’s receipt of the Purchase Price from BBG (the “Closing”). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
3.    Term and Termination of the Participation
3.1.    The Participation is, in principle but subject to Section 3.2, not time-limited.
3.2.    Upon the transfer of the Securities from the Sponsor to Apeiron (which may occur in one or more Transactions) and the subsequent successful transfer of the Securities to BBG or a successful assignment of the Securities, this Agreement and all resulting mutual claims shall automatically terminate; any later separately agreed reductions of Apeiron’s share in the Securities will not affect BBG. The Parties will coordinate on such transfer promptly following each Closing Date.
4.    Representations
BBG hereby acknowledges and agrees that it has not entered into the transactions contemplated in this Agreement as a result of or subsequent to (a) any advertisement, article, notice or other communications published in any newspaper, magazine or similar media (including any internet site that is not password protected) or broadcast over television or radio, (b) any seminar or meeting whose attendees, including BBG, had been invited as a result of, subsequent to or pursuant to any of the foregoing, or (c) any other form of general solicitation or general advertising.
5.    Miscellaneous.
Sections 7 (Frustration of Purpose), 12 (Specific Performance), 13 (Further Assurances), 14 (No Withholding), 16 (Entire Agreement) and 17 (Miscellaneous) of the SEA are hereby incorporated by reference and made applicable, mutatis mutandis, to this Agreement as if set forth in their entirety herein.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date first written above.

Apeiron Investment Group Limited:

By:
Name: Mario Frendo
Title: Director

BBG Beteiligungen GmbH:

By:
Name: Dr. Marc Lappas
Title: Director (Geschäftsführer)

By:
Name: Dr. Indre Domgörgen
Title: Director (Geschäftsführer)

EXHIBIT A
SPONSOR EQUITY AGREEMENT
EXHIBIT [B]
BUSINESS COMBINATION AGREEMENT
EXHIBIT [C]
RANGE AND MAXIMUM AMOUNTS PAYABLE BY BBG

Clause SEA	Purchase price parts	Range and maximum amount for BBG
1	Deposit	33.33% of the amount Apeiron has paid or has been required to pay but not more than USD 1.833.333
3	Put	33.33% of the amount Apeiron is required to pay in connection with the exercise of the put but not more than USD 3.000.000 in the aggregate, including BBG’s portion of the already paid deposit
4	Call	33.33% of the amount Apeiron is required to pay in connection with the exercise of a call but not more than USD 5.166.667 in the aggregate, including BBG’s portion of the already paid deposit

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of directors and officers
British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. A Paradise’s articles of association permit indemnification of officers and directors out of the assets of the company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions if such officers and directors acted honestly and in good faith with a view to the best interests of A Paradise and, in the case of criminal proceedings, the officers and directors had no reasonable cause to believe that his/her conduct was unlawful.
A Paradise has entered into indemnification agreements with its directors, executive officers and with certain other advisors and officers (including officers of its subsidiaries). The indemnification agreements will generally require that A Paradise indemnify and hold an indemnitee harmless to the fullest extent permitted by law for liabilities arising out of the indemnitee’s association with A Paradise or another entity where he or she acts or acted as a director or officer or in a similar capacity at A Paradise’s request, if the indemnitee acted honestly and in good faith with a view to the best interests of A Paradise or other entity, as the case may be and, with respect to a criminal or administrative action or proceeding that is enforced by monetary penalty, if the indemnitee had no reasonable grounds to believe that his or her conduct was unlawful. The indemnification agreements also provide for the advancement of defense expenses by A Paradise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits and Financial Statements Schedules.
(a)Exhibits.

Exhibit Number	Description
2.1+
Business Combination Agreement, dated as of November 26, 2025, by and among A Paradise Acquisition Corp., A Paradise Merger Sub 1 Inc., and Enhanced Ltd (included as Annex A to the proxy statement/prospectus).

2.2	Form of Plan of Conversion (included as Annex Q to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of A Paradise Acquisition Corp. (included as Annex P to the proxy statement/prospectus).

3.2	Amendment to the Amended and Restated Memorandum and Articles of Association of A Paradise Acquisition Corp., dated as of July 30, 2025 (included as Annex P to the proxy statement/prospectus).

3.3	Form of Certificate of Formation of Enhanced Group Inc. to become effective upon the Business Combination (included as Annex B to the proxy statement/prospectus).

3.4	Form of Certificate of Conversion (included as Annex C to the proxy statement/prospectus).

3.5	Form of By-Laws of Enhanced Group Inc. to become effective upon the Business Combination (included as Annex D to the proxy statement/prospectus).

4.1	Specimen Unit Certificate of A Paradise Acquisition Corp.

4.2	Specimen Class A Ordinary Share Certificate of A Paradise Acquisition Corp.

4.3	Specimen Right Certificate of A Paradise Acquisition Corp.

Exhibit Number	Description
5.1	Opinion of Morrison & Foerster LLP.

8.1	Opinion of Morrison & Foerster LLP as to certain tax matters.

8.2	Opinion of Sullivan & Cromwell LLP as to certain tax matters.

10.1	Form of Registration Rights Agreement (included as Annex M to the proxy statement/prospectus).

10.2	Form of Transaction Support Agreement (included as Annex I to the proxy statement/prospectus).

10.3*	Form of Enhanced Group Inc. SAFE Warrant Agreement.

10.4	Enhanced Group Inc. Founder Plan (included as Annex J to the proxy statement/prospectus).

10.5	Enhanced Group Inc. Omnibus Incentive Plan (included as Annex K to the proxy statement/prospectus).

10.6	Enhanced Group Inc. Employee Share Purchase Plan (included as Annex L to the proxy statement/prospectus).

10.7	Form of Enhanced Group Inc. Indemnification and Advancement Agreement.

10.8	Form of Employment Offer Letter, by and between Enhanced US LLC and certain employees.

10.9++	Pool Construction Agreement, dated as of January 9, 2026, by and between Enhanced US LLC and California Commercial Pools.

21.1	List of Subsidiaries of A Paradise Acquisition Corp.

21.2	List of Subsidiaries of Enhanced Ltd.

23.1	Consent of WWC, P.C.

23.2	Consent of BDO USA, P.C.

23.3	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.4	Consent of Morrison & Foerster LLP as to certain tax matters (included in Exhibit 8.1).

23.5	Consent of of Sullivan & Cromwell LLP as to certain tax matters (included in Exhibit 8.2).

24.1	Powers of Attorney of Officers and Directors (contained on the signature page to the initial filing of this registration statement).

99.1	Form of Proxy Card for Registrant’s Extraordinary General Meeting.

99.2	Consent of Christian Angermayer to be named as a director.

99.3	Consent of Maximilian Martin to be named as a director.

99.4	Consent of James J. Murren to be named as a director.

99.5	Consent of James Simpson to be named as a director.

99.6	Consent of Siddhartha Banthiya to be named as a director.
99.7	Consent of Anthony D. Eisenberg to be named as director.
99.8	Consent of Juliette Han to be named as director.

99.9	Consent of Roma Appraisals Limited.

99.10	Consent of Migo Corporation Limited.

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

Exhibit Number	Description
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File.

107	Filing Fee Table.
__________________
*    To be filed by amendment.
+       Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) or (b)(2), as applicable, of Regulation S-K. The registrants agree to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.
++    Certain confidential portions of this Exhibit were omitted pursuant to Item 601(b)(2) and (10) of Regulation S-K and by means of marking such portions with brackets [***] because the identified confidential portions (i) are not material and (ii) is the type of information the registrant treats as private or confidential. The registrants agree to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings.
Article I.The undersigned registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; and
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Article II.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
Article III.The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
Article IV.The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
Article V.The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
Article VI.The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on the 12th day of February, 2026.

A PARADISE ACQUISITION CORP.

By:	/s/ Claudius Tsang
Name: Claudius Tsang
Title: Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial and Accounting Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Claudius Tsang	Chief Executive Officer, Chief Financial Officer and Chairman (Principal Executive Officer and Principal Financial and Accounting Officer)	February 12, 2026
Claudius Tsang

/s/ Ashley Bancroft	Independent Director	February 12, 2026
Ashley Bancroft

/s/ Tracy Hui Yin Choi	Independent Director	February 12, 2026
Tracy Hui Yin Choi

/s/ Nathan Pau	Independent Director	February 12, 2026
Nathan Pau

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of February, 2026.

ENHANCED LTD

By:	/s/ Maximilian Martin
Name: Maximilian Martin
Title: Chief Executive Officer and Director
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Maximilian Martin, Emily Tabak and Siddharta Banthiya and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the co-registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Maximilian Martin	Chief Executive Officer and Director	February 12, 2026
Maximilian Martin

/s/ Siddhartha Banthiya	Chief Financial Officer	February 12, 2026
Siddhartha Banthiya

/s/ Christian Angermayer	Director, Chairman of the Board of Directors	February 12, 2026
Christian Angermayer

/s/ James J. Murren	Director	February 12, 2026
James J. Murren

/s/ James Simpson	Director	February 12, 2026
James Simpson

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of A Paradise Acquisition Corp., in the City of New York, State of New York, on the 12th day of February, 2026.

/s/ Colleen A. De Vries

Colleen A. De Vries
Authorized Representative
February 12, 2026

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Enhanced Ltd, in the City of New York, State of New York, on the 12th day of February, 2026.

/s/ Emily Tabak

Emily Tabak
Authorized Representative
February 12, 2026